As filed with the Securities and Exchange Commission on August 10, 2021

Registration No. 333-257144

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3 TO

FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CELLECT BIOTECHNOLOGY LTD.
(Exact name of registrant as specified in its charter)

N/A
(Translation of registrant name into English)

Israel	2836	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

23 Hata’as Street
Kfar Saba, Israel 44425
Tel: +86 20 2290-7888
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue
Newark, Delaware 19711
(302) 738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Yuval Horn, Adv. Paz Abercohen, Adv. Horn & Co., Law Offices Amot Investment Tower, 24th Floor 2 Weizmann Street Tel Aviv, Israel Tel: +972-3-6378200	Brian S. Vargo, Esq. Royer Cooper Cohen Braunfeld LLC 101 West Elm Street, Suite 400 Conshohocken, PA 19428 Tel: (610) 629-6919	Jeffrey A. Baumel, Esq. Ilan Katz, Esq. Greg Carney, Esq. Denton US LLP 1221 Avenue of the Americas New York, NY 10030 Tel: (212) 768-6700

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the Merger described in the enclosed joint proxy statement/prospectus.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

☐ Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐ Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933:

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

*	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (3)(4)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(5)	Amount of Registration Fee
Ordinary shares, no par value per share to be issued under the Merger Agreement (as defined below)(1), including the ordinary shares to be issued to the Investor under the Purchase Agreement (as defined below) (2)	2,937,874,100	(5)	$8,151	$0.89 (8)
Ordinary shares, no par value, issuable upon exercise of the Exchange Warrants (as defined below)	495,371,700	(6)	$15,282,217	$1667.29 (8)
Warrants to purchase ordinary shares, no par value per share, to be issued in exchange for the Bridge Warrants	495,371,700	(7)	-	-

(1) Represents an estimate of the maximum number of ordinary shares of Cellect Biotechnology Ltd. (“Cellect”), a corporation incorporated under the laws of the State of Israel, issuable upon completion of the transactions contemplated by the Agreement and Plan of Merger and Reorganization dated as of March 24, 2021 (the “Merger Agreement”), among Cellect, Quoin Pharmaceuticals, Inc. (“Quoin”) and CellMSC, Inc., as described in this registration statement.

(2) Represents 300% of the shares of Quoin common stock purchased under a securities purchase agreement between Quoin, Cellect and Altium Growth Fund, LP, which shares will be exchanged for Cellect ordinary shares pursuant to the Merger Agreement (the “Purchase Agreement”).

(3) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional Cellect ordinary shares that may be issued because of events such as recapitalizations, stock dividends, stock splits and reverse stock splits, and similar transactions.

(4) American Depositary Shares (“ADSs”) issuable upon deposit of the ordinary shares registered hereby have been registered pursuant to a separate registration statement on Form F-6 (File No. 333- 212698). Each ADS represents 100 ordinary shares.

(5) Calculated in accordance with Rule 457(f) of the Securities Act. Quoin is a private company and no market exists for its equity securities. Quoin has accumulated a capital deficit; therefore, pursuant to Rule 457(f)(2) under the Securities Act, the proposed maximum offering price is calculated based on one-third of the aggregate par value of Quoin’s securities being acquired in the proposed merger.

(6) Calculated in accordance with Rule 457(g) of the Securities Act.

(7) Pursuant to Rule 457(g) of the Securities Act, no separate registration fee is required for such warrants, as the securities issuable upon exercise thereof are also being registered for distribution in this registration statement.

(8) Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Cellect Biotechnology Ltd. may not sell its securities pursuant to the proposed transactions until the Registration Statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS
SUBJECT TO COMPLETION, DATED AUGUST 10, 2021

PROPOSED MERGER

YOUR VOTE IS VERY IMPORTANT

To the shareholders of Cellect Biotechnology Ltd. and the stockholders of Quoin Pharmaceuticals, Inc.:

Cellect Biotechnology Ltd., a corporation organized under the laws of Israel (“Cellect”) and Quoin Pharmaceuticals, Inc., a Delaware corporation (“Quoin”). have entered into an Agreement and Plan of Merger and Reorganization, dated March 24, 2021 (the “Merger Agreement”) pursuant to which CellMSC, Inc., a wholly-owned subsidiary of Cellect, will merge with and into Quoin, with Quoin surviving as a wholly-owned subsidiary of Cellect (the “Merger”). Cellect and Quoin believe the Merger is in the best interest of both companies and their equity holders.

At the effective time of the Merger (the “Effective Time”), Quoin’s stockholders and the Investor, who became a Quoin stockholder in a financing as described herein (the “Quoin Financing”), will be entitled to receive approximately 29,378,741 Cellect ordinary shares, subject to adjustment. In addition, certain Quoin warrants will be exchanged for Series A Warrants/Primary Warrants (as defined below) of Cellect to purchase 25,010 ordinary shares following the Merger. The number of shares to be issued in the Merger is an estimate only as of the date hereof and the final number of shares will be determined pursuant to a formula described in more detail in the Merger Agreement and in the attached proxy statement/prospectus. At the Effective Time, Cellect’s shareholders will continue to own and hold their existing Cellect ordinary shares, and all outstanding and unexercised options to purchase Cellect ordinary shares and outstanding and unexercised warrants to purchase Cellect ordinary shares will remain in effect pursuant to their terms.

In connection with the Quoin Financing, on March 24, 2021, Quoin and Cellect entered into agreements with Altium Growth Fund, LP (the “Investor”) in private placement transactions. Pursuant to a securities purchase agreement (the “Bridge SPA”), the Investor agreed to purchase from Quoin certain senior secured notes (the “Notes”) in an aggregate amount of $5.0 million (the “Quoin Bridge Loan”), as well as warrants to purchase Quoin common stock (the “Bridge Warrants”) having an aggregate value of $5.0 million and with an initial exercise price reflecting a $56.25 million fully-diluted pre-Merger valuation of Quoin, with such exercise price subject to certain downward adjustments. The Notes were issued with a 25% original issue discount and accordingly the consideration received by Quoin for such Notes was $3.75 million. Pursuant to a separate securities purchase agreement (the “Purchase Agreement”, and together with the Bridge SPA, the “Securities Purchase Agreements”), the Investor agreed to purchase (i) $17.0 million of Quoin common stock (the “Primary Shares”), which will be exchanged for Cellect ordinary shares in the Merger pursuant to the Exchange Ratio which will represent an aggregate of 18.48% of the estimated Parent Fully Diluted Number (as defined in the Purchase Agreement) and (ii) up to an aggregate number of shares of Quoin common stock equal to 300% of the number of Primary Shares (the “Additional Purchased Shares”), and Cellect agreed to issue to the Investor warrants to purchase ordinary shares of Cellect (the “Primary Warrants”, and together with the Bridge Warrants, the “Investor Warrants”). The purchase price for the Primary Shares, Additional Purchased Shares and Primary Warrants may be offset by the principal amount outstanding under any Notes held by the Investor. The Primary Warrants are comprised of Series A Warrants, Series B Warrants and Series C Warrants, each to acquire (x) an initial amount of ADSs equal to 100% of the quotient determined by dividing the Purchase Price paid by the Investor on the Shares Closing Date (as defined in the Purchase Agreement), by the lower of the Closing Per Share Price and the Initial Per Share Price (each as defined in the Purchase Agreement), and (y) in the case of the Series C Warrants, an initial amount of ADSs equal to 100% of the quotient determined by dividing $9.5 million by the lower of the Closing Per Share Price and the Initial Per Share Price, subject to certain adjustments. The initial exercise price of the Primary Warrants is the lower of the Closing Per Share Price and the Initial Per Share Price, subject to certain downward adjustments.

In summary, immediately after the Merger, and not accounting for additional shares of Quoin or Cellect ordinary shares that may be issuable pursuant to the adjustment provisions in the Purchase Agreement in the Quoin Financing (see the section entitled “Agreements Related to the Merger—Quoin Financing” in this proxy statement/prospectus), Quoin’s stockholders (including the Investor) will own in the aggregate (or have the right to receive) approximately 80% of the outstanding capital stock of Cellect, with Cellect’s pre-closing shareholders owning approximately 20% of the outstanding capital stock of Cellect, subject to adjustment as set forth in this proxy statement/prospectus. The formula used to determine the shares to be issued to Quoin common stockholders in the Merger excludes Cellect’s outstanding stock options and warrants which are out-of-the-money and not exchangeable for ordinary shares of Cellect pursuant to a fundamental transaction.

Cellect has also signed an Amended and Restated Share Transfer Agreement to sell the entire share capital of its subsidiary company, Cellect Biotherapeutics Ltd. (the “Subsidiary”), which will retain all of its existing assets, to EnCellX Inc. (“EnCellX”), a newly formed U.S. privately held company based in San Diego, CA (the “Share Transfer”). The Share Transfer is intended to close concurrently with the closing of the Merger. In connection with the Share Transfer, the pre-closing Cellect shareholders will receive a contingent value right (“CVR”) entitling the holders to earnouts, during the Payment Period (as such term is defined in the Share Transfer Agreement), comprised mainly of payments upon sale, milestone payments, license fees and exit fees. In addition, the Share Transfer Agreement further provides for a bonus payment upon incorporation of EnCellX from the Company to Dr. Shai Yarkoni for his contribution to the contemplated transaction and to the continued success of EnCellX in an amount equal to the consideration that he would have received had he been issued 40% of EnCellX share capital on a fully diluted basis. Any dividend payments on account of such shares, or consideration received upon their sale, shall be paid by the Company solely to Dr. Yarkoni and not to any other shareholder of the Company. In order to secure such right, shares constituting 40% of EnCellX share capital shall be held in escrow by Altshuler Shaham Trusts Ltd.

In connection with the Share Transfer, Cellect will enter into a CVR Agreement with Mr. Eyal Leibovitz, in the capacity of Representative for the holders of CVRs, and Computershare Trust Company, N.A., a federally chartered trust company (the “Rights Agent”). Under the terms of the CVR Agreement, the holders of the Cellect ADSs immediately prior to the Merger will have the right to receive, through their ownership of CVRs, their pro-rata share of the net Share Transfer consideration, making such holders of CVRs the indirect beneficiaries of the net payments under the Share Transfer. CVRs will be recorded in a register administered by the Rights Agent but will not be certificated.

Cellect’s ADSs, each representing 100 Cellect ordinary shares, are currently listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “APOP.” Prior to the consummation of the Merger, Cellect intends to file an initial listing application with Nasdaq for the combined company. After completion of the Merger, and pending approval thereof, Cellect will be renamed Quoin Pharmaceuticals, Inc., and expects to trade on Nasdaq under the symbol “QNRX”. On June 15, 2021, the last trading day before the date of this proxy statement/prospectus, the closing sale price of Cellect’s ADSs on Nasdaq was $3.04 per share.

Cellect is holding a special meeting of its shareholders (the “Cellect special meeting”) in order to obtain the shareholder approvals necessary to complete the Merger and related matters. The special meeting will be held at the offices of the Company's legal counsel – Doron, Tikotzky, Kantor, Gutman Nass, Amit Gross and Co., at B.S.R 4 Tower, 33 Floor, 7 Metsada Street, Bnei Brak, Israel. At the Cellect special meeting, Cellect will ask its shareholders to, among other things, approve the Merger Agreement and certain resolutions in connection therewith, including the issuance of the Company’s ordinary shares to Quoin’s stockholders pursuant to the terms of the Merger Agreement.

The resolutions associated with the approval of the Merger include the following:

(i)	In connection with the Dilution Escrow Shares (as defined below), to approve the Escrow Agreement between The Bank of New York Mellon (“BONY”), the Company and Dr. Michael Myers, as the representative of the parties listed on Exhibit A attached thereto;

(ii)	To approve the purchase by the Company of a “run-off” directors’ and officers’ liability insurance policy for a period of seven years following the effective time of the Merger;

(iii)	To approve the Letter of Agreement between the Company and Dr. Shai Yarkoni, pursuant to which Dr. Yarkoni may be enitled to receive a bonus of up to 40% of the amount of (a) any dividend payment distributed by EnCellX or (b) the consideration received by shareholders of EnCellX upon a sale of EnCellX (see “THE SPECIAL MEETING OF CELLECT SHAREHOLDERS – APPROVAL OF THE MERGER AGREEMENT AND RELATED TRANSACTIONS – Letter Agreement with Dr. Shai Yarkoni” and “MATTERS BEING SUBMITTED TO A VOTE OF CELLECT SHAREHOLDERS – Approval of Merger and Related Agreements and Transactions – Letter Agreement with Dr. Shai Yarkoni”);

(iv)	To approve the Securities Purchase Agreement between the Company, Quoin and the Investor in connection with the Equity Financing (the “Purchase Agreement”) including the issuance of Company’s securities in accordance with the terms of the Purchase Agreement and the related escrow agreement between BONY, the Company, Quoin and the Investor;

(v)	To approve the sale of the Company’s Subsidiary in accordance with the terms of that certain Amended and Restated Share Transfer Agreement, by and between the Company and EnCellX (the “Share Transfer”);

(vi)	To approve the Contingent Value Rights Agreement with Mr. Eyal Leibovitz as the Representative thereunder and Computershare Trust Company, N.A. (the “CVR Agreement”) (see “THE SPECIAL MEETING OF CELLECT SHAREHOLDERS – APPROVAL OF THE MERGER AGREEMENT AND RELATED TRANSACTIONS – The CVR Agreement” and “MATTERSW BEING SUBMITTED TO A VOTE OF CELLECT SHAREHOLDERS – Approval of Merger and Related Agreements and Transactions – The CVR Agreement”);

(vii)	To approve the Escrow Agreement by and among the Company, EnCellX and Althsuler Shaham Trusts Ltd.;

(viii)	In connection with the CVR Agreement, to approve the related Representative Agreement by and among Mr. Eyal Leibovitz, the Company and EnCellX; and

(ix)	To approve (i) an increase of the Company's share capital by NIS 12,000,000,000 ordinary shares, from NIS 500,000,000, to NIS 12,500,000,000 ordinary shares no par value per share; (ii) a change of the Company's name to "Quoin Pharmaceuticals, Ltd." or a similar name approved by the Israeli Companies Registrar; and (ii) a corresponding amendment to the Company's Articles of Association.

See “MATTERS BEING SUBMITTED TO CELLECT SHARHOLDERS – Approval of the Merger and the Related Documents and Transactions” for the resolutions to be presented to the Company’s shareholders.

After careful consideration, Cellect’s board of directors (the “Cellect Board”) has (i) determined that the Merger and all related transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of Cellect and its shareholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated therein and (iii) determined to recommend, upon the terms and subject to the conditions set forth in the Merger Agreement, that its shareholders vote to approve the issuance of Cellect ordinary shares pursuant to the Merger Agreement. The Cellect Board recommends that Cellect’s shareholders vote “FOR” the Merger and the related transactions and agreements.

After careful consideration, Quoin’s board of directors (the “Quoin Board”) has (i) determined that the Merger and all related transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of Quoin and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated therein and (iii) determined to recommend, upon the terms and subject to the conditions set forth in the Merger Agreement, that its stockholders vote to adopt the Merger Agreement and approve the transactions contemplated thereby. The stockholders of Quoin have executed a written consent approving the Merger and the transactions contemplated by the Merger Agreement.

More information about Cellect, Quoin and the proposed transaction is contained in this proxy statement/prospectus. Cellect and Quoin urge you to read the accompanying proxy statement/prospectus carefully and in its entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 20.

Cellect and Quoin are excited about the opportunities that the Merger brings to both the equityholders of Cellect and Quoin and thank you for your consideration and continued support.

Dr. Shai Yarkoni	Michael Myers, PhD
Chief Executive Officer	Chief Executive Officer
Cellect Biotechnology Ltd.	Quoin Pharmaceuticals, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated   August 10, 2021, and is first being mailed to Cellect’s shareholders and Quoin’s stockholders on or about August 12, 2021.

CELLECT BIOTECHNOLOGY LTD.
NOTICE OF SPECIAL GENERAL MEETING OF SHAREHOLDERS

Notice is hereby given that a Special General Meeting (the “Special Meeting”) of Shareholders of Cellect Biotechnology Ltd. (the “Company”) will be held at the offices of the Company's legal counsel – Doron, Tikotzky, Kantor, Gutman Nass, Amit Gross and Co., at B.S.R 4 Tower, 33 Floor, 7 Metsada Street, Bnei Brak, on September 19, 2021 at 11:00 a.m. Israel time or at any postponement or adjournment thereof.

As announced on March 24, 2021, the Company and Quoin Pharmaceuticals, Inc., a Delaware corporation (“Quoin”) entered into an Agreement and Plan of Merger and Reorganization, dated March 24, 2021 (the “Merger Agreement”). Pursuant to the Merger Agreement CellMSC, Inc., a newly formed wholly-owned subsidiary of the Company (“Merger Sub”) will merge with and into Quoin, with Quoin surviving as a wholly-owned subsidiary of the Company (the “Merger”).

Quoin secured $25.25 million in committed equity funding (the “Equity Financing”) from Altium Growth Fund, LP, an institutional healthcare investor (the “Investor”). The Investor and Quoin executed the agreement providing for the Equity Financing on March 24, 2021 The Merger Agreement, the Purchase Agreement, and the Investor Warrants provide for certain dilution protections for the Company’s pre-closing shareholders in connection with such Equity Financing.

The Merger Agreement contemplates the sale of the Company’s wholly-owned subsidiary, Cellect Biotherapeutics Ltd. (the “Subsidiary”), to EnCellX, Inc., a newly formed Delaware private corporation (“EnCellX”), which shall continue to employ the Company’s management as further described below. All shareholders of the Company immediately prior to the Closing will be entitled to their respective portions of the consideration received by the Company in connection with such sale. Payment of the consideration shall be made under Contingent Value Rights (“CVRs”) which shall be issued to such shareholders at the Closing of the Merger.

The Special Meeting is being called for the purpose of approving the Merger Agreement and certain resolutions in connection therewith, including the issuance of the Company’s ordinary shares to Quoin’s stockholders pursuant to the terms of the Merger Agreement. The resolutions associated with the approval of the Merger include the following:

(i)	In connection with the Dilution Escrow Shares (as defined below), to approve the Escrow Agreement between The Bank of New York Mellon (“BONY”), the Company and Dr. Michael Myers, as the representative of the parties listed on Exhibit A attached thereto;

(ii)	To approve the purchase by the Company of a “run-off” directors’ and officers’ liability insurance policy for a period of seven years following the effective time of the Merger;

(iii)	To approve the Letter of Agreement between the Company and Dr. Shai Yarkoni;

(iv)	To approve the Securities Purchase Agreement between the Company, Quoin and the Investor in connection with the Equity Financing (the “Purchase Agreement”) including the issuance of Company’s securities in accordance with the terms of the Purchase Agreement and the related escrow agreement between BONY, the Company, Quoin and the Investor;

(v)	To approve the sale of the Company’s Subsidiary in accordance with the terms of that certain Amended and Restated Share Transfer Agreement, by and between the Company and EnCellX (the “Share Transfer”);

(vi)	To approve the Contingent Value Rights Agreement with Mr. Eyal Leibovitz as the Representative thereunder and Computershare Trust Company, N.A. (the “CVR Agreement”);

(vii)	To approve the Escrow Agreement by and among the Company, EnCellX and Althsuler Shaham Trusts Ltd.;

(viii)	In connection with the CVR Agreement, to approve the related Representative Agreement by and among Mr. Eyal Leibovitz, the Company and EnCellX; and

(ix)	To approve (i) an increase of the Company's share capital by NIS 12,000,000,000 ordinary shares, from NIS 500,000,000, to NIS 12,500,000,000 ordinary shares no par value per share; (ii) a change of the Company's name to "Quoin Pharmaceuticals, Ltd." or a similar name approved by the Israeli Companies Registrar; and (ii) a corresponding amendment to the Company's Articles of Association.

See “MATTERS BEING SUBMITTED TO CELLECT SHARHOLDERS – Approval of the Merger and the Related Documents and Transactions” for the resolutions to be presented to the Company’s shareholders.

After careful consideration, the Company’s special committee and board of directors (the “Board”) have (i) determined that the Merger and all related transactions contemplated by the Merger Agreement are fair to, advisable, and in the best interests of the Company and its shareholders, (ii) approved and declared advisable the Merger Agreement, the Purchase Agreement and the transactions contemplated therein and (iii) determined to recommend, upon the terms and subject to the conditions set forth in the Merger Agreement, that its shareholders vote to approve the issuance of the Company’s ordinary shares pursuant to the Merger Agreement and the Purchase Agreement. The Board recommends that the Company’s shareholders and ADS holders vote “FOR” the Merger and the related transactions and agreements.

Shareholders and American Depositary Share (the “ADSs”) holders of record at the close of business on September 12, 2021 (the “Record Date”), are entitled to notice of and to vote at the Special Meeting either in person or by appointing a proxy to vote in their stead at the Special Meeting.

Shareholders registered in the Company’s shareholders’ register in Israel, and shareholders who hold ordinary shares through members of the Tel Aviv Stock Exchange may also vote by the attached proxy by completing, dating, signing and mailing the attached proxy to the Company’s offices, so that is received by the Company no later than four hours prior to the scheduled date and time of the Special Meeting. Such shareholders must also provide the Company with a copy of their identity card, passport, certificate of incorporation or certificate of formation, as applicable. Shareholders who hold shares through members of the Tel Aviv Stock Exchange and intend to vote their ordinary shares either in person or by proxy must deliver to the Company, no later than four hours prior to the scheduled date and time of the Special Meeting, an ownership certificate confirming their ownership of the Company’s ordinary shares on the Record Date, which certificate must be approved by a recognized financial institution, as required by the Israeli Companies Regulations (Proof of Ownership of Shares for Voting at General Meeting) 4760 - 2000, as amended (the "Ownership Regulations").

ADS holders should return their proxies by the date set forth on their voting instruction card.

Should changes be made to any item on the agenda for the Special Meeting after the publication of this notice, the Company will communicate the changes to its shareholders through the publication of a press release, a copy of which will be filed with the SEC on a Current Report on Form 6-K.

To the extent you would like to submit a position statement with respect to any of proposals described in the Proxy Statement pursuant to the Israeli Companies law, 5759-1999 (the "Companies Law"), you may do so by delivery of appropriate notice to Company’s offices (Attention: Chief Financial Officer) located at 23 Hata’as Street Kfar Saba, Israel 44425, Israel, not later than ten days before the Special Meeting date (i.e., September 9, 2021).

If you are a beneficial owner of ordinary shares registered in the name of a member of the Tel Aviv Stock Exchange and you wish to vote, either by appointing a proxy, or in person by attending the Special Meeting you must deliver to us a proof of ownership in accordance with the Companies Law and the Ownership Regulations. Detailed voting instructions are provided in the Proxy Statement.

Sincerely, Avraham Nahmias Chairman of the Board of Directors

August 12, 2021

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Cellect that is not included in or delivered with this document. You may obtain this information without charge upon your written or oral request by contacting the Corporate Secretary of Cellect Biotechnology Ltd., 23 Hata’as Street, Kfar Saba, Israel 44425, or by calling 86 20 2290-7888

To ensure timely delivery of these documents, any request should be made no later than September 1, 2021 to receive them before the special meeting.

For additional details about where you can find information about Cellect, please see the section entitled “Where You Can Find More Information” in this proxy statement/prospectus.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form F-4 filed with the Securities and Exchange Commission (the “SEC”) by Cellect (File No. 333- ), constitutes a prospectus of Cellect under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”) with respect to the ordinary shares, no par value, of Cellect Biotechnology Ltd. to be issued pursuant to the Merger Agreement. This document also constitutes a notice of meeting with respect to the Cellect special meeting, at which Cellect shareholders will be asked to consider and vote on, among other matters, a proposal to approve the issuance of Cellect ordinary shares pursuant to the Merger Agreement.

No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated August 10, 2021. The information contained in this proxy statement/prospectus is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

The information concerning Cellect contained in this proxy statement/prospectus or incorporated by reference has been provided by Cellect, and the information concerning Quoin contained in this proxy statement/prospectus has been provided by Quoin.

TABLE OF CONTENTS

Page

PROXY STATEMENT	1
SPECIAL GENERAL MEETING OF SHAREHOLDERS	1
PROSPECTUS SUMMARY	7
SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA	17
RISK FACTORS	20
FORWARD-LOOKING STATEMENTS	77
THE SPECIAL MEETING OF CELLECT’S SHAREHOLDERS	79
APPROVAL OF THE MERGER AGREEMENT AND RELATED TRANSACTIONS	79
THE MERGER	86
THE MERGER AGREEMENT	120
AGREEMENTS RELATED TO THE MERGER	137
MATTERS BEING SUBMITTED TO A VOTE OF CELLECT’S SHAREHOLDERS	143
CELLECT BUSINESS	150
QUOIN BUSINESS	192
CELLECT MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	200
QUOIN MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	209
MANAGEMENT PRIOR TO AND FOLLOWING THE MERGER	221
CELLECT EXECUTIVE COMPENSATION	235
QUOIN EXECUTIVE COMPENSATION	237
RELATED PARTY TRANSACTIONS OF DIRECTORS AND EXECUTIVE OFFICERS OF QUOIN	239
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	240
DESCRIPTION OF CELLECT’S CAPITAL STOCK	246
DESCRIPTION OF AMERICAN DEPOSITARY SHARES	251
COMPARISON OF RIGHTS OF HOLDERS OF CELLECT STOCK AND QUOIN STOCK	260
Summary of Material Differences Between the Rights of Quoin Stockholders and Cellect/Combined Company Shareholders	260
PRINCIPAL SHAREHOLDERS OF CELLECT	278
PRINCIPAL SECURITYHOLDERS OF QUOIN	280

i

PRINCIPAL STOCKHOLDERS OF THE COMBINED ORGANIZATION	281
LEGAL MATTERS	282
EXPERTS	282
WHERE YOU CAN FIND MORE INFORMATION	282
ADDITIONAL INFORMATION	282
STOCKHOLDER COMMUNICATIONS	283
INDEX TO FINANCIAL STATEMENTS	F-1
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-2
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-34
PART II INFORMATION NOT REQUIRED IN PROXY STATEMENT/PROSPECTUS	II-1
INDEX TO EXHIBITS	II-5
SIGNATURES	II-8
Annex A - Merger Agreement
Annex B – Opinion of Casset Salpeter & Co., LLC
Annex C – Securities Purchase Agreement
Annex D – Registration Rights Agreement
Annex E – Amendment to Cellect Articles of Association
Annex F – Form of Merger Escrow Agreement
Annex G – Letter Agreement
Annex H – Share Transfer Agreement
Annex I – Form of CVR Agreement
Annex J – Form of Altschuler Escrow Agreement
Annex K – Form of Representative Agreement
Annex L – Section 262 of DGCL

ii

CELLECT BIOTECHNOLOGY LTD.

KFAR SABA, ISRAEL

___________________

PROXY STATEMENT

___________________

SPECIAL GENERAL MEETING OF SHAREHOLDERS

August 10, 2021

This Proxy Statement is furnished to our holders of ordinary shares, no par value, and holders of our ordinary shares that are represented by ADSs, for the Special General Meeting (the “Special Meeting”) of Shareholders of Cellect Biotechnology Ltd. (the “Company”) to be held on September 19, 2021, at the offices of the Company’s legal counsel, Doron, Tikotzky, Kantor, Gutman, Nass, Amit Gross and Co., at B.S.R. 4 Tower, 33 Floor, 7 Metsada Street, Bnei Brak, Israel or at any adjournments thereof. The Special Meeting shall be held at 11:00 a.m., Israel time, on such day or at any adjournments thereof.

Throughout this Proxy Statement, we use terms such as “Cellect”, “we”, “us”, “our” and the “Company” to refer to Cellect Biotechnology Ltd. and terms such as “you” and “your” to refer to our shareholders and ADS holders.

Agenda Items

The agenda of the Special Meeting will be to approve the Merger Agreement and certain resolutions in connection therewith, including the issuance of the Company’s ordinary shares to Quoin’s stockholders pursuant to the terms of the Merger Agreement. The resolutions associated with the approval of the Merger include the following:

(i)	In connection with the Dilution Escrow Shares (as defined below), to approve the Escrow Agreement between The Bank of New York Mellon (“BONY”), the Company and Dr. Michael Myers, as the representative of the parties listed on Exhibit A attached thereto;

(ii)	To approve the purchase by the Company of a “run-off” directors’ and officers’ liability insurance policy for a period of seven years following the effective time of the Merger;

(iii)	To approve the Letter of Agreement between the Company and Dr. Shai Yarkoni;

(iv)	To approve the Securities Purchase Agreement between the Company, Quoin and the Investor in connection with the Equity Financing (the “Purchase Agreement”) including the issuance of Company’s securities in accordance with the terms of the Purchase Agreement and the related escrow agreement between BONY, the Company, Quoin and the Investor;

(v)	To approve the sale of the Company’s Subsidiary in accordance with the terms of that certain Amended and Restated Share Transfer Agreement, by and between the Company and EnCellX (the “Share Transfer”);

(vi)	To approve the Contingent Value Rights Agreement with Mr. Eyal Leibovitz as the Representative thereunder and Computershare Trust Company, N.A. (the “CVR Agreement”);

(vii)	To approve the Escrow Agreement by and among the Company, EnCellX and Althsuler Shaham Trusts Ltd.;

(viii)	In connection with the CVR Agreement, to approve the related Representative Agreement by and among Mr. Eyal Leibovitz, the Company and EnCellX; and

(ix)	To approve (i) an increase of the Company's share capital by NIS 12,000,000,000 ordinary shares, from NIS 500,000,000, to NIS 12,500,000,000 ordinary shares no par value per share; (ii) a change of the Company's name to "Quoin Pharmaceuticals, Ltd." or a similar name approved by the Israeli Companies Registrar; and (ii) a corresponding amendment to the Company's Articles of Association.

Should any other matters be properly raised at the Special Meeting, the persons designated as proxies shall vote according to their own judgment on those matters.

Board Recommendation

In connection with the Merger, the Board nominated a special committee to analyze the material terms of the entire transaction and the alternatives at hand. The members of the special committee are Mr. Jonathan Burgin, Mr. Yali Sheffi and Mr. Abraham Nahmias (the “Special Committee”). The Special Committee convened several times and discussed the various business and financial matters in connection with the contemplated transactions.

In addition, in the course of its evaluation of the Merger, the Merger Agreement, the Purchase Agreement and the related agreements, the Board held several meetings and consulted with Company’s management, legal counsel and financial advisors, and reviewed a significant amount of information and, in reaching its decision to approve such agreements, the Board considered a number of factors, including, among others, the following:

•	The Board reviewed the prior minutes of the meetings of its strategic committee and the Board from 2019, in which it was resolved that management shall seek strategic agreements to increase the value of the Company’s shares. Management further presented to the Board a business plan for 2021-2022 that required approximately $20 million to fund the clinical and business development of the Company’s technology. Accordingly, considering the Company’s business and financial prospects, the Board determined that the Company could not continue to operate as an independent company and needed to enter into an agreement with a strategic partner;

•	Over the last 20 months, the Board was presented with a few alternative candidates for a transaction, including pharma, hi-tech and cannabis companies; however, following intensive evaluation all of such alternatives and corresponding negotiations, these transaction opportunities did not come to fruition;

•	The Board assessed the possible alternatives to the Merger, the range of possible benefits and risks of those alternatives to the Company’s shareholders, and the timing and the likelihood of accomplishing any of such alternatives, and the Board determined that the Merger is a superior opportunity to such alternatives for the Company’s shareholders;

•	The Board considered the valuation of the potential merger candidates. In particular, the Board found Quoin the most attractive candidate because of (i) its clinical program focused on rare and orphan diseases, (ii) its experienced leadership team, comprised of industry veterans with extensive relevant executive experience and record of recent success in the pharmaceutical industry, and (iii) the Board’s belief that the Merger with Quoin would create more value for Company’s shareholders than any of the other proposals that the Board had received or that the Company could create on its own;

•	If the Merger is not approved, the Company will need to raise additional funds with an undesirable valuation and may not succeed in doing so, given that the Company currently has sufficient funds to finance operations for less than one year under its current cash projections;

•	The Board considered that (i) the sale of the Subsidiary to EnCellX, pursuant to a separate agreement and as a condition to the Merger, would result in a company focused on the development of technology for the selection of stem cells from any given tissue that aims to improve a variety of cell-based therapies allowing cell-based treatments and procedures in a wide variety of applications in regenerative medicine and other indications and (ii) under the provisions of the CVR Agreement, the Company’s current shareholders would able to participate in the growth potential of the combined company, since they would have the right to receive a portion of the proceeds derived from the commercialization of products under the ApoGraft technology platform;

•	An experienced senior management team would lead the combined public company, with Dr. Michael Myers serving as its Chief Executive Officer. In addition, EnCellX would be led by experienced CEO, Adi Mohanty, who would be supported by Dr. Shai Yarkoni as a CTO;

•	Current financial market conditions, including the impact of the coronavirus pandemic on global financial markets, and historical market prices, volatility, and trading information with respect to the Company’s ADS indicate that this is a good time to execute the Merger;

•	The terms of the Merger Agreement, the Purchase Agreement, and related agreements, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination rights of the parties are fair and appropriate;

•	Cassel Salpeter & Co., LLC presented its financial analysis to the Board on March 17, 2021, and, in its opinion, expressed to the Board that, as of such date, based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth in such opinion, the Exchange Ratio (as defined in the Merger Agreement) was fair from a financial point of view, to the Company;

•	The likelihood that the Merger would be consummated; and

•	Quoin has $25.25 million in committed equity funding from Altium Capital, a well-regarded institutional healthcare investor, a portion of which will be provided concurrently with the Merger, to provide funds for the further development of Quoin’s business.

The Board also considered a number of uncertainties and risks in its evaluation of the Merger and the other transactions contemplated by the Merger Agreement, including the following:

•	the possibility that the Merger will not be consummated and the potential negative effect of the public announcement of the Merger on the Company’s business and stock price;

•	the possibility that any current or future products under the ApoGraft technology may not be successfully commercialized, that EnCellX may not raise the funds required for its successful operations, and/or the potential that the Company’s shareholders would receive no consideration under the CVR Agreement;

•	certain provisions of the Merger Agreement could have the effect of discouraging competing proposals involving the Company, including the restrictions on Company’s ability to solicit proposals for competing transactions involving the Company, and under certain circumstances the Company may be required to pay to Quoin a termination fee of $500,000, expense reimbursements of up to $250,000, and all reasonable fees and expenses of incurred by Quoin, if the Merger Agreement were to be terminated;

•	although under certain circumstances Quoin may be required to reimburse certain transaction expenses of the Company of up to $250,000 and/or pay to the Company a termination fee of $500,000, such reimbursement and/or termination fee might only offset a portion of expenses incurred by the Company in connection with the Merger;

•	the strategic direction of the Company following the completion of the Merger will be determined by a board of directors initially comprised of a majority of designees of Quoin;

•	the substantial fees and expenses associated with completing the Merger, including the costs associated with any related litigation; and

•	the risk that the Merger may not be completed despite the parties’ efforts or that the closing may be unduly delayed and the effects such failure or delay might have on the Company, leaving the Company with a more limited range of alternative strategic transactions, as it likely would be unable to raise additional capital through the public or private sale of equity securities on favorable terms.

In considering the Board’s recommendation to issue the Company’s ordinary shares, as contemplated in the Merger Agreement, as well as the other matters to be acted upon by Company’s shareholders at the Company’s Special Meeting, the Company’s shareholders should be aware that certain members of the Board and certain of Company’s executive officers, including Dr. Shai Yarkoni, our CEO, and Mr. Eyal Leibovitz, our CFO, have interests in the Merger and in the related agreements that may be different from, or in addition to, the interests of Company’s shareholders. These interests, all of which are described in this Proxy Statement, may present them with actual or potential conflicts of interest, and those interests, to the extent material, are described below.

Each of the members of the Company’s Board and the members of the Board of Directors of Quoin was aware of these potential conflicts of interest and considered them, among other matters, in reaching their respective decisions to approve the Merger, the Merger Agreement, the Purchase Agreement and the related agreements, and to recommend that their stockholders or shareholders approve the same.

In light of the above, our Board of Directors unanimously recommends that you vote “FOR” the Merger and the related transactions and agreements.

Who Can Vote

Only shareholders and ADS holders of record at the close of business on September 12, 2021 (the “Record Date”), are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement.

How You Can Vote

You can vote your ordinary shares by attending the Special Meeting. If you do not plan to attend the Special Meeting, the method of voting will differ for shares held as a record holder, shares held in “street name” through a Tel Aviv Stock Exchange (“TASE” member) and shares underlying ADSs that you hold. Record holders of shares will receive proxy cards. Holders of shares in “street name” through a TASE member will also vote via a proxy card, but through a different procedure (as described below). Holders of ADSs (whether registered in their name or in a “street name”) will receive voting instruction cards in order to instruct their banks, brokers or other nominees on how to vote.

Shareholders of Record

If you are a shareholder holder of record, you can submit your vote by completing, signing and submitting an applicable proxy card, which has been published at www.sec.gov.

Please follow the instructions on the applicable proxy card.

Shareholders Holding in “Street Name,” Through the TASE

If you hold ordinary shares in “street name,” that is, through a bank, broker or other nominee that is admitted as a member of the TASE, your votes will only be taken into account if you provide, via mail or in person, a completed, dated and signed version of the attached proxy to the Company’s offices such that it is received by the Company no later than four hours prior to the scheduled date and time of the Special Meeting if via mail, or, if you attend the Special Meeting, in person.

If voting by mail, you must sign and date an applicable proxy card in the form filed by us on www.sec.gov, so that it is received by the Company no later than four hours prior to the scheduled date and time of the Special Meeting and attach to it a certificate signed by the TASE Clearing House member through which the shares are held, which complies with the Ownership Regulations as proof of ownership of the shares, as applicable, on the Record Date, and return the applicable proxy card, along with the proof of ownership certificate, to us, as described in the instructions available on www.sec.gov.

If you choose to attend the Special Meeting (where ballots will be provided), you must bring the proof of ownership certificate from the TASE’s Clearing House member through which your shares are held, indicating that you are the beneficial owner of the shares, as applicable, on the Record Date.

Holders of ADSs

Under the terms of the Deposit Agreement by and among the Company, The Bank of New York Mellon, as depositary (“BNY Mellon”), and the holders of our ADSs, BNY Mellon shall endeavor (insofar as is practicable) to vote or cause to be voted the number of shares represented by ADSs in accordance with the instructions provided by the holders of ADSs to BNY Mellon. For ADSs that are held in “street name” (i.e. through a bank, broker or other nominee), the voting process will be based on the underlying beneficial holder of the ADSs’ directing the bank, broker or other nominee to arrange for BNY Mellon to vote the ordinary shares represented by the ADSs in accordance with the beneficial holder’s voting instructions. If no instructions are received by BNY Mellon from any holder of ADSs (whether held directly by a beneficial holder or in “street name”) with respect to any of the shares represented by the ADSs on or before the date established by BNY Mellon for such purpose, BNY Mellon will not vote or attempt to vote the shares represented by such ADSs.

Multiple Record Holders or Accounts

You may receive more than one set of voting materials, including multiple copies of this document and multiple proxy cards or voting instruction cards. For example, shareholders who hold ADSs in more than one brokerage account will receive a separate voting instruction card for each brokerage account in which ADSs are held. Shareholders of record whose shares are registered in more than one name will receive more than one proxy card. You should complete, sign, date and return each proxy card and voting instruction card you receive.

Our Board of Directors urges you to vote your shares so that they will be counted at the Special Meeting or at any postponements or adjournments of the Special Meeting.

Solicitation of Proxies

The Company is soliciting your proxy to vote at the Special Meeting. By appointing “proxies,” shareholders and ADS holders may vote at the Special Meeting whether or not they attend. If a properly executed proxy in the attached form is received by us at least four hours prior to the Special Meeting (and received by BNY Mellon no later than the date indicated on the voting instruction card, in the case of ADS holders), all of the shares represented by the proxy shall be voted as indicated on the form or, if no preference is noted, shall be voted in favor of the matter described above, and in such manner as the holder of the proxy may determine with respect to any other business as may come before the Special Meeting or any adjournment thereof. Shareholders and ADS holders may revoke their proxies at any time before the deadline for receipt of proxies by filing with us (in the case of holders of ordinary shares) or with BNY Mellon (in the case of holders of ADSs) a written notice of revocation or duly executed proxy bearing a later date.

Proxies are being distributed or made available to shareholders and ADS holders on or about August 12, 2021. Certain officers, directors, employees, and agents of ours, none of whom will receive additional compensation therefor, may solicit proxies by telephone, emails, or other personal contact. We will bear the cost for the solicitation of proxies, including postage, printing, and handling, and we will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of ordinary shares and ADSs.

To the extent you would like to submit a position statement with respect to any of proposals described in the Proxy Statement pursuant to the Israeli Companies law, 1999 (the “Israeli Companies Law”), you may do so by delivery of appropriate notice to Company’s offices (Attention: Chief Financial Officer) located at 23 Hata’as Street Kfar Saba, Israel 44425, Israel, not later than ten days before the Special Meeting date (i.e., September 9, 2021).

Quorum

At the close of business on June 16, 2021, we had outstanding 392,173,700 ordinary shares. The foregoing number of outstanding ordinary shares excludes 2,641,693 ordinary shares that are held in treasury and have no voting rights. Each ordinary share (including ordinary shares represented by ADSs) outstanding as of the close of business on the record date is entitled to one vote upon each of the matters to be voted on at the Special Meeting. Abstentions are counted as ordinary shares present for the purpose of determining a quorum.

Under our Articles of Association, the Special Meeting will be properly convened if at least two shareholders attend the meeting in person or sign and return proxies, provided that they hold shares representing at least 33% of our voting power. If such quorum is not present within half an hour from the time the Special Meeting is scheduled to start, the meeting will be adjourned for one week (to the same day, time and place), or to a later date if so specified in the notice of the meeting. At the reconvened meeting, if there is no quorum within half an hour from the time the Special Meeting is scheduled to start, any number of our shareholders present in person or by proxy shall constitute a lawful quorum.

Vote Required for the Merger and Related Matters

The approval of the Merger and the related agreements, as stipulated in the Proxy Statement, is subject to the affirmative vote of holders of at least a majority of the ordinary shares, including those represented by ADSs, voted in person or by proxy at the Special Meeting, provided that either: (i) the shares voting in favor of such resolution include at least a majority of the shares voted by shareholders or ADS holders who are neither (a) “controlling shareholders” nor (b) have a “personal interest” in the approval of the Merger Agreement and the related transactions and agreements; or (ii) the total number of shares voted against the resolution by the disinterested shareholders described in clause (i) does not exceed 2% of the Company’s outstanding voting power. Abstentions and broker non-votes will have the same effect as votes “AGAINST” this proposal.

For purposes of the foregoing, a “controlling shareholder” is any shareholder that has the ability to direct a company’s activities (other than by means of being a director or other office holder of the company). A person is presumed to be a controlling shareholder if he, she or it holds 50% or more of the voting rights in a company or has the right to appoint the majority of the directors of a company or its general manager, but excludes a shareholder whose power derives solely from his or her position as a director of the company or from any other position with the company.

A “personal interest” of a shareholder (i) includes any interest of any member of the shareholder’s immediate family (i.e., spouse, sibling, parent, parent’s parent, descendent, the spouse’s descendent, sibling or parent, and the spouse of each of these) or an interest of an entity with respect to which the shareholder (or such a family member thereof) serves as a director or the chief executive officer, owns at least 5% of the shares or such entity’s voting rights, or has the right to appoint a director or the chief executive officer; and (ii) excludes any interest arising solely from the ownership of shares of the Company. In determining whether a proxy vote is disinterested, a “personal interest” of the proxy holder is also considered and will cause that vote to be treated as the vote of an interested shareholder, even if the shareholder granting the proxy does not have a direct interest in the matter being voted upon.

As of June 16, 2021, the Company did not have a controlling shareholder.

You are required to indicate whether or not you are a controlling shareholder of the Company, or acting on its behalf, and whether you have a personal interest in the approval of the Merger Agreement and the related transactions and agreements. If you fail to indicate so on the proxy card, your vote will not be counted.

If you provide specific instructions (mark boxes) with regard to the proposal, your shares will be voted as you instruct. If you do not mark one of the boxes, your vote will not be counted.

If you are a shareholder of record and do not return your proxy card, your shares will not be voted. If you hold shares (or ADSs representing shares) beneficially in street name, your shares will also not be voted at the meeting if you do not return your proxy card or voting instruction card instructing your broker or BNY Mellon how to vote. Brokers and BNY Mellon may only vote in accordance with instructions from a beneficial owner of shares or ADSs.

Reporting Requirements

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) applicable to foreign private issuers. We fulfill these requirements by filing reports with the SEC, available to the public on the Commission’s website at http://www.sec.gov.

As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. This Notice of the Special General Meeting of Shareholders and the Proxy Statement have been prepared in accordance with applicable disclosure requirements in the State of Israel.

PROSPECTUS SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Merger, the proposals being considered at the Cellect special meeting and Quoin’s actions that are a subject of the written consent, you should read this entire proxy statement/prospectus carefully, including the Merger Agreement attached as Annex A. For more information, please see the section entitled “Where you can Find More Information” in this proxy statement/prospectus.

The Companies

Cellect Biotechnology Ltd.

23 Hata’as Street

Kfar Saba, Israel 44425

86 20 2290-7888

Dr. Shai Yarkoni, Chief Executive Officer

We are an emerging biotechnology company that has developed a novel technology platform known as ApoGraft that functionally selects stem cells in order to improve the safety and efficacy of regenerative medicine and stem cell therapies. We aim to become the standard enabling technology for the enrichment of the stem cell population for companies developing stem cell therapies, for physicians practicing regenerative medicine and for researchers and academia engaged in stem cell research.

Quoin Pharmaceuticals, Inc.

42127 Pleasant Forest Ct

Ashburn, VA 20148

703-980-4182
Michael Myers, PhD, Chief Executive Officer

Quoin is an emerging specialty pharmaceutical company dedicated to developing products that help treat rare and orphan diseases for which there are currently no approved treatments. Quoin was co-founded by Dr. Michael Myers and Denise Carter, both of whom have extensive experience in the pharmaceutical industry. Dr. Myers and Ms. Carter have successfully developed and commercialized pharmaceutical products based on platform drug delivery technologies at previous companies where they have worked. Furthermore, Dr. Myers and Ms. Carter have successfully raised over $150 million from private and public company investors for other companies and have established broad relationships within the pharmaceutical industry.

Merger Sub

Merger Sub is a wholly-owned subsidiary of Cellect, and was formed solely for the purposes of carrying out the Merger.

The Merger

At the Effective Time, and not accounting for additional shares of Quoin or Cellect ordinary shares that may be issuable pursuant to the adjustment provisions in the Purchase Agreement in the Quoin Financing (see the section entitled “Agreements Related to the Merger—Quoin Financing” in this proxy statement/prospectus), Quoin’s stockholders (including the Investor) will be entitled to receive approximately 29,378,741 Cellect ordinary shares, subject to adjustment. The number of shares to be issued in the Merger is an estimate only as of the date hereof and the final number of shares will be determined pursuant to a formula described in more detail in the Merger Agreement and in this proxy statement/prospectus. In addition, certain Quoin warrants will be exchanged for Series A Warrants/Primary Warrants of Cellect to purchase 25,010 ordinary shares following the Merger.

At the Effective Time, Cellect’s shareholders will continue to own and hold their existing Cellect ordinary shares, and all outstanding and unexercised options to purchase Cellect ordinary shares and outstanding and unexercised warrants to purchase Cellect ordinary shares will remain in effect pursuant to their terms.

In connection with the Quoin Financing, on March 24, 2021, Quoin and Cellect entered into the Securities Purchase Agreements with the Investor pursuant to which, among other things, Quoin agreed to issue to the Investor Quoin common shares immediately prior to the Merger and Cellect agreed to issue to the Investor warrants to purchase Cellect ordinary shares.

In summary, immediately after the Merger, Quoin’s stockholders (including the Investor) will own in the aggregate (or have the right to receive) approximately 80% of the outstanding capital stock of Cellect, with Cellect’s pre-closing shareholders owning approximately 20% of the outstanding capital stock of Cellect, subject to adjustment as set forth in this proxy statement/prospectus. The formula used to determine the shares to be issued to Quoin common stockholders in the Merger excludes Cellect’s outstanding stock options and warrants which are out-of-the-money and not exchangeable for ordinary shares of Cellect pursuant to a fundamental transaction.

After the completion of the Merger, Cellect will change its corporate name to “Quoin Pharmaceuticals Ltd.” as required by the Merger Agreement and subject to approval of its shareholders.

Reasons for the Merger

In the course of reaching its decision to approve the Merger, the Cellect Board consulted with its senior management, financial advisor and legal counsel, reviewed a significant amount of information, and considered a number of factors, including, among others:

•	The Board reviewed the prior minutes of the meetings of its strategic committee and the Board from 2019, in which it was resolved that management shall seek strategic agreements to increase the value of the Company’s shares. Management further presented to the Board a business plan for 2021-2022 that required approximately $20 million to fund the clinical and business development of the Company’s technology. Accordingly, considering the Company’s business and financial prospects, the Board determined that the Company could not continue to operate as an independent company and needed to enter into an agreement with a strategic partner;

•	Over the last 20 months, the Board was presented with a few alternative candidates for a transaction, including pharma, hi-tech and cannabis companies; however, following intensive evaluation all of such alternatives and corresponding negotiations, these transaction opportunities did not come to fruition;

•	The Board assessed the possible alternatives to the Merger, the range of possible benefits and risks of those alternatives to the Company’s shareholders, and the timing and the likelihood of accomplishing any of such alternatives, and the Board determined that the Merger is a superior opportunity to such alternatives for the Company’s shareholders;

•	The Board considered the valuation of the potential merger candidates. In particular, the Board found Quoin the most attractive candidate because of (i) its clinical program focused on rare and orphan diseases, (ii) its experienced leadership team, comprised of industry veterans with extensive relevant executive experience and record of recent success in the pharmaceutical industry, and (iii) the Board’s belief that the Merger with Quoin would create more value for Company’s shareholders than any of the other proposals that the Board had received or that the Company could create on its own;

•	Quoin has $25.25 million in committed equity funding from Altium Capital, a well-regarded institutional healthcare investor, a portion of which will be provided concurrently with the Merger, to provide funds for the further development of Quoin’s business;

•	The Board considered that (i) the sale of the Subsidiary to EnCellX, pursuant to a separate agreement and as a condition to the Merger, would result in a company focused on the development of technology for the selection of stem cells from any given tissue that aims to improve a variety of cell-based therapies allowing cell-based treatments and procedures in a wide variety of applications in regenerative medicine and other indications and (ii) under the provisions of the Share Transfer Agreement and the CVR Agreement, the Company’s current shareholders would able to participate in the growth potential of EnCellX, since they would have the right to receive a portion of the proceeds derived from the commercialization of products under the ApoGraft technology platform;

•	An experienced senior management team would lead the combined public company, with Dr. Michael Myers serving as its Chief Executive Officer. In addition, EnCellX would be led by experienced CEO, Adi Mohanty, who would be supported by Dr. Shai Yarkoni as a CTO;

•	Current financial market conditions, including the impact of the coronavirus pandemic on global financial markets, and historical market prices, volatility, and trading information with respect to the Company’s ADS indicate that this is a good time to execute the Merger;

•	The terms of the Merger Agreement, the Purchase Agreement, and related agreements, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination rights of the parties are fair and appropriate;

•	Cassel Salpeter & Co., LLC presented its financial analysis to the Board on March 17, 2021, and, in its opinion, expressed to the Board that, as of such date, based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth in such opinion, the Exchange Ratio (as defined in the Merger Agreement) was fair from a financial point of view, to the Company;

•	The likelihood that the Merger would be consummated; and

•

If the Merger is not approved, the Company will need to raise additional funds with an undesirable valuation and may not succeed in doing so, given that the Company currently has sufficient funds to finance operations for less than one year under its current cash projections.

The Board also considered a number of uncertainties and risks in its evaluation of the Merger and the other transactions contemplated by the Merger Agreement, including the following:

•	the possibility that the Merger will not be consummated and the potential negative effect of the public announcement of the Merger on the Company’s business and stock price;

•	the possibility that any current or future products under the ApoGraft technology may not be successfully commercialized, that EnCellX may not raise the funds required for its successful operations, and/or the potential that the Company’s shareholders would receive no consideration under the CVR Agreement;

•	certain provisions of the Merger Agreement could have the effect of discouraging competing proposals involving the Company, including the restrictions on Company’s ability to solicit proposals for competing transactions involving the Company, and under certain circumstances the Company may be required to pay to Quoin a termination fee of $500,000, expense reimbursements of up to $250,000, and all reasonable fees and expenses of incurred by Quoin, if the Merger Agreement were to be terminated;

•	although under certain circumstances Quoin may be required to reimburse certain transaction expenses of the Company of up to $250,000 and/or pay to the Company a termination fee of $500,000, such reimbursement and/or termination fee might only offset a portion of expenses incurred by the Company in connection with the Merger;

•	the strategic direction of the Company following the completion of the Merger will be determined by a board of directors initially comprised of a majority of designees of Quoin;

•	the substantial fees and expenses associated with completing the Merger, including the costs associated with any related litigation; and

•	the risk that the Merger may not be completed despite the parties’ efforts or that the closing may be unduly delayed and the effects such failure or delay might have on the Company, leaving the Company with a more limited range of alternative strategic transactions, as it likely would be unable to raise additional capital through the public or private sale of equity securities on favorable terms.

Opinion of the Financial Advisor to the Cellect Board

On March 17, 2021, Cassel Salpeter rendered its oral opinion to the Cellect Board (which was confirmed in writing by delivery of Cassel Salpeter’s written opinion dated such date), as to the fairness, from a financial point of view, to Cellect of the Exchange Ratio in the Merger pursuant to the Agreement.

The summary of Cassel Salpeter’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion, which is attached as Annex B to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Cassel Salpeter in preparing its opinion. However, neither Cassel Salpeter’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to any matter relating to the proposed Merger or otherwise.

Material U.S. Federal Income Tax Consequences of the Merger

Cellect and Quoin intend that the steps involved in the transaction will qualify as a "reorganization" within the meaning of Section 368(a) of the Code, with the result that the transaction will not result in gain recognition by Quoin stockholders that exchange their shares of Quoin common stock for the merger consideration. See the discussion below under “U.S. Federal Income Tax Consequences of the Transaction.”

Any tax position taken by Cellect and Quoin will not be binding on the IRS or the courts, and neither Cellect nor Quoin intends to obtain a ruling from the IRS with respect to the tax consequences of the transaction. Consequently, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences described in the discussion below. In particular, if the transaction did not qualify as a reorganization for U.S. federal income tax purposes, the transaction would be treated as a fully taxable transaction for such purposes, in which case a Quoin U.S. Holder would be required to recognize gain or loss on the exchange of shares of Quoin common stock for the merger consideration. In certain circumstances, a Quoin Non-U.S. Holder could be subject to U.S. federal income and/or withholding tax on the exchange of Quoin common stock for merger consideration if the transaction did not qualify as a reorganization.

For more information, see page 105.

Overview of the Merger Agreement

Merger Consideration

At the Effective Time, and not accounting for additional shares of Quoin or Cellect ordinary shares that may be issuable pursuant to the adjustment provisions in the Purchase Agreement in the Quoin Financing (see the section entitled “Agreements Related to the Merger—Quoin Financing” in this proxy statement/prospectus), Quoin’s stockholders (including the Investor) will be entitled to receive approximately 29,378,741 Cellect ordinary shares, subject to adjustment. The number of shares to be issued in the Merger is an estimate only as of the date hereof and the final number of shares will be determined pursuant to a formula described in more detail in the Merger Agreement and in this proxy statement/prospectus. In addition, certain Quoin warrants will be exchanged for Series A Warrants/Primary Warrants of Cellect to purchase 25,010 ordinary shares following the Merger.

Accordingly, by way of example only and assuming there are still 392,173,700 shares of Cellect stock outstanding, Cellect would issue an aggregate of approximately 2,937,874,100 ordinary shares to the holders of Quoin common shares, such numbers reflecting the relative valuations of Cellect and Quoin in accordance with the Merger Agreement, assuming the other assumptions set forth above remain the same.

The above example also assumes that (i) the Quoin Financing has been secured prior to the closing, and (ii) as a Quoin stockholder, the Investor will receive Cellect ordinary shares pursuant to the Exchange Ratio in the Merger Agreement.

The Merger Agreement does not include a price-based termination right and there will be no adjustments to the total Cellect ordinary shares that Quoin’s stockholders will be entitled to receive for changes in the market price of Cellect’s ordinary shares. Accordingly, the market value of the Cellect ordinary shares issued pursuant to the Merger will depend on their market value at the time the Merger closes and could vary significantly from the market value on the date of this proxy statement/prospectus.

Immediately after the Merger, Quoin’s stockholders (including the Investor) as of immediately prior to the Effective Time will own (or have the right to receive) approximately 80% of the outstanding capital stock of Cellect and Cellect’s shareholders as of immediately prior to the Effective Time will own approximately 20% of the outstanding capital stock of Cellect, subject to adjustment as set forth in this proxy statement/prospectus.

Treatment of Cellect’s Stock Options and Warrants

Each Cellect warrant outstanding immediately prior to the Effective Time will be retained. Each Cellect stock option outstanding immediately prior to the Effective Time will remain in full force and effect. The terms governing these warrants and options will otherwise remain in full force and effect following the closing of the Merger.

Conditions to the Completion of the Merger

To consummate the Merger, Cellect’s shareholders must approve the Merger and the transactions contemplated thereby. In addition, Quoin’s stockholders must adopt and approve the Merger Agreement, the Financing Proposal and the transactions contemplated thereby.

In addition to obtaining such stockholder and shareholder approvals and appropriate regulatory approvals, each of the other closing conditions set forth in the Merger Agreement, as described in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” in this proxy statement/prospectus must be satisfied or waived.

Non-Solicitation

Each of Cellect and Quoin has agreed that during the period commencing on the date of the Merger Agreement and ending on the earlier of the consummation of the Merger or the termination of the Merger Agreement, each of Cellect and Quoin and their respective subsidiaries will not, nor will it or any of its subsidiaries authorize any of its representatives, to:

•	solicit, initiate, respond to or take any action to facilitate or encourage any inquiries or the communication, making, submission or announcement of any acquisition proposal or acquisition inquiry or take any action that could reasonably be expected to lead to an acquisition proposal or acquisition inquiry;

•	enter into or participate in any discussions or negotiations with any person with respect to any acquisition proposal or acquisition inquiry;

•	furnish any information regarding such party to any person in connection with, in response to, relating to or for the purpose of assisting with or facilitating an acquisition proposal or acquisition inquiry;

•	approve, endorse or recommend any acquisition proposal;

•	execute or enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any acquisition transaction; or

• grant any waiver or release under any confidentiality, standstill or similar agreement.

An “acquisition inquiry” means, with respect to any party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Quoin, on the one hand, or Cellect, on the other hand, to the other party) that would reasonably be expected to lead to an acquisition proposal with such party.

An “acquisition proposal” means, with respect to any party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of Quoin or any of its affiliates, on the one hand, or by or on behalf of Cellect or any of its affiliates, on the other hand, to the other party) made by a third party contemplating or otherwise relating to any acquisition transaction with such party.

An “acquisition transaction” means any transaction or series of related transactions involving:

•	any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a party is a constituent corporation; (ii) in which a person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a party or any of its subsidiaries; or (iii) in which a party or any of its subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such party or any of its subsidiaries;

•	any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a party and its subsidiaries, taken as a whole; or

•	any tender offer or exchange offer, that if consummated would result in any person beneficially owning 20% or more of the outstanding equity securities of a party or any of its subsidiaries.

However, before obtaining the applicable approval from the Quoin Board or the Cellect Board, as applicable, either party may enter into discussions or negotiations with, any person that has made (and not withdrawn) a bona fide, unsolicited, acquisition proposal, which such party’s board of directors determines in good faith, after consultation with its independent financial advisor, if any, and its outside legal counsel, constitutes, or would reasonably be expected to result in, a superior offer if:

•	neither Cellect or Quoin, as applicable, nor any of its representatives has breached the non-solicitation provisions of the Merger Agreement described above;

•	the Cellect Board or the Quoin Board, as applicable, determines in good faith based on the advice of outside legal counsel, that the failure to take such action would constitute a breach of the fiduciary duties of such board of directors under applicable law;

•	at least three business days prior to furnishing any such non-public information to, or entering into discussions with, such person, Cellect or Quoin, as applicable, (i) gives the other party written notice of the identity of such person and of such party’s intention to furnish nonpublic information to, or enter into discussions with, such person, and (ii) furnishes such non-public information to the other party, to the extent such non-public information has not been previously furnished; and

• Cellect or Quoin, as applicable, receives from the third-party an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire provisions and standstill provisions) at least as favorable to such relevant party as those contained in the confidentiality agreement between Cellect and Quoin.

A “superior offer” is an unsolicited, bona fide written acquisition proposal (with all references to 20% in the definition of acquisition proposal being treated as references to 50% for these purposes) made by a third party that (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Merger Agreement; and (b) is on terms and conditions that the Cellect Board or the Quoin Board, as applicable, determines, in its reasonable, good faith judgment, after obtaining and taking into account such matters that its Board deems relevant following consultation with its outside legal counsel and financial advisor, if any (i) is more favorable, from a financial point of view, to the Cellect shareholders or the Quoin stockholders, as applicable, than the terms of the Merger; and (ii) is reasonably capable of being consummated; provided, however, that any such offer will not be deemed to be a “superior offer” if (A) any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party or (B) if the consummation of such transaction is contingent on any such financing being obtained.

Either Cellect or Quoin, as the case may be, may terminate the Merger Agreement if the board of directors, and/or any committee of the board of directors, of the other party has:

•	failed to include its approval and recommendation to shareholders or stockholders (as applicable) relating to the Merger in this proxy statement;

•	willfully and intentionally breached, or any of its representatives have breached, the non-solicitation provisions of the Merger Agreement;

•	approved, endorsed or recommended a competing proposal; or

• entered into a definitive agreement for a competing proposal.

Termination of the Merger Agreement

The Merger Agreement contains certain termination rights for both Cellect and Quoin. In connection with the termination of the Merger Agreement under specified circumstances, Cellect and Quoin may be required to pay the other party a termination fee. The parties’ termination rights are based on certain situations including:

•	mutual written consent of the parties;

•	by either party, if the Merger has not closed by September 30, 2021;

•	by either party, if a court of competent jurisdiction or other governmental body has issued a final and nonappealable order, decree or ruling, or has taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

•	by Cellect, if Quoin does not receive the required consent of its stockholders to the Merger within five business days of the date of the Merger Agreement;

•	by either party, if Cellect does not receive the vote of its shareholders required to approve the Cellect Biotechnology Shareholder Matters (as such term is defined in the Merger Agreement);

•	by either party, if certain triggering events will have occurred;

•	by Quoin, if the Cellect Board has approved, endorsed or recommended any other acquisition proposal; or

•	by either party, upon the material breach of the Merger Agreement by the other that, if curable, is not cured within fifteen days of the breaching party’s receipt of written notice of such breach.

Management Following the Merger

Effective as of the closing of the Merger, Cellect’s executive officers are expected to include Michael Myers as Chief Executive Officer and Denise Carter as Chief Operating Officer.

Quoin Financing

Bridge SPA

On March 24, 2021, Quoin and the Investor entered into the Bridge SPA, pursuant to which, among other things, the Investor agreed to purchase from Quoin Notes in an aggregate principal amount of $5.0 million (in exchange for an aggregate purchase price of $3.75 million), as well as Bridge Warrants to purchase Quoin shares of common stock having an aggregate value of $5.0 million and with an initial exercise price reflecting a $56.25 million fully-diluted pre-Merger valuation of Quoin (the “Initial Bridge Exercise Price”), subject to certain downward adjustments. Pursuant to the Merger Agreement, the Bridge Warrants will be exchanged for identical warrants to purchase Cellect ordinary shares in an amount and at an exercise price adjusted to reflect the Exchange Ratio.

Following the closing date of the Bridge SPA, on each of the tenth trading day, the forty-fifth day, the ninetieth day, and the one hundred thirty-fifth day thereafter (each, a “Reset Date”), if the Initial Bridge Exercise Price is greater than the arithmetic average of 85% of the three lowest weighted average prices of the post-Merger ordinary shares of Cellect during the ten trading day period immediately preceding the applicable Reset Date (the “Reset Price”), the exercise price of the Bridge Warrants will be reset to the Reset Price. Furthermore, the number of Bridge Warrant Underlying Shares will be adjusted such that the aggregate number of shares of Quoin common stock issuable to the Investor upon exercise of the Bridge Warrants reflects the Reset Price instead of the Initial Bridge Exercise Price.

Purchase Agreement

On March 24, 2021, Quoin, Cellect and the Investor entered into the Purchase Agreement, which is attached as Annex C to this proxy statement/prospectus, pursuant to which, among other things, the Investor agreed to purchase (i) $17.0 million of Quoin common stock, which will be exchanged for Cellect ordinary shares in the Merger pursuant to the Exchange Ratio which will represent an aggregate of 18.48% of the estimated Parent Fully Diluted Number (as defined in the Purchase Agreement) and (ii) up to an aggregate number of shares of Quoin common stock equal to 300% of the number of Primary Shares, and Cellect agreed to issue to the Investor Primary Warrants to purchase ordinary shares of Cellect. The purchase price for the Primary Shares, Additional Purchased Shares and Primary Warrants may be offset by the principal amount outstanding under any Notes held by the Investor, such that the amount of new funds invested under the Purchase Agreement will be $12.0 million.

The Primary Shares will have an initial price per share (the “Initial Primary Price Per Share”) that reflects a $75.0 million pre-money valuation of the post-Merger combined company, and will be exchangeable in the Merger for Cellect ordinary shares constituting 18.48% of the post-closing company on a fully-diluted basis, which percentage is calculated assuming the return and cancellation of all of the Additional Purchased Shares (as defined below) from escrow. In addition, Quoin will deposit the Additional Purchased Shares into escrow with an escrow agent for the benefit of the Investor (together with the Initial Primary Shares the “Primary Financing Shares”), to be exchanged for Cellect ordinary shares at the Effective Time. On each Reset Date, if the Initial Primary Price Per Share is less than the Reset Price, the Investor will receive shares from escrow such that the effective price per share of all Primary Financing Shares received by such Investor will be equal to the Reset Price. Any Additional Purchased Shares not delivered to the Investor from escrow will be returned following the last Reset Date.

The Primary Warrants are comprised of Series A Warrants, Series B Warrants and Series C Warrants, each to acquire (x) an initial amount of ADSs equal to 100% of the quotient determined by dividing the Purchase Price paid by the Investor on the Shares Closing Date (as defined in the Purchase Agreement), by the lower of the Closing Per Share Price and the Initial Per Share Price (each as defined in the Purchase Agreement), and (y) in the case of the Series C Warrants, an initial amount of ADSs equal to 100% of the quotient determined by dividing $9.5 million by the lower of the Closing Per Share Price and the Initial Per Share Price, subject to certain adjustments. The initial exercise price of the Primary Warrants is the lower of the Closing Per Share Price and the Initial Per Share Price, subject to certain downward adjustments.

Series A Warrants

The Series A Warrants will be issued on the eleventh day following the issuance of the Primary Shares (the “Closing Date”), will have an initial exercise price per share equal to the lower of the Closing Per Share Price and the Initial Per Share Price, subject to adjustment as set forth above, and will be immediately exercisable and will have a term of sixty months from the date of issuance. The Series A Warrants issued to the Investor will initially be exercisable for an amount of Cellect ordinary shares as set forth above. The Series A Warrants will have full ratchet anti-dilution price protection with respect to future issuances of securities at a price below the exercise price of the Series A Warrants and a Black Scholes provision for fundamental transactions.

Series B Warrants

The Series B Warrants will be issued on the Closing Date, will have an initial exercise price per share equal to the lower of the Closing Per Share Price and the Initial Per Share Price, subject to adjustment as set forth above, will be immediately exercisable and will have a term of twenty-four months from the first date all of the shares underlying the Primary Warrants are registered by the Company for resale. The Series B Warrants issued to the Investor will initially be exercisable for an amount of Cellect ordinary shares as set forth above. The Series B Warrants will have full ratchet anti-dilution price protection with respect to future issuances of securities at a price below the exercise price of the Series B Warrants and a Black Scholes provision for fundamental transactions.

Series C Warrants

The Series C Warrants will be issued on the Closing Date, will have an initial exercise price per share equal to the lower of the Closing Per Share Price and the Initial Per Share Price, subject to adjustment as set forth above, will be immediately exercisable and will have a term of twenty-four months from the first date all of the shares underlying the Primary Warrants are registered by the Company for resale. The Series C Warrants issued to the Investor will initially be exercisable for (i) an amount of Cellect ordinary shares as set forth above, and (ii) a new Series A Warrant and Series B Warrant, each conferring the right to purchase the number of Cellect shares issued to the Investor upon the foregoing exercise of the Series C Warrants. The Series C Warrants will have a Black Scholes provision for fundamental transactions.

Registration Rights Agreement

In connection with the Quoin Financing, Cellect entered into a Registration Rights Agreement with the Investor (the “Registration Rights Agreement”), which is attached as Annex D to this proxy statement/prospectus. Pursuant to the Registration Rights Agreement, within 15 business days after a demand by the Investor, Cellect is required to file an initial resale registration statements with respect to the Cellect ordinary shares issuable upon exercise of (i) the Primary Warrants, and (ii) the Cellect warrants to be issued to the Investor in the Merger (collectively, the “Registrable Securities”). Cellect is required to file up to five such registration statements, and must file additional resale registration statements with respect to the Registrable Securities to the extent that such Registrable Securities (i) were not already registered for resale on a prior registration statement due to the requirements of Rule 415, or (ii) are newly issued as a result of the anti-dilution price protection in the Primary Warrants. Cellect will be required to use its reasonable best efforts to maintain the effectiveness of these registration statements until the earlier of (i) the date as of which the Investor may sell all of the Registrable Securities covered by the applicable registration statement(s) without restriction or limitation pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereto) or (ii) the date on which the Investor has sold all of the Registrable Securities covered by the applicable registration statement(s).

Financing Lock-Up Agreements

In connection with the Quoin Financing, Cellect has entered into lock-up agreements (the “Financing Lock-Up Agreements”) with Dr. Myers and Ms. Carter (the “Financing Lock-Up Parties”), pursuant to which each of the Financing Lock-Up Parties have agreed that until the date that is 90 calendar days after the Trigger Date (as defined in the section entitled “Agreements Related to the Merger—Quoin Financing” in this proxy statement/prospectus), subject to certain customary exceptions, such Financing Lock-Up Party will not and will cause its affiliates not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, make any short sale or otherwise dispose of or agree to dispose of, directly or indirectly, any Cellect ordinary shares or ordinary share equivalents, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to any Cellect ordinary shares or ordinary share equivalents owned directly by the Financing Lock-Up Parties (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the Securities and Exchange Commission (collectively, the “Subject Shares”), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Subject Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Cellect ordinary shares or other securities, in cash or otherwise, (iii) make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any Cellect ordinary shares or ordinary share equivalents or (iv) publicly disclose the intention to do any of the foregoing.

Interests of Certain Directors, Officers and Affiliates of Cellect and Quoin

In considering the recommendation of the Cellect Board with respect to the issuance of ordinary shares of Cellect pursuant to the Merger Agreement and the other matters to be acted upon by Cellect’s shareholders at the Cellect special meeting, Cellect’s shareholders should be aware that certain members of the Cellect Board and executive officers of Cellect have interests in the Merger that may be different from, or in addition to, interests they have as Cellect’s shareholders.

As of June 16, 2021, Cellect’s directors and executive officers beneficially owned, in the aggregate, 3.68% of the outstanding ordinary shares of Cellect. As of June 16, 2021, Cellect’s directors and officers beneficially owned, in the aggregate, 41,467,435 options and warrants to purchase Cellect’s ordinary shares.

The compensation arrangements with Cellect’s officers and directors are discussed in greater detail in the section entitled “The Merger—Interests of Cellect’s Directors and Executive Officers in the Merger” in this proxy statement/prospectus.

In considering the recommendation of the Quoin Board with respect to approving the Merger and related transactions by written consent, Quoin’s stockholders should be aware that directors and executive officers of Quoin are expected to become directors and/or executive officers of Cellect after the closing of the Merger.

As of June 16, 2021, Quoin’s directors and executive officers beneficially owned 100% of the outstanding shares of common stock of Quoin, all of which will be converted into ordinary shares of Cellect in connection with the closing of the Merger. Directors and executive officers will own 59% of the outstanding ordinary shares of Cellect following the Merger.

The compensation arrangements with Quoin’s officers and directors are discussed in greater detail in the section entitled “The Merger—Interests of Quoin Directors and Officers in the Merger” in this proxy statement/prospectus.

Risk Factors

Both Cellect and Quoin are subject to various risks associated with their businesses and their respective assets. In addition, the Merger poses a number of risks to each company and its respective stockholders and shareholders, including the risk that the Merger may not be completed. These risks and others are discussed in greater detail under the section entitled “Risk Factors” in this proxy statement/prospectus. Cellect and Quoin encourage you to read and consider all of these risks carefully.

Regulatory Approvals

Each party to the Merger Agreement will use commercially reasonable efforts to take all actions necessary to comply promptly with any applicable law that may be imposed on such party with respect to the merger and the other transactions contemplated by the Merger Agreement.

Nasdaq Listing

The approval by Nasdaq of (i) the continued listing of the Cellect ordinary shares on the Nasdaq Capital Market following the Effective Time and (ii) the listing of the Cellect ordinary shares being issued in connection with the Merger on Nasdaq at or prior to the Effective Time are conditions to the closing of the Merger. Quoin has agreed to cooperate with Cellect to furnish to Cellect all information concerning Quoin and its stockholders that may be required or reasonably requested in connection with Nasdaq. If such approvals are obtained, Cellect anticipates that the combined company’s common stock will be listed on Nasdaq under the trading symbol “QNRX” following the closing of the Merger.

Anticipated Accounting Treatment

The Merger will be accounted for by Cellect as a reverse merger in accordance with International Financial Reporting Standards as issued by the IASB (“IFRS”). For accounting purposes, Quoin is considered to be the accounting acquirer of Cellect as the shareholders of Quoin will hold the majority of the shares of Cellect after the merger. Accounting for reverse merger requires management of Cellect and Quoin to perform purchase price allocation (“PPA”) to the assets and liabilities of Cellect. As of the date of this proxy statement/prospectus, the PPA was not completed and hence amounts appearing herein are provisional and subject to changes. For further information see Unaudited Pro Forma Condensed Combined Financial Information.

Appraisal Rights

Under Section 262 of the Delaware General Corporation Law (“DGCL”), the holders of Quoin common stock are entitled to appraisal rights in connection with the Merger.

Comparison of Equity Holder Rights

Cellect is incorporated under the laws of the State of Israel and Quoin is incorporated under the laws of the state of Delaware and, accordingly, the rights of the securityholders of each are currently governed by the Israeli Companies Law and DGCL, respectively. If the Merger is completed, Quoin’s stockholders will become shareholders of Cellect and their rights will be governed by the Israeli Companies Law, and assuming the Merger and related matters as stipulated in the Proxy Statement are approved by Cellect’s shareholders at the special meeting, the articles of association of Cellect as amended by the amendments thereto attached to this proxy statement/prospectus as Annex E. The rights of Cellect’s shareholders as contained in such charter documents may differ from the rights of Quoin’s stockholders under Quoin’s certificate of incorporation, as amended, as more fully described in the section entitled “Comparison of Rights of Holders of Cellect Stock and Quoin Stock” in this proxy statement/prospectus.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL DATA

The following tables present summary unaudited pro forma condensed financial data for Cellect and Quoin, and comparative historical and unaudited pro forma per share data for Cellect and Quoin.

Selected Historical Financial Data of Cellect

The selected financial data as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019 are derived from the Cellect audited consolidated financial statements prepared in conformity with International Financial Reporting Standards (“IFRS”), which are included in this proxy statement/prospectus. These historical results are not necessarily indicative of results to be expected in any future period. The financial data should be read in conjunction with “Cellect Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Cellect’s consolidated financial statements and related notes appearing elsewhere in this proxy statement/prospectus.

Selected Historical Consolidated Financial Data of Quoin

You should read the following summary consolidated financial and other data together with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this proxy statement/prospectus and the audited consolidated financial statements and the related notes thereto and the unaudited consolidated financial statements and the related notes thereto, each included elsewhere in this proxy statement/prospectus. The summary consolidated statement of operations data, cash flows data and other data for the three months ended March 31, 2021, and the three months ended March 31, 2020, and the summary consolidated balance sheet data as of March 31, 2021, and March 31, 2020 have been derived from the unaudited consolidated financial statements included elsewhere in this proxy statement/prospectus. The summary consolidated statement of operations data, cash flows data and other data for the years ended December 31, 2020 and December 31, 2019 and the summary consolidated balance sheet data as of December 31, 2020 and December 31, 2019 have been derived from the audited consolidated financial statements included elsewhere in this proxy statement/prospectus. Quoin’s historical results for any prior period are not necessarily indicative of results to be expected in any future period.

Three Months Ended March 31

	2021	2020
Statement of Operations Data
Revenues	$0	$0
Operating expenses:
General and administrative	744,973	322,385
Research and development	56,788	75,901
Total operating expenses	801,761	398,736
Fair value adjustment to notes payable	500,000	--
Warranty liability expense	2,446,513	--
Financing expense	90,000	--
Total fair value adjustment to notes payable and related warrants	3,036,513	--
Interest expense	65,597	--
Net loss	$(3,903,871)	$(398,736)

Statement of cash flow data
Cash flows used in operating activities	$(413,726)	$(322,835)
Cash flows used in investing activities	(142,500)	--
Cash flows used in financing activities	1,309,977	322,835

Balance sheet data (as of period end)
Cash	$1,077,583	$323,832
Intangible assets	886,637	912,648
Total assets	$2,258,377	$1,377,818
Total liabilities	$12,769,545	$7,985,115
Total stockholder’s deficit	(10,511,168)	(6,607,497)
Total liabilities and stockholder’s deficit	$2,258,377	$1,377,818

Years Ended December 31

(dollars in millions, except per share data)

	2020	2019
Statement of Operations Data
Revenues	$0	$0
Operating expenses:
General and administrative	1,426	1,515
Research and development	140	25
Amortization of intangibles	104	20
Total operating expenses	1,670	1,560
Fair value adjustment to notes payable	378	-
Interest expense	47	-
Net loss	$(2,095)	(1,560)

Statement of cash flow data
Cash flows used in operating activities	$(1,339)	$(1,299)
Cash flows used in investing activities	(125)	-
Cash flows used in financing activities	1,787	1.299

Balance sheet data – (as of period end)
Cash	$324	$-
Intangible assets	913	1,017
Total assets	$1,378	$1,017
Total liabilities (1)	$7,985	$5,529
Total stockholder’s deficit	(6,607)	(4,512)
Total liabilities and stockholder’s deficit	$1,378	$1,017

(1)	Includes $4,889 and $3,870 due to officers and $1,213 and $0 convertible notes payable at December 31, 2020 and 2019, respectively.

Selected Unaudited Pro Forma Condensed Financial Data of Cellect and Quoin

The following selected unaudited pro forma condensed combined financial data was prepared using the reverse asset acquisition method of accounting under IFRS. For accounting purposes, Quoin was determined to be the accounting acquirer based upon the terms of the Merger and other factors including (i) Quoin stockholders and other persons holding securities convertible, exercisable or exchangeable directly or indirectly for Cellect ordinary shares are expected to own approximately 80% of Cellect immediately following the effective time of the Merger, (ii) Quoin will hold all the non-external board seats of the combined company and (iii) Quoin’s management will hold all key positions in the management of the combined company.

The Cellect and Quoin combined balance sheet data assume that the Merger took place on December 31, 2020 and combines the Cellect historical balance sheet as of December 31, 2020 and the Quoin historical balance sheet as of December 31, 2020. The Cellect and Quoin unaudited pro forma condensed combined statements of operations data assume that the Merger took place as of January 1, 2020 and combines the historical results of operations for Cellect for the year ended December 31, 2020 and Quoin for the period from January 1, 2020 to December 31, 2020.

The selected unaudited pro forma condensed combined financial data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. The selected unaudited pro forma condensed combined financial data as of and for the period from January 1, 2020, to December 31, 2020 are derived from the unaudited pro forma condensed combined financial information and should be read in conjunction with that information. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information assumes that, at the Effective Time, each share of Quoin will be converted into the right to receive Cellect ordinary shares such that, immediately following the Effective Time, Cellect’s shareholders as of immediately prior to the Effective Time are expected to own approximately 20% of the outstanding ordinary shares of Cellect, and Quoin’s stockholders (including the Investor) as of immediately prior to the Effective Time are expected to own (or have the right to receive) approximately 80% of the outstanding ordinary shares of Cellect.

The selected unaudited pro forma condensed combined financial data include the proceeds of the Quoin Financing.

Comparative Historical and Unaudited Pro Forma Share Data

The information below reflects the historical and per share net loss and book value of Cellect’s ordinary shares and Quoin’s common shares in comparison with the unaudited pro forma net loss and book value after giving effect to the proposed Merger of Cellect and Quoin on a pro forma basis.

The tables below should be read in conjunction with the audited consolidated financial statements of Cellect and Quoin included in this proxy statement/prospectus, the unaudited pro forma condensed combined financial information and the notes related to such financial information included elsewhere herein.

As of and for the Year Ended December 31, 2020 (in thousands, except share and per share amounts)	Cellect	Quoin	Pro Forma

Net income (loss)	(5,623)	(2,095)	(5,484)
Weighted average shares outstanding—basic and diluted	368,078,786	1,000,000	2,045,947,600
Net income (loss) per share—basic and diluted	$(0.02)	$(2.10)	$(0.003)

RISK FACTORS

The combined company will be faced with a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained in this proxy statement/prospectus, you should carefully consider the material risks described below before deciding how to vote your shares of stock. In addition, you should read and consider the risks associated with Cellect’s business because these risks may also affect the combined organization—these risks can be found under the heading “Risk Factors—Risks Related to Cellect” in this proxy statement/prospectus. You should also read and consider the other information in this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” in this proxy statement/prospectus.

Risk Factor Summary

The following is a summary of certain important factors that may make an investment in the Company speculative or risky. You should carefully consider the full risk factor disclosure set forth below, in addition to the other information herein, including the Management’s Discussion and Analysis of Financial Condition and Results of Operations of each of Cellect and Quoin, and the financial statements and related notes.

Risks Related to the Merger

•	The issuance of Cellect’s ordinary shares to Quoin stockholders in connection with the Merger will substantially dilute the relative voting power of current Cellect shareholders, and as a result the Cellect shareholders will exercise substantially less influence over the management of the combined company following the completion of the Merger.

•	Cellect shareholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger.

•	Quoin is not a publicly traded company, making it difficult to determine the fair market value of Quoin.

•	The conditions under the Merger Agreement to Quoin’s consummation of the Merger may not be satisfied at all or in the anticipated timeframe.

•	The announcement and pendency of the Merger or failure to consummate the Merger could have an adverse effect on Cellect’s financial results, future business and operations, as well as the market price of Cellect’s ordinary shares.

•	If the Merger is not completed, Cellect may elect to liquidate its remaining assets, and there can be no assurance as to the amount of cash available to distribute to Cellect’s shareholders after paying Cellect’s debts and other obligations.

•	Cellect has incurred and expects to continue to incur substantial transaction-related costs in connection with the Merger.

•	Even if the Merger is consummated, the combined company may fail to realize the anticipated benefits of the Merger.

•	The Exchange Ratio will not be adjusted in the event of any change in Cellect’s share price or the value of Quoin’s stock.

•	It is anticipated that, as a result of the transaction, Cellect will become treated as a U.S. domestic corporation for U.S. federal income tax purposes and will be liable for both U.S. and Israeli income tax.

•	The U.S. federal income tax treatment of the CVRs is unclear.

Risks Related to Our Ordinary Shares

•	The market price of our ordinary shares may be highly volatile.

•	We may be at risk of securities class action litigation.

•	Sales of a substantial number of our ordinary shares in the public market by our existing shareholders could cause our share price to fall.

•	We may be unable to comply with the applicable continued listing requirements of Nasdaq.

Risks Related to Cellect

•	We have a history of operating losses and expect that we will continue to incur significant operating losses for the foreseeable future.

•	We expect that we will need to raise additional capital to fund operations, which may not be available on acceptable terms, or at all.

•	We may not be able to conduct clinical trials, because of difficulties in enrolling patients or other reasons, to obtain favorable pre-clinical and clinical trial results, or to obtain regulatory approvals.

•	We may not be able to develop and successfully commercialize our products, because of our inability to attract and retain employees with sufficient expertise, to ensure an adequate supply of the raw materials necessary for our products, to adequately protect our intellectual property, or to establish and maintain strategic partnerships and other corporate collaborations.

•	We may face significant competition. If we cannot successfully compete with other companies and technologies, our marketing and sales will suffer, and we may never be profitable.

Risks Related to Quoin

•	We have a limited operating history that you can use to evaluate us, and the likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company.

•	We have incurred significant losses since our inception and anticipate that we will continue to incur significant losses for the foreseeable future.

•	We have never generated any revenue from product sales, have generated only limited revenue since inception, and may never be profitable.

•	We expect that we will need to raise additional capital, which may not be available on acceptable terms, or at all.

Risks Related to the Combined Company

•	Preclinical and clinical studies of our product candidates may not be successful. If we are unable to generate successful results from preclinical and clinical studies of our product candidates, or experience significant delays in doing so, our business may be materially harmed.

•	We may not be successful in our efforts to identify or discover potential product candidates.

•	Even if we complete the necessary preclinical studies and clinical trials, we cannot predict whether or when we will obtain regulatory approval to commercialize a product candidate and we cannot, therefore, predict the timing of any revenue from a future product.

•	Even if we obtain regulatory approval for a product candidate, we will still face extensive regulatory requirements and our products may face future development and regulatory difficulties.

•	We face significant competition from other biotechnology and pharmaceutical companies and our operating results will suffer if we fail to compete effectively.

•	If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.

•	If we are unable to obtain or protect intellectual property rights related to our future products and product candidates, we may not be able to compete effectively in our markets.

•	Our future success depends on our ability to attract and retain key executives and to attract, retain and motivate qualified personnel.

•	We may need to expand our organization and may experience difficulties in managing this growth, which could disrupt our operations.

Risks Related to the Merger

The issuance of Cellect’s ordinary shares to Quoin stockholders in connection with the Merger will substantially dilute the relative voting power of current Cellect shareholders, and as a result the Cellect shareholders will exercise substantially less influence over the management of the combined company following the completion of the Merger.

Pursuant to the terms of the Merger Agreement, it is anticipated that Cellect will issue ordinary shares of Cellect to the stockholders of Quoin. Following the closing of the Merger, Cellect’s current shareholders will own approximately 20% of the combined company’s share capital, and existing Quoin stockholders will own approximately 80% of the combined company’s issued share capital using the treasury stock method.

Accordingly, the issuance of Cellect’s ordinary shares to Quoin stockholders in connection with the Merger will significantly reduce the relative voting power of each ordinary share held by current Cellect shareholders, and the existing Cellect shareholders will hold a minority stake in the combined company. In addition, all of the non-external members of the board of directors of the combined company will be designated by Quoin. Consequently, Cellect’s shareholders will exercise substantially less influence over the management and policies of the combined company than they currently exercise over the management and policies of Cellect.

Cellect shareholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger.

If the combined company is unable to realize the full strategic and financial benefits anticipated from the Merger, Cellect shareholders will have experienced substantial dilution of their ownership interests without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the combined company is able to realize only part of the strategic and financial benefits currently anticipated from the Merger.

Quoin is not a publicly traded company, making it difficult to determine the fair market value of Quoin.

The outstanding capital stock of Quoin is privately held and is not traded on any public market, which makes it difficult to determine the fair market value of Quoin. There can be no assurance that the merger consideration to be issued to Quoin stockholders will not exceed the actual value of Quoin.

The conditions under the Merger Agreement to Quoin’s consummation of the Merger may not be satisfied at all or in the anticipated timeframe.

The obligation of Quoin to complete the Merger is subject to certain conditions, including the approval by Cellect’s shareholders of certain matters as set forth above, the accuracy of the representations and warranties contained in the Merger Agreement, subject to certain materiality qualifications, compliance by the parties with their respective covenants under the Merger Agreement and the absence of any law or order preventing the Merger. These conditions are described in more detail under “The Merger Agreement – Conditions to the Completion of the Merger” beginning on page 133 of this proxy statement. Cellect cannot assure you that all of the conditions will be satisfied or waived. If the conditions are not satisfied or waived, the Merger may not occur or will be delayed, and Cellect and Quoin each may not realize some or all of the intended benefits of the Merger.

The announcement and pendency of the Merger or failure to consummate the Merger could have an adverse effect on Cellect’s financial results, future business and operations, as well as the market price of Cellect’s ordinary shares.

The announcement and pendency of the Merger, or the companies’ failure to consummate the Merger, could disrupt Cellect’s business. Among other things, the attention of Cellect’s management may be directed toward the completion of the Merger and related matters and may be diverted from other opportunities that might otherwise be beneficial to Cellect. Should they occur, any of these matters could adversely affect Cellect’s financial condition, results of operations or business prospects.

The completion of the Merger is subject to a number of conditions, and there can be no assurance that the conditions to the completion of the Merger will be satisfied. If the Merger is not completed, Cellect will be subject to several risks, including:

•	that most of the fees and expenses in connection with the Merger, such as legal, accounting and transaction agent fees, must be paid even if the Merger is not completed, and Cellect may be subject to payment of a termination fee and other Quoin expenses in the aggregate amount of approximately $750,000 in certain circumstances;

•	that it may be very difficult to retain Cellect’s remaining directors and employees long enough to pursue other alternatives;

•	the Board would need to reevaluate Cellect’s strategic alternatives, many of which may be less favorable to stakeholders, such as liquidation of the company;

•	Cellect may be delisted from the Nasdaq Capital Market for failure to comply with continued listing requirements;

•	Cellect would not realize any of the anticipated benefits of having completed the Merger;

•	the price of Cellect’s ordinary shares may decline and remain volatile; and

•	Cellect could be subject to litigation related to any failure to consummate the Merger or any related action that could be brought to enforce Cellect’s obligations under the Merger Agreement.

In addition, if the Merger Agreement is terminated and the Board determines to seek another business combination, there can be no assurance that it will be able to find a transaction that is superior or equal in value to the Merger.

If the Merger is not completed, Cellect may elect to liquidate its remaining assets, and there can be no assurance as to the amount of cash available to distribute to Cellect’s shareholders after paying Cellect’s debts and other obligations.

If the Merger is not completed, the Board of Cellect may elect to take the steps necessary to liquidate all of its remaining assets. The process of liquidation may be lengthy and Cellect cannot make any assurance regarding the timing of completing such a process. In addition, Cellect would be required to pay all of its debts and contractual obligations, and to set aside certain reserves for potential future claims. There can be no assurance as to the amount of available cash, if any, that might be available to distribute to shareholders after paying the debts and other obligations and setting aside funds for reserves, nor as to the timing of any such distribution.

Cellect has incurred and expects to continue to incur substantial transaction-related costs in connection with the Merger.

Cellect has incurred, and expects to continue to incur, a number of non-recurring transaction-related costs associated with completing the Merger and combining the two companies. These fees and costs have been, and will continue to be, substantial. Non-recurring transaction costs include, but are not limited to, fees paid to legal, financial and accounting advisors, severance and benefit costs, filing fees and printing costs. Additional unanticipated costs may be incurred in the combined company’s business, which may be higher than expected and could have a material adverse effect on the combined company’s financial condition and operating results.

Even if the Merger is consummated, the combined company may fail to realize the anticipated benefits of the Merger.

The success of the Merger will depend on, among other things, the combined company’s ability to achieve its business objectives and raise the necessary capital to fund its operations, including the successful development of its current and future product candidates. If the combined company is not able to achieve these objectives, the anticipated benefits of the Merger may not be realized fully, may take longer to realize than expected, or may not be realized at all.

Cellect and Quoin have operated and, until the completion of the Merger, will continue to operate independently. Even if the Merger is completed, it is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing business, an adverse impact on the value of the combined company’s assets, or inconsistencies in standards, controls, procedures or policies that could adversely affect the combined company’s ability to comply with reporting obligations as a public company, an inability to satisfy its obligations to third parties or to achieve the anticipated benefits of the Merger, or an inability to raise the necessary capital to fund each company’s operations. Integration efforts between the two companies will also divert management’s attention and resources. Any delays in the integration process or inability to realize the full extent of the anticipated benefits of the Merger could have an adverse effect on the combined company’s business and the results of the combined company’s operations. Such an adverse effect may impact the value of the shares of Cellect after the completion of the Merger.

The Exchange Ratio will not be adjusted in the event of any change in Cellect’s share price or the value of Quoin’s stock.

In the Merger, each outstanding share of common stock of Quoin (with certain exceptions), by virtue of the Merger and without any action on the part of the parties to the Merger Agreement or the holders of ordinary shares of Cellect, will be converted into the right to receive validly issued, fully paid and non-assessable ordinary shares of Cellect pursuant to an established exchange ratio set forth in the Merger Agreement, which we refer to as the “Exchange Ratio”. The Exchange Ratio is currently estimated to be approximately 12.0146 Cellect ordinary shares per share of Quoin. This Exchange Ratio will not be adjusted for changes in the market price or value of either Cellect’s ordinary shares or Quoin’s stock. However, the Exchange Ratio may be adjusted to eliminate the effect of certain events, including a reclassification, recapitalization, or share or stock split (as applicable) in the outstanding shares of the capital stock of either Cellect or Quoin.

Share price changes may result from a variety of factors (many of which are beyond our or Quoin’s control), including the following:

•	changes in Cellect’s and Quoin’s respective businesses, operations and prospects, or market assessments;

•	market assessments regarding the likelihood that the Merger will be completed; and

•	general market and economic conditions and other factors generally affecting the price of Cellect’s ordinary shares or the value of Quoin’s stock.

The price of Cellect’s ordinary shares at the closing of the Merger may vary from the price on the date the Merger Agreement was executed and the date of the Special Meeting. As a result, the market value of the merger consideration will also vary.

Based on a number of assumptions, it is anticipated that, as a result of the transaction, Cellect will likely become treated as a U.S. domestic corporation for U.S. federal income tax purposes and will be liable for both U.S. and Israeli income tax.

Based on certain assumptions, it is anticipated that, following the Merger, Quoin’s current equity holders will own at least 80% (by vote or value) of the combined company for purposes of applying Section 7874 of the Code, and thus, Cellect, although formed in Israel, will likely be treated as a U.S. domestic corporation for U.S. federal income tax purposes under Section 7874 of the Code, and as a result would be subject indefinitely to U.S. income tax on its worldwide income. Consequently Cellect would be liable for both U.S. and Israeli income tax, which could have a material adverse effect on its financial condition and results of operations and on the value of shareholders’ investment after the transaction.

Furthermore, as a result of and in connection with the potential conversion of Cellect to a U.S. domestic corporation for U.S. federal income tax purposes, Current Cellect U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences”) would in certain circumstances recognize taxable income and may be required to file a notice with its annual U.S. federal income tax return.

On the contrary, if the assumptions supporting the classification of Cellect as a U.S. domestic corporation prove false, certain current U.S. Holders of Quoin shares could recognize taxable income or be required to file annual information returns with their U.S. federal income tax returns.

For more information, see “Material U.S. Federal Income Tax Consequences.”

Prior to the transaction, Cellect may be classified as a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes, which could subject current Cellect U.S. shareholders to materially adverse United States federal income tax consequences in connection with the transaction.

If Cellect is or has been a PFIC for any taxable year during which a Current Cellect U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences”) has held Cellect shares, certain materially adverse U.S. federal income tax consequences could apply to such U.S. Holder. Cellect has not determined whether it is a PFIC for its current tax year or any prior taxable year. For further details, please refer to “Material U.S. Federal Income Tax Consequences— Tax Consequences to Cellect Holders— Passive Foreign Investment Company Considerations in connection with the Conversion.”

The U.S. federal income tax treatment of the CVRs is unclear.

We intend to report the receipt of the CVRs as a “closed transaction” for U.S. federal income tax purposes. Assuming this treatment is correct, and subject to the discussion below under “Material U.S. Federal Income Tax Consequences,” a payment with respect to a CVR would likely be treated as a non-taxable return of a holder’s adjusted tax basis in the CVR to the extent thereof. A payment in excess of such amount may be treated as (i) a payment with respect to a sale of a capital asset or (ii) income taxed at ordinary rates. Additionally, a portion of a payment with respect to a CVR may be reported or treated as imputed interest. However, the U.S. federal income tax treatment of the CVRs is unclear. There is no legal authority directly addressing the U.S. federal income tax treatment of the receipt of, and payments on, the CVRs, and there can be no assurance that the Internal Revenue Service, would not assert, or that a court would not sustain, a position that could result in different and materially worse U.S. federal income tax consequences to holders.

For more information, see “Material U.S. Federal Income Tax Consequences of the Merger.”

Risks Related to Our Ordinary Shares

The market price of our ordinary shares may be highly volatile.

The trading price of our ordinary shares is likely to be volatile. Our share price could be subject to wide fluctuations in response to a variety of factors, including but not limited to the following factors:

•	adverse results or delays in preclinical studies or clinical trials;

•	inability to obtain additional funding;

•	any delay in filing an Investigational New Drug application (“IND”) or Biologics License Application (“BLA”) for any of our product candidates and any adverse development or perceived adverse development with respect to the U.S. Food and Drug Administration (“FDA”) review of that IND or BLA;

•	failure to enter into strategic alliances;

•	failure by us or our licensors to prosecute, maintain or enforce our intellectual property rights;

•	failure to successfully develop and commercialize our product candidates;

•	changes in laws or regulations applicable to our preclinical and clinical development activities, product candidates or future products;

•	inability to obtain adequate product supply for our product candidates or the inability to do so at acceptable prices;

•	adverse regulatory decisions;

•	introduction of new products, services or technologies by our competitors;

•	failure to meet or exceed financial projections we may provide to the public;

•	failure to meet or exceed the estimates and projections of the investment community;

•	the perception of the pharmaceutical industry by the public, legislatures, regulators and the investment community;

•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

•	disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

•	additions or departures of key scientific or management personnel;

•	significant lawsuits, including regarding patent or licensing matters;

•	changes in the market valuations of similar companies;

•	sales of our ordinary shares by us or our shareholders in the future; and

•	trading volume of our ordinary shares.

In addition, companies trading in the stock market in general, and Nasdaq in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our ordinary shares, regardless of our actual operating performance.

The requirements of being a publicly traded company may strain our resources and divert management’s attention.

As a publicly traded company, we have incurred, and will continue to incur, significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and Nasdaq have imposed various requirements on public companies. In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) was enacted. There are significant corporate governance and executive compensation related provisions in the Dodd-Frank Act that require the SEC to adopt additional rules and regulations in these areas such as “say on pay” and proxy access. Shareholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which we operate our business in ways we cannot currently anticipate. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs to maintain our current levels of such coverage.

We may be at risk of securities class action litigation.

We may be at risk of securities class action litigation. This risk is especially relevant for us due to our dependence on positive clinical trial outcomes and regulatory approvals of each of our product candidates. In the past, medical, biotechnology and pharmaceutical companies have experienced significant stock price volatility, particularly when associated with binary events such as clinical trials and product approvals. If we face such litigation, it could result in substantial costs, divert management’s attention and resources, or have a material adverse effect on our business, operating results and prospects.

Sales of a substantial number of our ordinary shares in the public market by our existing shareholders could cause our share price to fall.

If our existing shareholders sell, or indicate an intention to sell, substantial amounts of those ordinary shares in the public market, the trading price of our ordinary shares could decline. In addition, ordinary shares that are either subject to outstanding options or reserved for future issuance under our employee benefit plans are or may become eligible for sale in the public market to the extent permitted by the provisions of various vesting schedules and Rule 144 under the Securities Act. If ordinary shares are sold, or if it is perceived that they will be sold, in the public market, that could create downward pressure on the trading price of our ordinary shares and cause the trading price to decline.

Future sales and issuances of our ordinary shares or rights to purchase ordinary shares, including pursuant to our equity incentive plans, could result in additional dilution of the percentage ownership of our shareholders and could cause our share price to fall.

We expect that significant additional capital will be needed in the future to continue our planned operations. To the extent we raise additional capital by issuing equity securities, our shareholders may experience substantial dilution. Pursuant to equity incentive plans, our management may grant options and other equity-based awards to our employees, directors and consultants. We may sell ordinary shares, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time, any of which may result in material dilution to investors and/or our existing shareholders. New investors could also be issued securities with rights superior to those of our existing shareholders.

We may be unable to comply with the applicable continued listing requirements of Nasdaq.

ADSs representing our ordinary shares are currently listed on Nasdaq. In order to maintain this listing, we must satisfy minimum financial and other continued listing requirements and standards, including a minimum closing bid price requirement for our ADSs of $1.00 per ADS. There can be no assurance that we will be able to comply with the applicable listing standards. For example, if we were to fail to meet the minimum bid price requirement for 30 consecutive business days, we could become subject to delisting. Although Nasdaq may provide us with a compliance period in which to regain compliance with the minimum bid price requirement, we cannot assure you that we would be able to regain compliance within the period provided by Nasdaq. In order to regain compliance with such requirement, the closing bid price of our ADSs would need to meet or exceed $1.00 per share for at least 10 consecutive business days during the compliance period. If we were not able to regain compliance within the allotted compliance period for this requirement or any other applicable listing standard, including any extensions that may be granted by Nasdaq, our ADSs would be subject to delisting. In the event that our ADSs are delisted from Nasdaq and are not eligible for quotation or listing on another market or exchange, trading of our ADSs could be conducted only in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for our ADSs and there would likely also be a reduction in our coverage by securities analysts and the news media, which could cause the price of our ADSs to decline further.

We do not intend to pay dividends on our ordinary shares so any returns will be limited to the value of our shares.

We have never declared or paid any cash dividends on our ordinary shares. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future.

Risks Related to Cellect

Risks Related to Our Financial Position and Capital Requirements

We are an early stage company with a limited operating history.

Our wholly owned subsidiary commenced operations developing our functional stem cell selection ApoGraft technology in 2011. As such, we have a limited operating history and our operations are subject to all of the risks inherent in the establishment of a new business enterprise, including a lack of operating history. We cannot be certain that our business strategy will be successful or that we will be solvent at any particular time. Our likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the establishment of any company. If we fail to address any of these risks or difficulties adequately, our business will likely suffer. Because of the numerous risks and uncertainties associated with developing and commercializing our ApoGraft technology, we are unable to predict the extent of any future losses or when we will become profitable, if ever. We may never become profitable and you may never receive a return on an investment in our securities. An investor in our securities must carefully consider the substantial challenges, risks and uncertainties inherent in the attempted development and commercialization of procedures and products in the medical, cell therapy, biotechnology and biopharmaceutical industries. We may never successfully commercialize ApoGraft and our business may fail.

We have a history of losses and can provide no assurance of our future operating results.

Since 2011, we have been focused on research and development activities with a view to developing ApoGraft. We have financed our operations primarily through the sale of equity securities (both in private placements and in public offerings on the TASE and also on the Nasdaq) and have incurred losses in each year since our inception. We have historically incurred substantial net losses, including net losses of approximately NIS 18.1 million ($5.6 million) in 2020, approximately NIS 16.8 million ($4.9 million) in 2019, NIS 20.1 million ($5.9 million) in 2018, and NIS 28.2 million ($8.2 million) in 2017. As of December 31, 2020, we had an accumulated deficit of approximately NIS 118.9 million ($37.0 million). We do not know whether or when we will become profitable. To date, we have not commercialized our technology or generated any revenues and accordingly we do not have a revenue stream to support our cost structure. Our losses have resulted principally from costs incurred in development and discovery activities. The opinion of our independent registered public accounting firm on our audited financial statements as of and for the year ended December 31, 2020 contains an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. We expect to continue to incur losses for the foreseeable future, and these losses will likely increase as we:

•	initiate and manage preclinical development and clinical trials for ApoGraft;

•	implement internal systems and infrastructures;

•	seek to license additional technologies to develop;

•	hire management and other personnel; and

•	move towards commercialization.

We will need significant additional capital, which we may be unable to obtain. If we are unable to raise capital, we will be forced to reduce or eliminate our operations.

As of December 31, 2020, we had approximately NIS 17.0 million ($5.3 million) in cash and cash equivalents, working capital of NIS 14.3 million ($4.4 million) and an accumulated deficit of NIS 118.9 million ($37.0 million). We will need to raise significant additional capital, in one or more financings, and if we are unable to obtain sufficient additional financing, we will be forced to reduce the scope of or cease operations, which would have a materially adverse effect on our business and results of operations.

Since our inception, most of our resources have been dedicated to the development of ApoGraft. In particular, we have expended and believe that we will continue to expend significant operating and capital expenditures for the foreseeable future developing ApoGraft. These expenditures will include, but are not limited to, costs associated with research and development, manufacturing, conducting preclinical experiments and clinical trials, contracting manufacturing organizations, hiring additional management and other personnel and obtaining regulatory approvals, as well as commercializing any products approved for sale. Furthermore, we expect to incur additional costs associated with operating as a public company in the United States. Because the outcome of our planned and anticipated clinical trials is highly uncertain, we cannot reasonably estimate the actual amounts necessary to successfully complete the development and commercialization of ApoGraft and any other future product. In addition, other unanticipated costs may arise. As a result of these and other factors currently unknown to us, we require substantial, additional funds through public or private equity or debt financings or other sources, such as strategic partnerships and alliances and licensing arrangements. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. A failure to fund these activities may harm our growth strategy, competitive position, quality compliance and financial condition.

Our future capital requirements depend on many factors, including:

•	the number and characteristics of products we develop from our ApoGraft technology platform;

•	the scope, progress, results and costs of researching and developing our ApoGraft technology platform and any future products, and conducting preclinical and clinical trials;

•	the timing of, and the costs involved in, obtaining regulatory approvals;

•	the cost of commercialization activities if any products are approved for sale, including marketing, sales and distribution costs;

•	the cost of manufacturing any future product we successfully commercialize;

•	our ability to establish and maintain strategic partnerships, licensing, supply or other arrangements and the financial terms of such agreements;

•	the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims, including litigation costs and the outcome of such litigation;

•	the costs of in-licensing further patents and technologies;

•	the cost of development of in-licensed technologies;

•	the timing, receipt and amount of sales of, or royalties on, any future products;

•	the expenses needed to attract and retain skilled personnel; and

•	any product liability or other lawsuits related to any future products.

Additional funds may not be available when we need them, on terms that are acceptable to us, or at all. If adequate funds are not available to us on a timely basis, we may be required to delay, limit, reduce or terminate preclinical studies, clinical trials or other research and development activities for ApoGraft or delay, limit, reduce or terminate our establishment of sales and marketing capabilities or other activities that may be necessary to commercialize our ApoGraft technology.

We will need additional capital in the future. Raising additional capital may cause dilution to our existing shareholders, restrict our operations or require us to relinquish rights to our technologies or product candidates.

We will require additional capital in the future. We may seek additional capital through a combination of private and public equity offerings, debt financings, strategic partnerships and alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interests of existing shareholders will be diluted, and the terms may include liquidation or other preferences that adversely affect shareholder rights and may cause the market price of our shares to decline. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take certain actions, such as incurring debt, making capital expenditures or declaring dividends. If we raise additional funds through strategic partnerships and alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies or any products, or grant licenses on terms that are not favorable to us. If we are unable to raise additional funds through equity or debt financing when needed, we may be required to delay, limit, reduce or terminate our product development or commercialization efforts or grant rights to develop and market products that we would otherwise prefer to develop and market ourselves.

Risks Related to Product Development and Regulatory Approval

Our business is subject to risks arising from a widespread outbreak of an illness or any other communicable disease, or any other public health crisis, such as the COVID-19 pandemic, which has impacted and could continue to impact our business.

Public health epidemics or outbreaks could adversely impact our business. In late 2019, a novel strain of COVID-19, also known as coronavirus, was reported in Wuhan, China. While initially the outbreak was largely concentrated in China, it has now spread to countries across the globe, including in Israel and the United States. Many countries around the world, including in Israel and the United States, have implemented significant governmental measures to control the spread of the virus, including temporary closure of businesses, severe restrictions on travel and the movement of people, and other material limitations on the conduct of business.

Combating the pandemic, bone marrow transplantations have been modified to reduce the risk of infecting the patients. In those clinical circumstances, we were unable to recruit patents to the Israeli and US trial Moreover, as a result of COVID-19 pandemic, there is a general unease of conducting unnecessary activities in medical centers. As a consequence, we implemented remote working and workplace protocols for our employees in accordance Israeli Ministry of Health requirements to ensure employee safety and the continuous operations of the company. In addition, the COVID-19 pandemic has resulted in logistical challenges including availability of materials required for our R&D activities, complete arrest in recruiting patients to our ongoing Israeli trial and delay of the initiation of our IND approved trial in Washington University. It further slowed business interactions started late 2019 around the business potential of our ApoGraft product manufacturing scale-up and automation. The extent to which the COVID-19 pandemic impacts our operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration and severity of the pandemic, the impact of new virus mutations, and the actions that may be required to contain the pandemic or treat its impact.

Our product development program is based on a novel functional stem cell selection technology platform and is inherently risky.

We are subject to the risks of failure inherent in the development of products based on new technologies. The novel nature of our ApoGraft technology creates significant challenges in regard to product development and optimization, manufacturing, government regulation, third-party reimbursement, and market acceptance, which makes it difficult to predict the time and cost of any product development and subsequently obtaining regulatory approval. These challenges may prevent us from developing and commercializing products on a timely or profitable basis or at all.

Our ApoGraft technology is in an early stage of discovery and development, and we may fail to develop any commercially acceptable or profitable products.

We are concentrating our efforts on developing our first line of products, which is based on our ApoGraft technology, to improve the safety and efficacy of allogeneic HSCT. To date, we are conducting clinical trials to ascertain our product’s safety and tolerability. As such, we have yet to ascertain our products’ efficacy to obtain approval for marketing, and our future success depends on the successful proof of concept of ApoGraft. There can be no assurance that any development problems we experience in the future related to our technology platform will not cause significant delays or unanticipated costs, or that such development problems can be solved. We may also experience delays in developing a sustainable, reproducible and scalable manufacturing process or transferring that process to commercial partners, which may prevent us from completing our clinical trials or commercializing ApoGraft on a timely or profitable basis, if at all. Our products are not expected to be commercially available for several years, if at all.

Future results released from our ongoing clinical trials may differ materially from interim or pre-clinical trial results.

Clinical trials are inherently risky and may reveal that ApoGraft is ineffective, unsafe or has unanticipated interactions that may significantly decrease trial success. Our pre-clinical trial results and our interim results of our ongoing clinical trials of ApoGraft or any other interim results may differ materially from final results and do not necessarily predict favorable final results.

We may face numerous unforeseen events during, or as a result of, clinical trials that could delay or prevent commercialization of ApoGraft. These clinical trials could be affected by negative or inconclusive trial results, unexpected delays, unanticipated patient drop-out rates or adverse side effects and future actions by regulatory authorities or additional expenses.

Clinical trials necessary to demonstrate proof of concept of ApoGraft are expensive and could require the enrollment of large numbers of suitable patients, who could be difficult to identify and recruit. Delays or failures in any necessary clinical trials could prevent us from commercializing ApoGraft and could adversely affect our business, operating results and prospects.

Initiating and completing clinical trials necessary to demonstrate proof of concept of ApoGraft, or additional safety and efficacy data that the FDA may require for any new specific indications of our technology that we may seek, are time consuming and expensive with an uncertain outcome.

Conducting successful clinical trials could require the enrollment of large numbers of patients, and suitable patients could be difficult to identify and recruit. To date, we have experienced delays in our ongoing Phase I/II clinical study in Israel and our Phase I clinical study in Washington University largely related to arrest of recruitment due to the COVID-19 pandemic. Patient enrollment in clinical trials and completion of patient participation and follow-up depends on many factors, including the size of the patient population, the nature of the trial protocol, the attractiveness of, or the discomforts and risks associated with, the treatments received by enrolled subjects, the availability of appropriate clinical trial investigators and support staff, the proximity to clinical sites of patients that are able to comply with the eligibility and exclusion criteria for participation in the clinical trial, and patient compliance. For example, patients could be discouraged from enrolling in our clinical trials if the trial protocol requires them to undergo extensive post-treatment procedures or follow-up to assess the safety and effectiveness of our product candidates or if they determine that the treatments received under the trial protocols are not attractive or involve unacceptable risks or discomforts. In addition, patients participating in clinical trials may die before completion of the trial or suffer adverse medical events unrelated to our product candidates.

Development of sufficient and appropriate clinical protocols to demonstrate safety and efficacy will be required and we may not adequately develop such protocols to support clearance or approval. Further, the FDA could require us to submit data on a greater number of patients than we originally anticipated and/or for a longer follow-up period or change the data collection requirements or data analysis applicable to our clinical trials. Delays in patient enrollment or failure of patients to continue to participate in a clinical trial could cause an increase in costs and delays in the approval and attempted commercialization of our product candidates or result in the failure of the clinical trial. Such increased costs and delays or failures could adversely affect our business, operating results and prospects.

The results of our clinical trials may not support our product candidate claims or any additional claims we may seek for our products and our clinical trials may result in the discovery of adverse side effects.

Even if any clinical trial that we need to undertake is completed as planned, we cannot be certain that its results will support our product candidate claims or any new indications that we may seek for our products or that the FDA or foreign authorities will agree with our conclusions regarding the results of those trials. The clinical trial process may fail to demonstrate that our products or a product candidate is safe and effective for the proposed indicated use, which could cause us to stop seeking additional clearances or approvals for our products, or abandon development of our ApoGraft technology. Any delay or termination of our clinical trials will delay the filing of our regulatory submissions and, ultimately, our ability to commercialize a product candidate. It is also possible that patients enrolled in clinical trials will experience adverse side effects that are not currently part of the product candidate’s profile.

We might be unable to develop product candidates that will achieve commercial success in a timely and cost-effective manner, or ever.

Even if regulatory authorities approve our technology and products we develop, they may not be commercially successful. The products we develop may not be commercially successful because government agencies and other third-party payors may not cover the products or the coverage may be too limited to be commercially successful; physicians, researchers and others may not use or recommend our products, even following regulatory approval. A product approval, assuming one issues, may limit the uses for which the product may be distributed thereby adversely affecting the commercial viability of the products. Our expenses could increase beyond expectations if we are required by the FDA, the European Medicines Agency (“EMA”), or other regulatory agencies, domestic or foreign, to change our manufacturing processes or assays, or to perform clinical, nonclinical, or other types of studies in addition to those that we currently anticipate. Third parties may develop superior products or have proprietary rights that preclude us from marketing our products. We also expect that at least some of our product candidates will be expensive, if approved. Demand for any product we develop for which we obtain regulatory approval or license will depend largely on many factors, including but not limited to the extent, if any, of reimbursement of costs by government agencies and other third-party payors, pricing, the effectiveness of our marketing and distribution efforts, the safety and effectiveness of alternative products, and the prevalence and severity of side effects associated with our products. If physicians, government agencies and other third-party payors do not accept our products, we will not be able to generate significant revenue.

If we fail to obtain regulatory approval in jurisdictions outside the United States, we will not be able to market our products in those jurisdictions.

We intend to seek regulatory approval for our technology and products in a number of countries outside of the United States and expect that these countries will be important markets for our products, if approved. Marketing our products in these countries will require separate regulatory approvals in each market and compliance with numerous and varying regulatory requirements. The regulations that apply to the conduct of clinical trials and approval procedures vary from country to country and may require additional testing. Moreover, the time required to obtain approval may differ from that required to obtain FDA approval. Approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or by the FDA. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval. We may not obtain foreign regulatory approvals on a timely basis, if at all. We may not be able to file for regulatory approvals and may not receive necessary approvals to commercialize our products in any foreign market.

If we fail to obtain or maintain orphan exclusivity for our products we will have to rely on our data and marketing exclusivity, if any, and on our intellectual property rights, which may reduce the length of time that we can prevent competitors from selling generic versions of our products.

In September 2017, we announced that the FDA granted orphan drug designation for ApoGraft for the prevention of acute and chronic GvHD in transplant patients. Under the Orphan Drug Act, the FDA may designate a product as an orphan drug if it is a drug intended to treat a rare disease or condition, defined, in part, as a patient population of fewer than 200,000 in the U.S.

In the U.S., the company that first obtains FDA approval for a designated orphan drug for the specified rare disease or condition receives orphan drug marketing exclusivity for that drug for a period of seven years. This orphan drug exclusivity prevents the FDA from approving another application, including a full NDA, to market the same drug for the same orphan indication, except in very limited circumstances. A designated orphan drug may not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received orphan designation. In addition, orphan drug exclusive marketing rights in the U.S. may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the drug to meet the needs of patients with the rare disease or condition.

The EMA grants orphan drug designation to promote the development of products that may offer therapeutic benefits for life-threatening or chronically debilitating conditions affecting not more than five in 10,000 people in the E.U. Orphan drug designation from the EMA provides ten years of marketing exclusivity following drug approval, subject to reduction to six years if the designation criteria are no longer met.

Even if we obtain orphan drug exclusivity for a product, that exclusivity may not effectively protect the product from competition because different drugs can be approved for the same condition. Even after an orphan drug is approved, the FDA can subsequently approve the same drug for the same condition if the FDA concludes that the later drug is safer, more effective or makes a major contribution to patient care.

We may expend our limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success.

Although we believe that our ApoGraft technology has a broad range of applications, because we have limited financial and managerial resources, we are currently focused on clinical trials to prove the product safety and efficacy while scaling up the ApoGraft process in order to demonstrate commercial viability. As a result, we may forego or delay pursuit of opportunities with other product candidates or for other indications that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future research and development programs and product candidates for specific indications may not yield any commercially viable products. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate.

We will need to outsource and rely on third parties for the clinical development and manufacture, sales and marketing of our current product candidates or any future product candidates that we may develop, and our future success will be dependent on the timeliness and effectiveness of the efforts of these third parties.

We do not have the required financial and human resources to carry out on our own all the preclinical and clinical development for our current technology and products or future products, and do not have the capability and resources to manufacture, market or sell our current future products candidates that we may develop. Our business model calls for the partial or full outsourcing of the clinical and other development and manufacturing, sales and marketing of our product candidates in order to reduce our capital and infrastructure costs as a means of potentially improving our financial position. Our success will depend on the performance of these outsourced providers. In particular, the COVID-19 pandemic could result in the inability of our providers to adequately perform on a timely basis or at all. If such providers fail to perform adequately, our development of product candidates may be delayed and any delay in the development of our product candidates would have a material and adverse effect on our business prospects.

If we or our contractors or service providers fail to comply with regulatory laws and regulations, we or they could be subject to regulatory actions, which could affect our ability to develop, market and sell our product candidates and any other or future product candidates that we may develop and may harm our reputation.

If we or our manufacturers or other third-party contractors fail to comply with applicable federal, state or foreign laws or regulations, we could be subject to regulatory actions, which could affect our ability to develop, market and sell our product or any future product candidates under development successfully and could harm our reputation and lead to reduced demand for or non-acceptance of our proposed product candidates by the market. Even technical recommendations or evidence by the FDA through letters, site visits, and overall recommendations to academia or biotechnology companies may make the manufacturing of a product extremely labor intensive or expensive, making the product candidate no longer viable to manufacture in a cost-efficient manner. The mode of administration may make the product candidate not commercially viable. The required testing of the product candidate may make that candidate no longer commercially viable. The conduct of clinical trials may be critiqued by the FDA, or a clinical trial site’s Institutional Review Board or Institutional Biosafety Committee, which may delay or make impossible clinical testing of a product candidate. The Institutional Review Board for a clinical trial may stop a trial or deem a product candidate unsafe to continue testing. This may have a material adverse effect on the value of the product candidate and our business prospects.

Disruptions in our supply chain could delay any preclinical or clinical trials and the commercial launch of our product candidates.

Any significant disruption in our supplier relationships could harm our business. We currently rely on a single source supplier for the apoptotic inducing signal, Fas ligand (“FasL”), that we use, and we may rely on a limited number of suppliers for other raw material we use. There can be no assurance that we will not experience delays in supply of FasL in the future. If our current supplier or any other supplier suffers a major natural or man-made disaster at its manufacturing facility, or if they otherwise cease to supply to us, then this could result in further delays in our clinical studies and may delay product testing and potential regulatory approval until a qualified alternative supplier is identified. With respect to other raw materials for the ApoGraft technology platform, although alternative sources of supply exist, it could be expensive and take a significant amount of time to arrange for alternative suppliers. If our manufacturers or we are unable to purchase any key materials after regulatory approval has been obtained for our product candidates, the commercial launch of our product candidates would be delayed or there would be a shortage in supply, which would impair our ability to generate revenues from the sale of our product candidates.

Should our products be approved for commercialization, adverse changes in reimbursement policies and procedures by payors may impact our ability to market and sell our products.

Healthcare costs have risen significantly over the past decade, and there have been and continue to be proposals by legislators, regulators and third-party payors to decrease costs. Third-party payors are increasingly challenging the prices charged for medical products and services and instituting cost containment measures to control or significantly influence the purchase of medical products and services. For example, in the United States, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “PPACA”), among other things, reduced and/or limited Medicare reimbursement to certain providers. The Budget Control Act of 2011, as amended by subsequent legislation, further reduces Medicare’s payments to providers by 2% through fiscal year 2024. These reductions may reduce providers’ revenues or profits, which could affect their ability to purchase new technologies. Furthermore, the healthcare industry in the United States has experienced a trend toward cost containment as government and private insurers seek to control healthcare costs by imposing lower payment rates and negotiating reduced contract rates with service providers. Legislation could be adopted in the future that limits payments for our products from governmental payors. In addition, commercial payors, such as insurance companies, could adopt similar policies that limit reimbursement for medical device manufacturers’ products. Therefore, we cannot be certain that our products or the procedures or patient care performed using our products will be reimbursed at a cost-effective level. We face similar risks relating to adverse changes in reimbursement procedures and policies in other countries where we may market our products. Reimbursement and healthcare payment systems vary significantly among international markets. Our inability to obtain international reimbursement approval, or any adverse changes in the reimbursement policies of foreign payors, could negatively affect our ability to sell our products and have a material adverse effect on our business and financial condition.

Public perception of ethical and social issues surrounding the use of stem cell technology may limit or discourage the use of our technologies.

For social, ethical, or other reasons, governmental authorities in the United States and other countries may call for limits on, or regulation of the use of, stem cell technologies. Although our platform technology is designed to enrich the stem cell population as an enabling technology rather than manufacture stem cells, claims that stem cell technologies are ineffective, unethical or pose a danger to the environment may influence public attitudes. The subject of stem cell technologies in general has received negative publicity and aroused public debate in the United States and some other countries. Ethical and other concerns about our stem cell technology could materially hurt the market acceptance of our technologies.

Our business and operations may be materially adversely affected in the event of computer system failures or security breaches.

Despite the implementation of security measures, our internal computer systems, and those of our contract research organizations and other third parties on which we rely, are vulnerable to damage from computer viruses, unauthorized access, cyber-attacks, natural disasters, fire, terrorism, war, and telecommunication and electrical failures. If such an event were to occur and interrupt our operations, it could result in a material disruption of our drug development programs. For example, the loss of clinical trial data from ongoing or planned clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach results in a loss of or damage to our data or applications, loss of trade secrets or inappropriate disclosure of confidential or proprietary information, including protected health information or personal data of employees or former employees, access to our clinical data, or disruption of the manufacturing process, we could incur liability and the further development of our drug candidates could be delayed. We may also be vulnerable to cyber-attacks by hackers or other malfeasance. This type of breach of our cybersecurity may compromise our confidential information and/or our financial information and adversely affect our business or result in legal proceedings. Further, these cybersecurity breaches may inflict reputational harm upon us that may result in decreased market value and erode public trust.

The members of our management team and certain consultants are important to the efficient and effective operation of our business. Failure to retain our management and consulting team could have a material adverse effect on our business, financial condition or results of operations.

Our senior management and technical personnel, as well as certain consultants, are important to the efficient and effective operation of our business, particularly Dr. Shai Yarkoni, our Chief Executive Officer. Our failure to retain the personnel that have developed much of the technology we utilize today, or any key management and technical personnel, could have a material adverse effect on our future operations. Our success is also dependent on our ability to attract, retain and motivate highly trained technical and management personnel, among others, to continue the development and commercialization of our current and future products. As of the date of this update, we do not have key-man insurance on any of our officers or consultants.

As such, our future success highly depends on our ability to attract, retain and motivate personnel, including contractors, required for the development, maintenance and expansion of our activities. There can be no assurance that we will be able to retain our existing personnel or attract additional qualified employees or consultants. The loss of personnel or the inability to hire and retain additional qualified personnel in the future could have a material adverse effect on our business, financial condition and results of operation.

We face significant competition. If we cannot successfully compete with new or existing products, our marketing and sales will suffer, and we may never be profitable.

The field of regenerative medicine is expanding rapidly, mainly in uses of stem cells but also in the development of cell-based therapies and/or devices designed to isolate stem and progenitor cells from human tissues. As the field grows, we face, and will continue to face, increased competition from pharmaceutical, biopharmaceutical, medical device and biotechnology companies, as well as academic and research institutions and governmental agencies in the United States and abroad. In addition, many of these competitors, either alone or together with their collaborative partners, operate larger research and development programs than we do, and have substantially greater financial resources than we do, as well as significantly greater experience in:

•	developing stem cell selection technology;

•	undertaking preclinical testing and human clinical trials;

•	obtaining FDA approvals and addressing various regulatory matters and obtaining other regulatory approvals;

•	manufacturing medical devices; and

•	launching, marketing and selling medical devices.

If our competitors develop and commercialize products faster than we do or develop and commercialize products that are superior to our ApoGraft technology, our commercial opportunities will be reduced or eliminated. Our competitors may succeed in developing and commercializing products earlier and obtaining regulatory approvals from the FDA and foreign regulatory authorities more rapidly than we do. Our competitors may also develop products or technologies that are superior to those we are developing and render our product candidate obsolete or non-competitive. If we cannot successfully compete with new or existing products, our marketing and sales will suffer and we may never be profitable.

The extent to which our product candidate achieves market acceptance will depend on competitive factors, many of which are beyond our control. Competition in the field of regenerative medicine is intense and has been accentuated by the rapid pace of technology development. Our competitors also compete with us to:

•	attract parties for acquisitions, joint ventures or other collaboration;

•	license proprietary technology that is competitive with ApoGraft technology platform and products;

•	attract funding; and

•	attract and hire scientific talent and other qualified personnel.

Product liability and other claims against us may in the future reduce demand for our products or result in substantial damages. We anticipate that we will need to obtain and maintain additional or increased insurance coverage, and we may not be able to obtain or maintain such coverage on commercially reasonable terms, if at all.

A product liability claim, a clinical trial liability claim or other claim with respect to uninsured liabilities or for amounts in excess of insured liabilities could have a material adverse effect on our business. Our business exposes us to potential liability risks that may arise from any future clinical testing of our product candidates in human clinical trials and the manufacture and sale of any approved products. Any clinical trial liability or product liability claim or series of claims or class actions brought against us, with or without merit, could result in:

•	liabilities that substantially exceed any clinical trial liability or product liability insurance that we may obtain in the future, which we would then be required to pay from other sources, if available;

•	an increase in the premiums we may pay for any clinical trial liability or product liability insurance we may obtain in the future or the inability to renew or obtain clinical trial liability or product liability insurance coverage in the future on acceptable terms, or at all;

•	withdrawal of clinical trial volunteers or patients;

•	damage to our reputation and the reputation of our products, including loss of any future market share;

•	regulatory investigations that could require costly recalls or product modifications;

•	litigation costs; and

•	diversion of management’s attention from managing our business.

We do not currently have product liability insurance because none of our product candidates has yet been approved for commercialization. If any of our product candidates are sold commercially, we will seek product liability insurance coverage. We cannot assure you that we will be able to maintain clinical trial or obtain and product liability insurance on commercially acceptable terms, if at all, or that we will be able to maintain such insurance at a reasonable cost or in sufficient amounts to protect against potential losses.

If our employees commit fraud or other misconduct, including noncompliance with regulatory standards and requirements and insider trading, our business may experience serious adverse consequences.

We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with FDA regulations, to provide accurate information to the FDA, to comply with manufacturing standards we have established, to comply with federal and state health-care fraud and abuse laws and regulations, to report financial information or data accurately or to disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation.

Our board of directors has adopted a Code of Ethics which became effective upon the listing of our ADSs on Nasdaq. However, it is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.

In addition, during the course of our operations, our directors, executives and employees may have access to material, nonpublic information regarding our business, our results of operations or potential transactions we are considering. If a director, executive or employee was to be investigated, or an action was to be brought against a director, executive or employee for insider trading, it could have a negative impact on our reputation and the market price of the ADSs. Such a claim, with or without merit, could also result in substantial expenditures of time and money, and divert attention of our management team from other tasks important to the success of our business.

We may encounter difficulties in managing our growth. Failure to manage our growth effectively will have a material adverse effect on our business, results of operations and financial condition.

We may not be able to successfully grow and expand. Successful implementation of our business plan will require management of growth, including potentially rapid and substantial growth, which will result in an increase in the level of responsibility for management personnel and place a strain on our human and capital resources. To manage growth effectively, we will be required to continue to implement and improve our operating and financial systems and controls to expand, train and manage our employee base. Our ability to manage our operations and growth effectively will require us to continue to expend funds to enhance our operational, financial and management controls, reporting systems and procedures and to attract and retain sufficient talented personnel. If we are unable to scale up and implement improvements to our control systems in an efficient or timely manner, or if we encounter deficiencies in existing systems and controls, then we will not be able to successfully commercialize our ApoGraft technology. Failure to attract and retain sufficient talented personnel will further strain our human resources and could impede our growth or result in ineffective growth. Moreover, the management, systems and controls currently in place or to be implemented may not be adequate for such growth, and the steps we have taken to hire personnel and to improve such systems and controls might not be sufficient. If we are unable to manage our growth effectively, it will have a material adverse effect on our business, results of operations and financial condition.

If we are unable to obtain adequate insurance, our financial condition could be adversely affected in the event of uninsured or inadequately insured loss or damage. Our ability to effectively recruit and retain qualified officers and directors could also be adversely affected if we experience difficulty in obtaining adequate directors’ and officers’ liability insurance.

Our business will expose us to potential liability that results from risks associated with conducting any future clinical trials of our current or future technology and products. A successful clinical trial liability claim, if any, brought against us could have a material adverse effect on our business, prospects, financial condition and results of operations even though clinical trial insurance is successfully maintained or obtained. Our planned insurance coverage may only mitigate a small portion of a substantial claim against us. In addition, we may be unable to maintain sufficient insurance as a public company to cover liability claims made against our officers and directors. If we are unable to adequately insure our officers and directors, we may not be able to retain or recruit qualified officers and directors to manage us.

Our current management team has limited experience in managing and operating a publicly traded U.S. company. Any failure to comply or adequately comply with federal securities laws, rules or regulations could subject us to fines or regulatory actions, which may materially adversely affect our business, results of operations and financial condition.

Our current management team has a limited experience managing and operating a publicly traded U.S. company. Failure to comply or adequately comply with any laws, rules or regulations applicable to our business may result in fines or regulatory actions, which may materially adversely affect our business, results of operation or financial condition, and could result in delays in achieving the development of an active and liquid trading market for the ADSs.

Risks Related to Our Intellectual Property

We rely upon patents to protect our technology.

The patent position of biotechnology firms is generally uncertain and involves complex legal and factual questions. We do not know whether any of our current or future patent applications will result in the issuance of any patents. Even issued patents may be challenged, invalidated or circumvented. Patents may not provide a competitive advantage or afford protection against competitors with similar technology. Competitors or potential competitors may have filed applications for or may have received patents and may obtain additional and proprietary rights to compounds or processes used by or competitive with ours.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for noncompliance with these requirements.

Periodic maintenance fees on any issued patent are due to be paid to the U.S. Patent and Trademark Office (“USPTO”) and foreign patent agencies in several stages over the lifetime of the patent. The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Noncompliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to office actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. In such an event, our competitors might be able to make use of our intellectual property, which would have a material adverse effect on our business.

We may become involved in lawsuits to protect or enforce our patents or other intellectual property, which could be expensive, time-consuming and ultimately unsuccessful.

Competitors may infringe our issued patents or other intellectual property. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. Any claims we assert against perceived infringers could provoke these parties to assert counterclaims against us alleging that we infringe their intellectual property. In addition, in a patent infringement proceeding, a court may decide that a patent of ours is invalid or unenforceable, in whole or in part, construe the patent’s claims narrowly or refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation proceeding could put one or more of our patents at risk of being invalidated or interpreted narrowly, which could adversely affect us.

Third parties may initiate legal proceedings alleging that we are infringing their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on the success of our business.

Our commercial success depends upon our ability to develop, manufacture, market and sell our platform technology without infringing the proprietary rights of third parties. There is considerable intellectual property litigation in the medical device and pharmaceutical industries. While no such litigation has been brought against us and we have not been held by any court to have infringed a third party’s intellectual property rights, we cannot guarantee that our technology or use of our technology does not infringe third-party patents. It is also possible that we have failed to identify relevant third-party patents or applications that may have been issued or pending in the US or in a foreign jurisdiction. For example, applications filed before November 29, 2000 and certain applications filed after that date that will not be filed outside the United States remain confidential until patents issue. Patent applications in the United States and elsewhere are published approximately 18 months after the earliest date which they are entitled to, which is referred to as the priority date. Therefore, it cannot be ruled out that patent applications covering our technology were filed by others in the last 18 months about which we cannot have any knowledge. Additionally, pending patent applications which have been published can, subject to certain limitations, be later amended in a manner that could cover our technology.

We may become party to, or threatened with, future adversarial proceedings or litigation regarding intellectual property rights with respect to our technology, including inter partes review, interference, or derivation proceedings before the USPTO and similar bodies in other countries. Third parties may assert infringement claims against us based on existing intellectual property rights and intellectual property rights that may be granted in the future.

If we are found to infringe a third party’s intellectual property rights, we could be required to obtain a license from such third party to continue developing and marketing our technology. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. We could be forced, including by court order, to cease commercializing the infringing technology. In addition, we could be found liable for monetary damages, including treble damages and attorneys’ fees if we are found to have willfully infringed a patent. A finding of infringement could prevent us from commercializing our technology or force us to cease some of our business operations, which could materially harm our business. Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on our business.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States and Israel can be less extensive than those in the United States and Israel. In addition, the laws of some foreign countries do not protect intellectual property to the same extent as laws in the United States and Israel. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States and Israel, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patents to develop their own products and further, may export otherwise infringing products to territories where we have patents, but enforcement is not as strong as that in the United States and Israel.

Many companies have encountered significant problems in protecting and defending intellectual property in foreign jurisdictions. The legal systems of certain countries, particularly China and certain other developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property, particularly those relating to medical devices and biopharmaceutical products, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. To date, we have not sought to enforce any issued patents in these foreign jurisdictions. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. The requirements for patentability may differ in certain countries, particularly developing countries. Certain countries in Europe and developing countries, including China and India, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In those countries, we and our licensors may have limited remedies if patents are infringed or if we or our licensors are compelled to grant a license to a third party, which could materially diminish the value of those patents. This could limit our potential revenue opportunities. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

We rely on confidentiality agreements that could be breached and may be difficult to enforce, which could result in third parties using our intellectual property to compete against us.

Although we believe that we take reasonable steps to protect our intellectual property, including the use of agreements relating to the non-disclosure of confidential information to third parties, as well as agreements that purport to require the disclosure and assignment to us of the rights to the ideas, developments, discoveries and inventions of our employees and consultants while we employ them, the agreements can be difficult and costly to enforce. Although we seek to enter into these types of agreements with our contractors, consultants, advisors and research collaborators, to the extent that employees and consultants utilize or independently develop intellectual property in connection with any of our projects, disputes may arise as to the intellectual property rights associated with our technology, products or any future product candidate. If a dispute arises, a court may determine that the right belongs to a third party. In addition, enforcement of our rights can be costly and unpredictable. We also rely on trade secrets and proprietary know-how that we seek to protect in part by confidentiality agreements with our employees, contractors, consultants, advisors or others. Despite the protective measures we employ, we still face the risk that:

•	these agreements may be breached;

•	these agreements may not provide adequate remedies for the applicable type of breach;

•	our proprietary know-how will otherwise become known; or

•	our competitors will independently develop similar technology or proprietary information.

Intellectual property rights do not necessarily address all potential threats to our competitive advantage.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business, or permit us to maintain our competitive advantage. The following examples are illustrative:

•	others may be able to develop technology that is similar to our technology, products or any future product candidate, but that is not covered by the claims of the patents that we own;

•	we or any future strategic partners might not have been the first to make the inventions covered by the issued patent or pending patent application that we own or have exclusively licensed;

•	we or any future strategic partners might not have been the first to file patent applications covering certain of our inventions;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

•	it is possible that our pending patent applications will not lead to issued patents;

•	issued patents that we own or have exclusively licensed may not provide us with any competitive advantages, or may be held invalid or unenforceable, as a result of legal challenges by our competitors;

•	our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•	we may not develop additional proprietary technologies that are patentable; and

We may be subject to claims challenging the inventorship of our patents and other intellectual property.

We may be subject to claims that former employees, collaborators or other third parties have an interest in our patents or other intellectual property as an inventor or co-inventor. For example, we may have inventorship disputes arise from conflicting obligations of consultants or others who are involved in developing our product candidates. Litigation may be necessary to defend against these and other claims challenging inventorship. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees. In addition, the Israeli Supreme Court ruled in 2012 that an employee who receives a patent or contributes to an invention during his employment may be allowed to seek compensation for such contributions from his or her employer, even if the employee’s contract of employment specifically states otherwise and the employee has transferred all intellectual property rights to the employer. The Israeli Supreme Court ruled that the fact that a contract revokes an employee’s right for royalties and compensation does not rule out the right of the employee to claim their right for royalties. As a result, it is unclear whether and, if so, to what extent our employees may be able to claim compensation with respect to our future revenue. We may receive less revenue from future products if any of our employees successfully claim for compensation for their work in developing our intellectual property, which in turn could impact our future profitability.

Risks Related to Our Operations in Israel

Potential political, economic and military instability in the State of Israel, where our senior management, our head executive office, and research and development facilities are located, may adversely affect our results of operations.

Our head executive office, our research and development facilities, as well as some of our planned clinical sites, are or will be located in Israel. All our officers and a majority of our directors are residents of Israel. Accordingly, political, economic and military conditions in Israel and the surrounding region may directly affect our business and operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its neighboring countries. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its trading partners could adversely affect our operations and results of operations. During the summer of 2006 and the fall of 2012, Israel was engaged in an armed conflict with Hezbollah, a Lebanese Islamist Shiite militia group and political party. In December 2008, January 2009, November 2012 and July 2014, there were escalations in violence between Israel, on the one hand, and Hamas, the Palestinian Authority and/or other groups, on the other hand, as well as extensive hostilities along Israel’s border with the Gaza Strip, which resulted in missiles being fired from the Gaza Strip into Southern and central Israel, including near Tel Aviv and at areas surrounding Jerusalem. These conflicts involved missile strikes against civilian targets in various parts of Israel, including areas in which our employees and some of our consultants are located, and negatively affected business conditions in Israel. Our offices and laboratory, located in Kfar Saba, Israel, are within the range of the missiles and rockets that have been fired at Israeli cities and towns from Gaza sporadically since 2006, with escalations in violence (such as the recent escalation in July 2014) during which there were a substantially larger number of rocket and missile attacks aimed at Israel. In addition, since February 2011, Egypt has experienced political turbulence and an increase in terrorist activity in the Sinai Peninsula following the resignation of Hosni Mubarak as president. This turbulence included protests throughout Egypt, and the appointment of a military regime in his stead, followed by the elections to parliament which brought groups affiliated with the Muslim Brotherhood (which had been previously outlawed by Egypt), and the subsequent overthrow of this elected government by a military regime. Such political turbulence and violence may damage peaceful and diplomatic relations between Israel and Egypt, and could affect the region as a whole. Similar civil unrest and political turbulence has occurred in other countries in the region, including Syria, which shares a common border with Israel, and is affecting the political stability of those countries. Since April 2011, internal conflict in Syria has escalated, and evidence indicates that chemical weapons have been used in the region. This instability and any outside intervention may lead to deterioration of the political and economic relationships that exist between the State of Israel and some of these countries, and may have the potential for causing additional conflicts in the region. In addition, Iran has threatened to attack Israel and is widely believed to be developing nuclear weapons. Iran is also believed to have a strong influence among extremist groups in the region, such as Hamas in Gaza, Hezbollah in Lebanon, and various rebel militia groups in Syria. Additionally, a violent jihadist group named Islamic State of Iraq and Levant (ISIL) is involved in hostilities in Iraq and Syria and have been growing in influence. Although ISIL’s activities have not directly affected the political and economic conditions in Israel, ISIL’s stated purpose is to take control of the Middle East, including Israel. These situations may potentially escalate in the future to more violent events which may affect Israel and us. Any armed conflicts, terrorist activities or political instability in the region could adversely affect business conditions and could harm our results of operations and could make it more difficult for us to raise capital. Parties with whom we do business may decline to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements when necessary in order to meet our business partners face to face. In addition, the political and security situation in Israel may result in parties with whom we have agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements. Further, in the past, the State of Israel and Israeli companies have been subjected to economic boycotts. Several countries still restrict business with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on our operating results, financial condition or the expansion of our business.

Shareholders may have difficulties enforcing a U.S. judgment, including judgments based upon the civil liability provisions of the U.S. federal securities laws, against us or our executive officers and directors, or asserting U.S. securities laws claims in Israel.

All our officers and a majority of our directors are residents of Israel. Most of our directors’ and officers’ assets and our assets are located outside the United States. Service of process upon us or our non-U.S. resident directors and officers and enforcement of judgments obtained in the United States against us or our non-U.S. directors and executive officers may be difficult to obtain within the United States. We have been informed by our legal counsel in Israel that it may be difficult to assert claims under U.S. securities laws in original actions instituted in Israel or obtain a judgment based on the civil liability provisions of U.S. federal securities laws. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws against us or our officers and directors because Israel may not be the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing the matters described above. Israeli courts might not enforce judgments rendered outside Israel, which may make it difficult to collect on judgments rendered against us or our officers and directors.

Moreover, among other reasons, including but not limited to fraud or absence of due process, or the existence of a judgment which is at variance with another judgment that was given in the same matter if a suit in the same matter between the same parties was pending before a court or tribunal in Israel, an Israeli court will not enforce a foreign judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel.

Under applicable U.S. and Israeli law, we may not be able to enforce covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of some of our former employees. In addition, employees may be entitled to seek compensation for their inventions irrespective of their agreements with us, which in turn could impact our future profitability.

We generally enter into non-competition agreements with our employees and key consultants. These agreements prohibit our employees and key consultants, if they cease working for us, from competing directly with us or working for our competitors or clients for a limited period of time. We may be unable to enforce these agreements under the laws of the jurisdictions in which our employees work and it may be difficult for us to restrict our competitors from benefitting from the expertise our former employees or consultants developed while working for us. For example, Israeli courts have required employers seeking to enforce non-compete undertakings of a former employee to demonstrate that the competitive activities of the former employee will harm one of a limited number of material interests of the employer which have been recognized by the courts, such as the secrecy of a company’s confidential commercial information or the protection of its intellectual property. If we cannot demonstrate that such interests will be harmed, we may be unable to prevent our competitors from benefiting from the expertise of our former employees or consultants and our ability to remain competitive may be diminished.

In addition, Chapter 8 to the Israeli Patents Law, 5727-1967 (the “Patents Law”) deals with inventions made in the course of an employee’s service and during his or her term of employment, whether or not the invention is patentable, or service inventions. Section 134 of the Patents Law sets forth that if there is no agreement which explicitly determines whether the employee is entitled to compensation for the service inventions and the extent and terms of such compensation, such determination will be made by the Compensation and Rewards Committee, a statutory committee of the Israeli Patents Office. The Israeli Supreme Court ruled in 2012 that an employee who contributes to a service invention during his or her employment may be allowed to seek compensation for such contributions from his employer, even if the employee’s contract of employment specifically states otherwise and the employee has assigned all intellectual property rights to the employer. The Israeli Supreme Court ruled that the fact that a contract revokes the employee’s right for royalties and compensation in connection with service inventions does not rule out the right of the employee to claim a right for royalties. Following such ruling, the Israeli Supreme Court remanded the proceedings to the District Court for further discussion and therefore the ultimate outcome has yet to be resolved. Several decisions of the Supreme Court and the National Labor Court in Israel in the recent years indicate that such courts do not tend to allow compensation for the service inventions if the agreement is clear as to the absence of such rights. However, in a settlement agreement from 2020 mediated by the National Labor Court, it was agreed by both parties that, although the language of an employment agreement was clear and the employee in that case was not entitled to compensation, the employee would be entitled to compensation for its service inventions. As a result, it is unclear if, and to what extent, our research and development employees may be able to claim compensation with respect to our future revenue. As a result, we may receive less revenue from future products if such claims are successful, which in turn could impact our future profitability.

Your rights and responsibilities as our shareholder will be governed by Israeli law, which may differ in some respects from the rights and responsibilities of shareholders of U.S. corporations.

Since we are incorporated under Israeli law, the rights and responsibilities of our shareholders are governed by our articles of association and Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders of a corporation incorporated in the United States. In particular, a shareholder of an Israeli company, such as us, has a duty to act in good faith and in a customary manner in exercising its rights and performing its obligations towards us and other shareholders and to refrain from abusing its power in us, including, among other things, in voting at the general meeting of shareholders on certain matters, such as an amendment to our articles of association, an increase of our authorized share capital, a merger and approval of related party transactions that require shareholder approval. A shareholder also has a general duty to refrain from discriminating against other shareholders. In addition, a controlling shareholder or a shareholder who knows that it possesses the power to determine the outcome of a shareholders vote or to appoint or prevent the appointment of an office holder of ours or other power towards us has a duty to act in fairness towards us. However, Israeli law does not define the substance of this duty of fairness. Since Israeli corporate law underwent extensive revisions approximately 15 years ago, the parameters and implications of the provisions that govern shareholder behavior have not been clearly determined. These provisions may be interpreted to impose additional obligations and liabilities on our shareholders that are not typically imposed on shareholders of U.S. corporations.

Provisions of Israeli law may delay, prevent or otherwise impede a merger with, or an acquisition of, our company, which could prevent a change of control, even when the terms of such a transaction are favorable to us and our shareholders.

Israeli corporate law regulates mergers, requires tender offers for acquisitions of shares above specified thresholds, requires special approvals for transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to these types of transactions. For example, a merger may not be consummated unless at least 50 days have passed from the date that a merger proposal was filed by each merging company with the Israel Registrar of Companies and at least 30 days from the date that the shareholders of both merging companies approved the merger. In addition, the holder of a majority of each class of securities of the target company must approve a merger. Moreover, a full tender offer can only be completed if the acquirer receives at least 95% of the issued share capital (provided that a majority of the offerees that do not have a personal interest in such tender offer shall have approved the tender offer, except that if the total votes to reject the tender offer represent less than 2% of the company’s issued and outstanding share capital, in the aggregate, approval by a majority of the offerees that do not have a personal interest in such tender offer is not required to complete the tender offer), and the shareholders, including those who indicated their acceptance of the tender offer, may, at any time within six months following the completion of the tender offer, petition the court to alter the consideration for the acquisition (unless the acquirer stipulated in the tender offer that a shareholder that accepts the offer may not seek appraisal rights).

Furthermore, Israeli tax considerations may make potential transactions unappealing to us or to those of our shareholders whose country of residence does not have a tax treaty with Israel exempting such shareholders from Israeli tax. For example, Israeli tax law does not recognize tax-free share exchanges to the same extent as U.S. tax law. With respect to mergers, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfillment of numerous conditions, including a holding period of two years from the date of the transaction during which sales and dispositions of shares of the participating companies are restricted. Moreover, with respect to certain share swap transactions, the tax deferral is limited in time, and when such time expires, the tax becomes payable even if no actual disposition of the shares has occurred.

These and other similar provisions could delay, prevent or impede an acquisition of us or our merger with another company, even if such an acquisition or merger would be beneficial to us or to our shareholders.

Because a certain portion of our expenses is incurred in currencies other than the U.S. dollar, our results of operations may be harmed by currency fluctuations and inflation.

Our reporting and functional currency is the NIS, but some portion of our clinical trials and operations expenses are in the U.S. dollar and Euro. As a result, we are exposed to some currency fluctuation risks. For example, if the NIS strengthens against either the U.S. dollar or the Euro, our reported revenues in NIS may be lower than anticipated. The Israeli rate of inflation has not offset or compounded the effects caused by fluctuations between the NIS and the U.S. dollar or the Euro. To date, we have not engaged in hedging transactions. Although the Israeli rate of inflation has not had a material adverse effect on our financial condition during 2018, 2019 or 2020 to date, we may, in the future, decide to enter into currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rate of the currencies mentioned above in relation to the NIS. These measures, however, may not adequately protect us from adverse effects.

Our operations may be disrupted as a result of the obligation of Israeli citizens to perform military service.

Many Israeli citizens are obligated to perform several days, and in some cases more, of annual military reserve duty each year until they reach the age of 40 (or older, for reservists who are military officers or who have certain occupations) and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists. It is possible that there will be military reserve duty call-ups in the future. Our operations could be disrupted by such call-ups, which may include the call-up of members of our management. Such disruption could materially adversely affect our business, financial condition and results of operations.

Risks Related to Ownership of Our ADSs

We may not be able to raise additional funds unless we increase our authorized share capital.

As of March 12, 2021, we have 500,000,000 authorized ordinary shares, out of which 390,949,079 ordinary shares are outstanding (which excludes 2,641,693 shares held in treasury), and 114,367,907 are reserved for future issuance under outstanding options and warrants and under our 2014 Global Incentive Option Scheme. Any equity financing necessary in order to fund our operations may require us to increase our authorized share capital prior to initiating any such financing transaction. Increasing our share capital is subject to the approval of our shareholders. In the event we fail to obtain the approval of our shareholders to such increase in our authorized share capital, our ability to raise sufficient funds, if at all, might be adversely affected.

We do not know whether a market for our securities will be sustained or what the trading price of our securities will be and as a result it may be difficult for you to sell our securities held by you.

Although our ADSs now trade on Nasdaq, an active trading market for the ADSs may not be sustained. It may be difficult for you to sell your ADSs without depressing the market price for the ADSs. As a result of these and other factors, you may not be able to sell your ADSs. Further, an inactive market may also impair our ability to raise capital by issuing securities and may impair our ability to enter into strategic partnerships or acquire companies or products by using our equity as consideration.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business, results of operation or financial condition. In addition, current and potential shareholders could lose confidence in our financial reporting, which could have a material adverse effect on the price of the ADSs.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. Disclosing deficiencies or weaknesses in our internal controls, failing to remediate these deficiencies or weaknesses in a timely fashion or failing to achieve and maintain an effective internal control environment may cause investors to lose confidence in our reported financial information, which could have a material adverse effect on the price of the ADSs. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed.

As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements, which could make the ADSs less attractive to investors.

For as long as we are deemed an emerging growth company, we are permitted to and intend to take advantage of specified reduced reporting and other regulatory requirements that are generally unavailable to other public companies, including:

•	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act; and

•	an exemption from compliance with any new requirements adopted by the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about our audit and our financial statements.

We will be an emerging growth company until the earliest of: (i) the last day of the fiscal year during which we had total annual gross revenues of $1.07 billion or more, (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of the ADSs pursuant to an effective registration statement, (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt or (iv) the date on which we are deemed a “large accelerated filer” as defined in Regulation S-K under the Securities Act.

We cannot predict if investors will find the ADSs less attractive because we may rely on these exemptions. If some investors find the ADSs less attractive as a result, there may be a less active trading market for the ADSs and the market price of the ADSs may be more volatile.

We are a “foreign private issuer” and have disclosure obligations that are different from those of U.S. domestic reporting companies.

We are a foreign private issuer and are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we will be subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we will not be required to issue quarterly reports or proxy statements that comply with the requirements applicable to U.S. domestic reporting companies. Furthermore, although under a recent amendment to the regulations promulgated under the Israeli Companies Law, as amended, as an Israeli public company listed overseas we will be required to disclose the compensation of our five most highly compensated officers on an individual basis (rather than on an aggregate basis, as was previously permitted for Israeli public companies listed overseas prior to such amendment), this disclosure will not be as extensive as that required of U.S. domestic reporting companies. We will also have four months after the end of each fiscal year to file our annual reports with the SEC and will not be required to file current reports as frequently or promptly as U.S. domestic reporting companies. Furthermore, our officers, directors and principal shareholders will be exempt from the requirements to report transactions and short-swing profit recovery required by Section 16 of the Exchange Act. Also, as a “foreign private issuer,” we are not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting companies.

As a “foreign private issuer,” we are permitted, and intend, to follow certain home country corporate governance practices instead of otherwise applicable SEC and Nasdaq requirements, which may result in less protection than is accorded to investors under rules applicable to domestic U.S. issuers.

As a “foreign private issuer,” we are permitted to follow certain home country corporate governance practices instead of those otherwise required under the listing rules of Nasdaq for domestic U.S. issuers. For instance, we follow home country practice in Israel with regard to, among other things, board of directors independence requirements, director nomination procedures, and compensation committee matters. In addition, we will follow our home country law instead of the listing rules of Nasdaq that require that we obtain shareholder approval for certain dilutive events, such as the establishment or amendment of certain equity based compensation plans, an issuance that will result in a change of control of us, certain transactions other than a public offering involving issuances of a 20% or greater interest in the company, and certain acquisitions of the stock or assets of another company. We may in the future elect to follow home country corporate governance practices in Israel with regard to other matters. Following our home country corporate governance practices as opposed to the requirements that would otherwise apply to a U.S. company listed on Nasdaq may provide less protection to you than what is accorded to investors under the listing rules of Nasdaq applicable to domestic U.S. issuers.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they adversely change their recommendations or publish negative reports regarding our business or our traded securities, our securities price and trading volume could be negatively impacted.

The trading market for our securities will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. We do not have any control over these analysts, and we cannot provide any assurance that analysts will cover us or provide favorable coverage. If any of the analysts who may cover us adversely change their recommendation regarding the ADSs, or provide more favorable relative recommendations about our competitors, the price of the ADSs would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could negatively impact the price of the ADSs or their trading volume.

The market price for our ADSs may be volatile.

The market price for our ADSs is likely to be highly volatile and subject to wide fluctuations in response to numerous factors including the following:

•	our failure to obtain the approvals necessary to commence clinical trials;

•	results of clinical and preclinical studies;

•	announcements of regulatory approval or the failure to obtain it, or changes or delays in the regulatory review process;

•	announcements of technological innovations, new products or product enhancements by us or others;

•	adverse actions taken by regulatory agencies with respect to our clinical trials, manufacturing supply chain or sales and marketing activities;

•	changes or developments in laws, regulations or decisions applicable to our product candidates or patents;

•	any adverse changes to our relationship with manufacturers or suppliers;

•	announcements concerning our competitors or the regenerative medicine or healthcare industries in general;

•	achievement of expected product sales and profitability or our failure to meet expectations;

•	our commencement of or results of, or involvement in, litigation, including, but not limited to, any product liability actions or intellectual property infringement actions;

•	any major changes in our board of directors, management or other key personnel;

•	announcements by us of significant strategic partnerships, out-licensing, in-licensing, joint ventures, acquisitions or capital commitments;

•	expiration or terminations of licenses, research contracts or other collaboration agreements;

•	public concern as to the safety of our products that we, our licensees or others develop;

•	success of research and development projects;

•	developments concerning intellectual property rights or regulatory approvals;

•	variations in our and our competitors’ results of operations;

•	changes in earnings estimates or recommendations by securities analysts, if our ordinary shares or the ADSs or the warrants are covered by analysts;

•	future issuances of ordinary shares, ADSs or warrants or other securities;

•	general market conditions and other factors, including factors unrelated to our operating performance, such as natural disasters and political and economic instability, including wars, terrorism, political unrest, results of certain elections and votes, emergence of a pandemic, or other widespread health emergencies (or concerns over the possibility of such an emergency, including for example, the COVID-19 pandemic), boycotts, adoption or expansion of government trade restrictions, and other business restrictions; and

•	the other factors described in this “Risk Factors” section.

These factors and any corresponding price fluctuations may materially and adversely affect the market price of the ADSs and warrants, which would result in substantial losses by our investors. In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of any particular company. These market fluctuations may also have a material adverse effect on the market price of the ADSs and warrants.

Substantial future sales or perceived potential sales of our ordinary shares or ADSs in the public market could cause the price of our ADSs decline.

Substantial sales of our ADSs on Nasdaq may cause the market price of our ADSs to decline. Sales by us or our security holders of substantial amounts of our ADSs or the perception that these sales may occur in the future, could cause a reduction in the market price of our shares ADSs. The issuance of any additional ordinary shares or any additional ADSs or warrants, or any securities that are exercisable for or convertible into our ordinary shares or ADSs, may have an adverse effect on the market price of our ADSs and will have a dilutive effect on our existing shareholders and holders of ADSs.

We have not paid, and do not intend to pay, dividends on our ordinary shares and, therefore, unless our traded securities appreciate in value, our investors may not benefit from holding our securities.

We have not paid any cash dividends on our ordinary shares since inception. We do not anticipate paying any cash dividends on our ordinary shares in the foreseeable future. Moreover, the Companies Law imposes certain restrictions on our ability to declare and pay dividends. As a result, investors in our ADSs or ordinary shares, or investors who exercise our warrants, will not be able to benefit from owning these securities unless their market price becomes greater than the price paid by such investors and they are able to sell such securities. We cannot assure you that you will ever be able to resell our securities at a price in excess of the price paid.

You may not receive the same distributions or dividends as those we make to the holders of our ordinary shares, and, in some limited circumstances, you may not receive dividends or other distributions on our ordinary shares and you may not receive any value for them, if it is illegal or impractical to make them available to you.

The depositary for the ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities underlying the ADSs, after deducting its fees and expenses. You will receive these distributions, if any, in proportion to the number of ordinary shares your ADSs represent. However, the depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act, but that are not properly registered or distributed under an applicable exemption from registration. In addition, conversion into U.S. dollars from foreign currency that was part of a dividend made in respect of deposited ordinary shares may require the approval or license of, or a filing with, any government or agency thereof, which may be unobtainable. In these cases, the depositary may determine not to distribute such property and hold it as “deposited securities” or may seek to effect a substitute dividend or distribution, including net cash proceeds from the sale of the dividends that the depositary deems an equitable and practicable substitute. We have no obligation to register under U.S. securities laws any ADSs, ordinary shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to holders of ADSs. In addition, the depositary may withhold from such dividends or distributions its fees and an amount on account of taxes or other governmental charges to the extent the depositary believes it is required to make such withholding. This means that you may not receive the same distributions or dividends as those we make to the holders of our ordinary shares, and, in some limited circumstances, you may not receive any value for such distributions or dividends if it is illegal or impractical for us to make them available to you. These restrictions may cause a material decline in the value of the ADSs.

Holders of ADSs must act through the depositary to exercise their rights as our shareholders.

Holders of the ADSs do not have the same rights of our shareholders and may only exercise the voting rights with respect to the underlying ordinary shares in accordance with the provisions of the deposit agreement for the ADSs. Under Israeli law, the minimum notice period required to convene a shareholders meeting is no less than 35 or 21 calendar days, depending on the proposals on the agenda for the shareholders meeting. When a shareholder meeting is convened, holders of the ADSs may not receive sufficient notice of a shareholders meeting to permit them to withdraw their ordinary shares to allow them to cast their vote with respect to any specific matter. In addition, the depositary and its agents may not be able to send voting instructions to holders of the ADSs or carry out their voting instructions in a timely manner. We will make all reasonable efforts to cause the depositary to extend voting rights to holders of the ADSs in a timely manner, but we cannot assure holders that they will receive the voting materials in time to ensure that they can instruct the depositary to vote their ADSs. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, holders of the ADSs may not be able to exercise their right to vote and they may lack recourse if their ADSs are not voted as they requested. In addition, in the capacity holders of ADSs, they will not be able to call a shareholders meeting.

You may be subject to limitations on transfer of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason in accordance with the terms of the deposit agreement.

Your percentage ownership in us may be diluted by future issuances of share capital, which could reduce your influence over matters on which shareholders vote.

Our board of directors has the authority, in most cases without action or vote of our shareholders, to issue all or any part of our authorized but unissued shares, including ordinary shares issuable upon the exercise of outstanding warrants and options. Issuances of additional shares would reduce your influence over matters on which our shareholders vote.

Risks Related to Quoin

Unless the context indicates or suggests otherwise, reference to “we”, “our”, “us”, and “Quoin” in this section refers to Quoin Pharmaceuticals, Inc.

Risks Related to Quoin’s Business, Financial Position and Capital Requirements

We have a limited operating history that you can use to evaluate us, and the likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company.

We are an emerging specialty pharmaceutical company that was incorporated in March 2018 and have a limited operating history. Since inception, our operations have been primarily limited to acquiring and licensing intellectual property rights, undertaking research and conducting preclinical studies for our initial programs. We have not yet obtained regulatory approval for any product candidates. Consequently, any predictions about our future success or viability, or any evaluation of our business and prospects, may not be accurate. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company starting a new business enterprise and the highly competitive environment in which we will operate. Since we have a limited operating history, we cannot assure you that our business will be profitable or that we will ever generate sufficient revenues to meet our expenses and support our anticipated activities. In addition, there is no guarantee that any of our product candidates with ever receive FDA approval.

We have incurred significant losses since our inception and anticipate that we will continue to incur significant losses for the foreseeable future.

We have devoted most of our financial resources to research and development, including our preclinical development activities. To date, we have funded our operations primarily through research funding, and through the sale of equity and convertible securities. We expect to continue to incur substantial and increased expenses, losses and negative cash flows as we expand our development activities and advance our preclinical programs. If our product candidates are not successfully developed or commercialized, including because of a lack of capital, or if we do not generate enough revenue following marketing approval, we will not achieve profitability and our business may fail. Even if we successfully obtain regulatory approval to market a product candidate, our revenues will also depend upon the size of any markets in which our product candidates receive market approval and our ability to achieve sufficient market acceptance and adequate market share for our products.

We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future. The net losses we incur may fluctuate significantly from quarter to quarter. We anticipate that our expenses will increase substantially if and as we:

•	continue our research and preclinical development of our product candidates, both independently and under our strategic alliance agreements;

•	seek to identify additional product candidates;

•	acquire or in-license other products and technologies;

•	advance product candidates into clinical trials;

•	seek marketing approvals for our product candidates that successfully complete clinical trials;

•	ultimately establish a sales, marketing and distribution infrastructure to commercialize any products for which we may obtain marketing approval;

•	maintain, expand and protect our intellectual property portfolio;

•	hire additional clinical, regulatory, research, executive and administrative personnel; and

•	create additional infrastructure to support our operations and our product development and planned future commercialization efforts.

We have never generated any revenue from product sales, have generated only limited revenue since inception, and may never be profitable.

Our ability to generate revenue and achieve profitability depends on our ability, alone or with strategic alliance partners, to successfully complete the development of, obtain the necessary regulatory approvals for and commercialize our product candidates. We do not anticipate generating revenues from sales of our products for the foreseeable future, if ever. Our ability to generate future revenues from product sales depends heavily on our success in:

•	completing our research and preclinical development of product candidates;

•	initiating and completing clinical trials for product candidates with favorable results;

•	seeking, obtaining, and maintaining marketing approvals for product candidates that successfully complete clinical trials;

•	establishing and maintaining supply and manufacturing relationships with third parties;

•	launching and commercializing product candidates for which we may obtain marketing approval, with an alliance partner or, if launched independently, successfully establishing a sales force, marketing and distribution infrastructure;

•	maintaining, protecting and expanding our intellectual property portfolio; and

•	attracting, hiring and retaining qualified personnel.

Because of the numerous risks and uncertainties associated with pharmaceutical product development, we are unable to predict the timing or amount of increased expenses and when we will be able to achieve or maintain profitability, if ever. In addition, our expenses could increase beyond expectations if we are required by the FDA or other foreign regulatory agencies to perform studies and trials in addition to those that we currently anticipate.

Even if one or more of the product candidates that we independently develop is approved for commercial sale, we anticipate incurring significant costs associated with commercializing any approved product. Even if we are able to generate revenues from the sale of any approved products, we may not become profitable and may need to obtain additional funding to continue operations.

We expect that we will need to raise additional capital, which may not be available on acceptable terms, or at all.

Developing pharmaceutical products, including conducting preclinical studies and clinical trials, is expensive. We expect our research and development expenses to substantially increase in connection with our ongoing activities, particularly as we advance our product candidates towards or through clinical trials. We may need to raise additional capital to support our operations and such funding may not be available to us on acceptable terms, or at all. We cannot provide assurances that our plans will not change or that changed circumstances will not result in the depletion of our capital resources more rapidly than we currently anticipate. For example, our preclinical trials may encounter technical or other difficulties. Any of these events may increase our development costs more than we expect. In order to support our long-term plans, we may need to raise additional capital or otherwise obtain funding through additional strategic alliances if we choose to initiate preclinical or clinical trials for new product candidates other than programs currently partnered. In any event, we will require additional capital to obtain regulatory approval for, and to commercialize, future product candidates.

Any additional fundraising efforts may divert our management from our day-to-day activities, which may adversely affect our ability to develop and commercialize future product candidates. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. If we are unable to raise additional capital when required or on acceptable terms, we may be required to:

•	significantly delay, scale back or discontinue the development or commercialization of any future product candidates;

•	seek strategic alliances for research and development programs at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available; or

•	relinquish or license on unfavorable terms, our rights to technologies or any future product candidates that we otherwise would seek to develop or commercialize ourselves.

If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we will be prevented from pursuing development and commercialization efforts, which will have a material adverse effect on our business, operating results and prospects.

We expect competition in the marketplace for our product candidates, should any of them receive regulatory approval.

If successfully developed and approved, our product candidates may face competition. We may not be able to compete successfully against organizations with competitive products, particularly large pharmaceutical companies. Many of our potential competitors have significantly greater financial, technical and human resources than us, and may be better equipped to develop, manufacture, market and distribute products. Many of these companies operate large, well-funded research, development and commercialization programs, have extensive experience in nonclinical and clinical studies, obtaining FDA and other regulatory approvals and manufacturing and marketing products, and have multiple products that have been approved or are in late-stage development. These advantages may enable them to receive approval from the FDA or any foreign regulatory agency before us.

Currently, there are no approved products to treat Netherton Syndrome (“NS”). However, to our knowledge, there are a number of potentially competing therapeutic products at various stages of clinical development for the treatment of NS, including candidates from LifeMax Laboratories, PellePharma, Krystal Biotech, QID Pharmaceuticals, Azitra and Dermadis. Currently, to the best of our knowledge, none of these companies are conducting clinical trials in NS.

Risks Related to the Combined Company

For purposes of this section, “Quoin” refers to the organization that will exist following the completion of the Merger. These are risk factors that pertain to both Cellect and Quoin as they exist today.

Risks Related To The Discovery And Development Of Product Candidates

Preclinical and clinical studies of our product candidates may not be successful. If we are unable to generate successful results from preclinical and clinical studies of our product candidates, or experience significant delays in doing so, our business may be materially harmed.

We have no products approved for commercial marketing and all of our product candidates are either in preclinical development or about to enter into clinical testing. Our ability to achieve and sustain profitability depends on obtaining regulatory approvals for and, if approved, successfully commercializing our product candidates, either alone or with third parties. Before obtaining regulatory approval for the commercial distribution of our product candidates, we or an existing or future collaborator must conduct extensive preclinical tests and clinical trials to demonstrate the safety and efficacy of our product candidates.

The success of our product candidates will depend on several factors, including the following:

•	successfully designing preclinical studies which may be predictive of clinical outcomes;

•	successful enrollment in clinical trials and completion of preclinical and clinical studies with favorable results;

•	receipt of marketing approvals from applicable regulatory authorities;

•	obtaining and maintaining patent and trade secret protection for future product candidates;

•	establishing and maintaining manufacturing relationships with third parties or establishing our own manufacturing capability; and

•	successfully commercializing our products, if approved, including successfully establishing a sales force, marketing and distribution infrastructure, whether alone or in collaboration with others.

If we do not achieve one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully complete the development or commercialization of our product candidates, which would materially harm our business.

We may not be successful in our efforts to identify or discover potential product candidates.

The success of our business depends primarily upon our ability to identify, develop and commercialize our product candidates. Our research programs may initially show promise in identifying potential product candidates, yet fail to yield product candidates for clinical development for a number of reasons, including:

•	our research methodology may be unsuccessful in identifying potential product candidates; or

•	potential product candidates may be shown to have harmful side effects or may have other characteristics that may make the products unmarketable or unlikely to receive marketing approval.

If any of these events occur, we may be forced to abandon our development efforts for a program or programs, which would have a material adverse effect on our business and could potentially cause us to cease operations. Research programs to identify new product candidates require substantial technical, financial and human resources. We may focus our efforts and resources on potential programs or product candidates that ultimately prove to be unsuccessful.

If future clinical trials of our product candidates fail to demonstrate safety and efficacy to the satisfaction of regulatory authorities or do not otherwise produce positive results, we may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our product candidates.

Before obtaining marketing approval from regulatory authorities for the sale of product candidates, we must conduct extensive clinical trials to demonstrate the safety and efficacy of the product candidates in humans. Clinical trials are expensive, difficult to design and implement, can take many years to complete and are uncertain as to the outcome. A failure of one or more clinical trials can occur at any stage of testing. The outcome of preclinical studies and early clinical trials may not be predictive of the success of later clinical trials, and interim results of a clinical trial do not necessarily predict final results. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval for their products. Furthermore, even if prior animal studies have demonstrated the potential safety and efficacy of our product candidates, there can be no guarantee that such results will be reproducible in preclinical studies and clinical trials involving human subjects.

Events which may result in a delay or unsuccessful completion of clinical development include:

•	delays in reaching an agreement with the FDA or other regulatory authorities on final trial design;

•	delays in obtaining from the FDA, or comparable foreign regulatory authority, authorization to administer an investigational new drug product to humans through the submission or acceptance of an IND application;

•	imposition of a clinical hold of our clinical trial operations or trial sites by the FDA or other regulatory authorities;

•	delays in reaching agreement on acceptable terms with prospective contract research organizations (“CROs”) and clinical trial sites;

•	our inability to adhere to clinical trial requirements directly or with third parties such as CROs;

•	clinical trial site or CRO non-compliance with good clinical practices (“GCPs”), good laboratory practices, or other regulatory requirements;

•	inability or failure of clinical trial sites to adhere to the clinical trial protocol;

•	delays in obtaining required IRB approval at each clinical trial site, or an IRB suspending or terminating a trial;

•	delays in recruiting suitable patients to participate in a trial;

•	delays in the testing, validation, manufacturing and delivery of the product candidates to the clinical sites;

•	delays in having patients complete participation in a trial or return for post-treatment follow-up;

•	delays caused by patients dropping out of a trial due to protocol procedures or requirements, product side effects or disease progression;

•	clinical sites dropping out of a trial to the detriment of enrollment;

•	time required to add new clinical sites; or

•	delays by our contract manufacturers to produce and deliver sufficient supply of clinical trial materials.

Accordingly, we cannot be sure that we will submit INDs on the expected timelines and we cannot be certain the submission on an IND will be accepted by the FDA.

If we are required to conduct additional clinical trials or other testing of any product candidates beyond those that are currently contemplated, are unable to successfully complete clinical trials of any such product candidates or other testing, or if the results of these trials or tests are not positive, are only modestly positive or if there are safety concerns, we may:

•	be delayed in obtaining marketing approval for our future product candidates;

•	not obtain marketing approval at all;

•	obtain approval for indications or patient populations that are not as broad as originally intended or desired;

•	obtain approval with labeling that includes significant use or distribution restrictions or safety warnings;

•	be subject to additional post-marketing testing requirements; or

•	have the product removed from the market after obtaining marketing approval.

Our product development costs will also increase if we experience delays in testing or marketing approvals. We do not know whether any clinical trials will begin as planned, will need to be restructured or will be completed on schedule, or at all. Significant clinical trial delays also could shorten any periods during which we may have the exclusive right to commercialize our product candidates or allow our competitors to bring products to market before we do, which would impair our ability to successfully commercialize our product candidates and may harm our business and results of operations. Any inability to successfully complete preclinical and clinical development could result in additional costs to us or impair our ability to generate revenues from product sales.

Any of our product candidates may cause undesirable side effects or have other properties impacting safety that could delay or prevent their regulatory approval or limit the scope of any approved label or market acceptance.

Undesirable side effects caused by our product candidates could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other regulatory authorities. While we have not yet initiated clinical trials for any of our product candidates, it is likely that there will be side effects associated with their use. Results of our trials could reveal a high and unacceptable severity and prevalence of side effects. In such an event, our trials could be suspended or terminated and the FDA or comparable foreign regulatory authorities could order us to cease further development of or deny approval of our product candidates for any or all targeted indications. Such side effects could also affect patient recruitment, the ability of enrolled patients to complete the trial or result in potential product liability claims. Any of these occurrences may materially and adversely affect our business, financial condition, results of operations and prospects.

Further, clinical trials by their nature test product candidates in only samples of the potential patient populations. With a limited number of patients and limited duration of exposure in such trials, rare and severe side effects of our product candidates may not be uncovered until a significantly larger number of patients are exposed to the product candidate.

If any of our product candidates receive marketing approval, and causes serious, unexpected, or undesired side effects, a number of potentially significant negative consequences could result, including:

•	regulatory authorities may withdraw, suspend, or limit their approval of the product or impose restrictions on its distribution in the form of a modified risk evaluation and mitigation strategy;

•	regulatory authorities may require the addition of labeling statements, such as warnings or contraindications;

•	we may be required to change the way the product is administered or conduct additional clinical trials or post-marketing surveillance;

•	we could be sued and held liable for harm caused to patients; or

•	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the affected product and could substantially increase the costs of commercializing our future products and impair our ability to generate revenues from the commercialization of these products.

Even if we complete the necessary preclinical studies and clinical trials, we cannot predict whether or when we will obtain regulatory approval to commercialize a product candidate and we cannot, therefore, predict the timing of any revenue from a future product.

We cannot commercialize a product until the appropriate regulatory authorities, such as the FDA, have reviewed and approved the product candidate. The regulatory authorities may not complete their review processes in a timely manner, or we may not be able to obtain regulatory approval for many reasons including:

•	regulatory authorities disagreeing with the design or implementation of our clinical trials;

•	such authorities may disagree with our interpretation of data from preclinical studies or clinical trials;

•	such authorities may not accept clinical data from trials which are conducted at clinical facilities or in countries where the standard of care is potentially different from that of the United States;

•	unfavorable or unclear results from our clinical trials or results that may not meet the level of statistical significance required by the FDA or comparable foreign regulatory agencies for approval;

•	serious and unexpected drug-related side effects experienced by participants in our clinical trials or by individuals using drugs similar to our product candidates;

•	the population studied in the clinical trial may not be sufficiently broad or representative to assure safety in the full population for which we seek approval;

•	we may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;

•	such authorities may not agree that the data collected from clinical trials of our product candidates are acceptable or sufficient to support the submission of a New Drug Application (“NDA”) or other submission or to obtain regulatory approval in the United States or elsewhere, and such authorities may impose requirements for additional preclinical studies or clinical trials;

•	such authorities may disagree regarding the formulation, labeling and/or the specifications of our product candidates;

•	such authorities may find deficiencies in the manufacturing processes or facilities of our third-party manufacturers with which we contract for clinical and commercial supplies; or the approval policies; or

•	regulations of such authorities may significantly change in a manner rendering our or any of our potential future collaborators’ clinical data insufficient for approval;

Additional delays may result if an FDA advisory committee recommends restrictions on approval or recommends non-approval. In addition, we may experience delays or rejections based upon additional government regulation from future legislation or administrative action, or changes in regulatory agency policy during the period of product development, clinical trials and the review process.

Even if we obtain regulatory approval for a product candidate, we will still face extensive regulatory requirements and our products may face future development and regulatory difficulties.

Even if we obtain regulatory approval in the United States, the FDA may still impose significant restrictions on the indicated uses or marketing of our product candidates, or impose ongoing requirements for potentially costly post-approval studies or post-market surveillance. The FDA may also require risk evaluation and mitigation strategies as a condition of approval of our product candidates, which could include requirements for a medication guide, physician communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. Additionally, the manufacturing processes, packaging, distribution, adverse event reporting, labeling, advertising, promotion, and recordkeeping for the product will be subject to extensive and ongoing FDA regulatory requirements, in addition to other potentially applicable federal and state laws. These requirements include monitoring and reporting of adverse events (“AEs”) and other post-marketing information and reports, registration, as well as continued compliance with current good manufacturing practice (“cGMP”) regulations. The holder of an approved NDA must also submit new or supplemental applications and obtain FDA approval for certain changes to the approved product, product labeling or manufacturing process. If we or a regulatory agency discovers previously unknown problems with a product such as AEs of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory agency may impose restrictions relative to that product or the manufacturing facility, including requiring recall or withdrawal of the product from the market or suspension of manufacturing.

If we fail to comply with applicable regulatory requirements following approval of any of our product candidates, a regulatory agency may:

•	issue a warning letter asserting that we are in violation of the law;

•	seek an injunction or impose civil or criminal penalties or monetary fines;

•	suspend or withdraw regulatory approval;

•	suspend any ongoing clinical trials;

•	refuse to approve a pending NDA or supplements to an NDA submitted by us;

•	seize product or require a product recall; or

•	refuse to allow us to enter into supply contracts, including government contracts.

Any government investigation of alleged violations of law could require us to expend significant time and resources in response and could generate negative publicity. The occurrence of any event or penalty described above may inhibit our ability to commercialize our future products, if approved, and generate revenues.

We may use our financial and human resources to pursue a particular research program or product candidate and fail to capitalize on programs or product candidates that may be more profitable or for which there is a greater likelihood of success.

As a result of our limited financial and human resources, we will have to make strategic decisions as to which product candidates to pursue and may forego or delay pursuit of opportunities with other product candidates or for other indications that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on research and development programs and product candidates for specific indications may not yield any commercially viable products. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through strategic alliance, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate, or we may allocate internal resources to a product candidate in a therapeutic area in which it would have been more advantageous to enter into a partnering arrangement.

We face significant competition from other biotechnology and pharmaceutical companies and our operating results will suffer if we fail to compete effectively.

The biotechnology and pharmaceutical industries are intensely competitive. We have competitors both in the United States and internationally, including major multinational pharmaceutical companies, biotechnology companies and universities and other research institutions. Our competitors may have substantially greater financial, technical and other resources, such as larger research and development staff and experienced marketing and manufacturing organizations. Additional mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated in our competitors. Competition may increase further as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in these industries. Our competitors may succeed in developing, acquiring or licensing on an exclusive basis, drug products that are more effective or less costly than any product candidate that we may develop.

All of our programs are preclinical and targeted toward indications for which there are product candidates in clinical development. We will face competition from other drugs currently approved or that may be approved in the future for the same therapeutic indications as our product candidates. Our ability to compete successfully will depend largely on our ability to leverage our experience in drug discovery and development to:

•	discover and develop therapeutics that are superior to other products in the market;

•	attract qualified scientific, product development and commercial personnel;

•	obtain patent and/or other proprietary protection for our product candidates;

•	obtain required regulatory approvals; and

•	successfully collaborate with pharmaceutical companies in the discovery, development and commercialization of new therapeutics.

The availability of our competitors’ products could limit the demand, and the price we are able to charge, for any products that we may develop and commercialize. We will not achieve our business plan if the acceptance of any of these products is inhibited by price competition or the reluctance of physicians to switch from existing drug products to our products, or if physicians switch to other new drug products or choose to reserve our future products for use in limited circumstances. The inability to compete with existing or subsequently introduced drug products would have a material adverse impact on our business, financial condition and prospects.

Established pharmaceutical companies may invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make our product candidates less competitive. In addition, any new product that competes with an approved product must demonstrate compelling advantages in efficacy, convenience, tolerability and safety in order to overcome price competition and to be commercially successful. Accordingly, our competitors may succeed in obtaining patent protection, receiving FDA approval or discovering, developing and commercializing product candidates before we do, which would have a material adverse impact on our business.

The commercial success of our product candidates will depend upon the acceptance of these product candidates by the medical community, including physicians, patients and healthcare payors.

The degree of market acceptance of any product candidates will depend on a number of factors, including:

•	demonstration of clinical safety and efficacy compared to other products;

•	the relative convenience, ease of administration and acceptance by physicians, patients and healthcare payors;

•	the prevalence and severity of any AEs;

•	limitations or warnings contained in the FDA-approved label for such products;

•	availability of alternative treatments;

•	pricing and cost-effectiveness;

•	the effectiveness of our, or any of our collaborators’, sales and marketing strategies;

•	our ability to obtain hospital or payor formulary approval;

•	our ability to obtain and maintain sufficient third-party coverage and adequate reimbursement; and

•	the willingness of patients to pay out-of-pocket in the absence of third-party coverage.

If a product is approved but does not achieve an adequate level of acceptance by physicians, patients and healthcare payors, we may not generate sufficient revenues from such product and we may not become or remain profitable. Such increased competition may decrease any future potential revenue for future product candidates due to increasing pressure for lower pricing and higher discounts in the commercialization of our product.

If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell our product candidates, we may be unable to generate any revenues.

We currently do not have an organization for the sales, marketing and distribution of pharmaceutical products and the cost of establishing and maintaining such an organization may exceed the cost-effectiveness of doing so. In order to market any products that may be approved, we must build our sales, marketing, managerial and other non-technical capabilities or make arrangements with third parties to perform these services. With respect to future programs, we may rely completely on an alliance partner for sales and marketing. In addition, we may enter into strategic alliances with third parties to commercialize other product candidates, if approved, including in markets outside of the United States or for other large markets that are beyond our resources. Although we intend to establish a sales organization if we are able to obtain approval to market any product candidates for niche markets in the United States, we will also consider the option to enter into strategic alliances for future product candidates in the United States if commercialization requirements exceed our available resources. This will reduce the revenue generated from the sales of these products.

Any future strategic alliance partners may not dedicate sufficient resources to the commercialization of our product candidates, if approved, or may otherwise fail in their commercialization due to factors beyond our control. If we are unable to establish effective alliances to enable the sale of our product candidates, if approved, to healthcare professionals and in geographical regions, including the United States, that will not be covered by our own marketing and sales force, or if our potential future strategic alliance partners do not successfully commercialize the product candidates that may be approved, our ability to generate revenues from product sales will be adversely affected.

If we are unable to establish adequate sales, marketing and distribution capabilities, whether independently or with third parties, we may not be able to generate sufficient product revenue and may not become profitable. We will be competing with many companies that currently have extensive and well-funded marketing and sales operations. Without an internal team or the support of a third party to perform marketing and sales functions, we may be unable to compete successfully against these more established companies.

If we obtain approval to commercialize any approved products outside of the United States, a variety of risks associated with international operations could materially adversely affect our business.

If we obtain approval to commercialize any approved products outside of the United States, we expect that we will be subject to additional risks related to entering into international business relationships, including:

•	different regulatory requirements for drug approvals in foreign countries;

•	differing payor reimbursement regimes, governmental payors or patient self-pay systems and price controls;

•	reduced protection for intellectual property rights;

•	unexpected changes in tariffs, trade barriers and regulatory requirements;

•	economic weakness, including inflation, or political instability in particular foreign economies and markets;

•	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

•	foreign taxes, including withholding of payroll taxes;

•	foreign currency fluctuations, which could result in increased operating expenses and reduced revenues, and other obligations incident to doing business in another country;

•	workforce uncertainty in countries where labor unrest is more common than in the United States;

•	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

•	business interruptions resulting from geopolitical actions, including war and terrorism, or natural disasters including earthquakes, typhoons, floods and fires.

Coverage and adequate reimbursement may not be available for our product candidates, if approved, which could make it difficult for us to sell products profitably.

Market acceptance and sales of any product candidates that we develop will depend on coverage and reimbursement policies and may be affected by future healthcare reform measures. Government authorities and third-party payors, such as private health insurers, government payors and health maintenance organizations, decide which drugs they will pay for and establish reimbursement levels. We cannot be sure that coverage and adequate reimbursement will be available for any future product candidates. In the United States, the Centers for Medicare & Medicaid Services (“CMS”), an agency within the U.S. Department of Health and Human Services, decides whether and to what extent a new drug will be covered and reimbursed under Medicare. Private payors tend to follow the coverage reimbursement policies established by CMS to a substantial degree. It is difficult to predict what CMS will decide with respect to reimbursement for novel product candidates. Inadequate reimbursement amounts may reduce the demand for, or the price of, our future products. Further, one payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage for the product. If reimbursement is not available, or is available only at limited levels, we may not be able to successfully commercialize product candidates that we develop and that may be approved. Thus, even if we succeed in bringing a product to market, it may not be considered medically necessary or cost-effective, and the amount reimbursed for any products may be insufficient to allow us to sell our products on a competitive basis.

There have been a number of legislative and regulatory proposals to change the healthcare system in the United States and in some foreign jurisdictions that could affect our ability to sell products profitably. These legislative and/or regulatory changes may negatively impact the reimbursement for drug products, following approval. The availability of numerous generic treatments may also substantially reduce the likelihood of reimbursement for our future products. We expect to experience pricing pressures in connection with the sale of any products that we develop, due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative changes. The downward pressure on healthcare costs in general, and prescription drugs in particular, has and is expected to continue to increase in the future. For instance, government and private payors who reimburse patients or healthcare providers are increasingly seeking greater upfront discounts, additional rebates and other concessions to reduce prices for pharmaceutical products. If we fail to successfully secure and maintain reimbursement coverage for our future products or are significantly delayed in doing so, we will have difficulty achieving market acceptance of our future products and our business will be harmed.

In addition, in some non-U.S. jurisdictions, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the EU provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our products. Historically, products launched in the EU do not follow price structures of the U.S. and generally tend to be priced significantly lower.

If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.

We are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Our operations involve the use of hazardous and flammable materials, including chemicals and biological materials. Our operations also produce hazardous waste products. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties.

Although we maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials or other work-related injuries, this insurance may not provide adequate coverage against potential liabilities. In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or production efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.

Risks Related To Our Reliance On Third Parties

We rely on third parties to conduct some aspects of our compound formulation, research and preclinical studies, and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such formulation, research or testing.

We do not expect to independently conduct all aspects of our drug discovery activities, compound formulation research or preclinical studies of product candidates. We currently rely and expect to continue to rely on third parties to conduct some aspects of our preclinical studies and formulation development.

Any of these third parties may terminate their engagements with us at any time. If we need to enter into alternative arrangements, it would delay our product development activities. Our reliance on these third parties for research and development activities will reduce our control over these activities but will not relieve us of our responsibilities. For example, for product candidates that we develop and commercialize on our own, we will remain responsible for ensuring that each of our IND-enabling studies and clinical trials are conducted in accordance with the study plan and protocols for the trial.

If these third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct our studies in accordance with regulatory requirements or our stated study plans and protocols, we will not be able to complete, or may be delayed in completing, the necessary preclinical studies to enable us to select viable product candidates for IND submissions and will not be able to, or may be delayed in our efforts to, successfully develop and commercialize such product candidates.

We rely on third-party manufacturers to produce the supply of our preclinical product candidates, and we intend to rely on third parties to produce future clinical supplies of product candidates that we advance into clinical trials and commercial supplies of any approved product candidates.

Reliance on third-party manufacturers entails risks, including risks that we would not be subject to if we manufactured the product candidates ourselves, including:

•	the inability to meet any product specifications and quality requirements consistently;

•	a delay or inability to procure or expand sufficient manufacturing capacity;

•	manufacturing and product quality issues related to scale-up of manufacturing;

•	costs and validation of new equipment and facilities required for scale-up;

•	a failure to comply with cGMP and similar foreign standards;

•	the inability to negotiate manufacturing or supply agreements with third parties under commercially reasonable terms;

•	termination or nonrenewal of manufacturing agreements with third parties in a manner or at a time that is costly or damaging to us;

•	the reliance on a limited number of sources, and in some cases, single sources for raw materials, such that if we are unable to secure a sufficient supply of these product components, we will be unable to manufacture and sell future product candidates in a timely fashion, in sufficient quantities or under acceptable terms;

•	the lack of qualified backup suppliers for any raw materials that are currently purchased from a single source supplier;

•	operations of our third-party manufacturers or suppliers could be disrupted by conditions unrelated to our business or operations, including the bankruptcy of the manufacturer or supplier;

•	carrier disruptions or increased costs that are beyond our control; and

•	the failure to deliver products under specified storage conditions and in a timely manner.

Any of these events could lead to clinical study delays or failure to obtain regulatory approval, or impact our ability to successfully commercialize future products, if approved. Some of these events could be the basis for FDA action, including injunction, recall, seizure or total or partial suspension of production.

We rely on limited sources of supply for the drug substance of product candidates and any disruption in the chain of supply may cause a delay in developing and commercializing these product candidates.

We have established manufacturing relationships with a limited number of suppliers to manufacture raw materials and the drug substance used to create our product candidates. The availability of such suppliers to manufacture raw materials for our product candidates may be limited. Further, each supplier may require licenses to manufacture such components if such processes are not owned by the supplier or in the public domain. Our ability to obtain the necessary drug substance of product candidates could be adversely impacted by the Coronavirus pandemic. As part of any marketing approval, a manufacturer and its processes are required to be qualified by the FDA prior to commercialization. If supply from the approved vendor is interrupted, there could be a significant disruption in commercial supply. An alternative vendor would need to be qualified through an NDA supplement which could result in further delay. The FDA or other regulatory agencies outside of the United States may also require additional studies if a new supplier is relied upon for commercial production. Switching vendors may involve substantial costs and is likely to result in a delay in our desired clinical and commercial timelines.

These factors could cause the delay of clinical trials, regulatory submissions, required approvals or commercialization of our product candidates, cause us to incur higher costs and prevent us from commercializing our products successfully. Furthermore, if our suppliers fail to deliver the required commercial quantities of active pharmaceutical ingredients on a timely basis and at commercially reasonable prices, and we are unable to secure one or more replacement suppliers capable of production in a timely manner at a substantially equivalent cost, our clinical trials may be delayed or we could lose potential revenue.

Manufacturing issues may arise that could increase product and regulatory approval costs or delay commercialization.

Manufacturing of product candidates and conducting required stability testing, product, packaging, equipment and process-related issues may require refinement or resolution in order to proceed with any clinical trials and obtain regulatory approval for commercial marketing. We may identify significant impurities, which could result in increased scrutiny by the regulatory agencies, delays in clinical programs and regulatory approval, increases in our operating expenses, or failure to obtain or maintain approval for product candidates or any approved products.

We intend to rely on third parties to conduct, supervise and monitor our clinical trials, and if those third parties perform in an unsatisfactory manner, it may harm our business.

We intend to rely on CROs and clinical trial sites to ensure the proper and timely conduct of our clinical trials. While we will have agreements governing their activities, we have limited influence over their actual performance. We will control only certain aspects of our CROs’ activities. Nevertheless, we will be responsible for ensuring that each of our clinical trials are conducted in accordance with the applicable protocol, legal, regulatory and scientific standards and our reliance on the CROs will not relieve us of our regulatory responsibilities.

We and our CROs will be required to comply with the FDA’s or other regulatory agency’s GCPs, for conducting, recording and reporting the results of IND-enabling studies and clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of future clinical trial participants are protected. The FDA and non-U.S. regulatory agencies enforce these GCPs through periodic inspections of trial sponsors, principal investigators and clinical trial sites. If we or our future CROs fail to comply with applicable GCPs, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or applicable non-U.S. regulatory agency may require us to perform additional clinical trials before approving any marketing applications for the relevant jurisdiction. Upon inspection, the FDA or applicable non-U.S. regulatory agency may determine that our future clinical trials did not comply with GCPs. In addition, our future clinical trials will require a sufficiently large number of test subjects to evaluate the safety and effectiveness of a potential drug product. Accordingly, if our future CROs fail to comply with these regulations or fail to recruit a sufficient number of patients, we may be required to repeat such clinical trials, which would delay the regulatory approval process.

Our future CROs will not be our employees, and we will not be able to control whether or not they devote sufficient time and resources to our future clinical and nonclinical programs. These CROs may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials, or other drug development activities which could harm our competitive position. If our future CROs do not successfully carry out their contractual duties or obligations, fail to meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements, or for any other reasons, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain regulatory approval for, or successfully commercialize our product candidates. As a result, our financial results and the commercial prospects for such products and any product candidates that we develop would be harmed, our costs could increase, and our ability to generate revenues could be delayed.

We intend to rely on other third parties to store and distribute drug products for any clinical trials that we may conduct. Any performance failure on the part of our distributors could delay clinical development or marketing approval of our product candidates or commercialization of our products, if approved, producing additional losses and depriving us of potential product revenue.

Risks Related To Our Intellectual Property

If we are unable to obtain or protect intellectual property rights related to our future products and product candidates, we may not be able to compete effectively in our markets.

Our success depends in part on our ability to obtain and maintain patents and other forms of intellectual property rights, including in-licenses of intellectual property rights of others, for our product candidates, methods used to develop and manufacture our product candidates and methods for treating patients using our product candidates, as well as our ability to preserve our trade secrets, to prevent third parties from infringing upon our proprietary rights and to operate without infringing upon the proprietary rights of others. The strength of patents in the biotechnology and pharmaceutical field involves complex legal and scientific questions and can be uncertain. The patent applications that we own or in-license may fail to result in patents with claims that cover the products in the United States or in other countries. There is no assurance that all of the potentially relevant prior art relating to our patents and patent applications has been found; such prior art can invalidate a patent or prevent a patent from issuing based on a pending patent application. Even if patents do successfully issue, third parties may challenge their validity, enforceability or scope, which may result in such patents being narrowed or invalidated. Furthermore, even if they are unchallenged, our patents and patent applications may not adequately protect our intellectual property or prevent others from designing around our claims.

If the patent applications we hold or have in-licensed with respect to our programs or product candidates fail to issue or if their breadth or strength of protection is threatened, it could dissuade companies from collaborating with us to develop product candidates, and threaten our ability to commercialize, future products. We cannot offer any assurances about which, if any, patents will issue or whether any issued patents will be found invalid and unenforceable or will be threatened by third parties. A patent may be challenged through one or more of several administrative proceedings including post-grant challenges, re-examination or opposition before the USPTO or foreign patent offices. Any successful challenge of patents or any other patents owned by or licensed to us could deprive us of rights necessary for the successful commercialization of any product candidates that we may develop.

Since patent applications in the United States and most other countries are confidential for a period of time after filing, and some remain so until issued, we cannot be certain that we were the first to file any patent application related to a product candidate. Furthermore, in certain situations, if we and one or more third parties have filed patent applications in the United States and claiming the same subject matter, an administrative proceeding, known as an interference, can be initiated to determine which applicant is entitled to the patent on that subject matter. Such an interference proceeding provoked by third parties or brought by us may be necessary to determine the priority of inventions with respect to our patents or patent applications, or those of our licensors. An unfavorable outcome could require us to cease using the related technology or to require us to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license at all, or on commercially reasonable terms. Our defense of a patent or patent application in such a proceeding may not be successful and, even if successful, may result in substantial costs and distract our management and other employees.

In addition, patents have a limited lifespan. In the United States, the natural expiration of a patent is generally 20 years after it is filed. Various extensions may be available however the life of a patent, and the protection it affords is limited. Once the patent life has expired for a product, we may be open to competition from generic medications. Further, if we encounter delays in regulatory approvals, the period of time during which we could market a product candidate under patent protection could be reduced.

In addition to the protection afforded by patents, we rely on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable, including processes for which patents are difficult to enforce and any other elements of our drug discovery and development processes that involve proprietary know-how, information or technology that is not covered by patents. Although each of our employees agrees to assign their inventions to us through an employee inventions agreement, and all of our employees, consultants, advisors and any third parties who have access to our proprietary know-how, information or technology are required to enter into confidentiality agreements, we cannot provide any assurances that all such agreements have been duly executed, that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. In addition, others may independently discover our trade secrets and proprietary information. For example, the FDA, as part of its Transparency Initiative, is currently considering whether to make additional information publicly available on a routine basis, including information that we may consider to be trade secrets or other proprietary information, and it is not clear at the present time how the FDA’s disclosure policies may change in the future, if at all.

Further, the laws of some foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the United States. As a result, we may encounter significant problems in protecting and defending our intellectual property both in the United States and abroad. If we are unable to prevent material disclosure of the non-patented intellectual property related to our technologies to third parties, and there is no guarantee that we will have any such enforceable trade secret protection, we may not be able to establish or maintain a competitive advantage in our market, which could materially adversely affect our business, results of operations and financial condition.

Third-party claims of intellectual property infringement may prevent or delay our development and commercialization efforts.

Our commercial success depends in part on our avoiding infringement of the patents and proprietary rights of third parties. There is a substantial amount of litigation, both within and outside the United States, involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries, including patent infringement lawsuits. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are pursuing development candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that our product candidates may be subject to claims of infringement of the patent rights of third parties.

Third parties may assert that we are employing their proprietary technology without authorization. There may be third-party patents or patent applications with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of our product candidates. Because patent applications can take many years to issue, there may be currently pending patent applications which may later result in patents that our product candidates may infringe. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. If any third-party patents were held by a court of competent jurisdiction to cover the manufacturing process of any of our product candidates, any molecules formed during the manufacturing process or any final product itself, the holders of any such patents may be able to block our ability to commercialize such product candidate unless we obtained a license under the applicable patents, or until such patents expire. Similarly, if any third-party patents were held by a court of competent jurisdiction to cover aspects of our formulations, processes for manufacture or methods of use, including combination therapy, the holders of any such patents may be able to block our ability to develop and commercialize the applicable product candidate unless we obtained a license or until such patent expires. In either case, such a license may not be available on commercially reasonable terms or at all.

Parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of management or employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, pay royalties, redesign our infringing products or obtain one or more licenses from third parties, which may be impossible or require substantial time and monetary expenditure.

If we fail to obtain licenses or comply with our obligations in these agreements under which we license intellectual property rights from third parties or otherwise experience disruptions to our business relationships with our licensors, we could lose license rights that are important to our business.

We are a party to intellectual property license agreements that are important to our business and expect to enter into additional license agreements in the future. Our existing license agreements impose, and we expect that future license agreements will impose, various obligations on us.

We may need to obtain licenses from third parties to advance our research or allow commercialization of our product candidates, and we have done so from time to time. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to further develop and commercialize one or more of our product candidates, which could harm our business significantly. We cannot provide any assurances that third-party patents do not exist which might be enforced against our future products, resulting in either an injunction prohibiting our sales, or, with respect to our sales, an obligation on our part to pay royalties and/or other forms of compensation to third parties.

We may be involved in lawsuits to protect or enforce our patents or the patents of our licensees, which could be expensive, time consuming and unsuccessful.

Competitors may infringe our patents or the patents of our licensees. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours or of our licensees is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing.

Our defense in a lawsuit may fail and, even if successful, may result in substantial costs and distract our management and other employees. We may not be able to prevent, alone or with our licensees, misappropriation of our intellectual property rights, particularly in countries where the laws may not protect those rights as fully as in the United States.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our ordinary shares.

We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties.

We employ individuals who were previously employed at other biotechnology or pharmaceutical companies. We may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed confidential information of our employees’ former employers or other third parties. We may also be subject to claims that former employers or other third parties have an ownership interest in our patents. Litigation may be necessary to defend against these claims. There is no guarantee of success in defending these claims, and if we are successful, litigation could result in substantial cost and be a distraction to our management and other employees.

Risks Related To Our Business Operations And Industry

Our future success depends on our ability to attract and retain key executives and to attract, retain and motivate qualified personnel.

We are highly dependent on principal members of our executive team, and any reduction or loss of their services may adversely impact the achievement of our objectives. While we have entered into employment agreements with each of our executive officers, any of them could leave our employment at any time, as all of our employees are “at will” employees. Recruiting and retaining other qualified employees for our business, including scientific and technical personnel, will also be critical to our success. There is currently a shortage of skilled executives in our industry, which is likely to continue. As a result, competition for skilled personnel is intense and the turnover rate can be high. We may not be able to attract and retain personnel on acceptable terms given the competition among numerous pharmaceutical companies for individuals with similar skill sets. In addition, failure to succeed in preclinical studies and clinical trials may make it more challenging to recruit and retain qualified personnel. The inability to recruit any executive or key employee or the loss of the services of any executive or key employee might impede the progress of our research, development and commercialization objectives.

We may need to expand our organization and may experience difficulties in managing this growth, which could disrupt our operations.

In the future we may expand our employee base to increase our managerial, scientific, operational, commercial, financial and other resources and we may hire more consultants and contractors. Future growth would impose significant additional responsibilities on our management, including the need to identify, recruit, maintain, motivate and integrate additional employees, consultants and contractors. Also, our management may need to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. We may not be able to effectively manage the expansion of our operations, which may result in weaknesses in our infrastructure or give rise to operational mistakes, loss of business opportunities, loss of employees or reduced productivity among remaining employees. Our expected growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of additional product candidates. Moreover, if our management is unable to effectively manage our growth, our expenses may increase more than expected, our ability to generate and/or grow revenues could be reduced, and we may not be able to implement our business strategy. Our future financial performance and our ability to commercialize product candidates and compete effectively will depend, in part, on our ability to effectively manage any future growth.

Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements and insider trading.

We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional or nonintentional failures to comply with the regulations of the FDA and non-U.S. regulators, to provide accurate information to the FDA and non-U.S. regulators, to comply with healthcare fraud and abuse laws and regulations in the United States and abroad, to report financial information or data accurately or to disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements.

Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and cause serious harm to our reputation. We have adopted a code of conduct, but it is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties, damages, fines, possible exclusion from Medicare, Medicaid and other government healthcare programs, additional reporting requirements and/or oversight, particularly if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance, disgorgement, imprisonment, and contractual damages. Even if we are ultimately successful in defending against any such action, we could be required to divert financial and managerial resources in doing so and adverse publicity could result, all of which could harm our business.

Future relationships with customers and third-party payors as well as certain of our business operations may be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, false claims laws and health information privacy and security laws. If we are unable to comply, or have not fully complied, with such laws, we could face criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

If we obtain FDA approval for any of our product candidates and begin commercializing those products in the United States, our operations may be directly, or indirectly through our customers, further subject to various federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute and the federal False Claims Act. These laws may impact, among other things, our proposed sales, marketing and education programs. In addition, we may be subject to patient privacy regulation by the federal government and by the U.S. states and foreign jurisdictions in which we conduct our business. The healthcare laws and regulations that may affect our ability to operate include:

•	The federal Anti-Kickback Statute, which prohibits, among other things, persons and entities from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, to induce, or in return for, either the referral of an individual, or the purchase or recommendation of an item or service for which payment may be made under a federal healthcare program, such as the Medicare and Medicaid programs. Remuneration has been interpreted broadly to include anything of value. Although there are a number of statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution, the exemptions and safe harbors are drawn narrowly, and those activities may be subject to scrutiny or penalty if they do not qualify for an exemption or safe harbor. A conviction for violation of the Anti-Kickback Statute requires mandatory exclusion from participation in federal healthcare programs. This statute has been applied to arrangements between pharmaceutical manufacturers and those in a position to purchase products or refer others, including prescribers, patients, purchasers and formulary managers. In addition, the Affordable Care Act amended the Social Security Act to provide that the U.S. government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act penalties for which are described below.

•	Federal civil and criminal false claims laws and civil monetary penalty laws, including the federal False Claims Act (“FCA”), which imposes criminal or civil penalties, including through civil whistleblower or qui tam actions, against individuals or entities for, among other things, knowingly presenting, or causing to be presented, claims for payment to the federal government, including Medicare or Medicaid, that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. FCA liability is potentially significant in the healthcare industry because the statute provides for treble damages and mandatory penalties of $5,500 to $11,000 per false claim or statement ($11,665 to $23,331 per false claim or statement for penalties assessed after January 15, 2020 for violations occurring after November 2, 2015).

•	The civil monetary penalties statute, which imposes penalties against any person or entity who, among other things, is determined to have presented or caused to be presented a claim to a federal healthcare program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent.

•	The federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), which imposes civil and criminal penalties for, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations or promises, any money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private), knowingly and willfully embezzling or stealing from a health care benefit program, willfully obstructing a criminal investigation of a healthcare offense and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare.

•	HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”), and its implementing regulations, which imposes certain requirements on certain types of individuals and entities, such as healthcare providers, health plans and healthcare clearing houses, known as “covered entities,” as well as their “business associates,” independent contractors or agents of covered entities that receive or obtain individually identifiable health information in connection with providing a service on behalf of a covered entity, relating to the privacy, security and transmission of individually identifiable health information.

•	The federal Physician Payments Sunshine Act, which requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to report annually to CMS, information related to payments or other transfers of value made to physicians, and further requires applicable manufacturers and applicable group purchasing organizations to report annually to CMS ownership and investment interests held by physicians and their immediate family members. The SUPPORT for Patients and Communities Act expanded the scope of reporting, such that beginning January 1, 2021 companies must also report payments and transfers of value provided to other types of healthcare professionals. Failure to submit timely, accurately and completely the required information for all covered payments, transfers of value and ownership or investment interests may result in civil monetary penalties.; and

•	Many state and foreign law equivalents of each of the above federal laws, such as: anti-kickback and false claims laws which may apply to items or services reimbursed by any third party payor, including commercial insurers; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government; state laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; state and local laws that require the registration of pharmaceutical sales representatives; and state and foreign laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

In addition, the European Union (“EU”) has established its own data security and privacy legal framework, including but not limited to Directive 95/46/EC (the “Data Protection Directive”). The European General Data Protection Regulation (“GDPR”) contains new provisions specifically directed at the processing of health information, higher sanctions and extra-territoriality measures intended to bring non-EU companies under the regulation. We anticipate that over time we may expand our business operations to include additional operations in the EU, including potentially conducting preclinical and clinical trials. With such expansion, we would be subject to increased governmental regulation in the EU countries in which we might operate, including regulation due to the GDPR.

If our operations are found to be in violation of any of the laws described above or any other governmental regulations or laws that apply to us, we may be subject to penalties, including, without limitation, civil, criminal and administrative penalties, damages, fines, possible exclusion from Medicare, Medicaid and other government healthcare programs, additional reporting requirements and/or oversight, particularly if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance, disgorgement, imprisonment, contractual damages, reputational harm, diminished profits and future earnings, and curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

Recent and future healthcare legislation may further impact our business operations.

The United States and some foreign jurisdictions are considering or have enacted a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell our products profitably. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. For example, in March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “ACA”) was enacted, which made a number of substantial changes in the way healthcare is financed by both governmental and private insurers. The ACA included a number of provisions that may reduce the profitability of drug products, including revising the rebate methodology for covered outpatient drugs under the Medicaid Drug Rebate Program, extending Medicaid rebates to individuals enrolled in Medicaid managed care plans, and requiring drug manufacturers to pay an annual fee based on their market share of prior year total sales of branded programs to certain federal health care programs.

Since its passage, there have been judicial and Congressional challenges to certain aspects of the ACA, as well as recent efforts to repeal or replace certain aspects of the ACA. Former President Trump signed two Executive Orders and other directives designed to delay the implementation of certain provisions of the ACA or otherwise circumvent some of the requirements for health insurance mandated by the ACA. Concurrently, Congress has considered legislation that would repeal or replace all or part of the ACA. While Congress has not passed comprehensive repeal legislation, two bills affecting the implementation of certain taxes under the ACA have been signed into law. On December 22, 2017, former President Trump signed into law H.R. 1, “An Act to provide for reconciliation pursuant to titles II and V of the concurrent resolution on the budget for fiscal year 2018,” informally titled the Tax Cuts and Jobs Act, which significantly revises the U.S. Internal Revenue Code of 1986, as amended (the “Code”). The Tax Cuts and Jobs Act of 2017 includes a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” Additionally, on December 23, 2019, former President Trump signed a spending bill that repealed the implementation of certain ACA-mandated fees, including the so-called “Cadillac” tax on certain high cost employer-sponsored insurance plans, the annual fee imposed on certain health insurance providers based on market share, and the medical device excise tax on non-exempt medical devices. Further, the Bipartisan Budget Act of 2018 (the “BBA”), among other things, amended the ACA, effective January 1, 2019, to increase from 50 percent to 70 percent the point-of-sale discount that is owed by pharmaceutical manufacturers who participate in Medicare Part D and to close the coverage gap in most Medicare drug plans, commonly referred to as the “donut hole.” Additionally, in 2019, the United States Court of Appeals for the Fifth Circuit upheld a lower court decision finding the Affordable Care Act unconstitutional and eliminating the individual mandate. The U.S. Supreme Court declined to expedite this appeal, and thus will not issue a decision until early 2021. As a result, there is significant uncertainty regarding future healthcare reform and its impact on our operations.

In addition, other legislative changes have been proposed and adopted in the United States since the Affordable Care Act was enacted. On August 2, 2011, the Budget Control Act of 2011 among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions to Medicare payments to providers of 2% per fiscal year, which started in April 2013, and, due to subsequent legislative amendments, will remain in effect through 2027 unless additional Congressional action is taken. On January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, also reduced Medicare payments to several categories of healthcare providers

Further, there has been heightened governmental scrutiny in the United States of pharmaceutical pricing practices in light of the rising cost of prescription drugs and biologics. Such scrutiny has resulted in several recent Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for products. While any proposed measures will require authorization through additional legislation to become effective, Congress and the Biden administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs. At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, to encourage importation from other countries and bulk purchasing.

We expect that healthcare reform measures that may be adopted in the future may result in more rigorous coverage criteria and lower reimbursement, and in additional downward pressure on the price that we receive for any approved product. Any reduction in reimbursement from Medicare or other government-funded programs may result in a similar reduction in payments from private payors.

We cannot predict what healthcare reform initiatives may be adopted in the future. Further federal, state and foreign legislative and regulatory developments are likely, and we expect ongoing initiatives to increase pressure on drug pricing. Such reforms could have an adverse effect on anticipated revenues from product candidates that we may successfully develop and for which we may obtain regulatory approval and may affect our overall financial condition and ability to develop product candidates.

We face potential product liability, and, if successful claims are brought against us, we may incur substantial liability and costs.

The use of our product candidates in future clinical trials and the sale of any products for which we obtain marketing approval exposes us to the risk of product liability claims. Product liability claims might be brought against us by consumers, healthcare providers, pharmaceutical companies or others selling or otherwise coming into contact with our products. For example, unanticipated adverse effects could result from the use of our future products or product candidates which may result in a potential product liability claim. If we cannot successfully defend against product liability claims, we could incur substantial liability and costs. In addition, regardless of merit or eventual outcome, product liability claims may result in:

•	impairment of our business reputation;

•	withdrawal of clinical trial participants;

•	costs due to related litigation;

•	distraction of management’s attention from our primary business;

•	substantial monetary awards to patients or other claimants;

•	the inability to commercialize our product candidates; and

•	decreased demand for our product candidates, if approved for commercial sale.

We plan to obtain product liability insurance relating to the use of our therapeutics in future clinical trials. However, such insurance coverage may not be sufficient to reimburse us for any expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive and in the future we may not be able to obtain or maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. If and when we obtain marketing approval for product candidates, we intend to expand our insurance coverage to include the sale of commercial products; however, we may be unable to obtain product liability insurance on commercially reasonable terms or in adequate amounts. On occasion, large judgments have been awarded in class action lawsuits based on drugs that had unanticipated adverse effects. A successful product liability claim or series of claims brought against us could cause our share price to decline and, if judgments exceed our insurance coverage, could adversely affect our results of operations and business.

Cyber security risks and the failure to maintain the confidentiality, integrity, and availability of our computer hardware, software, and Internet applications and related tools and functions could result in damage to our reputation and/or subject us to costs, fines or lawsuits.

Our business requires manipulating, analyzing and storing large amounts of data. In addition, we rely on a global enterprise software system to operate and manage our business. We also maintain personally identifiable information about our employees. Our business therefore depends on the continuous, effective, reliable, and secure operation of our computer hardware, software, networks, Internet servers, and related infrastructure. To the extent that our hardware or software malfunctions or access to our data by internal research personnel is interrupted, our business could suffer. The integrity and protection of our employee and company data is critical to our business and employees have a high expectation that we will adequately protect their personal information. The regulatory environment governing information, security and privacy laws is increasingly demanding and continues to evolve. Maintaining compliance with applicable security and privacy regulations may increase our operating costs. Although our computer and communications hardware is protected through physical and software safeguards, it is still vulnerable to fire, storm, flood, power loss, earthquakes, telecommunications failures, physical or software break-ins, software viruses, and similar events. These events could lead to the unauthorized access, disclosure and use of non-public information. The techniques used by criminal elements to attack computer systems are sophisticated, change frequently and may originate from less regulated and remote areas of the world. As a result, we may not be able to address these threats proactively or implement adequate preventative measures. If our computer systems are compromised, we could be subject to fines, damages, litigation and enforcement actions, and we could lose trade secrets, the occurrence of which could harm our business. In addition, any sustained disruption in internet access provided by other companies could harm our business.

The coronavirus pandemic has caused interruptions or delays of our business plan and may have a significant adverse effect on our business.

In December 2019, a strain of coronavirus, COVID-19, was reported to have surfaced in Wuhan, China, and on March 12, 2020, the World Health Organization declared COVID-19 to be a pandemic. In an effort to contain and mitigate the spread of COVID-19, many countries, including the United States, Canada and China, have imposed unprecedented restrictions on travel, quarantines, and other public health safety measures. The extent to which the pandemic may impact our business will depend on future developments, which are highly uncertain and cannot be predicted, but the development of clinical supply materials could be delayed and enrollment of patients in our pending clinical trials may be delayed or suspended, as hospitals and clinics in areas where we are conducting trials shift resources to cope with the COVID-19 pandemic and may limit access or close clinical facilities due to the COVID-19 pandemic. Additionally, if trial participants are unable to travel to clinical study sites as a result of quarantines or other restrictions resulting from the COVID-19 pandemic, we may experience higher drop-out rates or delays in clinical studies once commenced.

Government-imposed quarantines and restrictions may also require us to temporarily terminate our clinical sites once commenced. We cannot predict the ultimate impact of the COVID-19 pandemic as consequences of such an event are highly uncertain and subject to change. We do not yet know the full extent of potential delays or impacts on our business, our clinical studies or as a whole; however, the COVID-19 pandemic may materially disrupt or delay our business operations, further divert the attention and efforts of the medical community to coping with COVID-19, disrupt the marketplace in which we operate, and/or have a material adverse effect on our operations.

Moreover, the various precautionary measures taken by many governmental authorities around the world in order to limit the spread of the coronavirus has had and may continue to have an adverse effect on the global markets and global economy generally, including on the availability and pricing of employees, resources, materials, manufacturing and delivery efforts and other aspects of the global economy. There have been business closures and a substantial reduction in economic activity in countries that have been significantly affected by COVID-19. Significant uncertainty remains as to the potential impact of the COVID-19 pandemic on the global economy as a whole. It is currently not possible to predict how long the pandemic will last or the time that it will take for economic activity to return to prior levels. The COVID-19 pandemic could materially disrupt our business and operations, interrupt our sources of supply, hamper our ability to raise additional funds or sell or securities, continue to slow down the overall economy or curtail consumer spending.

Business interruptions could delay us in the process of developing our future products.

We are vulnerable to natural disasters such as earthquakes and wild fires, as well as other events that could disrupt our operations. We do not carry insurance for earthquakes or other natural disasters and we may not carry sufficient business interruption insurance to compensate us for losses that may occur. Any losses or damages we incur could have a material adverse effect on our business operations.

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, the documents incorporated herein by reference and other written reports and oral statements made from time to time by Cellect or Quoin may contain so-called “forward-looking statements,” all of which are subject to risks and uncertainties. One can identify these forward-looking statements by their use of words such as “expect,” “plan,” “will,” “may,” “anticipate,” “believe,” “estimate,” “should,” “intend,” “forecast,” “project” the negative or plural of these words, and other comparable terminology. One can identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address either company’s growth strategy, financial results and product and development programs. One must carefully consider any such statement and should understand that many factors could cause actual results to differ from either company’s forward-looking statements. These factors include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed, and actual future results may vary materially. Cellect and Quoin do not assume the obligation to update any forward-looking statement. Consequently, the reader should not consider any such list to be a complete list of all potential risks or uncertainties.

For a discussion of the factors that may cause Cellect, Quoin or the combined organization’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward-looking statements, or for a discussion of risk associated with the ability of Cellect and Quoin to complete the Merger and the effect of the Merger on the business of Cellect, Quoin and the combined organization, see the section “Risk Factors” beginning on page 20.

These forward-looking statements include, but are not limited to, statements concerning the following:

•	the expected benefits of, and potential value created by, the Merger for the securityholders of Cellect and Quoin;

•	likelihood of the satisfaction of certain conditions to the completion of the Merger, including the listing on Nasdaq of the Cellect ADSs to be issued;

•	Cellect’s ability to control and correctly estimate its operating expenses and its expenses associated with the Merger;

•	the impact of the coronavirus pandemic on the business of Cellect and Quoin;

•	any statements of the plans, strategies and objectives of management for future operations, including the execution of integration plans and the anticipated timing of filings;

•	any statements of plans to develop and commercialize additional products;

•	any statements concerning the attraction and retention of highly qualified personnel;

•	any statements concerning the ability to protect and enhance the combined company’s products and intellectual property;

•	any statements concerning developments and projections relating to the combined company’s competitors or industry;

•	any statements concerning the combined company’s financial performance;

•	any statements regarding expectations concerning Cellect’s or Quoin’s relationships and actions with third parties; and

•	future regulatory, judicial and legislative changes in Cellect or Quoin’s industry.

THE SPECIAL MEETING OF CELLECT’S SHAREHOLDERS

APPROVAL OF THE MERGER AGREEMENT AND RELATED TRANSACTIONS

The Merger

On March 24, 2021, the Company, Quoin and Merger Sub executed the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. In accordance with the terms of the Merger Agreement, Merger Sub will be merged into Quoin, which will be the surviving company, and Quoin will become a wholly-owned subsidiary of the Company (the “Merger”).

Immediately after the Merger, and not accounting for additional ordinary shares of Cellect that may be issuable pursuant to the adjustment provisions in the Purchase Agreement (see the section entitled “Agreements Related to the Merger—Quoin Financing” in this proxy statement/prospectus), it is expected that Quoin’s existing securityholders (including the Investor) will own (or have the right to receive) approximately 80% of the outstanding capital stock of Cellect and Cellect’s pre-closing shareholders will own approximately 20% of the outstanding capital stock of Cellect, subject to certain adjustments.

The Merger Agreement further contemplates the sale of the Company’s wholly-owned subsidiary to EnCellX, which shall continue to employ the Company’s management and develop its technology. All of the pre closing Company shareholders will be entitled to the consideration received by the Company in connection with such sale. Payment of the consideration shall be made under CVRs which shall be issued at closing of the Merger to all of the Company shareholders at such time.

Dilution Escrow Shares and Escrow Agreement

At the effective time of the Merger, the Company will withhold from the merger consideration payable to certain Quoin stockholders (the “Quoin Lock-up Signatories”) a number of Company ordinary shares equal to 12.25% of the (i) the maximum number of Company ordinary shares that may be issued to pursuant to the terms of the Purchase Agreement (but less a number of Company ordinary shares equal to the Exchange Escrow Shares (as such term is defined in the Purchase Agreement) number) after the Final Reset Date (as such term is defined in the Purchase Agreement) minus (ii) the maximum number of Company ordinary shares that may be issued to pursuant to the terms of the Purchase Agreement (but less a number of Company ordinary shares equal to the Exchange Escrow Shares number) as of immediately after the effective time of the Merger (“Dilution Escrow Shares”).

Following the Final Reset Date, if Company receives any Exchange Escrow Shares (as defined in the Purchase Agreement) from the escrow agent, Company will cause the escrow agent to release a portion of the Dilution Escrow Shares to the Quoin Lock-up Signatories equal to a fraction, the numerator of which will be the Company ordinary shares distributed to Company following the Final Reset Date by the escrow agent, and the denominator of which will be the total number of Company ordinary shares initially deposited with the escrow agent.

Any Dilution Escrow Shares that are not distributed to the Quoin Lock-up Signatories will be transferred by the escrow agent to the Company shareholders as of immediately prior to the effective time of the Merger who (i) continue to hold at least a portion of ADSs that represent Company ordinary shares beneficially owned by such shareholder immediately prior to such effective time until the final Reset Date and (ii) have provided evidence that is reasonably acceptable to the Company which confirms that they were shareholders of the Company immediately prior to the effective date of the Merger and through the Final Reset Date (each such shareholder, a “Qualified Cellect Shareholder”). Each Qualified Cellect Shareholder will be entitled to receive a portion of such distributable Dilution Escrow Shares equal to (i) the number of Company ordinary shares beneficially owned by such Company shareholder on the Final Reset Date, up to a maximum number equal to the number of Company ordinary shares beneficially owned by such Company shareholder immediately prior to the effective time of the Merger, divided by (ii) the aggregate number of Company ordinary shares outstanding immediately prior to such effective time.

Any Dilution Escrow Shares that are not transferred to Company shareholders will be returned to the Quoin Lock-up Signatories.

Accordingly, BNY Mellon will enter into an escrow agreement with the Company and Dr. Michael Myers, as the representative of the parties listed on Exhibit A attached thereto (the “Merger Escrow Agreement”), the form of which is attached as Annex F to this proxy statement/prospectus, under which BNY Mellon will hold in trust the Dilution Escrow Shares in accordance with the terms thereof. BNY Mellon shall, inter alia, hold and distribute the Dilution Escrow Shares, plus all dividends and other distributions, payments and earnings thereon and proceeds thereof received by BNY Mellon, less any property and/or funds distributed or paid, all in accordance with the terms of the Merger Escrow Agreement. The Company shall be entitled to exercise all voting rights with respect to any Dilution Escrow Shares that are held by BNY Mellon until such time as BNY Mellon receives joint written instructions, signed by both parties, to release such Dilution Escrow Shares.

“Run-Off” Directors’ and Officers’ Insurance

The Company’s compensation policy allows us to purchase insurance coverage such as under a run-off directors’ and officers’ liability insurance policy, provided that the annual premium does not exceed the higher of $500,000 or 4% of the limit of liability of the relevant policy. In connection with the Merger, the run-off policy that the Company intends to purchase provides a limit of liability of $5,000,000 for a period of seven years following the closing of the Merger with an aggregate premium of approximately $645,000, paid on or around the time of the closing of the Merger and another “layer” for a limit of liability of $5,000,000 in excess of $5,000,000 for a period of three years with an aggregate premium of approximately $360,000 paid on or around the time of the closing of the Merger (the “Run-Off Insurance”).

In accordance with the provisions of the Israeli Companies Law, the Run-Off Insurance requires the approval of the Company’s Compensation Committee, the Board of Directors and the shareholders, in that order. The Compensation Committee and the Board of Directors approved the terms of the Run-Off Insurance on May 19, 2021.

Letter of Agreement with Dr. Shai Yarkoni

In connection with Dr. Shai Yarkoni’s contribution to the contemplated Merger Agreement, the Share Transfer Agreement and the continued success of EnCellX, the Company signed a Letter of Agreement with Dr. Yarkoni (the “Letter Agreement”), which is attached as Annex G to this proxy statement/prospectus, pursuant to which the Company has undertaken to compensate Dr. Yarkoni by way of bonus payment(s), in accordance with the following terms. Dr. Yarkoni shall be entitled to a cash bonus (the “Bonus”) reflecting payments he would have received had he owned, since incorporation of EnCellX, common shares equal to 40% of its capital stock on a fully diluted. The Bonus will be payable by the Company with respect to any (i) dividend payment distributed by EnCellX; or (ii) consideration received by EnCellX shareholders from the sale of their shares to a third party.

At this time, we are unable to estimate the dollar value or a range of values of the Bonus, given the uncertainties as to the validity and marketability of, and risks associated with, the Subsidiary’s technology, the ability of the Subsidiary to raise the necessary funds to continue its development and operations, the ability of the Subsidiary to find a purchaser, and the consideration that might be received from a purchaser. EnCellX is a start-up company with limited capital, and the business of the Subsidiary will remain subject to the significant risks discussed herein under “RISK FACTORS – Risks Related to Cellect” and, as applicable, under “RISK FACTORS – Risks of the Combined Company” (as they pertain to Cellect’s business and technology today), including, without limitation, risks related to the development, testing and marketing of such technology, the receipt of all necessary governmental and other regulatory approvals for the development, testing and marketing of such technology, and the life of all relevant patents and other intellectual property or rights associated with such technology. In addition to the risks associated with the development of the Subsidiary’s technology, there is uncertainty as to the ability of the Subsidiary to raise funds, or to find a purchaser. Furthermore, the dollar value of the Bonus will be dependent on the consideration received from a sale, if any, and the dilution suffered over time, as EnCellX raises additional capital to finance the development, testing and marketing of the Subsidiary’s technology.

Although we are unable to estimate the dollar value or a range of values of the Bonus at this time, the following table illustrates how the Bonus may vary upon a sale of EnCellX at various valuations. The initial scenario assumes that EnCellX will have been unable to raise capital to develop and commercialize the Subsidiary’s technology but can be sold at a valuation of $20 million. The subsequent scenarios assume that EnCellX will have been successful in developing and commercializing the Subsidiary’s technology, with various amounts of capital required to have been raised to do so (and thus various rates of dilution of EnCellX stockholders’ interests).

Bonus Scenarios

Sale Valuation	Approximate Capital Raised	Approximate Dilution	Amount of Bonus*
$20,000,000	—	—	$8,000,000
$50,000,000	$12,000,000	53%	$9,473,734
$100,000,000	$32,000,000	70%	$12,413,836
$250,000,000	$80,000,000	80%	$16,519,251
$400,000,000	$135,000,000	87%	$20,775,768

*The Bonus is subject to a 50% tax deduction pursuant to the Letter Agreement and the Altshuler Escrow Agreement. The calculation does not reflect any investor preferences that might be granted in financings that might reduce the Bonus.

There is no guarantee that a sale of EnCellX will occur at all or at any of the above valuations or that EnCellX will be able to raise sufficient capital to successfully develop and commercialize the Subsidiary’s technology.

In order to secure the Bonus, such number of EnCellX common shares constituting 40% of the issued and outstanding share capital on a fully diluted basis on the date of its incorporation, will be issued by EnCellX to Altshuler Shaham Trusts Ltd. (the “Escrowed Securities”).

In accordance with the provisions of the Israeli Companies Law, the Letter Agreement and the payment of the Bonus to Dr. Yarkoni require the approval of the Company’s Compensation Committee, the Board of Directors and the shareholders, in that order. The Compensation Committee and the Board of Directors approved the terms of the Letter Agreement on March 17, 2021.

In order to secure the Bonus, such number of EnCellX common shares constituting 40% of the issued and outstanding share capital on a fully diluted basis on the date of its incorporation, will be issued by EnCellX to Altshuler Shaham Trusts Ltd. (the “Escrowed Securities”).

In accordance with the provisions of the Israeli Companies Law, the Letter Agreement and the payment of the Bonus to Dr. Yarkoni require the approval of the Company’s Compensation Committee, the Board of Directors and the shareholders, in that order. The Compensation Committee and the Board of Directors approved the terms of the Letter Agreement on March 17, 2021.

Securities Purchase Agreement

On March 24, 2021, the Company, Quoin and the Investor entered into the Purchase Agreement, which is attached as Annex C to this proxy statement/prospectus, pursuant to which, among other things, (A) the Investor agreed to purchase (i) $17.0 million of Quoin common stock ($12 million in new funds and the surrender of $5 million in aggregate principal amount of Quoin issued notes under the Bridge Securities Purchase Agreement (as defined in the Purchase Agreement), which will be exchanged for Company ordinary shares in the Merger pursuant to the Exchange Ratio which will represent an aggregate of 18.48% of the estimated Parent Fully Diluted Number (as defined in the Purchase Agreement) and (ii) up to an aggregate number of shares of Quoin common stock equal to 300% of the number of Primary Shares; and (B) and the Company agreed to issue to the Investor warrants to purchase ordinary shares of the Company. The warrants to be issued under the Purchase Agreement are designated Series A, Series B and Series C. The Series A Warrants and Series B Warrants each represent the right to acquire an initial amount of ADSs equal to 100% of the quotient determined by dividing the purchase price paid by the Investor by the lower of the Closing Per Share Price and the Initial Per Share Price (each as defined in the Purchase Agreement). The Series A Warrants and the Series B Warrants will have full ratchet anti-dilution price protection with respect to future issuances of securities at a price below the exercise price of each applicable Series Warrants and a Black Scholes provision for fundamental transactions. The Series C Warrants represent the right to acquire (x) an initial amount of ADSs equal to 100% of the quotient determined by dividing $9,500,000, by the lower of the Closing Per Share Price and the Initial Per Share Price and (y) an additional amount of Series A Warrants and Series B Warrants, each to purchase a number of ADSs determined pursuant to the terms of the Series C Warrants. The Series C Warrants will have a Black Scholes provision for fundamental transactions.

The Primary Shares will have an initial price per share that reflects a $75.0 million pre-money valuation of the post-Merger combined company, and will be exchangeable in the Merger for Company ordinary shares constituting 18.48% of the post-closing company on a fully-diluted basis, which percentage is calculated assuming the return and cancellation of all of the Additional Purchased Shares from escrow. In addition, Quoin will deposit the Additional Purchased Shares into escrow with an escrow agent for the benefit of the Investor, to be exchanged for Company ordinary shares at the Effective Time (as such term is defined in the Purchase Agreement). On each Reset Date following the Closing Date, if the Initial Primary Price Per Share is less than the Reset Price Date (as such terms are defined in the Purchase Agreement), the Investor will receive Exchange Escrow Shares from escrow such that the effective price per share of all Primary Financing Shares received by such Investor will be equal to the Reset Price. Any Additional Purchased Shares not delivered to the Investor from escrow will be returned following the last Reset Date.

Accordingly, BNY Mellon will enter into an escrow agreement with the Company and Dr. Michael Myers, as the representative of the parties listed on Exhibit A attached thereto, under which BNY Mellon will hold in trust the Dilution Escrow Shares in accordance with the terms thereof. BNY Mellon shall, inter alia, hold and distribute the Dilution Escrow Shares, plus all dividends and other distributions, payments and earnings thereon and proceeds thereof received by BNY Mellon, less any property and/or funds distributed or paid, all in accordance with the terms of the Merger Escrow Agreement. The Company shall be entitled to exercise all voting rights with respect to any Dilution Escrow Shares that are held by BNY Mellon until such time as BNY Mellon receives joint written instructions, signed by both parties, to release such Dilution Escrow Shares.

The Company and the Investor have also executed a Registration Rights Agreement, which is attached as Annex D to this proxy statement/prospectus. The Registration Rights Agreement will grant the Investor certain rights to require the Company to register ADSs issuable upon exercise of the Primary Warrants for resale.

The Share Transfer

On May 27, 2021, the Company and EnCellx entered into an Amended and Restated Share Transfer Agreement (“Share Transfer Agreement”), which is attached as Annex H to this proxy statement/prospectus, pursuant to which the Company will sell all the outstanding shares of its wholly-owned Subsidiary to EnCellX at the closing of the Merger (the “Share Transfer”). All of the Company’s intellectual property rights are held by the Subsidiary and therefore will be indirectly transferred to EnCellX in the Share Transfer.

In consideration for the shares of the Subsidiary, the Company will be entitled to receive the following payments, all as further outlined in the Share Transfer Agreement: (i) during the Payment Period (as such term is defined in the Share Transfer Agreement), an amount equal to 3.5% of all Net Sales of Products (as defined in the Share Transfer Agreement); (ii) a milestone payment of $6,000,000 upon attainment of the first regulatory approval for the commercial manufacture, marketing and sale of the Product in the United States; (iii) a milestone payment of $6,000,000 upon receipt of the first regulatory approval for the commercial manufacture, marketing and sale of the Product in the European Union; (iv) during the Payment Period, 20% of all License Revenues (as defined in the Share Transfer Agreement) in excess of $10,000,000, subject to a cap of $16,000,000 in the aggregate and reduction by the amount of any milestone payment(s) previously paid; and (v) an exit fee of 33% of the consideration to be paid to Dr. Yarkoni and Mr. Mohanty in connection with an Exit Transaction (as defined in the Share Transfer Agreement), in the event an Exit Transaction occurs before February 28, 2023 (the “Share Transfer Consideration”).

In addition, the Share Transfer Agreement further provides for a bonus payment by the Company to Dr. Shai Yarkoni, for his contribution to the contemplated transaction and to the continued success of EnCellX, in an amount equal to the consideration that he would have received, had he been issued 40% of EnCellX share capital on a fully diluted basis, upon incorporation of EnCellX. Any dividend payments on account of such shares, or consideration received upon their sale, shall be paid by the Company solely to Dr. Yarkoni and not to any other shareholder of the Company. In order to secure such right, shares constituting 40% of EnCellX share capital shall be held in escrow by Altshuler Shaham Trusts Ltd. Included in the Share Transfer Consideration is a provision stating that, if EnCellX fails to raise at least $3.0 million within 12 months of the closing of the Share Transfer in order to continue development of the technology, then EnCellX must engage an investment bank and initiate the process of the sale of the Subsidiary or its assets, with the net proceeds of such transaction payable to the Company within 15 business days of such receipt. The Share Transfer Consideration will include the net proceeds of any such sale.

EnCellX, Inc.

EnCellX is a private company incorporated and managed by Mr. Aditya Mohanty, who has extensive experience and success in developing multiple products that have had commercial success including cell therapy products and particularly orphan drug products like the ones that Subsidiary’s technology would initially be applied to.

Mr. Aditya Mohanty, the CEO of EnCellX, has over 25 years of experience in the biotech industry with almost 10 years in the regenerative medicine space. He has been CEO, President and has served as director of public and private companies. Mr. Mohanty has lead teams that have brought several products to market (U.S., EU and global approvals) starting from pre-clinical development and then having very successful commercial sales and had previous experience with managing teams with significant operations split between the U.S. and Israel.

Dr. Shai Yarkoni, the inventor of the technology to be transferred under the Share Transfer, will continue to manage the Subsidiary and will serve as the CTO of EnCellX, which will enable EnCellX to ensure a seamless transfer and then acceleration of the product development as well as growing into the U.S. and EU clinical trials and new indications and products.

The EnCellX team has a successful track record of obtaining financing for companies at various stages of development, developing products from early science stage through final regulatory approval, as well as launch and sales expansion of products.

The company expects to take advantage of the benefits of being in California, which has a very large cell therapy and regenerative medicine community as well as continuing to leverage the scientific foundation of the technology in Israel. EnCellX will maintain a science facility in Israel while expanding clinical and business operations in the USA in the near term and will explore further global expansion as applicable.

The CVR Agreement

In connection with the Share Transfer Agreement, the Company will enter into a CVR Agreement with Mr. Eyal Leibovitz, as the Representative for the holders of CVRs (the “Representative”), and Computershare Trust Company, N.A., a federally chartered trust company (the “Rights Agent”), the form of which is attached as Annex I to this proxy statement/prospectus.

Under the terms of the CVR Agreement, the holders of the Company’s ADSs immediately prior to the Merger will have the right to receive, through their ownership of CVRs, their pro-rata share of the net Share Transfer Consideration, making such holders of CVRs the indirect beneficiaries of the net payments under the Share Transfer Agreement.

CVRs will be recorded in a register administered by the Rights Agent but will not be certificated. CVRs may not be transferred, assigned or sold other than as permitted in the CVR Agreement. The CVRs do not represent an ownership right in EnCellX nor confer any rights on the holders thereof, except to receive their pro rata share of the net Share Transfer Consideration.

By accepting CVRs, the holders of the CVRs appoint, authorize and empower the Representative to be their exclusive agent and attorney-in-fact and to make all decisions and determinations with respect to actions of the CVR holders. The provisions detailing the duties, authority, liability and succession of Representatives are further described in the CVR Agreement.

The Share Transfer Escrow Agreement

In connection with the Share Transfer and the Letter Agreement, and as further required under the Tax Ruling granted by the Israeli Tax Authority (the “Ruling”), an escrow agreement shall entered into between the Company, EnCellX and Althsuler Shaham Trusts Ltd. (the “Escrow Agent” and the “Altshuler Escrow Agreement”, respectively), the form of which is attached as Annex J to this proxy statement/prospectus.

Pursuant to the provisions of the Altshuler Escrow Agreement, the Escrow Agent shall be responsible for: (i) holding the Escrowed Securities (as defined in the Letter Agreement) in trust on behalf of the Company and the Founder; (ii) holding and administering any (X) dividend payment distributed by EnCellX with respect to the Escrowed Securities; (Y) consideration received by the shareholders of EnCellX from a third party for the sale of the Escrowed Securities and following the IPO of EnCellX; and (iii) tax deduction as applicable under Israeli laws and in accordance with the terms of the Tax Ruling, with respect to any payment made by the EnCellX to the holders of CVRs and with respect to any payment made in connection with the Escrowed Securities.

In respect of the Escrow Agent’s services under Altshuler Escrow Agreement, EnCellX will be obligated to pay the Escrow Agent the fees, expenses, charges and other amounts as further stipulated in the Altshuler Escrow Agreement.

The Representative Agreement

In connection with the Share Transfer Agreement and the CVR Agreement, the Company will enter into a Representative Agreement between the Company, the Representative and EnCellX, Inc. (the “Representative Agreement”), the form of which is attached as Annex K to this proxy statement/ prospectus.

The Representative will undertake to: (i) provide instructions to the Escrow Agent in accordance with its responsibilities and tasks under the CVR Agreement; (ii) ensure that the provisions of the Share Transfer Agreement are being fulfilled; and (iii) act in accordance with its responsibilities under Section 7 of the Letter Agreement with Dr. Yarkoni.

In respect of the Representative’s services under the Representative Agreement, EnCellX will be obligated to pay the Representative a quarterly payment of $4,500 plus VAT as applicable, and such other fees, expenses, charges and other amounts as further stipulated in the Representative Agreement.

The Company will agree to indemnify the Representative for, and hold the Representative harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demand, suit, settlement, cost or expense (including, without limitation, the reasonable fees and out-of-pocket expenses of legal counsel), incurred without willful misconduct, bad faith or gross negligence on the part of the Representative (the occurrence of each as determined by a final, non-appealable judgment of a court of competent jurisdiction), for any action taken, suffered or omitted to be taken by the Representative in connection with the Representative’s exercise or performance of its duties hereunder.

Articles of Association

In connection with Section 1.4(b) of the Merger Agreement and in order to ensure that the Company will have available a sufficient number of ordinary shares to issue to Quoin stockholders, the Company will amend its Articles of Association to (i) change its name from “Cellect Biotechnology Ltd.” to “Quoin Pharmaceuticals, Ltd.” (or a similar name agreed between the parties and approved by the Israeli Companies Registrar); and (ii) increase its authorized share capital from 500,000,000 ordinary shares to 12,500,000,000 ordinary shares, no par value per share.

Additionally, the Company’s trading symbol on NASDAQ will change to “QNRX” following the closing of the Merger.

It is therefore proposed, in light of the aforementioned Board recommendations, the specific anti-dilution protection, the future potential proceeds to the CVR holders and the alternatives at hand, that the following resolutions be adopted at the Annual Meeting:

“RESOLVED, to approve the Merger Agreement by and among the Company, Quoin and Merger Sub; and be it

FURTHER RESOLVED, to approve the issuance of Company ordinary shares to Quoin’s stockholders pursuant to the terms of the Merger Agreement; and be it

FURTHER RESOLVED, to approve the Merger Escrow Agreement by and among BONY, the Company and Mr. Michael Myers, as the representative of the parties listed on Exhibit A attached thereto; and be it

FURTHER RESOLVED, to approve the purchase by the Company of a “run-off” directors’ and officers’ liability insurance policy for a period of seven years following the effective time of the Merger; and be it

FURTHER RESOLVED, to approve the Letter of Agreement by and between the Company and Dr. Shai Yarkoni; and be it

FURTHER RESOLVED, to approve the Registration Rights Agreement and the Purchase Agreement, each by and among the Company, Quoin and Altium Growth Fund, LP. (“Investor”) ; and be it

FURTHER RESOLVED, to approve the issuance of Company ordinary shares to the Investor pursuant to the terms of the Purchase Agreement; and be it

FURTHER RESOLVED, to approve the SPA Escrow Agreement by and among BONY, the Company, Quoin and the Investor; and be it

FURTHER RESOLVED, to approve the Share Transfer Agreement by and between the Company and EnCellX; and be it

FURTHER RESOLVED, to approve the CVR Agreement, by and among the Company, Mr. Eyal Leibovitz and Computershare Trust Company, N.A.; and be it

FURTHER RESOLVED, to approve the Altshuler Escrow Agreement by and among the Company, EnCellX and Althsuler Shaham Trusts Ltd.; and be it

FURTHER RESOLVED, to approve the Representative Agreement by and among the Company, Mr. Eyal Leibovitz and EnCellX; and be it

FURTHER RESOLVED, effective as of the closing of the Merger Agreement and contingent thereof, to approve an increase of the Company's authorized share capital by NIS 12,000,000,000 ordinary shares, from NIS 500,000,000 to NIS 12,500,000,000 ordinary shares no par value per share; and be it

FURTHER RESOLVED, to approve the change of the Company's name to "Quoin Pharmaceuticals, Ltd." or a similar name approved by the Israeli Companies Registrar; and be it

FURTHER RESOLVED, to approve and adopt the Amended and Restated Articles of Association to reflect the foregoing changes.

The Board recommends that the shareholders vote “FOR” the proposed resolution with all related transactions and agreements.

THE MERGER

This section and the section entitled “The Merger Agreement” in this proxy statement/prospectus describe the material aspects of the Merger, including the Merger Agreement. While Cellect and Quoin believe that this description covers the material terms of the Merger and the Merger Agreement, it may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus for a more complete understanding of the Merger and the Merger Agreement, including the Merger Agreement attached as Annex A and the other documents to which you are referred herein. See the section “Where You Can Find More Information” in this proxy statement/prospectus.

Background of the Merger

Historical Background for Cellect

The following is a summary of material events, meetings and discussions that are relevant to the Cellect Board’s decision to approve the Merger Agreement and related agreements and recommend the Merger and the related transactions to Cellect’s shareholders.

On November 17, 2020 JMP Securities LLC (“JMP”) introduced Dr. Shai Yarkoni to Michael Myers, Quoin’s Chief Executive Officer, and Denise Carter, Quoin’s Chief Operating Officer. Following such meeting, the parties agreed that they were interested in proceeding with discussions about a potential reverse merger. On November 22, 2020, JMP provided a preliminary proposal to Cellect’s senior management outlining a suggested structure and terms for the transaction.

The senior management of both companies held follow-up calls on November 25, 2020 and December 1, 2020 to review and discuss details of the proposal.

On December 6, 2020, Dr. Shai Yarkoni informed the Cellect Board that Quoin had approached them regarding such proposal. Accordingly, Quoin and Cellect entered into an Exclusivity Agreement, and the due diligence process commenced shortly thereafter. Cellect and its counsel were granted access to Quoin’s virtual data room on December 7, 2020, and a diligence commencement call was held on December 8, 2020, including members of each company’s legal counsel, financial advisors, auditors, and members of senior operational and executive management. Cellect conducted thorough due diligence with respect to Quoin’s technology, business, financial and IP status.

On December 13, 2020, Quoin’s counsel provided a first draft of a proposed Merger Agreement to Cellect.

On December 17, 2021, Cellect engaged Cassel Salpeter & Co., LLC to provide an opinion to the Cellect Board as to fairness, from a financial point of view, of the Exchange Ratio to Cellect.

On December 24, 2020 and January 4, 2021, senior management of Quoin and Cellect held a conference call to discuss the proposed capitalization of the post-merger company immediately following the proposed financing to be provided to Quoin by the Investor.

On December 30, 2020, David Braun, Jonathan Burgin and Yali Sheffi, members of the Cellect Board, held a conference call with JMP to further discuss the terms of the contemplated transactions.

On January 3, 2021, the Cellect Board held a meeting in which management updated the Directors regarding negotiations and due diligence and BDO presented an evaluation report regarding Quoin. Thereafter, a discussion ensued between the Cellect Board and Aditya Mohanty regarding his experience and his proposal to purchase the Subsidiary. Thereafter, the Cellect Board discussed the business of Quoin and the Directors’ view of the Merger with Michael Myers.

On January 17, 2021, the Cellect Board held a meeting in which Dr. Shai Yarkoni updated the Directors on the on-going negotiations between Quoin and the Investor. The Cellect Board further discussed the necessity of forming a special committee for the purpose of continuing negotiations with Aditya Mohanty due to Mr. Mohanty’s request that Dr. Shai Yarkoni continue supporting the Subsidiary as its CTO, in the event of sale of the Subsidiary to a company to be formed by Mr. Mohanty. The Cellect Board appointed Abraham Nahmias, Jonathan Burgin and Yali Sheffi as the members of the Cellect Board’s special committee (the “Special Committee”).

On February 18, 2021, the Cellect Board held a meeting in which management detailed the progress that had been made, informed the Directors of the material terms and outline of the transactions, and recommended that Cellect continue negotiations. At the invitation of the Cellect Board, representatives of Cassel Salpeter & Co., LLC joined the meeting and reviewed the historical and projected financial information prepared by Cellect management and Quoin management, as well as historical trading information regarding Cellect’s ADS.

On February 23, 2021, the Cellect Board held a meeting in which the Directors discussed the CVR mechanism and the structure of the transaction with Aditya Mohanty for the sale of the Subsidiary.

On February 25, 2021, the Special Committee held a meeting to further discuss the terms and conditions of the Share Transfer Agreement with Aditya Mohanty, and management updated the Special Committee regarding the Merger Agreement, the Purchase Agreement, the CVR agreements, and the escrow-related agreements.

On March 17, 2021, the Audit Committee, Compensation Committee, and the Cellect Board each held meetings. The Audit Committee and Compensation Committee each reviewed all aspects of the transactions, including without limitation, the financial aspects, business aspects, and the proposed Letter Agreement with Dr. Shai Yarkoni, after which each committee approved and recommended that the Cellect Board approve the Merger and all related transactions. Following those meetings, the Cellect Board met to further consider the proposed transactions. At the invitation of the Cellect Board, members of Cellect’s senior management and representatives of Cellect’s legal and financial advisors also attended the meeting. Cellect’s legal counsel reviewed with the Directors their fiduciary duties in the context of the proposed transactions. Cellect’s legal counsel then summarized the material terms of the proposed form of the Merger Agreement. At the request of the Cellect Board, Cassel Salpeter & Co., LLC then reviewed and discussed its financial analyses with respect to Cellect, Quoin and the proposed Merger, and Cassel Salpeter & Co., LLC orally rendered its opinion to the Cellect Board (which was subsequently confirmed in writing by delivery of Cassel Salpeter & Co., LLC’s written opinion addressed to the Cellect Board and dated March 17, 2021), as to the fairness, from a financial point of view, of the Exchange Ratio in the Merger to Cellect. After review of the current status and financial needs of Cellect and the alternatives at hand, and following a thorough discussion, the Cellect Board resolved to approve the Merger Agreement and the resolutions associated with the approval of the Merger and all related transactions.

The management of both companies, together with their legal counsel, accountants, and special advisors, conducted weekly conference calls to discuss the process, present updates and timelines, reply to questions and solve problems that arose.

Historical Background for Quoin

In April 2020, Quoin engaged JMP Securities LLC (“JMP”) to advise the company on a capital raise. After Quoin executed a term sheet with the Investor in September 2020, JMP proceeded to initiate a process to identify a suitable publicly traded reverse merger target.

On November 17, 2020 JMP introduced Dr. Shai Yarkoni to Michael Myers and Denise Carter. The parties communicated that they were interested in proceeding with discussions about a potential reverse merger. On November 22, 2020, JMP provided a preliminary proposal to Cellect’s senior management outlining a suggested structure and terms for the transaction.

The senior management teams of both companies held follow-up calls on November 25, 2020 and December 1, 2020 to review and discuss details of the proposal.

On December 6, 2020, Quoin and Cellect entered into an Exclusivity Agreement, and the due diligence process commenced thereafter. Cellect and its counsel were granted access to Quoin’s data room on December 7, 2020, and a diligence commencement call was held on December 8, 2020 between members of each company’s legal counsel, financial advisors, auditors, and members of senior operational and executive management.

On December 13, 2020, Quoin’s counsel provided a first draft of a proposed Merger Agreement to Cellect’s counsel.

On December 15, 2020, December 22, 2020, December 29, 2020, January 19, 2021 and February 9, 2021, each company’s legal counsel, financial advisors, auditors, and members of senior operational and executive management participated in diligence calls. On December 16, 2020, a financial diligence call was held.

On December 24, 2020 and January 4, 2021, senior management of Quoin and Cellect spoke by phone regarding the proposed capitalization of the post-merger company subsequent to the proposed financing by the Investor.

On January 25, 2021, Quoin had an introductory call with Cassel Salpeter.

On January 25, 2021, Quoin held a follow-up call with Cassel Salpeter to review Quoin’s financial model.

The management of both companies together with their legal counsel, accountants and special advisors conducted weekly conference calls to discuss the process, present updates and timelines, reply to questions and solve problems that arose.

On March 21, 2021, the board of Quoin approved the proposed Merger Agreement by unanimous written consent.

Reasons for the Merger

Cellect Reasons for the Merger

In the course of reaching its decision to approve the Merger, the Cellect Board consulted with its senior management, financial advisor and legal counsel, reviewed a significant amount of information, and considered a number of factors, including, among others:

•	The Board reviewed the prior minutes of the meetings of its strategic committee and the Board from 2019, in which it was resolved that management shall seek strategic agreements to increase the value of the Company’s shares. Management further presented to the Board a business plan for 2021-2022 that required approximately $20 million to fund the clinical and business development of the Company’s technology. Accordingly, considering the Company’s business and financial prospects, the Board determined that the Company could not continue to operate as an independent company and needed to enter into an agreement with a strategic partner;

•	Over the last 20 months, the Board was presented with a few alternative candidates for a transaction, including pharma, hi-tech and cannabis companies; however, following intensive evaluation all of such alternatives and corresponding negotiations, these transaction opportunities did not come to fruition;

•	The Board assessed the possible alternatives to the Merger, the range of possible benefits and risks of those alternatives to the Company’s shareholders, and the timing and the likelihood of accomplishing any of such alternatives, and the Board determined that the Merger is a superior opportunity to such alternatives for the Company’s shareholders;

•	The Board considered the valuation of the potential merger candidates. In particular, the Board found Quoin the most attractive candidate because of (i) its clinical program focused on rare and orphan diseases, (ii) its experienced leadership team, comprised of industry veterans with extensive relevant executive experience and record of recent success in the pharmaceutical industry, and (iii) the Board’s belief that the Merger with Quoin would create more value for Company’s shareholders than any of the other proposals that the Board had received or that the Company could create on its own;

•	Quoin has $25.25 million in committed equity funding from Altium Capital, a well-regarded institutional healthcare investor, a portion of which will be provided concurrently with the Merger, to provide funds for the further development of Quoin’s business;

•	The Board considered that (i) the sale of the Subsidiary to EnCellX, pursuant to a separate agreement and as a condition to the Merger, would result in a company focused on the development of technology for the selection of stem cells from any given tissue that aims to improve a variety of cell-based therapies allowing cell-based treatments and procedures in a wide variety of applications in regenerative medicine and other indications and (ii) under the provisions of the Share Transfer Agreement and the CVR Agreement, the Company’s current shareholders would able to participate in the growth potential of EnCellX, since they would have the right to receive a portion of the proceeds derived from the commercialization of products under the ApoGraft technology platform;

•	An experienced senior management team would lead the combined public company, with Dr. Michael Myers serving as its Chief Executive Officer. In addition, EnCellX would be led by experienced CEO, Adi Mohanty, who would be supported by Dr. Shai Yarkoni as a CTO;

•	Current financial market conditions, including the impact of the coronavirus pandemic on global financial markets, and historical market prices, volatility, and trading information with respect to the Company’s ADS indicate that this is a good time to execute the Merger;

•	The terms of the Merger Agreement, the Purchase Agreement, and related agreements, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination rights of the parties are fair and appropriate;

•	Cassel Salpeter & Co., LLC presented its financial analysis to the Board on March 17, 2021, and, in its opinion, expressed to the Board that, as of such date, based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth in such opinion, the Exchange Ratio (as defined in the Merger Agreement) was fair from a financial point of view, to the Company;

•	The likelihood that the Merger would be consummated; and

•	If the Merger is not approved, the Company will need to raise additional funds with an undesirable valuation and may not succeed in doing so, given that the Company currently has sufficient funds to finance operations for less than one year under its current cash projections.

The Board also considered a number of uncertainties and risks in its evaluation of the Merger and the other transactions contemplated by the Merger Agreement, including the following:

•	the possibility that the Merger will not be consummated and the potential negative effect of the public announcement of the Merger on the Company’s business and stock price;

•	the possibility that any current or future products under the ApoGraft technology may not be successfully commercialized, that EnCellX may not raise the funds required for its successful operations, and/or the potential that the Company’s shareholders would receive no consideration under the CVR Agreement;

•	certain provisions of the Merger Agreement could have the effect of discouraging competing proposals involving the Company, including the restrictions on Company’s ability to solicit proposals for competing transactions involving the Company, and under certain circumstances the Company may be required to pay to Quoin a termination fee of $500,000, expense reimbursements of up to $250,000, and all reasonable fees and expenses of incurred by Quoin, if the Merger Agreement were to be terminated;

•	although under certain circumstances Quoin may be required to reimburse certain transaction expenses of the Company of up to $250,000 and/or pay to the Company a termination fee of $500,000, such reimbursement and/or termination fee might only offset a portion of expenses incurred by the Company in connection with the Merger;

•	the strategic direction of the Company following the completion of the Merger will be determined by a board of directors initially comprised of a majority of designees of Quoin;

•	the substantial fees and expenses associated with completing the Merger, including the costs associated with any related litigation; and

•	the risk that the Merger may not be completed despite the parties’ efforts or that the closing may be unduly delayed and the effects such failure or delay might have on the Company, leaving the Company with a more limited range of alternative strategic transactions, as it likely would be unable to raise additional capital through the public or private sale of equity securities on favorable terms.

Quoin Reasons for the Merger

In the course of reaching its decision to approve the Merger, the Quoin Board consulted with its senior management, financial advisor and legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others:

•	the potential increased access to sources of capital at a lower cost of capital and a broader range of investors than it could otherwise obtain if it continued to operate as a stand-alone, privately-held company;

•	the potential to provide its current members with greater liquidity by owning stock in a public company;

•	the Quoin Board’s belief that no alternatives to the Merger were reasonably likely to create greater value for Quoin stockholders after reviewing the various strategic options to enhance member value that were considered by the Quoin Board;

•	the cash resources of Quoin expected to be available at the closing of the Merger;

•	the expectation that the Merger with Cellect would be a more time- and cost-effective means to access capital than other options considered;

•	the terms and conditions of the Merger Agreement, including, without limitation, the following:

o	the determination that the expected relative percentage ownership of Cellect securityholders and Quoin securityholders in the combined company was appropriate, in the judgment of the Quoin Board, based on its assessment of the approximate valuations of Cellect and Quoin and the comparative costs and risks associated with alternatives to the Merger.

o	the expectation that Quoin’s management will serve in similar roles at the combined organization.

o	the conclusion of the Quoin Board that the potential termination fee payable by Cellect to Quoin and the circumstances when such fee may be payable, were reasonable.

o	the fact that Cellect ordinary shares issued to Quoin stockholders will be registered on a Form F-4 registration statement by Cellect; and

o	the likelihood that the Merger will be consummated on a timely basis.

The Quoin Board also considered a number of uncertainties and risks in its deliberations concerning the Merger and the other transactions contemplated by the Merger Agreement, including the following:

•	the possibility that the Merger might not be completed and the potential adverse effect of the public announcement of the Merger on the reputation of Quoin and the ability of Quoin to obtain financing in the future in the event the Merger is not completed;

•	the reasonableness of the termination fee, which could become payable by Quoin if the Merger Agreement is terminated in certain circumstances and certain events occur;

•	the risk that the Merger might not be consummated in a timely manner or at all;

•	the expenses to be incurred in connection with the Merger and related administrative challenges associated with combining the companies;

•	the additional public company expenses and obligations that Quoin’s business will be subject to following the Merger that it has not previously been subject to; and

•	various other risks associated with the combined company and the Merger, including the risks described in the sections titled “Risk Factors” and “Forward-Looking Statements” in this proxy statement/prospectus.

Opinion of Financial Advisor to the Cellect Board

On March 17, 2021, Cassel Salpeter rendered its oral opinion to the Cellect Board (which was confirmed in writing by delivery of Cassel Salpeter’s written opinion dated such date), as to the fairness, from a financial point of view, to Cellect of the Exchange Ratio in the Merger pursuant to the Agreement.

The summary of Cassel Salpeter’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion, which is attached as Annex B to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Cassel Salpeter in preparing its opinion. However, neither Cassel Salpeter’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to any matter relating to the proposed Merger or otherwise.

The opinion was addressed to the Cellect Board for the use and benefit of the members of the Cellect Board (in their capacities as such), in connection with the Cellect Board’s evaluation of the Merger. Cassel Salpeter’s opinion was just one of the several factors the Cellect Board took into account in making its determinations with respect to the Merger, including those described elsewhere in this proxy statement/prospectus.

Cassel Salpeter’s opinion only addressed whether, as of the date of the opinion, the Exchange Ratio in the Merger pursuant to the Agreement was fair, from a financial point of view, to Cellect. It did not address any other terms, aspects or implications of the Merger or the Agreement, or any other agreement including, without limitation (i) the support agreements to be entered into by certain Cellect stockholders and certain Quoin stockholders in connection with the Agreement, the CVRs to be issued to holders of Cellect ordinary shares pursuant to the CVR Agreement, the Bridge SPA and the Purchase Agreement, other than assuming the consummation thereof, the Quoin Financing, (ii) any term or aspect of the Merger that is not susceptible to financial analysis, (iii) the fairness of the Merger, or all or any portion of the Exchange Ratio, to any security holders of Cellect, Quoin or any other person or any creditors or other constituencies of Cellect, Quoin or any other person, (iv) the appropriate capital structure of Cellect, whether Cellect should be issuing debt or equity securities or a combination of both in the Merger or whether Quoin should be issuing debt or equity securities or a combination of both in the Quoin Financing, nor (v) the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of any parties to the Merger, or any class of such persons, relative to the Exchange Ratio in the Merger or otherwise. Cassel Salpeter did not express any view or opinion as to what the value of Cellect Ordinary Shares actually would be when issued in the Merger or the prices at which Cellect Ordinary Shares or shares of Quoin common stock may trade, be purchased or sold at any time.

Cassel Salpeter’s opinion did not address the relative merits of the Merger as compared to any alternative transaction or business strategy that might have existed for Cellect, or the merits of the underlying decision by the Cellect Board or Cellect to engage in or consummate the Merger. The financial and other terms of the Merger were determined pursuant to negotiations between the parties to the Agreement and were not determined by or pursuant to any recommendation from Cassel Salpeter. In addition, Cassel Salpeter was not authorized to, and did not, solicit indications of interest from third parties regarding a potential transaction involving Cellect.

Cassel Salpeter’s analysis and opinion were necessarily based upon market, economic, and other conditions as they existed on, and could be evaluated as of, the date or its opinion. Furthermore, as Cellect was aware, the credit, financial and stock markets were experiencing significant volatility, due to, among other things, the COVID-19 pandemic and related illnesses and the direct and indirect business, financial, economic and market implications thereof, and Cassel Salpeter expressed no opinion or view as to any potential effects of such matters on Cellect, Quoin or the Merger. Accordingly, although subsequent developments could arise that would otherwise affect its opinion, Cassel Salpeter did not assume any obligation to update, review, or reaffirm its opinion to Cellect or any other person or otherwise to comment on or consider events occurring or coming to Cassel Salpeter’s attention after the date of its opinion.

In arriving at its opinion, Cassel Salpeter made such reviews, analyses, and inquiries as Cassel Salpeter deemed necessary and appropriate under the circumstances. Among other things, Cassel Salpeter:

•	Reviewed a draft, dated March 9, 2021, of the Agreement.

•	Reviewed certain publicly available financial information and other data with respect to Cellect and Quoin that Cassel Salpeter deemed relevant.

•	Reviewed certain other information and data with respect to Cellect and Quoin made available to Cassel Salpeter by Cellect and Quoin, including financial projections with respect to the future financial performance of Quoin prepared by management of Quoin (the “Projections”), and other internal financial information furnished to Cassel Salpeter by or on behalf of Cellect and Quoin.

•	Considered and compared the financial and operating performance of Quoin with that of companies with publicly traded equity securities that Cassel Salpeter deemed relevant.

•	Considered the publicly available financial terms of certain transactions that Cassel Salpeter deemed relevant.

•	Discussed the business, operations and prospects of Cellect, Quoin, and the proposed Merger with Cellect’s and Quoin’s management and certain of Cellect’s and Quoin’s representatives.

•	Conducted such other analyses and inquiries, and considered such other information and factors, as Cassel Salpeter deemed appropriate.

For purposes of its analyses and opinion, Cassel Salpeter at Cellect’s direction assumed that the Exchange Ratio would be 12.0146 Cellect Ordinary Shares for each share of Quoin Common Stock. In addition, Cellect advised Cassel Salpeter that forecasts reflecting Cellect management’s best currently available estimates and judgments with respect to the future financial performance of Cellect were not available. Accordingly, Cassel Salpeter at Cellect’s direction assumed, for purposes of its analyses and opinion, that recent trading prices of Cellect Ordinary Shares provided a reasonable basis on which to evaluate Cellect and the Cellect Ordinary Shares to be issued in the Merger pursuant to the Agreement.

In arriving at its opinion, Cassel Salpeter, with Cellect’s consent, relied upon and assumed, without independently verifying, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to Cassel Salpeter or available from public sources, and Cassel Salpeter further relied upon the assurances of Cellect’s and Quoin’s management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. Cassel Salpeter also relied upon, without independent verification, the assessments of the management of Cellect and Quoin as to Quoin’s existing and future technology, products and services and the validity and marketability of, and risks associated with, such technology, products and services (including, without limitation, the development, testing and marketing of such technology, products and services; the receipt of all necessary governmental and other regulatory approvals for the development, testing and marketing thereof; and the life of all relevant patents and other intellectual and other property rights associated with such technology, products and services), and Cassel Salpeter assumed, at Cellect’s direction, that there would be no developments with respect to any such matters that would adversely affect its analyses or opinion. Cassel Salpeter is not a legal, tax, accounting, environmental, or regulatory advisor, and Cassel Salpeter did not express any views or opinions as to any legal, tax, accounting, environmental, or regulatory matters relating to Cellect, Quoin, the Merger, or otherwise. Cassel Salpeter understood and assumed that Cellect had obtained or would obtain such advice as it deemed necessary or appropriate from qualified legal, tax, accounting, environmental, regulatory, and other professionals, that such advice was or would be sound and reasonable and that Cellect had acted or would act in accordance therewith.

With Cellect’s consent, Cassel Salpeter assumed that the Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Quoin with respect to the future financial performance of Quoin. Cassel Salpeter assumed, at Cellect’s direction, that the Projections provided a reasonable basis upon which to analyze and evaluate Quoin and form an opinion. Cassel Salpeter expressed no view with respect to the Projections or the assumptions on which they were based. Cassel Salpeter did not evaluate the solvency or creditworthiness of Cellect, Quoin or any other party to the Merger, the fair value of Cellect, Quoin or any of their respective assets or liabilities, or whether Cellect, Quoin or any other party to the Merger is paying or receiving reasonably equivalent value in the Merger under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor did Cassel Salpeter evaluate, in any way, the ability of Cellect, Quoin or any other party to the Merger to pay its obligations when they come due. Cassel Salpeter did not physically inspect Cellect’s or Quoin’s properties or facilities and did not make or obtain any evaluations or appraisals of Cellect’s or Quoin’s assets or liabilities (including any contingent, derivative, or off-balance-sheet assets and liabilities). Cassel Salpeter did not attempt to confirm whether Cellect or Quoin had good title to their respective assets. Cassel Salpeter’s role in reviewing any information was limited solely to performing such reviews as it deemed necessary to support its own advice and analysis and was not on behalf of the Cellect Board, Cellect, or any other party.

Cassel Salpeter assumed, with Cellect’s consent, that the Merger would be consummated in a manner that complies in all respects with applicable foreign, federal, state, and local laws, rules, and regulations and that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the Merger, no delay, limitation, restriction, or condition would be imposed that would have an adverse effect on Cellect, Quoin or the Merger. Cassel Salpeter also assumed, with Cellect’s consent, that the final executed form of the Agreement would not differ in any material respect from the draft Cassel Salpeter reviewed and that the Merger would be consummated on the terms set forth in the Agreement, without waiver, modification, or amendment of any term, condition, or agreement thereof material to its analyses or opinion. Cassel Salpeter also assumed that the representations and warranties of the parties to the Agreement contained therein were true and correct and that each such party would perform all of the covenants and agreements to be performed by it under the Agreement. Cassel Salpeter offered no opinion as to the contractual terms of the Agreement or the likelihood that the conditions to the consummation of the Merger set forth in the Agreement would be satisfied. Cellect also advised Cassel Salpeter, and Cassel Salpeter assumed, that for U.S. federal tax income purposes the Merger would qualify as a plan of reorganization within the meaning of Section 368(a)of the Internal Revenue Code of 1986, as amended.

In connection with preparing its opinion, Cassel Salpeter performed a variety of financial analyses. The following is a summary of the material financial analyses performed by Cassel Salpeter in connection with the preparation of its opinion. It is not a complete description of all analyses underlying such opinion. The preparation of an opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. As a consequence, neither Cassel Salpeter’s opinion nor the respective analyses underlying its opinion is readily susceptible to partial analysis or summary description. In arriving at its opinion, Cassel Salpeter assessed as a whole the results of all analyses undertaken by it with respect to the opinion. While it took into account the results of each analysis in reaching its overall conclusions, Cassel Salpeter did not make separate or quantifiable judgments regarding individual analyses and did not draw, in isolation, conclusions from or with regard to any individual analysis or factor. Therefore, Cassel Salpeter believes that the analyses underlying the opinion must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors underlying the opinion collectively, could create a misleading or incomplete view of the analyses performed by Cassel Salpeter in preparing the opinion.

The implied valuation reference ranges indicated by Cassel Salpeter’s analyses are not necessarily indicative of actual values nor predictive of future results, which may be significantly more or less favorable than those suggested by such analyses. Much of the information used in, and accordingly the results of, Cassel Salpeter’s analyses are inherently subject to substantial uncertainty.

The following summary of the material financial analyses performed by Cassel Salpeter in connection with the preparation of its opinion includes information presented in tabular format. The tables alone do not constitute a complete description of these analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses Cassel Salpeter performed.

Share prices for the selected companies used in the selected companies analysis described below were as of March 16, 2021. Estimates of future financial performance for Quoin were based on the Projections, and estimates of future financial performance for the selected companies listed below were based on publicly available research analyst estimates for those companies.

Financial Analysis of Cellect

Cellect advised Cassel Salpeter that forecasts reflecting Cellect management’s best currently available estimates and judgments with respect to the future financial performance of Cellect were not available. Accordingly, for purposes of its analysis of Cellect, Cassel Salpeter, at the direction of the Cellect Board, evaluated Cellect based on recent trading prices of Cellect ADSs. The recent trading prices reviewed included the following:

	Closing Price
	Spot	1 Week	1 Year
High		$3.86	$4.75
Mean		$3.59	$2.62
Median		$3.55	$2.49
Low		$3.34	$1.26

Volume Weighted Mean		$3.69	$3.04

March 16, 2021	$3.55

This review indicated an implied value reference range per Cellect Ordinary Share of $3.00 to $4.50.

Financial Analysis of Quoin

Risk-Adjusted Net Present Value Analysis. Cassel Salpeter performed a risk-adjusted net present value analysis of Quoin by calculating the estimated net present value of the risk-adjusted free cash flows of Quoin based on the Projections. In performing this analysis, Cassel Salpeter applied discount rates ranging from 27.50% to 32.50% to the projected free cash flows of Quoin through December 31, 2028 and no terminal value. This analysis indicated an implied value reference range per share of Quoin Common Stock of $38.62 to $51.23.

Selected Companies Analysis. Cassel Salpeter considered certain financial and operating data for Quoin and selected companies with publicly traded equity securities Cassel Salpeter deemed relevant. The financial and operating data reviewed included market value, total invested capital, cash as a percentage of total invested capital, estimated 2022 revenue and estimated 2023 revenue. The selected companies with publicly traded equity securities and the resulting high, low, mean and median financial data were:

•	Krystal Biotech, Inc.

•	AVITA Medical, Inc.

•	Forte Biosciences, Inc.

•	Cerecor Inc.

•	Abeona Therapeutics Inc.

•	Brickell Biotech, Inc.

•	Hoth Therapeutics, Inc.

•	Timber Pharmaceuticals, Inc.

(Dollars in Thousands)	Market Value	Total Invested Capital	Cash/Total Invested Capital	2022E Revenue	2023E Revenue
All Companies
High	$1,827,316	$1,831,262	41.3%	$332,460	$111,100
Mean	428,494	430,934	22.9%	54,894	39,077
Median	271,210	276,434	15.5%	5,575	26,300
Low	26,433	29,135	6.0%	—	—

Companies with Less Than $100,000 Total Invested Capital

High	$76,300	$76,811	41.3%	$3,150	$19,300
Mean	45,490	46,560	31.5%	1,050	6,433
Median	33,735	33,735	39.2%
Low	26,433	29,135	13.9%

The selected companies analysis indicated an implied value reference range per share of Quoin Common Stock of $35.58 to $61.84.

None of the selected companies have characteristics identical to Quoin. An analysis of selected publicly traded companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading values of the companies reviewed.

Selected Initial Public Offerings Analysis. Cassel Salpeter considered the financial terms of the following initial public offerings (“IPOs”) Cassel Salpeter deemed relevant. The financial data reviewed included gross offering amount, pre-offering equity value, post-offering equity value and the gross offering amount relative to the post-offering equity value. The selected IPOs and the resulting high, low, mean and median financial data were:

Date	Company
14-Jan-19	Hoth Therapeutics, Inc.
19-Sep-17	Krystal Biotech, Inc.
14-Oct-15	Cerecor, Inc.

(Dollars in Thousands)	Gross Offering Amount	Pre-Offering Equity Value	Post-Offering Equity Value	Amount as % of Post-Offering Equity Value
High	$39,600	$44,728	$74,509	53.1%
Mean	24,200	36,620	60,820	37.6%
Median	26,000	34,909	56,225	46.2%
Low	7,000	30,225	51,728	13.5%

The selected IPOs analysis indicated an implied value reference range per share of Quoin Common Stock of $26.27 to $38.88.

None of the companies in the selected IPOs have characteristics identical to Quoin. Accordingly, an analysis of selected IPOs is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies in the selected IPOs and other factors that could affect the respective values of the companies and IPOs reviewed.

Implied Exchange Ratio Reference Ranges.

Taking into account the results of its review of Cellect trading prices and its financial analyses of Quoin, Cassel Salpeter calculated implied exchange ratio reference ranges by comparing the high end of the per share value reference ranges indicated for Quoin and the low end of the per share value reference range indicated for Cellect and comparing the low end of the per share value reference ranges indicated for Quoin and the high end of the per share value reference range indicated for Cellect. This analysis indicated implied exchange ratio reference ranges of 8.5823 to 17.0776 Cellect Ordinary Shares per share of Quoin Common Stock based on the risk-adjusted net present value analysis of Quoin, 7.9058 to 20.6149 Cellect Ordinary Shares per share of Quoin Common Stock based on the selected companies analysis of Quoin, and 5.8375 to 12.9604 Cellect Ordinary Shares per share of Quoin Common Stock based on the selected IPOs analysis of Quoin, in each case as compared to the assumed exchange ratio of 12.0146 Cellect Ordinary Shares per share of Quoin Common Stock in the Merger pursuant to the Agreement.

Other Matters Relating to Cassel Salpeter’s Opinion

As part of its investment banking business, Cassel Salpeter regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements and other purposes. Cassel Salpeter is a recognized investment banking firm that has substantial experience in providing financial advice in connection with mergers, acquisitions, sales of companies, businesses and other assets and other transactions. Cassel Salpeter received a fee of $90,000 for rendering its opinion, no portion of which was contingent upon the completion of the Merger. In addition, Cellect agreed to reimburse Cassel Salpeter for certain expenses incurred by it in connection with its engagement and to indemnify Cassel Salpeter and its related parties for certain liabilities that may arise out of its engagement or the rendering of its opinion. In accordance with Cassel Salpeter’s policies and procedures, a fairness committee of Cassel Salpeter was not required to, and did not, approve the issuance of Cassel Salpeter’s opinion.

Interests of Cellect Directors and Executive Officers in the Merger

In considering the recommendation of the Cellect Board with respect to issuing Cellect ordinary shares as contemplated by the Merger Agreement and the other matters to be acted upon by Cellect’s shareholders at the Cellect special meeting, Cellect’s shareholders should be aware that certain members of the Cellect Board and certain of Cellect’s executive officers have interests in the Merger that may be different from, or in addition to, the interests of Cellect’s shareholders. These interests may present them with actual or potential conflicts of interest, and those interests, to the extent material, are described below.

Each of the members of the Cellect Board and the Quoin Board was aware of these potential conflicts of interest and considered them, among other matters, in reaching their respective decisions to approve the Merger, the Merger Agreement, the Purchase Agreement and the related agreements, and recommend that their stockholders or shareholders approve the same.

Ownership Interests

As of June 16, 2021, Cellect’s directors and named executive officers beneficially owned, in the aggregate, 3.68% of the ordinary shares of Cellect.

The approval of the Merger and the related agreements as stipulated in the Proxy Statement are subject to the affirmative vote of holders of at least a majority of the ordinary shares, including those represented by ADSs, voted in person or by proxy at the Special Meeting provided that either: (i) the shares voting in favor of such resolution include at least a majority of the shares voted by shareholders or ADS holders who are neither (a) “controlling shareholders” nor (b) have a “personal interest” in the approval of the Merger Agreement and the related transactions and agreements; or (ii) the total number of shares voted against the resolution by the disinterested shareholders described in clause (i) does not exceed 2% of the Company’s outstanding voting power. Abstentions and broker non-votes will have the same effect as votes “AGAINST” this proposal.

For purposes of the foregoing, a “controlling shareholder” is any shareholder that has the ability to direct a company’s activities (other than by means of being a director or other office holder of the company). A person is presumed to be a controlling shareholder if it holds 50% or more of the voting rights in a company or has the right to appoint the majority of the directors of a company or its general manager, but excludes a shareholder whose power derives solely from his or her position as a director of the Company or from any other position with the company.

A “personal interest” of a shareholder (i) includes an interest of any member of the shareholder’s immediate family (i.e., spouse, sibling, parent, parent’s parent, descendent, the spouse’s descendent, sibling or parent, and the spouse of each of these) or an interest of an entity with respect to which the shareholder (or such a family member thereof) serves as a director or the chief executive officer, owns at least 5% of the shares or its voting rights or has the right to appoint a director or the chief executive officer; and (ii) excludes an interest arising solely from the ownership of shares of the Company. In determining whether a vote cast by proxy is disinterested, a “personal interest” of the proxy holder is also considered and will cause that vote to be treated as the vote of an interested shareholder, even if the shareholder granting the proxy does not have a direct interest in the matter being voted upon.

Effect of Merger on Cellect Options and Warrants

Each Cellect warrant outstanding immediately prior to the Effective Time will be retained. Each Cellect stock option outstanding immediately prior to the Effective Time will remain in full force and effect. The terms governing these warrants and options will otherwise remain in full force and effect following the closing of the Merger.

Director Compensation

As approved by our shareholders at our 2019 annual meeting of shareholders, in connection with their services as directors of the Company and in accordance with the Companies Regulations, each of our directors (other than Dr. Yarkoni) from time to time, including external directors, is entitled to an annual payment of NIS 35,144, plus value-added tax (“VAT”) if applicable, payable quarterly at the end of each quarter. In addition, each of our non-employee directors are entitled to receive an average payment of NIS 1,090 plus VAT, if applicable, per each board meeting or board committee meetings they have participated in.

As approved by our shareholders at a special general meeting in June 2020, Avraham Nahmias, our chairman of the board, receives a monthly payment of NIS 14,000 for his part time services (up to 37 hours per month). In addition, he was granted warrants to purchase 40,000 ADSs representing 4,000,000 ordinary shares at an exercise price of $2.53 per ADS, vesting over a period of 12 months with 25% of the warrants vesting on May 22, 2020 and the balance vesting in four subsequent quarterly increments. The vesting of the warrants will be fully accelerated in the event of a change of control.

Each of our external directors is entitled to an annual amount of NIS 35,144, plus VAT, if applicable, payable in quarterly installments at the end of each quarter. In addition, in accordance with the Companies Regulations, each of our external directors are entitled to receive an average payment of NIS 1,090 plus VAT, if applicable, per each board meeting or board committee meetings they have participated in. The compensation of external directors is also subject to the provisions of the Israeli regulations promulgated pursuant to the Companies Law governing the terms of compensation payable to external directors (the “Compensation Regulations”), which provide that such compensation will not be less than the Minimum Amount (as such term is defined in the Compensation Regulations).

Employment Agreements

Our senior management are employed under the terms and conditions prescribed in personal contracts. These personal contracts provide for notice periods of varying duration for termination of the agreement by us or by the relevant member of senior management, during which time such person will continue to receive base salary and benefits. These agreements also contain customary provisions regarding non-competition, the confidentiality of information and assignment of inventions. However, the enforceability of the non-competition and assignment of inventions provisions may be limited under applicable law. See “Risk Factors — Risks Related to Our Operations in Israel.”

Employment Agreement with Dr. Shai Yarkoni

On April 30, 2013, we entered into an employment agreement with Dr. Shai Yarkoni employing him on full-time basis as Chief Executive Officer. Dr. Yarkoni’s terms of employment have been subsequently amended on July 24, 2016. Dr. Yarkoni’s current monthly salary is NIS 70,000 and he is entitled to a maximum bonus of up to six monthly salaries. Dr. Yarkoni is entitled to an allocation to a manager’s insurance policy and study fund. Dr. Yarkoni is also entitled to reimbursement for reasonable out-of-pocket expenses, including travel expenses and a company car and mobile phone. The agreement originally had a term of 36 months and was extended for a further 36 months. The current term terminates on June 30, 2019. The agreement is terminable by either party upon 180 days prior written notice and terminable immediately by us for cause as such term is defined in the employment agreement.

On September 8, 2014, we granted options to purchase 1,200,000 ordinary shares to Dr. Yarkoni. The options are exercisable at a price of NIS 1.40 per share. The options vested each quarter from the date of grant over three years in twelve equal installments and are fully vested. The options expire on September 8, 2024.

On August 26, 2015, we granted options to purchase 72,000 ordinary shares to Dr. Yarkoni. The options are exercisable at NIS 1.90 per share and expire on August 26, 2025. The options vest each quarter from the date of grant over three years in twelve equal installments.

On February 28, 2017, we granted options to purchase 3,024,040 ordinary shares to Dr. Yarkoni for his service on the board of directors. The options are exercisable at NIS 1.20 per share and expire on February 27, 2027. The options vest over a period of 48 months, with one quarter vesting 12 months from the grant date and the remaining three quarters vesting over the remaining 36 months on a quarterly basis beginning 12 months from the grant date.

On June 2, 2019, we granted options to purchase 4,000,000 ordinary shares to Dr. Yarkoni. The options are exercisable at NIS 0.141 per share and expire on June 1, 2029. The options vest over a period of one year on a quarterly basis beginning September 1, 2019.

On November 8, 2020, we granted options to purchase 97,736 ADSs representing 9,773,600 ordinary shares to Dr. Yarkoni. The options are exercisable at $2.631 per ADS and expire on November 7, 2030. The options vest over a four year period with 25% of the options to be vested one year from the date of grant and the balance vesting on a quarterly basis thereafter. The options will be fully accelerated in the event of a change of control.

Employment Agreement with Eyal Leibovitz

On October 25, 2016, we entered into an employment agreement with Eyal Leibovitz, employing him on full-time basis as Chief Financial Officer effective December 31, 2016. Mr. Leibovitz’s current monthly salary is NIS 52,500. In addition, Mr. Leibovitz will be entitled to an annual bonus equal up to 5 months’ salary based upon the completion of certain targets to be determined by the compensation committee and the board of directors, commencing in 2017 and thereafter. Mr. Leibovitz is entitled to an allocation to a manager’s insurance policy and study fund. Mr. Leibovitz is also entitled to reimbursement for reasonable out-of-pocket expenses, including travel expenses, professional fees, director and officer insurance and a company car and mobile phone. The agreement is terminable by either party upon 90 days prior written notice and terminable immediately by us for cause as such term is defined in the employment agreement.

In addition, pursuant to the employment agreement, we granted to Mr. Leibovitz options to purchase 1,936,503 ordinary shares at an exercise price of NIS 0.819 per share. The options vest on a quarterly basis in equal installments over 36 months. In the case of termination of the employment agreement not due to a material breach as defined therein, the vested options shall be exercisable for a period of 12 months from the date of termination. In addition, the employment agreement provided that upon the earlier of one year from the date of the option grant or such time as an analyst from a reputable investment bank in the U.S. publishes a favorable analyst report, Mr. Leibovitz will be entitled to an additional option to purchase 107,584 ordinary shares. These options were granted on January 1, 2018.

On June 2, 2019, we granted options to purchase 3,000,000 ordinary shares to Mr. Eyal Leibovitz. The options are exercisable at NIS 0.141 per share and expire on June 1, 2029. The options vest over a period of one year on a quarterly basis beginning September 1, 2019.

On September 16, 2020, we granted options to purchase 39,909 ADSs representing 3,909,200 ordinary shares to Mr. Eyal Leibovitz. The options are exercisable at $2.631 per ADS and expire on September 15, 2030. The options vest over a four year period with 25% of the options to be vested one year from the date of grant and the balance vesting on a quarterly basis thereafter. The options will be fully accelerated in the event of a change of control.

Interests of Quoin Directors and Officers in the Merger

In considering the recommendation of the Quoin Board with respect to voting to approve the Merger and related transactions, Quoin stockholders should be aware that certain members of the board of directors and officers of Quoin have interests in the Merger that may be different from, or in addition to, interests they have as Quoin stockholders. All of Quoin’s directors and executive officers are expected to become directors and executive officers of the combined company upon the closing of the Merger.

Management Prior to and Following the Merger

As described elsewhere in this proxy statement/prospectus, including in the section captioned “Management Prior to and Following the Merger,” certain of Quoin’s directors and officers are expected to become directors and officers of Cellect following the closing of the Merger.

Amendment to the Articles of Association of Cellect

The articles of association of Cellect will be identical to the articles of association of Cellect immediately prior to the Effective Time, except as amended in accordance with the Proxy Statement to effect the increase in ordinary shares that may be issued and the Cellect Name Change, in each case, upon consummation of the Merger.

Indemnification and Insurance

Under the Merger Agreement, from the closing of the Merger through the seventh anniversary of the date on which the Effective Time of the Merger occurs, Cellect and the surviving corporation in the Merger agree to, jointly and severally, indemnify and hold harmless to the fullest extent allowed under the Companies Law, and the case of the surviving corporation, the DGCL, each present and former director or officer of Cellect against all claims, losses, liabilities, damages judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of such individual’s position as a director or officer of Cellect, whether asserted or claimed prior to, at or after the effective time of the Merger.

Under the Merger Agreement, the articles of association of Cellect and the articles of association of the surviving corporation will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of each of Cellect and Quoin than are presently set forth in the articles of association of Cellect and the articles of association of the surviving corporation, as applicable, which provisions will not be amended, modified or repealed for a period of seven years’ time from the Effective Time of the Merger in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the effective time of the Merger, were officers or directors of Cellect.

The Merger Agreement also provides that Cellect will purchase a run-off insurance policy for Cellect’s officers and directors in effect for seven years from the closing, providing at least the same coverage and amounts as the current directors’ and officers’ liability insurance policies maintained by Quoin and Cellect and containing terms and conditions that are not less favorable to current and former officers and directors of Cellect than the existing officers and directors insurance policies. Cellect is proposing the purchase of such a run-off insurance policy because the annual premium on the proposed run-off insurance policy exceeds the maximum annual premium permitted under Cellect’s executive compensation policy. Therefore, under the Companies Law, all resolutions proposed under the Proxy Statement must be approved by a special majority of the ordinary shares present and voting at the Special Meeting.

Form of the Merger

The Merger Agreement provides that at the Effective Time, Merger Sub will be merged with and into Quoin. Upon the consummation of the Merger, Quoin will continue as the surviving entity and will be a wholly-owned subsidiary of Cellect.

After completion of the Merger, assuming the Merger is approved by Cellect’s shareholders at the Cellect special meeting, Cellect will be renamed “Quoin Pharmaceuticals, Inc.” and expects to trade on Nasdaq under the symbol “QNRX”.

Merger Consideration

At the Effective Time, Quoin’s stockholders (including the Investor) will be entitled to receive approximately 29,378,741 Cellect ordinary shares, subject to adjustment. The number of shares to be issued in the Merger is an estimate only as of the date hereof and the final number of shares will be determined pursuant to a formula described in more detail in the Merger Agreement and in this proxy statement/prospectus. In addition, certain Quoin warrants will be exchanged for Series A Warrants/Primary Warrants of Cellect to purchase 25,010 ordinary shares following the Merger.

Immediately after the Merger, and not accounting for additional shares of Quoin or Cellect ordinary shares that may be issuable pursuant to the adjustment provisions in the Purchase Agreement in the Quoin Financing (see the section entitled “Agreements Related to the Merger—Quoin Financing” in this proxy statement/prospectus), it is expected that Quoin’s existing securityholders (including the Investor) will own (or have the right to receive) approximately 80% of the outstanding capital stock of Cellect with Cellect’s pre-closing shareholders owning approximately 20% of the outstanding capital stock of Cellect, subject to certain adjustments.

The Merger Agreement does not contain a price-based termination right, and there will be no adjustment to the total number of Cellect ordinary shares that Quoin’s stockholders will be entitled to receive for changes in the market price of Cellect’s ordinary shares. Accordingly, the market value of Cellect ordinary shares issued pursuant to the Merger will depend on their market value at the time the Merger closes, and could vary significantly from the market value on the date of this proxy statement/prospectus.

No fractional Cellect ordinary shares will be issued in connection with the Merger. Each holder of Quoin common stock who would otherwise be entitled to receive a fractional Cellect ordinary share (after aggregating all fractional Cellect ordinary shares issuable to such holder) will instead be paid in cash a dollar amount, without interest, determined by multiplying such fraction by the value of a Cellect ordinary share, as determined based on the closing price of the ADSs on The Nasdaq Capital Market (or such other Nasdaq market on which the ADSs then trade) on the date the Merger becomes effective.

Effective Time of the Merger

Unless the Merger Agreement is earlier terminated under its terms and subject to the satisfaction of the other closing conditions described in the Merger Agreement, the Merger will be consummated as promptly as practicable, but in no event later than the second business day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in the Merger Agreement, other than those conditions which by their nature are to be satisfied at closing, or at such other time, date, and place as Cellect and Quoin may mutually agree.

At the closing, Cellect and Quoin will cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of Merger with respect to the Merger, satisfying the applicable requirements of Delaware law and in a form reasonably acceptable to Cellect and Quoin. The Merger will become effective at the time of filing of such Certificate of Merger or at such later time as may be specified therein with the consent of Cellect and Quoin. Neither Cellect nor Quoin can predict the exact timing of the consummation of the Merger.

Regulatory Approvals

Each party to the Merger Agreement will use commercially reasonable efforts to take all actions necessary to comply promptly with applicable law that may be imposed on such party with respect to the merger and the other transactions contemplated by the Merger Agreement.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a general summary, based on present law, of material U.S. federal income tax considerations and certain U.S. estate tax considerations that may be relevant to Quoin shareholders and current Cellect shareholders. This discussion is based upon the Internal Revenue Code of 1986, as amended (“Code”), U.S. Treasury regulations promulgated thereunder (which we refer to as the "Treasury Regulations"), judicial authorities, and published positions of the Internal Revenue Service ("IRS"), all as currently in effect, and all of which are subject to change or differing interpretations, in each case possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth herein.

This discussion is for general information purposes only and is not a complete description of all tax considerations that may be relevant to holders of Quoin common stock, Cellect ADSs, or Cellect ordinary shares (Cellect ADSs and Cellect ordinary shares generally referred to as "Cellect shares"); it is not a substitute for tax advice. It applies only to holders that hold their shares of Quoin common stock or Cellect shares, and will hold the Cellect shares received in the transaction, as capital assets within the meaning of Section 1221(a) of the Code (generally, property held for investment) and that use the U.S. dollar as their functional currency. This discussion does not address holders of Quoin common stock who will exercise appraisal rights in the transaction. In addition, it does not describe all of the U.S. federal income and estate tax considerations that may be relevant to a holder of Quoin common stock or Cellect shares in light of such holder's particular circumstances, nor does it apply to holders subject to special rules under the U.S. federal income tax laws, such as:

•	banks and other financial institutions;

•	insurance companies;

•	tax-exempt entities and organizations;

•	dealers in securities or currencies;

•	securities traders that elect a mark-to-market method of accounting;

•	regulated investment companies and real estate investment trusts;

•	pension funds, retirement plans, individual retirement accounts, and other tax-deferred accounts;

•	partnerships and other pass-through entities and investors therein;

•	"controlled foreign corporations, "passive foreign investment companies," and "personal holding companies";

•	persons required to accelerate the recognition of any item of gross income as a result of such income being recognized on an "applicable financial statement";

•	individuals that have ceased to be United States citizens or lawful permanent residents;

•	persons that own or have owned, directly, indirectly, or constructively, 5% or more of the total combined voting power of Quoin’s or Cellect's voting stock or of the total value of Quoin’s or Cellect's equity interests;

•	persons who received their shares of Quoin common stock (or CVRs) through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	investors holding their shares in connection with a trade or business; and

•	persons that hold shares of Quoin common stock or Cellect shares as part of a hedge, straddle, conversion, constructive sale, or other integrated or risk reduction financial transaction.

This summary does not address any considerations relating to U.S. federal taxes other than the income tax and certain estate taxes (such as gift taxes), any U.S. state or local, or non-U.S., tax laws or considerations, the alternative minimum tax, or, except as expressly addressed below, any reporting requirements.

As used in this section, "U.S. Holder" means a beneficial owner of shares of stock that is, for U.S. federal income tax purposes: (i) a citizen or individual resident of the United States; (ii) a corporation, or other entity or arrangement taxable as a corporation, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia; (iii) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (iv) an estate the income of which is subject to U.S. federal income taxation regardless of its source. A “Quoin U.S. Holder” means a beneficial owner of Quoin common stock (and, after the exchange of shares of Quoin common stock for the merger consideration pursuant to the transaction, a beneficial owner of Cellect shares received in the transaction) that meets the above definition of a U.S. Holder. A “Current Cellect U.S. Holder” means a current beneficial owner of Cellect shares that meets the above definition of a U.S. Holder.

"Non-U.S. Holder" (and, as the case may be, a “Quoin Non-U.S. Holder” or “Current Cellect Non-U.S. Holder”) means a beneficial owner of shares of shares of stock that is not a U.S. Holder and that is an individual, corporation, trust, or estate.

The U.S. federal income tax treatment of a partner in a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) generally will depend on the status of the partner and the activities of the partnership. Partnerships and persons treated as partners in partnerships that hold shares of Quoin common stock and Cellect shares should consult their own tax advisors regarding the specific U.S. federal income tax consequences to them of participating in the transaction and of acquiring, owning, and disposing of Cellect shares and CVRs, as the case may be.

A U.S. Holder of Cellect ADSs, for U.S. federal income tax purposes, generally will be treated as the owner of the underlying Cellect ordinary shares that are represented by such Cellect ADSs. Accordingly, deposits or withdrawals of Cellect ordinary shares in exchange for Cellect ADSs will not be subject to U.S. federal income tax.

The following discussion does not purport to be a complete analysis or discussion of all U.S. federal income tax considerations relating to the transaction or to the ownership and disposition of Cellect shares, nor does it address all of the U.S. federal income tax consequences of certain transactions that may be entered into prior to, concurrently with or subsequent to the transaction (regardless of whether any such transaction is undertaken in connection with the transaction). All holders of Quoin common stock or Cellect shares should consult their own tax advisors as to the specific tax consequences to them of the transaction and of the ownership and disposition of Cellect shares or CVRs, including with respect to reporting requirements and the applicability and effect of any U.S. federal, state, local, non-U.S., or other tax laws in light of their particular circumstances.

Tax Residence of Cellect

A corporation organized outside the U.S. and under non-U.S. law, such as Cellect, is generally treated as a foreign corporation for U.S. federal income tax purposes. Under Section 7874 of the Code, a corporation otherwise treated as a foreign corporation may nevertheless be treated as a U.S. corporation for such purposes if it acquires, directly or indirectly, substantially all of the assets held, directly or indirectly, by a U.S. corporation. These rules apply only if certain conditions are met, including that the former shareholders of the acquired U.S. corporation hold, by reason of their ownership of shares of that corporation, at least eighty percent (80%) of the shares of the acquiring foreign corporation. Based on certain assumptions and the percentage of the Cellect shares to be received by shareholders of Quoin in the transaction, these conditions are expected to be met and thus Cellect’s indirect acquisition of Quoin is expected to cause Cellect’s status to change such that it would be treated as a U.S. corporation for U.S. federal income tax purposes pursuant to Section 7874 of the Code (the “Conversion”).

Specifically, for purpose of the eighty-percent threshold under Section 7874 of the Code, it has been assumed (among other things) that the shares acquired by the Investor in the Equity Financing prior to the Merger will be included as stock owned by pre-transaction Quoin equity holders, that no other stock of Quoin or Cellect will be disregarded for purposes of the eighty-percent threshold.

Because Cellect is a taxable corporation in Israel, it would likely be subject to income taxation in both the United States and Israel on the same income, which could reduce the amount of income available for distribution to shareholders. Furthermore, Cellect and its subsidiaries could be subject to substantial additional U.S. tax liability and its non-U.S. shareholders could be subject to U.S. withholding tax on any dividends. This discussion assumes that Cellect will be treated as a U.S. corporation for U.S. tax purposes, but does not discuss the impact of non-U.S. taxes. If the Quoin equity holders are treated as owning less than 80% of the combined company following the Merger, the tax consequences described herein would materially and fundamentally differ. In such circumstances, Cellect would remain a foreign corporation for U.S. tax purposes, and would (based on certain assumptions) likely be classified as a “surrogate foreign corporation” under Section 7874 of the Code. Such classification would result in certain gain and income to Cellect becoming subject to U.S. federal income tax for a period of ten (10) years after the Merger. Further, in such circumstances, Quoin U.S. Holders may recognize gain on the Merger.

Tax Characterization of the Transaction

Cellect and Quoin intend that the steps involved in the transaction will qualify as a "reorganization" within the meaning of Section 368(a) of the Code, with the result that the transaction will not result in gain recognition by Quoin stockholders that exchange their shares of Quoin common stock for the merger consideration. See the discussion below under “U.S. Federal Income Tax Consequences of the Transaction.”

Any tax position taken by Cellect and Quoin will not be binding on the IRS or the courts, and neither Cellect nor Quoin intends to obtain a ruling from the IRS with respect to the tax consequences of the transaction. Consequently, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences described in the discussion below. In particular, if the transaction did not qualify as a reorganization for U.S. federal income tax purposes, the transaction would be treated as a fully taxable transaction for such purposes, in which case a Quoin U.S. Holder would be required to recognize gain or loss on the exchange of shares of Quoin common stock for the merger consideration. In certain circumstances, a Quoin Non-U.S. Holder could be subject to U.S. federal income and/or withholding tax on the exchange of Quoin common stock for merger consideration if the transaction did not qualify as a reorganization.

Tax Consequences to Cellect Holders

Tax Consequences to Current Cellect U.S. Holders of the Deemed Conversion of Cellect into a U.S. Domestic Corporation

Tax Considerations upon the Conversion

Subject to the discussion in “Effects of Section 367(b) of the Code upon the Conversion” or “Passive Foreign Investment Company Considerations in connection with the Conversion” below, the following U.S. federal income tax consequences will result from the Conversion:

(i) Current Cellect U.S. Holders will be deemed to exchange their Cellect shares for Cellect shares in a U.S. domestic corporation;

(ii) U.S. Holders will recognize no gain or loss as a result of the Conversion;

(iii) a U.S. Holder’s aggregate tax basis of Cellect shares after the Conversion will be the same as such U.S. Holder’s aggregate tax basis in the Cellect shares immediately prior to the Conversion; and

(iv) a U.S. Holder’s holding period of Cellect shares will include the holding period of the Cellect shares prior to the Conversion.

For U.S. federal income tax purposes, insofar as relevant, the Conversion is deemed to occur at the end of the day immediately preceding the first date properties are acquired as part of the U.S. domestic entity acquisition.

Effects of Section 367(b) of the Code upon the Conversion

Notwithstanding qualification of the Conversion as a tax-deferred reorganization under Section 368(a)(1)(F) of the Code, U.S. Holders may nevertheless, in certain circumstances, recognize taxable income in connection with the Conversion under Section 367(b) of the Code. Current Cellect U.S. Holders who own, directly or indirectly or constructively under certain stock attribution rules, 10% or more of the combined voting power or value of Cellect (each, a “10% U.S. Shareholder”) will be required to recognize as dividend income a proportionate share of Cellect’s “all earnings and profits amount” (“All E&P Amount”), if any, as determined under applicable Treasury Regulations.

A Current Cellect U.S. Holder that is not a 10% U.S. Shareholder is not required to include any part of the All E&P Amount in income unless such U.S. Holder makes an election to do so (a “Deemed Dividend Election”). Absent a Deemed Dividend Election, such Current Cellect U.S. Holder must recognize gain, but will not recognize any loss, upon the deemed exchange of such U.S. Holder’s Cellect shares for Cellect shares in a U.S. domestic corporation if such Cellect shares have a fair market value of U.S. $50,000 or more on the date the Conversion is completed. Any gain recognized will be added to the transferred basis in Cellect shares in a U.S. domestic corporation that such Current Cellect U.S. Holder will receive in exchange for the Cellect shares surrendered.

If a Current Cellect U.S. Holder that is not a 10% U.S. Shareholder and that does not make a Deemed Dividend Election holds different blocks of Cellect shares acquired at different prices and has a built-in gain in one or more blocks of such shares and a built-in loss in the remaining blocks of such shares, such U.S. Holder should consult its own tax advisors for purposes of determining the amount of gain to be recognized in connection with the disposition of such Cellect shares in the Conversion.

By making a Deemed Dividend Election, a Current Cellect U.S. Holder that is not a 10% U.S. Shareholder will, in lieu of recognizing gain upon the exchange of Cellect shares for Cellect shares in a U.S. domestic corporation under the Conversion as described above, recognize as dividend income a proportionate share of the Cellect’s All E&P Amount, if any. A Deemed Dividend Election can be made only if Cellect provides such Current Cellect U.S. Holder with information as to the All E&P Amount in respect of such U.S. Holder and the U.S. Holder elects and files certain notices with such U.S. Holder’s U.S. federal income tax return for the tax year in which the Conversion occurs.

A Current Cellect U.S. Holder that is not a 10% U.S. Shareholder and that owns Cellect shares with a fair market value of less than U.S.$50,000 on the date the Conversion is completed will not be subject to tax under Section 367(b) of the Code upon the Conversion.

Required Notices Under Section 367(b) of the Code

A notice under Section 367(b) of the Code (a “Section 367(b) Notice”) must be filed by 10% U.S. Shareholders. Current Cellect U.S. Holders that are not 10% U.S. Shareholders are required to file a Section 367(b) Notice only if they make a Deemed Dividend Election, and a notice of such election must be sent to Cellect on or before the date the Section 367(b) Notice is filed. A Current Cellect U.S. Holder filing a Section 367(b) Notice must attach such notice to its timely filed U.S. federal income tax return for the taxable year in which the Conversion occurs.

The requirements of Section 367(b) of the Code are complex. Current Cellect U.S. Holders should consult their own tax advisors regarding the application of Section 367(b) of the Code to their own particular circumstances and the notice and election requirements discussed above.

Passive Foreign Investment Company Considerations in connection with the Conversion

In addition to the possibility of taxation under Section 367(b) of the Code as described above, the Conversion may be a taxable event to Current Cellect U.S. Holders if Cellect is, or ever was, a passive foreign investment company (“PFIC”) under Section 1297 of the Code.

A non-U.S. corporation is classified as a PFIC if, for a taxable year, (i) 75% or more of its gross income is passive income (as defined for U.S. federal income tax purposes) or (ii) 50% or more (by value) of its assets either produce or are held for the production of passive income, based on the quarterly average of the fair market value of such assets. For purposes of the PFIC provisions, “gross income” generally means sales revenues less cost of goods sold, plus income from investments and from incidental or outside operations or sources, and “passive income” generally includes dividends, interest, royalties, rents, and gains from commodities or securities transactions. In determining whether or not it is classified as a PFIC, a non-U.S. corporation is required to take into account its pro rata portion of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest by value.

Cellect has not determined whether it is a PFIC for its current tax year or any prior taxable year. PFIC classification is factual in nature, and generally cannot be determined until after the close of the tax year in question. Additionally, the analysis depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. No opinion of legal counsel or ruling from the IRS concerning the PFIC status of Cellect has been obtained and none will be requested. Consequently, there can be no assurances regarding the PFIC status of Cellect during its current tax year or any prior tax year.

Under proposed Treasury Regulations, if Cellect was classified as a PFIC for any tax year during which a Current Cellect U.S. Holder held Cellect shares, special rules, set forth in the proposed Treasury Regulations, may increase such U.S. Holder’s U.S. federal income tax liability with respect to the Conversion. Such proposed Treasury Regulations generally would require gain recognition by Non-Electing Shareholders (as defined below) as a result of the Conversion. Under such rules:

(i) the Conversion may be treated as a taxable exchange to such U.S. Holder even if such transaction otherwise qualifies as a tax-deferred reorganization under Section 368(a)(1)(F) of the Code, as discussed above;

(ii) any gain on the deemed exchange of the Cellect shares for Cellect shares in a U.S. corporation pursuant to the Conversion will be allocated ratably over such U. S. Holder’s holding period;

(iii) the amount allocated to the current tax year and any tax year prior to the first tax year in which Cellect was classified as a PFIC will be taxed as ordinary income in the current tax year;

(iv) the amount allocated to each of the other tax years will be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year; and

(v) an interest charge for a deemed deferral benefit will be imposed with respect to the resulting tax attributable to each of the other tax years, which interest charge is not deductible by non-corporate U. S. Holders.

A Current Cellect U.S. Holder that has made a “mark-to-market” election under Section 1296 of the Code (a “Mark-to-Market Election”) or a timely and effective election to treat Cellect as a “qualified electing fund” (a “QEF”) under Section 1295 of the Code (a “QEF Election”) may generally mitigate or avoid the PFIC consequences described above with respect to the Conversion. A Current Cellect U.S. Holder that makes a timely and effective QEF Election generally must report on a current basis its share of Cellect’s net capital gain and ordinary earnings for any tax year in which Cellect is a PFIC, whether or not Cellect distributes any amounts to its shareholders. A Current Cellect U.S. Holder who makes the Mark-to-Market Election generally must include as ordinary income each year the excess of the fair market value of relevant shares over the U.S. Holder’s tax basis therein. Each Current Cellect U.S. Holder should consult its own tax advisors regarding the availability of, and procedure for making, a QEF Election. A shareholder that does not make a timely QEF Election or a Mark-to-Market Election is referred to for purposes of this summary as a “Non-Electing Shareholder.”

The proposed Treasury Regulations discussed above were proposed in 1992 and have not been adopted in final form. The proposed Treasury Regulations state that they are to be effective for transactions occurring on or after April 1, 1992. However, because the proposed Treasury Regulations have not yet been adopted in final form, they are not currently effective and there is no assurance they will be finally adopted in the form and with the effective date proposed. Further, it is uncertain whether the IRS would consider the proposed Treasury Regulations to be effective for purposes of determining the U.S. federal income tax treatment of the Conversion.

The PFIC provisions are complex. Current Cellect U.S. Holders should consult their own tax advisors regarding the application of the PFIC regime, including whether the proposed Treasury Regulations under Section 1291(f) of the Code would apply to the Conversion, the impact of making a Mark-to-Market Election or a QEF Election and/or other elections under the PFIC provisions, and the availability of, and procedures for making, such elections under the Code and Treasury Regulations.

U.S. Federal Income Tax Consequences relating to the CVRs

This discussion assumes that the receipt of CVRs pursuant to the transaction is treated as a “closed transaction” for U.S. federal income tax purposes, meaning that the tax consequences of the receipt of the CVR will be determined generally at the time of such receipt. However, the U.S. federal income tax treatment of the CVRs is unclear. There is no legal authority directly addressing the U.S. federal income tax treatment of the CVRs, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a contrary position.

Distribution of the CVRs

Cellect intends to take the position that issuance of CVRs will be treated for U.S. federal income tax purposes as a distribution of property. At the time of a distribution of a CVR, the recipient will be subject to tax on the fair market value of the CVR in a manner consistent with such treatment. Thus, if the distribution occurs at a time when Cellect is treated as a U.S. corporation for U.S. federal income tax purposes as described above, a recipient of a CVR will be treated as described under “U.S. Federal Income Taxation of U.S. Holders of Cellect Shares following the Transaction —Dividends” or “U.S. Federal Income Taxation of Non-U.S. Holders of Cellect Shares following the Transaction —Dividends,” as applicable. If the distribution occurs at a time prior to Cellect becoming treated as a U.S. corporation for U.S. federal income tax purposes, a recipient of a CVR that is a U.S. Holder would be subject to tax generally will be treated as described under “U.S. Federal Income Taxation of U.S. Holders of Cellect Shares following the Transaction—Dividends,” provided that if Cellect is or has been a PFIC, as described above, additional U.S. tax may be imposed on such U.S. Holder. If the distribution occurs at a time prior to Cellect becoming treated as a U.S. corporation for U.S. federal income tax purposes, a Non-U.S. Holder should not be subject to U.S. income tax with respect to receipt of the CVR.

A holder’s initial tax basis in each CVR received in distribution will be the fair market value of that CVR and its holding period in such CVR will begin on the day of receipt.

If the distribution of the CVRs occurs when Cellect is a U.S. corporation as described above, then Cellect will be subject to tax on any gain to the extent that the fair market value of the CVRs. Any U.S. tax to Cellect as a result of the distribution of the CVRs, could result in less after-tax proceeds to the recipients of the CVRs.

Tax Consequences of Payments Received under the CVRs

Cellect intends to take the position that a payment with respect to a CVR would likely be treated as a non-taxable return of a recipient’s adjusted tax basis in the CVR to the extent thereof. A payment in excess of such amount may be treated as (i) a payment with respect to a sale of a capital asset or (ii) income taxed at ordinary rates. Additionally, it is possible that a portion of the amount received by a U.S. Holder upon the sale or exchange of a CVR may be reported or treated as imputed interest income. Each holder of a CVR should consult its tax advisor regarding the treatment in its particular circumstances of a payment with respect to a CVR, including as a result of such holder’s method of accounting for income tax purposes.

Tax Consequences of a Sale or Other Disposition or Expiration of the CVRs

Upon a sale or exchange of a CVR, a U.S. Holder should recognize capital gain or loss equal to the difference between (i) the sum of the amount of any cash and the fair market value of any property received upon such sale or exchange (less any imputed interest, as described below) and (ii) the U.S. Holder’s adjusted tax basis in the CVR. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has a holding period in the CVR of more than one year. Additionally, it is possible that a portion of the amount received by a U.S. Holder upon the sale or exchange of a CVR may be reported or treated as imputed interest income. Each U.S. Holder of a CVR should consult its tax advisor regarding the treatment in its particular circumstances of a sale or exchange of a CVR, including as a result of such U.S. Holder’s method of accounting for tax purposes.

If a CVR expires without any payment with respect thereto, although it is not free from doubt, the U.S. Holder generally should recognize a loss, which loss likely would be a capital loss, in an amount equal to the U.S. Holder’s adjusted tax basis in the CVR. The use of capital losses is subject to limitations. Each U.S. Holder of a CVR should consult its tax advisors regarding the treatment in its particular circumstances of the expiration of a CVR without any payment.

Due to the legal and factual uncertainty regarding the valuation and tax treatment of the CVRs, all recipients of a CVR are urged to consult their tax advisors concerning the tax consequences to them of receiving, holding, and disposing of CVRs.

U.S. Federal Income Tax Consequences of the Transaction

Tax Consequences of the Transaction for Quoin U.S. Holders

A U.S. Holder that exchanges shares of Quoin common stock for Cellect shares in the transaction should recognize no gain or loss in the transaction. A U.S. Holder who receives cash in lieu of a fractional Cellect share in the transaction generally will be treated as having received such fractional share in the transaction and then as having received cash in exchange for such fractional Cellect share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional Cellect share and the portion of the U.S. Holder's aggregate tax basis in the shares of Quoin common stock surrendered allocable to the fractional Cellect share. Any such gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss if the holding period for the shares of Quoin common stock is more than one year on the closing date of the transaction. A non-corporate U.S. Holder's long-term capital gain may be taxed at lower rates. Deductions for capital losses are subject to limitation.

The aggregate tax basis of the Cellect shares a Quoin U.S. Holder receives in the transaction (including any fractional Cellect shares deemed received) will generally be the same as such U.S. Holder's aggregate tax basis in its shares of Quoin common stock surrendered in exchange therefor. The holding period of the Cellect shares received by a Quoin U.S. Holder in the transaction will include such U.S. Holder's holding period in the shares of Quoin common stock surrendered in the transaction.

In the case of a Quoin U.S. Holder who holds shares of Quoin common stock with differing tax bases and/or holding periods, which generally occurs when blocks of shares have been purchased at different times or at different prices, the preceding rules must be applied separately to each identifiable block of shares of Quoin common stock, and such U.S. Holder may not offset a loss realized on one block of the shares against gain recognized on another block of the shares.

Tax Consequences of the Transaction for Quoin Non-U.S. Holders

In general, the U.S. federal income tax consequences to a Quoin Non-U.S. Holder that exchanges its shares of Quoin common stock for Cellect shares in the transaction will be the same as those described above for a U.S. Holder, except that a Non-U.S. Holder generally will not be subject to U.S. federal withholding or income tax on any gain recognized in connection with the transaction unless:

(i)

the gain (if any) is effectively connected with such Non-U.S. Holder's conduct of a U.S. trade or business (and, where a tax treaty applies, is attributable to the Non-U.S. Holder's U.S. permanent establishment or fixed base in the United States), in which case such gain would be taxed on a net income basis in the same manner as if such Non-U.S. Holder were a U.S. person (and, if such Non-U.S. Holder is a corporation for U.S. federal income tax purposes, potentially an additional "branch profits tax" at a 30% rate or such lower rate as specified by an applicable income tax treaty);

(ii)

such Non-U.S. Holder is an individual present in the United States for at least 183 days during the taxable year of disposition and certain other conditions are met, in which case such Non-U.S. Holder would generally be subject to U.S. federal income tax at a rate of 30% on the amount by which such Non-U.S. Holder's capital gains allocable to U.S. sources, including gain from the disposition pursuant to the transaction, exceed any capital losses allocable to U.S. sources, except as otherwise required by an applicable income tax treaty; or

(iii)

Quoin is or has been a U.S. real property holding corporation (a "USRPHC"), as defined in Section 897 of the Code, at any time within the five-year period preceding the transaction and certain other conditions are satisfied. Quoin believes that, as of the effective time of the merger, Quoin will not have been a USRPHC at any time within the five-year period ending on the date thereof.

U.S. Federal Income Taxation of U.S. Holders of Cellect Shares following the Transaction

Dividends

Following the transaction, the gross amount of any distribution with respect to Cellect shares will be included in a U.S. Holder's gross income as a dividend to the extent of Cellect's current and accumulated earnings and profits as determined under U.S. federal income tax laws. To the extent that the amount of the distribution exceeds Cellect’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess will be treated first as a tax-free return of the U.S. Holder’s tax basis in the Cellect shares, and then, to the extent such excess amount exceeds the U.S. Holder’s tax basis in the Cellect shares, as capital gain. Subject to applicable limitations and requirements, dividends received on Cellect shares generally should be eligible for the “dividends received deduction” available to corporate shareholders. A dividend paid by Cellect to certain non-corporate U.S. Holders, including individuals, generally will be subject to taxation at preferential rates if certain holding period requirements are met.

Dividends paid in a currency other than U.S. dollars will be included in income in a U.S. dollar amount based on the exchange rate in effect on the date the dividend is includible in the U.S. Holder's income, whether or not the currency is converted into U.S. dollars at that time. A U.S. Holder's tax basis in the non-U.S. currency will equal the U.S. dollar amount included in income. Any gain or loss realized on a subsequent conversion or other disposition of the non-U.S. currency for a different U.S. dollar amount generally will be U.S. source ordinary income or loss. If dividends paid in a currency other than U.S. dollars were converted into U.S. dollars on the day they were received, a U.S. Holder generally would not be required to recognize foreign currency gain or loss in respect of the dividend income.

Sale or Other Disposition of Cellect Shares

A U.S. Holder generally will recognize capital gain or loss on the sale or other disposition of Cellect shares in an amount equal to the difference between the U.S. dollar value of the amount realized and the U.S. Holder's adjusted tax basis in the disposed Cellect shares. Any gain or loss generally will be treated as arising from U.S. sources and will be long-term capital gain or loss if the U.S. Holder's holding period exceeds one year. Deductions for capital loss are subject to significant limitations.

Net investment income tax

Section 1411 of the Code imposes a 3.8% federal tax (in addition to other federal taxes) on the net investment income (as defined for U.S. federal income tax purposes) (“NII”) of U.S. Holders who are individuals, estates, or trusts, to the extent such holder's modified adjusted gross income (as defined in Section 1411(d) of the Code) exceeds certain income thresholds. NII would generally include all income from dividends distributed with respect to Cellect shares and any taxable gain on the sale or other disposition of Cellect shares. U.S. holders are urged to consult their tax advisors regarding the effect, if any, of NII tax on their investment in the Cellect shares.

U.S. Federal Income Taxation of Non-U.S. Holders of Cellect Shares following the Transaction

Dividends

The gross amount of any distribution of with respect to Cellect shares will be treated as a dividend to the extent of Cellect's current and accumulated earnings and profits as determined under U.S. federal income tax laws. To the extent the amount of the distribution exceeds Cellect’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess will be treated first as a tax-free return of the Non-U.S. Holder’s tax basis in the Cellect shares, and then, to the extent such excess amount exceeds the Non-U.S. Holder’s tax basis in the Cellect shares, as capital gain. Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of the withholding rules discussed below we or the applicable withholding agent may treat the entire distribution as a dividend.

Subject to the following paragraph regarding effectively connected income, a dividend paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividend or such lower rate as is specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate. A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If a dividend paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividend is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Any such effectively connected dividend will be subject to U.S. federal income tax on a net income basis at the regular tax rate. A Non-U.S. Holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate as is specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders are urged to consult their own tax advisors regarding any applicable income tax treaties that may provide for different rules.

Sale or Other Disposition of Cellect Shares

A Non-U.S. Holder generally should not be subject to U.S. federal income taxation on gain realized upon a sale, exchange, or other taxable disposition, except in the circumstances described above under “U.S. Federal Income Tax Consequences of the Transaction — Tax Consequences of the Transaction for Quoin Non-U.S. Holders.”

Backup Withholding and Information Reporting

In general, information reporting requirements may apply to the cash payments made to U.S. Holders and Non-U.S. Holders in connection with the transaction and in respect of Cellect shares, unless an exemption applies. Backup withholding tax may apply to amounts subject to reporting if the applicable stockholder fails to provide an accurate taxpayer identification number, fails to report all interest and dividends required to be shown on its U.S. federal income tax returns, or otherwise fails to establish an exemption to backup withholding. U.S. Holders and Non-U.S. Holders can claim a credit against their U.S. federal income tax liability for the amount of any backup withholding tax and a refund of any excess, provided that all required information is timely provided to the IRS. U.S. Holders and Non-U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for establishing an exemption.

Withholding Requirements under FATCA

Under Sections 1471 through 1474 of the Code, and the Treasury Regulations and administrative guidance thereunder (“FATCA”), withholding tax may apply to certain types of payments made to “foreign financial institutions” (as defined in the Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on Cellect shares paid to a foreign financial institution or to a non-financial foreign entity, unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on IRS Form W-8BEN-E); or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States may be subject to different rules. Under certain circumstances, a shareholder might be eligible for refunds or credits of such taxes.

Proposed Treasury Regulations would eliminate the requirement to withhold tax under FATCA on gross proceeds from the sale or disposition of property that can produce U.S.-source interest or dividends. The IRS has announced that taxpayers are permitted to rely on the proposed regulations until final Treasury Regulations are issued. Non-U.S. Holders are encouraged to consult their own tax advisors regarding the effect of FATCA on their investment in Cellect shares in light of their particular circumstances.

U.S. Federal Estate Tax

Cellect shares that are owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death are considered U.S. situs assets and will be included in the individual’s gross estate for U.S. federal estate tax purposes. Such shares, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR HOLDER. THE TAX CONSEQUENCES OF THE TRANSACTION AND OF HOLDING AND DISPOSING OF CELLECT SHARES WILL DEPEND ON A HOLDER'S SPECIFIC SITUATION. EACH HOLDER IS URGED TO CONSULT THEIR OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO THEM OF THE TRANSACTION AND HOLDING AND DISPOSING OF CELLECT SHARES IN LIGHT OF THE HOLDER'S OWN CIRCUMSTANCES, AS WELL AS THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS.

Material Israeli Tax Consequences of the Share Transfer and CVR Agreement

In connection with the Share Transfer Agreement between EnCellX and Cellect, and in accordance with the terms of the CVR Agreement, Cellect has approached the Israeli Tax Authority in order to obtain a tax ruling regulating the tax treatment applicable to the share transfer contingent consideration payable to (i) Cellect shareholders (as registered on the closing date of the Share Transfer) and (ii) Dr. Shai Yarkoni (together, the “Consideration”).

It is anticipated that the tax ruling will: (i) determine that the issuance of the CVRs by Cellect to its shareholders will not trigger a taxable event upon such issuance; (ii) determine that the tax liability in connection with the payment of the contingent consideration (if paid) to Cellect shareholders and Dr. Shai Yarkoni shall be deferred to the date of actual payment of such consideration; (iii) specify the Israeli taxation of the contingent consideration payable to the Dr. Yarkoni's; and (iv) specify the mechanism according to which the contingent consideration, payable by Cellect to the CVR holders, will be taxed in Israel (upon actual payment) as a dividend distribution, as well as ensure the collection of the applicable tax due in Israel through an Israeli escrow agent.

Nasdaq Market Listing

Cellect’s ADSs are currently listed on Nasdaq market under the symbol “APOP”. Cellect has agreed to use its commercially reasonable efforts, (i) to the extent required by the rules and regulations of Nasdaq market, to prepare and submit to Nasdaq market a notification for the listing of the Cellect ADSs to be issued in connection with the Merger, and to cause such shares to be approved for listing (subject to official notice of issuance) and (ii) to the extent required by Nasdaq Market rules, to file an initial listing application for the Cellect ordinary shares on Nasdaq market and to cause the listing application to be conditionally approved prior to the Effective Time.

Quoin has agreed to cooperate with Cellect as reasonably requested by Cellect with respect to the listing application and promptly furnish Cellect all information concerning Quoin and its stockholders that may be required or reasonably requested in connection with any action contemplated by the listing application.

Anticipated Accounting Treatment

The Merger will be accounted for by Cellect as a reverse merger in accordance with International Financial Reporting Standards as issued by the IASB (“IFRS”). For accounting purposes, Quoin is considered to be the accounting acquirer of Cellect as the shareholders of Quoin will hold the majority of the shares of Cellect after the merger. Accounting for reverse merger requires management of Cellect and Quoin to perform purchase price allocation (“PPA”) to the assets and liabilities of Cellect. As of the date of this proxy statement/prospectus, the PPA was not completed and hence amounts appearing herein are provisional and subject.

Appraisal Rights

Cellect shareholders are not entitled to appraisal rights in connection with the Merger under the Israeli Companies Law.

Quoin stockholders are entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL.

Under Section 262 of the DGCL, if a Quoin stockholder does not wish to accept the Merger Consideration provided for in the Merger Agreement, does not consent to the adoption of the Merger Agreement, and complies with the requirements for perfecting and preserving appraisal rights specified in Section 262 of the DGCL, and the Merger is consummated, such stockholder has the right to seek appraisal of his, her or its shares of Quoin stock and to receive payment in cash for the fair value of his, her or its shares of Quoin stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value of such shares of Quoin stock. These rights are known as appraisal rights under Delaware law. The “fair value” of such shares of Quoin stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the Merger Consideration that a stockholder of record is otherwise entitled to receive for the same number of shares of Quoin stock under the terms of the Merger Agreement. Stockholders of Quoin who elect to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL to perfect their rights. Strict compliance with the statutory procedures in Section 262 of the DGCL is required. Failure to strictly comply with such procedures in a timely and proper manner will result in the loss of appraisal rights under Delaware law. Stockholders of Quoin who wish to exercise appraisal rights, or preserve the ability to do so, must not deliver a signed written consent adopting the Merger Agreement.

This section is intended only as a brief summary of the material provisions of the statutory procedures under Section 262 of the DGCL that a Quoin stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not intended to be a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which is attached as Annex L to this proxy statement/prospectus. Annex L should be reviewed carefully by any Quoin stockholder who wishes to exercise appraisal rights or to preserve the ability to do so, as failure to comply with the procedures of Section 262 of the DGCL will result in the loss of appraisal rights. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL. Unless otherwise noted, all references in this summary to “stockholders” or “you” are to the record holders of shares of Quoin stock immediately prior to the Effective Time as to which appraisal rights are asserted. A person having a beneficial interest in shares of Quoin stock held of record in the name of another person must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Section 262 of the DGCL requires that if the Merger is approved by a written consent of stockholders in lieu of a meeting of stockholders, each of the stockholders entitled to appraisal rights must be given notice of the approval of the Merger and that appraisal rights are available. A copy of Section 262 of the DGCL must be included with such notice. The notice must be provided after the Merger is approved and no later than 10 days after the Effective Time. Only those Quoin stockholders who did not submit a written consent adopting the Merger Agreement and who have otherwise complied with Section 262 of the DGCL are entitled to receive such notice. The notice will be given by Quoin. If given on or after the Effective Time, the notice must also specify the Effective Time; otherwise, a supplementary notice will provide this information. This proxy statement/prospectus is not intended to constitute such a notice. If you want to demand appraisal of your Quoin stock, do not send in your demand before the date of such notice because a demand for appraisal made prior to the date of giving such notice may not be effective to perfect your rights.

Following Quoin’s receipt of sufficient written consents to adopt the Merger Agreement, Quoin will send all non-consenting Quoin stockholders who satisfy the other statutory conditions the notice regarding the receipt of such written consents and the availability of appraisal rights. A Quoin stockholder electing to exercise his, her or its appraisal rights will need to take action at that time, in response to such notice, but this description is being provided to all Quoin stockholders now so you can determine whether you wish to preserve your ability to demand appraisal rights in the future in response to such notice.

In order to preserve your right to receive notice and to demand appraisal rights, you must not deliver a written consent adopting the Merger Agreement. As described below, you must also continue to hold your shares for which you are demanding appraisal through the Effective Time.

If you elect to demand appraisal of your shares of Quoin stock, you must, within 20 days after the date of giving the notice of appraisal rights, make a written demand for the appraisal of your shares of Quoin stock to Quoin, at the specific address which will be included in the notice of appraisal rights. A demand may be delivered by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Do not submit a demand before the date of the notice of appraisal rights because a demand that is made before the date of giving such notice may not be effective to perfect your appraisal rights.

A Quoin stockholder wishing to exercise appraisal rights must hold of record the shares of Quoin stock on the date the written demand for appraisal is made. In addition, a holder must continue to hold of record the shares of Quoin stock through the Effective Time. Appraisal rights will be lost if your shares of Quoin stock are transferred prior to the Effective Time. If you are not the stockholder of record, you will need to follow special procedures as summarized further below.

If you and/or the record holder of your shares of Quoin stock fail to comply with all of the conditions required by Section 262 of the DGCL to perfect your appraisal rights, and the Merger is completed, your shares of Quoin stock (assuming that you hold them through the Effective Time) will be converted into the right to receive the Merger Consideration in respect thereof, as provided for in the Merger Agreement, but without interest, and you will have no appraisal rights with respect to such shares.

As noted above, a holder of shares of Quoin stock wishing to exercise his, her or its appraisal rights must, within 20 days after the date of giving of the notice of appraisal rights, make a written demand for the appraisal of his, her or its shares of Quoin stock; provided that a demand may be delivered by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. The demand must reasonably inform Quoin of the identity of the stockholder of record and his, her or its intent thereby to demand appraisal of the fair value of the shares held by such holder. Only a holder of record of shares of Quoin stock issued and outstanding immediately prior to the Effective Time will be entitled to assert appraisal rights for the shares of Quoin stock registered in that holder’s name. The demand for appraisal should be executed by or on behalf of the holder of record of the shares of Quoin stock, fully and correctly, as the stockholder’s name appears on the Quoin stock certificate(s), as applicable, should specify the stockholder’s name and mailing address and the number of shares registered in the stockholder’s name, and must state that the person intends thereby to demand appraisal of the stockholder’s shares of Quoin stock in connection with the Merger. The demand cannot be made by the beneficial owner of shares of Quoin stock if such beneficial owner does not also hold of record such shares. A beneficial owner of shares of Quoin stock held in “street name” who desires appraisal should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of such shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depository, such as Cede & Co. Any beneficial holder desiring appraisal who holds shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. The beneficial holder of such shares should instruct such firm, bank or institution that the demand for appraisal be made by the record holder of the shares, which may be the nominee of a central security depository if the shares have been so deposited. As required by Section 262, a demand for appraisal must reasonably inform Quoin of the identity of the holder(s) of record (which may be a nominee as described above) and of such holder’s intention to seek appraisal of such shares. If shares of Quoin stock are held of record in a fiduciary capacity (such as by a trustee, guardian or custodian) by a person other than the beneficial owner execution of the demand for appraisal should be made by the record holder in that capacity. If the shares of Quoin stock are held of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record holder or holders and expressly disclose the fact that, in executing the demand, he, she or it is acting as agent for the record holder or holders. A record holder who holds shares of Quoin stock as a nominee for others, may exercise appraisal rights with respect to such shares held for one or more beneficial owners, while not exercising such rights with respect to shares held for other beneficial owners. In that case, the written demand should state the number of shares of Quoin stock as to which appraisal is sought. Where no number of shares of Quoin stock is expressly mentioned, the demand for appraisal will be presumed to cover all shares of Quoin stock held in the name of the record holder. Stockholders who hold their shares of Quoin stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

At any time within 60 days after the Effective Time, but not thereafter, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand for appraisal and accept the Merger Consideration for his, her or its shares of Quoin stock by delivering to Quoin a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of Quoin. Unless the demand for appraisal is properly withdrawn by the stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party within 60 days after the Effective Time, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any Quoin stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the court deems just. If Quoin does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the fair value determined in any such appraisal proceeding, which value could be less than, equal to or more than the Merger Consideration for his, her or its shares of Quoin stock.

Within 120 days after the Effective Time, either Quoin (as the surviving corporation of the Merger) or any stockholder who has complied with the requirements of Section 262 of the DGCL and is otherwise entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Quoin stock held by all stockholders entitled to appraisal. Upon the filing of such a petition by a stockholder, service of a copy of such petition shall be made upon Quoin. Callaway has no present intent to cause Quoin to file such a petition and has no obligation to cause such a petition to be filed, and stockholders should not assume that Quoin will file a petition. Accordingly, it is the obligation of the holders of Quoin stock to initiate all necessary action to perfect their appraisal rights in respect of such shares of Quoin stock within the time prescribed in Section 262 of the DGCL, as the failure of a stockholder to file such a petition within the period specified could nullify his, her or its previous written demand for appraisal. In addition, within 120 days after the Effective Time, any stockholder who has properly complied with the requirements for the exercise of appraisal rights under Section 262 of the DGCL, upon written request (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), will be entitled to receive from Quoin a statement setting forth the aggregate number of shares of Quoin stock for which a written consent adopting the Merger Agreement was not submitted and with respect to which demands for appraisal have been received, and the aggregate number of holders of such shares. The statement must be given within 10 days after such written request has been received by Quoin or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of Quoin stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from Quoin such statement.

If no petition for appraisal is filed within 120 days after the Effective Time, then you will lose the right to appraisal and instead will receive the Merger Consideration for your shares. If you otherwise fail to perfect your appraisal rights or successfully withdraw your demand for appraisal then your right to appraisal will cease and you will only be entitled to receive the Merger Consideration for your shares.

If a petition for appraisal is duly filed by a stockholder, the stockholder must serve a copy of the petition upon Quoin, and Quoin will then be obligated to file, within 20 days after receiving service of a copy of the petition, with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares of Quoin stock and with whom agreements as to the value of their shares of Quoin stock have not been reached by Quoin. After notice by the Delaware Register in Chancery to stockholders who have demanded appraisal and Quoin, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights provided thereunder. The Register in Chancery, if so ordered by the Delaware Court of Chancery, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to Quoin and to the stockholders shown on the list at the addresses therein stated. Such notice will also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication will be approved by the Delaware Court of Chancery, and the costs thereof will be borne by Quoin. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares of Quoin stock and who hold stock represented by certificates to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After the Delaware Court of Chancery’s determination of the stockholders entitled to appraisal of their shares of Quoin stock, the Delaware Court of Chancery will appraise such shares of Quoin stock in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the fair value of such shares as of the Effective Time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value, together with interest, if any, upon surrender by those stockholders of the Quoin stock certificates, representing their shares of Quoin stock. Holders of Quoin stock considering seeking appraisal should be aware that the fair value of their shares of Quoin stock as determined under Section 262 could be more or less than or the same as the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares of Quoin stock and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262 of the DGCL. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. The Delaware Supreme Court has declined to adopt a presumption favoring reliance upon the deal price in determining fair value, but has noted that the deal price is one of the relevant factors to be considered, and can often be the best evidence of fair value in arm’s-length mergers with a robust sales process. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. Unless the court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, Quoin may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided above only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery and (2) interest theretofore accrued, unless paid at that time. The costs of the appraisal action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. The Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to an appraisal.

No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Moreover, neither of Callaway nor Quoin anticipates offering more than the Merger Consideration to any stockholder exercising appraisal rights and Callaway and Quoin reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of Quoin stock is less than the Merger Consideration eligible to be received for such share.

FAILING TO FOLLOW PROPER STATUTORY PROCEDURES WILL RESULT IN LOSS OF YOUR APPRAISAL RIGHTS. In view of the complexity of Section 262 of the DGCL, holders of shares of Quoin stock who may wish to pursue appraisal rights should consult their legal and financial advisors.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. This summary may not contain all of the factual information about Cellect, Merger Sub or Quoin. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. You should refer to the full text of the Merger Agreement for details of the Merger and the terms and conditions of the Merger Agreement.

Structure

Under the Merger Agreement, Merger Sub will merge with and into Quoin, with Quoin surviving as a wholly-owned subsidiary of Cellect. Cellect will change its name to Quoin Pharmaceuticals Ltd.

Completion and Effectiveness of the Merger

The Merger will be completed as promptly as practicable after all of the conditions to completion of the Merger are satisfied or waived, including the approval of the shareholders and stockholders of Cellect and Quoin, as applicable. Cellect and Quoin are working to complete the Merger as quickly as practicable. The Merger is anticipated to close during the third quarter of 2021. However, Cellect and Quoin cannot predict the exact timing of the completion of the Merger because it is subject to various conditions.

Merger Consideration and Exchange Ratio

Merger Consideration

At the effective time of the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement:

•	each share of Quoin common stock held as treasury stock or held or owned by Quoin, Cellect, any Cellect subsidiary or Merger Sub, immediately prior to the Effective Time will be canceled and retired and will cease to exist, and no consideration will be delivered in exchange for such shares;

•	each outstanding share of Quoin common stock (after giving effect to the conversion of Quoin warrants) will be converted into the right to receive the number of Cellect ordinary shares as determined pursuant to the Exchange Ratio described below;

•	each outstanding option to purchase shares of Quoin common stock will be assumed by Cellect and will be converted into an option to purchase the number of Cellect ordinary shares as determined pursuant to the Exchange Ratio; and

•	each outstanding warrant to purchase shares of Quoin’s common stock (after being exercised in accordance with the terms of the warrants) will be converted into the right to receive that number of Cellect ordinary shares as determined pursuant to the Exchange Ratio.

No fractional Cellect ordinary shares will be issued in connection with the Merger. Each holder of Quoin common stock who would otherwise be entitled to receive a fractional Cellect ordinary share (after aggregating all fractional Cellect ordinary shares issuable to such holder) will instead be paid in cash a dollar amount, without interest, determined by multiplying such fraction by the value of a Cellect ordinary share, as determined based on the closing price of the ADSs on The Nasdaq Capital Market (or such other Nasdaq market on which the Cellect ordinary shares then trade) on the date the Merger becomes effective.

Exchange Ratio

The Exchange Ratio is calculated using a formula intended to allocate existing Quoin equity-holders (on a fully-diluted basis) a percentage of the combined company. Based on Quoin’s and Cellect’s capitalization as of the date of the Merger Agreement, the Exchange Ratio is currently estimated to be approximately 12.0146 Cellect ordinary shares per share of Quoin.

Based on the estimates set forth above and certain other assumptions, following the completion of the Merger, Quoin stockholders would own approximately 80% of the fully-diluted ordinary shares of the combined company and Cellect shareholders would own approximately 20% of the fully-diluted ordinary shares of the combined company.

The Exchange Ratio formula is the quotient obtained by dividing (i) the Quoin Equity Value divided by the Quoin Outstanding Shares by (ii) the Cellect Equity Value divided by the Cellect Outstanding Shares, subject to adjustment to reflect the reverse share split (with such ratio being calculated to the nearest 1/10,000 of a share). The following terms will have the following meanings as they relate to the Exchange Ratio formula:

•	Quoin Equity Value means $56,250,000.

•	Cellect Equity Value means $18,750,000.

•	Cellect Outstanding Shares means the total number of Cellect ordinary shares (taking into account the ADR Ratio Adjustment, as defined in the Merger Agreement) outstanding immediately prior to the effective time of the Merger assuming, without limitation or duplication, the exercise of each Cellect option and warrant outstanding as of such effective time, solely to the extent such Cellect option or warrant will not be canceled pursuant to the Merger Agreement at the effective time or exercised prior thereto, using the treasury stock method.

•	Quoin Outstanding Shares means the total number of shares of Quoin common stock outstanding immediately prior to the effective time of the Merger, (a) including shares that may be issued, as of immediately prior to the effective time of the Merger, (i) upon conversion of certain convertible notes and (ii) upon exercise of certain warrants and the Bridge Warrants (including any repricing mechanism which would be triggered as a result of the closing of the Merger) and (b) excluding shares to be issued pursuant to the Purchase Agreement (other than the Bridge Warrants) and any shares to be issued in the future upon any anti-dilution or repricing mechanism applicable to certain convertible notes, certain warrants or the Bridge Warrants other than the repricing mechanism triggered as a result of the closing of the Merger.

Fractional Shares

No fractional Cellect ordinary shares will be issued in connection with the Merger. Each holder of Quoin common stock who would otherwise be entitled to receive a fractional Cellect ordinary share (after aggregating all fractional Cellect ordinary shares issuable to such holder) will, instead be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the value of a Cellect ordinary share, as determined based on the closing price of the ADSs on The Nasdaq Capital Market (or such other Nasdaq market on which the Cellect ordinary shares then trade) on the date the Merger becomes effective.

Escrowed Shares

Dilution Escrow Shares

At the effective time of the Merger, Cellect will withhold from the merger consideration payable to certain Quoin stockholders a number of Cellect ordinary shares equal to 12.25% of the (i) the maximum number of Cellect ordinary shares that may be issued to pursuant to the terms of the Purchase Agreement (but less a number of Cellect ordinary shares equal to the Exchange Escrow Shares number) after the final Reset Date minus (ii) the maximum number of Cellect ordinary shares that may be issued to pursuant to the terms of the Purchase Agreement (but less a number of Cellect ordinary shares equal to the Exchange Escrow Shares number) as of immediately after the effective time of the Merger.

Following the final Reset Date, if Cellect receives any Exchange Escrow Shares (as defined below) from the escrow agent, Cellect will cause the escrow agent to release a portion of the Dilution Escrow Shares to the Quoin Lock-up Signatories equal to a fraction, the numerator of which will be the Cellect ordinary shares distributed to Cellect following the final Reset Date by the escrow agent and the denominator of which will be the total number of Cellect ordinary shares initially deposited with the securities escrow agent.

Any Dilution Escrow Shares that are not distributed to the Quoin Lock-up Signatories will be transferred by the escrow agent to the Company shareholders as of immediately prior to the effective time of the Merger who (i) continue to hold at least a portion of ADSs that represent Company ordinary shares beneficially owned by such shareholder immediately prior to such effective time until the final Reset Date and (ii) have provided evidence that is reasonably acceptable to the Company which confirms that they were shareholders of the Company immediately prior to the effective date of the Merger and through the Final Reset Date (each such shareholder, a “Qualified Cellect Shareholder”). Each Qualified Cellect Shareholder will be entitled to receive a portion of such distributable Dilution Escrow Shares equal to (i) the number of Company ordinary shares beneficially owned by such Company shareholder on the Final Reset Date, up to a maximum number equal to the number of Company ordinary shares beneficially owned by such Company shareholder immediately prior to the effective time of the Merger, divided by (ii) the aggregate number of Company ordinary shares outstanding immediately prior to such effective time.

Any Dilution Escrow Shares that are not transferred to Cellect Shareholders will be returned to the Quoin Lock-up Signatories.

Additional Escrow Shares

At the effective time of the Merger, Cellect will withhold from the merger consideration payable to the Quoin Lock-up Signatories a number of Cellect ordinary shares (the “Exchange Escrow Shares”) equal to the difference between (i) the maximum number of Cellect ordinary shares that may be purchased upon exercise of the Cellect warrants issued in the Merger in exchange for the Bridge Warrants (“Exchange Warrants”) after the final Reset Date and (ii) the maximum number of Cellect ordinary shares that may be purchased upon exercise of the Exchange Warrants as of immediately after the effective time of the Merger.

Following the final Reset Date, Cellect will cause the escrow agent to release a number of the Exchange Escrow Shares to Cellect for cancellation and retirement equal to the difference between (i) the maximum number of Cellect ordinary shares that may be purchased upon exercise of the Exchange Warrants after the final Reset Date and (ii) the maximum number of Cellect ordinary shares that may have been purchased upon exercise of the Exchange Warrants as of immediately after the effective time of the Merger. Any Dilution Escrow Shares that are not transferred to Cellect will be returned to the Quoin Lock-up following the final Reset Date.

Representations and Warranties

The Merger Agreement contains customary representations and warranties made by Cellect, Merger Sub and Quoin relating to their respective businesses, as well as other facts pertinent to the Merger. These representations and warranties are subject to materiality, knowledge and other similar qualifications and expire at the effective time of the Merger, as further described below. The representations and warranties of each of Cellect, Merger Sub and Quoin have been made solely for the benefit of the other parties and those representations and warranties should not be relied on by any other person. In addition, those representations and warranties may be intended not as statements of actual fact, but rather as a way of allocating risk among the parties, may have been modified by the disclosure schedules delivered in connection with the Merger Agreement, are subject to the materiality standard described in the Merger Agreement, which may differ from what may be viewed as material by you, will not survive completion of the Merger and cannot be the basis for any claims under the Merger Agreement by the other parties after termination of the Merger Agreement, and were made only as of the date of the Merger Agreement or another date as is specified in the Merger Agreement.

Quoin made a number of representations and warranties to Cellect and Merger Sub in the Merger Agreement, including representations and warranties relating to the following matters:

•	subsidiaries; due organization; organizational documents;

•	authority; vote required;

•	non-contravention; consents;

•	capitalization;

•	financial statements;

•	absence of changes;

•	title to assets;

•	real property; leaseholds;

•	intellectual property;

•	material contracts;

•	undisclosed liabilities;

•	compliance; permits; restrictions;

•	tax matters;

•	employee and labor matters; benefit plans;

•	environmental matters;

•	insurance;

•	legal proceedings; orders;

•	inapplicability of anti-takeover statutes;

•	no financial advisor;

•	anti-corruption;

•	grants and subsidies;

•	export controls;

•	disclosure; and

•	exclusivity of representations; reliance.

Significant portions of Quoin’s representations and warranties are qualified as to “materiality” or “material adverse effect.” Under the Merger Agreement, a material adverse effect with respect to Quoin means any effect, change, event, circumstance or development that, when considered together with all other effects, changes, events, circumstances or developments that have occurred prior to the date of determination of the occurrence of such material adverse effect, is or would reasonably be expected to be materially adverse to or has or would reasonably be expected to have or result in a material adverse or effect on (i) the business, condition (financial or otherwise), capitalization, assets, operations or financial performance of Quoin and its subsidiaries, taken as a whole or (ii) the ability of Quoin to consummate the transactions contemplated by the Merger Agreement or perform any of its covenants or obligations under the Merger Agreement in all material respects, except that none of the following, as they apply to Quoin and its subsidiaries, are or will be taken into account in determining whether there has been a material adverse effect:

•	any rejection by a governmental body of a registration or filing by Quoin relating to Quoin’s intellectual property rights;

•	conditions generally affecting the industries in which Quoin and its subsidiaries participate or the U.S. or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on Quoin and its subsidiaries, taken as a whole;

•	any failure by Quoin to meet internal projections or forecasts on or after the date of the Merger Agreement, provided that any such effect, change, event, circumstance or development causing or contributing to any such failure to meet projections or forecasts may constitute a material adverse effect of Quoin and may be taken into account in determining whether a material adverse effect has occurred;

•	the execution, delivery, announcement or performance of obligations under the Merger Agreement or the announcement, pendency or anticipated consummation of the Merger;

•	any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening of such; or

•	any changes after the date of the Merger Agreement in U.S. GAAP or applicable legal requirements.

Cellect and Merger Sub made a number of representations and warranties to Quoin in the Merger Agreement, including representations and warranties relating to the following subject matters:

•	subsidiaries; due organization; organizational documents;

•	authority; vote required;

•	non-contravention; consents;

•	capitalization;

•	SEC filings; financial statements;

•	absence of changes;

•	title to assets;

•	real property; leaseholds;

•	intellectual property;

•	material contracts;

•	undisclosed liabilities;

•	compliance; permits; restrictions;

•	grants and subsidies;

•	tax matters;

•	employee and labor matters; benefit plans;

•	environmental matters;

•	insurance;

•	legal proceedings; orders;

•	anti-corruption;

•	inapplicability of anti-takeover statutes;

•	no financial advisor;

•	bank accounts; deposits;

•	transactions with affiliates;

•	valid issuance;

•	code of ethics;

•	opinion of financial advisor;

•	shell company status;

•	foreign private issuer; and

•	exclusivity of representations; reliance.

Similar to Quoin’s representations and warranties, significant portions of Cellect’s representations and warranties are qualified as to “materiality” or “material adverse effect.” Under the Merger Agreement, a material adverse effect with respect to Cellect means any effect, change, event, circumstance or development that, considered together with all other effects, changes, events, circumstances or developments that have occurred prior to the date of determination of the occurrence of such material adverse effect, is or would reasonably be expected to be materially adverse to or has or would reasonably be expected to have or result in a material adverse effect on (i) the business, condition (financial or otherwise), capitalization, assets, operations or financial performance of Cellect and its subsidiaries, taken as a whole or (ii) the ability of Cellect to consummate the transactions contemplated by the Merger Agreement or perform any of its covenants or obligations under the Merger Agreement in all material respects, except that none of the following, as they apply to Cellect, are or will be taken into account in determining whether there has been a material adverse effect:

•	any rejection by a governmental body of a registration or filing by Cellect relating to Cellect’s intellectual property rights;

•	conditions generally affecting the industries in which Cellect and its subsidiaries participate or the U.S. or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on Cellect or its subsidiaries, taken as a whole;

•	any failure by Cellect or its subsidiaries to meet internal projections or forecasts or third-party revenue or earnings predictions or any change in the price or trading volume of the Cellect ordinary shares, provided that any such effect, change, event, circumstance or development causing or contributing to any such failure to meet projections or predictions or any change in stock price or trading volume may constitute a material adverse effect of Cellect and may be taken into account in determining whether a material adverse effect has occurred;

•	the execution, delivery, announcement or performance of obligations under the Merger Agreement or the announcement, pendency or anticipated consummation of the Merger;

•	any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening of such; or

•	any changes after the date of the Merger Agreement in U.S. GAAP or applicable legal requirements.

Covenants; Operation of Business Pending the Merger

During the period commencing on March 24, 2021 and ending at the earlier of the date of termination of the Merger Agreement and the effective time of the Merger, each of the parties agreed that it will conduct its business in the ordinary course, pay outstanding accounts payables and other current liabilities (including payroll) when due and payable, and conduct its business and operations in compliance with all applicable laws, rules, regulations and the requirements of their respective material contracts. Each party also agreed that it would provide the other party with prompt notice upon the occurrence of certain events or discovery of certain conditions, facts or circumstances.

Quoin also agreed that prior to the earlier of termination of the Merger Agreement and the effective time of the Merger, subject to certain limited exceptions set forth in the Merger Agreement, without the prior written consent of Cellect, Quoin would not and would not permit any of its subsidiaries to:

•	declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of Quoin capital stock; repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities except pursuant to Quoin contracts existing as of the date of the Merger Agreement; or repay any outstanding debt outside of the ordinary course of business;

•	sell, issue or grant, or authorize the issuance of any capital stock or other security (except for shares of Quoin common stock issued upon the valid exercise of Quoin warrants outstanding as of the date of the Merger Agreement), any option, warrant or right to acquire any capital stock or any other security, any equity-based award or instrument convertible into or exchangeable for any capital stock or other security, or any debt securities or any rights to acquire any debt securities;

•	amend the certificate of incorporation, bylaws or other charter or organizational documents of Quoin, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

•	form any subsidiary or acquire any equity interest or other interest in any other entity;

•	lend money to any person (except for reasonable advances to employees and consultants for travel and other reasonable business related expenses in the ordinary course of business), incur or guarantee any indebtedness for borrowed money, other than in the ordinary course of business, guarantee any debt securities of others, or make any capital expenditure or commitment in excess of $150,000;

•	enter into any contract with a labor union or collective bargaining agreement;

•	acquire any material asset nor sell, lease, or otherwise irrevocably dispose of any of its assets or properties, or grant any encumbrance with respect to such assets or properties, in each case, other than in the ordinary course of business;

•	make, change or revoke any material tax election, file any material amendment to any tax return, adopt or change any accounting method in respect of taxes, change any annual tax accounting period, enter into any tax allocation agreement, tax sharing agreement or tax indemnity agreement, other than commercial contracts entered into in the ordinary course of business with vendors, customers or landlords, enter into any closing agreement with respect to any tax, settle or compromise any claim, notice, audit report or assessment in respect of material taxes, apply for or enter into any ruling from any tax authority with respect to taxes, surrender any right to claim a material tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment;

•	adopt any stockholder rights plan or similar arrangement;

•	enter into any material transaction outside the ordinary course of business;

•	enter into, amend or terminate any Quoin contract that, if effective as of the date of the Merger Agreement, would constitute a Quoin Material Contract;

•	initiate or settle any legal proceeding;

•	incur any liabilities or otherwise take any actions other than in the ordinary course of business;

•	renew, extend or modify the current sublease for Quoin’s principal executive office space; or

•	agree, resolve or commit to do any of the foregoing.

Cellect also agreed that prior to the earlier of termination and the effective time of the merger, subject to certain limited exceptions set forth in the Merger Agreement, without the prior written consent of Quoin, Cellect would not:

•	declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of Cellect capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities;

•	sell, issue or grant, or authorize the issuance of any capital stock or other security (except for Cellect ordinary shares issued upon the valid exercise of Cellect options outstanding as of the date of the Merger Agreement), any option, warrant or right to acquire any capital stock or any other security, any equity-based award or instrument convertible into or exchangeable for any capital stock or other security, or any debt securities or any rights to acquire any debt securities;

•	amend the articles of association or other charter or organizational documents of Cellect or the articles of association or other charter or organizational documents of the Merger Sub, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

•	form any subsidiary or acquire any equity interest or other interest in any other entity, except for the investment of amounts out of the cash reserves of Cellect as of the effective time of the Merger in connection with the Specified Assets Agreement;

•	lend money to any person (except for reasonable advances to employees and consultants for travel and other reasonable business related expenses in the ordinary course of business), incur or guarantee any indebtedness for borrowed money, other than in the ordinary course of business, guarantee any debt securities of others, or make any capital expenditure or commitment in excess of $150,000;

•	enter into any contract with a labor union or collective bargaining agreement;

•	enter into any material transaction outside the ordinary course of business other than with respect to monetizing its ADAIR and other legacy products;

•	acquire any material asset nor sell, lease, or otherwise irrevocably dispose of any of its assets or properties, or grant any encumbrance with respect to such assets or properties, other than in the ordinary course of business;

•	make, change or revoke any material tax election, file any material amendment to any tax return, adopt or change any accounting method in respect of taxes, change any annual tax accounting period, enter into any tax allocation agreement, tax sharing agreement or tax indemnity agreement, other than commercial contracts entered into in the ordinary course of business with vendors, customers or landlords, enter into any closing agreement with respect to any tax, settle or compromise any claim, notice, audit report or assessment in respect of material taxes, apply for or enter into any ruling from any tax authority with respect to taxes, surrender any right to claim a material tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment;

•	enter into, amend or terminate any Cellect contract that, if effective as of the date of the Merger Agreement, would constitute a Cellect material contract;

•	initiate or settle any legal proceeding;

•	incur any liabilities or otherwise take any actions other than in the ordinary course of business;

•	adopt any stockholder rights plan or similar arrangement;

•	renew, extend or modify the current sublease for Cellect’s principal executive office space; or

•	agree, resolve or commit to do any of the foregoing.

Non-Solicitation

Each of Cellect and Quoin has agreed that during the period commencing on the date of the Merger Agreement and ending on the earlier of the consummation of the Merger or the termination of the Merger Agreement, each of Cellect and Quoin and their respective subsidiaries will not, nor will it or any of its subsidiaries authorize any of its representatives, to:

•	solicit, initiate, respond to or take any action to facilitate or encourage any inquiries or the communication, making, submission or announcement of any acquisition proposal or acquisition inquiry or take any action that could reasonably be expected to lead to an acquisition proposal or acquisition inquiry;

•	enter into or participate in any discussions or negotiations with any person with respect to any acquisition proposal or acquisition inquiry;

•	furnish any information regarding such party to any person in connection with, in response to, relating to or for the purpose of assisting with or facilitating an acquisition proposal or acquisition inquiry;

•	approve, endorse or recommend any acquisition proposal;

•	execute or enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any acquisition transaction; or

•	grant any waiver or release under any confidentiality, standstill or similar agreement.

An “acquisition inquiry” means, with respect to any party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Quoin, on the one hand, or Cellect, on the other hand, to the other party) that would reasonably be expected to lead to an acquisition proposal with such party.

An “acquisition proposal” means, with respect to any party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of Quoin or any of its affiliates, on the one hand, or by or on behalf of Cellect or any of its affiliates, on the other hand, to the other party) made by a third party contemplating or otherwise relating to any acquisition transaction with such party.

An “acquisition transaction” means any transaction or series of related transactions involving:

•	any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a party is a constituent corporation; (ii) in which a person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a party or any of its subsidiaries; or (iii) in which a party or any of its subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such party or any of its subsidiaries;

•	any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a party and its subsidiaries, taken as a whole; or

•	any tender offer or exchange offer, that if consummated would result in any person beneficially owning 20% or more of the outstanding equity securities of a party or any of its subsidiaries.

However, before obtaining the applicable approval from the Quoin Board or the Cellect Board, as applicable, either party may enter into discussions or negotiations with, any person that has made (and not withdrawn) a bona fide, unsolicited, acquisition proposal, which such party’s board of directors determines in good faith, after consultation with its independent financial advisor, if any, and its outside legal counsel, constitutes, or would reasonably be expected to result in, a superior offer if:

•	neither Cellect or Quoin, as applicable, nor any of its representatives has breached the non-solicitation provisions of the Merger Agreement described above;

•	the Cellect Board or the Quoin Board, as applicable, determines in good faith based on the advice of outside legal counsel, that the failure to take such action would constitute a breach of the fiduciary duties of such board of directors under applicable law;

•	at least three business days prior to furnishing any such non-public information to, or entering into discussions with, such person, Cellect or Quoin, as applicable, (i) gives the other party written notice of the identity of such person and of such party’s intention to furnish nonpublic information to, or enter into discussions with, such person, and (ii) furnishes such non-public information to the other party, to the extent such non-public information has not been previously furnished; and

•	Cellect or Quoin, as applicable, receives from the third-party an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire provisions and standstill provisions) at least as favorable to such relevant party as those contained in the confidentiality agreement between Cellect and Quoin.

A “superior offer” is an unsolicited, bona fide written acquisition proposal (with all references to 20% in the definition of acquisition proposal being treated as references to 50% for these purposes) made by a third party that (i) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Merger Agreement; and (ii) is on terms and conditions that the Cellect Board or the Quoin Board, as applicable, determines, in its reasonable, good faith judgment, after obtaining and taking into account such matters that its Board deems relevant following consultation with its outside legal counsel and financial advisor, if any (a) is more favorable, from a financial point of view, to the Cellect shareholders or the Quoin stockholders, as applicable, than the terms of the Merger; and (b) is reasonably capable of being consummated; provided, however, that any such offer will not be deemed to be a “superior offer” if (A) any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party or (B) if the consummation of such transaction is contingent on any such financing being obtained.

Either Cellect or Quoin, as the case may be, may terminate the Merger Agreement if the board of directors, and/or any committee of the board of directors, of the other party has:

•	failed to include its approval and recommendation to shareholders or stockholders (as applicable) relating to the Merger in this proxy statement;

•	willfully and intentionally breached, or any of its representatives have breached, the non-solicitation provisions of the Merger Agreement;

•	approved, endorsed or recommended a competing proposal; or

•	entered into a definitive agreement for a competing proposal.

Quoin Written Consent

Quoin has already obtained written consent from a majority of its stockholders (i) adopting the Merger Agreement, and approving the Merger, and the other actions contemplated by the Merger Agreement; (ii) acknowledging that such approval is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a copy of which was attached thereto, and that such stockholder has received and read a copy of Section 262 of the DGCL; and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL.

Regulatory Approvals

Each party to the merger agreement will use commercially reasonable efforts to take all actions necessary to comply promptly with applicable law that may be imposed on such party with respect to the merger and the other transactions contemplated by the Merger Agreement.

Quoin Warrants

At the effective time of the Merger, each outstanding Quoin warrant that is unexercised immediately prior to the effective time of the Merger, whether or not vested, will be assumed by Cellect and converted into a warrant to purchase ordinary shares of Cellect as determined pursuant to the Exchange Ratio described in more detail above. All rights with respect to Quoin common stock under Quoin warrants assumed by Cellect will be converted into rights with respect to Cellect ordinary shares. Accordingly, from and after the effective time of the Merger, each Quoin warrant assumed by Cellect may be exercised solely for ordinary shares of Cellect.

The number of ordinary shares of Cellect subject to each outstanding Quoin warrant assumed by Cellect will be determined by multiplying the number of shares of Quoin common stock that were subject to such Quoin warrant, as in effect immediately prior to the effective time of the Merger, by the Exchange Ratio and rounding the resulting number down to the nearest whole number of ordinary shares of Cellect. The per share exercise price for the ordinary shares of Cellect issuable upon exercise of each Quoin warrant assumed by Cellect will be determined by dividing the per share exercise price of Quoin common stock subject to such warrant, as in effect immediately prior to the effective time of the Merger, by the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent. The number of shares subject to each outstanding Quoin warrant and the per share exercise price are subject to adjustment as set forth in the section entitled “Agreements Related to the Merger—Quoin Financing” in this proxy statement/prospectus. Any restriction on the exercise of any Quoin warrant assumed by Cellect will continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Quoin warrant will otherwise remain unchanged.

Indemnification and Insurance for Officers and Directors

Under the Merger Agreement, from the closing of the Merger through the seventh anniversary of the date on which the effective time of the Merger occurs, Cellect and the surviving corporation in the Merger agree to, jointly and severally, indemnify and hold harmless to the fullest extent allowed under the Companies Law, and the case of the surviving corporation, the DGCL, each present and former director or officer of Cellect against all claims, losses, liabilities, damages judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of such individual’s position as a director or officer of Cellect, whether asserted or claimed prior to, at or after the effective time of the Merger.

Under the Merger Agreement, the articles of association of Cellect and the articles of association of the surviving corporation will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of each of Cellect and Quoin than are presently set forth in the articles of association of Cellect and the articles of association of the surviving corporation, as applicable, which provisions will not be amended, modified or repealed for a period of seven years’ time from the effective time of the merger in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the effective time of the Merger, were officers or directors of Cellect.

The Merger Agreement also provides that Cellect will purchase a run-off insurance policy for Cellect’s officers and directors in effect for seven years from the closing, providing at least the same coverage and amounts as the current directors’ and officers’ liability insurance policies maintained by Quoin and Cellect and containing terms and conditions that are not less favorable to current and former officers and directors of Cellect than the existing officers and directors insurance policies. Cellect is proposing the purchase of such a run-off insurance policy pursuant to the Proxy Statement because the annual premium on the proposed run-off insurance policy exceeds the maximum annual premium permitted under Cellect’s executive compensation policy. Therefore, under the Companies Law, all resolutions proposed under the Proxy Statement must be approved by a special majority of the ordinary shares present and voting at the Special Meeting.

Additional Agreements

Cellect will obtain the written consent of its shareholders adopting the Merger Agreement, and approving the Merger and the other actions contemplated by the Merger Agreement.

As promptly as practicable after March 24, 2021, Cellect will call and give notice of and hold a meeting of its shareholders. In addition, Cellect agreed to prepare, with the cooperation of Quoin, and cause to be submitted to the SEC this proxy statement, with the required proxy card.

Each of Quoin and Cellect has agreed to, among other things:

•	use its commercially reasonable efforts to cause to be taken all actions necessary to consummate the Merger and any other transaction contemplated by the Merger Agreement;

•	reasonably cooperate with the other parties and provide the other parties with such assistance as may be reasonably requested for the purpose of facilitating the performance by each party of its respective obligations under the Merger Agreement and to enable the surviving corporation to continue to meet its obligations under the Merger Agreement following the closing;

•	make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and any other transaction contemplated by the Merger Agreement;

•	use its commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Merger and any other transaction contemplated by the Merger Agreement;

•	use its commercially reasonable efforts to satisfy the conditions precedent to the consummation the Merger and any other transaction contemplated by the Merger Agreement; and

•	use its commercially reasonable efforts to cause the merger to qualify, and agree not to, and not permit or cause any of its affiliates or any subsidiaries to, take any actions or cause any action to be taken which would reasonably be expected to prevent the merger from qualifying, as a “reorganization” under Section 368(a) of the Code.

Nasdaq Stock Market Listing

ADSs representing Cellect ordinary shares are currently listed on The Nasdaq Capital Market under the symbol “APOP.” Cellect will use commercially reasonable efforts to (i) maintain its existing listing on The Nasdaq Capital Market and to obtain approval of the listing of the combined company on The Nasdaq Capital Market; (ii) effect the ADR Ratio Adjustment (as defined in the Merger Agreement); (iii) prepare and submit to The Nasdaq Capital Market a notification form for the listing of the ordinary shares of Cellect to be issued to Quoin stockholders pursuant to the Merger, (iv) cause such ordinary shares to be approved for listing (subject to notice of issuance); and (v) file an initial listing application for the ordinary shares of Cellect and to cause such listing application to be approved for listing (subject to official notice of issuance). In addition, under the Merger Agreement, each of Cellect’s and Quoin’s obligation to complete the Merger is subject to satisfaction or waiver by each of the parties, at or prior to the closing of the Merger, of various conditions, including that the existing Cellect ordinary shares must have been continually listed on The Nasdaq Capital Market, Cellect must have caused the Cellect ADSs to be issued in the Merger to be approved for listing (subject to official notice of issuance) on The Nasdaq Capital Market as of the effective time of the Merger and the initial listing application for the combined company must be approved for listing. If such application is accepted, Cellect anticipates that its common stock will be listed on The Nasdaq Capital Market following the closing of the Merger under the trading symbol “QNRX.”

Conditions to the Completion of the Merger

The respective obligations of Cellect and Quoin to complete the Merger and the other transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver of various conditions that include, in addition to other customary closing conditions, the following:

•	there must not have been issued any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by any court of competent jurisdiction or other governmental entity of competent jurisdiction, and no law, statute, rule, regulation, ruling or decree will be in effect which has the effect of making the consummation of the Merger illegal;

•	the affirmative vote, as required by applicable law, must have approved certain resolutions relating to the Merger;

•	Quoin has received evidence, in form and substance satisfactory to it, that Merger Sub has obtained approval of its sole stockholder adopting the Merger Agreement and approving the Merger;

•	the existing Cellect ordinary shares must have been continually listed on The Nasdaq Capital Market or be listed on The Nasdaq Capital Market through the closing of the Merger, the Cellect ADSs to be issued in the Merger must be approved for listing on The Nasdaq Capital Market (subject to official notice of issuance) as of the effective time of the Merger, and the initial listing application for the combined company has been approved for listing;

•	there must be no legal proceeding pending, or overtly threatened in writing by a governmental body which (i) challenges or seeks to restrain the consummation of the Merger, (ii) relates to the Merger and seeks to obtain from one of the parties to the Merger Agreement damages or other relief which may be material to such party, (iii) seeks to prohibit or limit in any material and adverse respect the ability of a party to the Merger Agreement to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the shares of Cellect; (iv) would materially and adversely affect the right or ability of Cellect or Quoin to own the assets or operate the business of Cellect or Quoin; or (v) seeks to compel Quoin, Cellect or any subsidiary of Cellect to dispose of or hold separate any material assets as a result of the Merger; and

•	the CVR Agreement and the Specified Assets Agreement must have been duly executed.

In addition, each of Quoin’s and Cellect’s obligation to complete the Merger is further subject to the satisfaction or waiver by that party of the following additional conditions:

•	the representations and warranties regarding capitalization matters of the other party in the Merger Agreement must be true and correct in all but de minimis respects on the date of the Merger Agreement and on the closing date of the Merger with the same force and effect as if made on the closing date, or, if such representations and warranties address matters as of a particular date, then as of that particular date; provided, that (i) certain of the Quoin representations in relation to absence of changes and (ii) the Quoin, Cellect and Merger sub representation regarding the qualification of the merger as a reorganization within the meaning of Section 368(a) of the Code, will be true and correct in all respects as of the date of the Merger Agreement and on the closing date of the Merger, as if made at such time;

•	all other representations and warranties of the other party in the Merger Agreement must be true and correct on the date of the Merger Agreement and on the closing date of the Merger with the same force and effect as if made on the date on which the Merger is to be completed or, if such representations and warranties address matters as of a particular date, then as of that particular date, except where the failure of these representations and warranties to be true and correct would not have a material adverse effect on the other party;

•	the other party to the Merger Agreement must have performed or complied with in all material respects all covenants and obligations in the Merger Agreement required to be performed or complied with by it on or before the closing of the Merger;

•	the other party to the Merger Agreement has not experienced a material adverse effect that is continuing;

•	the other party’s lock-up agreements must continue to be in full force and effect immediately following the effective time of the Merger; and

•	the other party to the Merger Agreement must have delivered certain certificates and other documents required under the Merger Agreement for the closing of the Merger.

In addition, the obligation of Cellect and Merger Sub to complete the Merger is further subject to the satisfaction or waiver of the conditions that (i) Quoin must have performed and complied in all material respects with the covenants relating to it included in the Merger Agreement, and (ii) Cellect must have obtained rulings from the Israeli tax authority with respect to the issuance of the CVRs and the extension of exercise periods for grantees under its 2014 Global Incentive Option Scheme.

In addition, the obligation of Quoin to complete the Merger is further subject to the satisfaction or waiver of the following conditions:

•	Quoin will have received evidence that all Cellect contracts, subject to certain exceptions, have been terminated, assigned or fully performed by Cellect and all obligations have been fully satisfied or discharged any obligations thereunder or received a waiver of such obligations, with no ongoing liability, contingent or otherwise, to Cellect;

•	Cellect must have delivered to Quoin written resignations of the officers and external directors of Cellect, and Cellect must have appointed the directors and officers designated by Quoin with such appointments to be effective as of the effective time of the Merger;

•	the principal executive officer and the principal financial officer of Cellect must have provided, with respect to any document filed with the SEC on or after March 24, 2021, any necessary certification required under Rule 13a-14 under the Exchange Act;

•	Cellect must have satisfied all of its liabilities as described in the Merger Agreement and received payoff letters evidencing the satisfaction of such liabilities and authorizing the release of liens on its assets;

•	Cellect must have effected the ADR Ratio Adjustment (as defined in the Merger Agreement) and delivered a certificate setting forth and certifying the number of outstanding ordinary shares, certified by its chief executive officer;

•	Cellect’s net cash must be greater than or equal to zero;

•	Cellect’s aggregate indebtedness as of immediately prior to the effective time of the Merger must be equal to zero after giving effect to the Specified Assets Agreement; and

•	Quoin must have consummated the financing transactions contemplated by the Purchase Agreement.

Termination of the Merger Agreement and Termination Fee

The Merger Agreement may be terminated at any time before the closing of the Merger, whether before or after the required shareholder or stockholder approvals (as applicable) to complete the Merger have been obtained, as set forth below:

(1)	by mutual agreement of Cellect and Quoin;

(2)	by either Cellect or Quoin if the Merger has not closed by September 30, 2021;

(3)	by either Cellect or Quoin if there is any final non-appealable order or ruling that prohibits the completion of the Merger;

(4)	by Cellect if Quoin has not obtained the required vote from Quoin stockholders within five business days of March 24, 2021;

(5)	by either Cellect or Quoin if the Special Meeting has been held and completed and the Merger has not been approved (other than in cases in which such failure has been caused by Cellect’s action or failure to act and such action or failure to act is a material breach of the Merger Agreement by Cellect);

(6)	by Quoin (any time prior to obtaining the required vote from Cellect’s shareholders) if (i) Cellect failed to include its board recommendation of the proposals in this proxy statement, (ii) the Board has approved, endorsed or recommended any competing proposal, (iii) Cellect has failed to hold the Special Meeting within 60 days of the mailing of this proxy statement, which date may be extended in certain circumstances, (iv) Cellect has entered into any definitive agreement for a competing proposal or (v) Cellect or its representatives have breached the non-solicitation obligations in the Merger Agreement;

(7)	by Quoin if Cellect or Merger Sub breaches any of its representations, warranties, covenants or agreements in the Merger Agreement that would prevent Cellect or Merger Sub from satisfying their closing conditions and such breaches remains uncured for 15 calendar days after receipt of written notice of such breaches; or

(8)	by Cellect if Quoin breaches any of its representations, warranties, covenants or agreements in the Merger Agreement that would prevent Quoin from satisfying its closing conditions and such breaches remains uncured for 15 calendar days after receipt of written notice of such breaches.

Quoin is required to pay Cellect a termination fee of $500,000 if the Merger Agreement is terminated by Cellect pursuant to clause (4) above.

Quoin is also required to pay Cellect third-party expense reimbursements of up to $250,000 of reasonable fees and expenses of Cellect incurred if the Merger Agreement is terminated by Cellect or Quoin, as applicable, pursuant to clauses (4) or (8) above, or if Cellect fails to consummate the transactions to be consummated at the closing solely as a result of a Quoin material adverse effect.

Cellect is required to pay Quoin a termination fee of $500,000, if the Merger Agreement is terminated by Quoin or Cellect, as applicable, pursuant to clauses (5) or (6) above and prior to the Special Meeting an acquisition proposal is announced.

Cellect is also required to pay Quoin third-party expense reimbursements of up to $250,000 and all reasonable fees and expenses of Quoin incurred if the Merger Agreement is terminated by Quoin or Cellect, as applicable, pursuant to clauses (5), (6), or (7) above or in the event Quoin fails to consummate the transactions solely as a result of a Cellect material adverse effect.

Any termination of the Merger Agreement will not relieve any party for its fraud or from any liability for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in the Merger Agreement.

Amendment

The Merger Agreement may be amended by an instrument in writing signed on behalf of each of Cellect, Merger Sub and Quoin with the approval of the respective boards of directors of Cellect, Merger Sub and Quoin at any time, except that after the Merger Agreement has been adopted by the shareholders of Cellect or stockholders of Quoin (as applicable), no amendment which by law requires further approval by the shareholders or stockholders of Cellect or Quoin, as the case may be, will be made without such further approval.

Expenses

The Merger Agreement provides all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, except as described above in “Termination of the Merger Agreement and Termination Fee” beginning on page 135, and except that Cellect will pay for all fees and expenses incurred in relation to the engagement of the exchange agent and in relation to printing and filing with the SEC of this proxy statement and any related amendments or supplements.

Governing Law

All matters arising out of or relating to the Merger Agreement and the transactions contemplated thereby will be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

AGREEMENTS RELATED TO THE MERGER

Support Agreement

In connection with the Merger and the Merger Agreement, Dr. Yarkoni signed a Stockholder Support Agreement, made and entered into as of March 24, 2021, among Cellect, Quoin, and Dr. Yarkoni (the “Support Agreement”). Pursuant to the Support Agreement, Dr. Yarkoni has agreed that he will vote all Cellect ordinary shares beneficially owned by him, and any new Cellect ordinary shares that he may acquire, in favor of the Merger and the transactions contemplated by the Merger Agreement.

Quoin Financing

Bridge SPA

On March 24, 2021, Quoin and the Investor entered into the Bridge SPA, pursuant to which, among other things, the Investor agreed to purchase from Quoin Notes in an aggregate principal amount of $5.0 million (in exchange for an aggregate purchase price of $3.75 million), as well as Bridge Warrants to purchase Quoin shares of common stock having an aggregate value of $5.0 million and with an initial exercise price reflecting a $56.25 million fully-diluted pre-Merger valuation of Quoin, subject to certain downward adjustments. Pursuant to the Merger Agreement, the Bridge Warrants will be exchanged for identical warrants to purchase Cellect ordinary shares in an amount and at an exercise price adjusted to reflect the Exchange Ratio. Pursuant to the terms of the Bridge SPA, the Investor agreed to purchase the Notes in three closings: (i) the first closing for $2.0 million in aggregate principal amount (in exchange for an aggregate purchase price of $1.50 million), which closed on March 25, 2021; (ii) the second closing for $1,666,666.67 in aggregate principal amount (in exchange for an aggregate purchase price of $1.25 million), which closed on April 23, 2021; and (iii) a third closing for $1,333,333.34 in aggregate principal amount (in exchange for an aggregate purchase price of $1.0 million), which closed on May 24, 2021. The Notes bear interest at a rate of 15% per annum (25% premium upon the occurrence of an event of default thereunder) and are repayable upon the earlier of (i) December 25, 2021, (ii) the date on which Quoin’s equity is registered under the Exchange Act or is exchanged for equity so registered or (iii) immediately prior to the closing of the Merger. The Notes are secured by a lien on all of Quoin’s assets.

Following the closing date of the Bridge SPA, on each of the tenth trading day, the forty-fifth day, the ninetieth day, and the one hundred thirty-fifth day thereafter (each, a “Reset Date”), if the Initial Bridge Exercise Price is greater than the arithmetic average of 85% of the three lowest weighted average prices of the post-Merger ordinary shares of Cellect during the ten trading day period immediately preceding the applicable Reset Date (the “Reset Price”), the exercise price of the Bridge Warrants will be reset to the Reset Price. Furthermore, the number of Bridge Warrant Underlying Shares will be adjusted such that the aggregate number of shares of Quoin common stock issuable to the Investor upon exercise of the Bridge Warrants reflects the Reset Price instead of the Initial Bridge Exercise Price.

The Bridge Warrants will have a term of five years from the first date that all of the shares underlying the Bridge Warrants are freely tradable, and the exercise price will be subject to full ratchet anti-dilution protection upon the issuance of any shares of common stock or securities convertible into common stock for a period of two years from the first date all of the shares underlying the Bridge Warrants are freely tradable. The Bridge Warrants also contain certain participation rights with regard to asset distributions and fundamental transactions.

Purchase Agreement

On March 24, 2021, Quoin, Cellect and the Investor entered into the Purchase Agreement, which is attached as Annex C to this proxy statement/prospectus, pursuant to which, among other things, the Investor agreed to purchase (i) $17.0 million of Quoin common stock, which will be exchanged for Cellect ordinary shares in the Merger pursuant to the Exchange Ratio which will represent an aggregate of 18.48% of the estimated Parent Fully Diluted Number (as defined in the Purchase Agreement) and (ii) up to an aggregate number of shares of Quoin common stock equal to 300% of the number of Primary Shares, and Cellect agreed to issue to the Investor Primary Warrants to purchase ordinary shares of Cellect. The purchase price for the Primary Shares, Additional Purchased Shares and Primary Warrants may be offset by the principal amount outstanding under any Notes held by the Investor, such that the amount of new funds invested under the Purchase Agreement will be $12.0 million.

The Primary Shares will have an initial price per share that reflects a $75.0 million pre-money valuation of the post-Merger combined company, and will be exchangeable in the Merger for Cellect ordinary shares constituting 18.48% of the post-closing company on a fully-diluted basis, which percentage is calculated assuming the return and cancellation of all of the Additional Purchased Shares from escrow. In addition, Quoin will deposit the Additional Purchased Shares into escrow with an escrow agent for the benefit of the Investor, to be exchanged for Cellect ordinary shares at the Effective Time. On each Reset Date following the Closing Date, if the Initial Primary Price Per Share is less than the Reset Price, the Investor will receive Exchange Escrow Shares from escrow such that the effective price per share of all Primary Financing Shares received by such Investor will be equal to the Reset Price. Any Additional Purchased Shares not delivered to the Investor from escrow will be returned following the last Reset Date.

The Purchase Agreement restricts Cellect from filing a registration statement or any amendment or supplement thereto, causing any registration statement to be declared effective by the SEC, or granting any registration rights, in each case subject to certain limited exceptions, until the date that is 180 days after the earlier of (i) such time as all of the Cellect ordinary shares issued or issuable in the Quoin Funding may be sold without restriction or limitation pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1), (ii) the one year anniversary of the closing date of the Quoin Funding, and (iii) the date that the first registration statement registering for resale all of the Cellect ordinary shares issued or issuable in the Quoin Funding has been declared effective by the SEC; provided, that clause (iii) will only apply if there are no shares held by the Investor left unregistered due to a limitation on the maximum number of Cellect ordinary shares permitted to be registered by the staff of the SEC pursuant to Rule 415 under the Securities Act (the earliest of (i), (ii) and (iii), the "Trigger Date").

The Purchase Agreement contains customary representations and warranties of Quoin, Cellect and the Investor. The Investor's obligation to purchase the Purchased Securities pursuant to the Purchase Agreement is subject to the satisfaction or waiver of certain conditions, including:

•	Quoin and Cellect executing and delivering each other document required to be delivered under the Purchase Agreement, including the Registration Rights Agreement, an escrow agreement with respect to the Additional Purchased Shares and lock-up agreements executed by certain holders of Quoin common stock;

•	the representations and warranties made by Quoin and Cellect being true and correct as of the date when made and as of the closing date of the Quoin Funding;

•	the continued effectiveness of the Financing Lock-Up Agreements;

•	receiving closing legal opinions;

•	receiving an acknowledged copy of the irrevocable transfer agent instructions delivered to Cellect's transfer agent;

•	Cellect obtaining any and all shareholder approvals required by Nasdaq with respect to the issuances of the Additional Purchased Shares and the Investor Warrants and the Cellect ordinary shares upon exercise thereof without giving effect to any limitation on exercise contained therein;

•	receiving a certificate evidencing the formation and good standing of Quoin and Cellect;

•	the registration statement, of which this proxy statement/prospectus is a part, being declared effective and not being subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order that has not been withdrawn;

•	the satisfaction or waiver of each of the conditions precedent to the closing of the merger contained in the Merger Agreement;

•	the Investor executing and delivering the Leak Out Agreements to Quoin; and

•	Cellect having reserved a sufficient number of ordinary shares issuable upon exercise of the Series A Warrants, the Series B Warrants, and the Series C Warrants.

Quoin's obligation to sell the Primary Shares and the Additional Purchased Shares and Cellect's obligation to issue the Series A Warrants, Series B Warrants and Series C Warrants to the Investor pursuant to the Purchase Agreement is subject to the satisfaction or waiver of certain conditions, including:

•	such Investor executing and delivering each other document required to be delivered under the Purchase Agreement, including the Registration Rights Agreement and an escrow agreement with respect to the Additional Purchased Shares;

•	such Investor delivering to Quoin its pro rata portion of the Purchase Price;

•	the representations and warranties made by such Investor being true and correct as of the date when made and as of the closing date of the Quoin Funding;

•	such Investor having performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Purchase Agreement to be performed, satisfied or complied with by such Investor at or prior to the closing of the Quoin Funding; and

•	the satisfaction or waiver of each of the conditions precedent to the closing of the Merger contained in the Merger Agreement.

The representations and warranties contained in the Purchase Agreement will survive the closing of the Quoin Funding.

Additionally, while any Bridge Warrants or Exchange Warrants remain outstanding, Quoin, Cellect and each of their subsidiaries will be prohibited from effecting or entering into an agreement to effect any subsequent placement involving a transaction in which Quoin, Cellect or any of their subsidiaries (i) issues or sells any stock or securities convertible into or exercisable or exchangeable for Quoin common stock or Cellect ordinary shares ("Convertible Securities") either (a) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Quoin common stock or Cellect ordinary shares at any time after the initial issuance of such Convertible Securities, or (b) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such Convertible Securities or upon the occurrence of specified or contingent events directly or indirectly related to the business of Quoin or Cellect or the market for Quoin common stock or Cellect ordinary shares, other than pursuant to a customary "weighted average" anti-dilution provision or (ii) enters into any agreement (including, without limitation, an equity line of credit or an "at-the-market" offering) whereby Quoin, Cellect or any of their subsidiaries may sell securities at a future determined price (other than standard and customary "preemptive" or "participation" rights).

The Purchase Agreement may be amended only by an instrument in writing signed by Quoin, Cellect and the Investor. No provision of the Purchase Agreement may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

Upon written notice by the non-breaching party, the Purchase Agreement may be terminated and the sale and purchase of the Purchased Securities abandoned if the closing of the Quoin Funding has not occurred on or before September 30, 2021 due to any party's failure to satisfy the conditions to closing.

Series A, Series B and Series C Warrants

The Primary Warrants comprised of Series A, Series B and Series C Warrants will be issued on the Closing Date, will have an initial exercise price per share equal to the lower of the Closing Per Share Price and the Initial Per Share Price, subject to adjustment as set forth above, and will be immediately exercisable. The Series A Warrants will have a term of sixty months from the date of issuance, and the Series B and Series C Warrants will have a term of twenty-four months from the first date all of the shares underlying the Primary Warrants are registered by the Company for resale. The Series A and Series B Warrants issued to the Investor will initially be exercisable for an amount of Cellect ordinary shares as set forth above, and the Series C Warrants issued to the Investor will initially be exercisable for (i) an amount of Cellect ordinary shares as set forth above, and (ii) a new Series A Warrant and Series B Warrant, each conferring the right to purchase the number of Cellect shares issued to the Investor upon the foregoing exercise of the Series C Warrants.

The Series A and Series B Warrants will provide that, following the issuance of the Series A and Series B Warrants, if Cellect issues or sells, or enters into a definitive, binding agreement pursuant to which Cellect is required to issue or sell or is deemed, pursuant to the provisions of the Series A and Series B Warrants, to have issued or sold, any Cellect ordinary shares for a price per share lower than the exercise price then in effect (a "Dilutive Issuance"), subject to certain limited exceptions, then the exercise price of the Series A and Series B Warrants will be reduced to such lower price per share. In addition, the exercise price and the number of Cellect ordinary shares issuable upon exercise of Series A and Series B Warrants will also be subject to adjustment in connection with stock splits, dividends or distributions or other similar transactions.

Subject to the satisfaction of certain conditions, Cellect has the right to require cash exercise of all or any portion of the Series C Warrants, upon ten trading days after delivery to the Investor of a mandatory exercise notice.

Pursuant to the Primary Warrants, Cellect will agree not to enter into, allow or be party to certain fundamental transactions, generally including any merger with or into another entity, sale of all or substantially all of Cellect's assets, tender offer or exchange offer, or reclassification of Cellect ordinary shares (a "Fundamental Transaction") until the one hundred thirty-fifth day after the closing of the Purchase Agreement. Thereafter, upon any exercise of a Warrant, the holder will have the right to receive, for each warrant share that would have been issuable upon such exercise immediately prior to the occurrence of a Fundamental Transaction, at the option of the holder (without regard to any limitation on the exercise of the Warrant), the number of shares of common stock of the successor or acquiring corporation or of Cellect, if it is the surviving corporation, and any additional consideration (the "Alternate Consideration") receivable as a result of such Fundamental Transaction by a holder of the number of Cellect ordinary shares for which the Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation on the exercise of the Warrant). For purposes of any such exercise, the determination of the exercise price will be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one Cellect ordinary share in such Fundamental Transaction, and Cellect will apportion the exercise price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Cellect ordinary shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holder will be given the same choice as to the Alternate Consideration it receives upon any exercise of the Warrant following such Fundamental Transaction. Cellect will cause any successor entity in a Fundamental Transaction in which Cellect is not the survivor (the "Successor Entity") to assume in writing all of the obligations of Cellect under the Primary Warrants, upon which the Primary Warrants will become exercisable for Cellect ordinary shares, shares of the common stock of the successor entity or the consideration that would have been issuable to the Investor had it exercised the Primary Warrants prior to such Fundamental Transaction, at the Investor’s election. Additionally, at the request of a holder delivered before the 90th day after the consummation of a Fundamental Transaction, Cellect or the successor entity must purchase such holder's warrant for the value calculated using the Black-Scholes option pricing model as of the day immediately following the public announcement of the applicable Fundamental Transaction, or, if the Fundamental Transaction is not publicly announced, the date the Fundamental Transaction is consummated.

The Primary Warrants will also contain a "cashless exercise" feature that allows the Investor to exercise the Primary Warrants without making a cash payment in the event that there is no effective registration statement registering the shares issuable upon exercise of the Primary Warrants. The Series B Warrants contain an “alternate cashless exercise” provision providing that, following six months after the closing of the Purchase Agreement, if the weighted average price of Cellect ordinary shares is less than the exercise price of such warrants for five consecutive trading days, the Investor may elect to effect a cashless exercise and receive one ordinary share for each Series B Warrant thus exercised.

The Primary Warrants will be subject to a blocker provision which restricts the exercise of the Primary Warrants if, as a result of such exercise, the holder, together with its affiliates and any other person whose beneficial ownership of Cellect ordinary shares would be aggregated with the holder's for purposes of Section 13(d) of the Exchange Act would beneficially own in excess of 4.99% or 9.99% of the outstanding Cellect ordinary shares (including the Cellect ordinary shares issuable upon such exercise), as such percentage ownership is determined in accordance with the terms of the Primary Warrants. If Cellect fails to issue to a holder of Primary Warrants the number of Cellect ordinary shares to which such holder is entitled upon such holder's exercise of the Primary Warrants, then Cellect will be obligated to pay the holder on each day while such failure is continuing an amount equal to 1.5% of the market value of the undelivered shares determined using a trading price of Cellect ordinary shares selected by the holder while the failure is continuing and if the holder purchases Cellect ordinary shares in connection with such failure ("Buy-In Shares"), then Cellect must, at the holder's discretion, reimburse the holder for the cost of such Buy-In Shares or deliver the owed shares and reimburse the holder for the difference between the price such holder paid for the Buy-In Shares and the market price of such shares, measured at any time of the holder's choosing while the delivery failure was continuing.

Further, the Primary Warrants will provide that, in the event that Cellect does not have sufficient authorized shares to deliver in satisfaction of an exercise of a Warrant, then unless the holder elects to void such attempted exercise, the holder may require Cellect to pay an amount equal to the product of (i) the number of shares that Cellect is unable to deliver and (ii) the highest volume-weighted average price of a Cellect ordinary share as quoted on the Nasdaq Capital Market during the period beginning on the date of such attempted exercise and ending on the date that Cellect makes the applicable payment.

Registration Rights Agreement

In connection with the Quoin Financing, Cellect entered into a Registration Rights Agreement with the Investor, which is attached as Annex D to this proxy statement/prospectus. Pursuant to the Registration Rights Agreement, within 15 business days after a demand by the Investor, Cellect is required to file up to five initial resale registration statements with respect to the Cellect ordinary shares issuable upon exercise of (i) the Primary Warrants, and (ii) the Cellect warrants to be issued to the Investor in the Merger. Additionally, Cellect is required to file additional resale registration statements with respect to the Registrable Securities to the extent that such Registrable Securities (i) were not already registered for resale on a prior registration statement due to the requirements of Rule 415, or (ii) are newly issued as a result of the anti-dilution price protection in the Primary Warrants. Cellect will be required to use its reasonable best efforts to maintain the effectiveness of these registration statements until the earlier of (i) the date as of which the Investor may sell all of the Registrable Securities covered by the applicable registration statement(s) without restriction or limitation pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereto) or (ii) the date on which the Investor has sold all of the Registrable Securities covered by the applicable registration statement(s).

Subject to limited exceptions, if Cellect fails to file and obtain and maintain effectiveness of the resale registration statements required under the Registration Rights Agreement or fails, subject to limited grace periods, to maintain the effectiveness of the resale registration statements, then Cellect will be obligated to pay to each affected holder of registrable securities an amount equal to 1.0% of the aggregate purchase price of such holder’s registrable securities whether or not included in such registration statement on the date of such failure and on every thirtieth day thereafter (pro-rated for periods of less than 30 days) until the date such failure is cured. In the event the Company fails to make such payments in a timely manner, such payments shall bear interest at the rate of 1.5% per month (prorated for partial months) until paid in full.

Beneficial Ownership Limitations

The Investor will be prohibited, subject to certain exceptions, from receiving (i) Cellect ordinary shares in the Merger in exchange for the Primary Shares, or (ii) Additional Purchased Shares, to the extent that the Investor, together with its affiliates and other attribution parties, after giving effect to such receipt, would own more than 9.99% of the total number of shares of Cellect ordinary shares then issued and outstanding. In that situation, the escrow agent will hold such shares in excess of the ownership limitation in abeyance for the benefit of the Investor. The Investor may decrease the applicable ownership limitation percentage to a lower percentage at any time upon 61 days’ notice to Cellect.

Financing Lock-Up Agreements

In connection with the Quoin Financing, Cellect has entered into the Financing Lock-Up Agreements with Dr. Myers and Ms. Carter, pursuant to which each of the Financing Lock-Up Parties will agree that until the date that is 90 calendar days after the Trigger Date (as defined in the section entitled “Agreements Related to the Merger—Quoin Financing” in this proxy statement/prospectus), subject to certain customary exceptions, such Financing Lock-Up Party will not and will cause its affiliates not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, make any short sale or otherwise dispose of or agree to dispose of, directly or indirectly, any Cellect ordinary shares or common stock equivalents, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to any Cellect ordinary shares or common stock equivalents owned directly by the Financing Lock-Up Parties (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the Securities and Exchange Commission, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Subject Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Cellect ordinary shares or other securities, in cash or otherwise, (iii) make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any Cellect ordinary shares or common stock equivalents or (iv) publicly disclose the intention to do any of the foregoing.

MATTERS BEING SUBMITTED TO A VOTE OF CELLECT’S SHAREHOLDERS

Approval of the Merger and the Related Agreements and Transactions

The Merger

On March 24, 2021, the Company, Quoin and Merger Sub executed the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. In accordance with the terms of the Merger Agreement, Merger Sub will be merged into Quoin, which will be the surviving company, and Quoin will become a wholly-owned subsidiary of the Company (the “Merger”).

Immediately after the Merger, and not accounting for additional ordinary shares of Cellect that may be issuable pursuant to the adjustment provisions in the Purchase Agreement (see the section entitled “Agreements Related to the Merger—Quoin Financing” in this proxy statement/prospectus), it is expected that Quoin’s existing securityholders (including the Investor) will own (or have the right to receive) approximately 80% of the outstanding capital stock of Cellect and Cellect’s pre-closing shareholders will own approximately 20% of the outstanding capital stock of Cellect, subject to certain adjustments.

The Merger Agreement further contemplates the sale of the Company’s wholly-owned subsidiary to EnCellX, which shall continue to employ the Company’s management and develop its technology. All of the pre closing Company shareholders will be entitled to the consideration received by the Company in connection with such sale. Payment of the consideration shall be made under CVRs which shall be issued at closing of the Merger to all of the Company shareholders at such time.

Dilution Escrow Shares and Escrow Agreement

At the effective time of the Merger, the Company will withhold from the merger consideration payable to certain Quoin stockholders (the “Quoin Lock-up Signatories”) a number of Company ordinary shares equal to 12.25% of the (i) the maximum number of Company ordinary shares that may be issued to pursuant to the terms of the Purchase Agreement (but less a number of Company ordinary shares equal to the Exchange Escrow Shares (as such term is defined in the Purchase Agreement) number) after the Final Reset Date (as such term is defined in the Purchase Agreement) minus (ii) the maximum number of Company ordinary shares that may be issued to pursuant to the terms of the Purchase Agreement (but less a number of Company ordinary shares equal to the Exchange Escrow Shares number) as of immediately after the effective time of the Merger (“Dilution Escrow Shares”).

Following the Final Reset Date, if Company receives any Exchange Escrow Shares (as defined in the Purchase Agreement) from the escrow agent, Company will cause the escrow agent to release a portion of the Dilution Escrow Shares to the Quoin Lock-up Signatories equal to a fraction, the numerator of which will be the Company ordinary shares distributed to Company following the Final Reset Date by the escrow agent, and the denominator of which will be the total number of Company ordinary shares initially deposited with the escrow agent.

Any Dilution Escrow Shares that are not distributed to the Quoin Lock-up Signatories will be transferred by the escrow agent to the Company shareholders as of immediately prior to the effective time of the Merger who (i) continue to hold at least a portion of ADSs that represent Company ordinary shares beneficially owned by such shareholder immediately prior to such effective time until the final Reset Date and (ii) have provided evidence that is reasonably acceptable to the Company which confirms that they were shareholders of the Company immediately prior to the effective date of the Merger and through the Final Reset Date (each such shareholder, a “Qualified Cellect Shareholder”). Each Qualified Cellect Shareholder will be entitled to receive a portion of such distributable Dilution Escrow Shares equal to (i) the number of Company ordinary shares beneficially owned by such Company shareholder on the Final Reset Date, up to a maximum number equal to the number of Company ordinary shares beneficially owned by such Company shareholder immediately prior to the effective time of the Merger, divided by (ii) the aggregate number of Company ordinary shares outstanding immediately prior to such effective time.

Any Dilution Escrow Shares that are not transferred to Company shareholders will be returned to the Quoin Lock-up Signatories.

Accordingly, BNY Mellon will enter into an escrow agreement with the Company and Dr. Michael Myers, as the representative of the parties listed on Exhibit A attached thereto (the “Merger Escrow Agreement”), the form of which is attached as Annex F to this proxy statement/prospectus, under which BNY Mellon will hold in trust the Dilution Escrow Shares in accordance with the terms thereof. BNY Mellon shall, inter alia, hold and distribute the Dilution Escrow Shares, plus all dividends and other distributions, payments and earnings thereon and proceeds thereof received by BNY Mellon, less any property and/or funds distributed or paid, all in accordance with the terms of the Merger Escrow Agreement. The Company shall be entitled to exercise all voting rights with respect to any Dilution Escrow Shares that are held by BNY Mellon until such time as BNY Mellon receives joint written instructions, signed by both parties, to release such Dilution Escrow Shares.

“Run-Off” Directors’ and Officers’ Insurance

The Company’s compensation policy allows us to purchase insurance coverage such as under a run-off directors’ and officers’ liability insurance policy, provided that the annual premium does not exceed the higher of $500,000 or 4% of the limit of liability of the relevant policy. In connection with the Merger, the run-off policy that the Company intends to purchase provides for a limit of liability of $5,000,000 for a period of seven years following the closing of the Merger with an aggregate premium of approximately $645,000, paid on or around the time of the closing of the Merger and another “layer” for a limit of liability of $5,000,000 in excess of $5,000,000 for a period of three years with an aggregate premium of approximately $360,000, paid on or around the time of the closing of the Merger (the “Run-Off Insurance”).

In accordance with the provisions of the Israeli Companies Law, the Run-Off Insurance requires the approval of the Company’s Compensation Committee, the Board of Directors and the shareholders, in that order. The Compensation Committee and the Board of Directors approved the terms of the Run-Off Insurance on May 19, 2021.

Letter of Agreement with Dr. Shai Yarkoni

In connection with Dr. Shai Yarkoni’s contribution to the contemplated Merger Agreement, the Share Transfer Agreement and the continued success of EnCellX, the Company signed a Letter of Agreement with Dr. Yarkoni (the “Letter Agreement”), which is attached as Annex G to this proxy statement/ prospectus, pursuant to which the Company has undertaken to compensate Dr. Yarkoni by way of bonus payment(s), in accordance with the following terms. Dr. Yarkoni shall be entitled to a cash bonus (the “Bonus”) reflecting payments he would have received had he owned, since incorporation of EnCellX, common Shares equal to 40% of its capital stock on a fully diluted. The Bonus will be payable by the Company with respect to any (i) dividend payment distributed by EnCellX; or (ii) consideration received by EnCellX shareholders from the sale of their shares to a third party.

At this time, we are unable to estimate the dollar value or a range of values of the Bonus, given the uncertainties as to the validity and marketability of, and risks associated with, the Subsidiary’s technology, the ability of the Subsidiary to raise the necessary funds to continue its development and operations, the ability of the Subsidiary to find a purchaser, and the consideration that might be received from a purchaser. EnCellX is a start-up company with limited capital, and the business of the Subsidiary will remain subject to the significant risks discussed herein under “RISK FACTORS – Risks Related to Cellect” and, as applicable, under “RISK FACTORS – Risks of the Combined Company” (as they pertain to Cellect’s business and technology today), including, without limitation, risks related to the development, testing and marketing of such technology, the receipt of all necessary governmental and other regulatory approvals for the development, testing and marketing of such technology, and the life of all relevant patents and other intellectual property or rights associated with such technology. In addition to the risks associated with the development of the Subsidiary’s technology, there is uncertainty as to the ability of the Subsidiary to raise funds, or to find a purchaser. Furthermore, the dollar value of the Bonus will be dependent on the consideration received from a sale, if any, and the dilution suffered over time, as EnCellX raises additional capital to finance the development, testing and marketing of the Subsidiary’s technology.

Although we are unable to estimate the dollar value or a range of values of the Bonus at this time, the following table illustrates how the Bonus may vary upon a sale of EnCellX at various valuations. The initial scenario assumes that EnCellX will have been unable to raise capital to develop and commercialize the Subsidiary’s technology but can be sold at a valuation of $20 million. The subsequent scenarios assume that EnCellX will have been successful in developing and commercializing the Subsidiary’s technology, with various amounts of capital required to have been raised to do so (and thus various rates of dilution of EnCellX stockholders’ interests).

Bonus Scenarios

Sale Valuation	Approximate Capital Raised	Approximate Dilution	Amount of Bonus*
$20,000,000	—	—	$8,000,000
$50,000,000	$12,000,000	53%	$9,473,734
$100,000,000	$32,000,000	70%	$12,413,836
$250,000,000	$80,000,000	80%	$16,519,251
$400,000,000	$135,000,000	87%	$20,775,768

*The Bonus is subject to a 50% tax deduction pursuant to the Letter Agreement and the Altshuler Escrow Agreement. The calculation does not reflect any investor preferences that might be granted in financings that might reduce the Bonus.

There is no guarantee that a sale of EnCellX will occur at all or at any of the above valuations or that EnCellX will be able to raise sufficient capital to successfully develop and commercialize the Subsidiary’s technology.

In order to secure the Bonus, such number of EnCellX common shares constituting 40% of the issued and outstanding share capital on a fully diluted basis on the date of its incorporation, will be issued by EnCellX to Altshuler Shaham Trusts Ltd. (the “Escrowed Securities”).

In accordance with the provisions of the Israeli Companies Law, the Letter Agreement and the payment of the Bonus to Dr. Yarkoni require the approval of the Company’s Compensation Committee, the Board of Directors and the shareholders, in that order. The Compensation Committee and the Board of Directors approved the terms of the Letter Agreement on March 17, 2021.

Securities Purchase Agreement

On March 24, 2021, the Company, Quoin and the Investor entered into the Purchase Agreement, which is attached as Annex C to this proxy statement/prospectus, pursuant to which, among other things, (A) the Investor agreed to purchase (i) $17.0 million of Quoin common stock ($12 million in new funds and the surrender of $5 million in aggregate principal amount of Quoin issued notes under the Bridge Securities Purchase Agreement (as defined in the Purchase Agreement), which will be exchanged for Company ordinary shares in the Merger pursuant to the Exchange Ratio which will represent an aggregate of 18.48% of the estimated Parent Fully Diluted Number (as defined in the Purchase Agreement) and (ii) up to an aggregate number of shares of Quoin common stock equal to 300% of the number of Primary Shares; and (B) and the Company agreed to issue to the Investor warrants to purchase ordinary shares of the Company. The warrants to be issued under the Purchase Agreement are designated Series A, Series B and Series C. The Series A Warrants and Series B Warrants each represent the right to acquire an initial amount of ADSs equal to 100% of the quotient determined by dividing the purchase price paid by the Investor by the lower of the Closing Per Share Price and the Initial Per Share Price (each as defined in the Purchase Agreement). The Series A Warrants and the Series B Warrants will have full ratchet anti-dilution price protection with respect to future issuances of securities at a price below the exercise price of each applicable Series Warrants and a Black Scholes provision for fundamental transactions. The Series C Warrants represent the right to acquire (x) an initial amount of ADSs equal to 100% of the quotient determined by dividing $9,500,000, by the lower of the Closing Per Share Price and the Initial Per Share Price and (y) an additional amount of Series A Warrants and Series B Warrants, each to purchase a number of ADSs determined pursuant to the terms of the Series C Warrants. The Series C Warrants will have a Black Scholes provision for fundamental transactions.

The Primary Shares will have an initial price per share that reflects a $75.0 million pre-money valuation of the post-Merger combined company, and will be exchangeable in the Merger for Company ordinary shares constituting 18.48% of the post-closing company on a fully-diluted basis, which percentage is calculated assuming the return and cancellation of all of the Additional Purchased Shares from escrow. In addition, Quoin will deposit the Additional Purchased Shares into escrow with an escrow agent for the benefit of the Investor, to be exchanged for Company ordinary shares at the Effective Time (as such term is defined in the Purchase Agreement). On each Reset Date following the Closing Date, if the Initial Primary Price Per Share is less than the Reset Price Date (as such terms are defined in the Purchase Agreement), the Investor will receive Exchange Escrow Shares from escrow such that the effective price per share of all Primary Financing Shares received by such Investor will be equal to the Reset Price. Any Additional Purchased Shares not delivered to the Investor from escrow will be returned following the last Reset Date.

Accordingly, BNY Mellon will enter into an escrow agreement with the Company and Dr. Michael Myers, as the representative of the parties listed on Exhibit A attached thereto, under which BNY Mellon will hold in trust the Dilution Escrow Shares in accordance with the terms thereof. BNY Mellon shall, inter alia, hold and distribute the Dilution Escrow Shares, plus all dividends and other distributions, payments and earnings thereon and proceeds thereof received by BNY Mellon, less any property and/or funds distributed or paid, all in accordance with the terms of the Merger Escrow Agreement. The Company shall be entitled to exercise all voting rights with respect to any Dilution Escrow Shares that are held by BNY Mellon until such time as BNY Mellon receives joint written instructions, signed by both parties, to release such Dilution Escrow Shares.

The Company and the Investor have also executed a Registration Rights Agreement, which is attached as Annex D to this proxy statement/prospecuts. The Registration Rights Agreement will grant the Investor certain rights to require the Company to register ADSs issuable upon exercise of the Primary Warrants for resale.

The Share Transfer

On May 27, 2021, the Company and EnCellX entered into an Amended and Restated Share Transfer Agreement (“Share Transfer Agreement”), which is attached as Annex H to this proxy statement/prospectus was signed by the Company and EnCellX, pursuant to which the Company will sell all the outstanding shares of its wholly-owned Subsidiary to EnCellX at the closing of the Merger (the “Share Transfer”). All of the Company’s intellectual property rights are held by the Subsidiary and therefore will be indirectly transferred to EnCellX in the Share Transfer.

In consideration for the shares of the Subsidiary, the Company will be entitled to receive the following payments, all as further outlined in the Share Transfer Agreement: (i) during the Payment Period (as such term is defined in the Share Transfer Agreement), an amount equal to 3.5% of all Net Sales of Products (as defined in the Share Transfer Agreement); (ii) a milestone payment of $6,000,000 upon attainment of the first regulatory approval for the commercial manufacture, marketing and sale of the Product in the United States; (iii) a milestone payment of $6,000,000 upon receipt of the first regulatory approval for the commercial manufacture, marketing and sale of the Product in the European Union; (iv) during the Payment Period, 20% of all License Revenues (as defined in the Share Transfer Agreement) in excess of $10,000,000, subject to a cap of $16,000,000 in the aggregate and reduction by the amount of any milestone payment(s) previously paid; and (v) an exit fee of 33% of the consideration to be paid to Dr. Yarkoni and Mr. Mohanty in connection with an Exit Transaction (as defined in the Share Transfer Agreement), in the event an Exit Transaction occurs before February 28, 2023 (the “Share Transfer Consideration”).

In addition, the Share Transfer Agreement further provides for a bonus payment by the Company to Dr. Shai Yarkoni, for his contribution to the contemplated transaction and to the continued success of EnCellX, in an amount equal to the consideration that he would have received, had he been issued 40% of EnCellX share capital on a fully diluted basis, upon incorporation of EnCellX. Any dividend payments on account of such shares, or consideration received upon their sale, shall be paid by the Company solely to Dr. Yarkoni and not to any other shareholder of the Company. In order to secure such right, shares constituting 40% of EnCellX share capital shall be held in escrow by Altshuler Shaham Trusts Ltd. Included in the Share Transfer Consideration is a provision stating that, if EnCellX fails to raise at least $3.0 million within 12 months of the closing of the Share Transfer in order to continue development of the technology, then EnCellX must engage an investment bank and initiate the process of the sale of the Subsidiary or its assets, with the net proceeds of such transaction payable to the Company within 15 business days of such receipt. The Share Transfer Consideration will include the net proceeds of any such sale.

The Share Transfer Agreement further provides for preference to the payment of the Share Transfer Consideration to the Company prior to any other dividend distribution to the shareholders of EnCellX.

EnCellX, Inc.

EnCellX is a private company incorporated and managed by Mr. Aditya Mohanty, who has extensive experience and success in developing multiple products that have had commercial success including cell therapy products and particularly orphan drug products like the ones that Subsidiary’s technology would initially be applied to.

Mr. Aditya Mohanty, the CEO of EnCellX, has over 25 years of experience in the biotech industry with almost 10 years in the regenerative medicine space. He has been CEO, President and has served as director of public and private companies. Mr. Mohanty has led teams that have brought several products to market (U.S., EU and global approvals) starting from pre-clinical development and then having very successful commercial sales and had previous experience with managing teams with significant operations split between the U.S. and Israel.

Dr. Shai Yarkoni, the inventor of the technology to be transferred under the Share Transfer, will continue to manage the Subsidiary and will serve as the CTO of EnCellX, which will enable EnCellX to ensure a seamless transfer and then acceleration of the product development as well as growing into the U.S. and EU clinical trials and new indications and products.

The EnCellX team has a successful track record of obtaining financing for companies at various stages of development, developing products from early science stage through final regulatory approval, as well as launch and sales expansion of products.

The Company expects to take advantage of the benefits of being in California, which has a very large cell therapy and regenerative medicine community as well as continuing to leverage the scientific foundation of the technology in Israel. EnCellX will maintain a science facility in Israel while expanding clinical and business operations in the USA in the near term and will explore further global expansion as applicable.

The CVR Agreement

In connection with the Share Transfer Agreement, the Company will enter into a CVR Agreement with Mr. Eyal Leibovitz, as the Representative for the holders of CVRs (the “Representative”), and Computershare Trust Company, N.A., a federally chartered trust company (the “Rights Agent”), the form of which is attached as Annex I to this proxy statement/prospectus.

Under the terms of the CVR Agreement, the holders of the Company’s ADSs immediately prior to the Merger will have the right to receive, through their ownership of CVRs, their pro-rata share of the net Share Transfer Consideration, making such holders of CVRs the indirect beneficiaries of the net payments under the Share Transfer Agreement.

CVRs will be recorded in a register administered by the Rights Agent but will not be certificated. CVRs may not be transferred, assigned or sold other than as permitted in the CVR Agreement. The CVRs do not represent an ownership right in EnCellX nor confer any rights on the holders thereof, except to receive their pro rata net share of the Share Transfer Consideration.

By accepting CVRs, the holders of the CVRs appoint, authorize and empower the Representative to be their exclusive agent and attorney-in-fact and to make all decisions and determinations with respect to actions of the CVR holders. The provisions detailing the duties, authority, liability and succession of Representatives are further described in the CVR Agreement.

The Share Transfer Escrow Agreement

In connection with the Share Transfer and the Letter Agreement, and as further required under the Tax Ruling granted by the Israeli Tax Authority (the “Ruling”), an escrow agreement shall entered into between the Company, EnCellX and Altsuler Shaham Trusts Ltd. (the “Escrow Agent” and the “Altshuler Escrow Agreement”, respectively), the form of which is attached as Annex J to this proxy statement/prospectus.

Pursuant to the provisions of the Altshuler Escrow Agreement, the Escrow Agent shall be responsible for: (i) holding the Escrowed Securities (as defined in the Letter Agreement) in trust on behalf of the Company and the Founder; (ii) holding and administering any (X) dividend payment distributed by EnCellX with respect to the Escrowed Securities; (Y) consideration received by the shareholders of EnCellX from a third party for the sale of the Escrowed Securities and following the IPO of EnCellX; and (iii) tax deduction as applicable under Israeli laws and in accordance with the terms of the Tax Ruling, with respect to any payment made by the EnCellX to the holders of CVRs and with respect to any payment made in connection with the Escrowed Securities.

In respect of the Escrow Agent’s services under Altshuler Escrow Agreement, EnCellX will be obligated to pay the Escrow Agent the fees, expenses, charges and other amounts as further stipulated in the Altshuler Escrow Agreement.

The Representative Agreement

In connection with the Share Transfer Agreement and the CVR Agreement, the Company will enter into a Representative Agreement by and among the Company, the Representative and EnCellX (the “Representative Agreement”), the form of which is attached as Annex K to this proxy statement/prospectus.

The Representative will undertake to: (i) provide instructions to the Escrow Agent in accordance with its responsibilities and tasks under the CVR Agreement; (ii) ensure that the provisions of the Share Transfer Agreement are being fulfilled; and (iii) act in accordance with its responsibilities under Section 7 of the Letter Agreement with Dr. Yarkoni.

In respect of the Representative’s services under the Representative Agreement, EnCellX will be obligated to pay the Representative a quarterly payment of $4,500 plus VAT as applicable, and such other fees, expenses, charges and other amounts as further stipulated in the Representative Agreement.

The Company will agree to indemnify the Representative for, and hold the Representative harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demand, suit, settlement, cost or expense (including, without limitation, the reasonable fees and out-of-pocket expenses of legal counsel), incurred without willful misconduct, bad faith or gross negligence on the part of the Representative (the occurrence of each as determined by a final, non-appealable judgment of a court of competent jurisdiction), for any action taken, suffered or omitted to be taken by the Representative in connection with the Representative’s exercise or performance of its duties hereunder.

Articles of Association

In connection with Section 1.4(b) of the Merger Agreement, and in order to ensure that the Company will have available a sufficient number of ordinary shares to issue to Quoin stockholders, the Company will amend its Articles of Association to (i) change its name from “Cellect Biotechnology Ltd.” to “Quoin Pharmaceuticals, Ltd.” (or a similar name agreed between the parties and approved by the Israeli Companies Registrar); and (ii) increase its authorized share capital from 500,000,000 ordinary shares to 12,500,000,000 ordinary shares, no par value per share.

Additionally, the Company’s trading symbol on NASDAQ will change to “QNRX” following the closing of the Merger.

It is therefore proposed, in light of the aforementioned Board recommendations, the specific anti-dilution protection, the future potential proceeds to the CVRs and the alternatives at hand, that the following resolutions be adopted at the Special Meeting:

“RESOLVED, to approve the Merger Agreement by and among the Company, Quoin and Merger Sub; and be it

FURTHER RESOLVED, to approve the issuance of Company ordinary shares to Quoin’s stockholders pursuant to the terms of the Merger Agreement; and be it

FURTHER RESOLVED, to approve the Merger Escrow Agreement by and among BONY, the Company and Mr. Michael Myers, as the representative of the parties listed on Exhibit A attached thereto; and be it

FURTHER RESOLVED, to approve the purchase by the Company of a “run-off” directors’ and officers’ liability insurance policy for a period of seven years following the effective time of the Merger; and be it

FURTHER RESOLVED, to approve the Letter of Agreement by and between the Company and Dr. Shai Yarkoni; and be it

FURTHER RESOLVED, to approve the Registration Rights Agreement and the Purchase Agreement, each by and among the Company, Quoin and Altium Growth Fund, LP. (“Investor”) ; and be it

FURTHER RESOLVED, to approve the issuance of Company ordinary shares to the Investor pursuant to the terms of the Purchase Agreement; and be it

FURTHER RESOLVED, to approve the SPA Escrow Agreement by and among BONY, the Company, Quoin and the Investor; and be it

FURTHER RESOLVED, to approve the Share Transfer Agreement by and between the Company and EnCellX; and be it

FURTHER RESOLVED, to approve the CVR Agreement, by and among the Company, Mr. Eyal Leibovitz and Computershare Trust Company, N.A.; and be it

FURTHER RESOLVED, to approve the Altshuler Escrow Agreement by and among the Company, EnCellX and Althsuler Shaham Trusts Ltd.; and be it

FURTHER RESOLVED, to approve the Representative Agreement by and among the Company, Mr. Eyal Leibovitz and EnCellX; and be it

FURTHER RESOLVED, effective as of the closing of the Merger Agreement and contingent thereof, to approve an increase of the Company's authorized share capital by NIS 12,000,000,000 ordinary shares, from NIS 500,000,000 to NIS 12,500,000,000 ordinary shares no par value per share; and be it

FURTHER RESOLVED, to approve the change of the Company's name to "Quoin Pharmaceuticals, Ltd." or a similar name approved by the Israeli Companies Registrar; and be it

FURTHER RESOLVED, to approve and adopt the Amended and Restated Articles of Association to reflect the foregoing changes.

The Board recommends that the shareholders vote “FOR” the proposed resolutions with all related transactions and agreements.

Required Vote

The approval of the Merger and related agreements, as stipulated in the Proxy Statement, is subject to the affirmative vote of holders of at least a majority of the ordinary shares, including those represented by ADSs, voted in person or by proxy at the Special Meeting, provided that either: (i) the shares voting in favor of such resolution include at least a majority of the shares voted by shareholders or ADS holders who are neither (a) “controlling shareholders” nor (b) have a “personal interest” in the approval of the Merger Agreement and the related transactions and agreements; or (ii) the total number of shares voted against the resolution by the disinterested shareholders described in clause (i) does not exceed 2% of the Company’s outstanding voting power. Abstentions and broker non-votes will have the same effect as votes “AGAINST” this proposal.

For purposes of the foregoing, a “controlling shareholder” is any shareholder that has the ability to direct a company’s activities (other than by means of being a director or other office holder of the company). A person is presumed to be a controlling shareholder if he, she or it holds 50% or more of the voting rights in a company or has the right to appoint the majority of the directors of a company or its general manager, but excludes a shareholder whose power derives solely from his or her position as a director of the company or from any other position with the company.

A “personal interest” of a shareholder (i) includes any interest of any member of the shareholder’s immediate family (i.e., spouse, sibling, parent, parent’s parent, descendent, the spouse’s descendent, sibling or parent, and the spouse of each of these) or an interest of an entity with respect to which the shareholder (or such a family member thereof) serves as a director or the chief executive officer, owns at least 5% of the shares or such entity’s voting rights, or has the right to appoint a director or the chief executive officer; and (ii) excludes any interest arising solely from the ownership of shares of the Company. In determining whether a proxy vote is disinterested, a “personal interest” of the proxy holder is also considered and will cause that vote to be treated as the vote of an interested shareholder, even if the shareholder granting the proxy does not have a direct interest in the matter being voted upon.

CELLECT BUSINESS

Unless the context indicates or suggests otherwise, reference to “we”, “our”, “us” and the “Company” in this section refers to the consolidated operations of Cellect Biotechnology Ltd.

A.	History and Development of the Company

Our legal and commercial name is Cellect Biotechnology Ltd. We were established as a private company limited by shares under the laws of the State of Israel on August 4, 1986, under the name Montiger Ltd. Between 1986 and 2013, we underwent several name changes, most recently on August 28, 2013, when we changed our name from T.R.F. Capital Ltd. to Cellect Biomed Ltd. On May 16, 2016, we obtained shareholder approval to change our name to Cellect Biotechnology Ltd. We formally changed our name to Cellect Biotechnology Ltd. on July 21, 2016. On July 29, 2016, our ADSs and warrants, commenced trading on the Nasdaq Capital Market under the symbols “APOP” and “APOPW”, respectively. From 1990 to September 3, 2017, our shares were traded on the TASE.

From October 25, 2012 until July 1, 2013, we did not have any business operations, excluding administrative management. On June 30, 2013, a general meeting of our shareholders approved our merger by way of share exchange with Cellect Biotherapeutics Ltd., or Cellect Biotherapeutics. As a result of the merger, which closed on July 1, 2013, Cellect Biotherapeutics became a wholly owned subsidiary and we issued to shareholders of Cellect Biotherapeutics 44,887,373 ordinary shares, options (Series 1) exercisable for 227,358 ordinary shares, and options (Series 2) exercisable for 341,037 ordinary shares (all of such 341,037 options were subsequently exercised into ordinary shares), which constituted approximately 85% of our then outstanding share capital and 85% of our then outstanding share capital on a fully diluted basis.

Cellect Biotherapeutics was established as a private company limited by shares under the State of Israel on June 9, 2011 for the purpose of developing novel and unique technologies that allow the functional selection of stem cells through the substantial reduction of the complications that exist today in acceptable selection methods and increasing the chances of success of stem cell therapies.

Our principal offices are located at 23 HaTa’as St., Kfar Saba, Israel 44425, and our telephone number is +972-9-974-1444. Our primary internet address is www.cellect.co. None of the information on our website is incorporated by reference herein. Puglisi & Associates, or Puglisi, serves as our authorized representative in the United States for certain limited matters. Puglisi’s address is 850 Library Avenue, Newark, Delaware 19711.

We use our website (http://www.cellect.co) as a channel of distribution of Company information. The information we post through this channel may be deemed material. Accordingly, investors should monitor these channels, in addition to following our press releases, SEC filings and public conference calls and webcasts. The contents of our website and social media channels are not, however, a part of this proxy statement/prospectus.

We are an emerging growth company, as defined in Section 2(a) of the Securities Act, as implemented under the JOBS Act. As such, we are eligible to, and intend to, take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies including but not limited to not being required to comply with the auditor attestation requirements of the SEC rules under Section 404 of the Sarbanes-Oxley Act. We will be an emerging growth company until the earliest of: (i) the last day of the fiscal year during which we had total annual gross revenues of $1.07 billion or more, (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of the ADSs pursuant to an effective registration statement (i.e. December 31, 2021), (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt or (iv) the date on which we are deemed a “large accelerated filer” as defined in Regulation S-K under the Securities Act, which means the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the prior June 30th.

We are a foreign private issuer as defined by the rules under the Securities Act and the Exchange Act. Our status as a foreign private issuer also exempts us from compliance with certain laws and regulations of the SEC and certain regulations of the Nasdaq Capital Market, including the proxy rules, the short-swing profits recapture rules, and certain governance requirements such as independent director oversight of the nomination of directors and executive compensation. In addition, we will not be required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. domestic companies registered under the Exchange Act.

Our capital expenditures for December 31, 2020, 2019, 2018 and 2017 amounted to NIS 0.3 million (approximately $ 0.09 million), NIS 0.1 million (approximately $0.04 million), NIS 0.7 million (approximately $0.2 million), and NIS 0.3 million (approximately $0.09 million). Our purchases of fixed assets primarily include laboratory equipment used for the development of our clinical treatment. We financed these expenditures primarily from cash on hand.

B.	Business Overview

We are an emerging biotechnology company that has developed a novel technology and product known as ApoGraft that functionally selects cells in order to improve the safety and efficacy of regenerative medicine and cell therapies. We aim to become the standard enabling technology and products for the enrichment of the stem cell population for companies developing stem cell therapies, for physicians practicing regenerative medicine and for researchers and academia engaged in cell-based medicine and research.

We believe our innovative technology represents a potential breakthrough in the field of regenerative medicine by using functional selection of stem cells. Efficient selection enables retention of most of the desired cells from various starting bulk of cells populations while eliminating harmful cells in the final cell based products. Animal models suggest that this process results in dramatic decrease of toxicity coupled with the enrichment of the desired cell population.

Our ApoGraft technology takes advantage of a functional characteristic of cells relating to apoptosis. Apoptosis is the process of programmed cell death and is a vital part of physiological development and homeostasis of all organisms. Stem cells flourish in an environment where some differentiated cells die because their major role is reconstitution of damaged tissue. Stem cells are attracted to areas of cell death, areas typified by very high levels of apoptotic activity and apoptotic-inducing signals.

We are currently conducting two clinical trials of ApoGraft, a Phase I/II clinical trial in Israel and a Phase I clinical study in Washington University. In addition, we are in the process of scaling up our product manufacturing capabilities based on our ApoGraft technology.

In May 2020, we signed a development agreement with an international consortium to examine the therapeutic effects of ApoGraft treated stem cells on the reduction of pulmonary manifestations caused by COVID-19 The international consortium did not come to fruition and we intend to continue pushing our cell-based solution to COVID-19 manifestations in alternate paths.

ApoGraft is being tested for clinical use in allogeneic matched and half matched (Haploidentical) donors Hematopoietic Stem Cells Transplantation (HSCT) for the treatment of hematological malignancies (blood cancers such as leukemia and lymphoma). HSCT, also known as bone marrow transplantation, has for decades been curative for many patients with hematological malignancies. Clinical trials have shown that HSCT can also be used for other non-malignant indications (such as autoimmune diseases) but is rarely used due to severe toxicity. Application of allogeneic HSCT is limited by graft-versus-host-disease, or GvHD, a condition in which the transplanted immune cells (populating the graft in much higher numbers then the stem cells) recognize the host cells and organs as foreign and attack them. GvHD does not resolve by itself and is a major cause of transplant-related morbidity and mortality. Despite improvements in the outcome of HSCT over recent years through improved supportive care, infection control and use of reduced intensity and reduced toxicity conditioning regimens, HSCT is still associated with significant morbidity and mortality mainly due to GvHD, and as such HSCT is restricted to patients with life threatening advanced diseases. Due to non-efficient selection of stem cells for HSCT, the complex and expansive laboratory process performed using technologies currently available is able to reduce toxicity only at a significant tradeoff — failure of engraftment, graft rejection, cancer reoccurrence and high costs of treatment.

We have chosen allogeneic HSCT for the treatment of hematological malignancies as our first target indication for ApoGraft in order to clinically validate that our technology can efficiently select stem cells resulting in eliminating harmful cells and their associated medical complications. We believe that demonstrating the safety of our technology for this indication will validate the use of ApoGraft for the treatment of other indications (e.g., nonmalignant bone marrow failure, solid organ transplantation and auto-immune diseases) and consequently for the adoption of ApoGraft by stem cell therapeutic companies, academia, researchers and others seeking to enrich their stem cell population. In that regard, we believe that after validation of our product’s safety profile, this may result in expediting further development of our technology for multiple indications before marketing approval is obtained. In addition, we believe such validation of our proof of concept will provide us with the opportunity to license our ApoGraft technology platform in the near term.

We have previously reported the development of an ApoTainer kit to market for HSCT as a medical device using para magnetic beads coated with our version of human FasL protein. The fact that all the process will be carried in a closed single compartment is expected to reduce the infrastructure needed today for bone marrow transplantation therefore supporting the expansion of bone marrow transplantation usage. We have achieved proof of concept for the described device but learned that the introduction of the magnetic beads is costly and does not improve dramatically the quality of the product. During this project we evaluated several off-the-shelf automated closed cell processing systems that were able to achieve such an aim upon introduction of our ApoGraft technology. A feasibility study conducted at the beginning of 2020 had verified this and a further analysis of development costs had concluded that this approach would help us bring ApoGraft manufacturing to clinical trials and later – to the market – in a faster and much cheaper way while achieving the target product. As mentioned above, we are currently improving our ApoGraft manufacturing process using an off-the-shelf closed automated cell washing and processing system, that we believe could result effort using only one technician and that may ultimately take ApoGraft manufacturing out of the clean room. These improvements are planned to be introduced in our clinical program. We believe these improvements make a paradigm shift in helping cell and gene therapy processes become more robust and reproducible.

In September 2017, we announced that the FDA granted orphan drug designation for ApoGraft for the prevention of acute and chronic GvHD in transplant patients. We plan in the future to apply for fast track and RMAT, which, if received, would result in a reduced cost of development and expedited marketing approvals, however there is no assurance that such designations will ever be obtained.

Our development efforts to date have primarily culminated in two studies performed on human HSCT grafts and a third study in the United States that began in October 2020. The first study commenced in 2015 and is ongoing. In this study we used small portions received under ethical committee approval from human donors to validate and optimize the process and show robustness and repeatability of the process. More than 200 ApoGraft samples were analyzed for the different effects on the various groups of cells (stem and mature immune) as well as their functional capabilities (such as migration, colony formation and anti-cancer activity). The samples represented 5% of a graft used for transplantation into patients. The grafts were processed in vitro and in vivo (mice) allowing stem cell production for transplantation using ApoGraft. The use of the ApoGraft in the pre-clinical setting resulted in a significant increase in the death of certain subpopulations of mature– tox eliciting- immune cells, primarily unique subsets of T Lymphocytes but also B and Myeloid cells, while preserving the T regulatory cells and even elevating their proportion in the graft, without compromising the quantity and quality of naive immune cells and stem cells. As mentioned above, this is an ongoing study that supports our ApoGraft technology and products development as well as current and future planned clinical studies.

The second study (ApoGraft01), which was initiated in the first quarter of 2017, is a Phase I/II, dose escalating, 4-cohort, open label clinical trial of up to twelve patients designed to evaluate the safety, tolerability and efficacy of functionally selected donor derived mobilized peripheral blood cells that underwent our ApoGraft process and were transplanted into patients with hematological malignancies in an allogeneic hematopoietic stem cell transplantation. The primary endpoint of the study is overall incidence, frequency and severity of adverse events potentially related to ApoGraft at 180 days from transplantation. As of the date of our annual report on Form 20-F for the fiscal year ended December 31, 2020, 11 patients have been treated with ApoGraft in this study. The first patient was recruited for this trial in February, 2017 and in October 2018, we announced that the first six patients finished first month follow up and all these patients have shown 100% engraftment with no procedure related adverse events and that the first three patients of the trial completed the 180-day study period with full safety and tolerability. Subsequently in March 2019, we reported mid-study data in which the first six patients completed 180 days following transplantation. At this time, all patients transplanted using the ApoGraft process were engrafted, time to engraftment was similar to the standard of care and no serious adverse events related to the ApoGraft process were reported. In August 2019, we reported results of the ninth patient who showed complete engraftment and had not demonstrated any procedure-related adverse effects. We have experienced delays in recruitment to the trial, in part due to the COVID-19 pandemic, and have been seeking throughout 2020 to recruit the patients to the final cohort for the trial. At this time, we do not know when we will complete recruitment and we are currently considering ending the trial, at which time we plan on releasing the full study results.

In October 2020, we initiated a Phase I open label clinical trial in the U.S. (ApoGraft02) in 18 patients to determine the safety and tolerability of functionally selected donor derived mobilized peripheral blood cells that underwent our ApoGraft process and were transplanted into patients with hematological malignancies in a haploidentical hematopoietic stem cell transplantation. The trial will enroll 18 patients and the primary end point of the study is overall incidence, frequency and severity of adverse events potentially related to ApoGraft at 180 and 360 days from transplantation. The trial is being conducted by bone marrow transplantation specialists at Washington University School of Medicine, a leading academic institution based in St. Louis, Missouri and is co-sponsored by the university and Cellect. Due to the COVID-19 pandemic, we have experienced delays in recruitment and have not recruited any patients to this trial. The PI and WU administration are actively looking to recruit the first patient and we believe this could happen in the H12021. If we will be able to have the safety data from the US patient and still not recruit the last patient in the Israeli trial we might decide to reduce costs by closing the Israeli trial and divest the resources to opening another US site or another US trial.

We are also conducting studies on Mesenchymal Stem Cells, or MSC, derived from fat tissues. In October 2017, we announced positive results from a more than 20-patient study on the use of our selection platform technology on stem cells derived from fat tissues. The study comprised samples obtained via liposuction from over 20 adult patients and was conducted in collaboration with the Plastic Surgery Department and the Microsurgery and Plastic Surgery Laboratory of the Tel-Aviv Medical Center (Ichilov Hospital). Fat-derived stem cells were treated according to our protocols and have shown that our selection platform technology led to both an expansion of cells and an improvement in their unique cell activity and attributes. The ability of those cells to create colonies and differentiate into bone was enhanced significantly after only a short incubation. In addition, in October 2018, we announced that we achieved positive results on the use of human fat derived stem cells treated with the ApoGraft process in orthopedic treatments of animals. We also expanded our MSC related global collaborations and reported in March 2019 the positive outcome of the collaboration with the Korean company Cell2In. The results of this study showed that MSC from various origins respond to apoptotic triggering by faster expansion, improved function and changes in the mitochondrial activity which is known to reflect “stemness.”

Pre-clinical results for the use of human fat derived stem cells treated with ApoGraft in animal models have been achieved during 2019. In those studies, we were able to show improved quantity and quality of fat derived MSCs as measured by the anti-inflammatory effect in Rheumatoid Arthritis model and GvHD. As our share price declined over the course of 2019, our Board of Directors instructed management to reduce expenses, focusing on our main indication and product, and management terminated the MSC program, until further funding is available.

In October 2020, we entered into and commenced a collaborative development program with Sweden-based XNK Therapeutics, a pioneer in natural killer cell-based therapies. Under the terms of the agreement, we will help improve XNK Therapeutics’ technology platform, for targeting cancer across a wide range of indications. We expect to expand the business arrangement based on the outcomes of the ongoing studies at XNK Therapeutics. Our functional cell selection technology has the potential to significantly improve the consistency and manufacturing efficiency in autologous as well as future allogeneic transplantation.

Our Strategy

We have developed a novel technology, the ApoGraft technology, for the functional selection of adult cells. This technology is expected to improve the safety and efficacy of regenerative medicine and stem cell therapies by allowing a cost-effective method of achieving stem cells for any indication, in quality, quantity and competitive price. We aim to become the standard enabling technology for the enrichment of stem cells and manufacturing of any adult stem cells -based products for companies developing stem cell therapies and for researchers and academia engaged in adult stem cell research.

Key elements of our strategy to accomplish this objective include the following:

•	Achieve relatively quick validation of the use of ApoGraft in a clinical setting. We have chosen allogeneic HSCT for the treatment of hematological malignancies as our first target indication for our ApoGraft technology platform in order to clinically validate that our technology can efficiently select stem cells while eliminating harmful cells and consequently the medical complications such as GvHD. We believe hematopoietic cells transplantation to patients undergoing allogeneic HSCT can be dramatically improved. We believe that ApoGraft may significantly improve the therapeutic potential of allogeneic HSCT by addressing major complications that currently contribute to the high morbidity and mortality of the procedure. We believe that the concomitant reduction of toxicity of allogeneic HSCT will allow clinicians to undertake HSCT earlier in the blood cancer treatment routine. We believe our current clinical studies can be completed in approximately two years and that we will need only an additional pivotal study to approve ApoGraft for the market. However, there is no guarantee that the proposed pathway will be approved by the FDA or EMA, or that approval will occur as quickly as we hope, if at all. In addition, we believe that our product may achieve “regenerative medicine advanced therapy” and/or “breakthrough” designations with the FDA, enabling a fast-track review and approval process by the FDA. However, there is no assurance that such designations will ever be obtained. Typically, the validation process for regular clinical development for standard cell therapy can take between eight and ten years. In comparison to the typical validation process timeline, we believe our technology platform may complete the validation process relatively quickly.

•	Leverage our scientific, clinical and regulatory expertise to build and advance ApoGraft beyond the allogeneic HSCT setting. Based on the validation of our ApoGraft products for clinical use in the allogeneic HSCT setting, we intend to collaborate with other biotech companies to test the kit for other indications such as nonmalignant failures of the bone marrow (i.e. aplastic anemia), solid organ transplantation and auto-immune system disorders (such as Type 1 diabetes, Crohn’s disease, psoriasis, multiple sclerosis and lupus). We also intend to develop our ApoGraft technology platform for other sources of stem cells (e.g., cord blood and fat) and other types of stem cells — most notably mesenchymal and neural. We believe that by expanding the various applications, sources and types of stem cells that can be used with our technology, we will establish broad use of our ApoGraft technology platform We have suspended these expansion programs in order to reduce expenses, until further funding is available.

•	Build a diversified product portfolio. Beginning with the improvement of our ApoGraft manufacturing by introducing automation and shortening production time and cost, which we believe will also shorten the time to market, we intend to expand our product development and build a diversified product portfolio based on FasL functional selection technology for a broad spectrum of market segments, including production and research processes for stem cell based products and cell based therapies. The pipeline of products is designed to address different markets beyond the clinical use such as products for research purposes and tools for manufacturing facilities for cell therapies and especially adult stem cells.

•	Selectively engage in strategic partnerships that establish ApoGraft as the standard enabling technology for the enrichment of the stem cell population. We ultimately seek to collaborate with other companies engaged in developing stem cell therapies. By incorporating our ApoGraft technology into their manufacturing process we believe we will be able to significantly reduce their cost of manufacturing while improving the end products. As we believe our ApoGraft technology will significantly increase the yields of the first step of manufacturing (harvesting the stem cells) from any source of stem cells (i.e. blood, bone marrow, fat) and will result in a more purified bulk of stem cells, the next steps needed to reach the final products will be shorter, more efficient, less costly and result in a better product.

Regenerative Medicine and Cell Therapy

Our business focus is the development of technologies for the functional selection of stem cells in the field of regenerative medicine. According to Mason & Dunnill in Regenerative Medicine (2008, 3(1), 1-5), regenerative medicine is the process of replacing or regenerating human cells, tissues or organs to restore or establish normal function. Cell therapy as applied to regenerative medicine holds the promise of regenerating damaged tissues and organs in the body by rejuvenating damaged tissue and by stimulating the body’s own repair mechanisms to heal previously irreparable tissues and organs.

Medical cell therapies are classified into two types: allogeneic (cells from a donor) or autologous (cells from one’s own body), with each offering its own distinct advantages. Allogeneic cells are beneficial when the patient’s own cells, whether due to disease or degeneration, are not as viable as those from a healthy donor. The use of healthy donors’ stem cells is severely limited by the accompanied immune cells of the donor which may attack cells or organs of the transplanted patient. This rejection is limited to adult cells with stem cells generally evading such rejection. Separation of the immune rejection causing cells from the stem cells is therefore the bottle neck of all stem cell based therapies.

Regenerative medicine can be categorized into major subfields as follows:

•	Cell Therapy. Cell therapy involves the use of cells, whether derived from adults, children or embryos, healthy donors or patients, from various parts of the body, for the treatment of diseases or injuries. Therapeutic applications may include cancer vaccines, cell based immune-therapy, arthritis, heart disease, diabetes, Parkinson’s and Alzheimer’s diseases, vision impairments, orthopedic diseases and brain or spinal cord injuries. This subfield also includes the development of growth factors and sera and natural reagents that promote and guide cell development.

•	Tissue Engineering. This subfield involves using a combination of cells with biomaterials (also called “scaffolds”) to generate partially or fully functional tissues and organs or using a mixture of technology in a bioprinting process. Some natural materials, like collagen, can be used as biomaterial, but advances in materials science have resulted in a variety of synthetic polymers with attributes that would make them uniquely attractive for certain applications. Therapeutic applications may include heart patch, bone re-growth, wound repair, replacement neo-urinary conduits, saphenous arterial grafts, inter-vertebral disc and spinal cord repair.

•	Diagnostics and Lab Services. This subfield involves the production and derivation of cell lines that may be used for the development of drugs and treatments for diseases or genetic defects. This sector also includes companies developing devices that are designed and optimized for regenerative medicine techniques, such as specialized catheters for the delivery of cells, tools for the extraction of stem cells and cell-based diagnostic tools.

All living complex organisms start as a single cell that replicates, differentiates (into various tissues and organs) and perpetuates in an adult through its lifetime. Cell therapy is aimed at tapping into the power of cells to treat disease, regenerate damaged or aged tissue and provide functional as well as esthetic/cosmetic applications. The most common type of cell therapy has been the replacement of mature, functioning cells such as through blood and platelet transfusions. Since the 1970s, bone marrow and then blood and umbilical cord-derived stem cells have been used to restore immune system cells mainly after chemotherapy and radiation used to treat many cancers. These types of cell therapies have been approved for use world-wide and are typically reimbursed by insurance.

Researchers around the globe are evaluating the effectiveness of cell therapy as a form of replacement or regeneration of cells for the treatment of numerous organ diseases or injuries, including those of the brain and spinal cord. Cell therapies are also being evaluated for safety and effectiveness to treat heart disease, autoimmune diseases such as diabetes, inflammatory bowel disease and bone diseases. While no assurances can be given regarding future medical developments, we believe that the field of cell therapy is a subset of biotechnology that holds promise to improve human health, help eliminate disease and minimize or ameliorate the pain and suffering from many common degenerative diseases relating to aging.

Over the past number of years, cell therapies have been in clinical development to attempt to treat an array of human diseases. The use of autologous (self-derived) cells to create therapies directed against tumor cells in the body has been demonstrated to be effective and safe in clinical trials. Dendreon Corporation’s Provenge therapy for prostate cancer received FDA approval in early 2010. Since then, there have been several additional approvals including, Cleveland Cord Blood Center which received approval for Clevecord in 2016 indicated for use in unrelated donor hematopoietic progenitor cell transplantation procedures, and Kite Pharma which received in 2017 approval for its CD19-directed genetically modified autologous T cell immunotherapy indicated for the treatment of adult patients with relapsed or refractory large B-cell lymphoma. Kite Pharma was subsequently purchased by Gilead Sciences for $11.9 billion. In 2018, Novartis launched Kymria - the first CAR-T cells product approved by the FDA and Tigenix received EMA approval for Alofisel, a stem cell therapy for Crohn’s disease. Takeda Pharmaceutical completed the acquisition of Tigenix in 2018 for approximately $600 million. Early research on the effect of FasL on the manufacturing of CAR-T cell batches has been performed and beneficial effects have been found.

In January 2019, the FDA Commissioner and Director of CBER announced that the FDA is witnessing a surge of cell and gene therapy products entering early development, evidenced by a large upswing in the number of IND applications. Based on this activity, they indicated that the FDA anticipates that the number of product approvals for cell and gene therapies will grow in the coming years and that by 2020 the FDA will be receiving more than 200 INDs per year and that by 2025 they predict that the FDA will be approving 10 to 20 cell and gene therapy products a year. We believe that this will drive a huge surge in demand for cost-effective production of raw materials and cells.

Market for Cell-Based Therapies

According to a 2017 report by Grand View Research, the world stem cell market is expected to grow to $15.6 billion in 2025 at a CAGR of 9.2%.

•	The global population is aging. According to the United Nations Department of Economic and Social Affairs, 2 billion people will be aged 60 and older by 2050, which means an increased prevalence of age-related disease in general and chronic disease in particular. Heavily burdened healthcare systems are looking to regenerative medicine to provide therapies that treat the root causes of chronic diseases rather than just their symptoms.

•	Expansion of stem cell therapies. Stem cell therapies are being extended to new and prevalent indications such as cardiovascular diseases, neurodegenerative diseases, and autoimmune diseases. The number of cell therapy companies that are currently in Phase II and Phase III trials has been gathering momentum, and we anticipate that new cellular therapy products will appear on the market within the next several years. As noted above, the FDA predicts that by 2025 the FDA will be approving 10 to 20 cell and gene therapy products a year.

•	Potential new source of stem cells. The last decade has witnessed the emergence of umbilical cord cryopreservation for the storage of newborn blood for future medical use. This new market already affects the field of transplantations with a growing share of cord blood transplantations at the expense of autologous and allogeneic transplantations of hematopoietic cells. In addition, another source of stem cells is fat used for treatment of bone, cartilage and skeleton related diseases as well as for esthetic purposes.

•	Increasing government, strategic partner, and investor support for stem cell research and development. According to the Alliance for Regenerative Medicine, globally, companies active in gene and cell therapies, and other regenerative medicines raised more than $2.8 billion in the third quarter of 2018, a 59% increase over the same period in 2017; and $10.7 billion in the first three quarters of 2018, a 40% increase year-over-year.

Our Current Focus: Proof of Concept of Our ApoGraft Technology Platform through the Treatment of Hematological Malignancies

Hematological malignancies (blood cancers) comprise a variety of lymphomas and leukemias. A very important treatment protocol for these malignancies involves the use of HSCT. According to the Worldwide Network for Blood & Marrow Transplantation, more than 50,000 HSCTs are performed yearly worldwide, of which 53% are autologous (using stem cells from the patient) and 47% are allogeneic (using stem cells from a donor). In the treatment of leukemia, an allogeneic procedure is usually preferred over autologous due to a higher risk of recurrence of the underlying disease.

HSCT, also known as bone marrow transplantation, relies on the ability of infused hematopoietic stem cells to engraft in the patient’s bone marrow, multiply and differentiate into mature blood cells. However, the success of allogeneic HSCT strongly depends upon the degree of immune compatibility between the donor and the host cells. In the majority significantly high number of cases, the unavailability of fully matching donors results in complications due to GvHD. In the majority of cases, the unavailability of fully matching donors results in complications due to GvHD.

GvHD is a complication that often develops after a bone marrow or stem cell transplant. GvHD happens when transplanted cells in the donated bone marrow or stem cells (graft) regard the transplant patient’s native cells (host) as foreign and attack and destroy them. Acute GvHD, which usually occurs up to 100 days post transplantation, is associated with diarrhea, rash, liver damage and, in severe cases, can be life-threatening. Chronic GvHD, which usually appears later than three months post transplantation, is associated with skin damage, oral and/or vaginal mucositis, and liver damage. GvHD is treated by repressing the immune system using steroids and chemotherapy. The treatment’s adverse effects include increased exposure to infections, recurrent hospital admissions, damage to vital organs and, in some cases, secondary cancers. Both quality of life and life expectancy are significantly decreased in these patients. Unfortunately, many patients are nonresponsive to steroids. The patients that do respond to steroids suffer from frequent infections leading to recurrent antibiotic treatments and hospitalizations. These complications are associated with high mortality and morbidity and are a meaningful limiting factor for what would otherwise be the most suitable therapy for cancer and autoimmune diseases.

GvHD can be prevented by depletion of the T-cell population from the donor graft prior to transplantation. Methods used to capture and purge T-cells out of the donor graft include using anti-thymocyte globulin or Alemtuzmab, suicide gene therapy, cytotoxic agents and fusion proteins. However, T cells support HSCT engraftment and immune reconstitution and are potent initiators and mediators of graft versus tumor, or GvT, reactions. As such, purging T cells can result in increased risks of graft failure or delayed immune reconstitution leading to life threatening infection and/or reduced GvT response, increasing the chances of cancer recurrence.

Due to these and other complications and due to the extremely aggressive pre-treatment chemotherapy and irradiation conditioning regimens, allogeneic HSCT is usually used only when the patient faces life-threatening danger. If allogeneic HSCT could be made safer, it could be used far earlier and more frequently for even more effective treatment of blood cancers. There is widespread awareness of the need for improved immune-system management technologies for HSCT — both to improve outcomes of transplantations that have already taken place and to make transplantation safe enough to become appropriate for older patients and those with earlier-stage diseases.

The use of HSCT has been tested and found to be effective for autoimmune diseases, such as juvenile diabetes, Crohn’s disease and lupus, with the inherent toxicity of HSCT being the major drawback from further use. A safer HSCT could be used for these indications as well as creating immune tolerance for organ transplantation.

We have therefore chosen allogeneic HSCT for the treatment of hematological malignancies as our first target indication for our ApoGraft technology platform in order to clinically validate that our technology can efficiently select stem cells while eliminating harmful cells and their associated medical complications caused by GvHD. However, while GvHD has a sizeable market share with an unmet clinical need that we seek to address, we consider the validation of our technology as an important driver of a much broader utility of our technology platform.

An Unmet Need: Efficient Stem Cell Selection

Typically, there is a very small number of stem cells in the source tissue and, once removed from the body, these cells have the propensity to differentiate and lose their “stemness”. Generation of large quantities of stem cells is, therefore, very challenging. This scarcity of stem cells within the biological donor samples is a serious obstacle to regenerative medicine and stem cell companies, both in research and in production settings. In addition to stem cell scarcity, another critical problem is the presence in the donor sample of mature cells that trigger immune response and create the major adverse effects associated with transplantation.

There are currently two main methods for attaining a critical mass of stem cells:

•	Morphological stem cell selection:

Negative selection approach: Elimination of the cells including those that contribute to engraftment, usually T cells. It uses T cell-specific antigens common to all T cells and therefore indiscriminately eliminates all T cells, including the ones responsible for engraftment support and combating tumors. The clinical outcome is reduced engraftment and reoccurrence of the tumor.

Positive selection approach: Retains the stem cells in the graft using only one of the determinants found on stem cells and progenitor cells and therefore a significant number of reconstituting capable cells are discarded. It has been clinically shown that the loss of reconstituting capable cells significantly reduces engraftment.

Both of these approaches have a poor efficacy/toxicity ratio.

•	Stem cell population expansion:

Most companies expand stem cell numbers in a tissue culture setting. However, expansion of the reconstituting capable cells while maintaining their level of differentiation is a major challenge. A high number of cells is required initially, as well as a very long culturing time (weeks) during which sterility must be maintained and differentiation avoided. The methodology is very expensive and requires specialized equipment that is not widely available. Moreover, the regulatory demands related to long-term culturing create a significant challenge for these companies.

In short, we believe the prevailing methodologies for stem cell enrichment/expansion in the graft do not adequately meet the need to enrich and purify the biological sample prior to transplantation. We believe our novel ApoGraft technology platform that quickly and effectively enriches the stem cell population while eliminating the unwanted cells in a biological sample will contribute significantly to the growth of the stem cell therapy market.

Our first target market for our ApoGraft products is allogeneic HSCT for hematological malignancies. According to the Center for International Blood & Marrow Transplant Research, over 8,000 allogeneic HSCTs were performed in the United States in 2015. A 2013 survey conducted by the European Group for Bone Marrow Transplantation in 48 countries (39 European and 9 affiliated) showed that over 10,500 allogeneic HSCTs were performed for leukemia and for lymphoma. We believe that beyond the value of proving and validating our technology platform, these numbers represent a substantial market opportunity for us to prove the benefits of our ApoGraft technology platform.

Our Proprietary Stem Cell Technology Platform

We believe our innovative ApoGraft technology platform represents a potential breakthrough in the field of regenerative medicine through the functional selection of stem cells.

Our technology is based on a decade of research in the field of stem cells in general and hematopoietic stem cells in particular conducted by Dr. Nadir Askenasy, our former Chief Technology Officer. The concept of functional selection suggests that by using functional assays, which are based on the physiological features of stem cells, one can achieve dual goals: (i) the elimination of non-stem cells that are responsible for the immune triggering and most of the clinical adverse effects, and (ii) the achievement of a larger and better population of stem cells. We believe this dual effect will allow for safer and improved clinical outcome of transplantations and enable the whole regenerative (transplantation) segment to achieve its full potential.

Stem cells flourish in an environment where there are signals of apoptosis. Apoptosis is the process of programmed cell death and is a vital part of physiological development and maintenance. Because of their major role in the reconstitution of damaged tissue, stem cells are attracted to what are often characterized as disaster areas in which there are very high levels of apoptotic activity and apoptotic-inducing agents. Our research has demonstrated that stem cells are resistant to apoptotic stimulation by the physiological molecules that cause mature cells to self-destruct. We have chosen this functional characteristic of stem cells to use apoptosis-inducing proteins to more efficiently select stem cells while eliminating harmful cells and their associated medical complications.

Our preclinical studies to date have shown that the differential sensitivity to the apoptosis signals allows functional selection of the stem cells. While stem and progenitor cells fully maintain their reconstitution and anti-tumor activity, the apoptosis sensitive mature immune cells (mainly the T lymphocytes) are eliminated. We believe that this effect will be translated to reduction of GvHD, improved graft acceptance and a reduction in treatment complications and costs.

The ApoGraft Process

To achieve functional selection of stem cells utilizing our ApoGraft technology, we have developed ApoGraft product, which is intended for patients with hematological malignancies receiving a transplant of allogeneic, mobilized peripheral blood hematopoietic stem and progenitor cells. ApoGraft is manufactured from mobilized peripheral blood cells, or MPBC, collected via apheresis following granulocyte-colony stimulating factor (G-CSF) administration to matched related and haplo identical donors. The ApoGraft is comprised of MPBCs that have undergone negative selection of potential host-reactive donor T-cells that are sensitive to apoptotic signals by ex-vivo incubation with a recombinant form of human FasL.

The apoptotic inducer used in our ApoGraft is based on a hexamer of human FasL protein. FasL, also known as CD95L, is a type-II transmembrane protein that belongs to the tumor necrosis alpha family. The binding of FasL with its receptor induces in mature cells apoptosis (programmed cell death) that plays an important role in the development, homeostasis, and function of the immune system (and most cells of all multi-cellular organisms). Our in-vitro and in-vivo development work was conducted with a research grade FasL termed MegaFasL. APO010, a clinical grade FasL is being used in the manufacture of ApoGraft in our Phase I/II clinical trial that is currently being conducted in Israel. However, the supply of APO010 is insufficient for our Phase I clinical trial in the U.S. Thus, a new good manufacturing practices, or GMP grade FasL has been manufactured, known as FasCELLECT. AP0010, MegaFasL and FasCELLECT are comprised of the same extracellular domain as the native human FasL (amino acids 139-281) in their C-terminal part.

Following collection of the cells from a matched related donor, the donor graft undergoes initial washing, is then incubated with a recombinant form of human FasL, is washed to remove the FASL, followed by the addition of excipients. The final product consists of MPBCs suspended in plasma-lyte containing human serum albumin with trace amounts of FasL. ApoGraft is transplanted via intravenous administration to a patient within four hours of its final manufacturing process. A depiction of the manufacturing process can be seen below.

We have previously reported the development of an ApoTainer kit for HSCT using magnetic beads coated with our version of human FasL protein. However, as a result of advancements in our manufacturing process compared to the cost and feasibility of the ApoTainer kit using magnetic beads, we have decided to focus on scaling up our manufacturing process.

Preclinical Studies

As part of our in vitro studies, and prior to animal studies, we performed experiments to determine which apoptotic molecules have the best differential effect on stem and non-stem cells. We have conducted 22 animal studies including murine to murine and human cells to murine transplantation models measuring the relevant effects (GvHD, GvL, mortality and engraftment). We have also tested various sources of human hematopoietic cells (mobilized peripheral blood, bone marrow and umbilical cord blood). Major preliminary findings include the following:

•	Resistance to receptor-mediated apoptosis is an inherent characteristic of stem and progenitor cells;

•	The ApoGraft process preserves stem and progenitor cells;

•	Preservation of successful engraftment (95% engraftment in experiments performed by a CRO);

•	Demonstrated preservation of anti-tumor activity;

•	Apoptosis-insensitive progenitors are privileged for engraftment through competitive advantage over the apoptosis-sensitive differentiated cells;

•	Using the most stringent conditions for GvHD, there was a statistically significant reduction in mortality rate (20–100% to <10%); and

•	Significant reduction of cells that attack the immune system.

We believe these preliminary findings support our product claim for:

•	Selection of stem and progenitor cells based on their insensitivity to receptor-mediated apoptosis from all sources;

•	Ex vivo selective depletion of GvHD causing cells;

•	Accelerated engraftment by ex vivo treatment of umbilical cord blood; and

•	Induction of tolerance to grafts and suppression of autoimmunity.

In August 2015, we initiated a full preclinical Good Laboratory Practice toxicity study designed to test safety and engraftment outcome in a murine model ahead of our first planned clinical trial. Complete biochemical and histology evaluation was performed by a CRO as per regulatory requirements. In December 2015, we announced that results from this study showed that, while the control group had a 50% death rate, the group that was transplanted with bone marrow that underwent our ApoGraft process had no deaths. In addition, with respect to additional parameters, such as clinical signs, weight and histological analysis, no toxicity was found. In 2019 we did a second GLP full toxicology study with FasCELLECT. The study reconfirmed that at the highest dose relevant to our clinical studies, FasCELLECT is no safety concerns were found.

In May 2020, Bone Marrow Transplantation, a peer reviewed medical journal, published an article titled “Brief ex vivo Fas-ligand incubation attenuates GvHD without compromising stem cell graft performance” authored by researchers at Cellect and its academic partners. The paper highlights the pre-clinical research and demonstrates that engraftment is robust following transplantation of treated graft, and the graft retains its immune reconstitution and anti-leukemic effects.

Non-Interventional Clinical Studies

We are performing a study on human HSCT grafts. This study first began in 2015 and is ongoing. In this study we used small portions received under ethical committee approval from human donors to validate and optimize the process and show robustness and repeatability of the process. More than 300 ApoGraft samples were analyzed for the different effects on the various groups of cells (stem and mature immune) as well as their functional capabilities (such as migration, colony formation and anti-cancer activity). The samples represented 5% of a graft used for transplantation into patients. The grafts were processed in vitro and in vivo (mice) allowing stem cell production for transplantation using ApoGraft. The use of the ApoGraft in the pre-clinical setting resulted in a significant increase in the death of certain subpopulations of mature immune cells, primarily unique subsets of T Lymphocytes, without compromising the quantity and quality of stem cells.

We are also conducting studies on MSC derived from fat tissues. In October 2017, we announced positive results from a more than 20-patient study on the use of our selection platform technology on stem cells derived from fat tissues. The study comprised samples obtained via liposuction from over 20 adult patients and was conducted in collaboration with the Plastic Surgery Department and the Microsurgery and Plastic Surgery Laboratory of the Tel-Aviv Medical Center (Ichilov Hospital). Fat-derived stem cells were treated according to our protocols and have shown that our selection platform technology led to both an expansion of cells and an improvement in their unique cell activity and attributes. The ability of those cells to create colonies and differentiate into bone was enhanced significantly after only a short incubation. In addition, in October 2018, we announced that we achieved positive results on the use of human fat derived stem cells treated with the ApoGraft process in orthopedic treatments of animals. During 2019 we tested the compatibility of MSCs with collagen based matrixes and shown that in solid and gel matrixes, the stem cells produced with FasL maintain their proliferation advantage and the ability to differentiate to bone cells.

We evaluated in 2019 pre-clinical testing of human fat derived stem cells treated with ApoGraft in animal models of GvHD and Rheumatoid Arthritis. We showed in preliminary studies that the fat derived MSCs manufactured under FasL containing medium have shown immune suppression both invitro (interferon gamma test) and clinically- (GvHD clinical score and clinical swelling of joints). Because of our decision to reduce expenses, we did not continue the development of those indication.

First In Man Clinical Study

On September 12, 2016, we obtained the approval of the Israeli Ministry of Health to initiate a Phase I/II, dose escalating, 4-cohort, open label clinical trial of up to twelve patients designed to evaluate the safety, tolerability and efficacy of functionally selected donor derived mobilized peripheral blood cells that undergo our ApoGraft process in the prevention of acute GvHD in patients suffering from hematological malignancies that are undergoing allogeneic HSCT. The primary endpoint of the study is overall incidence, frequency and severity of adverse events potentially related to ApoGraft at 180 days from transplantation.

In the study, the graft is taken from the donor through standard apheresis and then the cells are exposed to short ex-vivo incubation with FasL and then undergo washing and centrifugation to remove the FasL. The resulting cells are then transfused to the patient according to routine myeloablative procedures, or therapeutic modalities, including, but not limited to, chemotherapy, radiotherapy and immunotherapy.

The study is being conducted in two tertiary bone marrow transplant centers in Israel (Rambam Medical Center in Haifa, Israel and Hadassah Medical Center in Jerusalem, Israel). The clinical trial has been conducted under approval from the local Institutional Review Board and the Israeli Ministry of Health at the medical centers compliant with the ICH-GCP, applicable Israeli MoH guidelines (2016) for the conduct of clinical trials, World Medical Association Declaration of Helsinki and applicable local regulations/guidelines.

The first patient was recruited for this trial in February, 2017 and in October 2018, we announced that the first six patients (cohorts I and II) finished first month follow up and all these patients have shown 100% engraftment with no procedure related adverse events and that the first three patients of the trial (cohort I) completed the 180-day study period with full safety and tolerability. As of the date of our annual report on Form 20-F for the fiscal year ended December 31, 2020, 11 patients have been treated with ApoGraft in the study. We reported mid study results from the trial in July 2019. Due to the COVID19 pandemic we did not recruit the last patient. Recruitment of the last patient is subject to COVID19 regulations in Israel and the recruitment of patients in US trial.

Phase I Clinical U.S. Study

We commenced a second human ApoGraft trial in the United States for patients with hematological malignancies in haploidentical HSCT (donors and patients are half matched), or haplo-HSCT, in collaboration with Washington University (WU). The collaboration is being led by Professor John DiPersio, Co-PI in our study, Director of the Center for Gene and Cellular Immunotherapy at Washington University School of Medicine and the President of the International Society of Cellular Therapy and the American Society of Blood and Marrow Transplantation. The PI in this study is Professor Zhifu Xiang, M.D, Ph.D, an expert in bone marrow transplantation in the Division of Oncology at Washington University School of Medicine. This clinical study aims to determine the safety and tolerability of ApoGraft for bone marrow transplantations with haplo-HSCT in a Phase I study.

Finding a donor remains a challenge for patients in need of an urgent HSCT. The ability to obtain half matched stem cells from any family member represents a significant breakthrough in the field. Haplo-HSCT is characterized by the nearly uniform and immediate better availability of a donor and the availability of the donor for post-transplant cellular immunotherapy. However, haplo-HSCT carries a high risk of GvHD and poor immune reconstitution when GvHD is treated prevented by all existing methods of vigorous ex vivo or in vivo T-cell depletion. Different treatment approaches are currently being explored to mitigate complications such as graft rejection, severe GvHD, and prolonged immune suppression. Our platform technology, ApoGraft, is based on certain findings to date that GvHD can be prevented. We therefore believe that the combination of haplo-HSCT with the ApoGraft process has the potential to improve the standard of care therapy in the field and potentially mitigate haplo-HSCT related complications.

During 2019 we and WU completed all the requirements for initiation of the study. An agreement for accelerated clinical trial was signed (July 2019), an IND was approved by the FDA, the scientific committee as well as the institutional review board (IRB) have given the green light and a technology transfer process to the facility in Saint-Louis has been completed satisfactorily. Relevant announcements were made in February and July 2019 and January 2020.

Future Studies

We intend to undertake the following actions during the following twelve months:

•	Complete recruitment of patients for the Phase I/II study in Israel (ApoGraft01)

•	Announce top-line results of the Phase I/II study in Israel;

•	Recruit the first five patients in our Phase I study in WU;

•	Complete scale-up and automation of the ApoGraft process;

Collaborations

In June 2018, we entered into a collaboration and material transfer agreement with the denovoMATRIX group of the Technische Universität Dresden (TU Dresden), a leading center for stem cell research in Germany. According to the agreement, the team of denovoMATRIX employed by TU Dresden have conducted examinations into the tentative synergy between our ApoGraft and denovoMAtrix technology and evaluated collaborative development of products for regenerative medicine. The preliminary testing was performed and synergy between the two technologies have been demonstrated. Data supported improved mesenchymal stem cells growth when exposed to FasL embedded in denovoMAtrix matrix. While we intend to incorporate the results in the upcoming scientific manuscript, we elected not proceed with this collaboration beyond the initial steps because we lacked sufficient resources and decided to focus on the Hematological stem cells arena.

In July 2018, we entered into a collaboration agreement with Cell2in Inc., a South Korean company focused on improving the quality of cells. According to the agreement, the companies will conduct scientific evaluations combining ApoGraft with Cell2in’s proprietary identification technology FreSHtracer™ which monitors stem cell quality by utilizing a fluorescent dye to characterize their oxidative stress state. In December 2018, the Korea-Israel Industrial R&D Foundation (KORIL-RDF) approved a grant for the collaboration between Cellect and Cell2in, providing financing for the joint project.

Preliminary results from the collaboration include the following: (i) higher degree of stemness (both in Cell2in and standard assays) maintained through repeated expansions of bone marrow and umbilical cord derived mesenchymal stem cell, (ii) improved expansion of adipose derived mesenchymal stem cells in early and late passages, and significantly increased stemness of hematopoietic stem cells within two hours of the ApoGraft process. Due to same considerations mentioned above, we determined not proceed with this collaboration beyond the initial steps, because we lacked sufficient resources and decided to focus on our product in the Hematological stem cells arena.

In October 2020, we announced a collaboration with XNK therapeutics – a development stage Swedish company focused on the development of cell-based therapeutics from NK cells (subpopulation of Bone marrow hematopoietic cells). The collaboration is still in progress.

Future Applications

Beyond the use of our ApoGraft technology platform in the allogeneic HSCT setting for the treatment of hematological malignancies as currently contemplated, we believe that our technology platform has the potential for a much broader set of usages:

•	Use of HSCT earlier and more often in the blood cancer treatment protocol. By reducing HSCT toxicity and other complications while increasing efficacy, we believe that our stem cell selection kits will allow clinicians to undertake HSCT earlier in the blood cancer treatment protocol.

•	Broadened use of HSCT to organ transplants. It has been known for some time that allogeneic HSCT taken from the same donor enhances transplantation tolerance. This phenomenon has been observed not only in numerous animal models, but in humans as well. For example, several clinical trials have reported that kidney transplantation accompanied by a previous HSCT from the same donor was tolerated by the recipient’s immune system. We believe that our products could become the major adjunct therapy in any solid organ transplantation to allow immune tolerance.

•	Broadened use of HSCT to non-life threatening autoimmune disorders. We are considering initiating clinical trials in autoimmune conditions where HSCT was proven to be beneficial, but it was seldom used because of the inherent toxicity. We believe that if we are able to demonstrate significant reduction of inherent toxicity, this will help make HSCT eligible for treatment and potentially curing of diseases such as Type 1 diabetes, lupus, psoriasis, Crohn’s disease and the like.

•	Functional selection of cord blood. Stem cells from the cord blood of newborns can be collected immediately after birth and preserved frozen. Currently, the main impediment of HSCT based on stem cells from cord blood is that the amount of cord blood is very limited. In combination with inefficient selection methods, the quantity of the collected stem cells is minimal. Therefore, the treatment is usually limited to children having low body mass. Physicians have tried using double cord blood and other methods which have resulted in new immune related adverse effects. Under ethical review board approval, we examined more than 150 samples of cord blood and showed that we can achieve approximately 400 times more stem and progenitor cells from any given samples. We believe this may open up the use of cord blood for adult patients in the future.

•	Stem cell expansion. We already have preliminary indications that our ApoGraft technology platform greatly improves the efficiency of the stem cell expansion process by increasing the initial number of cells that undergoes expansion. Therefore, we believe that companies that currently use stem cell expansion will have a major advantage if our selection process is integrated as the first step in their manufacturing process.

•	Tissue and organ engineering. One of the objectives of regenerative medicine is to enable the use of stem cells as a reservoir for organ and tissue engineering and, ultimately, transplantation. The goal is that the patient will be able to accept organs or tissues engineered from foreign stem cells. These emerging technologies rely on a sufficient number of stem cells from the donor and the separation of those cells from the donor’s immune system in order to avoid rejection. We believe that our functional stem cell selection process can be the optimal solution for such needs.

•	Mesenchymal stem cells. Develop the use of fat derived mesenchymal stem cells under FasL treatment for various indications including immune tolerance, orthopedic and dermato-cosmetic indications.

•	Reduce treatment related toxicity of T cell immunotherapies such as CAR-T cells. We have commenced a collaboration with a leading academic group, in which the effect of the ApoGraft on reducing toxicity related to CAR-T treatment is tested.

Research and Development

Our core technology was originally derived from research conducted by the research group of Dr. Nadir Askenasy. Our research and development activities have been focused on additional animal models of a variety of diseases, experiments to determine the mechanism of action of our ApoGraft technology platform, and toxicology testing. Based on these preclinical programs we have begun clinical testing of products based on our ApoGraft technology platform in humans. During the years ended December 31, 2018, 2019 and 2020, we incurred approximately NIS 5.9 million, NIS 12.1 million, NIS 13.5 million respectively in expenses on company research and development activities.

Raw Materials and Suppliers

Although most raw materials for the ApoGraft technology platform is readily obtainable from multiple sources, we know of only one manufacturer of clinical grade FasL (the apoptosis inducing signal), Swiss Biotech Center, or SBC. In July 2018, we entered into a strategic manufacturing and supply agreement with SBC to secure production of clinical grade FasL protein in which the clone is originated from Adipogen International. According to the agreement, SBC granted to us exclusivity to the FasL protein developed by SBC for a period of five years and agreement further provided for the production of clinical batches of the FasL protein for our planned US clinical trials. The parties contemplate expanding production capacity to meet future needs including any marketing and collaborations with licensors of Cellect technology. In January 2019, we announced that we have concluded the scale-up development and manufacturing of clinical grade FasL in collaboration with SBC. In the Summer of 2019 we received a clinical grade batch of GMP FasCellect protein (hexamer of hFasL) that was tested analytically and biologically and passed batch release criteria. We believe this amount should be sufficient to conclude all clinical trials in the foreseeable future (several thousands of patients). Furthermore, we received another three batches of research grade material that allows us full control and supply of the critical reagents for all anticipated development. While we believe that we have addressed supply issues with respect to FasL for the foreseeable future and these arrangements will alleviate a major challenge to our development and commercialization plans, there can be no assurance that we have sufficient amounts to conclude all necessary clinical trials or that, if we do not, we will not experience delays in the supply of FasL in the future.

Competition

The field of regenerative medicine is expanding rapidly, in large part through the development of cell-based therapies and/or devices designed to isolate cells from human tissues. As the field grows, we face, and will continue to face, increased competition from pharmaceutical, biopharmaceutical, medical device and biotechnology companies, as well as academic and research institutions and governmental agencies in the United States and globally. Most regenerative medicine efforts involve sourcing adult stem and regenerative cells from tissues such as bone marrow, placental tissue, umbilical cord and peripheral blood. However, a growing number of companies are using adipose tissue as a cell source.

With the growing number of companies working in the cell therapy field, we, either now or in the future, will be forced to compete across several areas, including equity and capital, clinical trial sites, enrollment of patients in clinical trials, corporate partnerships, skilled and experienced personnel and commercial market share. Many of our competitors may have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Mergers and acquisitions in the pharmaceutical, biotechnology and diagnostic industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. We cannot with any accuracy forecast when or if these companies are likely to bring cell therapies to market for indications such as bone marrow transplants which we are also pursuing.

There are currently two companies that lead the stem cell selection market with whom we directly compete. The first is Miltenyi, which dominates the hematopoietic stem cell selection market, using biomarkers to either enrich stem cells (positive selection ofCD34+ cells) or deplete mature hematopoietic cells such as T cells from the biological sample (negative selection by monoclonal antibodies specific against T-cell receptor α&β), or CD3/CD19 depletion or CD45RA depletion, resulting in the enrichment of stem and progenitor cells. The second is Cytori, which sells a medical device known as the Celution® System that enables bedside access to adult adipose derived regenerative cells, or ADRCs, by automating and standardizing the extraction, washing, and concentration of a patient’s own ADRCs for present and future clinical use. Cytori announced in 2020 that it sold the whole cell therapy activity in Japan to its Japanese partner and the rest of the activity to Lorem which became Lorem-Cytori. While Miltenyi is using morphological markers of stem cells to enrich the stem cell population, Cytori is using the physical properties of cells (in general) through centrifugal force for separation. We believe that both technologies result in less than optimal cell products. These negligible use of Militenyi system and the selling of Cytori further emphasize the lack of effective solutions to the cell selection need. Pending the results of our clinical trials, Cellect believe the Apograft product can be employed in many immune related indications and further expanded to non-hematopoietic types of cells.

In addition, since we are developing our ApoGraft products to improve the safety and efficacy of allogeneic HSCT, we also compete with companies developing treatments for GvHD. These companies include Athersys, Inc., Bellicum Pharmaceuticals Inc., Erytech Pharma SA, Fate Therapeutics Inc., Fortress Biotech Inc., (formerly Coronado Biosciences), Gamida Cell Ltd., or Gamida, Kiadis Pharma N.V., or Kiadis, MEDIPOST Co., Ltd., Mesoblast Ltd., or Mesoblast, MolMed S.p.A., and Pluristem Therapeutics Inc., or Pluristem., Talaris Therapeutics, Medeor Therapeutics.

In the general area of cell-based therapies, we may now or in the future compete on an indirect basis with a variety of companies, most of whom are specialty medical products or biotechnology companies that provide a finished stem cell product that has already undergone stem cell selection including, among others, Advanced Cell Technology, Inc., Arteriocyte Medical Systems Inc., Athersys, Baxter International Inc., Bioheart Inc., Caladarius Biosciences Inc., Nuo Therapeutics, Inc., Fibrocell Science Inc., Gamida, Genzyme Corporation, Harvest Technologies Corporation, In vivo Therapeutics Holdings Corp., Johnson & Johnson, Kiadis, Mesoblast, Neuralstem Inc., Ocata Therapeutics Inc., Osiris Therapeutics, Inc., Pluristem, Tigenix NV, and others. We believe, however, that many of these companies have the potential to become customers in the future of our ApoGraft technology platform in order to improve and enhance their in-house processes.

Intellectual Property

Our success depends in large part on our ability to protect our proprietary technology and to operate without infringing on the proprietary rights of third parties. We rely on a combination of patent, trade secret, copyright and trademark laws, as well as confidentiality agreements, licensing agreements and other agreements, to establish and protect our proprietary rights. Our success also depends, in part, on our ability to avoid infringing patents issued to others. If we were judicially determined to be infringing on any third-party patent, we could be required to pay damages, alter our products or processes, obtain licenses or cease certain activities.

To protect our proprietary functional cell selection technology platform and other scientific discoveries, we have a wide family of patents and patent applications. These patents cover other stem cell related inventions but mainly our functional selection methodology, products and methods of use. The full published domain is further described below:

•	A patent entitled “Method of Inducing Immune Tolerance via Blood/Lymph Flow-Restricted Bone Marrow Transplantation” was granted in the United States. If the appropriate maintenance fees are paid, the patent is expected to expire in April 2024 (including a 571 days patent term adjustment granted by the USPTO).

•	A patent entitled “Methods of Selecting Stem Cells and Uses Thereof” was granted in the United States, Canada, Israel, India and Europe (validated in Denmark, France, Germany, Ireland, Netherlands, Switzerland and the United Kingdom). If the appropriate maintenance fees are paid, the patent is expected to expire in May 2027 in Israel, India and Europe and in September 2029 in the United States (including an 829 days patent term adjustment granted by the USPTO).

•	A patent application entitled “Regulatory Immune Cells with Enhanced Targeted Cell Death Effect” was granted in United States, Israel and Europe (Validated in France, Germany, Ireland, Switzerland and the United Kingdom ). If the appropriate maintenance fees are paid, the issued patents are expected to expire in July, 2031.

•	A patent application entitled “Devices and Methods for Selecting Apoptosis-Signaling Resistant Cells and Uses Thereof” was granted in Australia, Canada, China, Israel, Japan, Korea, Russia, USA and Europe (validated in Denmark, France, Germany, Ireland, Italy, Netherlands, Switzerland and the United Kingdom). With respect to India, the application is still under examination. If the appropriate maintenance fees are paid, these issued patents and the patent to be issued on the pending applications, if issued, are expected to expire in March, 2033.

•	A patent application entitled “Activation of Hematopoietic Progenitors by Pre-transplant Exposure to Death Ligands” was granted in Australia, Israel and Europe (validated in France, Germany, Switzerland and the United Kingdom). With respect to United states, Canada, China, India, Japan, and Korea, the applications are still under examination. If the appropriate maintenance fees are paid, these issued patents and the patent to be issued on the pending applications, if issued, are currently expected to expire in October 2034.

•	A patent application entitled “Selective Surface for, and Methods of, Selecting a Population of Stem and Progenitor Cells, and Uses Thereof” was granted in Europe (validated in France, Germany, Switzerland and the United Kingdom). With respect to United states, the application was abandoned. If the appropriate maintenance fees are paid, these patents are currently expected to expire in 2036.

•	A patent application entitled “Methods for propagating mesenchymal stem cells (MSC) for use in transplantation” was filed as a PCT application and is now in national phase in Australia, Canada, China, Europe, India, Japan, Korea, Russia, USA and Israel. If patents are issued from these applications, and if the appropriate maintenance fees are paid, these patents are currently expected to expire in 2036.

•	A patent application entitled “Methods for expanding adipose-derived stem cells” was filed as a PCT application and is now in national phase in Australia, Canada, China, Europe, India, Japan, Korea, USA and Israel. If patents are issued from these applications, and if the appropriate maintenance fees are paid, these patents are currently expected to expire in 2039.

•	A patent application entitled “Methods of apoptosis susceptible cells” was filed as a PCT application on May 7, 2019. The PCT application will enter National Phase stage on February 22, 2021.

We cannot assure that any of our pending patent applications will be issued, that we will develop additional proprietary products that are patentable, that any patents issued to us will provide us with competitive advantages or will not be challenged by any third parties, or that the patents of others will not prevent the commercialization of products incorporating our technology. Furthermore, we cannot assure that others will not independently develop similar products, duplicate any of our products, or design around our patents. U.S. patent applications are not immediately made public, so we might be surprised by the grant to someone else of a patent on a technology we are actively using.

There is a risk that any patent applications that we file and any patents that we hold or later obtain could be challenged by third parties and declared invalid or infringing of third-party claims. For many of our pending applications, patent interference proceedings may be instituted with the USPTO when more than one person files a patent application covering the same technology, or if someone wishes to challenge the validity of an issued patent. At the completion of the interference proceeding, the USPTO will determine which competing applicant is entitled to the patent, or whether an issued patent is valid. Patent interference proceedings are complex and highly contested, and the USPTO’s decision is subject to appeal. This means that if an interference proceeding arises with respect to any of our patent applications, we may experience significant expenses and delay in obtaining a patent, and if the outcome of the proceeding is unfavorable to us, the patent could be issued to a competitor rather than to us. Third parties can file post-grant proceedings in the USPTO, seeking to have issued patent invalidated, within nine months of issuance. This means that patents undergoing post-grant proceedings may be lost, or some or all claims may require amendment or cancellation, if the outcome of the proceedings is unfavorable to us. Post-grant proceedings are complex and could result in a reduction or loss of patent rights.

There is uncertainty in the patent laws within and outside the United States and Israel as these are undergoing constant review and revisions through legislation and through court-made law. The laws of some countries may not sufficiently protect our proprietary rights. Third parties may attempt to oppose the issuance of patents to us by initiating opposition proceedings or institute proceedings to revoke the patents. Opposition or revocation proceedings against any of our patent application in one country could have an adverse effect on our corresponding issued patents or pending application in another country, e.g. in the United States or Israel. It may be necessary or useful for us to participate in proceedings intended to challenge and test the validity of our patents or our competitors’ patents that have been issued in the United States, Israel and in many other jurisdictions. This could result in substantial costs, divert our efforts and attention from other aspects of our business, and could have a material adverse effect on our results of operations and financial condition.

In addition to patent protection, we rely on unpatented trade secrets and proprietary technological expertise. We cannot assure you that others will not independently develop or otherwise acquire substantially equivalent techniques, somehow gain access to our trade secrets and proprietary technological expertise or disclose such trade secrets, or that we can ultimately protect our rights to such unpatented trade secrets and proprietary technological expertise. We rely, in part, on confidentiality agreements with our marketing partners, employees, advisors, vendors and consultants to protect our trade secrets and proprietary technological expertise. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach or that our unpatented trade secrets and proprietary technological expertise will not otherwise become known or be independently discovered by competitors.

Environmental Matters

We are subject to various environmental, health and safety laws and regulations, including those governing air emissions, water and wastewater discharges, noise emissions, the use, management and disposal of hazardous, radioactive and biological materials and wastes and the cleanup of contaminated sites. We believe that our business, operations and facilities are being operated in compliance in all material respects with applicable environmental and health and safety laws and regulations. Based on information currently available to us, we do not expect environmental costs and contingencies to have a material adverse effect on us. The operation of our testing facilities, however, entails risks in these areas. Significant expenditures could be required in the future if these facilities are required to comply with new or more stringent environmental or health and safety laws, regulations or requirements.

Government Regulation

Any products we may develop, and our research and development activities are subject to stringent government regulation. In the United States, these regulations include the Federal Food, Drug, and Cosmetic Act, or FDCA, and other federal and state statutes and regulations that govern the clinical and preclinical testing, manufacture, safety, effectiveness, approval, labeling, distribution, sale, import, export, storage, record-keeping, reporting, advertising, and promotion of our products. Product development and approval within this regulatory framework, if successful, will take many years and involve the expenditure of substantial resources. Violations of regulatory requirements at any stage may result in various adverse consequences, including the FDA’s and other health authorities’ delay in approving or refusal to approve a product. Violations of regulatory requirements also may result in enforcement actions.

We are currently in the early clinical development stage and none of our products have been approved for sale in any market.

United States Regulatory Requirements

Regulation of Medical Devices Related to Licensed Blood or Cellular Products

The FDA is divided into various “Centers” by product type such as the Center for Drug Evaluation and Research, or CDER, CBER, or the Center for Devices and Radiological Health, or CDRH. Different Centers review drug, biologic, or device applications.

CBER regulates medical devices related to licensed blood and cellular products by applying appropriate medical device laws and regulations. Specifically, CBER regulates the medical devices involved in the collection, processing, testing, manufacture and administration of licensed blood, blood components and cellular products. The medical devices regulated by CBER are intimately associated with the blood collection and processing procedures as well as the cellular therapies regulated by CBER. CBER has developed specific expertise in blood, blood products and cellular therapies and the integral association of certain medical devices with those biological products supports the regulation of those devices by CBER.

After receiving FDA approval or clearance, an approved or cleared product must comply with postmarket safety reporting requirements applicable to the product based on the application type under which it received marketing authorization. In the case of current good manufacturing practices, or cGMP, the applicant may take one of two approaches: (1) complying with cGMP for each constituent part, or (2) a streamlined approach specific to combination products, subject to certain limitations.

FDA Approval Process

The FDA extensively regulates, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, marketing and import and export of medical products. The FDA governs the following activities that we may perform or that may be performed on our behalf, to ensure that the medical products we may in the future manufacture, promote and distribute domestically or export internationally are safe and effective for their intended uses:

•	product design, preclinical and clinical development and manufacture;

•	product premarket clearance and approval;

•	product safety, testing, labeling and storage;

•	recordkeeping procedures;

•	product marketing, sales and distribution; and

•	post-marketing surveillance, complaint handling and adverse event reporting, including reporting of deaths, serious injuries, malfunctions or other deviations; and

•	recall of products, including repairs or remediation.

A new biologic must be approved by the FDA through the biologics license application, or BLA, process before it may be legally marketed in the U.S. The animal and other non-clinical data and the results of human clinical trials performed under an Investigational New Drug, or IND, application and under similar foreign applications will become part of the BLA. A new medical device must be cleared or approved by FDA through the premarket approval (PMA) or 510(k) clearance. For medical devices that require a PMA, clinical studies performed under an Investigation Device Exemption, or IDE, will become part of a PMA for a medical device. A combination biologic/device may be subject to standards of review for both CBER and CDRH.

In the U.S., the FDA regulates biologics under the Public Health Service Act, or PHSA, and implementing regulations and medical devices under the Federal Food, Drug, and Cosmetic Act, or FDCA, and implementing regulations, respectively. The process of obtaining regulatory approvals and the subsequent compliance with applicable federal, state, local, and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial sanctions. These sanctions could include the FDA’s refusal to approve pending applications, withdrawal of an approval, a clinical hold, warning letters, requesting product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement, or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us. The process required by the FDA before a biologic or medical device may be marketed in the U.S. generally involves the following, though a more specific discussion of regulatory requirements for biologics and medical devices follows:

•	completion of preclinical laboratory tests, animal studies and formulation studies according to Good Laboratory Practices, or GLP, or other applicable regulations;

•	submission to the FDA of an IND or IDE which must become effective before human clinical trials may begin;

•	Approval by an institutional review board, or IRB, representing each clinical trial site before each clinical trial may be initiated;

•	performance of adequate and well-controlled human clinical trials according to Good Clinical Practices, or GCP, to establish the safety and efficacy of the proposed drug or device for its intended use;

•	preparation and submission of a BLA or PMA to the FDA;

•	satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug is produced to assess compliance with current good manufacturing practice, or cGMP, to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity; and

•	satisfactory completion of any FDA audits of the clinical study sites to assure compliance with GCP, and the integrity of clinical data in support of the BLA or PMA;

•	FDA review and approval of the BLA or PMA.

Once a biologic product candidate is identified for development, it enters the preclinical testing stage. Preclinical tests include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies. An IND sponsor must submit the results of the preclinical tests, together with manufacturing information and analytical data, to the FDA as part of the IND. The sponsor will also include a protocol detailing, among other things, the objectives of the first phase of the clinical trials, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated, if the first phase lends itself to an efficacy evaluation. Some preclinical testing may continue even after the IND is submitted. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, places the clinical trial on a clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. Clinical holds also may be imposed by the FDA at any time before or during studies due to safety concerns or non-compliance.

Once a medical device product requiring a PMA is identified for development, it enters the feasibility study stage. For significant risk devices, including devices that devices that are substantially important in diagnosing, curing, mitigating or treating disease or in preventing impairment to human health, sponsors must submit an investigational plan to FDA as part of the IDE. The IDE automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, places the clinical trial on a clinical hold. An IDE sponsor typically must submit results of feasibility studies to FDA to receive approval to proceed with a pivotal study. A pivotal study is generally intended as the primary clinical support for a marketing application.

All clinical trials must be conducted under the supervision of one or more qualified investigators in accordance with GCP regulations. They must be conducted under protocols detailing the objectives of the trial, dosing procedures, subject selection and exclusion criteria and the safety and effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND or IDE, and progress reports detailing the results of the clinical trials must be submitted at least annually. In addition, timely safety reports must be submitted to the FDA and the investigators for serious and unexpected adverse events. An institutional review board, or IRB, responsible for the research conducted at each institution participating in the clinical trial must review and approve each protocol before a clinical trial commences at that institution and must also approve the information regarding the trial and the consent form that must be provided to each trial subject or his or her legal representative, monitor the study until completed and otherwise comply with IRB regulations.

Human clinical trials for biologics are typically conducted in three sequential phases that may overlap or be combined:

•	Phase I: The product candidate is initially introduced into healthy human subjects and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion. In the case of some products for severe or life-threatening diseases, such as cancer, especially when the product may be too inherently toxic to ethically administer to healthy volunteers, the initial human testing may be conducted in patients.

•	Phase II: This phase involves studies in a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

•	Phase III: Clinical trials are undertaken to further evaluate dosage, clinical efficacy and safety in an expanded patient population at geographically dispersed clinical study sites. These studies are intended to establish the overall risk-benefit ratio of the product candidate and provide, if appropriate, an adequate basis for product labeling.

Medical devices, however, typically rely on one or a few pivotal studies rather than Phase I, II, and III clinical trials.

Clinical trials are subject to extensive monitoring, recordkeeping and reporting requirements. Clinical trials must be conducted under the oversight of an institutional review board, or IRB, for the relevant clinical trial sites and must comply with FDA regulations, including, but not limited to, those relating to good clinical practices. To conduct a clinical trial, we also are required to obtain the patient’s informed consent in a form and substance that complies with both FDA requirements and state and federal privacy and human subject protection regulations.

The FDA, the IRB, or the sponsor could suspend a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the anticipated benefits or a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or hold a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious adverse event in the patients. Phase I, Phase II, and Phase III testing may not be completed successfully within any specified period, if at all. Even if a trial is completed, the results of clinical testing may not adequately demonstrate the safety and efficacy of the device or may otherwise not be sufficient to obtain FDA clearance or approval to market the product in the United States. Similarly, in Europe, the clinical study must be approved by a local ethics committee and in some cases, including studies with high-risk devices, by the ministry of health in the applicable country.

During the development of a new medical product, sponsors are given opportunities to meet with the FDA at certain points. These points may be prior to submission of an IND or IDE, at the end of Phase II, and before a BLA or PMA is submitted. Meetings at other times may be requested. These meetings can provide an opportunity for the sponsor to share information about the data gathered to date, for the FDA to provide advice, and for the sponsor and FDA to reach agreement on the next phase of development. Sponsors typically use the end of Phase II meeting to discuss their Phase II clinical results and present their plans for the pivotal Phase III clinical trial that they believe will support approval of the new biologic. Similarly, sponsors typically use the end of feasibility studies to do the same for planning for their pivotal trial or trials for a medical device.

Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of a biologic and finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. For biologics, the manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, the manufacturer must develop methods for testing the identity, strength, quality and purity of the final product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life. Before approving a BLA or PMA, the FDA typically will inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in full compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. The PHSA in particular emphasizes the importance of manufacturing control for products like biologics whose attributes cannot be precisely defined.

Manufacturers and others involved in the manufacture and distribution of products must also register their establishments with the FDA and certain state agencies. Both domestic and foreign manufacturing establishments must register and provide additional information to the FDA upon their initial participation in the manufacturing process. Any product manufactured by or imported from a facility that has not registered, whether foreign or domestic, is deemed misbranded under the FDCA.

Establishments may be subject to periodic unannounced inspections by government authorities to ensure compliance with cGMP and other laws. Manufacturers may have to provide, on request, electronic or physical records regarding their establishments. Delaying, denying, limiting, or refusing inspection by the FDA may lead to a product being deemed to be adulterated.

There are also specific approval requirements for both biologics and medical device products, respectively. Biologics and medical devices are also eligible for different forms of exclusivities and priority review, and combination products may be eligible for both. We discuss both regulatory paradigms below, as our potential future products may implicate elements of each, largely at CBER’s discretion to involve CDRH in the review and approval process.

U.S. Review and Approval of Biologics

In order to obtain approval to market a biological product in the United States, a marketing application must be submitted to the FDA that provides sufficient data establishing the safety, purity and potency of the proposed biological product for its intended indication. The application includes all relevant data available from pertinent preclinical and clinical trials, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls and proposed labeling, among other things. Data can come from company-sponsored clinical trials intended to test the safety and effectiveness of a use of a product, or from a number of alternative sources, including studies initiated by investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety, purity and potency of the biological product to the satisfaction of the FDA.

The results of product development, preclinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the drug, proposed labeling, and other relevant information are submitted to the FDA as part of a BLA requesting approval to market the product. The submission of a BLA is subject to the payment of user fees; a waiver of such fees may be obtained under certain limited circumstances. The FDA initially reviews all BLAs submitted to ensure that they are sufficiently complete for substantive review before it accepts them for filing. The FDA generally completes this preliminary review within 60 calendar days. The FDA may request additional information rather than accept a BLA for filing. In this event, the BLA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review. FDA may refer the BLA to an advisory committee for review, evaluation and recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. The approval process is lengthy and often difficult, and the FDA may refuse to approve a BLA if the applicable regulatory criteria are not satisfied or may require additional clinical or other data and information. Even if such data and information are submitted, the FDA may ultimately decide that the BLA does not satisfy the criteria for approval. Data obtained from clinical trials are not always conclusive and the FDA may interpret data differently than we interpret the same data. FDA reviews a BLA to determine, among other things whether the product is safe, pure and potent and the facility in which it is manufactured, processed, packed or held meets standards designed to assure the product’s continued safety, purity and potency. Before approving a BLA, the FDA will inspect the facility or facilities where the product is manufactured. The FDA may issue a complete response letter, which may require additional clinical or other data or impose other conditions that must be met in order to secure final approval of the BLA, or an approval letter following satisfactory completion of all aspects of the review process.

BLAs may receive either standard or priority review. Under current FDA review goals, standard review of an original BLA will be 10 months from the date that the BLA is filed. A biologic representing a significant improvement in treatment, prevention or diagnosis of disease may receive a priority review of six months. Priority review does not change the standards for approval, but may expedite the approval process.

If a product receives regulatory approval, the approval may be limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. In addition, the FDA may require a sponsor to conduct Phase IV testing which involves clinical trials designed to further assess a drug’s safety and effectiveness after BLA approval, and may require testing and surveillance programs to monitor the safety of approved products which have been commercialized.

The Food and Drug Administration Safety and Innovation Act, or FDASIA, which was enacted in 2012, made permanent the Pediatric Research Equity Act, or PREA, which requires a sponsor to conduct pediatric studies for most biologics with a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration. Under PREA, BLAs and supplements thereto, must contain a pediatric assessment unless the sponsor has received a deferral or waiver. The required assessment must assess the safety and effectiveness of the product for the claimed indications in all relevant pediatric subpopulations and support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The sponsor or FDA may request a deferral of pediatric studies for some or all of the pediatric subpopulations. A deferral may be granted for several reasons, including a finding that the biologic is ready for approval for use in adults before pediatric studies are complete or that additional safety or effectiveness data needs to be collected before pediatric studies can begin. After April 2013, the FDA must send a non-compliance letter to any sponsor that fails to submit a required pediatric assessment within specified deadlines or fails to submit a timely request for approval of a pediatric formulation, if required.

Biologics Price Competition and Innovation Act of 2009

The Biologics Price Competition and Innovation Act of 2009, or BPCIA, amended the PHSA to create an abbreviated approval pathway for two types of “generic” biologics — biosimilars and interchangeable biologic products, and provides for a twelve-year exclusivity period for the first approved biological product, or reference product, against which a biosimilar or interchangeable application is evaluated; however if pediatric studies are performed and accepted by the FDA, the twelve-year exclusivity period will be extended for an additional six months. A biosimilar product is defined as one that is highly similar to a reference product notwithstanding minor differences in clinically inactive components and for which there are no clinically meaningful differences between the biological product and the reference product in terms of the safety, purity and potency of the product. An interchangeable product is a biosimilar product that may be substituted for the reference product without the intervention of the health care provider who prescribed the reference product.

The biosimilar applicant must demonstrate that the product is biosimilar based on data from (1) analytical studies showing that the biosimilar product is highly similar to the reference product; (2) animal studies (including toxicity); and (3) one or more clinical studies to demonstrate safety, purity and potency in one or more appropriate conditions of use for which the reference product is approved. In addition, the applicant must show that the biosimilar and reference products have the same mechanism of action for the conditions of use on the label, route of administration, dosage and strength, and the production facility must meet standards designed to assure product safety, purity and potency.

U.S. Review and Approval of Medical Devices

Unless an exemption applies, medical device commercially distributed in the United States require either premarket notification, or 510(k) clearance, or approval of a premarket approval, or PMA, application from the FDA. While we anticipate CBER will be the lead Center in reviewing our product application, CDRH’s review standards will likely apply to significant portions of the application.

The FDA classifies medical devices into one of three classes. Class I devices, considered to have the lowest risk, are those for which safety and effectiveness can be assured by adherence to the FDA’s general regulatory controls for medical devices, which include compliance with the applicable portions of the FDA’s Quality System Regulation, or QSR, facility registration and product listing, reporting of adverse medical events, and appropriate, truthful and non-misleading labeling, advertising, and promotional materials (General Controls). Class II devices are subject to the FDA’s General Controls, and any other special controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device (Special Controls). Manufacturers of most Class II and some Class I devices are required to submit to the FDA a premarket notification under Section 510(k) of the FDCA, requesting permission to commercially distribute the device. This process is generally known as 510(k) clearance. Devices deemed by the FDA to pose the greatest risks, such as life-sustaining, life-supporting or implantable devices, or devices that have a new intended use, or use advanced technology that is not substantially equivalent to that of a legally marketed device, are placed in Class III, requiring approval of a PMA. The submission of a 510(k) or PMA is subject to the payment of user fees; a waiver of such fees may be obtained under certain limited circumstances.

510(k) Clearance Pathway for Medical Devices

When a 510(k) clearance is required, an applicant is required to submit a 510(k) application demonstrating that our proposed device is substantially equivalent to a previously cleared 510(k) device or a device that was in commercial distribution before May 28, 1976 for which the FDA has not yet called for the submission of PMAs. By regulation, the FDA is required to clear or deny a 510(k) premarket notification within 90 days of submission of the application. As a practical matter, clearance may take longer. The FDA may require further information, including clinical data, to make a determination regarding substantial equivalence.

Once filed, the FDA has 90 days in which to review the 510(k) application and respond. Typically, the FDA’s response after reviewing a 510(k) application is a request for additional data or clarification. Depending on the complexity of the application and the amount of data required, the process may be lengthened by several months or more. If additional data, including clinical data, are needed to support our claims, the 510(k) application process may be significantly lengthened.

If the FDA issues an order declaring the device to be Not Substantially Equivalent, or NSE, the device is placed into a Class III or PMA category. At that time, a company can request a de novo classification of the product. De novo generally applies where there is no predicate device and the FDA believes the device is sufficiently safe so that no PMA should be required. The request must be in writing and sent within 30 days from the receipt of the NSE determination. The request should include a description of the device, labeling for the device, reasons for the recommended classification and information to support the recommendation. The de novo process has a 60-day review period. If the FDA classifies the device into Class II, a company will then receive an approval order to market the device. This device type can then be used as a predicate device for future 510(k) submissions. However, if the FDA subsequently determines that the device will remain in the Class III category, the device cannot be marketed until the company has obtained an approved PMA.

Any modification to a 510(k)-cleared device that would constitute a major change in its intended use, or any change that could significantly affect the safety or effectiveness of the device, requires a new 510(k) clearance and may even, in some circumstances, require a PMA if the change raises complex or novel scientific issues or the product has a new intended use. The FDA requires every manufacturer to make the determination regarding the need for a new 510(k) submission in the first instance, but the FDA may review any manufacturer’s decision. If the FDA were to disagree with any of our determinations that changes did not require a new 510(k) submission, it could require us to cease marketing and distribution and/or recall the modified device until 510(k) clearance or PMA approval is obtained. If the FDA requires us to seek 510(k) clearance or PMA approval for any modifications, we may be required to cease marketing and/or recall the modified device, if already in distribution, until 510(k) clearance or PMA approval is obtained and we could be subject to significant regulatory fines or penalties.

Premarket Approval (PMA) Pathway for Medical Devices

A PMA application must be submitted to the FDA if the device cannot be cleared through the 510(k) process, or is not otherwise exempt from the FDA’s premarket clearance and approval requirements. A PMA application must generally be supported by extensive data, including, but not limited to, technical, preclinical, clinical trial, manufacturing and labeling, to demonstrate to the FDA’s satisfaction the safety and effectiveness of the device for its intended use. During the review period, the FDA will typically request additional information or clarification of the information already provided. Also, an advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. The FDA may or may not accept the panel’s recommendation. In addition, the FDA will generally conduct a pre-approval inspection of our or our third-party manufacturers’ or suppliers’ manufacturing facility or facilities to ensure compliance with the QSR. Once a PMA is approved, the FDA may require that certain conditions of approval be met, such as conducting a post-market clinical trial.

New PMAs or PMA supplements are required for modifications that affect the safety or effectiveness of the device, including, for example, certain types of modifications to the device’s indication for use, manufacturing process, labeling and design. PMA supplements often require submission of the same type of information as a PMA, except that the supplement is limited to information needed to support any changes from the device covered by the original PMA and may not require as extensive clinical data or the convening of an advisory panel.

Clinical trials are generally required to support a PMA application and are sometimes required for 510(k) clearance. Such trials generally require an application for an investigational device exemption, or IDE, which is approved in advance by the FDA for a specified number of patients and study sites, unless the product is deemed a non-significant risk device eligible for more abbreviated IDE requirements. A significant risk device is one that presents a potential for serious risk to the health, safety or welfare of a patient and either is implanted, used in supporting or sustaining human life, substantially important in diagnosing, curing, mitigating, or treating disease or otherwise preventing impairment of human health, or otherwise presents a potential for serious risk to a subject.

Breakthrough Device Designation

The FDA grants Breakthrough expedite development, assessment and review of medical devices that “provide for more effective treatment or diagnosis of life-threatening or irreversibly debilitating human disease or conditions; and that represent breakthrough technologies; for which no approved or cleared alternatives exist; that offer significant advantages over existing approved or cleared alternatives, or the availability of which is in the best interest of patients.”

This status confers a number of benefits on the development path of medical devices. These include:

•	a dedicated FDA team, including senior management engagement, to facilitate development of the device

•	a defined process for resolving disputes that may arise between the sponsor and FDA

•	a commitment to interactive and timely communication between FDA and the sponsor

•	increased flexibility in clinical study design

•	options for data collection in the post-market setting, in place of a full clinical study prior to approval

•	priority review status, meaning that a sponsor’s submissions will be placed at the top of the relevant review queue and receive additional FDA resources as needed

•	expedited review and potential deferral of manufacturing and quality systems compliance audits

•	advance disclosure to the sponsor of the topics of any consultation between the FDA and external experts or an advisory committee

•	an opportunity for the sponsor to recommend external experts for such consultations

•	assignment of FDA staff to address questions by institutional review committees concerning investigational use of the medical device

•	any additional steps FDA deems appropriate to expedite the development and review of the medical device.

Patent Term Restoration and Marketing Exclusivity

Depending upon the timing, duration and specifics of FDA approval of our product, some of our U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent restoration term of up to five years as partial compensation for effective patent term lost due to time spent during product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent term restoration period is generally one-half the time between the effective date of an IND, and the submission date of a BLA, plus the time between the submission date of a BLA and the approval of that application, except that the period is reduced by any time during which the applicant failed to exercise due diligence. Only one patent applicable to an approved drug may be extended, and the extension must be applied for prior to expiration of the patent. The USPTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration.

Pediatric exclusivity is another type of marketing exclusivity available in the U.S. FDASIA made permanent the Best Pharmaceuticals for Children Act, or BPCA, which provides, under certain circumstances, for an additional six months of marketing exclusivity if a sponsor conducts clinical trials in children in response to a written request from the FDA, or a Written Request. If the Written Request does not include studies in neonates, the FDA is required to include its rationale for not requesting those studies. The FDA may request studies on approved or unapproved indications in separate Written Requests. The issuance of a Written Request does not require the sponsor to undertake the described studies.

Orphan Drug Designation

We have received Orphan Drug Designation from FDA for our ApoGraft technology for the prevention of acute and chronic graft versus host disease (GvHD) in transplant patients. Under the Orphan Drug Act, the FDA may grant orphan drug designation to a drug intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the U.S., or more than 200,000 individuals in the U.S. and for which there is no reasonable expectation that the cost of developing and making available in the U.S. a drug for this type of disease or condition will be recovered from sales in the U.S. for that drug. Orphan drug designation must be requested before submitting an NDA or BLA. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not itself convey any advantage in or shorten the duration of the regulatory review and approval process. If a product that has orphan drug designation subsequently receives the first FDA approval for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications to market the same drug for the same indication, except in very limited circumstances, for seven years. Orphan drug exclusivity, however, also could block the approval of one of our product candidates for seven years if a competitor obtains approval of the same drug, for the same designated orphan indication or if our product candidate is determined to be contained within the competitor’s product for the same indication or disease.

The FDA also administers a clinical research grants program, whereby researchers may compete for funding to conduct clinical trials to support the approval of drugs, biologics, medical devices, and medical foods for rare diseases and conditions. A product does not have to be designated as an orphan drug to be eligible for the grant program. An application for an orphan grant should propose one discrete clinical study to facilitate FDA approval of the product for a rare disease or condition. The study may address an unapproved new product or an unapproved new use for a product already on the market.

Post-Approval Regulation of Biologics and Medical Devices

After a product is placed on the market, numerous regulatory requirements continue to apply. In addition to the requirements below, adverse event reporting regulations require that we report to the FDA any incident in which our product may have caused or contributed to a death or serious injury or in which our product malfunctioned and, if the malfunction were to recur, would likely cause or contribute to death or serious injury. Additional regulatory requirements include:

•	product listing and establishment registration, which helps facilitate FDA inspections and other regulatory action;

•	cGMP or QSR, which requires manufacturers, including third-party manufacturers, to follow stringent design, validation, testing, control, documentation and other quality assurance procedures during all aspects of the design and manufacturing process;

•	labeling regulations and FDA prohibitions against the promotion of products for uncleared, unapproved or off-label use or indication;

•	clearance of product modifications that could significantly affect safety or effectiveness or that would constitute a major change in intended use of one of our approved medical products;

•	notice or approval of product or manufacturing process modifications or deviations that affect the safety or effectiveness of one of our approved medical products;

•	post-approval restrictions or conditions, including post-approval study commitments;

•	post-market surveillance regulations, which apply, when necessary, to protect the public health or to provide additional safety and effectiveness data for the medical product;

•	the FDA’s recall authority, whereby it can ask, or under certain conditions order, device manufacturers to recall from the market a product that is in violation of governing laws and regulations;

•	regulations pertaining to voluntary recalls; and

•	notices of corrections or removals.

A biologic product may also be subject to official lot release, meaning that the manufacturer is required to perform certain tests on each lot of the product before it is released for distribution. If the product is subject to official lot release, the manufacturer must submit samples of each lot, together with a release protocol showing a summary of the history of manufacture of the lot and the results of all of the manufacturer’s tests performed on the lot, to the FDA. The FDA may in addition perform certain confirmatory tests on lots of some products before releasing the lots for distribution. Finally, the FDA will conduct laboratory research related to the safety, purity, potency and effectiveness of pharmaceutical products.

Advertising and promotion of medical devices, in addition to being regulated by the FDA, are also regulated by the U.S. Federal Trade Commission, or FTC, and by state regulatory and enforcement authorities. Promotional activities for FDA-regulated products of other companies have been the subject of enforcement action brought under healthcare reimbursement laws and consumer protection statutes. Furthermore, under the federal U.S. Lanham Act and similar state laws, competitors and others can initiate litigation relating to advertising claims. In addition, we are required to meet regulatory requirements in countries outside the United States, which can change rapidly with relatively short notice. If the FDA determines that our promotional materials or training constitutes promotion of an unapproved or uncleared use, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our promotional or training materials to constitute promotion of an unapproved use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement.

Failure by us or by our third-party manufacturers and suppliers to comply with applicable regulatory requirements can result in enforcement action by the FDA or other regulatory authorities, which may result in sanctions including, but not limited to:

•	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;

•	customer notifications or repair, replacement, refunds, recall, detention or seizure of our products;

•	operating restrictions or partial suspension or total shutdown of production;

•	refusing or delaying requests for 510(k) clearance or PMA approvals of new products or modified products;

•	withdrawing 510(k) clearances or PMA approvals that have already been granted;

•	refusing to grant export approval for our products; or

•	criminal prosecution.

Human Cells, Tissues, and Cellular and Tissue-Based Products Regulation

Under Section 361 of the PHSA, the FDA issued specific regulations governing the use of human cells, tissues and cellular and tissue-based products, or HCT/Ps, in humans. Pursuant to Part 1271 of Title 21 of the Code of Federal Regulations, or Part 1271, the FDA established a unified registration and listing system for establishments that manufacture and process HCT/Ps. The regulations also include provisions pertaining to donor eligibility determinations; current good tissue practices covering all stages of production, including harvesting, processing, manufacture, storage, labeling, packaging, and distribution; and other procedures to prevent the introduction, transmission, and spread of communicable diseases.

The HCT/P regulations strictly constrain the types of products that may be regulated solely under these regulations. Factors considered include the degree of manipulation, whether the product is intended for a homologous function, whether the product has been combined with noncellular or non-tissue components, and the product’s effect or dependence on the body’s metabolic function. In those instances where cells, tissues, and cellular and tissue-based products have been only minimally manipulated, are intended strictly for homologous use, have not been combined with noncellular or non-tissue substances, and do not depend on or have any effect on the body’s metabolism, the manufacturer is only required to register with the FDA, submit a list of manufactured products, and adopt and implement procedures for the control of communicable diseases. If one or more of the above factors has been exceeded, the product would be regulated as a drug, biological product, or medical device rather than an HCT/P.

Management believes that Part 1271 requirements do not currently apply to us because we are not currently investigating, marketing or selling cellular therapy products. If we were to change our business operations in the future, the FDA requirements that apply to us may also change and we would potentially need to expend significant resources to comply with these requirements.

Federal Regulation of Clinical Laboratories

The Clinical Laboratory Improvement Amendments (“CLIA”) extends federal oversight to clinical laboratories that examine or conduct testing on materials derived from the human body for the purpose of providing information for the diagnosis, prevention, or treatment of disease or for the assessment of the health of human beings. CLIA requirements apply to those laboratories that handle biological matter. CLIA requires that these laboratories be certified by the government, satisfy governmental quality and personnel standards, undergo proficiency testing, be subject to biennial inspections, and remit fees. The sanctions for failure to comply with CLIA include suspension, revocation, or limitation of a laboratory’s CLIA certificate necessary to conduct business, fines, or criminal penalties. Additionally, CLIA certification may sometimes be needed when an entity desires to obtain accreditation, certification, or license from non-government entities for cord blood collection, storage, and processing. However, to the extent that any of our activities require CLIA certification, we intend to obtain and maintain such certification and/or licensure.

Coverage, Pricing and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of any products for which we obtain regulatory approval. Sales of any of our products, if approved, will depend, in part, on the extent to which the costs of the products will be covered by third-party payors, including government health programs such as Medicare and Medicaid, commercial health insurers and managed care organizations. The process for determining whether a payor will provide coverage for a medical product may be separate from the process for setting the price or reimbursement rate that the payor will pay for the medical product once coverage is approved. Third-party payors may limit coverage to medical drug products on an approved list, or formulary, which might not include all of the approved products for a particular indication.

In order to secure coverage and reimbursement for any product that might be approved for sale, we may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of the product, in addition to the costs required to obtain FDA or other comparable regulatory approvals. Our products may not be considered medically necessary or cost-effective. A payor’s decision to provide coverage for a drug product does not imply that an adequate reimbursement rate will be approved. Third-party reimbursement may not be sufficient to enable us to maintain price levels high enough to realize an appropriate return on our investment in product development.

The containment of healthcare costs has become a priority of federal, state and foreign governments, and the prices of medical products have been a focus in this effort. Third-party payors are increasingly challenging the prices charged for medical products and services and examining the medical necessity and cost-effectiveness of medical products and services, in addition to their safety and efficacy. If these third-party payors do not consider our products to be cost-effective compared to other available therapies, they may not cover our products after approval as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow us to sell our products at a profit. The U.S. government, state legislatures and foreign governments have shown significant interest in implementing cost containment programs to limit the growth of government-paid health care costs, including price controls, restrictions on reimbursement and requirements for substitution of generic products for branded prescription medical products. Adoption of such controls and measures, and tightening of restrictive policies in jurisdictions with existing controls and measures, could limit payments for pharmaceuticals such as the drug candidates that we are developing and could adversely affect our net revenue and results.

Pricing and reimbursement schemes vary widely from country to country. Some countries provide that drug products may be marketed only after a reimbursement price has been agreed. Some countries may require the completion of additional studies that compare the cost-effectiveness of a particular product candidate to currently available therapies. For example, the European Union (EU) provides options for its member states to restrict the range of drug products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. EU Member States may approve a specific price for a drug product or may instead adopt a system of direct or indirect controls on the profitability of the company placing the drug product on the market. Other member states allow companies to fix their own prices for drug products, but monitor and control company profits. The downward pressure on health care costs in general, particularly prescription medical products, has become very intense. As a result, increasingly high barriers are being erected to the entry of new products. In addition, in some countries, cross-border imports from low-priced markets exert competitive pressure that may reduce pricing within a country. There can be no assurance that any country that has price controls or reimbursement limitations for drug products will allow favorable reimbursement and pricing arrangements for any of our products.

The marketability of any products for which we receive regulatory approval for commercial sale may suffer if the government and third-party payors fail to provide adequate coverage and reimbursement. In addition, an increasing emphasis on managed care in the United States has increased and we expect will continue to increase the pressure on drug pricing. Coverage policies, third-party reimbursement rates and drug pricing regulation may change at any time. In particular, the PPACA was enacted in the United States in March 2010 and contains provisions that may reduce the profitability of medical products, including, for example, increased rebates for drugs sold to Medicaid programs, extension of Medicaid rebates to Medicaid managed care plans, mandatory discounts for certain Medicare Part D beneficiaries and annual fees based on pharmaceutical companies’ share of sales to federal health care programs. Even if favorable coverage and reimbursement status is attained for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

There have been judicial and congressional challenges to the PPACA, as well as efforts by the Trump Administration to repeal or replace certain aspects of the PPACA. Since January 2017, President Trump has signed two Executive Orders and other directives designed to delay the implementation of certain provisions of the PPACA or otherwise circumvent some of the requirements for health insurance mandated by the PPACA. However, to date, the Executive Orders have had limited effect and the Congressional activities have not resulted in the passage of a law repealing or replacing the PPACA. If a law is enacted, many if not all of the provisions of the PPACA may no longer apply to prescription medical products. While we are unable to predict what changes may ultimately be enacted, to the extent that future changes affect how any future products are paid for and reimbursed by government and private payers our business could be adversely impacted. On December 14, 2018, a federal district court in Texas ruled that the PPACA is unconstitutional as a result of the Tax Cuts and Jobs Act, the federal income tax reform legislation previously passed by Congress and signed by President Trump on December 22, 2017, that eliminated the individual mandate portion of the PPACA. The case, Texas, et al, v. United States of America, et al., (N.D. Texas), is an outlier, and the ruling has been stayed by the ruling judge. We are not able to state with any certainty what will be impact of this court decision on our business pending further court action and possible appeals.

In addition, other legislative changes have been proposed and adopted since the PPACA was enacted. In August 2011, President Obama signed into law the Budget Control Act of 2011, which, among other things, created the Joint Select Committee on Deficit Reduction to recommend to Congress proposals in spending reductions. The Joint Select Committee did not achieve a targeted deficit reduction of an amount greater than $1.2 trillion for the years 2013 through 2021, triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions to Medicare payments to healthcare providers of up to 2.0% per fiscal year, starting in 2013. In January 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, which, among other things, reduced Medicare payments to several categories of healthcare providers and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. If we ever obtain regulatory approval and commercialization of future product candidates, these laws may result in additional reductions in Medicare and other healthcare funding, which could have a material adverse effect on our customers and accordingly, our financial operations. Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products. We cannot be sure whether additional legislative changes will be enacted, or whether the FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of current products or any future product candidates may be. Further, the Deficit Reduction Act of 2010, directed CMS to contract a vendor to determine “retail survey prices for covered outpatient drugs and biologics that represent a nationwide average of consumer purchase prices for such drugs and biologics, net of all discounts and rebates (to the extent any information with respect to such discounts and rebates is available).” This survey information can be used to determine the National Average Drug Acquisition Cost, or NADAC. Some states have indicated that they will reimburse based on the NADAC and this can result in further reductions in the prices paid for various outpatient drugs and biologics.

On December 14, 2018, a federal district court in Texas ruled that the PPACA is unconstitutional as a result of the Tax Cuts and Jobs Act, the federal income tax reform legislation previously passed by Congress and signed by President Trump on December 22, 2017, that eliminated the individual mandate portion of the PPACA. The case, Texas, et al, v. United States of America, et al., (N.D. Texas), is an outlier, and the ruling has been stayed by the ruling judge. We are not able to state with any certainty what will be impact of this court decision on our business pending further court action and possible appeals.

In the fourth quarter of 2018, the Trump Administration announced initiatives that it asserted are intended to result in purportedly lower drug prices. The first initiative, announced on October 15, 2018, involved the plan to a new federal regulation that would require pharmaceutical manufacturers to disclose the list prices of their respective prescription drugs and biologics in their television advertisements for their products if the list price is greater than $35. With respect to the second initiative, on October 25, 2018, the Centers for Medicaid and Medicare Services gave Advance Notice of Proposed Rulemaking to propose the implementation of an “International Pricing Index” model for Medicare Part B drugs and biologics (single source drugs, biologicals, and biosimilars). Public comments were due on December 31, 2018 with a proposed rule theoretically being offered as early as Spring 2019 with target implementation of a five-year pilot program beginning in Spring 2020. While these initiatives have not been put into effect, we are not in a position to know at this time whether they will ever become law or what impact the enactment either of these proposals would have on our business.

In February 2019, the Department of Health and Human Services has proposed a regulation that would significantly restrict the availability of certain regulatory safe harbors under the federal Anti-Kickback Statute that are used to facilitate certain types of transactions between manufacturers and pharmacy benefits managers that play a significant role in the pharmaceutical distribution chain. These changes to the Discount Safe Harbors available under the Anti-Kickback Statute would reduce some of the protections currently available to manufacturers that pay negotiated rebates to pharmacy benefits managers in exchange for these “PBMs” agreeing to include drugs and biologics on the formularies of the PBM’s downstream customers, primarily the health plans that insure patients for both private commercial plans and government-sponsored plans. While we do not know whether the Trump Administration will be successful in implementing this proposed regulation, its successful implementation could have an impact on both our commercial supply arrangements with health plans and our supply arrangements to health plans that serve beneficiaries of federal health care programs such as Medicare Part D.

As part of its reform of the 340B discount drug program, on October 31, 2018, the Health Resources and Services Administration at the U.S. Department of Health and Human Services, or HHS, issued a notice of proposed rulemaking to move up the effective date of a final rule that would give HHS authority to impose Civil Monetary Penalties on pharmaceutical manufacturers who knowingly and intentionally charged a covered entity more than the statutorily allowed ceiling price for a covered outpatient drug or biologic. The final rule is intended to encourage compliance by manufacturers in offering the mandatory 340B ceiling purchase price to eligible purchasers, such as certain qualified health systems or individual hospitals.

Various states, such as California, have also taken steps to consider and enact laws or regulations that are intended to increase the visibility of the pricing of pharmaceutical products with the goal of reducing the prices at which pharmaceutical products are sold. Because these various actual and proposed legislative changes are intended to operate on a state-by-state level rather than a national one, we cannot predict what the full effect of these legislative activities may be on our business in the future.

Although we cannot predict the full effect on our business of the implementation of existing legislation or the enactment of additional legislation pursuant to healthcare and other legislative reform, we believe that legislation or regulations that would reduce reimbursement for, or restrict coverage of future product candidates, could adversely affect how much or under what circumstances healthcare providers will prescribe or administer our products. This could materially and adversely affect our business by reducing our ability to generate revenue, raise capital, obtain additional collaborators and market future product candidates. In addition, we believe the increasing emphasis on managed care in the United States has and will continue to put pressure on the price and usage of pharmaceutical products, which may adversely impact any future product sales.

Anti-Kickback and False Claims Laws

In addition to FDA restrictions on marketing of medical products, several other types of state and federal laws have been applied to restrict certain marketing practices in the medical product industry in recent years. These laws include anti-kickback statutes and false claims statutes. The federal Anti-Kickback Statute, or AKS, prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce or in return for purchasing, leasing, ordering or arranging for the purchase, lease or order of any healthcare item or service reimbursable under Medicare, Medicaid or other federally financed healthcare programs. This statute has been interpreted to apply to arrangements between medical product manufacturers on the one hand and prescribers, purchasers and formulary managers on the other. Violations of the AKS are punishable by imprisonment, criminal fines, civil monetary penalties and exclusion from participation in federal healthcare programs. Although there are a number of statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution or other regulatory sanctions, the exemptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exemption or safe harbor.

The Federal False Claims Act, or FCA, prohibits any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government, or knowingly making, or causing to be made, a false statement to have a false claim paid. Recently, several pharmaceutical and other healthcare companies have been prosecuted under these laws for allegedly inflating drug prices they report to pricing services, which in turn were used by the government to set Medicare and Medicaid reimbursement rates, and for allegedly providing free products to customers with the expectation that the customers would bill federal programs for the product. In addition, certain marketing practices, including off-label promotion, may also violate false claims laws. The majority of states also have statutes or regulations similar to the federal anti-kickback law and false claims laws, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor.

Other Regulations

We may from time to time become subject to various local, state and federal laws and regulations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances, including chemicals, micro-organisms and various radioactive compounds used in connection with our research and development activities. These laws include, but are not limited to, the U.S. Occupational Safety and Health Act, the U.S. Toxic Test Substances Control Act and the U.S. Resource Conservation and Recovery Act. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards prescribed by state and federal regulations, there can be no assurances that accidental contamination or injury to employees and third parties from these materials will not occur.

Foreign Regulatory Requirements

International sales of medical products are subject to foreign government regulations, which vary substantially from country to country. The time required to obtain approval by a foreign country may be longer or shorter than that required for FDA clearance or approval, and the requirements may differ.

In order to conduct clinical testing on humans in the State of Israel, special authorization must first be obtained from the ethics committee and general manager of the institution in which the clinical studies are scheduled to be conducted, as required under the Guidelines for Clinical Trials in Human Subjects implemented pursuant to the Israeli Public Health Regulations (Clinical Trials in Human Subjects), as amended from time to time, and other applicable legislation. These regulations require authorization by the institutional ethics committee and general manager as well as from the Israeli Ministry of Health, except in certain circumstances, and in the case of genetic trials, special fertility trials and complex clinical trials, an additional authorization of the Ministry of Health’s overseeing ethics committee. The institutional ethics committee must, among other things, evaluate the anticipated benefits that are likely to be derived from the project to determine if it justifies the risks and inconvenience to be inflicted on the human subjects, and the committee must ensure that adequate protection exists for the rights and safety of the participants as well as the accuracy of the information gathered in the course of the clinical testing. Since we intend to perform a portion of our clinical studies in Israel, we are required to obtain authorization from the ethics committee and general manager of each institution in which we intend to conduct our clinical trials, and in most cases, from the Israeli Ministry of Health. We have the ministry of Health approval as well as the ethical committee of both RAMBAM medical Center and Hadassah medical center ethical committees’ approvals for the ongoing trial.

With regard to medical devices which we may develop in the future, the current legal regime is based on the MDD and its implementation in the Member States as well as several guidance documents and regulating the design, manufacture, clinical trials, labeling, and adverse event reporting for medical devices. Each EU Member State has implemented legislation applying these directives and standards at a national level. Other countries such as Switzerland have voluntarily adopted laws and regulations that mirror those of the EU with respect to medical devices. Devices that comply with the requirements of the laws of the relevant Member State applying the applicable EU directive are entitled to bear a CE mark and, accordingly, can be distributed throughout EU Member States as well as in other countries, e.g., Switzerland and Israel, that have mutual recognition agreements with the EU or have adopted the EU’s regulatory standards.

The method of assessing conformity with applicable regulatory requirements varies depending on the classification of the medical device, which may be Class I, Class IIa, Class IIb or Class III. Normally, the method involves a combination of self-assessment by the manufacturer of the safety and performance of the device, and a third-party assessment by a Notified Body, usually of the design of the device and of the manufacturer’s quality system. A Notified Body is a private commercial entity that is designated by the national government of a member state as being competent to make independent judgments about whether a device complies with applicable regulatory requirements. An assessment by a Notified Body in one country with the EU is required in order for a manufacturer to commercially distribute the device throughout the EU. In addition, compliance with ISO 13485, issued by the International Organization for Standardization, among other standards establishes the presumption of conformity with the essential requirements for CE marking. Certification to the ISO 13485 standard demonstrates the presence of a quality management system that can be used by a manufacturer for design and development, production, installation and servicing of medical devices and the design, development and provision of related services. In 2017, the new Regulation (EU) No. 745/2017 on medical devices (the Medical Device Regulation, or MDR) has been published and will enter into force three years later, i.e., in 2020. The MDR will result in several medical devices being classified in higher risk classes and therefore face elevated regulatory requirements. In addition, the MDR will generally elevate regulatory requirements to medical devices. As a result, it is likely that it will become more difficult to market medical devices and costs incurred for clinical evaluation, conformity assessment and post marketing surveillance will increase.

If one or more of our current or future products would have the status of a drug under the law of the EU or one or more of its Member States, regulatory requirements for such product(s) would be significantly higher. In particular, a drug can only be placed on the market if it has been authorized by the competent regulatory authority either under the EU centralized procedure, the decentralized or mutual recognition procedure or under a member State’s national procedure. Marketing authorizations for drugs under all of the different authorization procedures are expensive and time consuming.

Even if the ApoGraft product is considered a medical device, it is possible that the actions performed by the products may be considered manufacture of a drug. While HSCT is considered to be subject to regulatory requirements for medicinal products (drugs) in the EU, it is possible HSCT is also considered to be an advanced therapy medicinal product (ATMP), subject to even stricter regulations. With regard to the most basic version of HSCT, the EMA, has issued an opinion stating that it regarded these treatments as exempt from drug and ATMP regulations. This basic HSCT involves the extraction of adipose stem cells from a patient’s subcutaneous area and their transplantation in the subcutaneous area elsewhere in the body of the same patient, if the treatment is performed in one doctor visit, the cells have the same function where they are extracted as where they are transplanted, and they are not treated in any way between extraction and transplantation. This opinion does not apply to stem cell treatments that deviate from this basic version in one or several aspects. Consequently, other HSCT may qualify as drug treatments or as tissue preparations and a market authorization or manufacturing approval may be required. If there is doubt as to whether a stem cell treatment is considered a drug or tissue preparation, it is possible to obtain a statement with regard to the product status from the EMA Committee for Advanced Therapies (CAT). Whether EMA CAT would qualify a HSCT as a drug and/or an ATMP depends on several aspects, including the question whether the use of the stem cells is homologous and whether or not the stem cells have been substantially manipulated between their extraction and their transplantation. Furthermore, the treatment may be subject to EU laws on human tissues including Dir. 2004/23/EC setting standards of quality and safety for the donation, procurement, testing, processing, preservation, storage and distribution of human tissues and cells and related legal framework on EU and/or Member State level.

However, even if EMA CAT does not consider the treatment a drug and/or an ATMP treatment, it is possible that competent authorities in the Member States nevertheless qualify the treatment as a drug and/or an ATMP and make its performance subject to a marketing authorization and/or manufacturing authorization on their territory.

Sales and Marketing

During 2017, we launched a business development campaign. We believe that interim results from our ongoing Phase I/II study will help validate our technology platform and qualify our technology for out licensing to companies interested in improving their manufacturing process of adult stem-cell based products. In May 2018, we incorporated a US subsidiary and hired Andrew Sabatier as its Chief Business Officer to lead the business development activities from the US. In order to reduce expenses, we terminated Mr. Sabatier’s employment and did not replace him. However, we remain interested in l licensing arrangements on a non-exclusive basis to various stem cells based companies.

Legal Proceedings

From time to time, we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. We are currently not a party to any material legal or administrative proceedings and except as set forth below, are not aware of any pending or threatened material legal or administrative proceedings against us.

C.	Organizational Structure

We currently have one wholly owned significant subsidiary, Cellect Biotherapeutics Ltd., which is incorporated in the State of Israel.

D.	Property, Plant and Equipment

Our headquarters are currently located in Kfar Saba, Israel and originally consisted of approximately 400 square feet of leased office space under a lease until October 14, 2022. The monthly rental fee is approximately NIS 26,000. In addition, we hold options to extend the lease for two additional two-year periods each. On October 24, 2017, we leased a further 258 square feet of office space under a lease until December 31, 2018, with options to extend for two additional two-year periods each. We subsequently cancelled this lease and on March 21, 2018, we leased a further 140 square feet of office space, for a total leased space of 540 square feet, until September 23, 2019. The monthly rental fee for the additional space is NIS 8,000. We may require additional space and facilities as our business expands.

E.	Exchange Controls

There are currently no Israeli currency control restrictions on payments of dividends or other distributions with respect to our ordinary shares or the proceeds from the sale of the shares, except for the obligation of Israeli residents to file reports with the Bank of Israel regarding certain transactions. However, legislation remains in effect pursuant to which currency controls can be imposed by administrative action at any time.

The ownership or voting of our ordinary shares by non-residents of Israel, except with respect to citizens of countries that are in a state of war with Israel, is not restricted in any way by our memorandum of association or amended and restated articles of association or by the laws of the State of Israel.

F.	Taxation.

The following description is not intended to constitute a complete analysis of all tax consequences relating to the ownership or disposition of our ordinary shares or ADSs or warrants (all referred to below as the Shares). You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign, including Israeli, or other taxing jurisdiction.

Israeli Tax Considerations and Government Programs

The following is a summary of the material Israeli income tax laws applicable to us. This section also contains a discussion of material Israeli income tax consequences concerning the ownership and disposition of our Shares. This summary does not discuss all the aspects of Israeli income tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of this kind of investor include residents of Israel or traders in securities who are subject to special tax regimes not covered in this discussion. To the extent that the discussion is based on new tax legislation that has not yet been subject to judicial or administrative interpretation, we cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion. This summary is based on laws and regulations in effect as of the date of this proxy statement/prospectus and does not take into account possible future amendments which may be under consideration.

General corporate tax structure in Israel

Israeli companies are generally subject to corporate tax on their taxable income. As of 2018-2020, the corporate tax rate is 23% (in 2017, the corporate tax rate was 24%, in 2016, the corporate tax rate was 25% and in 2015, the corporate tax rate was 26.5%).

Capital gains derived by an Israeli resident company are subject to tax at the same rate as the corporate tax rate. Under Israeli tax legislation, a corporation will be considered as an “Israeli Resident” if it meets one of the following: (a) it was incorporated in Israel; or (b) the control and management of its business are exercised in Israel.

Law for the Encouragement of Industry (Taxes), 5729-1969

The Law for the Encouragement of Industry (Taxes), 5729-1969, generally referred to as the Industry Encouragement Law, provides several tax benefits for “Industrial Companies.” We believe that Cellect Biotherapeutics is currently qualified as an Industrial Company within the meaning of the Industry Encouragement Law.

The Industry Encouragement Law defines an “Industrial Company” as a company resident in Israel, of which 90% or more of its income in any tax year, other than income from defense loans, is derived from an “Industrial Enterprise” owned by it. An “Industrial Enterprise” is defined as an enterprise whose principal activity in a given tax year is industrial production.

The following corporate tax benefits, among others, are available to Industrial Companies:

●	Amortization of the cost of purchased a patent, rights to use a patent, and know-how, which are used for the development or advancement of the company, over an eight-year period, commencing on the year in which such rights were first exercised;

●	Under limited conditions, an election to file consolidated tax returns with related Israeli Companies; And expenses related to a public offering are deductible in equal amounts over three years.

Eligibility for benefits under the Industry Encouragement Law is not contingent upon the approval of any governmental authority.

There can be no assurance that Cellect Biotherapeutics will continue to qualify as an Industrial Company or that the benefits described above will be available in the future.

Law for the Encouragement of Capital Investments, 5719-1959

The Law for the Encouragement of Capital Investments, 5719-1959, generally referred to as the Investment Law, provides certain incentives for capital investments in production facilities (or other eligible assets) by “Industrial Enterprises” (as defined under the Investment Law).

The Investment Law was significantly amended effective amended as of January 1, 2011, or the 2011 Amendment.

The 2011 Amendment introduced benefits for income generated by a “Preferred Company” through its “Preferred Enterprise” (as such terms are defined in the Investment Law) as of January 1, 2011. Pursuant to the 2011 Amendment, a Preferred Company is entitled to a reduced corporate tax rate of 16% with respect to its income derived by its Preferred Enterprise unless the Preferred Enterprise is located in a specified development zone (Cellect Biotherapeutics is not), in which case the rate will be 9%. Under the 2011 Amendment, the corporate tax rate is 16% and 9% in 2014 and thereafter.

Tax benefits are available under the 2011 Amendment to Industrial Enterprise, which are generally required to derive 25% or more of their business income from export in a market that have 14 million residents; or its revenues in a tax year from sales in one market does not exceed 75% percent of its entire sales in that tax year; or an industrial enterprise whose main activity is in the field of biotechnology or nanotechnology, and has been approved by the Israeli Innovation Authority and meet additional criteria stipulate in the amendment.

Dividends paid out of income attributed to a Preferred Enterprise are generally subject to withholding tax at the rate of 20% or such lower rate as may be provided in an applicable tax treaty. However, if such dividends are paid to an Israeli company, no tax is required to be withheld (however, if afterward distributed to individuals or a non-Israeli company a withholding of 20%, or such lower rate as may be provided in an applicable tax treaty, will apply).

In December 2016, the Economic Efficiency Law (Legislative Amendments for Applying the Economic Policy for the 2017 and 2018 Budget Years), 2016 which includes Amendment 73 to the Law (“Amendment 73”) was published. According to Amendment 73, a preferred enterprise located in development area A will be subject to a tax rate of 7.5% instead of 9% effective from January 1, 2017 and thereafter (the tax rate applicable to preferred enterprises located in other areas remains at 16%).

The new tax tracks under the Amendment are as follows: Technological preferred enterprise - an enterprise for which total consolidated revenues of its parent company and all subsidiaries are less than NIS 10 billion. A technological preferred enterprise, as defined in the Law, which is located in the center of Israel will be subject to tax at a rate of 12% on profits deriving from intellectual property (in development area A - a tax rate of 7.5%). Special technological preferred enterprise - an enterprise for which total consolidated revenues of its parent company and all subsidiaries exceed NIS 10 billion. Such enterprise will be subject to tax at a rate of 6% on profits deriving from intellectual property, regardless of the enterprise’s geographical location.

The Amendment also prescribes special tax tracks for technological enterprises, which are subject to regulations that were published by the Minister of Finance on May 1, 2017.

Currently, Cellect Biotherapeutics is in a loss position for tax purposes and therefore does not implement the tax benefits according to the Investment Law. However, we believe that once Cellect Biotherapeutics will have taxable income, it will be eligible for a reduced corporate tax rate according to the Investment Law.

Taxation of our Israeli individual shareholders on receipt of dividends

Israeli residents who are individuals are generally subject to Israeli income tax for dividends paid on our Shares (other than bonus shares or share dividends) at a rate of 25%, or 30% if the recipient of such dividend is a “substantial shareholder” (as defined below) at the time of distribution or at any time during the preceding 12-month period.

As of January 1, 2013, an additional income tax at a rate of 2% is imposed on high earners whose annual income or gain exceeds NIS 810,720. As of January 2017, the tax rate will be 3% on high earners whose annual income or gain exceeds NIS 640,000.

A “substantial shareholder” is generally a person who alone, or together with his relative or another person who collaborates with him on a regular basis, holds, directly or indirectly, at least 10% of any of the “means of control” of the corporation. “Means of control” generally include the right to vote, receive profits, nominate a director or an officer, receive assets upon liquidation, or instruct someone who holds any of the aforesaid rights regarding the manner in which he or she is to exercise such right(s), and all regardless of the source of such right.

The term “Israeli resident” is generally defined under Israeli tax legislation with respect to individuals as a person whose center of life is in Israel. The Ordinance provides that in order to determine the center of life of an individual, account will be taken of the individual’s family, economic and social connections, including: (a) place of permanent home; (b) place of residential dwelling of the individual and the individual’s immediate family; (c) place of the individual’s regular or permanent occupation or the place of his permanent employment; (d) place of the individual’s active and substantial economic interests; and (e) place of the individual’s activities in organizations, associations and other institutions. The center of life of an individual will be presumed to be in Israel if: (a) the individual was present in Israel for 183 days or more in the tax year; or (b) the individual was present in Israel for 30 days or more in the tax year, and the total period of the individual’s presence in Israel in that tax year and the two previous tax years is 425 days or more. The presumption in this paragraph may be rebutted either by the individual or by the assessing officer.

Taxation of Israeli Resident Corporations on Receipt of Dividends

Israeli resident corporations are generally exempt from Israeli corporate income tax with respect to dividends paid on our Shares.

Capital Gains Taxes Applicable to Israeli Resident Shareholders

The income tax rate applicable to real capital gain (capital gain less the effect of inflation) derived by an Israeli individual from the sale of shares which had been purchased after January 1, 2012, whether listed on a stock exchange or not, is 25%. However, if such shareholder is considered a “Substantial Shareholder” (as defined above) at the time of sale or at any time during the preceding 12-month period, such gain will be taxed at the rate of 30%. As of January 1, 2013, an additional tax at a rate of 2% is imposed on high earners whose annual income or gains exceed NIS 810,720. As of January 2017, the tax rate will be 3% on high earners whose annual income or gain exceeds NIS 640,000.

Moreover, capital gains derived by a shareholder who is a dealer or trader in securities, or to whom such income is otherwise taxable as ordinary business income, are taxed in Israel at ordinary income rates (23% as of 2019 and up to 47% for individuals as of 2018).

Taxation of Non-Israeli Shareholders on Receipt of Dividends

Non-Israeli residents are generally subject to Israeli income tax on the receipt of dividends paid on our Shares at the rate of 25% or 30% if such recipient is a “substantial shareholder” at the time receiving the dividend or on any date in the 12 months preceding such date. If the Shares are held by a nominee company, the nominee company or the financial institution will withhold at the source a tax of 25% whether the recipient is a substantial shareholder or not. Otherwise, the withholding at the source will be 25% or 30% in accordance with the above, unless a lower tax rate is provided in a tax treaty between Israel and the shareholder’s country of residence.

A non-Israeli resident who receives dividends from which tax was withheld is generally exempt from the duty to file returns in Israel in respect of such income; provided such income was not derived from a business conducted in Israel by the taxpayer, and the taxpayer has no other taxable sources of income in Israel.

For example, under the Convention Between the Government of the United States of America and the Government of Israel with Respect to Taxes on Income (Tax Treaty between Israel and US), as amended, Israeli withholding tax on dividends paid to a U.S. resident for treaty purposes may not, in general, exceed 25%. Where the recipient is a U.S. corporation owning 10% or more of the voting shares of the paying corporation during the part of the paying corporation’s taxable year which precedes the date of payment of the dividend and during the whole of its prior taxable year (if any) and the dividend is not paid from the profits of an Approved Enterprise, and not more than 25% of the gross income of the paying corporation consists of interest or dividends (other than interest derived from the conduct of banking, insurance, or financing business or interest received from subsidiary corporations, 50% or more of the outstanding shares of the voting stock of which is owned by the paying corporation at the time such dividends or interest is received) the Israeli tax withheld may not exceed 12.5%, subject to certain conditions. Subject to the mentioned conditions above, if the recipient is a US corporation, according to the Tax Treaty between Israel and US the Israeli tax withheld may not exceed 15% in the case of dividends paid out of the profits of an “Approved Enterprise”, subject to certain conditions.

Capital gains income taxes applicable to non-Israeli shareholders.

Non-Israeli resident shareholders are generally exempt from Israeli capital gains tax on any gains derived from the sale, exchange or disposition of our Shares, provided that such gains were not derived from a permanent establishment or business activity of such shareholders in Israel. However, non-Israeli corporations will not be entitled to the foregoing exemptions if Israeli residents (1) jointly have a controlling interest of more than 25% in such non-Israeli corporation or (2) are the beneficiaries of or are entitled to 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

Regardless of whether shareholders may be liable for Israeli income tax on the sale of our Shares, the payment of the consideration may be subject to withholding of Israeli tax at the source. Accordingly, shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale.

Estate and gift tax

Israeli law presently does not impose estate or gift taxes.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR ISRAELI TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR SHARES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

G.	Quantitative and Qualitative Disclosure About Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position, results of operations or cash flows due to adverse changes in financial market prices and rates, including interest rates and foreign exchange rates, of financial instruments. Our market risk exposure is primarily a result of interest rates and foreign currency exchange rates.

Interest Rate Risk

Following the date of this proxy statement/prospectus, we do not anticipate undertaking any significant long-term borrowings. At present, our investments consist primarily of cash and cash equivalents and financial assets at fair value. Following the date of this proxy statement/prospectus, we may invest in investment-grade marketable securities with maturities of up to three years, including commercial paper, money market funds, and government/non-government debt securities. The primary objective of our investment activities is to preserve principal while maximizing the income that we receive from our investments without significantly increasing risk and loss. Our investments are exposed to market risk due to fluctuation in interest rates, which may affect our interest income and the fair market value of our investments, if any. We manage this exposure by performing ongoing evaluations of our investments. Due to the short-term maturities, if any, of our investments to date, their carrying value has always approximated their fair value. If we decide to invest in investments other than cash and cash equivalents, it will be our policy to hold such investments to maturity in order to limit our exposure to interest rate fluctuations.

Foreign Currency Exchange Risk

Our foreign currency exposures give rise to market risk associated with exchange rate movements of the NIS, our functional and reporting currency, mainly against the U.S. dollar. Although the NIS is currently our functional currency, a small portion of our expenses are denominated in U.S. dollars. Our U.S. dollar expenses consist principally of payments made to sub-contractors and consultants for clinical trials and other research and development activities as well as payments made to purchase new equipment. We anticipate that our expenses in U.S. dollar will increase in the future. If the NIS fluctuates significantly against the U.S. dollar, it may have a negative impact on our results of operations. To date, fluctuations in the exchange rates have not materially affected our results of operations or financial condition.

To date, we have not engaged in hedging transactions. In the future, we may enter into currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rates of our principal operating currencies. These measures, however, may not adequately protect us from the material adverse effects of such fluctuations.

Other Information

We file periodic reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be obtained, free of charge, by visiting the SEC’s website at www.sec.gov that contains all of the reports, proxy and information statements, and other information that we electronically file or furnish to the SEC.

QUOIN BUSINESS

Unless the context indicates or suggests otherwise, reference to “we”, “our”, “us”, and “Quoin” in this section refers to Quoin Pharmaceuticals, Inc.

Company Overview

We are an emerging specialty pharmaceutical company dedicated to developing products that help treat rare and orphan diseases for which there are currently no approved treatments. Quoin believes the rare and orphan disease space represents an attractive commercial opportunity for a number of reasons. The success rate for obtaining regulatory approval for orphan drugs is estimated to be 26% or approximately 1 in 4, compared to 11%, or approximately 1 in 10, for all other indications, a significantly increased likelihood of a positive outcome. Furthermore, worldwide orphan drug sales are forecast to grow at a compound annual growth rate of 12.3% from 2019 to 2024, double the rate forecast for the non-orphan drug market. By 2024, orphan drug sales are expected to reach $242 billion and capture one-fifth of worldwide sales. Mean orphan drug cost per patient of the top 100 U.S. orphan drugs was almost 4.5 times greater than the non-orphan drug cost in 2018.

Quoin was co-founded by Dr. Michael Myers and Denise Carter, both of whom have extensive experience in the pharmaceutical industry. Dr. Myers and Ms. Carter have successfully developed and commercialized pharmaceutical products at previous companies where they have worked. Furthermore, Dr. Myers and Ms. Carter have previously raised over $150 million from private and public company investors for other companies and have established broad relationships within the pharmaceutical industry.

Our initial focus is on the development of products, using our proprietary owned and in-licensed technology, that could help address rare and orphan skin diseases for which there are currently no approved treatments or cures. Our first lead product is QRX003, a once daily, topical lotion comprised of a broad-spectrum serine protease inhibitor, formulated with the proprietary Invisicare® technology, to treat Netherton Syndrome. In addition, we intend to pursue the clinical development of QRX003 in other rare dermatological diseases including Peeling Skin Syndrome, SAM Syndrome, and Palmoplantar Keratoderma. Quoin is also developing QRX004 as a potential treatment for Dystrophic Epidermolysis Bullosa. In addition, Quoin is also developing QRX006 as a potential therapy for an, as of yet, undisclosed rare skin disease. A provisional patent application for QRX006 was recently filed with the USPTO.

Netherton Syndrome

NS is a rare autosomal recessive genetic disease caused by a mutation in the SPINK5 gene and has an incidence of approximately 1/200,000 births. The SPINK5 gene encodes a protein, called lympho-epithelial kazal type related inhibitor (“LEKTI”) that serves as a brake system on the activity of certain proteases (enzymes that digest proteins) in the skin called Kallikreins. The absence of the LEKTI protein as a result of the genetic defect that causes NS leads to unregulated protease activity in the skin by the Kallikreins, resulting in too few layers of the outer skin (stratum corneum), thereby leading to a highly defective and compromised skin barrier.

Newborns with NS have reddened skin (erythroderma) and sometimes a thick parchment-like covering of skin (collodion membrane). The skin is red and scaly all over. Hair shafts are fragile and break easily due to trichorrhexis or “bamboo hair,” resulting in short sparse hair. In older children and adults the scaling may have a distinctive circular pattern (ichthyosis linearis circumflexa). Another characteristic of NS is a predisposition to allergies, asthma, and eczema.

Babies with NS may be born prematurely. Trouble gaining weight in infancy and childhood is common and can be severe. Infants may also have recurrent skin infections and septicemia. They may develop hypernatremia (elevated sodium levels in the blood) due to excessive loss of fluid from the skin surface. Because hairs may not be affected at birth, and then may be sparse in all babies in the first months of life, the characteristic hair defect that is diagnostic of NS may not be detected initially.

Infants with NS may be misdiagnosed as having congenital ichthyosiform erythroderma (“CIE”), atopic dermatitis or psoriasis. Atopic dermatitis (red, itchy patches of skin) may be present and a cradle cap-like scale and redness may appear on the face, scalp and eyebrows.

Unmet Medical Needs in NS

The target indication for QRX003 is the treatment of NS. There are currently no approved therapies to treat NS. In the absence of an approved therapeutic product, only certain symptoms of NS can be treated, generally by the regular use of emollients and moisturizing creams and lotions. Other topical agents must be used with caution because the skin in NS patients may allow ingredients from some topically applied medications to be absorbed into the bloodstream, which may pose a danger to the patient. Use of topical keratolytic agents, such as urea or lactic acid derivatives, may be limited by skin irritation and is generally be reserved for older children or adults. Base line treatment may also include oral antihistamines, which can help to control the itchy, eczematous component, and topical or systemic antibiotics as needed. Oral and topical steroids are beneficial in reducing inflammation and the eczematous component of the disease. However, the well-documented side effects of long-term steroid use need to be considered. There is a critical need for a new and effective treatment for NS

Rationale for Developing QRX003 as a Potential Treatment for NS

QRX003 is a once-daily topical lotion being developed for the treatment of NS. The active ingredient in QRX003 is a competitive broad-spectrum serine protease inhibitor whose mechanism of action is to target the Kallikreins responsible for the process of skin shedding. As a result of the genetic mutation of the SPINK5 gene, that causes NS, these Kallikreins go unregulated and become hyperactive resulting in the uncontrolled desquamation that leads to the highly defective skin barrier in NS patients. When applied daily to the skin, QRX003 acts to regulate the activity of these Kallikreins, leading to a more normalized skin shedding process and the formation of a stronger and more effective skin barrier.

Regulatory Status of QRX003 for the Treatment of NS

On November 29, 2019 we submitted a pre-IND (“PIND”) meeting request to the FDA regarding the proposed development of QRX003 as a potential treatment for NS. On December 20, 2019, we received a letter from the FDA stating that written responses the questions we posed in the PIND submission would be given in-lieu of an in-person meeting. We subsequently submitted a background package to the FDA on December 26, 2019 that provided information on the product and the proposed clinical plan along with a series of questions we wished to obtain agency feedback on. We received those written responses from the FDA on January 30, 2020. The feedback provided by the FDA has provided us with a clear path forward for the development of QRX003 as a potential treatment for NS.

Specifically, the agency noted that QRX003 may be a candidate for one or more expedited approval pathways. A total patient population of around 20 subjects may be sufficient for approval. Additional pre-clinical or pharmacokinetic studies may not be required prior to initiating clinical testing in NS patients. Long term toxicity studies may not be required until post-approval of QRX003 for NS.

We intend to submit an IND to the FDA and obtain approval to initiate clinical testing of the product in NS patients. We also intend to apply for Orphan Drug status as well as Pediatric Rare Disease designation for QRX003. To date, no NS patients have been tested with QRX003.

Safety of QRX003 in the Treatment of NS

The safety of QRX003 in NS patients has not been assessed as of yet.

Market Opportunity

An estimated 6,000-7,000 individuals in the U.S. and Europe combined are believed to have NS, with a birth incidence of approximately 1:200,000. QRX003 may be the first approved treatment for NS patients to reach the market both in the U.S. and Europe and may therefore be likely to be used in a large proportion of patients. It is intended that QRX003 will be applied once daily to the patient’s whole body for the remainder of their life, thus providing a long-term opportunity for the product. Quoin intends to establish its own commercial infrastructure to address the market opportunity in the U.S. and Europe. Furthermore, there are additional market opportunities in Canda, Australia, the Middle East, Japan, Korea and other parts of Asia. Quoin intends to establish marketing partnership agreements in these territories with companies that have an established commercial infrastructure that addresses rare and orphan diseases.

Commercial Strategy

An estimated 6,000-7,000 individuals in the U.S. and Europe combined are believed to have NS, with a birth incidence of approximately 1:200,000. QRX003 has the potential to become the first approved treatment for NS to reach the market both in the U.S. and Europe and may therefore likely be used in a large proportion of patients. It is intended that QRX003 will be applied once daily to the patient’s whole body for the remainder of their life, thus providing a long-term opportunity for the product. Outside of Europe, there are additional attractive market opportunities in Canada, Australia, the Middle East and Southeast Asia.

Quoin intends to self-commercialize QRX003, and other rare disease products the company may develop, in both the U.S. and Europe. Because of the very low number of patients and the fact that diagnosis and treatment are generally provided by a relatively small number of board-certified dermatologists in major urban areas, this concentration of care will enable us to market QRX003 with a small, dedicated salesforce to target patients and caregivers. Outside of the U.S and in Europe, Quoin intends to establish marketing partnerships for QRX003 in Canada, Australia, the Middle East and Asia. Discussions have been initiated with several interested companies regarding marketing partnerships for these territories.

Once the commercial infrastructure has been established for QRX003 for Netherton Syndrome, the subsequent approval and addition of new rare disease products will not result in a significant increase in the size of that infrastructure. In particular, it is highly likely that physicians who treat patients with Netherton Syndrome would also treat patients with Peeling Skin Syndrome, SAM Syndrome, Palmoplantar Keratoderma and Epidermolysis Bullosa, enabling our sales personnel to discuss several products with each treating physician.

A key element of Quoin’s commercial strategy will be to add new products to its portfolio beyond those which we develop ourselves. This will be achieved through in-licensing, acquisition or the establishment of research partnerships with universities or other institutions. While it is intended that that these products will treat rare and orphan diseases, we may widen our scope of interest beyond rare skin diseases as we believe this will not add significant incremental burden to an already established commercial infrastructure.

Pricing

We have not conducted a formal pricing analysis of QRX003 in NS. We anticipate that pricing at launch may be influenced by the product label negotiated with the FDA, pharmacoeconomic data developed to support pricing and the potential for greater sales under negotiated government contracts.

Competition

Currently, there are no approved products to treat NS. However, to our knowledge, there are a number of therapeutic products at various stages of clinical development for the treatment of NS, including candidates from LifeMax Laboratories, PellePharma, Krystal Biotech, QID Pharmaceuticals, Azitra and Dermadis. Currently, according to clinicaltrials.gov, none of these companies are conducting clinical studies on NS patients.

Manufacturing

Our manufacturing strategy is to contract with third parties to manufacture our clinical and commercial API and drug product supplies.

The formulation and processes used to manufacture our products are proprietary, and are covered by multiple issued U.S. patents and counterparts in other regions of the world, and we have agreements with various third-party manufacturers that are intended to restrict these manufacturers from using or revealing any unpublished proprietary information.

Exclusive Licensing Agreement with Skinvisible Pharmaceuticals, Inc.

In October 2019, we entered into an Exclusive Licensing Agreement the (“License Agreement”) with Skinvisible Pharmaceuticals, Inc. (“Skinvisible”), under which Skinvisible granted us an exclusive royalty-bearing license relating to the production and manufacture of prescription drug products related to certain patents held by Skinvisible, including those related to QRX003. Once the License Fee (as defined below) is fully paid, the grant of the rights under the License Agreement fully come into effect. Until then our rights will be limited to R&D, clinical trial and regulatory submission uses only. We are required to pay Skinvisible a one-time non-refundable, non-creditable license fee of $1 million dollars (the “License Fee”). In addition, we agreed to pay Skinvisible a single digit royalty percentage of our net sales revenues for any licenses product relating the patent rights licensed to us under the License Agreement. We also agreed to pay Skinvisible 25% of any revenues we receive as royalties in the event that we sublicense any licensed products to a third party.

The License Agreement also requires that we make payments to Skinvisible upon achieving development milestones for the first drug product developed using intellectual property licensed thereunder. Payments are due upon successful completion of clinical milestones ($750,000), and obtaining U.S. and EU regulatory approval ($21.75 million). Additionally, Quoin must pay milestone payments (totaling up to $85 million) upon the first product commercialized under the License Agreement reaching sales annual sales of $100 million, $250 million, and $400 million.

Employees

As of December 31, 2020, Quoin had two employees.

Property & Facilities

Our principal location is at 42127 Pleasant Forest Ct, Ashburn, VA 20148. We intend to add new facilities as we add employees, and we believe that suitable additional or substitute space will be available as needed to accommodate any such expansion of our operations.

Legal Proceedings

On February 12, 2020, Quoin received a letter from counsel to Kishore Shah and Aruna Shah seeking payment of certain amounts based on a Securities Purchase Agreement with Polytherapeutics, Inc. dated March 24, 2018 (the “Polytherapeutics Agreement”). The amount requested was originally payable, under the terms of the Polytherapeutics Agreement, over a period of 36 months for consulting services to be provided by Kishore Shah (the “Consulting Payments”). Quoin contends that no consulting services were provided and as such, no Consulting Payments are due. Quoin is currently negotiating with Mr. Shah to reach agreement on terms under which such payments would be made, if any.

Other than as set forth above, we are not currently a party to any material legal proceedings, and we are not aware of any pending or threatened legal proceeding against us that we believe could have an adverse effect on our business, operating results or financial condition.

Regulatory

General

Government authorities in the United States and other countries extensively regulate, among other things, the pre-clinical and clinical testing, manufacturing, labeling, storage, record-keeping, advertising, promotion, export, marketing and distribution of biologic products. In the United States, the FDA subjects pharmaceutical and biologic products to rigorous review under the Federal Food, Drug, and Cosmetic Act, and other federal statutes and regulations.

FDA Approval Process

To obtain approval of our product candidates from the FDA, we must, among other requirements, demonstrate in preclinical studies and well-controlled clinical trials that the product is safe and effective for its intended use and that the manufacturing facilities, processes and controls are adequate to preserve the drug’s identity, strength, quality and purity. The drug approval process generally includes:

•	preclinical laboratory tests, in vitro and in vivo preclinical studies and formulation and stability studies;

•	the submission to the FDA of an application for human clinical testing, which is known as an investigational new drug application (“IND”);

•	adequate and well-controlled human clinical trials to demonstrate the safety and effectiveness of the drug;

•	the submission to the FDA of a new drug application (“NDA”) for a drug; and

•	satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug is produced to assess compliance with current GMP, (“cGMP”), requirements to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity;

•	the approval by the FDA of an NDA.

Preclinical tests include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies. Preclinical trials must also be conducted in accordance with FDA and comparable foreign authorities’ legal requirements, regulations or guidelines, including Good Laboratory Practice (“GLP”). Violations of these regulations can, in some cases, lead to invalidation of the studies, requiring them to be replicated. Before human clinical testing can begin, a sponsor must submit the results of the preclinical tests, together with manufacturing information and analytical data, to the FDA as part of the IND, a request for authorization from the FDA to administer an investigational new drug product to humans.

Clinical trials must be conducted under the supervision of one or more qualified investigators pursuant to protocols detailing, among other things, the objectives of the trial, dosing procedures, subject selection and exclusion criteria and the safety and effectiveness criteria to be evaluated. For each institution where a clinical trial will be conducted, an institutional review board (“IRB”) must review and approve the clinical trial protocol and informed consent form required to be provided to each trial subject or his or her legal representative prior to a clinical trial commencing, and conduct on-going monitoring of the study until completed or termination to assure that appropriate steps are taken to protect the human subjects participating in the research.

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

Phase 1: In Phase 1 studies, the product candidate is initially introduced into healthy human volunteers and tested for safety, dosage and tolerability, absorption, distribution, metabolism and excretion and, effect on the body.

Phase 2: Phase 2 studies are conducted in a limited patient population. These studies continue to evaluate safety while gathering preliminary data on effectiveness in patients with the targeted disease or condition.

Phase 3: Phase 3 trials further evaluate efficacy and safety in an expanded patient population, generally at geographically dispersed clinical study sites. These clinical trials are intended to establish the overall risk-benefit ratio of the product candidate and provide, if appropriate, an adequate basis for product labeling.

Post-approval studies, sometimes referred to as Phase 4 studies, may be conducted after initial marketing approval. These studies are used to gather additional information about a product’s safety and/or efficacy in patients affected by the therapeutic indication.

Clinical trials must also be conducted in accordance with legal requirements, regulations or guidelines of the FDA and comparable foreign authorities, including human subject protection requirements and current good clinical practice (“GCP”). In addition, clinical trials must be conducted with product candidates produced under cGMP requirements. The FDA may impose a clinical hold at any time before or during clinical trials due to safety concerns about proposed or on-going clinical trials or non-compliance with FDA requirements, and the trials may not commence or continue until the FDA notifies the sponsor that the hold has been lifted. Similarly, an IRB may suspend or terminate approval of a clinical trial at an institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients. In addition, some clinical trials are overseen by an independent group of qualified experts, known as a data safety monitoring board or committee, which monitors data from the trial to ensure patient safety and data integrity and may also make recommendations to alter or terminate a trial based on concerns for patient safety.

The submission of an NDA is subject to the payment of substantial user fees ($2,875,842 for 2021); under certain limited circumstances, a waiver of such fees may be obtained. After the submission of an NDA, but before approval of the NDA, the manufacturing facilities used to manufacture a product candidate must be inspected by the FDA to ensure compliance with the applicable cGMP requirements. The FDA may also inspect clinical trial sites and audit clinical study data to ensure that the sponsor’s studies were properly conducted in accordance with the IND regulations, human subject protection regulations, and GCP.

Under the current Prescription Drug User Fee Act (“PDUFA”), guidelines, FDA’s goal for acting on the submission of an NDA for a new molecular entity is ten months from the date of “filing.” The FDA conducts a preliminary review of an NDA within 60 days after submission to determine whether it is sufficiently complete to permit substantive review, before accepting the NDA for filing. This two month preliminary review effectively extends the typical NDA review period to twelve months. The FDA may request additional information rather than accept an NDA for filing. In this event, the NDA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing.

Following the FDA’s evaluation of an NDA, it will issue an approval letter or a complete response letter (“CRL”). An approval letter authorizes the sponsor to begin commercial marketing of the drug for specific indications. A CRL indicates that the review cycle of the application is complete and the application will not be approved in its present form. A CRL describes the specific deficiencies in the NDA identified by the FDA. When possible, a CRL will recommend actions that the applicant might take, including providing additional clinical data, such as an additional Phase 3 trial or other significant and time consuming requirements related to clinical trials, nonclinical studies or manufacturing, to place the application in condition for approval. If a CRL is issued, the sponsor must resubmit the NDA addressing all of the deficiencies identified in the letter, or withdraw the application. Even if the sponsor submits the recommended data and information, the FDA may decide that the NDA does not satisfy the criteria for approval.

As condition to a product’s regulatory approval, the FDA may require a sponsor to conduct Phase 4 studies designed to further assess the drug’s safety and effectiveness after NDA approval, or may require other testing and surveillance programs to monitor the safety of the approved product. The FDA may also place other conditions on approval including the requirement for a risk evaluation and mitigation strategy (“REMS”) to assure the safe use of the drug. A REMS could include medication guides, communication plans to healthcare professionals or other activities to assure safe use, such as provider certification or training, restricted distribution methods, and patient registries.

We are also subject to a variety of regulations governing clinical trials and sales of our products outside the United States. Whether or not FDA approval has been obtained, approval of conduct of a clinical trial or authorization of a product by the comparable regulatory authorities of foreign countries and regions must be obtained prior to the commencement of marketing the product in those countries. The approval process varies from one regulatory authority to another and the time may be longer or shorter than that required for FDA approval. In the EU, Canada and Australia, regulatory requirements and approval processes are similar, in principle, to those in the United States.

Fast Track/Breakthrough Therapy/Priority Review/Accelerated Approval

Congress enacted the Food and Drug Administration Modernization Act of 1997 (“FDAMA”) in part to ensure the availability of safe and effective drugs, biologics, and medical devices by expediting the development and review for certain new products. FDAMA establishes a statutory program for the expedited review of new drugs that meet certain criteria. A product may be designated as a “fast track” product if it is intended, alone or in combination with one or more other products, to treat a serious or life-threatening disease or condition and it demonstrates the potential to address unmet medical needs for the disease or condition. Under the fast track program, products are eligible for a rolling review of the NDA. The sponsor of a new drug or biologic may request that the FDA designate the drug or biologic as a fast track product at any time during the development of the product, prior to an NDA submission.

The FDA Safety and Innovation Act (“FDASIA”) established a “breakthrough therapy” program for the expedited review of new drugs that meet certain criteria. A sponsor may seek FDA designation of a product candidate as a “breakthrough therapy” if the product is intended, alone or in combination with one or more other products, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints. If the FDA designates a breakthrough therapy, in addition to the benefits of fast track designation, FDA may take actions appropriate to expedite the development and review of the product, which may include, among other things, holding meetings with the sponsor and the review team throughout the development of the therapy; providing timely and intensive guidance regarding efficient development of the drug; and involving senior managers and experienced review staff, as appropriate, in a collaborative, cross-disciplinary review.

Any product submitted to the FDA for approval, including a product with a fast track or breakthrough therapy designation, also may be eligible for priority review and accelerated approval, other FDA programs intended to expedite development and review. A product may be granted priority review designation, if the product would be a significant improvement in the safety or effectiveness of the treatment, diagnosis, or prevention of serious conditions when compared to standard applications. The FDA will direct attention and resources to the evaluation of an application for a drug with priority review designation. The FDA endeavors to review applications with priority review designations within six months of the filing date as compared to ten months for standard review of new molecular entity NDAs under its current PDUFA review goals.

A product also may be eligible for accelerated approval. Drug product candidates intended to treat serious conditions and that fill an unmet medical need may be eligible for accelerated approval upon a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on an intermediate clinical endpoint that is a measure of a therapeutic effect that is considered reasonably likely to predict the clinical benefit of a drug. As a condition of approval, the FDA may require that a sponsor of a drug receiving accelerated approval perform adequate and well-controlled post-marketing clinical trials. FDA may withdraw approval of a drug or change the labeled indication approved under accelerated approval if trials fail to verify the predicted clinical benefit or do not demonstrate sufficient clinical benefit to justify the risks associated with the drug.

Fast track designation, priority review and breakthrough therapy designation do not change the standards for or the quality of evidence needed to support approval but may expedite the development or approval process.

Orphan Drug Designation

Pursuant to the Orphan Drug Act, FDA may grant special status, or orphan designation, to a drug intended to treat a rare disease or condition, which is a defined as a disease or condition that affects fewer than 200,000 individuals in the United States, or there is no reasonable expectation that the sales of the product will offset the cost of developing and making the drug available in the United States. A request for orphan drug designation must be filed before the NDA is filed. Following the grant of orphan designation, FDA will publicly disclose the identity of the therapeutic drug candidate and its potential orphan use. Orphan designation does not shorten the duration of the regulatory review and approval process.

If a drug candidate with orphan designation subsequently receives the first FDA approval for the disease or condition for which it has orphan designation, the drug is entitled to a seven-year period of market exclusivity subject to certain exceptions (e.g., clinical superiority of a subsequent product). This means that FDA may not approve another drug application authorizing another manufacturer to market the same drug for the same indication for seven years. This does not preclude competitors from receiving approval of the same product that has orphan exclusivity for a different indication or a different product for the same indication for which the orphan product has exclusivity. The orphan designation of a drug also provides the sponsor with certain financial incentives including tax credits, waiver of PDUFA fees, and access to certain grant funding for orphan products.

Post-Marketing Obligations

The Food and Drug Administration Amendments Act of 2007 expanded FDA authority over drug products after approval. All approved drug products are subject to continuing regulation by the FDA, including record-keeping requirements, reporting of adverse experiences with the product, sampling and distribution requirements, notifying the FDA and gaining approval for certain manufacturing or labeling changes, complying with certain electronic records and signature requirements, submitting periodic reports to the FDA, maintaining and providing updated safety and efficacy information to the FDA, and complying with FDA promotion and advertising requirements. Failure to comply with the statutory and regulatory requirements can subject a manufacturer to possible legal or regulatory action, such as warning letters, suspension of manufacturing, seizure of product, injunctive action, criminal prosecution, or civil penalties.

The FDA may require post-marketing studies or clinical trials to develop additional information regarding the safety of a product. These studies or trials may involve continued testing of a product and development of data, including clinical data, about the product’s effects in various populations and any side-effects associated with long-term use. The FDA may require post-marketing studies or trials to investigate known serious risks or signals of serious risks or identify unexpected serious risks and may require periodic status reports if new safety information develops. Failure to conduct these studies in a timely manner may result in substantial civil fines.

Drug and biologics manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and to list their products with the FDA. The FDA periodically inspects manufacturing facilities in the United States and abroad in order to assure compliance with the applicable cGMP regulations and other requirements. Facilities also are subject to inspections by other federal, foreign, state or local agencies. In complying with the cGMP regulations, manufacturers must continue to assure that the product meets applicable specifications, regulations and other post-marketing requirements. We must ensure that any third-party manufacturers continue to ensure full compliance with all applicable regulations and requirements. Failure to comply with these requirements subjects the manufacturer to possible legal or regulatory action, such as suspension of manufacturing or recall or seizure of product.

Also, newly discovered or developed safety or efficacy data may require changes to a product’s approved labeling, including the addition of new warnings and contraindications, additional pre-clinical or clinical studies, or even in some instances, revocation or withdrawal of the approval. Violations of regulatory requirements at any stage, including after approval, may result in various adverse consequences, including the FDA’s withdrawal of an approved product from the market, other voluntary or FDA-initiated action that could delay or restrict further marketing, and the imposition of civil fines and criminal penalties against the NDA holder. In addition, later discovery of previously unknown problems may result in restrictions on the product or NDA holder, including withdrawal of the product from the market. Furthermore, new government requirements may be established that could delay or prevent regulatory approval of our products under development, or affect the conditions under which approved products are marketed.

Data Privacy

Numerous federal and state laws, including state security breach notification laws, state health information privacy laws and federal and state consumer protection laws, govern the collection, use and disclosure of personal information. Other countries also have, or are developing, laws governing the collection, use and transmission of personal information. In addition, most healthcare providers who prescribe our product and from whom we obtain patient health information are subject to privacy and security requirements under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). We are not a HIPAA-covered entity and therefore, these privacy and security requirements do not apply to us. However, we could be subject to criminal penalties if we knowingly obtain individually identifiable health information from a covered entity in a manner that is not authorized or permitted by HIPAA or for aiding and abetting the violation of HIPAA. We are unable to predict whether our actions could be subject to prosecution in the event of an impermissible disclosure of health information to us. The legislative and regulatory landscape for privacy and data protection continues to evolve, and there has been an increasing amount of focus on privacy and data protection issues with the potential to affect our business, including recently enacted laws in a majority of states requiring security breach notification. These laws could create liability for us or increase our cost of doing business.

Commercial Product Pricing

In the United States and some foreign jurisdictions, many of the markets in which we may do business in the future, the prices of pharmaceutical products are subject to direct price controls (by law) and to drug reimbursement programs with varying price control mechanisms.

 In the United States, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or Medicare Modernization Act, changed the way Medicare covers and pays for pharmaceutical products. The legislation expanded Medicare coverage for drug purchases by the elderly and introduced a new reimbursement methodology based on average sales prices for physician administered drugs. In addition, this legislation provided authority for limiting the number of drugs that will be covered in any therapeutic class in certain cases. Cost reduction initiatives and other provisions of this and other more recent legislation could decrease the coverage and reimbursement that is provided for any approved products. While the Medicare Modernization Act applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates. Therefore, any reduction in reimbursement that results from the Medicare Modernization Act or other more recent legislation may result in a similar reduction in payments from private payors.

In March 2010, President Obama signed into law the Health Care Reform Law, a sweeping law intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for health care and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms. Effective October 1, 2010, the Health Care Reform Law revises the definition of “average manufacturer price” for reporting purposes, which could increase the amount of Medicaid drug rebates to states. Further, the new law imposes a significant annual fee on companies that manufacture or import branded prescription drug products. Substantial new provisions affecting compliance have also been enacted, which may affect our business practices with health care practitioners. We will not know the full effects of the Health Care Reform Law until applicable federal and state agencies issue regulations or guidance under the new law. Although it is too early to determine the effect of the Health Care Reform Law, the new law appears likely to continue the pressure on pharmaceutical pricing, especially under the Medicare program, and may also increase our regulatory burdens and operating costs.

Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products. We cannot be sure whether additional legislative changes will be enacted, or whether the FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of our product candidates, if any, may be. In addition, increased scrutiny by the U.S. Congress of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject us to more stringent product labeling and post-marketing testing and other requirements.

European Regulatory Authorities

In the European Union, governments influence the price of pharmaceutical products through their pricing and reimbursement rules and control of national healthcare systems that fund a large part of the cost of such products to consumers. The approach taken varies from member state to member state. Some jurisdictions operate positive and/or negative list systems under which products may be marketed only once a reimbursement price has been agreed. Other member states allow companies to fix their own prices for medicines, but monitor and control company profits. The downward pressure on healthcare costs in general, particularly prescription drugs, has become very intense. As a result, increasingly high barriers are being erected to the entry of new products, as exemplified by the role of the National Institute for Health and Clinical Excellence in the United Kingdom, which evaluates the data supporting new medicines and passes reimbursement recommendations to the government. In addition, in some countries cross-border imports from low-priced markets (parallel imports) exert commercial pressure on pricing within a country.

Environmental and Safety Laws

We are subject to a variety of federal, state and local regulations relating to the use, handling, storage and disposal of hazardous materials, including chemicals and radioactive and biological materials. Our operations produce such hazardous waste products. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards prescribed by federal, state and local regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. We generally contract with third parties for the disposal of such substances. We are also subject to various laws and regulations governing laboratory practices and the experimental use of animals.

We are also subject to regulation by the Occupational Safety and Health Administration (“OSHA”), and the Environmental Protection Agency (the “EPA”), and to regulation under the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other regulatory statutes, and may in the future be subject to other federal, state or local regulations. OSHA and/or the EPA may promulgate regulations that may affect our research and development programs.

CELLECT MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our financial statements and related notes included elsewhere in this Proxy Statement/Prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this Proxy Statement/Prospectus. We report financial information under IFRS as issued by the IASB and none of the financial statements were prepared in accordance with generally accepted accounting principles in the United States.

Unless context indicates or suggests otherwise, “we”, “our”, “us”, and the “Company” in this section refers to the consolidated operations of Cellect Biotechnology Ltd.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

A.	Operating Results

To date, we have not generated revenue from the sale of any product, and we do not expect to generate significant revenue within the next year at least. As of December 31, 2020, we had an accumulated deficit of NIS 118.9 million (approximately $37.0 million). Our financing activities are described below under “Finance Expense and Income.”

Operating Expenses

Our current operating expenses consist of two components – research and development expenses, and general and administrative expenses.

Research and Development Expenses, net

Our research and development expenses consist primarily of salaries and related personnel expenses, subcontractor expenses, patent registration fees, materials, share-based payment and other related research and development expenses, net of grants.

The following table discloses the breakdown of research and development expenses:

	Year ended December 31,
	2018	2019	2020	2020
	NIS			USD*
(in thousands)
Payroll	6,629	4,946	2,862	890
Subcontractors	1,788	1,162	1,349	420
Patent registration	647	334	497	155
R&D related purchases	2,386	3,714	166	51
Share-based payment	807	513	286	89
Other expenses	1,256	1,453	723	225
	13,513	12,122	5,883	1,830

*	USD presented as convenience translation using December 31, 2020 NIS/USD exchange rate of NIS 3.215.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries, professional service fees, director fees, office expenses, taxes and fees, share-based payment, and other general and administrative expenses.

The following table discloses the breakdown of general and administrative expenses:

	Year ended December 31,
	2018	2019	2020	2020
	NIS			USD*
(in thousands)
Payroll	5,277	3,595	2,866	891
Professional services	3,785	2,459	2,470	768
Director fees	712	642	1,587	494
Office expense	325	208	104	32
Share-based payment	3,730	2,157	452	141
Other expenses	1,905	1,149	632	197
Total	15,734	10,210	8,111	2,523

*	USD presented as convenience translation using December 31, 2020 NIS/USD exchange rate of NIS 3.215.

Comparison of the year ended December 31, 2020 to the year ended December 31, 2019 to the year ended December 31, 2018

Results of Operations

	December 31,			December 31,
	2018	2019	2020	2018*	2019*	2020*
	(in thousands of NIS)			(in thousands of USD)
Research and development expenses, net	13,513	12,122	5,883	3,605	3,508	1,830
General and administrative expenses	15,734	10,210	8,111	4,198	2,954	2,523
Other income	—	—	—	—	—	—
Operating loss	29,247	22,332	13,994	7,803	6,462	4,353
Finance expense (income), net	(9,134)	(5,524)	4,083	(2,436)	(1,599)	1,270
Total comprehensive loss	20,113	16,808	18,077	5,367	4,863	5,623
Loss attributable to holders of Ordinary Shares	20,113	16,808	18,077	5,367	4,863	5,623

*     USD presented as convenience translation using year end 2020, 2019, 2018 NIS/USD exchange rate of: NIS 3.215, NIS 3.456 and NIS 3.748, respectively.

Research and Development Expenses, net

Our research and development expenses for the year ended December 31, 2020 amounted to NIS 5.9 million (approximately $1.8 million), representing a decrease of NIS 6.2 million (approximately $1.7 million), or 51%, compared to NIS 12.1 million (approximately $3.5 million) for the year ended December 31, 2019. The decrease was primarily attributable to a decrease of NIS 2.1 million (approximately $0.6 million) from salaries and related expenses and a decrease of NIS 3.5 million (approximately $1.1 million) from purchasing materials reflecting the reduction in our research and development activities.

Our research and development expenses for the year ended December 31, 2019 amounted to NIS 12.1 million (approximately $3.5 million), representing a decrease of NIS 1.5 million (approximately $0.1 million), or 10%, compared to NIS 13.6 million (approximately $3.6 million) for the year ended December 31, 2018. The decrease was primarily attributable to a decrease of NIS 1.6 million (approximately $0.5 million) from salaries and related expenses reflecting the reduction in our research and development activities resulting from a decrease in the number of employees engaged in research and related activities from nineteen to eight.

General and Administrative Expenses

Our general and administrative expenses totaled NIS 8.1 million (approximately $ 2.5 million) for the year ended December 31, 2020, a decrease of NIS 2.1 million (approximately $0.5 million), or 21%, compared to 10.2 million (approximately $3.0 million) for the year ended December 31, 2019. The decrease resulted primarily from a decrease of NIS 0.7 million (approximately $0.2 million) in salaries, related personnel expenses, and a decrease of 1.7 million (approximately $0.5 million) in share- based payments. The decrease reflecting the reduction in the company activities resulting from a decrease in the number of employees.

Our general and administrative expenses totaled NIS 10.2 million (approximately $ 3.0 million) for the year ended December 31, 2019, a decrease of NIS 5.5 million (approximately $1.2 million), or 35%, compared to 15.7 million (approximately $4.2 million) for the year ended December 31, 2018. The decrease resulted primarily from a decrease of NIS 1.7 million (approximately $0.5 million) in salaries, related personnel expenses and a decrease of 1.5 million (approximately $0.4 million) in share- based payments. The decrease reflecting the reduction in the company activities resulting from a decrease in the number of employees.

Operating Loss

As a result of the foregoing, our operating loss for the year ended December 31, 2020 was NIS 14.0 million (approximately $4.4 million), as compared to operating loss of NIS 22.3 million (approximately $6.5 million) for the year ended December 31, 2019, a decrease of NIS 8.3 million (approximately $2.1 million), or 37%.

As a result of the foregoing, our operating loss for the year ended December 31, 2019 was NIS 22.3 million (approximately $6.5 million), as compared to operating loss of NIS 29.2 million (approximately $7.8 million) for the year ended December 31, 2018, a decrease of NIS 6.9 million (approximately $1.3 million), or 24%.

Finance Expense and Income

Finance expense and income mainly consist of bank fees and other transactional costs, changes in the fair value of certain price adjustment mechanisms in warrants that were issued to investors who participated in certain fund-raising rounds, and exchange rate differences.

We recognized net financial expenses of NIS 4.1 million (approximately $1.3 million) for the year ended December 31, 2019, compared to net financial income of NIS 5.5 million (approximately $1.6 million) for the year ended December 31, 2019. The change is primarily due to the change in the fair value of the listed warrants granted in our U.S. initial public offering, or IPO, in 2016 and to the unregistered warrants granted in our registered direct offerings in 2019 and exchange rate differences.

We recognized net financial income of NIS 5.5 million (approximately $1.6 million) for the year ended December 31, 2019, compared to net financial expenses of NIS 9.1 million (approximately $2.4 million) for the year ended December 31, 2018. The change is primarily due to the change in the fair value of the listed warrants granted in our U.S. initial public offering, or IPO, in 2016 and to the unregistered warrants granted in our registered direct offerings in 2019.

Total Comprehensive Loss

As a result of the foregoing, our comprehensive loss for the year ended December 31, 2020 was NIS 18.1 million (approximately $5.6 million), as compared to NIS 16.8 million (approximately $4.9 million) for the year ended December 31, 2019, increase of NIS 1.3 million (approximately $0.7 million), or 8%.

As a result of the foregoing, our comprehensive loss for the year ended December 31, 2019 was NIS 16.8 million (approximately $4.9 million), as compared to NIS 20.1 million (approximately $5.4 million) for the year ended December 31, 2018, decrease of NIS 3.3 million (approximately $0.5 million), or 16%.

Critical Accounting Policies and Estimate

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which we have prepared in accordance with IFRS as issued by the IASB. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported expenses during the reporting periods. Actual results may differ from these estimates under different assumptions or conditions. While our significant accounting policies are more fully described in Note 2 to our audited financial statements appearing elsewhere in this prospectus, we believe that the following accounting policies are the most critical for fully understanding and evaluating our financial condition and results of operations.

Share-based payment transactions

From time to time, we grant to our employees and other service providers remuneration in the form of equity-settled share-based instruments, such as options to purchase ordinary shares. The cost of equity-settled transactions with employees is measured at the fair value of the equity instruments granted at grant date. The fair value is determined using an acceptable option pricing model. As for other service providers, the cost of the transactions is measured at the fair value of the goods or services received as consideration for equity instruments. In cases where the fair value of the goods or services received as consideration of equity instruments cannot be measured, they are measured by reference to the fair value of the equity instruments granted.

The cost of equity-settled transactions is recognized in profit or loss, together with a corresponding increase in equity, during the period in which the performance or service conditions are satisfied, and ending on the date on which the relevant employees become fully entitled to the award. No expense is recognized for awards that do not ultimately vest, except for awards where vesting is conditional upon a market condition, which are treated as vested irrespective of whether the market condition is satisfied, provided that all other vesting conditions (service and/or performance) are satisfied. When we change the conditions of the award of equity-settled instruments, an additional expense is recognized beyond the original expense, calculated in respect of a change that increases the total fair value of the remuneration granted or benefits the other service provider according to the fair value on date of change. Cancellation of the award of equity-settled instruments is accounted for as having vested at the cancellation date and the expense not yet recognized in respect of the award is recognized immediately. However, if the cancelled grant is replaced by a new grant and is intended as an alternate grant at the date awarded, the cancelled and new awards will both be accounted for as a change to the original award, as described above.

Option Valuations

The determination of the grant date fair value of options using an option pricing model (we utilize the Black-Scholes model) is affected by estimates and assumptions regarding a number of complex and subjective variables. These variables include the expected volatility of our share price over the expected term of the options, share option exercise and cancellation behaviors, risk-free interest rates and expected dividends, which are estimated as follows:

•	Volatility. The expected share price volatility is based on the historical volatility in the trading price of our ordinary shares as well as comparable companies on the Nasdaq Capital Market and benchmarks of related companies.

•	Expected Term. The expected term of options granted is based upon the contractual life of the options and represents the period of time that options granted are expected to be outstanding.

•	Risk-Free Rate. The risk-free interest rate is based on the yield from Israeli government bonds with a term equivalent to the contractual life of the options.

•	Expected Dividend Yield. We have never declared or paid any cash dividends and do not presently plan to pay cash dividends in the foreseeable future. Consequently, we use an expected dividend yield of zero.

B.	Liquidity and Capital Resources

Overview

As of December 31, 2020, we had NIS 17.0 million (approximately $5.3 million) in cash and cash equivalents and marketable securities.

The table below presents our cash flows:

	Year ended December 31,
	2018	2019	2020	2018*	2019*	2020*
	(in thousands of NIS)			(in thousands of USD)
Net cash used in operating activities	(23,635)	(20,337)	(15,486)	(6,306)	(5,884)	(4,816)

Net cash provided by (used in) Investing activities	13,708	(108)	(288)	3,657	(31)	(90)

Net cash provided by financing activities	12,759	21,871	13,368	3,405	6,328	4,158

Net increase in cash and cash equivalents	4,075	297	(1,142)	1,088	86	(355)

*	USD presented as convenience translation using year end 2020, 2019, 2018 NIS/USD exchange rate of: NIS 3.215, NIS 3.456 and NIS 3.748, respectively.

Operating Activities

Net cash used in operating activities was NIS 15.5 million (approximately $4.8 million) for the year ended December 31, 2020, compared with net cash used in operating activities of approximately NIS 20.3 million (approximately $5.9 million) for the year ended December 31, 2019. The decreases in such periods are primarily due to decreases in research and development activities.

Net cash used in operating activities was NIS 20.3 million (approximately $5.9 million) for the year ended December 31, 2019, compared with net cash used in operating activities of approximately NIS 23.6 million (approximately $6.3 million) for the year ended December 31, 2018. The decreases in such periods are primarily due to decreases in research and development expenses

Investing Activities

Net cash used by investing activities of NIS 0.3 million (approximately $0.09 million) during 2020 primarily reflects purchase of property.

Net cash used by investing activities of NIS 0.1 million (approximately $0.03 million) during 2019 primarily reflects purchase of property.

Net cash provided by investing activities of NIS 13.7 million (approximately $3.6 million) during 2018 primarily reflects net proceeds from short-term deposits and marketable securities.

Financing Activities

Net cash provided by financing activities in the years ended December 31, 2020, 2019 and 2018 consisted of NIS 13.4 million (approximately $4.2 million), NIS 21.9 million (approximately $6.3 million), and NIS 12.8 million (approximately $3.4 million) respectively, of net proceeds, mainly from the issuance of ordinary shares (including ordinary shares represented by ADSs) and warrants.

On January 31, 2018, we sold to certain institutional investors an aggregate of 484,848 ADSs in a registered direct offering at $8.25 per ADS resulting in gross proceeds of approximately $4.0 million. In addition, we issued to the investors unregistered warrants to purchase 266,667 ADSs in a private placement.

On February 12, 2019, in a follow-on underwritten public offering we sold an aggregate of 1,889,000 each consisting of (i) one ADS, and (ii) one warrant to purchase one ADS, at a public offering price of $1.50 per unit, and (b) 2,444,800 pre-funded units, each consisting of (i) one pre-funded to purchase one ADS, and (ii) one warrant, at a public offering price of $1.49 per Pre-funded Unit. In connection with the offering, we granted the underwriters a 45-day option to purchase up to an additional 650,070 ADSs and/or 650,070 warrants to purchase up to an additional 650,070 ADSs. The underwriters partially exercised their over-allotment option to purchase an aggregate of 350,000 additional ADS and additional warrants to purchase 650,070 ADSs. The company raised gross proceeds of NIS 25,422 (NIS 20,796 net of all issuance costs in the amount of NIS 4,626, including share-based awards granted). On May 12, 2020, the Company entered into warrant exercise agreements with several investors. Under the terms of the agreement, in consideration of exercising 534,160 of the warrants, the exercise price per warrants was reduced to $2.75 per ADS. The 534,160 of the warrants were exercised resulting in gross proceeds to the Company of NIS 5,204 (NIS 4,591 net of issuance costs in the amount of NIS 613).

On May 12, 2020, the Company entered into warrant exercise agreements with several investors. Under the terms of the agreement, in consideration of exercising 534,160 of the warrants, the exercise price per warrants was reduced to $2.75 per ADS. The 534,160 of the warrants were exercised resulting in gross proceeds to the Company of NIS 5,204 (NIS 4,591 net of issuance costs in the amount of NIS 613).

In addition, the Company decided to reduce the exercise price of all warrants issued in February 2019, to $2.75 per ADS, from the original exercise price per ADS of $7.5.

On January 7, 2020, the Company sold to certain institutional investors an aggregate of 1,000,000 ADSs in a registered direct offering at a purchase price of $3 per ADS. The company raised gross proceeds of NIS 10,410 (NIS 9,194 net of all issuance costs in the amount of NIS 1,216).

Current Outlook

We have financed our operations to date primarily through proceeds from issuance of our ordinary shares and ordinary shares represented by ADSs and warrants. We have incurred losses and generated negative cash flows from operations since July 2013. In addition, we have an accumulated deficit of NIS 118.9 million (approximately $37.0 million) as of December 31, 2020. We have never generated any revenue from the sale or licensing of our products, and we do not expect to generate significant revenue within the next year at least.

In May 2019, we announced that we are exploring strategic alternatives focused on maximizing shareholder value. Potential strategic alternatives that may be evaluated include, but are not limited to, an acquisition, merger, business combination, in-licensing, or other strategic transaction involving the Company or its assets. On March 4, 2020 we reported the signing of two letters of intent, one a strategic commercial agreement, and the other which contemplated a full merger, both with Canndoc Ltd., a wholly owned subsidiary of Intercure Ltd. In November 2020, we announced that the two companies mutually agreed to end commercial and merger discussions with Canndoc.

On March 24, 2021 the company announced that the Board of Directors approved a definitive Merger Agreement with Quoin Pharmaceuticals Inc. (“Quoin”). Completion of the merger is subject to approval of the Cellect and Quoin shareholders and certain other conditions and is expected to close by the end of the second quarter of 2021. The Company has also signed an agreement to sell the entire share capital of its subsidiary company, Cellect Biotherapeutics LTD. (the “Subsidiary”), which will retain all of its existing assets, to EnCellX Inc.

To conserve cash and focus our resources on our essential research and development activities, in June 2019 we began implementing a cost reduction program that included a reduction of workforce by approximately 40%, salary reductions for remaining employees together with the retention grant to certain other key employees including our Chairman, Chief Executive Officer and Chief Financial Officer. The grant included options to purchase an aggregate of 130,000 ADSs representing 13,000,000 ordinary shares at an exercise price of $3.88 per ADS.

While we continue to evaluate strategic alternatives, we are continuing to advance our lead product development. We have expended and believe that we will continue to expend significant operating and capital expenditures for the foreseeable future developing our ApoGraft technology platform and products. These expenditures will include, but are not limited to, costs associated with research and development, manufacturing, conducting preclinical and clinical trials, contracting manufacturing organizations, hiring additional management and other personnel and obtaining regulatory approvals, as well as commercializing any products approved for sale. Furthermore, we expect to incur costs associated with operating as a public company in the United States. Because the outcome of our planned and anticipated clinical trials and the impact of COVID-19 on our operations is highly uncertain, we cannot reasonably estimate the actual amounts necessary to successfully complete the development and commercialization of our ApoGraft technology platform and products. In addition, other unanticipated costs may arise. As a result of these and other factors currently unknown to us, we require substantial, additional funds through public or private equity or debt financings or other sources, such as strategic partnerships and alliances and licensing arrangements. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. A failure to fund these activities may harm our growth strategy, competitive position, quality compliance and financial condition.

Our future capital requirements depend on many factors, including:

•	the impact of COVID-19 on our operations;

•	the number and characteristics of products we develop from our ApoGraft technology platform;

•	the scope, progress, results and costs of researching and developing our ApoGraft technology platform and any future products, and conducting preclinical and clinical trials;

•	the timing of, and the costs involved in, obtaining regulatory approvals;

•	the cost of commercialization activities if any products are approved for sale, including marketing, sales and distribution costs;

•	the cost of manufacturing any future product we successfully commercialize;

•	our ability to establish and maintain strategic partnerships, licensing, supply or other arrangements and the financial terms of such agreements;

•	the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims, including litigation costs and the outcome of such litigation;

•	the costs of in-licensing further patents and technologies;

•	the cost of development of in-licensed technologies;

•	the timing, receipt and amount of sales of, or royalties on, any future products;

•	the expenses needed to attract and retain skilled personnel; and

•	any product liability or other lawsuits related to any future products.

Additional funds may not be available when we need them, on terms that are acceptable to us, or at all. If adequate funds are not available to us on a timely basis, we may be required to delay, limit, reduce or terminate preclinical studies, clinical trials or other research and development activities for our ApoGraft technology platform or delay, limit, reduce or terminate our establishment of sales and marketing capabilities or other activities that may be necessary to commercialize our ApoGraft technology platform or any future products. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our independent auditors, in their report on our audited financial statements for the year ended December 31, 2020 expressed substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments to the carrying amounts and classifications of assets and liabilities that would result if we were unable to continue as a going concern.

There can be no assurance that the potential transactions described above will be completed, that our strategic review process will result in pursuing any other transaction(s) or that any other transaction, if pursued, will be completed. The Company does not intend to discuss or disclose further developments regarding the proposed transactions with Canndoc or the strategic review process, unless and until our Board of Directors has approved a specific action or otherwise determined that further disclosure is appropriate or required by law.

C.	Research and Development, Patents and Licenses

See above, under “Item 5. Operating and Financial Review and Prospects—A. Operating Results.”

D.	Trend Information

We are a development stage company, and it is not possible for us to predict with any degree of accuracy the outcome of our research, development or commercialization efforts. As such, it is not possible for us to predict with any degree of accuracy any significant trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on our net sales or revenues, income from continuing operations, profitability, liquidity or capital resources, or that would cause financial information to not necessarily be indicative of future operating results or financial condition. However, to the extent possible, certain trends, uncertainties, demands, commitments and events are in this “Operating and Financial Review and Prospects.”

E.	Off-Balance Sheet Arrangements

We participated in programs sponsored by the BIRD Foundation for the support of research and development activities. We are obligated to pay royalties to the BIRD Foundation, amounting to 5% of the gross sales of the products and other related revenues developed from such activities, up to an amount of 150% from the grant received from the BIRD Foundation by us indexed to the U.S. consumer price index.

As of December 31, 2018, we received an aggregate grant of $120,000 from the BIRD Foundation in support of the development and commercialization of our stem cell selection technology in collaboration with Entegris. We are no longer pursuing our collaboration with Entegris under a previously entered into Joint Product Development Agreement.

F.	Contractual Obligations

The following table summarizes our significant contractual obligations at December 31, 2020:

	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years
					(in thousands)
Operating Lease Obligations in NIS	822	413	409	—	—
Operating Lease Obligations in $	256	129	127	—	—

The operating lease obligations in the foregoing table include our commitments under the lease agreements for our facility in Kfar Saba. See “Information on the Company—D. Property, Plant and Equipment” above.

QUOIN MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with Quoin’s financial statements and related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Quoin’s actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set out under “Risk Factors” and elsewhere in this proxy statement/prospectus. See “Special Note Regarding Forward-Looking Statements” elsewhere in this proxy statement/prospectus.

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help the reader understand our results of operations and financial condition. MD&A is provided as a supplement to, and should be read in conjunction with, our consolidated audited financial statements and the accompanying notes to the consolidated financial statements and other disclosures included in this Registration Statement on Form F-4. Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and are presented in U.S. dollars. Unless context indicates or suggests otherwise, “we”, “our”, “us”, and the “Company” in this section refers to the consolidated operations of Quoin Pharmaceuticals, Inc..

Overview

We are an emerging pharmaceutical company dedicated to the development and commercialization of therapeutic products that treat rare and orphan diseases for which there are currently no approved treatments. Quoin’s first lead product, QRX003, is a once daily topical lotion which is under development as a potential treatment for Netherton Syndrome, a rare hereditary skin disease. We are targeting initiating clinical development of QRX003 in Netherton Syndrome patients in the second half of 2021. In addition to Netherton Syndrome, we intend to pursue the clinical development of QRX003 in other rare dermatological diseases including Peeling Skin Syndrome, SAM Syndrome, Palmoplantar Keratoderma and Epidermolysis Bullosa.

Our objective is to develop and commercialize proprietary therapeutic drug products. To this effect, we intend to develop and seek marketing approvals from the FDA and other worldwide regulatory bodies for rare and orphan diseases. To achieve these objectives, we plan to:

·	seek the necessary regulatory approvals to complete the clinical development of QRX003 and, if successful, file for marketing approval in the United States and other territories;
·	prepare to commercialize QRX003 by establishing our own sales infrastructure in the U.S. and Europe and entering into distribution partnerships in other territories such as Canada, Australia, the Middle East and Asia and
·	Pursue business development activities by seeking partnering, licensing, merger and acquisition opportunities or other transactions to further expand our pipeline and drug-development capabilities and which take advantage of our financial resources for the benefit of increasing stockholder value.

The ultimate impact of the COVID-19 pandemic is still uncertain and subject to change. To the extent possible, we are conducting business as usual, with necessary or advisable modifications to employee travel and with all of our employees and consultants working remotely. We will continue to actively monitor the continually evolving situation related to COVID-19 and may take further actions that alter our operations, including those that may be required by federal, state or local authorities, or that we determine are in the best interests of our employees and other third parties with whom we do business.

Key and Recent Events

Skinvisible License

On October 17, 2019, the Company entered into an exclusive license agreement with Skinvisible Inc. (“Skinvisible”) pursuant to which Skinvisible granted to Quoin a license to (i) certain patented technology for the development of products for commercial sale in the orphan rare skin disease field, and (ii) a proprietary polymer deliver system technology (the “License Agreement”). In exchange for the license, the Company agreed to pay Skinvisible a license fee of $1,000,000, milestone payments and a single digit percentage royalty of all net sales developed with licensed intellectual property, subject to adjustment in certain situations. The license fee was originally due in two equal installments of $500,000 payable no later than December 31, 2019 and March 31, 2020, and the License Agreement was subsequently amended several times to additional time to commence clinical operations and defer payment of the license fee.

The License Agreement also requires that Quoin make payments to Skinvisible upon achieving development milestones for the first drug product developed using intellectual property licensed thereunder. Payments are due upon successful completion of clinical milestones ($750,000), and obtaining U.S. and EU regulatory approval ($21.75 million). Additionally, Quoin must pay milestone payments (totaling up to $85 million) upon the first product commercialized under the License Agreement reaching sales annual sales of $100 million, $250 million, and $400 million.

Merger and related financing arrangements

Initial bridge financing

On October 2, 2020, the Company commenced an offering of up to $3 million in promissory notes (the “2020 Notes”) and warrants. There were no finders fees associated with this agreement, although the Company is obligated to pay up to $75,000 of investors’ legal expenses.

The 2020 Notes have a 25% original issue discount and bear interest at a rate of 20% per annum. By their terms, each Note will automatically convert at the first closing of a Primary Financing (as defined in the 2020 Notes) into the securities offered in such financing. In April and May 2021, each of the holders of the 2020 Notes signed waivers agreeing to waive their rights to receive Series A, B, and C warrants issuable by Cellect. Each 2020 Note matures one year from the date of issuance.

The warrants are exercisable for a number of shares of the Company’s common stock that equates to 100% of the “as if converted” shares as if the 2020 Notes were convertible at the lowest price any securities are sold, convertible, or exercisable into in the Primary Financing or the next round of financing (whichever is lower). The warrants are exercisable with an exercise price based on a valuation equal to the valuation of the next financing round that is prior to or immediately after the closing of a Merger (as defined in the 2020 Notes) upon the issuance of any shares of common Stock or securities convertible into shares of common stock below the then-existing exercise price.

From October through December 2020, the Company received an aggregate of approximately $910,000 in the initial bridge financing, and issued 2020 Notes with an aggregate face value of $1,213,333. The number of shares issuable upon exercise of the warrants will be determined upon completion of a Primary Financing. Approximately 22% of the initial bridge financing was received from parties who are related to or affiliated with members of the Company’s board of directors.

As a result of the purchase agreements described below, it is expected that the warrants will be exercisable upon closing of the Purchase Agreement for a total of 25,010 shares of Company common stock at an initial exercise price of $48.51 per share.

Second bridge financing

On March 24, 2021, Quoin and the Investor entered into the Bridge SPA, pursuant to which, among other things, the Investor agreed to purchase from Quoin Notes in an aggregate principal amount of $5.0 million (in exchange for an aggregate purchase price of $3.75 million). Pursuant to the terms of the Bridge SPA, the Investor agreed to purchase the Notes in three closings: (i) the first closing for $2.0 million in aggregate principal amount (in exchange for an aggregate purchase price of $1.50 million), which closed on March 25, 2021; (ii) the second closing for $1,666,666.67 in aggregate principal amount (in exchange for an aggregate purchase price of $1.25 million), which closed on April 23, 2021; and (iii) a third closing for $1,333,333.34 in aggregate principal amount (in exchange for an aggregate purchase price of $1.0 million), which closed on May 24, 2021. The Notes bear interest at a rate of 15% per annum (25% premium upon the occurrence of an event of default thereunder) and are repayable upon the earlier of (i) December 25, 2021, (ii) the date on which Quoin’s equity is registered under the Exchange Act or is exchanged for equity so registered or (iii) immediately prior to the closing of the Merger. The Notes are secured by a lien on all of Quoin’s assets.

The Notes were issued with a 25% original issue discount (such that the consideration to be received by Quoin for such Bridge Notes is $3.75 million), bear interest at a rate of 15% per annum and have a maturity date of nine months from issuance. Each Bridge Note may be converted at the closing of the Purchase Agreement, as described below, into the securities offered in such financing. Each Bridge Note matures nine months from issuance, if not converted or repaid earlier. If the Company consummates a financing other than the Primary Financing, then the Company will be required to redeem the note at a 150% premium to the face amount.

Warrants

Pursuant to the Bridge SPA, the Investor will also Bridge Warrants to purchase Quoin shares of common stock having an aggregate value of $5.0 million and with an initial exercise price reflecting a $56.25 million fully-diluted pre-Merger valuation of Quoin, subject to certain downward adjustments. Pursuant to the Merger Agreement, the Bridge Warrants will be exchanged for identical warrants to purchase Cellect ordinary shares in an amount and at an exercise price adjusted to reflect the Exchange Ratio. The Bridge Warrants shall have a term of five years from the first date all of the shares underlying the Bridge Warrants are freely tradable. The Bridge Warrants also contain certain rights with regard to asset distributions and fundamental transactions.

Following the closing date of the Purchase Agreement (as defined below), on each of the tenth trading day, the forty-fifth day, the ninetieth day, and the one hundred thirty-fifth day thereafter, if the initial exercise price of the Bridge Warrants is greater than the arithmetic average of 85% of the three lowest weighted average prices of the post-Merger ordinary shares of the combined company during the ten trading day period immediately preceding the applicable Reset Date, the exercise price of the Bridge Warrants will be reset to the Reset Price. Furthermore, the number of Bridge Warrant Underlying Shares will be adjusted such that the aggregate number of shares of Quoin common stock issuable to the Investor reflects the Reset Price instead of the Initial Bridge Exercise Price.

Primary Financing

On March 24, 2021, Quoin, Cellect and the Investor entered into the Purchase Agreement, pursuant to which, among other things, the Investor agreed to purchase (i) $17.0 million of Quoin common stock, which will be exchanged for Cellect ordinary shares in the Merger pursuant to the Exchange Ratio which will represent an aggregate of 18.48% of the estimated Parent Fully Diluted Number (as defined in the Purchase Agreement) and (ii) up to an aggregate number of shares of Quoin common stock equal to 300% of the number of Primary Shares, and Cellect agreed to issue to the Investor Primary Warrants to purchase ordinary shares of Cellect. The purchase price for the Primary Shares, Additional Purchased Shares and Primary Warrants may be offset by the principal amount outstanding under any Notes held by the Investor, such that the amount of new funds invested under the Purchase Agreement will be $12.0 million.

The Primary Shares will have an initial price per share that reflects a $75.0 million pre-money valuation of the post-Merger combined company, and will be exchangeable in the Merger for Cellect ordinary shares constituting 18.48% of the post-closing company on a fully-diluted basis, which percentage is calculated assuming the return and cancellation of all of the Additional Purchased Shares (as defined below) from escrow. In addition, Quoin will deposit the Additional Purchased Shares into escrow with an escrow agent for the benefit of the Investor, to be exchanged for Cellect ordinary shares at the Effective Time. On each Reset Date, if the Initial Primary Price Per Share is less than the Reset Price, the Investor will receive shares from escrow such that the effective price per share of all Primary Financing Shares received by such Investor will be equal to the Reset Price. Any Additional Purchased Shares not delivered to the Investor from escrow will be returned following the last Reset Date.

The warrants to be issued under the Purchase Agreement are designated Series A, Series B and Series C. The Series A Warrants and Series B Warrants each represent the right to acquire an initial amount of ADSs equal to 100% of the quotient determined by dividing the purchase price paid by the Investor by the lower of the Closing Per Share Price and the Initial Per Share Price (each as defined in the Purchase Agreement). The Series A Warrants and the Series B Warrants will have full ratchet anti-dilution price protection with respect to future issuances of securities at a price below the exercise price of each applicable Series Warrants and a Black Scholes provision for fundamental transactions. The Series C Warrants represent the right to acquire (x) an initial amount of ADSs equal to 100% of the quotient determined by dividing $9,500,000, by the lower of the Closing Per Share Price and the Initial Per Share Price and (y) an additional amount of Series A Warrants and Series B Warrants, each to purchase a number of ADSs determined pursuant to the terms of the Series C Warrants. The Series C Warrants will have a Black Scholes provision for fundamental transactions.

Merger Agreement

On March 24, 2021, the Company and Cellect announced that the boards of directors of the two companies unanimously approved a definitive Merger Agreement. Each share of Quoin Common Stock outstanding immediately prior to the Effective Time (including any shares of Quoin Common Stock issued pursuant to the Quoin Financing shall be converted solely into the right to receive a number of Cellect Ordinary Shares equal to the Exchange Ratio (currently estimated to be approximately 12.0146 Cellect ordinary shares per share of Quoin) which will trade in the United States in the form of ADSs (each ADS currently representing 100 Ordinary Shares) which, together with any cash in lieu of fractional ADSs, will constitute the merger consideration. Closing of the Merger will result in Quoin shareholders controlling approximately 80% of the combined company. The completion of such transaction is subject to due diligence, shareholder approval and other closing conditions and, as such, there is no assurance it will be consummated.

Commercial bank financing arrangement

The Company has entered into a non-binding letter of intent for an $18.5 million venture loan from a commercial bank. Draw downs on this facility will be dependent upon the Company meeting certain clinical and financing milestones. No draw downs have occurred through the date of these financial statements.

Going Concern

Our financial statements have been presented on the basis that the Company is a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. We have not generated any revenues from operations since inception, and do not expect to do so in the foreseeable future. We have experienced operating losses and negative operating cash flows since inception, and expect to continue to do so for at least the next few years. We have financed our working capital requirements to date by our founders personally paying for Company expenses and issuing of the bridge notes discussed above. On December 31, 2020, we had cash totaling approximately $324,000. Therefore, management has concluded that there is substantial doubt about the Company’s ability to continue as a going concern within one year of the date the accompanying financial statements were issued.

Our ability to continue as a going concern is dependent on our ability to raise additional capital to fund our business activities, including our research and development programs. To begin to address our funding needs, we entered into the financing agreements with the Investor and the Merger Agreement.

Our objective is to develop and commercialize therapeutic products that treat rare and orphan diseases, but there can be no assurances that we will be successful in this regard. Therefore, we may raise capital through additional issuances of common stock or short-term notes. Furthermore, we may not be able to obtain additional financing on acceptable terms and in the amounts necessary to fully fund our future operating requirements. If we are unable to obtain sufficient capital to fund our operations, we may be forced to reduce or discontinue our operations entirely. Our financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Because we are currently engaged in research at a relatively early stage, it will take a significant amount of time and resources to develop any product or intellectual property capable of generating sustainable revenues. Accordingly, our business is unlikely to generate any sustainable operating revenues in the next several years, and may never do so. In addition, to the extent that we are able to generate operating revenues, there can be no assurances that we will be able to achieve positive earnings and operating cash flows.

Critical Accounting Policies and Use of Estimates

Our discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to accrued expenses, valuation allowance on deferred tax assets and valuation of intangible assets. We base our estimates on historical experience, known trends and events, and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Our significant accounting policies are described in more detail in the notes to our financial statements appearing in this Registration Statement on Form F-4.

Financial Operations Overview

Since our incorporation, our operations have primarily been limited to licensing assets and seeking financing for required our clinical programs. We did not raise any external financing until October 2020.

The following table sets forth our results of operations for the year ended December 31, 2020 compared to the year ended December 31, 2019 (in thousands):

	Year Ended December 31
	2020	2019	Change
Operating expenses:
Research and development	$140	$25	$115
Amortization of intangibles	104	21	83
General and administrative	1,426	1,515	(89)
Total operating expenses	1,670	1,561	109
Loss from operations	(1,670)	(1,561)	109

Fair value adjustment to convertible notes payable	378	—	378
Interest expense, net	47	—	47
Net loss	$(2,095)	$(1,561)	$534

The following table sets forth our results of operations for the three months ended March 31, 2021, compared to the three months ended March 31, 2020:

Three months ended March 31

	2021	2020	Change
Operating Expenses
General and administrative	$744,973	$322,835	$422,138
Research and development	56,788	75,901	(19,113)
Total operating expenses	801,761	398,736	403,025
Other Expenses
Fair value adjustment to bridge note payable	500,000		500,000
Warrant liability expense	2,446,513		2,446,513
Financing expense	90,000		90,000
Total Fair value adjustment to convertible notes payable and related warrants	3,036,513	—	3,036,513
Interest expense	65,597	—	65,597
Net loss before income taxes	(3,903,871)	(398,736)	(3,505,135)

Revenue

We have not generated any, and we do not expect to generate any revenue from the sale of any products unless or until we obtain regulatory approval of and commercialize any of our products.

Research and development expenses

Research and development costs are expensed as incurred. Research and development expenses include personnel costs associated with research and development activities, including use of third party contractors to perform research, conduct clinical trials and manufacture drug supplies and materials. The Company accrues for costs incurred by external service providers, including CROs and clinical investigators, based on its estimates of service performed and costs incurred.

Our research and development expenses during the years ended December 31, 2020 and 2019 were approximately $140,000 and $25,000, respectively representing an increase of $115,000 or approximately 500%. The increase was primary due to increased expenditures on our development programs. Our research and development expenses during the quarter ended March 31, 2021, and March 31, 2020, were approximately $57,000 and $76,000, respectively, representing a decrease of $19,000. We expect to significantly increase our research and development efforts by conducting the remaining studies necessary for the development and approval of QRX003. Future research and development expenses may include:

•	employee-related expenses, such as salaries, bonuses and benefits, consultant-related expenses, share-based compensation, overhead related expenses and travel related expenses for our research and development personnel;
•	expenses incurred under agreements with CROs, as well as consultants that support the implementation of the clinical studies described above;
•	manufacturing and packaging costs in connection with conducting clinical trials and for stability and other studies required to support the NDA filing as well as manufacturing drug product for commercial launch;
•	formulation, research and development expenses related to QRX003; and other products we may choose to develop; and
•	costs for sponsored research.

Research and development activities will continue to be central to our business plan. Products in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. We expect our research and development expenses to be significant over the next several years as personnel and compensation costs increase and we conduct late stage clinical studies and prepare to seek regulatory approval for QRX003 and any other future product.

The duration, costs and timing of clinical trials of QRX003 and any other future product will depend on a variety of factors that include, but are not limited to:

•	the number of trials required for approval;
•	the per patient trial costs;
•	the number of patients that participate in the trials;
•	the number of sites included in the trials;
•	the countries in which the trial is conducted;

•	the length of time required to enroll eligible patients;
•	the number of doses that patients receive;
•	the drop-out or discontinuation rates of patients;
•	the potential additional safety monitoring or other studies requested by regulatory agencies;
•	the duration of patient follow-up;
•	the timing and receipt of regulatory approvals; and
•	the efficacy and safety profile of our product candidates.

General and administrative expenses

General and administrative expenses consist primarily of compensation for the two founders who have an aggregate fixed combined salary and benefits of approximately $1.0 million per year and professional fees, and other corporate expenses. General and administrative expenses were $1.4 million and $1.5 million, in the fiscal years ended December 31, 2020 and December 31, 2019, respectively, representing a decrease of $89,000. The decrease was primarily due to reduced travel and conference related expenditures as a result of the COVID-19 pandemic. General and administrative expenses were $745,000 and $323,000 in the quarters ended March 31, 2021, and March 31, 2020, respectively, representing an increase of $422,000, primarily related to professional fees associated with the Merger.

We anticipate that our general and administrative expenses will increase in the future to support our continued research and development activities. These increases will likely include increased costs related to the hiring of personnel, including compensation and employee-related expenses, and fees to outside consultants, lawyers and accountants. Additionally, we anticipate increased costs associated with being a public company, including compliance with The Nasdaq Capital Market and SEC requirements, insurance and investor relations costs.

Amortization of intangible assets

We amortize licensed or acquired intellectual property over its expected useful life. The license from Skinvisible was obtained in October 2019. Amortization of intangible assets was $104,000 and $21,000 in the fiscal years ended December 31, 2020 and December 31, 2019, respectively, representing an increase of $83,000 or almost 400%. The reason for such increase was a full year of expense in 2020 as compared to 3 months in 2019.

Interest expense

In the fourth quarter of 2020, we issued convertible promissory notes in an initial bridge financing with a 20% coupon interest. Interest expense accrued in 2020 was $47,000 and $65,000 in the quarter ended March 31, 2021. We did not have any interest expense in the fiscal year ended December 31, 2019.

Fair value adjustment to convertible notes payable

The Company elected to value the 2020 Notes at fair value, which will be remeasured at each reporting period. In the year ended December 31, 2020, and the quarter ended March 31, 2021, we incurred a fair value adjustment of $378,000 related to the 2020 Notes and $500,000 related to the Bridge Notes. We did not have any such expense in the fiscal year ended December 31, 2019.

Warrant liability expense

The Company records its warrants at fair value, which will be remeasured at each reporting period. In the quarter ended March 31, 2021, we incurred a fair value adjustment of $2,447,000 related to the warrants associated with the 2020 Notes and Bridge Notes. We did not have any such expense in the fiscal year ended December 31, 2021.

Equity-Based Compensation Expense

We have not issued stock options to purchase our common stock to employees and consultants. We expect to approve a stock option plan and issue stock options after the Merger is consummated.

Income Taxes

For the year ended December 31, 2020 and 2019, and the quarter ended March 31, 2021, respectively, no income tax expense or benefit was recognized. Our deferred tax assets are comprised primarily of net operating loss carryforwards. We maintain a full valuation allowance on our deferred tax assets since we have not yet achieved sustained profitable operations. As a result, we have not recorded any income tax benefit since our inception.

 Net Loss

We recorded a net loss of $2.1 million in for the year ended December 31, 2020, as compared to a net loss of $1.6 million for the year ended December 31, 2019, representing an increase of $0.53 million or approximately 34%. The increase in net loss was primarily due to increases in interest expense, the fair value adjustment to the 2020 Notes and the amortization of intangible assets, offset by a decrease in professional fees included in general and administrative expenses.

We recorded a net loss of $3.9 million in the quarter ended March 31, 2021, as compared to a net loss of $0.4 million for the quarter ended March 31, 2020, representing an increase of $3.5 million. The increase in net loss was primarily due to increases in interest expense and the fair value adjustment to the 2020 Notes, Bridge Notes and warrant valuation.

Liquidity and Capital Resources

Overview

For the period from inception through December 31, 2020, we had an accumulated deficit of $6.6 million. As of December 31, 2020, we had cash of $324,000. We do not expect to have positive cash flow for the foreseeable future. In March 2021, we entered into a Merger Agreement and related financing agreements providing for $25.25 million in funding from the Investor. Management estimates that funding under the Bridge SPA and Purchase Agreement will provide funding for our ongoing business activities into the second quarter of 2023. However, we have based this estimate on assumptions that may prove to be wrong, and the closing of the Merger and the Primary Financing is not guaranteed. We may also deplete our capital resources sooner than we expect. For these reasons, there is substantial doubt about our ability to continue as a going concern for twelve months from the date of the accompanying financial statements.

We expect to continue to incur significant and increasing operating losses at least for the foreseeable future. We do not expect to generate product revenue unless and until we successfully complete development of and obtain regulatory approval for QRX003, or any other future products. Our net losses may fluctuate significantly from quarter-to-quarter and year-to-year, depending on the timing of planned clinical trials and our expenditures on other research and development activities. We anticipate that our expenses will increase substantially in 2021 as we advance the clinical development of QRX003 and begin to operate as a publicly traded company.

Future Funding Requirements

We will need to obtain further funding through other public or private offerings of our capital stock, debt financing, collaboration and licensing arrangements or other sources, the requirements for which will depend on many factors, including:

•	the scope, timing, rate of progress and costs of our drug development efforts, preclinical development activities, laboratory testing and clinical trials for our product candidates;
•	the number and scope of clinical programs we decide to pursue;
•	the cost, timing and outcome of preparing for and undergoing regulatory review of our product candidates;
•	the scope and costs of development and commercial manufacturing activities;
•	the cost and timing associated with commercializing our product candidates, if they receive marketing approval;
•	the extent to which we acquire or in-license other product candidates and technologies;
•	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending intellectual property-related claims;
•	our ability to establish and maintain collaborations on favorable terms, if at all;

•	our efforts to enhance operational systems and our ability to attract, hire and retain qualified personnel, including personnel to support the development of our product candidates and, ultimately, the sale of our products, following FDA approval;
•	our implementation of operational, financial and management systems; and
•	the costs associated with being a public company.

A change in the outcome of any of these or other variables with respect to the development of any of our product candidates could significantly change the costs and timing associated with the development of such product candidate. Furthermore, our operating plans may change in the future, and we will continue to require additional capital to meet operational needs and capital requirements associated with such operating plans.

Adequate additional funding may not be available to us on acceptable terms, or at all. If we are unable to raise capital in sufficient amounts or on terms acceptable to us, we may have to significantly delay, scale back or discontinue the development or commercialization of QRX003, any future product, or potentially discontinue operations.

To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of Company stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of Quoin common stockholders. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may be required to relinquish valuable rights to our technologies, future revenue streams, research programs or proposed products, or to grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our drug development or future commercialization efforts or grant rights to develop and market any future product that we would otherwise prefer to develop and market ourselves.

Summary Statement of Cash Flows

The following table sets forth a summary of our cash flows for the years ended December 31, 2020 and 2019 (in thousands).

	Year Ended
	December 31,
	2020	2019
Net cash used in operating activities	$(1,339)	$(1,299)
Net cash used in investing activities	(125)	—
Net cash (used in) provided by financing activities	1,788	1,299
Net increase (decrease) in cash and cash equivalents	$324	$—

The following table sets forth a summary of our cash flows for the quarters ended March 31, 2021, and March 31, 2020 (in thousands).

	Quarter Ended
	March 31,
	2021	2020
Net cash used in operating activities	$(413)	$(323)
Net cash used in investing activities	(143)	—
Net cash (used in) provided by financing activities	1,310	323
Net increase (decrease) in cash and cash equivalents	$753	$—

Cash Flows from Operating Activities

Net cash was used in operating activities was $1.34 million and $1.30 million for the years ended December 31, 2020 and 2019, respectively, representing an increase of $40,000 or approximately 3%. The increase was primarily due to payment of professional fees. Net cash used in operating activities was $0.4 million and $0.3 million for the quarters ended March 31, 2021, and March 31, 2020, respectively, representing an increase of $80,000. The increase was primarily due to payment of professional fees and payment of salaries to the two founders.

Cash Flows used in Investing Activities

Net cash used in investing activities was $125,000 for the year ended December 31, 2020, and represents payments under the Skinvisible license agreement. We did not have any cash flows from investing activities for the year ended December 31, 2019.

Cash Flows from Financing Activities

Net cash from financing activities was $1.8 million and $1.3 million during the years ended December 31, 2020 and 2019, respectively. For 2020, such amounts represents net proceeds received from the 2020 Notes and payment of amounts due to Company officers. Net cash from financing activities was $1.3 million and $0.3 million during the quarters ended March 31, 2021, and March 31, 2020, respectively. For 2021, such amounts represents net proceeds received from the Bridge Notes of $1.5 million offset in part by payment of deferred offering costs. Prior to the initial bridge financing in October 2020, all expenditures of the Company were paid for by Company officers.

Contractual Obligations and Other Commitments

We enter into contracts in the normal course of business with third-party contract organizations for clinical trials, preclinical studies, manufacturing and other services and products for operating purposes. These contracts generally provide for termination following a certain period after notice and therefore we believe that our non-cancelable obligations under these agreements are not material.

Regarding our contractual obligations and commitments under our agreement with Skinvisible, see page 211 above.

Other research consulting agreements:

The Company entered into two consulting agreements with Axcella Research LLC to provide regulatory and pre-clinical/clinical services to the Company with respect with QRX003 and QRX004. The combined fees of the two agreements are approximately $270,000, payable as milestones under the two agreements are met. Further, the Company has two options to pay the milestone due (i) one half in equity of the Company (at a pre-negotiated valuation) and one-half in cash or (ii) entirely in cash, at a discount of approximately 20%. In 2020, several milestones were met and the full value of the liability of $105,052 was recognized as accrued research and development expenses as of December 31, 2020.

Consulting agreement:

The Company entered into a consulting agreement with an investor relations firm, which provides for a monthly fee of $14,000. The agreement has an automatic annual renewal clause and has been in effect since November 2017. The Company owed the firm $528,000 and $360,000 as of December 31, 2020 and 2019, respectively.

Employment agreements:

The employment agreements entered into by the Company with its two founders and executive officers provides for a combined base salary, including monthly allowances, of $996,000 per annum, a discretionary bonus and certain allowances and benefits. In the event of termination of the two founders and executive for reason other than cause, as defined in the employment agreements, the founders are entitled to two years of base salary and bonus.

Research and consulting agreement:

The Company entered into a research and consulting agreement (the “Research Agreement”) which requires the Company to pay the former owner of Polytherapeutics (the “Consultant”) to transfer the technical know-how of Polytherapeutics with respect to (i) good manufacturing practices (“GMP”), clinical and commercial manufacturing of the Company’s PolyDur polymer and (ii) formulation development of products utilizing the Company’s PharmaDur polymer. The agreement required monthly consulting payments of $20,833 beginning on July 31, 2018 and ending February 28, 2021 (the “Post-Closing Period”) for a total commitment of $666,667 over the consulting period. Pursuant to an amendment to such agreement, the Post-Closing Period was revised to terminate on December 31, 2020. The Company will not be required to make the monthly payments under the consulting agreement if the Consultant does not provide or stops providing consulting services as described in the research consulting agreement.

If the Company fails to make monthly payments under the Consulting Agreement or royalty payments, the Seller has the option to buy back all the rights to certain products covered by the Acquisition Agreement for $1.00, and the Company is no longer required to make the remaining payments during the Post-Closing Period. Further, if the Company fails to enter a product covered by the Acquisition Agreement into clinical development by the end of the Post-Close Period, the Seller has the option to buy the rights to commercialize said products for $100,000.

Through December 31, 2020, the Company has not made any payments under the consulting agreement, and the Consultant has not performed any services under the consulting agreement. Therefore, the Company has not accrued any expenses under this agreement through December 31, 2020 since no services have been performed. The Company expects to engage the consultant to perform such services when funding is available, and the payment terms and Post Closing Period pursuant to the Research Agreement is re-defined.

In February 2020, the Consultant and seller of the equity interests in Polytherapeutics communicated with the Company threatening litigation for non-payment and related breach of contract and immediate payment of all monthly payments in the amount of $666,667. The Company believes that the Consultant has not provided any services and other technical requirements under the Agreements, and therefore is in breach of contract. The Company and the consultant have had communications with respect to the duration, commencement date and payment of the consulting services, but no revised agreements have yet been reached and no legal proceedings have been commenced as of the date hereof. The Company believes that its maximum exposure is the full amount of the payments under the Consulting Agreement (i.e. $667,000), although the timing of such payments and the commencement date and number of months that the Consultant may have to work may be subject to re-negotiation. Should a lawsuit be filed, the Company believes it has meritorious defenses.

Recently Issued Accounting Pronouncements

We consider the applicability and impact of all Accounting Standards Updates (“ASUs”). ASUs not discussed below were assessed and determined to be either not applicable or are expected to have minimal impact on the financial statements.

On January 1, 2020, we adopted ASU 2018-13 — Fair Value Measurement (Topic 820) — Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure requirements on fair value measurements in Topic 820, Fair Value Measurement. Certain amendments apply prospectively with all other amendments applied retrospectively to all periods presented upon their effective date. The guidance has not had a material effect on the Company’s financial statements.

Accounting Pronouncements Yet to be Adopted

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. ASU 2019-12 simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending the existing guidance. For public business entities, the guidance is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2020. Early adoption is permitted, including adoption in any interim period. Management is currently assessing the impact of ASU 2019-12 on the Company’s financial statements.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements.

JOBS Act

We are an “emerging growth company,” as defined in Section 2(a) the Securities Act, as modified by the JOBS Act. Emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. Therefore, we may not be subject to the same new or revised accounting standards as other public companies that are not “emerging growth companies.” For as long as we continue to be an emerging growth company, we also intend to take advantage of certain other exemptions from various reporting requirements that are applicable to other public companies including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements of holding a nonbinding advisory stockholder vote on executive compensation and any golden parachute payments not previously approved, exemption from the requirement of auditor attestation in the assessment of our internal control over financial reporting and exemption from any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis). After we become a reporting company under the Exchange Act, we will remain an emerging growth company until the earliest of (i) the end of the fiscal year in which the market value of our common stock that is held by non-affiliates exceeds $700 million as of the end of the second fiscal quarter, (ii) the end of the fiscal year in which we have total annual gross revenues of $1.07 billion or more during such fiscal year, (iii) the date on which we issue more than $1 billion in non-convertible debt in a three-year period or (iv) the end of the fiscal year following the fifth anniversary of the date of the first sale of our Common Stock pursuant to an effective registration statement filed under the Securities Act.

Market Risk Considerations

As of December 31, 2020, we had cash of $324,000.

We are not currently exposed to significant market risk related to changes in foreign currency exchange rates. Our operations may be subject to fluctuations in foreign currency exchange rates in the future.

Inflation generally affects us by increasing our cost of labor. We do not believe that inflation had a material effect on our business, financial condition or results of operations during the years ended December 31, 2020 and 2019.

Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

We are currently a private company and our common stock is not listed or traded on any public market. As of June 16, 2021, there were two stockholders of record. We do not anticipate paying any cash dividends in the foreseeable future.

MANAGEMENT PRIOR TO AND FOLLOWING THE MERGER

Named Executive Officers and Directors of Cellect Prior to the Merger

A.	Directors and Senior Management

Directors and Senior Management

We are managed by a board of directors, which is currently comprised of five members, and our senior management. Each of our members of senior management is appointed by our board of directors. The table below sets forth our directors and senior management. The business address for each of our directors and senior management is c/o Cellect Biotechnology Ltd. 23 Hata’as Street, Kfar Saba, Israel 44425.

Name	Age	Position
Abraham Nahmias(1)(4)	65	Chairman of the Board of Directors
Dr. Shai Yarkoni	62	Chief Executive Officer and Director
Eyal Leibovitz	59	Chief Financial Officer
Dr. Amos Ofer	45	Chief Operating Officer
David Braun(1)(3)	49	Director
Jonathan Burgin(1)(2)(3)	59	External Director
Ronit Biran(1)(2)(5)	56	Director
Yali Sheffi (1)(2)(3)(6)	70	External Director

(1)	Indicates independent directors under the Nasdaq Capital Market rules.
(2)	Member of our Audit Committee.
(3)	Member of our Compensation Committee.
(4)	On January 9, 2020, the Board of Director elected Mr. Nahmias as a director and to serve as Chairman of the Board of Directors.
(5)	On October 18, 2020, the Board of Director elected Ms. Biran to serve as a director of the Company.
(6)	On November 8, 2020, the Company’s shareholders elected Mr. Sheffi to serve as external director for the Company for a period of three years.

Dr. Shai Yarkoni co-founded (2011) and has served as our Chief Executive Officer and a director since 2013 and of our subsidiary since inception. Dr. Yarkoni has over 20 years of clinical and management experience in the biopharmaceutical industry. Dr. Yarkoni is a founder of Sne, an Israeli technology transfer company established in 2013. Since 1999, Dr. Yarkoni has also been the Chief Executive Officer and Chairman of GASR Biotechnology, a life sciences consulting and investing firm. From 2009 until 2013, Dr. Yarkoni served as Chief Executive Officer of BioNegev, an international innovation center for biotechnology and life sciences in the Negev region. Prior to that he served as Chief Executive Officer of Target-In Ltd., a developer of therapeutic recombinant proteins for cancer treatment and as Chief Technology Officer and Vice President R&D of Collgard Biopharmaceutical, a tissue therapeutics company. Prior to this, Dr. Yarkoni was an attending OB/GYN specialist practicing for approximately thirteen years. Dr. Yarkoni holds an M.D and Ph.D from the Hadassah Medical School, Jerusalem, Israel, and is a board certified OB/GYN. Dr. Yarkoni is the author of over 60 scientific papers and inventor of approximately 20 patents.

Eyal Leibovitz has served as our Chief Financial Officer since January 1, 2017. Mr. Leibovitz has over 27 years of experience in senior management, finance, investor relations, mergers and acquisitions business development in international pharma and biotech companies. From September 2007 to October 2011, Mr. Leibovitz served as Chief Financial Officer of Kamada Ltd. (Nasdaq:KMDA), from November 2011 to December 2015 as the Chief Financial Officer of N-trig Ltd and as Chief Financial Officer of Evogene Ltd. (NYSE:EVGN) from December 2015 to December 2016. Among his achievements, he led Kamada Ltd. to a successful large scale fund raising (including PIPE round, public rights offering, venture lending and public convertible debt) and led the sale of N-trig Ltd to Microsoft. Mr. Leibovitz hold a BBA degree from the City University of New York.

Dr. Amos Ofer has served as our Vice President of Operations since June 2018 and as our Chief Operating Officer since January 2020. Prior to joining us, since 2014, Dr. Ofer has been providing business consulting and project management services to companies in the biotechnology and pharmaceutical industries. From August 2016 to January 2018, Dr. Ofer served as the Chief Operating Officer of Valin Technologies Ltd., a biotechnology company focused on the research and development of innovative biological therapeutics and biosimilars. During this same time, Dr. Ofer served as the General Manager of Pam-Bio Ltd., a biotechnology company focused on developing a drug therapy for the treatment of hemorrhagic stroke. Prior to that, Dr. Ofer served as the Chief Executive Officer of Pam-Bio Ltd., from 2015 to 2016. He also served as the Research Director of the Gastroenterology Institute of the Tel Aviv Medical Center, which is the largest department of its kind in Israel. Dr. Ofer holds a B.Sc. in biology and a M.Sc. and Ph.D. in microbiology from Tel Aviv University and an MBA following his completion of the executive MBA program at Tel Aviv University’s Recanati Business School.

Abraham Nahmias is serving as a member of our board of directors since July 2014 and our Chairman since January 2020. Since 1985, Mr. Nahmias has served as a founding partner of Nahmias-Grinberg C.P.A., an accounting firm. Mr. Nahmias serves or has served as a member of the board of directors of several private and public companies including Rotshtein Real Estate (TASE: ROTS), Orad Ltd., Allium Medical Ltd. (TASE: ALMD), Nano Dimension Ltd. (Nasdaq: NNDM) and Eviation Aircraft Ltd. (OTC: EVTNF). Mr. Nahmias holds a B.A. degree in Economics and Accounting from Tel Aviv University, and has had a C.P.A. license since 1982.

David Braun is serving as a member of our board of directors since December 2017. Mr. Braun has nearly 20 years of experience spanning across various roles in research and development, operations, business management, merger and acquisition integrations and organizational transformation. Since 2015, Mr. Braun has been the Head of Medical Device Business at Merck KGaA Group. From 2011 to 2015, Mr. Braun was Director of Global Research and Development and Operations at Newell Brands. Prior to that from 2007 to 2011, he was the Vice President in Research and Development and Operations at Biosafe. Mr. Braun has also held various positions in project management and system engineering. He received his Master of Science in applied physics and electro-optical engineering in 1997 at the National High School of Physics of Strasbourg, and has participated in Executive leadership and general management programs at IMD and at the Harvard Business School.

Jonathan Burgin is serving as a member of our board of directors since October 2018. Mr. Burgin has served as the Chief Financial Officer of Anchiano Therapeutics Ltd. (TASE: ANCN) (formerly BioCancell Ltd.) between June 2011 and June 2012, was Anchiano’s Chief Executive Officer from June 2012 through October 2016, and has served as Anchiano’s Chief Financial Officer and Chief Operating Officer since October 2016. Mr. Burgin was Chief Financial Officer of Radcom Ltd. (Nasdaq: RDCM), a service assurance provider, from 2006 to 2011, and was Chief Financial Officer of XTL Biopharmaceuticals Ltd. (TASE: XTL, Nasdaq: XTLB), a drug development company, from 1999 to 2006. Between 1997 and 1999, he was Chief Financial Officer of YLR Capital Markets Ltd., a publicly-traded Israeli investment bank, and rose to become a Senior Manager at Kesselman & Kesselman, CPA (Israel), the Israeli member of PricewaterhouseCoopers International, Ltd., between 1984 and 1997. Mr. Burgin earned an M.B.A. and a B.A. in accounting and economics from Tel Aviv University and is certified in Israel as a Certified Public Accountant.

Yali Sheffi is serving as a member of our board of directors since November 2020. Mr. Sheffi is a member of the board and a member of its Audit, Strategic, Technology & innovation, Compensation and Credit committees of Israel Discount Bank LTD. from 2010 to 2019 and a member of the board of Keshet Broadcasting LTD from 2013 to 2017 and Extell Limited, a Real Estate company in NY from 2014 to 2016. From 2005 to 2009 Mr. Sheffi served as the CEO of The Phonix Insurance Co. (3-4 largest insurance group in Israel) and prior to that Mr. Sheffi served 27 years as a CPA practitioner (21 years as partner and 6 years as Managing Partner of Deloitte in Israel), 4 years as an Elected member of The Institute of CPAs in Israel and 6 years in The Israeli Accounting standards Committee. Mr. Sheffi holds a B.A. degree in Economics and complementary studies (statistics and math), Hebrew University, Jerusalem and a B.A. degree in Accountancy from Tel Aviv University, and has had a C.P.A. license since 1982.

Ronit Biran is serving as a member of our board of directors since October 2020. Ms. Biran is a member of the board of the Institute of Internal Auditors in Israel – IIA as of 2019 and a member of its audit and risk Management committees as of January 2020. From 2007 to December 2019 Ms. Biran served as the CAE (Chief Audit Executive) of Shikun & Binui Co., Israel’s leading infrastructure and real-estate company who operates through its subsidiaries in Israel and across the world with activity in more than 20 countries on four continents. From 2004 to 2007 Ms. Biran served as the CAE of Menorah Mivtachim Insurance Co., one of the five largest insurance groups in Israel. From 1995 to 2004 Ms. Biran served as an internal auditor in Clal Insurance Co., a leading insurance company in Israel, and prior to that Ms. Biran served from 1988 to 1995 as a Manager in a CPA firm. Ms. Biran holds a B.A. degree in Economics and Accountancy from Ben Gurion University and holds a C.P.A. license since 1993.

Our Scientific Advisory Team

Our Scientific Advisory Team includes specialists and experts in Israel, with experience in the fields of biochemistry, infectious diseases and medical research. Our Scientific Advisory Team plays an active role in advising us with respect to our products, technology development, clinical trials and safety. Our Scientific Advisory Team members are entitled, according to their work and contribution to us, to either hourly or monthly consulting fees.

Our Scientific Advisory Team is comprised of the following members:

Professor Dov Zipori is a professor at the Department of Molecular Cell Biology, Weizmann Institute of Science (WIS). He initiated the establishment of a stem cell institute and served for 10 years as the as the director of the Helen and Martin Kimmel Institute for Stem Cell Research at the WIS. Pluristem’s technology is based on Prof. Zipori’s scientific research.

Dr. Susan Alpert has served as the Director of Medical Device Assessment in the FDA, as well as senior VP Regulatory at Medtronic Inc. (NYSE:MDT) and C. R. BARD Inc.

Professor Robert Negrin is the Medical Director of the Clinical Bone Marrow Transplantation Laboratory and the Division Chief of the Blood and Marrow Transplant Program at Stanford University.

Professor Amnon Peled is an associate Professor and Principal Investigator, Goldyne Savad Gene Therapy Institute at the Hadassah-Hebrew University Medical Center, Jerusalem, Israel.

Professor Corey Cutler is a hematologist affiliated with the Dana-Farber Cancer Institute and the Brigham and Women’s Hospital. He is also Associate Professor, Medicine at Harvard Medical School.

Professor Yehuda Shoenfeld is the founder and head of the Zabludowicz Center for Autoimmune Diseases, at the Sheba Medical Center, which is affiliated to the Sackler Faculty of Medicine in Tel-Aviv University in Israel.

Aditya Mohanty is a strategic consultant and was previously co-CEO of BioTime (now – lineage therapeutics, NASDC: LCTX) and Shire pharmaceuticals (now owned by Takeda).

Resignation of Current Executive Officers of Cellect

Pursuant to the Merger Agreement, all of the current executive officers of Cellect will resign immediately prior to the completion of the Merger.

Executive Officers and Directors of the Combined Organization Following the Merger

Pursuant to the Merger Agreement, prior to the Effective Time, it is expected that the Quoin Board will set the size of the board of directors at nine and appoint the current board of directors of Quoin (Michael Myers, Denise Carter, Joseph Cooper, James Culverwell, Dennis H. Langer, Natalie Leong and Michael Sember) to the Cellect Board. Collectively, the reconstituted board is expected to satisfy the requisite independence requirements for the combined company’s board of directors, as well as the sophistication and independence requirements for the required committees pursuant to Nasdaq listing requirements.

The following table lists the names and positions of the individuals currently identified to serve as executive officers and directors of the combined company upon the completion of the Merger:

Name	Position
Michael Myers	Chairman, Chief Executive Officer and Director
Denise Carter	Chief Operating Officer and Director
Joseph Cooper	Director
James Culverwell	Director
Dennis H. Langer	Director
Natalie Leong	Director
Michael Sember	Director

Dr. Michael Myers, Chief Executive Officer and Director. Dr. Myers has more than 30 years of industry experience in the drug delivery and specialty pharmaceutical sectors. He has served CEO of Innocoll, Inc. and was responsible for taking that company public in 2014. He has also served as president of the drug delivery division of West Pharmaceutical Services, president of pharmaceutical operations for Fuisz Technologies (Biovail) and has held executive positions in Flamel Technologies and Elan Corporation. Dr. Myers earned his Ph.D. in Chemistry from the University College Cork. Dr. Myers serves on the Board of Directors of Wellesley Pharmaceuticals, and Sonoran Biosciences.

Denise Carter. Chief Operating Officer and Director. Ms. Denise Carter has over 30 years of experience in the drug delivery and specialty pharmaceutical industries. Prior to Quoin, Ms. Carter was executive vice president of business development and corporate affairs at Innocoll, Inc., vice president of business development of the drug delivery division of West Pharmaceuticals, and she has held executive positions at Eurand and Fuisz Technologies (Biovail.) Ms. Carter earned her MBA from Wharton School of Business, University of Pennsylvania and a B.S. in Chemistry from the College of William and Mary.

Joseph Cooper, Director. Mr. Cooper brings more than 30 years of experience in operational, corporate development and general management roles within the pharmaceutical industry. He currently serves Chief of Strategy and Corporate Development for Resonea, Inc. and as Principal for Boulder Cove, LC. Previously he has held a series of general management, operational and strategic roles within pharmaceutical companies including serving 15 years as Executive Vice President of Corporate Development with Medicis Pharmaceutical and previously with Schein Pharmaceuticals and GD Searle. Mr. Cooper brings a wealth of experience in building specialty pharmaceutical companies through a combination of organic growth and acquisition. A broadly experienced general manager, he has executive leadership experience in clinical research, product development, supply chain, business development, corporate strategy, corporate partnership, and investor relations. He has a range of therapeutic experience including dermatology, aesthetics, allergy, sleep apnea, stroke, and orphan drug products. Additionally, he has a significant governance expertise through public and private board of directors’ roles. Mr. Cooper actively leads and supports community and philanthropic concerns. He is a founding board member of First Place AZ, a newly formed nonprofit dedicated to developing new housing options for adults with autism and related disorders and has served as a past board member and chair of the Research and Medical Affairs Committee for the Southwest Autism Research & Resource Center. Mr. Cooper holds an MBA from the WP Carey School of Business at Arizona State University and a BA from Northeastern Illinois University. He serves on the board of Sonoran Biosciences, and has previously served on the board of Bioenvision and as a board observer for several specialty pharmaceutical companies. He also serves as a commercial partner of Tech Launch Arizona, the technology advancement arm of the University of Arizona.

James Culverwell, Director. Mr. Culverwell was for 25 years a leading healthcare investment analyst, formerly SVP and Global Coordinator Healthcare at Merrill Lynch. He is currently chairman of HOX Therapeutics, a company involved in prostate cancer research. He also serves on the board of directors of Safeguard Biosystems, a high throughput molecular diagnostics company. He has been a non-executive director in early stage life science companies, both private and public, including Innocoll, Atlantic Healthcare, ToHealth, Bioco, and Amryt Pharmaceuticals. He received an MSc with honors from the University of Aberdeen.

Dennis H. Langer, Director. Dr. Langer is a Director of Myriad Genetics, Inc., Dicerna Pharmaceuticals, Inc., Pernix Therapeutics Holdings, Inc., and several private health care companies. He has served as a Director of several public and private biotechnology, specialty pharmaceutical and diagnostic companies, including Sirna Therapeutics, Inc. (acquired by Merck & Co., Inc.), Ception Therapeutics, Inc. (acquired by Cephalon, Inc.), Transkaryotic Therapies, Inc. (acquired by Shire plc), Pharmacopeia, Inc. (acquired by Ligand, Inc.), Cytogen Corporation (acquired by EUSA Pharma, Inc.) and Delcath Systems, Inc. He was a Managing Partner at Phoenix IP Ventures, LLC from 2005-2010. From 2004-2005, he was President, North America for Dr. Reddy’s Laboratories, Inc. Dr. Langer was with GlaxoSmithKline from 1994-2004, where he served as Senior Vice President, Project, Portfolio and Alliance Management, Senior Vice President, Product Development Strategy, and Senior Vice President, Healthcare Services R&D. He also served as President and CEO at Neose Technologies, Inc. from 1991-1994. Previously, Dr. Langer held R&D and marketing positions at Eli Lilly, Abbott, and Searle. Dr. Langer is a Clinical Professor in the Department of Psychiatry at Georgetown University School of Medicine. He was Chief Resident in Psychiatry at Yale University School of Medicine and held clinical fellowships at Harvard Medical School and the National Institutes of Health. Dr. Langer serves on the Dean’s Advisory Board of Harvard Law School. He received an M.D. from Georgetown University School of Medicine, a J.D. (cum laude) from Harvard Law School, and a BA. in Biology from Columbia University.

Natalie Leong, Director. Ms. Leong has been Head of Finance for LoanStreet since October 2019. In this and other advisory roles for start-ups, Ms. Leong specializes in valuation, financial modeling, financial operations and internal controls. Ms. Leong has worked with companies across Asia, Australia, Europe and the US in valuation and implementation of transactions through sale, IPO, float and raising capital from various sources. She has broad experience analyzing business plans, performing market analyses, preparing financial projections and developing valuation models to advise clients throughout the process of equity transactions, mergers and acquisitions and corporate restructurings. From May 2016 to July 2019, Ms. Leong served as the lead for the Asset Liability Committee for the US at RBC Capital Markets, liaising with Heads of businesses, US CFO, US CRO, and US Treasurer and authoring the CFO’s presentation to the Board. In this role, she established a special project team to develop the IHC framework and built governance controls to manage key risks across various regulatory environments. In addition, she led FPA for fixed income and origination businesses. From October 2011 to May 2016, Ms. Leong worked as the VP of Capital Insights at National Australia Bank. During these years, Ms. Leong managed and presented at the Group Capital Committee (Group and Divisional CFOs, Treasurer, MD M&A, MD Credit). She also used organic and inorganic ways to optimize capital usage and returns, including advising the CFO on valuation and internal execution implications of three deals: Great Western, Clydesdale Bank & Yorkshire Bank, MLC Life Insurance. From February 2008 to October 2011, Ms. Leong specialized in internal controls across retail, corporate and wholesale banking at National Australia Bank. Ms. Leong earned her MBA at The Wharton School, University of Pennsylvania. She earned a B.Comm degree (Finance and Economics) and a B.A. degree (French and Literature) from the University of Melbourne in 2007.

Michael Sember, Director. Mr. Sember has over 40 years of global experience in the pharmaceutical industry. He is an accomplished executive, entrepreneur, leader and mentor. Sember has been the COO or CEO of five diverse companies ranging from drug discovery tools providers to therapeutically focused biotechnology companies to medical devices. Mr. Sember has also been active as a consultant to numerous companies, as well as active in industry organizations and community affairs. Most recently he served as a mentor to companies formed from inventions discovered at the University of Arizona. Currently, Mr. Sember serves as the Chair of the Screening Panel and Board member for the Desert Angels, a Tucson based group of angel investors. Desert Angels was recently ranked as number 1 in the Southwest and number 8 in the Country based on deal activity. The foundation of Mr. Sember’s career was established at Marion Laboratories (later Marion Merrell Dow). Mr. Sember performed in a wide range of functions from sales to clinical research and later to R&D program management. Following Marion Merrell Dow, Mr. Sember was Executive VP of Corporate Business Development for Élan Corporation, responsible for strategic collaborations and mergers and acquisitions. Mr. Sember has extensive public and private board experience. He has broad experience in capital raises for both established and startup companies. Mr. Sember earned a Bachelor of Science degree from the University of Pittsburgh and an MBA from Rockhurst University.

Director Independence

As required under Nasdaq listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent”, as affirmatively determined by the board of directors. The Cellect Board has determined that after the completion of the Merger, a majority of the combined company’s directors are expected to be independent within the meaning of the applicable listing standards.

Committees of the Board of Directors Prior to and Following the Merger

The Cellect Board currently has four standing committees: the Audit Committee, the Compensation Committee, the Financial Statement Examination Committee and the Strategic Committee. The anticipated membership prior to and after the Merger of each committee are shown below. Information about the duties and responsibilities of each committee are provided below. After the Merger, each of these committees are expected to retain these duties.

Audit Committee

Prior to the Merger

Our audit committee consists of Ronit Biran along with our two external directors, Yali Sheffi and Jonathan Burgin. Mr. Burgin serves as Chairman of the audit committee.

Under the Companies Law, we are required to appoint an audit committee. The audit committee must be comprised of at least three directors, including all of the external directors, one of whom must serve as Chairman of the committee. Under the Companies Law, the audit committee may not include the Chairman of the board of directors, a controlling shareholder of the company or a relative of a controlling shareholder, a director employed by or providing services on a regular basis to the company, to a controlling shareholder or to an entity controlled by a controlling shareholder or a director most of whose livelihood depends on a controlling shareholder.

In addition, under the Companies Law, the audit committee of a publicly traded company must consist of a majority of unaffiliated directors. In general, an “unaffiliated director” under the Companies Law is defined as either an external director or as a director who meets the following criteria:

•	he or she meets the qualifications for being appointed as an external director, except for the requirement that the director be an Israeli resident (which does not apply to companies whose securities have been offered outside of Israel or are listed outside of Israel); and

•	he or she has not served as a director of the company for a period exceeding nine consecutive years, provided that, for this purpose, a break of less than two years in service shall not be deemed to interrupt the continuation of the service.

The Companies Law further requires that generally, any person who does not qualify to be a member of the audit committee may not attend the audit committee’s meetings and voting sessions, unless such person was invited by the chairperson of the committee for the purpose of presenting on a specific subject; provided, however, that an employee of the company who is not the controlling shareholder or a relative of a controlling shareholder may attend the discussions of the committee, provided that any resolutions approved at such meeting are voted on without his or her presence. A company’s legal advisor and company secretary who are not the controlling shareholder or a relative of a controlling shareholder may attend the meeting and voting sessions, if required by the committee.

The quorum required for the convening of meetings of the audit committee and for adopting resolutions by the audit committee is a majority of the members of the audit committee, provided such majority is comprised of a majority of independent directors, at least one of which is an external director.

Under the Nasdaq Capital Market corporate governance rules, we are required to maintain an audit committee consisting of at least three independent directors, each of whom is financially literate and one of whom has accounting or related financial management expertise.

All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the Nasdaq Capital Market corporate governance rules. Our board of directors has determined that Jonathan Burgin, Ronit Biran and Yali Sheffi are audit committee financial experts as defined by the SEC rules, have the requisite financial sophistication as required by the Nasdaq Capital Market corporate governance rules.

Each of the members of the audit committee is deemed “independent” as such term is defined in Rule 10A-3(b)(1) under the Exchange Act, according to which an audit committee member is barred from accepting any consulting, advisory or other compensatory fee from the company or any subsidiary thereof, other than in the member’s capacity as a member of the board of directors, and may not be an affiliated person of the company or any subsidiary of the company apart from his or her capacity as a member of the board of directors and any committee of the board of directors.

Our board of directors has adopted an audit committee charter which became effective upon the listing of our ADSs and warrants on the Nasdaq Capital Market that sets forth the responsibilities of the audit committee consistent with the rules of the SEC and the listing rules of the Nasdaq, as well as the requirements for such committee under the Companies Law, including the following:

•	overseeing our independent registered public accounting firm and recommending the engagement, compensation or termination of engagement of our independent registered public accounting firm to the board of directors in accordance with Israeli law;

•	recommending the engagement or termination of the person filling the office of our internal auditor; and

•	recommending the terms of audit and non-audit services provided by the independent registered public accounting firm for pre-approval by our board of directors.

Our audit committee provides assistance to our board of directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by pre-approving the services performed by our independent accountants and reviewing their reports regarding our accounting practices and systems of internal control over financial reporting. Our audit committee also oversees the audit efforts of our independent accountants and takes those actions that it deems necessary to satisfy itself that the accountants are independent of management.

Under the Companies Law, our audit committee is responsible for:

•	determining whether there are deficiencies in the business management practices of our company, including in consultation with our internal auditor or the independent auditor, and making recommendations to the board of directors to improve such practices;

•	determining the approval process for transactions that are ‘non-negligible’ (i.e., transactions with a controlling shareholder that are classified by the audit committee as non-negligible, even though they are not deemed extraordinary transactions), as well as determining which types of transactions would require the approval of the audit committee, optionally based on criteria which may be determined annually in advance by the audit committee;

•	determining whether to approve certain related party transactions (including transactions in which an office holder has a personal interest and whether such transaction is extraordinary or material under Companies Law) (see “— Approval of Related Party Transactions under Israeli Law”);

•	examining the working plan of the internal auditor, where the board of directors approves such working plan, before its submission to our board of directors and proposing amendments thereto;

•	examining our internal controls and internal auditor’s performance, including whether the internal auditor has sufficient resources and tools to dispose of its responsibilities;

•	examining the scope of our auditor’s work and compensation and submitting a recommendation with respect thereto to our board of directors or shareholders, depending on which of them is considering the appointment of our auditor; and

•	establishing procedures for the handling of employees’ complaints as to the management of our business and the protection to be provided to such employees.

Our audit committee may not approve any actions requiring its approval (see “— Approval of Related Party Transactions under Israeli Law” below), unless at the time of the approval a majority of the committee’s members are present, which majority consists of unaffiliated directors including at least one external director.

Following the Merger

Quoin is in the process of identifying which of the individuals that will serve as independent directors of the combined company following the Merger will serve on the Audit Committee as appropriate and as designated by the post-Merger board of directors.

Compensation Committee and Compensation Policy

Prior to the Merger

Our compensation committee consists of David Braun along with our two external directors, Yali Sheffi and Jonathan Burgin. Mr. Burgin serves as Chairman of the compensation committee.

The duties of the compensation committee include the recommendation to the company’s board of directors of a policy regarding the terms of engagement of office holders, to which we refer as a compensation policy. That policy must be adopted by the company’s board of directors, after considering the recommendations of the compensation committee, and will need to be brought for approval by the company’s shareholders, which approval requires a Special Approval for Compensation as described below under “— Approval of Related Party Transactions under Israeli Law—Fiduciary Duties of Directors and Executive Officers”.

Under the Companies Law, the board of directors of a public company must appoint a compensation committee and adopt a compensation policy. The compensation committee must be comprised of at least three directors, including all of the external directors, who must constitute a majority of the members of the compensation committee, and one of the external directors must serve as Chairman of the committee. However, subject to certain exceptions, Israeli companies whose securities are traded on stock exchanges such as the Nasdaq Capital Market, and who do not have a controlling shareholder, do not have to meet this majority requirement; provided, however, that the compensation committee meets other Companies Law composition requirements, as well as the requirements of the jurisdiction where the company’s securities are traded. Each compensation committee member that is not an external director must be a director whose compensation does not exceed an amount that may be paid to an external director. The compensation committee is subject to the same Companies Law restrictions as the audit committee as to who may not be a member of the committee.

The compensation policy must be based on certain considerations, must include certain provisions and must refer to certain matters as set forth in the Companies Law. The compensation policy must be approved by the company’s board of directors after considering the recommendations of the compensation committee. In addition, the compensation policy needs to be approved by the company’s shareholders by a simple majority, provided that (1) such majority includes a majority of the votes cast by the shareholders who are not controlling shareholders and who do not have a personal interest in the matter, present and voting (abstentions are disregarded) or (2) the votes cast by shareholders who are not controlling shareholders and who do not have a personal interest in the matter who were present and voted against the compensation policy, constitute two percent or less of the voting power of the company.

To the extent a compensation policy is not approved by shareholders at a duly convened shareholders meeting, the board of directors of a company may override the resolution of the shareholders following a re-discussion of the matter by the board of directors and the compensation committee and for specified reasons, and after determining that despite the rejection by the shareholders, the adoption of the compensation policy is for the benefit of the company.

A compensation policy that is for a period of more than three years must be approved in accordance with the above procedure every three years.

Notwithstanding the above, the amendment of existing terms of office and employment of office holders (other than directors or controlling shareholders and their relatives, who serve as office holders) requires the approval of only the compensation committee, if such committee determines that the amendment is not material in relation to its existing terms.

Pursuant to the Companies Law, following the recommendation of our compensation committee, our board of directors approved our compensation policy, and our shareholders, in turn, approved our amended and restated compensation policy at our annual general meeting of shareholders that was held in July 2018.

The compensation policy must serve as the basis for decisions concerning the financial terms of employment or engagement of office holders, including exculpation, insurance, indemnification or any monetary payment or obligation of payment in respect of employment or engagement. The compensation policy must relate to certain factors, including advancement of the company’s objectives, the company’s business plan and its long-term strategy, and creation of appropriate incentives for office holders. It must also consider, among other things, the company’s risk management, size and the nature of its operations. The compensation policy must furthermore consider the following additional factors:

•	the knowledge, skills, expertise and accomplishments of the relevant office holder;

•	the office holder’s roles and responsibilities and prior compensation agreements with him or her;

•	the ratio between the cost of the terms of employment of an office holder and the cost of the compensation of the other employees of the company, including those employed through manpower companies, in particular the ratio between such cost and the average and median compensation of the other employees of the company, as well as the impact such disparities may have on the work relationships in the company;

•	the possibility of reducing variable compensation, if any, at the discretion of the board of directors; and the possibility of setting a limit on the exercise value of non-cash variable equity-based compensation; and

•	as to severance compensation, if any, the period of service of the office holder, the terms of his or her compensation during such service period, the company’s performance during that period of service, the person’s contribution towards the company’s achievement of its goals and the maximization of its profits, and the circumstances under which the person is leaving the company.

The compensation policy must also include:

•	a link between variable compensation and long-term performance and measurable criteria;

•	the relationship between variable and fixed compensation, and the ceiling for the value of variable compensation;

•	the conditions under which an office holder would be required to repay compensation paid to him or her if it was later shown that the data upon which such compensation was based was inaccurate and was required to be restated in the company’s financial statements;

•	the minimum holding or vesting period for variable, equity-based compensation; and

•	maximum limits for severance compensation.

The compensation committee is responsible for (a) recommending the compensation policy to a company’s board of directors for its approval (and subsequent approval by its shareholders) and (b) fulfilling the duties related to the compensation policy and to the compensation of a company’s office holders as well as functions previously fulfilled by a company’s audit committee with respect to matters related to approval of the terms of engagement of office holders, including:

•	recommending whether a compensation policy should continue in effect, if the then-current policy has a term of greater than three years (approval of either a new compensation policy or the continuation of an existing compensation policy must in any case occur every three years);

•	recommending to the board of directors periodic updates to the compensation policy;

•	assessing implementation of the compensation policy; and

•	determining whether the compensation terms of the Chief Executive Officer of the company need not be brought to approval of the shareholders.

Our compensation committee’s responsibilities include:

•	reviewing and recommending overall compensation policies with respect to our Chief Executive Officer and other executive officers;

•	reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers including evaluating their performance in light of such goals and objectives;

•	reviewing and approving the granting of options and other incentive awards; and

•	reviewing, evaluating and making recommendations regarding the compensation and benefits for our non-employee directors.

Following the Merger

Quoin is in the process of identifying which of the individuals that will serve as independent directors of the combined company following the Merger will serve on the Compensation Committee. Each member of the Compensation Committee is expected to be a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act, and independent within the meaning of the independent director guidelines of Nasdaq and the SEC. None of the proposed executive officers of the combined organization serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who is proposed to serve on the combined organization’s board of directors or Compensation Committee following the Merger.

Compensation Committee Membership, Interlocks and Insider Participation

None of the members of the compensation committee is currently, or has been at any time, one of Cellect’s officers or employees. None of Cellect’s executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Cellect’s board of directors or compensation committee.

Financial Statement Examination Committee

Under the Israeli Companies Law, the board of directors of a public company must appoint a financial statement examination committee, which consists of members with accounting and financial expertise or the ability to read and understand financial statements, unless the board of directors of such company opts for an exemption under relevant regulations promulgated under the Israeli Companies Law, as our board of directors has done. Accordingly, in July 2016, our board of directors adopted a resolution that our audit committee is assigned the responsibilities and duties of the financial statements examination committee. From time to time, as necessary and required to approve our financial statements, the audit committee holds separate meetings, prior to the scheduled meetings of the entire board of directors regarding financial statement approval. The function of a financial statements examination committee is to discuss and provide recommendations to its board of directors (including the report of any deficiency found) with respect to the following issues: (1) estimations and assessments made in connection with the preparation of financial statements; (2) internal controls related to the financial statements; (3) completeness and propriety of the disclosure in the financial statements; (4) the accounting policies adopted and the accounting treatments implemented in material matters of the company; (5) value evaluations, including the assumptions and assessments on which evaluations are based and the supporting data in the financial statements. Our independent auditors and our internal auditors are invited to attend all meetings of audit committee when it is acting in the role of the financial statements examination committee.

Strategic Committee

The strategic committee was established by our board of directors in May 2018 in order to determine our strategy for upcoming years. The strategic committee is not a mandatory committee according to the Israeli Companies Law and has an advisory role.

Change in Registrant’s Certifying Accountant

On January 19, 2020, Kost Forer Gabbay & Kasierer a Member of Ernst & Young Global ("EY Israel") notified Cellect that it resigned its position as external auditor of Cellect. On January 19, 2020, the Audit Committee approved the appointment of Brightman Almagor Zohar & Co., a Firm in the Deloitte Global Network (“Deloitte Israel”) as Cellect’s new independent registered public accounting firm, effective as of such date. As described below, the change in independent registered public accounting firm is not the result of any disagreement with EY Israel.

On March 18, 2019, the audit report of EY Israel on the financial statements of Cellect, as of and for the years ended December 31, 2018 and December 31, 2017, did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles, except for an explanatory paragraph regarding Cellect’s ability to continue as a going concern. As discussed in Note 1 to the financial statements, Cellect has suffered recurring losses from operations, and has stated that substantial doubt exists about Cellect’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

During the years ended December 31, 2018 and 2017 and through the subsequent interim period preceding the expiry of EY Israel’s engagement as external auditor, there were: (i) no disagreements with EY Israel on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to EY Israel’s satisfaction would have caused it to make reference thereto in connection with its reports on the financial statements for such years and (ii) no reportable events of the type described in Item 16F(a)(1)(v) of Form 20-F.

During the years ended December 31, 2018 and 2017 and through the subsequent interim period preceding Deloitte Israel’s appointment as external auditor neither Cellect nor anyone on its behalf consulted with Deloitte Israel with respect to any of (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on Cellect’s financial statements; or (iii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or an event of the type described in Item 16F(a)(1)(v) of Form 20-F.

Cellect provided EY Israel with a copy of the foregoing disclosure and requested EY Israel to furnish Cellect with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made therein. A copy of such letter, dated March 29, 2021, furnished by EY Israel, was filed as Exhibit 16.1 to Cellect’s Annual Report on Form 20-F for the fiscal year ending December 31, 2020.

Approval of Related Party Transactions under Israeli Law

Fiduciary Duties of Directors and Executive Officers

The Companies Law codifies the fiduciary duties that office holders owe to a company. Each person listed in the table under “Directors and Senior Management” above is an office holder under the Companies Law.

An office holder’s fiduciary duties consist of a duty of care and a duty of loyalty. The duty of care requires an office holder to act with the level of care with which a reasonable office holder in the same position would have acted under the same circumstances. The duty of loyalty requires that an office holder act in good faith and in the best interests of the company.

The duty of care includes a duty to use reasonable means to obtain:

•	information on the advisability of a given action brought for his or her approval or performed by virtue of his or her position; and

•	all other important information pertaining to any such action.

The duty of loyalty includes a duty to:

•	refrain from any conflict of interest between the performance of his or her duties to the company and his or her other duties or personal affairs;

•	refrain from any activity that is competitive with the company;

•	refrain from exploiting any business opportunity of the company to receive a personal gain for himself or herself or others; and

•	disclose to the company any information or documents relating to the company’s affairs which the office holder received as a result of his or her position as an office holder.

Disclosure of Personal Interests of an Office Holder and Approval of Certain Transactions

The Companies Law requires that an office holder promptly disclose to the board of directors any personal interest that he or she may be aware of and all related material information or documents concerning any existing or proposed transaction with the company. An interested office holder’s disclosure must be made promptly and in any event no later than the first meeting of the board of directors at which the transaction is considered. A personal interest includes an interest of any person in an act or transaction of a company, including a personal interest of such person’s relative or of a corporate body in which such person or a relative of such person is a 5% or greater shareholder, director or general manager or in which he or she has the right to appoint at least one director or the general manager, but excluding a personal interest stemming from one’s ownership of shares in the company. A personal interest furthermore includes the personal interest of a person for whom the office holder holds a voting proxy or the personal interest of the office holder with respect to his or her vote on behalf of a person for whom he or she holds a proxy even if such shareholder has no personal interest in the matter. An office holder is not, however, obligated to disclose a personal interest if it derives solely from the personal interest of his or her relative in a transaction that is not considered an extraordinary transaction. Under the Companies Law, an extraordinary transaction is defined as any of the following:

•	a transaction other than in the ordinary course of business;

•	a transaction that is not on market terms; or

•	a transaction that may have a material impact on a company’s profitability, assets or liabilities.

If it is determined that an office holder has a personal interest in a transaction, approval by the board of directors is required for the transaction, unless the company’s articles of association provide for a different method of approval. Our articles of association do not provide otherwise. Further, so long as an office holder has disclosed his or her personal interest in a transaction, the board of directors may approve an action by the office holder that would otherwise be deemed a breach of the duty of loyalty. However, a company may not approve a transaction or action that is adverse to the company’s interest or that is not performed by the office holder in good faith. An extraordinary transaction in which an office holder has a personal interest requires approval first by the company’s audit committee and subsequently by the board of directors. The compensation of, or an undertaking to indemnify or insure, an office holder who is not a director requires approval first by the company’s compensation committee, then by the company’s board of directors, and, if such compensation arrangement or an undertaking to indemnify or insure is inconsistent with the company’s stated compensation policy or if the office holder is the Chief Executive Officer (apart from a number of specific exceptions), then such arrangement is subject to the approval of a majority vote of the shares present and voting at a shareholders meeting, provided that either: (a) such majority includes at least a majority of the shares held by all shareholders who are not controlling shareholders and do not have a personal interest in such compensation arrangement (excluding abstaining shareholders); or (b) the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in the compensation arrangement and who vote against the arrangement does not exceed 2% of the company’s aggregate voting rights. We refer to this as the Special Approval for Compensation. Arrangements regarding the compensation, indemnification or insurance of a director require the approval of the compensation committee, board of directors and shareholders by ordinary majority, in that order, and under certain circumstances, a Special Approval for Compensation.

Generally, a person who has a personal interest in a matter which is considered at a meeting of the board of directors or the audit committee may not be present at such a meeting or vote on that matter unless the Chairman of the relevant committee or board of directors, as applicable, determines that he or she should be present in order to present the transaction that is subject to approval. Generally, if a majority of the members of the audit committee or the board of directors, as applicable, has a personal interest in the approval of a transaction, then all directors may participate in discussions of the audit committee or the board of directors, as applicable. In the event a majority of the members of the board of directors have a personal interest in the approval of a transaction, then the approval thereof shall also require the approval of the shareholders.

Disclosure of Personal Interests of Controlling Shareholders and Approval of Certain Transactions

Pursuant to Israeli law, the disclosure requirements regarding personal interests that apply to directors and executive officers also apply to a controlling shareholder of a public company. In the context of a transaction involving a shareholder of the company, a controlling shareholder also includes a shareholder who holds 25% or more of the voting rights in the company if no other shareholder holds more than 50% of the voting rights in the company. For this purpose, the holdings of all shareholders who have a personal interest in the same transaction will be aggregated. The approval of the audit committee or the compensation committee, as the case may be, the board of directors and the shareholders of the company, in that order, is required for (a) extraordinary transactions with a controlling shareholder or in which a controlling shareholder has a personal interest, (b) the engagement with a controlling shareholder or his or her relative, directly or indirectly, for the provision of services to the company, (c) the terms of engagement and compensation of a controlling shareholder or his or her relative who is not an office holder or (d) the employment of a controlling shareholder or his or her relative by the company, other than as an office holder (collectively referred to as a Transaction with a Controlling Shareholder). In addition, such shareholder approval requires one of the following, which we refer to as a Special Majority:

•	at least a majority of the shares held by all shareholders who do not have a personal interest in the transaction and who are present and voting at the meeting approving the transaction, excluding abstentions; or

•	the shares voted against the transaction by shareholders who have no personal interest in the transaction and who are present and voting at the meeting do not exceed 2% of the voting rights in the company.

To the extent that any such Transaction with a Controlling Shareholder is for a period extending beyond three years, approval is required once every three years, unless, with respect to certain transactions, the audit committee determines that the duration of the transaction is reasonable given the circumstances related thereto.

Arrangements regarding the compensation, indemnification or insurance of a controlling shareholder in his or her capacity as an office holder require the approval of the compensation committee, board of directors and shareholders by a Special Majority and the terms thereof may not be inconsistent with the company’s stated compensation policy.

Pursuant to regulations promulgated under the Companies Law, certain transactions with a controlling shareholder, a relative of a controlling shareholder, or a director that would otherwise require approval of a company’s shareholders may be exempt from shareholder approval upon certain determinations of the audit committee and board of directors and subject to the Company’s Compensation Policy.

CELLECT EXECUTIVE COMPENSATION

The following table presents summary information regarding the total compensation awarded to, earned by or paid to each of the named executive officers for services rendered in all capacities during fiscal years 2020 and 2019.

The aggregate compensation expensed, including share-based compensation and other compensation expensed by us and our subsidiaries to our office holders with respect to the year ended December 31, 2020 was approximately $0.6 million.

The term ‘office holder’ as defined in the Companies Law includes a general manager, chief business manager, deputy general manager, vice general manager, any other person fulfilling or assuming the responsibilities of any of the foregoing positions without regard to such person’s title, as well as a director, or a manager directly subordinate to the general manager or the chief executive officer. As of June 16, 2021, in addition to the five members of the board of directors (including the Company's Chairman and Chief Executive Officer), the Company considers two other individuals, including its Chief Financial Officer, Chief Operations Officer to be office holders.

The table below sets forth the compensation paid to our three most highly compensated senior office holders during or with respect to the year ended December 31, 2020, in the disclosure format of Regulation 21 of the Israeli Securities Regulations (Periodic and Immediate Reports), 1970. We refer to the five individuals for whom disclosure is provided herein as our “Covered Executives.”

For purposes of the table and the summary below, and in accordance with the above mentioned securities regulations, “compensation” includes base salary, bonuses, equity-based compensation, retirement or termination payments, benefits and perquisites such as car, phone and social benefits and any undertaking to provide such compensation.

Name and Principal Position	Base Salary (NIS in thousands) (including social allowance)	Variable Compensation(1) (NIS in thousands)	Equity-Based Compensation(2) (NIS in thousands)	Other (NIS in thousands)	Total(3) (NIS in thousands)	Convenience translation into USD in thousands(4)
Dr. Shai Yarkoni, Chief Executive Officer & Director	1,005	370	373	3	1,751	544
Eyal Leibovitz, Chief Financial Officer	803	218	88	*	1,109	345
Amos Ofer, Chief Operating Officer	563	42	147	10	762	237
Abraham Nahmias, Chairman of the Board of Directors	163	—	347	—	510	159
Jonathan Burgin, External Director	69	—	31	—	100	31

(1)	Amounts reported in this column refer to variable compensation such as commission, incentive and bonus payments for the year ended December 31, 2020 (including any cash bonuses paid in 2020). Cash bonuses are intended to promote our work plan and business strategy by rewarding senior office holders for achievement of business and financial goals through teamwork and collaboration. Key performance indicators which are factored into cash bonus determinations are individual specific and may include: (i) progress in our ongoing Phase I/II clinical trial, (ii) completion of a strategic transaction, (iii) submission of an IND, (iv) raising funds, (v) FasL production of first clinical batch, and (vi) establishment of U.S. subsidiary.
(2)	Amounts reported in this column represent the expense recorded in the Company’s financial statements for the year ended December 31, 2020 with respect to equity-based compensation. Assumptions and key variables used in the calculation of such amounts are discussed in note 9 to the consolidated financial statements.
(3)	All amounts reported in the table are in terms of cost to us.
(4)	Calculated using the exchange rate reported by the Bank of Israel for December 31, 2020 at the rate of one U.S. dollar per NIS 3.215.

Equity Compensation Plan Information

We maintain our 2014 Global Incentive Option Scheme, which was originally adopted by our board of directors in February 2014 and is scheduled to expire in February 2024. The 2014 Global Incentive Option Scheme provides for the grant of options to our directors, officers, employees, consultants, advisers and service providers. As of December 31, 2020, options to purchase 48,895,227 ordinary shares were outstanding and up to 13,704,773 ordinary shares are available for issuance. Of such outstanding options, options to purchase 21,915,304 ordinary shares are exercisable as of December 31, 2020, with a weighted average exercise price of NIS 0.72 per share, and will expire ten years from the date of grant, during the years 2024 – 2030.

The 2014 Global Incentive Option Scheme provides for options to be granted at the determination of our board of directors (which is entitled to delegate its powers under the 2014 Global Incentive Option Scheme to our compensation committee) in accordance with applicable laws. Upon termination of employment for any reason, other than in the event of death or disability or for cause, all unvested options will expire and all vested options at time of termination will generally be exercisable for 90 days following termination, subject to the terms of the 2014 Global Incentive Option Scheme and the governing option agreement. If we terminate a grantee for cause (as defined in the 2014 Global Incentive Option Scheme) the grantee’s right to exercise all vested and unvested the options granted to him or her will expire immediately. Upon termination of employment due to death or disability, all the vested options at the time of termination will be exercisable for 12 months after date of termination, subject to the terms of the 2014 Global Incentive Option Scheme and the governing option agreement.

Pursuant to the 2014 Global Incentive Option Scheme, we may award options pursuant to Section 102 of the Israeli Income Tax Ordinance, or the Ordinance, and section 3(I) of the Ordinance, based on entitlement and compliance with the terms for receiving options under these sections of the Ordinance. Section 102 of the Ordinance provides to employees, directors and officers who are not controlling shareholders (i.e., such persons are not deemed to hold 10% of our share capital, or to be entitled to 10% of our profits or to appoint a director to our board of directors) and are Israeli residents, favorable tax treatment for compensation in the form of shares or options issued or granted, as applicable, to a trustee under the “capital gains track” for the benefit of the applicable employee, director or officer and are (or were) to be held by the trustee for at least two years after the date of grant or issuance. Options granted under Section 102 of the Ordinance will be deposited with a trustee appointed by us in accordance with Section 102 of the Ordinance and the relevant income tax regulations and guidelines, and will be granted in the employee income track or the capital gains track.

Options granted under the 2014 Global Incentive Option Scheme are subject to applicable vesting schedules and generally expire ten years from the grant date.

In the event that options allocated under the 2014 Global Incentive Option Scheme expire or otherwise terminate in accordance with the provisions of the 2014 Global Incentive Option Scheme, such expired or terminated options will become available for future grant awards and allocations under the 2014 Global Incentive Option Scheme. We have registered the ordinary shares available for issuance under the 2014 Global Incentive Option Scheme pursuant to a Registration Statement on Form S-8.

Director Compensation

The Compensation of Cellect’s directors is set forth above under the caption “The Merger—Director Compensation”

QUOIN EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation information for the year ended December 31, 2020 for Quoin’s chief executive officer and chief operating officer. The persons listed in the following table are referred to herein as the “named executive officers.” All compensation shown in the table below has been accrued and not yet paid.

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-equity incentive plan compensation ($)	All Other Compensation ($)	Total ($)
Michael Myers	500,000	—	—	—	—	79,200(1)	579,200
Denise Carter	400,000	—	—	—	—	48,000(2)	448,000

(1)	Represents insurance benefits and monthly allowances for office and automobile usage.

(2)	Represents monthly allowances for office and automobile usage.

Narrative Disclosure to Summary Compensation Table

Agreements with our Named Executive Officers

Pursuant to his employment agreement, dated January 1, 2017 (the “Myers Agreement”), Dr. Myers is entitled to an annual base salary of $500,000, which accrues monthly until paid by Quoin. In addition, Dr. Myers is entitled to receive, subject to employment by Quoin on the applicable date of bonus payout, an annual target discretionary bonus of not less than 30% of his annual base salary, payable at the discretion of the board of directors. Pursuant to the Myers Agreement, Dr. Myers is also eligible to receive healthcare benefits as may be provided from time to time by Quoin to its employees generally, and to receive paid time off annually in accordance with Quoin’s policies in effect from time to time. Additionally, the Myers Agreement provides Dr. Myers with a monthly office allowance of $2,500 and a monthly automobile allowance of $1,500.

Pursuant to her employment agreement, dated January 1, 2017 (the “Carter Agreement”), Ms. Carter is entitled to an annual base salary of $400,000, which accrues monthly until paid by Quoin. In addition, Ms. Carter is entitled to receive, subject to employment by Quoin on the applicable date of bonus payout, an annual target discretionary bonus of not less than 30% of her annual base salary, payable at the discretion of the board of directors. Pursuant to the Carter Agreement, Ms. Carter is also eligible to receive healthcare benefits as may be provided from time to time by Quoin to its employees generally, and to receive paid time off annually in accordance with Quoin’s policies in effect from time to time. Additionally, the Carter Agreement provides Ms. Carter with a monthly office allowance of $2,500 and a monthly automobile allowance of $1,500.

Equity Compensation Plans

Quoin has not adopted any equity compensation plans.

Director Compensation

Under our director compensation policy, which commenced in 2021, non-employee directors are entitled to receive the following cash compensation for their services:

•         each non-employee director receives an annual base retainer of $60,000.

•         each committee chairman receives an additional retainer of $15,000 for his or her service as a chairman.

•         each member of a standing committee receives an additional retainer of $5,000 for such service.

In addition to cash compensation, our non-employee directors are also entitled to equity awards under our director compensation policy. Each non-employee director who first joins us is automatically granted an inaugural award of options to purchase shares of Quoin common stock valued at $165,000. In addition, each non-employee director receives an annual award of options to purchase shares of Quoin common stock valued at of options valued at $60,000.

Non-employee directors who have joined the Quoin board subsequent to the execution of the Merger Agreement will receive their cash and equity compensation on a prorated basis.

RELATED PARTY TRANSACTIONS OF DIRECTORS AND EXECUTIVE OFFICERS OF QUOIN

On October 2, 2020, the Company commenced an offering of convertible notes and warrants. From October through December 2020, the Company received an aggregate of approximately $910,000 in the initial bridge financing, and issued 2020 Notes with an aggregate face value of $1,213,333. Approximately 22% of the initial bridge financing was received from parties who are related to or affiliated with members of the Company’s board of directors.

In 2019 and 2020, the Company borrowed funds from Dr. Myers and Ms. Carter in order to cover certain operating expenses, as follows:

Year	Borrowed from Dr. Myers	Borrowed from Ms. Carter
2019	$140,657	$64,011
2020	$5,795	$14,522

Other than the foregoing, since January 1, 2019, Quoin has not been a participant in any transactions in which (i) the amounts exceeded or will exceed the lesser of $120,000 or one percent of the average of Quoin’s total assets at year-end for the last two completed fiscal years, and (ii) any of its current directors, executive officers or holders of more than 5% of the shares, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Quoin does not have a formal policy for the review, approval or ratification of related party transactions. Accordingly, the transactions discussed above were not reviewed, approved or ratified in accordance with any such policy.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

Pursuant to the rules and regulations of SEC regulation S-X and present the pro forma financial position and results of operations of the combined companies based upon the historical data of the Companies and after giving effect to the pro forma events as follows:

(i)	the merger of Cellect and Quoin, accounted for as a reverse merger in which Quoin is the accounting acquirer;

(ii)	The issuance of the Bridge Notes in the aggregate principal amount of up to $5,000,000 in exchange for an aggregate purchase price of up to $3,750,000 reflecting a 25% original issue discount and

(iii)	The Share Transfer Agreement in which Cellect sold the shares of its subsidiary, Cellect Biotherapeutics Ltd to EnCellX Inc. (“EnCellX”). There is no cash received by the Company in this transaction.

(iv)	The investment by Altium of additional funds up to $21,500,000 from the Purchase Agreement and the proceeds from the exercise of the Series C warrants.

Those events are to take place concurrently. In this pro forma financial information it was assumed that the Merger of Cellect with Quoin occurs briefly before the Share Transfer Agreement due to the fact that Quoin, as the accounting acquirer, took upon itself, as part of the merger agreement, to pass through the CVR proceeds to the former shareholders of Cellect.

At the conclusion of all events described above, Quoin's operations will remain the only operation in Cellect with the additional fund raising from Altium of up to $25,250,000, including the Bridge Notes.

The unaudited pro forma combined balance sheet as of December 31, 2020 assumes that the pro forma events occurred on December 31, 2020. The unaudited pro forma combined statement of operations for the year ended December 31, 2020 present pro forma effect to the pro forma events as if they had been completed on January 1, 2020.

The unaudited pro forma combined financial information do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the events occurred on the dates indicated. The unaudited pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

This information should be read together with Cellect’s and Quoin’s audited financial statements and related notes, the sections titled “Cellect’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Quoin’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Transaction

Merger Agreement

On March 24, 2021, the Company signed an Agreement and Plan of Merger and Reorganization (“Merger Agreement’) with Quoin and CellMSC, Inc. a Delaware corporation (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub will be merged into Quoin, which will be the surviving company, and Quoin will become a wholly-owned subsidiary of the Company, (the “Merger Transaction”). Immediately after the Merger, and not accounting for additional ordinary shares of Cellect that may be issuable pursuant to the adjustment provisions in the Purchase Agreement (see the section entitled “Agreements Related to the Merger—Quoin Financing” in this proxy statement/prospectus), it is expected that Quoin’s existing securityholders (including the Investor) will own (or have the right to receive) approximately 80% of the outstanding capital stock of Cellect and Cellect’s pre-closing shareholders will own approximately 20% of the outstanding capital stock of Cellect, subject to certain adjustments described in the Merger Agreement, the Purchase Agreement and the Investor Warrants.

Bridge Financing

In connection with signing the Merger Agreement, Quoin entered into a Securities Purchase Agreement, dated as of March 24, 2021 (the “Bridge Purchase Agreement”) with the Investor, pursuant to which the Investor has agreed to purchase, and Quoin agreed to issue notes (the “Bridge Notes”) in the aggregate principal amount of up to $5,000,000 in exchange for an aggregate purchase price of up to $3,750,000 (the “Bridge Loan”). Pursuant to the terms of the Bridge Purchase Agreement, the Investor agreed to purchase the Bridge Notes. The Bridge Notes are secured by a lien on Quoin’s assets, as described in the Bridge Purchase Agreement and its exhibits. In addition, the Investor shall also receive warrants to purchase such number of shares of Quoin common stock equal to the aggregate principal amount of the Bridge Notes issued at such funding (the “Bridge Warrants”), subject to adjustment as disclosed therein, including the same reset mechanics as the Primary Warrants. The Bridge Warrants shall have a term of five years from the first date all of the shares underlying the Bridge Warrants are freely tradable. The Bridge Warrants also contain certain rights with regard to asset distributions and fundamental transactions. The pricing, reset mechanics and other terms of the Bridge Warrants are described in further detail in such Bridge Warrants. As a result of the Merger, at the Effective Time, each Bridge Warrant will automatically be exchanged for identical (with references to shares of Quoin Common Stock appropriately adjusted to reference ADSs and with share amounts and share prices adjusted to reflect the Exchange Ratio (as defined in the Merger Agreement)) (the “Exchange Warrants”).

Share Transfer Agreement

The Company has also entered into a Share Transfer Agreement between the Company and EnCellX Inc. (“EnCellX”), a privately held U.S. company based in San Diego, California, pursuant to which the Company will sell all the outstanding shares of its wholly-owned subsidiary, Cellect Biotherapeutics Ltd. (“Subsidiary”) to EnCellX at the closing (the “Share Transfer”). All of the Company’s intellectual property rights are held by the Subsidiary and therefore will be indirectly transferred to EnCellX in the Share Transfer.

In connection with the Share Transfer Agreement, the Company will enter into a Contingent Value Rights Agreement (“CVR Agreement”), pursuant to which the holders of the Company’s ADSs immediately prior to the Merger Transaction will have the right to receive, through their ownership of contingent value rights (“CVRs”), their pro-rata share of the net Share Transfer Consideration, making such holders of CVRs the indirect beneficiaries of the net payments under the Share Transfer Agreement. The Company will not receive benefit from such CVRs, as any payments received from EnCellX will be passed onto shareholders of Cellect as of immediately before the Merger.

Equity Financing

The Company, Quoin and Altium Growth Fund, LP (“Investor”), signed a Securities Purchase Agreement (the “Purchase Agreement”) on March 24, 2021. Pursuant to which, upon closing, (i) Quoin will issue shares of its common stock to the Holders, which shall be exchanged for the Company’s ADSs pursuant to the Merger Transaction (the “Primary Shares”), and (ii) the Company will issue to Holders three series of warrants, all exercisable for ADSs in consideration of $12 million in new funds and the surrender of $5,000,000 in aggregate principal amount of Bridge Notes (the “Securities Purchase Transaction”). The warrants to be issued under the Purchase Agreement are designated Series A, Series B and Series C, and each is included as an exhibit to the Purchase Agreement (collectively, “Primary Warrants”). The Series A Warrants and Series B Warrants each represent the right to acquire an initial amount of ADSs equal to one hundred percent (100%) of the quotient determined by dividing the purchase price paid by the Investor by the lower of the Closing Per Share Price and the Initial Per Share Price (each as defined in the Purchase Agreement). The Series C Warrants represent the right to acquire (x) an initial amount of ADSs equal to one hundred percent (100%) of the quotient determined by dividing $9,500,000, by the lower of the Closing Per Share Price and the Initial Per Share Price and (y) an additional amount of Series A Warrants and Series B Warrants, each to purchase a number of ADSs determined pursuant to the terms of the Series C Warrants. The Company may force the exercise of the Series C Warrants subject to the satisfaction of certain equity conditions. The Primary Warrants also contain certain reset mechanics and other adjustments. The Primary Warrants also contain certain rights with regard to asset distributions and fundamental transactions. The pricing, reset mechanics and other terms of the Primary Warrants are described in further detail in such Primary Warrants. Quoin will issue at closing 300% of the number of Primary Shares into escrow with The Bank of New York Mellon, which shares will be exchanged for the Company’s ADSs pursuant to the Merger Transaction (the “Additional Purchased Shares”), which Additional Purchased Shares shall be issued to the Holders upon certain specified reset dates under the Purchase Agreement in the event that the Company’s share price is less than eighty-five (85%) percent of the arithmetic average of the three (3) lowest weighted average prices of the ADSs over the applicable period. The Investor will be prohibited from receiving ADSs from such escrow to the extent and for so long that immediately after giving effect to such receipt, the Investor, together with its affiliates or other attribution parties would own more than 9.99% of the total number of ordinary shares of Company then issued and outstanding.

For more information about the Transactions, please see the section entitled “Approval of The Merger Agreement and Related Transactions” in the original proxy statement. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

Accounting for the Business Combination

In accordance with the guidance under IFRS 3: Business Combinations, this transaction is accounted for as a reverse merger involving only the exchange of equity; whereby, the fair value of the equity of the accounting acquiree (the Company) is used to measure consideration transferred since the value of the Company’s equity interests are more reliably measurable than the value of the accounting acquirer’s (Quoin) equity interest. It has been determined that Quoin will be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Quoin's existing shareholders will have the greatest voting interest in the combined company;

•	Quoin's directors will represent the majority of the board of directors of the combined company following the consummation of the Business Combination;

•	Quoin’s senior management will be the senior management of the combined company following the consummation of the Business Combination.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to transaction accounting adjustments required under IFRS. The adjustments presented on the unaudited pro forma combined financial information have been identified and presented to provide an understanding of the combined company upon consummation of the reverse merger.

The unaudited pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Cellect and Quoin have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

There is no historical activity with respect to Merger Sub, and accordingly, no adjustments were required with respect to this entity in the pro forma combined financial information.

Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2020
(in thousands, except share and per share amounts)

						The sale of the Company’s wholly-owned Subsidiary, to EnCellX

	Cellect (Historical)	Cellect (Historical) (A)	Quoin (Historical) (B)	Transaction Accounting Adjustments		Transaction Accounting Adjustments		Pro Forma Combined
	NIS	U.S. dollars	U.S. dollars	U.S. dollars		U.S. dollars		U.S. dollars
ASSETS
Current assets:
Cash and cash equivalents	$16,964	$5,277	$324	$3,750	(2)	$16,223	(5),(6)	$25,574
Other receivables	284	88	141			(88)	(5)	141
Total current assets	$17,248	$5,365	$465	$3,750		$16,135		$25,715

Non-current assets:
Contingent Value Rights	$0	$0	$0			$10,293	(4)	$10,293
Restricted Cash	322	100	0			(100)	(5)	0
Other Long-term receivables	72	22	0			(22)	(5)	0
Right of use assets	705	219	0			(219)	(5)	0
Property and equipment, net	1,232	384	0			(384)	(5)	0
Intangible assets, net	0	0	913			0		913
Goodwill	0	0	0	7,773	(1)	(7,773)	(5)	0
Total assets	$19,579	$6,090	$1,378	$11,523		$17,930		$36,921

LIABILITIES
Current liabilities:
Trade payables	$389	$121	$0			($121)	(5)	$0
Lease liability	369	115	0			(115)	(5)	0
Accrued expenses and other current liabilities	2,228	693	1,883			(693)	(5)	$1,883
Accrued expenses- related party	0	0	4,889			$0		$4,889
Total current liabilities	$2,986	$929	$6,772			($929)		$6,772

Contingent Value Rights						$10,293	(4)	$10,293
Loan				$5,000		(5,000)	(6)	0
Warrants liability	$1,222	$380	$0			26,120	(5),(6)	26,500
Notes Payable	0	0	1,213					1,213
Lease liability	391	122	0			(122)	(5)	0
Total long-term liabilities	$1,613	$502	$1,213	$5,000		$31,291		$38,006

Shareholders’ Equity
Ordinary shares	$0	$0	$0	$0				$0
Additional paid-in capital	126,838	39,452	0	(27,020)	(3)			12,432
Share-based payments	16,508	5,135	0	(5,135)				0
Treasury shares	(9,425)	(2,932)	0	2,932		—		0
Accumulated deficit	(118,941)	(36,996)	(6,607)	35,746	(3)	(12,432)		(20,289)
Total shareholders’ equity (deficiency)	14,980	4,659	(6,607)	6,523		(12,432)		(7,857)
Total Liabilities, And Shareholders’ Equity	$19,579	$6,090	$1,378	$11,523		$17,930		$36,921

Pro Forma Adjustments to the Unaudited Combined Balance Sheet

(A)	Information is presented in US$ even though Cellect presentation and functional currency is the NIS, since presentation in US$ is deemed more informative and expected to be the functional and presentation currency of the accounting acquirer after the consummation of the merger. Amounts related to Cellect were derived from the convenience translation appearing in the audited consolidated balance sheet of Cellect as of December 31, 2020.

(B)	Derived from the audited consolidated balance sheet of Quoin as of December 31, 2020. Although Quoin financial statements are in accordance with U.S generally accepted accounting principles ("US GAAP"), no significant differences were identified between IFRS and US GAAP.

(1)	To reflect the increase in fair value of the net assets of Cellect as the accounting acquiree. For accounting purposes, Quoin is considered to be the accounting acquirer of Cellect as the shareholders of Quoin will hold the majority of the shares of Cellect after the merger. As such, a purchase price allocation ("PPA") of the assets and liabilities of Cellect has to be performed. As of the date of this proxy statement/prospectus, the PPA was not completed and as a result the difference between the fair value of Cellect and the carrying values of its net assets were assigned provisionally to goodwill amounted to $7,773. Consideration has been computed based on the stock price of Cellect at the Merger Agreement date (March 24, 2021) which was $2.7 per ADS, multiplied by the shares remaining by the holders of the Company’s ADSs immediately prior to the Merger Transaction, which amounted to 3,909,491, totaling $10,555,626. Consideration also included outstanding warrant and options with fair value of $1,876,228. Total consideration amounted to $12,431,854 comprised of $10,556,626 and the fair value warrants and option of $1,876,228.

(2)	To reflect which the Investor has agreed to purchase, and Quoin agreed to issue notes (the “Bridge Notes”) in the aggregate principal amount of up to $5,000,000 in exchange for an aggregate purchase price of up to $3,750,000 (the “Bridge Loan”).

(3)	Reconciliation of the pro forma shareholders equity and accumulated deficit at December 31, 2020 is as follows:

(A) Cellect Shareholders’ Equity as of December 31, 2020 prior to the merger (in thousands)		$4,659
Quoin net assets	i	($6,607)
Increase in Cellect assets and liabilities fair value	ii	$7,773
Bridge loan finance expenses	iii	($1,250)
Cellect prior merger right to receive contingent cash payments	iv	($10,293)
Listing expenses	v	($2,139)
Pro Forma Cellect Shareholders’ Equity as of December 31, 2020		($7,857)

(i)	To reflect Quoin net assets at their carrying value as the accounting acquirer.

(ii)	To reflect the increase in fair value of the net assets of Cellect as the accounting acquire. The amount represent the difference between the carrying values of the net assets of Cellect and the fair values calculated in Note 1 above.

(iii)	As explained in Note 2 above, the adjustment reflects Original Issue Discount (OID) of 25% on the bridge notes taken as a financing expenses in the pro forma financial statements.

(iv)	In connection with the Share Transfer Agreement, Cellect will enter into a Contingent Value Rights Agreement ("CVR Agreement"), pursuant to which the holders of the Cellect's ADSs immediately prior to the Merger transaction will have the right to receive, through their ownership of contingent value rights ("CVRs"), their pro-rata shares of the net Share Transfer Consideration, making such holders of CVRs the indirect beneficiaries of the net payments under the Share Transfer Agreement. The CVR transfer to shareholders of Cellect prior to the merger represents an in-kind dividend to such shareholders and the adjustment is to reflect the decrease in equity due to such distribution. The amount of $10,293 is the estimated fair value of such right.

(v)	In accordance with the terms of the Share Transfer Agreement, the operations of Cellect (that was conducted through its subsidiary) was sold to EnCellX. The consideration for the sale was the CVR, discussed in (v) above which was distributed to the shareholders of Cellect. As explained in Note 1 above the fair value of the net equity instruments of Cellect was determined to be $12,432. Since the estimated CVR fair value was determined to be $10,293 the difference is a loss incurred by Quoin, as the accounting acquirer and was attributed to listing expenses of Quoin. The amount of loss of $2,139 is the difference between $12,432 and the CVR of $10,293.

(B) Cellect Accumulated Deficit as of December 31, 2020 prior to the merger (in thousands)		($36,996)
Quoin Accumulated deficit prior to the merger as the accounting acquirer	i	($6,607)
Cancellation of Cellect Accumulated Deficit due to it being the accounting acquire	ii	$36,996
Bridge loan finance expenses	iii	($1,250)
Distribution of the CVR to shareholders of Cellect	iv	($10,293)
Listing expenses	v	($2,139)
Pro Forma Cellect Shareholders’ Equity as of December 31, 2020		($20,289)

(i)	To reflect Quoin accumulated deficit prior to the merger

(ii)	To reflect the cancellation of Cellect accumulated deficit prior to the merger.

(iii)	As explained in Note 2 above, the adjustment reflects Original Issue Discount (OID) of 25% on the bridge notes taken as a financing expenses in the pro forma financial statements.

(iv)	In connection with the Share Transfer Agreement, the Cellect will enter into a Contingent Value Rights Agreement (“CVR Agreement”), pursuant to which the holders of Cellect’s ADSs immediately prior to the Merger Transaction will have the right to receive, through their ownership of contingent value rights (“CVRs”), their pro-rata share of the net Share Transfer Consideration, making such holders of CVRs the indirect beneficiaries of the net payments under the Share Transfer Agreement. The CVR transfer to the shareholders of Cellect prior to the merger represents an in-kind dividend to such shareholders and the adjustment is to reflect the decrease in equity due to such distribution. The amount of $10,293 is the estimated fair value of such right.

(v)	In accordance with the terms of the Share Transfer Agreement the operations of Cellect (that was conducted through its subsidiary) was sold to EnCellX. The consideration for the sale was the CVR, discussed in (v) above, which was distributed to the shareholders of Cellect. As explained in Note 1 above the fair value of the net equity instruments of Cellect was determined to be $12,432. Since the estimated CVR fair value was determined to be $10,293 the difference is a loss incurred by Quoin, as the accounting acquirer and was attributed to listing expenses of Quoin. The amount of loss of $2,139 is the difference between $12,432 and the CVR of $10,293.

(4)	To reflect the rights of Cellect shareholders to receive contingent cash payments. See Note 3(A)(v) above.

(5)	To reflect the sale of the Company’s wholly-owned Subsidiary, representing all the assets and liabilities of Cellect prior to the merger, to EnCellX.

(6)	To reflect the shares and warrants that will be issued to Altium as part of the bridge and primary financing agreements that were detailed above whereby the investment monetary amounts is fixed and determined but the exercise price is adjusted by a reset mechanism not resulting in a fixed amount of cash for a fixed amount of equity instruments and therefore determined to be a financial liability.

See accompanying notes to the unaudited pro forma condensed combined financial statements

Unaudited Pro Forma Condensed Combined Statement of Operations—Twelve Months Ended December 31, 2020
(in thousands, except share and per share amounts)

							The sale of the Company’s wholly-owned Subsidiary, to EnCellX

	Cellect (Historical)	Cellect (Historical) (A)	Quoin (Historical) (B)		Transaction Accounting Adjustments		Transaction Accounting Adjustments	Pro Forma Combined
	NIS	U.S. dollars	U.S. dollars		U.S. dollars		U.S. dollars	U.S. dollars
Research and development expenses	$5,883	$1,830	$140	1	$75	3	($1,905)	$140
General and administrative expenses	$8,111	$2,523	$1,530	1	258	3	($2,781)	$1,530
Listing expenses						4	$2,139	$2,139
Total Operating expenses	$13,994	$4,353	$1,670		333		($2,547)	$3,809
Operating income (loss) before finance expenses	($13,994)	($4,353)	($1,670)		($333)		$2,547	($3,809)
Other income (loss), net	$0	$0	($378)					($378)
Finance income (expenses), net	($4,083)	($1,270)	($47)	2	($1,250)	3	$1,270	($1,297)
Net income (loss)	($18,077)	($5,623)	($2,095)		($1,583)		$3,817	($5,484)

Loss per share
Basic and diluted loss per share	0.049	0.015	2.10					0.003
Weighted average number of shares outstanding used to compute basic and diluted loss per share	368,078,786	368,078,786	1,000,000					2,045,947,600

See accompanying notes to the unaudited pro forma condensed combined financial statements

Pro Forma Adjustments to the Unaudited Combined Statements of Operations

(A)	Derived from the audited consolidated statement of comprehensive loss of Cellect as of December 31, 2020.

(B)	Although Quoin financial statements are in accordance with U.S generally accepted accounting principles ("US GAAP") Quoin is at its early stages and no significant differences were identified between IFRS and US GAAP as it relates to the financial statements of Quoin.

(1)	Represents an adjustment to accelerate the vesting of options granted to employees. The vesting of the options is to be accelerated in the event of a merger transaction or a transaction for the sale of all or substantially all of the securities of the Company. The amounts represent the grant date fair values not yet recognized as an expense.

(2)	To reflect the Original Issue Discount ("OID") of 25% on the bridge notes taken as a financing expenses in the pro forma financial statements.

(3)	To reflect the sale of the Company’s wholly-owned Subsidiary, representing all the assets and liabilities of Cellect prior to the merger, to EnCellX.

(4)	To reflect the listing expenses as explained in Note 3(A)(vi) above.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

(A)   Basis of Presentation

The unaudited pro forma combined financial information has been prepared to illustrate the effect of the pro forma events and has been prepared for informational purposes only.

Quoin and Cellect did not have any historical relationship prior to the merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma combined balance sheet as of December 31, 2020, assumes that the pro forma events occurred on December 31, 2020. The unaudited pro forma combined statement of income for the year ended December 31, 2020 presents pro forma effect to the Transactions as if they had been completed on January 1, 2020.

The unaudited pro forma combined balance sheet as of December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•	Cellect’s audited balance sheet as of December 31, 2020 and the related notes included elsewhere in this proxy statement/prospectus; and

•	Quoin audited consolidated balance sheet as of December 31, 2020 and the related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined statement of income (loss) for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•	Cellect’s audited consolidated statements of income (loss) for the year ended December 31, 2020 and the related notes included elsewhere in this proxy statement /prospectus; and

•	Quoin’s audited consolidated statements of income (loss) for the year ended December 31, 2020 and the related notes, included elsewhere in this proxy statement/prospectus.

Management has made estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Transactions and should be reported as Management adjustments.

DESCRIPTION OF CELLECT’S CAPITAL STOCK

The following description of Cellect’s capital stock is not complete and may not contain all the information you should consider before investing in Cellect capital stock. This description is summarized from, and qualified in its entirety by reference to, Cellect’s Articles of Association, which has been filed with the SEC. See “Where You Can Find More Information.”

Ordinary Shares

As of June 16, 2021, our authorized share capital consists of 500,000,000 ordinary shares, no par value. As of June 16, 2021, there are 392,173,700 ordinary shares outstanding (which excludes 2,641,693 ordinary shares held in treasury). All of our outstanding ordinary shares are validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have any preemptive rights.

Articles of Association

The following are summaries of material provisions of our articles of association and the Israeli Companies Law, as amended (the “Companies Law”), insofar as they relate to the material terms of our ordinary shares.

Purposes and Objects of the Company

Our purpose is set forth in Section 2 of our articles of association and includes every lawful purpose.

Registration Number

Our number with the Israeli Registrar of Companies is 520036484.

Voting Rights

Holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders at a shareholders meeting. Shareholders may vote at shareholders meetings either in person, by proxy or by written ballot. Israeli law does not allow public companies to adopt shareholder resolutions by means of written consent in lieu of a shareholders meeting. The board of directors shall determine and provide a record date for each shareholders meeting and all shareholders at such record date may vote. Unless stipulated differently in the Companies Law or in the articles of association, all shareholders’ resolutions shall be approved by a simple majority vote. Except as otherwise disclosed herein, an amendment to our articles of association requires the prior approval of a simple majority of our shares represented and voting at a general meeting.

Transfer of Shares

Our ordinary shares that are fully paid for are issued in registered form and may be freely transferred under our articles of association, unless the transfer is restricted or prohibited by applicable law or the rules of a stock exchange on which the shares are traded. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our articles of association or Israeli law, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Amendment of Share Capital

Our articles of association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Companies Law and must be approved by a resolution duly passed by our shareholders at a general or special meeting by voting on such change in the capital. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings and profits and an issuance of shares for less than their nominal value, require a resolution of our board of directors and court approval.

Dividends

Under Israeli law, we may declare and pay dividends only if, upon the determination of our board of directors, there is no reasonable concern that the distribution will prevent us from being able to meet the terms of our existing and foreseeable obligations as they become due. Under the Companies Law, the distribution amount is further limited to the greater of retained earnings or earnings generated over the two most recent years legally available for distribution according to our then last reviewed or audited financial statements, provided that the date of the financial statements is not more than six months prior to the date of distribution. In the event that we do not have retained earnings or earnings generated over the two most recent years legally available for distribution, we may seek the approval of the court in order to distribute a dividend. The court may approve our request if it determines that there is no reasonable concern that the payment of a dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

Shareholders Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year and in any event no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to as special meetings. Our board of directors may call special meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law and our articles of association provide that our board of directors is required to convene a special meeting upon the written request of (1) any two of our directors or one quarter of the directors then in office; or (2) one or more shareholders holding, in the aggregate either (a) 5% of our issued share capital and 1% of our outstanding voting power, or (b) 5% of our outstanding voting power.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors. Furthermore, the Companies Law and our articles of association require that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

•	amendments to our articles of association;

•	appointment or termination of our auditors;

•	appointment and dismissal of directors and external directors;

•	approval of acts and transactions requiring general meeting approval pursuant to the Companies Law;

•	director compensation, indemnification and change of the principal executive officer;

•	increases or reductions of our authorized share capital;

•	a merger;

•	the exercise of our board of directors’ powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management; and

•	authorizing the Chairman of the board of directors or his relative to act as the company’s Chief Executive Officer or act with such authority; or authorize the company’s Chief Executive Officer or his relative to act as the Chairman of the board of directors or act with such authority.

The Companies Law requires that a notice of any annual or special shareholders meeting be provided at least 21 days prior to the meeting and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

The Companies Law does not allow shareholders of publicly traded companies to approve corporate matters by written consent. Consequently, our articles of association do not allow shareholders to approve corporate matters by written consent.

Pursuant to our articles of association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting.

Quorum

The quorum required for our general meetings of shareholders consists of two or more shareholders present in person, by proxy or by other voting instrument in accordance with the Companies Law and our articles of association who hold or represent, in the aggregate, at least 33 1/3% of the total outstanding voting rights, within half an hour from the appointed time.

A meeting adjourned for lack of a quorum is adjourned to the same day in the following week at the same time and place or on a later date if so specified in the summons or notice of the meeting. At the reconvened meeting, and within half an hour from the appointed time, any number of our shareholders present in person or by proxy shall constitute a lawful quorum.

Resolutions

Our articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by applicable law.

Israeli law provides that a shareholder of a public company may vote in a meeting and in a class meeting by means of a written ballot in which the shareholder indicates how he or she votes on resolutions relating to the following matters:

•	an appointment or removal of directors;

•	an approval of transactions with office holders or interested or related parties, that require shareholder approval;

•	an approval of a merger;

•	authorizing the Chairman of the board of directors or his relative to act as the company’s Chief Executive Officer or act with such authority; or authorize the company’s Chief Executive Officer or his relative to act as the Chairman of the board of directors or act with such authority;

•	any other matter that is determined in the articles of association to be voted on by way of a written ballot(our articles of association do not stipulate any additional matters); and

•	other matters which may be prescribed by Israel’s Minister of Justice.

The provision allowing the vote by written ballot does not apply where the voting power of the controlling shareholder is sufficient to determine the vote.

The Companies Law provides that a shareholder, in exercising his or her rights and performing his or her obligations toward the company and its other shareholders, must act in good faith and in a customary manner, and avoid abusing his or her power. This is required when voting at general meetings on matters such as changes to the articles of association, increasing the company’s registered capital, mergers and approval of certain interested or related party transactions. A shareholder also has a general duty to refrain from depriving any other shareholder of its rights as a shareholder. In addition, any controlling shareholder, any shareholder who knows that its vote can determine the outcome of a shareholder vote and any shareholder who, under such company’s articles of association, can appoint or prevent the appointment of an office holder or other power towards the company, is required to act with fairness towards the company. The Companies Law does not describe the substance of this duty except that the remedies generally available upon a breach of contract will also apply to a breach of the duty to act with fairness, and, to the best of our knowledge, there is no binding case law that addresses this subject directly.

Under the Companies Law, unless provided otherwise in a company’s articles of association, a resolution at a shareholders meeting requires approval by a simple majority of the voting rights represented at the meeting, in person, by proxy or written ballot, and voting on the resolution. Generally, a resolution for the voluntary winding up of the company requires the approval of holders of 75% of the voting rights represented at the meeting, in person, by proxy or by written ballot and voting on the resolution.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Access to Corporate Records

Under the Companies Law, all shareholders of a company generally have the right to review minutes of the company’s general meetings, its shareholders register and principal shareholders register, articles of association, financial statements and any document it is required by law to file publicly with the Israeli Companies Registrar and the ISA. Any of our shareholders may request to review any document in our possession that relates to any action or transaction with a related party, interested party or office holder that requires shareholder approval under the Companies Law. We may deny a request to review a document if we determine that the request was not made in good faith, that the document contains a commercial secret or a patent or that the document’s disclosure may otherwise prejudice our interests.

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the target company’s issued and outstanding share capital is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company. A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the issued and outstanding share capital of a certain class of shares is required to make a tender offer to all of the shareholders who hold shares of the same class for the purchase of all of the issued and outstanding shares of the same class. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law (provided that a majority of the offerees that do not have a personal interest in such tender offer shall have approved the tender offer except that if the total votes to reject the tender offer represent less than 2% of the company’s issued and outstanding share capital, in the aggregate, approval by a majority of the offerees that do not have a personal interest in such tender offer is not required to complete the tender offer). However, a shareholder that had its shares so transferred may petition the court within six months from the date of acceptance of the full tender offer, whether or not such shareholder agreed to the tender or not, to determine whether the tender offer was for less than fair value and whether the fair value should be paid as determined by the court unless the acquirer stipulated in the tender offer that a shareholder that accepts the offer may not seek appraisal rights, so long as prior to the acceptance of the full tender offer, the acquirer and the company disclosed the information required by law in connection with the full tender offer. If the shareholders who did not accept the tender offer hold 5% or more of the issued and outstanding share capital of the company or of the applicable class, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer.

Special Tender Offer

The Companies Law provides that an acquisition of shares of a public Israeli company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company, unless one of the exemptions in the Companies Law is met. This rule does not apply if there is already another holder of at least 25% of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a holder of 45% or more of the voting rights in the company, if there is no other shareholder of the company who holds 45% or more of the voting rights in the company, unless one of the exemptions in the Companies Law is met.

A special tender offer must be extended to all shareholders of a company, but the offeror is not required to purchase shares representing more than 5% of the voting power attached to the company’s outstanding shares, regardless of how many shares are tendered by shareholders. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer.

If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Under regulations enacted pursuant to the Companies Law, the above special tender offer requirements may not apply to companies whose shares are listed for trading on a foreign stock exchange if, among other things, the relevant foreign laws or the rules of the stock exchange, include provisions limiting the percentage of control which may be acquired or that the purchaser is required to make a tender offer to the public. However, the ISA’s opinion is that such leniency does not apply with respect to companies whose shares are listed for trading on stock exchanges in the United States, including NASDAQ, which do not provide for sufficient legal restrictions on obtaining control or an obligation to make a tender offer to the public, therefore the special tender offer requirements shall apply to such companies.

Merger

The Companies Law permits Mergers if approved by each party’s board of directors and, unless certain requirements described under the Companies Law are met, a majority of each party’s shares voted on the proposed merger at a shareholders meeting called with at least 35 days’ prior notice.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person who holds 25% or more of the outstanding shares or the right to appoint 25% or more of the directors of the other party, vote against the merger. If the transaction would have been approved but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger was filed by each party with the Israeli Registrar of Companies and 30 days have passed from the date the merger was approved by the shareholders of each party.

Antitakeover Measures

The Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights, distributions or other matters and shares having preemptive rights. As of the date of this prospectus, we do not have any authorized or issued classes of shares other than our ordinary shares. In the future, if we do create and issue a class of shares other than ordinary shares, such class of shares, depending on the specific rights that may be attached to them, may delay or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization of a new class of shares will require an amendment to our articles of association which requires the prior approval of the holders of a majority of our shares at a general meeting. In addition, the rules and regulations of the TASE also limit the terms permitted with respect to a new class of shares and prohibit any such new class of shares from having voting rights. Shareholders voting in such meeting will be subject to the restrictions provided in the Companies Law as described above.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

The Bank of New York Mellon, as depositary, has registered and delivered American Depositary Shares, also referred to as ADSs. Each ADS represents one hundred (100) ordinary shares (or a right to receive one hundred (100) ordinary shares) deposited with the principal Tel Aviv office of Bank Hapoalim, as custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The Depositary’s corporate trust office at which the ADSs will be administered is located at 101 Barclay Street, 22 West, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at 240 Greenwich Street, New York, New York 10286.

ADSs may be held either (a) directly (1) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs or (2) by having uncertificated ADSs, or (b) indirectly by holding a security entitlement in ADSs through a broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If ADSs are held directly by the holder, then that holder is registered as such, and is referred to in our description here an ADS holder. An indirect holder of ADSs indirectly must rely on the procedures of the holder’s broker or other financial institution to assert the rights of ADS holder described in this section.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

We will not treat registered ADS holders as one of our shareholders, and they will not have shareholder rights. Israeli law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying ADSs. A registered holder of ADSs will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. For directions on how to obtain copies of those documents see “Where You Can Find More Information”.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency, and it will not be liable for any interest.

Before making a distribution, the depositary will deduct any withholding taxes, or other required governmental charges. See “Taxation” below. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Shares. The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell ordinary shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed ordinary shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional ordinary shares or any other rights, the depositary may (1) exercise those rights on behalf of ADS holders, (2) distribute those rights to ADS holders or (3) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of ordinary shares, new ADSs representing the new ordinary shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Alternatively, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs upon deposits of ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

ADS holders may surrender ADSs for the purpose of withdrawal at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at request, risk and expense of the ADS holder, the depositary will deliver the deposited securities at its office, if feasible. The depositary may charge to the ADS holder a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

ADS holders may surrender ADS to the depositary for the purpose of exchanging ADS for uncertificated ADSs. The depositary will cancel that ADS and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADS evidencing those ADSs.

Voting Rights

ADS holders may instruct the depositary how to vote the number of deposited ordinary shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary.

The depositary will try, as far as practical, subject to the laws of Israel and the provisions of our articles of association or similar documents, to vote or to have its agents vote the ordinary shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, ADS holders will not be able to exercise voting rights, unless they surrender your ADSs and withdraw the ordinary shares. However, ADS holders may not know about the meeting sufficiently in advance to withdraw the ordinary shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure that ADS holders will receive the voting materials in time to ensure that they can instruct the depositary to vote ordinary shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that ADS holders may not be able to exercise voting rights and there may be nothing they can do if your ordinary shares are not voted as requested.

In order to give ADS holders a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the Depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least thirty days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay :	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

Issuance of ADSs, including issuances resulting from a distribution of ordinary shares or rights or other property

Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$0.05 (or less) per ADS	Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been ordinary shares and the ordinary shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

$0.05 (or less) per ADSs per calendar year	Depositary services

Registration or transfer fees	Transfer and registration of ordinary shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw ordinary shares

Expenses of the Depositary	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement); converting foreign currency to U.S. dollars

Taxes and other governmental charges the Depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	As necessary

Any charges incurred by the Depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing ordinary shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment of Taxes

ADS holders are responsible for any taxes or other governmental charges payable on their ADSs or on the deposited securities represented by any of their ADSs. The depositary may refuse to register any transfer of ADSs or allow a withdrawal of the deposited securities represented by your ADSs, until such taxes or other charges are paid. It may apply payments owed to the ADS holder or sell deposited securities represented by the ADSs to pay any taxes owed and the ADS holder will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADSs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender or of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without consent of the ADS holders for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, ADS holders are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if

•	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

•	we delist our ordinary shares from an exchange on which they were listed and do not list the ordinary shares on another exchange;

•	we appear to be insolvent or enter insolvency proceedings all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

•	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

•	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if we are or it is prevented or delayed by law or circumstances beyond our or its control from performing our or its obligations under the deposit agreement;

•	are not liable if we or it exercises discretion permitted under the deposit agreement;

•	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Right to Receive the Ordinary Shares Underlying ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying ordinary shares at any time except:

•	when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders meeting; or (3) we are paying a dividend on our shares;

•	when you owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the ADSs. The depositary may also deliver ordinary shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying ordinary shares are delivered to the depositary. The depositary may receive ADSs instead of ordinary shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the ordinary shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time if it thinks it is appropriate to do so.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, or DRS, and Profile Modification System, or Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holdings of uncertificated ADSs and holdings of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for your inspection at its office all communications from us that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you upon our request. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

COMPARISON OF RIGHTS OF HOLDERS OF
CELLECT STOCK AND QUOIN STOCK

Cellect is incorporated under the laws of the State of Israel and Quoin is incorporated under the laws of the state of Delaware and, accordingly, the rights of the securityholders of each are currently governed by the Israeli Companies Law and DGCL, respectively. If the Merger is completed, Quoin’s stockholders will become shareholders of Cellect and their rights will be governed by the Israeli Companies Law, and assuming the Merger and related matters as stipulated in the Proxy Statement are approved by Cellect’s shareholders at the special meeting, the articles of association of Cellect as amended by the amendments thereto attached as Annex E to this proxy statement/prospectus.

The table below summarizes the material differences between the current rights of Quoin’s stockholders under Quoin’s certificate of incorporation and bylaws, as amended, and the rights of Cellect’s shareholders, post-Merger, under Cellect’s Articles of Association, each as amended, as applicable, and in effect immediately following the Merger.

While Cellect and Quoin believe that the summary tables cover the material differences between the rights of their respective securityholders prior to the Merger and the rights of Cellect’s shareholders following the Merger, these summary tables may not contain all of the information that is important to you. These summaries are not intended to be a complete discussion of the respective rights of Cellect’s and Quoin’s stockholders and are qualified in their entirety by reference to the DGCL, the Israeli Companies Law, and the various documents of Cellect and Quoin that are referred to in the summaries. You should carefully read the entire proxy statement/prospectus for a more complete understanding of the differences between being a securityholder of Cellect or Quoin before the Merger and being a shareholder of Cellect after the Merger. Cellect has filed copies of its current articles of association with the SEC and will send copies of the documents referred to in this proxy statement/prospectus to you upon your request. Quoin will also send copies of its documents referred to in this proxy statement/prospectus to you upon your request. See the section entitled “Where You Can Find More Information” in this proxy statement/prospectus.

Summary of Material Differences Between the Rights of Quoin Stockholders and Cellect/Combined Company Shareholders

	Quoin Stockholder Rights	Cellect Shareholder Rights

Authorized Capital Stock	Under the Quoin Certificate of Incorporation, Quoin will be authorized to issue up to 50,000,000 shares of common stock, par value $0.01 per share.

The authorized share capital of Cellect is NIS 500,000,000, no par value.

According to Cellect’s Articles it may, from time to time, via a shareholders’ resolution approved by a majority of the participating votes cast by holders of shares present or represented by proxy: (i) increase its authorized share capital by creating new shares of an existing or new class, as shall be determined in the resolution of the general meeting; (ii) cancel registered share capital that has not yet been allocated, on condition that there are no undertakings of the company, including conditional undertakings, to allocate the shares; and (iii) To consolidate and redistribute its share capital into shares of a nominal value; and (iv) convert, from time to time, part of the allocated shares into shares with other rights.

Quoin Stockholder Rights	Cellect Shareholder Rights

Voting Rights	Each share of common stock outstanding shall be entitled to one vote on all matters on which shareholders generally are entitled to vote.

According to Cellect’s Articles, Every shareholder has one vote for each ordinary share held of record, on every shareholder resolution (subject to any provisions under the Cellect Articles or the Israeli Companies Law conferring special rights as to voting).

Any shareholder entitled to vote may vote either in person or by proxy, or if the shareholder is a company or other corporate body, by representative duly authorized by it.

Except as required by the Israeli Companies Law or the Cellect Articles, a resolution of the shareholders is adopted if approved by the holders of a simple majority of the voting power represented at a shareholder meeting in person or by proxy and voting thereon, as one class, and disregarding abstentions from the count of the voting power present and voting.

Number of Directors	Under the Quoin Bylaws, the number of directors is fixed by the Board. The current Quoin board of directors consists of five directors.	Under the Cellect Articles, the number of directors shall be between five and eight (including at least two statutory external directors, the number of which shall not be less than that required by the Companies Law). The current Cellect board of directors consists of five directors.

Quoin Stockholder Rights	Cellect Shareholder Rights

Director Independence	The DGCL does not impose any specific requirement regarding the independence of directors.	Under the Israeli Companies Law, a public company must have at least two statutory external directors. In order to qualify as an external director, the individual must meet certain independence criteria, including not having “affiliation” (defined to include, among other things, employment relationship) with (i) the controlling shareholder of the company or (ii) in a company without a controlling shareholder (or a shareholder that owns more than 25% of its voting power), with any person who, at the time of appointment, is the chairman, the chief executive officer, the chief financial officer or a 5% shareholder of the company.

Election of Directors; Term	Directors are elected, until the next annual general meeting of shareholders or earlier resignation or removal, at an annual meeting of stockholders at which a quorum is present by a plurality vote.

Under the Cellect articles, directors (except for external directors) are elected, until the next annual general meeting of shareholders or earlier resignation or removal, at an annual or extraordinary general meeting of shareholders by a majority of the participating votes cast by holders of shares present or represented by proxy.

According to the Companies Law, the external directors are elected by a qualified majority at a general meeting of shareholders. The votes cast in favor of the election of the external directors must include at least a majority of the votes cast by non-controlling shareholders (not including abstentions), or, in the alternative, the votes cast against the election of the external directors by non-controlling shareholders may not exceed 2% of the company’s total voting power. Pursuant to the Israeli Companies Law, the external directors serve for a term of three years each, which may be extended for two additional terms of three years each under certain circumstances. The Relief Regulations enable longer periods of term, subject to certain circumstances and approvals.

Quoin Stockholder Rights	Cellect Shareholder Rights

Removal of Directors	The Quoin Bylaws provide that any director may be removed, with or without cause, by the holders of a majority of shares then entitled to vote on the election of directors.	According to Cellect’s Articles, Directors, other than the external directors, may be removed from office only upon: (a) resignation of the Director; (b) the occurrence of one of certain events set forth in the Israeli Companies Law; or (c) the vote of the annual or extraordinary general meeting of shareholders. External directors may only be removed in accordance with the relevant provisions of the Israeli Companies Law.

Vacancies on the Board	The Quoin Bylaws provide that vacancies on the board of directors may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum, by a sole remaining director or by the stockholders. Directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until the director’s successor shall have been duly elected and qualified.

According to Cellect’s articles of association, the Board of Directors may appoint a director instead of a director (who is not an external director) whose office has been vacated or to appoint new additions to the Board up to the maximum number of directors as aforesaid. The appointment of a director by the board of directors shall be valid until the next annual meeting or until the director ceases to hold office According to the provisions of Cellect’s Articles or any law, whichever is earlier.

If any vacancies less than the minimum number of directors occur on the board of directors, the remaining directors then in office may generally continue to act only for filling the required position of director and in order to call a general meeting of shareholders for the election of a new board of directors, and until such general meeting, only in order to act in regards to any unpostponable matters.

Quoin Stockholder Rights	Cellect Shareholder Rights

Board Quorum and Vote Requirements

The Quoin Bylaws provide that at any meeting of Quoin’s board of directors, the presence of a majority of the number of directors constitutes a quorum for the transaction of business.

Except as otherwise required by Delaware law or the Quoin Bylaws, the vote of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board of directors.

If Quoin board of directors shall have an even number of directors in office, all of whom attend at the meeting, who are equally divided, the Chairman of the Board shall have the deciding vote.

The quorum required for a meeting of the board of directors is the presence of a majority of the directors then serving in office. If such majority is not present at the end of half an hour called for a session, then the session will be postponed in accordance with the Cellect Articles and at the postponed meeting, the presence of two directors will serve as a quorum.

Except as otherwise required by the Israeli Companies Law or the Cellect Articles, a resolution is adopted if approved by a simple majority of the directors present and voting at any meeting at which a quorum is present.

The Chairman of the Board shall not have an additional vote.

Committees of the Board of Directors	The Quoin Bylaws provide that Quoin’s board of directors may designate standing and special committees of the board and shall, for those committees and any others, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee.

Under the Israeli Companies Law, the board of directors of a public company must appoint an audit committee and a compensation committee. The number of members of such committees shall not be fewer than three, and all external directors must be members thereof.

The duties of the audit committee include, among others, identifying any defects in the business management of the company and deciding whether to approve acts and transactions that require the approval of the audit committee under the Israeli Companies Law, such as certain affiliated party transactions.

The duties of the compensation committee include: (a) to recommend to the board of directors the compensation policy for office holders and once every three years regarding the re-approval of the compensation policy whenever such policy is set for a period exceeding three years; (b) to recommend to the board of directors that it update the compensation policy from time to time and examine its implementation; (c) to decide whether to approve transactions with respect to the terms of office and employment of office holders requiring the approval of the compensation committee, as specified in the Companies Law; (d) to exempt a transaction from the approval of the general meeting, as specified in the Israeli Companies Law.

Quoin Stockholder Rights	Cellect Shareholder Rights

Concurrent Office of Chairman and CEO	The DGCL does not restrict the concurrent holding of the office of chairman of the board of directors and chief executive officer.	The concurrent office of chairman of the board of directors and a chief executive officer requires approval by a special majority of the shareholders, for periods of up to three years each.

Limitation of Personal Liability of Directors and Officers	The DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Quoin’s Certificate of Incorporation provides for this limitation of liability.	An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care (other than liability arising out of a prohibited dividend or distribution to shareholders) but only if a provision authorizing such exculpation is included in its articles of association. Cellect’s Articles include such a provision.

Quoin Stockholder Rights	Cellect Shareholder Rights

Indemnification and Insurance of Directors, Officers and Employees

The DGCL allows a corporation to indemnify any person who is or was a director, officer, employee, or agent of the corporation, or serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Quoin Bylaws provides for this indemnification to the fullest extent authorized by the DGCL. In addition, the right to indemnification under the Quoin Bylaws includes the right to be paid by Quoin the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Quoin Bylaws also provide that Quoin may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

As permitted under the Israeli Companies Law and the Israeli Securities Law, 5728-1968, Cellect Articles provide that Cellect is entitled to indemnify Its office holders for any obligation or expense imposed on him or her in consequence of any action which was performed by the office holder in his or her capacity as an office holder, in respect to any of the following: (a) a monetary duty imposed on him or expended in favor of another person by a court judgment, including a judgment issued as a settlement or a ruling of an arbitrator that is ratified by a court; (b) reasonable litigation costs, including legal fees, expended by the office holder following an investigation or proceeding that was conducted against him by the competent authority to carry out an investigation or proceeding, and which concluded without the filing of an indictment against him and without having imposed on him a monetary obligation as an alternative to a criminal proceeding, or which ended without an indictment against him but with the imposition of a monetary obligation as an alternative to a criminal proceeding for an offense that does not require proof of criminal intent or in connection to a monetary sanction; (c) reasonable litigation costs, including legal fees that the officer expended or which he was charged to pay by a court, in a proceeding filed against him by the company or on its behalf or by another person, or in a criminal indictment for which he was acquitted, or an indictment for which he was convicted of a crime that does not require proof of criminal intent; (d) expenses in connection with proceedings under clause (b) above; (e) payments made to injured persons in connection with administrative proceedings that may be instituted against him or her under Israeli securities laws; and (f) any other liability or expense that is permissible to be indemnified under applicable law.

Quoin Stockholder Rights	Cellect Shareholder Rights

However, Cellect may undertake in advance to indemnify any officer holder for obligations and expenses as set out above, except that with respect to clause (a) above, only provided that such undertaking is limited to events which in the board of directors’ opinion are foreseeable in light of the company’s actual activity at the time of the giving of the undertaking for indemnification and for a sum or criteria that the board establishes is reasonable under the circumstances, and where the undertaking for indemnification will state the events which the board feel are foreseeable in light of the company’s actual activity at the time of the giving of the undertaking as well as the sum or the criteria which the board establishes are reasonable under the circumstances.

Cellect may also purchase insurance to cover the liability of any office holder as a result of any of the following: (a) a breach of the duty of care to Cellect or to another person; (b) breach of a fiduciary duty against the company provided that the officer acted in good faith and had reasonable grounds to assume that the action would not harm the welfare of the company; (c) a monetary obligation that is imposed on him in favor of another person; (d) other expenses expended by the office holder in respect to an administrative proceeding conducted in his case, including reasonable litigation expenses, including legal fees; (e) payments made to injured persons in connection with administrative proceedings that may be instituted against him or her under Israeli securities laws, and (f) any additional obligation that may be insured by law.

The Israeli Companies Law provides that these indemnification and insurance provisions do not apply in the following cases: (a) breach of the duty of loyalty to Cellect, unless the office holder acted in good faith and had a reasonable basis for presuming that the act would be in the best interests of Cellect; (b) a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder, (c) an act or omission committed with intent to derive illegal personal benefit; or (d) a fine levied against the office holder.

Quoin Stockholder Rights	Cellect Shareholder Rights

Conflict of Interest; Interested Party Transactions

Under the DGCL, no contract or transaction between Quoin and one or more of its directors or officers, or between Quoin and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely because of such relationship or interest, or solely because the director or officer is present at or participates in the meeting of the board of directors or committee of the board of directors that authorizes the contract or transaction or solely because the director’s or officer’s vote was counted for such purpose, if:

• the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum;

• the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by the vote of the stockholders; or

The Israeli Companies Law requires that an office holder promptly disclose any “personal interest” that he or she may have and all related material information known to him or her, in connection with any existing or proposed transaction of the company.

In the case of a transaction with an office holder or with another person in which an office holder has a “personal interest” which is not an extraordinary transaction, subject to the office holder’s disclosure of his or her interest, board approval is sufficient for the approval of the transaction. The transaction must not be adverse to the company’s interest. If the transaction is an extraordinary transaction (a transaction not in the ordinary course, which is not on market terms, or that is likely to have a material impact on the company’s profitability, properties or obligations), it must be approved by the audit committee and the board of directors. Generally, an office holder who has a personal interest in a matter that is considered at a meeting of the board of directors or the audit committee may not be present at the meeting or vote thereon.

Quoin Stockholder Rights	Cellect Shareholder Rights

• the contract or transaction is fair to Quoin as of the time it is authorized, approved, or ratified by the board of directors, a committee of the board of directors, or the stockholders.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee thereof which authorizes the contract or the transaction.

Under the Israeli Companies Law, the disclosure requirements that apply to an office holder also apply to a controlling shareholder of a public company. In addition, extraordinary transactions with a controlling shareholder or in which a controlling shareholder has a personal interest, and the engagement of a controlling shareholder as an office holder or employee (including compensation therefor), generally require the approval of the audit committee (or compensation committee with respect to engagement as an office holder or employee), the board of directors and the shareholders, in that order. The shareholder approval must include at least a majority of the shares of non-interested shareholders voted on the matter. However, the transaction can be approved by shareholders without this special approval if the total shares of non-interested shareholders that voted against the transaction do not represent more than 2% of the voting rights in the company. In addition, any such extraordinary transaction whose term is longer than three years may require further shareholder approval every three years, unless, where permissible under the Israeli Companies Law, the audit committee approves that a longer term is reasonable under the circumstances.

In addition, under the Israeli Companies Law, each shareholder has a duty to act in good faith toward the company and other shareholders and to refrain from abusing his or her power in the company, such as in shareholder votes. In addition, specified shareholders have a duty of fairness toward the company. These shareholders include any controlling shareholder, any shareholder who knows that it possesses the power to determine the outcome of a shareholder vote and any shareholder who, pursuant to the provisions of the articles of association, has the power to appoint or prevent the appointment of an office holder or any other power with respect to the company.

Quoin Stockholder Rights	Cellect Shareholder Rights

Executive Compensation

In according with the Quoin Bylaws, the board of directors of the company will determine the employment terms of the directors.

Under the DGCL, the Board of Directors determines the employment terms of the CEO.

For details regarding compensation of controlling shareholders, see above under “Conflict of Interest; Interested Party Transactions”.

Under the Israeli Companies Law, a public company is obligated to determine a compensation policy regarding the terms of office and employment of officers in the Company. The compensation policy must be approved (subject to a number of exceptions) by the compensation committee, the board of directors and the general meeting of the shareholders by a special majority.

The terms of office of officer holders shall be in accordance with the compensation policy (subject to certain exceptions).

The compensation terms of directors, the chief executive officer, and any employee or service provider who is considered a controlling shareholder must, subject to certain exceptions, be approved separately by the compensation committee, the board of directors and the by a special majority of the shareholders, in that order. The compensation terms of other executive officers require the approval of the compensation committee and the board of directors.

Annual Stockholders Meeting	The Quoin Bylaws provide that annual meetings are held at such date and time as is designated by the board of directors, which date shall be within thirteen months of the last annual meeting of stockholders.	The annual general meeting of Cellect shareholders is to be held at such date and time as determined by the board of directors, but no later than fifteen months after the last annual meeting.

Quoin Stockholder Rights	Cellect Shareholder Rights

Notice and Delivery Requirements for Stockholder Nominations and Proposals

Quoin’s Bylaws provide that in order for a stockholder to make any director nomination or propose business at Quoin’s annual meeting, the stockholder must own more than 5% of the outstanding common stock of the Quoin and must provide timely notice in writing to Quoin’s Secretary, which must be received not fewer than 45 and not more than 75 days in advance of the date that is the one year anniversary of the date on which Quoin first mailed its proxy materials for preceding year’s annual stockholders meeting (with certain adjustments if the annual meeting is changed by more than 30 days from the first anniversary of the preceding year’s annual meeting or if no annual meeting was held in the preceding year).

Quoin’s Bylaws also provide that if a shareholder proposes to appoint a director at a special meeting, the shareholder must provide written notice to the secretary of the designated company no later than 90 days prior to the convening of the special meeting or 10 days after the date of convening this meeting is reported to the public.

According to the Israeli Companies Law, one or more shareholders holding at least one percent of the voting rights at the general meeting may request that the board of directors include a matter in the agenda of a general meeting (provided that it is appropriate to discuss such item in the meeting).
Ability to Call Special Meetings of Stockholders	The Quoin Bylaws provide that special meetings of the Quoin stockholders may be called by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, the Chief Executive Officer (or if there is no Chief Executive Officer, the President) or the Chairman of the Board of Directors.	Under the Israeli Companies Law and the Cellect Articles, extraordinary general meetings of the company’s shareholders may be called by the board of directors at any time and shall be called at the request of two directors and shareholder(s) holding (i) at least 5% of the outstanding ordinary shares of the company and at least 1% of the company’s voting rights; or (ii) at least 5% of the company’s voting rights.

Quoin Stockholder Rights	Cellect Shareholder Rights

Notice of Stockholder Meeting	Under the Quoin Bylaws, a written notice of the annual meeting or any special meeting stating the place, date and hour of the meeting (and, in the case of a special meeting, the purpose or purposes for which the meeting is called) must be given to each stockholder entitled to vote at the meeting not less than 10 and not more than 60 days before the date of the meeting.

Pursuant to the Companies Regulations (Notice of General Meeting and Class Meeting in a Public Company), 5760—2000, notice of the general meetings of shareholders, stating the agenda and proposed resolutions must be delivered to shareholders of record and published at least 21 days prior to the meeting.

In the event that the agenda for the meeting includes certain proposed resolutions (for example, the appointment or dismissal of directors, the approval of a merger or transactions with a controlling shareholder), notice of the meeting must be delivered and published at least 35 days prior to the meeting.

Action may only be taken concerning any agenda item included in the notice provided to shareholders.

Stockholder/ Shareholder Quorum Requirements	The Quoin Bylaws provide that the holders of at least 33.33% of the total votes entitled to be cast by the holders of all outstanding capital stock, present in person or by proxy, constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number is required by law. If a quorum shall fail to attend any meeting, the chair of the meeting may adjourn the meeting to another place, if any, date and time.	The presence in person or by proxy of two or more shareholders who jointly hold at least one third of Cellect’ voting rights at a general shareholders’ meeting constitutes a quorum for the transaction of business at such meeting. If no quorum is present within half an hour after the time set for the meeting, whether an annual or extraordinary general meeting, the meeting shall be adjourned and, at such adjourned meeting, the presence of any two shareholders constitutes a quorum.

Quoin Stockholder Rights	Cellect Shareholder Rights

Action of Stockholders by Written Consent	The Quoin Bylaws prohibit stockholder action by written consent.	The Israeli Companies Law does not provide for action of shareholders of a public company by written consent in lieu of a meeting.

Amendment of Certificate of Incorporation, Bylaws, Articles of Association	Under the DGCL, a proposed amendment to a corporation’s certificate of incorporation requires approval by its board of directors and adoption by an affirmative majority of the outstanding stock entitled to vote on the amendment.

Under the Israeli Companies Law, the articles of association set forth substantially all of the provisions that under Delaware law are split between the certificate of incorporation and the bylaws of a company.

In this respect, Cellect Articles provide that the rights attached to any type of shares may be modified by a regular resolution adopted in a general meeting of shareholders.

Distributions and Dividends	Under the DGCL, dividends may be declared by a board of directors, subject to any restrictions in a corporation’s certificate of incorporation, and paid out of the corporation’s surplus or, if no surplus is available, out of any net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year, or both, provided that such payment out of net profits would not reduce capital below the amount of capital represented by all classes of outstanding stock having a preference as to the distribution of assets upon liquidation of a corporation.	According to the Israeli Companies Law, a company may make distributions (including dividends and share repurchase) only out of its “profits,” as such term is defined in the Israeli Companies Law, as of the end of the most recent fiscal year or as accrued over a period of two years, whichever is higher. The board of directors of Cellect is authorized to declare dividends, provided that there is no reasonable concern that payment of the dividend will prevent Cellect from satisfying its existing and foreseeable obligations as they become due. Notwithstanding the foregoing, dividends may be paid with the approval of a court, provided that there is no reasonable concern that payment of the dividend will prevent Cellect from satisfying its existing and foreseeable obligations as they become due. Profits, for purposes of the Israeli Companies Law, means the greater of retained earnings or earnings accumulated during the preceding two years, after deduction of previous distributions that were not already deducted from the surpluses, as evidenced by financial statements prepared no more than six months prior to the date of distribution.

Quoin Stockholder Rights	Cellect Shareholder Rights

Stockholder Rights Plan	Quoin currently has no shareholder rights plan in effect.	Cellect does not have a shareholder rights plan.

Interested Shareholder Transactions; Anti-Takeover Effects

In general, section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested” stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination or the transaction by which the person became an interested stockholder is approved in a prescribed manner. A “business combination” includes certain mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an “interested” stockholder is a person who, alone or together with his affiliates and associates, owns 15 percent or more of the corporation’s voting stock.

The Quoin Certificate of Incorporation does not opt out of this provision.

Under the Israeli Companies Law, the acquisition of shares in a public company whereby the acquiring person would obtain a controlling interest (an interest of 25% or more) is not permitted if the company does not already have a shareholder that has a controlling interest, and an acquisition whereby the acquiring shareholder would thereafter hold more than 45% of the voting rights in the company is not permitted if there is no other 45% shareholder in the company, in each case, except by way of a tender offer in accordance with the provisions of special tender offer. These anti-takeover limitations do not apply to a purchase of shares by way of a private placement in certain circumstances provided under the Israeli Companies Law.

Quoin Stockholder Rights	Cellect Shareholder Rights

Approval of M&A Transactions

The DGCL generally requires that a merger and consolidation, or sale, lease, or exchange of all or substantially all of a corporation’s assets be approved by the board of directors and by the stockholders in a simple majority.

Under the DGCL, unless required by its certificate of incorporation, a surviving corporation need not obtain stockholder approval for a merger if:

• each share of the surviving corporation’s stock outstanding prior to the merger remains outstanding in identical form after the merger;

• such merger agreement does not amend in any respect the certificate of incorporation of the surviving corporation; and

• either no shares of common stock of the surviving corporation are to be issued or delivered in the merger or, if common stock will be issued or delivered, the number of shares of common stock issued will not exceed 20% of the shares of common stock outstanding prior to the merger.

Under the Israeli Companies Law, a merger is generally required to be approved by the shareholders and board of directors of each of the merging companies.

A merger will not be approved if it is objected to by shareholders holding a majority of the voting rights participating and voting at the meeting, after excluding the shares held by the other party to the merger, by any person who holds 25% or more of the other party to the merger or any other person on behalf of such other party and by the relatives of and corporations controlled by these persons. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties of the merger. In addition, a merger can be completed only after all approvals have been submitted to the Israeli Registrar of Companies (the “Registrar”) and 30 days have passed from the time that shareholder resolutions were adopted in each of the merging companies and 50 days have passed from the time that a proposal for approval of the merger was filed with the Registrar.

The Quoin Certificate of Incorporation does not specifically require this provision.

Quoin Stockholder Rights	Cellect Shareholder Rights

Internal Auditor	There is no requirement under the DGCL for a corporation to appoint an Internal Auditor.	According to the Israeli Companies Law, the board of directors of a public company shall appoint an Internal Auditor who shall be appointed at the proposal of the audit committee. The Internal Auditor shall examine, inter alia, whether the company’s acts are correct in terms of compliance with the law and of orderly business practice.

Dissenters’ or Appraisal Rights

Under the DGCL, stockholders have the right to dissent from any plan of merger or consolidation to which the corporation is a party, and to demand payment for the fair value of their shares as determined in action brought before the Delaware Court of Chancery. However, unless the certificate of incorporation otherwise provides, the DGCL states that stockholders do not have a right to dissent from any plan of merger or consolidation with respect to shares:

• listed on a national securities exchange or held of record by more than 2,000 holders; and

• for which, pursuant to the plan of merger or consolidation, stockholders will receive only (1) shares or depository receipts of another corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders, (2) shares of stock or depositary receipts of the surviving corporation in the merger or consolidation, (3) cash for fractional shares or (4) any combination of (1) – (3).

A person wishing to acquire shares of an Israeli public company and who would as a result hold over 90% of the target company’s issued and outstanding share capital is required by the Israeli Companies Law to make a tender offer for the purchase of all of the issued and outstanding shares of the company. Shareholders may request an appraisal in connection with such a tender offer for a period of six months following the consummation of the tender offer, however the purchaser may stipulate that any tendering shareholder surrender its appraisal rights.

Quoin Stockholder Rights	Cellect Shareholder Rights

In addition, the DGCL provides that, unless the certificate of incorporation provides otherwise, stockholders of a surviving corporation do not have the right to dissent from a plan of merger if the merger did not require for its approval the vote of the stockholders.

The DGCL also provides that all appraisal actions with respect to shares that were listed on a national securities exchange immediately before the merger shall be dismissed by the Delaware Court of Chancery unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger for such total number of shares exceeds $1 million or (3) the merger was approved without a stockholder vote pursuant to Sections 253 or 267 of the DGCL.

PRINCIPAL SHAREHOLDERS OF CELLECT

The following table sets forth certain information regarding the beneficial ownership of our ordinary shares as of June 16, 2021 by:

•	each of our directors and senior management;

•	all of our directors and senior management as a group; and

•	each person (or group of affiliated persons) known by us to be the beneficial owner of more than 5% of the outstanding ordinary shares.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to ordinary shares. Ordinary shares issuable under share options, warrants or other conversion rights currently exercisable or that are exercisable within 60 days after June 16, 2021 are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options, warrants or other conversion rights, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Percentage of shares beneficially owned before this offering is based on 390,949,079 ordinary shares outstanding (which excludes 2,641,693 shares held in treasury) on March 31, 2021.

Except where otherwise indicated, and except pursuant to community property laws, we believe, based on information furnished by such owners, that the beneficial owners of the shares listed below have sole investment and voting power with respect to, and the sole right to receive the economic benefit of ownership of, such shares. The shareholders listed below do not have any different voting rights from any of our other shareholders. We know of no arrangements that would, at a subsequent date, result in a change of control of our Company.

	Number of Shares Beneficially	Percentage Ownership
Directors and Senior Management
Dr. Shai Yarkoni (1)	32,432,053	9.4%
Eyal Leibovitz (2)	9,094,120	2.7%
Dr. Amos Ofer (3)	3,863,600	1.1%
Abraham Nahmias (4)	6,371,067	1.9%
David Braun (5)	1,108,450	0.3%
Jonathan Burgin (6)	1,080,325	0.3%
Yali Sheffi (7)	977,200	0.3%
Ronit Biran (7)	977,200	0.3%
Directors and Senior Management as a group (8 persons)	55,904,015	16.3%
More than 5% Shareholders	—	—

*	Less than 1%

(1)       Represents (i) 142,290 ADSs representing 14,229,080 ordinary shares owned by Dr. Yarkoni , (ii) options to purchase 1,200,000 ordinary shares, at an exercise price of NIS 1.40 per share and expiring on September 8, 2024, (iii) options to purchase 72,000 ordinary shares at an exercise price of NIS 1.90 per share and expiring on August 26, 2025, (iv) options to purchase 3,024,040 ordinary shares at an exercise price of NIS 1.20 per share and expiring on February 27, 2027, (v) options to purchase 4,000,000 ordinary shares at an exercise price of NIS 0.141 per share and expiring on June 1, 2029, and (vi) 1,667 ADS representing 133,333 ordinary shares issuable upon exercise of warrants at an exercise price of $7.50 per ADS and expiring on February 12, 2024. (vii) 9,773,600 options that will be accelerated and exercisable for ordinary shares in connection with the merger at an exercise price of NIS 0.088 per share.

(2)       Represents (i) 741 ADSs representing 74,167 ordinary shares owned by Mr. Leibovitz, (ii) options to purchase 1,936,503 ordinary shares at an exercise price of NIS 0.819 per share and expiring on October 26, 2026, (iii) options to purchase 107,584 ordinary shares at an exercise price of NIS 0.819 per share and expiring on and November 20, 2027, (iv) options to purchase 3,000,000 ordinary shares at an exercise price of NIS 0.141 per share and expiring on June 1, 2029, (v) 666 ADS representing 66,667 ordinary shares issuable upon exercise of warrants at an exercise price of $7.50 per ADS and expiring on February 12, 2024, and (vi) 3,909,200 options that will be accelerated and exercisable for ordinary shares in connection with the merger at an exercise price of NIS 0.090 per share.

(3)       Represents (i) options to purchase 300,000 ordinary shares at an exercise price of NIS 0.885 per share and expiring on November 11, 2028, (ii) options to purchase 300,000 ordinary shares at an exercise price of NIS 0.141 per share and expiring on June 1, 2029, (iii) options to purchase 1,700,000 ordinary shares at an exercise price of NIS 0.081 per share and expiring on and November 2, 2030, and (iv) 1,563,600 options that will be accelerated and exercisable for ordinary shares in connection with the merger at an exercise price of NIS 0.090 per share. Excludes options to purchase 100,000 ordinary shares that vest in more than 60 days from June 16, 2021.

(4)       Represents (i) 1,333 ADSs representing 133,333 ordinary shares owned by Mr. Abraham Nahmias, (ii) options to purchase 72,000 ordinary shares at an exercise price of NIS 1.90 per share and expiring on August 26, 2025, (iii) options to purchase 78,000 ordinary shares at an exercise price of NIS 1.20 per share and expiring on February 27, 2027, (iv) options to purchase 4,000,000 ordinary shares at an exercise price of NIS 0.088 per share and expiring on February 22, 2030, (v) 1,333 ADS representing 133,333 ordinary shares issuable upon exercise of warrants at an exercise price of $7.50 per ADS and expiring on February 12, 2024, and (vi) 1,954,400 options that will be accelerated and exercisable for ordinary shares in connection with the merger at an exercise price of NIS 0.088 per share.

(5)       Represents options to purchase 131,250 ordinary shares at an exercise price of NIS 1.437 per share and expiring on February 12, 2027. (ii) 977,200 options that will be accelerated and exercisable for ordinary shares in connection with the merger at an exercise price of NIS 0.088 per share.

(6)       Represents options to purchase 103,125 ordinary shares at an exercise price of NIS 0.899 per share and expiring on October 24, 2028. (ii) 977,200 options that will be accelerated and exercisable for ordinary shares in connection with the merger at an exercise price of NIS 0.073 per share. Excludes options to purchase 46,875 ordinary shares that vest in more than 60 days from June 16, 2021.

(7)       977,200 options that will be accelerated and exercisable for ordinary shares in connection with the merger at an exercise price of NIS 0.073 per share.

To our knowledge, from the date immediately prior to our U.S. initial public offering on August 3, 2016 to March 12, 2021, the ownership percentage of Kasbian Nuriel Chirich decreased by 12.5% from 20.3% to 4.3%, the ownership percentage of Shai Yarkoni decreased by 11.6% from 18.1% to 6.5% during such period (in each case of Mr. Chirich and Dr. Yarkoni without giving effect to the voting agreement they are party to), the ownership percentage of Michael Ilan Management and Investments Ltd. (assuming such entity is affiliated with Ilan Holdings (M&I) Ltd.) decreased by 14.3% from 20.9% to under 5%. The ownership percentage of Nadir Askenasy decreased from 16.9% to under 5%. Anson Funds Management L.P. and Sabby Volatility Warrant Master Fund, Ltd became under than 5% shareholders.

Bank of New York Mellon, or BNY, is the holder of record for our ADR program, pursuant to which each ADS represents 100 ordinary shares. As of March 12, 2021, BNY held 390,628,340 ordinary shares representing 99% of the outstanding share capital held at that date. Certain of these ordinary shares were held by brokers or other nominees. As a result, the number of holders of record or registered holders in the United States is not representative of the number of beneficial holders or of the residence of beneficial holders.

None of our shareholders has different voting rights from other shareholders. To our knowledge, we are not owned or controlled, directly or indirectly, by another corporation or by any foreign government. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of us.

PRINCIPAL SECURITYHOLDERS OF QUOIN

The following table sets forth information with respect to the beneficial ownership of Quoin common shares as of June 16, 2021 by:

•	each person, entity or group of affiliated persons, known by Quoin to beneficially own more than 5% of its common stock;

•	each of Quoin’s named executive officers;

•	each of Quoin’s directors; and

•	all of Quoin’s current executive officers and directors as a group.

The percentage of common shares beneficially owned is based on 1,000,000 common shares outstanding as of June 16, 2021. Quoin has determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to Quoin’s securities. Unless otherwise indicated below, the persons and entities named in the table below have sole voting and investment power with respect to all shares that they beneficially owned. Quoin has deemed shares of its common stock subject to warrants that are currently exercisable or exercisable within 60 days of June 16, 2021 to be outstanding and to be beneficially owned by the person holding the option and warrant for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o 42127 Pleasant Forest Ct, Ashburn, VA 20148.

Name	Number Of Shares Beneficially Owned		Percentage Owned
Principal Shareholders:
Altium Growth Fund, LP(1)	103,076	(2)	9.3%

Executive Officer and Directors:
Michael Myers	500,000		50%
Denise Carter	500,000		50%
Dennis Langer	67,642		*
James Culverwell	61,490		*
Natalie Leong	0		*
Joseph Cooper	0		*
Michael Sember	0		*
All directors and officers as a group (7 persons)	1,000,000		100%

*Less than 1%

(1) The address of Altium Growth Fund, LP is c/o Altium Capital Management, LP, 152 West 57th Street, 20th Floor, New York, NY 10019.

(2) Consists of common stock issuable upon exercise of warrants.

PRINCIPAL STOCKHOLDERS OF THE COMBINED ORGANIZATION

The following table and the related notes present certain information with respect to the beneficial ownership of the common stock of the combined company upon consummation of the Merger, assuming the Merger and the Quoin Financing closed on June 16, 2021, by:

•	each director and named executive officer of the combined organization;

•	all of the combined organization’s directors and executive officers as a group; and

•	each person or group who is known to the management of Quoin or Cellect to become the beneficial owner of more than 5% of the common stock of the combined organization following the consummation of the Merger.

Unless otherwise indicated in the footnotes to this table, Quoin and Cellect believe that each of the persons named in this table have sole voting and investment power with respect to the shares indicated as being beneficially owned.

Immediately after the Merger, Cellect will have 2,045,947,600 ordinary shares outstanding, with former Cellect shareholders owning 390,949,100 shares and former Quoin securityholders (including the Investor in the Quoin Financing) owning 1,654,998,500 shares. Cellect ordinary shares that may be acquired by an individual or group within 60 days of June 16, 2021, pursuant to the exercise of options or warrants, are deemed to be outstanding for purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for purposes of computing the percentage ownership of Cellect ordinary shares of any other person shown in the table.

Name	Number Of Shares Beneficially Owned	Percentage Owned
Principal Shareholders:
Altium Growth Fund, LP(1)(2)	204,390,165	9.99%

Executive Officer and Directors:
Michael Myers	600,730,200	25.96%
Denise Carter	600,730,200	25.96%
Dennis Langer	6,764,200	*
James Culverwell	6,149,000	*
Natalie Leong	—	*
Joseph Cooper	—	*
Michael Sember	—	*
Jonathan Burgin(3)	1,080,325	*
Yali Sheffi(4)	977,200	*
All directors and officers as a group (7 persons)	1,216,431,125	59.45%

*Less than 1%

(1) The address of Altium Growth Fund, LP is c/o Altium Capital Management, LP, 152 West 57th Street, 20th Floor, New York, NY 10019.

(2) Under the terms of the Purchase Agreement, we will not deliver Exchange Shares (as defined in the Purchase Agreement) issued in exchange of Purchased Shares (as defined in the Purchase Agreement) to Altium Growth Fund, LP to the extent such delivery would cause such stockholder, together with its affiliates, to beneficially own a number of Ordinary Shares (including, for the avoidance of doubt, any Ordinary Shares underlying the ADSs) which would exceed 9.99%, of our then outstanding Ordinary Shares following such delivery. Under the terms of the Series C Warrants, Altium Growth Fund, LP may not exercise such warrants to the extent such exercise would cause such stockholder, together with its affiliates, to beneficially own a number of Ordinary Shares (including, for the avoidance of doubt, any Ordinary Shares underlying the ADSs) which would exceed 9.99%, of our then outstanding Ordinary Shares following such exercise, excluding for purposes of such determination ADSs issuable upon exercise of the warrants which have not been exercised. Under the terms of each of the Series A Warrants, Series B Warrants and Exchange Warrants (as defined in the Purchase Agreement), Altium Growth Fund, LP may not exercise such warrants to the extent such exercise would cause such stockholder, together with its affiliates, to beneficially own a number of Ordinary Shares (including, for the avoidance of doubt, any Ordinary Shares underlying the ADSs) which would exceed 4.99%, of our then outstanding Ordinary Shares following such exercise, excluding for purposes of such determination ADSs issuable upon exercise of the warrants which have not been exercised. The number of shares in the second column and the percentage ownership in the third column reflect the foregoing limitations. Notwithstanding (and not giving effect to) the foregoing beneficial ownership limitations, Altium Growth Fund would have the right to receive (i) up to 1,710,500,800 Exchange Shares, (ii) up to 495,371,700 ordinary shares upon exercise of the Bridge Warrants and (iii) up to 6,288,605,600 ordinary shares upon exercise of the Series A, Series B and Series C Warrants. The number of shares in the preceding sentence are not reflected in Altium’s beneficial ownership in the table above and is presented in this footnote for illustrative purposes of potential dilution only.

(3) Represents options to purchase 103,125 ordinary shares at an exercise price of NIS 0.899 per share and expiring on October 24, 2028. (ii) 977,200 options that will be accelerated and exercisable for ordinary shares in connection with the merger at an exercise price of NIS 0.073 per share. Excludes options to purchase 46,875 ordinary shares that vest in more than 60 days from June 16, 2021.

(4) Represents 977,200 options that will be accelerated and exercisable for ordinary shares in connection with the merger at an exercise price of NIS 0.073 per share.

LEGAL MATTERS

Doran, Tikotzky, Kantor, Gutman, Nass, Amit Gross & Co. will pass on the validity of Cellect’s ordinary shares offered by this proxy statement/prospectus. The material U.S. federal income tax consequences of the Merger will be passed upon by each of Dentons US LLP and Royer Cooper Cohen Braunfeld LLC.

EXPERTS

The financial statements included in this proxy statement/prospectus have been audited by Brightman Almagor Zogar & Co, Certified Public Accountants, a firm in The Deloitte Global Network, an independent registered public accounting firm, as stated in their report appearing herein, which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the ability of the Company to continue as a going concern. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Quoin included in this proxy statement/prospectus of Cellect, which is referred to and made a part of this Registration Statement, have been so included in reliance on the report of Friedman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Cellect is subject to the informational requirements of the Exchange Act, and is required to file annual, quarterly and other reports, proxy statements and other information with the SEC. The SEC maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements, and various other information about Cellect. You may also inspect the documents described herein at Cellect’s headquarters, 23 Hata’as Street, Kfar Saba, Israel 44425, during normal business hours.

Information about Cellect is also available at its website at www.Cellect.co. However, the information on the website is not a part of this prospectus and is not incorporated by reference into this prospectus.

Information about Quoin is available on its website at www.Quoinpharma.com. However, the information on the website is not a part of this prospectus and is not incorporated by reference into this prospectus.

ADDITIONAL INFORMATION

Available Information

Cellect will mail without charge, upon written request, a copy of its Annual Report on Form 20-F for the year ended December 31, 2020, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

Investor Relations
Cellect Biotechnology Ltd.
23 Hata’as Street
Kfar Saba, Israel 44425

The Annual Report is also available on the Investor Relations section of Cellect’s website, which is located at www.cellect.co/investors.

“Householding”—Stockholders Sharing the Same Last Name and Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees and helps protect the environment as well.

With regard to this special meeting of stockholders, a number of brokers with account holders who are Cellect Biotechnology Ltd. stockholders will be “householding” our annual report and proxy materials. A single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by notifying Cellect (in the case of holders of ordinary shares) or BNY Mellon (in the case of holders of ADSs).

Upon written or oral request, Cellect will promptly deliver a separate copy of the annual report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the annual report and other proxy materials, you may write or call the Investor Relations department at Cellect Biotechnology Ltd., 23 Hata’as Street, Kfar Saba, Israel 44425, Attn: Investor Relations, telephone number 86 20 2290-7888.

Any stockholders who share the same address and currently receive multiple copies of Cellect’s annual report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or the Investor Relations department at the address or telephone number listed above.

STOCKHOLDER COMMUNICATIONS

Any stockholder wishing to communicate with the Board of Directors may write to the Board of Directors at Cellect Biotechnology Ltd., 23 Hata’as Street, Kfar Saba, Israel 44425. The Corporate Secretary will forward these letters and emails directly to our Board of Directors. Stockholders may indicate in their letters and email messages if their communication is intended to be provided to certain director(s) only. Cellect reserves the right not to forward to the Board of Directors any abusive, threatening or otherwise inappropriate materials.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of Cellect Biotechnology Ltd

Opinion on the Financial Statements

We have audited the accompanying consolidated statement of financial position of Cellect Biotechnology Ltd. and subsidiaries (the "Company") as of December 31, 2020 and 2019, the related consolidated statements of comprehensive loss, changes in equity, and cash flows, for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1b to the financial statements, the Company has an accumulated deficit of NIS 118,941 at December 31, 2020 and incurred a net loss of NIS 18,077 and negative cash flows from operating activities of NIS 15,486 during the year then ended. In addition, the Company has not yet generated revenues from its operations and is dependent on external sources for financing its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management's plans regarding these matters are also described in Note 1b. The financial statements do not include any adjustments that might result from the outcome of this uncertainty

Convenience Translation

Our audit also comprehended the translation of New Israeli Shekel amounts into U.S. dollar amounts and, in our opinion, such translation has been made in conformity with the basis stated in Note 2d to the consolidated financial statements. Such U.S. dollar amounts are presented solely for the convenience of readers outside Israel.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Brightman Almagor Zohar & Co.

Certified Public Accountants

A Firm in the Deloitte Global Network

Tel Aviv, Israel

March 29, 2021

We have served as the Company's auditor since 2020.

Kost Forer Gabbay & Kasierer 144 Menachem Begin Road, Building A Tel-Aviv 6492102, Israel	Tel: +972-3-6232525 Fax: +972-3-5622555 ey.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and

Board of Directors of

Cellect Biotechnology Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of comprehensive loss of Cellect Biotechnology Ltd. and its subsidiaries (the "Company") for the period ended December 31, 2018, the related consolidated statements of changes in equity and cash flows for the period ended December 31, 2018, and the related notes (collectively referred to as the “ consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the results of its operations and its cash flows for the period ended December 31, 2018, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

The Company's Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1b to the consolidated financial statements, the Company incurred losses totaling NIS 20,113 thousand and negative cash flow from operating activity totaling NIS 23,635 during the year ended December 31, 2018. Additionally, the Company has not yet generated revenues from its operations and is dependent on external sources for financing its operations. Due to these conditions, the Company has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management's evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1b. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

KOST FORER GABBAY & KASIERER
A Member of Ernst & Young Global

We have served as the Company’s auditor since 2011 In January 2020 we became the predecessor auditor.

Tel-Aviv, Israel
April 3, 2020

CELLECT BIOTECHNOLOGY LTD. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

In thousands, except number of shares data

			Convenience
			translation
			(Note 2d)
	December 31,		December 31,
	2019	2020	2020
	N I S		U.S. dollars
CURRENT ASSETS:
Cash and cash equivalents	18,106	16,964	5,277
Other receivables	469	284	88

	18,575	17,248	5,365
LONG-TERM ASSETS:
Restricted cash	328	322	100
Right of use - Assets under operating lease	1,035	705	219
Other Long-term receivables	94	72	22
Property, plant and equipment, net	1,288	1,232	384

	2,745	2,331	725

Total Assets	21,320	19,579	6,090

CURRENT LIABILITIES:
Trade payables	158	389	121
Leases liabilities	396	369	115
Other payables	3,080	2,228	693

	3,634	2,986	929

NON CURRENT LIABILITIES:
Warrants to ADS	2,172	1,222	380
Leases liabilities	677	391	122
	2,849	1,613	502

CONTINGENT LIABILITIES AND COMMITMENTS
SHAREHOLDERS’ EQUITY:
Ordinary shares of no-par value:
Authorized: 500,000,000 shares at December 31, 2019, and 2020, Issued and outstanding: 224,087,799*) and 390,949,079*) shares as of December 31, 2019 and 2020, respectively.	—	—
Additional Paid in Capital	108,598	126,838	39,452
Share-based payments	16,528	16,508	5,135
Treasury shares	(9,425)	(9,425)	(2,932)
Accumulated deficit	(100,864)	(118,941)	(36,996)

	14,837	14,980	4,659

Total Liabilities and shareholders' equity	21,320	19,579	6,090

*)	Net of 2,641,693 treasury shares of the Company, held by the Company.

The accompanying notes are an integral part of the consolidated financial statements.

				Convenience translation (Note 2d)
	Year ended December 31,			Year ended December 31,
	2018	2019	2020	2020
	N I S			U.S. dollars

Research and development expenses, net	13,513	12,122	5,883	1,830

General and administrative expenses	15,734	10,210	8,111	2,523

Total operating expenses	29,247	22,332	13,994	4,353

Operating loss	29,247	22,332	13,994	4,353

Financial income	(9,154)	(6,993)	—	—

Financial expenses	20	1,469	4,083	1,270

Total Comprehensive loss	20,113	16,808	18,077	5,623

Loss per share

Basic and diluted loss per share	0.155	0.079	0.049	0.015

Weighted average number of shares outstanding used to compute basic and diluted loss per share	129,426,091	212,642,505	368,078,786	368,078,786

The accompanying notes are an integral part of the consolidated financial statements.

	Share capital	Additional paid in capital	Treasury shares	Share based payments	Accumulated deficit	Total equity
	N I S

Balance as of January 1, 2018	—	82,839	(9,425)	9,381	(63,943)	18,852

Issuance of ADS net of issue costs (see Note 9a4)	—	10,024	—	223	—	10,247
Share-based payment	—	186	—	4,351	—	4,537
Exercise of share options and warrants		753		(353)	—	400
Exercise of share options	—	1,283	—	(1,283)	—	—
Total comprehensive loss	—	—	—	—	(20,113)	(20,113)

Balance as of December 31, 2018	—	95,085	(9,425)	12,319	(84,056)	13,923
Issuance of ADS & Warrants net of issue costs (see Note 9a5)	—	13,505		1,509	—	15,014
Share-based payment	—	8	—	2,700	—	2,708
Total comprehensive loss	—	—	—	—	(16,808)	(16,808)

Balance as of December 31, 2019	—	108,598	(9,425)	16,528	(100,864)	14,837
Issuance of ADS net of issue costs (see Note 9a5)	—	9,194	—	—	—	9,194
Share-based payment	—	—	—	739	—	739
Exercise of options and warrants into shares	—	9,046	—	(759)	—	8,287
Total comprehensive loss	—				(18,077)	(18,077)
Balance as of December 31, 2020	—	126,838	(9,425)	16,508	(118,941)	14,980

Convenience translation in U.S. dollars (see Note 2d)	—	39,452	(2,932)	5,135	(36,996)	4,659

The accompanying notes are an integral part of the consolidated financial statements.

				Convenience translation (Note 2d)
	Year ended December 31,			Year ended December 31,
	2018	2019	2020	2020
	N I S			U.S. dollars

Cash Flows from Operating Activities:
Total Comprehensive Loss	(20,113)	(16,808)	(18,077)	(5,623)

Adjustments to reconcile net loss to net cash used in operating activities:

Adjustments to profit and loss items:
Exchange rate difference	(1,297)	1,036	(1,326)	(412)
Loss (Gain) from revaluation of financial assets presented at fair value through profit and loss	(397)	—	—	—
Depreciation of Right of use - Assets under operating lease	—	433	369	115
Depreciation and capital loss from sale of property, plant and equipment	459	373	350	109
Finance expenses	—	128	88	27
Issuance expenses	—	1,621	—	—
Share-based payment	4,537	2,708	738	229
Changes in fair value of Traded and Non-Traded Warrants To ADS	(7,719)	(8,643)	2,722	847

	(4,417)	(2,344)	2,941	915
Changes in asset and liability items:
Decrease in other receivables	43	385	207	65
Increase (Decrease) in trade payable and other payables	798	(1,663)	(621)	(193)

	841	(1,278)	(414)	(128)

Cash paid and received during the year for:
Interest received	54	93	64	20

Net cash used in operating activities	(23,635)	(20,337)	(15,486)	(4,816)

Cash Flows from Investing Activities:
Proceeds received from the sale of fixed assets	—	6	35	11
Short term deposits, net	387	—	—	—
Restricted deposit	(22)	9	6	2
Marketable securities measured at fair value through profit and loss, net	13,999	—	—	—
Purchase of property, plant and equipment	(656)	(123)	(329)	(103)

Net cash provided by (used in) investing activities	13,708	(108)	(288)	(90)

				Convenience translation (Note 2d)
	Year ended December 31,			Year ended December 31,
	2018	2019	2020	2020
	N I S			U.S. dollars

Cash Flows from Financing Activities:
Exercise of warrants and stock options into shares	399	—	4,615	1,435
Repayment on account of lease liabilities	—	(522)	(441)	(137)
Issuance of share capital and warrants, net of issue costs (see note 8a5)	12,360	22,393	9,194	2,860

Net cash provided by financing activities	12,759	21,871	13,368	4,158

Exchange differences on balances of cash and cash equivalents	1,243	(1,129)	1,264	393

Increase in cash and cash equivalents	4,075	297	(1,142)	(355)

Balance of cash and cash equivalents at the beginning of the year	13,734	17,809	18,106	5,632

Balance of cash and cash equivalents at the end of the year	17,809	18,106	16,964	5,277

(a) Non-cash activities:

Purchase of property, plant and equipment	3	—	—	—

The accompanying notes are an integral part of the financial statements.

NOTE 1:	GENERAL

a.	Cellect Biotechnology Ltd. (formerly Cellect Biomed Ltd.) (the “Company” or “Cellect”) is incorporated in Israel. Cellect and its subsidiary, Cellect Biotherapeutics Ltd. (the “Subsidiary”) are engaged in the development of an innovative, unique technology that enables the biological filtering and commercialization of stem cells. On May 25, 2018, the Company established a US subsidiary, Cellect Biotech Inc. Cellect’s American Depository Shares (“ADSs”) and certain warrants to purchase ADSs are listed for trading on the Nasdaq Capital Market. Each ADS represents 100 ordinary shares.

On September 5, 2017, the Company’s ordinary shares were voluntarily delisted from the Tel Aviv Stock Exchange (“TASE”). The ordinary shares of the Company continue to be listed on the Nasdaq Capital Market in the form of ADSs.

On May 16th, 2019 the Company reported that it plans to explore strategic alternatives focused on maximizing shareholder value. Potential strategic alternatives that were evaluated included, but were not limited to, an acquisition, merger, business combination, in-licensing, or other strategic transaction involving the Company or its assets.

On March 24, 2021 the company announced that the Board of Directors approved a definitive Merger Agreement with Quoin Pharmaceuticals Inc. (“Quoin”). Completion of the merger is subject to approval of the Cellect and Quoin shareholders and certain other conditions and is expected to close by the end of the second quarter of 2021. The Company has also signed an agreement to sell the entire share capital of its subsidiary company, Cellect Biotherapeutics LTD. (the “Subsidiary”), which will retain all of its existing assets, to EnCellX Inc (for further details see Note 14 section 1 below).

On March 4, 2020 the Company reported the signing of two letters of intent, one a strategic commercial agreement, and the other which contemplated a full merger, both with Canndoc Ltd., a wholly owned subsidiary of Intercure Ltd. In November 2020, the Company announced a mutual agreement to end the commercial and merger discussions with Canndoc.

On October 7, 2019, the Company, announced a 5:1 ratio changes of the Company’s American Depositary Receipt, or ADR, program. As a result, the number of ordinary shares of the Company represented by each American Depositary Share, or ADS, will be changed from twenty (20) ordinary shares to one hundred (100) ordinary shares. The effective date for the ratio change was October 23, 2019.

b.	Going Concern

The accompanying financial statements have been prepared in conformity with International Financial Reporting Standards (IFRS), assuming that the Company will continue to operate as a going concern. During the year ended December 31, 2020, the Company incurred a net loss of NIS 18,077 ($5,623) and had negative cash flows from operating activities of NIS 15,486 ($4,816). In addition, the Company had an accumulated deficit of NIS 118,941 ($36,996) on December 31, 2020. The Company’s management plans to seek additional equity financing.

The Company’s activities since inception have consisted of raising capital and performing research and development activities. As of December 31, 2020, principal commercial operations have not commenced. Successful completion of the Company’s development programs and, ultimately, the attainment of profitable operations, if any, are dependent on future events, including, among other things, its ability to obtain marketing approval from regulatory authorities and access potential markets, secure financing, develop a customer base, attract, retain, and motivate qualified personnel and develop strategic alliances. Although currently the Company has sufficient funds to operate in the next 12 months, in order to reach profitability, the Company will need to raise additional funds and there is no assurance that the company will be able to do so (see Note 1 section a above).

The Company expects to continue to incur substantial losses over the next several years during its development phase. To fully execute its business plan, the Company will need, among other things, to complete its research and development efforts and clinical and regulatory activities. These activities may take several years and will require significant operating and capital expenditures in the foreseeable future. There can be no assurance that these activities will be successful. If the Company is not successful in these activities it could delay, limit, reduce or terminate preclinical studies, clinical trials or other research and development activities. To fund its capital needs, the Company plans to raise funds through equity or debt financings or other sources, such as strategic partnerships and alliance and licensing arrangements, and in the long term, from the proceeds from sales. Additional funds may not be available when the Company needs them, on terms that are acceptable to it, or at all. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments to the carrying amounts and classifications of assets and liabilities that would result if the Company would be unable to continue as a going concern.

c.	The COVID-19 pandemic has resulted in logistical challenges including availability of materials required for the Company’s R&D activities, complete arrest in recruiting patients to the ongoing Israeli trial and delay of the initiation of the IND approved trial in Washington University. The extent to which the COVID-19 pandemic impacts the Company’s operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration and severity of the pandemic, the impact of new virus mutations, and the actions that may be required to contain the pandemic or treat its impact.

d.	The Company currently relies on a single source supplier for one of the components used for R&D. If the current supplier suffers a major natural or man-made disaster at its manufacturing facility, or if it were otherwise ceasing its supply, then this could result in further delays in the clinical studies and may delay product testing and potential regulatory approval until a qualified alternative supplier is identified.

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES

The following accounting policies have been applied consistently in the consolidated financial statements for all periods presented, unless otherwise stated.

a.	Basis of presentation of the financial statements:

These financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). The Company’s financial statements have been prepared on a cost basis, except for liability related to warrants that are measured at fair value through profit or loss.

b.	Consolidated financial statements:

The consolidated financial statements include the financial statements of companies that are controlled by the Company (subsidiaries). Control is achieved when the Company is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Potential voting rights are considered when assessing whether an entity has control. The consolidation of the financial statements commences on the date on which control is obtained and ends when such control ceases.

The financial statements of the Company and its subsidiaries (the “Group”) are prepared as of the same dates and periods. The consolidated financial statements are prepared using uniform accounting policies by all companies in the Group. Significant intercompany balances and transactions and gains or losses resulting from intragroup transactions are eliminated in full in the consolidated financial statements.

c.	Functional currency, reporting currency and foreign currency:

1.	Functional currency and reporting currency:

The presentation currency of the financial statements is the New Israeli Shekel (“NIS”).

The Company and its subsidiaries determine the functional currency of each entity, and this currency is used to separately measure each entity's financial position and operating results. The Company's functional currency is NIS.

2.	Transactions, assets and liabilities in foreign currency:

Transactions denominated in foreign currency are recorded upon initial recognition at the exchange rate at the date of the transaction. After initial recognition, monetary assets and liabilities denominated in foreign currency are translated at each reporting date into the functional currency at the exchange rate at that date. Exchange rate differences are recognized in profit or loss.

d.	Convenience translation into U.S. dollars:

The financial statements as of December 31, 2020 and for the year then ended have been translated into U.S. dollars using the exchange rate of the U.S. dollar as of December 31, 2020 (U.S. $1.00 = NIS 3.215). The translation was made solely for convenience purposes.

The dollar amounts presented in these financial statements should not be construed as representing amounts that are receivable or payable in dollars or convertible into dollars, unless otherwise indicated.

e.	Cash and Cash equivalents:

Cash equivalents are considered as highly liquid investments, including unrestricted short-term bank deposits with an original maturity of three months or less from the date of investment or with a maturity of more than three months, but which are redeemable on demand without penalty and which form part of the Group’s cash management.

f.	Restricted cash:

Restricted cash is primarily invested to secure credit card payments and is used as security for the Company’s lease commitment.

g.	Taxes on income:

Current or deferred taxes are recognized in profit or loss, except to the extent that they relate to items which are recognized in other comprehensive income or equity.

1.	Current taxes

The current tax liability is measured using the tax rates and tax laws that have been enacted or substantively enacted by the reporting date as well as adjustments required in connection with the tax liability in respect of previous years.

2.	Deferred taxes

Deferred taxes are computed in respect of temporary differences between the carrying amounts in the financial statements and the amounts attributed for tax purposes.

Deferred taxes are measured at the tax rate that is expected to apply when the asset is realized or the liability is settled, based on tax laws that have been enacted or substantively enacted by the reporting date.

Deferred tax assets are reviewed at each reporting date and reduced to the extent that it is not probable that they will be utilized. Temporary differences for which deferred tax assets had not been recognized are reviewed at each reporting date and a respective deferred tax asset is recognized to the extent that their utilization is probable.

h.	Property, plant, and equipment:

Property, plant, and equipment are measured at cost, including directly attributable costs, less accumulated depreciation.

Depreciation is calculated on a straight-line basis over the useful life of the assets at annual rates as follows:

%
Computers and Electronic Equipment	33
Laboratory and clinical experiments equipment	15
Leasehold improvements	(*)
Office furniture and equipment	7 - 15

(*)	Leasehold improvements are depreciated on a straight-line basis over the earlier of the lease term or the estimated useful life of the improvement.

The useful life, depreciation method and residual value of an asset are reviewed at least at the end of each reporting period and any changes are accounted for prospectively as a change in accounting estimate.

Depreciation of an asset ceases at the earlier of the date that the asset is classified as held for sale and the date that the asset is derecognized.

i.	Research and development expenses:

Research and development expenses are recognized in profit or loss when incurred. The conditions enabling capitalization of development costs as an asset have not yet been met and, therefore, all development expenditures are recognized in profit or loss when incurred.

j.	Government grants:

Government grants are recognized when there is reasonable assurance that the grants will be received, and the Company will comply with the attached conditions. Government grants received from the Israel-U.S. Binational Industrial Research and Development (“BIRD”) Foundation are recognized upon receipt as a reduction in research and development expenses, as the Company evaluated that there is reasonable assurance that the Company will not be required to pay royalties, based on the best estimate of future sales using the original effective interest method.

k.	Impairment of non-financial assets:

The Company evaluates the need to record an impairment of non-financial assets whenever events or changes in circumstances indicate that the carrying amount is not recoverable.

If the carrying amount of non-financial assets exceeds their recoverable amount, the assets are reduced to their recoverable amount. The recoverable amount is the higher of fair value less costs to dispose and value in use. In measuring value in use, the expected future cash flows are discounted using a pre-tax discount rate that reflects the risks specific to the asset. The recoverable amount of an asset that does not generate independent cash flows is determined for the cash-generating unit to which the asset belongs. Impairment losses are recognized in profit or loss.

An impairment loss of an asset, other than goodwill, is reversed only if there have been changes in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognized. Reversal of an impairment loss, as above, shall not be increased above the lower of the carrying amount that would have been determined (net of depreciation or amortization) had no impairment loss been recognized for the asset in prior years and its recoverable amount. The reversal of impairment loss of an asset presented at cost is recognized in profit or loss.

The Company did not recognize any impairment of non-financial assets for any of the periods presented.

l.	Financial instruments:

Effective January 1, 2019, the Company adopted IFRS 9 “Financial Instruments.”

1.	Financial Assets

a)	Classification:

The financial assets of the Company are classified into the following two categories:

(i) financial assets at fair value through profit or loss, and (ii) financial assets at amortized cost. The classification is done on the basis of the Company’s business model for managing the financial assets and the contractual cash flow characteristics of the financial assets.

l.	Financial instruments (Cont.):

1)	Financial assets at amortized costs:

Financial assets at amortized cost are assets held pursuant to a business model whose objective is to hold assets in order to collect contractual cash flows and the contractual terms of the financial assets give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

Financial assets at amortized cost are included in current assets, except for those with maturities greater than 12 months after the balance sheet date (in which case they are classified as non-current assets).

The Company’s financial assets at amortized cost are included in other receivables and bank deposits in the consolidated statements of financial position.

2)	Financial assets at fair value through profit or loss:

Financial assets at fair value through profit or loss are assets not measured at amortized cost in accordance with (1)(a) above. Assets in this category are classified as current assets if they are expected to be settled within 12 months; otherwise, they are classified as non-current assets.

3)	Recognition and measurement

Regular purchases and sales of financial assets are recognized on the settlement date, which is the date on which the asset is delivered to the Company or delivered by the Company. Investments are initially recognized at fair value plus transaction costs for all financial assets not recorded at fair value through profit or loss, except for trade receivables, which are recognized initially at the amount of consideration that is unconditional unless they contain significant financing components.

Financial assets measured at fair value through profit or loss are initially recognized at fair value, and related transaction costs are expensed to profit or loss. Financial assets are derecognized when the rights to receive cash flow from the investments have expired or have been transferred and the Company has transferred substantially all risks and rewards of ownership. Financial assets at fair value through profit or loss are subsequently recorded at fair value. Financial assets at amortized cost are measured in subsequent periods at amortized cost using the effective interest method.

Gains or losses arising from changes in the fair value of financial assets at fair value through profit or loss are presented in the Statement of Comprehensive Loss under financial income or expenses.

l.	Financial instruments (Cont.):

4)	Impairment

The Company recognizes a loss allowance for expected credit losses on financial assets at amortized cost. At each reporting date, the Company assesses whether the credit risk on a financial instrument has increased significantly since initial recognition. If the financial instrument is determined to have low credit risk at the reporting date, the Company assumes that the credit risk on a financial instrument has not increased significantly since initial recognition.

Prior to the effective date and adoption of IFRS 9, the financial assets of the Company were classified into the following categories: (i) financial assets at fair value through profit or loss, and (ii) loans and receivables. The classification depended on the purpose for which the financial assets were acquired. Also, prior to the adoption of IFRS 9, the Company assessed at December 31, 2018 whether there was any objective evidence that a financial asset or group of financial assets was impaired.

5)	Financial Liabilities:

a)	Financial liabilities at fair value through profit or loss

Warrants allotted to investors with a cashless exercise mechanism. In accordance with International Accounting Standard 32: “Financial Instruments: Presentation”, these warrants are classified as a “financial liability”. As the aforementioned liability is a non-equity derivative financial instrument, it is classified in accordance with IFRS 9 as a financial liability at fair value through profit or loss, which is measured at its fair value at each date of the balance sheet, with changes in the fair value carried to “profit from changes in fair value of warrants issued to investors” in the consolidated statement of loss and comprehensive loss.

b)	Financial liabilities at fair value through profit or loss

Trade payables and financial liabilities included in “other liabilities” are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method.

m.	Fair value measurement

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Fair value measurement is based on the assumption that the transaction will take place in the asset’s or the liability’s principal market, or in the absence of a principal market, in the most advantageous market.

The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

Fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.

All assets and liabilities measured at fair value or for which fair value is disclosed are categorized into levels within the fair value hierarchy based on the lowest level input that is significant to the entire fair value measurement:

Level 1	-	quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2	-	inputs other than quoted prices included within Level 1 that are observable directly or indirectly.

Level 3	-	inputs that are not based on observable market data (valuation techniques which use inputs that are not based on observable market data).

The following table presents the Quantitative disclosures of the fair value measurement hierarchy for the Group’s liabilities.

	December 31, 2020
	Fair value measurements using input type
	Level 1	Level 2	Total

Financial liabilities related to Warrants to ADS	(109)	(1,113)	(1,222)

	December 31, 2019
	Fair value measurements using input type
	Level 1	Level 2	Total

Financial liabilities related to Warrants to ADS	(134)	(2,038)	(2,172)

n.	Treasury shares

Treasury shares are measured at their acquisition cost and are presented as an offset against the Company’s equity. Any gain or loss deriving from the purchase, sale, issuance, or cancellation of treasury shares is recognized directly in equity.

o.	Employee benefit liabilities:

The Group has several employees’ benefits plans:

1.	Short-term employment benefits:

Short-term employee benefits are benefits that are expected to be settled wholly before twelve months after the end of the annual reporting period in which the employees render the related services. These benefits include salaries, paid annual leave, paid sick leave, recreation and social security contributions and are recognized as expenses as the services are rendered. A liability in respect of a cash bonus or a profit-sharing plan is recognized when the Group has a legal or constructive obligation to make such payment as a result of past service rendered by an employee and a reliable estimate of the amount can be made.

2.	Post-employment benefits:

Post- employment benefit plans are normally funded by contributions to insurance companies and are classified as defined contribution plans.

The Company has defined contribution plans pursuant to Section 14 of the Israeli Severance Pay Law, into which the Company pays fixed contributions and has no legal or constructive obligation to pay further contributions on account of severance pay, even if the fund does not hold sufficient amounts to pay all employee benefits relating to employee service in current and prior periods.

Contributions to the defined contribution plan in respect of severance or retirement pay are recognized as an expense when contributed concurrently with performance of the employee’s services.

p.	Share-based payment transactions:

The Company’s employees and other service providers are entitled to remuneration in the form of equity-settled share-based payment transactions and certain employees and other service providers are entitled to remuneration in the form of cash-settled share-based payment transactions that are measured based on the increase in the Company’s share price.

p.	Share-based payment transactions (Cont.):

Equity-settled transactions:

The cost of equity-settled transactions with employees is measured at the fair value of the equity instruments granted at grant date. The fair value is determined using an acceptable option pricing model.

As for other service providers, the cost of the transactions is measured at the fair value of the goods or services received as consideration for equity instruments granted.

In case where the fair value of the goods or services received as consideration of equity instruments cannot be measured, they are measured by reference to the fair value of the equity instruments granted.

The cost of equity-settled transactions is recognized in profit or loss, together with a corresponding increase in equity, during the period in which the performance or service conditions are satisfied and ending on the date on which the relevant employees become fully entitled to the award (the “Vesting Period”).

No expense is recognized for awards that do not ultimately vest, except for awards where vesting is conditional upon a market condition, which are treated as vested irrespective of whether the market condition is satisfied, provided that all other vesting conditions (service and/or performance) are satisfied.

If the Company modifies the conditions on which equity-instruments were granted, an additional expense is recognized for any modification that increases the total fair value of the share-based payment arrangement or is otherwise beneficial to the employee/other service provider at the modification date.

If a grant of an equity instrument is cancelled, it is accounted for as if it had vested on the cancellation date and any expense not yet recognized for the grant is recognized immediately. However, if a new grant replaces the cancelled grant and is identified as a replacement grant on the grant date, the cancelled and new grants are accounted for as a modification of the original grant, as described above.

q.	Loss per share:

Loss per share is calculated by dividing the net loss attributable to Company shareholders by the weighted number of outstanding ordinary shares during the period.

r.	Leases:

The Company has adopted IFRS 16 retrospectively from January 1, 2019 under the modified retrospective approach. The company has applied IFRS 16 in accordance with the cumulative catch-up approach using the practical expedient of calculating the liability based on the present value of the outstanding rentals and discounted on the incremental borrowing rate at the date of transition. The right of use asset was then set to equal the liability.

In applying IFRS 16 for the first time, the Company used the following practical expedient permitted by the standard:

Appling a single discount rate to a portfolio of leases with reasonably similar characteristics;

Accounting for operating leases with a remaining lease term of less than 12 months as of January 1, 2019, as short-term leases;

r.	Leases (Cont.):

The Company has also elected not to reassess whether a contract is or contains a lease at the date of initial application. Instead, for contracts entered into before the transition date, the Company relied on its assessment made by applying IAS-17 and IFRIC-4 to determining whether an arrangement contains a lease.

From January 1, 2019, the leases are recognized as right-of-use asset and a corresponding liability at the date at which the leased asset is available for use by the Company. Each lease payment is allocated between the relative liability and financial cost. The financial cost is charged to profit or loss under Financial Expenses over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period. The right-of-use asset is depreciated over the shorter of the asset’s useful life and the lease term on a straight-line basis.

Assets and liabilities arising from a lease are initially measured on a present value basis. Lease liabilities include the net present value of the following lease payments (including in-substance fixed payments) and variable lease payments which are based on an index or a rate. Variable lease payments were not significant for the period.

The lease payments are discounted using the rate implicit in the lease. If this rate cannot be readily determined, the lessee uses its incremental borrowing rate, being the rate that the lessee would have to pay to borrow the funds necessary to obtain an asset of similar value in a similar economic environment with similar terms and conditions.

The lease liability is subsequently measured by increasing the carrying amount to reflect interest on the lease liability (using the effective interest method) and by reducing the carrying amount to reflect the lease payments made.

The company re-measures the lease liability (and makes a corresponding adjustment to the related right-of-use asset) whenever:

The lease term has changed or there is a significant event or change in circumstances resulting in a change in the assessment of exercise of a purchase option, in which case the lease liability is re-measured by discounting the revised lease payments using a revised discount rate.

The lease payments change due to changes in an index or rate or a change in expected payment under a guaranteed residual value, in which cases the lease liability is re-measured by discounting the revised lease payments using an unchanged discount rate (unless the lease payments change is due to a change in a floating interest rate, in which case a revised discount rate is used).

A lease contract is modified, and the lease modification is not accounted for as a separate lease, in which case the lease liability is re-measured based on the lease term of the modified lease by discounting the revised lease payments using a revised discount rate at the effective date of the modification.

Right-of-use assets are measured at cost, being the amount of the initial measurement of the lease liability and are subsequently measured at cost less accumulated depreciation and impairment losses.

The company applies IAS 36 to determine whether a right-of-use asset is impaired and accounts for any identified impairment loss as described in the ‘Property, Plant and Equipment’ policy.

Estimates and assumptions:

The preparation of the Group’s financial statements requires management to make estimates and assumptions that have an effect on application of the accounting policies and on the reported amounts of assets, liabilities and expenses. Changes in accounting estimates are reported in the period of the change in estimate.

The key assumptions made in the financial statements concerning uncertainties at the reporting date and the critical estimates computed by the Company that may result in a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

●	Determining the fair value of share-based transactions

The fair value of share-based transactions is determined upon initial recognition using acceptable option pricing models. The model is based on per-share price data and the exercise price and assumptions regarding expected volatility, expected life, expected dividend and risk-free interest rate.

NOTE 4:	NEW AND AMENDED IFRS STANDARDS

Impact of the initial application new and amended IFRS standards that are effective for the current year:

Amendments to IAS 1 and IAS 8 Definition of material

The key assumptions made in the financial statements concerning uncertainties at the reporting date and the critical estimates computed by the Company that may result in a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

The Group has adopted the amendments to IAS 1 and IAS 8 for the first time in the current year. The amendments make the definition of material in IAS 1easier to understand and are not intended to alter the underlying concept of materiality in IFRS Standards. The concept of 'obscuring' material information with immaterial information has been included as part of the new definition. The threshold for materiality influencing users has been changed from 'could influence' to 'could reasonably be expected to influence'. The definition of material in IAS 8 has been replaced by a reference to the definition of material in IAS 1. In addition, the IASB amended other Standards and the Conceptual Framework that contain a definition of 'material' or refer to the term ‘material’ to ensure consistency.

New and revised IFRS Standards in issue but not yet effective

Amendments to IAS 1 – Classification of Liabilities as Current or Non-current

The amendments to IAS 1 affect only the presentation of liabilities as current or non-current in the statement of financial position and not the amount or timing of recognition of any asset, liability, income or expenses, or the information disclosed about those items.

The amendments clarify that the classification of liabilities as current or non-current is based on rights that are in existence at the end of the reporting period, specify that classification is unaffected by expectations about whether an entity will exercise its right to defer settlement of a liability, explain that rights are in existence if covenants are complied with at the end of the reporting period, and introduce a definition of ‘settlement’ to make clear that settlement refers to the transfer to the counterparty of cash, equity instruments, other assets or services.

The amendments are applied retrospectively for annual periods beginning on or after 1 January 2023, with early application permitted.

The Company do not expect that the adoption of the amendment listed above will have a material impact on the financial statements of the Group in future periods.

NOTE 5:	OTHER RECEIVABLES

			Convenience
			translation (Note 2d)
	December 31,		December 31,
	2019	2020	2020
	N I S		U.S. dollars

Other receivables	9	15	5
Government authorities	258	56	17
Prepaid expenses	202	213	66
	469	284	88

NOTE 6:	LEASES

Leases (Group as a lessee)

Disclosure required by IFRS 16

Right-of-use assets

	Offices	Vehicles	Total
Cost
Balance as of January 1, 2020	1,317	151	1,468
Deductions during the year	(17)	—	(17)
Additions during the year	—	56	56

Balance as of December 31, 2020	1,300	207	1,507

Accumulated Depreciation

Balance as of January 1, 2020	329	104	433
Additions during the year	336	33	369
	665	137	802

Balance as of December 31, 2020	635	70	705

Balance as of December 31, 2020 (convenience translation into U.S. dollars (Note 2d))	198	21	219

Balance as of December 31, 2019:

	Offices	Vehicles	Total
Cost
Balance as of January 1, 2019	1,317	297	1,614
Deductions during the year	—	(146)	(146)

Balance as of December 31, 2019	1,317	151	1,468

Accumulated Depreciation

Balance as of January 1, 2019	—	—	—
Additions during the year	329	104	433
	329	104	433

Balance as of December 31, 2019	988	47	1,035

Balance as of December 31, 2019 (convenience translation into U.S. dollars (Note 2d))	286	13	299

The company leases include offices and vehicles under operating lease. The average lease term is 3 years.

Impact on the comprehensive loss for the year

			Convenience
			translation (Note 2d)
	December 31,		December 31,
	2019	2020	2020
	NIS		U.S. dollars

Interest expenses on lease liabilities	128	88	27
Expense relating to short-term leases	196	—	—
Depreciation of right-of-use asset	433	369	115

	757	457	142

Lease liabilities

			Convenience
			translation (Note 2d)
	December 31,		December 31,
	2019	2020	2020
	N I S		U.S. dollars

Current	396	369	115
Non-current	677	391	121

Total lease liabilities	1,073	760	236

Maturity analysis of lease liabilities

			Convenience
			translation (Note 2d)
	December 31,		December 31,
	2019	2020	2020
	N I S		U.S. dollars

Year 1	435	413	129
Year 2	413	402	125
Year 3	320	7	2
Year 4	6	—	—

Total undiscounted cash payments	1,174	822	256

NOTE 7:	PROPERTY, PLANT AND EQUIPMENT, NET

Balance as of December 31, 2020

	Laboratory equipment	Leasehold improvements	Office furniture and equipment	Computers	Total
Cost
Balance as of January 1, 2020	1,885	396	219	369	2,869
Additions during the year	313	—	—	16	329
Deductions during the year	(78)	—	(1)	(17)	(96)

Balance as of December 31, 2020	2,120	396	218	368	3,102

Accumulated Depreciation

Balance as of January 1, 2020	816	381	65	319	1,581
Additions during the year:	288	7	21	34	350
Deductions during the year	(48)	—	(*)	(13)	(61)

Balance as of December 31, 2020	1,056	388	86	340	1,870

Depreciated cost as of December 31, 2020	1,064	8	132	28	1,232

Depreciated cost as of December 31, 2020 (convenience translation into U.S. dollars (Note 2d))	332	2	41	9	384

Balance as of December 31, 2019:

	Laboratory equipment	Leasehold improvements	Office furniture and equipment	Computers	Total
Cost
Balance as of January 1, 2019	1,777	396	220	359	2,752
Additions during the year	108	—	—	15	123
Deductions during the year	—	—	(1)	(5)	(6)

Balance as of December 31, 2019	1,885	396	219	369	2,869

Accumulated Depreciation

Balance as of January 1, 2019	536	366	45	261	1,208
Additions during the year:	280	15	20	61	376
Deductions during the year	—	—	(*)	(3)	(3)

Balance as of December 31, 2019	816	381	65	319	1,581

Depreciated cost as of December 31, 2019	1,069	15	154	50	1,288

NOTE 8:	OTHER PAYABLES

			Convenience
			translation (Note 2d)
	December 31,		December 31,
	2019	2020	2020
	N I S		U.S. dollars

Employees and payroll accruals (*)	877	810	252
Accrued expenses	2,025	1,391	432
Other	178	27	9

	3,080	2,228	693

(*)	Balance includes related parties (The Company’s CEO and the Chairman of the Board of Directors).

NOTE 9:	EQUITY

a.	Changes in share capital:

Number of
Shares (issued and outstanding)

Balance as of January 1, 2019	(*) 130,414,799

Issuance of shares and warrants (see Note 9.4)	93,673,000

Balance as of December 31, 2019	(*) 224,087,799

Issuance of shares (see Note 8.5)	100,000,000

Exercise of warrants (see Note 9.4 and 9.6)	66,861,280

Balance as of December 31, 2020	(*) 390,949,079

(*)	Net of 2,641,693 treasury shares of the Company, held by the Company.

1.	In February 2016, the Company completed a private placement of shares and warrants for a total of approximately NIS 8,000 and issued 5,783,437 ordinary shares as well as 1,927,801 unlisted warrants exercisable for a period of 12 months, at an exercise price of NIS 2.1 per warrant. Participants in the private placement also included related parties and an officer of the Company. On May 16, 2016, the Company’s shareholders, at a general meeting, approved the participation of the controlling shareholder and Chairman of the Board, Nuriel Kasbian Chirich, in the private placement, and accordingly he was allotted 287,769 shares and 95,923 unlisted warrants of the Company on the same terms as the rest of the offerees. On January 9, 2017, the Company’s shareholders, at general meeting of the Company’s shareholders, approved the extension of the exercise period of the warrants until March 7, 2018. On March 7, 2018 the unlisted warrants expired.

2.	On September 7, 2017, the Company sold to certain accredited investors an aggregate of 531,136 ADSs and 265,568 unregistered warrants to purchase 265,568 ADSs in a registered direct offering at $8.10 per ADS in which it raised gross proceeds of NIS 15,214, (NIS 13,970 net of all issuance costs, including share-based awards granted). An amount of NIS 11,695 out of the consideration related to the ADSs and classified as equity component, while an amount of NIS 2,481 related to the fair value of the warrants, calculate by the Black–Scholes model, to purchase ADSs and was classified as a liability. Issuance costs amounting to NIS 204 associated with the issuance of the warrants, have been recognized as finance expenses. The investor warrants were exercisable for one year from issuance and had an exercise price of $12.07 per ADS, subject to adjustment as set forth therein. The investor warrants were exercisable on a cashless basis if there were no effective registration statement registering the ADSs underlying the warrants. The Company paid approximately $140 in placement agent fees and expenses and issued unregistered placement agent warrants to purchase 7,492 ADSs on the same general terms as the investor warrants except they have an exercise price of $10.125 per ADS. On September 10, 2018 all the investor warrants and the placement agent warrants were expired.

Since the warrant exercise price is in US dollars, which is not the Company’s functional currency, the unregistered warrants to purchase ADS were classified as a financial liability at fair value and are marked to market through profit or loss.

The placement agent warrants were classified as a share-based payment transaction in accordance with IFRS 2 and netted off the total consideration as issuance cost.

3.	On January 31, 2018, the Company sold to certain institutional investors an aggregate of 484,848 ADSs and 266,667 unregistered warrants to purchase 266,667 ADSs in a registered direct offering at $8.25 per ADS in which it raised gross proceeds of NIS 13,620 (NIS 11,865 net of all issuance costs in the amount of NIS 1,755, including share-based awards granted). An amount of NIS 10,024 out of the consideration related to the ADSs and classified as equity component, while an amount of NIS 2,113 related to the fair value of the warrants, calculate by the Black–Scholes model, to purchase ADSs and was classified as a liability. Issuance costs amounting to NIS 272 associated with the issuance of the warrants, have been recognized as finance expenses. The investor warrants may be exercised for one year from issuance and have an exercise price of $12.00 per ADS, subject to adjustment as set forth therein. The investor warrants may be exercised on a cashless basis if there is no effective registration statement registering the ADSs underlying the warrants. As part of the issuance costs, the Company paid approximately $323 in placement agent fees and expenses and issued unregistered placement agent warrants to purchase 24,242 ADSs on the same general terms as the investor warrants except they have an exercise price of $10.31 per ADS. On January 30, 2019 all the investor warrants and the placement agent warrants were expired.

Since the warrant exercise price is in US dollars, which is not the Company’s functional currency, the unregistered warrants to purchase ADS were classified as a financial liability at fair value and are marked to market through profit or loss in accordance with IFRS 9.

The placement agent warrants were classified as a share-based payment transaction in accordance with IFRS 2 and was netted off the total consideration as issuance cost.

4.	On February 12, 2019, the Company sold to certain institutional investors an aggregate of 1,889,000 units, each consisting of (i) one ADS, and (ii) one warrant to purchase one ADS, at a public offering price of $1.50 per unit ($7.5 after split), and (b) 2,444,650 pre-funded units, each consisting of (i) one prefunded warrant to purchase one ADS, and (ii) one warrant, at a public offering price of $1.49 per Pre-funded unit. In connection with the offering, the company granted the underwriters a 45-day option to purchase up to an additional 650,070 ADSs and/or 650,070 warrants to purchase up to an additional 650,070 ADSs. The underwriters partially exercised their over-allotment option to purchase an aggregate of 350,000 additional ADS and additional warrants to purchase 650,070 ADSs. Subsequently, of the pre-funded warrants issued, the company issued 2,444,650 ADSs upon exercise of pre-funded warrants. The company raised gross proceeds of NIS 25,422 (NIS 20,796 net of all issuance costs in the amount of NIS 4,626, including share-based awards granted). An amount of NIS 13,505 out of the consideration was related to the ADSs and classified as an equity component, while an amount of NIS 8,999 was related to the fair value of the non-tradable Warrants and was classified as a liability.

Since the warrant exercise price is in US dollars, which is not the Company’s functional currency, the unregistered warrants to purchase ADS were classified as a financial liability at fair value and are marked to market through profit or loss in accordance with IFRS 9.

The underwriters’ unlisted warrants were classified as a share-based payment transaction in accordance with IFRS 2 and netted off the total consideration as issuance cost.

Furthermore, the Company issued to the underwriters unlisted warrants to purchase 109,642 ADSs at an exercise price of $1.5 per warrant ($7.5 after split) and exercisable for a period of five years. The underwriters’ unlisted warrants were classified as a share-based payment transaction in accordance with IFRS 2 and netted off the total consideration as issuance cost.

On May 12, 2020, the Company entered into warrant exercise agreements with several investors. Under the terms of the agreement, in consideration of exercising 534,160 of the warrants, the exercise price per warrants was reduced to $2.75 per ADS. The 534,160 of the warrants were exercised resulting in gross proceeds to the Company of NIS 5,204 (NIS 4,591 net of issuance costs in the amount of NIS 613).

In addition, the Company decided to reduce the exercise price of all warrants issued in February 2019, to $2.75 per ADS, from the original exercise price per ADS of $7.5.

The change in terms (i.e., reduction in the exercise price) of the warrants, classified as a financial liability, resulted in an increase in the fair value of the warrants in a total amount of NIS 3,672. This amount was recorded as finance expenses. The change in terms of the warrants classified as equity was not affecting the results of operations but rather treated as a classification within shareholders' equity.

5.	On May 20, 2019, the board of directors approved a grant to a consultant of 672,264 warrants, exercisable for 672,264 ADSs of the Company at an exercise price of USD 0.01 per ADS. On January 31, 2020, the warrants were exercised.

6.	On January 7, 2020, the Company sold to certain institutional investors an aggregate of 1,000,000 ADSs in a registered direct offering at a purchase price of $3 per ADS. The company raised gross proceeds of NIS 10,410 (NIS 9,194 net of all issuance costs in the amount of NIS 1,216).

b.	Rights related to ordinary shares

All ordinary shares shall have equal rights and each ordinary share shall entitle the holder the following rights:

1.	The right to receive notices of any general meeting of shareholders, to participate in meetings and vote on any matter raised in the meeting. Each ordinary share entitles its holder to one vote.

2.	The right to participate in any distribution by the Company to its shareholders and receive dividends and / or bonus shares, if distributed in accordance with the Company articles of association.

3.	The right to participate at the time of liquidation of the Company, in the distribution of the Company’s assets permitted to be distributed in proportion to the number of shares allocated and the degree of repayment by the shareholders, if not fully paid, and subject to the provisions of the articles of association of the Company and without prejudice to existing rights of shareholders of any kind.

NOTE 10:	SHARE-BASED COMPENSATION

a.	In February 2014, the Company’s board of directors adopted an Employee Shares Incentive Plan (the “2014 Plan”). Under the 2014 Plan, options may be granted to employees, officers, directors, consultants, advisers, and service providers of the Company.

On November 19, 2020, the board of directors approved an increase to the Company’s option pool of 21,500,000 options. As a result, the Company has a total of 58,600,000 options in the pool.

b.	On November 8, 2020, the Company’s shareholders, at a general meeting of shareholders approved the CEO, the Chairman of the Board of directors and 4 directors terms of service, including a grant of options, which is an exception from the Company’s compensation policy, as further described below. The terms of service included among others, a grant of 15,636,800 options, exercisable for 15,636,800 ordinary shares, no par value, of the Company. The total benefit in respect of the grant calculated at the grant date was NIS 740.

c.	Details on share-based payment for service providers:

1.	On May 20, 2019, the board of directors approved to a consultant a grant of 672,264 warrants, exercisable for 672,264 ADSs of the Company at an exercise price of USD 0.01 per ADS. On January 31, 2020, the warrants were exercised.

2.	On September 7, 2020, the board of directors approved to a consultant a grant of 2,000,000 options, exercisable for 2,000,000 shares (20,000 ADSs) of the Company at an exercise price of USD 0.03202 per share (=$3.202 per ADS).

d.	Expense recognized in the financial statements:

The expense that was recognized for services received from employees, directors and service providers is as follows:

				Convenience translation (Note 2d)
	Year ended December 31,			Year ended December 31,
	2018	2019	2020	2020
	N I S			U.S. dollars

Research and development	807	513	286	89
General and administrative	3,730	2,195	452	141

Total share-based compensation	4,537	2,708	738	230

e.	Activity during the year:

The table below includes the number of share options, and the weighted average of their exercise prices:

	2019		2020
	Number of options	Weighted Average Exercise price	Number of options	Weighted Average Exercise price
		NIS		NIS

Outstanding at beginning of year	13,014,147	1.18	22,093,504	0.59
Options exercised for shares	—	—	—	—
Options forfeited	(4,556,865)	0.70	(617,572)	1.25
Option Expired	(671,438)	1.21	(1,990,305)	1.14
Granted	14,307,660	0.12	29,409,600	0.09

Outstanding at end of year	22,093,504	0.59	48,895,227	0.30

f.	The following table summarize information about the Company’s outstanding and exercisable options granted to employees and consultants as of December 31, 2020:

Exercise price (Range)	Options outstanding as of December 31, 2020	Weighted average remaining contractual term	Options exercisable as of December 31, 2020	Weighted average remaining contractual term
		(years)		(years)
0.001 - 1.35	47,360,727	8.2	20,428,429	6.4
1.35 - 1.8	1,390,500	4.1	1,342,875	4.0
1.8 - 2.1	144,000	4.6	144,000	4.6
	48,895,227	8.1	21,915,304	6.3

g.	Measuring the fair value of share options settled by equity instruments:

The Company measures the fair value of the options under the Black-Scholes model. Fair values were estimated using the following assumptions for the years ended December 31, 2019 and 2020, is as follows:

	2019	2020

Dividend yield (%)	0	0
Expected volatility of the share prices (%)	77.75%	84.54%-87.53%
Risk-free interest rate (%)	2.14%	0.69%-1.85%
Expected life of share options (years)	10	10

Based on the assumptions above, the fair value of options granted in the years 2020, 2019 was NIS 1,653,882, NIS 1,439,777 at the grant date, respectively.

The determination of the grant date fair value of options using an option pricing model (the Company utilizes the Black-Scholes model) is affected by estimates and assumptions regarding several complex and subjective variables. These variables include the expected volatility of the Company’s share price over the expected term of the options, share option exercise and cancellation behaviors, risk-free interest rates and expected dividends, which are estimated as follows:

1.	The expected share price volatility is based on the historical volatility in the trading price of the Company’s ordinary shares as well as comparable companies on the benchmarks of related companies.

2.	The expected term of options granted is based upon the contractual life of the options and represents the period that options granted are expected to be outstanding.

3.	The risk-free interest rate is based on the yield from government bonds with a term equivalent to the contractual life of the options.

4.	The Company has never declared or paid any cash dividends and does not presently plan to pay cash dividends in the foreseeable future. Consequently, the Company uses an expected dividend yield of zero.

NOTE 11:	TAXES ON INCOME

a.	Corporate tax rates in Israel:

The Israeli corporate income tax rate was 23% in 2020 and 2019.

Cellect Biotech Inc, the U.S incorporated subsidiary is subject to a weighted tax rate of about 21% (Federal tax, State tax and city tax of the city where the company operates) and to the U.S. federal tax reform (Tax Cuts and Jobs Act of 2017).

b.	Final tax assessments:

In 2018, the Company received final tax assessments for the years 2013-2016 following an audit of the income tax of ITA.

c.	Net operating carry forwards losses for tax purposes and other temporary differences:

As of December 31, 2020, the Company had carried forward operating losses amounting to approximately NIS 99,883.

The Company did not recognize deferred tax assets for carry forward operating and capital losses and other temporary differences because their utilization in the foreseeable future is not probable.

NOTE 12:	CONTINGENT LIABILITIES AND COMMITMENTS

a.	Commitments

1.

On September 1, 2015, the Company signed a lease agreement for new offices. The aforementioned lease agreement is for a minimum period of three years from the date of signing the agreement. On October 15, 2020 the lease agreement was extended for two additional years until October 14, 2022.

The future minimum lease fees payable as of December 31, 2020 are NIS 368, NIS 376 for the years 2021 and 2022 respectively.

The Company has entered into operating lease agreements for vehicles. These leases have an average life of three years with no option to extend the contract. The Company has the right to terminate the agreement before the end of the three years and will be required to pay an early termination penalty of between one to three months of the lease.

The future minimum lease fees payable as of December 31, 2020 are NIS 45, NIS 26, NIS 7 for the years 2021, 2022 and 2023 respectively.

2.	The Company participated in programs sponsored by the Israel-United States Binational Industrial Research and Development Foundation (BIRD) for the support of research and development activities. The Company is obligated to pay royalties to BIRD, amounting to 5% of the gross sales of the products and other related revenues developed from such activities, up to an amount of 150% from the grant received from BIRD by the Company indexed to the U.S. consumer price index.

As of December 31, 2018, the Company received an aggregate grant of $120 from the BIRD Foundation in support of the development and commercialization of the Company’s stem cell selection technology in collaboration with Entegris. The Company is no longer pursuing its collaboration with Entegris and does not expect to receive additional grants in the future.

b.	Liens:

The Company provided a NIS 52 restricted bank deposit to secure credit card payments.

The Company provided a NIS 164 restricted bank deposit to secure the rent payment.

NOTE 13:	BALANCES AND TRANSACTIONS WITH RELATED PARTIES

a.	Related party balances

					Convenience translation (Note 2d)
	December 31				Year ended December 31,
	2019		2020		2020
	Key management personnel	Other related parties	Key management personnel	Other related parties	Key management personnel	Other related parties
	NIS				U.S. Dollars

Other payables	415	108	542	—	169	—

	415	108	542	—	169	—

The other payables include annual gross salaries, compensation, share based payment and accrued vacation.

b.	The directors and senior managers of the Company are entitled, in addition to salary, to non-cash benefits (such as a car, medical insurance, etc.).

Benefits for employment of key management personnel (including directors) employed in the Company:

							Convenience translation (Note 2d)
	Year ended December 31,						Year ended December 31,
	2018		2019		2020		2020
	No. of people	Amount NIS	No. of people	Amount NIS	No. of people	Amount NIS	Amount U.S. dollars
Short-term employee benefits	8	8,790	4	5,190	4	3,432	1,067

NOTE 13:	BALANCES AND TRANSACTIONS WITH RELATED PARTIES (Cont.)

c.	Benefits for employment of key management personnel (including directors) that are not employed in the Company:

							Convenience translation (Note 2d)
	Year ended December 31,						Year ended December 31,
	2018		2019		2020		2020
	No. of people	Amount NIS	No. of people	Amount NIS	No. of people	Amount NIS	Amount U.S. dollars

Directors’ fees	7	1,027	7	636	5	2,003	623
	7	1,027	7	636	5	2,003	623

d.	Transactions with related parties:

							Convenience translation (Note 2d)
	Year ended December 31,						Year ended December 31,
	2018		2019		2020		2020
	Key management personnel	Related parties	Key management personnel	Related parties	Key management personnel	Related parties	Key management personnel	Related parties

Research and development expenses	2,107	913	1,326	—	1,328	—	413	—
General and administrative expenses	2,254	3,517	2,560	1,304	2,280	(177)	709	(55)
	4,361	4,430	3,886	1,304	3,609	(177)	1,122	(55)

The transactions with related parties include annual gross salaries, compensation and share based payment.

NOTE 14:	SUBSEQUENT EVENTS

1.	On March 24, 2021 the Company announced that its Board of Directors approved a definitive Merger Agreement (the “Agreement”) with Quoin, a pharmaceutical company focused on rare and orphan diseases.

Under the terms of the Agreement, Cellect shareholders will retain approximately 25% of the combined shares before Altium Capital investment (described below) while the shareholders of Quoin will receive shares of Cellect common stock representing approximately 75% of the pre-investment number of shares. In connection with the merger, Quoin has secured $25 million in committed equity funding from Altium Capital, a highly regarded institutional healthcare investor. The merger agreement, the Purchase Agreement, and the Investor Warrants provide for certain dilution protections for the pre-closing Cellect shareholders in connection with such equity financing.

The Company has also signed an agreement to sell the entire share capital of its subsidiary company, Cellect Biotherapeutics LTD. (the “Subsidiary”), which will retain all of its existing assets, to EnCellX Inc., a newly formed U.S. privately held company based in San Diego, CA (the “Share Transfer”). The Share Transfer is intended to close concurrently with the closing of the Cellect and Quoin merger. In consideration for the Share Transfer, the pre-closing Cellect shareholders will receive a contingent value right (“CVR”) entitling the holders to earnouts comprised of payments upon sale, milestone payments, license fees and exit fees.

In addition, the Share Transfer Agreement further provides for a bonus payment by the Company to Dr. Shai Yarkoni, for his contribution to the contemplated transaction and to the continued success of EnCellX, in an amount equal to the consideration that he would have received, had he been issued 40% of EnCellX share capital on a fully diluted basis, upon incorporation of EnCellX. Any dividend payments on account of such shares, or consideration received upon their sale, shall be paid by the Company solely to Dr. Yarkoni and not to any other shareholder of the Company. In order to secure such right, shares constituting 40% of EnCellX share capital shall be held in escrow by Altshuler Shaham Trusts Ltd.

Also included in the Share Transfer consideration is a provision stating that, if EnCellX fails to raise at least $3.0 million within 12 months of the closing of the Share Transfer in order to continue development of the technology, then EnCellX must engage an investment bank and initiate the process of the sale of the Subsidiary or its assets, with the net proceeds of such transaction payable to the Company within 15 business days of such receipt. The Share Transfer consideration will include the net proceeds of any such sale.

 Completion of the merger is subject to approval of Cellect and Quoin shareholders and certain other conditions and is expected to close by the end of the second quarter of 2021.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Quoin Pharmaceuticals, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Quoin Pharmaceuticals, Inc. (the “Company”) as of December 31, 2020 and 2019, and the related statements of operations and changes in stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

The Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has recurring losses and negative cash flows from operations. As described in Note 2, these conditions, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and the auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Friedman LLP

We have served as the Company’s auditor since 2020.

East Hanover, New Jersey

May 11, 2021

QUOIN PHARMACEUTICALS, INC.

Balance Sheets

	December 31,
	2020	2019

ASSETS
Current assets:
Cash	$323,832	$—
Deferred offering costs	141,338	—

Total current assets	465,170	—

Intangible assets, net	912,648	1,016,691

Total assets	$1,377,818	$1,016,691

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accrued expenses	$960,848	$658,534
Accrued license acquisition	875,000	1,000,000
Accrued interest	47,041	—
Due to officers	4,888,913	3,870,090
Convertible notes payable	1,213,313	—

Total liabilities	7,985,115	5,528,624

Commitments and contingencies

Stockholders' deficit:
Common stock, par value $0.01 per share, 10,000,000 shares
authorized - 1,000,000 shares issued and outstanding at
December 31, 2020 and 2019	100	100
Accumulated deficit	(6,607,397)	(4,512,033)

Total stockholders' deficit	(6,607,297)	(4,511,933)

Total liabilities and stockholders' deficit	$1,377,818	$1,016,691

The accompanying footnotes are an integral part of these statements.

QUOIN PHARMACEUTICALS, INC.

Statements of Operations and Changes in Stockholders’ Deficit

	Years Ended December 31,
	2020	2019

Revenue	$—	$—

Operating Expenses
General and administrative	1,425,855	1,514,752
Research and development	140,112	24,940
Amortization of intangibles	104,043	20,710

Total operating expenses	1,670,010	1,560,402

Other Expenses
Fair value adjustment to convertible notes payable	378,333	—
Interest expense	47,021	—

Net loss before income taxes	(2,095,364)	(1,560,402)
Provision for income taxes	—	—

Net loss	(2,095,364)	(1,560,402)

Accumulated deficit - beginning of year	(4,512,033)	(2,951,631)
Accumulated deficit - end of year	$(6,607,397)	$(4,512,033)

Loss per share:
Basic	$(2.10)	$(1.56)
Fully-diluted	$(2.10)	$(1.56)

Weighted average shares outstanding:
Basic	1,000,000	1,000,000
Fully-diluted	1,000,000	1,000,000

The accompanying footnotes are an integral part of these statements.

QUOIN PHARMACEUTICALS, INC.

Statements of Cash Flows

	Year Ended December 31,
	2020	2019

Cash flows provided by (used in) operating activities
Net loss	$(2,095,364)	$(1,560,402)
Fair value adjustment to convertible notes payable	378,333	—
Amortization of intangibles	104,043	20,710
Changes in assets and liabilities:
Increase in accrued expenses	227,313	240,834
Increase in accrued interest	47,042	—

Net cash used in operating activities	(1,338,633)	(1,298,858)

Cash flows used in investing activities
Payment for license acquisition	(125,000)	—

Net cash used in investing activities	(125,000)	—

Cash flows provided by (used in) financing activities:
Increase in deferred offering costs	(141,338)	—
Increase in due to officers	1,068,823	1,298,818
Payment of amounts due to officers	(50,000)	—
Proceeds from issuance of convertible notes payable	909,980	—

Net cash provided by financing activities	1,787,465	1,298,818

Net change in cash	323,832	(40)

Cash - beginning of year	—	40

Cash - end of year	$323,832	$—

Supplemental information:
License of acquisition payable	$—	$1,000,000

The accompanying footnotes are an integral part of these statements.

Note 1 - Organization and Business

Quoin Pharmaceuticals, Inc. (“Quoin” or the “Company”) was incorporated in Delaware on March 5, 2018 (“Inception”). The Company was established as a specialty pharmaceutical company dedicated to developing products that treat rare and orphan diseases for which there are currently no approved treatments. The first lead product is QRX003, a once daily, topical lotion comprised of a broad-spectrum serine protease inhibitor, formulated with the proprietary Invisicare® technology, to treat Netherton Syndrome (NS). In addition, we intend to pursue the clinical development of QRX003 in additional rare dermatological diseases including Peeling Skin Syndrome, SAM Syndrome and Palmoplantar Keratoderma.

To date, the Company has not commercialized any products and has not generated any revenue. The majority of the Company’s operating expenses since inception have been associated with completing due diligence on various technologies, asset technology acquisitions, negotiating and finalizing potential funding agreements, and building its pipeline of preclinical product candidates. The founders of the Company have funded all Company related expenditures through September 2020.

Note 2 - Liquidity and Ability to Continue as Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred net losses every year since inception and has an accumulated deficit of approximately $6.6 million at December 31, 2020. The Company will require substantial additional capital for its contemplated research and development activities. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

Obtaining additional financing to support the research and development of the Company’s therapeutic targets and its other operating requirements are necessary for the Company to continue operations. If the Company is unable to obtain additional funding, the development of its product candidates will be impacted and the Company would likely be forced to delay, reduce, or terminate some or all of its development programs all of which could a material adverse effect on the Company’s business and the financial statements.

In the fourth quarter of 2020, the Company entered into a bridge loan financing arrangement and received net proceeds of approximately $900,000. In 2021, the Company entered into a second bridge financing agreement upon the execution of a binding agreement to consummate a reverse merger transaction with a public entity. On March 24, 2021, the Company reached an agreement for a reverse merger with a public company, together with a securities purchase agreement. The Board of Directors of both companies have approved the definitive merger agreement. However, the closing of the reverse merger and securities purchase agreement is subject to shareholder approval and other closing conditions - See Note 14. The Company is also negotiating a line of credit of credit with a bank that is contingent upon the closing of the reverse merger and securities purchase agreement.

There is no assurance that the above mentioned merger and financing arrangement will be consummated. As such, the Company does not have sufficient funds to finance its operating requirements for at least the next twelve months from the financial statement issuance date. These financial statements do not include any adjustments that may result from the outcome of this uncertainty.

Note 3 - Summary of Significant Policies

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and have been consistently applied.

Use of estimates:

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could materially differ from those estimates. Management considers many factors in selecting appropriate financial accounting policies and controls, and in developing the estimates and assumptions that are used in the preparation of these financial statements. In addition, other factors may affect estimates, including: expected business and operational changes, sensitivity and volatility associated with the assumptions used in developing estimates, and whether historical trends are expected to be representative of future trends. The estimation process often may yield a range of potentially reasonable estimates of the ultimate future outcomes and management must select an amount that falls within that range of reasonable estimates. Estimates are used in the following areas, among others: research and development expense recognition, intangible asset estimated useful lives and impairment assessments, fair value of convertible notes payable, allowances of deferred tax assets, contingency recognition, and cash flow assumptions regarding going concern considerations.

Other risks and uncertainties:

The Company is subject to risks common to biopharmaceutical companies including, but not limited to, new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations, product liability, pre-clinical and clinical trial outcome risks, regulatory approval risks, uncertainty of market acceptance and additional financing requirements.

The Company’s products require approval or clearance from the U.S. Food and Drug Administration prior to commencing commercial sales in the United States. There can be no assurance that the Company’s products will receive all of the required approvals or clearances. Approvals or clearances are also required in foreign jurisdictions in which the Company may license or sell its products.

There can be no assurance that the Company’s products, if approved, will be accepted in the marketplace, nor can there be any assurance that any future products can be developed or manufactured at an acceptable cost and with appropriate performance characteristics, or that such products will be successfully marketed.

The Company is also dependent on several third party suppliers, in some cases single-source suppliers, which include the supplier of the active pharmaceutical ingredient (API) as well as the contract manufacturer of the drug substance for the expected clinical development.

In December 2019, a novel strain of coronavirus (“COVID-19”) was reported globally. The Company’s operations to date have not been dramatically affected by COVID-19. However, the extent of any future impact on the Company's operational and financial performance will depend on the duration and severity of COVID 19 with respect to the Company’s access to API and drug substance, the potential disruption in global freight networks, as well as our ability to safely and efficiently conduct planned clinical trials.

Cash and cash equivalents:

For purposes of the statement of cash flows, the Company considers all highly liquid investments and short-term debt instruments with original maturities of three months or less to be cash equivalents. The Company, from time to time during the periods presented, has had bank account balances in excess of federally insured limits. The Company has not experienced losses in such accounts. The Company believes that it is not subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

Note 3 - Summary of Significant Policies (continued)

Long-lived assets:

Long-lived assets are comprised of acquired technology and licensed rights to use technology, which are considered platform technology with alternative future uses beyond the current products in development. Such intangible assets are being amortized on a straight-line basis over their expected useful life of 10 years.

The Company assesses the impairment for long-lived assets whenever events or circumstances indicate the carrying value may not be recoverable. Factors we consider that could trigger an impairment review include the following:

●	Significant changes in the manner of our use of the acquired assets or the strategy for our overall business,

●	Significant underperformance relative to expected historical or projected future development milestones,

●	Significant negative regulatory or economic trends, and

●	Significant technological changes, which would render the platform technology obsolete.

The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value. During the years ended December 31, 2020 and 2019, there were no impairment indicators which required an impairment loss measurement.

Deferred Offering Costs:

Deferred offering costs are expenses directly related to the expected Primary Financing, as defined in Note 14. These costs consisted of legal, accounting, printing, and filing fees that the Company capitalized which will be offset against the proceeds upon completion of the Primary Financing.

Research and development:

Research and development costs are expensed as incurred. Research and development expenses include personnel costs associated with research and development activities, including third-party contractors to perform research, conduct clinical trials and manufacture drug supplies and materials. The Company accrues for costs incurred by external service providers, including contract research organizations and clinical investigators, based on its estimates of service performed and costs incurred. These estimates include the level of services performed by third parties, patient enrollment in clinical trials when applicable, administrative costs incurred by third parties, and other indicators of the services completed. Based on the timing of amounts invoiced by service providers, the Company may also record payments made to those providers as prepaid expenses that will be recognized as expense in future periods as the related services are rendered.

Income taxes:

The Company accounts for its income taxes using the asset and liability method. Accordingly, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Note 3 - Summary of Significant Policies (continued)

Income taxes: (continued)

The Company also accounts for uncertain tax positions using the more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken in the Company’s income tax returns. As of December 31, 2020, the Company had no uncertain tax positions which affected its financial position and its results of operations or its cash flows and will continue to evaluate for uncertain tax positions in the future. If at any time the Company should record interest and penalties in connection with income taxes, the interest and the penalties will be expensed within the interest and general and administrative expenses, respectively.

Fair value:

The Company considers its cash, accounts payable, accrued expenses and the convertible notes payable to meet the definition of financial instruments. The carrying amounts of these instruments approximated their fair values due to the short maturities. The convertible notes payable are recorded at fair value, see Note 4.

The Company measures fair value as required by ASC Topic 820, Fair Value Measurements and Disclosures (“ASC Topic 820”). ASC Topic 820 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. ASC Topic 820 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.

Earnings (loss) per share:

The Company reports earnings (loss) per share in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 260-10 “Earnings Per Share,” which provides for calculation of “basic” and “diluted” earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income or loss available to common stockholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity. The calculation of diluted net loss per share gives effect to common stock equivalents; however, potential common shares are excluded if their effect is anti-dilutive.

The number of shares issuable upon the conversion of convertible notes payable and the warrants issued in connection with these notes are not included in the denominator since their inclusion would be anti-dilutive.

Recently issued accounting pronouncements:

The Company has evaluated all recent accounting pronouncements, and believes that none of them will have a material effect on the Company’s financial position, results of operations or cash flows except as discussed below.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)” which replaces the existing guidance in ASC 840 - Leases. This ASU requires a dual approach for lessee accounting under which a lessee would account for leases as finance leases or operating leases. Both finance leases and operating leases will result in the lessee recognizing a right-of-use asset and a corresponding lease liability. For finance leases, the lessee would recognize interest expense and amortization of the right-of-use asset and for operating leases, the lessee would recognize a straight-line total lease expense. This ASU is effective for fiscal years beginning after December 15, 2021 and for interim periods within those fiscal years. The Company will evaluate the impact of adoption of this ASU when it enters into a lease arrangement.

Note 3 - Summary of Significant Policies (continued)

Recently issued accounting pronouncements: (continued)

The FASB recently issued ASU 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470- 20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, to reduce complexity in applying GAAP to certain financial instruments with characteristics of liabilities and equity. The guidance in ASU 2020-06 simplifies the accounting for convertible debt instruments and convertible preferred stock by removing the existing guidance that requires entities to account for beneficial conversion features and cash conversion features in equity, separately from the host convertible debt or preferred stock. The guidance in ASC 470-20 applies to convertible instruments for which the embedded conversion features are not required to be bifurcated from the host contract and accounted for as derivatives. In addition, the amendments revise the scope exception from derivative accounting in ASC 815-40 for freestanding financial instruments and embedded features that are both indexed to the issuer’s own stock and classified in stockholders’ equity, by removing certain criteria required for equity classification. These amendments are expected to result in more freestanding financial instruments qualifying for equity classification (and, therefore, not accounted for as derivatives), as well as fewer embedded features requiring separate accounting from the host contract. The amendments in ASU 2020-06 further revise the guidance in ASC 260, Earnings Per Share, to require entities to calculate diluted earnings per share (EPS) for convertible instruments by using the if-converted method. In addition, entities must presume share settlement for purposes of calculating diluted EPS when an instrument may be settled in cash or shares. The amendments in ASU 2020-06 are effective for public entities that meet the definition of an SEC filer, excluding smaller reporting companies as defined by the SEC, for fiscal years beginning after December 15, 2021. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020. The Company is currently evaluating the impact this standard will have on its financial statements.

Subsequent events:

The Company has evaluated subsequent events through May 11, 2021, which is the date the financial statements were available to be issued.

Note 4 - Bridge Financing

On October 2, 2020, the Company commenced an offering of up to $3 million in promissory notes (the “2020 Notes” or “Convertible Notes Payable”) and warrants.

The 2020 Notes were issued at a 25% original issue discount and bear interest at a rate of 20% per annum. Each Note Payable will automatically convert at the first closing of a Primary Financing, as defined (See Note 14) into the securities offered in such financing at the price paid by the investors in the Primary Financing. The 2020 Notes are due one year from their respective dates of issuance.

The noteholders also received warrants exercisable at any time after the issuance date for a number of shares of the Company’s common stock that equates to 100% of the “as if converted” shares as if the 2020 Notes principal and interest were convertible at the lowest price any securities are sold, convertible, or exercisable into in the Primary Financing or the next round of financing (whichever is lower). The exercise price is to be based on a valuation equal to the valuation of the next financing round that is prior to or immediately after the closing of the Merger, as defined – (See Note 14) upon the issuance of any shares of Common Stock or securities convertible into shares of Common Stock below the then-existing exercise price. Since the amount of warrants and exercise price of the warrants were not knowable until the next round of financing, which occurred in March 2021, they were not accounted for as of December 31, 2020. The warrant holders could not exercise the warrant at date of issuance and through December 31, 2020 since the exercise price and number of warrants had not been determined.

Note 4 - Bridge Financing (continued)

In October through December 2020, the Company received an aggregate of approximately $910,000 pursuant to this offering, resulting in the issuance of 2020 Notes with an aggregate face value of $1,213,333 and an original issue discount of $303,333. Approximately 22% of such financing was received from parties who are related to or affiliated with members of the Company’s board of directors.

Based upon the terms agreed to March 2021 (see Note 14), the 2020 Notes will be mandatorily convertible into an expected 21,568 common shares (pre-exchange ratio) based on the valuation of $48.51 negotiated in the Primary Financing subject to closing and shareholder approval. The warrants will be exercisable for 25,010 common shares (pre-exchange ratio) at an initial exercise price of $48.51 per share.

The Company has elected to account for the convertible notes payable using the fair value model, which requires the Company to record changes in fair value as a component of other income or expense. Management elected to use the fair value model due to the short maturity of the convertible notes payable and likely conversion at the date of the Merger. The fair value of the convertible promissory notes was estimated by management to be approximately $1.2 million at the date of issuance, resulting in an increase in the fair value of the convertible notes payable of approximately $303,000 which was recognized as a component of other expense in the accompanying statement of operations. As the Company had not secured the agreement of the Merger or Primary Financing as of December 31, 2020, management has estimated that the fair value had not significantly changed from issuance to December 31, 2020.

The Company incurred debt issuance costs of $75,000, which was also recognized as a component of the fair value adjustment to the convertible notes payable in the accompanying statement of operations. Accrued interest at the 20% stated interest rate recognized in the year ended December 31, 2020 was approximately $47,000.

Note 5 - Fair Value of Financial Instruments

The Company applies fair value accounting for all assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities the Company considers the principal or most advantageous market in which it would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as risks inherent in valuation techniques, transfer restrictions and credit risk. For certain instruments, including cash and cash equivalents, accounts payable, and accrued expenses, it was estimated that the carrying amount approximated fair value because of the short maturities of these instruments.

Fair value is estimated using various valuation models, which utilize certain inputs and assumptions that market participants would use in pricing the asset or liability. The inputs and assumptions used in valuation models are classified in the fair value hierarchy as follows:

Level 1 -	Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2 -	Quoted market prices for similar instruments in an active market; quoted prices for identical or similar assets and liabilities in markets that are not active; and model-derived valuations inputs of which are observable and can be corroborated by market data.

Level 3 -	Unobservable inputs and assumptions that are supported by little or no market activity and that are significant to the fair value of the asset and liability. The fair value hierarchy gives the lowest priority to Level 3 inputs.

Note 5 - Fair Value of Financial Instruments (continued)

In determining the appropriate hierarchy levels, the Company analyzes the assets and liabilities that are subject to fair value disclosure. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to their fair value measurement. The Company determined the estimated fair value of the convertible notes payable based on a qualitative evaluation of the credit worthiness of the Company and the probability of outcomes under the possible scenarios.

The following table presents the Company’s assets and liabilities that are measured at fair value on a recurring basis by fair value hierarchy at December 31, 2020:

	Level 1	Level 2	Level 3	Total

Convertible notes payable	$—	$—	$1,213,333	$1,213,333

Total Liabilities	$—	$—	$1,213,333	$1,213,333

There were no assets and liabilities measured at fair value as of December 31, 2019. In 2020, the aggregate of approximately $910,000 of the convertible notes payable were entered into and their initial fair value was determined to be $1,213,333. There were no other changes to the value of the convertible notes payable through December 31, 2020. The fair value adjustment, including the discount for issuance fees, was approximately $378,000.

Note 6 - Asset Acquisition and in-Licensed Technology

Polytherapeutics:

On March 24, 2018, the Company entered into a securities purchase agreement (the “Acquisition Agreement”) in which they agreed to acquire all of the equity interests in Polytherapeutics, Inc. (the “Seller” or “Polytherapeutics”) for $40,833, paid at closing, and future royalties. Under the agreement, the Company also committed to pay royalties to the Seller provided the Company commercializes products using the technology developed by the Seller. The terms of any royalty payments to the Seller are 4.0% of the net revenue of royalty products, as defined, received by Quoin during the ten (10) year period commencing from the date of first sale of a royalty product. If a generic product is introduced by a third party to the market, during the royalty period, the royalty fees shall be reduced from 4% to 2%. If, during the royalty period, two or more generic products are introduced, the royalty fees shall be reduced from 2% to 0%.

At the time of the acquisition, Polytherapeutics had no assets or liabilities other than the intellectual property which consisted of non-patented trade secrets and associated research data. As such, the necessary inputs and processes to meet the definition of a business in accordance with ASC 805-10 did not exist and the acquisition was accounted for as an asset purchase. At the acquisition date, the Company allocated the entire purchase price of $40,833 to trade secrets and product formulation. The Seller has the right to repurchase the intellectual property for $100,000 if there are no products in clinical development using such technology through February 28, 2021. As of February 28, 2021, there are no products utilizing this technology in clinical development. However, the Seller has not communicated any intention to repurchase the intellectual property.

The Company also entered into a research and consulting agreement which commits the Company to pay the former owner of Polytherapeutics for additional research and development (See Notes 10 and 13).

Note 6 - Asset Acquisition and in-Licensed Technology (continued)

Skinvisible:

On October 17, 2019, the Company entered into an exclusive license agreement with Skinvisible Inc. (“Skinvisible”) pursuant to which Skinvisible granted a license to use certain patented technology for the development of products for commercial sale in the orphan rare skin disease field, and for the use of a proprietary polymer deliver system technology. This technology is currently being used in the development of ZRX003. In exchange for the license, the Company agreed to pay Skinvisible $1,000,000, milestone payments and a single digit royalty percentage of all net sales on the licensed products subject to adjustment in certain situations. The license fee was originally due in two equal installments of $500,000 payable no later than December 31, 2019 and March 31, 2020, which were not paid.

The Company defaulted on the required payments by December 31, 2019 and March 31, 2020 which enabled termination by Skinvisible. However, both parties determined that the agreement should continue. On May 8, 2020 the agreement was extended under the same terms until July 31, 2020. On July 31, 2020, the agreement was further extended until September 30, 2020. On September 30, 2020, the agreement was amended, requiring payment of the license fee only when outside financing is received, as defined. In the fourth quarter of 2020, the Company paid $125,000 towards this liability.

The agreement also requires that Quoin make milestone payments to Skinvisible upon achieving development milestones for the first drug product developed using the licensed technology. Payments are due upon successful completions of certain clinical milestones ($7.5 million) and obtaining US and EU regulatory approval ($15 million). Additionally, the first licensed products commercialized under this agreement is subject to sales milestones of up to $85 million upon reaching the $100 million, $250 million, and $400 million in product sales in a single year, as defined. Quoin also agreed to pay Skinvisible 25% of any revenues its receives as royalties in the event that it sublicenses any licensed products to a third party. The Skinvisible agreement has a termination clause that is triggered if no product has commenced clinical testing 12 months after the date of the agreement or the latest subsequent amendment. The agreement provisions associated with the milestone payments and the date required for commencement of clinical testing were subsequently amended – See Note 14.

At December 31, 2019 and 2020, the license acquisition cost balance due was $1,000,000 and $875,000 respectively. No development milestones or royalty payments were due in 2020 or 2019.

Note 7 - Intangible Assets

As of December 31, 2020 and 2019, intangible assets (see Note 5) are as follows:

	December 31,
	2020	2019

Acquired technology - Polytherapeutics	$40,433	$40,433
Technology license - Skinvisible	1,000,000	1,000,000
Total cost	1,040,433	1,040,433
Accumulated amortization	(127,785)	(23,742)
Net book value	$912,648	$1,016,691

The Company recorded amortization expense of $104,043 and $20,170 in 2020 and 2019, respectively. Amortization expense for each of the next 5 years is expected to be approximately $104,000, and then approximately $392,700 thereafter.

Note 8 - Accrued Expenses

Accrued expenses as of December 31, 2020 and 2019 are as follows:

	December 31,
	2020	2019

Professional fees	$173,095	$149,903
Investor Relation firm fees (note 10)	528,000	360,000
Payroll taxes (note 9)	148,899	111,690
Research expenses (note 10)	105,052	24,940
Other expenses	5,802	12,001
Total	$960,847	$658,534

Note 9 - Related Party Transactions

Employments agreements and due to officers/founders:

On March 9, 2018, the Company executed employment agreements with both of its officers/founders. The effective date of the employment agreements for both officers/founders is March 9, 2018 (the “Effective Date”) but the agreements allow for a onetime expense that covers the salaries they would have otherwise been paid for efforts they undertook in the periods since inception. The salaries and benefits allowances provided for under the employment agreements began to accrue as of the Effective Date as the services were being provided by the officers/founders. All amounts due to the officers/founders under the employment agreements have been accrued as Due to Officers included in the accompanying balance sheet.

Amounts due to the officers/founders consists of amounts specified in the employment agreements since inception to December 31, 2020 as well as reimbursable travel and other amounts paid to third parties on behalf of the Company. The Company repaid $50,000 and $0 of such amounts due to officers/founders in 2020 and 2019, respectively.

Amounts due to officers at December 31, 2020 and 2019 consisted of the following:

	December 31,
	2020	2019

Salaries and allowances	$3,984,000	$2,988,000
Invoices paid on behalf of the Company	864,480	841,657
Purchase of Polytherapeutics assets	40,433	40,433
Total	$4,888,913	$3,870,090

See Note 4 for related party convertible notes payable.

Note 10 - Research, Consulting Agreements and Other Commitments

Research and consulting agreement:

The Company entered into a research and consulting agreement (the “Research Agreement”) which commits the Company to pay the former owner of Polytherapeutics (the “Consultant”) to transfer the technical know-how of Polytherapeutics with respect to (i) good manufacturing practices (“GMP”), clinical and commercial manufacturing of the Company’s PolyDur polymer and (ii) formulation development of products utilizing the Company’s PharmaDur polymer (See Note 6). The agreement required monthly consulting payments of $20,833 beginning on July 31, 2018 and ending February 28, 2021 (the “Post-Closing Period”) for a total commitment of $666,667 over the consulting period. The Company is required to make monthly payments only to the extent the Consultant provides services, as described in the Research Agreement and the Acquisition Agreement.

If the Company fails to make monthly payments under the Research Agreement and the Acquisition Agreement or the royalty payments described in Note 6, the Seller has the option to buy back all the intangible assets included in the agreement for $1.00. Further, if the Company fails to enter a product covered by the Acquisition Agreement into clinical development by the end of the Post-Closing Period, the Seller has the option to buy the rights to commercialize said products for $100,000. As of the end of this Post-Closing Period (February 28, 2021), there are no products utilizing this technology in clinical development. The Seller has not communicated any intent to buy the product from the Company as of the financial statement issuance date.

Through December 31, 2020 and the financial statement issuance date, the Company has not made any payments, the Consultant has not performed any services and the Company has not incurred or accrued for any expenses.

The Company expects to engage the consultant to perform services when funding is available, and the payment terms and Post Closing Period pursuant to the Research Agreement are re-negotiated. See Note 13 for Consultant’s notification of breach of contract.

Other research consulting agreements:

The Company entered into three consulting agreements with Axcella Research LLC to provide regulatory and pre-clinical/clinical services to the Company with respect with QRX 003 and QRX004. The combined fees of the three agreements are approximately $270,000, payable as milestones under the three agreements are met. Further, the Company has two options to pay the milestones due 1) one half in equity of the Company (at a pre-negotiated valuation) and one-half in cash or 2) entirely in cash, in which case a discount of approximately 20% would be applicable. The Company recognized $80,562 and $24,490 as research and development expenses for services provided and milestones met for the years ended December 31, 2020 and 2019, respectively, and the Company recognized an accrued liability of $105,052 and $24,490 at December 31, 2020 and 2019, respectively. The Company has not made any cash payments or issued any shares through December 31, 2020, and has not determined whether shares will be issued in lieu of cash for such liability.

Consulting agreement:

The Company entered into a consulting agreement with an Investor Relations (IR) firm, which provides for a monthly fee of $14,000. The agreement has an automatic annual renewal clause and has been in effect since November 2017. The Company owes the IR firm $528,000 and $360,000 as of December 31, 2020 and 2019, respectively, which is included in accrued expenses in the accompanying balance sheet.

Note 10 - Research, Consulting Agreements and Other Commitments (continued)

Employment agreements:

The employment agreements entered into by the Company with its two founders/officers provides for a combined base salary, including monthly allowances, of $996,000 per annum, a discretionary bonus and certain allowances and benefits. In the event of termination of the two founders/officers for reason other than cause, as defined in the employment agreements, the founders shall be entitled to two years of based salary and bonus. See Note 8– related party transactions.

Other:

See Note 6 for asset and in-licensed technology commitments.

Note 11 - Common Stock

The Company’s authorized capital stock consists of 10,000 shares of common stock. On March 5, 2018, in connection with the incorporation as a Delaware corporation, the Company issued 100 shares for a consideration of $100 split equally between the two founders and officers of the Company. In February 2021, the Board of Directors of the Company approved an amendment to the articles of incorporation to authorize 10 million shares of common stock and to effectuate a 10,000 - 1 forward stock split. All share and per share numbers in the financial statements have been retroactively reflected in all periods presented.

The Company’s common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. A vote by the holders of a majority of the Company’s outstanding shares is required to effectuate certain fundamental corporate changes such as a liquidation, merger or an amendment to the Company’s articles of incorporation.

The holders of shares of common stock will be entitled to such cash dividends as may be declared from time to time by the Company’s board of directors from funds available therefor.

In the event of any merger or consolidation of the Company with or into another company in connection with which shares of the Company’s common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of the Company’s common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Holders of the Company’s common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Company’s common stock.

Note 12 - Income Taxes

Due to its taxable losses, no current income taxes would be due other than minimum state income taxes.

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s deferred tax assets relate primarily to its net operating loss carryforwards and other balance sheet basis differences. In accordance with ASC 740, the Company recorded a valuation allowance to fully offset the gross deferred tax asset because it is not more likely than not that the Company will realize future benefits associated with these deferred tax assets at December 31, 2020 and 2019. The valuation allowance increased by approximately $515,000 and $509,000 for the years ended December 31, 2020 and 2019, respectively.

Note 12 - Income Taxes (continued)

Significant components of the Company’s deferred tax assets are as follows:

	December 31,
	2020	2019

Deferred tax assets:
Net operating losses carryforward	$355,000	$157,000
Due to officers	1,467,000	1,161,000
Accrued expenses and other	44,000	33,000

Total deferred tax assets	1,866,000	1,351,000
Valuation allowance	(1,866,000)	(1,351,000)

Deferred tax asset, net of valuation allowance	$—	$—

At December 31, 2020 and 2019, the Company has available for federal and state income tax purposes a net operating loss (“NOL”) carryforward of approximately $1,180,000 and $523,000, respectively, that may be used to offset future taxable. The Internal Revenue Code (the “IRC”) contains limitations on the use of net operating loss carryforwards after the occurrence of a substantial ownership change as defined by IRC Section 382. Utilization of such net operating loss carryforwards may be limited if such capital raises and the planned Merger are determined to be a change in ownership under IRC Section 382.

The income tax benefit for the years ended December 31, 2020 and 2019 differed from the amounts computed by applying the US federal income tax rate of 21 % primarily because of the increase in the valuation allowance, which resulted in an effective tax rate of zero for both years.

Note 13 - Contingencies

From time to time, the Company may become involved in various legal matters arising in the ordinary course of

Business. Management is unaware of any matters requiring accrual for related losses in the financial statements.

In February 2020, the seller of the equity interests in Polytherapeutics and party to the Research Agreement communicated with the Company threatening litigation for non-payment and related breach of contract and immediate payment of all monthly payments in the amount of $666,667. See Notes 6 and 10. The Consultant has not provided any services and other technical requirements under the agreements, and therefore is considered to be in breach of contract. The Company and the Consultant have had communications with respect to the duration, commencement date and payment of the consulting services, but a revised agreement has not been reached. No lawsuits have been filed as of the financial statement issuance date. Should a formal claim or lawsuit be filed, the Company believes it has meritorious defenses.

Note 14 - Subsequent Events

Skinvisible agreements:

On January 27, 2021, the Skinvisible license agreement was further amended to require $750,000 payable to Skinvisible upon achievement of specified clinical milestones, and $21.75 million upon regulatory approval in the US or EU, replacing the previous milestone payment requirements. On April 19, 2021, the agreement was again amended to extend the development timeline milestone until December 31, 2022. From January 1, 2021 to April 30, 2021, the Company paid an additional $142,500 of the license acquisition balance due.

Second bridge financing:

In connection with the Merger Agreement and the Purchase Agreement described below, the Company entered into a “Bridge Purchase Agreement” with an investor (the “Investor”), pursuant to which the Investor has agreed to purchase, and the Company agreed to issue notes (the “Bridge Notes”) in the aggregate principal amount of up to $5,000,000 in exchange for an aggregate purchase price of up to $3,750,000. The Investor agreed to purchase the Bridge Notes in three closings: (i) the first closing for $2,000,000 in aggregate principal amount of Bridge Notes closed on March 25, 2021 (the Company received proceeds of $1.5 million less fees of $75,000); (ii) the second closing for $1,666,666.67 in aggregate principal amount closed on April 23, 2021 (the Company received proceeds of $1,250,000); and (iii) a third closing for $1,333,333.34 in aggregate principal amount closed on May 24, 2021. The Bridge Notes are expected to be surrendered as part of the consideration under the Purchase Agreement described below. The Bridge Notes are secured by a lien on the Company’s assets, as described in the Bridge Purchase Agreement and its exhibits.

The Bridge Notes were issued with a 25% original issue discount (consideration to be received of approximately $3.75 million), bear interest at a rate of 15% per annum and have a maturity date of the earliest to occur of: (i) December 25, 2021 (ii) the Public Company Date and (iii) the time immediately prior to the consummation of the Purchase Agreement.

The Bridge Note holder (the “Holder”) and the Company acknowledge and agree that if the Purchase Agreement, is consummated, the Holder may, at its election, offset the purchase price otherwise payable by the Holder to the Company pursuant to the Purchase Agreement, by an amount equal to the outstanding principal amount under this Bridge Note, and, upon such set-off, the portion of this Bridge Note shall be deemed to have been paid in its entirety and all obligations hereunder shall be deemed to be fully satisfied without any further obligations on, or liability to, the Company. If the Holder elects to offset the purchase price under the Agreement, the purchase price payable by the Holder to the Company pursuant to the Purchase Agreement shall be reduced by the outstanding principal amount so deemed satisfied.

The Company has an optional prepayment at any time at a price of 150% of the outstanding amount. Should the Company consummate an alternative transaction after the issuance date, there is a mandatory prepayment at a 150% of the outstanding amount. An event of default would increase the interest rate to 25% per annum as well as a redemption right of 125% of the outstanding amount within 3 business days of proper notice.

The Bridge Notes are convertible into 103,076 shares of Company common stock upon closing of the Purchase Agreement. Each Bridge Note may be converted at the election of the Bridge Note holders upon the closing of the Purchase Agreement, as described below, into the securities offered in such financing.

Note 14 - Subsequent Events (continued)

Second bridge financing: (continued)

Warrants

In addition, upon the funding of each tranche as described above, the Investor received warrants to purchase a number of shares of Company common stock equal to the aggregate principal amount of the Bridge Notes issued divided by the initial per share exercise price of $48.51 (the “Bridge Warrants”), subject to adjustments, as defined including certain reset mechanics. The Bridge Warrants shall have a term of five years from the first date all of the shares underlying the Bridge Warrants are freely tradable. The Bridge Warrants also contain certain rights with regard to asset distributions and fundamental transactions. At the effective time of the Merger, each Bridge Warrant will automatically be exchanged for warrants to purchase ordinary shares, with share amounts and share prices adjusted to reflect the Exchange Ratio (as defined in the Merger Agreement) of the combined company’s ordinary shares.

Following the closing date of the Merger, on each of the tenth trading day, the forty-fifth day, the ninetieth day, and the one hundred thirty-fifth day thereafter (each, a “Reset Date”), if the initial exercise price of the Bridge Warrants is greater than the arithmetic average of 85% of the three lowest weighted average prices of the post-Merger ordinary shares of the combined company during the ten trading day period immediately preceding the applicable Reset Date (the “Reset Price”), the exercise price of the Bridge Warrants will be reset to the Reset Price. Furthermore, the number of Bridge Warrant underlying shares will be adjusted such that the aggregate number of common stock issuable to each Investor reflects the Reset Price instead of the Initial Bridge Exercise Price.

Merger and Securities Purchase Agreement (Primary Financing):

Merger

On March 24, 2021, the Company and Cellect Biotechnology Ltd. (“Cellect”), a corporation under the laws of Israel and Nasdaq Capital Market listed company, announced that the Boards of Directors of the two companies unanimously approved an Agreement and Plan of Merger and Reorganization (“the Merger or the Merger Agreement”) pursuant to which a wholly owned subsidiary of Cellect will merge with and into Quoin, with Quoin surviving as a wholly-owned subsidiary of Cellect. Each share of Quoin Common Stock outstanding immediately prior to the Effective Time (including any shares of Quoin Common Stock issued pursuant to the Quoin Financing shall be converted solely into the right to receive a number of Cellect Ordinary Shares equal to the Exchange Ratio which will trade in the United States in the form of American Depositary Shares (“ADSs,” each ADS currently representing 100 Ordinary Shares) which, together with any cash in lieu of fractional ADSs, will constitute the “Merger Consideration”). Closing of the Merger will result in Quoin shareholders controlling approximately 78% of the combined company. The completion of such transaction is subject to due diligence, shareholder approval and other closing conditions. The operating business of Cellect Biotechnology Ltd. will be spun out to a new entity prior to completion of the Merger. The Merger Agreement contains certain termination rights for both Cellect and Quoin which under specified circumstances, each of the parties may be required to pay the other party a termination fee of $0.5 million. The transaction is expected to be accounted for as a reverse merger.

Securities Purchasing Agreement (Primary Financing)

Additionally, the Company, Cellect and the Investor signed a Securities Purchase Agreement (the “Purchase Agreement” or the “Primary Financing”) on March 24, 2021, pursuant to which the Investor agreed to purchase immediately prior to the closing of the Merger (i) $17.0 million of Quoin common stock (including the set off of the Bridge Notes), which will be exchanged for Cellect ADSs in the Merger representing an aggregate of 18.48% (excluding the Series A through C warrants) of the estimated fully diluted post-merger capitalization of the combined company. It is expected that $5.0 million of the $17.0 million purchase price for Quoin common stock will be satisfied by surrender of the Bridge Notes.

Note 14 - Subsequent Events (continued)

Merger and Securities Purchase Agreement (Primary Financing): (continued)

Securities Purchasing Agreement (Primary Financing) (continued)

At closing, Quoin will also issue 300% of the number of such shares into escrow with The Bank of New York Mellon (the “Additional Purchased Shares”), which will be exchanged for Cellect ADSs in the Merger. The Additional Purchased Shares shall be released upon certain specified reset dates under the Purchase Agreement in the event that the combined company’s share price is less than eighty-five (85%) percent of the arithmetic average of the three (3) lowest weighted average prices of the ADSs over the applicable period. The Investor will be prohibited from receiving ADSs from such escrow to the extent and for so long that immediately after giving effect to such receipt, the Investor, together with its affiliates or other attribution parties would own more than 9.99% of the total number of ordinary shares of the combined company’s then issued and outstanding.

In connection with the Purchase Agreement, the investor will also receive Series A, Series B and Series C warrants (the Primary Warrants) exercisable into shares of the combined company. The Series A Warrants, Series B Warrants and Series C Warrants, each to acquire (x) an initial amount of ADSs equal to one hundred percent (100%) of the quotient determined by dividing the Purchase Price paid by Investor on the Shares Closing Date (as defined in the Primary Financing), by the lower of the Closing Per Share Price and the Initial Per Share Price (each as defined in the Primary Financing), and (y) in the case of the Series C Warrants, (A) an initial amount of ADSs equal to one hundred percent (100%) of the quotient determined by dividing $9.5 million by the lower of the Closing Per Share Price and the Initial Per Share Price, subject to certain adjustments. The initial exercise price of the Primary Warrants is the lower of the Closing Per Share Price and the Initial Per Share Price, subject to certain downward adjustments. The Primary Warrants are subject to reset provisions on the 10th, 45th 90th and 135th trading date after the closing (the Reset Dates). The warrants are subject to certain other adjustments both for exercise price and number of warrants, as defined in the applicable warrant agreements. The Series A warrants have a 5 year term from the closing date and the Series B and C expire 2 years after the Registration Date, as defined.

QUOIN PHARMACEUTICALS, INC.

Condensed Balance Sheets (Unaudited)
	March 31, 2021	December 31, 2020
Assets
Current assets
Cash	$1,077,583	$323,832
Prepaid expenses	48,510	—
Deferred offering costs	245,647	141,338
Total current assets	1,371,740	465,170
Intangible assets, net	886,637	912,648
Total assets	2,258,377	$1,377,818

Liabilities and Stockholder’s deficit
Current Liabilities
Accrued expenses	$1,136,517	$960,847
Accounts payable	234,864	—
Accrued license acquisition	732,500	875,000
Accrued interest	112,639	47,042
Due to officers	4,893,199	4,888,913
Bridge note payable	2,000,000	—
Convertible notes payable	1,213,313	1,213,313
Total current liabilities	10,323,032	7,985,115
Warrant liability	2,446,513	—

Total liabilities	12,769,545	7,985,115

Commitments and Contingencies

Stockholders' deficit

Common stock, par value $0.01 per share, 10,000,000 shares authorized - 1,000,000 shares issued and outstanding at March 31, 2021 and December 31, 2020	100	100

Accumulated deficit	(10,511,268)	(6,607,397)
Total stockholders' deficit	(10,511,168)	(6,607,497)
Total liabilities and stockholders' deficit	2,258,377	$1,377,818

The accompanying footnotes are an integral part of these statements

QUOIN PHARMACEUTICALS, INC.

Condensed Statements of Operations and Changes in Stockholders’ Deficit (Unaudited)

Three months ended March 31,

	2021	2020
Operating Expenses
General and administrative	$744,973	$322,835
Research and development	56,788	75,901
Total operating expenses	801,761	398,736
Other Expenses
Fair value adjustment to bridge note payable	500,000
Warrant liability expense	2,446,513
Financing expense	90,000
Total Fair value adjustment to convertible notes payable and related warrants	3,036,513	—
Interest expense	65,597	—
Net loss before income taxes	(3,903,871)	(398,736)
Provision for income taxes	—	—
Net loss	(3,903,871)	(398,736)
Accumulated deficit - beginning of period	(6,607,397)	(4,512,033)
Accumulated deficit - end of period	$(10,511,268)	$(4,910,769)

Loss per share: Basic and diluted	$(3.90)	$(0.40)
Weighted average shares outstanding:
Basic	1,000,000	1,000,000
Fully-diluted	1,000,000	1,000,000

The accompanying footnotes are an integral part of these statements

QUOIN PHARMACEUTICALS, INC.

Condensed Statements of Cash Flows (Unaudited)

Three months ended March 31,

Cash flows used in operating activities:	2021	2020
Net Loss	$(3,903,871)	$(398,735)
Fair value adjustment to bridge note payable	500,000
Warrant liability expense	2,446,513
Financing expense	90,000
Amortization of intangibles	26,011	26,011
Changes in assets and liabilities:
Increase in accounts payable and accrued expenses	410,533	49,890
Increase in prepaid expenses	(48,510)	—
Increase in accrued interest	65,598	—
Net cash used in operating activities	(413,726)	(322,835)
Cash flows used in investing activities
Payment for license acquisition	(142,500)	—
Net cash used in investing activities	(142,500)	—

Cash flows provided by financing activities:
Increase in deferred offering costs	(104,309)	—
Increase in due to officers	139,286	322,835
Payment of amounts due to officers	(135,000)	—
Proceeds from issuance of Bridge Notes, net	1,410,000	—
Net cash used in financing activities	1,309,977	322,835

Net change in cash	753,751	—

Cash - beginning of period	323,832	—
Cash - end of period	$1,077,583	—

The accompanying footnotes are an integral part of these statements

QUOIN PHARMACEUTICALS, INC.

Notes to Financial Statements

March 31, 2021 and December 31, 2020

NOTE 1 - ORGANIZATION AND BUSINESS

Quoin Pharmaceuticals, Inc. (“Quoin” or the “Company”) was incorporated in Delaware on March 5, 2018 (“Inception”) and established in 2017 as an Irish entity. The Irish entity did not have any operations, was merged into a wholly-owned subsidiary of Quoin which was then dissolved in 2018.

The Company was established as a specialty pharmaceutical company dedicated to developing products that treat rare and orphan diseases for which there are currently no approved treatments. The first lead product is QRX003, a once daily, topical lotion comprised of a broad-spectrum serine protease inhibitor, formulated with the proprietary Invisicare® technology, to treat Netherton Syndrome (NS). In addition, the Company intends to pursue the clinical development of QRX003 in additional rare dermatological diseases including Peeling Skin Syndrome, SAM Syndrome and Palmoplantar Keratoderma.

To date, the Company has not commercialized any products and has not generated any revenue. The majority of the Company’s operating expenses since inception have been associated with completing due diligence on various technologies, asset technology acquisitions, negotiating and finalizing potential funding agreements, and building its pipeline of preclinical product candidates. The founders of the Company have funded all Company related expenditures through September 2020.

On March 24, 2021, the Company and Cellect Biotechnology Ltd. (“Cellect”), a corporation organized under the laws of Israel and Nasdaq Capital Market listed company, announced that the Boards of Directors of the two companies unanimously approved an Agreement and Plan of Merger and Reorganization (“the Merger or the Merger Agreement”) pursuant to which a wholly owned subsidiary of Cellect will merge with and into Quoin, with Quoin surviving as a wholly-owned subsidiary of Cellect. Each share of Quoin Common Stock outstanding immediately prior to the Effective Time (including any shares of Quoin Common Stock issued pursuant to the Quoin financing) will be converted solely into the right to receive a number of Cellect Ordinary Shares equal to the Exchange Ratio, as defined which will trade in the United States in the form of American Depositary Shares (“ADSs,” each ADS currently representing 100 Ordinary Shares) which, together with any cash in lieu of fractional ADSs, will constitute the “Merger Consideration”). Closing of the Merger will result in Quoin shareholders controlling approximately 78% of the combined company.

The completion of such transaction is subject to shareholder approval and other closing conditions. The operating business of Cellect Biotechnology Ltd. will be spun out to a new entity prior to completion of the Merger. The Merger Agreement contains certain termination rights for both Cellect and Quoin which under specified circumstances, each of the parties may be required to pay the other party a termination fee of $0.5 million.

NOTE 2 - LIQUIDITY AND ABILITY TO CONTINUE AS GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred net losses every year since inception and has an accumulated deficit of approximately $10.5 million at March 31, 2021. The Company will require substantial additional capital for its contemplated research and development activities. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

Obtaining additional financing to support the research and development of the Company’s therapeutic targets and its other operating requirements are necessary for the Company to continue operations. If the Company is unable to obtain additional funding, the development of its product candidates will be impacted and the Company would likely be forced to delay, reduce, or terminate some or all of its development programs all of which could a material adverse effect on the Company’s business and the financial statements.

In the fourth quarter of 2020, the Company entered into a convertible note financing arrangement and received net proceeds of approximately $900,000. On March 24, 2021, the Company entered into a bridge financing agreement upon the execution of a binding agreement to consummate a reverse merger transaction with a public entity together with a Securities Purchase Agreement (See Notes 1 and 5). The closing of the Merger and the Securities Purchase Agreement (Primary Financing) is subject to shareholder approval and other closing conditions. The Company is also negotiating a line of credit of credit with a bank that is contingent upon the closing of the reverse merger and securities purchase agreement.

QUOIN PHARMACEUTICALS, INC.

Notes to Financial Statements

March 31, 2021 and December 31, 2020

There is no assurance that the above mentioned merger, Primary Financing or bank line of credit will be consummated. As such, the Company does not have sufficient funds to finance its operating requirements for at least the next twelve months from the financial statement issuance date. These condensed financial statements do not include any adjustments that may result from the outcome of this uncertainty.

NOTE 3 - SUMMARY OF SIGNIFICANT POLICIES

Basis of Presentation:

The unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) for interim financial information and with the instructions to Form 10-Q. Accordingly, they do not include all of the information and footnotes required to be presented for complete financial statements. The accompanying unaudited condensed financial statements reflect all adjustments (consisting only of normal recurring items) which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The accompanying unaudited condensed Balance Sheet as of December 31, 2020 has been derived from the audited financial statements for the year ended December 31, 2020, initially filed with the U.S. Securities and Exchange Commission (“SEC”) on Form F-4 on June 16, 2021. The unaudited condensed financial statements and related disclosures should be read in conjunction with the Company’s audited financial statements and related notes.

Use of estimates:

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could materially differ from those estimates. Management considers many factors in selecting appropriate financial accounting policies and controls, and in developing the estimates and assumptions that are used in the preparation of these financial statements. In addition, other factors may affect estimates, including: expected business and operational changes, sensitivity and volatility associated with the assumptions used in developing estimates, and whether historical trends are expected to be representative of future trends. The estimation process often may yield a range of potentially reasonable estimates of the ultimate future outcomes and management must select an amount that falls within that range of reasonable estimates. Estimates are used in the following areas, among others: fair value of debt instruments and warrants, research and development expense recognition, intangible asset estimated useful lives and impairment assessments, allowances of deferred tax assets, contingency recognition, and cash flow assumptions regarding going concern considerations.

Other risks and uncertainties:

The Company is subject to risks common to biopharmaceutical companies including, but not limited to, new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations, product liability, pre-clinical and clinical trial outcome risks, regulatory approval risks, uncertainty of market acceptance and additional financing requirements.

The Company’s products require approval or clearance from the U.S. Food and Drug Administration (“FDA”) prior to commencing commercial sales in the United States. There can be no assurance that the Company’s products will receive all of the required approvals or clearances. Approvals or clearances are also required in foreign jurisdictions in which the Company may license or sell its products.

There can be no assurance that the Company’s products, if approved, will be accepted in the marketplace, nor can there be any assurance that any future products can be developed or manufactured at an acceptable cost and with appropriate performance characteristics, or that such products will be successfully marketed.

The Company is also dependent on several third party suppliers, in some cases single-source suppliers which include the supplier of the active pharmaceutical ingredient (API) as well as the contract manufacturer of the drug substance for the expected clinical development.

QUOIN PHARMACEUTICALS, INC.

Notes to Financial Statements

March 31, 2021 and December 31, 2020

In December 2019, a novel strain of coronavirus (“COVID-19”) was reported globally. The Company’s operations to date have not been dramatically affected by COVID-19. However, the extent of any future impact on the Company's operational and financial performance will depend on the possibility of a resurgence and resulting severity of COVID 19 with respect to the Company’s access to API and drug substance, the potential disruption in global freight networks, as well as our ability to safely and efficiently conduct planned clinical trials.

Cash and cash equivalents:

For purposes of the statement of cash flows, the Company considers all highly liquid investments and short-term debt instruments with original maturities of three months or less to be cash equivalents. The Company, from time to time during the periods presented, has had bank account balances in excess of federally insured limits. The Company has not experienced losses in such accounts. The Company believes that it is not subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

Long-lived assets:

Long-lived assets are comprised of acquired technology and licensed rights to use technology, which are considered platform technology with alternative future uses beyond the current products in development. Such intangible assets are being amortized on a straight-line basis over their expected useful life of 10 years.

The Company assesses the impairment for long-lived assets whenever events or circumstances indicate the carrying value may not be recoverable. Factors we consider that could trigger an impairment review include the following:

●	Significant changes in the manner of our use of the acquired assets or the strategy for our overall business,

●	Significant underperformance relative to expected historical or projected development milestones,

●	Significant negative regulatory or economic trends, and

●	Significant technological changes which could render the platform technology obsolete.

The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value. During the three months ended March 31, 2021 and the year ended December 31, 2020, there were no impairment indicators which required an impairment loss measurement.

Deferred Offering Costs:

Deferred offering costs are expenses directly related to the expected Primary Financing, as defined in Note 5. These costs consisted of legal, accounting, printing, and filing fees that the Company capitalized which will be offset against the proceeds upon completion of the Primary Financing.

Research and development:

Research and development costs are expensed as incurred. Research and development expenses include personnel costs associated with research and development activities, including third-party contractors to perform research, conduct clinical trials and manufacture drug supplies and materials. The Company accrues for costs incurred by external service providers, including contract research organizations and clinical investigators, based on its estimates of service performed and costs incurred. These estimates include the level of services performed by third parties, patient enrollment in clinical trials when applicable, administrative costs incurred by third parties, and other indicators of the services completed. Based on the timing of amounts invoiced by service providers, the Company may also record payments made to those providers as prepaid expenses that will be recognized as expense in future periods as the related services are rendered.

QUOIN PHARMACEUTICALS, INC.

Notes to Financial Statements

March 31, 2021 and December 31, 2020

Income taxes:

The Company accounts for its income taxes using the asset and liability method. Accordingly, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company also accounts for uncertain tax positions using the more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken in the Company’s income tax returns. As of March 31, 2021 and December 31, 2020, the Company had no uncertain tax positions which affected its financial position and its results of operations or its cash flows and will continue to evaluate for uncertain tax positions in the future. If at any time the Company should record interest and penalties in connection with income taxes, the interest and the penalties will be expensed within the interest and general and administrative expenses, respectively.

QUOIN PHARMACEUTICALS, INC.

Notes to Financial Statements

March 31, 2021 and December 31, 2020

NOTE 3 - SUMMARY OF SIGNIFICANT POLICIES (CONTINUED)

Fair value:

The Company considers its cash, accounts payable, accrued expenses and the convertible notes payable to meet the definition of financial instruments. The carrying amounts of these instruments approximated their fair values due to the short maturities .The convertible notes payable are recorded at fair value, see Notes 4 and 6. The warrants are recorded at fair value, see Notes 5 and 6.

The Company measures fair value as required by ASC Topic 820, Fair Value Measurements and Disclosures (“ASC Topic 820”). ASC Topic 820 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. ASC Topic 820 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.

Earnings (loss) per share:

The Company reports earnings (loss) per share in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 260-10 “Earnings Per Share,” which provides for calculation of “basic” and “diluted” earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income or loss available to common stockholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity. The calculation of diluted net loss per share gives effect to common stock equivalents; however, potential common shares are excluded if their effect is anti-dilutive.

At March 31, 2020 there were no potentially dilutive securities outstanding. At March 31, 2021, the number of shares issuable upon the conversion of convertible notes payable and the warrants issued in connection with these notes are not included in the denominator since their inclusion would be anti-dilutive, and include 62,799 and 66,241, respectively.

Recently issued accounting pronouncements:

The Company has evaluated all recent accounting pronouncements, and believes that none of them will have a material effect on the Company’s financial position, results of operations or cash flows except as discussed below.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)” which replaces the existing guidance in ASC 840 - Leases. This ASU requires a dual approach for lessee accounting under which a lessee would account for leases as finance leases or operating leases. Both finance leases and operating leases will result in the lessee recognizing a right-of-use asset and a corresponding lease liability. For finance leases, the lessee would recognize interest expense and amortization of the right-of-use asset and for operating leases, the lessee would recognize a straight-line total lease expense. This ASU is effective for fiscal years beginning after December 15, 2021 and for interim periods within those fiscal years. The Company will evaluate the impact of adoption of this ASU when it enters into a lease arrangement.

The FASB recently issued ASU 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470- 20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, to reduce complexity in applying GAAP to certain financial instruments with characteristics of liabilities and equity. The guidance in ASU 2020-06 simplifies the accounting for convertible debt instruments and convertible preferred stock by removing the existing guidance that requires entities to account for beneficial conversion features and cash conversion features in equity, separately from the host convertible debt or preferred stock. The guidance in ASC 470-20 applies to convertible instruments for which the embedded conversion features are not required to be bifurcated from the host contract and accounted for as derivatives. In addition, the amendments revise the scope exception from derivative accounting in ASC 815-40 for freestanding financial instruments and embedded features that are both indexed to the issuer’s own stock and classified in stockholders’ equity, by removing certain criteria required for equity classification. These amendments are expected to result in more freestanding financial instruments qualifying for equity classification (and, therefore, not accounted for as derivatives), as well as fewer embedded features requiring separate accounting from the host contract. The amendments in ASU 2020-06 further revise the guidance in ASC 260, Earnings Per Share, to require entities to calculate diluted earnings per share (EPS) for convertible instruments by using the if-converted method. In addition, entities must presume share settlement for purposes of calculating diluted EPS when an instrument may be settled in cash or shares. The amendments in ASU 2020-06 are effective for public entities that meet the definition of an SEC filer, excluding smaller reporting companies as defined by the SEC, for fiscal years beginning after December 15, 2021. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020. The Company is currently evaluating the impact this standard will have on its financial statements.

QUOIN PHARMACEUTICALS, INC.

Notes to Financial Statements

March 31, 2021 and December 31, 2020

Subsequent events:

The Company has evaluated subsequent events through August 3, 2021, which is the date the financial statements were available to be issued.

QUOIN PHARMACEUTICALS, INC.

Notes to Financial Statements

March 31, 2021 and December 31, 2020

Note 4 – Convertible Notes Payable

On October 2, 2020, the Company commenced an offering of up to $3 million in promissory notes (the “2020 Notes” or “Convertible Notes Payable”) and warrants.

The 2020 Notes were issued at a 25% original issue discount and bear interest at a rate of 20% per annum. Each Note Payable will automatically convert at the first closing of a Primary Financing, as defined (See Note 5) into the securities offered in such financing at the price paid by the investors in the Primary Financing. The 2020 Notes are due one year from their respective dates of issuance.

In October through December 2020, the Company received an aggregate of approximately $910,000 pursuant to this offering, resulting in the issuance of 2020 Notes with an aggregate face value of $1,213,333 and an original issue discount of $303,333. Approximately 23% of such financing was received from parties who are related to or affiliated with members of the Company’s board of directors. No additional funding was received in the three months ended March 31, 2021.

The noteholders also received warrants exercisable at any time after the issuance date for a number of shares of the Company’s common stock that equates to 100% of the “as if converted” shares as if the 2020 Notes principal and interest were convertible at the lowest price any securities are sold, convertible, or exercisable into in the Primary Financing or the next round of financing (whichever is lower). The exercise price is to be based on a valuation equal to the valuation of the next financing round that is prior to or immediately after the closing of the Merger, as defined – (See Note 5) upon the issuance of any shares of Common Stock or securities convertible into shares of Common Stock below the then-existing exercise price. Since the amount of warrants and exercise price of the warrants were not knowable until the next round of financing, they were not accounted for as of December 31, 2020. The warrant holders could not exercise the warrant at date of issuance and through December 31, 2020 since the exercise price and number of warrants had not been determined.

Based upon the terms agreed to March 2021 in the Primary Financing (see Note 5), the 2020 Notes will be mandatorily convertible into an expected 21,568 common shares (pre-exchange ratio) based on the valuation of $48.51 negotiated in the Primary Financing subject to closing and shareholder approval. The Company has elected to account for the convertible notes payable using the fair value model, which requires the Company to record changes in fair value as a component of other income or expense. Management elected to use the fair value model due to the short maturity of the convertible notes payable and likely conversion at the date of the Merger. The fair value of the convertible promissory notes was estimated by management to be approximately $1.2 million at the date of issuance, resulting in an increase in the fair value of the convertible notes payable of $378,000 which was recognized in the fourth quarter of 2020. As the Company had not consummated the Merger or Primary Financing as of March 31, 2021, management has estimated that the fair value had not significantly changed from issuance to March 31, 2021.

The warrants will be exercisable for 25,010 common shares (pre-exchange ratio) at an initial exercise price of $48.51 per share with full ratchet protection. Upon closing of the Primary Financing, each holder agrees to submit this warrant in exchange for the Series A warrants issued in the Primary Financing with the same amount of warrant shares and the same exercise price under this warrant (see Note 6) and have a contractual term of 5 years.

The Company determined that these warrants met the criteria to be recorded as a liability instrument. The fair value of warrants was determined by a MonteCarlo simulation model to be approximately $0.9 million at the date of issuance. The significant estimates used in such calculation were as follows:

•	Stock price	$48.51

•	Initial exercise price	$48.51

•	Contractual Term	5.0

•	Volatility	98%

•	Discount rate	.91%

The fair value of the warrants are included in warrant liability expense in the accompanying statement of operations for the three months ended March 31, 2021. The change in the fair value from issuance to March 31, 2021 was de-minimus.

The Company incurred debt issuance costs of $75,000, which was recognized as a component other expense in the fourth quarter of 2020. Accrued interest, at the stated interest rate, recognized in the three months ended March 31, 2021 was approximately $61,000.

QUOIN PHARMACEUTICALS, INC.

Notes to Financial Statements

March 31, 2021 and December 31, 2020

Note 5 – Bridge financing and Securities Purchase Agreement

Bridge financing

In connection with the Merger Agreement and the Securities Purchase Agreement (described below), the Company entered into a “Bridge Purchase Agreement” on March 24, 2021 with an investor (the “Investor”), pursuant to which the Investor has agreed to purchase, and the Company agreed to issue notes (the “Bridge Notes”) in the aggregate principal amount of up to $5,000,000 in exchange for an aggregate purchase price of up to $3,750,000. The Investor agreed to purchase the Bridge Notes in three closings: (i) the first closing for $2,000,000 in aggregate principal amount of Bridge Notes closed on March 25, 2021 (the Company received proceeds of $1.5 million less fees of $90,000); (ii) the second closing for $1,666,666 in aggregate principal amount in April 2021; and (iii) a third closing for $1,333,333 in May 2021. The Bridge Notes are secured by a lien on the Company’s current and future assets, are senior to all other outstanding and future indebtedness of the Company and include covenants limiting future indebtedness, among others.

The Bridge Notes were issued with a 25% original issue discount (consideration to be received of approximately $3.75 million), bear interest at a rate of 15% per annum and have a maturity date of the earliest to occur of: (i) December 25, 2021 (ii) the Public Company Date and (iii) the time immediately prior to the consummation of the Securities Purchase Agreement.

The Bridge Note holder (the “Holder”) and the Company acknowledge and agree that if the Securities Purchase Agreement is consummated, the Holder may, at its election, offset the purchase price otherwise payable by the Holder to the Company pursuant to the Securities Purchase Agreement, by an amount equal to the outstanding amount under this Bridge Note, and, upon such set-off, the portion of this Bridge Note shall be deemed to have been paid in its entirety and all obligations hereunder shall be deemed to be fully satisfied without any further obligations on, or liability to, the Company. If the Holder elects to offset the purchase price under the Securities Purchase Agreement, the purchase price payable by the Holder to the Company pursuant to the Securities Purchase Agreement shall be reduced by the outstanding amount so deemed satisfied. The Bridge Notes would be convertible into 103,077 shares of Company common stock upon closing of the Securities Purchase Agreement, assuming the assumptions that existed at March 24, 2021 are in effect at the closing date.

The Company has an optional prepayment at any time at a price of 150% of the outstanding amount. Should the Company consummate an alternative transaction, as defined, after the issuance date, there is a mandatory prepayment at a 150% of the outstanding amount. An event of default would increase the interest rate to 25% per annum as well as a redemption right of 125% of the outstanding amount within 3 business days of proper notice.

The Company has elected to account for the convertible notes payable using the fair value model, which requires the Company to record changes in fair value as a component of other income or expense. Management elected to use the fair value model due to the short maturity of the convertible notes payable and likely conversion at the date of the Merger.  The fair value of the convertible promissory notes was estimated by management to be approximately $2.0 million at the date of issuance, resulting in an increase in the fair value of the convertible notes payable was approximately $500,000 which is recognized as a component of other expense in the accompanying statement of operations. The fair value adjustment to convertible notes payable also includes $90,000 of debt issuance costs incurred in connection with this bridge note which was also immediately recognized as other expense. As the Company had not consummated the Merger or Primary Financing as of March 31, 2021, management has estimated that the fair value had not significantly changed from issuance to March 31, 2021.

At March 31, 2021, the face amount of Bridge Notes outstanding was $2,000,000. The accrued interest, at the stated interest rate, recognized in the three months ended March 31, 2021 was approximately $4,000.

Warrants

Upon the funding of each Bridge Note tranche described above, the Investor received warrants to purchase a number of shares of Company common stock equal to the aggregate principal amount of the Bridge Notes issued divided by the initial per share exercise price of $48.51 (the “Bridge Warrants”) or a total of 103,077 shares, subject to adjustments, as defined including certain reset mechanics. The Bridge Warrants shall have a term of five years from the date all of the shares underlying the Bridge Warrants are freely tradable. The Bridge Warrants also contain certain rights with regard to asset distributions and fundamental transactions. At the effective time of the Merger, each Bridge Warrant will automatically be exchanged for warrants to purchase ordinary shares, with share amounts and share prices adjusted to reflect the Exchange Ratio (as defined in the Merger Agreement) of the combined company’s ordinary shares. In connection with the first closing on March 25, the Company issued 41,231 Bridge warrants.

QUOIN PHARMACEUTICALS, INC.

Notes to Financial Statements

March 31, 2021 and December 31, 2020

Following the closing date of the Merger, on each of the tenth trading day, the forty-fifth day, the ninetieth day, and the one hundred thirty-fifth day thereafter (each, a “Reset Date”), if the initial exercise price of the Bridge Warrants is greater than the arithmetic average of 85% of the three lowest weighted average prices of the post-Merger ordinary shares of the combined company during the ten trading day period immediately preceding the applicable Reset Date (the “Reset Price”), the exercise price of the Bridge Warrants will be reset to the Reset Price. Furthermore, the number of Bridge Warrant underlying shares will be adjusted such that the aggregate number of common stock issuable to each Investor reflects the Reset Price instead of the Initial Bridge Exercise Price. Adjustments to the exercise price and number of warrant shares are available to the holder until the second anniversary of the Registration Date, as defined. Upon the occurrence of a Fundamental transaction, as defined, the warrant holder has the right to elect a cash settlement for the value of the warrant base on the Black Scholes options pricing model.

The Company determined that the warrants met the criteria to be recorded as a liability instrument. The fair value of warrants was determined by a MonteCarlo simulation model to be approximately $1.6 million at the date of issuance. The significant estimates used in such calculation were as follows:

•	Stock price	$48.51

•	Initial exercise price	$48.51

•	Contractual Term	5.0

•	Volatility	98%

•	Discount rate	.91%

The fair value of the warrants are included in other expense in the accompanying statement of operations for the three months ended March 31, 2021. The change in the fair value from issuance to March 31, 2021 was de-minimus.

Securities Purchasing Agreement (Primary Financing)

Additionally, the Company, Cellect and the Investor signed a Securities Purchase Agreement (the “Purchase Agreement” or the “Primary Financing”) on March 24, 2021, pursuant to which the Investor agreed to purchase immediately prior to the closing of the Merger (i) $17.0 million of Quoin common stock (including the set off of the $5.0 million Bridge Notes), which will be exchanged for Cellect ADSs in the Merger representing an aggregate of 18.48% (excluding the Series A through C warrants noted below) of the estimated fully diluted post-merger capitalization of the combined company.

In connection with the Purchase Agreement, the Investor will also receive Series A, Series B and Series C warrants (the Primary Warrants) exercisable into shares of the combined company, issued 11 days after closing of the Purchase Agreement. The Series A Warrants and Series B Warrants each allow the holder to acquire an initial amount of ADSs equal to one hundred percent (100%) of the quotient determined by dividing the Purchase Price paid by Investor on the Shares Closing Date (as defined in the Primary Financing), by the lower of the Closing Per Share Price and the Initial Per Share Price (each as defined in the Primary Financing); and in the case of the Series C Warrants, an initial amount of ADSs equal to one hundred percent (100%) of the quotient determined by dividing $9.5 million by the lower of the Closing Per Share Price and the Initial Per Share Price, subject to certain adjustments. The initial exercise price of the Series A and Series C warrants is the lower of the Closing Per Share Price and the Initial Per Share Price, subject to certain downward adjustments. The Series B warrants can be exercised for no additional consideration.

The Primary Warrants are subject to reset provisions on the 10th, 45th 90th and 135th trading date after the closing (the Reset Dates). The warrants are subject to certain other adjustments both for exercise price and number of warrants, as defined in the applicable warrant agreements. The Series A warrants have a 5 year term from the closing date and the Series B and C expire 2 years after the Registration date, as defined. The Series C warrants would be mandatorily exercised at the Company’s election any time after the Initial Effectiveness Deadline (as defined in the Registration Rights Agreement) so long as no Equity Conditions Failure has occurred during the Equity Conditions Measuring Period (each, as defined on the Warrant). Upon each exercise of the Series C Warrant whereby the Holder pays the applicable Aggregate Exercise Price in cash, whether such exercise is pursuant to Section 1(a) or Section 1(i) of the Warrant, the Company shall, along with delivering the Warrant Shares issuable to the Holder upon exercise of the Series C Warrant, issue (i) a Series A Warrant and (ii) a Series B Warrant, each to purchase a number of ADSs equal to the number of Warrant Shares issuable to the Holder upon such exercise of the Series C Warrant (without any regard to any limitation on exercise included therein).

QUOIN PHARMACEUTICALS, INC.

Notes to Financial Statements

March 31, 2021 and December 31, 2020

At closing, Quoin will issue 300% of the number of such shares into escrow with The Bank of New York Mellon (the “Additional Purchased Shares”), which will be exchanged for Cellect ADSs in the Merger. The Additional Purchased Shares shall be released upon certain specified reset dates under the Purchase Agreement in the event that the combined company’s share price is less than eighty-five (85%) percent of the arithmetic average of the three (3) lowest weighted average prices of the ADSs over the applicable period. The Investor will be prohibited from receiving ADSs from such escrow to the extent and for so long that immediately after giving effect to such receipt, the Investor, together with its affiliates or other attribution parties would own more than 9.99% of the total number of ordinary shares of the combined company’s then issued and outstanding.

Note 6. Fair Value of Financial Instruments

The Company applies fair value accounting for all assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities the Company considers the principal or most advantageous market in which it would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as risks inherent in valuation techniques, transfer restrictions and credit risk. For certain instruments, including cash and cash equivalents, accounts payable, and accrued expenses, it was estimated that the carrying amount approximated fair value because of the short maturities of these instruments.

Fair value is estimated using various valuation models, which utilize certain inputs and assumptions that market participants would use in pricing the asset or liability. The inputs and assumptions used in valuation models are classified in the fair value hierarchy as follows:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2: Quoted market prices for similar instruments in an active market; quoted prices for identical or similar assets and liabilities in markets that are not active; and model-derived valuations inputs of which are observable and can be corroborated by market data.

Level 3: Unobservable inputs and assumptions that are supported by little or no market activity and that are significant to the fair value of the asset and liability. The fair value hierarchy gives the lowest priority to Level 3 inputs.

In determining the appropriate hierarchy levels, the Company analyzes the assets and liabilities that are subject to fair value disclosure. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to their fair value measurement. The Company determined the estimated fair value of the convertible notes payable based on a qualitative evaluation of the credit worthiness of the Company and the probability of outcomes under the possible scenarios.

QUOIN PHARMACEUTICALS, INC.

Notes to Financial Statements

March 31, 2021 and December 31, 2020

The following table presents the Company’s assets and liabilities that are measured at fair value on a recurring basis by fair value hierarchy at March 31, 2021 and December 31, 2020:

March 31, 2021	Level 1	Level 2	Level 3	Total
Bridge warrants	—	—	$1,552,400	$1,552,400
Convertible note warrants	—	—	894,113	894,113
Total Warrant Liability	—	—	$2,446,513	$2,446,513

Bridge note payable	—	—	2,000,000	2,000,000

Convertible notes payable	—	—	1,213,333	1,213,333
Total notes payable			3,213,333	3,213,333
Total Liabilities	$—	—	$5,659,846	$5,659,846

December 31, 2020	Level 1	Level 2	Level 3	Total
Convertible notes payable	$—	$—	$1,213,333	$1,213,333
Total Liabilities	$—	—	$1,213,333	$1,213,333

In 2020, the convertible notes payable were entered into and their initial fair value was determined to be $1,213,333.  The fair value adjustment from December 31, 2020 to March 31, 2021 was de-minimus.

In the three months ended March 31, 2021, the Bridge notes were entered into, the bridge note warrants issued and the convertible note warrant terms were set. See Note 5. Their initial fair value were determined to be approximately $2,000,000, $1,552,400 and $894,113, respectively. The fair value adjustment to the Bridge notes, bridge note warrants, and the convertible note warrants from issuance through March 31, 2021 was de-minimus.

NOTE 7 - ASSET ACQUISITION AND IN-LICENSED TECHNOLOGY

Polytherapeutics:

On March 24, 2018, the Company entered into a securities purchase agreement (the “Acquisition Agreement”) in which they agreed to acquire all of the equity interests in Polytherapeutics, Inc. (the “Seller” or “Polytherapeutics”) for $40,833, paid at closing, and future royalties. Under the agreement, the Company also committed to pay royalties to the Seller provided the Company commercializes products using the technology developed by the Seller. The terms of any royalty payments to the Seller are 4.0% of the net revenue of royalty products, as defined, received by Quoin during the ten (10) year period commencing from the date of first sale of a royalty product. If a generic product is introduced by a third party to the market, during the royalty period, the royalty fees shall be reduced from 4% to 2%. If, during the royalty period, two or more generic products are introduced, the royalty fees shall be reduced from 2% to 0%. The transaction was accounted for as an asset acquisition.

QUOIN PHARMACEUTICALS, INC.

Notes to Financial Statements

March 31, 2021 and December 31, 2020

The Seller has the right to repurchase the intellectual property for $100,000 if there are no products in clinical development using such technology through March 31, 2021. As of March 31, 2021, there are no products utilizing this technology in clinical development. However, the Seller has not communicated any intention to repurchase the intellectual property.

The Company also entered into a research and consulting agreement which commits the Company to pay the former owner of Polytherapeutics for additional research and development consulting services (See Notes 11 and 13).

Skinvisible:

On October 17, 2019, the Company entered into an exclusive license agreement with Skinvisible Inc. (“Skinvisible”) pursuant to which Skinvisible granted a license to use certain patented technology for the development of products for commercial sale in the orphan rare skin disease field, and for the use of a proprietary polymer deliver system technology. This technology is currently being used in the development of QRX003. In exchange for the license, the Company agreed to pay Skinvisible $1,000,000, development and sales milestone payments and a single digit royalty on all net sales, as defined subject to adjustment in certain situations.

The license fee was originally due in two equal installments of $500,000 payable no later than December 31, 2019 and March 31, 2020, which were not paid and the agreement was amended for payment due on July 31, 2020. On July 31, 2020, the agreement was amended to further extend the payment until September 30, 2020 and on September 30, 2020, the agreement was further amended, requiring payment of the license fee only when outside financing is received, as defined.

During the period ended March 31, 2021, the Company paid an additional $142,500 of the license acquisition payable. At March 31, 2021 and December 31, 2020, the license acquisition liability due was $732,500 and $875,000 respectively.

The development milestones require the Company to make payments upon achieving development milestones for the first Rare Skin Disease drug product developed using the licensed technology and the first two Ketamine products, as defined. Payments are due upon successful completions of certain clinical milestones ($7.5 million) and obtaining US and EU regulatory approval ($15 million). The Sales milestones required for every licensed product commercialized by the Company are $10 million upon achievement of $100 million in sales being achieved in the annual period; $25 million upon achievement of $250 million in sales and $50 million upon the achievement of $400 million in sales in an annual period. No development milestones, sales milestones or royalty payments were due in 2020 or through March 31, 2021. On January 27, 2021, the Company and Skinvisible entered into amendment number 3 to its license agreement. This amendment modified the clinical milestone payment requirements such that $750,000 would be payable to Skinvisible upon achievement of specified clinical milestones, and $21.75 million upon regulatory approval in the U.S. and EU respectively.

The Skinvisible agreement has a termination clause that is triggered if no product has commenced clinical testing 12 months after the date of the agreement or the latest subsequent amendment.

See Note 14 for amendments to the Skinvisible agreement subsequent to period end.

NOTE 8 - INTANGIBLE ASSETS

As of March 31, 2021 and December 31, 2020, intangible assets (see Note 7) are as follows:

	March 31, 2021	December 31, 2020
Acquired technology - Polytherapeutics	$40,433	$40,433
Technology license – Skinvisible	1,000,000	1,000,000
Total cost	1,040,433	1,040,433
Accumulated amortization	(153,796)	(127,785)
Net book value	$886,637	$912,648

QUOIN PHARMACEUTICALS, INC.

Notes to Financial Statements

March 31, 2021 and December 31, 2020

The Company recorded amortization expense of $26,011 in the three months ended March 31, 2021 and 2020. Amortization expense for each of the next 5 years is expected to be approximately $104,000, and then approximately $367,000 thereafter.

NOTE 9 - ACCRUED EXPENSES

Accrued expenses as of March 31, 2021 and December 31, 2020 are as follows:

	March 31, 2021	December 31, 2020
Professional fees	$297,734	$173,095
Investor Relation firm fees (note 11)	570,000	528,000
Payroll taxes (note 10)	157,931	148,899
Research contract expenses (note 11)	105,052	105,052
Other expenses	5,800	5,802
Total	$1,136,517	$960,847

QUOIN PHARMACEUTICALS, INC.

Notes to Financial Statements

March 31, 2021 and December 31, 2020

NOTE 10 - RELATED PARTY TRANSACTIONS

Employments agreements and Due to Officers/Founders:

On March 9, 2018, the Company executed employment agreements with both of its officers/founders. The effective date of the employment agreements for both officers/founders is March 9, 2018 (the “Effective Date”) but the agreements allow for a onetime expense that covers the salaries they would have otherwise been paid for efforts they undertook in the periods since inception. The salaries and benefits allowances provided for under the employment agreements began to accrue as of the Effective Date as the services were being provided by the officers/founders. All amounts due to the officers/founders under the employment agreements have been accrued as Due to Officers included in the accompanying balance sheet.

Amounts due to the officers/founders consists of amounts specified in the employment agreements since inception to December 31, 2020 and March 31, 2021 as well as reimbursable travel and other amounts paid to third parties on behalf of the Company. The Company repaid $135,000 and $0 of such amounts due to officers/founders in the quarters ended March 31, 2021 and 2020, respectively.

Amounts due to officers at March 31, 2021 and December 31, 2020 consisted of the following:

	March 31, 2021	December 31,2020
Salaries and allowances	$3,973,500	$3,984,000
Invoices paid on behalf of the Company	879,266	864,480
Purchase of Polytherapeutics assets	40,433	40,433
Total	$4,893,199	$4,888,913

See Note 4 for related party debt.

NOTE 11 – RESEARCH, CONSULTING AGREEMENTS AND OTHER COMMITMENTS

Research and consulting agreement:

The Company entered into a research and consulting agreement (the “Research Agreement”) which commits the Company to pay the former owner of Polytherapeutics (the “Consultant”) to transfer the technical know-how of Polytherapeutics with respect to (i) good manufacturing practices (“GMP”), clinical and commercial manufacturing of the Company’s PolyDur polymer and (ii) formulation development of products utilizing the Company’s PharmaDur polymer (See Note 7). The agreement required monthly consulting payments of $20,833 beginning on July 31, 2018 and ending February 28, 2021 (the “Post-Closing Period”) for a total of $666,667 over the consulting period. Pursuant to an amendment, the Post-Closing Period was revised to terminate on December 31, 2020. The Company is required to make monthly payments only to the extent the Consultant provides services, as described in the Research Agreement and the Acquisition Agreement.

QUOIN PHARMACEUTICALS, INC.

Notes to Financial Statements

March 31, 2021 and December 31, 2020

NOTE 11 - RESEARCH AND CONSULTING AGREEMENT (CONTINUED)

Research and consulting agreement: (continued)

If the Company fails to make monthly payments under the Research Agreement and the Acquisition Agreement or the royalty payments described in Note 7, the Seller has the option to buy back all the intangible assets included in the agreement for $1.00. Further, if the Company fails to enter a product covered by the Acquisition Agreement into clinical development by the end of the Post-Closing Period, the Seller has the option to buy the rights to commercialize said products for $100,000. As of March, 31, 2021 there are no products utilizing this technology in clinical development. The Seller has not communicated any intent to buy the product from the Company as of the financial statement issuance date.

Through March 31, 2021 and the financial statement issuance date, the Company has not made any payments, the Consultant has not performed any services and the Company has not incurred or accrued for any expenses. See Note 13 for Consultant’s notification of breach of contract.

Other research consulting agreements:

The Company entered into three consulting agreements with Axcella Research LLC to provide regulatory and pre- clinical/clinical services to the Company with respect with QRX 003 and QRX004. The combined fees of the three agreements are approximately $270,000, payable as milestones under the three agreements are met. Further, the Company has two options to pay the milestones due 1) one half in equity of the Company (at a pre-negotiated valuation) and one-half in cash or 2) entirely in cash, in which case a discount of approximately 20% would be applicable. The Company recognized research and development expenses for services provided and milestones met of $0 and $49,890 for the three months ended March 31, 2021 and 2020, respectively, and the Company recognized an accrued liability of $105,052 at March 31, 2021 and December 31, 2020. The Company has not made any cash payments or issued any shares through March 31, 2021, and has not determined whether shares will be issued in lieu of cash for such liability.

Consulting agreement:

The Company entered into a consulting agreement with an Investor Relations (IR) firm, which provides for a monthly fee of $14,000. The agreement has an automatic annual renewal clause and has been in effect since November 2017. The Company owes the IR firm $570,000 and $528,000 as of March 31, 2021 and December 31, 2020, respectively, which is included in accrued expenses in the accompanying balance sheet.

Employment agreements:

The employment agreements entered into by the Company with its two founders/officers provides for a combined base salary, including monthly allowances, of $996,000 per annum, a discretionary bonus and certain allowances and benefits. In the event of termination of the two founders/officers for reason other than cause, as defined in the employment agreements, the founders shall be entitled to two years of based salary and bonus. See Note 10– related party transactions.

Other:

See Note 7 for asset and in-licensed technology commitments.

QUOIN PHARMACEUTICALS, INC.

Notes to Financial Statements

March 31, 2021 and December 31, 2020

NOTE 12 - COMMON STOCK

The Company’s authorized capital stock consists of 10,000 shares of common stock. On March 5, 2018, in connection with the incorporation as a Delaware corporation, the Company issued 100 shares for a consideration of $100 split equally between the two founders and officers of the Company. In February 2021, the Board of Directors of the Company approved an amendment to the articles of incorporation to authorize 10 million shares of common stock and to effectuate a 10,000 - 1 forward stock split. All share and per share numbers in the financial statements have been retroactively reflected in all periods presented.

The Company’s common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. A vote by the holders of a majority of the Company’s outstanding shares is required to effectuate certain fundamental corporate changes such as a liquidation, merger or an amendment to the Company’s articles of incorporation.

The holders of shares of common stock will be entitled to such cash dividends as may be declared from time to time by the Company’s board of directors from funds available therefor.

In the event of any merger or consolidation of the Company with or into another company in connection with which shares of the Company’s common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of the Company’s common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Holders of the Company’s common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Company’s common stock.

QUOIN PHARMACEUTICALS, INC.

Notes to Financial Statements

March 31, 2021 and December 31, 2020

NOTE 13 - CONTINGENCIES

From time to time, the Company may become involved in various legal matters arising in the ordinary course of business. Management is unaware of any matters requiring accrual for related losses in the financial statements.

In February 2020, the seller of the equity interests in Polytherapeutics and party to the Research Agreement communicated with the Company threatening litigation for non-payment and related breach of contract and immediate payment of all monthly payments in the amount of $666,667. See Notes 7 and 11. The Consultant has not provided any services and other technical requirements under the agreements, and therefore is considered to be in breach of contract. The Company and the Consultant have had communications with respect to the duration, commencement date and payment of the consulting services, but a revised agreement has not been reached. No lawsuits have been filed as of the financial statement issuance date. Should a formal claim or lawsuit be filed, the Company believes it has meritorious defenses.

NOTE 14 - SUBSEQUENT EVENTS

Skinvisible License

On April 19, 2021, the Company and Skinvisible entered into amendment number 4 to its license agreement which established the development deadline as December 31, 2022. Should the Company not commence clinical testing as defined by the development deadline, the license agreement will terminate immediately except in certain circumstances as specified in the agreement.

On June 21, 2021, the parties entered into amendment number 5 which modified the payment terms of the initial license fee - which required a payment of $107,500 (which was paid on June 26, 2021), a payment of $250,000 within 10 days of the Primary Financing by the Investor, and the remaining $250,000 upon the earlier of approval of an Investigatory New Drug application by the FDA or December 31, 2021. This amendment also eliminated the $750,000 clinical milestone payments specified in amendment number 3 and reduced the milestone payment upon regulatory approval of product containing the Skinvisible technology in either the U.S. or E.U., whichever happens first to a total of $5,000,000.

Bridge Notes

The Company received funding from the second and third tranches of the Bridge funding (See Note 5), in the amount of $1.25 million on April 23, 2021 and $0.95 million on May 24, 2021, and a total of 61,847 warrants (see Note 5) were issued to the Investor.

Annex A

Merger Agreement

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

CELLECT BIOTECHNOLOGY LTD.,

CELLMSC, INC.,

QUOIN PHARMACEUTICALS, INC.,

Dated as of March 24, 2021

i

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of March 24, 2021, by and among CELLECT BIOTECHNOLOGY LTD., an Israeli company (“Cellect”), CELLMSC, INC., a Delaware corporation (“Merger Sub”), and QUOIN PHARMACEUTICALS, INC., a Delaware corporation (“Quoin”). Cellect, Merger Sub and Quoin may each be referred to herein individually as a “Party” and collectively as the “Parties.” Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, Cellect and Quoin intend to effect a merger of Merger Sub into Quoin (the “Merger”) in accordance with this Agreement and the DGCL;

WHEREAS, upon consummation of the Merger, Merger Sub will cease to exist, and Quoin will become a wholly owned subsidiary of Cellect;

WHEREAS, the Parties intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g), and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder;

WHEREAS, the Cellect Board of Directors (i) has determined that the Merger is fair to, and in the best interests of, Cellect and the Cellect Shareholders, (ii) has deemed advisable and approved this Agreement, the Merger, the Cellect Shareholder Matters, and other actions contemplated by this Agreement; and (iii) has determined to recommend that the Cellect Shareholders vote to approve the Cellect Shareholder Matters;

WHEREAS, the Board of Directors of Merger Sub (i) has determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) has deemed advisable and approved this Agreement, the Merger, and the applicable Contemplated Transactions, and (iii) has determined to recommend that the stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Merger and the applicable Contemplated Transactions;

WHEREAS, the Quoin Board of Directors (i) has determined that the Merger is advisable and fair to, and in the best interests of, Quoin and the Quoin Stockholders, (ii) has deemed advisable and approved the Quoin Stockholder Matters and other actions contemplated by this Agreement, and (iii) has determined to recommend that the Quoin Stockholders vote to adopt this Agreement and thereby approve the Quoin Stockholder Matters;

WHEREAS, in order to induce Quoin to enter into this Agreement and to cause the Merger to be consummated, Dr. Shai Yarkoni is executing concurrently with the execution and delivery of this Agreement support agreements in favor of Quoin in the form substantially attached hereto as Exhibit B-1 (the “Cellect Shareholder Support Agreements”);

WHEREAS, within twenty-four (24) hours following the execution and delivery of this Agreement, the Quoin Lock-up Signatories will execute and deliver support agreements in favor of Cellect in the form substantially attached hereto as Exhibit B-2 (the “Quoin Stockholder Support Agreements”);

WHEREAS, as a condition to the willingness of, and an inducement to Cellect to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, each of the Quoin Lock-up Signatories is entering into a lock-up agreement, in the form substantially attached hereto as Exhibit C (the “Lock-up Agreements”);

WHEREAS, it is expected that promptly after the F-4 Registration Statement is declared effective under the Securities Act (but in no event later than five (5) Business Days following the effectiveness of the F-4 Registration Statement), Quoin shall deliver the Quoin Stockholder Written Consent evidencing the Required Quoin Stockholder Vote;

WHEREAS, concurrently with the execution and delivery of this Agreement, certain investors have executed a Securities Purchase Agreement among Quoin, Cellect and the Persons named therein (representing an aggregate commitment no less than the Concurrent Investment Amount and the conversion of the outstanding portion of the Bridge Loan), pursuant to which such Persons will have agreed to purchase the number of shares of Quoin Capital Stock set forth therein immediately prior to the Closing in connection with, and conditioned upon, the Quoin Financing.

AGREEMENT

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the Parties agree as follows:

Article 1
DESCRIPTION OF TRANSACTION

Section 1.1             Structure of the Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, (a) Merger Sub shall be merged with and into Quoin, and (b) the separate existence of Merger Sub shall cease and Quoin will continue its corporate existence under the DGCL as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2             Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. As a result of the Merger, Quoin will become a wholly-owned subsidiary of Cellect.

Section 1.3             Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Article 6, Article 7 and Article 8, the closing of the Merger (the “Closing”) shall take place remotely by electronic transfer of documentation as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article 6, Article 7 and Article 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Cellect and Quoin may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties hereto shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the applicable requirements of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Cellect and Quoin (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

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Section 1.4             Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a)               the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the terms of such certificate of incorporation, the certificate of incorporation of the Surviving Corporation and the DGCL;

(b)               the Articles of Association of Cellect shall be the Articles of Association of Cellect immediately prior to the Effective Time, until thereafter amended as provided by the Companies Law and such Articles of Association; provided, however, that immediately prior to the Effective Time, Cellect shall effect one or more amendments to its Articles of Association, to the extent approved by the holders of Cellect Ordinary Shares as contemplated by Section 5.3, to (i) change the name of Cellect to “QUOIN PHARMACEUTICALS, LTD.” or a similar name agreed between the Parties and approved by the Israeli Companies Registrar (ii) increase the authorized Cellect Ordinary Shares, to the extent requested by Quoin prior to the filing with the SEC of the Proxy Statement, and (iii) make such other changes as are mutually agreeable to Cellect and Quoin;

(c)               the bylaws of the Surviving Corporation shall be amended and restated in their entirety to read identically to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the terms of such bylaws, the certificate of incorporation of the Surviving Corporation and the DGCL; and

(d)               the directors and officers of the Surviving Corporation and the directors and officers of Cellect shall be the directors and officers set forth in Schedule 5.11 or as otherwise determined by Quoin with respect to the directors and officers of the Surviving Corporation or as otherwise determined by Quoin and Cellect in accordance with Schedule 5.11 with respect to the directors and officers of Cellect.

Section 1.5        Conversion of Quoin Securities.

(a)               At the Effective Time, by virtue of the Merger and without any further action on the part of Cellect, Merger Sub, Quoin or any Quoin Stockholder:

(i)                 each share of Quoin Common Stock held as treasury stock or held or owned by Quoin, Cellect, any Cellect Subsidiary or Merger Sub, immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

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(ii)              Subject to Section 1.5(a)(iii), each share of Quoin Common Stock outstanding immediately prior to the Effective Time (including any shares of Quoin Common Stock issued pursuant to the Quoin Financing and including, for the avoidance of doubt, the Additional Quoin Shares outstanding immediately prior to the Effective Time, but excluding shares to be canceled pursuant to Section 1.5(a)(i) and Dissenting Shares) shall be converted solely into the right to receive a number of Cellect Ordinary Shares equal to the Exchange Ratio which will trade in the United States in the form of American Depositary Shares (“ADSs,” each ADS currently representing 100 Ordinary Share), evidenced by American Depositary Receipts (“ADRs”) (such ADSs, together with any cash in lieu of fractional ADSs, the “Merger Consideration”).

(iii)            No fractional ADRs will be issued and any holder of shares of Quoin Common Stock entitled to receive a fractional ADRs but for this Section 1.5(a)(iii) shall be entitled to receive a cash payment in lieu thereof, which payment shall represent such holder’s proportionate interest in the net proceeds for the sale by the Exchange Agent on behalf of such holder of the aggregate fractional ADRs that such holder otherwise would be entitled to receive. Any such sale shall be made by the Exchange Agent within five (5) Business Days after the date upon which the certificate (or affidavit(s) of loss in lieu thereof) that would otherwise result in the issuance of such fractional ADSs has been received by the Exchange Agent.

(iv)             Each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(b)               If, between the time of calculating the Exchange Ratio and the Effective Time, the outstanding (i) shares of Quoin Common Stock or (ii) Cellect Ordinary Shares have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split (including the ADR Ratio Adjustment to the extent such split has not been previously taken into account in calculating the Exchange Ratio), combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to provide the holders of Quoin Common Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 1.6             Closing of Quoin’s Transfer Books. At the Effective Time: (a) all shares of Quoin Common Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 1.5, and (i) all holders of certificates representing shares of Quoin Capital Stock that were outstanding or (ii) holders of shares of Quoin Capital Stock that were deemed issued immediately prior to the Effective Time shall cease to have any rights as stockholders of Quoin; and (b) the stock transfer books of Quoin shall be closed with respect to all shares of Quoin Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Quoin Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Quoin Capital Stock outstanding immediately prior to the Effective Time (a “Quoin Stock Certificate”) is presented to the Exchange Agent or to the Surviving Corporation, such Quoin Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.5 and Section 1.7.

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Section 1.7             Exchange of Securities.

(a)               Prior to the Effective Time, Cellect shall designate Bank of New York Mellon, which currently acts as the depository for the ADSs, or another U.S. bank or trust company reasonably acceptable to Quoin (in such capacity, the “Depository”), to act as agent in the Merger (the “Exchange Agent”). At or prior to the Effective Time, Cellect shall deposit or cause the Depository to deposit with the Exchange Agent, (i) that number of ADRs and (ii) cash, in each case as are issuable or payable, respectively, pursuant to this Article 1 in respect of Quoin Capital Stock. The deposit made by Cellect or Merger Sub, as the case may be, pursuant to this Section 1.7 is hereinafter referred to as the “Exchange Fund.”

(b)               Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of Quoin Capital Stock immediately prior to the Effective Time: (i) a letter of transmittal in customary form; and (ii) instructions for effecting the surrender of Quoin Stock Certificates in exchange for book-entry ADRs. Upon surrender of the Quoin Capital Stock to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent: (A) the holder of such Quoin Capital Stock shall be entitled to receive in exchange therefor one or more restricted book-entry ADRs representing the portion of the Merger Consideration (in a number of whole ADRs) that such holder has the right to receive pursuant to the provisions of Section 1.5 (and cash in lieu of any fractional share of ADRs pursuant to the provisions of Section 1.5(a)(iii)); and (B) if applicable, upon delivery of such consideration to the applicable holder in accordance with Section 1.5, the Quoin Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7(b), each share of Quoin Capital Stock shall be deemed, from and after the Effective Time, to represent only the right to receive ADRs (and cash in lieu of any fractional share of ADRs). If any Quoin Stock Certificate has been lost, stolen or destroyed, Cellect may, in its discretion and as a condition precedent to the delivery of any restricted ADRs, require the owner of such lost, stolen or destroyed Quoin Stock Certificate to provide an applicable affidavit with respect to such Quoin Stock Certificate and post a bond indemnifying Cellect against any claim suffered by Cellect related to the lost, stolen or destroyed Quoin Stock Certificate or any restricted ADRs issued in exchange therefor as Cellect may reasonably request. Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were holders of the Bridge Warrants immediately prior to the Effective Time instructions for exchanging the Bridge Warrants for Exchange Warrants.

(c)               No dividends or other distributions declared or made with respect to Cellect Ordinary Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Quoin Stock Certificate with respect to the ADRs that such holder has the right to receive in the Merger until such holder surrenders such Quoin Stock Certificate or an affidavit of loss or destruction in lieu thereof in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

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(d)               Any portion of the Exchange Fund that remains undistributed to holders of Quoin Capital Stock six months after the Closing Date shall be delivered to Cellect upon demand, and any holders of Quoin Capital Stock who have not theretofore surrendered their Quoin Stock Certificates (if applicable) and/or delivered a letter of transmittal in accordance with this Section 1.7 shall thereafter look only to Cellect for satisfaction of their claims for ADRs, cash in lieu of fractional ADRs and any dividends or distributions with respect to ADRs.

(e)               Each of the Exchange Agent, Cellect, Merger Sub, the Surviving Corporation and their respective agents shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement to any holder of any Quoin Stock Certificate such amounts as are required to be deducted or withheld from such consideration if such withholding is required under any applicable Israeli or U.S. Tax laws. To the extent such amounts are so deducted or withheld, and remitted to the appropriate Tax authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid; notwithstanding the foregoing, the Exchange Agent, Cellect, Merger Sub, the Surviving Corporation and their respective agents shall not withhold any such Tax (or shall withhold at a reduced rate) with respect to any holder of Quoin Capital Stock or Quoin Warrants if such holder delivers to the Exchange Agent, Cellect, Merger Sub, the Surviving Corporation or their applicable agents, together with the exchanged Quoin Stock Certificate or Quoin Warrants a validly executed IRS Form W-9 or appropriate IRS Form W-8, as applicable, including supporting documentation to the extent required, indicating a valid exemption from or qualification for a reduced rate of U.S. Tax withholding, and a validly executed declaration of non-Israeli residence in the form attached hereto as Exhibit D.

Section 1.8             Appraisal Rights.

(a)               Notwithstanding any other provision of this Agreement to the contrary, shares of Quoin Capital Stock held by a holder who has made a demand for appraisal of such shares in accordance with Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares), will not be converted into or represent the right to receive ADRs in accordance with Section 1.5, but will be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist), and such holder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL; provided, however, that if a holder of Dissenting Shares (a “Dissenting Stockholder”) withdraws, has failed to perfect or otherwise loses such holder’s demand for such payment and appraisal or becomes ineligible for such payment and appraisal then, as of the later of the Effective Time or the date on which such Dissenting Stockholder withdraws such demand or otherwise becomes ineligible for such payment and appraisal, such holder’s Dissenting Shares will cease to be Dissenting Shares (and the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 262 of the DGCL will cease) and will be converted into the right to receive ADRs, determined in accordance with and subject to the provisions of Section 1.5 upon their surrender in the manner provided in Section 1.7, without interest thereon.

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(b)               Quoin shall give Cellect: (i) prompt notice of (A) any written demand received by Quoin prior to the Effective Time to appraisal rights pursuant to Section 262 of the DGCL; (B) any withdrawal of any such demand; and (C) any other demand, notice or instrument delivered to Quoin prior to the Effective Time pursuant to the DGCL; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. Quoin shall not, except with the prior written consent of Cellect (which shall not be unreasonably withheld, conditioned or delayed) make any payment with respect to any such demands or offer to settle or settle any such demands.

Section 1.9             Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Quoin, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their commercially reasonable efforts (in the name of Quoin, in the name of Merger Sub and otherwise) to take such action.

Section 1.10         Tax Consequences. For federal income Tax purposes, the Merger is intended to (a) result in Cellect being treated as a United States domestic corporation for United States federal income Tax purposes and (b) constitute a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

Section 1.11         Certificates.

(a)               Cellect will prepare and deliver to Quoin at least five (5) Business Days prior to the Closing Date, a certificate signed by the Chief Financial Officer of Cellect (or if there is no Chief Financial Officer, the principal accounting officer of Cellect) in a form reasonably acceptable to Quoin, which sets forth a true and complete list, as of immediately prior to the Effective Time of the number of Cellect Outstanding Shares and each component thereof (broken down by outstanding Cellect Ordinary Shares, Cellect Options, and other relevant securities) (“Cellect Outstanding Shares Certificate”).

(b)               Quoin will prepare and deliver to Cellect at least five (5) Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer of Quoin (or if there is no Chief Financial Officer, the principal accounting officer of Quoin) in a form reasonably acceptable to Cellect, which sets forth a true and complete list, as of immediately prior to the Effective Time of: (a) the record holders of Quoin Common Stock and Quoin Warrants; (b) the number of shares of Quoin Common Stock owned or underlying the Quoin Warrants held by such holders and the per share exercise price for each such Quoin Warrant; (c) the portion of the Merger Consideration each such holder is entitled to receive pursuant to Section 1.5 (the “Allocation Certificate”).

Section 1.12        Contingent Value Rights.

(a)               Holders of Cellect Ordinary Shares, of record as of immediately prior to the Effective Time, shall be entitled to one CVR issued by Cellect subject to and in accordance with the terms and conditions of the CVR Agreement, for each Cellect Ordinary Share held by such holders.

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(b)               At or prior to the Effective Time, Cellect shall authorize and duly adopt, execute and deliver, and will ensure that the CVR Representative (as defined in the CVR Agreement) executes and delivers, the CVR Agreement, subject to any reasonable revisions to the CVR Agreement that are requested by such CVR Representative.

(c)               Cellect and Quoin shall cooperate, prior to Closing, including by making changes to the form of CVR Agreement, as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws.

(d)               Cellect, and (if necessary) the CVR Representative shall, unless Quoin and Cellect mutually agree, at or prior to the Effective Time, duly authorize, execute and deliver the CVR Agreement.

Section 1.13        Escrow Shares.

(a)               Dilution Escrow Shares.

(i)                 At the Effective Time, Cellect shall withhold the Dilution Escrow Shares from the Merger Consideration payable to the Quoin Lock-up Signatories. The Dilution Escrow Shares will be delivered by Cellect to the Escrow Agent, to be held pursuant to the terms of the Escrow Agreement in accordance with this Section 1.13. The Dilution Escrow Shares shall be deposited, voted, transferred, and released in accordance with this Section 1.13 and the Escrow Agreement.

(ii)              Following the Final Reset Date (as defined in the Securities Purchase Agreement) if Cellect receives any of Cellect Ordinary Shares held in escrow by the Securities Escrow Agent, Cellect shall cause the Escrow Agent to release a portion of the Dilution Escrow Shares to the Quoin Lock-up Signatories equal to a fraction, the numerator of which shall be the Cellect Ordinary Shares distributed to Cellect following the Final Reset Date by the Securities Escrow Agent and the denominator of which shall be the total number of Cellect Ordinary Shares issued initially deposited with the Securities Escrow Agent. The internal allocation between the Quoin Lock-up Signatories will be as set forth on Schedule D.

(iii)            Subject to Section 1.13(a)(iii), any Dilution Escrow Shares that are not distributed to the Quoin Stockholders listed on Schedule D pursuant to Section 1.13(a)(ii) shall be transferred by the Escrow Agent to the Cellect Shareholders as of immediately prior to the Effective Time who: (i) continue to hold at least a portion of ADSs that represent Cellect Ordinary Shares beneficially owned by such shareholder immediately prior to the Effective Time until the Final Reset Date and (ii) have provided evidence that is reasonably acceptable to Cellect which confirms that they were Cellect Shareholders immediately prior to the Effective Time and they have held ADSs that represent at least a portion of those Cellect Ordinary Shares from the Effective Time and through the Final Reset Date (the “Qualified Cellect Shareholders”). Each Qualified Cellect Shareholder shall be entitled to receive a portion of such distributable Dilution Escrow Shares equal to: (A) the number of Cellect Ordinary Shares beneficially owned by such Cellect Shareholder on the Final Reset Date, up to a maximum number equal to the number of Cellect Ordinary Shares beneficially owned by such Cellect Shareholder immediately prior to the Effective Time, divided by (B) the aggregate number of Cellect Ordinary Shares outstanding immediately prior to the Effective Time.

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(iv)             Any Dilution Escrow Shares that are not transferred to Cellect Shareholders pursuant to Section 1.12(c) shall be returned to the Quoin Lock-up Signatories listed on Schedule D.

(b)               Additional Escrow Shares.

(i)                 At the Effective Time, Cellect shall withhold the Exchange Escrow Shares from the Merger Consideration payable to the Quoin Lock-up Signatories. The Exchange Escrow Shares will be delivered by Cellect to the Escrow Agent, to be held pursuant to the terms of the Escrow Agreement in accordance with this Section 1.13. The Exchange Escrow Shares shall be deposited, voted, transferred, and released in accordance with this Section 1.13 and the Escrow Agreement.

(ii)              Following the Final Reset Date (as defined in the Securities Purchase Agreement), Cellect shall cause the Escrow Agent to release a number of the Exchange Escrow Shares to Cellect for cancellation and retirement equal to the difference between (x) the maximum number of Cellect Ordinary Shares that may be purchased upon exercise of the Exchange Warrants after the Final Reset Date (as defined in the Securities Purchase Agreement) and (y) the maximum number of Cellect Ordinary Shares that may have been purchased upon exercise of the Exchange Warrants as of immediately after the Effective Time. Any Dilution Escrow Shares that are not transferred to Cellect pursuant to this Section 1.13(b)(ii) shall be returned to the Quoin Lock-up Signatories listed on Schedule D promptly following the Final Reset Date.

Article 2
REPRESENTATIONS AND WARRANTIES OF QUOIN PHARMACEUTICALS

Quoin represents and warrants to Cellect and Merger Sub as follows, except as set forth in the written disclosure schedule delivered by Quoin to Cellect (the “Quoin Disclosure Schedule”) (it being understood that the representations and warranties in this Article 2 are qualified by: (a) any exceptions and disclosures set forth in the section or subsection of the Quoin Disclosure Schedule corresponding to the particular section or subsection in this Article 2 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such section or subsection of the Quoin Disclosure Schedule by reference to another section or subsection of the Quoin Disclosure Schedule; and (c) any exceptions or disclosures set forth in any other section or subsection of the Quoin Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty). The inclusion of any information in the Quoin Disclosure Schedule shall not be deemed to be an admission or acknowledgement, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Quoin Material Adverse Effect, or is outside the Ordinary Course of Business.

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Section 2.1            Subsidiaries; Due Organization; Organizational Documents.

(a)               Quoin has no subsidiaries and does not own any capital stock of, or any equity interest of any nature in, any other Entity. Quoin has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Quoin has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b)               Quoin is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Quoin Contracts.

(c)               Quoin is qualified to do business as a foreign corporation and is in good standing under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified would not constitute a Quoin Material Adverse Effect.

(d)               Each director and officer of Quoin as of the date of this Agreement is set forth in Section 2.1(d) of the Quoin Disclosure Schedule.

(e)               Quoin has delivered or made available to Cellect accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents, including all currently effective amendments thereto for Quoin. Quoin has not taken any action in breach or violation of any of the provisions of its certificate of incorporation, bylaws or other charter or organizational documents nor is in breach or violation of any of the material provisions of its certificate of incorporation, bylaws or other charter or organizational documents, except as would not reasonably be expected to have, individually or in the aggregate, a Quoin Material Adverse Effect.

Section 2.2            Authority; Vote Required.

(a)               Quoin has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. The Quoin Board of Directors has: (i) determined that the Merger is fair to, and in the best interests of Quoin and Quoin Stockholders; (ii) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the Contemplated Transactions; (iii) recommended the approval of the Quoin Stockholder Matters by the Quoin Stockholders and directed that the Quoin Stockholder Matters be submitted for consideration by Quoin Stockholders in connection with the solicitation of the Required Quoin Stockholder Vote; and (iv) approved the Quoin Stockholder Support Agreements and the transactions contemplated thereby. This Agreement has been duly executed and delivered by Quoin and, assuming the due authorization, execution and delivery by Cellect and Merger Sub, constitutes the legal, valid and binding obligation of Quoin, enforceable against Quoin in accordance with its terms, subject to: (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

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(b)               The affirmative vote of the holders of a majority of the shares of Quoin Common Stock voting as a single class, as outstanding on the record date, or the written consent in lieu of a meeting pursuant to Section 228 of the DGCL approving the Quoin Stockholder Matters, (each, a “Quoin Stockholder Written Consent” and collectively, the “Quoin Stockholder Written Consents”) and entitled to vote thereon (collectively, the “Required Quoin Stockholder Vote”), are the only votes (including any veto rights provisions granted to any of the Quoin Stockholders) of the holders of any class or series of Quoin Capital Stock necessary to approve the Quoin Stockholder Matters. The shares of Quoin Capital Stock covered by the Quoin Stockholder Support Agreements will be sufficient to obtain the Required Quoin Stockholder Vote.

Section 2.3            Non-Contravention; Consents.

(a)               The execution and delivery of this Agreement by Quoin does not, and the performance of this Agreement by Quoin will not, subject to obtaining the Required Quoin Stockholder Vote, (i) conflict with or violate the certificate of incorporation or bylaws of Quoin; (ii) subject to compliance with the requirements set forth in Section 2.3(b) below, conflict with or violate any Legal Requirement applicable to Quoin or by which its properties is bound or affected, except for any such conflicts or violations that would not constitute a Quoin Material Adverse Effect; or (iii) except as listed on Section 2.3(a) of the Quoin Disclosure Schedule, require Quoin to make any filing with or give any notice or make any payment to a Person, or obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Quoin’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancelation of, or result in the creation of an Encumbrance on any of the properties or assets of Quoin pursuant to, in each case, any Quoin Material Contract.

(b)               No material Consent, order of, or registration, declaration or filing with, any Governmental Body is required by or with respect to Quoin in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (ii) such Consents, orders, registrations, declarations and filings as may be required under applicable federal and state securities laws.

Section 2.4            Capitalization.

(a)               The authorized capital stock of Quoin as of the date of this Agreement consists of: 10,000,000 shares of common stock, par value $0.001 per share (the “Quoin Common Stock”), of which 1,000,000 shares are issued and outstanding as of the date of this Agreement. Quoin does not hold any of its capital stock in treasury. All of the outstanding shares of Quoin Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable. As of the date of this Agreement, and after giving effect to the Bridge Loan, there will be outstanding Quoin Warrants to purchase 110,456 shares of Quoin Common Stock and an aggregate principal amount of $1,213,333 in Quoin Convertible Notes. Section 2.4(a) of the Quoin Disclosure Schedule lists, as of the date of this Agreement (i) each record holder of issued and outstanding Quoin Capital Stock and the number and type of shares of Quoin Capital Stock held by such holder, (ii) (A) each holder of issued and outstanding Quoin Warrants, (B) the number and type of shares subject to such Quoin Warrants, and (C) the exercise price of each such Quoin Warrant and (iii) (A) each holder of issued and outstanding Quoin Convertible Notes, (B) the date each Quoin Convertible Note was issued, (C) the underlying principal amount and accrued interest of such Quoin Convertible Notes, (D) the maturity date of each Quoin Convertible Note and (E) the number of shares of Quoin Capital Stock to be issued upon the conversion of such Quoin Convertible Notes immediately prior to the Effective Time.

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(b)               Quoin does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person.

(c)               Except for the outstanding Quoin Warrants, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Quoin; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Quoin; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Quoin is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Quoin. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, restricted stock units, equity-based awards or other similar rights with respect to Quoin.

(d)               (i) None of the outstanding shares of Quoin Capital Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Quoin Capital Stock are subject to any right of first refusal in favor of Quoin; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of Quoin having a right to vote on any matters on which the Quoin Stockholders have a right to vote; (iv) there is no Quoin Contract to which Quoin is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Quoin Capital Stock. Quoin is not under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Quoin Capital Stock or other securities, or to register such shares with the SEC.

(e)               All outstanding shares of Quoin Capital Stock, as well as all Quoin Warrants, have been issued and granted, as applicable, in material compliance with all applicable securities laws and other applicable Legal Requirements.

Section 2.5            Financial Statements.

(a)               Section 2.5(a) of the Quoin Disclosure Schedule includes true and complete copies of (i) Quoin’s audited balance sheets at December 31, 2018 and December 31, 2019 and Quoin’s audited statements of operations, cash flows and stockholders’ equity (deficit) for the years ended December 31, 2018 and December 31, 2019, and (ii) Quoin’s unaudited balance sheet at December 31, 2020 and Quoin’s unaudited statements of operations, cash flows and stockholders’ equity for the year ended December 31, 2020 (the “Quoin Financial Statements”). The Quoin Financial Statements (A) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (B) fairly present the financial condition and operating results of Quoin as of the dates and for the periods indicated therein except that the unaudited financial statements may be subject to normal and recurring year-end adjustments and may not contain all footnotes and other presentation items required under GAAP.

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(b)               Quoin maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Quoin maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since December 31, 2019, Quoin has not received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Quoin or its internal accounting controls, including any material complaint, allegation, assertion or claim that Quoin has engaged in questionable accounting or auditing practices.

Section 2.6             Absence of Changes. Except as set forth in Section 2.6 of the Quoin Disclosure Schedule, between December 31, 2019 and the date of this Agreement, Quoin has conducted its business in the Ordinary Course of Business and there has not been (a) any event that has had a Quoin Material Adverse Effect or (b) or any action, event or occurrence that would have required consent of Cellect pursuant to Section 4.3(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

Section 2.7             Title to Assets. Except with respect to material Quoin IP Rights, which are covered in Section 2.9, Quoin owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, in each case, free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the most recent Quoin Financial Statements; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Quoin; and (iii) liens listed in Section 2.7 of the Quoin Disclosure Schedule.

Section 2.8             Real Property; Leaseholds. Quoin does not currently own and has never owned any real property or any interest in real property, except for the leaseholds created under the real property leases (including any amendments thereto) identified in Section 2.8 of the Quoin Disclosure Schedule (the “Quoin Leases”), which are each in full force and effect.

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Section 2.9             Intellectual Property.

(a)               Quoin owns, or has the right to use all Quoin IP Rights, except for any failure to own or have the right to use, or have the right to bring actions that would not constitute a Quoin Material Adverse Effect. The foregoing representation and warranty is not intended to be a representation regarding the absence of infringement or misappropriation, which is addressed in Section 2.9(f) below.

(b)               Section 2.9(b) of the Quoin Disclosure Schedule is an accurate, true and complete listing of (i) all patents within the Quoin Registered IP that are owned by Quoin and (ii) all other Quoin Registered IP.

(c)               Section 2.9(c) of the Quoin Disclosure Schedule accurately identifies (i) all Quoin IP Rights licensed to Quoin (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software or (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Quoin’s products or services (B) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials, (C) non-disclosure agreements, materials transfer agreements and template agreements entered into in the Ordinary Course of Business and (D) agreements between Quoin and its employees and consultants); (ii) the corresponding Quoin Contracts pursuant to which such Quoin IP Rights are licensed to Quoin; (iii) whether the license or licenses granted to Quoin are exclusive or non-exclusive; and (iv) whether, to Quoin’s Knowledge, any funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, such Quoin IP Rights.

(d)               Section 2.9(d) of the Quoin Disclosure Schedule accurately identifies each Quoin Contract pursuant to which any Person (other than Quoin) has been granted any license or option to obtain a license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Quoin IP Rights (in each case, other than non-disclosure agreements, materials transfer agreements or non-exclusive licenses entered into in the Ordinary Course of Business). Quoin is not bound by, and no Quoin IP Rights (and to the Knowledge of Quoin, no licensed Quoin IP Rights) are subject to, any Contract containing any covenant or contractual obligation that in any way limits or restricts the ability of Quoin to use, exploit, assert or enforce any Quoin IP Rights anywhere in the world, in each case as would materially limit the business of Quoin as currently conducted or planned to be conducted.

(e)               Except as identified on Section 2.9(e) of the Quoin Disclosure Schedule, Quoin solely owns all right, title, and interest to and in the Quoin Registered IP listed on (or required to be listed on) Section 2.9(b) of the Quoin Disclosure Schedule free and clear of any Encumbrances. Without limiting the generality of the foregoing:

(i)                 All documents and instruments necessary to register or apply for or renew registration of all Quoin Registered IP that is solely owned by Quoin have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body except for any such failure, individually or collectively, that would not constitute a Quoin Material Adverse Effect.

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(ii)              Each Person who is or was an employee or contractor of Quoin and who is or was involved in the creation or development of any Quoin IP Rights has signed a written agreement containing an assignment of such Intellectual Property to Quoin and confidentiality provisions protecting trade secrets and confidential information of Quoin; provided, that any such agreement with a third party contractor for research, development or manufacturing services on behalf of Quoin may provide that such third party contractor reserves its rights in improvements to such third party contractor’s Intellectual Property or generally applicable research, development or manufacturing technology, in either case that is not specific to any product or service of Quoin. To the Knowledge of Quoin, no current or former stockholder, officer, director, employee or contractor of Quoin has any claim, right (whether or not currently exercisable), or interest to or in any Quoin IP Rights. To the Knowledge of Quoin, no employee or contractor of Quoin is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Quoin or (b) in breach of any Contract with any current or former employer or other Person concerning Quoin IP Rights or confidentiality provisions protecting trade secrets and confidential information comprising Quoin IP Rights.

(iii)            No funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Quoin IP Rights in which Quoin has an ownership interest.

(iv)             Quoin has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that Quoin holds, or purports to hold, as a trade secret.

(v)               Except as set forth on Section 2.9(e)(v) of the Quoin Disclosure Schedule, Quoin has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Quoin IP Rights to any other Person.

(vi)             The Quoin IP Rights constitute all Intellectual Property necessary for Quoin to conduct its business as currently conducted or planned to be conducted.

(f)                The manufacture, marketing, license, sale or intended use of any product or service currently approved or sold or under preclinical or clinical development by Quoin (i) does not violate or constitute a breach of any license or agreement between Quoin and any third party, and, (ii) to the Knowledge of Quoin, does not infringe or misappropriate any Intellectual Property right of any third party. To the Knowledge of Quoin, no third party is infringing upon or misappropriating, or violating any license or agreement with Quoin relating to, any Quoin IP Rights. There is no current or, to the Knowledge of Quoin, pending challenge, claim or Legal Proceeding (including opposition, interference or other proceeding in any patent or other government office) contesting the validity, enforceability, ownership or right to use, sell, license or dispose of any Quoin IP Rights, nor has Quoin received any written notice asserting that the manufacture, marketing, license, sale or intended use of any product or service currently approved or sold or under preclinical or clinical development by Quoin infringes or misappropriates or will infringe or misappropriate the rights of any other Person.

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(g)               Quoin has complied in all material respects with (i) all of their respective stated privacy policies, programs and other similar notices and (ii) all data protection, privacy and other applicable Legal Requirements that concern the collection, retention, storage, recording, processing, transfer, sharing or other disposition or use of any personally identifiable information and “information,” as defined by applicable law (“Personal Information”), and there have not been any incidents of data security breaches, including any breaches of software, hardware, databases, computer equipment or other information technology. To the Knowledge of Quoin, there is no complaint to, or any audit, proceeding, investigation (formal or informal) or claim currently pending against Quoin by any private party or any Governmental Body, foreign or domestic, with respect to Personal Information. With respect to all Personal Information collected, stored, used, or maintained by or for Quoin, Quoin has at all times implemented reasonable security measures to ensure that such Personal Information is protected against loss and against unauthorized access, use, modification, and disclosure.

(h)               All databases, data compilations, and any collection deemed a database or regulated collection of data under applicable laws that are owned, controlled, held or used by Quoin and that are required to be registered have been properly registered, and the data therein has been used by Quoin solely as permitted pursuant to such registrations.

(i)                 All amounts payable by Quoin to all Persons involved in the research, development, conception or reduction to practice of any Quoin IP Rights have been paid in full. All Quoin’s employees, contractors and consultants who were or are engaged in the development or invention of any Quoin IP Rights have entered into written agreements with Quoin by which they validly and irrevocably assigned to Quoin all rights, title and interests in and to such Quoin IP Rights (or all such rights, title and interests vested in Quoin as a matter of law), and, with respect to employees, have explicitly waived all rights to receive royalties or compensation in connection therewith.

(j)                 Each item of Quoin IP Rights that is Quoin Registered IP that is solely owned by Quoin is and at all times has been filed and maintained in compliance with all applicable Legal Requirements and all filings, payments and other actions required to be made or taken to maintain such item of Quoin Registered IP in full force and effect have been made by the applicable deadline, except for any failure to perform any of the foregoing, individually or collectively, that would not constitute a Quoin Material Adverse Effect.

(k)               No trademark (whether registered or unregistered) or trade name owned, used, or applied for by Quoin conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Quoin has or purports to have an ownership interest has been impaired as determined by Quoin in accordance with GAAP.

Section 2.10         Material Contracts.

(a)               Section 2.10(a) of the Quoin Disclosure Schedule lists the following Quoin Contracts, effective as of the date of this Agreement (each, a “Quoin Material Contract” and collectively, the “Quoin Material Contracts”):

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(i)                 each Quoin Contract constituting a material bonus, deferred compensation, severance, change in control, retention, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

(ii)              each Quoin Contract pursuant to its express terms relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, or Entity providing employment related, consulting or independent contractor services other than any employment agreement, employment contract, offer letter, or similar arrangement that is terminable “at-will” without penalty, Liability or severance (statutory, contractual, or otherwise), or that can be terminated without penalty, Liability or premium upon notice of thirty (30) days or less;

(iii)            each Quoin Contract relating to any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan with any employee or other individual consultant, independent contractor or director, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment), or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(iv)             each collective bargaining agreement or other agreement with any union (trade, labor, or otherwise) or similar employee representative or works council;

(v)               each Quoin Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business, where material indemnification is provided by Quoin to a third party;

(vi)             each Quoin Contract containing (A) any covenant limiting the freedom of Quoin or the Surviving Corporation to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement, (C) any exclusivity provision, or (D) any non-solicitation provision;

(vii)          each Quoin Contract requiring capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 pursuant to its express terms and not cancelable without penalty, other than purchase orders for the purchase of inventory in the Ordinary Course of Business;

(viii)        each Quoin Contract relating to the disposition or acquisition of material assets with a fair market value exceeding $100,000, other than in the Ordinary Course of Business or listed on Section 2.9(c) or Section 2.9(d) of the Quoin Disclosure Schedule, or any ownership interest in any Entity;

(ix)             each Quoin Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000 or creating any material Encumbrances with respect to any assets of Quoin or any loans or debt obligations with officers or directors of Quoin;

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(x)               each Quoin Contract requiring payment by or to Quoin after the date of this Agreement in excess of $100,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Quoin; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Quoin has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Quoin has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Quoin; or (D) any Contract to license any third party to manufacture or produce any product, service or technology of Quoin or any Contract to sell, distribute or commercialize any products or service of Quoin, in each case, except for Quoin Contracts entered into in the Ordinary Course of Business;

(xi)             each Quoin Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Quoin in connection with the Contemplated Transactions;

(xii)          each Quoin IP Rights Agreement other than (A) software license agreements for non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software or (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Quoin’s products or services, (B) agreements for the purchase or use of equipment, reagents or other materials that include licenses to Intellectual Property ancillary to such purchase or use, (C) non-disclosure agreements, materials transfer agreements and template agreements entered into in the Ordinary Course of Business, (D) agreements between Quoin and its employees and consultants and (E) than those that are otherwise immaterial;

(xiii)        each Quoin Lease; or

(xiv)         any other Quoin Contract that is not terminable at will (with no penalty or payment) by Quoin and (i) which involves payment or receipt by Quoin after the date of this Agreement under any such agreement, Contract or commitment of more than $100,000 in the aggregate, or (ii) that is material to the business or operations of Quoin.

(xv)           Quoin has delivered or made available to Cellect accurate and complete (except for applicable redactions thereto) copies of all Quoin Material Contracts, including all amendments thereto. There are no Quoin Material Contracts that are not in written form. Quoin has not, and to Quoin’s Knowledge, as of the date of this Agreement no other party to a Quoin Material Contract has, breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Quoin Material Contract in such manner as would permit any other party to cancel or terminate any such Quoin Material Contract, or would permit any other party to seek damages that constitutes a Quoin Material Adverse Effect. As to Quoin, as of the date of this Agreement, each Quoin Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

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Section 2.11         Undisclosed Liabilities. As of the date of this Agreement, Quoin has no material liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, or unmatured (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), except for: (a) Liabilities identified as such in the “liabilities” column of the most recent Quoin Financial Statements; (b) normal and recurring current Liabilities that have been incurred by Quoin since the date of the most recent Quoin Financial Statements in the Ordinary Course of Business; (c) Liabilities for performance in the Ordinary Course of Business of obligations of Quoin under Quoin Contracts, including the reasonably expected performance of such Quoin Contracts in accordance with their terms (which would not include, for example, any instances of breach or indemnification); (d) Liabilities incurred in connection with the Contemplated Transactions; and (e) Liabilities listed in Section 2.11 of the Quoin Disclosure Schedule.

Section 2.12         Compliance; Permits; Restrictions.

(a)               Quoin is, and since January 1, 2016, has been, in material compliance with all applicable Legal Requirements except for any non-compliance that would not constitute a Quoin Material Adverse Effect. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body or authority is pending or, to the Knowledge of Quoin, threatened against Quoin. There is no Contract, judgment, injunction, order or decree binding upon Quoin which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Quoin, any acquisition of material property by Quoin or the conduct of business by Quoin as currently conducted, (ii) would reasonably be expected to have an adverse effect on Quoin’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Contemplated Transactions.

(b)               Quoin holds all required Governmental Authorizations which are material to the operation of the business of Quoin (the “Quoin Permits”) as currently conducted. Section 2.12(b) of the Quoin Disclosure Schedule identifies each Quoin Permit. As of the date of this Agreement, Quoin is in material compliance with the terms of the Quoin Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of Quoin, threatened, which seeks to revoke, limit, suspend, or materially modify any Quoin Permit. The rights and benefits of each material Quoin Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by Quoin immediately prior to the Effective Time except where the unavailability of such Quoin Permit would not constitute a Quoin Material Adverse Effect.

(c)               There are no proceedings pending or, to the Knowledge of Quoin, threatened with respect to an alleged violation by Quoin of the Federal Food, Drug, and Cosmetic Act (“FDCA”), the Public Health Service Act (“PHSA”), Food and Drug Administration (“FDA”) regulations adopted thereunder, the Controlled Substances Act or any other similar Legal Requirements promulgated by the FDA or other comparable Governmental Body responsible for regulation of the development, clinical testing, manufacturing, sale, marketing, distribution and importation or exportation of drug products (“Drug Regulatory Agency”).

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(d)               To the Knowledge of Quoin, Quoin holds all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of Quoin as currently conducted, and development, clinical testing, manufacturing, marketing, distribution and importation or exportation, as currently conducted, of any of its products or product candidates (the “Quoin Product Candidates”). Quoin holds all required Governmental Authorizations issuable by any Governmental Body necessary for the conduct of its business as currently conducted (the “Quoin Regulatory Permits”), and no such Quoin Regulatory Permit has been (i) revoked, withdrawn, suspended, canceled or terminated or (ii) modified in any materially adverse manner. Quoin has not received any written notice or other written communication from any Governmental Body regarding any revocation, withdrawal, suspension, cancelation, termination or material modification of any Quoin Regulatory Permit. Quoin has made available to Cellect all information in its possession or control relating to the development, clinical testing, manufacturing, importation and exportation of the Quoin Product Candidates, including complete copies of the following (to the extent there are any): adverse event reports; clinical study reports and material study data; inspection reports, notices of adverse findings, warning letters, filings and letters and other written correspondence to and from any Drug Regulatory Agency; and meeting minutes with any Drug Regulatory Agency.

(e)               To the Knowledge of Quoin, all clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Quoin or in which Quoin or its current products or product candidates, including the Quoin Product Candidates, have participated were, and if still pending are being, conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance with the applicable regulations of the Drug Regulatory Agencies and other applicable Legal Requirements, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. Since January 1, 2012, Quoin has not received any notices, correspondence or other communications from any Drug Regulatory Agency requiring, or to the Knowledge of Quoin threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, Quoin or, to the Knowledge of Quoin, in which Quoin or its current products or product candidates, including the Quoin Product Candidates, have participated.

(f)                Quoin is not the subject of any pending, or to the Knowledge of Quoin, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of Quoin, Quoin has not committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or Quoin Product Candidates that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. Neither Quoin, and to the Knowledge of Quoin, nor any of its officers, employees or agents has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Legal Requirement. To the Knowledge of Quoin, no debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against Quoin or any of its officers, employees or agents.

Section 2.13         Tax Matters.

(a)               Quoin has timely filed all income Tax Returns and other material Tax Returns that it was required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. Quoin is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Quoin does not file Tax Returns that it is subject to taxation by that jurisdiction.

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(b)               All material Taxes due and owing by Quoin on or before the date hereof (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of Quoin through the date of the most recent Quoin Financial Statements have been reserved for on the most recent Quoin Financial Statements. Since the date of the most recent Quoin Financial Statements, Quoin has not incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c)               Quoin has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d)               There are no Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on the most recent Quoin Financial Statements) upon any of the assets of Quoin.

(e)               No material deficiencies for Taxes with respect to Quoin have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any Liability in respect of Taxes of Quoin. No issues relating to Taxes of Quoin were raised by the relevant Tax authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period. Quoin has delivered or made available to Cellect complete and accurate copies of all federal income Tax and all other material Tax Returns of Quoin (and predecessors) for all taxable years ending on or after December 31, 2018, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by Quoin (and predecessors), with respect to federal income Tax and all other material Taxes. Quoin (and its predecessors) has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

(f)                Quoin has not (i) agreed, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; nor (ii) elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code.

(g)               Quoin has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h)               Quoin is not a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers and landlords, the primary purpose of which does not relate to Taxes.

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(i)                 Quoin has never been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is Quoin) for federal, state, local or foreign Tax purposes. Quoin does not have any Liability for the Taxes of any Person (other than Quoin) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or otherwise by operation of applicable Legal Requirements.

(j)                 Quoin has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(k)               Quoin will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale or other open transaction disposition made prior to Closing, (ii) agreement with any Tax authority (including any closing agreement described in Section 7121 of the Code or any similar provision of state, local or foreign law) made or entered into prior to Closing, (iii) prepaid amount received outside the Ordinary Course of Business prior to Closing or (iv) election under Section 108(i) of the Code made prior to Closing.

(l)                 Quoin is not a partner for Tax purposes with respect to any joint venture, partnership, or, to the Knowledge of Quoin, other arrangement or Contract which is treated as a partnership for Tax purposes.

(m)             Quoin has not entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(n)               Quoin has not taken any action, nor has any Knowledge of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The representations set forth in Section 2.13(n) of the Quoin Disclosure Schedule (the Quoin Tax Representation Letter) are correct as of the date of this Agreement and will continue to be correct until the Effective Time.

(o)               Quoin has made available to Cellect for inspection at Quoin’s office (i) complete and correct copies of all income and other material Tax Returns of Quoin filed with respect to taxable periods ended on or after December 31, 2018, and (ii) complete and correct copies of all private letter rulings, revenue agent reports, material information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests, gain recognition agreements and any similar documents, submitted by, received by or agreed to by or on behalf of Quoin, in each case relating to Taxes for all taxable periods for which the statute of limitations has not yet expired.

(p)               Quoin has disclosed on its income Tax Returns all positions that could give rise to the imposition on it of a substantial understatement penalty under Section 6662 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law).

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(q)               Quoin has not participated in an international boycott within the meaning of Section 999 of the Code.

(r)                All related party transactions involving Quoin and its subsidiaries have been conducted at arm’s length in compliance with Code Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any other state, local and non-U.S. Tax Law.

(s)                Quoin (i) has not been required to make a basis reduction pursuant to former Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b); (ii) is or has been required to redetermine or reduce basis pursuant to Treasury Regulation Section 1.1502-36(b) or (c) or to reduce any attributes under Treasury Regulation Section 1.1502-36(d); and (iii) has incurred (or been allocated) any dual consolidated loss within the meaning of Section 1503 of the Code.

(t)                 Except as set forth on Section 2.13(t) to the Quoin Disclosure Schedule, Quoin is not subject to Tax in any jurisdiction outside the United States of America by virtue of (i) having a permanent establishment (within the meaning of an applicable Tax treaty) or other place of business or (ii) otherwise having a taxable presence in that jurisdiction.

(u)               Quoin is not a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law) or a stockholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(v)               Nothing in this Section 2.13 or otherwise in this Agreement shall be construed as a representation or warranty with respect to (i) the amount or availability of any net operating loss, capital loss, Tax credits, Tax basis or other Tax asset or attribute of Quoin in any taxable period (or portion thereof) beginning after the Effective Time, or (ii) any Tax position that Cellect or its Affiliates (including the Surviving Corporation) may take in respect of any taxable period (or portion thereof) beginning after the Effective Time.

Section 2.14         Employee and Labor Matters; Benefit Plans.

(a)               Section 2.14(a) of the Quoin Disclosure Schedule contains a list of all of Quoin’s current employees as of the date of this Agreement (the “Quoin Employees”), and correctly reflects: (i) their name and dates of hire; (ii) their position, full-time or part-time status, including each Quoin Employee’s classification as either exempt or non-exempt from the overtime requirements under any applicable law; (iii) their monthly base salary or hourly wage rate, as applicable; (iv) any other compensation payable to them including housing allowances, compensation payable pursuant to bonus (for the current fiscal year and the most recently completed fiscal year), deferred compensation or commission arrangements, overtime payment, vacation entitlement and accrued vacation or paid time-off balance, travel pay or car maintenance or car entitlement, sick leave entitlement and accrual, recuperation pay entitlement and accrual, entitlement to pension arrangement and/or any other provident fund (including manager’s insurance and education fund), their respective contribution rates and the salary basis for such contributions, and notice period entitlement; (v) the city/country of employment, citizenship, manager’s name and work location, date of birth, any material special circumstances (including pregnancy, disability or military service), and (vi) any promises or commitments made to any of the Quoin Employees, whether in writing or not, with respect to any future changes or additions to their compensation or benefits listed in Section 2.14(a) of the Quoin Disclosure Schedule. Other than as listed in Section 2.14(a) of the Quoin Disclosure Schedule, (i) there are no other employees employed by the Quoin, and (ii) all current and former employees of Quoin have signed an employment agreement substantially in the form delivered or made available to Cellect. Other than their base salary, the Quoin Employees are not entitled to any payment or benefit that may be reclassified as part of their determining salary for all intent and purposes, including for the social contributions. Details of any Person who has accepted an offer of employment made by Quoin but whose employment has not yet started are contained in Section 2.14(a) of the Quoin Disclosure Schedule.

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(b)               Section 2.14(b) of the Quoin Disclosure Schedule contains a list of all of Quoin current independent contractors and consultants and, for each, such individual’s compensation and benefits, the initial date of such individual’s engagement, the term of the engagement, period of notice entitlement prior to termination notice entitlement.

(c)               Section 2.14(c) of the Quoin Disclosure Schedule lists, as of the date of this Agreement, all written and describes all non-written employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, equity-based, retention, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, change in control, golden parachute, disability, life or accident insurance, paid time off, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, fringe or employee benefit, and all other compensation, plans, programs, agreements or arrangements, including but not limited to any employment, consulting, independent contractor, severance or executive compensation agreements or arrangements (other than regular salary or wages), written or otherwise, which are currently in effect relating to any present or former employee, independent contractor or director of Quoin or any Quoin Affiliate, or which is maintained by, administered or contributed to by, or required to be contributed to by, Quoin or any Quoin Affiliate, or under which Quoin or any Quoin Affiliate has any current or may incur any future Liability (each, an “Quoin Employee Plan”) (other than offer letters with non-officer employees which are materially consistent with forms delivered or made available by the Quoin prior to the execution of this Agreement; equity grant notices, and related documentation, with respect to the employees of Quoin; and agreements with consultants entered into in the Ordinary Course of Business and which are materially consistent with forms delivered or made available by Quoin prior to the execution of this Agreement).

(d)               With respect to each Quoin Employee Plan, Quoin has made available to Cellect a true and complete copy of, to the extent applicable: (i) such Quoin Employee Plan including any amendments thereto; (ii) the three (3) most recent annual reports (Form 5500) as filed with the United States Department of Labor, including any financial statements and actuarial reports; (iii) each currently effective trust agreement related to such Quoin Employee Plan; (iv) the most recent summary plan description, with any summary of material modifications, prospectus or other summary for each Quoin Employee Plan; (v) the most recent United States Internal Revenue Service determination or opinion letter or analogous ruling under foreign law issued with respect to any Quoin Employee Plan; (vi) all material notices, letters or other correspondence to or from any Governmental Body or agency thereof within the last three (3) years; (vii) all non-discrimination and compliance tests for the most recent three (3) plan years; and (viii) all material written agreements and Contracts currently in effect, including (without limitation) administrative service agreements, group annuity contracts, and group insurance contracts.

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(e)               Each Quoin Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or may rely on a favorable opinion letter with respect to such qualified status from the United States Internal Revenue Service. To the Knowledge of Quoin, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Quoin Employee Plan or the exempt status of any related trust.

(f)                Each Quoin Employee Plan has been operated and maintained in compliance, in all material respects, with its terms and, both as to form and operations, with all applicable Legal Requirements, including the Code and ERISA. Neither Quoin nor any Quoin Affiliate is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Quoin Employee Plans. All contributions required to be made by Quoin or any Quoin Affiliate to any Quoin Employee Plan have been made on or before their due dates (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the Ordinary Course of Business consistent with past practice).

(g)               Neither Quoin nor any Quoin Affiliate has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. Neither Quoin, nor any Quoin Affiliate has knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Quoin Employee Plan subject to ERISA, and neither Quoin nor any Quoin Affiliate has been assessed any civil penalty under Section 502(l) of ERISA.

(h)               No suit, administrative proceeding, action or other litigation has been initiated against, or to the Knowledge of Quoin, is threatened, against or with respect to any Quoin Employee Plan, including any audit or inquiry by the United States Internal Revenue Service, United States Department of Labor or other Governmental Body.

(i)                 No Quoin Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither Quoin nor any Quoin Affiliate has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or Liability with respect to, any such plan. No Quoin Employee Plan is a Multiemployer Plan, and neither Quoin nor any Quoin Affiliate has ever contributed to or had an obligation to contribute, or incurred any Liability in respect of a contribution, to any Multiemployer Plan. No Quoin Employee Plan is a Multiple Employer Plan.

(j)                 No Quoin Employee Plan provides for medical, welfare, retirement or death benefits beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement or (ii) death or retirement benefits under a Quoin Employee Plan qualified under Section 401(a) of the Code. Except as provided in Section 2.14(c) of the Quoin Disclosure Schedule and identified as a self-funded plan, neither Quoin nor any Quoin Affiliate sponsors or maintains any self-funded employee welfare benefit plan. No Quoin Employee Plan is subject to any Legal Requirement of any jurisdiction outside of the United States.

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(k)               To the Knowledge of Quoin, no payment pursuant to any Quoin Employee Plan or other arrangement to any “service provider” (as such term is defined in Section 409A of the Code and the regulations and guidance thereunder) from Quoin, including the grant, vesting or exercise of any stock option, would subject any Person to Tax pursuant to Section 409A of the Code, whether pursuant to the Contemplated Transactions or otherwise.

(l)                 Quoin is in material compliance with all applicable foreign, federal, state and local laws, rules, regulations, orders, rulings, judgments, decrees or arbitration awards respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, hours of work, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration and wrongful discharge and in each case, with respect to employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty of any material amount for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, or to the Knowledge of Quoin, threatened or reasonably anticipated against Quoin relating to any employee, employment agreement, independent contractor, independent contractor agreement or Quoin Employee Plan. There are no pending or, to the Knowledge of Quoin, threatened or reasonably anticipated claims or actions against Quoin or any trustee of Quoin under any worker’s compensation policy or long term disability policy. Quoin is not a party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or Governmental Body with respect to employment practices. Quoin has good labor relations.

(m)             No current or former consultant or independent contractor of Quoin would reasonably be deemed to be a misclassified employee. Except as set forth on Section 2.13(m) of the Quoin Disclosure Schedule, no independent contractor or contractor is eligible to participate in any Quoin Employee Plan. Quoin does not have any material Liability with respect to any misclassification of: (A) any Person as an independent contractor rather than as an employee, (B) any employee leased from another employer, or (C) any employee currently or formerly classified as exempt from overtime wages. Quoin has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any Liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations of employees of Quoin prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

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(n)               No Quoin employee is covered by an effective or pending collective bargaining agreement or similar labor agreement, and there has never been any threat of, any strike, slowdown, work stoppage, lockout, job action, union organizing activity, or any similar activity or dispute, affecting Quoin. No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(o)               Quoin is not, and has not been engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Quoin, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy or long term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Quoin Associate, including charges of unfair labor practices or discrimination complaints.

(p)               There is no Contract or arrangement to which Quoin or any Quoin Affiliate is a party or by which it is bound to compensate any of its current or former employees, independent contractors or directors for additional income or excise Taxes paid pursuant to Sections 409A or 4999 of the Code.

(q)               Except as set forth in Section 2.14(q) of the Quoin Disclosure Schedule, none of the execution and delivery of this Agreement, or the consummation of the Contemplated Transactions or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event, (i) result in any payment (including severance, golden parachute, bonus or otherwise) becoming due to any employee, independent contractor or director of Quoin, (ii) materially increase or otherwise enhance any benefits otherwise payable by Quoin, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person by Quoin or (v) result in the forgiveness in whole or in part of any outstanding loans made by Quoin to any Person. Each item set forth in Section 2.14(q) of the Quoin Disclosure Schedule has been duly and properly approved in accordance with any requirements under applicable law.

(r)                Except as noted on Section 2.14(r) of the Quoin Disclosure Schedule, all individuals employed by Quoin are employed at-will and Quoin has no employment or other agreements that contain any severance, change in control, termination pay liabilities, or advance notice requirements, and all agreements with independent contractors or consultants may be terminated by Quoin without penalty or Liability with thirty (30) days or less notice.

(s)                Quoin has paid all wages, bonuses, commissions, severance, and other benefits and sums due (and all required Taxes, insurance, social security and withholding thereon), including all accrued vacation, accrued sick leave, accrued benefits and accrued payments to its employees and former employees and individuals performing services as independent contractors or consultants, other than accrued amounts representing wages, bonuses, or commission entitlements due for the current pay period or for the reimbursement of legitimate expenses.

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Section 2.15         Environmental Matters. Quoin is in material compliance with all applicable Environmental Laws, which compliance includes the possession by Quoin of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof other than any failure to be in compliance or possess any such permits and authorized that is not a Quoin Material Adverse Effect. Quoin has not received since January 1, 2016 any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Quoin is not in compliance with any Environmental Law, and, to the Knowledge of Quoin, there are no circumstances that may prevent or interfere with Quoin’s compliance with any Environmental Law in the future. To the Knowledge of Quoin: (i) no current or prior owner of any property leased or controlled by Quoin has received any written notice or other communication relating to property owned or leased at any time by Quoin, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or Quoin is not in compliance with or has violated any Environmental Law relating to such property and (ii) neither it has any material Liability under any Environmental Law.

Section 2.16         Insurance.

(a)               Quoin has delivered or made available to Cellect accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Quoin, as of the date of this Agreement. Each of such insurance policies is in full force and effect and Quoin is in compliance with the terms thereof. As of the date of this Agreement, Quoin has not received any notice or other communication regarding any actual or possible: (a) cancelation or invalidation of any insurance policy; (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of Quoin. To the Knowledge of Quoin, Quoin has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened against Quoin, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Quoin of its intent to do so.

(b)               Quoin has delivered to Cellect accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by Quoin as of the date of this Agreement (the “Existing Quoin D&O Policies”). Section 2.16(b) of the Quoin Disclosure Schedule accurately sets forth, as of the date of this Agreement, the most recent annual premiums paid by Quoin with respect to the Existing Quoin D&O Policies. All premiums for the Existing Quoin D&O Policies have been paid as of the date hereof.

Section 2.17         Legal Proceedings; Orders.

(a)               There is no pending Legal Proceeding, and, to the Knowledge of Quoin, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Quoin, or to the Knowledge of Quoin, any director or officer of Quoin (in his or her capacity as such) or any of the material assets owned or used by Quoin; or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions. To the Knowledge of Quoin, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

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(b)               There is no order, writ, injunction, judgment or decree to which Quoin, or any of the material assets owned or used by Quoin, is subject. To the Knowledge of Quoin, no officer of Quoin is subject to any order, writ, injunction, judgment or decree that prohibits such officer of Quoin from engaging in or continuing any conduct, activity or practice relating to the business of Quoin or to any material assets owned or used by Quoin.

Section 2.18         Inapplicability of Anti-takeover Statutes. The Quoin Board of Directors has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Quoin Stockholder Support Agreements and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement, the Quoin Stockholder Support Agreements or any of the other Contemplated Transactions.

Section 2.19         No Financial Advisor. Except as set forth on Section 2.19 of the Quoin Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Quoin.

Section 2.20         Disclosure. The information relating to Quoin to be supplied by or on behalf of Quoin for inclusion or incorporation by reference in the Proxy Statement/Prospectus will not, on the date the Proxy Statement/Prospectus is first filed with the SEC or mailed to the Cellect Shareholders or at the time of the Cellect Shareholders’ Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made.

Section 2.21         Anti-Corruption. Quoin has not, and none of any of Quoin’s directors, managers or employees or, to the Knowledge of Quoin, any of its agents, Representatives, sales intermediaries, or any other third party, in each case, acting on behalf of Quoin or in connection with the business of Quoin, has in the last five (5) years or any applicable statute of limitations period if longer than five (5) years, (i) directly or indirectly offered, promised, authorized, provided, solicited, or accepted any corrupt or improper payment (such as a bribe or kickback) or benefit (such as an excessive gift, hospitality, favor, or advantage) to or from any Person in exchange for business, a license or permit, a favorable inspection or other decision, or any other financial or other advantage or purpose, or (ii) otherwise violated any Anti-Corruption/AML Laws.

Section 2.22         Grants and Subsidies. Section 2.22 of the Quoin Disclosure Schedule sets forth a complete and correct list of all pending and outstanding grants from any Governmental Body, to Quoin. No prior approval of any Governmental Body, is required in order to consummate the transactions contemplated under this Agreement or to preserve entitlement of Quoin to any such incentive, subsidy, or benefit. Section 2.22 of the Quoin Disclosure Schedule includes the aggregate amounts of each grant, the aggregate outstanding obligations of Quoin thereunder, including royalty payments, and a description setting out the product, technology or know-how developed with each grant. Quoin is in compliance with all terms, conditions and requirements of its grants and has duly fulfilled in all respects all the undertakings relating thereto.

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Section 2.23         Export Controls. Quoin is and has at all times been in compliance in all material respects with (i) all U.S. import and export Legal Requirements (including those Legal Requirements under the authority of the U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120-130; and Treasury (Office of Foreign Assets Control (“OFAC”)) codified at 31 CFR, Parts 500-599) and (ii) all comparable applicable Legal Requirements outside the United States (collectively, “Export Control Laws”). Without limiting the foregoing, in all material respects: (i) Quoin has obtained all export licenses and other approvals required for its exports of software, services and technologies required by any Export Control Law and all such approvals and licenses are in full force and effect, (ii) Quoin is in compliance with the terms of such applicable export licenses or other approvals, and (iii) there are no pending actions or actions threatened in writing against Quoin with respect to such export licenses or other approvals. Quoin has not, in violation of applicable Legal Requirements, directly engaged in any transaction with any country or territory subject to sanctions administered by OFAC, nor with any Person on the OFAC list of “Specially Designated Nationals and Blocked Persons” or the BIS “Denied Persons List,” “Entity List” or “Unverified List”. Quoin has established internal controls and procedures intended to promote compliance with all applicable Export Control Laws.

Section 2.24         Exclusivity of Representations; Reliance.(a)Except as expressly set forth in this Article 2, neither Quoin nor any Person on behalf of Quoin has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, in respect of Quoin or its business in connection with the transactions contemplated hereby, including any representations or warranties about the accuracy or completeness of any information or documents previously provided (including with respect to any financial or other projections therein), and any other such representations and warranties are hereby expressly disclaimed.

(b)               Quoin acknowledges and agrees that, except for the representations and warranties of Cellect and Merger Sub set forth in Article 3, neither Quoin nor its Representatives is relying on any other representation or warranty of Cellect, Merger Sub, or any other Person made outside of Article 3 of this Agreement, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case with respect to the Contemplated Transactions.

Article 3
REPRESENTATIONS AND WARRANTIES OF CELLECT AND MERGER SUB

Cellect and Merger Sub represent and warrant to Quoin as follows, except as set forth in the written disclosure schedule delivered by Cellect to Quoin (the “Cellect Disclosure Schedule”) (it being understood that the representations and warranties in this Article 3 are qualified by: (a) any exceptions and disclosures set forth in the section or subsection of the Cellect Disclosure Schedule corresponding to the particular section or subsection in this Article 3 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such section or subsection of the Cellect Disclosure Schedule by reference to another section or subsection of the Cellect Disclosure Schedule; and (c) any exceptions or disclosures set forth in any other section or subsection of the Cellect Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty). The inclusion of any information in the Cellect Disclosure Schedule shall not be deemed to be an admission or acknowledgement, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Cellect Material Adverse Effect, or is outside the Ordinary Course of Business.

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Section 3.1             Subsidiaries; Due Organization; Organizational Documents.

(a)               Section 3.1(a) of the Cellect Disclosure Schedule identifies each Subsidiary of Cellect (the “Cellect Subsidiaries”). Neither Cellect nor any Cellect Subsidiary owns any capital stock of, or any equity interest of any nature in, any other Entity other than Cellect Subsidiaries. Cellect has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity, except for the transfer of amounts out of the cash reserves of Cellect as of the Effective Time to another corporation in connection with the transfer of Cellect Biotherapeutics. Cellect has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b)               Each of Cellect and any Cellect Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation (where such concept is applicable) and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Cellect Contracts.

(c)               Each of Cellect and any Cellect Subsidiary is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified would not constitute a Cellect Material Adverse Effect.

(d)               Each director and officer of Cellect and any Cellect Subsidiary as of the date of this Agreement is set forth in Section 3.1(d) of the Cellect Disclosure Schedule.

(e)               Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions. Except for obligations and liabilities incurred in connection with its incorporation and the Contemplated Transactions, Merger Sub has not, and will not have, incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

(f)                Cellect has delivered or made available to Quoin accurate and complete copies of (i) the Articles of Association and other charter and organizational documents, including all currently effective amendments thereto, for Cellect and each Cellect Subsidiary (as applicable); and (ii) any code of conduct or similar policy adopted by Cellect or by the Cellect Board of Directors or any committee thereof. Neither Cellect nor any Cellect Subsidiary has taken any action in breach or violation of any of the provisions of its Articles of Association or other charter or organizational documents (as applicable) (as applicable), except as would not reasonably be expected to have, individually or in the aggregate, a Cellect Material Adverse Effect.

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Section 3.2             Authority; Vote Required.

(a)               Cellect and Merger Sub have all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to obtaining the Required Cellect Shareholder Vote and Required Merger Sub Stockholder Vote, to consummate the Contemplated Transactions. The Cellect Board of Directors has: (i) determined that the Merger is fair to, and in the best interests of, Cellect and Cellect Shareholders; (ii) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the Contemplated Transactions; and (iii) recommended the approval of the Cellect Shareholder Matters by the Cellect Shareholders and directed that the Cellect Shareholder Matters be submitted for consideration by Cellect Shareholders in connection with the solicitation of the Required Cellect Shareholder Vote, as applicable. The board of directors of Merger Sub has (A) determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder; (B) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the Contemplated Transactions; and (C) recommended that the sole stockholder of Merger Sub adopt this Agreement and thereby approve the Merger and the applicable Contemplated Transactions. This Agreement has been duly executed and delivered by Cellect and Merger Sub and, assuming the due authorization, execution and delivery by Quoin, constitutes the legal, valid and binding obligation of Cellect and Merger Sub, enforceable against Cellect and Merger Sub in accordance with its terms, subject to: (1) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (2) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)               (i) With respect to the items indicated in Section 5.3(a), the affirmative vote of such majority of the holders of the Cellect Ordinary Shares required by and voted in accordance with applicable Legal Requirements (in person or by proxy) on the proposed matters at the Cellect Shareholders’ Meeting is the only vote of the holders of any class or series of Cellect Capital Stock necessary to approve such Cellect Shareholder Matters (the “Required Cellect Shareholder Vote”) and (ii) the affirmative vote of the sole stockholder of Merger Sub is the only vote of the holders of any class or series of Merger Sub Capital Stock necessary to adopt this Agreement and approve the Merger and the applicable Contemplated Transactions (the “Required Merger Sub Stockholder Vote”).

Section 3.3             Non-Contravention; Consents.

(a)               The execution and delivery of this Agreement by Cellect does not, and the performance of this Agreement by Cellect and Merger Sub, subject to obtaining the Required Cellect Shareholder Vote and the Required Merger Sub Stockholder Vote will not, (i) conflict with or violate the Articles of Association of Cellect or any Cellect Subsidiary; (ii) subject to compliance with the requirements set forth in Section 3.3(b) below, conflict with or violate any Legal Requirement applicable to Cellect or the Cellect Subsidiaries or by which it or any of their respective properties is bound or affected, except for any such conflicts or violations that would not constitute a Cellect Material Adverse Effect; or (iii) except as listed on Section 3.3(a) of the Cellect Disclosure Schedule, require Cellect or any Cellect Subsidiary to make any filing with or give any notice to a Person or make any payment, or obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Cellect’s or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancelation of, or result in the creation of an Encumbrance on any of the properties or assets of Cellect or any Cellect Subsidiary pursuant to, any Cellect Material Contract.

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(b)               No material Consent, order of, or registration, declaration or filing with any Governmental Body is required by or with respect to Cellect or any Cellect Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (ii) such Consents, orders, registrations, declarations and filings as may be required under applicable federal and state securities laws or the rules of NASDAQ, and (iii) any filings and registrations as may be required under the Companies Law and the Israeli Securities Law (1968).

Section 3.4             Capitalization.

(a)               The authorized capital stock of Cellect as of the date of this Agreement consists of: 1,000,000,000 Ordinary Shares, no par value per share ordinary share (the “Cellect Ordinary Shares”), of which 390,949,079 shares are issued and outstanding as of the date of this Agreement, and 609,050,921 shares are authorized but not issued. All of the issued and outstanding shares of Cellect Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Section 3.4(a) of the Cellect Disclosure Schedule lists, as of the date of this Agreement each record holder of issued and outstanding Cellect Ordinary Shares and the number of Cellect Ordinary Shares held by each such record holder.

(b)               As of the date of this Agreement, there are outstanding Cellect Warrants to purchase 69,472,680 Cellect Ordinary Shares. Section 3.4(b) of the Cellect Disclosure Schedule lists, as of the date of this Agreement (i) each holder of issued and outstanding Cellect Warrants, (ii) the number of Cellect Ordinary Shares subject to such Cellect Warrants, (C) the exercise price of each such Cellect Warrants.

(c)               Except for the Cellect 2014 Global Incentive Option Scheme (the “2014 Plan”), Cellect does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. Cellect has reserved 58,600,000 Cellect Ordinary Shares for issuance under the 2014 Plan. As of the date of this Agreement, of such reserved Cellect Ordinary Shares, (i) 44,895,227 options have been granted and are currently outstanding (including such options that are subject to the approval of the Cellect’s shareholders), and (ii) 13,704,773 Cellect Ordinary Shares remain available for future issuance pursuant to the 2014 Plan. Section 3.4(c) of the Cellect Disclosure Schedule sets forth the following information with respect to each Cellect Option outstanding, as of the date of this Agreement: (1) the name of the optionee, (2) whether the holder is or was at any point during the life of the Cellect Option a Cellect Employee or any of Cellect Subsidiary, and whether such holder is no longer a service provider to any of Cellect or any of Cellect Subsidiary, (3) the number of Cellect Ordinary Shares subject to such Cellect Option as of the date of this Agreement, (4) the exercise price of such Cellect Option, (5) the date on which such Cellect Option was granted, (6) the date on which such Cellect Option expires, (7) the vesting schedule applicable to such Cellect Option, including the extent vested to date and whether by its terms the vesting of such Cellect Option would be accelerated by the Contemplated Transactions, (8) whether each Cellect Option is subject to Section 102 or Section 3(i) of the Israeli Tax Ordinance, and (9) with respect to Cellect Option granted under Section 102 of the Israeli Tax Ordinance, the date of deposit of the such Cellect Option with the trustee (appointed in accordance with the provisions of Section 102 of the Israeli Tax Ordinance) in accordance with the guidance published by the Israel tax authority on July 24, 2012 and the clarification dated November 6, 2012.

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(d)               Except for the outstanding Cellect Options set forth on Section 3.4(c) of the Cellect Disclosure Schedule and the Cellect Warrants set forth on Section 3.4(b) of the Cellect Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Cellect or any Cellect Subsidiary; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Cellect or any Cellect Subsidiary; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Cellect or any Cellect Subsidiary is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Cellect or any Cellect Subsidiary. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, restricted stock units, equity-based awards or other similar rights with respect to Cellect or any Cellect Subsidiary.

(e)               Except as set forth in Section 3.4(e) of the Cellect Disclosure Schedule, (i) none of the outstanding shares of Cellect Capital Stock or Merger Sub Capital Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Cellect Capital Stock or Merger Sub Capital Stock are subject to any right of first refusal in favor of Cellect or Merger Sub, as applicable; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of Cellect or any Cellect Subsidiary having a right to vote on any matters on which the Cellect Shareholders or the sole stockholder of Merger Sub, as applicable, have a right to vote; (iv) there is no Cellect Contract to which Cellect or any Cellect Subsidiary is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Cellect Capital Stock or capital stock of any Cellect Subsidiary. Neither Cellect nor any Cellect Subsidiary are under any obligation, nor is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Cellect Capital Stock, capital stock of any of the Cellect Subsidiaries or other securities.

(f)                The authorized capital of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share (“Merger Sub Capital Stock”), of which 100 are, and at the Effective Time will be, issued and outstanding and held of record by Cellect. The issued and outstanding shares of Merger Sub Capital Stock are duly authorized, validly issued, fully paid and nonassessable. Merger Sub has not at any time granted any stock options, restricted stock, phantom stock, profit participation, restricted stock units, equity-based awards or other similar rights.

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(g)               All outstanding shares of Cellect Capital Stock and Merger Sub Capital Stock, as well as all Cellect Options, have been issued and granted, as applicable, in material compliance with all applicable securities laws and other applicable Legal Requirements.

Section 3.5             SEC Filings; Financial Statements.

(a)               Cellect has made available to Quoin accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Cellect with the SEC since January 1, 2016 (the “Cellect SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov. All statements, reports, schedules, forms and other documents required to have been filed by Cellect or its officers with the SEC have been so filed on a timely basis or within permissible extension periods. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Cellect SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, as of the time they were filed, none of the Cellect SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Since January 1, 2016, the certifications and statements required by (A) Rule 13a-14 or 15d-14 promulgated under the Exchange Act and (B) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Cellect SEC Documents (collectively, the “Certifications”) were accurate and complete and complied as to form and content with all applicable Legal Requirements as of the date they were filed and no current or former principal executive officer or principal financial officer of Cellect has failed to make the Certifications required of him or her. As used in this Article 3, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC. Cellect has made available to Quoin true and complete copies of all correspondence, other than transmittal correspondence, between the SEC, on the one hand, and Cellect, on the other, since January 1, 2015, including all SEC comment letter and responses to such comment letters and responses to such comment letters by or on behalf of Cellect other than such documents that can be obtained on the SEC’s website at www.sec.gov. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or NASDAQ with respect to Cellect SEC Documents. To the Knowledge of Cellect, none of Cellect SEC Documents are the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, including with regards to any accounting practices of Cellect.

(b)               The financial statements (including any related notes) contained or incorporated by reference in the Cellect SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with IFRS (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Item 8.A.5 of Form 20-F of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present the consolidated financial position of Cellect and any Cellect Subsidiary as of the respective dates thereof and the results of operations and cash flows of Cellect for the periods covered thereby, subject to any exemptions or reliefs afforded to a reporting company that qualifies as a foreign private issuer or an emerging growth company. Other than as expressly disclosed in the Cellect SEC Documents filed prior to the date hereof, there has been no material change in Cellect’s accounting methods or principles that would be required to be disclosed in Cellect’s financial statements in accordance with GAAP. The books of account and other financial records of Cellect and any Cellect Subsidiary are true and complete in all material respects.

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(c)               Cellect’s auditor has at all times since its retention by Cellect been: (i) to the Knowledge of Cellect, a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the Knowledge of Cellect, “independent” with respect to Cellect within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of Cellect, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder with respect to services provided to Cellect.

(d)               Except as set forth in Section 3.5(d) of the Cellect Disclosure Schedule, from January 1, 2016 through the date hereof, Cellect has not received any correspondence from NASDAQ or the staff thereof relating to the delisting or maintenance of listing of the Cellect Ordinary Shares on The NASDAQ Capital Market.

(e)               Since January 1, 2016, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of Cellect, the Cellect Board of Directors or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f)                Cellect is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of The NASDAQ Capital Market and the Companies Law.

(g)               Cellect maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that Cellect maintains records that in reasonable detail accurately and fairly reflect Cellect’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Cellect Board of Directors, and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Cellect’s assets that could have a material effect on Cellect’s financial statements. Cellect has evaluated the effectiveness of Cellect’s internal control over financial reporting and, to the extent required by applicable Legal Requirements, presented in any applicable Cellect SEC Document that is a report on Form 20-F (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Cellect has disclosed to Cellect’s auditors and the audit committee of the Cellect Board of Directors (and made available to Quoin a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Cellect’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Cellect’s internal control over financial reporting. Except as disclosed in the Cellect SEC Documents filed prior to the date hereof, Cellect has not identified any material weaknesses in the design or operation of Cellect’s internal control over financial reporting. Since January 1, 2016, there have been no material changes in Cellect’s internal control over financial reporting.

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(h)               Cellect’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Cellect in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Cellect’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

Section 3.6             Absence of Changes. Except as set forth in Section 3.6 of the Cellect Disclosure Schedule, between September 30, 2020 and the date of this Agreement, each of Cellect and any Cellect Subsidiary have conducted its business in the Ordinary Course of Business and there has not been (a) any event that has had a Cellect Material Adverse Effect or (b) or any action, event or occurrence that would have required consent of Quoin pursuant to Section 4.2(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

Section 3.7             Title to Assets. Except with respect to material Cellect IP Rights, which are covered in Section 3.9, each of Cellect and any Cellect Subsidiary owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, in each case, free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Cellect Unaudited Interim Balance Sheet; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Cellect or any Cellect Subsidiary; and (iii) liens listed in Section 3.7 of the Cellect Disclosure Schedule.

Section 3.8             Real Property; Leaseholds. Neither Cellect nor any Cellect Subsidiary currently owns or has ever owned any real property or any interest in real property, except for the leaseholds created under the real property leases (including any amendments thereto) identified in Section 3.8 of the Cellect Disclosure Schedule (the “Cellect Leases”), which are each in full force and effective, with no existing material default thereunder.

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Section 3.9             Intellectual Property.

(a)               Cellect, directly or through any of its Subsidiaries, owns, or has the right to use all Cellect IP Rights, except for any failure to own or have the right to use that would not constitute a Cellect Material Adverse Effect. The foregoing representation and warranty is not intended to be a representation regarding the absence of infringement or misappropriation, which is addressed in Section 3.9(g) below.

(b)               Section 3.9(b) of the Cellect Disclosure Schedule is an accurate, true and complete listing of (i) all patents within the Cellect Registered IP that are owned by Cellect and (ii) all other Cellect Registered IP.

(c)               Section 3.9(c) of the Cellect Disclosure Schedule accurately identifies (i) all Cellect IP Rights licensed to Cellect or any Cellect Subsidiary (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Cellect’s or any of its Subsidiaries’ products or services, (B) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials, (C) non-disclosure agreements, materials transfer agreements and template agreements entered into in the Ordinary Course of Business and (D) agreements between Cellect and its employees and consultants); (ii) the corresponding Cellect Contracts pursuant to which such Cellect IP Rights are licensed to Cellect or any Cellect Subsidiary; (iii) whether the license or licenses granted to Cellect or any Cellect Subsidiary are exclusive or non-exclusive; and (iv) whether, to the Knowledge of Cellect or its Subsidiaries, any funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, such Cellect IP Rights.

(d)               Section 3.9(d) of the Cellect Disclosure Schedule accurately identifies each Cellect Contract pursuant to which any Person (other than Cellect or any Cellect Subsidiary) has been granted any license or option to obtain a license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Cellect IP Rights (in each case, other than non-disclosure agreements, materials transfer agreements or non-exclusive licenses entered into in the Ordinary Course of Business). Cellect is not bound by, and no Cellect IP Rights (and to the Knowledge of Cellect, no licensed Cellect IP Rights) are subject to, any Contract containing any covenant or other contractual obligation that in any way limits or restricts the ability of Cellect or any Cellect Subsidiary to use, exploit, assert or enforce any Cellect IP Rights anywhere in the world, in each case as would materially limit the business of Cellect as currently conducted or planned to be conducted.

(e)               Except as identified on Section 3.9(e) of the Cellect Disclosure Schedule, Cellect or one of its Subsidiaries solely owns all right, title, and interest to and in the Cellect Registered IP listed on (or required to be listed on) Section 3.9(b) of the Cellect Disclosure Schedule free and clear of any Encumbrances. Without limiting the generality of the foregoing:

(i)                 All documents and instruments necessary to register or apply for or renew registration of all Cellect Registered IP that is solely owned by Cellect or one of its Subsidiaries have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body except for any such failure, individually or collectively, that would not constitute a Cellect Material Adverse Effect.

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(ii)              Each Person who is or was an employee or contractor of Cellect or any Cellect Subsidiary and who is or was involved in the creation or development of any Cellect IP Rights has signed a written agreement containing an assignment of such Intellectual Property to Cellect or such Subsidiary and confidentiality provisions protecting trade secrets and confidential information of Cellect and its Subsidiaries; provided, that any such agreement with a third party contractor for research, development or manufacturing services on behalf of Cellect or any Cellect Subsidiary may provide that such third party contractor reserves its rights in improvements to such third party contractor’s Intellectual Property or generally applicable research, development or manufacturing technology, in either case that is not specific to any product or service of Cellect or any Cellect Subsidiary. To the Knowledge of Cellect and its Subsidiaries, no current or former stockholder, officer, director, employee or contractor of Cellect or any Cellect Subsidiary has any claim, right (whether or not currently exercisable), or interest to or in any Cellect IP Rights. To the Knowledge of Cellect and its Subsidiaries, no employee or contractor of Cellect or any or any of its Subsidiaries is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Cellect or such Subsidiary or (b) in breach of any Contract with any current or former employer or other Person concerning Cellect IP Rights or confidentiality provisions protecting trade secrets and confidential information comprising Cellect IP Rights.

(iii)            No funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Cellect IP Rights in which Cellect or any Cellect Subsidiary has an ownership interest.

(iv)             Cellect and each of its Subsidiaries has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that Cellect or such Subsidiary holds, or purports to hold, as a trade secret.

(v)               Except for the contemplated sale of Cellect Biotherapeutics or as set forth on Section 3.9(e)(v) of the Cellect Disclosure Schedule, neither Cellect nor any Cellect Subsidiary has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Cellect IP Rights to any other Person.

(vi)             The Cellect IP Rights constitute all Intellectual Property necessary for Cellect and its Subsidiaries to conduct its business as currently conducted or planned to be conducted.

(f)                The manufacture, marketing, license, sale or intended use of any product or service currently approved or sold or under preclinical or clinical development by Cellect or any Cellect Subsidiary (i) does not violate or constitute a breach of any license or agreement between Cellect or its Subsidiaries and any third party, and, (ii) to the Knowledge of Cellect and its Subsidiaries, does not infringe or misappropriate any Intellectual Property right of any third party. To the Knowledge of Cellect and its Subsidiaries, no third party is infringing upon or misappropriating, or violating any license or agreement with Cellect or its Subsidiaries relating to, any Cellect IP Rights. There is no current or, to the Knowledge of Cellect, pending challenge, claim or Legal Proceeding (including opposition, interference or other proceeding in any patent or other government office) contesting the validity, enforceability, ownership or right to use, sell, license or dispose of any Cellect IP Rights, nor has Cellect or any Cellect Subsidiary received any written notice asserting that the manufacture, marketing, license, sale or intended use of any product or service currently approved or sold or under preclinical or clinical development by Cellect or any Cellect Subsidiary infringes or misappropriates or will infringe or misappropriate the rights of any other Person.

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(g)               Each item of Cellect IP Rights that is Cellect Registered IP that is solely owned by Cellect or one of its Subsidiaries is and at all times has been filed and maintained in compliance with all applicable Legal Requirements and all filings, payments and other actions required to be made or taken to maintain such item of Cellect Registered IP in full force and effect have been made by the applicable deadline, except for any failure to perform any of the foregoing, individually or collectively, that would not constitute a Cellect Material Adverse Effect.

(h)               No trademark (whether registered or unregistered) or trade name owned, used, or applied for by Cellect or any Cellect Subsidiary conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Cellect or any Cellect Subsidiary has or purports to have an ownership interest has been impaired as determined by Cellect or any Cellect Subsidiary in accordance with GAAP.

(i)                 Cellect and all Cellect Subsidiaries have complied in all material respects with (i) all of their respective stated privacy policies, programs and other similar notices and (ii) all data protection, privacy and other applicable Legal Requirements (including Israel’s Protection of Privacy Law (1981) and related regulations) that concern the collection, retention, storage, recording, processing, transfer, sharing or other disposition or use of any personally identifiable information and “information,” as defined by Israeli laws and applicable Israeli judicial precedent (“Israeli Personal Information”), and there have not been any incidents of data security breaches, including any breaches of software, hardware, databases, computer equipment or other information technology. To the Knowledge of Cellect, there is no complaint to, or any audit, proceeding, investigation (formal or informal) or claim currently pending against Cellect or a Cellect Subsidiary by any private party or any Governmental Body, foreign or domestic, with respect to Israeli Personal Information. With respect to all Israeli Personal Information collected, stored, used, or maintained by or for Cellect or any Cellect Subsidiary, Cellect and any Cellect Subsidiary have at all times implemented reasonable security measures to ensure that such Israeli Personal Information is protected against loss and against unauthorized access, use, modification, and disclosure.

(j)                 All databases, data compilations, and any collection deemed a database or regulated collection of data under applicable laws that are owned, controlled, held or used by Cellect and by any Cellect Subsidiary and that are required to be registered have been properly registered, and the data therein has been used by Cellect or any Cellect Subsidiary solely as permitted pursuant to such registrations.

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(k)               All amounts payable by Cellect and any Cellect Subsidiary to all Persons involved in the research, development, conception or reduction to practice of any Cellect IP Rights have been paid in full. All Cellect Employees, contractors and consultants who were or are engaged in the development or invention of any Cellect IP Rights have entered into written agreements with Cellect or with a Cellect Subsidiary by which they validly and irrevocably assigned to Cellect or its Subsidiaries all rights, title and interests in and to such Cellect IP Rights (or all such rights, title and interests vested in Cellect or its Subsidiaries as a matter of law), and, with respect to employees, have explicitly waived all rights to receive royalties or compensation in connection therewith (including, without limitation, under Section 134 of the Israeli Patent Law (1967)) and any applicable non-transferable rights, including moral rights.

Section 3.10    Material Contracts.

(a)               Section 3.10(a) of the Cellect Disclosure Schedule lists the following Cellect Contracts, effective as of the date of this Agreement (each, an “Cellect Material Contract” and collectively, the “Cellect Material Contracts”):

(i)                 each Cellect Contract constituting a material bonus, deferred compensation, severance, change in control, retention, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

(ii)              each Cellect Contract pursuant to its express terms relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, or Entity providing employment related, consulting or independent contractor services, other than any employment agreement, employment contract, offer letter, or similar arrangement that is terminable “at-will” without penalty, Liability or severance (statutory, contractual, or otherwise), or that can be terminated without penalty, Liability or premium upon notice of thirty (30) days less;

(iii)            each Cellect Contract relating to any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan with any employee or other individual consultant, independent contractor or director, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment) or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(iv)             each collective bargaining agreement or other agreement with any union (trade, labor, or otherwise) or similar employee representative or works council;

(v)               each Cellect Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business, where material indemnification is provided by Cellect or Cellect Subsidiary to a third party;

(vi)             each Cellect Contract containing (A) any covenant limiting the freedom of Cellect, any Cellect Subsidiary or the Surviving Corporation to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement, (C) any exclusivity provision, or (D) any non-solicitation provision;

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(vii)          each Cellect Contract requiring capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 pursuant to its express terms and not cancelable without penalty, other than purchase orders for the purchase of inventory in the Ordinary Course of Business;

(viii)        each Cellect Contract relating to the disposition or acquisition of material assets with a fair market value exceeding $100,000, other than in the Ordinary Course of Business or listed on Section 3.9(c) or Section 3.9(d) of the Cellect Disclosure Schedule, or any ownership interest in any Entity;

(ix)             each Cellect Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000 or creating any material Encumbrances with respect to any assets of Cellect or any Cellect Subsidiary or any loans or debt obligations with officers or directors of Cellect;

(x)               each Cellect Contract requiring payment by or to Cellect after the date of this Agreement in excess of $100,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Cellect; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Cellect has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Cellect has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Cellect; or (D) any Contract to license any third party to manufacture or produce any product, service or technology of Cellect or any Contract to sell, distribute or commercialize any products or service of Cellect, in each case, except for Cellect Contracts entered into in the Ordinary Course of Business;

(xi)             each Cellect Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Cellect in connection with the Contemplated Transactions;

(xii)          each Cellect IP Right Agreement other than (A) software license agreements for non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software or (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Cellect’s products or services, (B) agreements for the purchase or use of equipment, reagents or other materials that include licenses to Intellectual Property ancillary to such purchase or use, (C) non-disclosure agreements, materials transfer agreements and template agreements entered into in the Ordinary Course of Business, (D) agreements between Quoin and its employees and consultants and (E) than those that are otherwise immaterial;

(xiii)        each Cellect Lease; or

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(xiv)         any other Cellect Contract that is not terminable at will (with no penalty or payment) by Cellect and (i) which involves payment or receipt by Cellect after the date of this Agreement under any such agreement, Contract or commitment of more than $100,000 in the aggregate, or (ii) that is material to the business or operations of Cellect.

(b)               Cellect has delivered or made available to Quoin accurate and complete (except for applicable redactions thereto) copies of all Cellect Material Contracts, including all amendments thereto. There are no Cellect Material Contracts that are not in written form. Neither Cellect nor any Cellect Subsidiary has, nor to Cellect’s Knowledge, as of the date of this Agreement has any other party to a Cellect Material Contract, breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Cellect Material Contract in such manner as would permit any other party to cancel or terminate any such Cellect Material Contract, or would permit any other party to seek damages that constitutes a Cellect Material Adverse Effect. As to Cellect, as of the date of this Agreement, each Cellect Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 3.11         Undisclosed Liabilities. As of the date of this Agreement, neither Cellect nor any Cellect Subsidiary has any material Liability, except for: (a) Liabilities identified as such in the Cellect Unaudited Interim Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by Cellect since the date of the Cellect Unaudited Interim Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance in the Ordinary Course of Business of obligations of Cellect or any Cellect Subsidiary under Cellect Contracts, including the reasonably expected performance of such Cellect Contracts in accordance with their terms (which would not include, for example, any instances of breach or indemnification); (d) Liabilities described in Section 3.11 of the Cellect Disclosure Schedule; and (e) Liabilities incurred in connection with the Contemplated Transactions.

Section 3.12         Compliance; Permits; Restrictions.

(a)               Cellect is, and since January 1, 2016, each of Cellect and its Subsidiaries has been in material compliance with all applicable Legal Requirements except for any non-compliance that would not constitute a Cellect Material Adverse Effect. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body or authority is pending or, to the Knowledge of Cellect, threatened against Cellect or any Cellect Subsidiary. There is no Contract, judgment, injunction, order or decree binding upon Cellect or any Cellect Subsidiary which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Cellect or any Cellect Subsidiary, any acquisition of material property by Cellect or any Cellect Subsidiary or the conduct of business by Cellect or any Cellect Subsidiary as currently conducted, (ii) would reasonably be expected to have an adverse effect on Cellect’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Contemplated Transactions.

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(b)               To the Knowledge of Cellect, Cellect and the Cellect Subsidiaries hold all required Governmental Authorizations that are material to the operation of the business of Cellect (collectively, the “Cellect Permits”) as currently conducted. Section 3.12(b) of the Cellect Disclosure Schedule identifies each Cellect Permit. As of the date of this Agreement, Cellect is in material compliance with the terms of the Cellect Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of Cellect, threatened, which seeks to revoke, limit, suspend, or materially modify any Cellect Permit. The rights and benefits of each material Cellect Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by Cellect and the Cellect Subsidiaries immediately prior to the Effective Time except where the unavailability of such Cellect Permit would not constitute a Cellect Material Adverse Effect.

(c)               There are no proceedings pending or, to the Knowledge of Cellect, threatened with respect to an alleged violation by Cellect or any Cellect Subsidiary of the FDCA, PHSA, FDA regulations adopted thereunder, the Controlled Substances Act or any other similar Legal Requirements promulgated by the FDA or other Drug Regulatory Agency.

(d)               To the Knowledge of Cellect, Cellect and each of its Subsidiaries hold all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of Cellect or such Subsidiary as currently conducted, and development, clinical testing, manufacturing, marketing, distribution and importation or exportation, as currently conducted, of any of its products or product candidates (the “Cellect Product Candidates”). Cellect holds all required Governmental Authorizations issuable by any Governmental Body necessary for the conduct of its business as currently conducted (the “Cellect Regulatory Permits”) and no such Cellect Regulatory Permit has been (i) revoked, withdrawn, suspended, canceled or terminated or (ii) modified in any materially adverse manner. Cellect has not received any written notice or other written communication from any Governmental Body regarding any revocation, withdrawal, suspension, cancelation, termination or material modification of any Cellect Regulatory Permit. Cellect has made available to Quoin all information in its possession or control relating to the development, clinical testing, manufacturing, importation and exportation of the Cellect Product Candidates, including complete copies of the following (to the extent there are any): adverse event reports; clinical study reports and material study data; inspection reports, notices of adverse findings, warning letters, filings and letters and other written correspondence to and from any Drug Regulatory Agency; and meeting minutes with any Drug Regulatory Agency.

(e)               To the Knowledge of Cellect, all clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Cellect or any Cellect Subsidiary or in which Cellect or its Subsidiaries or their respective current products or services have participated were, and if still pending are being, conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance with applicable regulations of the Drug Regulatory Agencies and other applicable Legal Requirements, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. Since January 1, 2012, neither Cellect nor any Cellect Subsidiary has received any notices, correspondence or other communications from any Drug Regulatory Agency requiring, or to the Knowledge of Cellect threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, Cellect or in which Cellect or Cellect Product Candidates, have participated.

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(f)                Cellect is not the subject of any pending, or to the Knowledge of Cellect, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of Cellect, Cellect has not committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or Cellect Product Candidates that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. Neither Cellect, nor to the Knowledge of Cellect, any of its respective officers, employees or agents has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Legal Requirement. To the Knowledge of Cellect, no material debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against Cellect or its officers, employees or agents.

Section 3.13         Grants and Subsidies. Section 3.13(a) of the Cellect Disclosure Schedule sets forth a complete and correct list of all pending and outstanding grants from the State of Israel or any agency thereof, or from any other Governmental Body, to Cellect and to any Cellect Subsidiary, including “Approved Enterprise”, “Benefitted Enterprise” or “Preferred Enterprise” status conferred by the Israeli Investment Center (the “Investment Center”). No prior approval of the Investment Center, or any other Governmental Body, is required in order to consummate the transactions contemplated under this Agreement or to preserve entitlement of Cellect or any Cellect Subsidiary to any such incentive, subsidy, or benefit. Section 3.13(b) of Cellect Disclosure Schedule sets forth a complete and correct list of all pending and outstanding grants received by Cellect or any Cellect Subsidiary from the Israeli Innovation Authority (formerly known as the OCS) (the “IIA”). Cellect has made available to Quoin complete and correct copies of all documents requesting or evidencing grants, and supplements and amendments thereto, submitted by Cellect or by any of Cellect Subsidiary and of all letters of approval granted to Cellect or to any Cellect Subsidiary, as well as all correspondence or written summaries pertaining thereto. Without limiting the generality of the foregoing, with respect to grants from the IIA, Section 3.13(b) of the Cellect Disclosure Schedule includes the aggregate amounts of each grant, the aggregate outstanding obligations of Cellect and of the Cellect Subsidiaries thereunder, including royalty payments, and a description setting out the product, technology or know-how developed with each grant. Each of Cellect and of the Cellect Subsidiaries is in compliance with all terms, conditions and requirements of its grants and has duly fulfilled in all respects all the undertakings relating thereto. Any sale or other disposition of Cellect Biotherapeutics, will not give rise to any obligation of Cellect to make any payments to the IIA and Cellect Biotherapeutics shall indemnify and hold Cellect harmless for any such payments.

Section 3.14         Tax Matters.

(a)               Cellect and each of its Subsidiaries has timely filed all income Tax Returns and other material Tax Returns that they were required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. Neither Cellect nor any Cellect Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Cellect or Cellect Subsidiary do not file Tax Returns that such company is subject to taxation by that jurisdiction.

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(b)               All material Taxes due and owing by Cellect or any Cellect Subsidiary on or before the date hereof (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of Cellect and its Subsidiaries through the date of the Cellect Unaudited Interim Balance Sheet have been reserved for on the Cellect Unaudited Interim Balance Sheet. Since the date of the Cellect Unaudited Interim Balance Sheet, Cellect has not incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c)               Cellect has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d)               There are no Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on the Cellect Unaudited Interim Balance Sheet) upon any of the assets of Cellect or any Cellect Subsidiary.

(e)               No material deficiencies for Taxes with respect to Cellect or any Cellect Subsidiary have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any Liability in respect of Taxes of Cellect or any Cellect Subsidiary. No issues relating to Taxes of Cellect or any Cellect Subsidiary were raised by the relevant Tax authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period. Cellect has delivered or made available Quoin complete and accurate copies of all federal income Tax and all other material Tax Returns of Cellect and each of the Cellect Subsidiaries (and the predecessors of each) for all taxable years ending on or after December 31, 2013, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by Cellect with respect to federal income Tax and all other material Taxes. Neither Cellect nor any Cellect Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

(f)                Neither Cellect nor any Cellect Subsidiary (i) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; nor (ii) has elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code.

(g)               Neither Cellect nor any Cellect Subsidiary has been a (i) United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, or (ii) a real estate company (Igud Mekarkein) for Israeli Tax purposes.

(h)               Neither Cellect nor any Cellect Subsidiary is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers and landlords, the primary purpose of which does not relate to Taxes.

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(i)                 Neither Cellect nor any Cellect Subsidiary has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is Cellect) for federal, state, local or foreign Tax purposes. Neither Cellect nor any Cellect Subsidiary has any Liability for the Taxes of any Person (other than Cellect) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or otherwise by operation of applicable Legal Requirements.

(j)                 Neither Cellect nor any Cellect Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(k)               Neither Cellect nor any Cellect Subsidiary is a partner for Tax purposes with respect to any joint venture, partnership, or, to the Knowledge of Cellect, other arrangement or Contract which is treated as a partnership for Tax purposes.

(l)                 Neither Cellect nor any Cellect Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale or other open transaction disposition made prior to Closing, (ii) agreement with any Tax authority (including any closing agreement described in Section 7121 of the Code or any similar provision of state, local or foreign law) made or entered into prior to Closing, (iii) prepaid amount received outside the Ordinary Course of Business prior to Closing, or (iv) election under Section 108(i) of the Code made prior to Closing.

(m)             Neither Cellect nor any Cellect Subsidiary has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(n)               Neither Cellect nor any Cellect Subsidiary has taken any action, or has any Knowledge of any fact or circumstance (including, for the avoidance of doubt, any actions that may be otherwise permitted pursuant to Section 4.6), that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The representations set forth in Section 3.14(n) of the Cellect Disclosure Schedule are correct as of the date of this Agreement and will continue to be correct until the Effective Time.

(o)               Cellect has made available to Quoin for inspection at Quoin’s office (i) complete and correct copies of all income and other material Tax Returns of Cellect or any Cellect Subsidiary filed with respect to taxable periods ended on or after December 31, 2013, and (ii) complete and correct copies of all private letter rulings, revenue agent reports, material information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests, gain recognition agreements and any similar documents, submitted by, received by or agreed to by or on behalf of Cellect or any Cellect Subsidiary, in each case relating to Taxes for all taxable periods for which the statute of limitations has not yet expired.

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(p)               Cellect has disclosed on its income Tax Returns all positions that could give rise to the imposition on it of a substantial understatement penalty under Section 6662 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law).

(q)               Cellect has not participated in an international boycott within the meaning of Section 999 of the Code.

(r)                All related party transactions involving Cellect and any Cellect Subsidiary have been conducted at arm’s length in compliance with Code Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any other state, local and non-U.S. Tax Law.

(s)                Neither Cellect nor any Cellect Subsidiary (i) has been required to make a basis reduction pursuant to former Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b); (ii) is or has been required to redetermine or reduce basis pursuant to Treasury Regulation Section 1.1502-36(b) or (c) or has been required to reduce any attributes under Treasury Regulation Section 1.1502-36(d); and (iii) has incurred (or been allocated) any dual consolidated loss within the meaning of Section 1503 of the Code.

(t)                 Except as set forth on Section 3.14(t) to the Cellect Disclosure Schedule, neither Cellect nor any Cellect Subsidiary is subject to Tax in any jurisdiction outside the jurisdiction of its organization by virtue of (i) having a permanent establishment (within the meaning of an applicable Tax treaty) or other place of business or (ii) otherwise having a taxable presence in that jurisdiction.

(u)               Neither Cellect nor any Cellect Subsidiary is a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law) or a stockholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(v)               Nothing in this Section 3.14 or otherwise in this Agreement shall be construed as a representation or warranty with respect to (i) the amount or availability of any net operating loss, capital loss, Tax credits, Tax basis or other Tax asset or attribute of Cellect or any Cellect Subsidiary in any taxable period (or portion thereof) beginning after the Effective Time, or (ii) any Tax position that Cellect or its Affiliates (including the Surviving Corporation) may take in respect of any taxable period (or portion thereof) beginning after the Effective Time.

(w)             Neither Cellect nor any Cellect Subsidiary (i) was a party to a transaction classified as a “reportable transaction” under Section 131C(2)(g) of the ITO and the regulations promulgated thereunder, (ii) has obtained an “Opinion,” as defined in Section 131D of the Israeli Tax Ordinance, nor has it taken a position regarding taxation classified as a “Reportable Position,” as defined in Section 131E of the Israeli Tax Ordinance, or (iii) is subject to restrictions or limitations pursuant to Part E2 of the ITO or pursuant to any Tax ruling made in connection with the provisions of Part E2.

(x)               Cellect and all Cellect Subsidiaries are in compliance with all transfer pricing requirements in all jurisdictions in which any of them do business. None of the transactions between or among Cellect, Cellect Subsidiaries and other Affiliates may be subject to adjustment, apportionment, allocation or recharacterization under Section 85A of the ITO and the regulations promulgated thereunder or any Legal Requirement. All such transactions have been effected on an arm’s length basis and Cellect has made available to Quoin all material intercompany agreements, contracts and arrangements relating to transfer pricing.

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(y)               Section 3.14(y) of the Cellect Disclosure Schedule lists each Tax incentive, subsidy or benefit granted to or enjoyed by either Cellect or any Cellect Subsidiary under the laws of Israel, the period for which such Tax incentive, subsidy or benefit applies, and the nature of such Tax incentive, subsidy or benefit. Cellect and all Cellect Subsidiaries have complied, in all material respects, with the requirements of Israeli law with respect to such incentives, subsidies or benefits.

(z)               Section 3.14(z) of the Cellect Disclosure Schedule lists each of Cellect and the Cellect Subsidiaries which is registered for value-added tax (“VAT”) purposes. Cellect and any Cellect Subsidiary have complied in all material respects with all applicable Legal Requirements concerning VAT, including with respect to the making on time of accurate returns and payments and the maintenance of records. Neither Cellect nor any Cellect Subsidiary has made any exempt supplies in the current or preceding VAT year applicable to them, and there are no circumstances by reason of which it would be reasonably expected that there might not be a full entitlement to credit for all VAT chargeable on supplies and acquisitions received and imports made (or agreed or deemed to be received or made) by them.

(aa)            Section 3.14(aa) of the Cellect Disclosure Schedule lists all the “taxation decisions” (hachlatat misui) each of Cellect and any of the Cellect Subsidiaries have obtained from the Israel tax authority. Other than the taxation decisions listed in Section 3.14(aa) of the Cellect Disclosure Schedule none of Cellect of the Cellect Subsidiaries has received any “taxation decision” from the Israel tax authority.

(bb)           The 2014 Plan is intended to qualify as a capital gains route plan under Section 102(b)(2) of the ITO and was approved by the Israel tax authority or is deemed approved by passage of time without objection by the Israel tax authority. Except as set forth in Section 3.14(bb) of the Cellect Disclosure Schedule, all Cellect Options granted under Section 102 of the ITO were and are currently in compliance with the applicable requirements of Section 102(b) of the ITO (including the relevant sub-section of Section 102) and the written requirements and guidance of the Israel tax authority, including the filing of the necessary documents with the Israel tax authority, the grant of such options only following the lapse of the required 30-day period from the filing of the 2014 Plan with the Israel tax authority, the receipt of the required written consents from the requisite holder of such options, the appointment of an authorized trustee to hold such options (or shares resulting therefrom, as applicable) and the due deposit of Cellect Options with such trustee pursuant to the terms of Section 102 of the ITO, and applicable regulations and rules and the guidance published by the Israel tax authority on July 24, 2012 and the clarification dated November 6, 2012.

Section 3.15         Employee and Labor Matters; Benefit Plans.

(a)               Section 3.15(a) of the Cellect Disclosure Schedule contains a list of all of Cellect and Cellect’s Subsidiaries’ current employees as of the date of this Agreement (the “Cellect Employees”), and correctly reflects: (i) their name and dates of hire; (ii) their position, full-time or part-time status, including each Cellect Employee’s classification as either exempt or non-exempt from the overtime requirements under any applicable law; (iii) their monthly base salary or hourly wage rate, as applicable; (iv) any other compensation payable to them including housing allowances, compensation payable pursuant to bonus (for the current fiscal year and the most recently completed fiscal year), deferred compensation or commission arrangements, overtime payment, vacation entitlement and accrued vacation or paid time-off balance, travel pay or car maintenance or car entitlement, sick leave entitlement and accrual, recuperation pay entitlement and accrual, entitlement to pension arrangement and/or any other provident fund (including manager’s insurance and education fund), their respective contribution rates and the salary basis for such contributions, whether such Cellect Employee, is subject to Section 14 Arrangement under the Israeli Severance Pay Law (1963) (“Section 14 Arrangement”) (and, to the extent such Cellect Employee is subject to the Section 14 Arrangement, an indication of whether such arrangement has been applied to such person from the commencement date of their employment and on the basis of their entire salary) and notice period entitlement; (v) the city/country of employment, citizenship, manager’s name and work location, date of birth, any material special circumstances (including pregnancy, disability or military service), and (vi) any promises or commitments made to any of the Cellect Employees, whether in writing or not, with respect to any future changes or additions to their compensation or benefits listed in Section 3.15(a) of the Cellect Disclosure Schedule. Other than as listed in Section 3.15(a) of the Cellect Disclosure Schedule, (i) there are no other employees employed by the Cellect or by any Cellect Subsidiary, and (ii) all current and former employees of Cellect and the Cellect Subsidiaries have signed an employment agreement substantially in the form delivered or made available to Quoin. Other than their base salary, the Cellect Employees are not entitled to any payment or benefit that may be reclassified as part of their determining salary for all intent and purposes, including for the social contributions. Details of any Person who has accepted an offer of employment made by Cellect or any Cellect Subsidiary but whose employment has not yet started are contained in Section 3.15(a) of the Cellect Disclosure Schedule.

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(b)               Section 3.15(b) of the Cellect Disclosure Schedule contains a list of all of Cellect and Cellect’s Subsidiaries’ current independent contractors and consultants and, for each, such individual’s compensation and benefits, the initial date of such individual’s engagement, the term of the engagement, period of notice entitlement prior to termination notice entitlement.

(c)               Section 3.15(c) of the Cellect Disclosure Schedule lists, as of the date of this Agreement, all written and describes all non-written employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, equity-based, retention, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, change in control, golden parachute, disability, life or accident insurance, paid time off, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, fringe or employee benefit, and all other compensation, plans, programs, agreements or arrangements, including but not limited to any employment, consulting, independent contractor, severance or executive compensation agreements or arrangements (other than regular salary or wages), written or otherwise, which are currently in effect relating to any present or former employee, independent contractor or director of Cellect or any Cellect Affiliate (collectively, “Cellect Service Providers”), or which is maintained by, administered or contributed to by, or required to be contributed to by, Cellect or any Cellect Affiliate, or under which Cellect or any Cellect Affiliate has any current or may incur any future Liability (each, an “Cellect Employee Plan”) (other than offer letters with non-officer employees which are materially consistent with forms delivered or made available by Cellect prior to the execution of this Agreement; equity grant notices, and related documentation, with respect to Cellect Employees; and agreements with consultants entered into in the Ordinary Course of Business and which are materially consistent with forms delivered or made available by Cellect prior to the execution of this Agreement) and separately identifies each Cellect Employee Plan that is maintained primarily for the benefit of Cellect Service Providers outside the United States, including each material old age part time and early retirement scheme, retirement plan, pension plan (funded and unfunded), deferred compensation and life insurance plan (each, an “Cellect Foreign Plan”).

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(d)               With respect to each Cellect Employee Plan, Cellect has made available to Quoin a true and complete copy of, to the extent applicable: (i) such Cellect Employee Plan, including any amendments thereto; (ii) each currently effective trust agreement related to such Cellect Employee Plan; (iii) the most recent summary plan description, with any summary or material modifications, prospectus or other summary for each Cellect Employee Plan; (iv) all material notices, letters or other correspondence to or from any Governmental Body or agency thereof within the last three (3) years; and (vi) all material written agreements and Contracts currently in effect, including (without limitation) administrative service agreements, group annuity contracts, and group insurance contracts.

(e)               Each Cellect Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or may rely on a favorable opinion letter with respect to such qualified status from the United States Internal Revenue Service. To the Knowledge of Cellect, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Cellect Employee Plan or the exempt status of any related trust.

(f)                Each Cellect Employee Plan has been operated and maintained in compliance in all material respects, with its terms and, both as to form and operations, with all applicable Legal Requirements. All contributions required to be made by Cellect, any of its Subsidiaries or any Cellect Affiliate to any Cellect Employee Plan have been made on or before their due dates (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the Ordinary Course of Business consistent with past practice).

(g)               No suit, administrative proceeding, action or other litigation has been initiated against, or to the Knowledge of Cellect, is threatened, against or with respect to any Cellect Employee Plan.

(h)               No Cellect Employee Plan provides for medical, welfare, retirement or death benefits beyond termination of service or retirement, other than as provided in Section 3.15(h) of the Cellect Disclosure Schedule. Except as provided in Section 3.15(h) of the Cellect Disclosure Schedule and identified as a self-funded plan, neither Cellect nor any Cellect Affiliate sponsors or maintains any self-funded employee welfare benefit plan.

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(i)                 All Cellect Foreign Plans comply in all material respects with applicable Legal Requirements. With respect to each Cellect Foreign Plan, either (i) such Cellect Foreign Plan does not require funding and is not required to be recognized as a book-reserved plan, or (ii) the fair market value of the assets of each funded Cellect Foreign Plan, the liability of each insurer for any Cellect Foreign Plan funded through insurance, or the book reserve established for any Cellect Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such Cellect Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Cellect Foreign Plan, and no transaction contemplated by this Agreement shall cause any such assets or insurance obligations to be less than such benefit obligations. Section 3.15(i) of the Cellect Disclosure Schedule lists, as of the date of this Agreement, the Cellect Service Providers who are eligible to participate in each Cellect Foreign Plan.

(j)                 Each Cellect Option grant was properly accounted for in accordance with IFRS in the financial statements (including the related notes) of Cellect and disclosed in Cellect filings with the Securities and Exchange Commission in accordance with the Exchange Act and all other applicable Legal Requirements. Cellect has not knowingly granted, and there is no and has been no policy or practice of Cellect of granting, Cellect Options prior to, or otherwise coordinating the grant of Cellect Options with, the release or other public announcement of material information regarding Cellect or its results of operations or prospects.

(k)               No Cellect Options are subject to the requirements of Section 409A of the Code. Each “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the regulations and guidance thereunder) maintained by or under which Cellect or any of Cellect Subsidiary makes, is obligated to make or promises to make, payments (each, an “Cellect 409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the regulations and guidance thereunder. No payment to be made under any Cellect 409A Plan is, or to the Knowledge of Cellect will be, subject to the penalties of Section 409A(a)(1) of the Code.

(l)                 Cellect and the Cellect Subsidiaries are in material compliance with all applicable foreign, federal, state and local laws, rules, regulations, orders, rulings, judgments, decrees or arbitration awards respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, hours of work, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration and wrongful discharge and in each case, with respect to employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty of any material amount for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, or to the Knowledge of Cellect, threatened or reasonably anticipated against Cellect relating to any employee, employment agreement, independent contractor, independent contractor agreement or Cellect Employee Plan. There are no pending or, to the Knowledge of Cellect, threatened or reasonably anticipated claims or actions against Cellect or any trustee of Cellect under any worker’s compensation policy or long term disability policy. Cellect is not a party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or Governmental Body with respect to employment practices. Cellect has good labor relations.

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(m)             No current or former consultant or independent contractor of Cellect or any Cellect Subsidiary would reasonably be deemed to be a misclassified employee. Except as set forth on Section 3.15(p) of the Cellect Disclosure Schedule, no independent contractor is eligible to participate in any Cellect Employee Plan. Neither Cellect nor any Cellect Subsidiary has material Liability with respect to any misclassification of: (A) any Person as an independent contractor rather than as an employee, (B) any employee leased from another employer, or (C) any employee currently or formerly classified as exempt from overtime wages.

(n)               Neither Cellect nor any Cellect Subsidiary has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any Liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations of employees of Cellect prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

(o)               No employee of Cellect or any Cellect Subsidiary is covered by an effective or pending collective bargaining agreement or similar labor agreement, and there has never been any threat of, any strike, slowdown, work stoppage, lockout, job action, union organizing activity, or any similar activity or dispute, affecting Cellect or any Cellect Subsidiary. No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute. No union or other collective bargaining unit has been certified or recognized by Cellect or any Cellect Subsidiary as representing any of its employees, and neither Cellect nor any Cellect Subsidiary pays any dues to the Israeli General Federation of Labor (or Histadrut) or participates in the expenses of any Workers’ Committee (or Va’ad Ovdim).

(p)               Cellect is not, and neither Cellect nor any Cellect Subsidiary, has been, engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Cellect, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Cellect Associate, including charges of unfair labor practices or discrimination complaints.

(q)               Each of Cellect and Cellect’s Subsidiaries has complied in all material respects with all Israeli laws relating to the employment of labor, including, without limitation, the Israeli Notification to an Employee (Terms of Employment) Law (2002), Notice to Employee (Terms of Employment) Law (2002), Prevention of Sexual Harassment Law (1998), Hours of Work and Rest Law (1951), Annual Leave Law (1951), Salary Protection Law (1958), Employment by Human Resource Contractors Law (1996), Advance Notice for Dismissal and Resignation Law (2001), and the Increased Enforcement of Labor Legislation Law (2011), and including any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and similar Taxes, and is not liable for any arrearages of wages or any Taxes or penalties for failure to comply with any of the foregoing.

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(r)                There is no Contract or arrangement to which Cellect or any Cellect Subsidiary is a party or by which it is bound to compensate any of its current or former employees, independent contractors or directors for additional income or excise Taxes paid pursuant to Sections 409A or 4999 of the Code.

(s)                Neither Cellect nor any Cellect Affiliate is a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code or (ii) any amount the deduction for which would be disallowed under Section 162(m) of the Code.

(t)                 Except as set forth in Section 3.15(t) of the Cellect Disclosure Schedule, none of the execution and delivery of this Agreement, or the consummation of the Contemplated Transactions or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event, (i) result in any payment (including severance, golden parachute, bonus or otherwise) becoming due to any employee, independent contractor or director of Cellect, (ii) materially increase or otherwise enhance any benefits otherwise payable by Cellect, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person by Cellect or (v) result in the forgiveness in whole or in part of any outstanding loans made by Cellect to any Person. Each item set forth in Section 3.15(t) of the Cellect Disclosure Schedule has been duly and properly approved in accordance with any requirements under applicable law.

(u)               Except as noted on Section 3.15(u) of the Cellect Disclosure Schedule, all individuals employed by Cellect and its Subsidiaries are employed at-will and Cellect and its Subsidiaries have no employment or other agreements that contain any severance, change in control, termination pay liabilities, or advance notice requirements, and all agreements with independent contractors or consultants may be terminated by Cellect without penalty or Liability with thirty (30) days or less notice.

(v)               Cellect and its Subsidiaries have paid all wages, bonuses, commissions, severance, and other benefits and sums due (and all required Taxes, insurance, social security and withholding thereon), including all accrued vacation, accrued sick leave, accrued benefits and accrued payments to its employees and former employees and individuals performing services as independent contractors or consultants, other than accrued amounts representing wages, bonuses, or commission entitlements due for the current pay period or for the reimbursement of legitimate expenses.

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(w)             Solely with respect to employees of Cellect or any Cellect Subsidiary who reside or work in Israel (each, an “Israeli Employee”), and consultants, agents and independent contractors engaged in Israel by Cellect or any Cellect Subsidiary (each an “Israeli Service Provider”), and except as set forth in Section 3.15(w) of the Cellect Disclosure Schedule:

(i)                 Neither Cellect nor any Cellect Subsidiary is party to or subject to the provisions of any collective agreement.

(ii)              Except for any extension order (tzavei harchava) which applies generally to the Israeli economy or the industry in which Cellect operates, neither Cellect nor any Cellect Subsidiary has been or is subject to, and no Israeli Employee benefits from, any extension order, which apply to all its Israeli employees, with respect to which Cellect and the Cellect Subsidiaries are in full compliance and no Cellect Employee or the Cellect Subsidiary benefits from any such extension order.

(iii)            Cellect and the Cellect Subsidiaries’ obligations to provide statutory severance pay to its Israeli Employees pursuant to the Israeli Severance Pay Law (5723-1963) are fully funded or accrued in Cellect’s financial statements.

(iv)             All amounts that Cellect or any Cellect Subsidiary is legally or contractually required either (x) to deduct from their Israeli Employees’ salaries or to transfer to the Israeli Employees’ and Israeli Service Providers’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from their Israeli Employee’s salaries or Israeli Service Providers’ compensation and benefits and to pay to any Governmental Body as required by the Israeli Tax Ordinance and the Israeli National Insurance Law (1995) or otherwise, have, in each case, been duly deducted, transferred, withheld and paid in all material respects, and neither Cellect nor any Cellect Subsidiary has any outstanding obligation to make any such deduction, transfer, withholding or payment.

(v)               Cellect has made available complete and correct copies of all: (i) material agreements with Israeli Service Providers and Israeli Employees and (ii) material manuals and material written policies relating to the employment of Israeli Employees.

(vi)             The employment and engagement of each of the current Israeli Employees and Israeli Service Providers of Cellect is terminable by grant of no more than thirty (30) days’ prior notice.

(vii)          There are no unwritten policies, practices or customs of Cellect or any Cellect Subsidiary that could reasonably be expected to entitle any Israeli Employee or Israeli Service Provider to material benefits in addition to what such Israeli Service Provider or Israeli Employees is entitled to by applicable law or under the terms of their respective employment or service provider’s agreement (including unwritten customs or practices concerning bonuses or severance payments not required under applicable law) or as provided under the Cellect Disclosure Schedule.

Section 3.16         Environmental Matters. Cellect and each Cellect Subsidiary is in material compliance with all applicable Environmental Laws, which compliance includes the possession by Cellect of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof other than any failure to be in compliance or possess any such permits and authorized that is not a Cellect Material Adverse Effect. Neither Cellect nor any Cellect Subsidiary has received since January 1, 2016 any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Cellect or any Cellect Subsidiary is not in compliance with any Environmental Law, and, to the Knowledge of Cellect, there are no circumstances that may prevent or interfere with Cellect’s compliance with any Environmental Law in the future. To the Knowledge of Cellect: (i) no current or prior owner of any property leased or controlled by Cellect or any Cellect Subsidiary has received since January 1, 2016, any written notice or other communication relating to property owned or leased at any time by Cellect, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or Cellect or any Cellect Subsidiary is not in compliance with or has violated any Environmental Law relating to such property and (ii) neither Cellect nor any Cellect Subsidiary has any material Liability under any Environmental Law.

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Section 3.17         Insurance.

(a)               Cellect made available to Quoin accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Cellect and each Cellect Subsidiary, as of the date of this Agreement. Each of such insurance policies is in full force and effect and Cellect and each Cellect Subsidiary is in compliance with the terms thereof. As of the date of this Agreement, other than customary end of policy notifications from insurance carriers, since January 1, 2016, neither Cellect nor any Cellect Subsidiary has received any notice or other communication regarding any actual or possible: (a) cancelation or invalidation of any insurance policy; (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of Cellect or any Cellect Subsidiary. Cellect and each Cellect Subsidiary have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened in writing against Cellect or any Cellect Subsidiary, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Cellect or any Cellect Subsidiary of its intent to do so.

(b)               Cellect has delivered to Quoin accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by Cellect and each Cellect Subsidiary as of the date of this Agreement (the “Existing Cellect D&O Policies”). Section 3.17(b) of the Cellect Disclosure Schedule accurately sets forth, as of the date of this Agreement, the most recent annual premiums paid by Cellect and each Cellect Subsidiary with respect to the Existing Cellect D&O Policies. All premiums for the Existing Cellect D&O Policies have been paid.

Section 3.18         Legal Proceedings; Orders.

(a)               Except as set forth in Section 3.18 to the Cellect Disclosure Schedule, there is no pending Legal Proceeding, and, to the Knowledge of Cellect, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Cellect or any of the Cellect Subsidiary, or to the Knowledge of Cellect, any director or officer of Cellect (in his or her capacity as such) or any of the material assets owned or used by Cellect or any Cellect Subsidiary; or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions. To the Knowledge of Cellect, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

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(b)               There is no material outstanding order, writ, injunction, judgment or decree to which Cellect or any Cellect Subsidiary, or any of the material assets owned or used by Cellect or any Cellect Subsidiary, is subject. To the Knowledge of Cellect, no officer of Cellect or any Cellect Subsidiary is subject to any order, writ, injunction, judgment or decree that prohibits such officer from engaging in or continuing any conduct, activity or practice relating to the business of Cellect or any Cellect Subsidiary or to any material assets owned or used by Cellect or any Cellect Subsidiary.

Section 3.19         Anti-Corruption. Neither Cellect or any Cellect Subsidiary has, and none of any of Cellect’s directors, managers or employees or, to the Knowledge of Cellect, any of its agents, Representatives, sales intermediaries, or any other third party, in each case, acting on behalf of Cellect or in connection with the business of Cellect, has in the last five (5) years or any applicable statute of limitations period if longer than five (5) years, (i) directly or indirectly offered, promised, authorized, provided, solicited, or accepted any corrupt or improper payment (such as a bribe or kickback) or benefit (such as an excessive gift, hospitality, favor, or advantage) to or from any Person in exchange for business, a license or permit, a favorable inspection or other decision, or any other financial or other advantage or purpose, or (ii) otherwise violated any Anti-Corruption/AML Laws.

Section 3.20         Inapplicability of Anti-takeover Statutes. The Cellect Board of Directors and the board of directors of Merger Sub have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of Contemplated Transactions. No other state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.

Section 3.21         No Financial Advisor. Except as set forth on Section 3.21 of the Cellect Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Cellect or any Cellect Subsidiary.

Section 3.22         Bank Accounts; Deposits.

(a)               Section 3.22(a) of the Cellect Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of Cellect or any Cellect Subsidiary at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of December 31, 2016 and the names of all individuals authorized to draw on or make withdrawals from such accounts

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(b)               All existing accounts receivables of Cellect and any Cellect Subsidiary (including those accounts receivable reflected on the Cellect Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the Cellect Unaudited Interim Balance Sheet and have not yet been collected) represent valid obligations of customers of Cellect arising from bona fide transactions entered into in the Ordinary Course of Business. All deposits of Cellect and any Cellect Subsidiary (including those set forth on the Cellect Unaudited Interim Balance Sheet) are fully refundable to Cellect.

Section 3.23         Transactions with Affiliates. Except as set forth in the Cellect SEC Documents filed prior to the date of this Agreement, since the date of Cellect’s annual report on Form 20-F for the year ended December 31, 2019 with the SEC, no event has occurred that would be required to be reported by Cellect pursuant to Item 7B of Form 20-F promulgated by the SEC. Section 3.23 of the Cellect Disclosure Schedule identifies each Person who is (or who may be deemed to be) an Affiliate of Cellect as of the date of this Agreement.

Section 3.24         Valid Issuance. The ADRs representing Cellect Ordinary Shares to be issued in the Merger will, when issued in accordance with the provisions of this Agreement be validly issued, fully paid and nonassessable.

Section 3.25         Code of Ethics. Cellect has adopted a code of ethics, as defined by Item 16B of Form 20-F of the SEC, for senior financial officers, applicable to its principal executive officer, principal financial officer, controller or principal accounting officer, or persons performing similar functions. Cellect has disclosed any change in or waiver of Cellect’s code of ethics with respect to any such persons, as required by Item 16B of Form 20-F. To the Knowledge of Cellect, there have been no violations of provisions of Cellect’s code of ethics by any such persons.

Section 3.26         Opinion of Financial Advisor. The Cellect Board of Directors has received an opinion of Cassel Salpeter & Co., LLC, the financial advisor to Cellect, dated the date of this Agreement, to the effect that the Exchange Ratio is fair to Cellect from a financial point of view. Cellect will furnish an accurate and complete copy of such opinion to Quoin promptly following execution of this Agreement.

Section 3.27         Shell Company Status. Cellect is not an issuer identified in Rule 144(i)(1) or of the Securities Act or a shell company as defined in Rule 12b-2 of the Exchange Act.

Section 3.28         Foreign Private Issuer. Cellect has at all times since, July 1, 2016 been and currently is a “foreign private issuer” as such term is defined in the Exchange Act.

Section 3.29         Exclusivity of Representations; Reliance.

(a)               Except as expressly set forth in this Article 3, neither Cellect, the Cellect Subsidiaries, nor any Person on behalf of Cellect or the Cellect Subsidiaries has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, in respect of Cellect or its business in connection with the transactions contemplated hereby, including any representations or warranties about the accuracy or completeness of any information or documents previously provided (including with respect to any financial or other projections therein), and any other such representations and warranties are hereby expressly disclaimed.

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(b)               Cellect and Merger Sub acknowledge and agree that, except for the representations and warranties of Quoin set forth in Article 2, none of Cellect, Merger Sub or any of their respective Representatives is relying on any other representation or warranty of Quoin or any other Person made outside of Article 2 of this Agreement, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case with respect to the Contemplated Transactions.

Article 4
CERTAIN COVENANTS OF THE PARTIES

Section 4.1             Access and Investigation. Subject to the terms of the Confidentiality Agreement which the Parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with the terms hereto and the Effective Time (the “Pre-Closing Period”), upon reasonable notice each Party shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to:

(a)               provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries;

(b)               provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and

(c)               permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or reasonably appropriate. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, each Party shall promptly make available to the other Party copies of:

(i)                 all material operating and financial reports prepared by such Party for its senior management, including sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for its management;

(ii)              any written materials or communications sent by or on behalf of a Party to its stockholders;

(iii)            any material notice, document or other communication sent by or on behalf of a Party to any party to any Cellect Material Contract or Quoin Material Contract, as applicable, or sent to a Party by any party to any Cellect Material Contract or Quoin Material Contract in connection the Contemplated Transactions, as applicable;

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(iv)             any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Body on behalf of a Party in connection with the Merger or any of the Contemplated Transactions;

(v)               any non-privileged notice, document or other communication sent by or on behalf of, or sent to, a Party relating to any pending or threatened Legal Proceeding involving or affecting such Party; and

(vi)             any material notice, report or other document received by a Party from any Governmental Body.

(d)               Notwithstanding the foregoing, (i) any Party may restrict the foregoing access to the extent that any Legal Requirement applicable to such Party requires such Party to restrict or prohibit access to any of such Party’s properties or information and (ii) neither Party nor its respective Representatives or Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege.

Section 4.2             Operation of Cellect’s Business.

(a)               Except as set forth on Section 4.2(a) of the Cellect Disclosure Schedule, as expressly required or permitted by this Agreement (including pursuant to the Bridge Loan and the Quoin Financing), or as required by applicable Legal Requirements, during the Pre-Closing Period, Cellect shall: (i) conduct its business and operations in the Ordinary Course of Business; (ii) continue to pay outstanding accounts payable and other current Liabilities (including payroll) when due and payable; and (iii) conduct its business and operations in compliance with all applicable Legal Requirements and the requirements of all Cellect Contracts that constitute Cellect Material Contracts.

(b)               Without limiting the generality of the foregoing, during the Pre-Closing Period, except as set forth on Section 4.2(b) of the Cellect Disclosure Schedule, as expressly required or permitted by this Agreement, including in connection with the transfer of Cellect Biotherapeutics or the CVR Agreement, or as required by applicable Legal Requirements, Cellect shall not, without the prior written consent of Quoin (which consent shall not be unreasonably withheld or delayed):

(i)                 (A) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of Cellect Capital Stock (other than the CVR Agreement) or (B) repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities except pursuant to Cellect Contracts existing as of the date of this Agreement;

(ii)              sell, issue or grant, or authorize the issuance of: (A) any capital stock or other security (except for Cellect Ordinary Shares issued upon the valid exercise of Cellect Options or Cellect Warrants outstanding as of the date of this Agreement), (B) any option, warrant or right to acquire any capital stock or any other security, (C) any equity-based award or instrument convertible into or exchangeable for any capital stock or other security, or (D) any debt securities or any rights to acquire any debt securities;

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(iii)            amend the Articles of Association or other charter or organizational documents of Cellect, or the certificate of incorporation, bylaws or other charter or organizational documents of Merger Sub, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(iv)             form any Subsidiary or acquire any equity interest or other interest in any other Entity, except for the investment of amounts out of the cash reserves of Cellect as of the Effective Time in another corporation in connection with the transfer of Cellect Biotherapeutics;

(v)               (A) lend money to any Person (except for reasonable advances to employees and consultants for travel and other reasonable business related expenses in the Ordinary Course of Business), (B) incur or guarantee any indebtedness for borrowed money, other than in the Ordinary Course of Business, (C) guarantee any debt securities of others, or (D) make any capital expenditure or commitment in excess of $150,000 in excess of;

(vi)             enter into any Contract with a labor union or collective bargaining agreement;

(vii)          enter into any material transaction outside the Ordinary Course of Business;

(viii)        acquire any material asset nor sell, lease, or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, other than in the Ordinary Course of Business;

(ix)             (A) make, change or revoke any material Tax election, (B) file any material amendment to any Tax Return, (C) adopt or change any accounting method in respect of Taxes, (D) change any annual Tax accounting period, (E) enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords, (F) enter into any closing agreement with respect to any Tax, (G) settle or compromise any claim, notice, audit report or assessment in respect of material Taxes, (H) apply for or enter into any ruling from any Tax authority with respect to Taxes, (I) surrender any right to claim a material Tax refund, or (J) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(x)               enter into, amend or terminate any Cellect Contract that, if effective as of the date hereof, would constitute a Cellect Material Contract;

(xi)             initiate or settle any Legal Proceeding;

(xii)          incur any Liabilities or otherwise take any actions other than in the Ordinary Course of Business;

(xiii)        adopt any stockholder rights plan or similar arrangement;

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(xiv)         renew, extend or modify the current sublease for Cellect’s principal executive office space; or

(xv)           agree, resolve or commit to do any of the foregoing. Nothing contained in this Agreement is intended to give Quoin, directly or indirectly, the right to control or direct Cellect’s operations during the Pre-Closing Period.

Section 4.3        Operation of Quoin’s Business.

(a)               Except as set forth on Section 4.3(a) of the Quoin Disclosure Schedule, as expressly required or permitted by this Agreement or as required by applicable Legal Requirements, during the Pre-Closing Period, Quoin shall conduct its business and operations in the Ordinary Course of Business in compliance, in all material respects, with all applicable Legal Requirements and the requirements of all Quoin Contracts that constitute Quoin Material Contracts.

(b)               Without limiting the generality of the foregoing, during the Pre-Closing Period, except as set forth on Section 4.3(b) of the Quoin Disclosure Schedule, as expressly permitted by this Agreement, or as required by applicable Legal Requirements, Quoin shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Cellect (which consent shall not be unreasonably withheld or delayed):

(i)                 (A) declare, accrue, set aside or pay any dividend or made any other distribution in respect of any shares of Quoin Capital Stock or (B) repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities except pursuant to Quoin Contracts existing as of the date of this Agreement or (C) repay any outstanding debt outside of the ordinary course of business;

(ii)              Other than in connection with the Bridge Loan or the Quoin Financing, sell, issue or grant, or authorize the issuance of: (A) any capital stock or other security (except in connection with shares of Quoin Common Stock issued upon the valid exercise of the Quoin Warrants outstanding as of the date of this Agreement), (B) any option, warrant or right to acquire any capital stock or any other security, (C) any equity-based award or instrument convertible into or exchangeable for any capital stock or other security, or (D) any debt securities or any rights to acquire any debt securities;

(iii)            amend the certificate of incorporation, bylaws or other charter or organizational documents of Quoin, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(iv)             form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(v)               except as set forth on Section 4.3(b)(v) of the Quoin Disclosure Schedule, (A) lend money to any Person (except for reasonable advances to employees and consultants for travel and other reasonable business related expenses in the Ordinary Course of Business), (B) incur or guarantee any indebtedness for borrowed money, other than in the Ordinary Course of Business, (C) guarantee any debt securities of others, or (D) make any capital expenditure or commitment in excess of $150,000;

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(vi)             enter into any Contract with a labor union or collective bargaining agreement;

(vii)          except as set forth on Section 4.3(b)(vii) of the Quoin Disclosure Schedule, acquire any material asset nor sell, lease, or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, in each case, other than in the Ordinary Course of Business;

(viii)        (A) make, change or revoke any material Tax election, (B) file any material amendment to any Tax Return, (C) adopt or change any accounting method in respect of Taxes, (D) change any annual Tax accounting period, (E) enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords, (F) enter into any closing agreement with respect to any Tax, (G) settle or compromise any claim, notice, audit report or assessment in respect of material Taxes, (H) apply for or enter into any ruling from any Tax authority with respect to Taxes, (I) surrender any right to claim a material Tax refund, or (J) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(ix)             adopt any stockholder rights plan or similar arrangement;

(x)               enter into any material transaction outside the Ordinary Course of Business;

(xi)             enter into, amend or terminate any Quoin Contract that, if effective as of the date hereof, would constitute a Quoin Material Contract;

(xii)          initiate or settle any Legal Proceeding;

(xiii)        incur any Liabilities or otherwise take any actions other than in the Ordinary Course of Business;

(xiv)         renew, extend or modify the current sublease for Quoin’s principal executive office space; or

(xv)           agree, resolve or commit to do any of the foregoing. Nothing contained in this Agreement is intended to give Cellect, directly or indirectly, the right to control or direct Quoin’s operations during the Pre-Closing Period.

Section 4.4             Notification of Certain Matters.

(a)               During the Pre-Closing Period, Cellect shall:

(i)                 promptly notify Quoin of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any Legal Proceeding against, relating to, involving or otherwise affecting Cellect, or to the Knowledge of Cellect, any director or officer of Cellect, that is commenced or asserted against, or, to the Knowledge of Cellect, threatened against, Cellect or any director or officer of Cellect; and (C) any notice or other communication from any Person alleging that any payment or other obligation is or will be owed to such Person at any time before or after the date of this Agreement, except for invoices or other communications related to agreements or dealings in the Ordinary Course of Business or payments or obligations identified in this Agreement, including the Cellect Disclosure Schedule; and

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(ii)              promptly notify Quoin in writing of: (A) the discovery by Cellect of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in any representation or warranty made by Cellect in this Agreement in a manner that causes the condition set forth in Section 8.1 not to be satisfied; (B) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in any representation or warranty made by Cellect in this Agreement in a manner that causes the condition set forth in Section 8.1 not to be satisfied if: (1) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (2) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (C) any breach of any covenant or obligation of Cellect in a manner that causes the condition set forth in Section 8.2 not to be satisfied; and (D) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article 6, Article 7, or Article 8 impossible or materially less likely. No notification given to Quoin pursuant to this Section 4.4(a) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Cellect contained in this Agreement or the Cellect Disclosure Schedule for purposes of Section 8.1.

(b)               During the Pre-Closing Period, Quoin shall:

(i)                 promptly notify Cellect of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any Legal Proceeding against, relating to, involving or otherwise affecting Quoin, or to the Knowledge of Quoin, any director or officer of Quoin, that is commenced or asserted against, or, to the Knowledge of Quoin, threatened against, Quoin, any of its Subsidiaries, or any director or officer of Quoin; and (C) any notice or other communication from any Person alleging that any payment or other obligation is or will be owed to such Person at any time before or after the date of this Agreement, except for invoices or other communications related to agreements or dealings in the Ordinary Course of Business or payments or obligations identified in this Agreement; and

(ii)              promptly notify Cellect in writing, of: (i) the discovery by Quoin of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in any representation or warranty made by Quoin in this Agreement in a manner that causes the condition set forth in Section 7.1 not to be satisfied; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in any representation or warranty made by Quoin in this Agreement in a manner that causes the condition set forth in Section 7.1 not to be satisfied if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any breach of any covenant or obligation of Quoin in a manner that causes the condition set forth in Section 7.2 not to be satisfied; and (iv) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article 6, Article 7, or Article 8 impossible or materially less likely. No notification given to Cellect pursuant to this Section 4.4(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Quoin contained in this Agreement or the Quoin Disclosure Schedule for purposes of Section 7.1.

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Section 4.5             No Solicitation.

(a)               Each Party agrees that neither it nor any of its Subsidiaries shall, nor shall it nor any of its Subsidiaries authorize or permit any of the Representatives retained by it or any of its Subsidiaries to directly or indirectly: (i) solicit, initiate, respond to or take any action to facilitate or encourage any inquiries or the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) enter into or participate in any discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iii) furnish any information regarding such Party to any Person in connection with, in response to, relating to or for the purpose of assisting with or facilitating an Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 5.2 and Section 5.3); (v) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction (an “Acquisition Agreement”); or (vi) grant any waiver or release under any confidentiality, standstill or similar agreement (other than to the other Party).

(b)               Notwithstanding anything contained in Section 4.5(a), prior to receipt of the Required Quoin Stockholder Vote, in the case of Quoin, or the Required Cellect Shareholder Vote, in the case of Cellect, such Party, (i) may enter into discussions or negotiations with, any Person that has made (and not withdrawn) a bona fide, unsolicited, Acquisition Proposal, which such Party’s Board of Directors determines in good faith, after consultation with its independent financial advisor, if any, and its outside legal counsel, constitutes, or would reasonably be expected to result in, a Superior Offer, and (ii) thereafter furnish to such Person non-public information regarding such Party pursuant to an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire provisions and “standstill” provisions) at least as favorable to such Party as those contained in the Confidentiality Agreement, but in each case of the foregoing clauses (i) and (ii), only if: (A) neither such Party nor any Representative of such Party has breached this Section 4.5; (B) the Board of Directors of such Party determines in good faith based on the advice of outside legal counsel, that the failure to take such action would constitute a breach of the fiduciary duties of the Board of Directors of such Party under applicable Legal Requirements; (C) at least three (3) Business Days prior to furnishing any such non-public information to, or entering into discussions with, such Person, such Party gives the other Party written notice of the identity of such Person and of such Party’s intention to furnish nonpublic information to, or enter into discussions with, such Person; and (D) at least three (3) Business Days prior to furnishing any such non-public information to such Person, such Party furnishes such non-public information to Quoin or Cellect, as applicable (to the extent such non-public information has not been previously furnished by such Party to Quoin or Cellect, as applicable). Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party (whether or not such Representative is purporting to act on behalf of such Party) takes any action that, if taken by such Party, would constitute a breach of this Section 4.5 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.5 by such Party for purposes of this Agreement.

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(c)               If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than 24 hours after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such Party shall keep the other Party fully informed, on a current basis, in all material respects with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto. In addition to the foregoing, each Party shall provide the other Party with at least five (5) Business Days’ written notice of a meeting of its board of directors (or any committee thereof) at which its board of directors (or any committee thereof) is reasonably expected to consider an Acquisition Proposal or Acquisition Inquiry it has received.

(d)               Each Party shall and shall cause its respective Representatives to, cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Acquisition Proposal. The Parties shall promptly (and in any event within three (3) Business Days following the date hereof) request in writing each Person which as heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to return all confidential information heretofore furnished to such Person by or on behalf of the respective Party, and such Party shall use commercially reasonable efforts to have such information returned or destroyed (to the extent destruction of such information is permitted by such confidentiality agreement).

Section 4.6             Specified Asset Sale. Cellect has entered into an agreement with EnCellx, Inc., a newly formed US corporation (the “NewCo”), in the form attached hereto as Exhibit G (the “Specified Assets Agreement”). Pursuant to the terms of the Specified Assets Agreement, prior to the Closing: (a) all employees of Cellect who are not employed directly by Cellect Biotherapeutics (and any and all obligation to any such employees) will be transferred to Cellect Biotherapeutics, (b) Cellect will transfer a copy of the executed contracts that Cellect Biotherapeutics is a party to and remain in effect following the Effective Time, (c) Cellect will transfer Cellect Net Cash to Cellect Biotherapeutics, and (d) NewCo and Cellect Biotherapeutics will assume and be fully and solely responsible for any and all liabilities of Cellect Biotherapeutics or NewCo and the operation of NewCo or Cellect Biotherapeutics after the Effective Time, in consideration for the earnout payments set forth in the Specified Assets Agreement. At the Closing, Cellect will issue CVRs for the benefit of the Cellect Shareholders as of immediately prior to the Effective Time, entitling the holders of such CVRs to receive their pro rata share (out of all CVRs) of the consideration payable under the Specified Assets Agreement in accordance with the CVR Agreement. Cellect will apply for a tax ruling with the Israeli tax authority, which will govern the tax treatment for the distribution of CVRs and underlying payments, extension of exercise period for grantees under the 2014 Plan and the provisions of Section 1.13.

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Article 5
ADDITIONAL AGREEMENTS OF THE PARTIES

Section 5.1        Registration Statement.

(a)               As promptly as practicable after the execution and delivery of this Agreement, Cellect and Quoin shall cooperate in preparing and shall cause to be filed with the SEC mutually acceptable proxy materials relating to the Cellect Shareholders Meeting (together with all amendments thereof or supplements thereto, the “Proxy Statement”), and Cellect shall prepare and file with the SEC registration statement on Form F-4 (the “F-4 Registration Statement” and together with the prospectus contained in the F-4 Registration Statement and the Proxy Statement, the “Proxy Statement/Prospectus”), in which the Proxy Statement/Prospectus shall be included, covering the ADRs to be issued in the Merger. Each of Cellect and Quoin shall use all reasonable efforts to cause the Proxy Statement to be cleared by the SEC, and the F-4 Registration Statement to become effective under the Securities Act, as soon as practicable after the date of such filing and to keep the F-4 Registration Statement effective as long as is necessary to consummate the Merger. Prior to the effective date of the F-4 Registration Statement, Cellect shall take all actions reasonably required under any applicable federal securities laws or applicable laws of any state in connection with the issuance of ADSs in the Merger. The Proxy Statement/Prospectus shall include, among other things, (i) the recommendation of the board of directors of Cellect that Cellect’s stockholders vote in favor of approval and adoption of this Agreement and the transactions contemplated hereby (including, without limitation, the Merger), and (ii) the opinion of Cassel Salpeter & Co., LLC referred to in Section 3.26. Each of Cellect and Quoin shall use all commercially reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to the holders of Cellect Shareholders and Quoin Stockholders as promptly as practicable after the F-4 Registration Statement becomes effective and, after the Proxy Statement/Prospectus shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy materials and, if required in connection therewith, resolicit proxies.

(b)               Cellect shall make, and Quoin shall cooperate in, all necessary filings with respect to the Merger and the transactions contemplated thereby under the Securities Act and all applicable Israeli securities laws and regulation and United States state securities and “blue sky” laws. Each party shall advise the other, promptly after receipt of notice thereof, of the time of the effectiveness of the F-4 Registration Statement, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of ADSs issuable in connection with the Merger for offering or sale in any jurisdiction, or of any SEC request for an amendment to the Proxy Statement/Prospectus or the F-4 Registration Statement, SEC comments thereon and each party’s responses thereto or SEC requests for additional information. No amendment or supplement to the Proxy Statement/Prospectus or the F-4 Registration Statement shall be filed by Cellect without providing Quoin a reasonable opportunity to review and comment thereon. If, at any time prior to the Effective Time, Cellect or Quoin should discover any information relating to either party, or any of their respective Affiliates, directors or officers, that should be set forth in an amendment or supplement to the F-4 Registration Statement or the Proxy Statement/Prospectus, so that the documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Legal Requirements, disseminated to the stockholders of Cellect and Quoin.

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(c)               Cellect shall notify Quoin promptly of the receipt of any comments from the SEC or the staff of the SEC, if any, and of any request by the SEC or the staff of the SEC, if any, for amendments or supplements to the Proxy Statement/Prospectus or the F-4 Registration Statement or for additional information and shall supply Quoin with copies of all correspondence between Cellect or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement/Prospectus or the F-4 Registration Statement or the Contemplated Transactions. Cellect shall use its commercially reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement/Prospectus or the F-4 Registration Statement, and shall give Quoin and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff.

(d)               Cellect covenants and agrees that the Proxy Statement/Prospectus or the F-4 Registration Statement will not, at the time that the Proxy Statement/Prospectus or the F-4 Registration Statement or any amendment or supplement thereto is filed with or submitted to the SEC or is first mailed to the Cellect Shareholders, at the time of the Cellect Shareholders’ Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Cellect makes no covenant, representation or warranty with respect to statements made in the Proxy Statement/Prospectus or the F-4 Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information furnished in writing by Quoin specifically for inclusion therein. Each of the Parties shall use commercially reasonable efforts to cause the Proxy Statement/Prospectus or the F-4 Registration Statement to comply with the applicable rules and regulations promulgated by the SEC in all material respects. Quoin covenants and agrees that information furnished in writing by Quoin specifically for inclusion in the Proxy Statement/Prospectus or the F-4 Registration Statement will not, at the time that the Proxy Statement/Prospectus or the F-4 Registration Statement or any amendment or supplement thereto is filed with or submitted to the SEC or is first mailed to the Cellect Shareholders, at the time of the Cellect Shareholders’ Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(e)               Each of the Parties shall use commercially reasonable efforts to cause the Proxy Statement/Prospectus or the F-4 Registration Statement to comply with the applicable rules and regulations promulgated by the SEC and the Companies Law, to respond promptly to any comments of the SEC or its staff. Each of the Parties shall use commercially reasonable efforts to cause the Proxy Statement/Prospectus or the F-4 Registration Statement to be submitted to the SEC and then mailed to the Cellect Shareholders as soon as reasonably possible after the date hereof. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s subsidiaries and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to Quoin occurs, or if Quoin becomes aware of any information, that should be disclosed in an amendment or supplement to the Proxy Statement/Prospectus or the F-4 Registration Statement, then Quoin shall promptly inform Cellect thereof and shall cooperate fully with Cellect in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the shareholders of Cellect. No filing of, or amendment or supplement to the Proxy Statement/Prospectus or the F-4 Registration Statement will be made by Cellect without providing Quoin a reasonable opportunity to review and comment thereon.

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(f)                Each of Quoin and Cellect agree to provide promptly to the other such information concerning its business and audited financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Statement/Prospectus or the F-4 Registration Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Proxy Statement/Prospectus or the F-4 Registration Statement. Cellect shall not include in the Proxy Statement/Prospectus or the F-4 Registration Statement any information with respect to Quoin or its Affiliates, the form and content of which information shall not have been approved by Quoin prior to such inclusion.

Section 5.2        Quoin Stockholder Written Consent. Quoin shall obtain the Quoin Stockholder Written Consent for purposes of (i) adopting this Agreement, and approving the Merger and the other actions contemplated by this Agreement (the “Quoin Stockholder Matters”); (ii) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a copy of which was attached thereto, and that such stockholder has received and read a copy of Section 262 of the DGCL; and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL.

Section 5.3             Cellect Shareholders’ Meeting.

(a)               As promptly as practicable after the date hereof, Cellect shall take all action necessary under applicable Legal Requirements to call, give notice of (pursuant to publication of the Cellect Shareholders’ Meeting Notice in the F-4 Registration Statement) and hold a meeting of the holders of Cellect Ordinary Shares for the purpose of seeking approval of the following items, (A) the amendment of Cellect’s Articles of Association to increase the authorized Cellect Ordinary Shares, (B) the amendment of Cellect’s Articles of Association to effect the name change of Cellect (subject to consent of the Israeli Companies Registrar), (C) to approve the purchase by Cellect of a “Runoff” directors’ and officers’ liability insurance policy for a period of seven years following the Closing, and (D) any other matter required, at the reasonable discretion of the Board of Directors of Cellect and agreed to by Quoin, in order to give effect to the transactions contemplated under this Agreement (the matters contemplated by the foregoing clauses (A)–(D), collectively, the “Cellect Shareholder Matters”) and (ii) mail to the Cellect Shareholders as of the record date established for stockholders’ meeting of Cellect, the Proxy Statement (such meeting, the “Cellect Shareholders’ Meeting”).

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(b)               Cellect agrees that, subject to Section 5.3(c): (i) the Cellect Board of Directors shall recommend that the holders of Cellect Ordinary Shares vote to approve the Cellect Shareholder Matters; (ii) the Proxy Statement shall include a statement to the effect that the Cellect Board of Directors recommends that Cellect Shareholders vote to approve the Cellect Shareholder Matters (the “Cellect Board Recommendation”); and (iii) (A) the Cellect Board Recommendation shall not be withdrawn or modified in a manner adverse to Quoin, and no resolution by the Cellect Board of Directors or any committee thereof to withdraw or modify the Cellect Board Recommendation in a manner adverse to Quoin shall be adopted or proposed and (B) the Cellect Board of Directors shall not recommend any Acquisition Transaction (collectively with any failure to make or include the recommendation as set forth in sub-sections (i) and (ii) above, an “Cellect Board Adverse Recommendation Change”).

(c)               Notwithstanding the foregoing, at any time prior to the receipt of the Required Cellect Shareholder Vote, the Cellect Board of Directors may make a Cellect Board Adverse Recommendation Change, if the Cellect Board of Directors has received an Acquisition Proposal that the Cellect Board of Directors has determined in its reasonable, good faith judgment, after consultation with Cellect’s outside legal counsel, constitutes a Superior Offer, the Cellect Board of Directors determines in its good faith judgment, after consultation with Cellect’s outside legal counsel, that not making a Cellect Board Adverse Recommendation Change would reasonably constitute a breach of its fiduciary obligations under applicable Legal Requirements; provided, however, that prior to Cellect taking any action permitted under this Section 5.3(c), Cellect must promptly notify Quoin, in writing, before making a Cellect Board Adverse Recommendation Change, of its intention to take such action with respect to a Superior Offer, which notice shall state expressly that Cellect has received an Acquisition Proposal that the Cellect Board of Directors intends to declare a Superior Offer and that the Cellect Board of Directors intends to make a Cellect Board Adverse Recommendation Change.

(d)               Nothing contained in this Agreement shall prohibit Cellect or its Board of Directors from making any disclosure to the Cellect Shareholders if the Cellect Board of Directors determines in good faith, after consultation with its outside legal counsel, that such disclosure is required for the Cellect Board of Directors to comply with its fiduciary duties to the Cellect Shareholders under applicable Legal Requirements; provided, however, that in the case of any such disclosure or public statement shall be deemed to be a Cellect Board Adverse Recommendation Change, Cellect has complied with the terms of Section 5.3(c).

Section 5.4            Regulatory Approvals.

(a)               Each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all Legal Requirements that may be imposed on such Party with respect to the Contemplated Transactions and, subject to the conditions set forth in Article 6 hereof, to consummate the Contemplated Transactions, as promptly as practicable. In furtherance and not in limitation of the foregoing, each Party hereto agrees to file or otherwise submit, as soon as practicable after the date of this Agreement, but in any event no later than 10 (ten) Business Days of the date hereof, all applications, notices, reports, undertakings and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body.

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(b)               Each of the Parties shall use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with timely making all required filings and submissions and timely obtaining all related consents, permits, authorizations or approvals pursuant to Section 5.4(a); and (ii) keep Quoin or Cellect, as applicable, informed in all material respects and on a reasonably timely basis of any communication received by such Party from, or given by such Party to, any Governmental Body relating to the Contemplated Transactions. Subject to applicable Legal Requirements relating to the exchange of information, each Party shall, to the extent practicable, give the other party reasonable advance notice of all material communications with any Governmental Body relating to the Contemplated Transactions and each Party shall have the right to attend or participate in material conferences, meetings and telephone or other communications between the other Parties and regulators concerning the Contemplated Transactions.

Section 5.5             Cellect Employee and Benefits Matters.

(a)               All of the employees of Cellect will be employed by Cellect Biotherapeutics which will be sold at Closing pursuant to the Specified Assets Agreement. Cellect Biotherapeutics shall be responsible for all accrued and unpaid compensation and benefits that may be required to be paid to any current or former employees of Cellect or Cellect Biotherapeutics.

(b)               In order to allow holders of Cellect Options granted under the 2014 Plan to exercise such Cellect Options following the Closing, it is hereby agreed that the 2014 shall not be cancelled or amended following the Closing in a manner that adversely affects the ability of holders of Cellect Options granted thereunder, to exercise such Cellect Options in accordance with their terms.

(c)               This Section 5.5 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement. Nothing in this Section 5.5, express or implied, will (i) constitute or be treated as an amendment of any Cellect Employee Plan or Quoin Employee Plan (or an undertaking to amend any such plan), or (ii) confer any rights or benefits on any Person other than Cellect and Quoin.

Section 5.6             Indemnification of Officers and Directors.

(a)               From the Effective Time through the seventh anniversary of the date on which the Effective Time occurs, each of Cellect and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Cellect (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Cellect, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the Companies Law and in the case of the Surviving Corporation to the fullest extent permitted under the DGCL.

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(b)               The Articles of Association of Cellect and the certificate of incorporation and bylaws of the Surviving Corporation shall contain, and Cellect shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of each of Cellect than are presently set forth in the Articles of Association of Cellect and the certificate of incorporation and bylaws of Quoin, as applicable, which provisions shall not be amended, modified or repealed for a period of seven years’ time from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Cellect.

(c)               Cellect shall purchase a “tail” insurance policy for Cellect’s officers and directors with an effective date as of the Closing Date, which shall remain effective for seven years following the Closing Date, with at least the same coverage and amounts and containing the same terms and conditions that are not less favorable to the Cellect officers and directors than the Existing Cellect D&O Policies.

(d)               Cellect shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 5.6 in connection with their enforcement of their rights provided in this Section 5.6

(e)               The provisions of this Section 5.6 are intended to be in addition to the rights otherwise available to the D&O Indemnified Parties by law, charter, statute, bylaw, Articles of Association or agreement. The obligations of Cellect under this Section 5.6 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 5.6 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 5.6 applies, as well as their heirs and representatives, shall be third party beneficiaries of this Section 5.6, each of whom may enforce the provisions of this Section 5.6).

(f)                In the event Cellect or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Cellect or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.6. Cellect shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.6.

Section 5.7             Additional Agreements. The Parties shall (a) use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions and (b) reasonably cooperate with the other Parties and provide the other Parties with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the Surviving Corporation to continue to meet its obligations under this Agreement following the Closing. Without limiting the generality of the foregoing, each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (ii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (iii) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement. Quoin shall use reasonable best efforts to cause to be taken all actions necessary to consummate the Quoin Financing prior to the Closing.

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Section 5.8             Disclosure. Without limiting Quoin’s or Cellect’s obligations under the Confidentiality Agreement, each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Contemplated Transactions unless: (a) the other Party has approved such press release or disclosure in writing; (b) such Party has determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Legal Requirements and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; (c) such press release or disclosure is consistent with previous press releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party); or (d) such press release or disclosure is to be issued or made in accordance with the provisions of Section 5.3(d).

Section 5.9             Listing. Cellect shall use its commercially reasonable efforts to: (a) maintain its existing listing on the NASDAQ Capital Market and to obtain approval of the listing of the combined company on the NASDAQ Capital Market; (b) to effect the ADR Ratio Adjustment, (c) without derogating from the generality of the requirements of clause “(a)” and to the extent required by the rules and regulations of NASDAQ, to (i) prepare and submit a notification form for the listing of the ADRs to be issued in the Merger, and (ii) to cause such ADRs to be approved for listing (subject to notice of issuance); and (d) to file an initial listing for the ADRs on the NASDAQ Capital Market (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be approved for listing (subject to official notice of issuance). Quoin will cooperate with Cellect as reasonably requested by Cellect with respect to the Nasdaq Listing Application and promptly furnish to Cellect all information concerning Quoin and Quoin Stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.9.

Section 5.10         Tax Matters.

(a)               Cellect, Merger Sub and Quoin shall use their respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken which would reasonably be expected to prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.

(b)               This Agreement is intended to constitute, and the Parties hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). The Parties shall treat and shall not take any tax reporting position inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

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(c)               All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Merger (collectively, “Transfer Taxes”) shall be paid when due by the party, without deduction from any amount payable to the Quoin Stockholders, upon which such Taxes and fees are imposed under applicable Legal Requirements, and such party will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Legal Requirements, the Quoin Stockholders and the Parties hereto will, and will cause their applicable Affiliates to, join in the execution of any such Tax Returns and other documentation; provided that any Transfer Taxes with respect to interests in real property owned, directly or indirectly, by Quoin or any of its Subsidiaries shall be borne by Cellect and expressly shall not be a Liability of the Quoin Stockholders.

(d)               The Parties acknowledge and agree that (i) Section 7874 of the Code will apply to the Merger, (ii) as a result of the application of Section 7874 of the Code, Cellect will be treated as a United States domestic corporation for purposes of the Code, and (iii) the Parties shall not take any tax reporting position inconsistent with the foregoing for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

Section 5.11         Directors and Officers. Immediately prior to the Effective Time, (A) the Cellect Board of Directors shall appoint new members selected by Quoin to the Cellect Board of Directors, as permitted under the Articles of Association of Cellect (the “Quoin Designees”), (B) Cellect shall cause all members of the Cellect Board of Directors other than (i) the Quoin Designees and (ii) the external directors of Cellect Biotechnology immediately prior to the Effective Time appointed in accordance with Section 239 of the Companies Law, to tender their resignation from the Board of Directors of Cellect effective immediately (such resigning directors, the “Cellect Director Resignees”), (C) the Cellect Board of Directors shall appoint each of the directors to the committees of the Cellect Board of Directors as to be determined by Quoin, provided that after (A), (B) and (C) above shall have taken place, the Cellect Board of Directors and the Cellect committees shall satisfy the requisite independence requirements for the Cellect Board of Directors, as well as the sophistication, expertise and independence requirements for the required committees of the Cellect Board of Directors, pursuant to NASDAQ’s listing standards, and other requirements under the Companies Law. In addition, the Cellect Board of Directors shall take all necessary action to appoint each of the individuals selected by Quoin prior to Closing, as officers of Cellect effective at the Effective Time.

Section 5.12         Takeover Statutes. If any “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Legal Requirement becomes or is deemed to be applicable to Cellect, Quoin, Merger Sub, or the Contemplated Transactions, then each of Cellect, Quoin, Merger Sub, and their respective board of directors shall grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Legal Requirement inapplicable to the foregoing.

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Section 5.13         Shareholder Litigation. Cellect shall control any Legal Proceeding brought by stockholders of Cellect against Cellect and/or its directors relating to the Contemplated Transactions (“Shareholder Litigation”); provided, that Cellect shall give Quoin the right to review and comment in advance on all material filings or responses to be made by Cellect in connection with any Shareholder Litigation provided that Cellect can comply with any deadlines or timeframes to which it is subject thereunder, the right to participate (at Quoin’s expense) in such Shareholder Litigation, and the right to consult on the settlement with respect to such Shareholder Litigation, and Cellect shall in good faith take such comments into account, and, no such settlement shall be agreed to without Quoin’s prior written consent, which consent shall not be unreasonably withheld or delayed. Cellect shall promptly notify Quoin of any such Shareholder Litigation brought, or threatened, against Cellect and/or members of Cellect Board of Directors and shall keep Quoin informed on a current basis with respect to the status thereof.

Article 6
CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Legal Requirements, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

Section 6.1             No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger has been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement which has the effect of making the consummation of the Merger illegal.

Section 6.2             Stockholder Approval. (a) Quoin has obtained the Required Quoin Stockholder Vote, (b) Cellect has obtained the Required Cellect Shareholder Vote, and (c) Quoin has received evidence, in form and substance satisfactory to it, that Merger Sub has obtained the Required Merger Sub Stockholder Vote.

Section 6.3             Listing. (a) The existing ADRs have been continually listed on The NASDAQ Capital Market as of and from the date of this Agreement through the Closing Date, (b) the ADRs to be issued in the Merger shall be approved for listing (subject to official notice of issuance) on The NASDAQ Capital Market as of the Effective Time, and (c) the Nasdaq Listing Application has been approved for listing (subject to official notice of issuance).

Section 6.4             No Governmental Proceedings. There shall not be any Legal Proceeding pending, or overtly threatened in writing by an official of a Governmental Body in which such Governmental Body indicates that it intends to conduct any Legal Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger; (b) relating to the Merger and seeking to obtain from Cellect, Merger Sub or Quoin any damages or other relief that may be material to Cellect or Quoin; (c) seeking to prohibit or limit in any material and adverse respect a Party’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Cellect; (d) that would materially and adversely affect the right or ability of Cellect or Quoin to own the assets or operate the business of Cellect or Quoin; or (e) seeking to compel Quoin, Cellect or any Cellect Subsidiary to dispose of or hold separate any material assets as a result of the Merger.

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Article 7
ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF CELLECT AND MERGER SUB

The obligations of Cellect and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Cellect, at or prior to the Closing, of each of the following conditions:

Section 7.1             Accuracy of Representations. (a) The representations and warranties of Quoin in Section 2.4(a), Section 2.4(a), and Section 2.4(c) (Capitalization), are true and correct in all but de minimis respects as of the date of this Agreement and are true and correct in all but de minimis respects on and as of the Closing Date with the same force and effect as if made on the Closing Date, except for those representations and warranties which address matters only as of a particular date (which representations were so true and correct as of such particular date); (b) the representations and warranties of the Quoin set forth in clause “(b)” of the first sentence of Section 2.6 (Absence of Changes) shall have been true and correct in all respects as of the date of the Agreement and shall be true and correct in all respects at and as of the Closing Date as if made on and as of such time (it being understood that any update of or modification to the Quoin Disclosure Schedule made or purported to have been made after the date of the Agreement shall be disregarded); (c) the representations and warranties of Quoin set forth in Section 2.13(n) shall have been true and correct in all respects as of the date of the Agreement and shall be true and correct in all respects at and as of the Closing Date as if made on and as of such time; and (d) all other representations and warranties of Quoin in Article 2 of this Agreement are true and correct as of the date of this Agreement and are true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (i) in each case, or in the aggregate, where the failure to be true and correct would not have a Quoin Material Adverse Effect (provided that all “Quoin Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Quoin in Article 2 of this Agreement will be disregarded), or (ii) for those representations and warranties which address matters only as of a particular date (which representations were so true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date).

Section 7.2             Performance of Covenants. Each of the covenants and obligations in this Agreement that Quoin is required to comply with or to perform at or prior to the Closing have been complied with and performed by Quoin in all material respects.

Section 7.3             No Quoin Material Adverse Effect. Since the date of this Agreement, there has not occurred any Quoin Material Adverse Effect.

Section 7.4             Closing Certificate. Cellect shall have received from Quoin a certificate executed by the Chief Executive Officer and Chief Financial Officer of Quoin confirming that the conditions set forth in Section 7.1, Section 7.2 and Section 7.3 have been duly satisfied.

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Section 7.5             FIRPTA Certificate. Cellect shall have received from Quoin a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h) and in form and substance reasonably acceptable to Cellect along with written authorization for Cellect to deliver such notice form to the Internal Revenue Service on behalf of Quoin upon the Closing.

Section 7.6        Lock-up Agreements. The Lock-up Agreements executed by the signatories listed on Schedule B will continue to be in full force and effect as of immediately following the Effective Time.

Section 7.7            Quoin Financing. The Quoin Financing shall have been consummated, and Quoin shall have received proceeds from the Quoin Financing equal to the Concurrent Investment Amount immediately prior to the Effective Time, on the terms and conditions set forth in the Subscription Agreements.

Section 7.8        Additional Agreements. The CVR Agreement and the Specified Assets Agreement shall have been duly executed.

Article 8
ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF QUOIN PHARMACEUTICALS

The obligations of Quoin to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written wavier by Quoin, at or prior to the Closing, of each of the following conditions:

Section 8.1             Accuracy of Representations. (a) The representations and warranties of Cellect and Merger Sub in Section 3.4(a), Section 3.4(b), Section 3.4(c), Section 3.4(e) (Capitalization) and Section 3.28 (Foreign Private Issuer), are true and correct in all but de minimis respects as of the date of this Agreement and are true and correct in all but de minimis respects on and as of the Closing Date with the same force and effect as if made on the Closing Date, except for those representations and warranties which address matters only as of a particular date (which representations were so true and correct as of such particular date); (b) the representations and warranties of the Cellect set forth in clause “(b)” of the first sentence of Section 3.6 (Absence of Changes) shall have been true and correct in all respects as of the date of the Agreement and shall be true and correct in all respects at and as of the Closing Date as if made on and as of such time (it being understood that any update of or modification to the Cellect Disclosure Schedule made or purported to have been made after the date of the Agreement shall be disregarded); (c) the representations and warranties of Cellect and Merger Sub set forth in Section 3.14(n) shall have been true and correct in all respects as of the date of the Agreement and shall be true and correct in all respects at and as of the Closing Date as if made on and as of such time; and (d) all other representations and warranties of Cellect and Merger Sub in Article 3 of this Agreement are true and correct as of the date of this Agreement and are true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (i) in each case, or in the aggregate, where the failure to be true and correct would not have a Cellect Material Adverse Effect (provided that all “Cellect Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Cellect in Article 3 of this Agreement will be disregarded), or (ii) for those representations and warranties which address matters only as of a particular date (which representations were so true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date). Notwithstanding the foregoing, it is hereby clarified that upon the Effective Time Cellect shall have transferred Cellect Biotherapeutics as set forth in Section 4.6 and that all of the representations and warranties set forth in Article 3 are qualified as of the Effective Time by such transfer of Cellect Biotherapeutics.

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Section 8.2             Performance of Covenants. Each of the covenants and obligations in this Agreement that either Cellect or Merger Sub is required to comply with or to perform at or prior to the Closing have been complied with and performed in all material respects.

Section 8.3             No Cellect Material Adverse Effect. Since the date of this Agreement, there has not occurred any Cellect Material Adverse Effect.

Section 8.4             Termination of Contracts. Quoin has received evidence, in form and substance satisfactory to it, that all Cellect Contracts (other than the Cellect Contracts of Cellect Biotherapeutics and those listed on Schedule 8.4) have been terminated, assigned, or fully performed by Cellect and all obligations of Cellect thereunder have been fully satisfied, waived or otherwise discharged with no ongoing liability, contingent or otherwise, to Cellect.

Section 8.5             Board of Directors and Officers. Cellect has caused the Cellect Board of Directors and the officers of Cellect, to be constituted as set forth in Section 5.11 of this Agreement effective as of the Effective Time.

Section 8.6             Sarbanes-Oxley Certifications. Neither the principal executive officer nor the principal financial officer of Cellect has failed to provide, with respect to any Cellect SEC Document filed (or required to be filed) with the SEC on or after the date of this Agreement, any necessary certification in the form required under Rule 13a-14 under the Exchange Act and 18 U.S.C. Section 1350.

Section 8.7             Satisfaction of Liabilities. Cellect has satisfied all of its Liabilities with respect to the matters listed on Schedule 8.7 as of the Closing Date and Quoin has received payoff letters or other proof of payment evidencing the satisfaction of such Liabilities and release of any related to such Liabilities, in form and substance satisfactory to Quoin.

Section 8.8             Amendments to Articles of Association. Cellect has effected the ADR Ratio Adjustment and has provided a copy of the amendments to Cellect’s Articles of Association effecting the increase in the number of authorized Cellect Ordinary Shares certified by its Chief Executive Officer.

Section 8.9             Documents. Quoin has received the following documents, each of which shall be in full force and effect as of the Closing Date:

(a)               a certificate executed by the Chief Executive Officer and Chief Financial Officer confirming that the conditions set forth in Section 8.1, Section 8.2, Section 8.3, Section 8.4, Section 8.5, Section 8.6, Section 8.7 and Section 8.8 have been duly satisfied;

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(b)               (i) certificates of good standing of each of Cellect and Merger Sub in its jurisdiction of organization (to the extent applicable) and the various foreign jurisdictions in which each is qualified to do business, (ii) certified copies of the Articles of Association of Cellect and the certificate of incorporation and bylaws of Merger Sub, (iii) a certificate as to the incumbency of the Chief Executive Officer and Chief Financial Officer of each of Cellect and Merger Sub, and (iv) the adoption of resolutions of the Cellect Board of Directors and the board of directors of Merger Sub authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by Cellect and Merger Sub hereunder;

(c)               resignations, dated as of the Closing Date and effective as of the Closing executed by all officers and directors of Cellect who are not to continue as officers or directors of Cellect pursuant to Section 5.11 hereof;

(d)               the Cellect Outstanding Share Certificate.

Section 8.10         Cellect Biotechnology Net Cash; Cellect Indebtedness. The Cellect Net Cash shall be greater than or equal to zero. Cellect’s aggregate indebtedness as of immediately prior to the Effective Time shall be equal to zero after giving effect the Specified Assets Agreement.

Section 8.11         Quoin Designees. The Cellect Director Resignees shall have resigned from the Cellect Board of Directors and the Quoin Designees shall have been appointed to the Cellect Board of Directors.

Section 8.12         Additional Agreements. The parties therein shall have executed the CVR Agreement and the Specified Assets Agreement.

Section 8.13        Tax Rulings. Cellect Biotechnology shall have obtained rulings from the Israeli tax authority with respect to the issuance of CVRs, extension of exercise period for grantees under the 2014 Plan and the provisions of Section 1.13.

Article 9
TERMINATION

Section 9.1             Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by Quoin’s stockholders or whether before or after approval of the Cellect Shareholder Matters by the Cellect Shareholders, as applicable, unless otherwise specified below):

(a)               by mutual written consent duly authorized by the Boards of Directors of Cellect and Quoin;

(b)               by either Cellect or Quoin if the Merger shall not have been consummated by September 30, 2021 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available to Quoin, on the one hand, or to Cellect, on the other hand, if such Party’s (or, in the case of Cellect, Merger Sub’s) action or failure to act has been a principal cause of the failure of the Merger to occur on or before the Outside Date and such action or failure to act constitutes a breach of this Agreement;

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(c)               by either Cellect or Quoin if a court of competent jurisdiction or other Governmental Body has issued a final and nonappealable order, decree or ruling, or has taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d)               by Cellect if the Required Quoin Stockholder Vote shall not have been obtained within five (5) Business Days of the date of this Agreement, provided, however, that once the Required Quoin Stockholder Vote has been obtained, Cellect may not terminate this Agreement pursuant to this Section 9.1(d);

(e)               by either Cellect or Quoin if (i) the Cellect Shareholders’ Meeting (including any adjournments and postponements thereof) has been held and completed and the Cellect Shareholders have taken a final vote on the Cellect Shareholder Matters and (ii) the Cellect Shareholder Matters have not been approved at the Cellect Shareholders’ Meeting (or any adjournment or postponement thereof) by the Required Cellect Shareholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to Cellect where the failure to obtain the Required Cellect Shareholder Vote has been caused by the action or failure to act of Cellect or Merger Sub and such action or failure to act constitutes a material breach by Cellect or Merger Sub of this Agreement;

(f)                by Quoin (at any time prior to obtaining the Required Cellect Shareholder Vote) if any of the following events have occurred: (i) Cellect failed to include the Cellect Board Recommendation in the Proxy Statement; (ii) the Cellect Board of Directors have approved, endorsed or recommended any Acquisition Proposal; (iii) Cellect has failed to hold the Cellect Shareholders’ Meeting within 60 calendar days of the mailing of the Proxy Statement (other than to the extent that the Proxy Statement is subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a delay with respect to the Proxy Statement, in which case such 60-calendar day period shall be tolled for the earlier of thirty (30) calendar days or so long as such SEC mandated delay remains in effect or such proceeding or threatened proceeding remains pending); or (iv) Cellect has entered into any Acquisition Agreement (other than a confidentiality agreement permitted pursuant to Section 4.5);

(g)               by Quoin, upon a breach of any representation, warranty, covenant or agreement on the part of Cellect or Merger Sub set forth in this Agreement, or if any representation or warranty of Cellect or Merger Sub has become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied; provided, however, that if such inaccuracy in Cellect’s or Merger Sub’s representations and warranties or breach by Cellect or Merger Sub is curable by Cellect or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy unless such breach remains uncured 15 calendar days following the date of written notice from Quoin to Cellect of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(g);

(h)               by Cellect, upon a breach of any representation, warranty, covenant or agreement on the part of Quoin set forth in this Agreement, or if any representation or warranty of Quoin has become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied; provided, however, that if such inaccuracy in Quoin’s representations and warranties or breach by Quoin is curable by Quoin, then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy unless such breach remains uncured 15 calendar days following the date of written notice from Cellect to Quoin of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(h);

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(i)                 The Party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

Section 9.2             Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 9.2, Section 9.3, and Article 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party for its fraud or from any liability for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

Section 9.3             Expenses; Termination Fees.

(a)               Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided, further, that Cellect shall pay for all fees and expenses incurred by engagement of the Exchange Agent and in relation to the printing (e.g., paid to a financial printer) and filing with the SEC of the Proxy Statement (including any financial statements and exhibits) and any amendments or supplements thereto.

(b)               If this Agreement is terminated pursuant to Section 9.1(f) then Cellect shall pay to Quoin, within 10 Business Days after termination, a nonrefundable fee in an amount equal to $500,000 (the “Quoin Termination Fee”).

(c)               If (A) this Agreement is terminated by Cellect pursuant to Section 9.1(d) then Quoin shall pay to Cellect, within 10 Business Days after termination, a nonrefundable fee in an amount equal to $500,000 (the “Cellect Termination Fee”).

(d)               If this Agreement is terminated by Quoin pursuant to Section 9.1(g), (provided, that at such time all of the other conditions precedent to Cellect’s obligation to close set forth in Article 6 and Article 7 of this Agreement have been satisfied by Quoin, are capable of being satisfied by Quoin or have been waived by Cellect), then Cellect shall reimburse Quoin for all reasonable fees and expenses incurred by Quoin in connection with this Agreement and the transactions contemplated (collectively referred to as the “Third-Party Expenses”) provided, however, the Third-Party Expenses shall be capped at a maximum of $250,000. Such payment shall be made by wire transfer of same-day funds within 10 Business Days following the date on which Quoin submits to Cellect true and correct copies of reasonable documentation supporting such Third-Party Expenses.

(e)               If this Agreement is terminated by Cellect pursuant to Section 9.1(h), (provided, that at such time all of the other conditions precedent to Quoin’s obligation to close set forth in Article 6 and Article 8 of this Agreement have been satisfied by Cellect, are capable of being satisfied by Cellect or have been waived by Quoin), then Quoin shall reimburse Cellect for all Third-Party Expenses incurred by Cellect up to a maximum of $250,000, by wire transfer of same-day funds within 10 Business Days following the date on which Cellect submits to Quoin true and correct copies of reasonable documentation supporting such Third-Party Expenses.

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(f)                The Parties agree that the payment of the fees and expenses set forth in this Section 9.3, subject to Section 9.2, shall be the sole and exclusive remedy of each Party following a termination of this Agreement, it being understood that in no event shall either Cellect or Quoin be required to pay fees or damages payable pursuant to this Section 9.3 on more than one occasion. Except in the event of fraud, the payment of the fees and expenses set forth in this Section 9.3, and the provisions of Section 10.10, each of the Parties and their respective Affiliates will not have any liability, will not be entitled to bring or maintain any other claim, action or proceeding against the other, shall be precluded from any other remedy against the other, at law or in equity or otherwise, and shall not seek to obtain any recovery, judgment or damages of any kind against the other (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of such Party) in connection with or arising out of the termination of this Agreement, any breach by any Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated. Each of the Parties acknowledges that (i) the agreements contained in this Section 9.3, are an integral part of the Contemplated Transactions, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) any amount payable pursuant to this Section 9.3, is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable.

Article 10
MISCELLANEOUS PROVISIONS

Section 10.1         Non-Survival of Representations and Warranties. The representations and warranties of Quoin, Merger Sub and Cellect contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 10.1 shall survive the Effective Time.

Section 10.2         Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of Quoin, Merger Sub and Cellect at any time (whether before or after obtaining the Required Cellect Shareholder Vote or the Required Quoin Stockholder Vote); provided, however, that after any such adoption and approval of this Agreement by a Party’s stockholders, no amendment shall be made, which by applicable Legal Requirement requires further approval of the stockholders of such Party, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Quoin, Merger Sub and Cellect.

Section 10.3         Waiver.

(a)               No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

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(b)               No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 10.4         Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 10.5         Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; (b) if any such action or suit is commenced in a state court, then, subject to applicable Legal Requirements, no Party shall object to the removal of such action or suit to any federal court located in the District of Delaware; and (c) each of the Parties irrevocably waives the right to trial by jury.

Section 10.6         Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties under this Agreement, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

Section 10.7         Assignability; No Third Party Beneficiaries. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of each other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without each other Party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than (a) the Parties hereto, (b) the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.6 and (c) the Persons named in column (1) of the Schedule of Buyers attached to the Securities Purchase Agreement) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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Section 10.8         Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service, electronic mail, or by facsimile to the address, electronic mail address, or facsimile telephone number set forth beneath the name of such Party below (or to such other address, electronic mail address, or facsimile telephone number as such Party has specified in a written notice given to the other Parties hereto):

(a)	if to Cellect or Merger Sub:

Cellect Ltd.

23 Hata’as Street

Kfar Saba, Israel 44425

Attention: Shai Yarkoni, CEO

Email: shai@cellect.co

with a copy to:

Horn & Co. - Law Offices

Amot Investment Tower, 24 Floor

2 Weizmann Street,

Tel Aviv, Israel

Attention: Yuva Horn, Adv.

Email: yhorn@hornlaw.co.il

and:

Royer Cooper Cohen Braunfeld LLC

101 West Elm Street, Suite 400

Conshohocken, PA 19428

Attention: David Gitlin, Esq.

Email: DGitlin@rccblaw.com

(b)	if to Quoin:

Quoin, Inc.

42127 Pleasant Forest Court

Ashburn, VA 20148

Attention: Michael Myers, Ph.D.

Email: mmyers@quoinpharma.com

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with a copy to:

Dentons US LLP

1221 Avenue of the Americas

New York, NY 10020-1089

Email: jeffrey.baumel@dentons.com

ilan.katz@dentons.com

Attention: Jeffrey A. Baumel, Esq.

Ilan Katz, Esq.

Section 10.9         Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination will have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 10.10     Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties hereto waives any bond, surety or other security that might be required of any other Party with respect thereto.

Section 10.11     Construction.

(a)               For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine.

(b)               and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(c)               The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

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(d)               As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(e)               Except as otherwise indicated, all references in this Agreement to “Sections,” “Articles,” “Exhibits” and “Schedules” are intended to refer to Sections or Articles of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(f)                The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

CELLECT BIOTECHNOLOGY LTD.

By:	/s/ Shai Yarkoni
Name: Shai Yarkoni
Title: CEO

By:	/s Abraham Nahmias
Name: Abrahim Nahmias
Title: Chairman
/s/ Eyal Leibovitz
By:	Name: Eyal Leibovitz
Title: CFO

CELLMSC, INC.

By:	/s/ Shai Yarkoni
Name: Shai Yarkoni
Title: Presdient

QUOIN PHARMACEUTICALS, INC.

By:	/s/ Michael Myers
Name: Michael Myers
Title: Chief Executive Officer

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Exhibit A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“2014 Plan” has the meaning set forth in Section 3.4(c).

“Acquisition Agreement” has the meaning set forth in Section 4.5(a).

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Quoin, on the one hand, or Cellect, on the other hand, to the other Party) that would reasonably be expected to lead to an Acquisition Proposal with such Party.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of Quoin or any of its Affiliates, on the one hand, or by or on behalf of Cellect or any of its Affiliates, on the other hand, to the other Party) made by a third party contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” means any transaction or series of transactions involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries;

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole; or

(c) any tender offer or exchange offer, that if consummated would result in any Person beneficially owning 20% or more of the outstanding equity securities of a Party or any of its Subsidiaries.

Notwithstanding the foregoing, the sale of any disposition of Cellect Biotherapeutics pursuant to the Specified Assets Agreement shall not be deemed an Acquisition Transaction and to the extent the Quoin Financing is effected in accordance with the terms of this Agreement, the Quoin Financing shall not constitute an Acquisition Transaction.

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“Additional Quoin Shares” means Cellect Ordinary Shares equal to the sum of (i) three hundred percent (300%) of the Quoin Initial Financing Shares and (ii) three hundred percent (300%) of the Quoin Convertible Notes Shares, which are being held in escrow pursuant to the Securities Escrow Agreement.

“ADR Ratio Adjustment” means an increase to the number of Cellect Ordinary Shares to be represented by an ADR using a ratio to be mutually agreed to by Cellect and Quoin.

“Affiliates” has the meaning for such term as used in Rule 145 under the Securities Act.

“Agreement” has the meaning set forth in the Preamble as it may be amended from time to time.

“Allocation Certificate” has the meaning set forth in Section 1.11(b).

“Anti-Corruption/AML Laws” mean the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, as amended, the U.S. Domestic Bribery Statute (18 U.S.C. Section 201), the U.S. Travel Act (18 U.S.C. Section 1952), the UK Bribery Act of 2010, the UK Proceeds of Crime Act 2002, the USA PATRIOT Act, and other anti-bribery, anti-corruption, anti-kickback, anti-money laundering, anti-terrorist financing, anti-fraud, anti-embezzlement, or conflict of interest Legal Requirements in all of the jurisdictions in which the Parties have operations, and the related regulations and published interpretations thereunder.

“Bridge Loan” means the Note Purchase Agreement dated as of the date of this Agreement, among Quoin and the Persons named therein, pursuant to which such Persons have agreed to loan Quoin the Bridge Loan Principal Amount.

“Bridge Loan Principal Amount” means $5,000,000.

“Bridge Warrants” means warrants to purchase 103,077 shares of Quoin Common Stock to be issued pursuant to the terms of the Bridge Note Warrant.

“Business Day” means any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“Cellect” has the meaning set forth in the Preamble.

“Cellect 409A Plan” has the meaning set forth in Section 3.15(k).

“Cellect Affiliate” means any Person that is or has been in the six year period ending with the Closing Date under common control with Cellect within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder, or Sections 4001(a)(14) or 4001(b)(1) of ERISA, and the regulations issued thereunder.

“Cellect Associate” means any current or former employee, independent contractor, officer or director of Cellect, any of its Subsidiaries or any Affiliate of Cellect.

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“Cellect Biotherapeutics” means Cellect Biotherapeutics Ltd., a wholly-owned subsidiary of Cellect, which will own (i) all of Cellect’s and Cellect Subsidiaries’ technology and Intellectual Property existing prior to the Effective Time, and (ii) the Cellect Net Cash reserves immediately prior to Closing.

“Cellect Board Adverse Recommendation Change” has the meaning set forth in Section 5.3(b).

“Cellect Board of Directors” means the board of directors of Cellect.

“Cellect Board Recommendation” has the meaning set forth in Section 5.3(b).

“Cellect Capital Stock” means Cellect Ordinary Shares.

“Cellect Contract” means any Contract: (a) to which Cellect or any Cellect Subsidiary is a Party; or (b) by which Cellect or any Cellect Subsidiary or any Cellect IP Rights or any other asset of Cellect or its Subsidiaries is bound or under which Cellect or any Cellect Subsidiary has any obligation.

“Cellect Director Resignees” has the meaning set forth in Section 5.11.

“Cellect Disclosure Schedule” has the meaning set forth in Article 3.

“Cellect Employee(s)” has the meaning set forth in Section 3.15(a).

“Cellect Employee Plan” has the meaning set forth in Section 3.15(c).

“Cellect Equity Value” means $18,750,000.

“Cellect Foreign Plan” has the meaning set forth in Section 3.15(c).

“Cellect IP Rights” means all Intellectual Property owned, licensed or controlled by Cellect that is necessary or used in the business of Cellect as presently conducted or as presently proposed to be conducted.

“Cellect IP Rights Agreement” means any instrument or agreement governing, related or pertaining to any Cellect IP Rights.

“Cellect Leases” has the meaning set forth in Section 3.8.

“Cellect Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Cellect Material Adverse Effect, is or would reasonably be expected to be materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, condition (financial or otherwise), capitalization, assets, operations or financial performance of Cellect and its Subsidiaries taken as a whole; or (b) the ability of Cellect to consummate the Contemplated Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, that Effects from the following shall not be deemed to constitute (nor shall Effects from any of the following be taken into account in determining whether there has occurred) a Cellect Material Adverse Effect: (i) any rejection by a Governmental Body of a registration or filing by Cellect relating to the Cellect IP Rights; (ii) conditions generally affecting the industries in which Cellect and its Subsidiaries participate or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on Cellect and its Subsidiaries taken as a whole; (iii) any failure of Cellect or any Cellect Subsidiary to meet internal projections or forecast, third-party revenue or earnings predictions or any change in the price or trading volume of Cellect Ordinary Shares (it being understood, however, that any Effect causing or contributing to any such failure to meet projections or predictions or any change in stock price or trading volume may constitute a Cellect Material Adverse Effect and may be taken into account in determining whether a Cellect Material Adverse Effect has occurred); (iv) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger; (v) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; or (vi) any changes (after the date of this Agreement) in IFRS or applicable Legal Requirements. It is hereby clarified that the sale of Cellect Biotherapeutics pursuant to the Specified Assets Agreement shall not be deemed a Cellect Material Adverse Effect.

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“Cellect Material Contract” has the meaning set forth in Section 3.10(a).

“Cellect Net Cash” shall mean net cash reserves of Cellect as of immediately prior to the Effective Time, excluding an amount of cash that is sufficient to cover (i) the aggregate amount of outstanding checks or bank transfers or similar transactions and (ii) any liabilities of Cellect that may become due and payable after the Effective Time after giving effect to the Specified Assets Agreement.

“Cellect Options” means options to purchase Cellect Ordinary Shares issued or granted by Cellect.

“Cellect Outstanding Shares” means, subject to Section 1.5(b) (that addresses, among other things, the possibility to effect an ADR Ratio Adjustment), the total number of Cellect Ordinary Shares outstanding immediately prior to the Effective Time assuming, without limitation or duplication, the exercise of each Cellect Warrant outstanding as of the Effective Time.

“Cellect Outstanding Shares Certificate” has the meaning set forth in Section 1.12(a).

“Cellect Permits” has the meaning set forth in Section 3.12(b).

“Cellect Product Candidates” shall have the meaning set forth in Section 3.12(d).

“Cellect Registered IP” means all Cellect IP Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Cellect Regulatory Permits” has the meaning set forth in Section 3.12(d).

“Cellect SEC Documents” shall have the meaning set forth in Section 3.5(a).

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“Cellect Service Providers” has the meaning set forth in Section 3.15(c).

“Cellect Shareholder” means each holder of Cellect Capital Stock as determined immediately prior to the Effective Time, and “Cellect Shareholders” means all Cellect Shareholders.

“Cellect Shareholder Matters” has the meaning set forth in Section 5.3(a).

“Cellect Shareholder Support Agreements” has the meaning set forth in the Recitals.

“Cellect Shareholders’ Meeting” has the meaning set forth in Section 5.3(a).

“Cellect Shareholders’ Meeting Notice” has the meaning set forth in Section 5.1(a).

“Cellect Subsidiaries” has the meaning set forth in Section 3.1(a).

“Cellect Termination Fee” has the meaning set forth in Section 9.3(c).

“Cellect Unaudited Interim Balance Sheet” means the unaudited consolidated balance sheet of Cellect included in Cellect’s Report on Form 6-K filed with the SEC for the period ended June 30, 2020.

“Cellect Warrants” means warrants to purchase Cellect Ordinary Shares issued by Cellect.

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Certifications” has the meaning set forth in Section 3.5(a).

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Title I, Subtitle B of ERISA.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Companies Law” means the Israeli Companies Law – 5759-1999 and the regulations promulgated thereunder.

“Concurrent Investment Amount” means $12,000,000.

“Confidentiality Agreement” means the Confidentiality Agreement, dated November 30, 2020, between Quoin and Cellect.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

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“Contemplated Transactions” means the Merger, the ADR Ratio Adjustment, and the other transactions and actions contemplated by the Agreement.

“Contract” shall, with respect to any Person, mean any written agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable law.

“CVR” means the contingent value right under the CVR Agreement.

“CVR Agreement” means the CVR Agreement in the form attached as Exhibit F.

“D&O Indemnified Parties” has the meaning set forth in Section 5.6(a).

“DGCL” means the General Corporation Law of the State of Delaware.

“Dilution Escrow Shares” means a number of Cellect Ordinary Shares equal to 12.25% of the Financing Escrow Securities.

“Dissenting Shares” has the meaning set forth in Section 1.8(a).

“Dissenting Stockholder” has the meaning set forth in Section 1.8(a).

“Drug Regulatory Agency” has the meaning set forth in Section 2.12(c).

“Effect” means any effect, change, event, circumstance, or development.

“Effective Time” has the meaning set forth in Section 1.3.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or Entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

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“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Bank of New York.

“Escrow Agreement” means the escrow agreement to be entered into by the Quoin Lock-up Signatories, Cellect and the Escrow Agent.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 1.7(a).

“Exchange Escrow Shares” means a number of Cellect Ordinary Shares equal to the difference between (a) the maximum number of Cellect Ordinary Shares that may be purchased upon exercise of the Exchange Warrants after the Final Reset Date (as defined in the Securities Purchase Agreement) and (b) the maximum number of Cellect Ordinary Shares that may be purchased upon exercise of the Exchange Warrants as of immediately after the Effective Time.

“Exchange Fund” has the meaning set forth in Section 1.7(a).

“Exchange Ratio” means a number, equal to, (i) (Quoin Equity Value divided by the total number of Quoin Outstanding Shares) divided by (ii) (Cellect Equity Value divided by the total number of Cellect Outstanding Shares), subject to adjustment to reflect the ADR Ratio Adjustment (with such ratio being calculated to the nearest 1/10,000 of a share).

“Exchange Warrants” warrants to purchase a number of Cellect Ordinary Shares and to be issued in exchange for the Bridge Warrants after the Effective Time on the terms set forth in the Securities Purchase Agreement.

“Existing Cellect D&O Policies” has the meaning set forth in Section 3.17(b).

“Existing Quoin D&O Policies” has the meaning set forth in Section 2.16(b).

“Export Control Laws” has the meaning set forth in Section 2.23.

“F-4 Registration Statement” has the meaning set forth in Section 5.1(a).

“FDA” has the meaning set forth in Section 2.12(c).

“FDCA” has the meaning set forth in Section 2.12(c).

“Financing Escrow Securities” means (a) the maximum number of Cellect Ordinary Shares that may be issued to pursuant to the terms of the Securities Purchase Agreement (but less a number of Cellect Ordinary Shares equal to the Exchange Escrow Shares number) after the Final Reset Date (as defined in the Securities Purchase Agreement) minus (b) the maximum number of Cellect Ordinary Shares that may be issued to pursuant to the terms of the Securities Purchase Agreement (but less a number of Cellect Ordinary Shares equal to the Exchange Escrow Shares number) as of immediately after the Effective Time.

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“GAAP” has the meaning set forth in Section 2.5(a).

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exceptions, orders, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including NASDAQ and the Financial Industry Regulatory Authority).

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including crude oil or any fraction thereof, and petroleum products or by-products.

“IIA” shall have the meaning set forth in Section 3.13.

“Intellectual Property” means (a) United States, foreign and international patents, patent applications, including provisional applications, statutory invention registrations, invention disclosures and inventions, (b) trademarks, service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, (c) copyrights, including registrations and applications for registration thereof, and (d) software, formulae, customer lists, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not.

“Investment Center” shall have the meaning set forth in Section 3.13.

“Israeli Employee” shall have the meaning set forth in Section 3.15(w).

“Israeli Service Provider” shall have the meaning set forth in Section 3.15(w).

“ITO” means the Israeli Income Tax Ordinance (New Version), 1961, as amended, and all rules and regulations promulgated thereunder.

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“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of the individual’s employee or professional responsibility. Any Person that is an Entity shall have Knowledge if any officer or director of such Person as of the date such Knowledge is imputed has Knowledge of such fact or other matter.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement(s)” shall mean any federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ Stock Market or the Financial Industry Regulatory Authority).

“Liability” has the meaning set forth in Section 2.11.

“Lock-up Agreements” has the meaning set forth in the Recitals.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 1.5(a)(ii).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Capital Stock” has the meaning set forth in Section 3.4(e).

“Multiemployer Plan” means (a) a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a).

“Multiple Employer Plan” means (a) a “multiple employer plan” within the meaning of Section 413(c) of the Code, or a “multiple employer welfare arrangement,” within the meaning of Section 3(40) of ERISA, or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a).

“NASDAQ” means The NASDAQ Stock Market.

“Nasdaq Listing Application” has the meaning set forth in Section 5.9.

“NewCo” has the meaning set forth in Section 4.6.

“OFAC” has the meaning set forth in Section 2.23.

“Ordinary Course of Business” means, in the case of each of Quoin and Cellect and for all periods, such actions taken in the ordinary course of its normal operations and consistent with its past practices, and for periods following the date of this Agreement consistent with its operating plans delivered to the other Party pursuant to Section 4.1(c)(i); provided, however, that during the Pre-Closing Period, the Ordinary Course of Business of each Party shall also include any actions expressly required or permitted by this Agreement, including the Contemplated Transactions.

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“Ordinary Shares” means ordinary shares of Cellect, no par value per share.

“Outside Date” has the meaning set forth in Section 9.1(b).

“Party” or “Parties” has the meaning set forth in the Preamble.

“Person” means any individual, Entity or Governmental Body.

“Personal Information” has the meaning set forth in Section 3.9(i).

“PHSA” has the meaning set forth in Section 2.12(c).

“Pre-Closing Period” has the meaning set forth in Section 4.1.

“Proxy Statement” has the meaning set forth in Section 5.1(a).

“Proxy Statement/Prospectus” has the meaning set forth in Section 5.1(a).

“Qualified Cellect Shareholders” has the meaning set forth in Section 1.12(c).

“Quoin” has the meaning set forth in the Preamble.

“Quoin Affiliate” means any Person that is or has been in the six year period ending with the Closing Date under common control with Quoin within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder, or Sections 4001(a)(14) or 4001(b)(1) of ERISA, and the regulations issued thereunder.

“Quoin Associate” means any current or former employee, independent contractor, officer or director of Quoin, any of its Subsidiaries or any Affiliate of Quoin.

“Quoin Board of Directors” means the board of directors of Quoin.

“Quoin Capital Stock” means the Quoin Common Stock.

“Quoin Common Stock” has the meaning set forth in Section 2.4(a).

“Quoin Contract” means any Contract: (a) to which Quoin is a Party; or (b) by which Quoin or any Quoin IP Rights or any other asset of Quoin or its Subsidiaries is bound or under which Quoin has any obligation.

“Quoin Convertible Notes” means the outstanding convertible notes set forth in Section 2.4(a) of the Quoin Disclosure Schedule.

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“Quoin Convertible Notes Shares” means the shares of Quoin Common Stock to be issued at the effective time of the conversion of the Quoin Convertible Notes.

“Quoin Designees” has the meaning set forth in Section 5.11.

“Quoin Disclosure Schedule” has the meaning set forth in Article 2.

“Quoin Employee” has the meaning set forth in Section 2.14(a).

“Quoin Employee Plan” has the meaning set forth in Section 2.14(c).

“Quoin Equity Value” means $56,250,000.

“Quoin Financial Statements” has the meaning set forth in Section 2.5(a).

“Quoin Financing” means (i) the sale of Quoin Capital Stock to be consummated immediately prior to the Closing pursuant to the Securities Purchase Agreement with aggregate gross cash proceeds to Quoin of at least the Concurrent Investment Amount (b) the conversion of the Bridge Loan.

“Quoin Initial Financing Shares” means the number of shares of Quoin Common Stock issued in the Quoin Financing that will be converted into Cellect Ordinary Shares pursuant to the terms of this Agreement.

“Quoin IP Rights” means all Intellectual Property owned, licensed or controlled by Quoin that is necessary or used in the business of Quoin and its Subsidiaries as presently conducted or as presently proposed to be conducted.

“Quoin IP Rights Agreement” means any instrument or agreement governing, related or pertaining to any Quoin IP Rights.

“Quoin Leases” has the meaning set forth in Section 2.8.

“Quoin Lock-up Signatories” means the Quoin Stockholders listed on Schedule B.

“Quoin Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Quoin Material Adverse Effect, is or would reasonably be expected to be materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, condition (financial or otherwise), capitalization, assets, operations or financial performance of Quoin and its Subsidiaries taken as a whole; or (b) the ability of Quoin to consummate the Contemplated Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, that Effects from the following shall not be deemed to constitute (nor shall Effects from any of the following be taken into account in determining whether there has occurred) a Quoin Material Adverse Effect: (i) any rejection by a Governmental Body of a registration or filing by Quoin relating to the Quoin IP Rights; (ii) conditions generally affecting the industries in which Quoin and its Subsidiaries participate or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on Quoin and its Subsidiaries taken as a whole; (iii) any failure by Quoin to meet internal projections or forecasts on or after the date of this Agreement (it being understood, however, that any Effect causing or contributing to any such failure to meet projections or forecasts may constitute a Quoin Material Adverse Effect and may be taken into account in determining whether a Quoin Material Adverse Effect has occurred); (iv) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger; (v) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; or (vi) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements.

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“Quoin Material Contract(s)” has the meaning set forth in Section 2.10(a).

“Quoin Outstanding Shares” means the sum of the total number of shares of Quoin Common Stock outstanding immediately prior to the Effective Time, (a) including the total number of shares of Quoin Common Stock that may be issued, as of immediately prior to the Effective Time, (i) upon conversion of the Quoin Convertible Notes and (ii) upon exercise of the Quoin Warrants and the Bridge Warrants (including any repricing mechanism which would be triggered as a result of the Closing) and (b) excluding of any shares of Quoin Common Stock to be issued pursuant to the Quoin Financing (other than the Bridge Warrants) and any shares of Quoin Common Stock to be issued in the future upon any anti-dilution or repricing mechanism applicable to the Quoin Convertible Notes, the Quoin Warrants or the Bridge Warrants other than the repricing mechanism triggered as a result of the Closing.

“Quoin Permits” has the meaning set forth in Section 2.12(b).

“Quoin Product Candidates” has the meaning set forth in Section 2.12(d).

“Quoin Registered IP” means all Quoin IP Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Quoin Regulatory Permits” has the meaning set forth in Section 2.12(d).

“Quoin Stock Certificate” has the meaning set forth in Section 1.6.

“Quoin Stockholder” means each holder of Quoin Capital Stock as determined immediately prior to the Effective Time, and “Quoin Stockholders” means all Quoin Stockholders.

“Quoin Stockholder Matters” has the meaning set forth in Section 5.2.

“Quoin Stockholder Support Agreements” has the meaning set forth in the Recitals.

“Quoin Stockholder Written Consent(s)” has the meaning set forth in Section 2.2(b).

“Quoin Termination Fee” has the meaning set forth in Section 9.3(b).

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“Quoin Warrants” means the outstanding warrants to purchase Quoin Capital Stock set forth in Section 2.4(a) of the Quoin Disclosure Schedule.

“Representatives” means directors, officers, other employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Required Cellect Shareholder Vote” has the meaning set forth in Section 3.2(b).

“Required Merger Sub Stockholder Vote” has the meaning set forth in Section 3.2(b).

“Required Quoin Stockholder Vote” has the meaning set forth in Section 2.2(b).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Section 14 Arrangement” has the meaning set forth in Section 3.15(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Escrow Agent” means the Escrow Agent appointed pursuant to the Securities Purchase Agreement.

“Securities Escrow Agreement” means the escrow agreement being entered into by the Securities Escrow Agent and the Persons named therein being entered into in connection with the Securities Purchase Agreement.

“Securities Purchase Agreement” means the Securities Purchase Agreement in substantially the same form as attached hereto as Exhibit E, among Quoin, Cellect and the Persons named therein, pursuant to which such Persons have agreed to purchase the number of shares of Quoin Capital Stock set forth therein in connection with the Quoin Financing.

“Shareholder Litigation” has the meaning set forth in Section 5.13.

“Specified Assets Agreement” has the meaning set forth in Section 4.6.

“Subsidiary” means an Entity of which another Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” means an unsolicited, bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Proposal being treated as references to 50% for these purposes) made by a third party that (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement; and (b) is on terms and conditions that the Cellect Board of Directors or the Quoin Board of Directors, as applicable, determines, in its reasonable, good faith judgment, after obtaining and taking into account such matters that its Board of Directors deems relevant following consultation with its outside legal counsel and financial advisor, if any (i) is more favorable, from a financial point of view, to the Cellect Shareholders or the Quoin Stockholders, as applicable, than the terms of the Merger; and (ii) is reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a “Superior Offer” if (A) any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party or (B) if the consummation of such transaction is contingent on any such financing being obtained.

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“Surviving Corporation” has the meaning set forth in Section 1.1.

“Tax” means any federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, addition to tax or interest, whether disputed or not.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third-Party Expenses” shall have the meaning set forth in Section 9.3(c).

“Transfer Taxes” shall have the meaning set forth in Section 5.10(c).

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“VAT” shall have the meaning set forth in Section 3.14(z).

“WARN Act” means the United States Worker Adjustment and Retraining Notification Act of 1988, as amended.

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Annex B

Opinion of Cassel Salpeter & Co., LLC

March 17, 2021

Cellect Biotechnology Ltd.

23 Hata’as Street

Kfar Saba 44425

Israel

Attention: Board of Directors

Members of the Board of Directors:

We understand that Cellect Biotechnology Ltd. (“Cellect”) intends to enter into an Agreement and Plan of Merger (the “Agreement”) by and among Cellect, CellMSC Sub Inc., a wholly owned subsidiary of Cellect (“Merger Sub”), and Quoin Pharmaceuticals, Inc. (“Quoin”). We have been advised that pursuant to the Agreement, among other things, (a) Merger Sub will merge (the “Merger”) into Quoin, (b) Quoin will become a wholly owned subsidiary of Cellect, and (c) each outstanding share of common stock, par value $0.001 per share (“Quoin Common Stock”), of Quoin will be converted into the right to receive a number (the “Exchange Ratio”) of ordinary shares, no par value per ordinary share (“Cellect Ordinary Shares”), of Cellect equal to the quotient of (a)(i) $56,250,000 divided by (ii) the number of shares of Quoin Common Stock outstanding immediately prior to the Merger (excluding shares of Quoin Common Stock issued in the Quoin Financing, as defined below), divided by (b)(i) $18,750,000 divided by (ii) the number of Cellect Ordinary Shares outstanding immediately prior to the Merger, as determined in accordance with, and subject to adjustment as provided by, the Agreement (as to which determination and adjustment we express no view or opinion). We in addition understand that (a) in connection with the execution of the Agreement (i) certain investors will execute a Securities Purchase Agreement (the “Securities Purchase Agreement”) among Quoin, Cellect and the other persons named therein, pursuant to which such investors will purchase a number of shares of Quoin Common Stock immediately prior to the Merger, and (ii) Quoin and certain other persons will enter into a Note Purchase Agreement pursuant to which such persons will loan Quoin $5,000,000 in the aggregate (the “Quoin Bridge Loan”), and (b) immediately prior to the Merger, the Quoin Bridge Loan will be converted into a number of shares of Quoin Common Stock (such conversion, together with the transactions contemplated by the Securities Purchase Agreement, the “Quoin Financing”). We also understand that holders of Cellect Ordinary Shares as of immediately prior to the Merger will be entitled to receive for each such share one contingent value right (“CVR”) pursuant to a CVR agreement (“CVR Agreement”) as provided by the Agreement.

Board of Directors

Cellect Biotechnology Ltd.

March 17, 2021

You have requested that Cassel Salpeter & Co., LLC render an opinion (this “Opinion”) to the Board of Directors (the “Board”) of Cellect as to whether, as of the date of this Opinion, the Exchange Ratio in the Merger pursuant to the Agreement is fair, from a financial point of view, to Cellect. For purposes of our analyses and this Opinion, we have at your direction assumed that the Exchange Ratio will be 12.0146. In addition, you have advised us that forecasts reflecting Cellect management’s best currently available estimates and judgments with respect to the future financial performance of Cellect are not available. Accordingly, we have at your direction assumed, for purposes of our analyses and this Opinion, that recent trading prices of Cellect Ordinary Shares provide a reasonable basis on which to evaluate Cellect and the Cellect Ordinary Shares to be issued in the Merger pursuant to the Agreement.

In arriving at this Opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

•	Reviewed a draft, dated March 9, 2021, of the Agreement.

•	Reviewed certain publicly available financial information and other data with respect to Cellect and Quoin that we deemed relevant.

•	Reviewed certain other information and data with respect to Cellect and Quoin made available to us by Cellect and Quoin, including financial projections with respect to the future financial performance of Quoin prepared by management of Quoin (the “Projections”), and other internal financial information furnished to us by or on behalf of Cellect and Quoin.

•	Considered and compared the financial and operating performance of Quoin with that of companies with publicly traded equity securities that we deemed relevant.

•	Considered the publicly available financial terms of certain transactions that we deemed relevant.

•	Discussed the business, operations and prospects of Cellect, Quoin, and the proposed Merger with Cellect’s and Quoin’s management and certain of Cellect’s and Quoin’s representatives.

•	Conducted such other analyses and inquiries, and considered such other information and factors, as we deemed appropriate.

This Opinion only addresses whether, as of the date hereof, the Exchange Ratio in the Merger pursuant to the Agreement is fair, from a financial point of view, to Cellect. It does not address any other terms, aspects, or implications of the Merger or the Agreement, or any other agreement including, without limitation, (i) the support agreements to be entered into by certain Cellect stockholders and certain Quoin stockholders in connection with the Agreement, the CVRs to be issued to holders of Cellect Common Stock pursuant to the CVR Agreements, the Securities Purchase Agreement, the Quoin Bridge Loan or, other than assuming the consummation thereof, the Quoin Financing, (ii) any term or aspect of the Merger that is not susceptible to financial analysis, (iii) the fairness of the Merger, or all or any portion of the Exchange Ratio, to any security holders of Cellect, Quoin or any other person or any creditors or other constituencies of Cellect, Quoin or any other person, (iv) the appropriate capital structure of Cellect, whether Cellect should be issuing debt or equity securities or a combination of both in the Merger or whether Quoin should be issuing debt or equity securities or a combination of both in Quoin Financing, nor (v) the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of any parties to the Merger, or any class of such persons, relative to the Exchange Ratio in the Merger or otherwise. We are not expressing any view or opinion as to what the value of Cellect Ordinary Shares actually will be when issued in the Merger or the prices at which Cellect Ordinary Shares or shares of Quoin Common Stock may trade, be purchased or sold at any time.

Board of Directors

Cellect Biotechnology Ltd.

March 17, 2021

This Opinion does not address the relative merits of the Merger as compared to any alternative transaction or business strategy that might exist for Cellect, or the merits of the underlying decision by the Board or Cellect to engage in or consummate the Merger. The financial and other terms of the Merger were determined pursuant to negotiations between the parties to the Agreement and were not determined by or pursuant to any recommendation from us. In addition, we were not authorized to, and we did not, solicit indications of interest from third parties regarding a potential transaction involving Cellect.

In arriving at this Opinion, we have, with your consent, relied upon and assumed, without independently verifying, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to us or available from public sources, and we have further relied upon the assurances of Cellect’s and Quoin’s management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. We also have relied upon, without independent verification, the assessments of the management of Cellect and Quoin as to Quoin’s existing and future technology, products and services and the validity and marketability of, and risks associated with, such technology, products and services (including, without limitation, the development, testing and marketing of such technology, products and services; the receipt of all necessary governmental and other regulatory approvals for the development, testing and marketing thereof; and the life of all relevant patents and other intellectual and other property rights associated with such technology, products and services), and we have assumed, at your direction, that there will be no developments with respect to any such matters that would adversely affect our analyses or this Opinion. We are not legal, tax, accounting, environmental, or regulatory advisors, and we do not express any views or opinions as to any legal, tax, accounting, environmental, or regulatory matters relating to Cellect, Quoin, the Merger, or otherwise. We understand and have assumed that Cellect has obtained or will obtain such advice as it deems necessary or appropriate from qualified legal, tax, accounting, environmental, regulatory, and other professionals, that such advice is sound and reasonable and that Quoin has acted or will act in accordance therewith.

With your consent, we have assumed that the Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Quoin with respect to the future financial performance of Quoin. We have assumed, at your direction, that the Projections provide a reasonable basis upon which to analyze and evaluate Quoin and form an opinion. We express no view with respect to the Projections or the assumptions on which they are based. We have not evaluated the solvency or creditworthiness of Cellect, Quoin or any other party to the Merger, the fair value of Cellect, Quoin or any of their respective assets or liabilities, or whether Cellect, Quoin or any other party to the Merger is paying or receiving reasonably equivalent value in the Merger under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor have we evaluated, in any way, the ability of Cellect, Quoin or any other party to the Merger to pay its obligations when they come due. We have not physically inspected Cellect’s or Quoin’s properties or facilities and have not made or obtained any evaluations or appraisals of Cellect’s or Quoin’s assets or liabilities (including any contingent, derivative, or off-balance-sheet assets and liabilities). We have not attempted to confirm whether Cellect or Quoin have good title to their respective assets. Our role in reviewing any information was limited solely to performing such reviews as we deemed necessary to support our own advice and analysis and was not on behalf of the Board, Cellect, or any other party.

Board of Directors

Cellect Biotechnology Ltd.

March 17, 2021

We have assumed, with your consent, that the Merger will be consummated in a manner that complies in all respects with applicable foreign, federal, state, and local laws, rules, and regulations and that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the Merger, no delay, limitation, restriction, or condition will be imposed that would have an adverse effect on Cellect, Quoin or the Merger. We also have assumed, with your consent, that the final executed form of the Agreement will not differ in any material respect from the draft we have reviewed and that the Merger will be consummated on the terms set forth in the Agreement, without waiver, modification, or amendment of any term, condition, or agreement thereof that is material to our analyses or this Opinion. We have also assumed that the representations and warranties of the parties to the Agreement contained therein are true and correct and that each such party will perform all of the covenants and agreements to be performed by it under the Agreement. We offer no opinion as to the contractual terms of the Agreement or the likelihood that the conditions to the consummation of the Merger set forth in the Agreement will be satisfied. You have also advised us, and we have assumed, that for U.S. federal tax income purposes the Merger shall qualify as a plan of reorganization within the meaning of Section 368(a)of the Internal Revenue Code of 1986, as amended.

Our analysis and this Opinion are necessarily based upon market, economic, and other conditions as they exist on, and could be evaluated as of, the date hereof. Furthermore, as you are aware, the credit, financial and stock markets have experienced significant volatility, due to, among other things, the COVID-19 pandemic and related illnesses and the direct and indirect business, financial, economic and market implications thereof, and we express no opinion or view as to any potential effects of such matters on Cellect, Quoin or the Merger. Accordingly, although subsequent developments may arise that would otherwise affect this Opinion, we do not assume any obligation to update, review, or reaffirm this Opinion to you or any other person or otherwise to comment on or consider events occurring or coming to our attention after the date hereof.

Board of Directors

Cellect Biotechnology Ltd.

March 17, 2021

This Opinion is addressed to the Board for the use and benefit of the members of the Board (in their capacities as such) in connection with the Board’s evaluation of the Merger. This Opinion is not intended to and does not constitute advice or a recommendation to any of Cellect’s stockholders or any other security holders as to how such holder should vote or act with respect to any matter relating to the Merger or otherwise.

We will receive a fee for rendering this Opinion, no portion of which is contingent upon the completion of the Merger. In addition, Cellect has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain liabilities that may arise out of our engagement or the rendering of this Opinion. In accordance with our policies and procedures, a fairness committee was not required to, and did not, approve the issuance of this Opinion.

Based upon and subject to the foregoing, it is our opinion that, as of the date of this Opinion, the Exchange Ratio in the Merger pursuant to the Agreement is fair, from a financial point of view, to Cellect.

Very truly yours,

/s/ Cassel Salpeter & Co., LLC

Annex C

Securities Purchase Agreement

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of March 24, 2021 by and among Quoin Pharmaceuticals, Inc., a Delaware corporation, with headquarters located at 42127 Pleasant Forest Ct, Ashburn, VA 20148 (“PrivateCo”), Cellect Biotechnology Ltd., an Israeli company, with headquarters located at 23 Hata’as Street, Kfar Saba, Israel 44425 (“PublicCo”), and the investors listed on the Schedule of Buyers attached hereto (each, a “Buyer” and collectively, the “Buyers”).

WHEREAS:

A. PrivateCo, PublicCo and each Buyer is executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “1933 Act”), and Rule 506(b) of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the 1933 Act.

B. Each Buyer wishes to purchase, and PrivateCo wishes to sell, upon the terms and conditions stated in this Agreement, (i) an aggregate number of shares of PrivateCo’s common stock, par value $0.01 per share (the “PrivateCo Common Stock”), to be determined on the Shares Closing Date (as defined below), that will, after they are exchanged for Exchange Shares on the terms described in the Merger Agreement (as defined below), represent an aggregate of 18.48% of the estimated Parent Fully Diluted Number (as defined below), and shall collectively be referred to herein as the “Initial Purchased Shares”), a portion of which shall be issued in escrow to The Bank of New York Mellon acting as escrow agent (the “Escrow Agent”) in accordance with those certain escrow agreements by and among each Buyer, on the one hand, and PrivateCo, PublicCo and the Escrow Agent on the other hand, in the form attached hereto as Exhibit A (collectively, the “Securities Escrow Agreement”) and which shall be delivered from time to time to the Buyers pursuant to the terms and conditions set forth in this Agreement and the Securities Escrow Agreement, and (ii) up to an aggregate number of shares of PrivateCo Common Stock equal to 300% of the number of Initial Purchased Shares) (the “Additional Purchased Shares” and together with the Initial Purchased Shares, the “Purchased Shares”), which shall be issued, in addition with certain Initial Purchased Shares, in escrow to the Escrow Agent in accordance with the Securities Escrow Agreement and which shall be delivered from time to time to the Buyers pursuant to the terms and conditions set forth in this Agreement and the Securities Escrow Agreement.

C. In addition, PublicCo hereby agrees to issue to each Buyer, upon the terms and conditions stated in this Agreement, (i) warrants, in the form attached hereto as Exhibit B-1 (the “Series A Warrants”), representing the right to acquire an initial amount of American Depositary Shares (“ADSs” or “American Depositary Shares”), each representing one hundred (100) PublicCo ordinary shares, no par value per share (the “PublicCo Ordinary Shares”) equal to one hundred percent (100%) of the quotient determined by dividing the Purchase Price (as defined below) paid by such Buyer on the Shares Closing Date by the lower of the Closing Per Share Price and the Initial Per Share Price (each as defined below) (such ADSs issuable upon exercise of the Series A Warrants, collectively, the “Series A Warrant Shares”), (ii) warrants, in the form attached hereto as Exhibit B-2 (the “Series B Warrants”), representing the right to acquire an initial amount of ADSs equal to one hundred percent (100%) of the quotient determined by dividing the Purchase Price paid by such Buyer on the Shares Closing Date, by the lower of the Closing Per Share Price and the Initial Per Share Price (such ADSs issuable upon exercise of the Series B Warrants, collectively, the “Series B Warrant Shares”) and (iii) warrants, in the form attached hereto as Exhibit B-3 (the “Series C Warrants” and together with the Series A Warrants and the Series B Warrants, the “Warrants”), representing the right to acquire (x) an initial amount of ADSs equal to one hundred percent (100%) of the quotient determined by dividing each Buyer’s Series C Warrants’ dollar amount set forth opposite such Buyer’s name in column (3) on the Schedule of Buyers, by the lower of the Closing Per Share Price and the Initial Per Share Price (such ADSs issuable upon exercise of the Series C Warrants, collectively, the “Series C Warrant Shares” and together with the Series A Warrant Shares and the Series B Warrant Shares, the “Warrant Shares”) and (y) an additional amount of Series A Warrants and Series B Warrants, each to purchase a number of ADSs determined pursuant to the terms thereof (such ADSs, are also referred to herein and in the other Transaction Documents as “Series A Warrant Shares” and “Series B Warrant Shares”, respectively).

D. Contemporaneously with the execution and delivery of this Agreement, the Buyers and PublicCo are executing and delivering a Registration Rights Agreement, in the form attached hereto as Exhibit C (the “Registration Rights Agreement”), pursuant to which PublicCo has agreed to provide certain registration rights with respect to the Registrable Securities (as defined in the Registration Rights Agreement) under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

E. The Purchased Shares (and, as applicable, the Exchange Shares issued in exchange therefor), the Warrants and the Warrant Shares collectively are referred to herein as the “Securities.”

F. The “Parent Fully Diluted Number” is equal to the “fully-diluted” post-Merger (as defined in the Merger Agreement) outstanding PublicCo Ordinary Shares, which figure shall, for the avoidance of doubt, (x) include (i) the PublicCo Ordinary Shares underlying the ADSs, (ii) any PublicCo Ordinary Shares that may be issued pursuant to any outstanding options, warrants or convertible securities of PublicCo at the Shares Closing (as defined below), (iii) the Exchange Shares (as defined below) to be issued in exchange for the Initial Purchased Shares and (iv) any PublicCo Ordinary Shares that may be issued upon exercise of the Exchange Warrants (as defined below) to be issued in exchange for the Bridge Warrants (as defined below) without regard to any limitation on exercise set forth therein and (y) exclude (i) the Exchange Shares to be issued in exchange for the Additional Purchased Shares and (ii) any PublicCo Ordinary Shares that may be issued upon exercise of the Warrants.

NOW, THEREFORE, PrivateCo, PublicCo and each Buyer hereby agree as follows:

1. PURCHASE AND SALE OF PURCHASED SHARES AND WARRANTS.

(a) Purchased Shares.

(i) Issuance and Delivery of Initial Purchased Shares. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 7 and 8 below, PrivateCo shall issue and sell to each Buyer, and each Buyer severally, but not jointly, agrees to purchase from PrivateCo on the Shares Closing Date, such Buyer’s pro rata share of the Initial Purchased Shares (the “Initial Closing”); provided, however, if Section 1(c)(v) prevents the delivery on the Initial Closing Date (as defined below) of all or any portion of the Initial Purchased Shares to a Buyer, PrivateCo shall issue in escrow in the name of the Escrow Agent a number of shares of PrivateCo Common Stock equal to the number of Initial Purchased Shares in excess of the Maximum Percentage (as defined below), and on the second (2nd) Trading Day immediately after the delivery to the Escrow Agent (with a copy to PublicCo) of a capacity notice by such Buyer in the form attached hereto as Exhibit D setting forth such Buyer’s election to receive all or any portion of the Exchange Shares issued in exchange of the Initial Purchased Shares such Buyer is entitled to pursuant to this Section 1(a)(i) and the delivery of which is no longer prevented by Section 1(c)(v) (an “Initial Purchased Shares Capacity Notice”) (each second (2nd) Trading Day immediately following the delivery to the Escrow Agent of an Initial Purchased Shares Capacity Notice, an “Initial Exchange Shares Delivery Date”), subject to Section 1(c)(v), PublicCo acknowledges that, in each case, without any additional consideration, the Escrow Agent shall transfer from the escrow account governed by the Securities Escrow Agreement and deliver via The Depository Trust Company (“DTC”) free delivery / free receive system, the Initial Purchased Shares (once exchanged for the Exchange Shares as set forth herein) (as adjusted for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, reverse stock splits, changes to the ratio of Ordinary Shares per ADS or other similar events occurring after the date hereof and including any securities, cash, rights or other property distributed with respect to such Initial Purchased Shares or in exchange for such Initial Purchased Shares). PublicCo shall notify the Escrow Agent in writing of the occurrence of an Initial Exchange Shares Delivery Date applicable to each Buyer and shall deliver a copy of such notice to such Buyer. Upon request of an Investor Representative (as defined in the applicable Securities Escrow Agreement), upon delivery of any Initial Purchased Shares Capacity Notice to the Escrow Agent, PublicCo hereby agrees to give instructions and to take any additional actions reasonably requested by such Investor Representative, to cause the Escrow Agent to promptly deliver (but in no event later than two (2) Trading Days after such request) the Exchange Shares issued in exchange for Initial Purchased Shares to which the applicable Buyer(s) are entitled pursuant to such Initial Purchased Shares Capacity Notice.

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(ii) Issuance of Additional Shares. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 7 and 8 below, on the Shares Closing Date, PrivateCo shall issue in escrow in the name of the Escrow Agent a number of shares of PrivateCo Common Stock equal to 300% of the number of Initial Purchased Shares in accordance with the terms hereof and the Securities Escrow Agreement (the “Additional Closing” and together with the Initial Closing, the “Shares Closing”).

(b) Shares Closing. The date and time of the Shares Closing (the “Shares Closing Date”) shall be 10:00 a.m., New York City time, on a date mutually agreed to by PrivateCo, PublicCo and each Buyer after notification of satisfaction (or waiver) of the conditions to the Shares Closing set forth in Sections 7 and 8 below, at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022. The Shares Closing may also be undertaken remotely by electronic transfer of Shares Closing documentation.

(c) Issuance of Warrants and Delivery of Additional Purchased Shares.

(i) Obligation to Issue Warrants. On the Warrant Closing Date (as defined below), PublicCo shall issue to each Buyer for no additional consideration, Series A Warrants, Series B Warrants and Series C Warrants each to acquire (x) an initial amount of ADSs equal to one hundred percent (100%) of the quotient determined by dividing the Purchase Price paid by such Buyer on the Shares Closing Date, by the lower of the Closing Per Share Price and the Initial Per Share Price, and (y) in the case of the Series C Warrants, (A) an initial amount of ADSs equal to one hundred percent (100%) of the quotient determined by dividing each Buyer’s Series C Warrants’ dollar amount set forth opposite such Buyer’s name in column (3) on the Schedule of Buyers, by the lower of the Closing Per Share Price and the Initial Per Share Price and (B) Series A Warrants and Series B Warrants, each to purchase a number ADSs determined pursuant to the terms thereof (the “Warrant Closing” and together with the Shares Closing, the “Closings” and each a “Closing”).

(ii) Obligation to Deliver Additional Purchased Shares. Promptly but in any event by no later than:

(a) the earlier to occur of (x) each Reset Date (as defined below) and (y) with respect to any Buyer, the first (1st) Trading Day following the delivery, if any, to PublicCo of a written notice by such Buyer (an “Early Delivery Notice”) at any time from the third (3rd) Trading Day (as defined in the Warrants) immediately preceding each Reset Date indicating that such Buyer elects to determine the Per Share Price (as defined below) of such Reset Date using eighty-five (85%) percent of the sum of the three (3) lowest Weighted Average Prices (as defined in the Warrants) of the ADSs during the period beginning on the tenth (10th) Trading Day immediately preceding the applicable Reset Date and ending on the date such Buyer delivers such Early Delivery Notice to PublicCo, inclusive (as adjusted for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, reverse stock splits, changes to the ratio of Ordinary Shares per ADS or other similar events during such period), divided by three (3) (each such earlier date, a “First Additional Exchange Shares Delivery Date”); and/or

(b) if Section 1(c)(v) prevents the delivery on the applicable First Additional Exchange Shares Delivery Date of all or any portion of the Exchange Shares (as defined in Section 5(d)) issued in exchange of Additional Purchased Shares to a Buyer, the second (2nd) Trading Day immediately after the delivery to the Escrow Agent (with a copy to PublicCo) of a capacity notice by such Buyer in the form attached hereto as Exhibit D setting forth such Buyer’s election to receive all or any portion of the Exchange Shares issued in exchange of the Additional Purchased Shares such Buyer is entitled to pursuant to this Section 1(c)(ii) and the delivery of which is no longer prevented by Section 1(c)(v) (an “Additional Purchased Shares Capacity Notice” and together with the Initial Purchased Shares Capacity Notice, a “Capacity Notice”) (each First Additional Exchange Shares Delivery Date and each second (2nd) Trading Day immediately following the delivery to the Escrow Agent of an Additional Purchased Shares Capacity Notice, an “Additional Exchange Shares Delivery Date” and together with the Initial Exchange Share Delivery Date, the “Exchange Shares Delivery Date”),

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subject to Section 1(c)(v), PublicCo acknowledges that, in each case, without any additional consideration, the Escrow Agent shall transfer from the escrow account governed by the Securities Escrow Agreement and deliver via DTC free delivery / free receive system, the Additional Purchased Shares (once exchanged for the Exchange Shares as set forth herein) (as adjusted for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, reverse stock splits, changes to the ratio of Ordinary Shares per ADS or other similar events occurring after the date hereof and including any securities, cash, rights or other property distributed with respect to such Additional Purchased Shares or in exchange for such Additional Purchased Shares), which such Exchange Shares issued in exchange of Additional Purchased Shares shall be equal to the lesser of:

(A) the number of Exchange Shares issued in exchange for the Additional Purchased Shares deposited in such Buyer’s escrow account and remaining in such Buyer’s escrow account, if any, as of the applicable date of determination (as adjusted for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, reverse stock splits, changes to the ratio of Ordinary Shares per ADS or other similar events occurring after the date hereof); and

(B) the number of Exchange Shares issued in exchange for the number of Additional Purchased Shares (if positive) obtained by subtracting (I) the quotient determined by dividing (x) the aggregate Purchase Price paid by such Buyer on the Shares Closing Date, by (y) with respect to each applicable Buyer, the lower of (1) the Closing Per Share Price and (2) the lowest Per Share Price related to all the Reset Date(s) preceding the applicable Reset Date, if any (as adjusted for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, reverse stock splits, changes to the ratio of Ordinary Shares per ADS or other similar events related to the PublicCo Ordinary Shares and/or the ADSs occurring after the Shares Closing Date or the applicable Reset Date, as applicable), from (II) the quotient determined by dividing (x) the aggregate Purchase Price paid by such Buyer on the Shares Closing Date, by (y) with respect to such Buyer, the Per Share Price applicable to such Reset Date.

(iii) PublicCo shall notify the Escrow Agent in writing of the occurrence of a First Additional Exchange Shares Delivery Date applicable to each Buyer and shall deliver a copy of such notice to such Buyer. On the First Additional Exchange Shares Delivery Date relating to the Final Reset Date applicable to each Buyer, the Investor Representative related to such Buyer and PublicCo shall instruct the Escrow Agent to release to PublicCo from the applicable escrow account governed by the Securities Escrow Agreement any Exchange Shares issued in exchange for Additional Purchased Shares to the extent that the Buyer(s) affiliated with such Investor Representative is not entitled to receive such Exchange Shares pursuant to this Section 1(c)(iii) without giving effect to the limitations under Section 1(c)(v). Upon request of an Investor Representative, upon delivery of any Additional Purchased Shares Capacity Notice to the Escrow Agent, PublicCo hereby agrees to give instructions and to take any additional actions reasonably requested by such Investor Representative, to cause the Escrow Agent to promptly deliver (but in no event later than two (2) Trading Days after such request) the Exchange Shares issued in exchange for Additional Purchased Shares to which the applicable Buyer(s) are entitled pursuant to such Additional Purchased Shares Capacity Notice. Notwithstanding the foregoing, PublicCo shall not be obligated to issue or deliver to all Buyers under this Agreement, any shares in excess of the number of Exchange Shares represented by the Additional Purchased Shares (which, for the avoidance of doubt, does not include the Warrant Shares to be delivered) deposited with the Escrow Agent under the Securities Escrow Agreement.

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As used in this Agreement:

“Closing Per Share Price” means the quotient obtained by dividing (x) the Purchase Price paid by such Buyer on the Shares Closing Date, by (y) the amount of Initial Purchased Shares purchased by such Buyer on the Shares Closing Date (as adjusted for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, reverse stock splits, changes to the ratio of Ordinary Shares per ADS or other similar events related to the PublicCo Ordinary Shares and/or the ADSs occurring after the Shares Closing Date, including the Merger).

“Initial Per Share Price” means the Per Share Price calculated with respect to the first Reset Date occurring hereunder (as adjusted for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, reverse stock splits, changes to the ratio of Ordinary Shares per ADS or other similar events related to the PublicCo Ordinary Shares and/or the ADSs occurring after such Reset Date).

“Per Share Price” means eighty-five (85%) percent of the arithmetic average of the three (3) lowest Weighted Average Prices of the ADSs during the period beginning on the tenth (10th) Trading Day immediately preceding the applicable Reset Date and ending, with respect to each applicable Buyer, on the First Additional Exchange Shares Delivery Date related to such Reset Date, inclusive (as adjusted for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, reverse stock splits, changes to the ratio of Ordinary Shares per ADS or other similar events related to the PublicCo Ordinary Shares and/or the ADSs occurring after the applicable Reset Date).

“Reset Date” means each of the following dates: (i) the tenth (10th) Trading Day immediately following the Shares Closing Date (such date, the “Initial Reset Date”); (ii) the forty-fifth (45th) calendar day immediately following the Shares Closing Date or, if such date falls on a Holiday (as defined in the Warrants), the next day that is not a Holiday; (iii) the ninetieth (90th) calendar day immediately following the Shares Closing Date or, if such date falls on a Holiday, the next day that is not a Holiday; and (iv) the one-hundred thirty-fifth (135th) calendar day immediately following the Shares Closing Date or, if such date falls on a Holiday, the next day that is not a Holiday (such date, the “Final Reset Date”).

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(iv) Mechanics of Delivery of Exchange Shares.

(1) General. PublicCo shall be responsible for all fees and expenses of its transfer agent (the “Transfer Agent”) and all fees and expenses with respect to the delivery of Exchange Warrants issued in exchange of Bridge Warrants and Exchange Shares issued in exchange of Purchased Shares and transfer of such shares to each Buyer’s or its designee’s balance account with DTC, if any, including, without limitation, for same day processing. PublicCo’s obligations to cause the Transfer Agent to deliver and transfer Exchange Warrants issued in exchange of Bridge Warrants and Exchange Shares issued in exchange of Purchased Shares to the Buyers in accordance with the terms and subject to the conditions hereof and the Securities Escrow Agreement are absolute and unconditional, irrespective of any action or inaction by such Buyer to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person (as defined below) or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination. Notwithstanding anything to the contrary contained herein, in no event will any Exchange Warrants issued in exchange of Bridge Warrants or Exchange Shares issued in exchange of Purchased Shares be delivered with any restrictive legends or any restrictions or limitations on resale by the Buyers, except in the case of Buyer who is then an affiliate of PublicCo; provided, that PublicCo acknowledges and agrees that no Buyer will be an affiliate of PublicCo as a result of the transactions contemplated hereby. If PublicCo and/or the Transfer Agent requires any legal opinions with respect to the delivery of Exchange Warrants issued in exchange of Bridge Warrants or any Exchange Shares issued in exchange of Purchased Shares without restrictive legends or the removal of any such restrictive legends, PublicCo agrees to cause, at its sole cost and expense, its legal counsel to issue any such legal opinions. PublicCo hereby acknowledges and agrees that the holding period of Exchange Warrants issued in exchange of Bridge Warrants and any Exchange Shares issued in exchange of Purchased Shares delivered hereunder for purposes of Rule 144 (as defined below) shall be deemed to have commenced on the Shares Closing Date. For purposes of this Agreement, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(2) PublicCo’s Failure to Timely Deliver Exchange Shares. If PublicCo shall fail for any reason or for no reason to credit such Buyer’s or its designee’s balance account with DTC on the applicable Exchange Shares Delivery Date for such number of Exchange Shares issued in exchange of ADSs to which such Buyer is entitled under Section 1 (a “Delivery Failure”), then, in addition to all other remedies available to such Buyer, PublicCo shall pay in cash to such Buyer on each day after such Exchange Shares Delivery Date that PublicCo shall fail to credit such Buyer’s or its designee’s balance account with DTC for the number of ADSs to which such Buyer is entitled pursuant to PublicCo’s obligation pursuant to clause (ii) below, an amount equal to 1.5 % of the product of (A) the number of Exchange Shares (which are represented by ADSs) not issued to such Buyer on or prior to the applicable Exchange Shares Delivery Date and to which the Buyer is entitled, and (B) any trading price of the ADSs selected by the Buyer in writing as in effect at any time during the period beginning on the applicable Exchange Shares Delivery Date and ending on the date PublicCo makes the applicable cash payment, and if on or after such Trading Day such Buyer (or any Person in respect of, or on behalf, of such Buyer) purchases (in an open market transaction or otherwise) ADSs related to the applicable Delivery Failure, then, in addition to all other remedies available to such Buyer, PublicCo shall, within two (2) Trading Days after such Buyer’s request and in such Buyer’s discretion, either (i) pay cash to such Buyer in an amount equal to such Buyer’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the ADSs so purchased (the “Buy-In Price”), at which point PublicCo’s obligation to credit such Buyer’s or its designee’s balance account with DTC for such ADSs shall terminate, or (ii) promptly honor its obligation to credit such Buyer’s or its designee’s balance account with DTC and pay cash to such Buyer in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of ADSs, multiplied by (B) any trading price of the ADSs selected by such Buyer in writing as in effect at any time during the period beginning on the applicable Exchange Shares Delivery Date and ending on the date of such delivery and payment under this Section 1(c)(iv)(2). Nothing shall limit any Buyer’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to PublicCo’s failure to timely electronically deliver ADSs as required pursuant to the terms hereof. Notwithstanding the foregoing, any payments made by PublicCo to any Buyer pursuant to this Section 1(c)(iv)(2) shall be made without withholding or deduction for any taxes, unless required by law, in which case PublicCo will pay such additional amounts as will result, after such withholding or deduction, in the receipt by each Buyer of the amounts that would otherwise have been receivable in respect thereof.

(3) Charges, Taxes and Expenses.  Issuance of the Purchased Shares to the Escrow Agent and subsequent delivery of the Exchange Shares issued in exchange thereof to the Buyers shall be made without charge to the Buyers for any issue or transfer tax or other incidental expense in respect of such issuance and transfer, all of which taxes (other than the Buyers’ income taxes) and expenses shall be paid by PublicCo, and the Exchange Shares issued in exchange of such Purchased Shares shall be delivered in the name of the respective Buyer or in such name or names as may be directed by the respective Buyer.

(4) Closing of Books.  Neither PrivateCo nor PublicCo will close its stockholder books or records in any manner which prevents the timely exercise of such Buyer’s rights with respect to the Exchange Warrants issued in exchange of the Bridge Warrants or Exchange Shares issued in exchange of the Purchased Shares.

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(v) Blocker. Notwithstanding anything to the contrary contained herein, PublicCo shall not deliver Exchange Shares issued in exchange of Purchased Shares, and no Buyer shall have the right to receive Exchange Shares issued in exchange of Purchased Shares, and any such delivery shall be null and void and treated as if never made, to the extent that after giving effect to such delivery, such Buyer together with its other Attribution Parties (as defined in the Warrants) would beneficially own in excess of such percentage corresponding to the checked box on such Buyer’s signature page attached hereto (the “Maximum Percentage”) of the number of PublicCo Ordinary Shares outstanding immediately after giving effect to such delivery. For purposes of the foregoing sentence, the aggregate number of PublicCo Ordinary Shares beneficially owned by such Buyer and the other Attribution Parties shall include the number of PublicCo Ordinary Shares (including, without limitation, any PublicCo Ordinary Shares underlying the ADSs) held by such Buyer and all other Attribution Parties plus the number of Exchange Shares issued in exchange of Purchased Shares delivered to such Buyer pursuant to Section 1 hereof with respect to which the determination of such sentence is being made, but shall exclude the number of PublicCo Ordinary Shares (including, for the avoidance of doubt, any PublicCo Ordinary Shares underlying the ADSs) which would be issuable upon (i) exercise of the remaining, unexercised portion of the Warrants beneficially owned by such Buyer or any of the other Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of PublicCo beneficially owned by such Buyer or any of the other Attribution Parties (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. For purposes of this Section 1(c)(v), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”). For purposes of determining the number of outstanding PublicCo Ordinary Shares that the Buyers may receive without exceeding the Maximum Percentage, the Buyers may rely on the number of outstanding PublicCo Ordinary Shares as reflected in (1) PublicCo’s most recent Annual Report on Form 20-F, Report of Foreign Issuer on Form 6-K or other public filing with the SEC, as the case may be, (2) a more recent public announcement by PublicCo or (3) any other written notice by PublicCo or the Transfer Agent setting forth the number of PublicCo Ordinary Shares outstanding (the “Reported Outstanding Share Number”). If PublicCo receives a Capacity Notice from such Buyer at a time when the actual number of outstanding PublicCo Ordinary Shares is less than the Reported Outstanding Share Number, PublicCo shall promptly notify the Buyers in writing of the number of PublicCo Ordinary Shares then outstanding and, to the extent that such Capacity Notice would otherwise cause a Buyer’s beneficial ownership, as determined pursuant to this Section 1(c)(v), to exceed the Maximum Percentage, such Buyer must notify PublicCo of a reduced number of Exchange Shares issued in exchange of Purchased Shares to be delivered pursuant to such Capacity Notice. For any reason at any time, upon the written or oral request of a Buyer, PublicCo shall within one (1) Business Day (as defined below) confirm in writing or by electronic mail to such Buyer the number of PublicCo Ordinary Shares then outstanding. In any case, the number of outstanding PublicCo Ordinary Shares shall be determined after giving effect to the conversion or exercise of securities of PublicCo, including the Warrants held by each Buyer and the other Attribution Parties since the date as of which the Reported Outstanding Share Number was reported. In the event that the delivery of Exchange Shares issued in exchange of Purchased Shares to such Buyer results in such Buyer and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding PublicCo Ordinary Shares (as determined under Section 13(d) of the 1934 Act), the number of shares so delivered by which such Buyer’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and such Buyer shall not have the power to vote or to transfer the Excess Shares. If a Buyer’s right to receive Exchange Shares issued in exchange of Purchased Shares is limited, in whole or in part, by this Section 1(c)(v), all such Exchange Shares issued in exchange of Purchased Shares that are so limited shall be held in abeyance for the benefit of such Buyer by the Escrow Agent until the earlier to occur of the fifth (5th) anniversary of the Shares Closing Date and such time as such Buyer notifies PublicCo that its right thereto would not result in such Buyer exceeding the Maximum Percentage and PublicCo shall promptly but in any event within two (2) Trading Days after the delivery of such Capacity Notice deliver to such Buyer the Exchange Shares issued in exchange of such Purchased Shares. Upon delivery of a written notice to PublicCo, each Buyer may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to PublicCo and (ii) any such increase or decrease will apply only to such Buyer and the other Attribution Parties and not to any of the other Buyers that is not an Attribution Party of such Buyer. For purposes of clarity, the Exchange Shares issued in exchange of the Purchased Shares deliverable pursuant to the terms hereof in excess of the Maximum Percentage shall not be deemed to be beneficially owned by such Buyer for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1(c)(v) to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 1(c)(v) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor of such Buyer. As used herein, “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York, New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York, New York generally are open for use by customers on such day.

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(d) Warrant Closing. The time of the Warrant Closing shall be 10:00 a.m., New York City time on the eleventh (11th) Trading Day immediately following the Shares Closing Date (the “Warrant Closing Date” and together with the Shares Closing Date, the “Closing Dates” and each a “Closing Date”), at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022. The Warrant Closing may also be undertaken remotely by electronic transfer of Warrant Closing documentation.

(e) Purchase Price. The purchase price for the Purchased Shares and the related Warrants to be purchased by each Buyer pursuant to this Agreement shall be the amount set forth opposite such Buyer’s name in column (4) of the Schedule of Buyers (the “Purchase Price”). If a Buyer, or an affiliate of such Buyer, is also party to that certain Securities Purchase Agreement, dated as of March 24, 2021, by and between PrivateCo and the buyers thereto (the “Bridge Securities Purchase Agreement”), upon surrender of such Buyer’s, or such Buyer’s affiliate’s, Note (as defined below), the Purchase Price may be offset by an amount equal to the Outstanding Amount (as defined in the Note) due and payable by PrivateCo to such Buyer, or such Buyer’s affiliate, on the Shares Closing Date under those senior secured notes (the “Notes”) issued by PrivateCo pursuant to the Bridge Securities Purchase Agreement. PrivateCo and each Buyer that is, or has an affiliate that is, a party to the Bridge Securities Purchase Agreement, acknowledges and agrees that, effective immediately upon the Shares Closing and the issuance of Initial Purchased Shares hereunder, and immediately prior to the consummation of the Merger, pursuant to Section 1 of the Notes, the Note, if any, issued to such Buyer or such Buyer’s affiliates shall be deemed to have been repaid concurrently with the Shares Closing, shall have no further force and effect and shall be deemed to be cancelled. In addition, PrivateCo issued convertible promissory notes in connection with its October 2020 offering of convertible notes (the “October 2020 Convertible Notes”) and warrants (the “October 2020 Warrants”) to Tony Wild, Dennis Langer, James Culverwell, Mark Woloshyn and Hugh Betts (each, an “October 2020 Investor” and collectively, the “October 2020 Investors”), which (i) October 2020 Convertible Notes are automatically convertible into warrants with identical terms to the Exchange Warrants being issued to the Buyers, except for the number of Exchange Warrant Shares issuable upon exercise of such Exchange Warrants and subject to any applicable restrictive legends or any restrictions or limitations on resale applicable to the October 2020 Investors (the “October 2020 Exchange Warrants”) in accordance with the terms and conditions hereof and of the October 2020 Convertible Notes and (ii) October 2020 Warrants are to be exchanged for October 2020 Exchange Warrants in accordance with the terms and conditions hereof and of the October 2020 Convertible Warrants.

(f) Form of Payment. On the Shares Closing Date, (i) each Buyer shall pay its respective Purchase Price (less, (x) in the case of Altium Growth Fund, LP (the “Lead Investor”), any amounts withheld pursuant to Section 5(h) and (y) in the case of any electing Buyer as described in Section 1(e), any Outstanding Amount pursuant to such Buyer’s, or such Buyer’s affiliate’s, Note surrendered to PrivateCo pursuant to Section 1(e)) to PrivateCo for the Purchased Shares and the related Warrants to be issued and sold to such Buyer pursuant to this Agreement by wire transfer of immediately available funds in accordance with PrivateCo’s written wire instructions and (ii) PrivateCo shall deliver to each Buyer such Buyer’s pro rata share of the Initial Purchased Shares, subject to Section 1(a)(i). On the Warrant Closing Date, for no additional consideration, PublicCo shall deliver, to each Buyer a Series A Warrant, a Series B Warrant and a Series C Warrant, in each case, pursuant to which such Buyer shall have the right to acquire an initial amount of ADSs equal to one hundred percent (100%) of the quotient determined by dividing the Purchase Price paid by such Buyer on the Shares Closing Date, by the lower of the Closing Per Share Price and the Initial Per Share Price, and a Series C Warrant pursuant to which such Buyer shall have the right to acquire an initial amount of ADSs equal to one hundred percent (100%) of the quotient determined by dividing each Buyer’s Series C Warrants’ dollar amount set forth opposite such Buyer’s name in column (3) on the Schedule of Buyers, by the lower of the Closing Per Share Price and the Initial Per Share Price, duly executed on behalf of PublicCo and registered in the name of such Buyer or its designee.

(g) Additional Series A Warrants and Series B Warrants. PublicCo shall, pursuant to the terms and conditions set forth in the Series C Warrants, issue additional Series A Warrants and Series B Warrants to the holders of Series C Warrants. PublicCo hereby acknowledges and agrees that (i) such additional Series A Warrants and Series B Warrants shall, for all intents and purposes under this Agreement and all other Transaction Documents, be also deemed “Series A Warrants” and “Series B Warrants”, respectively and (ii) such ADSs issuable upon exercise of the Series A Warrants and Series B Warrants shall, for all intents and purposes under this Agreement and all other Transaction Documents, also be deemed “Series A Warrant Shares” and “Series B Warrant Shares”, respectively.

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2. BUYER’S REPRESENTATIONS AND WARRANTIES. Each Buyer, severally and not jointly, represents and warrants with respect to only itself to each of PrivateCo and PublicCo that, as of the date hereof and as of the Shares Closing Date:

(a) No Public Sale or Distribution. Such Buyer is (i) acquiring the Purchased Shares and the Warrants and (ii) upon exercise of the Warrants (other than pursuant to a Cashless Exercise (as defined in the Warrants)) will acquire the Warrant Shares issuable upon exercise of the Warrants, for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act; provided, however, that by making the representations herein, such Buyer does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act. Such Buyer is acquiring the Securities hereunder in the ordinary course of its business. Such Buyer does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.

(b) Accredited Investor Status; No Disqualification Events. Such Buyer is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D. To the extent such Buyer is a beneficial owner of 10% or more of PublicCo Ordinary Shares as of the date hereof or as of the Shares Closing Date, none of (i) such Buyer, (ii) any of such Buyer’s directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members, or (iii) any beneficial owner of PrivateCo’s or PublicCo’s voting equity securities (in accordance with Rule 506(d) of the 1933 Act) held by such Buyer is subject to any Disqualification Event (as defined below), except for Disqualification Events covered by Rule 506(d)(2) or (d)(3) under the 1933 Act and disclosed reasonably in advance of the Shares Closing in writing in reasonable detail to PrivateCo and PublicCo.

(c) Reliance on Exemptions. Such Buyer understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that PrivateCo and PublicCo are relying in part upon the truth and accuracy of, and such Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire the Securities.

(d) Information. Such Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of PrivateCo and PublicCo and materials relating to the offer and sale of the Securities that have been requested by such Buyer. Such Buyer and its advisors, if any, have been afforded the opportunity to ask questions of PrivateCo and PublicCo. Neither such inquiries nor any other due diligence investigations conducted by such Buyer or its advisors, if any, or its representatives shall modify, amend or affect such Buyer’s right to rely on PrivateCo’s and PublicCo’s representations and warranties contained herein. Such Buyer understands that its investment in the Securities involves a high degree of risk. Such Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities. Such Buyer acknowledges and agrees that neither JMP Securities LLC (collectively, the “Placement Agent”) nor any Affiliate (as defined in Rule 144) of the Placement Agent has provided such Buyer with any information or advice with respect to the Securities nor is such information or advice necessary or desired.  Neither the Placement Agent nor any Affiliate has made or makes any representation as to PrivateCo and PublicCo or the quality of the Securities and the Placement Agent and any Affiliate may have acquired non-public information with respect to PrivateCo and PublicCo which such Buyer agrees need not be provided to it.  In connection with the issuance of the Securities to such Buyer, neither the Placement Agent nor any of its affiliates has acted as a financial advisor or fiduciary to such Buyer.

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(e) No Governmental Review. Such Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(f) Transfer or Resale. Such Buyer understands that except as provided in the Registration Rights Agreement: (i) the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) subject to Section 1(c)(iv)(1), such Buyer shall have delivered to PublicCo an opinion of counsel, in a form reasonably acceptable to PublicCo, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, (C) such Buyer provides PublicCo with reasonable assurance that such Securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the 1933 Act, as amended, (or a successor rule thereto) (collectively, “Rule 144”) or (D) to an accredited investor in a private transaction exempt from the registration requirements of the 1933 Act; (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither PublicCo nor any other Person is under any obligation to register the Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder; provided, however, that on the Shares Closing Date, (x) the Purchased Shares will be exchanged, or pursuant to Section 5(d) will be exchangeable, for ADSs and (y) the Bridge Warrants will be exchanged for Exchanged Warrants, which are exercisable to purchase ADSs, in each case, registered under the 1933 Act pursuant to the registration statement on Form F-4 to be filed by PublicCo in connection with the transactions contemplated by the Merger Agreement (as amended from time to time, the “Form F-4”). Notwithstanding the foregoing, the Securities may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by the Securities and such pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Buyer effecting a pledge of Securities shall be required to provide PublicCo with any notice thereof or otherwise make any delivery to PublicCo pursuant to this Agreement or any other Transaction Document (as defined in Section 4(b)), including, without limitation, this Section 2(f).

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(g) Legends. Such Buyer understands that the certificates or other instruments representing the Purchased Shares and the Warrants and, until such time as the resale or exchange of the Purchased Shares and the Warrant Shares have been registered under the 1933 Act as contemplated by the Registration Rights Agreement or the Form F-4, as applicable, the stock certificates representing the Securities, except as set forth below, shall bear a restrictive legend in the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

[NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN][THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN] REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL SELECTED BY THE HOLDER, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD (X) PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT OR (Y) TO AN ACCREDITED INVESTOR IN A PRIVATE TRANSACTION. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

The legend set forth above shall be removed and PublicCo shall issue a certificate without such legend to the holder of the Securities upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at DTC, if (i) such Securities are registered for resale under the 1933 Act or exchanged for other securities in a transaction registered under the 1933 Act, (ii) in connection with a sale, assignment or other transfer, except as provided in Section 1(c)(iv)(1), such holder provides PublicCo with an opinion of counsel, in a form reasonably acceptable to PublicCo, to the effect that such sale, assignment or transfer of the Securities may be made without registration under the applicable requirements of the 1933 Act, or (iii) the Securities can be sold, assigned or transferred pursuant to Rule 144 or to an accredited investor in a private transaction exempt from the registration requirements of the 1933 Act. PublicCo shall be responsible for the fees of its Transfer Agent and all DTC fees associated with such issuance. If PublicCo shall fail for any reason or for no reason to issue to the holder of the Securities within two (2) Trading Days after the occurrence of any of (i) through (iii) above (the initial date of such occurrence, the “Legend Removal Date” and such failure, a “Legend Removal Failure”), a certificate without such legend to such holder or to issue such Securities to such holder by electronic delivery at the applicable balance account at DTC, then, in addition to all other remedies available to such holder, PublicCo shall pay in cash to such holder on each day after the second (2nd) Trading Day after the Legend Removal Date and during such Legend Removal Failure an amount equal to 2.0% of the product of (i) the number of shares represented by such certificate, and (ii) any trading price of the ADSs selected by the holder in writing as in effect at any time during the period beginning on the applicable Legend Removal Date and ending on the date PublicCo makes the applicable cash payment, and if on or after such Trading Day the holder purchases (in an open market transaction or otherwise) ADSs relating to the applicable Legend Removal Failure, then PublicCo shall, within two (2) Trading Days after the holder’s request and in the holder’s discretion, either (i) pay cash to the holder in an amount equal to the holder’s total purchase price (including brokerage commissions, if any) for the ADSs so purchased (the “Legend Buy-In Price”), at which point the obligation of PublicCo to deliver such unlegended Securities shall terminate, or (ii) promptly honor its obligation to deliver to the holder such unlegended Securities as provided above and pay cash to the holder in an amount equal to the excess (if any) of the Legend Buy-In Price over the product of (A) such number of ADSs, times (B) any trading price of the ADSs selected by the holder in writing as in effect at any time during the period beginning on the applicable Legend Removal Date and ending on the date PublicCo makes the applicable cash payment. PublicCo shall be responsible for the fees of its Transfer Agent and all DTC fees associated with such issuance. Notwithstanding the foregoing, any payments made by PublicCo to any Buyer pursuant to this Section 2(g) shall be made without withholding or deduction for any taxes, unless required by law, in which case PublicCo will pay such additional amounts as will result, after such withholding or deduction, in the receipt by each Buyer of the amounts that would otherwise have been receivable in respect thereof.

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(h) Validity; Enforcement. This Agreement and the other Transaction Documents to which such Buyer is a party have been duly and validly authorized, executed and delivered on behalf of such Buyer and shall constitute the legal, valid and binding obligations of such Buyer enforceable against such Buyer in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(i) No Conflicts. The execution, delivery and performance by such Buyer of this Agreement and the other Transaction Documents to which such Buyer is a party and the consummation by such Buyer of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of such Buyer or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Buyer is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Buyer, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Buyer to perform its obligations hereunder.

(j) General solicitation. To such Buyer’s knowledge, the Securities were not offered to such Buyer by any means of general solicitation or general advertising (within the meaning of Regulation D).

(k) No Transactions in Securities. Such Buyer and its affiliates represent and warrant that they have not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with such Buyer or its affiliates, engaged in any transactions in the securities of PublicCo (including, without limitations, any short sales involving PublicCo’s securities) since the time such Buyer was first contacted by PrivateCo, PublicCo or any other Person regarding an investment in PrivateCo or PublicCo.

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3. REPRESENTATIONS AND WARRANTIES OF PRIVATECO.

PrivateCo represents and warrants to each of the Buyers that, as of the date hereof and as of the Shares Closing Date:

(a) Organization and Qualification. Each of PrivateCo and its “PrivateCo Subsidiaries” (which for purposes of this Agreement means any entity in which PrivateCo, directly or indirectly, owns any of the capital stock or holds an equity or similar interest) are entities duly organized and validly existing and in good standing under the laws of the jurisdiction in which they are formed, and have the requisite power and authorization to own their properties and to carry on their business as now being conducted and as presently proposed to be conducted. Each of PrivateCo and each of the PrivateCo Subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a PrivateCo Material Adverse Effect. As used in this Agreement, “PrivateCo Material Adverse Effect” means any material adverse effect on the business, properties, assets, liabilities, operations, results of operations, condition (financial or otherwise) or prospects of PrivateCo and the PrivateCo Subsidiaries, individually or taken as a whole, or on the transactions contemplated hereby or on the other PrivateCo Transaction Documents (as defined below) or by the agreements and instruments to be entered into in connection herewith or therewith, or on the authority or ability of PrivateCo to perform any of its obligations under any of the PrivateCo Transaction Documents. PrivateCo has no PrivateCo Subsidiaries except as set forth in Schedule 3(a). The outstanding shares of capital stock of each of the PrivateCo Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and are owned by PrivateCo or another PrivateCo Subsidiary free and clear of all liens, encumbrances and equities and claims; and no options, warrants or other rights to purchase, agreements or other obligations to issue or other rights to convert any obligations into shares of capital stock or ownership interests in the PrivateCo Subsidiaries are outstanding.

(b) Authorization; Enforcement; Validity. PrivateCo has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Securities Escrow Agreement, the Lock-Up Agreements (as defined in Section 8(xiii)), the Leak-Out Agreements (as defined in Section 8(xxii)) and each of the other agreements entered into by PrivateCo in connection with the transactions contemplated by this Agreement (collectively, the “PrivateCo Transaction Documents”) and to issue the Purchased Shares in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the other PrivateCo Transaction Documents by PrivateCo and the consummation by PrivateCo of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Purchased Shares, have been duly authorized by PrivateCo’s Board of Directors and (other than the filing of a Form D with the SEC and any other filings as may be required by any state securities agencies), no further filing, consent or authorization is required by PrivateCo, its Board of Directors or its members. This Agreement and the other PrivateCo Transaction Documents have been duly executed and delivered by PrivateCo, and constitute the legal, valid and binding obligations of PrivateCo, enforceable against PrivateCo in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

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(c) Issuance of Purchased Shares. The issuance of the Purchased Shares is duly authorized and, upon issuance in accordance with the terms of the PrivateCo Transaction Documents, the Purchased Shares shall be validly issued and free from all preemptive or similar rights (except for those which have been validly waived prior to the date hereof), taxes, liens and charges and other encumbrances with respect to the issue thereof and the Purchased Shares shall be fully paid and nonassessable with the holders being entitled to all rights accorded to a holder of PrivateCo Common Stock. For the avoidance of doubt, each of the October 2020 Investors shall not be issued, and have, prior to the date hereof, irrevocably waived any right to, any Series A Warrants, Series B Warrants, Series C Warrants and Purchased Shares. Assuming the accuracy of each of the representations and warranties set forth in Section 3 of this Agreement, the offer and issuance by PrivateCo of the Purchased Shares is exempt from registration under the 1933 Act.

(d) No Conflicts. Except as disclosed in Schedule 3(d), the execution, delivery and performance of the PrivateCo Transaction Documents by PrivateCo and any of the PrivateCo Subsidiaries and the consummation by PrivateCo of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Purchased Shares) will not (i) result in a violation of the PrivateCo Certificate of Incorporation (as defined below) or PrivateCo Bylaws (as defined below) or other organizational documents of PrivateCo or any of the PrivateCo Subsidiaries, any capital stock of PrivateCo or any of the PrivateCo Subsidiaries or the articles of association or bylaws of PrivateCo or any of the PrivateCo Subsidiaries or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) in any respect under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which PrivateCo or any of the PrivateCo Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including foreign, federal and state securities laws, rules and regulations) and including all applicable foreign, federal and state laws, rules and regulations applicable to PrivateCo or any of the PrivateCo Subsidiaries or by which any property or asset of PrivateCo or any of the PrivateCo Subsidiaries is bound or affected, except, in the case of clauses (ii) and (iii) above, as would not have or reasonably be expected to result in a PrivateCo Material Adverse Effect.

(e) Consents. Except as disclosed in Schedule 3(e), PrivateCo is not required to obtain any consent from, authorization or order of, or make any filing or registration with (other than the filing of a Form D with the SEC and any other filings as may be required by any state securities agencies), any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by the PrivateCo Transaction Documents, in each case, in accordance with the terms hereof or thereof. All consents, authorizations, orders, filings and registrations which PrivateCo is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the Shares Closing Date (or in the case of filings detailed above, will be made timely after the Shares Closing Date).

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(f) Acknowledgment Regarding Buyer’s Purchase of Securities. PrivateCo acknowledges and agrees that each Buyer is acting solely in the capacity of an arm’s length purchaser with respect to the PrivateCo Transaction Documents and the transactions contemplated hereby and thereby and that, prior to the purchase of Securities hereunder, no Buyer is (i) an officer or director of PrivateCo or any of the PrivateCo Subsidiaries, (ii) an “affiliate” (as defined in Rule 144) of PrivateCo or any of the PrivateCo Subsidiaries or (iii) to the knowledge of PrivateCo, a “beneficial owner” of more than 10% of the PrivateCo Common Stock (as defined for purposes of Rule 13d-3 of the 1934 Act). PrivateCo further acknowledges that no Buyer is acting as a financial advisor or fiduciary of PrivateCo or any of the PrivateCo Subsidiaries (or in any similar capacity) with respect to the PrivateCo Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by a Buyer or any of its representatives or agents in connection with the PrivateCo Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to such Buyer’s purchase of the Securities. PrivateCo further represents to each Buyer that PrivateCo’s decision to enter into the PrivateCo Transaction Documents has been based solely on the independent evaluation by PrivateCo and its representatives.

(g) No General Solicitation; Placement Agent’s Fees. Neither PrivateCo, nor any of the PrivateCo Subsidiaries or their affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Initial Purchased Shares. PrivateCo shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions (other than for Persons engaged by any Buyer or its investment advisor) relating to or arising out of the transactions contemplated hereby, including, without limitation, placement agent fees payable to the Placement Agent in connection with the sale of the Initial Purchased Shares. PrivateCo shall pay, and hold each Buyer harmless against, any liability, loss or expense (including, without limitation, attorney’s fees and out-of-pocket expenses) arising in connection with any such claim. PrivateCo acknowledges that it has engaged the Placement Agent in connection with the sale of the Securities. Other than the Placement Agent, neither PrivateCo nor any of the PrivateCo Subsidiaries has not engaged any placement agent or other agent in connection with the offer or sale of the Initial Purchased Shares.

(h) No Integrated Offering. None of PrivateCo, the PrivateCo Subsidiaries, their affiliates, nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Securities under the 1933 Act, whether through integration with prior offerings or otherwise, or cause this offering of the Initial Purchased Shares to require approval of the members of PrivateCo for purposes of the 1933 Act or any applicable member approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of PublicCo are listed or designated for quotation. None of PrivateCo, the PrivateCo Subsidiaries, their affiliates nor any Person acting on their behalf will take any action or steps that would require registration of the issuance of any of the Initial Purchased Shares under the 1933 Act or cause the offering of any of the Securities to be integrated with other offerings for purposes of any such applicable stockholder approval provisions.

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(i) Application of Takeover Protections; Rights Agreement. PrivateCo and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, interested stockholder, business combination (including, without limitation, under Section 203 of the Delaware General Corporation Law), poison pill (including, without limitation, any distribution under a rights agreement) or other similar anti-takeover provision under the PrivateCo Certificate of Incorporation, PrivateCo Bylaws or other organizational documents or the laws of the jurisdiction of its formation which is or could become applicable to any Buyer as a result of the transactions contemplated by this Agreement, including, without limitation, PrivateCo’s issuance of the Purchased Shares and any Buyer’s ownership of the Securities. PrivateCo and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any member rights plan or similar arrangement relating to accumulations of beneficial ownership of PrivateCo Common Stock or a change in control of PrivateCo or any of the PrivateCo Subsidiaries.

(j) Private Placement Memorandum; Financial Statements. PrivateCo’s private placement memorandum, attached hereto as Exhibit E (the “PPM”) does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except as set forth on Schedule 3(j), each of PrivateCo and the PrivateCo Subsidiaries has no liabilities or obligations, absolute or contingent (individually or in the aggregate), except (i) liabilities and obligations incurred after December 31, 2019, in the ordinary course of business that are not material and (ii) obligations under contracts made in the ordinary course of business that would not be required to be reflected in financial statements prepared in accordance with U.S. generally accepted accounting principles, consistently applied during the periods involved (“GAAP”). The audited financial statements included in the PPM complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements fairly present in all material respects the financial position of each of PrivateCo and the PrivateCo Subsidiaries, on a consolidated basis, at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements will be subject to normal adjustments which will not be material, either individually or in the aggregate. No other information provided by or on behalf of PrivateCo to any of the Buyers which is not included in the PPM (including, without limitation, information referred to in Section 2(d) of this Agreement or in the disclosure schedules to this Agreement) contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading.

(k) Absence of Certain Changes. Except as disclosed in Schedule 3(k)(i), since December 31, 2019, there has been no material adverse change and no material adverse development in the business, assets, liabilities, properties, operations, condition (financial or otherwise), results of operations or prospects of PrivateCo or the PrivateCo Subsidiaries. Except as disclosed in Schedule 3(k)(ii), since December 31, 2019, neither PrivateCo nor any of the PrivateCo Subsidiaries have (i) declared or paid any dividends, (ii) sold any assets, individually or in the aggregate, in excess of $100,000 outside of the ordinary course of business or (iii) had capital expenditures, individually or in the aggregate, in excess of $100,000. Neither PrivateCo nor any of the PrivateCo Subsidiaries has taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, nor does PrivateCo or any of the PrivateCo Subsidiaries have any knowledge or reason to believe that any of its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so. PrivateCo and the PrivateCo Subsidiaries, individually and on a consolidated basis, are not as of the date hereof, and, after giving effect to the transactions contemplated hereby to occur at the Shares Closing, will not be Insolvent (as defined below). For purposes of this Agreement, “Insolvent” means, with respect to any Person, (i) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total Indebtedness (as defined below), (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

(l) Conduct of Business; Regulatory Permits. Neither PrivateCo nor any of the PrivateCo Subsidiaries is in violation of any term of or in default under the PrivateCo Certificate of Incorporation, the PrivateCo Bylaws, any certificate of designations, preferences or rights of any outstanding series of preferred stock of PrivateCo or any of the PrivateCo Subsidiaries, or their organizational charter or memorandum of association or certificate of incorporation or articles of association or bylaws, respectively. Neither PrivateCo nor any of the PrivateCo Subsidiaries is in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to PrivateCo or any of the PrivateCo Subsidiaries, and neither PrivateCo nor any of the PrivateCo Subsidiaries will conduct its business in violation of any of the foregoing, except in all cases for possible violations which would not, individually or in the aggregate, reasonably be expected to have a PrivateCo Material Adverse Effect. PrivateCo and the PrivateCo Subsidiaries possess all certificates, authorizations and permits issued by the appropriate foreign, federal or state regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not have, individually or in the aggregate, a PrivateCo Material Adverse Effect, and neither PrivateCo nor any such PrivateCo Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit. Without limiting the generality of the foregoing, except as set forth in Schedule 3(l), PrivateCo has no knowledge of any facts or circumstances that would reasonably lead to delisting or suspension of the ADSs, by the Nasdaq Global Select Market (the “Principal Market”) in the foreseeable future.

(m) Transactions With Affiliates. Except as set forth in Schedule 3(m), none of the officers, directors or employees of PrivateCo or any of the PrivateCo Subsidiaries is presently a party to any transaction with PrivateCo or any of the PrivateCo Subsidiaries (other than for ordinary course services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of the PrivateCo or any of the PrivateCo Subsidiaries, any corporation, partnership, trust or other Person in which any such officer, director, or employee has a substantial interest or is an employee, officer, director, trustee or partner.

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(n) Equity Capitalization. As of the date hereof, the authorized capital stock of PrivateCo consists of (i) 10,000,000 shares of PrivateCo Common Stock, of which as of the date hereof 1,000,000 shares of PrivateCo Common Stock are issued and outstanding, no shares of PrivateCo Common Stock are reserved for issuance pursuant to PrivateCo’s stock option and purchase plans, of which no shares of PrivateCo Common Stock are subject to outstanding PrivateCo options granted under the PrivateCo stock plans and 149,655 shares of PrivateCo Common Stock are reserved for issuance pursuant to securities exercisable or exchangeable for, or convertible into, PrivateCo Common Stock and (ii) there are no authorized shares of preferred stock of PrivateCo. No PrivateCo Common Stock are held in treasury. All of such outstanding shares are duly authorized and have been, or upon issuance will be, validly issued and are fully paid and nonassessable. PrivateCo hereby represents and warrants that, effective immediately upon the Shares Closing and the issuance of Initial Purchased Shares hereunder, and immediately prior to the consummation of the Merger, (x) the October 2020 Convertible Notes issued to the October 2020 Investors shall be deemed to have been repaid concurrently with the Shares Closing, shall have no further force and effect and shall be deemed to be cancelled and (y) the October 2020 Warrants issued to the October 2020 Investors shall be deemed to have been exchanged concurrently with the Shares Closing, shall have no further force and effect and shall be deemed to be cancelled. (i) Except as disclosed in Schedule 3(n)(i), hereto, none of PrivateCo’s or any PrivateCo Subsidiary’s capital equity is subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by PrivateCo or any PrivateCo Subsidiary’s; (ii) except as disclosed in Schedule 3(n)(ii), there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital equity of PrivateCo or any of the PrivateCo Subsidiaries, or contracts, commitments, understandings or arrangements by which PrivateCo is or may become bound to issue additional capital stock of PrivateCo or any of the PrivateCo Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital equity of PrivateCo or any of the PrivateCo Subsidiaries; (iii) except as disclosed in Schedule 3(n)(iii), there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing Indebtedness of PrivateCo or any of the PrivateCo Subsidiaries or by which PrivateCo or any of the PrivateCo Subsidiaries is or may become bound; (iv) except as disclosed in Schedule 3(n)(iv), there are no financing statements securing obligations in any amounts filed in connection with PrivateCo or any of the PrivateCo Subsidiaries; (v), except as disclosed in Schedule 3(n)(v), there are no agreements or arrangements under which PrivateCo or any of the PrivateCo Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act; (vi) except as disclosed in Schedule 3(n)(vi), there are no outstanding securities or instruments of PrivateCo or any of the PrivateCo Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which PrivateCo or any of the PrivateCo Subsidiaries is or may become bound to redeem a security of PrivateCo or any of the PrivateCo Subsidiaries; (vii) except as disclosed in Schedule 3(n)(vii), there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Initial Purchased Shares; (viii) except as disclosed in Schedule 3(n)(viii), neither PrivateCo nor any of its PrivateCo Subsidiaries has any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement; and (ix) except as disclosed in Schedule 3(n)(ix), PrivateCo or any of the PrivateCo Subsidiaries have no liabilities or obligations, other than those incurred in the ordinary course of PrivateCo’s or any of the PrivateCo Subsidiary’s respective businesses and which, individually or in the aggregate, do not or could not have a PrivateCo Material Adverse Effect. True, correct and complete copies of PrivateCo’s certificate of incorporation, as in effect on the date hereof (the “PrivateCo Certificate of Incorporation”), and PrivateCo’s bylaws, as amended and as in effect on the date hereof (the “PrivateCo Bylaws”), and the terms of all securities convertible into, or exercisable or exchangeable for, PrivateCo Common Stock and the material rights of the holders thereof in respect thereto shall be provided to the Buyers on the Shares Closing Date.

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(o) Indebtedness and Other Contracts. Neither PrivateCo nor any of the PrivateCo Subsidiaries, (i) except as disclosed in Schedule 3(o)(i), has any outstanding Indebtedness (as defined below), (ii) except as disclosed in Schedule 3(o)(ii), is a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument would reasonably be expected to result in a PrivateCo Material Adverse Effect, (iii) except as disclosed in Schedule 3(o)(iii), is in violation of any term of, or in default under, any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a PrivateCo Material Adverse Effect, or (iv) except as disclosed in Schedule 3(o)(iv), is a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of PrivateCo’s officers, has or is expected to have a PrivateCo Material Adverse Effect. Schedule 3(o) provides a detailed description of the material terms of such outstanding Indebtedness. Schedule 3(o)(v) provides a list of all material contracts, agreements and instruments of PrivateCo that would be required to be filed as exhibits to a Registration Statement on Form S-1 assuming PrivateCo were to file such a registration statement on the date hereof or the Shares Closing Date, as applicable. For purposes of this Agreement (other than Section 4(bb)): (x) “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “finance leases” in accordance with GAAP) (other than trade payables entered into in the ordinary course of business consistent with past practice), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, is classified as a finance lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, claim, lien, tax, right of first refusal, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations (as defined below) in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; and (y) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, finance lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

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(p) Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of PrivateCo, threatened against or affecting PrivateCo or any of the PrivateCo Subsidiaries, the PrivateCo Common Stock or any of the PrivateCo Subsidiary’s capital stock or any of PrivateCo’s or any of the PrivateCo Subsidiary’s officers or directors, whether of a civil or criminal nature or otherwise, in their capacities as such, except as set forth in Schedule 3(p). The matters set forth in Schedule 3(p) would not reasonably be expected to have a PrivateCo Material Adverse Effect.

(q) Insurance. PrivateCo and each of the PrivateCo Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of PrivateCo believes to be prudent and customary in the businesses in which PrivateCo and the PrivateCo Subsidiaries are engaged. Neither PrivateCo nor any of the PrivateCo Subsidiaries has been refused any insurance coverage sought or applied for and neither PrivateCo nor any of the PrivateCo Subsidiaries has any reason to believe that it will be unable to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a PrivateCo Material Adverse Effect.

(r) Employee Benefits. Schedule 3(r) sets forth a complete and accurate list of all PrivateCo Benefit Plans that are an “employee pension benefit plan” within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”), whether or not such plan is subject to ERISA (each, a “PrivateCo Pension Plan”). For purposes of this Section 3(s), a “PrivateCo Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA and any employee benefit plan, program, policy, practices, or other arrangement providing compensation or benefits to any current or former employee, officer or director of PrivateCo, the PrivateCo Subsidiaries or their ERISA Affiliates or any beneficiary or dependent thereof, whether written or unwritten, that is sponsored, maintained or contributed by PrivateCo, the PrivateCo Subsidiaries or any of their ERISA Affiliates contibutes. For purposes of this Section 3(r), an entity is an “ERISA Affiliate” of PrivateCo or any PrivateCo Subsidiary if it would have ever been considered a single employer with PrivateCo or a PrivateCo Subsidiary under ERISA Section 4001(b) or Section 414(b), (c) or (m) of the Internal Revenue Code of 1986, as amended (the “Code”). Each PrivateCo Benefit Plan has been administered in all material respects in accordance with its terms all applicable laws and each of PrivateCo, the PrivateCo Subsidiaries and their ERISA Affiliates is in compliance in all material respects with all applicable provisions of ERISA and the terms of any PrivateCo Benefit Plan. No “reportable event” (as defined in Section 4043 of ERISA (other than a “reportable event” as to which the PBGC has regulation or otherwise waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event)) has occurred with respect to any PrivateCo Pension Plan; none of PrivateCo, any PrivateCo Subsidiaries or any of their ERISA Affiliates has incurred or expects to incur material liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any Pension Plan or any other “pension plan” (as defined in ERISA) or (ii) Sections 412 or 4971 of the Code; and each Pension Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification. Except for liabilities that arise solely out of, or relate solely to, an PrivateCo Benefit Plan, none of PrivateCo, the PrivateCo Subsidiaries or their ERISA Affiliates has any current or contingent liabilities (i) to any “employee benefit plan” (as defined in ERISA); (ii) under Title IV of ERISA, (iii) under Section 302 of ERISA, (iv) under Sections 412 and 4971 of the Code, (v) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, or (vi) under corresponding or similar provisions of foreign Laws or regulations. Each stock option, if any, granted by PrivateCo, any PrivateCo Subsidiaries or any of their ERISA Affiliates was granted (i) in accordance with the terms of the applicable stock option plan of such entity and (ii) with an exercise price at least equal to the fair market value of such capital stock on the date such stock option would be considered granted under GAAP and applicable law. The amount by which the actuarial present value of all accrued benefits under any PrivateCo Benefit Plan (whether or not vested) exceeds the fair market value of the assets of such PrivateCo Benefit Plan is properly accrued and reflected, in all material respects, in the PPM.

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(s) Employee Relations. Neither PrivateCo nor any of the PrivateCo Subsidiaries is a party to any collective bargaining agreement or employs any member of a union. PrivateCo and the PrivateCo Subsidiaries believe that their relations with their respective employees are good. No executive officer (as defined in Rule 501(f) promulgated under the 1933 Act) or other key employee of PrivateCo or any of the PrivateCo Subsidiaries has notified PrivateCo or any such PrivateCo Subsidiary that such officer intends to leave PrivateCo or any such PrivateCo Subsidiary or otherwise terminate such officer’s employment with PrivateCo or any such PrivateCo Subsidiary. No executive officer or other key employee of PrivateCo or any of the PrivateCo Subsidiaries is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer or other key employee (as the case may be) does not subject PrivateCo or any of the PrivateCo Subsidiaries to any liability with respect to any of the foregoing matters. PrivateCo and the PrivateCo Subsidiaries are in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a PrivateCo Material Adverse Effect. To the knowledge of PrivateCo and the PrivateCo Subsidiaries, (i) no allegations of sexual harassment have been made against any employee of PrivateCo or any of the PrivateCo Subsidiaries, and (ii) none of PrivateCo or the PrivateCo Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment or misconduct by an employee of PrivateCo or any of the PrivateCo Subsidiaries.

(t) Real Property.

(i) Schedule 3(t)(i) sets forth a complete and accurate list of all real property owned in fee (or the equivalent interest in the applicable jurisdiction) by PrivateCo and the PrivateCo Subsidiaries (the “PrivateCo Owned Real Property”). Each of PrivateCo and the PrivateCo Subsidiaries has good, valid and marketable title in fee simple to the PrivateCo Owned Real Property and to all personal property owned by it which is material to the business of PrivateCo and the PrivateCo Subsidiaries, in each case, free and clear of all liens, encumbrances and defects.

(ii) Schedule 3(t)(ii) sets forth a complete and accurate list of all leases, subleases, licenses, occupancy and other agreements (including all amendments, modifications and supplements thereof and assignments and subleases thereof) (the “PrivateCo Leases”; and each, a “PrivateCo Lease”) under which PrivateCo or the PrivateCo Subsidiaries, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property (the “PrivateCo Leased Real Property”, and together with the PrivateCo Owned Real Property, collectively, the “PrivateCo Real Property”). Each of PrivateCo and the PrivateCo Subsidiaries has a valid and enforceable leasehold estate in all PrivateCo Leased Real Property free and clear of all liens, encumbrances and defects, and (ii) no default or breach by PrivateCo or the PrivateCo Subsidiaries, nor any event with respect to PrivateCo or the PrivateCo Subsidiaries that with notice or the passage of time would result in a default or breach, has occurred under any PrivateCo Lease, nor does PrivateCo or the PrivateCo Subsidiaries have knowledge of the existence of, any default, event or circumstance that, with notice or lapse of time, or both, would constitute a default by any other contracting parties under any such PrivateCo Leased Real Property.

(iii) None of PrivateCo or the PrivateCo Subsidiaries has granted or entered into any sublease, license, option, right of first refusal or other contractual right or similar agreement to purchase, assign or dispose of the PrivateCo Real Property or to allow or grant to any third party the right to use or occupy the PrivateCo Real Property. None of PrivateCo or the PrivateCo Subsidiaries has received any written notice of assessments for public improvements against the PrivateCo Real Property or written notice or law, rule, regulation, order, judgment or decree by any governmental authority, insurance company or board of fire underwriters or other body exercising similar functions that relates to violations of building, safety or fire ordinances or regulations that would have, or would reasonably be expected to have, a PrivateCo Material Adverse Effect on the value of such PrivateCo Real Property or its use in connection with the business of the PrivateCo or the PrivateCo Subsidiaries.

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(u) Intellectual Property Rights. PrivateCo and the PrivateCo Subsidiaries owns (free and clear of all liens, encumbrances and defects) or possesses a valid license or other lawful right to use all Intellectual Property Rights (as defined below) necessary, used or held for use, to conduct its business as presently conducted and as presently proposed to be conducted. Each of the registrations or applications for registration of Intellectual Property Rights (including issued patents and applications for patent) owned or licensed to PrivateCo and the PrivateCo Subsidiaries is listed on Schedule 3(u)(i), and each item of such Intellectual Property Rights is (A) not invalid and (B) enforceable. Each of the licenses (in-bound or out-bound) of Intellectual Property Rights or other contracts (including settlement agreements) with respect to the use, ownership or enforcement of Intellectual Property Rights to which any of PrivateCo and the PrivateCo Subsidiaries is a party is listed on Schedule 3(u)(ii), each such contract is valid and enforceable against PrivateCo and the PrivateCo Subsidiaries and, to the knowledge of PrivateCo and the PrivateCo Subsidiaries, its counterparty(ies), and none of PrivateCo or the PrivateCo Subsidiaries and, to the knowledge of PrivateCo and the PrivateCo Subsidiaries, none of the counterparties to any such contract, is in default or breach thereunder or thereof. Except as set forth in Schedule 3(u)(iii), none PrivateCo and the PrivateCo Subsidiaries Intellectual Property Rights listed or required to be listed on Schedule 3(u)(i) has expired or terminated, has been abandoned or canceled, or adjudged invalid or unenforceable or are scheduled or expected to expire or terminate or are scheduled or expected to be abandoned or canceled, or adjudged invalid or unenforceable, within three (3) calendar months from the date of mutual execution of this Agreement. The conduct of the business of PrivateCo and the PrivateCo Subsidiaries as presently conducted does not infringe, misappropriate or otherwise violate or conflict with the Intellectual Property Rights of others, and in the past six (6) calendar years, no claim, action or proceeding (including in the U.S. Patent and Trademark Office, or any corresponding non-U.S. authority, or before any other governmental authority) has been made or brought alleging the foregoing. There is no claim, action or proceeding that has been made or brought in the past six (6) years by or against, being threatened by or, to the knowledge of PrivateCo and the PrivateCo Subsidiaries, being threatened against, PrivateCo and the PrivateCo Subsidiaries regarding Intellectual Property Rights, including any challenging the validity, enforceability, ownership, enforcement, patentability or registrability of such Intellectual Property Rights. To the knowledge of PrivateCo and the PrivateCo Subsidiaries, no third party is infringing, misappropriating or otherwise conflicting with its Intellectual Property Rights. None of PrivateCo or the PrivateCo Subsidiaries are aware of any facts or circumstances which would reasonably be expected to give rise to any of the foregoing infringements, misappropriations or other conflicts, or claims, actions or proceedings. Each of PrivateCo and the PrivateCo Subsidiaries has taken commercially reasonable security measures to protect the secrecy, confidentiality and value of all of its material Intellectual Property Rights, as applicable, and, to its knowledge, no unauthorized disclosure of any information comprising any Intellectual Property Rights has occurred, as applicable. All present and former employees, consultants and independent contractors of each of PrivateCo and the PrivateCo Subsidiaries that have been involved in the development of any material Intellectual Property Rights have entered into written agreements under which such Persons (A) agree to protect the trade secrets, know-how and other confidential information of PrivateCo and the PrivateCo Subsidiaries, as applicable, and (B) assign to one of PrivateCo or the PrivateCo Subsidiaries, as applicable, all right, title and interest in and to all Intellectual Property Rights created by such Person in the course of his, her or its employment or other engagement by one of PrivateCo or the PrivateCo Subsidiaries. Except as set forth on Schedule 3(u)(iv), no United States federal or state agency or any other government or governmental agency, university, research institute or other similar organization has sponsored any research by PrivateCo and the PrivateCo Subsidiaries or been involved with or otherwise sponsored any development of any Intellectual Property Rights claimed by PrivateCo or the PrivateCo Subsidiaries and that are material to the business of PrivateCo or the PrivateCo Subsidiaries as presently conducted. For purposes of this Agreement, “Intellectual Property Rights” means all intellectual property and proprietary rights, including all (i) trademarks, trade names, service marks, service names, domain names, and other designation of origin, together with all goodwill associated therewith, (ii) original works of authorship and copyrights, (iii) patents and patent applications, together with all divisionals, continuations, continuations-in-part, reissues and reexaminations thereof, including all rights to file applications for patent, (iv) trade secrets, know-how and other confidential information and (v) inventions, licenses, approvals and governmental authorizations.

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(v) IT Systems; Data Privacy and Security. The information technology and computer systems, including the software, firmware, hardware, equipment, networks, data communication lines, interfaces, databases, storage media, websites, platforms and related systems owned, licensed or leased by PrivateCo and the PrivateCo Subsidiaries (collectively, “PrivateCo IT Systems”) are sufficient for the conduct of each of the businesses of PrivateCo and the PrivateCo Subsidiaries, in all material respects, and to the knowledge of each of PrivateCo and the PrivateCo Subsidiaries, do not contain any “viruses”, “worms”, “time-bombs”, “key-locks”, or any other devices intentionally designed to disrupt or interfere with the operation of the PrivateCo IT Systems or equipment upon which the PrivateCo IT Systems operate, or the integrity of the data, information or signals PrivateCo IT Systems produce; and during the last two (2) years, there have been no material failures, breakdowns, continued substandard performance or other adverse events affecting any of PrivateCo IT Systems. Each of PrivateCo and the PrivateCo Subsidiaries has and maintains commercially reasonable business continuity and disaster recovery plans, procedures and facilities appropriate for its business and has taken commercially reasonable steps to safeguard the integrity and security of PrivateCo IT Systems, and to the knowledge of each of PrivateCo and the PrivateCo Subsidiaries, there has been no unauthorized access, or any intrusions or breaches, of the PrivateCo IT Systems during the last two (2) years. Each of PrivateCo and the PrivateCo Subsidiaries is, and during the last three (3) years has been, in compliance in all material respects with all PrivateCo Data Privacy and Security Laws applicable to it. Each of PrivateCo and the PrivateCo Subsidiaries has maintained and posted all requisite privacy notices pursuant to PrivateCo Data Privacy and Security Laws. Each of PrivateCo and the PrivateCo Subsidiaries has commercially reasonable security measures in place designed to protect all Personal Data under its control or in its possession from unauthorized use, access, modification or destruction. During the last three (3) years, none of PrivateCo nor the PrivateCo Subsidiaries has suffered any breach in security or other incident that has permitted any unauthorized access to the Personal Data under its control or possession. Each of PrivateCo and the PrivateCo Subsidiaries maintains, and has remained in compliance, in all material respects, with, a comprehensive written information security program that includes commercially reasonable administrative, physical and technical measures intended to protect the confidentiality, integrity, availability and security of Personal Data in is possession or under its control and PrivateCo IT Systems against any unauthorized control, use, access, interruption, modification or corruption and to ensure the continued, uninterrupted and error-free operation of PrivateCo IT Systems. There are no material claims, actions or proceedings against or affecting any of PrivateCo or the PrivateCo Subsidiaries pending or threatened in writing, relating to or arising under PrivateCo Data Privacy and Security Laws. None of PrivateCo nor the PrivateCo Subsidiaries has received any written notices from the Department of Justice, U.S. Department of Education, Federal Trade Commission, or the Attorney General of any state, or any equivalent foreign governmental authority, relating to possible violations of PrivateCo Data Privacy and Security Laws. For purposes of this Agreement, (i) “PrivateCo Data Privacy and Security Laws” shall mean (a) all applicable laws relating to the Processing of Personal Data or otherwise relating to privacy, data protection, data security, cyber security, breach notification or data localization, and (b) all published policies of PrivateCo and the PrivateCo Subsidiaries relating to the Processing of Personal Data or otherwise relating to privacy, data protection, data security, cyber security, breach notification or data localization; (ii) “Process” or “Processing” shall mean the collection, use, storage, processing, recording, distribution, transfer, import, export, protection, disposal or disclosure or other activity regarding or operations performed on data or information (whether electronically or in any other form or medium); and (iii) “PrivateCo Personal Data” shall mean any information that, alone or in combination with other information held by PrivateCo and the PrivateCo Subsidiaries, allows the identification of an individual, including name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, customer or account number, biometrics, IP address, geolocation data or persistent device identifier, or any other information that is otherwise considered personal information, personal data, protected health information and is regulated by applicable PrivateCo Data Privacy and Security Laws.

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(w) Environmental Laws. PrivateCo and the PrivateCo Subsidiaries (i) are in compliance with all Environmental Laws (as defined below), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) is in compliance, in all material respects, with all terms and conditions of any such permit, license or approval. Neither PrivateCo nor the PrivateCo Subsidiaries has received from any Person or governmental authority any written claim, demand, notice of violation, citation or notice of potential liability under any Environmental Law that remains pending or unresolved and, to the knowledge of each of PrivateCo and the PrivateCo Subsidiaries, no such claims, demands, citations or notices have been threatened in writing. Except as would not reasonably be expected, individually or in the aggregate, to have a material effect on the operations of the business or result in material liability of PrivateCo and the PrivateCo Subsidiaries, (i) there has been no Release (as hereinafter defined) of Hazardous Materials (as hereinafter defined) that could reasonably be expected to result in a claim or liability under any Environmental Law in, at, on or under or migrating from any real property currently or formerly owned, leased or operated by PrivateCo or the PrivateCo Subsidiaries or in, at, on or under any other property to which of PrivateCo or the PrivateCo Subsidiaries sent Hazardous Materials for treatment or disposal; (ii) neither PrivateCo nor the PrivateCo Subsidiaries is a party to any agreement or the subject of any law, rule, regulation, order, judgment or decree that requires PrivateCo or the PrivateCo Subsidiaries to conduct a remedial action with respect to Hazardous Materials or requires PrivateCo or the PrivateCo Subsidiaries to indemnify, defend or hold harmless any governmental authority or Person from or against any claim or liability under Environmental Laws; and (iii) to the knowledge of PrivateCo and the PrivateCo Subsidiaries, there are no underground storage tanks at any real property currently owned, leased or operated by PrivateCo or the PrivateCo Subsidiaries. PrivateCo and the PrivateCo Subsidiaries have made available to Buyers (i) true and correct copies of all permits, licenses and approvals maintained by PrivateCo or the PrivateCo Subsidiaries in compliance with Environmental Laws; and (ii) all material environmental reports, audits, site assessments and studies related to PrivateCo and the PrivateCo Subsidiaries, its operations and currently and formerly owned, leased and operated real property. The term “Environmental Laws” means all laws relating to pollution or protection of human health and safety, natural resources or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all laws, rules, orders, judgments, decrees, authorizations, codes, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, permits, plans or regulations issued, entered, promulgated or approved thereunder. The term “Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, dispersal, migrating, injecting, escaping, leaching, dumping, or disposing on or into the indoor or outdoor environment.

(x) Subsidiary Rights. PrivateCo or one of the PrivateCo Subsidiaries has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all capital securities of the PrivateCo Subsidiaries as owned by PrivateCo or such PrivateCo Subsidiary.

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(y) Taxes.

(i) PrivateCo and each of the PrivateCo Subsidiaries (A) has timely made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject and all such tax returns and deliverables are true, correct and complete in all material respects, (B) has timely paid all taxes which are due and payable (regardless of whether shown on a tax return) and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith, (C) has set aside on its books provisions reasonably adequate for the payment of all taxes or periods subsequent to the periods to which such returns, reports or declarations apply and (D) has complied in all material respects with all applicable legal requirements relating to the withholding and remittance of all material amounts of taxes, and all such taxes have been withheld and paid over to the appropriate governmental authority. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of PrivateCo know of no basis for any such claim. As used herein, (x) “tax” or “taxes” means any and all United States federal, state, local, or foreign income, gross receipts, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, capital stock, capital gains, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other tax imposed by any governmental authority, including any interest, penalty, indexation differentials or addition thereto and (y) “tax return” or “tax returns” means any return, declaration, report, claim for refund or information return or statement relating to Taxes filed or required to be filed with a governmental authority, including any schedule or attachment thereto, and including any amendment thereof.

(ii) No deficiency for any material amount of taxes has been asserted or assessed by any governmental authority in writing against PrivateCo or any PrivateCo Subsidiary, which deficiency has not been paid or resolved. No material audit or other proceeding by any governmental authority is currently in progress, pending or threatened in writing against PrivateCo or any PrivateCo Subsidiary with respect to any taxes due from such entities. Neither PrivateCo nor the PrivateCo Subsidiaries are currently contesting any material tax liability before any governmental authority.

(iii) There are no claims in writing by any governmental authority in a jurisdiction in which PrivateCo or any PrivateCo Subsidiary does not file tax returns that such entity is or may be subject to tax or required to file tax returns in that jurisdiction which claim has not been dismissed, closed or otherwise resolved.

(z) Internal Accounting. PrivateCo and each of the PrivateCo Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and applicable law, and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. Except as set forth in Schedule 3(z), during the twelve months prior to the date hereof neither PrivateCo nor any of the PrivateCo Subsidiaries has received any notice or correspondence from any accountant relating to any material weakness in any part of the system of internal accounting controls of PrivateCo or any of the PrivateCo Subsidiaries.

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(aa) Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between PrivateCo and an unconsolidated or other off balance sheet entity that would be reasonably likely to have a PrivateCo Material Adverse Effect.

(bb) Investment Company Status. Neither PrivateCo nor any of the PrivateCo Subsidiaries is, and upon consummation of the sale of the Securities, and for so long as any Buyer holds any Securities, will not be, an “investment company,” an affiliate of an “investment company,” a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

(cc) Reserved.

(dd) Reserved.

(ee) FDA. As to each product subject to the jurisdiction of the U.S. Food and Drug Administration (the “FDA”) under the Federal Food, Drug and Cosmetic Act, as amended, and the regulations thereunder (“FDCA”) that is manufactured, packaged, labeled, tested, distributed, sold, and/or marketed by PrivateCo or any of its PrivateCo Subsidiaries (each such product, a “Pharmaceutical Product”), such Pharmaceutical Product is being manufactured, packaged, labeled, tested, distributed, sold and/or marketed by PrivateCo in compliance with all applicable requirements under FDCA and similar laws, rules and regulations relating to registration, investigational use, premarket clearance, licensure, or application approval, good manufacturing practices, good laboratory practices, good clinical practices, product listing, quotas, labeling, advertising, record keeping and filing of reports, except where the failure to be in compliance would not have a PrivateCo Material Adverse Effect. There is no pending, completed or, to PrivateCo’s knowledge, threatened, action (including any lawsuit, arbitration, or legal or administrative or regulatory proceeding, charge, complaint, or investigation) against PrivateCo or any of its PrivateCo Subsidiaries, and none of PrivateCo or any of its PrivateCo Subsidiaries has received any notice, warning letter or other communication from the FDA or any other governmental entity, which (i) contests the premarket clearance, licensure, registration, or approval of, the uses of, the distribution of, the manufacturing or packaging of, the testing of, the sale of, or the labeling and promotion of any Pharmaceutical Product, (ii) withdraws its approval of, requests the recall, suspension, or seizure of, or withdraws or orders the withdrawal of advertising or sales promotional materials relating to, any Pharmaceutical Product, (iii) imposes a clinical hold on any clinical investigation by PrivateCo or any of its PrivateCo Subsidiaries, (iv) enjoins production at any facility of PrivateCo or any of its PrivateCo Subsidiaries, (v) enters or proposes to enter into a consent decree of permanent injunction with PrivateCo or any of its PrivateCo Subsidiaries, or (vi) otherwise alleges any violation of any laws, rules or regulations by PrivateCo or any of its PrivateCo Subsidiaries, and which, either individually or in the aggregate, would have a PrivateCo Material Adverse Effect. The properties, business and operations of PrivateCo have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of the FDA.  Except as set forth on Schedule 3(ee) or as disclosed in the PPM, PrivateCo has not been informed by the FDA that the FDA will prohibit the marketing, sale, license or use in the United States of any product proposed to be developed, produced or marketed by PrivateCo nor has PrivateCo been informed by the FDA that the FDA will not approve for marketing any product being developed or proposed to be developed by PrivateCo.

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(ff) U.S. Real Property Holding Corporation.  Neither PrivateCo nor any of the PrivateCo Subsidiaries is, or has ever been, and so long as any of the Securities are held by any of the Buyers, shall become, a U.S. real property holding corporation within the meaning of Section 897 of the Code, and PrivateCo and each PrivateCo Subsidiary shall so certify upon any Buyer’s request.

(gg) Transfer Taxes.  On the Shares Closing Date, all stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the issuance, sale and transfer of the Securities to be sold to each Buyer hereunder will be, or will have been, fully paid or provided for by PrivateCo, and all laws imposing such taxes will be or will have been complied with.

(hh) Bank Holding Company Act. Neither PrivateCo nor any of the PrivateCo Subsidiaries or affiliates is subject to the Bank Holding Company Act of 1956, as amended (the “BHCA”) and to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Neither PrivateCo nor any of the PrivateCo Subsidiaries or their affiliates owns or controls, directly or indirectly, five percent (5%) or more of the outstanding shares of any class of voting securities or twenty-five percent (25%) or more of the total equity of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve. Neither PrivateCo nor any of the PrivateCo Subsidiaries or affiliates exercises a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.

(ii) Shell Company Status. PrivateCo is not, and has never been, an issuer identified in, or subject to, Rule 144(i)(1) of the 1933 Act.

(jj) Compliance with Anti-Money Laundering Laws. The operations of PrivateCo and the PrivateCo Subsidiaries and their affiliates are and has been conducted at all times in compliance with all applicable U.S. and non-U.S. Laws, rules and regulations relating to terrorism or money laundering, including, without limitation, the Currency and Foreign Transactions Reporting Act of 1970, as amended, the U.S. Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, and the U. S. Money Laundering Control Act of 1986 (18 U.S.C. §§1956 and 1957), as amended, and any applicable law prohibiting or directed against the financing or support of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), and the rules and regulations promulgated thereunder, and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency or self-regulatory body (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving PrivateCo or the PrivateCo Subsidiaries or any of their affiliates with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of PrivateCo, the PrivateCo Subsidiaries or any of their affiliates, threatened.

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(kk) No Conflicts with Sanctions Laws. Neither PrivateCo nor any of the PrivateCo Subsidiaries, nor any owner or shareholder, director, officer, employee, agent, affiliate or other Person associated with or acting on behalf of PrivateCo, the PrivateCo Subsidiaries or their affiliates is, or is directly or indirectly, individually or in the aggregate, owned or controlled by any Person that is currently the subject or the target of any sanctions administered or enforced by the U.S. government including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Departments of State or Commerce and including, without limitation, the designation as a “Specially Designated National” or on the “Sectoral Sanctions Identifications List” (collectively, “Blocked Persons”), the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority (collectively, “Sanctions Laws”), or any Person with whom or with which a U.S. Person is prohibited from dealing under any of the Sanctions Laws; Neither PrivateCo nor any of the PrivateCo Subsidiaries, nor any director, officer, employee, agent, affiliate or other Person associated with or acting on behalf of PrivateCo, the PrivateCo Subsidiaries or their affiliates, is located, organized, resident or doing business in a country or territory that is the subject or target of a comprehensive embargo or Sanctions Laws prohibiting dealings with the country or territory, which as of the date hereof, include, without limitation, Crimea, Cuba, Iran, North Korea, and Syria (each, a “Sanctioned Country”); PrivateCo and the PrivateCo Subsidiaries are in compliance with all Sanctions Laws; PrivateCo and the PrivateCo Subsidiaries maintain in effect and enforces policies and procedures designed to ensure compliance by PrivateCo and the PrivateCo Subsidiaries with applicable Sanctions Laws; none of PrivateCo nor the PrivateCo Subsidiaries, nor any director, officer, employee, agent, affiliate or other Person associated with or acting on behalf of PrivateCo, the PrivateCo Subsidiaries or their affiliates, acting in any capacity in connection with the operations of PrivateCo, the PrivateCo Subsidiaries or their affiliates, conducts any business with or for the benefit of any Blocked Person or engages in making or receiving any contribution of funds, goods or services to, from or for the benefit of any Blocked Person, or deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked or subject to blocking pursuant to any applicable Sanctions Laws; no action of PrivateCo, the PrivateCo Subsidiaries or their affiliates in connection with (i) the execution, delivery and performance of this Agreement and the other PrivateCo Transaction Documents, (ii) the issuance and sale of the Securities, or (iii) the direct or indirect use of proceeds from the Securities or the consummation of any other transaction contemplated hereby or by the other PrivateCo Transaction Documents or the fulfillment of the terms hereof or thereof, will result in the proceeds of the transactions contemplated hereby and by the other PrivateCo Transaction Documents being used, or loaned, contributed or otherwise made available, directly or indirectly, to any PrivateCo Subsidiary, joint venture partner or other Person, for the purpose of (i) unlawfully funding or facilitating any activities of or business with any Person that, at the time of such funding or facilitation, is the subject or target of Sanctions Laws, (ii) unlawfully funding or facilitating any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions Laws. For the past five (5) years, each of PrivateCo, the PrivateCo Subsidiaries and their affiliates has not knowingly engaged in and is not now knowingly engaged in any dealings or transactions with any Person that at the time of the dealing or transaction is or was the subject or the target of Sanctions Laws or with any Sanctioned Country.

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(ll) Anti-Bribery. None of PrivateCo, the PrivateCo Subsidiaries or their affiliates nor anyone acting on their behalf have made any contribution or other payment to any official of, or candidate for, any federal, state or foreign office in violation of any law. None of PrivateCo, the PrivateCo Subsidiaries or their affiliates, nor any owner or shareholder, director, officer, agent, employee or other Person associated with or acting on behalf of PrivateCo, the PrivateCo Subsidiaries or their affiliates, has (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee, to any employee or agent of a private entity with which any of PrivateCo, the PrivateCo Subsidiaries or their affiliates does or seeks to do business or to foreign or domestic political parties or campaigns, (iii) violated or is in violation of any provision of any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any applicable provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.K. Bribery Act 2010, or any other similar law of any other jurisdiction in which any of PrivateCo, the PrivateCo or their affiliates operates its business, including, in each case, the rules and regulations thereunder (collectively, the “Anti-Bribery Laws”), (iv) taken, is currently taking or will take any action in furtherance of an offer, payment, gift or anything else of value, directly or indirectly, to any Person while knowing that all or some portion of the money or value will be offered, given or promised to anyone to improperly influence official action, to obtain or retain business or otherwise to secure any improper advantage or (v) otherwise made any offer, bribe, rebate, payoff, influence payment, unlawful kickback or other unlawful payment; Each of PrivateCo, the PrivateCo Subsidiaries and their affiliates has instituted and has maintained, and will continue to maintain, policies and procedures reasonably designed to promote and achieve compliance with the Anti-Bribery Laws and with this representation and warranty; none of PrivateCo, the PrivateCo Subsidiaries or their affiliates will directly or indirectly use the proceeds of the convertible securities or lend, contribute or otherwise make available such proceeds to any subsidiary, affiliate, joint venture partner or other Person for the purpose of financing or facilitating any activity that would violate the Anti-Bribery Laws; there are, and have been, no allegations, investigations or inquiries with regard to a potential violation of any Anti-Bribery Laws by PrivateCo, the PrivateCo Subsidiaries or their affiliates, or any of their respective current or former directors, officers, employees, owners, shareholders, stockholders, representatives, agents or other Persons acting or purporting to act on their behalf.

(mm) No Additional Agreements. Neither PrivateCo nor any of the PrivateCo Subsidiaries have any agreement or understanding with any Buyer with respect to the transactions contemplated by the PrivateCo Transaction Documents other than as specified in the PrivateCo Transaction Documents.

(nn) Disclosure. Except for discussions specifically regarding the offer and sale of the Securities and any information provided by PrivateCo to Buyers in connection therewith, PrivateCo confirms that neither it nor any other Person acting on its behalf has provided any of the Buyers or their agents or counsel with any information that constitutes or could reasonably be expected to constitute material, non-public information concerning PrivateCo, any of the PrivateCo Subsidiaries, PublicCo or any of the PublicCo Subsidiaries (as defined below), other than the existence of the transactions contemplated by this Agreement and the other Transaction Documents. PrivateCo understands and confirms that each of the Buyers will rely on the foregoing representations in effecting transactions in securities of PrivateCo and PublicCo. All disclosure provided to the Buyers regarding PrivateCo or any of the PrivateCo Subsidiaries, their business and the transactions contemplated hereby, including the schedules to this Agreement, furnished by or on behalf of PrivateCo is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. All of the written information furnished after the date hereof by or on behalf of PrivateCo to you pursuant to or in connection with this Agreement and the other PrivateCo Transaction Documents, taken as a whole, will be true and correct in all material respects as of the date on which such information is so provided and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Each press release, if any, issued by PrivateCo or any of the PrivateCo Subsidiaries during the twelve (12) months preceding the date of this Agreement did not at the time of release contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No event or circumstance has occurred or information exists with respect to PrivateCo or any of the PrivateCo Subsidiaries or its or their business, properties, liabilities, prospects, operations (including results thereof) or conditions (financial or otherwise), which, under applicable law, rule or regulation, requires public disclosure at or before the date hereof or announcement by PrivateCo but which has not been so publicly disclosed. PrivateCo acknowledges and agrees that no Buyer makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 2.

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(oo) Stock Option Plans. Each stock option granted by PrivateCo was granted (i) in accordance with the terms of the applicable PrivateCo stock plan and (ii) with an exercise price at least equal to the fair market value of the PrivateCo Common Stock on the date such stock option would be considered granted under GAAP and applicable law. No membership interest option granted under PrivateCo’s stock option plan has been backdated. PrivateCo has not knowingly granted, and there is no and has been no PrivateCo policy or practice to knowingly grant, stock options prior to, or otherwise knowingly coordinate the grant of stock options with, the release or other public announcement of material information regarding PrivateCo or the PrivateCo Subsidiaries or their financial results or prospects.

(pp) No Disagreements with Accountants and Lawyers. There are no material disagreements of any kind presently existing, or reasonably anticipated by PrivateCo to arise, between PrivateCo and the accountants and lawyers formerly or presently employed by PrivateCo and PrivateCo is current with respect to any fees owed to its accountants and lawyers which could affect PrivateCo’s ability to perform any of its obligations under any of the PrivateCo Transaction Documents.

(qq) No Disqualification Events. With respect to Securities to be offered and sold hereunder in reliance on Rule 506(b) of Regulation D (“Regulation D Securities”), none of PrivateCo, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of PrivateCo participating in the offering hereunder, any beneficial owner of 20% or more of PrivateCo’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the 1933 Act) connected with PrivateCo in any capacity at the time of sale (each, an “PrivateCo Covered Person” and, together, “PrivateCo Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the 1933 Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). PrivateCo has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. PrivateCo has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Buyers a copy of any disclosures provided thereunder.

(rr) Other Covered Persons. PrivateCo is not aware of any Person (other than the Placement Agent) that has been or will be paid (directly or indirectly) remuneration for solicitation of Buyers or potential purchasers in connection with the sale of any Regulation D Securities.

(ss) Notice of Disqualification Events. PrivateCo will notify the Buyers and the Placement Agent in writing, prior to the Shares Closing Date of (i) any Disqualification Event relating to any PrivateCo Covered Person and (ii) any event that would, with the passage of time, become a Disqualification Event relating to any PrivateCo Covered Person.

(tt) Lock-Up Parties. Each Person identified on Schedule 3(tt) (which includes all directors and officers immediately following the consummation of the Merger) have entered into a Lock-Up Agreement.

(uu) COVID-19. Since December 31, 2019, there has not occurred, directly or indirectly as a result of, with respect to or in connection with SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks, any material disruption in, or material negative impact on, PrivateCo or any of the PrivateCo Subsidiaries’ business or business operations, whether in the near, medium or long term or of short, medium or long duration, including as a result of, with respect to or in connection with: (a) any temporary or permanent whole or partial loss of customer(s), supplier(s), service provider(s), systems or technology provider(s), or infrastructure; (b) any temporary or permanent whole or partial loss of access to, or the services of, facilities (including offices or co-location facilities), employees, independent contractors or consultants, technology or networks, utilities, services and repair or other resources; (c) any excessive or unusual costs, expenses, fees, rates, royalties or charges of any nature, including with respect to compensation of employees, independent contractors or consultants or costs of employee benefits or insurance (including health insurance and business interruption or similar insurance); (d) any delay in the payment or performance of obligations by third Persons, regardless of whether caused or allegedly caused by force majeure or a similar concept or otherwise; (e) any cause similar to any of the forgoing; or (f) any combination of the forgoing.

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4. REPRESENTATIONS AND WARRANTIES OF PUBLICCO.

PublicCo represents and warrants to each of the Buyers that, as of the date hereof and as of the Shares Closing Date:

(a) Organization and Qualification. Each of PublicCo and each of its “PublicCo Subsidiaries” (which for purposes of this Agreement means any entity in which PublicCo, directly or indirectly, owns any of the capital stock or holds an equity or similar interest) (the PublicCo Subsidiaries, together with the PrivateCo Subsidiaries, the “Subsidiaries”) are entities duly organized and validly existing and in good standing under the laws of the jurisdiction in which they are formed, and have the requisite power and authorization to own their properties and to carry on their business as now being conducted and as presently proposed to be conducted. Each of PublicCo and each of the PublicCo Subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a PublicCo Material Adverse Effect. As used in this Agreement, “PublicCo Material Adverse Effect” means any material adverse effect on the business, properties, assets, liabilities, operations, results of operations, condition (financial or otherwise) or prospects of PublicCo and the PublicCo Subsidiaries, individually or taken as a whole, or on the transactions contemplated hereby or on the other PublicCo Transaction Documents (as defined below) or by the agreements and instruments to be entered into in connection herewith or therewith, or on the authority or ability of PublicCo to perform any of its obligations under any of the PublicCo Transaction Documents (as defined below). PublicCo has no PublicCo Subsidiaries except as set forth in Schedule 4(a). The outstanding shares of capital stock of each of the PublicCo Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and are owned by PublicCo or another PublicCo Subsidiary free and clear of all liens, encumbrances and equities and claims; and no options, warrants or other rights to purchase, agreements or other obligations to issue or other rights to convert any obligations into shares of capital stock or ownership interests in the PublicCo Subsidiaries are outstanding. Notwithstanding the foregoing, it is hereby clarified that upon the Effective Time of the Merger, as defined in the Merger Agreement, PublicCo shall have transferred all of the shares of Cellect Biotherapeutics Ltd. which shall own (a) all of PublicCo’s and PublicCo Subsidiaries’ technology and Intellectual Property, existing prior to the Effective Time, and (b) the PublicCo cash reserves immediately prior to the Effective Time, as set forth in the Merger Agreement, and that all of the representations and warranties set forth in Section 4 are qualified as of the Effective Time of the Merger by such transfer of shares. It is hereby clarified that following such sale of shares of Cellect Biotherapeutics Ltd. it shall cease to be deemed a PublicCo Subsidiary.

(b) Authorization; Enforcement; Validity. PublicCo has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Warrants, the Registration Rights Agreement, the Securities Escrow Agreement, the Irrevocable Transfer Agent Instructions (as defined in Section 6(b)), the Lock-Up Agreements, the Leak-Out Agreements and each of the other agreements entered into by PublicCo in connection with the transactions contemplated by this Agreement (collectively, the “PublicCo Transaction Documents” and, together with the PrivateCo Transaction Documents, the “Transaction Documents”) and to issue the Warrants and the Warrant Shares in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the other PublicCo Transaction Documents by PublicCo and the consummation by PublicCo of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Warrants and the reservation for issuance and the issuance of the Warrant Shares issuable upon exercise of the Warrants have been duly authorized by PublicCo’s Board of Directors and (other than the filing with the SEC of one or more Registration Statements (as defined in the Registration Rights Agreement) in accordance with the requirements of the Registration Rights Agreement, a Form D with the SEC, a Form F-4 relating to the Merger and any other filings as may be required by any state securities agencies) no further filing, consent or authorization is required by PublicCo, its Board of Directors or its stockholders (other than, as of the date hereof, stockholder consent related to items in the Form F-4). This Agreement and the other PublicCo Transaction Documents have been duly executed and delivered by PublicCo, and constitute the legal, valid and binding obligations of PublicCo, enforceable against PublicCo in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

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(c) Issuance of Securities. The issuance of the Warrants are duly authorized and, upon issuance in accordance with the terms of the PublicCo Transaction Documents, the Warrants shall be validly issued and free from all preemptive or similar rights (except for those which have been validly waived prior to the date hereof), taxes, liens and charges and other encumbrances with respect to the issue thereof. As of the Shares Closing Date, a number of PublicCo Ordinary Shares shall have been duly authorized and reserved for issuance which equals (i) until the Final Reset Date, the sum of (w) the number of Series A Warrant Shares issued and issuable pursuant to the Series A Warrants assuming that the Maximum Eligibility Number (as defined in the Series A Warrants) equals 400% of the Exchanged Shares issued in exchange for the Initial Purchased Shares issued to the Buyers on the Shares Closing Date and assuming that the Series C Warrant has been exercised in full by paying the Aggregate Exercise Price (as defined in the Series C Warrants) in cash without giving effect to any limitation on exercise set forth therein), (x) the number of Series B Warrant Shares issued and issuable pursuant to the Series B Warrants assuming that the Maximum Eligibility Number (as defined in the Series B Warrants) equals 400% of the Exchanged Shares issued in exchange for the Initial Purchased Shares issued to the Buyers on the Shares Closing Date and assuming that the Series C Warrant has been exercised in full by paying the Aggregate Exercise Price in cash without giving effect to any limitation on exercise set forth therein), (y) the number of Series C Warrant Shares issued and issuable pursuant to the Series C Warrants assuming that the Maximum Eligibility Number (as defined in the Series C Warrants) equals 223.52% of the Exchanged Shares issued in exchange for the Initial Purchased Shares issued to the Buyers on the Shares Closing Date and (z) the number of Exchange Warrant Shares (as defined below) issued and issuable pursuant to the Exchange Warrants equal to the quotient obtained by dividing (x) the Principal (as defined in the Notes) amounts of all Notes issued pursuant to the Bridge Securities Purchase Agreement, by (y) the lower of (1) the Initial Exercise Price (as defined in the Exchange Warrants) (as adjusted for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, reverse stock splits, changes to the ratio of Ordinary Shares per ADS or other similar events occurring after the date of the Bridge Securities Purchase Agreement) and (2)  25% of the Closing Per Share Price and (ii) from and after the Final Reset Date, the sum of (w) the maximum number of Series A Warrant Shares issued and issuable upon exercise of the Series A Warrants and assuming that the Series C Warrants have been exercised in full by paying the Aggregate Exercise Price in cash (without giving effect to any limitation on exercise set forth therein), (x) the maximum number of Series B Warrant Shares issued and issuable upon exercise of the Series B Warrants and assuming that the Series C Warrants have been exercised in full by paying the Aggregate Exercise Price in cash (without giving effect to any limitation on exercise set forth therein), (y) the maximum number of Series C Warrant Shares issued and issuable upon exercise of the Series C Warrants (without giving effect to any limitation on exercise set forth therein) and (z) the maximum number of Exchange Warrant Shares issued and issuable upon exercise of the Exchange Warrants (without giving effect to any limitation on exercise set forth therein) (the foregoing clauses (i) and (ii), as applicable, the “Required Reserve Amount”) (as adjusted for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, reverse stock splits, changes to the ratio of Ordinary Shares per ADS or other similar events occurring after the date hereof). Upon exercise of the Warrants in accordance with the Warrants, the Warrant Shares when issued will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights, taxes, liens, charges and other encumbrances with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of ADSs, including, without limitation, under the Deposit Agreement (as defined in Section 5(w)) and if any holder elects to convert the Purchased Shares or Warrant Shares into PublicCo Ordinary Shares, such holder will be entitled to all rights accorded to a holder of PublicCo Ordinary Shares. Assuming the accuracy of each of the representations and warranties set forth in Section 2 of this Agreement, the offer and issuance by PublicCo of the Warrants and the Warrant Shares is exempt from registration under the 1933 Act.

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(d) No Conflicts. Except as disclosed in Schedule 4(d), the execution, delivery and performance of the PublicCo Transaction Documents by PublicCo and the consummation by PublicCo of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Warrants and reservation for issuance and issuance of the Warrant Shares) will not (i) result in a violation of the PublicCo Articles of Association (as defined below) or other organizational documents of PublicCo or any of the PublicCo Subsidiaries, any capital stock of PublicCo or any of the PublicCo Subsidiaries or the articles of association or bylaws of PublicCo or any of the PublicCo Subsidiaries or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) in any respect under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which PublicCo or any of the PublicCo Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including foreign, federal and state securities laws and regulations and the rules and regulations of the Principal Market and including all applicable foreign, federal, state laws, rules and regulations) applicable to PublicCo or any of the PublicCo Subsidiaries or by which any property or asset of PublicCo or any of the PublicCo Subsidiaries is bound or affected; except, in the case of clauses (ii) and (iii) above, as would not have or reasonably be expected to result in a PublicCo Material Adverse Effect.

(e) Consents. Except as disclosed in Schedule 4(e), other than from PrivateCo pursuant to that certain Agreement and Plan of Merger by and among PublicCo, CellMSC, Inc., a Delaware corporation and wholly owned subsidiary of PublicCo, and PrivateCo, dated as of March 24, 2021 (the “Merger Agreement”) and approval of the Principal Market to list additional shares on the Principal Market (in each case, as of the date hereof), PublicCo is not required to obtain any consent from, authorization or order of, or make any filing or registration with (other than the filing with the SEC of one or more Registration Statements in accordance with the requirements of the Registration Rights Agreement, a Form D with the SEC, a Form F-4 relating to the Merger and any other filings as may be required by any state securities agencies), any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by the PublicCo Transaction Documents, in each case, in accordance with the terms hereof or thereof. All consents, authorizations, orders, filings and registrations which PublicCo is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the Shares Closing Date (or in the case of filings detailed above, will be made timely after the Shares Closing Date), and PublicCo is unaware of any facts or circumstances which might prevent PublicCo from obtaining or effecting any of the registration, application or filings contemplated by the PublicCo Transaction Documents. Except as disclosed in Schedule 4(e) or as disclosed in the SEC Documents (as defined below), PublicCo is not in violation of the listing requirements of the Principal Market and has no knowledge of any facts or circumstances which would reasonably lead to delisting or suspension of the ADSs in the foreseeable future. The issuance by PublicCo of the Warrants and Warrant Shares shall not have the effect of delisting or suspending the ADSs from the Principal Market.

(f) Acknowledgment Regarding Buyer’s Purchase of Securities. PublicCo acknowledges and agrees that each Buyer is acting solely in the capacity of an arm’s length purchaser with respect to the PublicCo Transaction Documents and the transactions contemplated hereby and thereby and that no Buyer is (i) an officer or director of PublicCo or any of the PublicCo Subsidiaries, (ii) an “affiliate” (as defined in Rule 144) of PublicCo or any of the PublicCo Subsidiaries or (iii) to the knowledge of PublicCo, a “beneficial owner” of more than 10% of the PublicCo Ordinary Shares (as defined for purposes of Rule 13d-3 of the 1934 Act). PublicCo further acknowledges that no Buyer is acting as a financial advisor or fiduciary of PublicCo or any of the PublicCo Subsidiaries (or in any similar capacity) with respect to the PublicCo Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by a Buyer or any of its representatives or agents in connection with the PublicCo Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to such Buyer’s purchase of the Securities. PublicCo further represents to each Buyer that PublicCo’s decision to enter into the PublicCo Transaction Documents has been based solely on the independent evaluation by PublicCo and its representatives.

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(g) No General Solicitation. Neither PublicCo, nor any of the PublicCo Subsidiaries or their affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities.

(h) No Integrated Offering. None of PublicCo, the PublicCo Subsidiaries their affiliates, nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Securities under the 1933 Act, whether through integration with prior offerings or otherwise, or cause this offering of the Securities to require approval of stockholders of PublicCo for purposes of the 1933 Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of PublicCo are listed or designated for quotation. None of PublicCo, the PublicCo Subsidiaries, their affiliates nor any Person acting on their behalf will take any action or steps that would require registration of the issuance of any of the Securities under the 1933 Act (other than the Warrant Shares) or cause the offering of any of the Securities to be integrated with other offerings for purposes of any such applicable stockholder approval provisions.

(i) Application of Takeover Protections; Rights Agreement. PublicCo and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, interested stockholder, business combination, poison pill (including, without limitation, any distribution under a rights agreement) or other similar anti-takeover provision under the Articles of Association of PublicCo, as amended and as in effect on the date hereof (the “PublicCo Articles of Association”) or other organizational documents or the laws of the jurisdiction of its formation which is or could become applicable to any Buyer as a result of the transactions contemplated by this Agreement, including, without limitation, PublicCo’s issuance of the Securities and any Buyer’s ownership of the Securities. PublicCo and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of PublicCo Ordinary Shares or ADSs or a change in control of PublicCo or any of the PublicCo Subsidiaries.

(j) SEC Documents; Financial Statements. Except as disclosed in Schedule 4(j), during the two (2) years prior to the date hereof, PublicCo has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof or prior to the Shares Closing Date, and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). PublicCo has delivered to the Buyers or their respective representatives true, correct and complete copies of the SEC Documents not available on the EDGAR system. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act applicable to PublicCo and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except as set forth on Schedule 4(j), each of PublicCo and the PublicCo Subsidiaries has no liabilities or obligations, absolute or contingent (individually or in the aggregate), except (i) liabilities and obligations incurred after December 31, 2019 in the ordinary course of business that are not material and (ii) obligations under contracts made in the ordinary course of business that would not be required to be reflected in financial statements prepared in accordance with the International Financial Reporting Standards, consistently applied during the periods involved (“IFRS”). As of their respective filing dates, the financial statements of PublicCo included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The financial statements of PublicCo comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with IFRS (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of each of PublicCo and the PublicCo Subsidiaries, on a consolidated basis, as of the dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements will be subject to normal audit adjustments which will not be material, either individually or in the aggregate. No other information provided by or on behalf of PublicCo to any of the Buyers which is not included in the SEC Documents (including, without limitation, information referred to in Section 2(d) of this Agreement or in the disclosure schedules to this Agreement) contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading.

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(k) No Undisclosed Events, Liabilities, Developments or Circumstances. Other than the transactions contemplated hereunder and under the Merger Agreement, no event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to PublicCo, the PublicCo Subsidiaries or their respective business, properties, prospects, operations or financial condition, that would be required to be disclosed by PublicCo under applicable securities laws on a registration statement on Form F-1 filed with the SEC relating to an issuance and sale by PublicCo of its PublicCo Ordinary Shares or ADSs and which has not been publicly announced. PublicCo and the PublicCo Subsidiaries, individually and on a consolidated basis, are not as of the date hereof, and, after giving effect to the transactions contemplated hereby to occur at the Shares Closing, will not be Insolvent.

(l) Regulatory Permits. PublicCo and each of the PublicCo Subsidiaries possess all certificates, authorizations and permits issued by the appropriate foreign, federal or state regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not have, individually or in the aggregate, a PublicCo Material Adverse Effect, and neither PublicCo nor any such PublicCo Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

(m) Sarbanes-Oxley Act; Internal Accounting Controls. PublicCo is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002, as amended, that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof. PublicCo and each of the PublicCo Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and applicable law, and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. PublicCo maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the 1934 Act) that are effective in ensuring that information required to be disclosed by PublicCo in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by PublicCo in the reports that it files or submits under the 1934 Act is accumulated and communicated to PublicCo’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure. Except as set forth in Schedule 4(m), during the twelve months prior to the date hereof neither PublicCo nor any of the PublicCo Subsidiaries has received any notice or correspondence from any accountant relating to any material weakness in any part of the system of internal accounting controls of PublicCo or any of the PublicCo Subsidiaries.

(n) Transactions With Affiliates and Employees. Except as set forth in Schedule 4(n), none of the officers, directors or employees of PublicCo or any of the PublicCo Subsidiaries is presently a party to any transaction with PublicCo or any of the PublicCo Subsidiaries (other than for ordinary course services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of PublicCo or any of the PublicCo Subsidiaries, any corporation, partnership, trust or other Person in which any such officer, director, or employee has a substantial interest or is an employee, officer, director, trustee or partner.

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(o) Equity Capitalization. As of the date hereof, the authorized capital stock of PublicCo consists of 1,000,000,000 PublicCo Ordinary Shares, of which as of the date hereof, 390,949,079 are issued and outstanding, 58,600,000 shares are reserved for issuance pursuant to PublicCo’s stock option and purchase plans, of which 44,895,227 shares are subject to outstanding PublicCo options granted under the PublicCo stock plans and none are subject to outstanding PublicCo restricted stock units, and 69,472,680 shares are reserved for issuance pursuant to securities (other than the aforementioned options) exercisable or exchangeable for, or convertible into, PublicCo Ordinary Shares. No PublicCo Ordinary Shares are held in treasury. All of such outstanding shares are duly authorized and have been, or upon issuance will be, validly issued and are fully paid and nonassessable. 14,436,580 shares (144,365 ADS) of PublicCo’s issued and outstanding PublicCo Ordinary Shares on the date hereof are as of the date hereof owned by Persons who are “affiliates” (as defined in Rule 405 of the 1933 Act) of PublicCo or any of the PublicCo Subsidiaries. (i) Except as disclosed in Schedule 4(o)(i), hereto, none of PublicCo’s or any PublicCo Subsidiary’s capital stock is subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by PublicCo or any PublicCo Subsidiary; (ii) except as disclosed in Schedule 4(o)(ii), there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of PublicCo or any of the PublicCo Subsidiaries, or contracts, commitments, understandings or arrangements by which PublicCo or any of the PublicCo Subsidiaries is or may become bound to issue additional capital stock of PublicCo or any of the PublicCo Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of PublicCo or any of the PublicCo Subsidiaries; (iii) except as disclosed in Schedule 4(o)(iii), there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing Indebtedness of PublicCo or any of the PublicCo Subsidiaries or by which PublicCo or any of the PublicCo Subsidiaries is or may become bound; (iv) except as disclosed in Schedule 4(o)(iv), there are no financing statements securing obligations in any amounts filed in connection with PublicCo or any of the PublicCo Subsidiaries; (v), except as disclosed in Schedule 4(o)(v), there are no agreements or arrangements (other than pursuant to the Registration Rights Agreement) under which PublicCo or any of the PublicCo Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act; (vi) except as disclosed in Schedule 4(o)(vi), there are no outstanding securities or instruments of PublicCo or any of the PublicCo Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which PublicCo or any of the PublicCo Subsidiaries is or may become bound to redeem a security of PublicCo or any of the PublicCo Subsidiaries; (vii) except as disclosed in Schedule 4(o)(vii), there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities; (viii) except as disclosed in Schedule 4(o)(viii), neither PublicCo nor any PublicCo Subsidiary has any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement; (ix) except as disclosed in Schedule 4(o)(ix), no directors and officers of PublicCo own any PublicCo Ordinary Shares, ADSs or Common Stock Equivalents (as defined below); and (x) neither PublicCo nor any of the PublicCo Subsidiaries have any liabilities or obligations required to be disclosed in the SEC Documents which are not so disclosed in the SEC Documents, other than those incurred in the ordinary course of PublicCo’s or the PublicCo Subsidiaries’ respective businesses and which, individually or in the aggregate, do not or could not have a PublicCo Material Adverse Effect. True, correct and complete copies of the PublicCo Articles of Association, and the terms of all securities convertible into, or exercisable or exchangeable for, PublicCo Ordinary Shares and the material rights of the holders thereof in respect thereto have heretofore been filed as part of the SEC Documents.

(p) Compliance. Neither PublicCo nor any PublicCo Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by PublicCo or any PublicCo Subsidiary under), nor has PublicCo or any PublicCo Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree, or order of any court, arbitrator or other governmental authority or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as would not have or reasonably be expected to result in a PublicCo Material Adverse Effect.

(q) Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by the Principal Market, any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of PublicCo, threatened against or affecting PublicCo or any of the PublicCo Subsidiaries, the PublicCo Ordinary Shares or ADSs or any of the PublicCo Subsidiary’s capital stock or any of PublicCo’s or any of the PublicCo Subsidiaries’ officers or directors, whether of a civil or criminal nature or otherwise, in their capacities as such, except as set forth in Schedule 4(q). The matters set forth in Schedule 4(q) would not reasonably be expected to have a PublicCo Material Adverse Effect.

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(r) Insurance. PublicCo and any of the PublicCo Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of PublicCo believes to be prudent and customary in the businesses in which PublicCo and the PublicCo Subsidiaries are engaged. Neither PublicCo nor any such PublicCo Subsidiary has been refused any insurance coverage sought or applied for and neither PublicCo nor any such PublicCo Subsidiary has any reason to believe that it will be unable to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a PublicCo Material Adverse Effect.

(s) Employee Benefits. Schedule 4(s) sets forth a complete and accurate list of all PublicCo Benefit Plans that are an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, whether or not such plan is subject to ERISA (each, a “PublicCo Pension Plan”). For purposes of this Section 4(s), a “PublicCo Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA and any employee benefit plan, program, policy, practices, or other arrangement providing compensation or benefits to any current or former employee, officer or director of PublicCo, the PublicCo Subsidiaries or their ERISA Affiliates or any beneficiary or dependent thereof, whether written or unwritten, that is sponsored, maintained or contributed by PublicCo, the PublicCo Subsidiaries or their ERISA Affiliates contributes. For purposes of this Section 4(s), an entity is an “ERISA Affiliate” of PublicCo or any PublicCo Subsidiary if it would have ever been considered a single employer with PublicCo or a PublicCo Subsidiary under ERISA Section 4001(b) or Section 414(b), (c) or (m) of the Code. Each PublicCo Benefit Plan has been administered in all material respects in accordance with its terms all applicable laws and each of PublicCo, the PublicCo Subsidiaries and their ERISA Affiliates is in compliance in all material respects with all applicable provisions of ERISA and the terms of any PublicCo Benefit Plan. No “reportable event” (as defined in Section 4043 of ERISA (other than a “reportable event” as to which the PBGC has regulation or otherwise waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event)) has occurred with respect to any PublicCo Pension Plan; none of PublicCo, any PublicCo Subsidiaries or any of their ERISA Affiliates has incurred or expects to incur material liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any Pension Plan or any other “pension plan” (as defined in ERISA) or (ii) Sections 412 or 4971 of the Code; and each Pension Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification. Except for liabilities that arise solely out of, or relate solely to, an PublicCo Benefit Plan, none of PublicCo, the PublicCo Subsidiaries or their ERISA Affiliates has any material current or contingent liabilities (i) to any “employee benefit plan” (as defined in ERISA); (ii) under Title IV of ERISA, (iii) under Section 302 of ERISA, (iv) under Sections 412 and 4971 of the Code, (v) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, or (vi) under corresponding or similar provisions of foreign Laws or regulations. Each stock option, if any, granted PublicCo, the PublicCo Subsidiaries or any of their ERISA Affiliates was granted (i) in accordance with the terms of the applicable stock option plan of such entity and (ii) with an exercise price at least equal to the fair market value of such capital stock on the date such stock option would be considered granted under GAAP and applicable law. The amount by which the actuarial present value of all accrued benefits under any PublicCo Benefit Plan (whether or not vested) exceeds the fair market value of the assets of such PublicCo Benefit Plan is properly accrued and reflected, in all material respects, in the SEC Documents.

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(t) Employee Relations. Neither PublicCo nor any of the PublicCo Subsidiaries is a party to any collective bargaining agreement or employs any member of a union. PublicCo and the PublicCo Subsidiaries believe that their relations with their respective employees are good. No executive officer (as defined in Rule 501(f) promulgated under the 1933 Act) or other key employee of PublicCo or any of the PublicCo Subsidiaries has notified PublicCo or any such PublicCo Subsidiary that such officer intends to leave PublicCo or any such PublicCo Subsidiary or otherwise terminate such officer’s employment with PublicCo or any such PublicCo Subsidiary. No executive officer or other key employee of PublicCo or any of the PublicCo Subsidiaries is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer or other key employee (as the case may be) does not subject PublicCo or any of the PublicCo Subsidiaries to any liability with respect to any of the foregoing matters. PublicCo and the PublicCo Subsidiaries are in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a PublicCo Material Adverse Effect. To the knowledge of PublicCo and the PublicCo Subsidiaries, (i) no allegations of sexual harassment have been made against any employee of PublicCo or any of the PublicCo Subsidiaries, and (ii) none of PublicCo or the PublicCo Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment or misconduct by an employee of PublicCo or any of the PublicCo Subsidiaries.

(u) Real Property.

(i) Schedule 4(u)(i) sets forth a complete and accurate list of all real property owned in fee (or the equivalent interest in the applicable jurisdiction) by PublicCo and the PublicCo Subsidiaries (the “PublicCo Owned Real Property”). Each of PublicCo and the PublicCo Subsidiaries has good, valid and marketable title in fee simple to the PublicCo Owned Real Property and to all personal property owned by it which is material to the business of PublicCo and the PublicCo Subsidiaries, in each case, free and clear of all liens, encumbrances and defects.

(ii) Schedule 4(u)(ii) sets forth a complete and accurate list of all leases, subleases, licenses, occupancy and other agreements (including all amendments, modifications and supplements thereof and assignments and subleases thereof) (the “PublicCo Leases”; and each, a “PublicCo Lease”) under which PublicCo or the PublicCo Subsidiaries, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property (the “PublicCo Leased Real Property”, and together with the PublicCo Owned Real Property, collectively, the “PublicCo Real Property”). Each of PublicCo and the PublicCo Subsidiaries has a valid and enforceable leasehold estate in all PublicCo Leased Real Property free and clear of all liens, encumbrances and defects, and (ii) no default or breach by PublicCo or the PublicCo Subsidiaries, nor any event with respect to PublicCo or the PublicCo Subsidiaries that with notice or the passage of time would result in a default or breach, has occurred under any PublicCo Lease, nor does PublicCo or the PublicCo Subsidiaries have knowledge of the existence of, any default, event or circumstance that, with notice or lapse of time, or both, would constitute a default by any other contracting parties under any such PublicCo Leased Real Property.

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(iii) None of PublicCo or the PublicCo Subsidiaries has granted or entered into any sublease, license, option, right of first refusal or other contractual right or similar agreement to purchase, assign or dispose of the PublicCo Real Property or to allow or grant to any third party the right to use or occupy the PublicCo Real Property. None of PublicCo or the PublicCo Subsidiaries has received any written notice of assessments for public improvements against the PublicCo Real Property or written notice or law, rule, regulation, order, judgment or decree by any governmental authority, insurance company or board of fire underwriters or other body exercising similar functions that relates to violations of building, safety or fire ordinances or regulations that would have, or would reasonably be expected to have, a PublicCo Material Adverse Effect on the value of such PublicCo Real Property or its use in connection with the business of PublicCo or the PublicCo Subsidiaries.

(v) Intellectual Property Rights. PublicCo and the PublicCo Subsidiaries owns (free and clear of all liens, encumbrances and defects) or possesses a valid license or other lawful right to use all Intellectual Property Rights necessary, used or held for use, to conduct its business as presently conducted and as presently proposed to be conducted. Each of the registrations or applications for registration of Intellectual Property Rights (including issued patents and applications for patent) owned or licensed to PublicCo and the PublicCo Subsidiaries is listed on Schedule 4(v)(i), and each item of such Intellectual Property Rights is valid and enforceable. Each of the licenses (in-bound or out-bound) of Intellectual Property Rights or other contracts (including settlement agreements) with respect to the use, ownership or enforcement of Intellectual Property Rights to which any of PublicCo and the PublicCo Subsidiaries is a party is listed on Schedule 4(v)(ii), each such contract is valid and enforceable against PublicCo and the PublicCo Subsidiaries and, to the knowledge of PublicCo and the PublicCo Subsidiaries, its counterparty(ies), and none of PublicCo or the PublicCo Subsidiaries and, to the knowledge of PublicCo and the PublicCo Subsidiaries, none of the counterparties to any such contract, is in default or breach thereunder or thereof. Except as set forth in Schedule 4(v)(iii), none PublicCo and the PublicCo Subsidiaries Intellectual Property Rights listed or required to be listed on Schedule 4(v)(i) has expired or terminated, has been abandoned or canceled, or adjudged invalid or unenforceable or are scheduled or expected to expire or terminate or are scheduled or expected to be abandoned or canceled, or adjudged invalid or unenforceable, within three (3) calendar months from the date of mutual execution of this Agreement. The conduct of the business of PublicCo and the PublicCo Subsidiaries as presently conducted does not infringe, misappropriate or otherwise violate or conflict with the Intellectual Property Rights of others, and in the past six (6) calendar years, no claim, action or proceeding (including in the U.S. Patent and Trademark Office, or any corresponding non-U.S. authority, or before any other governmental authority) has been made or brought alleging the foregoing. There is no claim, action or proceeding that has been made or brought in the past six (6) years by or against, being threatened by or, to the knowledge of PublicCo and the PublicCo Subsidiaries, being threatened against, PublicCo and the PublicCo Subsidiaries regarding Intellectual Property Rights, including any challenging the validity, enforceability, ownership, enforcement, patentability or registrability of such Intellectual Property Rights. To the knowledge of PublicCo and the PublicCo Subsidiaries, no third party is infringing, misappropriating or otherwise conflicting with its Intellectual Property Rights. None of PublicCo or the PublicCo Subsidiaries are aware of any facts or circumstances which would reasonably be expected to give rise to any of the foregoing infringements, misappropriations or other conflicts, or claims, actions or proceedings. Each of PublicCo and the PublicCo Subsidiaries has taken commercially reasonable security measures to protect the secrecy, confidentiality and value of all of its material Intellectual Property Rights, as applicable, and, to its knowledge, no unauthorized disclosure of any information comprising any Intellectual Property Rights has occurred, as applicable. All present and former employees, consultants and independent contractors of each of PublicCo and the PublicCo Subsidiaries that have been involved in the development of any material Intellectual Property Rights have entered into written agreements under which such Persons (A) agree to protect the trade secrets, know-how and other confidential information of PublicCo and the PublicCo Subsidiaries, as applicable, and (B) assign to one of PublicCo or the PublicCo Subsidiaries, as applicable, all right, title and interest in and to all Intellectual Property Rights created by such Person in the course of his, her or its employment or other engagement by one of PublicCo or the PublicCo Subsidiaries. Except as set forth on Schedule 4(v)(iv), no United States federal or state agency or any other government or governmental agency, university, research institute or other similar organization has sponsored any research by PublicCo and the PublicCo Subsidiaries or been involved with or otherwise sponsored any development of any Intellectual Property Rights claimed by PublicCo or the PublicCo Subsidiaries as presently conducted.

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(w) IT Systems; Data Privacy and Security. The information technology and computer systems, including the software, firmware, hardware, equipment, networks, data communication lines, interfaces, databases, storage media, websites, platforms and related systems owned, licensed or leased by PublicCo and the PublicCo Subsidiaries (collectively, “PublicCo IT Systems”) are sufficient for the conduct of each of the businesses of PublicCo and the PublicCo Subsidiaries, in all material respects, and to the knowledge of each of PublicCo and the PublicCo Subsidiaries, do not contain any “viruses”, “worms”, “time-bombs”, “key-locks”, or any other devices intentionally designed to disrupt or interfere with the operation of the PublicCo IT Systems or equipment upon which the PublicCo IT Systems operate, or the integrity of the data, information or signals PublicCo IT Systems produce; and during the last two (2) years, there have been no material failures, breakdowns, continued substandard performance or other adverse events affecting any of PublicCo IT Systems. Each of PublicCo and the PublicCo Subsidiaries has and maintains commercially reasonable business continuity and disaster recovery plans, procedures and facilities appropriate for its business and has taken commercially reasonable steps to safeguard the integrity and security of PublicCo IT Systems, and to the knowledge of each of PublicCo and the PublicCo Subsidiaries, there has been no unauthorized access, or any intrusions or breaches, of the PublicCo IT Systems during the last two (2) years. Each of PublicCo and the PublicCo Subsidiaries is, and during the last three (3) years has been, in compliance in all material respects with all PublicCo Data Privacy and Security Laws applicable to it. Each of PublicCo and the PublicCo Subsidiaries has maintained and posted all requisite privacy notices pursuant to PublicCo Data Privacy and Security Laws. Each of PublicCo and the PublicCo Subsidiaries has commercially reasonable security measures in place designed to protect all Personal Data under its control or in its possession from unauthorized use, access, modification or destruction. To the knowledge of PublicCo and the PublicCo Subsidiaries, during the last three (3) years, none of PublicCo nor the PublicCo Subsidiaries has suffered any breach in security or other incident that has permitted any unauthorized access to the Personal Data under its control or possession. Each of PublicCo and the PublicCo Subsidiaries maintains, and has remained in compliance, in all material respects, with, a comprehensive written information security program that includes commercially reasonable administrative, physical and technical measures intended to protect the confidentiality, integrity, availability and security of Personal Data in is possession or under its control and PublicCo IT Systems against any unauthorized control, use, access, interruption, modification or corruption and to ensure the continued, uninterrupted and error-free operation of PublicCo IT Systems. There are no material claims, actions or proceedings against or affecting any of PublicCo or the PublicCo Subsidiaries pending or to the knowledge of PublicCo and the PublicCo Subsidiaries, threatened in writing, relating to or arising under PublicCo Data Privacy and Security Laws. None of PublicCo nor the PublicCo Subsidiaries has received any written notices from the Department of Justice, U.S. Department of Education, Federal Trade Commission, or the Attorney General of any state, or any equivalent foreign governmental authority, relating to possible violations of PublicCo Data Privacy and Security Laws. For purposes of this Agreement, (i) “PublicCo Data Privacy and Security Laws” shall mean (a) all applicable laws relating to the Processing of Personal Data or otherwise relating to privacy, data protection, data security, cyber security, breach notification or data localization, and (b) all published policies of PublicCo and the PublicCo Subsidiaries relating to the Processing of Personal Data or otherwise relating to privacy, data protection, data security, cyber security, breach notification or data localization; and (ii) “PublicCo Personal Data” shall mean any information that, alone or in combination with other information held by PublicCo and the PublicCo Subsidiaries, allows the identification of an individual, including name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, customer or account number, biometrics, IP address, geolocation data or persistent device identifier, or any other information that is otherwise considered personal information, personal data, protected health information and is regulated by applicable PublicCo Data Privacy and Security Laws.

(x) Environmental Laws. PublicCo and the PublicCo Subsidiaries (i) are in compliance with all applicable Environmental Laws, (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) is in compliance, in all material respects, with all terms and conditions of any such permit, license or approval. Neither PublicCo nor the PublicCo Subsidiaries has received from any Person or governmental authority any written claim, demand, notice of violation, citation or notice of potential liability under any Environmental Law that remains pending or unresolved and, to the knowledge of each of PublicCo and the PublicCo Subsidiaries, no such claims, demands, citations or notices have been threatened in writing. Except as would not reasonably be expected, individually or in the aggregate, to have a material effect on the operations of the business or result in material liability of PublicCo and the PublicCo Subsidiaries, (i) there has been no Release of Hazardous Materials that could reasonably be expected to result in a claim or liability under any Environmental Law in, at, on or under or migrating from any real property currently or formerly owned, leased or operated by PublicCo or the PublicCo Subsidiaries or in, at, on or under any other property to which of PublicCo or the PublicCo Subsidiaries sent Hazardous Materials for treatment or disposal; (ii) neither PublicCo nor the PublicCo Subsidiaries is a party to any agreement or the subject of any law, rule, regulation, order, judgment or decree that requires PublicCo or the PublicCo Subsidiaries to conduct a remedial action with respect to Hazardous Materials or requires PublicCo or the PublicCo Subsidiaries to indemnify, defend or hold harmless any governmental authority or Person from or against any claim or liability under Environmental Laws; and (iii) to the knowledge of PublicCo and the PublicCo Subsidiaries, there are no underground storage tanks at any real property currently owned, leased or operated by PublicCo or the PublicCo Subsidiaries. PublicCo and the PublicCo Subsidiaries have made available to Buyers (i) true and correct copies of all permits, licenses and approvals maintained by PublicCo or the PublicCo Subsidiaries in compliance with Environmental Laws; and (ii) all material environmental reports, audits, site assessments and studies related to PublicCo and the PublicCo Subsidiaries, its operations and currently and formerly owned, leased and operated real property.

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(y) Taxes.

(i) PublicCo and each of the PublicCo Subsidiaries (A) has timely made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject and all such tax returns and deliverables are true, correct and complete in all material respects, (B) has timely paid all taxes which are due and payable (regardless of whether shown on a tax return) and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith, (C) has set aside on its books provision reasonably adequate for the payment of all taxes or periods subsequent to the periods to which such returns, reports or declarations apply, and (D) has complied in all material respects with all applicable legal requirements relating to the withholding and remittance of all material amounts of taxes, and all such taxes have been withheld and paid over to the appropriate governmental authority . There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the PublicCo and the PublicCo Subsidiaries know of no basis for any such claim.

(ii) No deficiency for any material amount of taxes has been asserted or assessed by any governmental authority in writing against PublicCo or any PublicCo Subsidiary, which deficiency has not been paid or resolved. No material audit or other proceeding by any governmental authority is currently in progress, pending or threatened in writing against PublicCo or any PublicCo Subsidiary with respect to any taxes due from such entities. Neither PublicCo nor the PublicCo Subsidiaries are currently contesting any material tax liability before any governmental authority.

(iii) There are no claims in writing by any governmental authority in a jurisdiction in which PublicCo or any PublicCo Subsidiary does not file tax returns that such entity is or may be subject to tax or required to file tax returns in that jurisdiction which claim has not been dismissed, closed or otherwise resolved.

(iv) PublicCo and the PublicCo Subsidiaries are in compliance, in all materials respects, with all applicable transfer pricing requirements imposed by applicable legal requirements, including Section 85A to the Israeli Income Tax Ordinance (New Version), 5721-1961 (the “ITO”) and the Israeli Tax Regulations (Determination of Market Terms) 2006 and including, to the extent required, the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of PublicCo and each of the PublicCo Subsidiaries.

(v) Except as was properly and timely disclosed, neither PublicCo nor any PublicCo Subsidiary (A) participates or engages in, nor has it, in any tax year with respect to which the statute of limitations has not expired (for purposes of this Section 4(y), the “Applicable Period”), participated or engaged in, any transaction listed in Section 131(g) of the ITO and the Israeli Income Tax Regulations (Reportable Tax Planning), 5767-2006, promulgated thereunder; (B) has taken, in the Applicable Period, a tax position that is subject to reporting under Section 131E of the ITO or Section 67D of the Israeli Value Added Tax Law, 1975 (the “Israeli VAT Law”); and (C) has obtained, in the Applicable Period, a legal or tax opinion that is subject to reporting under Section 131D of the ITO or Section 67C of the Israeli VAT Law.

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(vi) PublicCo and each of the PublicCo Subsidiaries required to be registered for the purposes of Israeli value added tax (“VAT”) are so duly registered and has complied in all material respects with all requirements concerning VAT.

(vii) Neither PublicCo nor any PublicCo Subsidiary has a permanent establishment (within the meaning of an applicable tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(viii) PublicCo Benefit Plan is intended to qualify as a capital gains route plan under Section 102 of the ITO and has received a favorable determination or approval letter from, or is otherwise approved by or deemed approved by passage of time without objection by, the Israel Tax Authority (the “ITA”). All of PublicCo’s options or Ordinary Shares intended to be subject to Section 102 of the ITO have been granted and issued, as applicable, in compliance in all material respects with the applicable requirements of Section 102 of the ITO and the written requirements and guidance of the ITA.

(ix) Neither PublicCo nor any PublicCo Subsidiary is, nor has it been at any time during the Applicable Period, a real property corporation (‘Igud Mekarke’in’) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 1963.

(x) Neither PublicCo nor any PublicCo Subsidiary is subject to any restrictions or limitations pursuant to Part E2 of the ITO or pursuant to any tax ruling made with reference to the provisions of Part E2 of the ITO.

(xi) Neither PublicCo nor any PublicCo Subsidiary has claimed or received, during the Applicable Period, any tax benefits under the Israeli Law for the Encouragement of Capital Investments, 5719-1959.

(z) Investment Company Status. Neither PublicCo nor any of the PublicCo Subsidiaries is, and upon consummation of the sale of the Securities, and for so long as any Buyer holds any Securities, will not be, an “investment company,” an affiliate of an “investment company,” a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

(aa) Registration Rights. Except as set forth on Schedule 4(aa), other than each of the Buyers, no Person has any right to cause PublicCo or any PublicCo Subsidiary to effect the registration under the 1933 Act of any securities of PublicCo or any PublicCo Subsidiary.

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(bb) Solvency. Based on the consolidated financial condition of PublicCo as of the Shares Closing Date, after giving effect to the receipt by PrivateCo of the proceeds from the sale of the Securities hereunder: (i) the fair saleable value of PublicCo’s assets exceeds the amount that will be required to be paid on or in respect of PublicCo’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) PublicCo’s assets do not constitute unreasonably small capital to carry on its business as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by PublicCo, consolidated and projected capital requirements and capital availability thereof, and (iii) the current cash flow of PublicCo, together with the proceeds PublicCo would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid. PublicCo does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). PublicCo has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Shares Closing Date. Schedule 4(bb) sets forth as of the date hereof all outstanding secured and unsecured Indebtedness of PublicCo or any PublicCo Subsidiary, or for which PublicCo or any PublicCo Subsidiary has commitments. For the purposes of this Section 4(bb), “Indebtedness” means (x) any liabilities for borrowed money or amounts owed in excess of $50,000 (other than trade account payables and accrued expenses incurred in the ordinary course of business), (y) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in PublicCo’s consolidated balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (z) the present value of any lease payments in excess of $50,000 due under leases required to be capitalized in accordance with IFRS. Neither PublicCo nor any PublicCo Subsidiary is in default with respect to any Indebtedness.

(cc) Acknowledgment Regarding Buyer’s Trading Activity. PublicCo acknowledges and agrees that except as set forth in the Leak-Out Agreements (i) none of the Buyers has been asked to agree, nor has any Buyer agreed, to desist from purchasing or selling, long and/or short, securities of PublicCo, or “derivative” securities based on securities issued by PublicCo or to hold the Securities for any specified term; (ii) any Buyer, and counter-parties in “derivative” transactions to which any such Buyer is a party, directly or indirectly, presently may have a “short” position in the PublicCo Ordinary Shares or ADSs and (iii) each Buyer shall not be deemed to have any affiliation with or control over any arm’s length counter-party in any “derivative” transaction. PublicCo further understands and acknowledges that (a) one or more Buyers may engage in hedging and/or trading activities at various times during the period that the Securities are outstanding, including, without limitation, during the periods that the value of the Warrant Shares are being determined and (b) such hedging and/or trading activities, if any, can reduce the value of the existing stockholders’ equity interest in PublicCo both at and after the time the hedging and/or trading activities are being conducted. PublicCo acknowledges that such aforementioned hedging and/or trading activities do not constitute a breach of this Agreement, the Warrants or any of the documents executed in connection herewith, subject to compliance with the Leak-Out Agreements.

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(dd) Manipulation of Price.  PublicCo has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result, or that could reasonably be expected to cause or result, in the stabilization or manipulation of the price of any security of PublicCo to facilitate the sale or resale of any of the Securities, (ii) other than the Placement Agent, sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities, or (iii) other than the Placement Agent, paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of PublicCo.

(ee) FDA. As to each Pharmaceutical Product subject to the jurisdiction of the FDA under the FDCA that is manufactured, packaged, labeled, tested, distributed, sold, and/or marketed by PublicCo or any of its PublicCo, such Pharmaceutical Product is being manufactured, packaged, labeled, tested, distributed, sold and/or marketed by PublicCo in compliance with all applicable requirements under FDCA and similar laws, rules and regulations relating to registration, investigational use, premarket clearance, licensure, or application approval, good manufacturing practices, good laboratory practices, good clinical practices, product listing, quotas, labeling, advertising, record keeping and filing of reports, except where the failure to be in compliance would not have a PublicCo Material Adverse Effect. There is no pending, completed or, to PublicCo’s knowledge, threatened, action (including any lawsuit, arbitration, or legal or administrative or regulatory proceeding, charge, complaint, or investigation) against PublicCo or any of its PublicCo Subsidiaries, and none of PublicCo or any of its PublicCo Subsidiaries has received any notice, warning letter or other communication from the FDA or any other governmental entity, which (i) contests the premarket clearance, licensure, registration, or approval of, the uses of, the distribution of, the manufacturing or packaging of, the testing of, the sale of, or the labeling and promotion of any Pharmaceutical Product, (ii) withdraws its approval of, requests the recall, suspension, or seizure of, or withdraws or orders the withdrawal of advertising or sales promotional materials relating to, any Pharmaceutical Product, (iii) imposes a clinical hold on any clinical investigation by PublicCo or any of its PublicCo Subsidiaries, (iv) enjoins production at any facility of PublicCo or any of its PublicCo Subsidiaries, (v) enters or proposes to enter into a consent decree of permanent injunction with PublicCo or any of its PublicCo Subsidiaries, or (vi) otherwise alleges any violation of any laws, rules or regulations by PublicCo or any of its PublicCo Subsidiaries, and which, either individually or in the aggregate, would have a PublicCo Material Adverse Effect. The properties, business and operations of PublicCo have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of the FDA.  Except as set forth on Schedule 4(ee) or as disclosed in the SEC Documents, PublicCo has not been informed by the FDA that the FDA will prohibit the marketing, sale, license or use in the United States of any product proposed to be developed, produced or marketed by PublicCo nor has the FDA expressed any concern as to approving or clearing for marketing any product being developed or proposed to be developed by PublicCo.

(ff) U.S. Real Property Holding Corporation. Neither PublicCo nor any of the PublicCo Subsidiaries is, or has ever been, a U.S. real property holding corporation within the meaning of Section 897 of the Code, and PublicCo and each PublicCo Subsidiary shall so certify upon any Buyer’s request.

(gg) Eligibility for Registration. PublicCo is eligible to register the Warrant Shares for resale by the Buyers using Form F-3 promulgated under the 1933 Act (subject to any applicable transaction limits specified in such form).

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(hh) Transfer Taxes.  On the Shares Closing Date, all stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the issuance, sale and transfer of the Securities to be sold to each Buyer hereunder will be, or will have been, fully paid or provided for by PublicCo, and all laws imposing such taxes will be or will have been complied with.

(ii) Bank Holding Company Act. Neither PublicCo nor any of the PublicCo Subsidiaries or affiliates is subject to BHCA and to regulation by the Board of Governors of the Federal Reserve. Neither PublicCo nor any of the PublicCo Subsidiaries or affiliates owns or controls, directly or indirectly, five percent (5%) or more of the outstanding shares of any class of voting securities or twenty-five percent (25%) or more of the total equity of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve. Neither PublicCo nor any of the PublicCo Subsidiaries or affiliates exercises a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.

(jj) Shell Company Status. PublicCo is not, and has never been, an issuer identified in, or subject to, Rule 144(i)(1) of the 1933 Act.

(kk) Compliance with Anti-Money Laundering Laws. The operations of PublicCo and the PublicCo Subsidiaries and their affiliates are and has been conducted at all times in compliance with all the Anti-Money Laundering Laws, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving PublicCo or the PublicCo Subsidiaries or any of their affiliates with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of PublicCo, the PublicCo Subsidiaries or any of their affiliates, threatened.

(ll) No Conflicts with Sanctions Laws. Neither PublicCo nor any of the PublicCo Subsidiaries, nor any owner or shareholder, director, officer, employee, agent, affiliate or other Person associated with or acting on behalf of PublicCo, the PublicCo Subsidiaries or their affiliates is, or is directly or indirectly, individually or in the aggregate, owned or controlled by any Person that is currently the subject or the target of any sanctions administered or enforced by the U.S. government including, without limitation, OFAC or the U.S. Departments of State or Commerce and including, without limitation, the designation as a Blocked Persons or any Sanctions Laws, or any Person with whom or with which a U.S. Person is prohibited from dealing under any of the Sanctions Laws; Neither PublicCo nor any of the PublicCo Subsidiaries, nor any director, officer, employee, agent, affiliate or other Person associated with or acting on behalf of PublicCo, the PublicCo Subsidiaries or their affiliates, is located, organized, resident or doing business in a Sanctioned Country; PublicCo and the PublicCo Subsidiaries are in compliance with all Sanctions Laws; To the extent required, PublicCo and the PublicCo Subsidiaries maintain in effect and enforces policies and procedures designed to ensure compliance by PublicCo and the PublicCo Subsidiaries with applicable Sanctions Laws; none of PublicCo nor the PublicCo Subsidiaries, nor any director, officer, employee, agent, affiliate or other Person associated with or acting on behalf of PublicCo, the PublicCo Subsidiaries or their affiliates, acting in any capacity in connection with the operations of PublicCo, the PublicCo Subsidiaries or their affiliates, conducts any business with or for the benefit of any Blocked Person or engages in making or receiving any contribution of funds, goods or services to, from or for the benefit of any Blocked Person, or deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked or subject to blocking pursuant to any applicable Sanctions Laws; no action of PublicCo, the PublicCo Subsidiaries or their affiliates in connection with (i) the execution, delivery and performance of this Agreement and the other PublicCo Transaction Documents, (ii) the issuance and sale of the Securities, or (iii) the direct or indirect use of proceeds from the Securities or the consummation of any other transaction contemplated hereby or by the other PublicCo Transaction Documents or the fulfillment of the terms hereof or thereof, will result in the proceeds of the transactions contemplated hereby and by the other PublicCo Transaction Documents being used, or loaned, contributed or otherwise made available, directly or indirectly, to any PublicCo Subsidiary, joint venture partner or other Person, for the purpose of (i) unlawfully funding or facilitating any activities of or business with any Person that, at the time of such funding or facilitation, is the subject or target of Sanctions Laws, (ii) unlawfully funding or facilitating any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions Laws. For the past five (5) years, each of PublicCo, the PublicCo Subsidiaries and their affiliates has not knowingly engaged in and is not now knowingly engaged in any dealings or transactions with any Person that at the time of the dealing or transaction is or was the subject or the target of Sanctions Laws or with any Sanctioned Country.

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(mm) Anti-Bribery. None of PublicCo, the PublicCo Subsidiaries or their affiliates nor anyone acting on their behalf have made any contribution or other payment to any official of, or candidate for, any federal, state or foreign office in violation of any law. None of PublicCo, the PublicCo Subsidiaries or their affiliates, nor any owner or shareholder, director, officer, agent, employee or other Person associated with or acting on behalf of PublicCo, the PublicCo Subsidiaries or their affiliates, has (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee, to any employee or agent of a private entity with which any of PublicCo, the PublicCo Subsidiaries or their affiliates does or seeks to do business or to foreign or domestic political parties or campaigns, (iii) violated or is in violation of any provision of any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any applicable provision of the FCPA, the U.K. Bribery Act 2010, or the Anti-Bribery Laws, (iv) taken, is currently taking or will take any action in furtherance of an offer, payment, gift or anything else of value, directly or indirectly, to any Person while knowing that all or some portion of the money or value will be offered, given or promised to anyone to improperly influence official action, to obtain or retain business or otherwise to secure any improper advantage or (v) otherwise made any offer, bribe, rebate, payoff, influence payment, unlawful kickback or other unlawful payment; Each of PublicCo, the PublicCo Subsidiaries and their affiliates has instituted and has maintained, and will continue to maintain, policies and procedures reasonably designed to promote and achieve compliance with the Anti-Bribery Laws and with this representation and warranty; none of PublicCo, the PublicCo Subsidiaries or their affiliates will directly or indirectly use the proceeds of the convertible securities or lend, contribute or otherwise make available such proceeds to any subsidiary, affiliate, joint venture partner or other Person for the purpose of financing or facilitating any activity that would violate the Anti-Bribery Laws; there are, and have been, no allegations, investigations or inquiries with regard to a potential violation of any Anti-Bribery Laws by PublicCo, the PublicCo Subsidiaries or their affiliates, or any of their respective current or former directors, officers, employees, owners, shareholders, stockholders, representatives, agents or other Persons acting or purporting to act on their behalf.

(nn) No Additional Agreements. Neither PublicCo nor any of the PublicCo Subsidiaries have any agreement or understanding with any Buyer with respect to the transactions contemplated by the PublicCo Transaction Documents other than as specified in the PublicCo Transaction Documents.

(oo) Disclosure. Except for discussions specifically regarding the offer and sale of the Securities, PublicCo confirms that neither it nor any other Person acting on its behalf has provided any of the Buyers or their agents or counsel with any information that constitutes or could reasonably be expected to constitute material, non-public information concerning PublicCo or any of the PublicCo Subsidiaries, other than the existence of the transactions contemplated by this Agreement and the other PublicCo Transaction Documents. PublicCo understands and confirms that each of the Buyers will rely on the foregoing representations in effecting transactions in securities of PublicCo. All disclosure provided to the Buyers regarding PublicCo and the PublicCo Subsidiaries, their businesses and the transactions contemplated hereby, including the schedules to this Agreement, furnished by or on behalf of PublicCo or any of the PublicCo Subsidiaries is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. All of the written information furnished after the date hereof by or on behalf of PublicCo or any of the PublicCo Subsidiaries to Buyers pursuant to or in connection with this Agreement and the other PublicCo Transaction Documents, taken as a whole, will be true and correct in all material respects as of the date on which such information is so provided and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Each press release issued by PublicCo or any of the PublicCo Subsidiaries during the twelve (12) months preceding the date of this Agreement did not at the time of release contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No event or circumstance has occurred or information exists with respect to PublicCo or any of the PublicCo Subsidiaries or its or their business, properties, liabilities, prospects, operations (including results thereof) or conditions (financial or otherwise), which, under applicable law, rule or regulation, requires public disclosure at or before the date hereof or announcement by PublicCo but which has not been so publicly disclosed. PublicCo acknowledges and agrees that no Buyer makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 2.

(pp) Stock Option Plans. Each stock option granted by PublicCo was granted (i) in accordance with the terms of the applicable PublicCo stock option plan and (ii) with an exercise price at least equal to the fair market value of the PublicCo Ordinary Shares on the date such stock option would be considered granted under IFRS and applicable law. No stock option granted under PublicCo’s stock option plan has been backdated. PublicCo has not knowingly granted, and there is no and has been no PublicCo policy or practice to knowingly grant, stock options prior to, or otherwise knowingly coordinate the grant of stock options with, the release or other public announcement of material information regarding PublicCo or the PublicCo Subsidiaries or their financial results or prospects.

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(qq) No Disqualification Events.  With respect to Regulation D Securities to be offered and sold hereunder, none of PublicCo, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of PublicCo participating in the offering hereunder, any beneficial owner of 20% or more of PublicCo’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the 1933 Act) connected with PublicCo in any capacity at the time of sale (each, an “PublicCo Covered Person” and, together, “PublicCo Covered Persons”) is subject to a Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). PublicCo has exercised reasonable care to determine whether any PublicCo Covered Person is subject to a Disqualification Event. PublicCo has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Buyers a copy of any disclosures provided thereunder.

(rr) Other Covered Persons. PublicCo is not aware of any Person (other than the Placement Agent) that has been or will be paid (directly or indirectly) remuneration for solicitation of Buyers or potential purchasers in connection with the sale of any Regulation D Securities.

(ss) Notice of Disqualification Events. PublicCo will notify the Buyers and the Placement Agent in writing, prior to the Shares Closing Date of (i) any Disqualification Event relating to any PublicCo Covered Person and (ii) any event that would, with the passage of time, reasonably be expected to become a Disqualification Event relating to any PublicCo Covered Person.

(tt) Business Operations; Assets. As of the Effective Time of the Merger, other than the ownership of PrivateCo and its related operations assets, contracts, agreements, liabilities and commitments, PublicCo shall have no material operations, hold any material assets, be a party to any material contracts, agreements, or instruments of any kind, or have any other material rights, obligations, liabilities, or commitments of any type whatsoever.

(uu) PFIC. PublicCo is not a “passive foreign investment company” as defined in Section 1297 of the Code, and regulations promulgated thereunder.

5. COVENANTS.

(a) Best Efforts. Each party shall use its best efforts timely to satisfy each of the covenants and the conditions to be satisfied by it as provided in Sections 7 and 8 of this Agreement.

(b) Form D and Blue Sky. Each of PrivateCo and PublicCo agrees to file a Form D with respect to the Purchased Shares and Warrants, respectively, as required under Regulation D and to provide a copy thereof to each Buyer promptly after such filing. Each of PrivateCo and PublicCo shall, on or before the Shares Closing Date, take such action as it shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Securities for sale to the Buyers at the Shares Closing and the Warrant Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Buyers on or prior to the Shares Closing Date. Each of PrivateCo and PublicCo shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or “Blue Sky” laws of the states of the United States following the Shares Closing Date.

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(c) Reporting Status. Until the date on which the Investors (as defined in the Registration Rights Agreement) shall have sold all of the Warrant Shares and Bridge Warrant Shares (as defined below) and none of the Warrants and Bridge Warrants are outstanding (the “Reporting Period”), PublicCo shall use its commercially reasonable efforts to timely file all reports required to be filed with the SEC pursuant to the 1934 Act, and PublicCo shall not terminate its status as an issuer required to file reports under the 1934 Act unless the 1934 Act or the rules and regulations thereunder would no longer require or otherwise permit such termination, and PublicCo shall take all actions reasonably necessary to maintain its eligibility to register the Warrant Shares for resale by the Investors on Form S-3/Form F-3 or, if it is ineligible to use Form S-3/Form F-3, on Form S-1/Form F-1. As used herein, (i) “Bridge Warrants” means the Warrants as defined in the Bridge Securities Purchase Agreement; and (i) “Bridge Warrant Shares” means the Warrant Shares as defined in the Bridge Securities Purchase Agreement.

(d) Exchange of Shares.

(i) Promptly following the issuance of the Purchased Shares on the Shares Closing Date upon and subject to the closing of the Merger (x) the Purchased Shares shall be exchanged pursuant to the Form F-4 for ADSs (the “Exchange Shares”), it being understood that as of the date hereof each ADS represents 100 PublicCo Ordinary Shares, and the Purchased Shares will be exchanged for ADSs pursuant to the Exchange Ratio (as defined in the Merger Agreement) and (y) the Bridge Warrants shall be exchanged pursuant to the Form F-4 for identical (with references to shares of PrivateCo Common Stock appropriately adjusted to reference ADSs and with share amounts and share prices adjusted to reflect the Exchange Ratio) PublicCo warrants to purchase ADSs, in the form attached hereto as Exhibit F, (the “Exchange Warrants” and such ADSs issuable upon exercise of the Exchange Warrants, collectively, the “Exchange Warrant Shares”), in each case, on the terms described in the Merger Agreement. Such Exchange Shares shall be delivered to each Buyer by crediting to such Buyer’s or its designee’s balance account within (i) with respect to the Exchange Shares being issued in exchange of the Initial Purchased Shares not subject to Section 1(c)(v), two (2) Trading Days following the Shares Closing Date and (ii) with respect to the Exchange Shares being issued in exchange of any Purchased Shares (excluding such Initial Purchased Shares set forth in the immediately preceding clause (i)), on the applicable Exchange Shares Delivery Date. Promptly following the Merger (but, in any event, no later than one (1) Trading Day thereafter), the Exchange Warrants will be delivered to the Buyers. Notwithstanding anything to the contrary contained herein, in no event will any Exchange Shares or Exchange Warrants be delivered with any restrictive legends or any restrictions or limitations on resale by the Buyers, except to the extent any Buyer is then an affiliate of PublicCo. If PublicCo and/or the Transfer Agent requires any legal opinions with respect to the delivery of any Exchange Shares or Exchange Warrants without restrictive legends or the removal of any such restrictive legends, PublicCo agrees to cause, at its sole cost and expense, its legal counsel to issue any such legal opinions.

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(ii) So long as such Buyer has paid its Purchase Price hereunder and has complied with the requirements set forth in Section 1.7(b) of the Merger Agreement, as applicable, if PublicCo shall fail for any reason or for no reason to credit such Buyer’s or its designee’s balance account with DTC within two (2) Trading Days following the Shares Closing Date (the “Merger Delivery Date”) the applicable Exchange Shares with respect to the Initial Purchased Shares to which such Buyer is entitled hereunder (a “Merger Delivery Failure”), then, in addition to all other remedies available to such Buyer, PublicCo shall pay in cash to such Buyer on each day after such Merger Delivery Date that PublicCo shall fail to credit such Buyer’s or its designee’s balance account with DTC for the number ADSs to which such Buyer is entitled pursuant to the exchange of the Initial Purchased Shares for ADSs pursuant to the Merger, an amount equal to 2.0% of the product of (A) the number of Exchange Shares (which are represented by ADSs) with respect to the Initial Purchased Shares not delivered to such Buyer on or prior to the Merger Delivery Date and to which the Buyer is entitled, and (B) any trading price of the ADSs selected by the Buyer in writing as in effect at any time during the period beginning on the Merger Delivery Date and ending on the date PublicCo makes the applicable cash payment, and if on or after such Trading Day such Buyer (or any Person in respect of, or on behalf, of such Buyer) purchases (in an open market transaction or otherwise) ADSs related to the applicable Merger Delivery Failure, then, in addition to all other remedies available to such Buyer, PublicCo shall, within two (2) Trading Days after such Buyer’s request and in such Buyer’s discretion, either (i) pay cash to such Buyer in an amount equal to such Buyer’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the ADSs so purchased (the “Merger Buy-In Price”), at which point PublicCo’s obligation to credit such Buyer’s or its designee’s balance account with DTC for such ADSs shall terminate, or (ii) promptly honor its obligation to credit such Buyer’s or its designee’s balance account with DTC and pay cash to such Buyer in an amount equal to the excess (if any) of the Merger Buy-In Price over the product of (A) such number of ADSs, multiplied by (B) any trading price of the ADSs selected by such Buyer in writing as in effect at any time during the period beginning on the Merger Delivery Date and ending on the date of such delivery and payment under this Section 5(d)(ii). Nothing shall limit any Buyer’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to PublicCo’s failure to timely electronically deliver ADSs as required pursuant to the terms hereof. Notwithstanding the foregoing, any payments made by PublicCo to any Buyer pursuant to this Section 5(d) shall be made without withholding or deduction for any taxes, unless required by law, in which case PublicCo will pay such additional amounts as will result, after such withholding or deduction, in the receipt by each Buyer of the amounts that would otherwise have been receivable in respect thereof.

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(iii) Each of PublicCo, PrivateCo and the Buyers hereby acknowledges and agrees that, based on the outstanding shares of PublicCo and PrivateCo as of the date hereof, and subject only to changes in the outstanding capitalization of PublicCo or PrivateCo after the date hereof, Schedule 5(d)(iii) sets forth the pro forma table of the ADSs that are expected to be held by the stockholders of PublicCo immediately following the consummation of the Merger on a fully-diluted basis. For the avoidance of doubt, the information set forth on Schedule 5(d)(iii) remains subject to, and will be adjusted for, any (a) stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, reverse stock splits, changes to the ratio of Ordinary Shares per ADS or other similar events or changes to the Exchange Ratio occurring after the date hereof and (b) any changes to the pre-merger outstanding capitalization of PublicCo or PrivateCo.

(e) Use of Proceeds. Except as set forth on Schedule 5(e), PrivateCo shall use the proceeds from the sale of the Securities for working capital and general corporate purposes, which shall not include the payment of any outstanding Indebtedness, other than the Notes issued pursuant to the Bridge Securities Purchase Agreement.

(f) Financial Information. PublicCo agrees to send the following to each Investor (as defined in the Registration Rights Agreement) during the Reporting Period (i) unless the following are filed with the SEC through EDGAR and are available to the public through the EDGAR system, within one (1) Business Day after the filing thereof with the SEC, a copy of its Annual Reports on Form 20-F, any Reports of Foreign Issuer on Form 6-K (or any analogous reports under the 1934 Act) and any registration statements (other than on Form S-8) or amendments filed pursuant to the 1933 Act, (ii) unless the following have been widely disseminated by wire service or in one or more newspapers of general circulation, on the same day as the release thereof, facsimile or e-mailed copies of all press releases issued by PublicCo, and (iii) unless the following are filed with the SEC through EDGAR and are available to the public through the EDGAR system, copies of any notices and other information made available or given to the stockholders of PublicCo generally, contemporaneously with the making available or giving thereof to the stockholders.

(g) Listing. During the Reporting Period, PublicCo shall promptly secure the listing of all of the Exchange Shares and Registrable Securities on the Principal Market and shall use its reasonable best efforts to maintain such listing of all Exchange Shares and Registrable Securities from time to time issuable under the terms of the Transaction Documents. PublicCo shall maintain the authorization for quotation of the ADSs on the Principal Market or any other Eligible Market (as defined in the Warrants). During the Reporting Period, neither PublicCo nor any of the PublicCo Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the ADSs on the Principal Market. PublicCo shall pay all fees and expenses in connection with satisfying its obligations under this Section 5(g).

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(h) Fees. PrivateCo shall, upon the request of the Lead Investor or its designee(s), deposit with counsel for the Lead Investor up to $50,000 (in addition to any other amounts paid to any Buyer or its counsel prior to the date of this Agreement) for all costs and expenses incurred in connection with the transactions contemplated by the Transaction Documents (including all legal fees and disbursements in connection therewith, documentation and implementation of the transactions contemplated by the Transaction Documents and due diligence in connection therewith). At the Shares Closing, PrivateCo shall reimburse the Lead Investor or its designee(s) for all costs and expenses incurred in connection with the transactions contemplated by the Transaction Documents (including all legal fees and disbursements in connection therewith, documentation and implementation of the transactions contemplated by the Transaction Documents and due diligence in connection therewith), which amount may be withheld by such Buyer from its Purchase Price to the extent not previously deposited by PrivateCo or PublicCo; provided, however, in no event will the amount of costs, fees and expenses of the Lead Investor to be reimbursed by PrivateCo in connection with this Agreement and the Closings exceed $150,000 (including any amounts paid to the Lead Investor or its counsel prior to the Shares Closing in connection with this Agreement) without the prior approval from PrivateCo. PrivateCo shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or broker’s commissions (other than for Persons engaged by any Buyer) relating to or arising out of the transactions contemplated hereby, including, without limitation, any fees or commissions payable to the Placement Agent and the Escrow Agent. PrivateCo shall pay, and hold each Buyer harmless against, any liability, loss or expense (including, without limitation, attorney’s fees and out-of-pocket expenses) arising in connection with any claim relating to any such payment. Except as otherwise set forth in the Transaction Documents, each party to this Agreement shall bear its own expenses in connection with the sale of the Securities to the Buyers.

(i) Pledge of Securities. Each of PrivateCo and PublicCo acknowledges and agrees that the Securities (excluding Securities held in escrow pursuant to the Securities Escrow Agreement) may be pledged by an Investor, at the Investor’s sole cost and expense, in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Securities. The pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Investor effecting a pledge of Securities shall be required to provide PublicCo with any notice thereof or otherwise make any delivery to PublicCo pursuant to this Agreement or any other Transaction Document, including, without limitation, Section 2(f) hereof; provided that an Investor and its pledgee shall be required to comply with the provisions of Section 2(f) hereof in order to effect a sale, transfer or assignment of Securities to such pledgee. PublicCo hereby agrees to execute and deliver such documentation as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by an Investor, at the Investor’s sole cost and expense.

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(j) Disclosure of Transactions and Other Material Information. On or before the Disclosure Time (as defined below), PublicCo shall file a Report of Foreign Issuer on Form 6-K or Form F-4 describing the terms of the transactions contemplated by the Transaction Documents in the form required by the 1934 Act and attaching the material Transaction Documents (including, without limitation, this Agreement (and all schedules and exhibits to this Agreement), the form of the Warrant, the Registration Rights Agreement, the Securities Escrow Agreement, the Form of Lock-Up Agreement and the Form of Leak-Out Agreement as exhibits to such filing (including all attachments), the “6-K Filing”). From and after the filing of the 6-K Filing, no Buyer shall be in possession of any material, non-public information received from PrivateCo, PublicCo, any of their respective Subsidiaries or any of their respective officers, directors, employees, affiliates or agents, that is not disclosed in the 6-K Filing. In addition, effective upon the filing of the 6-K Filing, each of PrivateCo and PublicCo acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between PrivateCo, PublicCo, any of their respective Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and any of the Buyers or any of their affiliates, on the other hand, shall terminate and be of no further force or effect. Each of PrivateCo and PublicCo shall not, and shall cause each of their respective Subsidiaries and its and each of their respective officers, directors, employees, affiliates and agents, not to, provide any Buyer with any material, non-public information regarding PrivateCo, PublicCo or any of their respective Subsidiaries from and after the date hereof without the express prior written consent of such Buyer. In the event of a breach of the foregoing covenant by PrivateCo, PublicCo, any of their respective Subsidiaries, or any of their respective officers, directors, employees, affiliates and agents, PublicCo shall within one (1) Trading Day of receipt of such notice, make public disclosure of such material non-public information. If PublicCo fails to timely make such filing, in addition to any other remedy provided herein or in the Transaction Documents, a Buyer shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material, non-public information without the prior approval by PrivateCo, PublicCo, their respective Subsidiaries, or any of their respective officers, directors, employees, affiliates or agents. No Buyer shall have any liability to PrivateCo, PublicCo, their respective Subsidiaries, or any of its or their respective officers, directors, employees, affiliates or agents for any such disclosure. To the extent that PrivateCo or PublicCo delivers any material, non-public information to a Buyer without such Buyer’s consent, each of PrivateCo and PublicCo hereby covenants and agrees that such Buyer shall not have any duty of confidentiality to PrivateCo, PublicCo, any of their respective Subsidiaries or any of their respective officers, directors, employees, affiliates or agents with respect to, or a duty to PrivateCo, PublicCo, any of their respective Subsidiaries or any of their respective officers, directors, employees, affiliates or agents not to trade on the basis of, such material, non-public information. Subject to the foregoing, none of PrivateCo, PublicCo, their respective Subsidiaries nor any Buyer shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that each of PrivateCo and PublicCo shall be entitled, without the prior approval of any Buyer, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 6-K Filing and contemporaneously therewith and (ii) as is required by applicable law and regulations (provided, that in the case of clause (i) the Lead Investor shall be consulted by PrivateCo or PublicCo in connection with any such 6-K Filing or other public disclosure prior to its release). Except for the Form F-4 and the Registration Statement required to be filed pursuant to the Registration Rights Agreement, without the prior written consent of any applicable Buyer, none of PrivateCo, PublicCo or any of their respective Subsidiaries or affiliates shall disclose the name of such Buyer in any filing, announcement, release or otherwise. Upon receipt or delivery by PublicCo of any notice in accordance with the terms of this Agreement or any other Transaction Document, unless PublicCo has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to PublicCo or the PublicCo Subsidiaries, PublicCo shall contemporaneously with any such receipt or delivery publicly disclose such material, nonpublic information on a Report of Foreign Issuer on Form 6-K or otherwise. In the event that PublicCo believes that a notice contains material, nonpublic information relating to PublicCo or the PublicCo Subsidiaries, PublicCo so shall indicate to the Buyers contemporaneously with delivery of such notice, and in the absence of any such indication, the Buyers shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to PublicCo or the PublicCo Subsidiaries. As used herein, “Disclosure Time” means, (i) if this Agreement is signed on a day that is not a Trading Day or after 9:00 a.m. (New York City time) and before midnight (New York City time) on any Trading Day, 9:01 a.m. (New York City time) on the Trading Day immediately following the date thereof, unless otherwise instructed in writing as to an earlier time by the Lead Investor, or (ii) if this Agreement is signed between midnight (New York City time) and 9:00 a.m. (New York City time) on any Trading Day, no later than 9:01 a.m. (New York City time) on the date thereof, unless otherwise instructed in writing as to an earlier time by the Lead Investor.

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(k) Corporate Existence. So long as any Buyer beneficially owns any Securities, PublicCo shall maintain its corporate existence and shall not be party to any Fundamental Transaction (as defined in the Warrants) unless PublicCo is in compliance with the applicable provisions governing Fundamental Transactions set forth in the Warrants.

(l) Reservation of Shares. From and after the Shares Closing of the Merger and while any Warrants remain outstanding, PublicCo shall take all action necessary to have authorized, and reserved for the purpose of issuance, no less than the number of PublicCo Ordinary Shares equal to the Required Reserve Amount. If at any time the number of PublicCo Ordinary Shares authorized and reserved for issuance is not sufficient to meet the requirements set forth in this Section 5(l), PublicCo will promptly take all corporate action necessary to authorize and reserve a sufficient number of shares, including, without limitation, calling a special meeting of stockholders to authorize additional shares to meet PublicCo’s obligations under this Section 5(l), in the case of an insufficient number of authorized shares, obtain stockholder approval of an increase in such authorized number of shares, and voting the management shares of PublicCo in favor of an increase in the authorized PublicCo Ordinary Shares to ensure that the number of authorized shares is sufficient to meet the requirements set forth in this Section 5(l).

(m) Conduct of Business. The business of each of PrivateCo, the PrivateCo Subsidiaries, PublicCo and the PublicCo Subsidiaries shall not be conducted in violation of any law, ordinance or regulation of any governmental entity, including, without limitation, FCPA and other applicable Anti-Bribery Laws, OFAC regulations and other applicable Sanctions Laws, and Anti-Money Laundering Laws.

(i) None of PrivateCo, the PrivateCo Subsidiaries, PublicCo or the PublicCo Subsidiaries or affiliates, directors, officers, employees, representatives or agents shall:

(a) conduct any business or engage in any transaction or dealing with or for the benefit of any Blocked Person, including the making or receiving of any contribution of funds, goods or services to, from or for the benefit of any Blocked Person;

(b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked or subject to blocking pursuant to the applicable Sanctions Laws;

(c) use any of the proceeds of the transactions contemplated by this Agreement to finance, promote or otherwise support in any manner any illegal activity, including, without limitation, any Anti-Money Laundering Laws, Sanctions Laws, or Anti-Bribery Laws; or

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(d) violate, attempt to violate, or engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, any of the Anti-Money Laundering Laws, Sanctions Laws, or Anti-Bribery Laws, or that would cause Buyers to be in violation of the Anti-Bribery Laws, Anti-Money Laundering Laws or Sanctions Laws.

(ii) Each of PrivateCo and PublicCo shall maintain in effect and enforce policies and procedures designed to ensure compliance by it and its Subsidiaries and their directors, officers, employees, agents representatives and affiliates with the Sanctions Laws and Anti-Bribery Laws.

(iii) During the Reporting Period, each of PrivateCo and PublicCo will promptly notify the Buyers in writing if any of it, or any of its Subsidiaries or affiliates, directors, officers, employees, representatives or agents, shall become a Blocked Person, or become directly or indirectly owned or controlled by a Blocked Person.

(iv) During the Reporting Period, each of PrivateCo and PublicCo shall provide such information and documentation as the Buyers or any of their affiliates may require to satisfy compliance with the Anti-Money Laundering Laws, Sanctions Laws or Anti-Bribery Laws.

(v) The covenants set forth above shall be ongoing during the Reporting Period. During the Reporting Period, each of PrivateCo and PublicCo shall promptly notify the Buyers in writing should it become aware (a) of any changes to these covenants, or (b) if it cannot comply with the covenants set forth herein. During the Reporting Period, each of PrivateCo and PublicCo shall also promptly notify the Buyers in writing should they become aware of an investigation, litigation or regulatory action relating to an alleged or potential violation of the Anti-Money Laundering Laws, Sanctions Laws, and Anti-Bribery Laws.

(n) Additional Issuances of Securities.

(i) For purposes of this Agreement, the following definitions shall apply.

(1) “Convertible Securities” means any stock or securities (other than Options) convertible into or exercisable or exchangeable for PrivateCo Common Stock, PublicCo Ordinary Shares or ADSs.

(2) “Options” means any rights, warrants or options to subscribe for or purchase PrivateCo Common Stock, PublicCo Ordinary Shares, ADSs or Convertible Securities, including without limitation, any Warrants.

(3) “Common Stock Equivalents” means, collectively, Options and Convertible Securities.

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(ii) From the date hereof until the date that is one hundred eighty (180) calendar days after the earliest of (x) such time as all of the Registrable Securities may be sold without restriction or limitation pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1), (y) the one (1) year anniversary of the Shares Closing Date, and (z) the date that the Demand Registration Statement (as defined in the Registration Rights Agreement) has been declared effective by the SEC; provided, that this clause (z) shall only apply if there are no Cutback Shares (as defined in the Registration Rights Agreement) arising from the Demand Registration Statement (the “Trigger Date”), PublicCo shall not, directly or indirectly, file any registration statement or any amendment or supplement thereto other than (A) the Form F-4 and (B) registration statements after the effective date of the Merger with respect to the issuance or resale of any Excluded Securities (as defined in the Warrants) ((A) and (B), including any amendments or supplements thereto provided that the registration statements referenced in clauses (A) and (B) shall not register pursuant to any amendment or supplement thereto a greater number of PublicCo Ordinary Shares or ADSs as being contemplated on the date hereof (as such number of PublicCo Ordinary Shares or ADSs may be adjusted for any stock dividend, stock split, stock combination, reclassifications or similar transaction occurring after the date hereof), collectively, the “Exempt Registration Statements”), or cause any registration statement other than the Exempt Registration Statements to be declared effective by the SEC, or grant any registration rights to any Person that can be exercised prior to such time as set forth above, other than pursuant to the Registration Rights Agreement. From the date hereof until the Trigger Date, except for Excluded Securities or any reincorporation of PublicCo to a Delaware corporation, neither PrivateCo nor PublicCo shall, (1) directly or indirectly, offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any of its or its Subsidiaries’ debt, equity or equity equivalent securities, including without limitation any debt, preferred stock or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for PrivateCo Common Stock, PublicCo Ordinary Shares, ADSs or Common Stock Equivalents, including, without limitation, any rights, warrants or options to subscribe for or purchase PrivateCo Common Stock, PublicCo Ordinary Shares or ADSs or directly or indirectly convertible into or exchangeable or exercisable for PrivateCo Common Stock, PublicCo Ordinary Shares or ADSs at a price which varies or may vary with the market price of the PrivateCo Common Stock, PublicCo Ordinary Shares or ADSs, including by way of one or more reset(s) to any fixed price (any such offer, sale, grant, disposition or announcement being referred to as a “Subsequent Placement”), (2) enter into, or effect a transaction under, any agreement, including, but not limited to, an equity line of credit or “at-the-market” offering, whereby PrivateCo or PublicCo may issue securities at a future determined price or (3) be party to any solicitations, negotiations or discussions with regard to the foregoing.

(iii) From the date hereof until the date that is eighteen (18) months following the Shares Closing Date, PublicCo will not, directly or indirectly, effect any Subsequent Placement unless PublicCo shall have first complied with this Section 5(n)(iii).

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(1) At least five (5) Business Days prior to any proposed or intended Subsequent Placement, PublicCo shall deliver to each Buyer a written notice (each such notice, a “Pre-Notice”), which Pre-Notice shall not contain any information (including, without limitation, material, non-public information) other than: (A) if the proposed Offer Notice (as defined below) constitutes or contains material, non-public information, a statement asking whether the Buyer is willing to accept material non-public information or (B) if the proposed Offer Notice does not constitute or contain material, non-public information, (x) a statement that the PublicCo proposes or intends to effect a Subsequent Placement, (y) a statement that the statement in clause (x) above does not constitute material, non-public information and (z) a statement informing such Buyer that it is entitled to receive an Offer Notice (as defined below) with respect to such Subsequent Placement upon its written request. Upon the written request of a Buyer within three (3) Business Days after PublicCo’s delivery to such Buyer of such Pre-Notice, and only upon a written request by such Buyer, PublicCo shall promptly, but no later than one (1) Business Day after such request, deliver to such Buyer an irrevocable written notice (the “Offer Notice”) of any proposed or intended issuance or sale or exchange (the “Offer”) of the securities being offered (the “Offered Securities”) in a Subsequent Placement, which Offer Notice shall (w) identify and describe the Offered Securities, (x) describe the price and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the Offered Securities to be issued, sold or exchanged, (y) identify the Persons (if known) to which or with which the Offered Securities are to be offered, issued, sold or exchanged and (z) offer to issue and sell to or exchange with such Buyers at least fifty percent (50%) of the Offered Securities, allocated among such Buyers (a) based on such Buyer’s pro rata portion of the number of Initial Purchased Shares purchased hereunder (the “Basic Amount”) and (b) with respect to each Buyer that elects to purchase its Basic Amount, any additional portion of the Offered Securities attributable to the Basic Amounts of other Buyers as such Buyer shall indicate it will purchase or acquire should the other Buyers subscribe for less than their Basic Amounts (the “Undersubscription Amount”), which process shall be repeated until the Buyers shall have an opportunity to subscribe for any remaining Undersubscription Amount.

(2) To accept an Offer, in whole or in part, such Buyer must deliver a written notice to PublicCo prior to the end of the fifth (5th) Business Day after such Buyer’s receipt of the Offer Notice (the “Offer Period”), setting forth the portion of such Buyer’s Basic Amount that such Buyer elects to purchase and, if such Buyer shall elect to purchase all of its Basic Amount, the Undersubscription Amount, if any, that such Buyer elects to purchase (in either case, the “Notice of Acceptance”). If the Basic Amounts subscribed for by all Buyers are less than the total of all of the Basic Amounts, then each Buyer who has set forth an Undersubscription Amount in its Notice of Acceptance shall be entitled to purchase, in addition to the Basic Amounts subscribed for, the Undersubscription Amount it has subscribed for; provided, however, that if the Undersubscription Amounts subscribed for exceed the difference between the total of all the Basic Amounts and the Basic Amounts subscribed for (the “Available Undersubscription Amount”), each Buyer who has subscribed for any Undersubscription Amount shall be entitled to purchase only that portion of the Available Undersubscription Amount as the Basic Amount of such Buyer bears to the total Basic Amounts of all Buyers that have subscribed for Undersubscription Amounts, subject to rounding by PublicCo to the extent it deems reasonably necessary. Notwithstanding anything to the contrary contained herein, if PublicCo desires to modify or amend the terms and conditions of the Offer prior to the expiration of the Offer Period, PublicCo may deliver to the Buyers a new Offer Notice and the Offer Period shall expire on the fifth (5th) Business Day after such Buyer’s receipt of such new Offer Notice.

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(3) PublicCo shall have five (5) Business Days from the expiration of the Offer Period above to offer, issue, sell or exchange all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the Buyers (the “Refused Securities”) pursuant to a definitive agreement (the “Subsequent Placement Agreement”), but only to the offerees described in the Offer Notice (if so described therein) and only upon terms and conditions (including, without limitation, unit prices and interest rates) that are not more favorable to the acquiring Person or Persons or less favorable to PublicCo than those set forth in the Offer Notice and to publicly announce (a) the execution of such Subsequent Placement Agreement and (b) either (x) the consummation of the transactions contemplated by such Subsequent Placement Agreement or (y) the termination of such Subsequent Placement Agreement, which shall be filed with the SEC on a Report of Foreign Issuer on Form 6-K with such Subsequent Placement Agreement and any documents contemplated therein filed as exhibits thereto.

(4) In the event PublicCo shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in Section 5(n)(iii)(3) above), then each Buyer may, at its sole option and in its sole discretion, reduce the number or amount of the Offered Securities specified in its Notice of Acceptance to an amount that shall be not less than the number or amount of the Offered Securities that such Buyer elected to purchase pursuant to Section 5(n)(iii)(2) above multiplied by a fraction, (i) the numerator of which shall be the number or amount of Offered Securities PublicCo actually proposes to issue, sell or exchange (including Offered Securities to be issued or sold to Buyers pursuant to Section 5(n)(iii)(3) above prior to such reduction) and (ii) the denominator of which shall be the original amount of the Offered Securities. In the event that any Buyer so elects to reduce the number or amount of Offered Securities specified in its Notice of Acceptance, PublicCo may not issue, sell or exchange more than the reduced number or amount of the Offered Securities unless and until such securities have again been offered to the Buyers in accordance with Section 5(n)(iii)(1) above.

(5) Upon the closing of the issuance, sale or exchange of all or less than all of the Refused Securities, the Buyers shall acquire from PublicCo, and PublicCo shall issue to the Buyers, the number or amount of Offered Securities specified in the Notices of Acceptance, as may be reduced pursuant to Section 5(n)(iii)(4) above if the Buyers have so elected, upon the terms and conditions specified in the Offer. Notwithstanding anything to the contrary contained in this Agreement, if PublicCo does not consummate the closing of the issuance, sale or exchange of all or less than all of the Refused Securities, within fifteen (15) Business Days of the expiration of the Offer Period, PublicCo shall issue to the Buyers, the number or amount of Offered Securities specified in the Notice of Acceptance, as reduced pursuant to Section 5(n)(iii)(4) above if the Buyers have so elected, upon the terms and conditions specified in the Offer. The purchase by the Buyers of any Offered Securities is subject in all cases to the preparation, execution and delivery by PublicCo and the Buyers of a purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to the Buyers and their respective counsel.

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(6) Any Offered Securities not acquired by the Buyers or other Persons in accordance with Section 5(n)(iii)(3) above may not be issued, sold or exchanged until they are again offered to the Buyers under the procedures specified in this Section 5(n)(iii).

(7) PublicCo and the Buyers agree that if any Buyer elects to participate in the Offer, (x) neither the Subsequent Placement Agreement with respect to such Offer nor any other transaction documents related thereto shall include any term or provisions whereby any Buyer shall be required to agree to any restrictions in trading as to any securities of PublicCo owned by such Buyer prior to such Subsequent Placement and (y) the Buyers shall be entitled to the same registration rights provided to other investors in the Subsequent Placement.

(8) Notwithstanding anything to the contrary in this Section 5(n) and unless otherwise agreed to by the Buyers, PublicCo shall either confirm in writing to the Buyers that the transaction with respect to the Subsequent Placement has been abandoned or shall publicly disclose its intention to issue the Offered Securities, in either case in such a manner such that the Buyers will not be in possession of material, nonpublic information, by the fifteenth (15th) Business Day following delivery of the Offer Notice. If by the fifteenth (15th) Business Day following delivery of the Offer Notice no public disclosure regarding a transaction with respect to the Offered Securities has been made, and no notice regarding the abandonment of such transaction has been received by the Buyers, such transaction shall be deemed to have been abandoned and the Buyers shall not be deemed to be in possession of any material, nonpublic information with respect to PublicCo. Should PublicCo decide to pursue such transaction with respect to the Offered Securities, PublicCo shall provide each Buyer with another Offer Notice and each Buyer will again have the right of participation set forth in this Section 5(n)(iii). PublicCo shall not be permitted to deliver more than one (1) such Offer Notice to the Buyers in any 60 day period (other than the Offer Notices contemplated by the last sentence of Section 5(n)(iii)(2) of this Agreement).

(iv) The restrictions contained in subsections (ii) and (iii) of this Section 5(n) shall not apply to any issuance or proposed issuance of any Excluded Securities.

(o) Public Information. At any time during the period commencing from the six (6) month anniversary of the Shares Closing Date and ending at such time that all of the Registrable Securities, if a registration statement is not available for the resale of all of the Registrable Securities, may be sold without restriction or limitation pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1), if PublicCo shall (i) fail for any reason to satisfy the requirements of Rule 144(c)(1), including, without limitation, the failure to satisfy the current public information requirements under Rule 144(c) or (ii) if PublicCo shall fail to satisfy any condition set forth in Rule 144(i)(2) (each, a “Public Information Failure”) then, as partial relief for the damages to any holder of Securities by reason of any such delay in or reduction of its ability to sell the Securities (which remedy shall not be exclusive of any other remedies available at law or in equity), PublicCo shall pay to each such holder an amount in cash equal to two percent (2.0%) of the aggregate Purchase Price of such holder’s Securities on the day of a Public Information Failure and on every thirtieth day (prorated for periods totaling less than thirty days) thereafter until the earlier of (i) the date such Public Information Failure is cured and (ii) such time that such Public Information Failure no longer prevents a holder of Securities from selling such Securities pursuant to Rule 144 without any restrictions or limitations. The payments to which a holder shall be entitled pursuant to this Section 5(o) are referred to herein as “Public Information Failure Payments.” Public Information Failure Payments shall be paid on the earlier of (I) the last day of the calendar month during which such Public Information Failure Payments are incurred and (II) the third Business Day after the event or failure giving rise to the Public Information Failure Payments is cured. In the event PublicCo fails to make Public Information Failure Payments in a timely manner, such Public Information Failure Payments shall bear interest at the rate of one and one-half percent (1.5%) per month (prorated for partial months) until paid in full.

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(p) Notice of Disqualification Events. Each of PrivateCo and PublicCo will notify the Buyers in writing, prior to the Shares Closing Date of (i) any Disqualification Event relating to any PrivateCo Covered Person or PublicCo Covered Person, respectively, and (ii) any event that would, with the passage of time, reasonably be expected to become a Disqualification Event relating to any PrivateCo Covered Person or PublicCo Covered Person, respectively.

(q) FAST Compliance. While any Warrants or Exchange Warrants are outstanding, PublicCo shall maintain a transfer agent that participates in the DTC Fast Automated Securities Transfer Program.

(r) Lock-Up. PublicCo shall not amend, modify, waive or terminate any provision of any of the Lock-Up Agreements except to extend the term of the lock-up period and shall enforce the provisions of each Lock-Up Agreement in accordance with its terms. If any party to a Lock-Up Agreement breaches any provision of a Lock-Up Agreement, PublicCo shall promptly use its commercially reasonable efforts to seek specific performance of the terms of such Lock-Up Agreement.

(s) Variable Securities. While any Warrants or Exchange Warrants remain outstanding, PrivateCo, PublicCo, each PrivateCo Subsidiary and each PublicCo Subsidiary shall be prohibited from effecting or entering into an agreement to effect any Subsequent Placement involving a Variable Rate Transaction. “Variable Rate Transaction” means a transaction in which PrivateCo, PublicCo, any PrivateCo Subsidiary or any PublicCo Subsidiary (i) issues or sells any Convertible Securities either (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of PrivateCo Common Stock, PublicCo Ordinary Shares or ADSs at any time after the initial issuance of such Convertible Securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such Convertible Securities or upon the occurrence of specified or contingent events directly or indirectly related to the business of PrivateCo or PublicCo or the market for the PrivateCo Common Stock, PublicCo Ordinary Shares or ADSs, other than pursuant to a customary “weighted average” anti-dilution provision or (ii) enters into any agreement (including, without limitation, an equity line of credit or an “at-the-market” offering) whereby PrivateCo, PublicCo, any PrivateCo Subsidiary or any PublicCo Subsidiary may sell securities at a future determined price (other than standard and customary “preemptive” or “participation” rights). Each Buyer shall be entitled to obtain injunctive relief against PrivateCo, PublicCo, the PrivateCo Subsidiaries and the PublicCo Subsidiaries to preclude any such issuance, which remedy shall be in addition to any right to collect damages for an actual breach of this Section 5(s).

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(t) Merger Agreement. Neither PrivateCo nor PublicCo shall amend or waive any of the terms of the Merger Agreement without the prior written consent of the Required Holders (as defined in Section 10(e)).

(u) U.S. Real Property holding Corporation. So long as any of the Securities are held by any of the Buyers, neither PublicCo nor any of the PublicCo Subsidiaries shall become a U.S. real property holding corporation within the meaning of Section 897 of the Code, and PublicCo and each PublicCo Subsidiary shall so certify upon any Buyer’s request.

(v) PFIC. So long as any of the Securities are held by any of the Buyers, PublicCo shall not become a “passive foreign investment company” as defined in Section 1297 of the Code, and regulations promulgated thereunder.

(w) Form F-6. So long as the Registrable Securities remain outstanding, the Company shall not terminate the Deposit Agreement and shall, if necessary, direct the Depositary to file, and cooperate with the Depositary in filing, amendments to the Form F-6 registering ADSs to increase the amount of ADSs registered thereunder to cover the total number of ADSs corresponding to the Registrable Securities then outstanding. As used herein, (i) “Deposit Agreement” means the Deposit Agreement, dated as of July 28, 2016, among the PublicCo, the Depositary and the holders of ADSs, as may be amended or replaced from time to time and (ii) “Depositary” means Bank of New York Mellon as depositary (or such other depositary bank with which the Company may enter into any depositary or similar agreement in connection with its American Depositary Shares program).

(x) Closing Documents. On or prior to fourteen (14) calendar days after the Shares Closing Date, PublicCo agrees to deliver, or cause to be delivered, to each Buyer and Schulte Roth & Zabel LLP a complete closing set (which may be solely in electronic format) of the executed Transaction Documents, Securities and any other documents required to be delivered to any party pursuant to Section 8 hereof or otherwise.

6. REGISTER; TRANSFER AGENT INSTRUCTIONS.

(a) Register. PublicCo shall maintain at its principal executive offices (or such other office or agency of PublicCo as it may designate by notice to each holder of Securities), a register for the Warrants in which PublicCo shall record the name and address of the Person in whose name the Warrants have been issued (including the name and address of each transferee) and the number of Warrant Shares issuable upon exercise of the Warrants held by such Person. PublicCo shall keep the register open and available at all times during business hours for inspection of any Buyer or its legal representatives.

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(b) Transfer Agent Instructions. PublicCo shall issue irrevocable instructions to its Transfer Agent, and any subsequent transfer agent, in the form attached hereto as Exhibit G, (the “Irrevocable Transfer Agent Instructions”) to issue certificates or credit shares to the applicable balance accounts at DTC, registered in the name of each Buyer or its respective nominee(s), for the Exchange Shares issued in exchange of the Purchased Shares and the Warrant Shares upon delivery of a Capacity Notice or upon exercise of the Warrant, as applicable, in such amounts as specified from time to time by each Buyer to PublicCo upon delivery of a Capacity Notice or upon exercise of the Warrants, as applicable. PublicCo warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 6(b), and stop transfer instructions to give effect to Section 2(f) hereof, will be given by PublicCo to its Transfer Agent, and that the Securities shall otherwise be freely transferable on the books and records of PublicCo as and to the extent provided in this Agreement and the other Transaction Documents. If a Buyer effects a sale, assignment or transfer of the Securities in accordance with Section 2(f), PublicCo shall permit the transfer and shall promptly instruct its Transfer Agent to issue one or more certificates or credit shares to the applicable balance accounts at DTC in such name and in such denominations as specified by such Buyer to effect such sale, transfer or assignment. In the event that such sale, assignment or transfer involves the Warrant Shares sold, assigned or transferred pursuant to an effective registration statement or pursuant to Rule 144, the Transfer Agent shall issue such Securities to the Buyer, assignee or transferee, as the case may be, without any restrictive legend. PublicCo acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to a Buyer. Accordingly, PublicCo acknowledges that the remedy at law for a breach of its obligations under this Section 6(b) will be inadequate and agrees, in the event of a breach or threatened breach by PublicCo of the provisions of this Section 6(b), that a Buyer shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

7. CONDITIONS TO PRIVATECO’S OBLIGATION TO SELL AND PUBLICCO’S OBLIGATION TO ISSUE.

The obligation of PrivateCo hereunder to issue and sell the Purchased Shares at the Shares Closing and the obligation of PublicCo hereunder to issue the Warrants at the Warrant Closing is subject to the satisfaction, at or before the Shares Closing Date, of each of the following conditions, provided that these conditions are for each of PrivateCo’s and PublicCo’s sole benefit and may be waived by PrivateCo and/or PublicCo at any time in its sole discretion by providing each Buyer with prior written notice thereof:

(i) All Buyers shall have executed each of the Transaction Documents to which it is a party and delivered the same to PrivateCo.

(ii) All Buyers shall have delivered to PrivateCo the Purchase Price (less, in the case of the Lead Investor, the amounts withheld pursuant to Section 5(h) and less, in the case of any converting Buyer as described in Section 1(e), any Outstanding Amount pursuant to such Buyer’s, or such Buyer’s affiliate, Note surrendered to PrivateCo pursuant to Section 1(e)), for the Purchased Shares and the related Warrants being purchased by such Buyer at the Shares Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by PrivateCo.

(iii) The representations and warranties of such Buyer shall be true and correct as of the date when made and as of the Shares Closing Date as though made at that time (except for representations and warranties that speak as of a specific date which shall be true and correct as of such specified date), and such Buyer shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Buyer at or prior to the Shares Closing Date.

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(iv) All conditions precedent to the closing of the merger (the “Merger”) contained in the Merger Agreement shall have been satisfied or waived.

8. CONDITIONS TO EACH BUYER’S OBLIGATION TO PURCHASE.

The obligation of each Buyer hereunder to purchase the Purchased Shares and the Warrants at the Shares Closing is subject to the satisfaction, at or before the Shares Closing Date, of each of the following conditions, provided that these conditions are for each Buyer’s sole benefit and may be waived by such Buyer at any time in its sole discretion by providing PrivateCo with prior written notice thereof:

(i) PrivateCo shall have duly executed and delivered to such Buyer (A) each of the PrivateCo Transaction Documents, (B) the PPM and (C) the Purchased Shares (allocated in such amounts as such Buyer shall request), being purchased by such Buyer at the Shares Closing pursuant to this Agreement.

(ii) PublicCo shall have duly executed and delivered to such Buyer each of the PublicCo Transaction Documents (except for the Warrants).

(iii) Such Buyer shall have received the opinion of Dentons US LLP, PrivateCo’s outside counsel, dated as of the Shares Closing Date, in the form attached hereto as Exhibit H-1.

(iv) Such Buyer shall have received the opinion of (x) Royer Cooper Cohen Braunfeld LLC, PublicCo’s outside US counsel, and (y) Doron, Tikotzky, Kantor, Gutman, Nass & Gross Advocates & Notaries, PublicCo’s outside Israeli counsel, each dated as of the Shares Closing Date, in the forms attached hereto as Exhibit H-2.

(v) PublicCo shall have delivered to such Buyer a copy of the Irrevocable Transfer Agent Instructions in escrow to be released upon the effectiveness of the Merger, which irrevocable instructions shall have been delivered to and acknowledged in writing by the Transfer Agent.

(vi) PrivateCo shall have delivered to such Buyer a certificate evidencing the formation and good standing of PrivateCo and the PrivateCo Subsidiaries in such entity’s jurisdiction of formation issued by the Secretary of State (or comparable office) of such jurisdiction, as of a date within ten (10) calendar days prior to the Shares Closing Date.

(vii) Reserved.

(viii) PrivateCo shall have delivered to such Buyer a certificate evidencing its qualification as a foreign corporation and good standing of PrivateCo and the PrivateCo Subsidiaries issued by the Secretary of State (or comparable office) of the jurisdiction in which it has its headquarters, as of a date within ten (10) calendar days prior to the Shares Closing Date.

(ix) Reserved.

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(x) Each of PrivateCo and PublicCo shall have delivered to such Buyer a certified copy of the PrivateCo Certificate of Incorporation and the PublicCo Articles of Association, respectively, as certified by the Secretary of State (or comparable office) of its jurisdiction of formation within ten (10) calendar days prior to the Shares Closing Date.

(xi) Each of PrivateCo and PublicCo shall have delivered to such Buyer a certificate, executed by its Secretary and dated as of the Shares Closing Date, as to (i) the resolutions consistent with Section 3(b) or Section 4(b), respectively, as adopted by PrivateCo’s Board of Directors and PublicCo’s Board of Directors, respectively, in a form reasonably acceptable to such Buyer, (ii) the PrivateCo Certificate of Incorporation or the PublicCo Articles of Association, respectively, and (iii) the PrivateCo Bylaws and PublicCo bylaws (if any), respectively, each as in effect at the Shares Closing, in the form attached hereto as Exhibit I.

(xii) The representations and warranties of each of PrivateCo and PublicCo shall be true and correct as of the date when made and as of the Shares Closing Date as though made at that time (except for representations and warranties that speak as of a specific date which shall be true and correct as of such specified date), and each of PrivateCo and PublicCo shall have no reason to believe that the Closing (as defined in the Merger Agreement) will not occur, and each of PrivateCo and PublicCo shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to the Shares Closing Date. Such Buyer shall have received certificates, executed by the Chief Executive Officer of each of PrivateCo and PublicCo, dated as of the Shares Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by such Buyer in the form attached hereto as Exhibit J.

(xiii) Each of PrivateCo and PublicCo shall have delivered to each Buyer a lock-up agreement, in the form attached hereto as Exhibit K (collectively, the “Lock-Up Agreements”), executed by each Person set forth on Schedule 3(tt).

(xiv) PublicCo shall have delivered to such Buyer a letter from its Transfer Agent certifying the number of PublicCo Ordinary Shares and ADSs outstanding as of a date within five (5) calendar days of the Shares Closing Date.

(xv) The proposed Merger between PrivateCo and PublicCo shall have been consummated or shall occur immediately following the Shares Closing and the ADSs (I) shall be designated for quotation or listed on the Principal Market and (II) shall not have been suspended, as of the Shares Closing Date, by the SEC or the Principal Market from trading on the Principal Market nor shall suspension by the SEC or the Principal Market have been threatened, as of the Shares Closing Date, either (A) in writing by the SEC or the Principal Market or (B) by falling below the minimum listing maintenance requirements or initial listing requirements of the Principal Market.

(xvi) Each of PrivateCo and PublicCo shall have obtained all member, stockholder, governmental, regulatory or other third party consents and approvals, including, without limitation, approval of the Principal Market, necessary for the completion of the Merger and the sale of the Securities, including, without limitation, in the case of PublicCo, any and all stockholder approval required by the Principal Market with respect to the issuances of the Warrants and the Warrant Shares in full upon exercise of the Warrants without giving effect to any limitation on the exercise of the Warrants set forth therein.

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(xvii) All conditions precedent to the closing of the Merger contained in the Merger Agreement shall have been satisfied or waived.

(xviii) The Form F-4 shall have become effective in accordance with the provisions of the 1933 Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form F-4 that has not been withdrawn.

(xix) The Securities Escrow Agreement shall have been executed and delivered to such Buyer by the other parties thereto.

(xx) PrivateCo shall have issued the Additional Purchased Shares and the applicable Initial Purchased Shares in escrow in the name of the Escrow Agent in accordance with the terms of the Securities Escrow Agreement.

(xxi) Such Buyer shall have received PrivateCo’s wire instructions on PrivateCo’s letterhead duly executed by an authorized executive officer of PrivateCo.

(xxii) Each Buyer shall have delivered to PrivateCo a leak-out agreement, in the form attached hereto as Exhibit L (collectively, the “Leak-Out Agreements”), executed by each Buyer.

(xxiii) PublicCo shall have a number of ADSs equal to the Required Reserve Amount available in its authorized capital and reserved for issuances under the Transaction Documents.

(xxiv) PrivateCo shall have delivered written notice to the Escrow Agent, with a copy of such executed notice to the Lead Investor, that the Shares Closing is occurring on the Shares Closing Date.

(xxv) Each of PrivateCo and PublicCo shall have delivered to such Buyer such other documents relating to the transactions contemplated by this Agreement as such Buyer or its counsel may reasonably request.

9. TERMINATION. In the event that the Shares Closing shall not have occurred with respect to a Buyer on or before September 30, 2021 due to PrivateCo’s, PublicCo’s or such Buyer’s failure to satisfy the conditions set forth in Sections 7 and 8 above (and the nonbreaching party’s failure to waive such unsatisfied condition(s)), the Buyer, if such Buyer is the nonbreaching party, or PrivateCo, if PrivateCo is the nonbreaching party, or PublicCo, if PublicCo is the nonbreaching party shall have the option to terminate this Agreement with respect to such Buyer, if such Buyer is the breaching party, or with respect to PrivateCo and PublicCo, if PrivateCo or PublicCo are the breaching party, at the close of business on such date by delivering a written notice to that effect to each other party to this Agreement and without liability of any party to any other party; provided, however, that if this Agreement is terminated pursuant to this Section 9, PrivateCo shall remain obligated to reimburse the Lead Investor or its designee(s), as applicable, for the expenses described in Section 5(h) above.

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10. MISCELLANEOUS.

(a) Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. In addition to, but not in limitation of, any other rights of a Buyer hereunder, if (a) this Agreement is placed in the hands of an attorney for collection of any indemnification or other obligation hereunder then outstanding or enforcement or any such obligation is collected or enforced through any legal proceeding or a Buyer otherwise takes action to collect amounts due under this Agreement or to enforce the provisions of this Agreement or (b) there occurs any bankruptcy, reorganization, receivership of PrivateCo or PublicCo or other proceedings affecting PrivateCo’s or PublicCo’s creditors’ rights and involving a claim under this Agreement, then PrivateCo or PublicCo, as applicable, shall pay the costs incurred by such Buyer for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, attorneys’ fees and disbursements.

(b) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile or .pdf signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile or .pdf signature.

(c) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

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(d) Severability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(e) Entire Agreement; Amendments. This Agreement and the other Transaction Documents supersede all other prior oral or written agreements between PrivateCo, PublicCo, their affiliates and Persons acting on their behalf, on the one hand, and the Buyers, their affiliates and Persons acting on their behalf, on the other hand, with respect to the matters discussed herein, and this Agreement, the other Transaction Documents and the instruments referenced herein and therein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, none of PrivateCo, PublicCo nor any Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by PrivateCo, PublicCo and the Required Holders, and any amendment to this Agreement made in conformity with the provisions of this Section 10(e) shall be binding on all Buyers and holders of Securities, PrivateCo and PublicCo. No provisions hereto may be waived other than by an instrument in writing signed by the party against whom enforcement is sought. Neither PrivateCo nor PublicCo has, directly or indirectly, made any agreements with any Buyers relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents. Without limiting the foregoing, each of PrivateCo and PublicCo confirms that, except as set forth in this Agreement, no Buyer has made any commitment or promise or has any other obligation to provide any financing to PrivateCo or PublicCo or otherwise. As used herein, “Required Holders” means (I) prior to the Shares Closing Date, the Buyers entitled to purchase at the Closings a majority of the aggregate amount of Initial Purchased Shares issuable hereunder and the aggregate amount of Warrant Shares issuable under the Warrants (without regard to any restriction or limitation on the exercise of the Warrants contained or the delivery of the Exchange Shares issued in exchange of Purchased Shares contained therein or herein) and shall include the Lead Investor and (II) on or after the Shares Closing Date, holders of at least a majority of the aggregate amount of Securities issued and issuable hereunder and under the Warrants held by the Buyers or successors and assigns of the Buyers (without regard to any restriction or limitation on the exercise of the Warrants or the delivery of the Exchange Shares issued in exchange of Additional Purchased Shares contained therein or herein) as of the applicable time of determination and shall include the Lead Investor so long as the Lead Investor or any of its affiliates holds any Securities.

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(f) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement or any of the other Transaction Documents must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon delivery, when sent by electronic mail (provided that the sending party does not receive an automated rejection notice); or (iii) one (1) Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses, facsimile numbers and e-mail addresses for such communications shall be:

If to PrivateCo:

Quoin Pharmaceuticals, Inc.

42127 Pleasant Forest Ct

Ashburn, VA 20148

Attention: Michael Myers, Ph.D.

E-mail: mmyers@quoinpharma.com

With a copy (for informational purposes only) to:

Dentons US LLP

1221 Avenue of the Americas

New York, NY 10020

Telephone: (212) 768-6700

Attention: Jeffrey A. Baumel, Esq.

E-mail: Jeffrey.baumel@dentons.com

If to PublicCo:

Cellect Biotechnology Ltd.

23 Hata’as Street

Kfar Saba, Israel 44425

Attention: Shai Yarkoni, CEO

Email: shai@cellect.co

With a copy (for informational purposes only) to:

Horn & Co. - Law Offices

Amot Investment Tower, 24 Floor

2 Weizmann Street,

Tel Aviv, Israel

Attention: Yuva Horn, Adv.

Email: yhorn@hornlaw.co.il

and:

Royer Cooper Cohen Braunfeld LLC

101 West Elm Street, Suite 400

Conshohocken, PA 19428

Attention: David Gitlin, Esq.

Email: DGitlin@rccblaw.com

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If to the Escrow Agent:

The Bank of New York Mellon
Corporate Trust Administration
240 Greenwich Street
New York, NY 10286
Attention: Escrow Unit

If to the Transfer Agent:

Computershare

480 Washington Blvd., Jersey City, NJ 07310 USA

Telephone: 201 680 2388

Facsimile: 201 680 4606

Attention: Mr. Brian Cossin, Relationship Management

E-mail: brian.cossin@computershare.com

If to a Buyer, to its address, and e-mail address set forth on the Schedule of Buyers, with copies to such Buyer’s representatives as set forth on the Schedule of Buyers,

With a copy (for informational purposes only) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Telephone: (212) 756-2000

Attention: Eleazer N. Klein, Esq.

E-mail: eleazer.klein@srz.com

or to such other address, facsimile number and/or e-mail address and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) calendar days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine or e-mail containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

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(g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Purchased Shares or the Warrants. Neither PrivateCo nor PublicCo shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the Required Holders, including by way of a Fundamental Transaction (unless PublicCo is in compliance with the applicable provisions governing Fundamental Transactions set forth in the Warrants and other than the Merger in accordance with the terms and conditions of the Merger Agreement). A Buyer may assign some or all of its rights hereunder without the consent of PrivateCo or PublicCo, in which event such assignee shall be deemed to be a Buyer hereunder with respect to such assigned rights. For the avoidance of doubt, each Buyer may, without the consent of either PrivateCo or PublicCo, assign some or all of its right of participation set forth in Section 5(n)(iii) to any other Person approved by the Required Holders, in which event such assignee shall be deemed to be a Buyer hereunder with respect to such assigned rights, and which assignment may occur (x) prior to receiving an Offer Notice or (y) after receiving an Offer Notice up to the date of execution and delivery by PublicCo and the Buyers of a purchase agreement relating to the Offered Securities.

(h) Third Party Beneficiaries. The Placement Agent shall be a third party beneficiary of the representations and warranties of the Buyers in Section 2, the representations and warranties of PrivateCo in Section 3 and the representations and warranties of PublicCo in Section 4. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except that each Indemnitee (as defined below) shall have the right to enforce the obligations of PrivateCo and PublicCo with respect to Section 10(k) and as otherwise set forth in this Section 10(h).

(i) Survival. Unless this Agreement is terminated under Section 9, the representations and warranties of PrivateCo, PublicCo and the Buyers contained in Sections 2, 3 and 4, respectively, and the agreements and covenants set forth in Sections 5, 6 and 10, respectively, shall survive the Closings. Each Buyer, and each of PrivateCo and PublicCo, shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

(j) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

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(k) Indemnification. (i) In consideration of each Buyer’s execution and delivery of the Transaction Documents and acquiring the Securities thereunder and in addition to all of PrivateCo’s other obligations under the Transaction Documents, PrivateCo shall defend, protect, indemnify and hold harmless each Buyer and each other holder of the Securities and all of their stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by PrivateCo in the Transaction Documents or any other certificate, instrument or document of PrivateCo contemplated hereby or thereby (provided that for purposes of establishing a misrepresentation or breach of a representation or warranty, such representation or warranty shall be read without giving effect to any materiality or PrivateCo Material Adverse Effect qualifiers set forth therein), (b) any breach of any covenant, agreement or obligation of PrivateCo contained in the Transaction Documents or any other certificate, instrument or document of PrivateCo contemplated hereby or thereby or (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of PrivateCo or PublicCo) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities, (iii) any disclosure made by such Buyer pursuant to Section 5(j), or (iv) the status of such Buyer or holder of the Securities as an investor in PrivateCo pursuant to the transactions contemplated by the Transaction Documents. To the extent that the foregoing undertaking by PrivateCo may be unenforceable for any reason, PrivateCo shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 10(k)(i) shall be the same as those set forth in Section 6 of the Registration Rights Agreement.

(ii) In consideration of each Buyer’s execution and delivery of the Transaction Documents and acquiring the Securities thereunder and in addition to all of PublicCo’s other obligations under the Transaction Documents, PublicCo shall defend, protect, indemnify and hold harmless the Indemnitees from and against any and all Indemnified Liabilities incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by PublicCo in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby (provided that for purposes of establishing a misrepresentation or breach of a representation or warranty, such representation or warranty shall be read without giving effect to any materiality or PublicCo Material Adverse Effect qualifiers set forth therein), (b) any breach of any covenant, agreement or obligation of PublicCo contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby or (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of PrivateCo or PublicCo) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities, (iii) any disclosure made by such Buyer pursuant to Section 5(j), or (iv) the status of such Buyer or holder of the Securities as an investor in PublicCo pursuant to the transactions contemplated by the Transaction Documents. To the extent that the foregoing undertaking by PublicCo may be unenforceable for any reason, PublicCo shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 10(k)(ii) shall be the same as those set forth in Section 6 of the Registration Rights Agreement.

(l) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

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(m) Remedies. Each Buyer and each holder of the Securities shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. Furthermore, each of PrivateCo and PublicCo recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under the Transaction Documents, any remedy at law may prove to be inadequate relief to the Buyers. Each of PrivateCo and PublicCo therefore agrees that the Buyers shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.

(n) Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever any Buyer exercises a right, election, demand or option under a Transaction Document and either PrivateCo or PublicCo does not timely perform its related obligations within the periods therein provided, then such Buyer may rescind or withdraw, in its sole discretion from time to time upon written notice to PrivateCo or PublicCo, as applicable, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

(o) Payment Set Aside. To the extent that PrivateCo or PublicCo makes a payment or payments to the Buyers hereunder or pursuant to any of the other Transaction Documents or the Buyers enforce or exercise their rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to PrivateCo or PublicCo, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, foreign, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

(p) Independent Nature of Buyers’ Obligations and Rights. The obligations of each Buyer under any Transaction Document are several and not joint with the obligations of any other Buyer, and no Buyer shall be responsible in any way for the performance of the obligations of any other Buyer under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Buyer pursuant hereto or thereto, shall be deemed to constitute the Buyers as, and each of PrivateCo and PublicCo acknowledges that the Buyers do not so constitute, a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Buyers are in any way acting in concert or as a group, and neither PrivateCo nor PublicCo shall assert any such claim with respect to such obligations or the transactions contemplated by the Transaction Documents and each of PrivateCo and PublicCo acknowledges that the Buyers are not acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each of PrivateCo and PublicCo acknowledges and each Buyer confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Buyer shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Transaction Documents, and it shall not be necessary for any other Buyer to be joined as an additional party in any proceeding for such purpose.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each Buyer, PrivateCo and PublicCo have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

QUOIN PHARMACEUTICALS, INC.

By:
Name:
Title:

[Signature Page to Securities Purchase Agreement]

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IN WITNESS WHEREOF, each Buyer, PrivateCo and PublicCo have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

CELLECT BIOTECHNOLOGY LTD.

By:
Name:
Title:

[Signature Page to Securities Purchase Agreement]

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IN WITNESS WHEREOF, each Buyer, PrivateCo and PublicCo have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

BUYERS:

ALTIUM GROWTH FUND, LP

By:
Name:
Title:

Maximum Percentage with respect to the delivery for the Exchange Shares to be issued in exchange of the Initial Purchased Shares:

☐ 4.99%

☒ 9.99%

Maximum Percentage with respect to the delivery for the Exchange Shares to be issued in exchange of the Additional Purchased Shares:

☐ 4.99%

☒ 9.99%

Maximum Percentage to be included in the Series A Warrants:

☒4.99%

☐9.99%

Maximum Percentage to be included in the Series B Warrants:

☒ 4.99%

☐ 9.99%

Maximum Percentage to be included in the Series C Warrants:

☐ 4.99%

☒ 9.99%

[Signature Page to Securities Purchase Agreement]

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SCHEDULE OF BUYERS

(1)	(2)	(3)	(4)	(5)
Buyer	Address, Facsimile Number and E-mail	Series C Warrants’ dollar amount	Purchase Price	Legal Representative’s Address, Facsimile Number and E-mail

Altium Growth Fund, LP	c/o Altium Capital Management, LP 152 West 57th Street, 20th Floor New York, NY 10019 Attention: Joshua Thomas Telephone: 212-259-8404 E-mail: jthomas@altiumcap.com	$9,500,000	$12,000,000 plus the outstanding principal amount of the Notes	Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022 Attention: Eleazer Klein, Esq. Facsimile: (212) 593-5955 Telephone: (212) 756-2376 E-mail: eleazer.klein@srz.com
TOTAL		$9,500,000	$12,000,000 plus the outstanding principal amount of the Notes

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EXHIBITS

Exhibit A	Form of Securities Escrow Agreement
Exhibit B	Form of Warrants
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Capacity Notice
Exhibit E	Private Placement Memorandum
Exhibit F	Form of Exchange Warrant
Exhibit G	Form of Irrevocable Transfer Agent Instructions
Exhibit H-1	Form of Opinion of PrivateCo’s Counsel
Exhibit H-2	Form of Opinion of PublicCo’s Counsel
Exhibit I	Form of Secretary’s Certificate
Exhibit J	Form of Officer’s Certificate
Exhibit K	Form of Lock-Up Agreement
Exhibit L	Form of Leak-Out Agreement

SCHEDULES

PrivateCo Disclosure Schedules

Schedule 3(a)	PrivateCo Subsidiaries
Schedule 3(d)	No Conflicts
Schedule 3(e)	Consents
Schedule 3(j)	Private Placement Memorandum; Financial Statements
Schedule 3(k)	Absence of Certain Changes
Schedule 3(l)	Conduct of Business; Regulatory Permits
Schedule 3(m)	Transactions with Affiliates
Schedule 3(n)	Equity Capitalization
Schedule 3(o)	Indebtedness and Other Contracts
Schedule 3(p)	Absence of Litigation
Schedule 3(r)	Employee Benefits
Schedule 3(t)	Real Property
Schedule 3(u)	Intellectual Property Rights
Schedule 3(z)	Internal Accounting
Schedule 3(ee)	FDA
Schedule3(tt)	Lock-Up Parties

PublicCo Disclosure Schedules

Schedule 4(a)	PublicCo Subsidiaries
Schedule 4(d)	No Conflicts
Schedule 4(e)	Consents
Schedule 4(j)	SEC Documents; Financial Statements
Schedule 4(m)	Sarbanes-Oxley Act; Internal Accounting Controls
Schedule 4(n)	Transactions with Affiliates and Employees
Schedule 4(o)	Equity Capitalization
Schedule 4(q)	Absence of Litigation
Schedule 4(s)	Employee Benefits
Schedule 4(u)	Real Property
Schedule 4(v)	Intellectual Property Rights
Schedule 4(aa)	Registration Rights
Schedule 4(bb)	Solvency
Schedule 4(ee)	FDA

Schedule 5(d)(iii)	Pro Forma Capitalization Table
Schedule 5(e)	Use of Proceeds

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EXHIBIT A

Form of Securities Escrow Agreement

ESCROW AGREEMENT

among

QUOIN PHARMACEUTICALS, INC.,

CELLECT BIOTECHNOLOGY LTD.,

ALTIUM GROWTH FUND, LP, as the representative

and

THE BANK OF NEW YORK MELLON, as Escrow Agent

dated as of March [__] 2021

ESCROW ACCOUNT NUMBER(S) ___________________________

TITLE(S) OF ACCOUNT(S)_________________________

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THIS ESCROW AGREEMENT dated as of March [__], 2021 (this “Escrow Agreement”), by and among THE BANK OF NEW YORK MELLON, a New York banking corporation (the “Escrow Agent”), Quoin PHARMACEUTICALS, INC., a Delaware corporation (“Quoin”), CELLECT BIOTECHNOLOGY LTD., an Israeli Company (“Cellect”), and Altium Growth Fund, LP, a Delaware limited partnership, as the representative (the “Investor Representative”) of the investor(s) listed on Exhibit A hereto (the “Investors” and collectively with the other investors party to the Underlying Agreement (as defined below), the “Buyers”). As used herein, the “Company” means, prior to completion of the Merger (as defined below), Quoin and, following completion of the Merger, Cellect. The Company and the Investor Representative are individually herein referred to as an “Interested Party” and collectively as the “Interested Parties”.

PRELIMINARY STATEMENTS:

WHEREAS, Quoin, Cellect and the Buyers have entered into that certain Securities Purchase Agreement dated as of March 24, 2021 (as amended, supplemented or otherwise modified from time to time, the “Underlying Agreement”) pursuant to which, among other things, the Buyers will acquire shares of common stock, par value $0.01 per share, of Quoin (“Quoin Common Stock”);

WHEREAS, the Underlying Agreement contemplates that Quoin will cause to be issued [__] shares of Quoin Common Stock (the “Escrow Shares”) with respect to the Investors;

WHEREAS, on March 24, 2021, Quoin, Cellect and CellMSC, Inc. (“Merger Sub”) entered into that certain Agreement and Plan of Merger and Reorganization, as amended from time to time, pursuant to which, among other things, Merger Sub will be merged with and into Quoin (the “Merger”), with Quoin surviving the Merger as a wholly-owned subsidiary of Cellect, which will be renamed “Quoin Pharmaceuticals, Ltd.” or similar name after the Merger;

WHEREAS, pursuant to the Merger, the outstanding shares of Quoin Common Stock will be converted into and exchanged for American Depositary Shares (the “Cellect ADSs”), each representing one hundred (100) ordinary shares, no par value per share, of Cellect;

WHEREAS, a copy of the Underlying Agreement has been delivered to the Escrow Agent; and

WHEREAS, the Escrow Agent is willing to act as the Escrow Agent hereunder, and to hold the Escrow Shares in escrow account no[s]. [__], title: [__].

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NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements contained herein, and intending to be legally bound hereby, the Interested Parties hereby appoint the Escrow Agent to act as, and the Escrow Agent hereby agrees to act as, escrow agent hereunder and to hold and distribute the Escrow Property (as defined herein) in accordance with and subject to the following Instructions and Terms and Conditions, and the parties hereby agree as follows:

I. INSTRUCTIONS:

1. Escrow Property.

(a) Simultaneously with the execution hereof, in accordance with the terms of the Underlying Agreement, Quoin shall issue the Escrow Shares on the books and records of the Transfer Agent (as defined below) for the benefit of the Investors in the name of the Escrow Agent FBO Altium Growth Fund, LP. Immediately following completion of the Merger, such Escrow Shares shall immediately be exchanged for Cellect ADSs that will be delivered through The Depository Trust Company (“DTC”) Deposit or Withdrawal at Custodian (DWAC) to the Escrow Agent by The Bank of New York Mellon in its capacity as depositary of the Cellect ADSs (the “Transfer Agent”) to be held for the benefit of the Investors in the name of the Escrow Agent FBO Altium Growth Fund, LP. Upon completion of the Merger, as notified to the Escrow Agent, the Company shall provide written notice to the Escrow Agent to accept the Escrow Shares through a DWAC into the Escrow Account. The Escrow Shares, plus all interest, dividends and other distributions, payments and earnings thereon and proceeds thereof, including any such distributions made as a result of a stock split, stock dividend, cash dividend, recapitalization, merger, asset purchase, sale of assets or similar transaction (collectively the “Distributions”) received by the Escrow Agent, less any property and/or funds distributed or paid in accordance with this Escrow Agreement, are collectively referred to herein as the “Escrow Property,” and shall be held by the Escrow Agent in escrow and disbursed in accordance with the terms and provisions of this Escrow Agreement. For the avoidance of doubt, upon the exchange of the Escrow Shares into Cellect ADSs in accordance with the Merger, such Cellect ADSs shall be distributed to and held by the Escrow Agent as part of the Escrow Property (and, following such exchange, the term “Escrow Shares” shall refer to such Cellect ADSs). At any time any Escrow Shares are required to be released from the Escrow Property to the Investors pursuant to this Escrow Agreement, any Distribution previously received by the Escrow Agent in respect of, or, in exchange for, such Escrow Shares shall be released from the Escrow Property as directed by the Investor Representative.

(b) The Escrow Property shall not be pledged as collateral or security by any Interested Party or any of his, her or its Affiliates (except as set forth in Section 4(b) of Part II – Terms and Conditions). The Escrow Agent shall hold and safeguard the Escrow Property until all amounts and property held therein have been released pursuant to Section 7. As used herein, “Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any general partner, limited partner, member, officer, director or manager of such Person and any venture capital or private equity fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person. For purposes of this definition, the terms “controls,” “controlled by,” or “under common control with” means the possession, direct or indirect, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise). As used herein, “Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity, trust, governmental body or other organization.

(c) The Company shall be entitled to exercise all voting rights with respect to any Escrow Shares that are held by the Escrow Agent until such time as the Escrow Agent receives pursuant to Section 3 below joint written instructions, in the form of Exhibit B hereto, from, and signed by both, the Interested Parties (the “Joint Written Instructions”) and a Capacity Notice (as defined below), signed by the applicable Investor, to release such Escrow Shares for delivery to such Investor.1

(d) No fractional Escrow Shares shall be retained in or released from the Escrow Property pursuant to this Escrow Agreement. In connection with any release of Escrow Shares from the Escrow Property, the Company and the Investor Representative shall mutually agree upon appropriate rounding procedures in order to avoid retaining in or releasing from the Escrow Property any fractional shares, and shall provide the Escrow Agent with written instructions regarding release amounts.

2. Investment and Reinvestment of Escrow Property. During the term of this Escrow Agreement, any cash that is part of the Escrow Property shall be invested and reinvested by the Escrow Agent (i) in accordance with the Joint Written Instructions provided to the Escrow Agent or (ii) in the absence of a Joint Written Instruction as to the investment or reinvestment of any Escrow Property, in the BNY Mellon Cash Reserve. The Escrow Agent shall have no liability for any loss sustained as a result of any investment selected as indicated in the previous sentence or made pursuant to the instructions of the Interested Parties, as a result of any liquidation of any investment prior to its maturity or for failure of the Interested Parties to give the Escrow Agent instructions to invest or reinvest the Escrow Property.

1 NTD: Initial Joint Written Instructions will be sent with a Capacity Notice, whereby the Joint Written Instructions will require the Escrow Agent to release all the Escrowed Shares, but the Capacity Notice will limit such release to just amount permitted pursuant to the blocker provision. After the initial release, the Investor can solely send in a Capacity Notice, copying the Company, to release additional escrow shares so long as the Investor is at or below the Maximum Percentage and does not exceed in the aggregate the amount set forth in the Joint Written Instructions.

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3. Distribution of Escrow Property. The Escrow Agent is directed to hold and distribute the Escrow Property in the following manner: Upon the receipt of (i) with respect to the first release hereunder to the Investors, the Joint Written Instructions and Capacity Notice, (ii) with respect to all other releases hereunder to the Investors, if any, a Capacity Notice and (iii) with respect to the release hereunder to the Company, the Joint Written Instructions, as applicable, the Escrow Agent shall promptly, and in any event no later than two (2) Trading Days (as defined below), after the receipt of such Joint Written Instruction and/or Capacity Notice, as applicable, transfer to the Investors or the Company, using the delivery instructions set forth in such Joint Written Instructions and/or Capacity Notice, an amount of Escrow Shares from the Escrow Property as directed in such Joint Written Instructions and/or Capacity Notice, which amount to be released to the Investors shall not, in the aggregate with all prior releases hereunder to the Investors, if any, exceed the amount set forth in the Joint Written Instructions.2 The Escrow Agent will receive the Joint Written Instructions, and as set forth herein, one or more Capacity Notices, as to all share amounts to be disbursed and will not be responsible for any calculations. Cellect shall notify the Escrow Agent in writing of the occurrence of a First Additional Shares Delivery Date with respect to each of the Investors pursuant to the Underlying Agreement. All Joint Written Instructions executed by the Investor Representative and delivered to the Company by 5:00 p.m. New York City Time on the First Additional Shares Delivery Date related to each Investor shall be promptly executed by the Company and delivered to the Escrow Agent on the same date. For all other distributions, when more than one of the Buyers, each party to an escrow agreement with the Escrow Agent pursuant to the Underlying Agreement, submit a Joint Written Instruction, delivery of the Escrow Shares to the Buyers shall be made in the same order as the Escrow Agent received the Joint Written Instructions. Notwithstanding anything contained in this Escrow Agreement to the contrary, for the avoidance of doubt, the Interested Parties acknowledge and agree that any of the time periods for delivery of documents and/or other items set forth in this Escrow Agreement, including, but not limited to, the time period for delivery of Escrow Shares are subject to delays resulting from health epidemics. If, contemporaneously with, or after, the Escrow Agent receives a Joint Written Instruction, the Investor Representative delivers a written notice to the Escrow Agent and the Company that one or more Investors cannot take delivery of some or all of the Escrow Shares pursuant to Section 1(c)(v) of the Underlying Agreement, the Escrow Agent and the Company hereby acknowledge and agree that the Escrow Agent will be entitled to, and be required to, promptly honor any capacity notice in the form attached hereto as Exhibit C (a “Capacity Notice”) delivered to the Escrow Agent, with a copy to the Company (solely for informational purposes), as if such Capacity Notice were a Joint Written Instruction. As used herein, “Trading Day” means any day on which the Common Stock is traded on The Nasdaq Global Select Market, or, if The Nasdaq Global Select Market is not the principal trading market for the Common Stock on such day, then on the principal securities exchange or securities market on which the Common Stock is then traded.

4. Authorized Persons. Each of the Interested Parties shall, on the date of this Escrow Agreement, deliver to the other parties a certificate in the form of Schedule I-A hereto, with respect to the Company, and Schedule I-B hereto, with respect to the Investor Representative, as to the incumbency and specimen signature of at least two (2) officers or other representatives of such party authorized to act for and give and receive notices, requests and instructions on behalf of such party in connection with this Escrow Agreement (each such officer or other representative, an “Authorized Person”). From time to time, an Interested Party may, by delivering to the other parties a revised certificate in the form of Schedule I-A or Schedule I-B, as applicable, change the information previously given, but each of the parties hereto shall be entitled to rely conclusively on the then-current schedule until receipt of a superseding schedule.

5. Facsimile/Email Instructions. Each of the Interested Parties hereby provides to the Escrow Agent and agrees with and accepts the authorizations, limitations of liability, indemnities, security procedure and other provisions set forth on Schedule II hereto in connection with the Escrow Agent’s reliance upon and compliance with instructions and directions sent by such parties via e-mail, facsimile and other similar unsecured electronic methods.

2 NTD: Joint written instructions contemplated to require the Escrow Agent to deliver the Escrow Shares via the DTC free delivery / free receive system.

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6. Addresses. Notices, instructions and other communications shall be sent to the Escrow Agent at The Bank of New York Mellon, Corporate Trust Administration, 240 Greenwich Street, New York, New York 10286, Attn.: /Phil Triolo, Vice President, email: Filippo.Triolo@bnymellon.com, , and to the Interested Parties as follows:

If to Quoin:

I. Quoin Pharmaceuticals, Inc.

42127 Pleasant Forest Court

Ashburn, VA 20148

Attention: Michael Myers, Ph.D.

Email: mmyers@quoinpharma.com

with a copy to:

Dentons US LLP

1221 Avenue of the Americas

New York, NY 10020-1089

Email: jeffrey.baumel@dentons.com, ilan.katz@dentons.com

Attention: Jeffrey A. Baumel, Esq., Ilan Katz, Esq.

If to Cellect:

II.	Cellect Ltd.
III.	23 Hata’as Street
IV.	Kfar Saba, Israel 44425
V.	Attention: Shai Yarkoni, CEO
VI.	Email: shai@cellect.co
VII.
VIII.	with a copy to:
IX.	Horn & Co. - Law Offices
X.	Amot Investment Tower, 24 Floor
XI.	2 Weizmann Street,
XII.	Tel Aviv, Israel
XIII.	Attention: Yuval Horn, Adv.
XIV.	Email: yhorn@hornlaw.co.il
XV.
XVI.	and:
XVII.	Royer Cooper Cohen Braunfeld LLC
XVIII.	101 West Elm Street, Suite 400
XIX.	Conshohocken, PA 19428
XX.	Attention: David Gitlin, Esq.
XXI.	Email: DGitlin@rccblaw.com

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If to the Investor Representative:

Section 1.	As set forth on Exhibit A

Section 2.

Section 3.	With a copy (for informational purposes only) to:

Section 4.

Section 5.	As set forth on Exhibit A

Section 6.

7. Release of Escrow Funds and Termination. Within five (5) Business Days following [__], 20263, the Escrow Agent shall distribute to the Company the Escrow Property, including all Escrow Shares and any Distributions, not otherwise distributed to the Company or the Investor pursuant to Section 3 of this Part I – Instructions. This Escrow Agreement shall terminate upon the distribution or disbursement by the Escrow Agent of all Escrow Property in accordance with the terms hereof.

8. Covenant of the Escrow Agent. The Escrow Agent hereby agrees and covenants with the Interested Parties that it will perform all of its obligations under this Escrow Agreement and will not deliver custody or possession of any Escrow Property to anyone except pursuant to the express terms of this Escrow Agreement.

9. Compensation. In respect of the Escrow Agent’s services hereunder, the Company shall be obligated to pay the Escrow Agent the fees, expenses, charges and other amounts as set forth on the attached Schedule III. The Escrow Agent shall also be entitled to payment of any amounts to which the Escrow Agent is entitled under the indemnification provisions contained herein as set forth in Section 9 of Part II – Terms and Conditions.

II. TERMS AND CONDITIONS:

1. Escrow Agent’s Duties. The duties, responsibilities and obligations of the Escrow Agent shall be limited to those expressly set forth herein, and no duties, responsibilities or obligations shall be inferred or implied. The Escrow Agent shall not be subject to, nor required to comply with, nor required to inquire as to the performance of any obligation under, any other agreement between or among the Interested Parties (including the Underlying Agreement) or to which any Interested Party is a party, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Escrow Agreement) from any Interested Party or any entity acting on its behalf. The Escrow Agent shall not be required to, and shall not, expend or risk any of its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder.

2. Agreement for Benefit of Parties. This Escrow Agreement is for the exclusive benefit of the parties hereto and their respective successors hereunder, and shall not be deemed to give, either express or implied, any legal or equitable right, remedy, or claim to any other entity or person whatsoever.

3. Escrow Agent’s Reliance on Orders, Etc. If at any time the Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects any Escrow Property (including, but not limited to, orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of any Escrow Property), the Escrow Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate; and if the Escrow Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Escrow Agent shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

3 NTD: To insert the date that is the five (5) year anniversary of the Closing Date (as defined in the Underlying Agreement).

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4. The Escrow Agent.

(a) The Escrow Agent shall not be liable for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of gross negligence or willful misconduct on its part. In no event shall the Escrow Agent be liable (i) for acting in accordance with or relying upon (and shall be fully protected in relying upon) any instruction, notice, demand, certificate or document from any Interested Party, any entity acting on behalf of any Interested Party or any other person or entity which it reasonably believes to be genuine, (ii) for any indirect, consequential, punitive or special damages, even if advised of the possibility thereof, (iii) for the acts or omissions of its nominees, correspondents, designees, subagents or subcustodians selected by it in good faith, or (iv) for an amount in excess of the value of the Escrow Property.

(b) As security for the due and punctual performance of any and all of the Interested Parties’ obligations to the Escrow Agent hereunder, now or hereafter arising, the Interested Parties, individually and collectively, hereby pledge, assign and grant to the Escrow Agent a continuing security interest in, and a lien on and right of setoff against, the Escrow Property and all Distributions thereon, investments thereof or additions thereto (whether such additions are the result of deposits by the Company or the investment of the Escrow Property or otherwise). If any fees, expenses or costs incurred by, or any obligations owed to, the Escrow Agent hereunder are not promptly paid when due, the Escrow Agent may reimburse itself therefor from the Escrow Property, and may sell, convey or otherwise dispose of any Escrow Property for such purpose. The security interest and setoff rights of the Escrow Agent shall at all times be valid, perfected and enforceable by the Escrow Agent against the Interested Parties and all third parties in accordance with the terms of this Escrow Agreement.

(c) The Escrow Agent may consult with legal counsel at the expense of the Company as to any matter relating to this Escrow Agreement, and the Escrow Agent shall not incur any liability in acting in good faith in accordance with any advice from such counsel.

(d) The Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Escrow Agent (including, but not limited to, any act or provision of any present or future law or regulation or governmental authority, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility).

5. Collections. Unless otherwise specifically set forth herein, the Escrow Agent shall proceed as soon as practicable to collect any checks or other collection items at any time deposited hereunder. All such collections shall be subject to the Escrow Agent’s usual collection practices or terms regarding items received by the Escrow Agent for deposit or collection. The Escrow Agent shall not be required, or have any duty, to notify anyone of any payment or maturity under the terms of any instrument deposited hereunder, nor to take any legal action to enforce payment of any check, note or security deposited hereunder or to exercise any right or privilege which may be afforded to the holder of any such security.

6. Statements. The Escrow Agent shall provide to the Interested Parties statements (not less frequently than monthly) reflecting activity in the Escrow Account for the preceding period. No statement need be provided for periods in which no Escrow Account activity occurred. Each such statement shall be deemed to be correct and final upon receipt thereof by the Interested Parties unless the Escrow Agent is notified in writing to the contrary within thirty (30) Business Days of the date of such statement. A “Business Day” shall mean any day on which the Escrow Agent is open for business.

7. Limitation of Escrow Agent’s Responsibility. The Escrow Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement.

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8. Notices. Notices, instructions or other communications shall be in writing and shall be given to the address set forth in the “Addresses” provision herein (or to such other address as may be substituted therefor by written notification to the other parties). Notices to the Escrow Agent shall be deemed to be given when actually received by the Escrow Agent’s Escrow Unit. The Escrow Agent is authorized to comply with and rely upon any notices, instructions or other communications believed by it to have been sent or given by an Interested Party or by a person or persons authorized by an Interested Party, including persons identified on Authorized Persons schedules delivered pursuant to Section 4 of the Instructions. Whenever under the terms hereof the time for giving a notice or performing an act falls upon a Saturday, Sunday, or banking holiday, such time shall be extended to the next day on which the Escrow Agent is open for business.

9. Indemnity. The Company shall be liable for and shall reimburse and indemnify the Escrow Agent and hold the Escrow Agent and its affiliates, and the Escrow Agent’s and such affiliates’ respective directors, officers, employees, agents, successors and assigns, harmless from and against any and all claims, losses, liabilities, costs, disbursements, damages or expenses (including reasonable and documented attorneys’ fees and expenses and court costs) (collectively, “Losses”) arising from or in connection with or related to this Escrow Agreement or being the Escrow Agent hereunder (including but not limited to Losses incurred by the Escrow Agent in connection with its successful defense, in whole or in part, of any claim of gross negligence or willful misconduct on its part), provided, however, that nothing contained herein shall require the Escrow Agent to be indemnified for Losses caused by its gross negligence or willful misconduct. The Investors agree not to bring or enact any suit against the Escrow Agent, its affiliates, or the Escrow Agent’s and such affiliates’ respective directors, officers, employees, agents, successors and assigns, except to the extent of the Escrow Agent’s gross negligence or willful misconduct.

10. Removal and Resignation of Escrow Agent; Successor Escrow Agent.

(a) The Interested Parties may remove the Escrow Agent at any time by giving to the Escrow Agent thirty (30) calendar days’ prior notice in writing signed by the Interested Parties. The Escrow Agent may resign at any time by giving thirty (30) calendar days’ prior written notice thereof.

(b) Within ten (10) calendar days after giving the foregoing notice of removal to the Escrow Agent or receiving the foregoing notice of resignation from the Escrow Agent, the Interested Parties shall jointly agree on and appoint a successor Escrow Agent. If a successor Escrow Agent has not accepted such appointment by the end of such thirty (30) day period, the Escrow Agent may, in its sole discretion, deliver the Escrow Property to the Company at the address provided herein or may apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent or for other appropriate relief, and thereafter be relieved of all further duties and obligations as Escrow Agent hereunder. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Escrow Agent in connection with such proceeding shall be paid by, and be deemed a joint and several obligation of, the Company.

(c) Upon receipt of the identity of the successor Escrow Agent, the Escrow Agent shall either deliver the Escrow Property then held hereunder to the successor Escrow Agent, less the amount of fees, costs and expenses or other obligations owed to the Escrow Agent, or hold such Escrow Property (or any portion thereof), pending distribution, until all such fees, costs and expenses or other obligations are paid.

(d) Upon delivery of the Escrow Property to the Company, or in accordance with the instructions of a court of competent jurisdiction pursuant to subclause (c) above, or to successor Escrow Agent, the Escrow Agent shall have no further duties, responsibilities or obligations hereunder.

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11. Escrow Agent’s Obligations in the Event of Ambiguities, Conflicting Claims, Etc.

(a) In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by the Escrow Agent hereunder, the Escrow Agent may, in its sole discretion, refrain from taking any action other than retain possession of the Escrow Property, unless and until the Escrow Agent receives written instructions, signed by the Interested Parties, which eliminates such ambiguity or uncertainty.

(b) In the event of any dispute between or conflicting claims by or among the Interested Parties and/or any other person or entity with respect to any Escrow Property, the Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Escrow Property so long as such dispute or conflict shall continue, and the Escrow Agent shall not be or become liable in any way to any Interested Party for failure or refusal to comply with such conflicting claims, demands or instructions. The Escrow Agent shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to the Escrow Agent, or (ii) the Escrow Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all Losses which it may incur by reason of so acting. The Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceeding shall be paid by, and shall be deemed a joint and several obligation of, the Company.

12. Governing Law; Jurisdiction; Waiver of Right to Trial by Jury. This Escrow Agreement shall be interpreted, construed, enforced and administered in accordance with the internal substantive laws (and not the choice of law rules) of the State of New York. Each Interested Party hereby submits to the personal jurisdiction of and each agrees that all proceedings relating hereto shall be brought in courts located within the City and State of New York or elsewhere as the Escrow Agent may select. Each Interested Party hereby waives the right to trial by jury and to assert counterclaims in any such proceedings. To the extent that in any jurisdiction any Interested Party may be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (whether before or after judgment) or other legal process, each such party hereby irrevocably agrees not to claim, and hereby waives, such immunity. Each Interested Party waives personal service of process and consents to service of process by certified or registered mail, return receipt requested, directed to it at the address last specified for notices hereunder, and such service shall be deemed completed ten (10) calendar days after the same is so mailed.

13. Amendments, Etc. Except as otherwise permitted herein, this Escrow Agreement may be modified only by a written amendment signed by all the parties hereto, and no waiver of any provision hereof shall be effective unless expressed in a writing signed by the party to be charged.

14. Remedies Cumulative. The rights and remedies conferred upon the parties hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies. The waiver of any right or remedy hereunder shall not preclude the subsequent exercise of such right or remedy.

15. Representations and Warranties. (a) Each of the Interested Parties represents and warrants (a) that this Escrow Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other debtor relief laws and that certain equitable remedies may not be available regardless of whether enforcement is sought in equity or at law, and (b) that the execution, delivery and performance of this Escrow Agreement by it do not and will not violate any applicable law or regulation.

(b) Each of the Interested Parties covenants and represents that neither it nor any of its affiliates, subsidiaries, directors or officers are the target or subject of any sanctions enforced by the US Government, (including, the Office of Foreign Assets Control of the US Department of the Treasury (“OFAC”)), the United Nations Security Council, the European Union, HM Treasury, or other relevant sanctions authority (collectively “Sanctions”).

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(c) Each of the Interested Parties covenants and represents that neither it nor any of its affiliates, subsidiaries, directors or officers will use any payments made pursuant to this Escrow Agreement, (i) to fund or facilitate any activities of or business with any person who, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business with any country or territory that is the target or subject of Sanctions, or (iii) in any other manner that will result in a violation of Sanctions by any person.

16. Illegality, Etc. The invalidity, illegality or unenforceability of any provision of this Escrow Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

17. Entire Agreement. This Escrow Agreement shall constitute the entire agreement of the parties with respect to the subject matter and supersedes all prior oral or written agreements in regard thereto.

18. Survival of Certain Provisions. Section 8 of the Instructions and Sections 8-9, 12 and 21-22 of the Terms and Conditions of this Escrow Agreement shall survive termination of this Escrow Agreement and/or the resignation or removal of the Escrow Agent.

19. Headings. The headings contained in this Escrow Agreement are for convenience of reference only and shall have no effect on the interpretation or operation hereof.

20. Counterparts. This Escrow Agreement may be executed by each of the parties hereto in any number of counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all such counterparts shall together constitute one and the same agreement.

21. Certain Tax Matters. Except as provided in paragraph 4(b) of the Terms and Conditions above, the Escrow Agent does not have any interest in the Escrowed Property but is serving as escrow holder only and having only possession thereof. The Company shall jointly and severally be obligated to and shall pay or reimburse the Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrowed Property incurred in connection herewith and shall jointly and severally indemnify and hold harmless the Escrow Agent for any amounts that it is obligated to pay in the way of such taxes. Any payments of income from this Escrow Account shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will provide the Escrow Agent with appropriate W-9 forms for tax I.D., number certifications, or W-8 forms for non-resident alien certifications, and will inform the Escrow Agent as to the proper allocation of income in respect of the Escrow Property for annual and periodic tax and other reporting purposes. It is understood that the Escrow Agent shall be responsible for income reporting only with respect to income earned on investment of funds which are a part of the Escrowed Property and is not responsible for any other reporting.

22. Patriot Act Compliance, Etc. In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering and the Customer Identification Program (“CIP”) requirements under the USA PATRIOT Act and its implementing regulations, pursuant to which the Escrow Agent must obtain, verify and record information that allows the Escrow Agent to identify customers (“Applicable Law”), the Escrow Agent is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Escrow Agent. Accordingly, each Interested Party agrees to provide to the Escrow Agent upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Escrow Agent to comply with Applicable Law, including, but not limited to, information as to name, physical address, tax identification number and other information that will help the Escrow Agent to identify and verify such Interested Party such as organizational documents, certificates of good standing, licenses to do business or other pertinent identifying information. Each Interested Party understands and agrees that the Escrow Agent cannot open the Escrow Account unless and until the Escrow Agent verifies the identities of the Interested Parties in accordance with its CIP.

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23. Information Sharing. The Bank of New York Mellon Corporation is a global financial organization that operates in and provides services and products to clients through its affiliates and subsidiaries located in multiple jurisdictions (the “BNY Mellon Group”). The BNY Mellon Group may (i) centralize in one or more affiliates and subsidiaries certain activities (the “Centralized Functions”), including audit, accounting, administration, risk management, legal, compliance, sales, product communication, relationship management, and the compilation and analysis of information and data regarding the Interested Parties (which, for purposes of this provision, includes the name and business contact information for the Interested Parties employees and representatives) and the accounts established pursuant to this Escrow Agreement (“Interested Parties Information”) and (ii) use third party service providers to store, maintain and process the Interested Parties Information (“Outsourced Functions”). Notwithstanding anything to the contrary contained elsewhere in this Escrow Agreement and solely in connection with the Centralized Functions and/or Outsourced Functions, the Interested Parties consent to the disclosure of, and authorize BNY Mellon to disclose, the Interested Parties Information to (i) other members of the BNY Mellon Group (and their respective officers, directors and employees) and to (ii) third-party service providers (but solely in connection with Outsourced Functions) who are required to maintain the confidentiality of the Interested Parties Information. In addition, the BNY Mellon Group may aggregate the Interested Parties Information with other data collected and/or calculated by the BNY Mellon Group, and the BNY Mellon Group will own all such aggregated data, provided that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies the Interested Parties Information with the Interested Parties specifically. The Interested Parties represent that the Interested Parties are authorized to consent to the foregoing and that the disclosure of the Interested Parties Information in connection with the Centralized Functions and/or Outsourced Functions does not violate any relevant data protection legislation. The Interested Parties also consent to the disclosure of the Interested Parties Information to governmental and regulatory authorities in jurisdictions where the BNY Mellon Group operates and otherwise as required by law.

24. Successors and Assigns of Escrow Agent. Any corporation or other company into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or other company resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any corporation or other company succeeding to the business of the Escrow Agent shall be the successor of the Escrow Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto, except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

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IN WITNESS WHEREOF, each of the parties has caused this Escrow Agreement to be executed by a duly authorized officer as of the day and year first written above.

Quoin PHARMACEUTICALS, INC.

By:
	Name:	Michael Myers
	Title:	Chief Executive Officer

CELLECT BIOTECHNOLOGY LTD.

By:
Name:
Title:

ALTIUM GROWTH FUND, LP

By:	Altium Capital Management, LP

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, as Escrow Agent

By:
Name:
Title:

87

Schedule I-A

Authorized Officers of Quoin

Name	Signature	Phone Number (office and mobile)

Michael Myers		(703) 980-4182

Denise Carter		(610) 662-4025

Schedule I-B

Authorized Officers of Investor Representative

Name	Signature	Phone Number (office and mobile)

Schedule II

ELECTRONIC METHODS AUTHORIZATION, LIMITATION OF LIABILITY AND INDEMNITY

Interested Party Authorization, Limitation of Liability and Indemnity. Each Interested Party hereby authorizes the Escrow Agent and its affiliates (the “Bank”) to rely upon and comply with instructions and directions sent by it via e-mail, facsimile and other similar unsecured electronic methods (but excluding on-line communications systems covered by a separate agreement (such as the Bank’s CASH-Register Plus system) (“On-Line Communications Systems”)) (“Electronic Methods”) by persons believed by the Bank to be authorized to give instructions and directions on behalf of the Interested Party. Except as set forth below with respect to funds transfers, the Bank shall have no duty or obligation to verify or confirm that the person who sent such instructions or directions is, in fact, a person authorized to give instructions or directions on behalf of the Interested Party (other than to verify that the signature on a facsimile is the signature of a person authorized to give instructions and directions on behalf of the Interested Party); and the Bank shall have no liability for any losses, liabilities, costs or expenses incurred or sustained by the relevant Interested Party as a result of such reliance upon or compliance with such instructions or directions. Each Interested Party agrees to assume all risks arising out of the use of Electronic Methods to submit instructions and directions to the Bank, including without limitation the risk of the Bank acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Funds Transfer Security Procedures. With respect to any “funds transfer,” as defined in Article 4-A of the Uniform Commercial Code, the following security procedure will apply: An Interested Party’s payment instruction is to include the name and (in the case of a facsimile) signature of the person initiating the funds transfer request. If the name is listed as an Authorized Person on a certificate in the form of Schedule I hereto delivered pursuant to this Escrow Agreement, the Bank will confirm the instructions by telephone call to any person listed as an Authorized Person, who may be the same person who initiated the instruction. When calling back, the Bank will request from the relevant Interested Party’s staff member his or her name. If the name is listed in the Escrow Agent’s records as an Authorized Person, the Bank will confirm the instructions with respect to amount, names and numbers of accounts to be charged or credited and other relevant reference information. Where this Escrow Agreement contemplates joint payment instructions from the interested parties, the Escrow Agent shall call back both the Company and the Investor Representative. Each Interested Party acknowledges that the Bank has offered such Interested Party other security procedures that are more secure and are commercially reasonable for such Interested Party, and that such Interested Party has nonetheless chosen the procedures described in this paragraph. Each Interested Party agrees to be bound by any payment order issued in its name, whether or not authorized, that is accepted by the Bank in accordance with the above procedures. When instructed to credit or pay a party by both name and a unique numeric or alpha-numeric identifier (e.g. ABA number or account number), the Bank, and any other bank participating in the funds transfer, may rely solely on the unique identifier, even if it identifies a party different than the party named. This applies to beneficiaries as well as any intermediary bank. Each Interested Party agrees to be bound by the rules of any funds transfer network used in connection with any payment order accepted by the Bank hereunder. The Escrow Agent shall not be obliged to make any payment or otherwise to act on any instruction notified to it under this Escrow Agreement if it is unable to validate the authenticity of the request by telephoning an Authorized Person who has not executed the relevant request or instruction of the relevant Interested Party. Payment or otherwise to act on any instruction by Authorized Person of the relevant Interested Party will be made by the Escrow Agent within three (3) Business Days (as defined in Section 6 of Part II – Terms and Conditions) after the Escrow Agent’s verification of instructions as set forth above.

Authorization. This authorization shall remain in full force and effect until the earlier of termination of this Escrow Agreement or the date it is canceled, revoked or amended by written notice received by the Escrow Agent; and replaces and supersedes any previous authorization from an Interested Party to the Bank relating to the giving of instructions by facsimile, e-mail or other similar Electronic Methods (but excluding On-Line Communications Systems) in relation to this Escrow Agreement, and is in addition to all other authorizations. Notwithstanding any revocation, cancellation or amendment of this authorization, any action taken by the Bank pursuant to this authorization prior to the Bank’s actual receipt and acknowledgement of a notice of revocation, cancellation or amendment shall not be affected by such notice.

Indemnity. The Company agrees to indemnify and hold harmless the Bank against any and all claims, losses, damages liabilities, judgments, costs and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) incurred or sustained by the Bank as a result of or in connection with the Bank’s reliance upon and compliance with instructions or directions given by the Company by Electronic Methods, provided, however, that such Losses have not arisen from the gross negligence or willful misconduct of the Bank, it being understood that the failure of the Bank to verify or confirm that the person giving the instructions or directions, is, in fact, an Authorized Person does not constitute gross negligence or willful misconduct.

Representation. Each of Quoin, Cellect and the Investor Representative hereby represents and warrants to the Bank that this authorization is properly given and has been duly approved by its Board of Directors or, if not a corporation, by its equivalent.

Schedule III

(See Attached Fee Schedule)

Provided under separate cover and to be attached here in final version

Exhibit A

Investor

Investor	Pro Rata Interest in Escrow Shares	Number of Escrow Shares	Address, Facsimile Number and E-Mail	Legal Representative’s Address, Facsimile Number and E-Mail
Altium Growth Fund, LP	100.00%	[●]	c/o Altium Capital Management, LP 551 5th Avenue, 19th Floor (Suite 1920) New York, NY 10176	Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022 Attention: Eleazer Klein, Esq. Facsimile: (212) 593-5955 Telephone: (212) 756-2376 E-mail: eleazer.klein@srz.com

Exhibit B

Form of Instructions

The Bank of New York Mellon

Corporate Trust Administration

240 Greenwich Street

New York, New York 10286

Attn.: Filippo.Triolo@bnymellon.com

Re. Joint Instructions

Ladies and Gentlemen:

Reference is made to the Escrow Agreement dated March [__], 2021 (the “Escrow Agreement”), by and among THE BANK OF NEW YORK MELLON, a New York banking corporation (the “Escrow Agent”), Quoin Pharmaceuticals, Inc., a Delaware corporation (“Quoin”), CELLECT BIOTECHNOLOGY LTD., an Israeli company (“Cellect”), and Altium Growth Fund, LP (the “Investor Representative”), entered into in connection with the Securities Purchase Agreement, dated March 24, 2021, by and among Quoin, Cellect, the Investor Representative and any other investors party thereto, as amended, supplemented or otherwise modified from time to time. Capitalized terms used and not defined herein shall have the meaning ascribed to such terms in the Escrow Agreement.

Pursuant to Section 3 of the Escrow Agreement, each of the undersigned hereby instructs you to disburse the Escrow Shares set forth on Annex A hereto[, subject to, in case of any disbursement to the Investors, the delivery to the Escrow Agent by the Investor Representative of a Capacity Notice from time to time at any time from and after the date hereof with respect to all or any portion of the Escrow Shares set forth on Annex A hereto], via the DTC free delivery / free receive system in accordance with the instructions set forth on Annex A hereto or in the Capacity Notice no later than two Trading Days following the date of delivery to the Escrow Agent of this Joint Written Instructions or the applicable Capacity Notice, as applicable.

These joint instructions may be executed by each of the parties hereto in any number of counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all such counterparts shall together constitute one and the same agreement.

THE COMPANY:	ALTIUM GROWTH FUND, LP
	By:	Altium Capital Management, LP

By:	By:
Name:	Name:
Title:	Title:

Annex A

Recipient	Amount to be Disbursed	Account Information

Free delivery / free receive Instructions:

Please deliver _________ shares

(CUSIP: _________)

Trade Date: _________

Settlement Date: _________

Broker name: _________

DTC: _________

Account Name: _________

Account Number:_________

Exhibit C

CAPACITY NOTICE

TO BE EXECUTED BY THE HOLDER TO RECEIVE CAPACITY SHARES

[QUOIN PHARMACEUTICALS, LTD.]

The undersigned holder hereby exercises the right to receive_________ American Depositary Shares, each representing one hundred (100) of the Company’s ordinary shares, no par value per share (the “Capacity Shares”), of [Quoin Pharmaceuticals, Ltd.], an Israeli company (formerly known as Cellect Biotechnology Ltd.) (the “Company”) and hereby directs the Company and The Bank of New York Mellon (the “Escrow Agent”) to deliver to the undersigned via free delivery / free receive such number of Capacity Shares as set forth below, in each case, in accordance with the terms of (i) that certain Securities Purchase Agreement dated as of March 24, 2021, by and among the Company, Quoin Pharmaceuticals, Inc., a Delaware corporation (“Quoin”) and the Buyers listed on the signature pages attached thereto, as amended, supplemented or otherwise modified from time to time and (ii) that certain Securities Escrow Agreement, dated as of March [__], 2021, by and among the Company, Quoin, the Escrow Agent and the undersigned (Account #:[ ], Account Name: BNY Mellon Quoin Escrow FBO Altium Growth Fund, LP ).

Date: ________________

ALTIUM GROWTH FUND, LP

By:	Altium Capital Management, LP

By:
Name:
Title:

Free delivery / free receive Instructions: Please deliver _______ shares (CUSIP: _______ per the below instructions.

Trade Date: _______

Settlement Date: _______

DTC: _______

Account Name: _______

Account Number: _______

EXHIBIT B

Form of Warrants

[FORM OF SERIES [A] [B] [C] WARRANT]

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL SELECTED BY THE HOLDER, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD (X) PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT OR (Y) TO AN ACCREDITED INVESTOR IN A PRIVATE TRANSACTION. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

[QUOIN PHARMACEUTICALS, LTD.]

Series [A] [B] [C] Warrant To Purchase American Depositary Shares

Warrant No.: _________________

Date of Issuance: [●]4 (“Issuance Date”)

4 Insert the Warrant Closing Date (as defined in the Securities Purchase Agreement).

[Quoin Pharmaceuticals, Ltd.], an Israeli company formerly known as Cellect Biotechnology Ltd. (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [HOLDER], the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, at any time or times on or after the Issuance Date, but not after 11:59 p.m., New York time, on the Expiration Date, (as defined below), ___________________ (__________)5 fully paid nonassessable ADSs, subject to adjustment as provided herein (the “Warrant Shares” and such initial number of Warrant Shares, as adjusted pursuant to Section 2 (other than Section 2(d)), the “Initial Maximum Eligibility Number”). Except as otherwise defined herein, capitalized terms in this Warrant to Purchase American Depositary Shares (including any Warrants to Purchase American Depositary Shares issued in exchange, transfer or replacement hereof, this “Warrant”), shall have the meanings set forth in Section 18. This Warrant is one of the [INSERT IN SERIES A WARRANT: Series A] [INSERT IN SERIES B WARRANT: Series B] [INSERT IN SERIES C WARRANT: Series C] Warrants to purchase American Depositary Shares (the “SPA Warrants”) issued pursuant to Section 1 of that certain Securities Purchase Agreement, dated as of March 24, 2021 (the “Subscription Date”), by and among the Company, Quoin Pharmaceuticals, Inc., a Delaware corporation, and the investors (the “Buyers”) referred to therein (as may be amended, amended and restated, supplemented or otherwise modified from time to time in accodance with its terms, the “Securities Purchase Agreement”). Capitalized terms used herein and not otherwise defined shall have the definitions ascribed to such terms in the Securities Purchase Agreement.

5[INSERT IN SERIES A, B & C WARRANTS ISSUED ON THE WARRANT CLOSING DATE: Insert [INSERT IN SERIES A & B WARRANTS ISSUED ON THE WARRANT CLOSING DATE: 100%] [INSERT IN SERIES C WARRANTS ISSUED ON THE WARRANT CLOSING DATE: 55.88% [NTD: $9,500,000 represents 55.88% of $17,000,000]] of the sum of (i) the number of Exchange Shares issued to the Holder on the Closing Date in exchange for the number of Initial Purchased Shares (as defined in the Securities Purchase Agreement) purchased by the Holder pursuant to the Securitie subject to adjustment as provided herein (the “Warrant Shares” and such initial number of Warrant Shares, as adjusted pursuant to Section 2 (other than Section 2(d)), the “Initial Maximum Eligibility Number”). Except as otherwise defined herein, capitalized terms in this Warrant to Purchase American Depositary Shares (including any Warrants to Purchase American Depositary Shares issued in exchange, transfer or replacement hereof, this “Warrant”), shall have the meanings set forth in Section 18. This Warrant is one of the [INSERT IN SERIES A WARRANT: Series A] [INSERT IN SERIES B WARRANT: Series B] [INSERT IN SERIES C WARRANT: Series C] Warrants to purchase American Depositary Shares (the “SPA Warrants”) issued pursuant to Section 1 of that certain Securities Purchase Agreement, dated as of March 24, 2021 (the “Subscription Date”), by and among the Company, Quoin Pharmaceuticals, Inc., a Delaware corporation, and the investors (the “Buyers”) referred to therein (as may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Securities Purchase Agreement”). Capitalized terms used herein and not otherwise defined shall have the definitions ascribed to such terms in the Securities Purchase Agreement.

1. EXERCISE OF WARRANT.

(i)Mechanics of Exercise. Subject to the terms and conditions hereof (including, without limitation, the limitations set forth in Section 1(f)), this Warrant may be exercised by the Holder at any time or times on or after the Issuance Date, in whole or in part, by (i) delivery of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant and (ii) (A) payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash by wire transfer of immediately available funds or (B) if the provisions of Section 1(d) are applicable, by notifying the Company that this Warrant is being exercised pursuant to a Cashless Exercise (as defined in Section 1(d)(1)) [INSERT IN SERIES B WARRANT: or an Alternate Cashless Exercise (as defined in Section 1(d)(2))]. The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder, nor shall any ink-original signature or medallion guarantee (or other type of guarantee or notarization) with respect to any Exercise Notice be required. Execution and delivery of the Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares. On or before the first (1st) Trading Day following the date on which the Holder has delivered the applicable Exercise Notice to the Company, the Company shall transmit by electronic mail an acknowledgment of confirmation of receipt of the Exercise Notice to the Holder and the Company’s transfer agent (the “Transfer Agent”). On or before the applicable Share Delivery Date, the Company shall (X) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program and (A) the applicable Warrant Shares are subject to an effective resale registration statement in favor of the Holder or (B) if exercised via Cashless Exercise [INSERT IN SERIES B WARRANT: or Alternate Cashless Exercise], at a time when Rule 144 would be available for resale of the applicable Warrant Shares by the Holder, credit such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit / Withdrawal At Custodian system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program or (A) the applicable Warrant Shares are not subject to an effective resale registration statement in favor of the Holder and (B) if exercised via Cashless Exercise [INSERT IN SERIES B WARRANT: or Alternate Cashless Exercise], at a time when Rule 144 would not be available for resale of the applicable Warrant Shares by the Holder, issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise. The Company shall be responsible for all fees and expenses of the Transfer Agent and all fees and expenses with respect to the issuance of Warrant Shares via DTC, if any, including, without limitation, for same day processing. Upon delivery of the Exercise Notice, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares, as the case may be. If this Warrant is submitted in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then the Company shall as soon as practicable and in no event later than five (5) Trading Days after any exercise and at its own expense, issue a new Warrant (in accordance with Section 7(d)) representing the right to purchase the number of Warrant Shares issuable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised. No fractional Warrant Shares are to be issued upon the exercise of this Warrant, but rather the number of Warrant Shares to be issued shall be rounded up to the nearest whole number. The Company shall pay any and all taxes which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant (other than the Holder’s income taxes). The Company’s obligations to issue and deliver Warrant Shares in accordance with the terms and subject to the conditions hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination. While any SPA Warrants remain outstanding, the Company shall use a transfer agent that participates in the DTC Fast Automated Securities Transfer Program. Notwithstanding any provision of this Warrant to the contrary, no more than the Maximum Eligibility Number of Warrant Shares shall be exercisable IN the AGGREGATE hereunder.

(ii)Exercise Price. For purposes of this Warrant, “Exercise Price” means $[•]6 per ADS, subject to adjustment as provided herein.

(iii) Company’s Failure to Timely Deliver Securities. If the Company shall fail for any reason or for no reason to issue to the Holder on or prior to the applicable Share Delivery Date either (I) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, a certificate for the number of ADSs to which the Holder is entitled and register such ADSs on the Company’s share register or if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, to credit the Holder’s balance account with DTC, for such number of ADSs to which the Holder is entitled upon the Holder’s exercise of this Warrant or (II) if the Registration Statement covering the resale of the Warrant Shares that are the subject of the Exercise Notice (the “Unavailable Warrant Shares”) is not available for the resale of such Unavailable Warrant Shares and the Company fails to promptly, but in no event later than as is required pursuant to the Registration Rights Agreement (x) so notify the Holder in writing and (y) deliver the Warrant Shares electronically without any restrictive legend by crediting such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit / Withdrawal At Custodian system (the event described in the immediately foregoing clause (II) is hereinafter referred as a “Notice Failure” and together with the event described in clause (I) above, an “Exercise Failure”), then, in addition to all other remedies available to the Holder, (X) the Company shall pay in cash to the Holder on each day after the applicable Share Delivery Date and during such Exercise Failure an amount equal to 1.5% of the product of (A) the number of Warrant Shares not issued to the Holder on or prior to the applicable Share Delivery Date and to which the Holder is entitled, and (B) any trading price of the ADSs selected by the Holder in writing as in effect at any time during the period beginning on the applicable date of delivery of the applicable Exercise Notice and ending on the applicable Share Delivery Date, and (Y) the Holder, upon written notice to the Company, may void its Exercise Notice with respect to, and retain or have returned, as the case may be, any portion of this Warrant that has not been exercised pursuant to such Exercise Notice; provided that the voiding of an Exercise Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 1(c) or otherwise. In addition to the foregoing, if on or prior to the applicable Share Delivery Date either (I) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, the Company shall fail to issue and deliver a certificate to the Holder and register such ADSs on the Company’s share register or, if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, credit the Holder’s balance account with DTC for the number of ADSs to which the Holder is entitled upon the Holder’s exercise hereunder or pursuant to the Company’s obligation pursuant to clause (ii) below or (II) a Notice Failure occurs, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) ADSs relating to the applicable Exercise Failure (a “Buy-In”), then the Company shall, within five (5) Trading Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the ADSs so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such ADSs) or credit the Holder’s balance account with DTC for such ADSs shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such ADSs or credit the Holder’s balance account with DTC, as applicable, and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of ADSs, times (B) any trading price of the ADS selected by the Holder in writing as in effect at any time during the period beginning on the date of delivery of the applicable Exercise Notice and ending on the applicable Share Delivery Date. Nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing ADSs (or to electronically deliver such ADSs) upon the exercise of this Warrant as required pursuant to the terms hereof. Notwithstanding the forgoing, any payments made by the Company to the Holder pursuant to this Section 1(c) shall be made without withholding or deduction for any taxes (as defined in the Securities Purchase Agreement), unless required by law, in which case the Company will pay such additional amounts as will result, after such withholding or deduction, in the receipt by the Holder of the amounts that would otherwise have been receivable in respect thereof.

6 Insert the lower of the Closing Per Share Price and the Initial Per Share Price (each as defined in the Securities Purchase Agreement).

(iv) Cashless Exercise.

(a)Notwithstanding anything contained herein to the contrary, if at any time following the earlier of (x) [●]7 and (y) the Demand Effectiveness Deadline (as defined in the Registration Rights Agreement) of the Demand Registration Statement (as defined in the Registration Rights Agreement), if any, filed to register the Unavailable Warrant Shares for resale by the Holder, a Registration Statement covering the resale of the Unavailable Warrant Shares is not available for the resale of such Unavailable Warrant Shares, the Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of ADSs determined according to the following formula (a “Cashless Exercise”):

Net Number = (A x B) - (A x C)

B

For purposes of the foregoing formula:

A =	the total number of ADSs with respect to which this Warrant is then being exercised.

B =	as applicable: (i) the Weighted Average Price of the ADSs on the Trading Day immediately preceding the date of the applicable Exercise Notice if such Exercise Notice is (1) both executed and delivered pursuant to Section 1(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 1(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b)(68) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) at the option of the Holder, either (x) the Weighted Average Price of the ADSs on the Trading Day immediately preceding the date of the applicable Exercise Notice or (y) the Bid Price of the ADSs on the principal trading market for the ADSs as reported by Bloomberg as of the time of the Holder’s execution of the applicable Exercise Notice if such Exercise Notice is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day) pursuant to Section 1(a) hereof or (iii) the Weighted Average Price of the ADSs on the date of the applicable Exercise Notice if the date of such Exercise Notice is a Trading Day and such Exercise Notice is both executed and delivered pursuant to Section 1(a) hereof after the close of “regular trading hours” on such Trading Day.

C =	the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

(b) [INSERT IN SERIES B WARRANT: Notwithstanding the foregoing, if on any Trading Day after [•], 20218 the Weighted Average Price of the ADSs is less than the Exercise Price for five (5) consecutive Trading Days, the Holder shall have the right, at any time while the Weighted Average Price of the ADSs is less than the Exercise Price, at the Holder’s sole option and as elected by the Holder on the applicable Exercise Notice, to effect a Cashless Exercise hereunder, in whole or in part, but in lieu of receiving such aggregate number of Warrant Shares as described in the formula set forth in Section 1(d)(1), the Holder shall receive 1.0 ADS for each Warrant Share being exercised hereunder in such Cashless Exercise (each, an “Alternate Cashless Exercise”).] [INSERT IN SERIES A & C WARRANTS: Intentionally omitted].

7 Insert date that is six (6) months immediately following the Closing Date.

8 Insert date that is six (6) months immediately following the Closing Date.

(c) For purposes of Rule 144(d), the Company hereby acknowledges and agrees that the Warrant Shares issued in a Cashless Exercise [INSERT IN SERIES B WARRANT: or an Alternate Cashless Exercise] shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares for purposes of Rule 144(d), shall be deemed to have commenced, on the date this Warrant was originally issued pursuant to the Securities Purchase Agreement. The Company agrees not to take any position contrary to this Section 1(d) as long as the rules and interpretations of the SEC in effect as of the Subscription Date remain unchanged in this respect.

(v) Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with Section 12.

(vi) Beneficial Ownership Limitation on Exercises. Notwithstanding anything to the contrary contained herein, the Company shall not effect the exercise of any portion of this Warrant, and the Holder shall not have the right to exercise any portion of this Warrant, pursuant to the terms and conditions of this Warrant and any such exercise shall be null and void and treated as if never made, to the extent that after giving effect to such exercise, the Holder together with the other Attribution Parties collectively would beneficially own in excess of [4.99] [9.99]%9 (the “Maximum Percentage”) of the number of Ordinary Shares outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of Ordinary Shares beneficially owned by the Holder and the other Attribution Parties shall include the number of Ordinary Shares held by the Holder and all other Attribution Parties plus the number of Ordinary Shares underlying the Warrant Shares issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude the number of Ordinary Shares which would be issuable upon (A) exercise of the remaining, unexercised portion of this Warrant beneficially owned by the Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants, including the [INSERT IN SERIES A WARRANT: Series B Warrants, Series C Warrants] [INSERT IN SERIES B WARRANT: Series A Warrants, Series C Warrants] [INSERT IN SERIES C WARRANT: Series A Warrants, Series B Warrants] and the Exchange Warrants) beneficially owned by the Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 1(f). For purposes of this Section 1(f), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”). For purposes of this Warrant, in determining the number of outstanding Ordinary Shares the Holder may acquire upon the exercise of this Warrant without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding Ordinary Shares as reflected in (x) the Company’s most recent Annual Report on Form 20-F, Report of Foreign Private Issuer on Form 6-K or other public filing with the Securities and Exchange Commission (the “SEC”), as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Transfer Agent setting forth the number of Ordinary Shares outstanding (the “Reported Outstanding Share Number”). If the Company receives an Exercise Notice from the Holder at a time when the actual number of outstanding Ordinary Shares is less than the Reported Outstanding Share Number, the Company shall (i) promptly notify the Holder in writing of the number of Ordinary Shares then outstanding and, to the extent that such Exercise Notice would otherwise cause the Holder’s beneficial ownership, as determined pursuant to this Section 1(f), to exceed the Maximum Percentage, the Holder must notify the Company of a reduced number of Warrant Shares to be purchased pursuant to such Exercise Notice (the number of Warrant Shares by which such purchase is reduced, the “Reduction Shares”) and (ii) as soon as reasonably practicable, the Company shall return to the Holder any exercise price paid by the Holder for the Reduction Shares. For any reason at any time, upon the written or oral request of the Holder, the Company shall within two (2) Trading Days confirm in writing by electronic mail to the Holder the number of Ordinary Shares then outstanding. In any case, the number of outstanding Ordinary Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of Warrant Shares to the Holder upon exercise of this Warrant results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding Ordinary Shares (as determined under Section 13(d) of the 1934 Act), the number of Warrant Shares so issued by which the Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio and any portion of this Warrant so exercised shall be reinstated, and the Holder shall not have the power to vote or to transfer the Excess Shares. As soon as reasonably practicable after the issuance of the Excess Shares has been deemed null and void, the Company shall return to the Holder the exercise price paid by the Holder for the Excess Shares. Upon delivery of a written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and the other Attribution Parties and not to any other holder of SPA Warrants that is not an Attribution Party of the Holder. For purposes of clarity, the Ordinary Shares underlying the Warrant Shares issuable pursuant to the terms of this Warrant in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. No prior inability to exercise this Warrant pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1(f) to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 1(f) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of this Warrant.

9 Insert Maximum Percentage as indicated on the Buyer’s signature page attached to the Securities Purchase Agreement.

(vii)Insufficient Authorized Shares. If at any time while this Warrant remains outstanding the Company does not have a sufficient number of authorized and unreserved Ordinary Shares to satisfy its obligation to reserve for issuance upon exercise of this Warrant at least a number of Ordinary Shares equal to: (i) until the Final Reset Date, the number of Warrant Shares issued and issuable pursuant to this Warrant assuming that the Maximum Eligibility Number equals [INSERT IN SERIES A & B WARRANTS: 400%] [INSERT IN SERIES C WARRANTS: 223.52%]10 of the Initial Purchased Shares issued to the initial Holder of this Warrant on the Closing Date outstanding without regard to any limitation on exercise set forth herein [INSERT IN SERIES A & B WARRANTS: and assuming that the Series C Warrant has been exercised in full by paying the Aggregate Exercise Price (as defined in the Series C Warrants) in cash (without giving effect to any limitation on exercise set forth therein)] and (ii) from and after the Final Reset Date, the maximum number of Ordinary Shares as shall from time to time be necessary to effect the exercise in full of all of this Warrant then outstanding without regard to any limitation on exercise set forth herein [INSERT IN SERIES A & B WARRANTS: and assuming that the Series C Warrant has been exercised in full by paying the Aggregate Exercise Price (as defined in the Series C Warrants) in cash (without giving effect to any limitation on exercise set forth therein)] (the foregoing clauses (i) and (ii), as applicable, the “Required Reserve Amount” and the failure to have such sufficient number of authorized and unreserved Ordinary Shares, an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized Ordinary Shares to an amount sufficient to allow the Company to reserve the Required Reserve Amount for this Warrant then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized Ordinary Shares. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized Ordinary Shares and to cause its board of directors to recommend to the stockholders that they approve such proposal. Notwithstanding the foregoing, if any such time of an Authorized Share Failure, the Company is able to obtain the written consent of a majority of its issued and outstanding Ordinary Shares to approve the increase in the number of authorized Ordinary Shares, the Company may satisfy this obligation by obtaining such consent and submitting for filing with the SEC an Information Statement on Schedule 14C. In the event that upon any exercise of this Warrant, the Company does not have sufficient authorized Ordinary Shares to deliver Warrant Shares in satisfaction of such exercise, then unless the Holder elects to void such attempted exercise, the Holder may require the Company to pay to the Holder within five (5) Trading Days of the applicable exercise, cash in an amount equal to the product of (i) the number of Warrant Shares that the Company is unable to deliver pursuant to this Section 1(g) and (ii) the highest Weighted Average Price of the ADSs during the period beginning on the date of such attempted exercise and the date that the Company makes the applicable cash payment.

10 NTD: Since $9,500,000 represents 55.88% of $17,000,000 and since the resets could yield up to four times that amount, the reservation for the Series C Warrant should be for 223.52% (calculated as four times 55.88%) of the Initial Purchased Shares issued at the Closing.

(viii)[INSERT IN SERIES C WARRANT: Issuance of Series A Warrants and Series B Warrants. Upon each exercise of this Warrant whereby the Holder pays the applicable Aggregate Exercise Price in cash, whether such exercise is pursuant to Section 1(a) or Section 1(i), the Company shall, on the applicable Share Delivery Date, along with delivering the Warrant Shares issuable to the Holder upon exercise of this Warrant, issue (i) a Series A Warrant and (ii) a Series B Warrant, each to purchase a number of ADSs equal to the number of Warrant Shares issuable to the Holder upon such exercise of this Warrant (without any regard to any limitation on exercise included therein).

(ix)Mandatory Exercise at the Company’s Election.

(a)If at any time from and after the Initial Effectiveness Deadline (as defined in the Registration Rights Agreement) no Equity Conditions Failure has occurred during the Equity Conditions Measuring Period, the Company shall have the right to require the Holder and all, but not less than all, holders of the other SPA Warrants, to exercise all or any portion of this Warrant and the other SPA Warrants, as designated in the applicable Mandatory Exercise Notice (as defined below), into fully paid, validly issued and nonassessable ADSs in accordance with Section 1(a) hereof at the Exercise Price on the Mandatory Exercise Date (as defined below) (a “Mandatory Exercise”) provided that if any Mandatory Exercise requires the exercise of less than all of this Warrant and the other SPA Warrants that then remain outstanding, such Mandatory Exercise shall be for a number of ADSs that would, in the aggregate, cause the Holder and the holders of the other SPA Warrants to pay in the aggregate an Aggregate Exercise Price in cash to the Company that is not less than $1,000,000. The Company may exercise its right to require exercise under this Section 1(i)(1) by delivering a written notice thereof by electronic mail and overnight courier to the Holder and all, but not less than all, of the holders of the other SPA Warrants and the Transfer Agent (a “Mandatory Exercise Notice” and the date the Holder and all the holders of the other SPA Warrants receive such notice is referred to as a “Mandatory Exercise Notice Date”). Each Mandatory Exercise Notice shall be irrevocable. Each Mandatory Exercise Notice shall (i) state (a) the Trading Day on which the applicable Mandatory Exercise shall occur, which shall be the tenth (10th) Trading Day immediately following the related Mandatory Exercise Notice Date (a “Mandatory Exercise Date”), (b) the aggregate number of SPA Warrants which the Company has elected to be subject to such Mandatory Exercise from the Holder and all of the holders of the other SPA Warrants pursuant to this Section 1(i)(1) (and analogous provisions under the other SPA Warrants) and (c) the number of ADSs to be issued to the Holder on such Mandatory Exercise Date and (ii) certify that there has been no Equity Conditions Failure on any day during the period beginning on the first day of the Equity Conditions Measuring Period prior to the applicable Mandatory Exercise Notice Date through the related Mandatory Exercise Notice Date. If the Company confirmed that there was no such Equity Conditions Failure as of the applicable Mandatory Exercise Notice Date but an Equity Conditions Failure occurs between such Mandatory Exercise Notice Date and the related Mandatory Exercise Date (a “Mandatory Exercise Interim Period”), the Company shall provide the Holder and each holder of the other SPA Warrants a subsequent notice to that effect. If there is an Equity Conditions Failure (which is not waived in writing by the Holder) during a Mandatory Exercise Interim Period, then the applicable Mandatory Exercise shall be null and void with respect to all or any part designated by the Holder of the unexercised portion of this Warrant subject to the applicable Mandatory Exercise and the Holder shall be entitled to all the rights of a holder of this Warrant with respect to such portion of this Warrant. Notwithstanding anything to the contrary in this Section 1(i)(1), until a Mandatory Exercise has occurred, the portion of this Warrant subject to such Mandatory Exercise may be exercised, in whole or in part (but subject to Section 1(f)), by the Holder into ADSs pursuant to Section 1(a). All exercises of this Warrant by the Holder after a Mandatory Exercise Notice Date and prior to the related Mandatory Exercise Date shall reduce the portion of this Warrant required to be exercised on the applicable Mandatory Exercise Date, unless the Holder otherwise indicates in the applicable Exercise Notice. If the Company elects to cause a Mandatory Exercise pursuant to Section 1(i)(1), then it must simultaneously take the same action in the same proportion with respect to all of the other SPA Warrants.

(b)Notwithstanding the foregoing, if (i) the Company has elected to effect a Mandatory Exercise pursuant to Section 1(i)(1), (ii) the Company is permitted pursuant to Section 1(i)(1) to effect a Mandatory Exercise if not for the Equity Condition set forth in clause (iv) of such definition, (iii) such Mandatory Exercise would violate the Equity Condition set forth in clause (iv) of such definition, and prior to the applicable Mandatory Exercise Date the Holder has delivered to the Company a written notice (A) stating that such Mandatory Exercise would result in a violation of Section 1(f) and (B) specifying the portion of the Warrant with respect to which such Mandatory Exercise would result in a violation of Section 1(f) if such Mandatory Exercise were effected in full (such amount so specified is referred to herein as a “Designated Blocker Amount”), the Holder shall pay the Aggregate Exercise Price with respect to the portion of this Warrant that is subject to the applicable Mandatory Exercise (including the Aggregate Exercise Price with respect to the Designated Blocker Amount) and the Company shall hold the ADSs issuable to the Holder pursuant to such Mandatory Exercise of the Designated Blocker Amount in abeyance for the Holder until such time or times as its right thereto would not result in the Holder and its other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall give notice thereof to the Company and pay the Aggregate Exercise Price with respect to such portion of this Warrant that was subject to the applicable Mandatory Exercise and that would no longer result in a violation of the Equity Condition set forth in clause (iv) of such definition and the Holder shall be promptly, but in any event within two (2) Trading Days of such notice, delivered such ADSs to the extent as if there had been no such limitation. In the event the Company fails to timely deliver the Warrant Shares on the applicable Mandatory Exercise Date, the Holder shall be entitled to all the remedies set forth in Section 1(c) as if the Holder had delivered an Exercise Notice to the Company and the Company failed to deliver the applicable Warrant Shares on the related Share Delivery Date. For the avoidance of doubt, from and after the applicable Mandatory Exercise Date, no adjustment to the number of Warrant Shares pursuant to Section 2(d) shall apply to any portion of this Warrant subject to the related Mandatory Exercise.]

2. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES. The Exercise Price and the number of Warrant Shares shall be adjusted from time to time as follows:

(a) [INSERT IN SERIES C WARRANT: Intentionally omitted.] [INSERT IN SERIES A & B WARRANTS: Adjustment Upon Issuance of Ordinary Shares. If and whenever on or after the Subscription Date, except for the issuance or deemed issuance of Excluded Securities, the Company publicly announces, issues or sells, enters into a definitive, binding agreement pursuant to which the Company is required to issue or sell or, in accordance with this Section 2(a), is deemed to have issued or sold, any Ordinary Shares (including the issuance or sale of Ordinary Shares owned or held by or for the account of the Company, but excluding, for the avoidance of doubt, Ordinary Shares deemed to have been issued or sold by the Company in connection with any Excluded Securities) for a consideration per Ordinary Share (the “New Issuance Price”) less than a price (the “Applicable Price”) equal to the quotient obtained by dividing (x) the Exercise Price in effect immediately prior to such public announcement, issue or sale or deemed issuance or sale or entry into such a definitive, binding agreement, by (y) the ratio of Ordinary Shares per ADS (which ratio shall, initially, be equal to one hundred (100)) (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Exercise Price then in effect shall be reduced to an amount equal to the product obtained by multiplying (x) the New Issuance Price, by (y) the ratio of Ordinary Shares per ADS (which ratio shall, initially, be equal to one hundred (100)). For purposes of determining the adjusted Exercise Price under this Section 2(a), the following shall be applicable:

(i) Issuance of Options. If the Company in any manner grants or sells or enters into a definitive, binding agreement pursuant to which the Company is required to grant or sell, or the Company publicly announces the issuance or sale of, any Options and the lowest price per Ordinary Share for which one Ordinary Share is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option is less than the Applicable Price, then such Ordinary Share shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per Ordinary Share. For purposes of this Section 2(a)(i), the “lowest price per Ordinary Share for which one Ordinary Share is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one Ordinary Share upon the granting or sale of the Option, upon exercise of the Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option less any consideration paid or payable by the Company with respect to such one Ordinary Share upon the granting or sale of such Option, upon exercise of such Option and upon conversion exercise or exchange of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Exercise Price shall be made upon the actual issuance of such Ordinary Shares or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Ordinary Share upon conversion, exercise or exchange of such Convertible Securities.

(ii) Issuance of Convertible Securities. If the Company in any manner issues or sells, or enters into a definitive, binding agreement pursuant to which the Company is required to grant or sell or the Company publicly announces the issuance or sale of, any Convertible Securities and the lowest price per Ordinary Share for which one Ordinary Share is issuable upon the conversion, exercise or exchange thereof is less than the Applicable Price, then such Ordinary Share shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per Ordinary Share. For the purposes of this Section 2(a)(ii), the “lowest price per Ordinary Share for which one Ordinary Share is issuable upon the conversion, exercise or exchange thereof” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one Ordinary Share upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security less any consideration paid or payable by the Company with respect to such one Ordinary Share upon the issuance or sale of such Convertible Security and upon conversion, exercise or exchange of such Convertible Security. No further adjustment of the Exercise Price shall be made upon the actual issuance of such Ordinary Shares upon conversion, exercise or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of this Warrant has been or is to be made pursuant to other provisions of this Section 2(a), no further adjustment of the Exercise Price shall be made by reason of such issue or sale.

(iii) Change in Option Price or Rate of Conversion. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for Ordinary Shares increases or decreases at any time, the Exercise Price in effect at the time of such increase or decrease shall be adjusted to the Exercise Price, which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 2(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Subscription Date are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Ordinary Shares deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 2(a) shall be made if such adjustment would result in an increase of the Exercise Price then in effect.

(iv) Calculation of Consideration Received. If any Option and/or Convertible Security and/or Adjustment Right is issued in connection with the issuance or sale or deemed issuance or sale of any other securities of the Company (as reasonably determined by the Holder, the “Primary Security”, and such Option and/or Convertible Security and/or Adjustment Right, the “Secondary Securities”), together comprising one integrated transaction, (or one or more transactions if such issuances or sales or deemed issuances or sales of securities of the Company either (A) have at least one investor or purchaser in common, (B) are consummated in reasonable proximity to each other and/or (C) are consummated under the same plan of financing) the aggregate consideration per Ordinary Share with respect to such Primary Security shall be deemed to be equal to the difference of (x) the lowest price per Ordinary Share for which one Ordinary Share was issued (or was deemed to be issued pursuant to Section 2(a)(i) or Section 2(a)(ii), as applicable) in such integrated transaction solely with respect to such Primary Security, minus (y) with respect to such Secondary Securities, the sum of (I) the Black Scholes Consideration Value of each such Option, if any, (II) the fair market value (as determined by the Holder in good faith) or the Black Scholes Consideration Value, as applicable, of such Adjustment Right, if any, and (III) the fair market value (as determined by the Holder) of such Convertible Security, if any, in each case, as determined on a per Ordinary Share basis in accordance with this Section 2(a)(iv). If any Ordinary Shares, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor (for the purpose of determining the consideration paid for such Ordinary Shares, Option or Convertible Security, but not for the purpose of the calculation of the Black Scholes Consideration Value) will be deemed to be the net amount of consideration received by the Company therefor. If any Ordinary Shares, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company (for the purpose of determining the consideration paid for such Ordinary Shares, Option or Convertible Security, but not for the purpose of the calculation of the Black Scholes Consideration Value) will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company for such securities will be the arithmetic average of the Weighted Average Prices of such security for each of the five (5) Trading Days immediately preceding the date of receipt. If any Ordinary Shares, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor (for the purpose of determining the consideration paid for such Ordinary Shares, Option or Convertible Security, but not for the purpose of the calculation of the Black Scholes Consideration Value) will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Ordinary Shares, Options or Convertible Securities (as the case may be). The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Holder. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Trading Days after the tenth (10th) day following such Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Holder. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company. Notwithstanding anything to the contrary contained herein, if a calculation pursuant to this Section 2(a)(iv) would result in an Exercise Price that is lower than the par value of the Ordinary Shares, then the Exercise Price shall be deemed to equal the par value of the Ordinary Shares.

(v) Record Date. If the Company takes a record of the holders of Ordinary Shares or ADSs for the purpose of entitling them (A) to receive a dividend or other distribution payable in ADSs, Ordinary Shares, Options or in Convertible Securities or (B) to subscribe for or purchase ADSs, Ordinary Shares, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the ADSs or Ordinary Shares deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(vi) No Readjustments. For the avoidance of doubt, in the event the Exercise Price has been adjusted pursuant to this Section 2(a) and the Dilutive Issuance that triggered such adjustment does not occur, is not consummated, is unwound or is cancelled after the facts for any reason whatsoever, in no event shall the Exercise Price be readjusted to the Exercise Price that would have been in effect if such Dilutive Issuance had not occurred or been consummated.]

(b) Voluntary Adjustment By Company. The Company may at any time during the term of this Warrant, with the prior written consent of the Holder, (i) reduce the then current Exercise Price and/or (ii) increase the then current number of Warrant Shares, in each case, to any amount or number and for any period of time deemed appropriate by the Board of Directors of the Company.

(c) Adjustment Upon Subdivision or Combination of Ordinary Shares or ADSs. If the Company at any time on or after the Closing Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding Ordinary Shares or ADSs into a greater number of Ordinary Shares or ADSs, as applicable, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased. If the Company at any time on or after the Closing Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding Ordinary Shares or ADSs into a smaller number of Ordinary Shares or ADSs, as applicable, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased. Any adjustment under this Section 2(c) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(d) Change in ADS Ratio. If after the Issuance Date the ratio of ADSs to Ordinary Shares is increased or reduced, then the number of Warrant Shares to be delivered upon exercise of this Warrant will be reduced or increased (respectively) in inverse proportion to the change in the such ratio and the Exercise Price per Warrant will be increased or reduced (respectively) in proportion to the change in Ordinary Shares per ADS, so that the total number or Warrant Shares underlying the this Warrant and the aggregate Exercise Price for this Warrant remain unchanged.

(e) Change from ADSs to Ordinary Shares. If after the Issuance Date all outstanding ADSs are exchanged for Ordinary Shares and this Warrant then becomes exercisable for Ordinary Shares, then (i) the number of Ordinary Shares to be delivered upon exercise of this Warrant will equal the number of Ordinary Shares underlying the Warrant Shares issuable upon exercise of this Warrant immediately prior to such change (without regard to any limitation on exercise set forth herein), (ii) the Exercise Price any other prices referenced herein shall be proportionately adjusted to reflect the price per Ordinary Share rather than the price per ADS and (ii) all references to ADSs adjusted to appropriately reference Ordinary Shares. Following such adjustments, the total number or Warrant Shares underlying the this Warrant and the aggregate Exercise Price for this Warrant remain unchanged.

(f) Resets. On each Reset Date (i) the Exercise Price shall be adjusted (downward only) to equal the Reset Price related to such Reset Date and (ii) the Maximum Eligibility Number shall be increased (but not decreased) by the applicable Reset Share Amount.

(g) [INSERT IN SERIES A & B WARRANTS: Other Events. If any event occurs of the type contemplated by the provisions of this Section 2 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Exercise Price and the number of Warrant Shares, as mutually determined by the Company’s Board of Directors and the Required Holders, so as to protect the rights of the Holder; provided that no such adjustment pursuant to this Section 2(g) will increase the Exercise Price or decrease the number of Warrant Shares as otherwise determined pursuant to this Section 2.]

3. RIGHTS UPON DISTRIBUTION OF ASSETS. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to any or all holders of Ordinary Shares or ADSs, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property, Options, evidence of indebtedness or any other assets by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the Closing Date, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein as if the Holder had held the number of Ordinary Shares underlying the Warrant Shares acquirable upon complete exercise of this Warrant (without regard to any limitations or restrictions on exercise of this Warrant, including without limitation, the Maximum Percentage) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Ordinary Shares or ADSs, as applicable, are to be determined for the participation in such Distribution (provided, however, that to the extent that the Holder’s right to participate in any such Distribution would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Distribution to such extent (and shall not be entitled to beneficial ownership of such Ordinary Shares as a result of such Distribution (and beneficial ownership) to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time or times as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such Distribution (and any Distributions declared or made on such initial Distribution or on any subsequent Distribution held similarly in abeyance) to the same extent as if there had been no such limitation).

4. PURCHASE RIGHTS; FUNDAMENTAL TRANSACTIONS; CHANGE OF CONTROL.

(a) Purchase Rights. In addition to any adjustments pursuant to Section 2 above, if at any time following the Closing Date the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Ordinary Shares or ADSs (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of Ordinary Shares underlying the Warrant Shares acquirable upon complete exercise of this Warrant (without regard to any limitations or restrictions on exercise of this Warrant, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Ordinary Shares or ADSs, as applicable, are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to such extent (and shall not be entitled to beneficial ownership of such Ordinary Shares as a result of such Purchase Right (and beneficial ownership) to such extent) and such Purchase Right to such extent shall be held in abeyance for the benefit of the Holder until such time or times as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right held similarly in abeyance) to the same extent as if there had been no such limitation).

(b) Fundamental Transactions. The Company shall not enter into, allow or be a party to a Fundamental Transaction until the Final Reset Date. If, at any time after the Final Reset Date until this Warrant ceases to be outstanding, a Fundamental Transaction occurs or is consummated, then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 1(f) on the exercise of this Warrant), the number of shares of capital stock of the successor or acquiring corporation or of ADSs of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of ADSs for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 1(f) on the exercise of this Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one ADS in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of ADSs are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. The Company shall cause any Successor Entity to assume in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 4(b) pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders and approved by the Required Holders (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its Parent Entity) equivalent to the ADSs acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the ADSs pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Required Holders. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall be added to the term “Company” under this Warrant (so that from and after the occurrence or consummation of such Fundamental Transaction, each and every provision of this Warrant referring to the “Company” shall refer instead to each of the Company and the Successor Entity or Successor Entities, jointly and severally), and the Successor Entity or Successor Entities, jointly and severally with the Company, may exercise every right and power of the Company prior thereto and the Successor Entity or Successor Entities shall assume all of the obligations of the Company prior thereto under this Warrant with the same effect as if the Company and such Successor Entity or Successor Entities, jointly and severally, had been named as the Company in this Warrant.

(c) Notwithstanding the foregoing, in the event of a Change of Control, at the request of the Holder delivered before the ninetieth (90th) day after the occurrence or consummation of such Change of Control, the Company (or the Successor Entity) shall purchase this Warrant from the Holder by paying to the Holder, within five (5) Business Days after such request (or, if later, on the effective date of the Change of Control), cash in an amount equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the effective date of such Change of Control; provided, however, that, if such Change of Control is not within the Company’s control, including not approved by the Company’s Board of Directors, the Holder shall only be entitled to receive from the Company or any Successor Entity, the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of this Warrant, that is being offered and paid to the holders of ADSs of the Company in connection with such Change of Control, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of ADSs are given the choice to receive from among alternative forms of consideration in connection with such Change of Control; provided, further, that if holders of ADSs of the Company are not offered or paid any consideration in such Change of Control, such holders of ADSs will be deemed to have received common stock of the Successor Entity (which Successor Entity may be the Company following such Change of Control) in such Change of Control. The payment of the Black Scholes Value will be made by wire transfer of immediately available funds (or such other consideration) within the later of (i) five (5) Business Days of the Holder’s election and (ii) the date of consummation of the applicable Change of Control.

5. NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation or Bylaws, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all of the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any Ordinary Shares receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Ordinary Shares underlying the Warrant Shares issuable upon the exercise of this Warrant, and (iii) shall, so long as any of the SPA Warrants are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Ordinary Shares, solely for the purpose of effecting the exercise of the SPA Warrants, the Required Reserve Amount of Ordinary Shares.

6. WARRANT HOLDER NOT DEEMED A STOCKHOLDER. Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of capital stock of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 6, the Company shall provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.

7. REISSUANCE OF WARRANTS.

(a) Transfer of Warrant. If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 7(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 7(d)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred.

(b) Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 7(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(c) Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 7(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, that no SPA Warrants for fractional Warrant Shares shall be given.

(d) Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 7(a) or Section 7(c), the Warrant Shares designated by the Holder which, when added to the number of ADSs underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

8. NOTICES. Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in accordance with Section 10(f) of the Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Warrant, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Exercise Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen (15) Business Days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Ordinary Shares or ADSs, (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to holders of Ordinary Shares or ADSs or (C) for determining rights to vote with respect to any Fundamental Transaction, Change of Control, dissolution or liquidation; provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder. It is expressly understood and agreed that the time of exercise specified by the Holder in each Exercise Notice shall be definitive and may not be disputed or challenged by the Company.

9. AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant may be amended or waived and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Required Holders. Any change, amendment or waiver pursuant to the immediately preceding sentence shall be binding on the Holder of this Warrant and all holders of the SPA Warrants. Notwithstanding the foregoing, after the Final Reset Date, the provisions of this Warrant may be amended or waived and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company has obtained the written consent of the Holder.

10. GOVERNING LAW; JURISDICTION; JURY TRIAL. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to the Company at the address set forth in Section 10(f) of the Securities Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

11. CONSTRUCTION; HEADINGS. This Warrant shall be deemed to be jointly drafted by the Company and all of the Buyers and shall not be construed against any Person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

2. DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall cause the Transfer Agent to issue to the Holder the number of Warrant Shares that is not disputed and the Company shall submit the disputed determinations or arithmetic calculations via electronic mail within two (2) Business Days of receipt of the Exercise Notice giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within one (1) Business Day submit via electronic mail (a) the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Holder and approved by the Company, such approval not to be unreasonably withheld, conditioned or delayed or (b) the disputed arithmetic calculation of the Warrant Shares to an independent, outside accountant, selected by the Holder and approved by the Company, such approval not to be unreasonably withheld, conditioned or delayed. The Company shall cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

12. REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant and the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

13. TRANSFER. This Warrant and the Warrant Shares may be offered for sale, sold, transferred, pledged or assigned without the consent of the Company, except as may otherwise be required by Section 2(f) of the Securities Purchase Agreement.

14. SEVERABILITY. If any provision of this Warrant is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Warrant so long as this Warrant as so modified continues to express, without material change, the original intentions of the Company and the Holder as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the Company or the Holder or the practical realization of the benefits that would otherwise be conferred upon the Company and the Holder. The Company and the Holder will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

15. DISCLOSURE. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Warrant, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall contemporaneously with any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its Subsidiaries, the Company so shall indicate to the Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

16. PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Warrant is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Warrant or to enforce the provisions of this Warrant or (b) there occurs any bankruptcy, reorganization, receivership of the company or other proceedings affecting company creditors’ rights and involving a claim under this Warrant, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, attorneys’ fees and disbursements.

17. CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(a) “1933 Act” means the Securities Act of 1933, as amended.

(b) “Additional Vested Purchased Shares” means the Exchange Shares issued in exchange for the Additional Purchased Shares (as defined in the Securities Purchase Agreement) delivered or deliverable to the initial Holder of this Warrant pursuant to the Securities Purchase Agreement without giving effect to any limitation on delivery to the Holder pursuant to Section 1(c)(v) of the Securities Purchase Agreement.

(c) “Adjustment Right” means any right granted with respect to any securities issued in connection with, or with respect to, any issuance or sale (or deemed issuance or sale in accordance with Section 2(a)(i) or Section 2(a)(ii)) of Ordinary Shares (other than rights of the type described in Section 3 and 4 hereof) that could result in a decrease in the net consideration received by the Company in connection with, or with respect to, such securities (including, without limitation, any cash settlement rights, cash adjustment or other similar rights).

(d) “ADS” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(e) “Affiliate” shall have the meaning ascribed to such term in Rule 405 promulgated under the 1933 Act or any successor rule.

(f) “American Depositary Shares” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(g) “Approved Stock Plan” means any employee benefit or incentive plan which has been approved by the Board of Directors of the Company prior to or subsequent to the Issuance Date, pursuant to which the Company’s securities may be issued to any employee, officer, consultant or director for services provided to the Company.

(h) “Attribution Parties” means, collectively, the following Persons: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issuance Date, directly or indirectly managed or advised by the Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iv) any other Person whose beneficial ownership of the Ordinary Shares would or could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

(i) “Bid Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the ADSs are then listed or quoted on an Eligible Market, the bid price of the ADSs for the time in question (or the nearest preceding date) on the Eligible Market on which the ADSs are then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the ADSs are not then listed or quoted for trading on OTCQB or OTCQX and if prices for the ADSs are then reported in the Pink Open Market (f/k/a OTC Pink) published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per ADS so reported, or (c) in all other cases, the fair market value of an ADS as determined by an independent appraiser selected in good faith by the Required Holders and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

(j) “Black Scholes Consideration Value” means the value of the applicable Option or Adjustment Right (as the case may be) calculated using the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the date of issuance and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of such Option or Adjustment Right (as the case may be) as of the date of issuance of such Option or Adjustment Right (as the case may be), (ii) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of the Trading Day immediately following the public announcement of the issuance of such Option or Adjustment Right (as the case may be), or, if the issuance of such Option or Adjustment Right (as the case may be) is not publicly announced, the date of issuance of such Option or Adjustment Right (as the case may be), (iii) the underlying price per ADS used in such calculation shall be the highest Weighted Average Price of the ADSs during the period beginning on the Trading Day prior to the execution of definitive documentation relating to the issuance of such Option or Adjustment Right (as the case may be) and ending on (A) the Trading Day immediately following the public announcement of the execution of definitive documents with respect to the issuance of such Option or Adjustment Right (as the case may be), or, (B) if the execution of definitive documents with respect to the issuance of such Option or Adjustment Right (as the case may be) is not publicly announced, the date of such issuance, (iv) a remaining option time equal to the time between the date of the public announcement of the execution of definitive documents with respect to the issuance of such Option or Adjustment Right (as the case may be) or, if the execution of definitive documents with respect to the issuance of such Option or Adjustment Right (as the case may be) is not publicly announced, the date of such issuance, (v) a zero cost of borrow and (vi) a 365 day annualization factor.

(k) “Black Scholes Value” means the value of this Warrant calculated using the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day immediately following the public announcement of the applicable contemplated Change of Control, or, if such contemplated Change of Control is not publicly announced, the date such Change of Control has occurred or is consummated, for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of such date of request, (ii) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of the Trading Day immediately following the public announcement of the applicable contemplated Change of Control, or, if such contemplated Change of Control is not publicly announced, the date such Change of Control has occurred or is consummated, (iii) the underlying price per ADS used in such calculation shall be the greater of (x) the highest Weighted Average Price of the ADSs during the period beginning on the Trading Day prior to the execution of definitive documentation relating to the applicable Change of Control and ending on (A) the Trading Day immediately following the public announcement of such contemplated Change of Control, if the applicable contemplated Change of Control is publicly announced or (B) the Trading Day immediately following the consummation of the applicable Change of Control if the applicable contemplated Change of Control is not publicly announced and (y) the sum of the price per ADS being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Change of Control, (iv) a remaining option time equal to the time between the date of the public announcement of the applicable contemplated Change of Control or, if such applicable contemplated Change of Control is not publicly announced, the date such Change of Control has occurred or is consummated, (v) a zero cost of borrow and (vi) a 365 day annualization factor.

(l) “Bloomberg” means Bloomberg Financial Markets.

(m) “Bridge Securities Purchase Agreement” means that certain Securities Purchase Agreement dated as of March 24, 2021 by and between Quoin Pharmaceuticals, Inc. and the investors listed on the signature page attached thereto.

(n) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York, New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee”  or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York, New York generally are open for use by customers on such day.

(o) “Change of Control” means any Fundamental Transaction other than (i) any reorganization, recapitalization or reclassification of the Ordinary Shares in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respect, the holders of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification or (ii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company. Notwithstanding anything herein to the contrary, any transaction or series of transaction that, directly or indirectly, results in the Company or the Successor Entity not having ADSs, Ordinary Shares or common stock, as applicable, registered under the 1934 Act and listed on an Eligible Market shall be deemed a Change of Control.

(p) “Closing Date” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(q) “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Ordinary Shares or ADSs.

(r) “Eligible Market” means the Principal Market, the NYSE American, The Nasdaq Capital Market, The Nasdaq Global Market or The New York Stock Exchange.

(s) [INSERT IN SERIES C WARRANT: “Equity Conditions” means each of the following conditions: (i) on each day during the Equity Conditions Measuring Period, all Warrant Shares and all Ordinary Shares underlying the Warrant Shares issuable upon exercise of the portion of this Warrant that is subject to the Mandatory Exercise requiring the satisfaction of the Equity Conditions shall be subject to one or more Registration Statements that are effective and available for the resale of all such Warrant Shares and such Ordinary Shares, in accordance with the terms of the Registration Rights Agreement and there shall not have been any Grace Periods (as defined in the Registration Rights Agreement) and there shall be no need for registration under any applicable federal or state securities laws; (ii) on each day during the Equity Conditions Measuring Period, the ADSs are designated for quotation on the Principal Market or any other Eligible Market and shall not have been suspended from trading on such exchange or market nor shall delisting or suspension by such exchange or market been threatened, commenced or pending either (A) in writing by such exchange or market or (B) by falling below the then effective minimum listing maintenance requirements of such exchange or market; (iii) on each day during the Equity Conditions Measuring Period, the Company shall have delivered the Warrant Shares pursuant to the terms of this Warrant, the other SPA Warrants, the Series A Warrants, the Series B Warrants and the Exchange Warrants to the Holder on a timely basis as set forth in Section 1(a) hereof (and analogous provisions under the other SPA Warrants, the Series A Warrants, the Series B Warrants and the Exchange Warrants); (iv) all Ordinary Shares underlying the Warrant Shares issuable upon exercise of the portion of this Warrant that is subject to the Mandatory Exercise on the Mandatory Exercise Date requiring the satisfaction of the Equity Conditions may be issued in full without violating Section 1(f) hereof (and analogous provisions under the other SPA Warrants); (v) all Warrant Shares and all Ordinary Shares underlying the Warrant Shares issuable upon exercise of the portion of this Warrant that is subject to the Mandatory Exercise on the Mandatory Exercise Date requiring the satisfaction of the Equity Conditions may be issued in full without violating the rules or regulations of the Principal Market or any other applicable Eligible Market; (vi) the Company shall have no knowledge of any fact that would reasonably be expected to cause the Registration Statements required pursuant to the Registration Rights Agreement not to be effective and available for the resale of the Warrant Shares and the Ordinary Shares underlying the Warrant Shares issuable upon exercise of the portion of this Warrant that is subject to the Mandatory Exercise requiring the satisfaction of the Equity Conditions; (vii) on each day during the Equity Conditions Measuring Period, the Company shall have been in compliance with and shall not have breached any provision, covenant, representation or warranty of any Transaction Document; (viii) on each day during Equity Conditions Measuring Period, the Holder shall not be in possession of any material, nonpublic information received from the Company, any Subsidiary or its respective agent or Affiliates; (ix) the Warrant Shares and the Ordinary Shares underlying the Warrant Shares issuable upon exercise of the portion of this Warrant that is subject to the Mandatory Exercise requiring the satisfaction of the Equity Conditions are duly reserved and authorized and such Warrant Shares are listed and eligible for trading without restriction on an Eligible Market; and (x) on each Trading Day during the Equity Conditions Measuring Period, the daily dollar trading volume of the ADSs on the Principal Market as reported by Bloomberg shall be at least $250,000.] [INSERT IN SERIES A & B WARRANTS: Intentionally omitted.]

(a) [INSERT IN SERIES C WARRANT: “Equity Conditions Failure” means that as of the applicable date of determination, the Equity Conditions have not each been satisfied (or waived in writing by the Holder; provided that the Equity Conditions set forth in clause (iv) and clause (v) of the definition of “Equity Conditions” shall not be waivable by the Holder).] [INSERT IN SERIES A& B WARRANTS: Intentionally omitted.]

(t) [INSERT IN SERIES C WARRANT: “Equity Conditions Measuring Period” means the period beginning fifteen (15) Trading Days prior to the Mandatory Exercise Notice Date through and including the Mandatory Exercise Date.] [INSERT IN SERIES A & B WARRANTS: Intentionally omitted.]

(u) “Exchange Shares” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(v) “Exchange Warrants” shall mean the Warrants to purchase shares of common stock, par value $0.01 per share, of Quoin Pharmaceuticals, Inc. issued pursuant to the Bridge Securities Purchase Agreement, which upon consummation of the transactions contemplated by the Merger Agreement will be exchanged for identical Warrants issued by the Company to purchase ADSs (with references to shares of such common stock appropriately adjusted to reference ADSs and with share amounts and share prices adjusted to reflect the Exchange Ratio (as defined in the Merger Agreement)), which form is attached as Exhibit F to the Securities Purchase Agreement.

(w) “Excluded Securities” means any Ordinary Shares issued or issuable or deemed to be issued in accordance with Section 2(a)(i) or Section 2(a)(ii) by the Company: (i) under any Approved Stock Plan; provided, however, that no more than three percent (3.0%) of the number of Ordinary Shares (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction occurring relating to the Ordinary Shares after the Warrant Closing Date (as defined in the Securities Purchase Agreement)) issued and outstanding as of the Warrant Closing Date are issued or issuable to consultants pursuant to an Approved Stock Plan hereunder as Excluded Securities, (ii) upon exercise of any SPA Warrants, [INSERT IN SERIES A WARRANT: any Series B Warrants, any Series C Warrants] [INSERT IN SERIES B WARRANT: any Series A Warrants, any Series C Warrants] [INSERT IN SERIES C WARRANT: any Series A Warrants, any Series B Warrants] and any Exchange Warrants; provided, that the terms of such SPA Warrants, [INSERT IN SERIES A WARRANT: Series B Warrants, Series C Warrants] [INSERT IN SERIES B WARRANT: Series A Warrants, Series C Warrants] [INSERT IN SERIES C WARRANT: Series A Warrants, Series B Warrants] and Exchange Warrants are not amended, modified or changed on or after the Subscription Date, (iii) upon conversion, exercise or exchange of any Options or Convertible Securities which are outstanding on the day immediately preceding the Subscription Date; provided, that such issuance of Ordinary Shares upon exercise of such Options or Convertible Securities is made pursuant to the terms of such Options or Convertible Securities in effect on the date immediately preceding the Subscription Date and such Options or Convertible Securities are not amended, modified or changed on or after the Subscription Date, (iv) pursuant to the Merger Agreement or the Form F-4 (as defined in the Securities Purchase Agreement) or (v) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be to a Person which is, itself or through its Subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall be entered into for bona fide reasons other than capital raising and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities for the purpose of raising capital or to an entity whose primary business is investing in securities.

(x) “Expiration Date” means [INSERT IN SERIES A WARRANT: the date sixty (60) months after the Closing Date] [INSERT IN SERIES B & C WARRANTS: the date twenty-four (24) months after the Registration Date] or, if such date falls on a Holiday, the next day that is not a Holiday.

(y) “Final Reset Date” means the one hundred thirty-fifth (135th) day following the Closing Date or, if such date falls on a Holiday, the next day that is not a Holiday.

(z) “Fundamental Transaction” means (A) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (iii) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its Ordinary Shares be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding Ordinary Shares, (y) 50% of the outstanding Ordinary Shares calculated as if any Ordinary Shares held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of Ordinary Shares such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding Ordinary Shares, or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding Ordinary Shares, (y) at least 50% of the outstanding Ordinary Shares calculated as if any Ordinary Shares held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of Ordinary Shares such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding Ordinary Shares, or (v) reorganize, recapitalize or reclassify its Ordinary Shares, (B) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding Ordinary Shares, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Ordinary Shares, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Ordinary Shares not held by all such Subject Entities as of the Subscription Date calculated as if any Ordinary Shares held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding Ordinary Shares or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other stockholders of the Company to surrender their Ordinary Shares without approval of the stockholders of the Company or (C) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction. For the avoidance of doubt, in no event shall the Merger (as defined in the Merger Agreement) completed on or before the Issuance Date be deemed to be a “Fundamental Transaction.”

(aa) “Group” means a “group” as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.

(bb) “Holiday” means a day other than a Business Day or on which trading does not take place on the Principal Market.

(cc) “Initial Purchased Shares” means the Exchange Shares issued in exchange for the Initial Purchased Shares (as defined in the Securities Purchase Agreement) purchased by the initial Holder of this Warrant.

(dd) “Interim Reset Date” means each of the forty-fifth (45th) day and the ninetieth (90th) day, in each case, immediately following the Closing Date or, if any such date falls on a Holiday, the next day that is not a Holiday.

(ee) “Lead Investor” means Altium Growth Fund, LP.

(ff) “Maximum Eligibility Number” means, initially, the Initial Maximum Eligibility Number, and such number shall be increased (but not decreased) on each Reset Date by the applicable Reset Share Amount.

(gg) “Merger Agreement” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(hh) “Options” means any rights, warrants or options to subscribe for or purchase (i) Ordinary Shares or ADSs or (ii) Convertible Securities.

(ii) “Ordinary Shares” means (i) the Company’s ordinary shares, no par value per share, including, without limitation, the Company’s ordinary shares, no par value per share, underlying ADSs and (ii) any share capital into which such Ordinary Shares shall be changed or any share capital resulting from a reclassification, reorganization or recapitalization of such Ordinary Shares.

(jj) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person, including such entity whose common capital or equivalent equity security is quoted or listed on an Eligible Market (or, if so elected by the Holder, any other market, exchange or quotation system), or, if there is more than one such Person or such entity, the Person or such entity designated by the Required Holders or in the absence of such designation, such Person or entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction or Change of Control, as applicable.

(kk) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(ll) “Principal Market” means The Nasdaq Global Select Market or, if The Nasdaq Global Select Market is not, as of the applicable date of determination, the primary Eligible market with respect to the ADSs, then such primary Eligible Market.

(mm) [INSERT IN SERIES B & C WARRANTS: “Registrable Securities” shall have the meaning ascribed to such term in the Registration Rights Agreement.] [INSERT IN SERIES A WARRANT: Intentionally omitted.]

(nn) [INSERT IN SERIES B & C WARRANTS: “Registration Date” means the first date all Registrable Securities (without regard to any Cutback Shares (as defined in the Registration Rights Agreement)) are registered by the Company for resale by the Holder pursuant to one or more effective Registration Statement(s).] [INSERT IN SERIES A WARRANT: Intentionally omitted.]

(oo) “Registration Rights Agreement” means that certain Registration Rights Agreement dated as of the Subscription Date by and among the Company and the Buyers.

(pp) “Registration Statement” shall have the meaning ascribed to such term in the Registration Rights Agreement.

(qq) “Required Holders” means the holders of the SPA Warrants representing at least a majority of the Ordinary Shares underlying the Warrant Shares issuable upon exercise of the SPA Warrants then outstanding (without regard to any limitation on exercise set forth therein) and shall include the Lead Investor so long as the Lead Investor or any of its Affiliates holds any SPA Warrants.

(rr) “Reset Date” means each Interim Reset Date and the Final Reset Date.

(ss) “Reset Price” means 85% of the arithmetic average of the three (3) lowest Weighted Average Prices of the ADSs during the ten (10) Trading Day period immediately preceding the applicable Reset Date (as adjusted for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits, changes to the ratio of Ordinary Shares per ADS or other similar events relating to the Ordinary Shares and/or the ADSs during such period) (as adjusted for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits, changes to the ratio of Ordinary Shares per ADS or other similar events relating to the Ordinary Shares and/or the ADSs occurring after the applicable Reset Date).

(tt) “Reset Share Amount” means the number of Additional Vested Purchased Shares (as adjusted for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits, changes to the ratio of Ordinary Shares per ADS or other similar events related to the Ordinary Shares and/or the ADSs occurring after the applicable date the Additional Vested Purchased Shares are delivered) delivered or deliverable to the initial Holder of this Warrant pursuant to the Securities Purchase Agreement on the applicable Reset Date.

(uu) “Rule 144” means Rule 144 promulgated under the 1933 Act or any successor rule.

(vv) [INSERT IN SERIES B & C WARRANTS: “Series A Warrants” shall have the meaning ascribed to such term in the Securities Purchase Agreement.] [INSERT IN SERIES A WARRANT: Intentionally omitted.]

(ww) [INSERT IN SERIES A & C WARRANTS: “Series B Warrants” shall have the meaning ascribed to such term in the Securities Purchase Agreement, including pursuant to Section 1(g) thereof.] [INSERT IN SERIES B WARRANT: Intentionally omitted.]

(xx) [INSERT IN SERIES A & B WARRANTS: “Series C Warrants” shall have the meaning ascribed to such term in the Securities Purchase Agreement, including pursuant to Section 1(g) thereof.] [INSERT IN SERIES C WARRANT: Intentionally omitted.]

(yy) “Share Delivery Date” means the earlier of (i) the second (2nd) Trading Day and (ii) the number of Trading Days comprising the Standard Settlement Period, in each case, following the date on which the Holder delivers the applicable Exercise Notice to the Company, so long as the Holder delivers the applicable Aggregate Exercise Price (or notice of a Cashless Exercise [INSERT IN SERIES B WARRANT: or Alternate Cashless Exercise]) on or prior to the earlier of (i) the second (2nd) Trading Day following the date on which the Holder has delivered the applicable Exercise Notice to the Company and (ii) the number of Trading Days comprising the Standard Settlement Period following the date on which the Holder has delivered the applicable Exercise Notice to the Company (provided that if the applicable Aggregate Exercise Price (or applicable notice of a Cashless Exercise [INSERT IN SERIES B WARRANT: or Alternate Cashless Exercise]) has not been delivered to the Company by such date, the applicable Share Delivery Date shall be one (1) Trading Day after the Holder has delivered the applicable Aggregate Exercise Price (or applicable notice of a Cashless Exercise [INSERT IN SERIES B WARRANT: or Alternate Cashless Exercise]) to the Company.

(zz) “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Principal Market with respect to the ADSs as in effect on the date of delivery of the applicable Exercise Notice.

(aaa) “Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

(i)”Subsidiary” means any entity in which the Company, directly or indirectly, owns any of the capital stock or holds an equity or similar interest.

(bbb) “Successor Entity” means one or more Person or Persons (or, if so elected by the Holder, the Company or Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or Change of Control, as applicable, or one or more Person or Persons (or, if so elected by the Holder, the Company or the Parent Entity) with which such Fundamental Transaction or Change of Control, as applicable, shall have been entered into.

(ccc) “taxes” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(ddd) “Trading Day” means any day on which the ADSs are traded on the Principal Market.

(eee) “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m., New York time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00 p.m., New York time (or such other time as such market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the OTC Link or Pink Open Market (f/k/a OTC Pink) published by the OTC Markets Group, Inc. (or similar organization or agency succeeding to its functions of reporting prices). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 12 with the term “Weighted Average Price” being substituted for the term “Exercise Price.” All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction relating to the Ordinary Shares and/or the ADSs, as applicable, during the applicable calculation period.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase American Depositary Shares to be duly executed as of the Issuance Date set out above.

[QUOIN PHARMACEUTICALS, LTD.]

By:
Name:
Title:

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS

WARRANT TO PURCHASE AMERICAN DEPOSITARY SHARES

[QUOIN PHARMACEUTICALS, LTD.]

The undersigned holder hereby exercises the right to purchase _________________ American Depositary Shares (“Warrant Shares”) of [Quoin Pharmaceuticals, Ltd.], an Israeli company formerly known as Cellect Biotechnology Ltd. (the “Company”), evidenced by the attached Warrant to Purchase American Depositary Shares (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

____________ a “Cash Exercise” with respect to _________________ Warrant Shares; and/or

____________ a “Cashless Exercise” with respect to _______________ Warrant Shares, resulting in a delivery obligation of the Company to the Holder of __________ ADSs representing the applicable Net Number.

[INSERT IN SERIES B WARRANT:

____________ an “Alternative Cashless Exercise” with respect to _______________ Warrant Shares, resulting in a delivery obligation of the Company to the Holder of __________ ADSs.]

2. Payment of Exercise Price. In the event that the holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the holder shall pay the Aggregate Exercise Price in the sum of $___________________ to the Company in accordance with the terms of the Warrant.

3. Delivery of Warrant Shares. The Company shall deliver to the holder __________ Warrant Shares in accordance with the terms of the Warrant.

4. Please issue the ADSs into which the Warrant is being exercised to the Holder, or for its benefit, as follows:

☐ Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:

Address: _________________________________________

Telephone Number: ________________________________

Email Address: ________________________________

☐ Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant:

DTC Number: _________________________________________

Account Number: ________________________________

Authorization:

By:
Title:

Dated:

Account Number (if electronic book entry transfer):

Transaction Code Number (if electronic book entry transfer): ______

Date: _______________ __, ______

Name of Registered Holder

By:
Name:
Title:

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and hereby directs [Computershare] to issue the above indicated number of ADSs in accordance with the Transfer Agent Instructions dated [●] from the Company and acknowledged and agreed to by [Computershare].

[QUOIN PHARMACEUTICALS, LTD.]

By:
Name:
Title:

EXHIBIT C

Form of Registration Rights Agreement

REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of March 24, 2021, by and among Cellect Biotechnology Ltd., an Israeli company, with headquarters located at 23 Hata’as Street, Kfar Saba, Israel 44425 to be renamed “Quoin Pharmaceuticals, Ltd.” or a similar name pursuant to the Merger Agreement (as defined below) (the “Company”), and the investors listed on the Schedule of Buyers attached hereto (each, a “Buyer” and collectively, the “Buyers”).

WHEREAS:

A. In connection with (i) the Securities Purchase Agreement (the “Securities Purchase Agreement”) by and among Quoin Pharmaceuticals, Inc., a Delaware corporation (“PrivateCo”), the Company and the Buyers of even date herewith, upon the terms and subject to the conditions of the Securities Purchase Agreement, (x) PrivateCo has agreed to issue to each Buyer shares of common stock, par value $0.01 per share, of PrivateCo (the “PrivateCo Common Stock”) and (y) the Company has agreed to issue Series A Warrants, Series B Warrants and Series C Warrants (each as defined below and collectively, the “Primary Financing Warrants”) which each will be exercisable to purchase American Depositary Shares (“ADSs”), each representing one hundred (100) of the Company’s ordinary shares, no par value per share (the “Ordinary Shares”) (as exercised, collectively, the “Primary Financing Warrant Shares”) in accordance with the terms of the Primary Financing Warrants and (ii) the Securities Purchase Agreement (the “Bridge Securities Purchase Agreement”) by and among PrivateCo and the Buyers of even date herewith, PrivateCo issued to each Buyer warrants, which are exercisable to purchase PrivateCo Common Stock, which upon consummation of the transactions contemplated by the Merger Agreement (as defined below) will be exchanged for identical (with references to shares of PrivateCo Common Stock appropriately adjusted to reference ADSs and with share amounts and share prices adjusted to reflect the Exchange Ratio (as defined in the Merger Agreement)) Company warrants, which form is attached as Exhibit F to the Securities Purchase Agreement, (the “Exchange Warrants” and together with the Primary Financing Warrants, the “Warrants”) that will be exercisable to purchase ADSs (as exercised, collectively, the “Exchange Warrant Shares” and together with the Primary Financing Warrant Shares, the “Warrant Shares”) in accordance with the terms of the Exchange Warrants.

B. In accordance with the terms of the Securities Purchase Agreement, provided that the transactions contemplated by that certain Agreement and Plan of Merger among the Company, CellMSC, Inc., a Delaware corporation and wholly owned subsidiary of the Company, and PrivateCo, dated as of 24, 2021 (the “Merger Agreement”) are consummated, the Company has agreed to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute (collectively, the “1933 Act”), and applicable state securities laws.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each of the Buyers hereby agree as follows:

3.Definitions.

Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Securities Purchase Agreement. As used in this Agreement, the following terms shall have the following meanings:

a.“Additional Effective Date” means the date an Additional Registration Statement is declared effective by the SEC.

b.“Additional Effectiveness Deadline” means the date which is the earlier of (i) in the event that the applicable Additional Registration Statement (x) is not subject to a full review by the SEC, the date which is thirty (30) days after the earlier of the applicable Additional Filing Date and the Additional Filing Deadline or (y) is subject to review by the SEC, the date which is sixty (60) days after the earlier of the applicable Additional Filing Date and the Additional Filing Deadline and (ii) the fifth (5th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that such Additional Registration Statement will not be reviewed or will not be subject to further review; provided, however, that if the Additional Effectiveness Deadline falls on a Saturday, Sunday or other day that the SEC is closed for business, the Additional Effectiveness Deadline shall be extended to the next Business Day on which the SEC is open for business.

c.“Additional Filing Date” means the date on which an Additional Registration Statement is filed with the SEC.

d.“Additional Filing Deadline” means if Cutback Shares are required to be included in any Additional Registration Statement, the later of (i) the date sixty (60) days after the date substantially all of the Registrable Securities registered under the immediately preceding Registration Statement are sold and (ii) the date six (6) months from the Demand Effective Date or the most recent Additional Effective Date, as applicable.

e.“Additional Registrable Securities” means, (i) any Cutback Shares not previously included on a Registration Statement, and (ii) any capital stock of the Company issued or issuable with respect to the Primary Financing Warrants, the Exchange Warrants, the Primary Financing Warrant Shares, the Exchange Warrant Shares or the Cutback Shares, as applicable, as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise, without regard to any limitations on exercise of the Warrants and as long as the ADSs remain listed on a national recognized securities market, Ordinary Shares in the form of ADSs, and that while any offers and sales made under a Registration Statement contemplated by this Agreement will be of ADSs, the securities to be registered by any such Registration Statement under the 1933 Act are Ordinary Shares, and the ADSs are registered under a separate Form F-6.

f.“Additional Registration Statement” means a registration statement or registration statements of the Company filed under the 1933 Act covering the resale of any Additional Registrable Securities.

g.“Additional Required Registration Amount” means any Cutback Shares not previously included on a Registration Statement, all subject to adjustment as provided in Section 2(f), without regard to any limitations on the exercise of the Warrants.

h.“Aggregate Exercise Price” shall have the meaning set forth in the Series C Warrants.

i.“Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in the City of New York, New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee”  or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York, New York generally are open for use by customers on such day.

j.“Closing Date” shall have the meaning set forth in the Securities Purchase Agreement.

k.“Cutback Shares” means any of the Demand Required Registration Amount and/or the Additional Required Registration Amount of Registrable Securities not included in all Registration Statements previously declared effective hereunder as a result of a limitation on the maximum number of ADSs permitted to be registered by the staff of the SEC pursuant to Rule 415. For the purpose of determining the Cutback Shares, in order to determine any applicable Required Registration Amount, unless an Investor gives written notice to the Company to the contrary with respect to the allocation of its Cutback Shares, first the Exchange Warrant Shares shall be excluded on a pro rata basis among the Investors until all of the Exchange Warrant Shares have been excluded, second the Series A Warrant Shares shall be excluded on a pro rata basis among the Investors until all of the Series A Warrant Shares have been excluded, third the Series B Warrant Shares shall be excluded on a pro rata basis among the Investors until all of the Series B Warrant Shares have been excluded and fourth the Series C Warrant Shares shall be excluded on a pro rata basis among the Investors until all of the Series C Warrant Shares have been excluded.

l.“Demand Effective Date” means the date that a Demand Registration Statement has been declared effective by the SEC.

m.“Demand Effectiveness Deadline” means the date which is the earlier of (x) (i) in the event that the applicable Demand Registration Statement is not subject to a full review by the SEC, sixty (60) days after the earlier of the Demand Filing Date and the Demand Filing Deadline or (ii) in the event that the applicable Demand Registration Statement is subject to review by the SEC, one hundred twenty (120) days after the earlier of the Demand Filing Date and the Demand Filing Deadline and (y) fifth (5th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that such Demand Registration Statement will not be reviewed or will not be subject to further review.

n.“Demand Filing Date” means the date on which a Demand Registration Statement is filed with the SEC.

o.“Demand Filing Deadline” means the date which is fifteen (15) Business Days after the Demand Date.

p.“Demand Registrable Securities” means (i) the Primary Financing Warrant Shares issued and issuable upon exercise of the Primary Financing Warrants, (ii) the Exchange Warrant Shares issued and issuable upon exercise of the Exchange Warrants and (iii) any capital stock of the Company issued and issuable with respect to the Primary Financing Warrant Shares, the Primary Financing Warrants, the Exchange Warrant Shares or the Exchange Warrants, in each case, (x) as long as the ADSs remain listed on a national recognized securities market, Ordinary Shares in the form of ADSs, and that while any offers and sales made under a Registration Statement contemplated by this Agreement will be of ADSs, the securities to be registered by any such Registration Statement under the 1933 Act are Ordinary Shares, and the ADSs are registered under a separate Form F-6 and (y) as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise, without regard to any limitations on the exercise of the Primary Financing Warrants and/or the Exchange Warrants.

q.“Demand Registration Statement” means a registration statement or registration statements of the Company filed under the 1933 Act covering the resale of any Demand Registrable Securities.

r.“Demand Required Registration Amount” means the sum of (i) the maximum number of ADSs issued and issuable upon exercise of the Series A Warrants and assuming that the Series C Warrants have been exercised in full by paying the Aggregate Exercise Price in cash (without giving effect to any limitation on exercise set forth therein), (ii) the maximum number of ADSs issued and issuable upon exercise of the Series B Warrants and assuming that the Series C Warrants have been exercised in full by paying the Aggregate Exercise Price in cash (without giving effect to any limitation on exercise set forth therein), (iii) the maximum number of ADSs issued and issuable upon exercise of the Series C Warrants, and (iv) the maximum number of ADSs issued and issuable upon exercise of the Exchange Warrants, in each case, without giving effect to any limitation on exercise set forth in the Primary Financing Warrants and/or the Exchange Warrants, calculated as of the Trading Day immediately preceding the applicable date of determination and all subject to adjustment as provided in Section 2(f).

s.“effective” and “effectiveness” refer to a Registration Statement that has been declared effective by the SEC and is available for the resale of the Registrable Securities required to be covered thereby.

t.“Effective Date” means the Demand Effective Date and/or each Additional Effective Date, as applicable.

u.“Effectiveness Deadline” means the Demand Effectiveness Deadline and/or each Additional Effectiveness Deadline, as applicable.

v.“Eligible Market” means the Principal Market, the NYSE American, The Nasdaq Capital Market, The Nasdaq Global Market or The New York Stock Exchange, Inc.

w.“Filing Date” means the Demand Filing Date(s) and/or the Additional Filing Date(s), as applicable.

x.“Filing Deadline” means each Demand Filing Deadline(s) and/or each Additional Filing Deadline, as applicable.

y.“Final Reset Date” shall have the meaning ascribed to such term in the Primary Financing Warrants.

z.“Investor” means a Buyer or any transferee or assignee thereof to whom a Buyer assigns its rights under this Agreement and who agrees to become bound by the provisions of this Agreement in accordance with Section 9 and any transferee or assignee thereof to whom a transferee or assignee assigns its rights under this Agreement and who agrees to become bound by the provisions of this Agreement in accordance with Section 9.

aa.“Lead Investor” means Altium Growth Fund, LP.

bb.“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

cc.“Principal Market” means The Nasdaq Global Select Market.

dd.“register,” “registered,” and “registration” refer to a registration effected by preparing and filing one or more Registration Statements (as defined below) in compliance with the 1933 Act and pursuant to Rule 415, and the declaration or ordering of effectiveness of such Registration Statement(s) by the SEC.

ee.“Registrable Securities” means the Demand Registrable Securities and/or the Additional Registrable Securities, as applicable.

ff.“Registration Statement” means the Demand Registration Statement(s) and/or the Additional Registration Statement(s), as applicable.

gg.“Required Holders” means the holders of at least a majority of the Registrable Securities and shall include the Lead Investor so long as the Lead Investor or any of its affiliates holds any Warrants or Registrable Securities.

hh.“Required Registration Amount” means either the Demand Required Registration Amount and/or the Additional Required Registration Amount, as applicable.

ii.“Rule 415” means Rule 415 promulgated under the 1933 Act or any successor rule providing for offering securities on a continuous or delayed basis.

jj.“SEC” means the United States Securities and Exchange Commission.

kk.“Series A Warrants” shall have the meaning set forth in the Securities Purchase Agreement, including pursuant to Section 1(g) thereof.

ll.“Series B Warrants” shall have the meaning set forth in the Securities Purchase Agreement, including pursuant to Section 1(g) thereof.

mm.“Series C Warrants” shall have the meaning set forth in the Securities Purchase Agreement.

nn.“Trading Day” means any day on which the ADSs are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the ADSs on such day, then on the principal securities exchange or securities market on which the ADSs are then traded.

4.Registration.

(a) Demand Registrations. Upon written notice to the Company delivered by the Lead Investor at any time from and after the Closing Date and from time to time (each such notice, a “Demand Notice” and the date(s) the Lead Investor delivers a Demand Notice to the Company, each a “Demand Date”), the Lead Investor may require the Company to register up to the Demand Required Registration Amount of Demand Registrable Securities not previously registered on a Demand Registration Statement hereunder for resale pursuant to a Demand Registration Statement. The Company shall then (i) within two (2) Business Days after the applicable Demand Date, give written notice thereof to all Investors other than the Lead Investor and (ii) prepare, and, as soon as practicable but in no event later than the applicable Demand Filing Deadline, file with the SEC a Demand Registration Statement on Form F-3 (or the applicable form) covering the resale of all of the Demand Registrable Securities set forth in the Demand Notice. Upon receipt of a notice by the Company pursuant to clause (i) of the immediately preceding sentence, any Investor may notify the Company in writing within five (5) Business Days of receipt of such notice from the Company that it wishes to have all or any portion of its Demand Registrable Securities included in the applicable Demand Registration Statement, and the Company shall treat each such Investor’s Demand Registrable Securities as if such Demand Registrable Securities were included in the applicable Demand Notice. In the event that Form F-3 is unavailable for such a registration, the Company shall use such other form as is available for such a registration on another appropriate form reasonably acceptable to the Required Holders, subject to the provisions of Section 2(e). Each Demand Registration Statement prepared pursuant hereto shall register for resale at least the number of ADSs set forth in the applicable Demand Notice, which shall not exceed, in the aggregate, the Demand Required Registration Amount. Each Demand Registration Statement shall contain (except if otherwise directed by the Required Holders) the “Plan of Distribution” and “Selling Stockholders” sections in substantially the form attached hereto as Exhibit B. The Company shall use its reasonable best efforts to have the applicable Demand Registration Statement declared effective by the SEC as soon as practicable, but in no event later than the applicable Demand Effectiveness Deadline. By 9:30 a.m. New York time on the Business Day following the applicable Demand Effective Date, the Company shall file with the SEC in accordance with Rule 424 under the 1933 Act the final prospectus to be used in connection with sales pursuant to such Demand Registration Statement. The Lead Investor shall have the right to five (5) Demand Registration Statements hereunder; provided, however, the Lead Investor may withdraw a Demand Notice and such Demand Notice shall not count as a Demand Registration Statement hereunder if the Lead Investor bears all expenses incurred by the Company regarding such withdrawn Demand Notice; provided, further, that the Lead Investor may withdraw a Demand Notice without bearing such expenses and without forfeiting such Demand Registration Statement if the Lead Investor (i) has learned of a PublicCo Material Adverse Effect (as defined in the Securities Purchase Agreement) that was not known to the Lead Investor at the time it delivered the applicable Demand Notice to the Company and (ii) has withdrawn the applicable Demand Notice with reasonable promptness following disclosure by the Company of such PublicCo Material Adverse Effect.

a.Additional Mandatory Registrations. The Company shall prepare, and, as soon as practicable but in no event later than the Additional Filing Deadline, file with the SEC an Additional Registration Statement on Form F-3 covering the resale of all of the Additional Registrable Securities not previously registered on an Additional Registration Statement hereunder. To the extent the staff of the SEC does not permit the Additional Required Registration Amount to be registered on an Additional Registration Statement, the Company shall file Additional Registration Statements successively trying to register on each such Additional Registration Statement the maximum number of remaining Additional Registrable Securities until the Additional Required Registration Amount has been registered with the SEC. In the event that Form F-3 is unavailable for such a registration, the Company shall use such other form as is available for such a registration on another appropriate form reasonably acceptable to the Required Holders, subject to the provisions of Section 2(e). Each Additional Registration Statement prepared pursuant hereto shall register for resale at least that number of ADSs equal to the Additional Required Registration Amount determined as of the date such Additional Registration Statement is initially filed with the SEC, subject to adjustment as provided in Section 2(f). Each Additional Registration Statement shall contain (except if otherwise directed by the Required Holders) the “Plan of Distribution” and “Selling Stockholders” sections in substantially the form attached hereto as Exhibit B. The Company shall use its reasonable best efforts to have each Additional Registration Statement declared effective by the SEC as soon as practicable, but in no event later than the Additional Effectiveness Deadline. By 9:30 a.m. New York time on the Business Day following the Additional Effective Date, the Company shall file with the SEC in accordance with Rule 424 under the 1933 Act the final prospectus to be used in connection with sales pursuant to such Additional Registration Statement.

c.Allocation of Registrable Securities. The initial number of Registrable Securities included in any Registration Statement and any increase or decrease in the number of Registrable Securities included therein shall be allocated pro rata among the Investors based on the number of Registrable Securities held by each Investor at the time the Registration Statement covering such initial number of Registrable Securities or increase or decrease thereof is declared effective by the SEC. In the event that an Investor sells or otherwise transfers any of such Investor’s Registrable Securities, each transferee shall be allocated a pro rata portion of the then remaining number of Registrable Securities included in such Registration Statement for such transferor. Any ADSs included in a Registration Statement and which remain allocated to any Person which ceases to hold any Registrable Securities covered by such Registration Statement shall be allocated to the remaining Investors, pro rata based on the number of Registrable Securities then held by such Investors which are covered by such Registration Statement. In no event shall the Company include any securities other than Registrable Securities on any Registration Statement without the prior written consent of the Required Holders.

d.Legal Counsel. Subject to Section 5 hereof, the Required Holders shall have the right to select one legal counsel to review and oversee any registration pursuant to this Section 2 (“Legal Counsel”), which shall be Schulte Roth & Zabel LLP or such other counsel as thereafter designated by the Required Holders. The Company and Legal Counsel shall reasonably cooperate with each other in performing the Company’s obligations under this Agreement.

e.Ineligibility for Form F-3. In the event that Form F-3 is not available for the registration of the resale of Registrable Securities hereunder, the Company shall (i) register the resale of the Registrable Securities on Form S-1 or another appropriate form reasonably acceptable to the Required Holders and (ii) undertake to register the Registrable Securities on Form F-3 as soon as such form is available, provided that the Company shall maintain the effectiveness of the Registration Statement then in effect until such time as a Registration Statement on Form F-3 covering the Registrable Securities has been declared effective by the SEC.

f.Sufficient Number of Shares Registered. In the event the number of shares available under a Registration Statement filed pursuant to Section 2(a) or Section 2(b) is insufficient to cover the Required Registration Amount of Registrable Securities required to be covered by such Registration Statement or an Investor’s allocated portion of the Registrable Securities pursuant to Section 2(c), the Company shall amend the applicable Registration Statement, or file a new Registration Statement (on the short form available therefor, if applicable), or both, so as to cover at least the Required Registration Amount as of the Trading Day immediately preceding the date of the filing of such amendment or new Registration Statement, in each case, as soon as practicable, but in any event not later than fifteen (15) days after the necessity therefor arises. The Company shall use its reasonable best efforts to cause such amendment and/or new Registration Statement to become effective as soon as practicable following the filing thereof. For purposes of the foregoing provision, the number of shares available under a Registration Statement shall be deemed “insufficient to cover all of the Registrable Securities” if at any time the number of ADSs available for resale under the Registration Statement is less than the Required Registration Amount as of such time. The calculation set forth in the foregoing sentence shall be made without regard to any limitations on the exercise of the Warrants, such calculation shall assume that the Primary Financing Warrants and the Exchange Warrants are then exercisable in full into a number of ADSs equal to the maximum number of ADSs as shall from time to time be necessary to effect the exercise of all the Primary Financing Warrants and the Exchange Warrants then outstanding without giving effect to any limitation on exercise included in the Primary Financing Warrants and/or the Exchange Warrants.

g.Effect of Failure to File and Obtain and Maintain Effectiveness of Registration Statement. If (x) a Registration Statement covering all of the Registrable Securities required to be covered thereby and required to be filed by the Company pursuant to this Agreement is (A) not filed with the SEC on or before the applicable Filing Deadline (a “Filing Failure”) or (B) not declared effective by the SEC on or before the applicable Effectiveness Deadline, (an “Effectiveness Failure”) or (y) on any day after the applicable Effective Date sales of all of the Registrable Securities required to be included on such Registration Statement cannot be made (other than during an Allowable Grace Period (as defined in Section 3(r)) pursuant to such Registration Statement or otherwise (including, without limitation, because of the suspension of trading or any other limitation imposed by an Eligible Market, a failure to keep such Registration Statement effective, a failure to disclose such information as is necessary for sales to be made pursuant to such Registration Statement, a failure to register a sufficient number of ADSs or a failure to maintain the listing of the ADSs) (a “Maintenance Failure”), then, as partial relief for the damages to any holder by reason of any such delay in or reduction of its ability to sell the Registrable Securities (which remedy shall not be exclusive of any other remedies available at law or in equity, including, without limitation, specific performance or the additional obligation of the Company to register any Cutback Shares), the Company shall pay to each holder of Registrable Securities relating to such Registration Statement an amount in cash equal to one percent (1.0%) of the aggregate Purchase Price (as such term is defined in the Securities Purchase Agreement) of such Investor’s Registrable Securities whether or not included in such Registration Statement on each of the following dates: (i) the day of a Filing Failure; (ii) the day of an Effectiveness Failure; (iii) the initial day of a Maintenance Failure; (iv) on the thirtieth day after the date of a Filing Failure and every thirtieth day thereafter (pro rated for periods totaling less than thirty days) until such Filing Failure is cured; (v) on the thirtieth day after the date of an Effectiveness Failure and every thirtieth day thereafter (pro rated for periods totaling less than thirty days) until such Effectiveness Failure is cured; and (vi) on the thirtieth day after the initial date of a Maintenance Failure and every thirtieth day thereafter (pro rated for periods totaling less than thirty days) until such Maintenance Failure is cured. No liquidated damages shall accrue as to any Cutback Shares. The payments to which a holder shall be entitled pursuant to this Section 2(g) are referred to herein as “Registration Delay Payments.” Registration Delay Payments shall be paid on the earlier of (I) the dates set forth above and (II) the third Business Day after the event or failure giving rise to the Registration Delay Payments is cured. In the event the Company fails to make Registration Delay Payments in a timely manner, such Registration Delay Payments shall bear interest at the rate of one and one-half percent (1.5%) per month (prorated for partial months) until paid in full.

5.Related Obligations.

At such time as the Company is obligated to file a Registration Statement with the SEC pursuant to Section 2(a), 2(b), 2(e) or 2(g), the Company will use its reasonable best efforts to effect the registration of the Registrable Securities in accordance with the intended method of disposition thereof and, pursuant thereto, the Company shall have the following obligations:

(a) The Company shall promptly prepare and file with the SEC a Registration Statement with respect to the Registrable Securities and use its reasonable best efforts to cause such Registration Statement relating to the Registrable Securities to become effective as soon as practicable after such filing (but in no event later than the Effectiveness Deadline). The Company shall use reasonable best efforts to keep each Registration Statement effective pursuant to Rule 415 at all times until the earlier of (i) the date as of which the Investors may sell all of the Registrable Securities covered by such Registration Statement without restriction or limitation pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereto) promulgated under the 1933 Act or (ii) the date on which the Investors shall have sold all of the Registrable Securities covered by such Registration Statement (the “Registration Period”). The Company shall ensure that each Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of prospectuses, in the light of the circumstances in which they were made) not misleading. The term “reasonable best efforts” shall mean, among other things, that the Company shall submit to the SEC, within two (2) Business Days after the later of the date that (i) the Company learns that no review of a particular Registration Statement will be made by the staff of the SEC or that the staff has no further comments on a particular Registration Statement, as the case may be, and (ii) the approval of Legal Counsel pursuant to Section 3(c) (which approval is immediately sought), a request for acceleration of effectiveness of such Registration Statement to a time and date not later than two (2) Business Days after the submission of such request. The Company shall respond in writing to comments made by the SEC in respect of a Registration Statement as soon as practicable, but in no event later than fifteen (15) days after the receipt of comments by or notice from the SEC that an amendment is required in order for a Registration Statement to be declared effective.

a.The Company shall prepare and file with the SEC such amendments (including post-effective amendments) and supplements to a Registration Statement and the prospectus used in connection with such Registration Statement, which prospectus is to be filed pursuant to Rule 424 promulgated under the 1933 Act, as may be necessary to keep such Registration Statement effective at all times during the Registration Period, and, during such period, comply with the provisions of the 1933 Act with respect to the disposition of all Registrable Securities of the Company covered by such Registration Statement until such time as all of such Registrable Securities shall have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in such Registration Statement. In the case of amendments and supplements to a Registration Statement which are required to be filed pursuant to this Agreement (including pursuant to this Section 3(b)) by reason of the Company filing a report on Form 10-K, Form 10-Q or Form 8-K or any analogous report under the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Company shall have incorporated such report by reference into such Registration Statement, if applicable, or shall file such amendments or supplements with the SEC within one (1) Trading Day of the day on which the 1934 Act report is filed which created the requirement for the Company to amend or supplement such Registration Statement.

b.The Company shall (A) permit Legal Counsel to review and comment upon (i) a Registration Statement at least four (4) Business Days prior to its filing with the SEC and (ii) all amendments and supplements to all Registration Statements (except for Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any similar or successor reports) within a reasonable number of days prior to their filing with the SEC, and (B) not file any Registration Statement or amendment or supplement thereto in a form to which Legal Counsel reasonably objects. The Company shall not submit a request for acceleration of the effectiveness of a Registration Statement or any amendment or supplement thereto without the prior approval of Legal Counsel, which consent shall not be unreasonably withheld. The Company shall furnish to Legal Counsel, without charge, (i) copies of any correspondence from the SEC or the staff of the SEC to the Company or its representatives relating to any Registration Statement, (ii) unless the following are filed with the SEC through EDGAR and are available to the public through the EDGAR system, promptly after the same is prepared and filed with the SEC, one copy of any Registration Statement and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference, if requested by an Investor, and all exhibits and (iii) unless the following are filed with the SEC through EDGAR and are available to the public through the EDGAR system, upon the effectiveness of any Registration Statement, one copy of the prospectus included in such Registration Statement and all amendments and supplements thereto. The Company shall reasonably cooperate with Legal Counsel in performing the Company’s obligations pursuant to this Section 3.

c.The Company shall furnish to each Investor whose Registrable Securities are included in any Registration Statement, without charge, upon request, (i) promptly after the same is prepared and filed with the SEC, at least one copy of such Registration Statement and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference, if requested by an Investor, all exhibits and each preliminary prospectus, (ii) upon the effectiveness of any Registration Statement, ten (10) copies of the prospectus included in such Registration Statement and all amendments and supplements thereto (or such other number of copies as such Investor may reasonably request) and (iii) such other documents, including copies of any preliminary or final prospectus, as such Investor may reasonably request from time to time in order to facilitate the disposition of the Registrable Securities owned by such Investor.

d.The Company shall use its reasonable efforts to (i) register and qualify, unless an exemption from registration and qualification applies, the resale by Investors of the Registrable Securities covered by a Registration Statement under such other securities or “blue sky” laws of all applicable jurisdictions in the United States, (ii) prepare and file in those jurisdictions such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Registration Period, (iii) take such other actions as may be reasonably necessary to maintain such registrations and qualifications in effect at all times during the Registration Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Registrable Securities for sale in such jurisdictions; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3(e), (y) subject itself to general taxation in any such jurisdiction, or (z) file a general consent to service of process in any such jurisdiction. The Company shall promptly notify Legal Counsel and each Investor who holds Registrable Securities of the receipt by the Company of any notification with respect to the suspension of the registration or qualification of any of the Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction in the United States or its receipt of actual notice of the initiation or threatening of any proceeding for such purpose.

e.The Company shall notify Legal Counsel and each Investor in writing of the happening of any event, as promptly as practicable after becoming aware of such event but in any event within one Trading Day as such event, as a result of which the prospectus included in a Registration Statement, as then in effect, includes an untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (provided that in no event shall such notice contain any material, nonpublic information), and, subject to Section 3(r), promptly prepare a supplement or amendment to such Registration Statement to correct such untrue statement or omission, and, if requested by an Investor, unless filed with the SEC through EDGAR and available to the public through the EDGAR system, deliver one copy of such supplement or amendment to Legal Counsel and each Investor (or such other number of copies as Legal Counsel or such Investor may reasonably request). The Company shall also promptly notify Legal Counsel and each Investor in writing (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and when a Registration Statement or any post-effective amendment has become effective (notification of such effectiveness shall be delivered to Legal Counsel and each Investor by facsimile or email on the same day of such effectiveness and by overnight mail), (ii) of any request by the SEC for amendments or supplements to a Registration Statement or related prospectus or related information and (iii) of the Company’s reasonable determination that a post-effective amendment to a Registration Statement would be appropriate. By 9:30 a.m. New York City time on the second Trading Day following the date any post-effective amendment has become effective, the Company shall file with the SEC in accordance with Rule 424 under the 1933 Act the final prospectus to be used in connection with sales pursuant to such Registration Statement.

f.The Company shall use its reasonable efforts to prevent the issuance of any stop order or other suspension of effectiveness of a Registration Statement, or the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension at the earliest possible moment and to notify Legal Counsel and each Investor who holds Registrable Securities being sold of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

g.If any Investor is required under applicable securities laws to be described in the Registration Statement as an underwriter or an Investor believes that it could reasonably be deemed to be an underwriter of Registrable Securities, at the reasonable request of such Investor, the Company shall furnish to such Investor, on the date of the effectiveness of the Registration Statement and thereafter from time to time on such dates as an Investor may reasonably request (i) a letter, dated such date, from the Company’s independent certified public accountants in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the Investors, and (ii) an opinion, dated as of such date, of counsel representing the Company for purposes of such Registration Statement, in form, scope and substance as is customarily given in an underwritten public offering, addressed to the Investors.

h.If any Investor is required under applicable securities laws to be described in the Registration Statement as an underwriter or an Investor believes that it could reasonably be deemed to be an underwriter of Registrable Securities, the Company shall make available for inspection by (i) such Investor, (ii) Legal Counsel and (iii) one firm of accountants or other agents retained by the Investors (collectively, the “Inspectors”), all pertinent financial and other records, and pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall be reasonably deemed necessary by each Inspector, and cause the Company’s officers, directors and employees to supply all information which any Inspector may reasonably request; provided, however, that each Inspector shall agree to hold in strict confidence and shall not make any disclosure (except to an Investor) or use of any Record or other information which the Company determines in good faith to be confidential, and of which determination the Inspectors are so notified, unless (a) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in any Registration Statement or is otherwise required under the 1933 Act, (b) the release of such Records is ordered pursuant to a final, non-appealable subpoena or order from a court or government body of competent jurisdiction, or (c) the information in such Records has been made generally available to the public other than by disclosure in violation of this Agreement. Each Investor agrees that it shall, upon learning that disclosure of such Records is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, the Records deemed confidential. Nothing herein (or in any other confidentiality agreement between the Company and any Investor) shall be deemed to limit the Investors’ ability to sell Registrable Securities in a manner which is otherwise consistent with applicable laws and regulations.

i.The Company shall hold in confidence and not make any disclosure of information concerning an Investor provided to the Company unless (i) disclosure of such information is necessary to comply with federal or state securities laws, (ii) the disclosure of such information is necessary to avoid or correct a misstatement or omission in any Registration Statement, (iii) the release of such information is ordered pursuant to a subpoena or other final, non-appealable order from a court or governmental body of competent jurisdiction, or (iv) such information has been made generally available to the public other than by disclosure in violation of this Agreement or any other agreement. The Company agrees that it shall, upon learning that disclosure of such information concerning an Investor is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt written notice to such Investor and allow such Investor, at the Investor’s expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, such information.

j.The Company shall use its reasonable best efforts either to (i) cause all of the Registrable Securities covered by a Registration Statement to be listed on each securities exchange on which securities of the same class or series issued by the Company are then listed, if any, if the listing of such Registrable Securities is then permitted under the rules of such exchange or (ii) secure the inclusion for quotation of all of the Registrable Securities on the Principal Market or (iii) if, despite the Company’s reasonable best efforts, the Company is unsuccessful in satisfying the preceding clauses (i) and (ii), to secure the inclusion for quotation on an Eligible Market for such Registrable Securities and, without limiting the generality of the foregoing, to use its reasonable best efforts to arrange for at least two market makers to register with the Financial Industry Regulatory Authority, Inc. (“FINRA”) as such with respect to such Registrable Securities. The Company shall pay all fees and expenses in connection with satisfying its obligation under this Section 3(k).

k.The Company shall cooperate with the Investors who hold Registrable Securities being offered and, to the extent applicable, facilitate the timely preparation and delivery of certificates (not bearing any restrictive legend) representing the Registrable Securities to be offered pursuant to a Registration Statement and enable such certificates to be in such denominations or amounts, as the case may be, as the Investors may reasonably request and registered in such names as the Investors may request.

l.If requested by an Investor, the Company shall as soon as practicable (i) incorporate in a prospectus supplement or post-effective amendment such information as an Investor reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; (ii) make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) supplement or make amendments to any Registration Statement if reasonably requested by an Investor holding any Registrable Securities.

m.The Company shall use its reasonable best efforts to cause the Registrable Securities covered by a Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to consummate the disposition of such Registrable Securities.

n.The Company shall make generally available to its security holders as soon as practical, but not later than ninety (90) days after the close of the period covered thereby, an earnings statement (in form complying with, and in the manner provided by, the provisions of Rule 158 under the 1933 Act) covering a twelve-month period beginning not later than the first day of the Company’s fiscal quarter next following the applicable Effective Date of a Registration Statement.

o.The Company shall otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC in connection with any registration hereunder.

p.Within two (2) Business Days after a Registration Statement which covers Registrable Securities is declared effective by the SEC, the Company shall deliver, and shall cause legal counsel for the Company to deliver, to the transfer agent for such Registrable Securities (with copies to the Investors whose Registrable Securities are included in such Registration Statement) confirmation that such Registration Statement has been declared effective by the SEC in the form attached hereto as Exhibit A.

q.Notwithstanding anything to the contrary herein, at any time after the Effective Date, the Company may delay the disclosure of material, non-public information concerning the Company and, if necessary, file a post-effective amendment to such Registration Statement to comply with the undertakings required under Item 512(a) of Regulation S-K, the disclosure of which at the time is not, in the good faith opinion of the Board of Directors of the Company and its counsel, in the best interest of the Company, and, in the opinion of counsel to the Company, otherwise required (a “Grace Period”); provided, that the Company shall promptly (i) notify the Investors in writing of the existence of material, non-public information giving rise to a Grace Period (provided that in each notice the Company will not disclose the content of such material, non-public information to the Investors) and the date on which the Grace Period will begin, and (ii) notify the Investors in writing of the date on which the Grace Period ends; and, provided further, that no Grace Period shall exceed five (5) consecutive Trading Days and during any three hundred sixty five (365) day period such Grace Periods shall not exceed an aggregate of twenty (20) days and the first day of any Grace Period must be at least five (5) Trading Days after the last day of any prior Grace Period (each, an “Allowable Grace Period”). For purposes of determining the length of a Grace Period above, the Grace Period shall begin on and include the date the Investors receive the notice referred to in clause (i) and shall end on and include the later of the date the Investors receive the notice referred to in clause (ii) and the date referred to in such notice. The provisions of Section 3(g) hereof shall not be applicable during the period of any Allowable Grace Period. Upon expiration of the Grace Period, the Company shall again be bound by the first sentence of Section 3(f) with respect to the information giving rise thereto unless such material, non-public information is no longer applicable. Notwithstanding anything to the contrary, the Company shall cause its transfer agent to deliver unlegended ADSs to a transferee of an Investor in accordance with the terms of the Securities Purchase Agreement in connection with any sale of Registrable Securities with respect to which an Investor has entered into a contract for sale, prior to the Investor’s receipt of the notice of a Grace Period and for which the Investor has not yet settled.

r.Neither the Company nor any Subsidiary or affiliate thereof shall identify any Investor as an underwriter in any public disclosure or filing with the SEC, the Principal Market or any Eligible Market and any Investor being deemed an underwriter by the SEC shall not relieve the Company of any obligations it has under this Agreement or any other Transaction Document (as defined in the Securities Purchase Agreement); provided, however, that the foregoing shall not prohibit the Company from including the disclosure found in the “Plan of Distribution” section attached hereto as Exhibit B in the Registration Statement.

s.Neither the Company nor any of its Subsidiaries has entered, as of the date hereof, nor shall the Company or any of its Subsidiaries, on or after the date of this Agreement, enter into any agreement with respect to its securities, that would have the effect of impairing the rights granted to the Buyers in this Agreement or otherwise conflicts with the provisions hereof.

6.Obligations of the Investors.

(a) At least five (5) Business Days prior to the first anticipated Filing Date of a Registration Statement, the Company shall notify each Investor in writing of the information the Company requires from each such Investor if such Investor elects to have any of such Investor’s Registrable Securities included in such Registration Statement. It shall be a condition precedent to the obligations of the Company to complete any registration pursuant to this Agreement with respect to the Registrable Securities of a particular Investor that such Investor shall furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it as shall be reasonably required to effect and maintain the effectiveness of the registration of such Registrable Securities and shall execute such documents in connection with such registration as the Company may reasonably request.

a.Each Investor, by such Investor’s acceptance of the Registrable Securities, agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of any Registration Statement hereunder, unless such Investor has notified the Company in writing of such Investor’s election to exclude all of such Investor’s Registrable Securities from such Registration Statement.

b.Each Investor agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3(g) or the first sentence of Section 3(f), such Investor will immediately discontinue disposition of Registrable Securities pursuant to any Registration Statement(s) covering such Registrable Securities until such Investor’s receipt of copies of the supplemented or amended prospectus as contemplated by Section 3(g) or the first sentence of Section 3(f) or receipt of notice that no supplement or amendment is required. Notwithstanding anything to the contrary, the Company shall cause its transfer agent to deliver unlegended ADSs to a transferee of an Investor in accordance with the terms of the Securities Purchase Agreement in connection with any sale of Registrable Securities with respect to which an Investor has entered into a contract for sale prior to the Investor’s receipt of a notice from the Company of the happening of any event of the kind described in Section 3(g) or the first sentence of Section 3(f) and for which the Investor has not yet settled.

c.Each Investor covenants and agrees that it will comply with the prospectus delivery requirements of the 1933 Act as applicable to it or an exemption therefrom in connection with sales of Registrable Securities pursuant to the Registration Statement.

7.Expenses of Registration.

All reasonable expenses, other than underwriting discounts and commissions, incurred in connection with registrations, filings or qualifications pursuant to Sections 2 and 3, including, without limitation, all registration, listing and qualifications fees, printers and accounting fees, and fees and disbursements of counsel for the Company shall be paid by the Company. The Company shall also reimburse the Investors for the fees and disbursements of Legal Counsel in connection with the registration, filing or qualification pursuant to Sections 2 and 3 of this Agreement in an amount of up to $15,000 per registration statement.

8.Indemnification.

In the event any Registrable Securities are included in a Registration Statement under this Agreement:

(a) To the fullest extent permitted by law, the Company will, and hereby does, indemnify, hold harmless and defend each Investor, the directors, officers, partners, members, employees, agents, representatives of, and each Person, if any, who controls any Investor within the meaning of the 1933 Act or the 1934 Act (each, an “Indemnified Person”), against any losses, claims, damages, liabilities, judgments, fines, penalties, charges, costs, reasonable attorneys’ fees, amounts paid in settlement or expenses, joint or several (collectively, “Claims”), incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or the SEC, whether pending or threatened, whether or not an indemnified party is or may be a party thereto (“Indemnified Damages”), to which any of them may become subject insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact in a Registration Statement or any post-effective amendment thereto or in any filing made in connection with the qualification of the offering under the securities or other “blue sky” laws of any jurisdiction in which Registrable Securities are offered (“Blue Sky Filing”), or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus if used prior to the effective date of such Registration Statement, or contained in the final prospectus (as amended or supplemented, if the Company files any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading, (iii) any violation or alleged violation by the Company of the 1933 Act, the 1934 Act, any other law, including, without limitation, any state securities law, or any rule or regulation thereunder relating to the offer or sale of the Registrable Securities pursuant to a Registration Statement or (iv) any violation of this Agreement (the matters in the foregoing clauses (i) through (iv) being, collectively, “Violations“). For the avoidance of doubt, the Violations set forth in this Section 6(a) are intended to apply, and shall apply, to direct claims asserted by any Buyer against the Company as well as any third party claims asserted by an Indemnified Person (other than a Buyer) against the Company. Subject to Section 6(c), the Company shall reimburse the Indemnified Persons, promptly as such expenses are incurred and are due and payable, for any legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 6(a): (i) shall not apply to a Claim by an Indemnified Person arising out of or based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to the Company by such Indemnified Person for such Indemnified Person expressly for use in connection with the preparation of the Registration Statement or any such amendment thereof or supplement thereto, if such prospectus was timely made available by the Company pursuant to Section 3(d); and (ii) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Person and shall survive the transfer of the Registrable Securities by the Investors pursuant to Section 9.

a.In connection with any Registration Statement in which an Investor is participating, each such Investor agrees to severally and not jointly indemnify, hold harmless and defend, to the same extent and in the same manner as is set forth in Section 6(a), the Company, each of its directors, each of its officers who signs the Registration Statement and each Person, if any, who controls the Company within the meaning of the 1933 Act or the 1934 Act (each, an “Indemnified Party”), against any Claim or Indemnified Damages to which any of them may become subject, under the 1933 Act, the 1934 Act or otherwise, insofar as such Claim or Indemnified Damages arise out of or are based upon any Violation, in each case to the extent, and only to the extent, that such Violation occurs in reliance upon and in conformity with written information furnished to the Company by such Investor expressly for use in connection with such Registration Statement; and, subject to Section 6(c), such Investor shall reimburse the Indemnified Party for any legal or other expenses reasonably incurred by an Indemnified Party in connection with investigating or defending any such Claim; provided, however, that the indemnity agreement contained in this Section 6(b) and the agreement with respect to contribution contained in Section 7 shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of such Investor, which consent shall not be unreasonably withheld or delayed; provided, further, however, that the Investor shall be liable under this Section 6(b) for only that amount of a Claim or Indemnified Damages as does not exceed the net proceeds to such Investor as a result of the sale of Registrable Securities pursuant to such Registration Statement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Party and shall survive the transfer of the Registrable Securities by the Investors pursuant to Section 9.

b.Promptly after receipt by an Indemnified Person or Indemnified Party under this Section 6 of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving a Claim, such Indemnified Person or Indemnified Party shall, if a Claim in respect thereof is to be made against any indemnifying party under this Section 6, deliver to the indemnifying party a written notice of the commencement thereof, and, the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person or the Indemnified Party, as the case may be; provided, however, that an Indemnified Person or Indemnified Party shall have the right to retain its own counsel with the fees and expenses of not more than one counsel for all such Indemnified Person or Indemnified Party to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the Indemnified Person or Indemnified Party, as applicable, the representation by such counsel of the Indemnified Person or Indemnified Party, as the case may be, and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Person or Indemnified Party and any other party represented by such counsel in such proceeding. In the case of an Indemnified Person, legal counsel referred to in the immediately preceding sentence shall be selected by the Investors holding at least a majority in interest of the Registrable Securities included in the Registration Statement to which the Claim relates. The Indemnified Party or Indemnified Person shall reasonably cooperate with the indemnifying party in connection with any negotiation or defense of any such action or Claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnified Party or Indemnified Person which relates to such action or Claim. The indemnifying party shall keep the Indemnified Party or Indemnified Person fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the prior written consent of the Indemnified Party or Indemnified Person, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party or Indemnified Person of a release from all liability in respect to such Claim or litigation and such settlement shall not include any admission as to fault on the part of the Indemnified Party. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnified Party or Indemnified Person with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person or Indemnified Party under this Section 6, except to the extent that the indemnifying party is prejudiced in its ability to defend such action. The provisions of this Section 6(c) shall not apply to direct claims between the Company and a Buyer.

c.The indemnification required by this Section 6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Damages are incurred.

d.The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar right of the Indemnified Party or Indemnified Person against the indemnifying party or others, and (ii) any liabilities the indemnifying party may be subject to pursuant to the law.

9.Contribution.

To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under Section 6 to the fullest extent permitted by law; provided, however, that: (i) no Person involved in the sale of Registrable Securities which Person is guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) in connection with such sale shall be entitled to contribution from any Person involved in such sale of Registrable Securities who was not guilty of fraudulent misrepresentation; and (ii) contribution by any seller of Registrable Securities shall be limited in amount to the amount of net proceeds received by such seller from the sale of such Registrable Securities pursuant to such Registration Statement.

10.Reports Under the 1934 Act.

With a view to making available to the Investors the benefits of Rule 144 promulgated under the 1933 Act or any other similar rule or regulation of the SEC that may at any time permit the Investors to sell securities of the Company to the public without registration (“Rule 144”), the Company agrees to, so long as an Investor owns Registrable Securities:

(a) make and keep public information available, as those terms are understood and defined in Rule 144;

a.file with the SEC in a timely manner all reports and other documents required of the Company under the 1933 Act and the 1934 Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and

b.furnish to each Investor so long as such Investor owns Registrable Securities, promptly upon request, (i) a written statement by the Company, if true, that it has complied with the reporting requirements of Rule 144, the 1933 Act and the 1934 Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company (unless such report or document is already publicly available), and (iii) such other information as may be reasonably requested to permit the Investors to sell such securities pursuant to Rule 144 without registration.

11.Assignment of Registration Rights.

The rights under this Agreement shall be automatically assignable by the Investors to any transferee of all or any portion of such Investor’s Registrable Securities if: (i) the Investor agrees in writing with the transferee or assignee to assign such rights, and a copy of such agreement is furnished to the Company within a reasonable time after such assignment; (ii) the Company is, within a reasonable time after such transfer or assignment, furnished with written notice of (a) the name and address of such transferee or assignee, and (b) the securities with respect to which such registration rights are being transferred or assigned; (iii) immediately following such transfer or assignment the further disposition of such securities by the transferee or assignee is restricted under the 1933 Act or applicable state securities laws; (iv) at or before the time the Company receives the written notice contemplated by clause (ii) of this sentence the transferee or assignee agrees in writing with the Company to be bound by all of the provisions contained herein; and (v) such transfer shall have been made in accordance with the applicable requirements of the Securities Purchase Agreement.

12.Amendment of Registration Rights.

Provisions of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Required Holders. Any amendment or waiver effected in accordance with this Section 10 shall be binding upon each Investor and the Company. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Registrable Securities. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of this Agreement unless the same consideration (other than the reimbursement of legal fees) also is offered to all of the parties to this Agreement.

13.Miscellaneous.

(a) Notwithstanding anything herein to the contrary, the Exchange Warrant Shares shall not be deemed “Registrable Securities” hereunder to the extent the Exchange Warrant Shares are freely tradable by the holders thereof without any restriction or limitation (including, for the avoidance of doubt, if the holder thereof exercises the Exchange Warrants by paying the applicable Exercise Price (as defined in the Exchange Warrants) in cash).

a.A Person is deemed to be a holder of Registrable Securities whenever such Person owns or is deemed to own of record such Registrable Securities. If the Company receives conflicting instructions, notices or elections from two or more Persons with respect to the same Registrable Securities, the Company shall act upon the basis of instructions, notice or election received from such record owner of such Registrable Securities.

b.Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon delivery, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party), (iii) upon delivery, when sent by electronic mail (provided that the sending party does not receive an automated rejection notice); or (iv) one Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses, facsimile numbers and e-mail addresses for such communications shall be:

If to the Company:

Cellect Biotechnology Ltd.

23 Hata’as Street

Kfar Saba, Israel 44425

Attention: Shai Yarkoni, CEO

Email: shai@cellect.co

With a copy (for informational purposes only) to:

Horn & Co. - Law Offices

Amot Investment Tower, 24 Floor

2 Weizmann Street,

Tel Aviv, Israel

Attention: Yuva Horn, Adv.

Email: yhorn@hornlaw.co.il

and:

Royer Cooper Cohen Braunfeld LLC

101 West Elm Street, Suite 400

Conshohocken, PA 19428

Attention: David Gitlin, Esq.

Email: DGitlin@rccblaw.com

If to the Transfer Agent:

Computershare

480 Washington Blvd., Jersey City, NJ 07310 USA

Telephone: 201 680 2388

Facsimile: 201 680 4606

Attention: Mr. Brian Cossin, Relationship Management

E-mail: brian.cossin@computershare.com

If to Legal Counsel:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Telephone: (212) 756-2000

Facsimile: (212) 593-5955

Attention: Eleazer Klein, Esq.

Email: eleazer.klein@srz.com

If to a Buyer, to its address, facsimile number or email address set forth on the Schedule of Buyers attached hereto, with copies to such Buyer’s representatives as set forth on the Schedule of Buyers, or to such other address, facsimile number and/or email address to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine or e-mail transmission containing the time, date, recipient facsimile number or e-mail address and an image of the first page of such transmission or (C) provided by a courier or overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

c.Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

d.All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

e.If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

f.This Agreement, the other Transaction Documents (as defined in the Securities Purchase Agreement) and the instruments referenced herein and therein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. This Agreement, the other Transaction Documents and the instruments referenced herein and therein supersede all prior agreements and understandings among the parties hereto with respect to the subject matter hereof and thereof.

g.Subject to the requirements of Section 9, this Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of each of the parties hereto.

h.The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

i.This Agreement may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement. This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission or electronic mail of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

j.Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

k.All consents and other determinations required to be made by the Investors pursuant to this Agreement shall be made, unless otherwise specified in this Agreement, by the Required Holders, determined as if all of the Warrants held by Investors then outstanding have been exercised for Registrable Securities without regard to any limitations on exercise of the Warrants.

l.The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rules of strict construction will be applied against any party.

m.This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

n.The obligations of each Investor hereunder are several and not joint with the obligations of any other Investor, and no provision of this Agreement is intended to confer any obligations on any Investor vis-à-vis any other Investor. Nothing contained herein, and no action taken by any Investor pursuant hereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated herein.

* * * * * *

[Signature Page Follows]

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Registration Rights Agreement to be duly executed as of the date first written above.

COMPANY:

Cellect Biotechnology Ltd.

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Registration Rights Agreement to be duly executed as of the date first written above.

BUYERS:

Altium Growth Fund, LP

By:

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

SCHEDULE OF BUYERS

Buyer	Buyer Address, Facsimile Number and E-mail	Buyer’s Representative’s Address, Facsimile Number and E-Mail

Altium Growth Fund, LP	c/o Altium Capital Management, LP 152 West 57th Street, 20th Floor New York, NY 10019 Attention: Joshua Thomas Telephone: 212-259-8404 E-mail: jthomas@altiumcap.com	Schulte Roth & Zabel LLP 919 Third Avenue New York, NY 10022 Attn: Eleazer Klein, Esq. Facsimile: (212) 593-5955 Telephone: (212) 756-2000 Email: eleazer.klein@srz.com

EXHIBIT A

FORM OF NOTICE OF EFFECTIVENESS
OF REGISTRATION STATEMENT

[●]

[●]

[●]

Telephone:	[●]
Facsimile:	[●]
Attention:	[●]
E-mail:	[●]

Re: [Quoin Pharmaceuticals, Ltd.]

Ladies and Gentlemen:

[We are][I am] counsel to [Quoin Pharmaceuticals, Ltd.], an Israeli company (formerly known as Cellect Biotechnology Ltd.) (the “Company”) pursuant to that certain Agreement and Plan of Merger among the Company, CellMSC, Inc., a Delaware corporation and wholly owned subsidiary of the Company, and Quoin Pharmaceuticals, Inc., a Delaware corporation (“PrivateCo”), dated as of March 24, 2021 (the “Merger Agreement”), and have represented PrivateCo, and from and after the completion of the transactions contemplated by the Merger Agreement, the Company, in connection with (i) that certain Securities Purchase Agreement, dated as of March 24, 2021, entered into by and among PrivateCo, and the buyers named therein (collectively, the “Holders”) pursuant to which PrivateCo issued to the Holders warrants exercisable for shares of PrivateCo’s common stock, par value $0.01 per share, which were exchanged for identical PublicCo warrants to purchase ADSs (as defined below) (the “Exchange Warrants”) and (ii) that certain Securities Purchase Agreement, dated as of March 24, 2021, entered into by and among the Company, PrivateCo, and the Holders pursuant to which PrivateCo issued to the Holders shares of common stock, par value $0.01 per share, of PrivateCo, and the Company issued to the Holders three series of warrants (together with the Exchange Warrants, the “Warrants”) exercisable for the Company’s American Depositary Shares (“ADSs”), each representing one hundred (100) of the Company’s ordinary shares, no par value per share (the “Ordinary Shares”). The Company also has entered into a Registration Rights Agreement with the Holders (the “Registration Rights Agreement”) pursuant to which the Company agreed, among other things, to register the resale of the Registrable Securities (as defined in the Registration Rights Agreement), including the ADSs issued and issuable upon exercise of the Warrants under the Securities Act of 1933, as amended (the “1933 Act”). In connection with the Company’s obligations under the Registration Rights Agreement, on ____________ ___, 20__, the Company filed a Registration Statement on Form F-3 (File No. 333-_____________) (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) relating to the Registrable Securities which names each of the Holders as a selling stockholder thereunder.

In connection with the foregoing, [we][I] advise you that a member of the SEC’s staff has advised [us][me] by telephone that the SEC has entered an order declaring the Registration Statement effective under the 1933 Act at [ENTER TIME OF EFFECTIVENESS] on [ENTER DATE OF EFFECTIVENESS] and [we][I] have no knowledge, after telephonic inquiry of a member of the SEC’s staff, that any stop order suspending its effectiveness has been issued or that any proceedings for that purpose are pending before, or threatened by, the SEC and the Registrable Securities are available for resale under the 1933 Act pursuant to the Registration Statement.

This letter shall serve as our standing instruction to you that the ADSs are freely transferable by the Holders pursuant to the Registration Statement. You need not require further letters from us to effect any future legend-free issuance or reissuance of ADSs to the Holders as contemplated by the Company’s Irrevocable Transfer Agent Instructions dated [●].

Very truly yours,

[ISSUER’S COUNSEL]

By:

CC: [LIST NAMES OF HOLDERS]

EXHIBIT B

SELLING STOCKHOLDERS

The ADSs being offered by the selling stockholders are those issued and issuable to the selling stockholders, upon exercise of the warrants. For additional information regarding the issuances of those ADSs and the warrants, see “Private Placement of Purchased Shares and Warrants” above. We are registering the ADSs in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the ADSs and the warrants, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the ADSs by each of the selling stockholders. The second column lists the number of ADSs beneficially owned by each selling stockholder, based on its ownership of the ADSs and the warrants, as of ________, 20__, assuming exercise of the warrants held by the selling stockholders on that date, without regard to any limitations on exercises.

The third column lists the ADSs being offered by this prospectus by the selling stockholders.

In accordance with the terms of a registration rights agreement with the selling stockholders, this prospectus generally covers the resale of sum of the (i) maximum number of ADSs issued and issuable upon exercise of the Series A Warrants and assuming that the Series C Warrants have been exercised in full by paying the Aggregate Exercise Price (as defined in the Series C Warrants) in cash (without giving effect to any limitation on exercise set forth therein), (ii) maximum number of ADSs issued and issuable upon exercise of the Series B Warrants and assuming that the Series C Warrants have been exercised in full by paying the Aggregate Exercise Price in cash (without giving effect to any limitation on exercise set forth therein), (iii) maximum number of ADSs issued and issuable upon exercise of the Series C Warrants, and (iv) maximum number of ADSs issued and issuable upon exercise of the Exchange Warrants, in each case, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the warrants, and this registration statement registers the maximum number of ADSs as shall from time to time be necessary to effect the exercise of all the Primary Financing Warrants (assuming that the Series C Warrants have been exercised in full by paying the Aggregate Exercise Price in cash (without giving effect to any limitation on exercise set forth therein)) and the Exchange Warrants, then outstanding without giving effect to any limitation on exercise included in the Primary Financing Warrants and/or the Exchange Warrants. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the warrants, a selling stockholder may not exercise the warrants to the extent such exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of Ordinary Shares (including, for the avoidance of doubt, any Ordinary Shares underlying the ADSs) which would exceed 4.99% or 9.99%, as applicable, of our then outstanding Ordinary Shares following such exercise, excluding for purposes of such determination ADSs issuable upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of ADSs Owned Prior to Offering	Maximum Number of ADSs to be Sold Pursuant to this Prospectus	Number of ADSs Owned After Offering	Percentage of ADSs Owned After Offering if Greater than 1%

Altium Growth Fund, LP (1)			0
[Other Buyers] (2)

* Denotes less than 1%.

(1) Altium Capital Management, LP, the investment manager of Altium Growth Fund, LP, has voting and investment power over these securities. Jacob Gottlieb is the managing member of Altium Capital Growth GP, LLC, which is the general partner of Altium Growth Fund, LP. Each of Altium Growth Fund, LP and Jacob Gottlieb disclaims beneficial ownership over these shares.

(2)

PLAN OF DISTRIBUTION

We are registering the ADSs issued and issuable upon exercise of the warrants to permit the resale of these ADSs by the holders of the ADSs warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the ADSs. We will bear all fees and expenses incident to our obligation to register the ADSs.

The selling stockholders may sell all or a portion of the ADSs beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the ADSs are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The ADSs may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	sales pursuant to Rule 144;

●	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling ADSs to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the ADSs for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the ADSs or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the ADSs in the course of hedging in positions they assume. The selling stockholders may also sell ADSs short and deliver ADSs covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge ADSs to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the warrants or ADSs owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ADSs from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the ADSs in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the ADSs may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the ADSs is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of ADSs being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the ADSs may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the ADSs may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the ADSs registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the ADSs by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the ADSs to engage in market-making activities with respect to the ADSs. All of the foregoing may affect the marketability of the ADSs and the ability of any person or entity to engage in market-making activities with respect to the ADSs.

We will pay all expenses of the registration of the ADSs pursuant to the registration rights agreement, estimated to be $[     ] in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the ADSs will be freely tradable in the hands of persons other than our affiliates.

EXHIBIT D

Form of Capacity Notice

CAPACITY NOTICE

TO BE EXECUTED BY THE HOLDER TO RECEIVE CAPACITY SHARES

[QUOIN PHARMACEUTICALS, LTD.]

The undersigned holder hereby exercises the right to receive_________ American Depositary Shares, each representing one hundred (100) of the Company’s ordinary shares, no par value per share (the “Capacity Shares”), of [Quoin Pharmaceuticals, Ltd.], an Israeli company (formerly known as Cellect Biotechnology Ltd.) (the “Company”) and hereby directs the Company and The Bank of New York Mellon (the “Escrow Agent”) to deliver to the undersigned via free delivery / free receive such number of Capacity Shares as set forth below, in each case, in accordance with the terms of (i) that certain Securities Purchase Agreement dated as of March 24, 2021, by and among the Company, Quoin Pharmaceuticals, Inc., a Delaware corporation (“Quoin”) and the Buyers listed on the signature pages attached thereto, as amended, supplemented or otherwise modified from time to time and (ii) that certain Securities Escrow Agreement, dated as of March [__], 2021, by and among the Company, Quoin, the Escrow Agent and the undersigned (Account #:[    ], Account Name: BNY Mellon Quoin Escrow FBO Altium Growth Fund, LP).

Date: ________________

ALTIUM GROWTH FUND, LP

By: Altium Capital Management, LP

By:
Name:
Title:

Free delivery / free receive Instructions: Please deliver _______ shares (CUSIP: _______ per the below instructions.

Trade Date: _______

Settlement Date: _______

DTC: _______

Account Name: _______

Account Number: _______

EXHIBIT E

Private Placement Memorandum

[Redacted.]

EXHIBIT F

Form of Exchange Warrant

[FORM OF EXCHANGE WARRANT]

[QUOIN PHARMACEUTICALS, LTD.]

Warrant To Purchase American Depositary Shares

Warrant No.:

Date of Issuance: [●]11 (“Issuance Date”)

[Quoin Pharmaceuticals, Ltd.], an Israeli company (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [HOLDER], the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, at any time or times on or after the Issuance Date, but not after 11:59 p.m., New York time, on the Expiration Date, (as defined below), ___________________ (__________)12 fully paid nonassessable ADSs, subject to adjustment as provided herein (the “Warrant Shares” and such initial number of Warrant Shares, as adjusted pursuant to Section 2 (other than Section 2(d)) the “Initial Maximum Eligibility Number”). Except as otherwise defined herein, capitalized terms in this Warrant to Purchase American Depositary Shares (including any Warrants to Purchase American Depositary Shares issued in exchange, transfer or replacement hereof, this “Warrant”), shall have the meanings set forth in Section 18. This Warrant is one of the Warrants to purchase American Depositary Shares issued in exchange for one of the Warrants to purchase Quoin Common Stock (which, for the avoidance of doubt, may have been issued on a different Closing Date than the Closing Date that occurred on the Issuance Date, the “Bridge SPA Warrants”) issued pursuant to Section 1 of that certain Securities Purchase Agreement, dated as of March 24, 2021 (the “Subscription Date”), by and among Quoin Pharmaceuticals, Inc., a Delaware corporation (“Quoin”), and the investors (the “Buyers”) referred to therein (as may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Bridge Securities Purchase Agreement”). Capitalized terms used herein and not otherwise defined shall have the definitions ascribed to such terms in the Bridge Securities Purchase Agreement.

18. EXERCISE OF WARRANT.

11 Insert the applicable Closing Date (as defined in the Bridge Securities Purchase Agreement).

12 Insert a number of shares of Common Stock that equals 100% of the quotient determined by dividing (i) the Principal amount of the Note being issued to the Holder at the applicable Closing Date, by (ii) a price reflecting fully-diluted pre-Merger valuation of $56,250,000, multiplied by the Exchange Ratio (as defined in the Merger Agreement).

(i)Mechanics of Exercise. Subject to the terms and conditions hereof (including, without limitation, the limitations set forth in Section 1(f)), this Warrant may be exercised by the Holder at any time or times on or after the Issuance Date, in whole or in part, by (i) delivery of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant and (ii) (A) payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash by wire transfer of immediately available funds or (B) if the provisions of Section 1(d) are applicable, by notifying the Company that this Warrant is being exercised pursuant to a Cashless Exercise (as defined in Section 1(d)). The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder, nor shall any ink-original signature or medallion guarantee (or other type of guarantee or notarization) with respect to any Exercise Notice be required. Execution and delivery of the Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares. On or before the first (1st) Trading Day following the date on which the Holder has delivered the applicable Exercise Notice to the Company, the Company shall transmit by electronic mail an acknowledgment of confirmation of receipt of the Exercise Notice to the Holder and the Company’s transfer agent (the “Transfer Agent”). On or before the applicable Share Delivery Date, the Company shall (X) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit / Withdrawal At Custodian system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise. The Company shall be responsible for all fees and expenses of the Transfer Agent and all fees and expenses with respect to the issuance of Warrant Shares via DTC, if any, including, without limitation, for same day processing. Upon delivery of the Exercise Notice, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares, as the case may be. If this Warrant is submitted in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then the Company shall as soon as practicable and in no event later than five (5) Trading Days after any exercise and at its own expense, issue a new Warrant (in accordance with Section 7(d)) representing the right to purchase the number of Warrant Shares issuable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised. No fractional Warrant Shares are to be issued upon the exercise of this Warrant, but rather the number of Warrant Shares to be issued shall be rounded up to the nearest whole number. The Company shall pay any and all taxes which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant (other than the Holder’s income taxes). The Company’s obligations to issue and deliver Warrant Shares in accordance with the terms and subject to the conditions hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination. While any Bridge SPA Warrants remain outstanding, the Company shall use a transfer agent that participates in the DTC Fast Automated Securities Transfer Program. Notwithstanding any provision of this Warrant to the contrary, no more than the Maximum Eligibility Number of Warrant Shares shall be exercisable IN the AGGREGATE hereunder.

(ii)Exercise Price. For purposes of this Warrant, “Exercise Price” means $ [●]13 per ADS (the “Initial Exercise Price”), subject to adjustment as provided herein.

(iii)Company’s Failure to Timely Deliver Securities. If the Company shall fail for any reason or for no reason to issue to the Holder on or prior to the applicable Share Delivery Date either (I) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, a certificate for the number of ADSs to which the Holder is entitled and register such ADSs on the Company’s share register or if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, to credit the Holder’s balance account with DTC, for such number of ADSs to which the Holder is entitled upon the Holder’s exercise of this Warrant or (II) the Warrant Shares that are the subject of the Exercise Notice (the “Unavailable Warrant Shares”) are not eligible for resale without restriction or limitation (including, for the avoidance of doubt, if the Holder exercises this Warrant by paying the applicable Exercise Price in cash) and the Company fails to promptly (x) so notify the Holder in writing and (y) deliver the Warrant Shares electronically without any restrictive legend by crediting such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit / Withdrawal At Custodian system (the event described in the immediately foregoing clause (II) is hereinafter referred as a “Notice Failure” and together with the event described in clause (I) above, an “Exercise Failure”), then, in addition to all other remedies available to the Holder, (X) the Company shall pay in cash to the Holder on each day after the applicable Share Delivery Date and during such Exercise Failure an amount equal to 1.5% of the product of (A) the number of Warrant Shares not issued to the Holder on or prior to the applicable Share Delivery Date and to which the Holder is entitled, and (B) any trading price of the ADSs selected by the Holder in writing as in effect at any time during the period beginning on the applicable date of delivery of the applicable Exercise Notice and ending on the applicable Share Delivery Date, and (Y) the Holder, upon written notice to the Company, may void its Exercise Notice with respect to, and retain or have returned, as the case may be, any portion of this Warrant that has not been exercised pursuant to such Exercise Notice; provided that the voiding of an Exercise Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 1(c) or otherwise. In addition to the foregoing, if on or prior to the applicable Share Delivery Date either (I) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, the Company shall fail to issue and deliver a certificate to the Holder and register such ADSs on the Company’s share register or, if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, credit the Holder’s balance account with DTC for the number of ADSs to which the Holder is entitled upon the Holder’s exercise hereunder or pursuant to the Company’s obligation pursuant to clause (ii) below or (II) a Notice Failure occurs, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) ADSs relating to the applicable Exercise Failure (a “Buy-In”), then the Company shall, within five (5) Trading Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the ADSs so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such ADSs) or credit the Holder’s balance account with DTC for such ADSs shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such ADSs or credit the Holder’s balance account with DTC, as applicable, and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of ADSs, times (B) any trading price of the ADS selected by the Holder in writing as in effect at any time during the period beginning on the date of delivery of the applicable Exercise Notice and ending on the applicable Share Delivery Date. Nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing ADSs (or to electronically deliver such ADSs) upon the exercise of this Warrant as required pursuant to the terms hereof. Notwithstanding the forgoing, any payments made by the Company to the Holder pursuant to this Section 1(c) shall be made without withholding or deduction for any taxes (as defined in the Securities Purchase Agreement), unless required by law, in which case the Company will pay such additional amounts as will result, after such withholding or deduction, in the receipt by the Holder of the amounts that would otherwise have been receivable in respect thereof.

13 Insert price reflecting fully-diluted pre-Merger valuation of $56,250,000.

(iv)Cashless Exercise. Notwithstanding anything contained herein to the contrary, if the Unavailable Warrant Shares are not eligible for resale without restriction or limitation (including, for the avoidance of doubt, if the Holder exercises this Warrant by paying the applicable Exercise Price in cash), the Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of ADSs determined according to the following formula (a “Cashless Exercise”):

Net Number = (A x B) - (A x C)

B

For purposes of the foregoing formula:

A=	the total number of ADSs with respect to which this Warrant is then being exercised.

B=	as applicable: (i) the Weighted Average Price of the ADSs on the Trading Day immediately preceding the date of the applicable Exercise Notice if such Exercise Notice is (1) both executed and delivered pursuant to Section 1(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 1(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b)(68) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) at the option of the Holder, either (x) the Weighted Average Price of the ADSs on the Trading Day immediately preceding the date of the applicable Exercise Notice or (y) the Bid Price of the ADSs on the principal trading market for the ADSs as reported by Bloomberg as of the time of the Holder’s execution of the applicable Exercise Notice if such Exercise Notice is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day) pursuant to Section 1(a) hereof or (iii) the Weighted Average Price of the ADSs on the date of the applicable Exercise Notice if the date of such Exercise Notice is a Trading Day and such Exercise Notice is both executed and delivered pursuant to Section 1(a) hereof after the close of “regular trading hours” on such Trading Day.

C=	the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

For purposes of Rule 144(d), the Company hereby acknowledges and agrees that the Warrant Shares issued in a Cashless Exercise shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares for purposes of Rule 144(d), shall be deemed to have commenced, on the date this Warrant was originally issued pursuant to the Bridge Securities Purchase Agreement. The Company agrees not to take any position contrary to this Section 1(d) as long as the rules and interpretations of the SEC in effect as of the Subscription Date remain unchanged in this respect.

(v)Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with Section 12.

(vi)Beneficial Ownership Limitation on Exercises. Notwithstanding anything to the contrary contained herein, the Company shall not effect the exercise of any portion of this Warrant, and the Holder shall not have the right to exercise any portion of this Warrant, pursuant to the terms and conditions of this Warrant and any such exercise shall be null and void and treated as if never made, to the extent that after giving effect to such exercise, the Holder together with the other Attribution Parties collectively would beneficially own in excess of [4.99] [9.99]%14 (the “Maximum Percentage”) of the number of Ordinary Shares outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of Ordinary Shares beneficially owned by the Holder and the other Attribution Parties shall include the number of Ordinary Shares held by the Holder and all other Attribution Parties plus the number of Ordinary Shares underlying the Warrant Shares issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude the number of Ordinary Shares which would be issuable upon (A) exercise of the remaining, unexercised portion of this Warrant beneficially owned by the Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants) beneficially owned by the Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 1(f). For purposes of this Section 1(f), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”). For purposes of this Warrant, in determining the number of outstanding Ordinary Shares the Holder may acquire upon the exercise of this Warrant without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding Ordinary Shares as reflected in (x) the Company’s most recent Annual Report on Form 20-F, Report of Foreign Private Issuer on Form 6-K or other public filing with the Securities and Exchange Commission (the “SEC”), as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Transfer Agent setting forth the number of Ordinary Shares outstanding (the “Reported Outstanding Share Number”). If the Company receives an Exercise Notice from the Holder at a time when the actual number of outstanding Ordinary Shares is less than the Reported Outstanding Share Number, the Company shall (i) promptly notify the Holder in writing of the number of Ordinary Shares then outstanding and, to the extent that such Exercise Notice would otherwise cause the Holder’s beneficial ownership, as determined pursuant to this Section 1(f), to exceed the Maximum Percentage, the Holder must notify the Company of a reduced number of Warrant Shares to be purchased pursuant to such Exercise Notice (the number of Warrant Shares by which such purchase is reduced, the “Reduction Shares”) and (ii) as soon as reasonably practicable, the Company shall return to the Holder any exercise price paid by the Holder for the Reduction Shares. For any reason at any time, upon the written or oral request of the Holder, the Company shall within two (2) Trading Days confirm in writing by electronic mail to the Holder the number of Ordinary Shares then outstanding. In any case, the number of outstanding Ordinary Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of Warrant Shares to the Holder upon exercise of this Warrant results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding Ordinary Shares (as determined under Section 13(d) of the 1934 Act), the number of Warrant Shares so issued by which the Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio and any portion of this Warrant so exercised shall be reinstated, and the Holder shall not have the power to vote or to transfer the Excess Shares. As soon as reasonably practicable after the issuance of the Excess Shares has been deemed null and void, the Company shall return to the Holder the exercise price paid by the Holder for the Excess Shares. Upon delivery of a written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and the other Attribution Parties and not to any other holder of Bridge SPA Warrants that is not an Attribution Party of the Holder. For purposes of clarity, the Ordinary Shares underlying the Warrant Shares issuable pursuant to the terms of this Warrant in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. No prior inability to exercise this Warrant pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1(f) to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 1(f) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of this Warrant.

14 Insert Maximum Percentage as indicated on the Buyer’s signature page attached to the Bridge Securities Purchase Agreement.

(vii)Insufficient Authorized Shares. If at any time while this Warrant remains outstanding the Company does not have a sufficient number of authorized and unreserved Ordinary Shares to satisfy its obligation to reserve for issuance upon exercise of this Warrant at least a number of Ordinary Shares equal to: (i) from and after the Issuance Date until the Final Reset Date, the quotient obtained by dividing (x) the Principal amount of the Note issued to the initial Holder of this Warrant, by (y) the lower of (1) the Initial Exercise Price (as adjusted for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits or other similar events occurring after the Subscription Date) and (2) 25% of the Closing Per Share Price and (ii) from and after the Final Reset Date, the maximum number of Ordinary Shares as shall from time to time be necessary to effect the exercise in full of all of this Warrant then outstanding without regard to any limitation on exercise set forth herein (the foregoing clauses (i) and (ii), as applicable, the “Required Reserve Amount” and the failure to have such sufficient number of authorized and unreserved Ordinary Shares, an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized Ordinary Shares to an amount sufficient to allow the Company to reserve the Required Reserve Amount for this Warrant then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized Ordinary Shares. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized Ordinary Shares and to cause its board of directors to recommend to the stockholders that they approve such proposal. Notwithstanding the foregoing, if any such time of an Authorized Share Failure, the Company is able to obtain the written consent of a majority of its issued and outstanding Ordinary Shares to approve the increase in the number of authorized Ordinary Shares, the Company may satisfy this obligation by obtaining such consent and submitting for filing with the SEC an Information Statement on Schedule 14C. In the event that upon any exercise of this Warrant, the Company does not have sufficient authorized Ordinary Shares to deliver Warrant Shares in satisfaction of such exercise, then unless the Holder elects to void such attempted exercise, the Holder may require the Company to pay to the Holder within five (5) Trading Days of the applicable exercise, cash in an amount equal to the product of (i) the number of Warrant Shares that the Company is unable to deliver pursuant to this Section 1(g) and (ii) the highest Weighted Average Price of the ADSs during the period beginning on the date of such attempted exercise and the date that the Company makes the applicable cash payment.

19. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES. The Exercise Price and the number of Warrant Shares shall be adjusted from time to time as follows:

(b) Adjustment Upon Issuance of Ordinary Shares. If and whenever on or after the Subscription Date until the date that is the second (2nd) anniversary of the Registration Date, inclusive, except for the issuance or deemed issuance of Excluded Securities, the Company publicly announces, issues or sells, enters into a definitive, binding agreement pursuant to which the Company is required to issue or sell or, in accordance with this Section 2(a), is deemed to have issued or sold, any Ordinary Shares (including the issuance or sale of Ordinary Shares owned or held by or for the account of the Company, but excluding, for the avoidance of doubt, Ordinary Shares deemed to have been issued or sold by the Company in connection with any Excluded Securities) for a consideration per Ordinary Share (the “New Issuance Price”) less than a price (the “Applicable Price”) equal to the quotient obtained by dividing (x) the Exercise Price in effect immediately prior to such public announcement, issue or sale or deemed issuance or sale or entry into such a definitive, binding agreement, by (y) the ratio of Ordinary Shares per ADS (which ratio shall, initially, be equal to one hundred (100)) (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Exercise Price then in effect shall be reduced to an amount equal to the product obtained by multiplying (x) the New Issuance Price, by (y) the ratio of Ordinary Shares per ADS (which ratio shall, initially, be equal to one hundred (100)). For purposes of determining the adjusted Exercise Price under this Section 2(a), the following shall be applicable:

(i) Issuance of Options. If the Company in any manner grants or sells or enters into a definitive, binding agreement pursuant to which the Company is required to grant or sell, or the Company publicly announces the issuance or sale of, any Options and the lowest price per Ordinary Share for which one Ordinary Share is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option is less than the Applicable Price, then such Ordinary Share shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per Ordinary Share. For purposes of this Section 2(a)(i), the “lowest price per Ordinary Share for which one Ordinary Share is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one Ordinary Share upon the granting or sale of the Option, upon exercise of the Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option less any consideration paid or payable by the Company with respect to such one Ordinary Share upon the granting or sale of such Option, upon exercise of such Option and upon conversion exercise or exchange of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Exercise Price shall be made upon the actual issuance of such Ordinary Shares or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Ordinary Share upon conversion, exercise or exchange of such Convertible Securities.

(ii) Issuance of Convertible Securities. If the Company in any manner issues or sells, or enters into a definitive, binding agreement pursuant to which the Company is required to grant or sell or the Company publicly announces the issuance or sale of, any Convertible Securities and the lowest price per Ordinary Share for which one Ordinary Share is issuable upon the conversion, exercise or exchange thereof is less than the Applicable Price, then such Ordinary Share shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per Ordinary Share. For the purposes of this Section 2(a)(ii), the “lowest price per Ordinary Share for which one Ordinary Share is issuable upon the conversion, exercise or exchange thereof” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one Ordinary Share upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security less any consideration paid or payable by the Company with respect to such one Ordinary Share upon the issuance or sale of such Convertible Security and upon conversion, exercise or exchange of such Convertible Security. No further adjustment of the Exercise Price shall be made upon the actual issuance of such Ordinary Shares upon conversion, exercise or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of this Warrant has been or is to be made pursuant to other provisions of this Section 2(a), no further adjustment of the Exercise Price shall be made by reason of such issue or sale.

(1)(iii) Change in Option Price or Rate of Conversion. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for Ordinary Shares increases or decreases at any time, the Exercise Price in effect at the time of such increase or decrease shall be adjusted to the Exercise Price, which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 2(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Subscription Date are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Ordinary Shares deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 2(a) shall be made if such adjustment would result in an increase of the Exercise Price then in effect.

(iv) Calculation of Consideration Received. If any Option and/or Convertible Security and/or Adjustment Right is issued in connection with the issuance or sale or deemed issuance or sale of any other securities of the Company (as reasonably determined by the Holder, the “Primary Security”, and such Option and/or Convertible Security and/or Adjustment Right, the “Secondary Securities”), together comprising one integrated transaction, (or one or more transactions if such issuances or sales or deemed issuances or sales of securities of the Company either (A) have at least one investor or purchaser in common, (B) are consummated in reasonable proximity to each other and/or (C) are consummated under the same plan of financing) the aggregate consideration per Ordinary Share with respect to such Primary Security shall be deemed to be equal to the difference of (x) the lowest price per Ordinary Share for which one Ordinary Share was issued (or was deemed to be issued pursuant to Section 2(a)(i) or Section 2(a)(ii), as applicable) in such integrated transaction solely with respect to such Primary Security, minus (y) with respect to such Secondary Securities, the sum of (I) the Black Scholes Consideration Value of each such Option, if any, (II) the fair market value (as determined by the Holder in good faith) or the Black Scholes Consideration Value, as applicable, of such Adjustment Right, if any, and (III) the fair market value (as determined by the Holder) of such Convertible Security, if any, in each case, as determined on a per Ordinary Share basis in accordance with this Section 2(a)(iv). If any Ordinary Shares, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor (for the purpose of determining the consideration paid for such Ordinary Shares, Option or Convertible Security, but not for the purpose of the calculation of the Black Scholes Consideration Value) will be deemed to be the net amount of consideration received by the Company therefor. If any Ordinary Shares, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company (for the purpose of determining the consideration paid for such Ordinary Shares, Option or Convertible Security, but not for the purpose of the calculation of the Black Scholes Consideration Value) will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company for such securities will be the arithmetic average of the Weighted Average Prices of such security for each of the five (5) Trading Days immediately preceding the date of receipt. If any Ordinary Shares, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor (for the purpose of determining the consideration paid for such Ordinary Shares, Option or Convertible Security, but not for the purpose of the calculation of the Black Scholes Consideration Value) will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Ordinary Shares, Options or Convertible Securities (as the case may be). The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Holder. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Trading Days after the tenth (10th) day following such Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Holder. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company. Notwithstanding anything to the contrary contained herein, if a calculation pursuant to this Section 2(a)(iv) would result in an Exercise Price that is lower than the par value of the Ordinary Shares, then the Exercise Price shall be deemed to equal the par value of the Ordinary Shares.

(v) Record Date. If the Company takes a record of the holders of Ordinary Shares or ADSs for the purpose of entitling them (A) to receive a dividend or other distribution payable in ADSs, Ordinary Shares, Options or in Convertible Securities or (B) to subscribe for or purchase ADSs, Ordinary Shares, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the ADSs or Ordinary Shares deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(vi) No Readjustments. For the avoidance of doubt, in the event the Exercise Price has been adjusted pursuant to this Section 2(a) and the Dilutive Issuance that triggered such adjustment does not occur, is not consummated, is unwound or is cancelled after the facts for any reason whatsoever, in no event shall the Exercise Price be readjusted to the Exercise Price that would have been in effect if such Dilutive Issuance had not occurred or been consummated.

(c) Voluntary Adjustment By Company. The Company may at any time during the term of this Warrant, with the prior written consent of the Holder, (i) reduce the then current Exercise Price and/or (ii) increase the then current number of Warrant Shares, in each case, to any amount or number and for any period of time deemed appropriate by the Board of Directors of the Company.

(d) Adjustment Upon Subdivision or Combination of Ordinary Shares or ADSs. If the Company at any time on or after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding Ordinary Shares or ADSs into a greater number of Ordinary Shares or ADSs, as applicable, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased. If the Company at any time on or after the Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding Ordinary Shares or ADSs into a smaller number of Ordinary Shares or ADSs, as applicable, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased. Any adjustment under this Section 2(c) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(e) Resets. On each Reset Date (i) the Exercise Price shall be adjusted (downward only) to equal the Reset Price related to such Reset Date and (ii) the Maximum Eligibility Number shall be increased (but not decreased) by the applicable Reset Share Amount.

(f) Other Events. If any event occurs of the type contemplated by the provisions of this Section 2 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Exercise Price and the number of Warrant Shares, as mutually determined by the Company’s Board of Directors and the Required Holders, so as to protect the rights of the Holder; provided that no such adjustment pursuant to this Section 2(e) will increase the Exercise Price or decrease the number of Warrant Shares as otherwise determined pursuant to this Section 2.

(g) Change in ADS Ratio. If after the Issuance Date the ratio of ADSs to Ordinary Shares is increased or reduced, then the number of Warrant Shares to be delivered upon exercise of this Warrant will be reduced or increased (respectively) in inverse proportion to the change in the such ratio and the Exercise Price per Warrant will be increased or reduced (respectively) in proportion to the change in Ordinary Shares per ADS, so that the total number or Warrant Shares underlying the this Warrant and the aggregate Exercise Price for this Warrant remain unchanged.

(h) Change from ADSs to Ordinary Shares. If after the Issuance Date all outstanding ADSs are exchanged for Ordinary Shares and this Warrant then becomes exercisable for Ordinary Shares, then (i) the number of Ordinary Shares to be delivered upon exercise of this Warrant will equal the number of Ordinary Shares underlying the Warrant Shares issuable upon exercise of this Warrant immediately prior to such change (without regard to any limitation on exercise set forth herein), (ii) the Exercise Price any other prices referenced herein shall be proportionately adjusted to reflect the price per Ordinary Share rather than the price per ADS and (ii) all references to ADSs adjusted to appropriately reference Ordinary Shares. Following such adjustments, the total number or Warrant Shares underlying the this Warrant and the aggregate Exercise Price for this Warrant remain unchanged.

20. RIGHTS UPON DISTRIBUTION OF ASSETS. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to any or all holders of Ordinary Shares or ADSs, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property, Options, evidence of indebtedness or any other assets by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the Issuance Date, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein as if the Holder had held the number of Ordinary Shares underlying the Warrant Shares acquirable upon complete exercise of this Warrant (without regard to any limitations or restrictions on exercise of this Warrant, including without limitation, the Maximum Percentage) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Ordinary Shares or ADSs, as applicable are to be determined for the participation in such Distribution (provided, however, that to the extent that the Holder’s right to participate in any such Distribution would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Distribution to such extent (and shall not be entitled to beneficial ownership of such Ordinary Shares as a result of such Distribution (and beneficial ownership) to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time or times as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such Distribution (and any Distributions declared or made on such initial Distribution or on any subsequent Distribution held similarly in abeyance) to the same extent as if there had been no such limitation).

21. PURCHASE RIGHTS; FUNDAMENTAL TRANSACTIONS; CHANGE OF CONTROL.

(d) Purchase Rights. In addition to any adjustments pursuant to Section 2 above, if at any time following the Issuance Date the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Ordinary Shares or ADSs (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of Ordinary Shares underlying the Warrant Shares acquirable upon complete exercise of this Warrant (without regard to any limitations or restrictions on exercise of this Warrant, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Ordinary Shares or ADSs, as applicable, are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to such extent (and shall not be entitled to beneficial ownership of such Ordinary Shares as a result of such Purchase Right (and beneficial ownership) to such extent) and such Purchase Right to such extent shall be held in abeyance for the benefit of the Holder until such time or times as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right held similarly in abeyance) to the same extent as if there had been no such limitation).

(e) Fundamental Transactions. The Company shall not enter into, allow or be a party to a Fundamental Transaction until the Final Reset Date. If, at any time after the Final Reset Date until this Warrant ceases to be outstanding, a Fundamental Transaction occurs or is consummated, then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 1(f) on the exercise of this Warrant), the number of shares of capital stock of the successor or acquiring corporation or of ADSs of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of ADSs for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 1(f) on the exercise of this Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one ADS in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of ADSs are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. The Company shall cause any Successor Entity to assume in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 4(b) pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders and approved by the Required Holders (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its Parent Entity) equivalent to the ADSs acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the ADSs pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Required Holders. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall be added to the term “Company” under this Warrant (so that from and after the occurrence or consummation of such Fundamental Transaction, each and every provision of this Warrant referring to the “Company” shall refer instead to each of the Company and the Successor Entity or Successor Entities, jointly and severally), and the Successor Entity or Successor Entities, jointly and severally with the Company, may exercise every right and power of the Company prior thereto and the Successor Entity or Successor Entities shall assume all of the obligations of the Company prior thereto under this Warrant with the same effect as if the Company and such Successor Entity or Successor Entities, jointly and severally, had been named as the Company in this Warrant.

(f) Notwithstanding the foregoing, in the event of a Change of Control, at the request of the Holder delivered before the ninetieth (90th) day after the occurrence or consummation of such Change of Control, the Company (or the Successor Entity) shall purchase this Warrant from the Holder by paying to the Holder, within five (5) Business Days after such request (or, if later, on the effective date of the Change of Control), cash in an amount equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the effective date of such Change of Control; provided, however, that, if such Change of Control is not within the Company’s control, including not approved by the Company’s Board of Directors, the Holder shall only be entitled to receive from the Company or any Successor Entity, the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of this Warrant, that is being offered and paid to the holders of ADSs of the Company in connection with such Change of Control, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of ADSs are given the choice to receive from among alternative forms of consideration in connection with such Change of Control; provided, further, that if holders of ADSs of the Company are not offered or paid any consideration in such Change of Control, such holders of ADSs will be deemed to have received common stock of the Successor Entity (which Successor Entity may be the Company following such Change of Control) in such Change of Control. The payment of the Black Scholes Value will be made by wire transfer of immediately available funds (or such other consideration) within the later of (i) five (5) Business Days of the Holder’s election and (ii) the date of consummation of the applicable Change of Control.

22. NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation or Bylaws, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all of the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any Ordinary Shares receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Ordinary Shares underlying the Warrant Shares issuable upon the exercise of this Warrant, and (iii) shall, so long as any of the Bridge SPA Warrants are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Ordinary Shares, solely for the purpose of effecting the exercise of the Bridge SPA Warrants, the Required Reserve Amount of Ordinary Shares.

23. WARRANT HOLDER NOT DEEMED A STOCKHOLDER. Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of capital stock of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 6, the Company shall provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.

24. REISSUANCE OF WARRANTS.

(e) Transfer of Warrant. If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 7(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 7(d)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred.

(f) Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 7(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(g) Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 7(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, that no Bridge SPA Warrants for fractional Warrant Shares shall be given.

(h) Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 7(a) or Section 7(c), the Warrant Shares designated by the Holder which, when added to the number of ADSs underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

25. NOTICES. Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Bridge Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Warrant, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Exercise Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen (15) Business Days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Ordinary Shares or ADSs, (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to holders of Ordinary Shares or ADSs or (C) for determining rights to vote with respect to any Fundamental Transaction, Change of Control, dissolution or liquidation; provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder. It is expressly understood and agreed that the time of exercise specified by the Holder in each Exercise Notice shall be definitive and may not be disputed or challenged by the Company.

26. AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant may be amended or waived and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Required Holders. Any change, amendment or waiver pursuant to the immediately preceding sentence shall be binding on the Holder of this Warrant and all holders of the Bridge SPA Warrants. Notwithstanding the foregoing, after the Final Reset Date, the provisions of this Warrant may be amended or waived and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company has obtained the written consent of the Holder.

27. GOVERNING LAW; JURISDICTION; JURY TRIAL. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to the Company at the address set forth in Section 9(f) of the Bridge Securities Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

28. CONSTRUCTION; HEADINGS. This Warrant shall be deemed to be jointly drafted by the Company and all of the Buyers and shall not be construed against any Person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

14. DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall cause the Transfer Agent to issue to the Holder the number of Warrant Shares that is not disputed and the Company shall submit the disputed determinations or arithmetic calculations via electronic mail within two (2) Business Days of receipt of the Exercise Notice giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within one (1) Business Day submit via electronic mail (a) the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Holder and approved by the Company, such approval not to be unreasonably withheld, conditioned or delayed or (b) the disputed arithmetic calculation of the Warrant Shares to an independent, outside accountant, selected by the Holder and approved by the Company, such approval not to be unreasonably withheld, conditioned or delayed. The Company shall cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

29. REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant and the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

30. TRANSFER. This Warrant and the Warrant Shares may be offered for sale, sold, transferred, pledged or assigned without the consent of the Company, except as may otherwise be required by Section 2(f) of the Bridge Securities Purchase Agreement.

31. SEVERABILITY. If any provision of this Warrant is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Warrant so long as this Warrant as so modified continues to express, without material change, the original intentions of the Company and the Holder as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the Company or the Holder or the practical realization of the benefits that would otherwise be conferred upon the Company and the Holder. The Company and the Holder will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

32. DISCLOSURE. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Warrant, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall contemporaneously with any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its Subsidiaries, the Company so shall indicate to the Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

33. PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Warrant is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Warrant or to enforce the provisions of this Warrant or (b) there occurs any bankruptcy, reorganization, receivership of the company or other proceedings affecting company creditors’ rights and involving a claim under this Warrant, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, attorneys’ fees and disbursements.

34. CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(fff) “1933 Act” means the Securities Act of 1933, as amended.

(ggg) “Adjustment Right” means any right granted with respect to any securities issued in connection with, or with respect to, any issuance or sale (or deemed issuance or sale in accordance with Section 2(a)(i) or Section 2(a)(ii)) of Ordinary Shares (other than rights of the type described in Section 3 and 4 hereof) that could result in a decrease in the net consideration received by the Company in connection with, or with respect to, such securities (including, without limitation, any cash settlement rights, cash adjustment or other similar rights).

(hhh) “ADS” shall have the meaning ascribed to such term in the Primary Financing SPA.

(iii) “Affiliate” shall have the meaning ascribed to such term in Rule 405 promulgated under the 1933 Act or any successor rule.

(jjj) “American Depositary Shares” shall have the meaning ascribed to such term in the Primary Financing SPA.

(kkk) “Approved Stock Plan” means any employee benefit or incentive plan which has been approved by the Board of Directors of the Company prior to or subsequent to the Issuance Date, pursuant to which the Company’s securities may be issued to any employee, officer, consultant or director for services provided to the Company.

(lll) “Attribution Parties” means, collectively, the following Persons: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issuance Date, directly or indirectly managed or advised by the Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iv) any other Person whose beneficial ownership of the Ordinary Shares would or could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

(mmm) “Bid Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the ADSs are then listed or quoted on an Eligible Market, the bid price of the ADSs for the time in question (or the nearest preceding date) on the Eligible Market on which the ADSs are then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the ADSs are not then listed or quoted for trading on OTCQB or OTCQX and if prices for the ADSs are then reported in the Pink Open Market (f/k/a OTC Pink) published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per ADS so reported, or (c) in all other cases, the fair market value of an ADS as determined by an independent appraiser selected in good faith by the Required Holders and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

(nnn) “Black Scholes Consideration Value” means the value of the applicable Option or Adjustment Right (as the case may be) calculated using the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the date of issuance and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of such Option or Adjustment Right (as the case may be) as of the date of issuance of such Option or Adjustment Right (as the case may be), (ii) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of the Trading Day immediately following the public announcement of the issuance of such Option or Adjustment Right (as the case may be), or, if the issuance of such Option or Adjustment Right (as the case may be) is not publicly announced, the date of issuance of such Option or Adjustment Right (as the case may be), (iii) the underlying price per ADS used in such calculation shall be the highest Weighted Average Price of the ADSs during the period beginning on the Trading Day prior to the execution of definitive documentation relating to the issuance of such Option or Adjustment Right (as the case may be) and ending on (A) the Trading Day immediately following the public announcement of the execution of definitive documents with respect to the issuance of such Option or Adjustment Right (as the case may be), or, (B) if the execution of definitive documents with respect to the issuance of such Option or Adjustment Right (as the case may be) is not publicly announced, the date of such issuance, (iv) a remaining option time equal to the time between the date of the public announcement of the execution of definitive documents with respect to the issuance of such Option or Adjustment Right (as the case may be) or, if the execution of definitive documents with respect to the issuance of such Option or Adjustment Right (as the case may be) is not publicly announced, the date of such issuance, (v) a zero cost of borrow and (vi) a 365 day annualization factor.

(ooo) “Black Scholes Value” means the value of this Warrant calculated using the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day immediately following the public announcement of the applicable contemplated Change of Control, or, if such contemplated Change of Control is not publicly announced, the date such Change of Control has occurred or is consummated, for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of such date of request, (ii) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of the Trading Day immediately following the public announcement of the applicable contemplated Change of Control, or, if such contemplated Change of Control is not publicly announced, the date such Change of Control has occurred or is consummated, (iii) the underlying price per ADS used in such calculation shall be the greater of (x) the highest Weighted Average Price of the ADSs during the period beginning on the Trading Day prior to the execution of definitive documentation relating to the applicable Change of Control and ending on (A) the Trading Day immediately following the public announcement of such contemplated Change of Control, if the applicable contemplated Change of Control is publicly announced or (B) the Trading Day immediately following the consummation of the applicable Change of Control if the applicable contemplated Change of Control is not publicly announced and (y) the sum of the price per ADS being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Change of Control, (iv) a remaining option time equal to the time between the date of the public announcement of the applicable contemplated Change of Control or, if such applicable contemplated Change of Control is not publicly announced, the date such Change of Control has occurred or is consummated, (v) a zero cost of borrow and (vi) a 365 day annualization factor.

(ppp) “Bloomberg” means Bloomberg Financial Markets.

(qqq) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York, New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee”  or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York, New York generally are open for use by customers on such day.

(rrr) “Change of Control” means any Fundamental Transaction other than (i) any reorganization, recapitalization or reclassification of the Ordinary Shares in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respect, the holders of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification or (ii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company. Notwithstanding anything herein to the contrary, any transaction or series of transaction that, directly or indirectly, results in the Company or the Successor Entity not having ADSs, Ordinary Shares or common stock, as applicable, registered under the 1934 Act and listed on an Eligible Market shall be deemed a Change of Control.

(sss) “Closing Date” shall have the meaning ascribed to such term in the Bridge Securities Purchase Agreement.

(ttt) “Closing Per Share Price” shall have the meaning ascribed to such term in the Primary Financing SPA.

(uuu) “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Ordinary Shares or ADSs.

(vvv) “Eligible Market” means the Principal Market, the NYSE American, The Nasdaq Capital Market, The Nasdaq Global Market or The New York Stock Exchange.

(www) “Excluded Securities” means any Ordinary Shares issued or issuable or deemed to be issued in accordance with Section 2(a)(i) or Section 2(a)(ii) by the Company: (i) under any Approved Stock Plan; provided, however, that no more than three percent (3.0%) of the number of Ordinary Shares (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction occurring relating to the Ordinary Shares after the Warrant Closing Date (as defined in the Securities Purchase Agreement)) issued and outstanding as of the Warrant Closing Date are issued or issuable to consultants pursuant to an Approved Stock Plan hereunder as Excluded Securities, (ii) upon exercise of any Bridge SPA Warrants and any Primary Financing Warrants; provided, that the terms of such Bridge SPA Warrants and Primary Financing Warrants are not amended, modified or changed on or after the Subscription Date, (iii) upon conversion, exercise or exchange of any Options or Convertible Securities which are outstanding on the day immediately preceding the Subscription Date; provided, that such issuance of Ordinary Shares upon exercise of such Options or Convertible Securities is made pursuant to the terms of such Options or Convertible Securities in effect on the date immediately preceding the Subscription Date and such Options or Convertible Securities are not amended, modified or changed on or after the Subscription Date, (iv) pursuant to the Merger Agreement or the Form F-4 (as defined in the Primary Financing SPA) or (v) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be to a Person which is, itself or through its Subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall be entered into for bona fide reasons other than capital raising and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities for the purpose of raising capital or to an entity whose primary business is investing in securities.

(xxx) “Expiration Date” means the date sixty (60) months after the Registration Date or, if such date falls on a Holiday, the next day that is not a Holiday.

(yyy) “Final Reset Date” means the one hundred thirty-fifth (135th) day following the Primary Financing Closing Date or, if such date falls on a Holiday, the next day that is not a Holiday.

(zzz) “Fundamental Transaction” means (A) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (iii) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its Ordinary Shares be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding Ordinary Shares, (y) 50% of the outstanding Ordinary Shares calculated as if any Ordinary Shares held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of Ordinary Shares such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding Ordinary Shares, or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding Ordinary Shares, (y) at least 50% of the outstanding Ordinary Shares calculated as if any Ordinary Shares held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of Ordinary Shares such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding Ordinary Shares, or (v) reorganize, recapitalize or reclassify its Ordinary Shares, (B) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding Ordinary Shares, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Ordinary Shares, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Ordinary Shares not held by all such Subject Entities as of the Subscription Date calculated as if any Ordinary Shares held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding Ordinary Shares or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other stockholders of the Company to surrender their Ordinary Shares without approval of the stockholders of the Company or (C) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction. For the avoidance of doubt, in no event shall the Merger completed on or before the Issuance Date be deemed to be a “Fundamental Transaction.”

(aaaa) “Group” means a “group” as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.

(bbbb) “Holiday” means a day other than a Business Day or on which trading does not take place on the Principal Market.

(cccc) “Interim Reset Date” means each of the tenth (10th) Trading Day, the forty-fifth (45th) day and the ninetieth (90th) day, in each case, immediately following the Primary Financing Closing Date or, if any such date falls on a Holiday, the next day that is not a Holiday.

(dddd) “Lead Investor” means Altium Growth Fund, LP.

(eeee) “Maximum Eligibility Number” means, initially, the Initial Maximum Eligibility Number, and such number shall be increased (but not decreased) on each Reset Date by the applicable Reset Share Amount.

(ffff) “Merger” shall have the meaning ascribed to such term in the Merger Agreement.

(gggg) “Merger Agreement” shall have the meaning ascribed to such term in the Bridge Securities Purchase Agreement.

(hhhh) “Notes” means those certain Senior Secured Notes issued by Quoin pursuant to the Bridge Securities Purchase Agreement.

(iiii) “Options” means any rights, warrants or options to subscribe for or purchase (i) Ordinary Shares or ADSs or (ii) Convertible Securities.

(jjjj) “Ordinary Shares” means (i) the Company’s ordinary shares, no par value per share, including, without limitation, the Company’s ordinary shares, no par value per share, underlying ADSs and (ii) any share capital into which such Ordinary Shares shall be changed or any share capital resulting from a reclassification, reorganization or recapitalization of such Ordinary Shares.

(kkkk) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person, including such entity whose common capital or equivalent equity security is quoted or listed on an Eligible Market (or, if so elected by the Holder, any other market, exchange or quotation system), or, if there is more than one such Person or such entity, the Person or such entity designated by the Required Holders or in the absence of such designation, such Person or entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction or Change of Control, as applicable.

(llll) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(mmmm) “Primary Financing Closing Date” means the Closing Date as such term is defined in the Primary Financing SPA.

(nnnn) “Primary Financing SPA” means that certain Securities Purchase Agreement dated as of the Subscription Date by and among the Company, Quoin, the Holder (or an Affiliate of the Holder) and certain other investors listed on the signature pages attached thereto pursuant to which, among other transactions, Quoin issued shares of Quoin Common Stock and the Company issued certain Warrants to purchase American Depositary Shares, all in accordance with the terms thereof.

(oooo) “Primary Financing Warrants” means the three (3) series of Warrants to purchase American Depositary Shares issued by the Company pursuant to the Primary Financing SPA.

(pppp) “Principal” shall have the meaning ascribed to such term in the Notes.

“Principal Market” means The Nasdaq Global Select Market or, if The Nasdaq Global Select Market is not, as of the applicable date of determination, the primary Eligible market with respect to the ADSs, then such primary Eligible Market.

(qqqq) “Quoin Common Stock” means (i) Quoin’s shares of common stock, par value $0.01 per share, and (ii) any capital stock into which such Quoin Common Stock shall be changed or any capital stock resulting from a reclassification, reorganization or recapitalization of such Quoin Common Stock.

(rrrr) “Registration Date” means the earlier to occur of the first date on which the Bridge SPA Warrants and the Warrant Shares are freely tradable by the holders thereof without any restriction or limitation (including, for the avoidance of doubt, if the holder thereof exercises the Bridge Warrants by paying the applicable Exercise Price in cash).

(ssss) “Required Holders” means the holders of the Bridge SPA Warrants representing at least a majority of the Ordinary Shares underlying the Warrant Shares issuable upon exercise of the Bridge SPA Warrants then outstanding (without regard to any limitation on exercise set forth therein) and shall include the Lead Investor so long as the Lead Investor or any of its Affiliates holds any Bridge SPA Warrants.

(tttt) “Reset Date” means the Primary Financing Closing Date, each Interim Reset Date and the Final Reset Date.

(uuuu) “Reset Price” means (i) with respect to the Primary Financing Closing Date, the Closing Per Share Price and (ii) with respect to all other Reset Dates occurring hereunder, 85% of the arithmetic average of the three (3) lowest Weighted Average Prices of the ADSs during the ten (10) Trading Day period immediately preceding the applicable Reset Date (as adjusted for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits, changes to the ratio of Ordinary Shares per ADS or other similar events relating to the Ordinary Shares and/or the ADSs during such period) (as adjusted for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits, changes to the ratio of Ordinary Shares per ADS or other similar events relating to the Ordinary Shares and/or the ADSs occurring after the applicable Reset Date).

(vvvv) “Reset Share Amount” means the difference obtained by subtracting (i) the quotient obtained by dividing (x) the Principal amount of the Note issued to the initial Holder of this Warrant on the Issuance Date, by (y) (1) with respect to the Primary Financing Closing Date, the Closing Per Share Price and (2) with respect to all other Reset Dates occurring hereunder, the lowest of (A) the Closing Per Share Price, (B) the lowest Reset Price related to all the Reset Date(s) preceding the applicable Reset Date, if any (as adjusted for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits or other similar events occurring after the applicable Reset Date) and (C) the Initial Exercise Price (as adjusted for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits or other similar events occurring after the Subscription Date), from (ii) the quotient obtained by dividing (x) the Principal amount of the Note issued to the initial Holder of this Warrant on the Issuance Date, by (y) the Reset Price related to the applicable Reset Date.

(wwww) “Rule 144” means Rule 144 promulgated under the 1933 Act or any successor rule.

(xxxx) “Share Delivery Date” means the earlier of (i) the second (2nd) Trading Day and (ii) the number of Trading Days comprising the Standard Settlement Period, in each case, following the date on which the Holder delivers the applicable Exercise Notice to the Company, so long as the Holder delivers the applicable Aggregate Exercise Price (or notice of a Cashless Exercise) on or prior to the earlier of (i) the second (2nd) Trading Day following the date on which the Holder has delivered the applicable Exercise Notice to the Company and (ii) the number of Trading Days comprising the Standard Settlement Period following the date on which the Holder has delivered the applicable Exercise Notice to the Company (provided that if the applicable Aggregate Exercise Price (or applicable notice of a Cashless Exercise) has not been delivered to the Company by such date, the applicable Share Delivery Date shall be one (1) Trading Day after the Holder has delivered the applicable Aggregate Exercise Price (or applicable notice of a Cashless Exercise) to the Company.

(yyyy) “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Principal Market with respect to the ADSs as in effect on the date of delivery of the applicable Exercise Notice.

(zzzz) “Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

(aaaaa) “Subsidiary” means any entity in which the Company, directly or indirectly, owns any of the capital stock or holds an equity or similar interest.

(bbbbb) “Successor Entity” means one or more Person or Persons (or, if so elected by the Holder, the Company or Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or Change of Control, as applicable, or one or more Person or Persons (or, if so elected by the Holder, the Company or the Parent Entity) with which such Fundamental Transaction or Change of Control, as applicable, shall have been entered into.

(ccccc) “taxes” shall have the meaning ascribed to such term in the Bridge Securities Purchase Agreement.

(ddddd) “Trading Day” means any day on which the ADSs are traded on the Principal Market.

(eeeee) “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m., New York time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00 p.m., New York time (or such other time as such market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the OTC Link or Pink Open Market (f/k/a OTC Pink) published by the OTC Markets Group, Inc. (or similar organization or agency succeeding to its functions of reporting prices). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 12 with the term “Weighted Average Price” being substituted for the term “Exercise Price.” All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction relating to the Ordinary Shares and/or the ADSs, as applicable, during the applicable calculation period.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase American Depositary Shares to be duly executed as of the Issuance Date set out above.

[QUOIN PHARMACEUTICALS, LTD.]

By:
Name:
Title:

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS

WARRANT TO PURCHASE AMERICAN DEPOSITARY SHARES

[QUOIN PHARMACEUTICALS, LTD.]

The undersigned holder hereby exercises the right to purchase _________________ American Depositary Shares (“Warrant Shares”) of [Quoin Pharmaceuticals, Ltd.], an Israeli company (the “Company”), evidenced by the attached Warrant to Purchase American Depositary Shares (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

____________ a “Cash Exercise” with respect to _________________ Warrant Shares; and/or

____________ a “Cashless Exercise” with respect to _______________ Warrant Shares, resulting in a delivery obligation of the Company to the Holder of __________ ADSs representing the applicable Net Number.

2. Payment of Exercise Price. In the event that the holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the holder shall pay the Aggregate Exercise Price in the sum of $___________________ to the Company in accordance with the terms of the Warrant.

3. Delivery of Warrant Shares. The Company shall deliver to the holder __________ Warrant Shares in accordance with the terms of the Warrant.

4. Please issue the ADSs into which the Warrant is being exercised to the Holder, or for its benefit, as follows:

☐ Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to: ________________________________

________________________________

Address: _________________________________________

Telephone Number: ________________________________

Email Address: ________________________________

☐ Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant: ________________________________

DTC Number: _________________________________________

Account Number: ________________________________

Authorization: ___________

By:
Title:
Dated:

Account Number (if electronic book entry transfer): ___________

Transaction Code Number (if electronic book entry transfer): ______

Date: _______________ __, ______

Name of Registered Holder

By:
Name:
Title:

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and hereby directs [Computershare] to issue the above indicated number of ADSs in accordance with the Transfer Agent Instructions dated [●] from the Company and acknowledged and agreed to by [Computershare].

[QUOIN PHARMACEUTICALS, LTD.]

By:
Name:
Title:

EXHIBIT G

Form of Irrevocable Transfer Agent Instructions

TRANSFER AGENT INSTRUCTIONS

Cellect Biotechnology Ltd.

[●], 2021

Computershare

480 Washington Blvd., Jersey City, NJ 07310 USA

Telephone:	201 680 2388
Facsimile:	201 680 4606
Attention:	Mr. Brian Cossin, Relationship Management
E-mail:	brian.cossin@computershare.com

Ladies and Gentlemen:

Reference is made to that certain Securities Purchase Agreement, dated as of March 24, 2021 by and among Cellect Biotechnology Ltd., an Israeli company to be renamed [Quoin Pharmaceuticals, Ltd.] (the “Company”), Quoin Pharmaceuticals, Inc., a Delaware corporation (“PrivateCo”), and the investors named on the Schedule of Buyers attached thereto (each individually, a “Holder” and collectively, the “Holders”) pursuant to which (i) PrivateCo is issuing (x) shares of common stock, par value $0.01 per share of PrivateCo (“PrivateCo Common Stock”), which shall be exchanged for the Company’s American Depositary Shares (“ADSs”), each representing one hundred (100) of the Company’s ordinary shares, no par value per share (the “Ordinary Shares” and such ADSs being issued in exchange for the shares of PrivateCo Common Stock being issued to the Holders, the “Purchased Shares”) and (y) warrants, which are initially exercisable into PrivateCo Common Stock, which shall be exchanged for warrants issued by the Company exercisable into ADSs (the “Exchange Warrants”) and (ii) the Company is issuing to the Holders three series of warrants (the “Company Warrants” and together with the Exchange Warrants, the “Warrants”), which are exercisable into ADSs.

This letter shall serve as our irrevocable authorization and direction to you (provided that you are the transfer agent of the Company at such time):

(i) to issue or re-issue, as the case may be, certificates or credit shares to the applicable balance accounts at DTC, registered in the name of each Holder or its respective nominee(s), the Purchased Shares upon transfer or resale of the Purchased Shares; and

(ii) to issue ADSs upon the exercise of the Company Warrants (the “Company Warrant Shares”) to or upon the order of a Holder from time to time upon delivery to you of a properly completed and duly executed exercise notice, in the form attached hereto as Exhibit I (a “Company Warrant Exercise Notice”), which has been acknowledged by the Company, as indicated by the signature of a duly authorized officer of the Company thereon.

(iii) to issue ADSs upon the exercise of the Exchange Warrants (the “Exchange Warrant Shares” and together with the Exchange Warrant Shares, the “Warrant Shares”) to or upon the order of a Holder from time to time upon delivery to you of a properly completed and duly executed exercise notice, in the form attached hereto as Exhibit II (an “Exchange Warrant Exercise Notice”), which has been acknowledged by the Company, as indicated by the signature of a duly authorized officer of the Company thereon.

You acknowledge and agree that within two (2) Trading Days (as defined below) of your receipt of an Exchange Warrant Exercise Notice you shall issue the certificates representing the Exchange Warrant Shares, registered in the names of such transferees, and such certificates shall not bear any legend restricting transfer of the Exchange Warrant Shares thereby and should not be subject to any stop-transfer restriction.

You further acknowledge and agree that so long as you have previously received (a) written confirmation from the Company’s legal counsel that either (i) a registration statement covering resales of the Company Warrant Shares has been declared effective by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”), or (ii) sales of the Company Warrant Shares may be made in conformity with Rule 144 under the 1933 Act (“Rule 144”) and (b) if applicable, a copy of such registration statement, then within two (2) Trading Days of your receipt of a Company Warrant Exercise Notice you shall issue the certificates representing the Company Warrant Shares, registered in the names of such transferees, and such certificates shall not bear any legend restricting transfer of the Company Warrant Shares thereby and should not be subject to any stop-transfer restriction; provided, however, that if the Company Warrant Shares are not registered for resale under the 1933 Act or able to be sold under Rule 144, then the certificates for such Company Warrant Shares shall bear the following legend:

THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL SELECTED BY THE HOLDER, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD (X) PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT OR (Y) TO AN ACCREDITED INVESTOR IN A PRIVATE TRANSACTION. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

A form of written confirmation from the Company’s outside legal counsel that a registration statement covering the resales of the Company Warrant Shares has been declared effective by the SEC under the 1933 Act is attached hereto as Exhibit III.

As used herein, “Trading Days” means any day on which the ADSs are traded on the Nasdaq Global Select Market, or, if the Nasdaq Global Select Market is not the principal trading market for the ADSs on such day, then on the principal securities exchange or securities market on which the ADSs are then traded.

Please execute this letter in the space indicated to acknowledge your agreement to act in accordance with these instructions. Should you have any questions concerning this matter, please [●] at [●].

Very truly yours,

Cellect Biotechnology Ltd.

By:
Name:
Title:

THE FOREGOING INSTRUCTIONS ARE

ACKNOWLEDGED AND AGREED TO

this __ day of [●]

[●]

By:
Name:
Title:

Enclosures

cc:	Eleazer Klein, Esq.
Altium Growth Fund, LP

[Signature Page to Transfer Agent Instructions]

Exhibit I

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS

WARRANT TO PURCHASE AMERICAN DEPOSITARY SHARES

[QUOIN PHARMACEUTICALS, LTD.]

The undersigned holder hereby exercises the right to purchase _________________ American Depositary Shares (“Warrant Shares”) of [Quoin Pharmaceuticals, Ltd.], an Israeli company formerly known as Cellect Biotechnology Ltd. (the “Company”), evidenced by the attached Warrant to Purchase American Depositary Shares (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

____________ a “Cash Exercise” with respect to _________________ Warrant Shares; and/or

____________ a “Cashless Exercise” with respect to _______________ Warrant Shares, resulting in a delivery obligation of the Company to the Holder of __________ ADSs representing the applicable Net Number.

[INSERT IN SERIES B WARRANT:

____________ an “Alternative Cashless Exercise” with respect to _______________ Warrant Shares, resulting in a delivery obligation of the Company to the Holder of __________ ADSs.]

2. Payment of Exercise Price. In the event that the holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the holder shall pay the Aggregate Exercise Price in the sum of $___________________ to the Company in accordance with the terms of the Warrant.

3. Delivery of Warrant Shares. The Company shall deliver to the holder __________ Warrant Shares in accordance with the terms of the Warrant.

4. Please issue the ADSs into which the Warrant is being exercised to the Holder, or for its benefit, as follows:

☐ Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to: ________________________________

________________________________

Address: _________________________________________

Telephone Number: ________________________________

Email Address: ________________________________

☐ Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant: ________________________________

DTC Number: _________________________________________

Account Number: ________________________________

Authorization: _

By:
Title:
Dated:

Account Number (if electronic book entry transfer): _

Transaction Code Number (if electronic book entry transfer): ______

Date: _______________ __, ______

Name of Registered Holder

By:
Name:
Title:

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and hereby directs [●] to issue the above indicated number of ADSs in accordance with the Transfer Agent Instructions dated [●] from the Company and acknowledged and agreed to by [●].

[QUOIN PHARMACEUTICALS, LTD.]

By:
Name:
Title:

EXHIBIT II

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS

WARRANT TO PURCHASE AMERICAN DEPOSITARY SHARES

[QUOIN PHARMACEUTICALS, LTD.]

The undersigned holder hereby exercises the right to purchase _________________ American Depositary Shares (“Warrant Shares”) of [Quoin Pharmaceuticals, Ltd.], an Israeli company (the “Company”), evidenced by the attached Warrant to Purchase American Depositary Shares (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

____________ a “Cash Exercise” with respect to _________________ Warrant Shares; and/or

____________ a “Cashless Exercise” with respect to _______________ Warrant Shares, resulting in a delivery obligation of the Company to the Holder of __________ ADSs representing the applicable Net Number.

2. Payment of Exercise Price. In the event that the holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the holder shall pay the Aggregate Exercise Price in the sum of $___________________ to the Company in accordance with the terms of the Warrant.

3. Delivery of Warrant Shares. The Company shall deliver to the holder __________ Warrant Shares in accordance with the terms of the Warrant.

4. Please issue the ADSs into which the Warrant is being exercised to the Holder, or for its benefit, as follows:

☐ Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to: ________________________________

________________________________

Address: _________________________________________

Telephone Number: ________________________________

Email Address: ________________________________

☐ Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant: ________________________________

DTC Number: _________________________________________

Account Number: ________________________________

Authorization: _

By:
Title:
Dated:

Account Number (if electronic book entry transfer): _

Transaction Code Number (if electronic book entry transfer): ______

Date: _______________ __, ______

Name of Registered Holder

By:
Name:
Title:

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and hereby directs [●] to issue the above indicated number of ADSs in accordance with the Transfer Agent Instructions dated [●] from the Company and acknowledged and agreed to by [●].

[QUOIN PHARMACEUTICALS, LTD.]

By:
Name:
Title:

EXHIBIT III

FORM OF NOTICE OF EFFECTIVENESS
OF REGISTRATION STATEMENT

[●]

[●]

[●]

Telephone:	[●]
Facsimile:	[●]
Attention:	[●]
E-mail:	[●]

Re: [Quoin Pharmaceuticals, Ltd.]

Ladies and Gentlemen:

[We are][I am] counsel to [Quoin Pharmaceuticals, Ltd.], an Israeli company (formerly known as Cellect Biotechnology Ltd.) (the “Company”) pursuant to that certain Agreement and Plan of Merger among the Company, [●], a Delaware corporation and wholly owned subsidiary of the Company, and Quoin Pharmaceuticals, Inc., a Delaware corporation (“PrivateCo”), dated as of [●], 2021 (the “Merger Agreement”), and have represented PrivateCo, and from and after the completion of the transactions contemplated by the Merger Agreement, the Company, in connection with (i) that certain Securities Purchase Agreement, dated as of [●], 2021, entered into by and among PrivateCo, and the buyers named therein (collectively, the “Holders”) pursuant to which PrivateCo issued to the Holders warrants exercisable for shares of PrivateCo’s common stock, par value $0.01 per share, which were exchanged for identical PublicCo warrants to purchase ADSs (as defined below) (the “Exchange Warrants”) and (ii) that certain Securities Purchase Agreement, dated as of [●], 2021, entered into by and among the Company, PrivateCo, and the Holders pursuant to which PrivateCo issued to the Holders shares of common stock, par value $0.01 per share, of PrivateCo, and the Company issued to the Holders three series of warrants (together with the Exchange Warrants, the “Warrants”) exercisable for the Company’s American Depositary Shares (“ADSs”), each representing one hundred (100) of the Company’s ordinary shares, no par value per share (the “Ordinary Shares”). The Company also has entered into a Registration Rights Agreement with the Holders (the “Registration Rights Agreement”) pursuant to which the Company agreed, among other things, to register the resale of the Registrable Securities (as defined in the Registration Rights Agreement), including the ADSs issued and issuable upon exercise of the Warrants under the Securities Act of 1933, as amended (the “1933 Act”). In connection with the Company’s obligations under the Registration Rights Agreement, on ____________ ___, 20__, the Company filed a Registration Statement on Form F-3 (File No. 333-_____________) (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) relating to the Registrable Securities which names each of the Holders as a selling stockholder thereunder.

In connection with the foregoing, [we][I] advise you that a member of the SEC’s staff has advised [us][me] by telephone that the SEC has entered an order declaring the Registration Statement effective under the 1933 Act at [ENTER TIME OF EFFECTIVENESS] on [ENTER DATE OF EFFECTIVENESS] and [we][I] have no knowledge, after telephonic inquiry of a member of the SEC’s staff, that any stop order suspending its effectiveness has been issued or that any proceedings for that purpose are pending before, or threatened by, the SEC and the Registrable Securities are available for resale under the 1933 Act pursuant to the Registration Statement.

This letter shall serve as our standing instruction to you that the ADSs are freely transferable by the Holders pursuant to the Registration Statement. You need not require further letters from us to effect any future legend-free issuance or reissuance of ADSs to the Holders as contemplated by the Company’s Irrevocable Transfer Agent Instructions dated [●].

Very truly yours,

[ISSUER’S COUNSEL]

By:

CC:	[LIST NAMES OF HOLDERS]

EXHIBIT H-1

Form of Opinion of PrivateCo’s Counsel

_____ __, 2021

Buyers under the

Securities Purchase Agreement

Re: Securities Purchase Agreement dated March __, 2021 by and among Quoin Pharmaceuticals, Inc., Cellect Biotechnology Ltd. and each of the investors listed on the Schedule of Buyers thereto

Ladies and Gentlemen:

We have acted as counsel to Quoin Pharmaceutics, Inc., a Delaware corporation (the “Company”) in connection with the offer and sale by the Company of shares of its Common Stock (the “Shares”) pursuant to the Securities Purchase Agreement dated as of March [●], 2021 (the “Purchase Agreement”), by and among the Company, Cellect Biotechnology Ltd. (“Cellect”) and the investors set forth on the Schedule of Buyers to the Purchase Agreement. This opinion is being delivered to you pursuant to Section 8(iii) of the Purchase Agreement All capitalized terms used herein and not otherwise defined herein have definitions specified in the Purchase Agreement.

In connection with rendering this opinion, we have examined originals, certified copies or copies otherwise identified as being true copies of the following:

(a) the Purchase Agreement;

(b) Securities Escrow Agreement dated as of [●], 2021 (the “Securities Escrow Agreement”), by and among the Company, Cellect, Altium Growth Fund, LP and the Bank of New York Mellon, as Escrow Agent;

(c) Lock-Up Agreements dated as of [●], 2021 (collectively, the “Lock-Up Agreements”, together with the Securities Escrow Agreement and the Purchase Agreement, the “Transaction Agreements”), by and among the Company, Cellect and the persons named therein;

(d) The certificate of Michael Myers, Chief Executive Officer of the Company, dated the date hereof, a copy of which is attached as Exhibit A hereto (the “Company Certificate”); and

(e) Such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

Except as otherwise stated herein, as to factual matters we have, with your consent, relied upon the foregoing, and upon oral and written statements and representations of officers and other representatives of the Company, and others, including the factual representations and warranties of the Company in the Transaction Agreements. We have not independently verified such factual matters.

We are opining as to the effect on the subject transaction only of the federal laws of the United States, the internal laws of the State of New York, and the Delaware General Corporation Law and we express no opinion with respect to the applicability to the opinions expressed herein, or the effect thereon, of the laws of any other jurisdiction We express no opinion as to any state or federal laws or regulations applicable to the subject transactions because of the legal or regulatory status of any parties to the Transaction Agreements or the legal or regulatory status of any of their affiliates.

In addition, we have examined originals or copies authenticated to our satisfaction of such corporate records, certificates of officers of the Company and public officials, and other documents as we have deemed relevant or necessary in connection with our opinions set forth herein. We have relied, without independent verification, on certificates of public officials and, as to questions of fact material to such opinions, upon the representations of the Company set forth in the Transaction Agreements, certificates of officers and other representatives of the Company and factual information we have obtained from such other sources as we have deemed reasonable. We have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this letter. We have not independently verified the accuracy of the matters set forth in the written statements or certificates upon which we have relied, nor have we undertaken any lien, suit or judgment searches or searches of court dockets in any jurisdiction. For purposes of the opinions in paragraphs 1 and 2, we have relied exclusively upon certificates issued by a governmental authority in the relevant jurisdiction, and such opinions are not intended to provide any conclusion or assurance beyond that conveyed by these certificates.

We have assumed (i) the genuineness and authenticity of all documents examined by us and all signatures thereon, and the conformity to originals of all copies of all documents examined by us; (ii) that the execution, delivery and/or acceptance of the Transaction Agreements have been duly authorized by all action, corporate or otherwise, necessary by the parties to the Transaction Agreements other than the Company (the “Other Parties”); (iii) the legal capacity of all natural persons executing the Transaction Agreements; (iv) that each of the Other Parties has satisfied those legal requirements that are applicable to it to the extent necessary to make the Transaction Agreements enforceable against it; (v) the Transaction Agreements constitute valid and binding obligations of the Other Parties and are enforceable against the Other Parties in accordance with their terms; (vi) that each of the Other Parties has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Transaction Agreements; (vii) that the Transaction Agreements accurately describe and contain the mutual understandings of the parties, and that there are no oral or written statements or agreements or usages of trade or courses of prior dealings among the parties that would modify, amend or vary any of the terms of the Transaction Agreements; (viii) that the Other Parties will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Transaction Agreements; (ix) the constitutionality or validity of a relevant statute, rule, regulation or agency action is not in issue; (x)all agreements, other than the Transaction Agreements, with respect to which we have provided advice in our letter or reviewed in connection with our letter would be enforced as written; (xi) that there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence; and (xii) that each of the Parties and any agent acting for it in connection with the Transaction Agreements have acted without notice of any defense against the enforcement of any rights created by, or adverse claim to any property transferred pursuant to, the Transaction Agreements.

As used in this letter with respect to any matter, the qualifying phrase “to our knowledge” or “our actual knowledge” or such similar phrase limits the statements it qualifies to the conscious awareness of facts or other information by: (i) the lawyer signing this opinion; or (ii) any lawyer who has had active involvement in negotiating or preparing the Transaction Agreements or preparing this opinion. In this regard, it is noted that we have not made any special review or investigation in connection with any statement so qualified.

Based on the foregoing, and in reliance thereon, and subject to the qualifications, limitations and exceptions stated herein, we are of the opinion, having due regard for such legal considerations as we deem relevant, that:

1. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware.

2. The Company is qualified to transact business as a foreign corporation under the laws of the State of Virginia.

3. The Company has the corporate power and authority to (i) own or lease its properties and to conduct its business as presently conducted, and (ii) execute, deliver and perform the Transaction Agreements. All corporate action necessary for the authorization, execution and delivery of the Transaction Agreements by the Company and the performance by the Company of the obligations to be performed by the Company as of the date hereof under the Transaction Agreements, including the issuance of Shares has been taken on the part of the Company’s directors and stockholders.

4. The Company has duly executed and delivered each of the Transaction Agreements.

5. Each of the Transaction Agreements is a valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms.

6. The execution and delivery by the Company of each of the Transaction Agreements and the performance by the Company of its obligations thereunder and the consummation of the transaction contemplated thereby, did not, and do not (i) violate any provision of the organizational documents of the Company, (ii) violate any law, rule or regulation of any U.S. federal, State of Delaware or State of New York governmental authority applicable to the Company, (iii) require the Company to obtain any approval, consent or waiver of, or make any filing with, any governmental agency or body (other than (a) approvals, consents or waivers already obtained or filings already made and (b) approvals, consents, waivers, authorizations or orders under state securities or blue sky laws as to which we express no opinion), (iv) require the consent or authorization of, or approval by, or notice to, any party to any material instrument, contract or agreement of which we have knowledge to which the Company is a party, including all agreements and instruments that have been publicly filed as an exhibit to the Form F-4 registration statement by Cellect in connection with its merger with the Company (all such material instruments, contracts and agreements, the “Publicly Filed Documents”), except for such consents, authorizations, approvals or notices that (assuming the power and authority of the consenting entity and the authority and capacity of the person signing on its behalf) have been obtained or made, (v) result in a violation of, or constitute a default (or an event which, with the giving of notice or lapse of time or both, constitutes or would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under any of the Publicly Filed Documents, (vi) violate any judgment, order or decree of which we have knowledge to which the Company is a party or by which any of its assets or properties is bound, or (vii) create any lien or security interest under any of the Publicly Filed Documents on or in any of the properties of the Company that will have a material adverse effect on the financial condition of the Company.

7. When so issued in accordance with the terms of the Purchase Agreement, the Shares will be duly authorized and validly issued and fully paid and non-assessable. When so issued, the Shares will be free of any and all liens and charges and preemptive rights contained in the Company’s certificate of incorporation or bylaws or any of the Publicly Filed Documents. There are no securities or instruments of the Company containing anti-dilution or similar provisions that will be triggered by the issuance of the Shares. There are, to our knowledge, no options or warrants to purchase, or preemptive or similar rights with respect to, any of the capital stock of the Company, or any written agreements providing for the purchase, issuance or sale of any shares of the capital stock of the Company, except for the Agreement and the Securities Purchase Agreement for the issuance of senior secured notes and warrants dated March 2021.

8. Assuming the accuracy of the representations and warranties of the Buyers set forth in the Purchase Agreement, the offer, issuance, sale and delivery of the Shares pursuant to, and in the manner contemplated by, the Purchase Agreement do not require registration under the Securities Act of 1933, as amended (the “Securities Act”).

9. The Company is not, and after giving effect to the offering and sale of the Shares, and the application of the proceeds thereof as described in the Purchase Agreement will not be, required to register as an Investment Company under the Investment Company Act of 1940, as amended.

Our opinions as herein expressed are subject to the following qualifications and limitations:

1. Our opinions are subject to the effect of federal and state bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance and other laws relating to or affecting the rights of secured or unsecured creditors generally (or affecting the rights of only creditors of specific types of debtors), with respect to which we express no opinion.

2. Our opinions are subject to limitations imposed by general principles of equity or public policy upon the enforceability of any of the remedies, covenants or other provisions of the Transaction Agreements, including, without limitation, concepts of materiality, good faith and fair dealing and upon the availability of injunctive relief or other equitable remedies, and the application of principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity).

3. Our opinions are subject to the invalidity under certain circumstances under law or court decisions of provisions for the indemnification or exculpation of or contribution to a party with respect to a liability where such indemnification, exculpation or contribution is contrary to public policy; and

4. We express no opinion with respect to (i) consents to, or restrictions upon, governing law, jurisdiction, venue or arbitration; (ii) advance consent to the availability of, or restrictions upon, remedies or judicial relief; (iii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iv) waivers of broadly or vaguely stated rights; (v) waivers of the obligations of good faith, fair dealing, diligence and reasonableness and waivers of unknown future defenses; (vi) provisions for exclusivity, election or cumulation of rights or remedies; (vii) provisions authorizing or validating conclusive or discretionary determinations; (viii) grants of setoff rights; (ix) provisions for the payment of attorneys’ fees where such payment is contrary to law or public policy; (x) proxies, stock or bond powers and trusts; (xi) provisions for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (xii) provisions permitting, upon acceleration of any indebtedness, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; (xiii) the severability, if invalid, of provisions to the foregoing effect; (xiv) provisions that limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct, unlawful conduct, or violations of federal or state securities laws or regulations or public policy; (xv) provisions that may permit a party that has materially failed to render or offer performance required by the contract to cure that failure unless (i) permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance, or (ii) it was important in the circumstances to the aggrieved party that performance occur by the date stated in the contract; and (xvi) provisions that limit enforcement of time is of-the-essence clauses.

Insofar as our opinions require interpretation of the Publicly Filed Documents, (i) we have assumed that all courts of competent jurisdiction would enforce such agreements in accordance with their plain meaning, (ii) to the extent that any questions of legality or legal construction have arisen in connection with our review, we have applied the laws of the State of New York in resolving such questions, although certain of the Publicly Filed Documents may be governed by other laws which differ from New York law, (iii) we express no opinion with respect to a breach or default under any Publicly Filed Document that would occur only upon the happening of a contingency, and (iv) we express no opinion with respect to any matters which require the performance of a mathematical calculation or the making of a financial or accounting determination.

Except as expressly set forth herein, we express no opinion as to federal or state securities laws, tax laws, antitrust or trade regulation laws, insolvency or fraudulent transfer laws, antifraud laws, compliance with fiduciary duty requirements, pension or employee benefit laws, usury laws, environmental laws, margin regulations, FINRA rules or stock exchange rules (without limiting other laws excluded by customary practice).

This opinion is rendered on the date hereof, and we have no continuing obligation hereunder to inform you of changes of law or fact subsequent to the date hereof or facts of which we have become aware after the date hereof.

This opinion is solely for your benefit and may not be furnished to, or relied upon by, any other person or entity without the express prior written consent of the undersigned. This opinion is limited to the matters set forth herein; no opinion may be inferred or implied beyond the matters expressly stated in this letter.

Very truly yours,

DRAFT

EXHIBIT H-2

Form of Opinion of PublicCo’s Counsel

____________________, 2021

To the Buyers under the Purchase Agreement

Re:	Securities Purchase Agreement dated March __, 2021 by and among Quoin Pharmaceuticals, Inc., Cellect Biotechnology Ltd. and each of the investors listed on the Schedule of Buyers attached thereto

Ladies and Gentlemen:

We have acted as counsel to Cellect Biotechnology Ltd., an Israeli company limited by shares (the “Company”), in connection with the transactions contemplated by a Securities Purchase Agreement dated as of March __, 2021 (the “Purchase Agreement”) by and among the Company, Quoin Pharmaceuticals, Inc., a Delaware corporation (“Quoin”), and the investors listed on the Schedule of Buyers attached to the Purchase Agreement. This letter is being delivered to you pursuant to Section 8(iv) of the Purchase Agreement. All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

We have examined (i) the Purchase Agreement; (ii) the Series A Warrants; (iii) the Series B Warrants; (iv) the Series C Warrants; (v) the Exchange Warrants; (vi) the Registration Rights Agreement dated as of March __, 2021 between the Company and you; (vii) the Securities Escrow Agreements dated as of March __, 2021 by and among each Investor Representative (as defined therein), on the one hand, and the Company, Quoin and The Bank of New York Mellon acting as escrow agent on the other hand; (viii) the irrevocable instructions to the Company’s Transfer Agent; (ix) the Lock-Up Agreements; (x) the Leak-Out Agreements (the agreements and other documents set forth in (i) through (x) above, the “Transaction Documents”); (xi) the Registration Statement on Form F-4 (Registration Statement No. 333-__________) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”); (xii) the prospectus supplement, dated __________, 2021, and filed with the Commission pursuant to Rule 424(b) under the Securities Act (the “Prospectus”); and (xiii) such other corporate records, certificates and other documents that we have deemed necessary or appropriate for purposes of rendering this letter.

As to certain factual matters relevant to this letter, we have relied conclusively upon originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and instruments, including certificates of officers of the Company, as we have deemed appropriate as a basis for the opinions hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification. In rendering our opinions, we have relied as to factual matters upon the representations, warranties and other statements made in the Purchase Agreement. We have also assumed that the books and records of the Company are maintained in accordance with proper corporate procedures and that any representations made “to the knowledge of” or similarly qualified are true, correct and complete without such qualification.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that:

(i) The Transaction Documents constitute valid and binding agreements or obligations of the Company, enforceable against the Company in accordance with their respective terms.

(ii) The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated thereby, including, without limitation, the issuance of the Exchange Shares, the Warrants and the Warrant Shares in accordance with the terms and conditions of the Transaction Documents, and the compliance by the Company with the terms thereof, do not and will not result in a violation of, or constitute a default (or an event which, with the giving of notice or lapse of time or both, constitutes or would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under (x) any applicable U.S. statute, law, rule or regulation, which in our experience is typically applicable to transactions of the nature contemplated by the Transaction Documents, or the Principal Market, or (y) any order, writ, injunction or decree known to us to be applicable to the Company, or (z) any other agreement, note, lease, mortgage, deed or other instrument to which the Company is a party or by which the Company is bound or affected that have been publicly filed as an exhibit to the Registration Statement (all such material instruments, contracts and agreements, the “Publicly Filed Documents”). None of the Company’s capital stock is subject to preemptive rights or other rights of the stockholders of the Company pursuant to any agreement, note, lease, mortgage deed or other instrument known to us to be applicable to the Company, including the Publicly Filed Documents.

(iii) Based on, and assuming the accuracy of, each Buyer’s representations in the Purchase Agreement, the offer and sale of the Warrants in accordance with the Purchase Agreement and the issuance and delivery of the Warrant Shares in accordance with the Transaction Documents (assuming the Warrants were exercised by the Buyers in accordance with their terms on the date of this letter) constitute transactions exempt from the registration requirements of the Securities Act of 1933, as amended.

(iv) The Registration Statement has been declared effective under the Securities Act of 1933; any required filing of a prospectus pursuant to Rule 424(b) under the Securities Act of 1933 has been made in the manner and within the time period required by Rule 424(b); and, to our knowledge, based on a review of the Stop Orders page of the Securities and Exchange Commission’s website, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or threatened by the SEC.

(v) No authorization, approval, consent, filing or other order of any United States federal governmental body, regulatory agency, self-regulatory organization or stock exchange or market is required to be obtained or made by the Company to enter into and perform its obligations under the Transaction Documents, or for the issuance of the Exchange Shares and the issuance and sale of the Warrants or the Warrant Shares in accordance with the Transaction Documents, except (a) in the case of the Warrants and the Warrant Shares, the filing of a Form D under Regulation D of the Securities Act of 1933, as amended, (b) the filing of a Form 6-K pursuant to the Securities Exchange Act of 1934, as amended, (c) under applicable securities or “blue sky” laws of the states of the United States as to which we express no opinion, (d) such authorizations, approvals, consents and filings that have been obtained or made.

(vi) Neither the Company nor any PublicCo Subsidiary is an “investment company” or any entity controlled by an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.

Our opinions are subject to the following qualifications and assumptions:

(a) We have assumed (i) the genuineness and authenticity of all documents examined by us and all signatures thereon, and the conformity to originals of all copies of all documents examined by us; (ii) that the execution, delivery and/or acceptance of the Transaction Documents have been duly authorized by all action, corporate or otherwise, necessary by the parties to the Transaction Documents other than the Company (the “Other Parties”); (iii) the legal capacity of all natural persons executing the Transaction Documents; (iv) that each of the Other Parties has satisfied those legal requirements that are applicable to it to the extent necessary to make the Transaction Documents enforceable against it; (v) the Transaction Documents constitute valid and binding obligations of the Other Parties and are enforceable against the Other Parties in accordance with their terms; (vi) that each of the Other Parties has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Transaction Documents; (vii) that the Transaction Documents accurately describe and contain the mutual understandings of the parties, and that there are no oral or written statements or agreements or usages of trade or courses of prior dealings among the parties that would modify, amend or vary any of the terms of the Transaction Documents; (viii) that the Other Parties will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Transaction Documents; (ix) the constitutionality or validity of a relevant statute, rule, regulation or agency action is not in issue; (x) all agreements, other than the Transaction Documents, with respect to which we have provided advice in our letter or reviewed in connection with our letter would be enforced as written; (xi) that there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence; and (xii) that each of the Company and the Other Parties and any agent acting for any of them in connection with the Transaction Documents have acted without notice of any defense against the enforcement of any rights created by, or adverse claim to any property transferred pursuant to, the Transaction Documents; and (xii) the Company’s representations made to you in the Purchase Agreement are accurate and complete.

(b) Enforcement of the Transaction Documents is subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles (whether considered in a proceeding in equity or at law).

(c) We express no opinion as to (i) the enforceability of any indemnification or contribution or other provisions contained in any agreement insofar as enforcement of these provisions may be limited by applicable federal securities laws or principles of public policy; (ii) consents to, or restrictions upon, governing law, jurisdiction, venue or arbitration; (iii) advance consent to the availability of, or restrictions upon, remedies or judicial relief; (iv) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (v) waivers of broadly or vaguely stated rights; (vi) waivers of the obligations of good faith, fair dealing, diligence and reasonableness and waivers of unknown future defenses; (vii) provisions for exclusivity, election or cumulation of rights or remedies; (viii) provisions authorizing or validating conclusive or discretionary determinations; (ix) grants of setoff rights; (x) provisions for the payment of attorneys’ fees where such payment is contrary to law or public policy; (xi) proxies, stock or bond powers and trusts; (x) provisions for liquidated damages, default interest, late charges, monetary penalties, penalties, prepayment or make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (xii) provisions permitting, upon acceleration of any indebtedness, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; (xiii) the severability, if invalid, of provisions to the foregoing effect; (xiv) provisions that limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct, unlawful conduct, or violations of federal or state securities laws or regulations or public policy; (xv) provisions that may permit a party that has materially failed to render or offer performance required by the contract to cure that failure unless (i) permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance, or (ii) it was important in the circumstances to the aggrieved party that performance occur by the date stated in the contract; and (xvi) provisions that limit enforcement of time is of-the-essence clauses.

(d) To the extent that any opinion expressed herein is limited or qualified by reference to our knowledge or known to us, our knowledge is based upon the actual knowledge of lawyers in this firm engaged in the representation of the Company in connection with the transactions contemplated by the Purchase Agreement. We have undertaken no general inquiry of lawyers in this firm or review of our files.

Our opinions set forth herein are limited to the federal laws of the United States and, solely with respect to the opinion set forth in paragraphs (i), (ii) and (v) above, the laws of the State of New York. We do not express any opinion herein concerning any other laws.

This letter is provided to you for your use solely in connection with the transactions contemplated by the Purchase Agreement and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without our express written consent. Our opinions expressed herein are as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.

Very truly yours,

DRAFT

____________________, 2021

To the investors listed on the Schedule of Buyers attached to the Purchase Agreement (as defined below)

Re:	Securities Purchase Agreement dated March __, 2021 by and among Quoin Pharmaceuticals, Inc., Cellect Biotechnology Ltd. and each of the investors listed on the Schedule of Buyers attached thereto

Ladies and Gentlemen,

Reference is hereby made to that certain securities purchase agreement, dated as of _____, 2021 (the “Purchase Agreement”), entered into by and among Quoin Pharmaceuticals, Inc., a Delaware corporation, with headquarters located at 42127 Pleasant Forest Ct, Ashburn, VA 20148, Cellect Biotechnology Ltd., an Israeli company, with headquarters located at 24 Hata’as Street, Kfar Saba, Israel 44425 (“PublicCo” or the “Company”), and each of the investors listed on the Schedule of Buyers attached thereto.

This opinion is being rendered to you pursuant to Section 8(iv) of the Purchase Agreement, and all terms used herein which are not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement. We have acted as counsel for the Company in connection with the negotiation of the Purchase Agreement. As such counsel, we have reviewed:

a.	the Purchase Agreement;

b.	the Series A Warrants;

c.	the Series B Warrants;

d.	the Series C Warrants;

e.	the Exchange Warrants;

f.	the Registration Rights Agreement dated as of March __, 2021 between the Company and the investors listed on the Schedule of Buyers attached thereto;

g.	the Securities Escrow Agreements dated as of March __, 2021 by and among each Investor Representative (as defined therein), on the one hand, and the Company, Quoin and The Bank of New York Mellon acting as escrow agent on the other hand;

h.	the irrevocable instructions to the Company’s Transfer Agent;

i.	the Lock-Up Agreements;

j.	the Leak-Out Agreements;

k.	the resolution of the Board of Directors of the Company dated ____, 2021, and the minutes of the meeting of the shareholders of the Company dated ____, 2021, relating to the Purchase Agreement;

l.	the Articles of Association of the Company, which, together with the agreements and other documents set forth in (a) through (k) above, collectively referred to herein as the “PublicCo Transaction Documents”; and

m.	the corporate records and such other documents of the Company which are contained in our files as we deem necessary or appropriate in order to enable us to express the opinions hereinafter set forth.

In such examination we have assumed the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us and the due execution and delivery of all documents (except as to due execution and delivery by the Company) where due execution and delivery are a prerequisite to the effectiveness thereof.

As used in this opinion, the expressions “to our knowledge”, “known to us” or similar language with reference to matters of fact means that, after an examination of documents made available to us by the Company, and after inquiries of officers of the Company, but without any further independent factual investigation, we find no reason to believe that the opinions expressed herein are factually incorrect. Further, the expressions “to our knowledge”, “known to us” or similar language with reference to matters of fact refers to the current actual knowledge of the attorneys of this firm who have worked on matters for the Company solely in connection with the transactions contemplated by the PublicCo Transaction Documents. Except to the extent expressly set forth herein or as we otherwise believe to be necessary to our opinion, we have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of the opinion set forth below.

For purposes of this opinion, we are assuming that you have all requisite power and authority, and, to the extent applicable, have taken any and all necessary corporate or partnership action, to execute and deliver the Purchase Agreement and all related agreements, and we are assuming that the representations and warranties made by you in the Purchase Agreement and pursuant thereto are true and correct. We express no opinion as to (i) the effect of any bankruptcy, insolvency, reorganization, receivership, arrangement, moratorium, or similar laws relating to or affecting the rights of creditors and secured parties, or (ii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance, injunctive relief or other equitable remedies whether considered in a proceeding in equity or at law.

We express no opinion as to compliance with the anti-fraud provisions of applicable securities laws.

We are members of the Bar of the State of Israel, we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Israel as the same are in force on the date hereof and we have not, for the purpose of giving this opinion, made any investigation of the laws of any other jurisdiction. In addition, we express no opinion as to any documents, agreements or arrangements other than those subject to the laws of the State of Israel, if any.

We express no opinion as to the legality, validity, binding nature or enforceability of any provision of any of the PublicCo Transaction Documents, providing for the payment or reimbursement of costs or expenses or indemnifying a party, to the extent such provisions may be excessive amount or held to be unenforceable as contrary to public policy.

We have assumed that there are no agreements or understandings between or among the Company, you or any third party entitled to rely thereon which would expand, modify or otherwise affect the terms of the PublicCo Transaction Documents or the respective rights or obligations of the parties thereunder and that the PublicCo Transaction Documents correctly and completely set forth the intent of all parties thereto. In addition, we have assumed, without investigation that the PublicCo Transaction Documents do not contain any material untrue statement and do not omit to state a material fact necessary in order to make the statements contained therein not misleading. We have not undertaken any independent investigation to determine the existence or absence of any fact.

Based upon and subject to the foregoing, and subject to the qualifications hereinafter appearing, as set forth in the Purchase Agreement and to any factual matters, documents or events not disclosed to us in our above-mentioned examination, we are of the opinion that:

PublicCo and each PublicCo Subsidiary is an entity duly formed and validly existing under the laws of the state of its formation and is in good standing under such laws. PublicCo and each PublicCo Subsidiary has the requisite power to own, lease and operate its properties and to conduct its business as presently conducted. PublicCo and each PublicCo Subsidiary is duly qualified to do business and is in good standing in each jurisdiction in which PublicCo conducts business.

PublicCo has the requisite corporate power and authority to execute, deliver and perform all of its obligations under the PublicCo Transaction Documents, including, without limitation, the issuance of the Exchange Shares, the Warrants and the Warrant Shares, in accordance with the terms thereof. The execution and delivery of the PublicCo Transaction Documents by PublicCo and the consummation by it of the transactions contemplated therein (including, without limitation, the issuance of the Exchange Shares and the issuance and sale of the Warrants) have been duly authorized by PublicCo’s Board of Directors and no further consent or authorization of PublicCo, its Board of Directors or its stockholders is required therefor. The PublicCo Transaction Documents have been duly executed and delivered by PublicCo. The PublicCo Transaction Documents constitute valid and binding agreements or obligations of PublicCo, enforceable against PublicCo in accordance with their respective terms.

The execution, delivery and performance of the PublicCo Transaction Documents by PublicCo and the consummation by PublicCo of the transactions contemplated thereby, including, without limitation, the issuance of the Exchange Shares, the Warrants and the Warrant Shares, and the compliance by PublicCo with the terms thereof (a) do not and will not result in a violation of, or constitute a default (or an event which, with the giving of notice or lapse of time or both, constitutes or would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under (i) PublicCo’s Articles of Association, (ii) any agreement, note, lease, mortgage, deed or other instrument to which PublicCo is a party or by which PublicCo is bound or affected that has been publicly filed or (iii) any applicable law, rule or regulation of the State of Israel, and (b) do not and will not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties.

When so issued, the Exchange Shares, the Warrants and the Warrant Shares will be duly authorized and validly issued, fully paid and nonassessable, and free of any and all liens and charges and preemptive or similar rights contained in PublicCo’s Articles of Association or any agreement, note, lease, publicly filed mortgage deed or other instrument to which is a party or by which PublicCo is bound that are Publicly Filed Documents. The Warrant Shares have been duly and validly authorized and reserved for issuance by all proper corporate action.

As of the date hereof, the authorized capital stock of PublicCo consists of [500,000,000] ordinary shares, no par value per share, of which as of the date hereof, 390,949,079 shares are issued and outstanding, 58,600,000 shares are reserved for issuance pursuant to PublicCo’s stock option and purchase plans, of which 44,895,227 shares are subject to outstanding PublicCo options granted under the PublicCo stock plans and none are subject to outstanding PublicCo restricted stock units, and 69,472,680 shares are reserved for issuance pursuant to securities (other than the aforementioned options) exercisable or exchangeable for, or convertible into, ordinary shares. None of PublicCo’s capital stock is subject to preemptive rights or other rights of the stockholders of PublicCo pursuant to PublicCo’s Articles of Association or applicable law or pursuant to any agreement, note, lease, mortgage deed or other instrument to which PublicCo is a party or by which PublicCo is bound that is a Publicly Filed Document. There are no securities or instruments of PublicCo containing anti-dilution or similar provisions that will be triggered by the issuance of the Exchange Shares, the Warrants or the Warrant Shares.

To our knowledge, no action, suit, proceeding, inquiry or investigation before or by any court, public board or body or any governmental agency or self-regulatory organization is pending or threatened against PublicCo or any of the PublicCo Subsidiaries or any of their properties or assets.

No authorization, approval, consent, filing or other order of any Israeli governmental body, regulatory agency, self-regulatory organization or stock exchange or market, or the stockholders of PublicCo, or any court or to our knowledge, any third party, is required to be obtained by PublicCo to enter into and perform its obligations under the PublicCo Transaction Documents, or for the issuance of the Exchange Shares and the issuance and sale of the Warrants or the Warrant Shares in accordance with the PublicCo Transaction Documents or for the exercise of any rights and remedies under any PublicCo Transaction Documents.

__________________________ Doron, Tikotzky, Kantor, Gutman, Nass & Gross Advocates & Notaries

EXHIBIT I

Form of Secretary’s Certificate

SECRETARY’S CERTIFICATE

The undersigned hereby certifies that such signatory is the duly elected, qualified and acting Secretary of [Quoin Pharmaceuticals, Inc., a Delaware corporation / Cellect Biotechnology Ltd., an Israeli company] (the “Company”), and that, as such, such signatory is authorized to execute and deliver this certificate in the name and on behalf of the Company and in connection with the Securities Purchase Agreement, dated as of March 24, 2021, by and among the Company, [Quoin Pharmaceuticals, Inc. / Cellect Biotechnology Ltd.], and the investors listed on the Schedule of Buyers attached thereto (the “Securities Purchase Agreement”), and further certifies in such official capacity, in the name and on behalf of the Company, the items set forth below. Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Securities Purchase Agreement.

(i)	Attached hereto as Exhibit A is a true, correct and complete copy of the resolutions of the Board of Directors of the Company, dated March [●], 2021. The resolutions contained in Exhibit A have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof, and are now in full force and effect.

(ii)	Attached hereto as Exhibit B is a true, correct and complete copy of the [Certificate of Incorporation / Articles of Association] of the Company, together with any and all amendments thereto, and no action has been taken to further amend, modify or repeal such [Certificate of Incorporation / Articles of Association], the same being in full force and effect in the attached form as of the date hereof.

(iii)	[Attached hereto as Exhibit C is a true, correct and complete copy of the Bylaws of the Company and any and all amendments thereto, and no action has been taken to further amend, modify or repeal such Bylaws, the same being in full force and effect in the attached form as of the date hereof.]

(iv)	Each person listed below has been duly elected or appointed to the position(s) indicated opposite his name and is duly authorized to sign the Securities Purchase Agreement and each of the Transaction Documents on behalf of the Company, and the signature appearing opposite such person’s name below is such person’s genuine signature.

Name	Position	Signature

IN WITNESS WHEREOF, the undersigned has hereunto set such signatory’s hand as of this [●] day of [●], 2021.

[Name]
Secretary

I, [Name], [Title], hereby certify that [Name] is the duly elected, qualified and acting Secretary of the Company and that the signature set forth above is such person’s true signature.

[Name]
[Title]

EXHIBIT A

Resolutions

EXHIBIT B

[Certificate of Incorporation / Articles of Association]

[EXHIBIT C

Bylaws]

EXHIBIT J

Form of Officer’s Certificate

OFFICER’S CERTIFICATE

The undersigned Chief Executive Officer of [Quoin Pharmaceuticals, Inc., a Delaware corporation / Cellect Biotechnology Ltd., an Israeli company] (the “Company”), hereby represents, warrants and certifies to the Buyers (as defined below), pursuant to Section 8(xii) of the Agreement (as defined below), as follows:

1.	The representations and warranties of the Company set forth in Section [3/4] of the Securities Purchase Agreement, dated as of March 24, 2021 (the “Agreement”), by and among the Company, [Quoin Pharmaceuticals, Inc. / Cellect Biotechnology Ltd.] and the investors identified on the Schedule of Buyers attached to the Agreement (the “Buyers”), are true and correct in all respects as of the date when made and as of the date hereof (except for representations and warranties that speak as of a specific date, which are true and correct as of such specified date).

2.	The Company has no reason to believe that the Closing (as defined in the Merger Agreement) will not occur.

2.	The Company has performed, satisfied and complied in all respects with the covenants, agreements and conditions required by the [PrivateCo / PublicCo] Transaction Documents to be performed, satisfied and complied with by the Company as of the date hereof.

Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Agreement.

IN WITNESS WHEREOF, the undersigned has executed this certificate this [●] day of [●], 2021.

Name:
Title:	Chief Executive Officer

EXHIBIT K

Form of Lock-Up Agreement

Cellect Biotechnology Ltd.

[●], 2021

Cellect Biotechnology Ltd.

23 Hata’as Street

Kfar Saba, Israel 44425

Attention: Shai Yarkoni, CEO

Email: shai@cellect.co

Re: Cellect Biotechnology Ltd. - Lock-Up Agreement

Dear Sirs:

This Lock-Up Agreement is being delivered to you in connection with the Securities Purchase Agreement (the “Securities Purchase Agreement”), dated as of March 24, 2021 by and among Quoin Pharmaceuticals, Inc. (“PrivateCo”), Cellect Biotechnology Ltd. to be renamed “[Quoin Pharmaceuticals, Ltd.]” (“PublicCo”) and the investors party thereto (the “Buyers”), with respect to the issuance of (i) shares of PrivateCo’s common stock, par value $0.01 per share (the “PrivateCo Common Stock”), and (ii) three series of warrants (the “Warrants”), which Warrants will be exercisable to purchase PublicCo’s American Depositary Shares (“ADSs”), each representing one hundred (100) of PublicCo’s ordinary shares, no par value per share (the “PublicCo Ordinary Shares,” and together with the ADSs and the PrivateCo Common Stock, the “Common Stock”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Securities Purchase Agreement.

In order to induce the Buyers to enter into the Securities Purchase Agreement, the undersigned agrees that, commencing on the date hereof and ending on the date that is ninety (90) calendar days after the earliest of (x) such time as all of the Registrable Securities may be sold without restriction or limitation pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1), (y) the one (1) year anniversary of the Closing Date, and (z) the date that the Demand Registration Statement (as defined in the Registration Rights Agreement) has been declared effective by the Securities and Exchange Commission; provided that, this clause (z) shall only apply if there are no Cutback Shares (as defined in the Registration Rights Agreement) arising from the Demand Registration Statement, the undersigned will not, and will cause all affiliates (as defined in Rule 144 promulgated under the 1933 Act) of the undersigned or any person in privity with the undersigned or any affiliate of the undersigned not to, (A) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, make any short sale or otherwise dispose of or agree to dispose of, directly or indirectly, any shares of Common Stock or Common Stock Equivalents, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities and Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to any shares of Common Stock or Common Stock Equivalents owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the Securities and Exchange Commission (collectively, the “Undersigned’s Shares”), or (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Undersigned’s Shares, whether any such transaction described in clause (A) or (B) above is to be settled by delivery of shares of Common Stock or other securities, in cash or otherwise, (C) make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of Common Stock or Common Stock Equivalents or (D) publicly disclose the intention to do any of the foregoing.

The foregoing restriction is expressly agreed to preclude the undersigned, and any affiliate of the undersigned and any person in privity with the undersigned or any affiliate of the undersigned, from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Shares even if the Undersigned’s Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the Undersigned’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from the Undersigned’s Shares.

Notwithstanding the foregoing, the undersigned may transfer the Undersigned’s Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, or (iii) by will or intestate succession to the immediate family of the undersigned, provided that the transferee agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value.

For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. The undersigned now has, and, except as contemplated by the immediately preceding sentence, for the duration of this Lock-Up Agreement will have, good and marketable title to the Undersigned’s Shares, free and clear of all liens, encumbrances, and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with PublicCo’s transfer agent (the “Transfer Agent”) and registrar against the transfer of the Undersigned’s Shares except in compliance with the foregoing restrictions.

In order to enforce this covenant, PublicCo shall impose irrevocable stop-transfer instructions preventing the Transfer Agent from effecting any actions in violation of this Lock-Up Agreement.

The undersigned acknowledges that the execution, delivery and performance of this Lock-Up Agreement is a material inducement to each Buyer to complete the transactions contemplated by the Securities Purchase Agreement and that PublicCo shall be entitled to specific performance of the undersigned’s obligations hereunder. The undersigned hereby represents that the undersigned has the power and authority to execute, deliver and perform this Lock-Up Agreement, that the undersigned has received adequate consideration therefor and that the undersigned will indirectly benefit from the closing of the transactions contemplated by the Securities Purchase Agreement.

The undersigned understands and agrees that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.

This Lock-Up Agreement may be executed in two counterparts, each of which shall be deemed an original but both of which shall be considered one and the same instrument.

This Lock-Up Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflicting provision or rule (whether of the State of New York, or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of New York to be applied. In furtherance of the foregoing, the internal laws of the State of New York will control the interpretation and construction of this Lock-Up Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

[Remainder of page intentionally left blank]

Very truly yours,

Exact Name of Stockholder

Authorized Signature

Title

Agreed to and Acknowledged:

CELLECT BIOTECHNOLOGY LTD.

By:
Name:
Title:

QUOIN PHARMACEUTICALS, INC.

By:
Name:
Title:

EXHIBIT L

Form of Leak-Out Agreement

LEAK-OUT AGREEMENT

_________ __, 2021

This agreement (the “Leak-Out Agreement”) is being delivered to you in connection with an understanding by and between Cellect Biotechnology Ltd., an Israeli company, to be renamed [Quoin Pharmaceuticals, Ltd.] (the “Company”), and the person or persons named on the signature pages hereto (collectively, the “Holder”).

Reference is hereby made to (i) that certain Securities Purchase Agreement (as amended from time to time, the “Securities Purchase Agreement”), dated March 24, 2021, by and among the Company, Quoin Pharmaceuticals, Inc., a Delaware corporation (“PrivateCo”), the Holder and the other investors listed on the signature pages attached thereto (such other investors, the “Other Holders”) in connection with the offering, pursuant to which (x) PrivateCo has agreed to issue to the Holder PrivateCo’s shares (the “Common Shares”) of common stock, par value $0.01 per share (the “PrivateCo Common Stock”) and (y) the Company has agreed to issue, following the closing of the transactions contemplated by the Merger Agreement (as defined below), Series A Warrants, Series B Warrants and Series C Warrants (collectively, the “Warrants”) which each will be exercisable to purchase American Depositary Shares (“ADSs”), each representing one hundred (100) of the Company’s ordinary shares, no par value per share (the “Ordinary Shares”), and (ii) that certain Securities Purchase Agreement (as amended from time to time, the “Bridge Securities Purchase Agreement”), dated March 24, 2021, by and among PrivateCo, the Holder and the Other Holders in connection with the offering, pursuant to which PrivateCo issued warrants (the “PrivateCo Warrants” and together with the Common Shares and the Warrants, the “Securities”), which are initially exercisable into PrivateCo Common Stock, which shall be exchanged for identical (with references to shares of PrivateCo Common Stock appropriately adjusted to reference ADSs and with share amounts and share prices adjusted to reflect the Exchange Ratio (as defined in the Merger Agreement)) Warrants issued by the Company exercisable into ADSs and (iii) that certain Agreement and Plan of Merger by and among the Company, CellMSC, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and PrivateCo, dated as of March 24, 2021 (as amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into PrivateCo, with PrivateCo surviving the merger as a wholly-owned subsidiary of the Company.

This Leak-Out Agreement shall only become effective from the date that the Holder executes this Agreement and the Company or its agent has notified the Holder in writing that each Other Holder executed an agreement (collectively, the “Other Leak-Out Agreements”) regarding such Other Holder’s trading with terms that are no less restrictive than the terms contained herein; provided, however, that this Leak-Out Agreement shall not become effective prior to the closing of the transactions contemplated by the Merger Agreement.

The Holder agrees solely with the Company that from the Closing Date and ending on the one-hundred thirty-fifth (135th) calendar day immediately following the Closing Date (as defined in the Securities Purchase Agreement), inclusive (such period, the “Restricted Period”), neither the Holder, nor any affiliate of the Holder which (x) had or has knowledge of the transactions contemplated by the Securities Purchase Agreement, (y) has or shares discretion relating to the Holder’s investments or trading or information concerning the Holder’s investments, including in respect of the Securities, or (z) is subject to such Holder’s review or input concerning such affiliate’s investments or trading, collectively, shall sell, dispose or otherwise transfer, directly or indirectly, (including, without limitation, any sales, short sales, swaps or any derivative transactions that would be equivalent to any sales or short positions) on any Trading Day during the Restricted Period (any such date, a “Date of Determination”), any Common Shares (collectively, the “Restricted Securities”), in an amount representing more than 20% of the trading volume of the Ordinary Shares as reported by Bloomberg, LP on each applicable Date of Determination. For the avoidance of doubt, the Restricted Securities shall not include any securities of the Company acquired other than pursuant to the Transaction Documents.

Notwithstanding anything herein to the contrary, during the Restricted Period, the Holder may, directly or indirectly, sell or transfer all, but not less than all, of any Restricted Securities to any Person (an “Assignee”) in a transaction which does not need to be reported on the consolidated tape on the Principal Market (as defined in the Securities Purchase Agreement), without complying with (or otherwise limited by) the restrictions set forth in this Leak-Out Agreement; provided, that as a condition to any such sale or transfer an authorized signatory of the Company and such Assignee duly execute and deliver a leak-out agreement in the form of this Leak-Out Agreement.

Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Leak-Out Agreement must be in writing and shall be given in accordance with the terms of the Securities Purchase Agreement.

This Leak-Out Agreement together with the Transaction Documents (as defined in the Securities Purchase Agreement) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior negotiations, letters and understandings relating to the subject matter hereof and are fully binding on the parties hereto.

This Leak-Out Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. This Leak-Out Agreement may be executed and accepted by facsimile or PDF signature and any such signature shall be of the same force and effect as an original signature.

The terms of this Leak-Out Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and assigns.

This Leak-Out Agreement may not be amended or modified except in writing signed by each of the parties hereto.

All questions concerning the construction, validity, enforcement and interpretation of this Leak-Out Agreement shall be governed by Section 10(a) of the Securities Purchase Agreement.

Each party hereto acknowledges that, in view of the uniqueness of the transactions contemplated by this Leak-Out Agreement, the other party or parties hereto may not have an adequate remedy at law for money damages in the event that this Leak-Out Agreement has not been performed in accordance with its terms, and therefore agrees that such other party or parties shall be entitled to seek specific enforcement of the terms hereof in addition to any other remedy it may seek, at law or in equity.

The obligations of the Holder under this Leak-Out Agreement are several and not joint with the obligations of any Other Holder, and the Holder shall not be responsible in any way for the performance of the obligations of any Other Holder under any such Other Leak-Out Agreement. Nothing contained herein, in this Leak-Out Agreement or in any other agreement, and no action taken by the Holder pursuant hereto, shall be deemed to constitute the Holder and Other Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holder and the Other Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Leak-Out Agreement or any Other Leak-Out Agreement and the Company acknowledges that the Holder and the Other Holders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this Leak-Out Agreement or any Other Leak-Out Agreement. The Company and the Holder confirm that the Holder has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. The Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Leak-Out Agreement, and it shall not be necessary for any Other Holder to be joined as an additional party in any proceeding for such purpose.

The Company hereby represents and warrants as of the date hereof and covenants and agrees from and after the date hereof that none of the terms offered to any Other Holder with respect to any restrictions on the sale of the Restricted Securities substantially in the form of this Leak-Out Agreement (or any amendment, modification, waiver or release thereof) (each a “Leak-Out Document”), is or will be more favorable to such Other Holder than those of the Holder and this Leak-Out Agreement (other than the reimbursement of legal fees). If, and whenever on or after the date hereof, the Company enters into a Leak-Out Document with terms that are materially different from this Leak-Out Agreement, then (i) the Company shall provide notice thereof to the Holder promptly following the occurrence thereof and (ii) the terms and conditions of this Leak-Out Agreement shall be, without any further action by the Holder or the Company, automatically amended and modified in an economically and legally equivalent manner such that the Holder shall receive the benefit of the more favorable terms and/or conditions (as the case may be) set forth in such Leak-Out Document, provided that upon written notice to the Company at any time the Holder may elect not to accept the benefit of any such amended or modified term or condition, in which event the term or condition contained in this Leak-Out Agreement shall apply to the Holder as it was in effect immediately prior to such amendment or modification as if such amendment or modification never occurred with respect to the Holder. The provisions of this paragraph shall apply similarly and equally to each Leak-Out Document.

[The remainder of the page is intentionally left blank]

The parties hereto have executed this Leak-Out Agreement as of the date first set forth above.

Sincerely,

CELLECT BIOTECHNOLOGY LTD.

By:
Name:
Title:

Agreed to and Accepted:

“HOLDER”

By:
Name:
Title:

Annex D

Registration Rights Agreement

REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of March 24, 2021, by and among Cellect Biotechnology Ltd., an Israeli company, with headquarters located at 23 Hata’as Street, Kfar Saba, Israel 44425 to be renamed “Quoin Pharmaceuticals, Ltd.” or a similar name pursuant to the Merger Agreement (as defined below) (the “Company”), and the investors listed on the Schedule of Buyers attached hereto (each, a “Buyer” and collectively, the “Buyers”).

WHEREAS:

A. In connection with (i) the Securities Purchase Agreement (the “Securities Purchase Agreement”) by and among Quoin Pharmaceuticals, Inc., a Delaware corporation (“PrivateCo”), the Company and the Buyers of even date herewith, upon the terms and subject to the conditions of the Securities Purchase Agreement, (x) PrivateCo has agreed to issue to each Buyer shares of common stock, par value $0.01 per share, of PrivateCo (the “PrivateCo Common Stock”) and (y) the Company has agreed to issue Series A Warrants, Series B Warrants and Series C Warrants (each as defined below and collectively, the “Primary Financing Warrants”) which each will be exercisable to purchase American Depositary Shares (“ADSs”), each representing one hundred (100) of the Company’s ordinary shares, no par value per share (the “Ordinary Shares”) (as exercised, collectively, the “Primary Financing Warrant Shares”) in accordance with the terms of the Primary Financing Warrants and (ii) the Securities Purchase Agreement (the “Bridge Securities Purchase Agreement”) by and among PrivateCo and the Buyers of even date herewith, PrivateCo issued to each Buyer warrants, which are exercisable to purchase PrivateCo Common Stock, which upon consummation of the transactions contemplated by the Merger Agreement (as defined below) will be exchanged for identical (with references to shares of PrivateCo Common Stock appropriately adjusted to reference ADSs and with share amounts and share prices adjusted to reflect the Exchange Ratio (as defined in the Merger Agreement)) Company warrants, which form is attached as Exhibit F to the Securities Purchase Agreement, (the “Exchange Warrants” and together with the Primary Financing Warrants, the “Warrants”) that will be exercisable to purchase ADSs (as exercised, collectively, the “Exchange Warrant Shares” and together with the Primary Financing Warrant Shares, the “Warrant Shares”) in accordance with the terms of the Exchange Warrants.

B. In accordance with the terms of the Securities Purchase Agreement, provided that the transactions contemplated by that certain Agreement and Plan of Merger among the Company, CellMSC, Inc., a Delaware corporation and wholly owned subsidiary of the Company, and PrivateCo, dated as of 24, 2021 (the “Merger Agreement”) are consummated, the Company has agreed to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute (collectively, the “1933 Act”), and applicable state securities laws.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each of the Buyers hereby agree as follows:

1. Definitions.

Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Securities Purchase Agreement. As used in this Agreement, the following terms shall have the following meanings:

(a) “Additional Effective Date” means the date an Additional Registration Statement is declared effective by the SEC.

(b) “Additional Effectiveness Deadline” means the date which is the earlier of (i) in the event that the applicable Additional Registration Statement (x) is not subject to a full review by the SEC, the date which is thirty (30) days after the earlier of the applicable Additional Filing Date and the Additional Filing Deadline or (y) is subject to review by the SEC, the date which is sixty (60) days after the earlier of the applicable Additional Filing Date and the Additional Filing Deadline and (ii) the fifth (5th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that such Additional Registration Statement will not be reviewed or will not be subject to further review; provided, however, that if the Additional Effectiveness Deadline falls on a Saturday, Sunday or other day that the SEC is closed for business, the Additional Effectiveness Deadline shall be extended to the next Business Day on which the SEC is open for business.

(c) “Additional Filing Date” means the date on which an Additional Registration Statement is filed with the SEC.

(d) “Additional Filing Deadline” means if Cutback Shares are required to be included in any Additional Registration Statement, the later of (i) the date sixty (60) days after the date substantially all of the Registrable Securities registered under the immediately preceding Registration Statement are sold and (ii) the date six (6) months from the Demand Effective Date or the most recent Additional Effective Date, as applicable.

(e) “Additional Registrable Securities” means, (i) any Cutback Shares not previously included on a Registration Statement, and (ii) any capital stock of the Company issued or issuable with respect to the Primary Financing Warrants, the Exchange Warrants, the Primary Financing Warrant Shares, the Exchange Warrant Shares or the Cutback Shares, as applicable, as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise, without regard to any limitations on exercise of the Warrants and as long as the ADSs remain listed on a national recognized securities market, Ordinary Shares in the form of ADSs, and that while any offers and sales made under a Registration Statement contemplated by this Agreement will be of ADSs, the securities to be registered by any such Registration Statement under the 1933 Act are Ordinary Shares, and the ADSs are registered under a separate Form F-6.

(f) “Additional Registration Statement” means a registration statement or registration statements of the Company filed under the 1933 Act covering the resale of any Additional Registrable Securities.

2

(g) “Additional Required Registration Amount” means any Cutback Shares not previously included on a Registration Statement, all subject to adjustment as provided in Section 2(f), without regard to any limitations on the exercise of the Warrants.

(h) “Aggregate Exercise Price” shall have the meaning set forth in the Series C Warrants.

(i) “Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in the City of New York, New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee”  or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York, New York generally are open for use by customers on such day.

(j) “Closing Date” shall have the meaning set forth in the Securities Purchase Agreement.

(k) “Cutback Shares” means any of the Demand Required Registration Amount and/or the Additional Required Registration Amount of Registrable Securities not included in all Registration Statements previously declared effective hereunder as a result of a limitation on the maximum number of ADSs permitted to be registered by the staff of the SEC pursuant to Rule 415. For the purpose of determining the Cutback Shares, in order to determine any applicable Required Registration Amount, unless an Investor gives written notice to the Company to the contrary with respect to the allocation of its Cutback Shares, first the Exchange Warrant Shares shall be excluded on a pro rata basis among the Investors until all of the Exchange Warrant Shares have been excluded, second the Series A Warrant Shares shall be excluded on a pro rata basis among the Investors until all of the Series A Warrant Shares have been excluded, third the Series B Warrant Shares shall be excluded on a pro rata basis among the Investors until all of the Series B Warrant Shares have been excluded and fourth the Series C Warrant Shares shall be excluded on a pro rata basis among the Investors until all of the Series C Warrant Shares have been excluded.

(l) “Demand Effective Date” means the date that a Demand Registration Statement has been declared effective by the SEC.

(m) “Demand Effectiveness Deadline” means the date which is the earlier of (x) (i) in the event that the applicable Demand Registration Statement is not subject to a full review by the SEC, sixty (60) days after the earlier of the Demand Filing Date and the Demand Filing Deadline or (ii) in the event that the applicable Demand Registration Statement is subject to review by the SEC, one hundred twenty (120) days after the earlier of the Demand Filing Date and the Demand Filing Deadline and (y) fifth (5th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that such Demand Registration Statement will not be reviewed or will not be subject to further review.

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(n) “Demand Filing Date” means the date on which a Demand Registration Statement is filed with the SEC.

(o) “Demand Filing Deadline” means the date which is fifteen (15) Business Days after the Demand Date.

(p) “Demand Registrable Securities” means (i) the Primary Financing Warrant Shares issued and issuable upon exercise of the Primary Financing Warrants, (ii) the Exchange Warrant Shares issued and issuable upon exercise of the Exchange Warrants and (iii) any capital stock of the Company issued and issuable with respect to the Primary Financing Warrant Shares, the Primary Financing Warrants, the Exchange Warrant Shares or the Exchange Warrants, in each case, (x) as long as the ADSs remain listed on a national recognized securities market, Ordinary Shares in the form of ADSs, and that while any offers and sales made under a Registration Statement contemplated by this Agreement will be of ADSs, the securities to be registered by any such Registration Statement under the 1933 Act are Ordinary Shares, and the ADSs are registered under a separate Form F-6 and (y) as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise, without regard to any limitations on the exercise of the Primary Financing Warrants and/or the Exchange Warrants.

(q) “Demand Registration Statement” means a registration statement or registration statements of the Company filed under the 1933 Act covering the resale of any Demand Registrable Securities.

(r) “Demand Required Registration Amount” means the sum of (i) the maximum number of ADSs issued and issuable upon exercise of the Series A Warrants and assuming that the Series C Warrants have been exercised in full by paying the Aggregate Exercise Price in cash (without giving effect to any limitation on exercise set forth therein), (ii) the maximum number of ADSs issued and issuable upon exercise of the Series B Warrants and assuming that the Series C Warrants have been exercised in full by paying the Aggregate Exercise Price in cash (without giving effect to any limitation on exercise set forth therein), (iii) the maximum number of ADSs issued and issuable upon exercise of the Series C Warrants, and (iv) the maximum number of ADSs issued and issuable upon exercise of the Exchange Warrants, in each case, without giving effect to any limitation on exercise set forth in the Primary Financing Warrants and/or the Exchange Warrants, calculated as of the Trading Day immediately preceding the applicable date of determination and all subject to adjustment as provided in Section 2(f).

(s) “effective” and “effectiveness” refer to a Registration Statement that has been declared effective by the SEC and is available for the resale of the Registrable Securities required to be covered thereby.

(t) “Effective Date” means the Demand Effective Date and/or each Additional Effective Date, as applicable.

(u) “Effectiveness Deadline” means the Demand Effectiveness Deadline and/or each Additional Effectiveness Deadline, as applicable.

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(v) “Eligible Market” means the Principal Market, the NYSE American, The Nasdaq Capital Market, The Nasdaq Global Market or The New York Stock Exchange, Inc.

(w) “Filing Date” means the Demand Filing Date(s) and/or the Additional Filing Date(s), as applicable.

(x) “Filing Deadline” means each Demand Filing Deadline(s) and/or each Additional Filing Deadline, as applicable.

(y) “Final Reset Date” shall have the meaning ascribed to such term in the Primary Financing Warrants.

(z) “Investor” means a Buyer or any transferee or assignee thereof to whom a Buyer assigns its rights under this Agreement and who agrees to become bound by the provisions of this Agreement in accordance with Section 9 and any transferee or assignee thereof to whom a transferee or assignee assigns its rights under this Agreement and who agrees to become bound by the provisions of this Agreement in accordance with Section 9.

(aa) “Lead Investor” means Altium Growth Fund, LP.

(bb) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(cc) “Principal Market” means The Nasdaq Global Select Market.

(dd) “register,” “registered,” and “registration” refer to a registration effected by preparing and filing one or more Registration Statements (as defined below) in compliance with the 1933 Act and pursuant to Rule 415, and the declaration or ordering of effectiveness of such Registration Statement(s) by the SEC.

(ee) “Registrable Securities” means the Demand Registrable Securities and/or the Additional Registrable Securities, as applicable.

(ff) “Registration Statement” means the Demand Registration Statement(s) and/or the Additional Registration Statement(s), as applicable.

(gg) “Required Holders” means the holders of at least a majority of the Registrable Securities and shall include the Lead Investor so long as the Lead Investor or any of its affiliates holds any Warrants or Registrable Securities.

(hh) “Required Registration Amount” means either the Demand Required Registration Amount and/or the Additional Required Registration Amount, as applicable.

(ii) “Rule 415” means Rule 415 promulgated under the 1933 Act or any successor rule providing for offering securities on a continuous or delayed basis.

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(jj) “SEC” means the United States Securities and Exchange Commission.

(kk) “Series A Warrants” shall have the meaning set forth in the Securities Purchase Agreement, including pursuant to Section 1(g) thereof.

(ll) “Series B Warrants” shall have the meaning set forth in the Securities Purchase Agreement, including pursuant to Section 1(g) thereof.

(mm) “Series C Warrants” shall have the meaning set forth in the Securities Purchase Agreement.

(nn) “Trading Day” means any day on which the ADSs are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the ADSs on such day, then on the principal securities exchange or securities market on which the ADSs are then traded.

2. Registration.

(a) Demand Registrations. Upon written notice to the Company delivered by the Lead Investor at any time from and after the Closing Date and from time to time (each such notice, a “Demand Notice” and the date(s) the Lead Investor delivers a Demand Notice to the Company, each a “Demand Date”), the Lead Investor may require the Company to register up to the Demand Required Registration Amount of Demand Registrable Securities not previously registered on a Demand Registration Statement hereunder for resale pursuant to a Demand Registration Statement. The Company shall then (i) within two (2) Business Days after the applicable Demand Date, give written notice thereof to all Investors other than the Lead Investor and (ii) prepare, and, as soon as practicable but in no event later than the applicable Demand Filing Deadline, file with the SEC a Demand Registration Statement on Form F-3 (or the applicable form) covering the resale of all of the Demand Registrable Securities set forth in the Demand Notice. Upon receipt of a notice by the Company pursuant to clause (i) of the immediately preceding sentence, any Investor may notify the Company in writing within five (5) Business Days of receipt of such notice from the Company that it wishes to have all or any portion of its Demand Registrable Securities included in the applicable Demand Registration Statement, and the Company shall treat each such Investor’s Demand Registrable Securities as if such Demand Registrable Securities were included in the applicable Demand Notice. In the event that Form F-3 is unavailable for such a registration, the Company shall use such other form as is available for such a registration on another appropriate form reasonably acceptable to the Required Holders, subject to the provisions of Section 2(e). Each Demand Registration Statement prepared pursuant hereto shall register for resale at least the number of ADSs set forth in the applicable Demand Notice, which shall not exceed, in the aggregate, the Demand Required Registration Amount. Each Demand Registration Statement shall contain (except if otherwise directed by the Required Holders) the “Plan of Distribution” and “Selling Stockholders” sections in substantially the form attached hereto as Exhibit B. The Company shall use its reasonable best efforts to have the applicable Demand Registration Statement declared effective by the SEC as soon as practicable, but in no event later than the applicable Demand Effectiveness Deadline. By 9:30 a.m. New York time on the Business Day following the applicable Demand Effective Date, the Company shall file with the SEC in accordance with Rule 424 under the 1933 Act the final prospectus to be used in connection with sales pursuant to such Demand Registration Statement. The Lead Investor shall have the right to five (5) Demand Registration Statements hereunder; provided, however, the Lead Investor may withdraw a Demand Notice and such Demand Notice shall not count as a Demand Registration Statement hereunder if the Lead Investor bears all expenses incurred by the Company regarding such withdrawn Demand Notice; provided, further, that the Lead Investor may withdraw a Demand Notice without bearing such expenses and without forfeiting such Demand Registration Statement if the Lead Investor (i) has learned of a PublicCo Material Adverse Effect (as defined in the Securities Purchase Agreement) that was not known to the Lead Investor at the time it delivered the applicable Demand Notice to the Company and (ii) has withdrawn the applicable Demand Notice with reasonable promptness following disclosure by the Company of such PublicCo Material Adverse Effect.

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(b) Additional Mandatory Registrations. The Company shall prepare, and, as soon as practicable but in no event later than the Additional Filing Deadline, file with the SEC an Additional Registration Statement on Form F-3 covering the resale of all of the Additional Registrable Securities not previously registered on an Additional Registration Statement hereunder. To the extent the staff of the SEC does not permit the Additional Required Registration Amount to be registered on an Additional Registration Statement, the Company shall file Additional Registration Statements successively trying to register on each such Additional Registration Statement the maximum number of remaining Additional Registrable Securities until the Additional Required Registration Amount has been registered with the SEC. In the event that Form F-3 is unavailable for such a registration, the Company shall use such other form as is available for such a registration on another appropriate form reasonably acceptable to the Required Holders, subject to the provisions of Section 2(e). Each Additional Registration Statement prepared pursuant hereto shall register for resale at least that number of ADSs equal to the Additional Required Registration Amount determined as of the date such Additional Registration Statement is initially filed with the SEC, subject to adjustment as provided in Section 2(f). Each Additional Registration Statement shall contain (except if otherwise directed by the Required Holders) the “Plan of Distribution” and “Selling Stockholders” sections in substantially the form attached hereto as Exhibit B. The Company shall use its reasonable best efforts to have each Additional Registration Statement declared effective by the SEC as soon as practicable, but in no event later than the Additional Effectiveness Deadline. By 9:30 a.m. New York time on the Business Day following the Additional Effective Date, the Company shall file with the SEC in accordance with Rule 424 under the 1933 Act the final prospectus to be used in connection with sales pursuant to such Additional Registration Statement.

(c) Allocation of Registrable Securities. The initial number of Registrable Securities included in any Registration Statement and any increase or decrease in the number of Registrable Securities included therein shall be allocated pro rata among the Investors based on the number of Registrable Securities held by each Investor at the time the Registration Statement covering such initial number of Registrable Securities or increase or decrease thereof is declared effective by the SEC. In the event that an Investor sells or otherwise transfers any of such Investor’s Registrable Securities, each transferee shall be allocated a pro rata portion of the then remaining number of Registrable Securities included in such Registration Statement for such transferor. Any ADSs included in a Registration Statement and which remain allocated to any Person which ceases to hold any Registrable Securities covered by such Registration Statement shall be allocated to the remaining Investors, pro rata based on the number of Registrable Securities then held by such Investors which are covered by such Registration Statement. In no event shall the Company include any securities other than Registrable Securities on any Registration Statement without the prior written consent of the Required Holders.

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(d) Legal Counsel. Subject to Section 5 hereof, the Required Holders shall have the right to select one legal counsel to review and oversee any registration pursuant to this Section 2 (“Legal Counsel”), which shall be Schulte Roth & Zabel LLP or such other counsel as thereafter designated by the Required Holders. The Company and Legal Counsel shall reasonably cooperate with each other in performing the Company’s obligations under this Agreement.

(e) Ineligibility for Form F-3. In the event that Form F-3 is not available for the registration of the resale of Registrable Securities hereunder, the Company shall (i) register the resale of the Registrable Securities on Form S-1 or another appropriate form reasonably acceptable to the Required Holders and (ii) undertake to register the Registrable Securities on Form F-3 as soon as such form is available, provided that the Company shall maintain the effectiveness of the Registration Statement then in effect until such time as a Registration Statement on Form F-3 covering the Registrable Securities has been declared effective by the SEC.

(f) Sufficient Number of Shares Registered. In the event the number of shares available under a Registration Statement filed pursuant to Section 2(a) or Section 2(b) is insufficient to cover the Required Registration Amount of Registrable Securities required to be covered by such Registration Statement or an Investor’s allocated portion of the Registrable Securities pursuant to Section 2(c), the Company shall amend the applicable Registration Statement, or file a new Registration Statement (on the short form available therefor, if applicable), or both, so as to cover at least the Required Registration Amount as of the Trading Day immediately preceding the date of the filing of such amendment or new Registration Statement, in each case, as soon as practicable, but in any event not later than fifteen (15) days after the necessity therefor arises. The Company shall use its reasonable best efforts to cause such amendment and/or new Registration Statement to become effective as soon as practicable following the filing thereof. For purposes of the foregoing provision, the number of shares available under a Registration Statement shall be deemed “insufficient to cover all of the Registrable Securities” if at any time the number of ADSs available for resale under the Registration Statement is less than the Required Registration Amount as of such time. The calculation set forth in the foregoing sentence shall be made without regard to any limitations on the exercise of the Warrants, such calculation shall assume that the Primary Financing Warrants and the Exchange Warrants are then exercisable in full into a number of ADSs equal to the maximum number of ADSs as shall from time to time be necessary to effect the exercise of all the Primary Financing Warrants and the Exchange Warrants then outstanding without giving effect to any limitation on exercise included in the Primary Financing Warrants and/or the Exchange Warrants.

(g) Effect of Failure to File and Obtain and Maintain Effectiveness of Registration Statement. If (x) a Registration Statement covering all of the Registrable Securities required to be covered thereby and required to be filed by the Company pursuant to this Agreement is (A) not filed with the SEC on or before the applicable Filing Deadline (a “Filing Failure”) or (B) not declared effective by the SEC on or before the applicable Effectiveness Deadline, (an “Effectiveness Failure”) or (y) on any day after the applicable Effective Date sales of all of the Registrable Securities required to be included on such Registration Statement cannot be made (other than during an Allowable Grace Period (as defined in Section 3(r)) pursuant to such Registration Statement or otherwise (including, without limitation, because of the suspension of trading or any other limitation imposed by an Eligible Market, a failure to keep such Registration Statement effective, a failure to disclose such information as is necessary for sales to be made pursuant to such Registration Statement, a failure to register a sufficient number of ADSs or a failure to maintain the listing of the ADSs) (a “Maintenance Failure”), then, as partial relief for the damages to any holder by reason of any such delay in or reduction of its ability to sell the Registrable Securities (which remedy shall not be exclusive of any other remedies available at law or in equity, including, without limitation, specific performance or the additional obligation of the Company to register any Cutback Shares), the Company shall pay to each holder of Registrable Securities relating to such Registration Statement an amount in cash equal to one percent (1.0%) of the aggregate Purchase Price (as such term is defined in the Securities Purchase Agreement) of such Investor’s Registrable Securities whether or not included in such Registration Statement on each of the following dates: (i) the day of a Filing Failure; (ii) the day of an Effectiveness Failure; (iii) the initial day of a Maintenance Failure; (iv) on the thirtieth day after the date of a Filing Failure and every thirtieth day thereafter (pro rated for periods totaling less than thirty days) until such Filing Failure is cured; (v) on the thirtieth day after the date of an Effectiveness Failure and every thirtieth day thereafter (pro rated for periods totaling less than thirty days) until such Effectiveness Failure is cured; and (vi) on the thirtieth day after the initial date of a Maintenance Failure and every thirtieth day thereafter (pro rated for periods totaling less than thirty days) until such Maintenance Failure is cured. No liquidated damages shall accrue as to any Cutback Shares. The payments to which a holder shall be entitled pursuant to this Section 2(g) are referred to herein as “Registration Delay Payments.” Registration Delay Payments shall be paid on the earlier of (I) the dates set forth above and (II) the third Business Day after the event or failure giving rise to the Registration Delay Payments is cured. In the event the Company fails to make Registration Delay Payments in a timely manner, such Registration Delay Payments shall bear interest at the rate of one and one-half percent (1.5%) per month (prorated for partial months) until paid in full.

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3. Related Obligations.

At such time as the Company is obligated to file a Registration Statement with the SEC pursuant to Section 2(a), 2(b), 2(e) or 2(g), the Company will use its reasonable best efforts to effect the registration of the Registrable Securities in accordance with the intended method of disposition thereof and, pursuant thereto, the Company shall have the following obligations:

(a) The Company shall promptly prepare and file with the SEC a Registration Statement with respect to the Registrable Securities and use its reasonable best efforts to cause such Registration Statement relating to the Registrable Securities to become effective as soon as practicable after such filing (but in no event later than the Effectiveness Deadline). The Company shall use reasonable best efforts to keep each Registration Statement effective pursuant to Rule 415 at all times until the earlier of (i) the date as of which the Investors may sell all of the Registrable Securities covered by such Registration Statement without restriction or limitation pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereto) promulgated under the 1933 Act or (ii) the date on which the Investors shall have sold all of the Registrable Securities covered by such Registration Statement (the “Registration Period”). The Company shall ensure that each Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of prospectuses, in the light of the circumstances in which they were made) not misleading. The term “reasonable best efforts” shall mean, among other things, that the Company shall submit to the SEC, within two (2) Business Days after the later of the date that (i) the Company learns that no review of a particular Registration Statement will be made by the staff of the SEC or that the staff has no further comments on a particular Registration Statement, as the case may be, and (ii) the approval of Legal Counsel pursuant to Section 3(c) (which approval is immediately sought), a request for acceleration of effectiveness of such Registration Statement to a time and date not later than two (2) Business Days after the submission of such request. The Company shall respond in writing to comments made by the SEC in respect of a Registration Statement as soon as practicable, but in no event later than fifteen (15) days after the receipt of comments by or notice from the SEC that an amendment is required in order for a Registration Statement to be declared effective.

(b) The Company shall prepare and file with the SEC such amendments (including post-effective amendments) and supplements to a Registration Statement and the prospectus used in connection with such Registration Statement, which prospectus is to be filed pursuant to Rule 424 promulgated under the 1933 Act, as may be necessary to keep such Registration Statement effective at all times during the Registration Period, and, during such period, comply with the provisions of the 1933 Act with respect to the disposition of all Registrable Securities of the Company covered by such Registration Statement until such time as all of such Registrable Securities shall have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in such Registration Statement. In the case of amendments and supplements to a Registration Statement which are required to be filed pursuant to this Agreement (including pursuant to this Section 3(b)) by reason of the Company filing a report on Form 10-K, Form 10-Q or Form 8-K or any analogous report under the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Company shall have incorporated such report by reference into such Registration Statement, if applicable, or shall file such amendments or supplements with the SEC within one (1) Trading Day of the day on which the 1934 Act report is filed which created the requirement for the Company to amend or supplement such Registration Statement.

(c) The Company shall (A) permit Legal Counsel to review and comment upon (i) a Registration Statement at least four (4) Business Days prior to its filing with the SEC and (ii) all amendments and supplements to all Registration Statements (except for Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any similar or successor reports) within a reasonable number of days prior to their filing with the SEC, and (B) not file any Registration Statement or amendment or supplement thereto in a form to which Legal Counsel reasonably objects. The Company shall not submit a request for acceleration of the effectiveness of a Registration Statement or any amendment or supplement thereto without the prior approval of Legal Counsel, which consent shall not be unreasonably withheld. The Company shall furnish to Legal Counsel, without charge, (i) copies of any correspondence from the SEC or the staff of the SEC to the Company or its representatives relating to any Registration Statement, (ii) unless the following are filed with the SEC through EDGAR and are available to the public through the EDGAR system, promptly after the same is prepared and filed with the SEC, one copy of any Registration Statement and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference, if requested by an Investor, and all exhibits and (iii) unless the following are filed with the SEC through EDGAR and are available to the public through the EDGAR system, upon the effectiveness of any Registration Statement, one copy of the prospectus included in such Registration Statement and all amendments and supplements thereto. The Company shall reasonably cooperate with Legal Counsel in performing the Company’s obligations pursuant to this Section 3.

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(d) The Company shall furnish to each Investor whose Registrable Securities are included in any Registration Statement, without charge, upon request, (i) promptly after the same is prepared and filed with the SEC, at least one copy of such Registration Statement and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference, if requested by an Investor, all exhibits and each preliminary prospectus, (ii) upon the effectiveness of any Registration Statement, ten (10) copies of the prospectus included in such Registration Statement and all amendments and supplements thereto (or such other number of copies as such Investor may reasonably request) and (iii) such other documents, including copies of any preliminary or final prospectus, as such Investor may reasonably request from time to time in order to facilitate the disposition of the Registrable Securities owned by such Investor.

(e) The Company shall use its reasonable efforts to (i) register and qualify, unless an exemption from registration and qualification applies, the resale by Investors of the Registrable Securities covered by a Registration Statement under such other securities or “blue sky” laws of all applicable jurisdictions in the United States, (ii) prepare and file in those jurisdictions such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Registration Period, (iii) take such other actions as may be reasonably necessary to maintain such registrations and qualifications in effect at all times during the Registration Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Registrable Securities for sale in such jurisdictions; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3(e), (y) subject itself to general taxation in any such jurisdiction, or (z) file a general consent to service of process in any such jurisdiction. The Company shall promptly notify Legal Counsel and each Investor who holds Registrable Securities of the receipt by the Company of any notification with respect to the suspension of the registration or qualification of any of the Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction in the United States or its receipt of actual notice of the initiation or threatening of any proceeding for such purpose.

(f) The Company shall notify Legal Counsel and each Investor in writing of the happening of any event, as promptly as practicable after becoming aware of such event but in any event within one Trading Day as such event, as a result of which the prospectus included in a Registration Statement, as then in effect, includes an untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (provided that in no event shall such notice contain any material, nonpublic information), and, subject to Section 3(r), promptly prepare a supplement or amendment to such Registration Statement to correct such untrue statement or omission, and, if requested by an Investor, unless filed with the SEC through EDGAR and available to the public through the EDGAR system, deliver one copy of such supplement or amendment to Legal Counsel and each Investor (or such other number of copies as Legal Counsel or such Investor may reasonably request). The Company shall also promptly notify Legal Counsel and each Investor in writing (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and when a Registration Statement or any post-effective amendment has become effective (notification of such effectiveness shall be delivered to Legal Counsel and each Investor by facsimile or email on the same day of such effectiveness and by overnight mail), (ii) of any request by the SEC for amendments or supplements to a Registration Statement or related prospectus or related information and (iii) of the Company’s reasonable determination that a post-effective amendment to a Registration Statement would be appropriate. By 9:30 a.m. New York City time on the second Trading Day following the date any post-effective amendment has become effective, the Company shall file with the SEC in accordance with Rule 424 under the 1933 Act the final prospectus to be used in connection with sales pursuant to such Registration Statement.

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(g) The Company shall use its reasonable efforts to prevent the issuance of any stop order or other suspension of effectiveness of a Registration Statement, or the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension at the earliest possible moment and to notify Legal Counsel and each Investor who holds Registrable Securities being sold of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

(h) If any Investor is required under applicable securities laws to be described in the Registration Statement as an underwriter or an Investor believes that it could reasonably be deemed to be an underwriter of Registrable Securities, at the reasonable request of such Investor, the Company shall furnish to such Investor, on the date of the effectiveness of the Registration Statement and thereafter from time to time on such dates as an Investor may reasonably request (i) a letter, dated such date, from the Company’s independent certified public accountants in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the Investors, and (ii) an opinion, dated as of such date, of counsel representing the Company for purposes of such Registration Statement, in form, scope and substance as is customarily given in an underwritten public offering, addressed to the Investors.

(i) If any Investor is required under applicable securities laws to be described in the Registration Statement as an underwriter or an Investor believes that it could reasonably be deemed to be an underwriter of Registrable Securities, the Company shall make available for inspection by (i) such Investor, (ii) Legal Counsel and (iii) one firm of accountants or other agents retained by the Investors (collectively, the “Inspectors”), all pertinent financial and other records, and pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall be reasonably deemed necessary by each Inspector, and cause the Company’s officers, directors and employees to supply all information which any Inspector may reasonably request; provided, however, that each Inspector shall agree to hold in strict confidence and shall not make any disclosure (except to an Investor) or use of any Record or other information which the Company determines in good faith to be confidential, and of which determination the Inspectors are so notified, unless (a) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in any Registration Statement or is otherwise required under the 1933 Act, (b) the release of such Records is ordered pursuant to a final, non-appealable subpoena or order from a court or government body of competent jurisdiction, or (c) the information in such Records has been made generally available to the public other than by disclosure in violation of this Agreement. Each Investor agrees that it shall, upon learning that disclosure of such Records is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, the Records deemed confidential. Nothing herein (or in any other confidentiality agreement between the Company and any Investor) shall be deemed to limit the Investors’ ability to sell Registrable Securities in a manner which is otherwise consistent with applicable laws and regulations.

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(j) The Company shall hold in confidence and not make any disclosure of information concerning an Investor provided to the Company unless (i) disclosure of such information is necessary to comply with federal or state securities laws, (ii) the disclosure of such information is necessary to avoid or correct a misstatement or omission in any Registration Statement, (iii) the release of such information is ordered pursuant to a subpoena or other final, non-appealable order from a court or governmental body of competent jurisdiction, or (iv) such information has been made generally available to the public other than by disclosure in violation of this Agreement or any other agreement. The Company agrees that it shall, upon learning that disclosure of such information concerning an Investor is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt written notice to such Investor and allow such Investor, at the Investor’s expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, such information.

(k) The Company shall use its reasonable best efforts either to (i) cause all of the Registrable Securities covered by a Registration Statement to be listed on each securities exchange on which securities of the same class or series issued by the Company are then listed, if any, if the listing of such Registrable Securities is then permitted under the rules of such exchange or (ii) secure the inclusion for quotation of all of the Registrable Securities on the Principal Market or (iii) if, despite the Company’s reasonable best efforts, the Company is unsuccessful in satisfying the preceding clauses (i) and (ii), to secure the inclusion for quotation on an Eligible Market for such Registrable Securities and, without limiting the generality of the foregoing, to use its reasonable best efforts to arrange for at least two market makers to register with the Financial Industry Regulatory Authority, Inc. (“FINRA”) as such with respect to such Registrable Securities. The Company shall pay all fees and expenses in connection with satisfying its obligation under this Section 3(k).

(l) The Company shall cooperate with the Investors who hold Registrable Securities being offered and, to the extent applicable, facilitate the timely preparation and delivery of certificates (not bearing any restrictive legend) representing the Registrable Securities to be offered pursuant to a Registration Statement and enable such certificates to be in such denominations or amounts, as the case may be, as the Investors may reasonably request and registered in such names as the Investors may request.

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(m) If requested by an Investor, the Company shall as soon as practicable (i) incorporate in a prospectus supplement or post-effective amendment such information as an Investor reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; (ii) make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) supplement or make amendments to any Registration Statement if reasonably requested by an Investor holding any Registrable Securities.

(n) The Company shall use its reasonable best efforts to cause the Registrable Securities covered by a Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to consummate the disposition of such Registrable Securities.

(o) The Company shall make generally available to its security holders as soon as practical, but not later than ninety (90) days after the close of the period covered thereby, an earnings statement (in form complying with, and in the manner provided by, the provisions of Rule 158 under the 1933 Act) covering a twelve-month period beginning not later than the first day of the Company’s fiscal quarter next following the applicable Effective Date of a Registration Statement.

(p) The Company shall otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC in connection with any registration hereunder.

(q) Within two (2) Business Days after a Registration Statement which covers Registrable Securities is declared effective by the SEC, the Company shall deliver, and shall cause legal counsel for the Company to deliver, to the transfer agent for such Registrable Securities (with copies to the Investors whose Registrable Securities are included in such Registration Statement) confirmation that such Registration Statement has been declared effective by the SEC in the form attached hereto as Exhibit A.

(r) Notwithstanding anything to the contrary herein, at any time after the Effective Date, the Company may delay the disclosure of material, non-public information concerning the Company and, if necessary, file a post-effective amendment to such Registration Statement to comply with the undertakings required under Item 512(a) of Regulation S-K, the disclosure of which at the time is not, in the good faith opinion of the Board of Directors of the Company and its counsel, in the best interest of the Company, and, in the opinion of counsel to the Company, otherwise required (a “Grace Period”); provided, that the Company shall promptly (i) notify the Investors in writing of the existence of material, non-public information giving rise to a Grace Period (provided that in each notice the Company will not disclose the content of such material, non-public information to the Investors) and the date on which the Grace Period will begin, and (ii) notify the Investors in writing of the date on which the Grace Period ends; and, provided further, that no Grace Period shall exceed five (5) consecutive Trading Days and during any three hundred sixty five (365) day period such Grace Periods shall not exceed an aggregate of twenty (20) days and the first day of any Grace Period must be at least five (5) Trading Days after the last day of any prior Grace Period (each, an “Allowable Grace Period”). For purposes of determining the length of a Grace Period above, the Grace Period shall begin on and include the date the Investors receive the notice referred to in clause (i) and shall end on and include the later of the date the Investors receive the notice referred to in clause (ii) and the date referred to in such notice. The provisions of Section 3(g) hereof shall not be applicable during the period of any Allowable Grace Period. Upon expiration of the Grace Period, the Company shall again be bound by the first sentence of Section 3(f) with respect to the information giving rise thereto unless such material, non-public information is no longer applicable. Notwithstanding anything to the contrary, the Company shall cause its transfer agent to deliver unlegended ADSs to a transferee of an Investor in accordance with the terms of the Securities Purchase Agreement in connection with any sale of Registrable Securities with respect to which an Investor has entered into a contract for sale, prior to the Investor’s receipt of the notice of a Grace Period and for which the Investor has not yet settled.

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(s) Neither the Company nor any Subsidiary or affiliate thereof shall identify any Investor as an underwriter in any public disclosure or filing with the SEC, the Principal Market or any Eligible Market and any Investor being deemed an underwriter by the SEC shall not relieve the Company of any obligations it has under this Agreement or any other Transaction Document (as defined in the Securities Purchase Agreement); provided, however, that the foregoing shall not prohibit the Company from including the disclosure found in the “Plan of Distribution” section attached hereto as Exhibit B in the Registration Statement.

(t) Neither the Company nor any of its Subsidiaries has entered, as of the date hereof, nor shall the Company or any of its Subsidiaries, on or after the date of this Agreement, enter into any agreement with respect to its securities, that would have the effect of impairing the rights granted to the Buyers in this Agreement or otherwise conflicts with the provisions hereof.

4. Obligations of the Investors.

(a) At least five (5) Business Days prior to the first anticipated Filing Date of a Registration Statement, the Company shall notify each Investor in writing of the information the Company requires from each such Investor if such Investor elects to have any of such Investor’s Registrable Securities included in such Registration Statement. It shall be a condition precedent to the obligations of the Company to complete any registration pursuant to this Agreement with respect to the Registrable Securities of a particular Investor that such Investor shall furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it as shall be reasonably required to effect and maintain the effectiveness of the registration of such Registrable Securities and shall execute such documents in connection with such registration as the Company may reasonably request.

(b) Each Investor, by such Investor’s acceptance of the Registrable Securities, agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of any Registration Statement hereunder, unless such Investor has notified the Company in writing of such Investor’s election to exclude all of such Investor’s Registrable Securities from such Registration Statement.

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(c) Each Investor agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3(g) or the first sentence of Section 3(f), such Investor will immediately discontinue disposition of Registrable Securities pursuant to any Registration Statement(s) covering such Registrable Securities until such Investor’s receipt of copies of the supplemented or amended prospectus as contemplated by Section 3(g) or the first sentence of Section 3(f) or receipt of notice that no supplement or amendment is required. Notwithstanding anything to the contrary, the Company shall cause its transfer agent to deliver unlegended ADSs to a transferee of an Investor in accordance with the terms of the Securities Purchase Agreement in connection with any sale of Registrable Securities with respect to which an Investor has entered into a contract for sale prior to the Investor’s receipt of a notice from the Company of the happening of any event of the kind described in Section 3(g) or the first sentence of Section 3(f) and for which the Investor has not yet settled.

(d) Each Investor covenants and agrees that it will comply with the prospectus delivery requirements of the 1933 Act as applicable to it or an exemption therefrom in connection with sales of Registrable Securities pursuant to the Registration Statement.

5. Expenses of Registration.

All reasonable expenses, other than underwriting discounts and commissions, incurred in connection with registrations, filings or qualifications pursuant to Sections 2 and 3, including, without limitation, all registration, listing and qualifications fees, printers and accounting fees, and fees and disbursements of counsel for the Company shall be paid by the Company. The Company shall also reimburse the Investors for the fees and disbursements of Legal Counsel in connection with the registration, filing or qualification pursuant to Sections 2 and 3 of this Agreement in an amount of up to $15,000 per registration statement.

6. Indemnification.

In the event any Registrable Securities are included in a Registration Statement under this Agreement:

(a) To the fullest extent permitted by law, the Company will, and hereby does, indemnify, hold harmless and defend each Investor, the directors, officers, partners, members, employees, agents, representatives of, and each Person, if any, who controls any Investor within the meaning of the 1933 Act or the 1934 Act (each, an “Indemnified Person”), against any losses, claims, damages, liabilities, judgments, fines, penalties, charges, costs, reasonable attorneys’ fees, amounts paid in settlement or expenses, joint or several (collectively, “Claims”), incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or the SEC, whether pending or threatened, whether or not an indemnified party is or may be a party thereto (“Indemnified Damages”), to which any of them may become subject insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact in a Registration Statement or any post-effective amendment thereto or in any filing made in connection with the qualification of the offering under the securities or other “blue sky” laws of any jurisdiction in which Registrable Securities are offered (“Blue Sky Filing”), or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus if used prior to the effective date of such Registration Statement, or contained in the final prospectus (as amended or supplemented, if the Company files any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading, (iii) any violation or alleged violation by the Company of the 1933 Act, the 1934 Act, any other law, including, without limitation, any state securities law, or any rule or regulation thereunder relating to the offer or sale of the Registrable Securities pursuant to a Registration Statement or (iv) any violation of this Agreement (the matters in the foregoing clauses (i) through (iv) being, collectively, “Violations”). For the avoidance of doubt, the Violations set forth in this Section 6(a) are intended to apply, and shall apply, to direct claims asserted by any Buyer against the Company as well as any third party claims asserted by an Indemnified Person (other than a Buyer) against the Company. Subject to Section 6(c), the Company shall reimburse the Indemnified Persons, promptly as such expenses are incurred and are due and payable, for any legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 6(a): (i) shall not apply to a Claim by an Indemnified Person arising out of or based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to the Company by such Indemnified Person for such Indemnified Person expressly for use in connection with the preparation of the Registration Statement or any such amendment thereof or supplement thereto, if such prospectus was timely made available by the Company pursuant to Section 3(d); and (ii) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Person and shall survive the transfer of the Registrable Securities by the Investors pursuant to Section 9.

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(b) In connection with any Registration Statement in which an Investor is participating, each such Investor agrees to severally and not jointly indemnify, hold harmless and defend, to the same extent and in the same manner as is set forth in Section 6(a), the Company, each of its directors, each of its officers who signs the Registration Statement and each Person, if any, who controls the Company within the meaning of the 1933 Act or the 1934 Act (each, an “Indemnified Party”), against any Claim or Indemnified Damages to which any of them may become subject, under the 1933 Act, the 1934 Act or otherwise, insofar as such Claim or Indemnified Damages arise out of or are based upon any Violation, in each case to the extent, and only to the extent, that such Violation occurs in reliance upon and in conformity with written information furnished to the Company by such Investor expressly for use in connection with such Registration Statement; and, subject to Section 6(c), such Investor shall reimburse the Indemnified Party for any legal or other expenses reasonably incurred by an Indemnified Party in connection with investigating or defending any such Claim; provided, however, that the indemnity agreement contained in this Section 6(b) and the agreement with respect to contribution contained in Section 7 shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of such Investor, which consent shall not be unreasonably withheld or delayed; provided, further, however, that the Investor shall be liable under this Section 6(b) for only that amount of a Claim or Indemnified Damages as does not exceed the net proceeds to such Investor as a result of the sale of Registrable Securities pursuant to such Registration Statement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Party and shall survive the transfer of the Registrable Securities by the Investors pursuant to Section 9.

(c) Promptly after receipt by an Indemnified Person or Indemnified Party under this Section 6 of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving a Claim, such Indemnified Person or Indemnified Party shall, if a Claim in respect thereof is to be made against any indemnifying party under this Section 6, deliver to the indemnifying party a written notice of the commencement thereof, and, the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person or the Indemnified Party, as the case may be; provided, however, that an Indemnified Person or Indemnified Party shall have the right to retain its own counsel with the fees and expenses of not more than one counsel for all such Indemnified Person or Indemnified Party to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the Indemnified Person or Indemnified Party, as applicable, the representation by such counsel of the Indemnified Person or Indemnified Party, as the case may be, and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Person or Indemnified Party and any other party represented by such counsel in such proceeding. In the case of an Indemnified Person, legal counsel referred to in the immediately preceding sentence shall be selected by the Investors holding at least a majority in interest of the Registrable Securities included in the Registration Statement to which the Claim relates. The Indemnified Party or Indemnified Person shall reasonably cooperate with the indemnifying party in connection with any negotiation or defense of any such action or Claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnified Party or Indemnified Person which relates to such action or Claim. The indemnifying party shall keep the Indemnified Party or Indemnified Person fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the prior written consent of the Indemnified Party or Indemnified Person, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party or Indemnified Person of a release from all liability in respect to such Claim or litigation and such settlement shall not include any admission as to fault on the part of the Indemnified Party. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnified Party or Indemnified Person with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person or Indemnified Party under this Section 6, except to the extent that the indemnifying party is prejudiced in its ability to defend such action. The provisions of this Section 6(c) shall not apply to direct claims between the Company and a Buyer.

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(d) The indemnification required by this Section 6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Damages are incurred.

(e) The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar right of the Indemnified Party or Indemnified Person against the indemnifying party or others, and (ii) any liabilities the indemnifying party may be subject to pursuant to the law.

7. Contribution.

To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under Section 6 to the fullest extent permitted by law; provided, however, that: (i) no Person involved in the sale of Registrable Securities which Person is guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) in connection with such sale shall be entitled to contribution from any Person involved in such sale of Registrable Securities who was not guilty of fraudulent misrepresentation; and (ii) contribution by any seller of Registrable Securities shall be limited in amount to the amount of net proceeds received by such seller from the sale of such Registrable Securities pursuant to such Registration Statement.

8. Reports Under the 1934 Act.

With a view to making available to the Investors the benefits of Rule 144 promulgated under the 1933 Act or any other similar rule or regulation of the SEC that may at any time permit the Investors to sell securities of the Company to the public without registration (“Rule 144”), the Company agrees to, so long as an Investor owns Registrable Securities:

(a) make and keep public information available, as those terms are understood and defined in Rule 144;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the 1933 Act and the 1934 Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and

(c) furnish to each Investor so long as such Investor owns Registrable Securities, promptly upon request, (i) a written statement by the Company, if true, that it has complied with the reporting requirements of Rule 144, the 1933 Act and the 1934 Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company (unless such report or document is already publicly available), and (iii) such other information as may be reasonably requested to permit the Investors to sell such securities pursuant to Rule 144 without registration.

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9. Assignment of Registration Rights.

The rights under this Agreement shall be automatically assignable by the Investors to any transferee of all or any portion of such Investor’s Registrable Securities if: (i) the Investor agrees in writing with the transferee or assignee to assign such rights, and a copy of such agreement is furnished to the Company within a reasonable time after such assignment; (ii) the Company is, within a reasonable time after such transfer or assignment, furnished with written notice of (a) the name and address of such transferee or assignee, and (b) the securities with respect to which such registration rights are being transferred or assigned; (iii) immediately following such transfer or assignment the further disposition of such securities by the transferee or assignee is restricted under the 1933 Act or applicable state securities laws; (iv) at or before the time the Company receives the written notice contemplated by clause (ii) of this sentence the transferee or assignee agrees in writing with the Company to be bound by all of the provisions contained herein; and (v) such transfer shall have been made in accordance with the applicable requirements of the Securities Purchase Agreement.

10. Amendment of Registration Rights.

Provisions of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Required Holders. Any amendment or waiver effected in accordance with this Section 10 shall be binding upon each Investor and the Company. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Registrable Securities. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of this Agreement unless the same consideration (other than the reimbursement of legal fees) also is offered to all of the parties to this Agreement.

11. Miscellaneous.

(a) Notwithstanding anything herein to the contrary, the Exchange Warrant Shares shall not be deemed “Registrable Securities” hereunder to the extent the Exchange Warrant Shares are freely tradable by the holders thereof without any restriction or limitation (including, for the avoidance of doubt, if the holder thereof exercises the Exchange Warrants by paying the applicable Exercise Price (as defined in the Exchange Warrants) in cash).

(b) A Person is deemed to be a holder of Registrable Securities whenever such Person owns or is deemed to own of record such Registrable Securities. If the Company receives conflicting instructions, notices or elections from two or more Persons with respect to the same Registrable Securities, the Company shall act upon the basis of instructions, notice or election received from such record owner of such Registrable Securities.

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(c) Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon delivery, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party), (iii) upon delivery, when sent by electronic mail (provided that the sending party does not receive an automated rejection notice); or (iv) one Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses, facsimile numbers and e-mail addresses for such communications shall be:

If to the Company:

Cellect Biotechnology Ltd.

23 Hata’as Street

Kfar Saba, Israel 44425

Attention: Shai Yarkoni, CEO

Email: shai@cellect.co

With a copy (for informational purposes only) to:

Horn & Co. - Law Offices

Amot Investment Tower, 24 Floor

2 Weizmann Street,

Tel Aviv, Israel

Attention: Yuva Horn, Adv.

Email: yhorn@hornlaw.co.il

and:

Royer Cooper Cohen Braunfeld LLC

101 West Elm Street, Suite 400

Conshohocken, PA 19428

Attention: David Gitlin, Esq.

Email: DGitlin@rccblaw.com

If to the Transfer Agent:

Computershare

480 Washington Blvd., Jersey City, NJ 07310 USA

Telephone: 201 680 2388

Facsimile: 201 680 4606

Attention: Mr. Brian Cossin,

Relationship Management

E-mail: brian.cossin@computershare.com

If to Legal Counsel:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York  10022

Telephone: (212) 756-2000

Facsimile: (212) 593-5955

Attention: Eleazer Klein, Esq.

Email: eleazer.klein@srz.com

If to a Buyer, to its address, facsimile number or email address set forth on the Schedule of Buyers attached hereto, with copies to such Buyer’s representatives as set forth on the Schedule of Buyers, or to such other address, facsimile number and/or email address to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine or e-mail transmission containing the time, date, recipient facsimile number or e-mail address and an image of the first page of such transmission or (C) provided by a courier or overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

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(d) Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

(e) All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(f) If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

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(g) This Agreement, the other Transaction Documents (as defined in the Securities Purchase Agreement) and the instruments referenced herein and therein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. This Agreement, the other Transaction Documents and the instruments referenced herein and therein supersede all prior agreements and understandings among the parties hereto with respect to the subject matter hereof and thereof.

(h) Subject to the requirements of Section 9, this Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of each of the parties hereto.

(i) The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(j) This Agreement may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement. This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission or electronic mail of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

(k) Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(l) All consents and other determinations required to be made by the Investors pursuant to this Agreement shall be made, unless otherwise specified in this Agreement, by the Required Holders, determined as if all of the Warrants held by Investors then outstanding have been exercised for Registrable Securities without regard to any limitations on exercise of the Warrants.

(m) The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rules of strict construction will be applied against any party.

(n) This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(o) The obligations of each Investor hereunder are several and not joint with the obligations of any other Investor, and no provision of this Agreement is intended to confer any obligations on any Investor vis-à-vis any other Investor. Nothing contained herein, and no action taken by any Investor pursuant hereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated herein.

* * * * * *

[Signature Page Follows]

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IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Registration Rights Agreement to be duly executed as of the date first written above.

COMPANY:

Cellect Biotechnology Ltd.

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Registration Rights Agreement to be duly executed as of the date first written above.

BUYERS:

Altium Growth Fund, LP

By:

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

SCHEDULE OF BUYERS

Buyer	Buyer Address, Facsimile Number and E-mail	Buyer’s Representative’s Address, Facsimile Number and E-Mail
Altium Growth Fund, LP	c/o Altium Capital Management, LP 152 West 57th Street, 20th Floor New York, NY 10019 Attention: Joshua Thomas Telephone: 212-259-8404 E-mail: jthomas@altiumcap.com	Schulte Roth & Zabel LLP 919 Third Avenue New York, NY 10022 Attn: Eleazer Klein, Esq. Facsimile: (212) 593-5955 Telephone: (212) 756-2000 Email: eleazer.klein@srz.com

EXHIBIT A

FORM OF NOTICE OF EFFECTIVENESS
OF REGISTRATION STATEMENT

[●]

[●]

[●]

Telephone:	[●]
Facsimile:	[●]
Attention:	[●]
E-mail:	[●]

Re:      [Quoin Pharmaceuticals, Ltd.]

Ladies and Gentlemen:

[We are][I am] counsel to [Quoin Pharmaceuticals, Ltd.], an Israeli company (formerly known as Cellect Biotechnology Ltd.) (the “Company”) pursuant to that certain Agreement and Plan of Merger among the Company, CellMSC, Inc., a Delaware corporation and wholly owned subsidiary of the Company, and Quoin Pharmaceuticals, Inc., a Delaware corporation (“PrivateCo”), dated as of March 24, 2021 (the “Merger Agreement”), and have represented PrivateCo, and from and after the completion of the transactions contemplated by the Merger Agreement, the Company, in connection with (i) that certain Securities Purchase Agreement, dated as of March 24, 2021, entered into by and among PrivateCo, and the buyers named therein (collectively, the “Holders”) pursuant to which PrivateCo issued to the Holders warrants exercisable for shares of PrivateCo’s common stock, par value $0.01 per share, which were exchanged for identical PublicCo warrants to purchase ADSs (as defined below) (the “Exchange Warrants”) and (ii) that certain Securities Purchase Agreement, dated as of March 24, 2021, entered into by and among the Company, PrivateCo, and the Holders pursuant to which PrivateCo issued to the Holders shares of common stock, par value $0.01 per share, of PrivateCo, and the Company issued to the Holders three series of warrants (together with the Exchange Warrants, the “Warrants”) exercisable for the Company’s American Depositary Shares (“ADSs”), each representing one hundred (100) of the Company’s ordinary shares, no par value per share (the “Ordinary Shares”). The Company also has entered into a Registration Rights Agreement with the Holders (the “Registration Rights Agreement”) pursuant to which the Company agreed, among other things, to register the resale of the Registrable Securities (as defined in the Registration Rights Agreement), including the ADSs issued and issuable upon exercise of the Warrants under the Securities Act of 1933, as amended (the “1933 Act”). In connection with the Company’s obligations under the Registration Rights Agreement, on ____________ ___, 20__, the Company filed a Registration Statement on Form F-3 (File No. 333-_____________) (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) relating to the Registrable Securities which names each of the Holders as a selling stockholder thereunder.

In connection with the foregoing, [we][I] advise you that a member of the SEC’s staff has advised [us][me] by telephone that the SEC has entered an order declaring the Registration Statement effective under the 1933 Act at [ENTER TIME OF EFFECTIVENESS] on [ENTER DATE OF EFFECTIVENESS] and [we][I] have no knowledge, after telephonic inquiry of a member of the SEC’s staff, that any stop order suspending its effectiveness has been issued or that any proceedings for that purpose are pending before, or threatened by, the SEC and the Registrable Securities are available for resale under the 1933 Act pursuant to the Registration Statement.

This letter shall serve as our standing instruction to you that the ADSs are freely transferable by the Holders pursuant to the Registration Statement. You need not require further letters from us to effect any future legend-free issuance or reissuance of ADSs to the Holders as contemplated by the Company’s Irrevocable Transfer Agent Instructions dated [●].

Very truly yours,

[ISSUER’S COUNSEL]

By:
CC:[LIST NAMES OF HOLDERS]

A-1

EXHIBIT B

SELLING STOCKHOLDERS

The ADSs being offered by the selling stockholders are those issued and issuable to the selling stockholders, upon exercise of the warrants. For additional information regarding the issuances of those ADSs and the warrants, see “Private Placement of Purchased Shares and Warrants” above. We are registering the ADSs in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the ADSs and the warrants, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the ADSs by each of the selling stockholders. The second column lists the number of ADSs beneficially owned by each selling stockholder, based on its ownership of the ADSs and the warrants, as of ________, 20__, assuming exercise of the warrants held by the selling stockholders on that date, without regard to any limitations on exercises.

The third column lists the ADSs being offered by this prospectus by the selling stockholders.

In accordance with the terms of a registration rights agreement with the selling stockholders, this prospectus generally covers the resale of sum of the (i) maximum number of ADSs issued and issuable upon exercise of the Series A Warrants and assuming that the Series C Warrants have been exercised in full by paying the Aggregate Exercise Price (as defined in the Series C Warrants) in cash (without giving effect to any limitation on exercise set forth therein), (ii) maximum number of ADSs issued and issuable upon exercise of the Series B Warrants and assuming that the Series C Warrants have been exercised in full by paying the Aggregate Exercise Price in cash (without giving effect to any limitation on exercise set forth therein), (iii) maximum number of ADSs issued and issuable upon exercise of the Series C Warrants, and (iv) maximum number of ADSs issued and issuable upon exercise of the Exchange Warrants, in each case, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the warrants, and this registration statement registers the maximum number of ADSs as shall from time to time be necessary to effect the exercise of all the Primary Financing Warrants (assuming that the Series C Warrants have been exercised in full by paying the Aggregate Exercise Price in cash (without giving effect to any limitation on exercise set forth therein)) and the Exchange Warrants, then outstanding without giving effect to any limitation on exercise included in the Primary Financing Warrants and/or the Exchange Warrants. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the warrants, a selling stockholder may not exercise the warrants to the extent such exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of Ordinary Shares (including, for the avoidance of doubt, any Ordinary Shares underlying the ADSs) which would exceed 4.99% or 9.99%, as applicable, of our then outstanding Ordinary Shares following such exercise, excluding for purposes of such determination ADSs issuable upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of ADSs Owned Prior to Offering	Maximum Number of ADSs to be Sold Pursuant to this Prospectus	Number of ADSs Owned After Offering	Percentage of ADSs Owned After Offering if Greater than 1%
Altium Growth Fund, LP (1)			0
[Other Buyers] (2)

* Denotes less than 1%.

(1) Altium Capital Management, LP, the investment manager of Altium Growth Fund, LP, has voting and investment power over these securities. Jacob Gottlieb is the managing member of Altium Capital Growth GP, LLC, which is the general partner of Altium Growth Fund, LP. Each of Altium Growth Fund, LP and Jacob Gottlieb disclaims beneficial ownership over these shares.

(2)

PLAN OF DISTRIBUTION

We are registering the ADSs issued and issuable upon exercise of the warrants to permit the resale of these ADSs by the holders of the ADSs warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the ADSs. We will bear all fees and expenses incident to our obligation to register the ADSs.

The selling stockholders may sell all or a portion of the ADSs beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the ADSs are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The ADSs may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	sales pursuant to Rule 144;

●	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling ADSs to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the ADSs for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the ADSs or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the ADSs in the course of hedging in positions they assume. The selling stockholders may also sell ADSs short and deliver ADSs covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge ADSs to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the warrants or ADSs owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ADSs from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the ADSs in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the ADSs may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the ADSs is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of ADSs being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the ADSs may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the ADSs may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the ADSs registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the ADSs by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the ADSs to engage in market-making activities with respect to the ADSs. All of the foregoing may affect the marketability of the ADSs and the ability of any person or entity to engage in market-making activities with respect to the ADSs.

We will pay all expenses of the registration of the ADSs pursuant to the registration rights agreement, estimated to be $[     ] in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the ADSs will be freely tradable in the hands of persons other than our affiliates.

Annex E

Amendment to Cellect Articles of Association

PUBLIC COMPANY

COMPANIES LAW, 5759 – 1999

A COMPANY LIMITED IN SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

QUOIN PHARMACEUTICALS LTD

(PUBLIC CORPORATION 52-003648-4)

Part Seven		The Board of Directors
	30.	Members of the Board	25
	31.	Restrictions on appointment Of directors	26
	32.	An outside director	27
	33.	A corporation as director	27
	34.	An alternate director and power Of attorney	27
	35.	Vacancy of office of director	28
	36.	Authorities of the Board	30
	37.	Assumption of authorities of the board	32
	38.	Rights of a director	32
	39.	Chairman of the Board	33
	40.	Convening a meeting of the Board	33
	41.	Agenda	34
	42.	Notice of meetings of the Board	35
	43.	Quorum	35
	44.	Voting in the Board of Directors	36
	45.	Protocols in meetings of the Board	37
	46.	Defects in convening the meeting	37
	47.	Committees of the Board	38

Part Eight		Audit Committee
	48.	Appointment of members of Audit committee	38
	49.	Positions and work procedures of The Audit Committee	39

Part Nine		Exemption, indemnification and liability insurance
	50.	Exemption and indemnification	40
	51.	Liability insurance	41

Part Ten		General Manager
	52.	General Manager	42
	53.	Removal of Authorities of the general manager	43

Part Eleven		Management of the company
	54.	Registered office	43
	55.	Shareholder register and Material shareholder register	44
	56.	Auditor	44
	57.	Expiration of service of auditor	44
	58.	Wages of auditor	45

	59.	Authorities, obligations and Responsibility of auditor	46
	60.	Internal auditor	46

Part Twelve		Financial statements, accounts and signature
	61.	Financial statements Stamp	47
	62.	and signatory rights	47

Part Thirteen		Dividends and bonus shares
	63.	Dividends and bonus shares	47

Part Fourteen		Notices and Dissolution

	64.	Notices	49
	65.	Dissolution	50

Part One: Preamble

1.	Name of the Company: In Hebrew: קווין פרמסיוטיקלס בע"מ

In English: Quoin Pharmaceuticals Ltd.

2.	Objectives of the Company

(a)	To engage in any lawful business.

(b)	The Company may donate from time to time reasonable sums for appropriate causes, even if the donations are not within the framework of the business considerations of the Company.

3.	Liability of the shareholders

(a)	The liability of a shareholder for the debts of the Company is limited to the payment of the unpaid portion which he undertook to pay for the share held by him in accordance with the terms of issuance of said share.

4.	The capital

The registered share capital of the Company is 12,500,000,000 (twelve billion five hundred million) ordinary shares without any nominal value each (hereinafter: "Ordinary Share").

Part Two: General Provisions

Definitions and interpretations

Written":	In writing or any other term with the same meaning including handwritten, engraved, printed, typewritten, photocopied, or copied in any other manner that is visible, including telex, fax, telegraph, by cable or any other duplication method through electronic means.

Shareholder	": Under its definition in Article 11 herein.

"The Board of Directors":	The Board of Directors of the Company who was duly elected in accordance with the provisions of these articles.

'The Company":	Quoin Pharmaceuticals Ltd., or any other name which it will be called, if its name is changed.

'Law ":	Companies Law, the Companies Ordinance or any other Israeli law, which is valid, as warranted, from time to time including the provisions of any stock exchange that applies to the Company.

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"Regular Resolution": A resolution adopted by a regular majority of shareholders, voting in the general meeting by a voting instrument (on topics for which according to these articles can be adopted through a voting instrument) on their own or though proxies.

The Office":	The registered office of the Company at such time in Israel about which the Company notified the Companies Registrar.

The Articles":	The articles of association of the Company, as they will be amended from time to time by the general meeting.

'Companies Law":	Companies Law, 5759 - 1999, as amended from time to time, and any regulations that are promulgated thereunder.

Securities Law":	Securities Law, 5728 - 1968, as amended from time to time, and any regulations that are promulgated thereunder.

Vote count":	Vote count of those voters, in accordance with the voting rights established for the shares by virtue of which the shareholders participating in the general meeting are voting. In the count of all the votes of shareholders, abstentions shall not be taken into account.

" Shareholder Register":	A shareholder register that must be kept in accordance with section 127 of the Companies Law.

" Register of Material Shareholders":	A register of material shareholders that must be kept in accordance with section 128 of the Companies Law.

Officeholder ":	As the term "senior office holder" is defined in Part 6 of the Securities Law.

" Companies Ordinance":	The Companies Ordinance [New Version], 5743 - 1983, as amended from time to time, and all the regulations that are promulgated thereunder.

(b) Interpretation

(1)	Each term in these articles that is not defined above, shall be attributed the meaning that is afforded it by law unless the context dictates otherwise.

(2)	References made in the singular shall include the plural and vice versa. Reference made in the masculine gender shall include the feminine (and vice versa), and words that connote persons shall include also corporations, unless the context dictates another interpretation.

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(3)	The headings of the sections in these articles are for the purpose of convenience only and shall not be used as an accessory to interpret or for the interpretation of these articles.

(4)	The articles which may be stipulated in the Companies Law shall apply to the Company, insofar as there is no contradiction between them and the provisions of these articles.

(5)	In the case of a contradiction between the provisions of the law which may not be stipulated in bylaws and any of the provisions of these articles - the provisions of the law shall prevail in such case, without impairing from the remainder of the provisions of the articles.

(6)	These articles are the same as a contract between the Company and its shareholders and between the shareholders and themselves.

6.	Change of articles

Subject to the provisions of relevant law, the Company may change these articles by a regular resolution adopted in the general meeting of the Company.

Part Three: Capital of the Company

7.	Ordinary shares

(a)	All the ordinary shares shall have equal rights among them and each regular share shall confer upon its holder the following rights:

(1)	The right to receive invitations or notices about all general meetings of the Company, to participate in the meetings and to vote in them on any matter that is raised in the meeting, where each ordinary share confers on its holder one vote on every vote on a resolution;

(2)	The right to participate in any distribution that the Company makes to its shareholders, and to receive dividends and/or bonus shares, if they are distributed in accordance with the provisions of these articles and the provisions of the Companies Law, proportionate to the number of the shares allocated and the rate that they are paid up by the shareholders, if they are not are not fully paid up; and

(3)	The right to participate in the dissolution of the Company, in the distribution of the assets of the Company, that remain to be distributed, after the Company meets all of its obligations and payment of all its debts in any case, proportionate to the number of the shares allocated and the rate that such shares are paid up by the shareholders, if they are not fully paid up, and subject to the provisions of these articles and without prejudicing existing rights of all the shareholders in the Company of any kind or class.

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(b)	The Company may pay a person a commission for signing or underwriting, or agreement to sign or underwrite securities of the Company, conditional or otherwise, provided that the amount or the sum of the commission does not exceed the sum of the commission permitted by relevant law at the time of payment.

8.	Redeemable securities

The Company is entitled, taking into account the provisions of relevant law, to issue redeemable shares and to redeem them. At the time of the redemption of the shares the Company will act in accordance with the provisions of the law.

9.	Capital of the Company, increase of capital and its cancellation

(a)	The Company may have shares, bonds, or other securities, each with different rights.

(b)	The Company will not issue bearer shares or stock that state that their holder is a holder of bearer stock.

(c)	The Company is entitled from time to time by a regular resolution adopted in a general meeting:

(1)	To increase the registered share capital of the Company by classes of shares, as determined;

(2)	To cancel registered share capital that has not yet been allocated, provided that there is no commitment by the Company, including a conditional commitment, to allocate the shares;

(3)	To consolidate and redistribute its share capital into shares of a nominal value; And

(5)	To convert, from time to time, part of the allocated shares into shares with other rights.

(d)	Unless established otherwise in a resolution approving the change of share capital, the new shares shall be subject to the provisions of these articles regarding calls for payment, forfeiture, transfer, delivery etc., applicable to the shares of the original share capital.

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(e)	Without derogating from the generality of the authority of the Board of Directors, if as a result of a consolidation or division of shares the shareholders are left with fractional shares, the Board may in its discretion, act as follows:

(1)	Allocate to each shareholder, whom the consolidation and/or division left him with a fractional share, shares of the class of shares that exists in the capital of the Company prior to the consolidation, in such number, that together with the fractional share will create one consolidated, complete share, and said allocation shall be considered as valid immediately prior to the consolidation or distribution, as warranted;

(2)	Determine that holders of fractional shares shall not be entitled to receive a consolidated share for the fraction of a consolidated share.

(3)	Allocate additional shares in the same number that would prevent the creation of fractional shares for consideration, as established by the Board of Directors; and

(4)	Cause a transfer of shares between the shareholders for a fair price in order to efficiently prevent fractional shares. The Board is authorized to appoint a trustee to conduct such share transfer among the shareholders.

10.	Issuance of securities

(a)	The Board may issue or allocate shares or other securities, that are convertible or may be exercised into shares (including bonds and warrants), until a limit of the registered share capital of the Company, under the terms, dates and for a specific sum or for a sum that is established according to an accepted formula; for this purpose convertible securities or securities which may be exercised into shares shall be deemed as if they were converted or exercised on the date of their issuance.

(b)	The authority of the Board as set forth in article 10(a) may be delegated as enumerated in articles 10(b)(1) or 10(b)(2) herein:

(1)	To a committee of the Board - by an issuance or allocation of securities as part of a workers compensation plan or employment agreements or wage agreements between the Company and its employees, or between the Company and the employees of an affiliated Company to which its Board agreed in advance, provided that the issuance or allocation is according to a plan that includes detailed criteria, that is delineated and approved by the Board;

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(2)	To a committee of the Board, to the general manager, to the secretary of the Company or a deputy of such position, or to another person whom the general manager recommends - in an allocation of shares following an exercise or conversion of securities of the Company.

(c)	The Board of Directors may decide to issue a series of bonds as part of its authority to borrow on behalf of the Company, within the limits set by said authority.

(d)	The provision of article 10(c) above does not negate the authority of the general manager or someone who is so authorized, to borrow on behalf of the Company, to issue individual bonds, promissory notes and bills of exchange, within the limits set by said authority.

(e)	The Company shall not allocate a share the consideration of which, in full or in part, is not paid in cash, unless the consideration for the share is specified in a written document.

(f)	If the Company decides to allocate shares with a nominal value insofar as there will be shares with a nominal value as part of the capital of the Company, for a lower amount than the nominal value, including bonus shares, it must change part of its profits into share capital (under such meaning in section 302(b) of the Companies Law), from a premium on shares, or from any other source included in its equity capital, that are listed in its last financial statements, for a sum equal to the differential between the nominal value and the amount.

Part Four: Shareholders

11.	Shareholder and share certificates

(a)	A shareholder of the Company is any one of the following:

(1)	A person in whose benefit a share is registered with a member of the stock exchange and said share is included among the shares registered in the shareholder register by the relevant nominee Company; and/or

(2)	A person who is registered as a shareholder in the shareholder register.

(b)	Other than as stated in article 11(a) above, a person or legal entity shall not be recognized by the Company as having any right to a share, and the Company shall not be bound or recognize any benefit in equity or trust relationships or chose in action, planned or partial, but only the right of a shareholder, to a complete share, and all - unless a competent court of the law orders otherwise.

(c)	If two or more holders are registered as joint owners of a share:

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(1)	In respect to a vote, giving proxies, and notices, the shareholder who is registered first in the shareholder register shall be considered as the sole shareholder, unless all the holders of the joint share give written notice to the Company that another person should be referred as sole shareholder.

(2)	Each of the holders may give a valid receipt in respect to all the joint holders for each dividend, other money or property that is received from the Company for the share or in respect thereto, and the Company is entitled to pay a dividend, the other money or the property for the share to one or more shareholder of the joint holders of the share, as it chooses to do.

(d)	Subject to the provisions of relevant law, a shareholder who is a trustee shall be registered in the shareholder register, as a shareholder, with a statement concerning his trusteeship status. Without derogating from the foregoing, the Company will recognize the trustee as a shareholder, for all intents and purposes, and will not recognize another person, including the beneficiary, as holding any right to the share.

(e)	A shareholder registered in the shareholder register is entitled to receive from the Company one share certificate testifying to his ownership of the share.

A shareholder registered in the shareholder register, shall be entitled to receive one share certificate for the shares registered in his name and fully paid up, or, if the Board approves (after payment of the amount that the Board establishes from time to time), a number of share certificates, for one or more of the shares. Each share certificate shall state the number of the shares for which it is issued.

(f)	Share certificates shall be issued with the stamp of the Company and with the signatures of two directors of the Company or in any other manner determined by the Board of Directors of the Company.

(g)	A share certificate in the name of two or more persons in the name of two or more persons, shall be delivered to the person whose name appears first in the shareholder register among the names of the joint holders.

(h)	A new share certificate may be issued in place of a share certificate that was destroyed, lost or ruined, for the payment and under the terms regarding evidence, indemnification, guarantee against damages and/or issuance of an affidavit, as determined by the Board of Directors in its sole discretion from time to time.

(i)	The Company shall keep a register of material shareholders in addition to the shareholder register. The material shareholder register shall contain reports that the Company received pursuant to the Securities Law about the holdings of the material shareholders in Company shares.

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12.	Calls for payment

(a)	A shareholder shall not be entitled to a dividend or participate in the allocation of bonus shares or exercise any right of a shareholder in the Company, unless he has paid up all the sums and calls for payment that he owes the Company until said time in respect to his shares in the Company.

(b)	The Board of Directors may, from time to time, in its discretion, make calls for payment on shareholders for any sums that have not been paid up in respect to shares held by each of the shareholders, and for which pursuant to the terms of the allocation of the shares are not payable at a fixed time, and each shareholder shall pay the amount of the call made upon him, at the time and place designated by the Board of Directors. The Board of Directors may instruct that a call for payment be made in installments.

(c)	Notice of a call for payment shall be given and shall specify the amount of payment (no less than 14 days from the date of the notice) and the place for payment provided that prior to the time of payment for the call for payment, the Board of Directors may, by written notice to the shareholders, cancel the call or extend the time for payment or payment for any part thereof.

(d)	Joint holders of a share shall be jointly and severally liable to pay all amounts and calls for payment in respect to such share held jointly. Without derogating from the aforesaid generality, a call for payment delivered to one of the holders shall be deemed as having been delivered to all the owners.

(e)	If pursuant to the terms of the issuance of a share or otherwise, an amount is made payable at a fixed time or in installments at fixed times, whether on account of the share capital or by way of premium, such amount or installment shall be payable at such time as if it were payable by virtue of a call duly made by the Board of Directors for which notice was duly given, and all the provisions of these Articles in respect to calls for payment shall be applicable to such amount or installment.

(f)	If a call for payment or an installment is not paid on the due date or prior to such time, then the person who at such time is the holder of the share for which the call for payment was made, or for which the installment is due, shall pay interest on such sum at the maximum amount practiced at such time in Bank Leumi of Israel Ltd for unauthorized overdrafts, or at a lower rate that the Board will determine from time to time, from the date designated for its payment until the actual payment thereof, however the Board may waive the payment of interest, in whole or in part.

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The provisions of this article do not detract or impair from the remedies and relief available to the Company by these articles or by any relevant law or agreement.

(g)	The Board of Directors may decide to accept money from a shareholder who wishes to advance payments, in whole or in part, on account of shares which have not been fully paid up and in respect to which the time for their payment has not yet matured, and to pay interest on such sums for a period not to exceed the period between the date of payment and the date on which this sum was designated to be paid, at the rate agreed by the Board of Directors and the shareholder.

13.	Forfeiture

(a)	A shareholder who has not fully paid up a sum for which a call has been made by the designated date, may be furnished with a written notice by the Board of Directors demanding that he pay the unpaid sum with interest and any expenses which the Company incurs due to the default in payment on the designated date for payment.

(b)	The notice shall specify another date for payment, which shall not be earlier than seven days after the notice, and it shall state that if the amount is not paid up by this date the share for which such notice is given may be forfeited.

(c)	If the demands in the notice are not satisfied, the Board of Directors may, so long as the sum is not paid up, including the interest and expenses, decide to forfeit the share. The forfeiture shall also apply to any dividends announced in respect to the forfeited shares (insofar as they are eligible for dividends) which were not actually paid out prior to the forfeiture.

(d)	A share that has been forfeited shall be deemed the property of the Company, and the Board of Directors may, taking into account the provisions of these articles, sell or transfer it or reallocate it in another manner, under such terms and manner as decided by the directors. A share so forfeited so long as it has not been sold, transferred or allocated again as stated, shall become a dormant share under such meaning in section 308 of the Companies Law which shall not confer any rights at all so long as it is owned by the Company.

(e)	Insofar as nothing has been done with the forfeited share, the Board of Directors may cancel the forfeiture under the terms that it establishes.

(f)	A shareholder whose shares have been forfeited:

(1)	Shall cease being a shareholder in respect to the shares that were forfeited and upon the forfeiture all of his rights and obligations for the forfeited shares shall be revoked and any action and/or demand against the Company regarding the forfeited shares shall be cancelled, other than those rights and obligations which are excepted from this rule by these articles and/or which are imposed on the former shareholder by law; however

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(2)	He shall continue to be obligated to pay the Company and will pay the Company, without delay, all the calls for payment, payment installments, interest and expenses owed on account of the forfeited shares or for them at the time of the forfeiture, together with interest on those sums from the date of the forfeiture until the date of actual payment, at the maximum rate permitted at that time by law, provided that if the shares that were forfeited are sold, transferred or reissued, the shareholder's debt will be reduced by the sum actually received by the Company (after the expenses of the sale), from their sale, transfer or reissuance, as warranted.

(g)	The provisions in these articles regarding forfeiture shall apply to the default of payment of any sum that is to be paid on a designated date according to the terms of issuance of the share, whether on account of the share or in the form of a premium, as if it was a sum that was meant to be defrayed by virtue of a call for payment and a duly delivered notice.

(h)	In the case of a sale after forfeiture, the Board of Directors may appoint a person to sign a transfer instrument of the share that was sold and to arrange (subject to the provisions of relevant law) so that the buyer will be registered in the shareholder register as the owner of the shares that were sold or which will be received by him in any other manner. The recipient of the share that was sold, transferred, allocated or sent shall not be responsible for how the consideration for the sale is used, if received, his right to the share shall not be harmed due to a defect or a disqualification in the forfeiture, sale, allocation or transfer process, and after he is registered in the register (subject to the provisions of relevant law) or he receives the share into his possession in any other manner, no such claim shall be raised, and the validity of the sale or the transfer shall not be appealed.

(i)	An affidavit duly made by a director of the Company that a certain share of the Company has been duly forfeited on the date specified in the affidavit shall serve as conclusive proof of its content against any person who asserts a claim to the share. The affidavit with a Company receipt for the consideration, if given, for the share, in its sale or transfer, shall confer a right to the share on the transferee.

(j)	The net proceeds of any sale following a forfeiture after the discharge of the sale expenses, shall be applied in discharging the debts and the fulfillment of the obligations of such shareholder (including the debts, obligations and agreements for which the date of discharge or maturity have not yet come due), and the balance (if any) shall be paid to him or to whoever is conferred a right to the shares following the death, bankruptcy or dissolution of the shareholder.

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(k)	The provisions of this article shall not be construed as derogating from any other relief available to the Company against the debtor shareholder.

Part five: Transfer of shares in the shareholder register

14.	Transfer of shares

(a)	Subject to the provisions of relevant law, the Board of Directors may stop the registration in the register of transfers of shares for a specific period of time, that will not exceed 30 days per year, provided that it will not do so during the 14 days prior to the determining date for ownership of a share to establish eligibility to the rights for the share (such as the determining date for eligibility to vote in a general meeting or to receive a dividend or other distribution from the Company).

(b)	Part of a share may not be transferred, but a share which is jointly held by a number of owners, each may transfer their right to the share.

(c)	In the case of a transfer of shares, the transferee shareholder shall have all the rights that were attached to the transferred shares and all the obligations related to them according to these articles, unless otherwise agreed in writing, between the transferor shareholder and the transferee shareholder.

15.	Share transfer deed

(a)	A transfer of shares shall not be registered in the shareholder register unless a transfer instrument is delivered to the office. A share transfer deed in the Company shall be signed by the transferor and the transferee, and the transferor will be deemed the owner of the share until the name of the transferee is registered in the shareholder register in respect to the transferred share.

(b)	The instrument of transfer of a share shall be in the following form or as near thereto as possible, or in the usual or common form as the Board of Directors may approve:

Share transfer deed

I,___________________ of ________________ (hereinafter: "the Transferor") do hereby transfer to _____________________ of_______________ (hereinafter: "the Transferee"), in consideration of the amount of NIS _________ (in words ________ new shekels) paid to me - shares of Quoin Pharmaceuticals Ltd. (Company no. 52-003648-4), and they shall belong to the transferee, the administrators of his estate and representatives, subject to the terms by which I/we held the same immediately before the execution of this deed; and I/we, the transferee(s), do hereby agree to accept the shares subject to these terms.

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In witness whereof we set our hand this______ day of__________ month_________ year________ .

Signature of transferor__________ Signature of transferee_________

Witness to signature___________ Witness to signature____________

(c)	A transfer deed shall be submitted to the office for registration, along with the share certificates that are being transferred (if there are certificates) and/or any other evidence required by the Board regarding the proprietary right of the transferor or in respect to his right to transfer the shares. Transfer deeds that are registered shall remain with the Company but any transfer deed in respect to which the Board refuses to register, shall be returned upon request, to the person who so delivered them, together with the share certificate (if delivered).

16.	Assignment of shares by law

(a)	The Board of Directors may, at any time and subject to the provisions of relevant law, register as a shareholder a person who is entitled to a share by law, including an heir, executor of an estate, liquidator or a trustee in a bankruptcy, after the Company is presented with a probate order, a succession order or any other sufficient evidence, as the Board deems fit, demonstrating the right to the shares. An eligible person who is so registered as a shareholder in the Company, is entitled, subject to the provisions of these articles dealing with the transfer of shares and the provisions of relevant law, to transfer these shares to another. Without derogating from the above, the Board may refuse to perform such registration or may delay it, as it is entitled to do, as if the registered owner himself transferred the share, prior to the assignment of the right.

(b)	Subject to the provisions of the Companies Law and these articles:

(1)	The executors of an estate of a shareholder who died, or in the absence of an executor of estate or administrator of an estate, persons who have a right by virtue of being heirs of the shareholder who died, shall be the only ones to be recognized by the Company as right holders to the share. A share registered in the name of two or more persons and one died, the Company shall recognize only the shareholders who are alive as the persons with rights to the share or benefits to it. Nonetheless the aforesaid shall not be construed as releasing the estate of the joint shareholder who died from all the obligations for the shares.

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(2)	A person who is entitled to a share by law but has yet to be registered in the shareholder register is not entitled: (1) to receive dividends or any other money and/or property paid for said share as if he was the registered owner of the share; and (2) by virtue of said share to benefit from all rights of a shareholder regarding notices about general meetings, to be present at them or to vote in them, or class meetings, as the case warrants, of the Company or to make use of any other right of shareholders.

17.	Registration of transfer of shares

(a)	Subject to the provisions of relevant law, the Company shall change the registration of ownership in the shareholder register if each of the following is present:

(1)	The Company is delivered a transfer deed of the share with the signatures of the transferor and the transferee as stated in article 15 above, and the requirements of these articles are satisfied;

(2)	The Company is delivered a court order to amend the register;

(3)	It is proven to the Company that the conditions in the law to assign the right have been satisfied; or

(4)	Another condition is satisfied which according to these articles is sufficient to that the change can be registered in the shareholder register.

(b)	The transferor of the shares shall be considered the shareholder until the registration of the share transfer in the shareholder register in the name of the transferee in respect to the transferred share.

(c)	The Company will keep all the registration in the shareholder register as stated in this article 17. The Company may destroy share transfer instruments and share certificates that were cancelled after the expiration of 7 years from the date of registration of the revision in the shareholder register, where there will be an absolute presumption that the destroyed documents as stated above were binding and valid and that the transfers, the revocations and the registrations, as warranted, were lawfully made.

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Part Six: General Meetings

18.	Annual general meetings

(a)	The Company shall convene an annual meeting each year but no later than 15 months after the previous annual meeting.

(b)	The agenda at the annual meeting shall include deliberation of the financial statements of the Company and may include appointment of directors, appointment of an auditor, or any other matter that is scheduled for the agenda as set forth in article 20 herein.

19.	Convening special meetings

(a)	The Board of Directors must convene a special meeting by a resolution of the Board and must convene a special meeting upon the demand of each of the following:

(1)	Two directors or a quarter of the directors then serving;

(2)	One or more shareholders, who hold at least five percent (5%) of the issued capital and at least one percent of the voting rights in the Company or one or more shareholders who hold at least five percent (5%) of the voting rights in the Company.

(b)	A Board of Directors that is requested to convene a special meeting will convene such a meeting within twenty one (21) days from the date that it received the demand to convene, and the provisions of section 63(c) of the Companies Law shall apply.

(c)	If the Board of Directors omits to convene a special meeting as stated, the person demanding said meeting, and if shareholders - even some of them who have more than half of the voting rights, convene the meeting on his own, provided that it is not convened more than three months from the date such demand was submitted, and it shall be convened, insofar as possible, in the same manner that meetings are convened by the Board of Directors.

(d)	Annual general meetings of shareholders shall be called "annual meetings" and all other meetings of the Company shall be called "special meetings".

(e)	A flaw in the convening of a general meeting or in the management thereof, including a flaw resulting from the non-satisfaction of a provision or term that was fixed by the Companies Law or in these articles, shall not invalidate any resolution adopted by the general meeting and shall not render defective the discussions that took place in it.

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(f)	The general meeting of the Company shall be convened in Israel, at a location to be established in the notice of the meeting.

20.	Agenda

(a)	The agenda in a general meeting shall be set by the Board of Directors and shall include also topics for which a special meeting was demanded to be convened pursuant to article 29 above as well as any subject that is required as set forth in article 20(b) herein.

(b)	The general meeting shall adopt resolutions on subjects that are specified on the agenda only. Notwithstanding the above, it is understood that the general meeting, may, inter alia, adopt resolutions related to other subjects that were not included on the original agenda of the general meeting in respect to matters:

(1)	Which the law permits to be raised even if they are not included on the original agenda of the general meeting; and -

(2)	Which in light of the circumstances for which the general meeting is convened, the chairman of the general meeting believes is proper and correct to be discussed; or

(3)	Which a shareholder as stated in article 19(a)(2) above, asked in writing, at least seven (7) days prior to the meeting, to raise and attached the language of the resolution, provided that the subject is appropriate to be discussed in a shareholder meeting.

21	Notice of a meeting

(a)	Prior notice of at least 14 days or, if required by law, at least 35 days (as warranted by the circumstances), other than the day on which the notice is delivered and inclusive of the day for which the notice is delivered, about the convening of a general meeting, shall be given in the manner set forth in section 69 of the Companies Law and shall include the details as stated in the provisions of the aforesaid section or the provisions of any other relevant law.

(b)	The notice shall be publicized in at least two daily newspapers with a broad readership, which are published in the Hebrew language. Other than such notice (and without derogating from the duty of reporting applicable to a company as a public company pursuant to the Securities Law), a notice or invitation to a meeting shall not be delivered to each of the shareholders of the Company, whether registered or not.

(c)	A shareholder who is interested in voting in a general meeting will prove to the Company that he owns the share in accordance with the Companies Law.

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Subject to the provisions of the law, shareholders who are eligible to participate and vote in the general meeting are those who are holders of shares at the time of the resolution to convene a general meeting, or by virtue thereof, provided that this date is not more than twenty one (21) days prior to the date of the general meeting, and is not less than four (4) days prior to the meeting, and in a general meeting where a vote can be made by a voting instrument, the determining date will not be more than forty (40) days prior to the date of the general meeting and no less than twenty eight (28) days prior to the meeting.

(d)	A general meeting with a quorum present may decide to adjourn the meeting, the discussion or adoption of a resolution on a topic that is on the agenda to another time or place that it determines; at the adjourned meeting no subject shall be discussed other than a subject that was on the agenda and which was not resolved.

If a general meeting is adjourned for over twenty one (21) days, notices and invitations shall be delivered for the adjourned meeting as set forth in this article 21.

A general meeting that was adjourned to a date that is less than twenty one (21) days, an immediate report will be published regarding the new date, as soon as possible, but no later than seventy two (72) hours prior to the time of the adjourned general meeting.

22.	Quorum

(a)	Proceedings in the general meeting shall not commence until a quorum is present at the start of the proceedings.

(b)	A quorum shall be the presence of at least two (2) shareholders who hold at least a third of the voting rights (including through a proxy or voting instrument) within one half hour from the time the meeting was designated to start.

(c)	If a quorum is not present after one half hour from the time the general meeting was designated to start, the meeting shall be adjourned for one week, to the same day, same time and place or to a later date if specified in the invitation to the general meeting or to another day and/or place as will be determined by the Board of Directors in a notice to shareholders who are eligible to vote.

(d)	If a quorum is not present at the adjourned meeting as set forth in article 22(c) above, after a half hour from the time designated for its start, the meeting shall take place with any number of participants, even if the general meeting was convened at the demand of shareholders as set forth article 19 above.

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(e)	"Presence" - means the presence of the shareholder himself, through a voting instrument or proxy or a representative as set forth in article 26 herein.

23.	Chairman of the general meeting

(a)	The chairman of the Board of Directors shall serve as chairman of each general meeting.

(b)	If the chairman of the Board of Directors is absent from the meeting within 15 minutes from the time designated for the meeting or if he refuses to sit as chair of the general meeting, the general meeting shall elect one of the shareholders present, to serve as chairman of the meeting.

(c)	The chairman of the general meeting shall conduct the general meeting.

24.	Voting in the general meeting

(a)	Subject to the provisions of relevant law and unless established otherwise in these articles, a resolution shall be considered adopted by a regular majority of votes of shareholders present at the meeting and voting on the resolution.

A shareholder shall not be entitled to vote in the general meeting prior to paying all of the sums and calls for payment owed from him at such time to the Company for his shares in the Company.

(b)	The chairman of the general meeting shall not have an additional or conclusive vote.

(c)	A declaration by the chairman of the general meeting that a resolution was unanimously adopted or adopted by a specific majority, or that it was adjourned shall be conclusive evidence of the accuracy of the declaration and there will be no need to prove the number of votes or the votes that were given for or against the resolution.

25.	Vote count or secret ballot

(a)	Any resolution put to a vote in a general meeting shall be decided by counting votes, unless at least one shareholder present on his own or through a proxy and who holds at least five percent (5%) of the voting rights in the Company, demands, a secret ballot.

(b)	If a demand is made for a secret ballot, the vote will take place in the same manner, time and place as the chairman of the general meeting instructs, whether immediately or after a recess or adjournment or in another manner and the results of the secret ballot shall be considered a resolution of the general meeting in which the secret ballot was demanded. Those demanding a secret ballot may cancel the demand at any time prior to the secret ballot.

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A secret ballot regarding the selection of a chairman and adjournment of the general meeting shall take place without delay.

(c)	A demand for a secret ballot shall not prevent the continuation of the general meeting and discussion on any issue other than the one in respect to which the secret ballot was demanded.

26.	Vote by proxy; vote of a corporation; partners

(a)	A shareholder may vote personally or by proxy, through an instrument appointing the proxy as set forth below, or in the case of a corporation - by a representative through an instrument of appointment as set forth below. Likewise a shareholder may vote by a voting instrument, as set forth in article 27 herein. A representative or proxy does not need to be a shareholder of the Company.

(b)	A corporation being a shareholder of the Company may, by a resolution of its Board of Directors, directors, or any other managing body competent under the bylaws of the corporation or in accordance with a resolution of its Board of Directors, give an instrument of appointment to a representative and empower such person whom it finds suitable to be its representative at every meeting of the Company.

A representative of the corporation as stated above shall be entitled to exercise on behalf of the corporation that he represents those powers that the corporation itself could have used if it was a shareholder of the Company who is not a corporation.

(c)	The instrument appointing a proxy shall be signed by the principal or his agent who is so authorized by a duly written instrument, and if the principal is a corporation - by the signature of the person authorized to issue an instrument of appointment for the corporation as set forth in article 26(b) above or by the signature of an authorized signatory of the corporation. An instrument of appointment of a representative or proxy in effect for a non-specified period, shall expire following 12 months from the date of the last signature on it.

(d)	The instrument to appoint a proxy or a copy certified by an attorney or certified in another manner to the satisfaction of the Company, and confirmation of the ownership of a share as set forth in section 71 of the Companies Law, shall be deposited in the office or in another location as the Board will establish from time to time in a general manner or for a specific case, no less than forty eight (48) hours prior to the date designated for the meeting or the adjourned meeting for which the instrument of proxy is written, or on a date established by the Board in its discretion, provided that it is received in the Company prior to the time set for the general meeting or the adjourned meeting in which the person mentioned in this document intends to vote. If it is not so deposited, the instrument shall not be valid for said general meeting or an adjourned general meeting.

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(e)	Any document appointing a proxy for a particular meeting, or for a specific time frame, shall be written in the format below insofar as possible or in another format approved by the Company:

I ________ bearer of identity card no/company no./public company no. ______________ from _________ a shareholder in Quoin Pharmaceuticals Ltd. (public company 52-003648-4 hereby appoint__Mr/Ms._______________________________________________________of__________ as my proxy (and in the case of a corporation - as my representative) to vote as my proxy to vote in my name and on my behalf in a general (annual / special) meeting of the Company to be held on the date of__________________________________________________________________________month of______ year_________ and in any adjourned meeting.

In witness I set my hand on this day of_________ month______ year___

Signature: ___________

(f)	If the statement of appointment does not specify the number of shares for which it is given or it specifies a number of shares that is higher than the number of shares registered in the name of the shareholder (in the register or title certificate), the instrument of appointment shall be considered as if it was given for all of the shares registered in the name of the shareholder. If the instrument of appointment is given for a number of shares that are lower than the number of shares registered in the name of the shareholder, the shareholder shall be considered as abstaining from being present at the vote for the remainder of the shares which are registered in the name of the shareholder, and the instrument of appointment will be valid only for the number of the shares listed in it.

(g)	A vote in accordance with an instrument of appointment shall be lawful even if the instrument has a defect that is not immediately apparent and/or if prior to said vote the principal died or became legally incompetent and/or the instrument of appointment was revoked or the power of attorney by which the instrument was signed was revoked and/or the share in respect to which the instrument was given was transferred, unless a written notice was received in the office and/or by the chairman of the general meeting prior to the meeting of the defect, the death, disqualification, revocation or transfer.

(h)	Without derogating from the aforesaid, a shareholder holding more than one share shall be entitled to appoint more than one proxy or representative, subject to the following provisions:

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(1)	Each instrument of appointment will specify the class of the shares and the number of shares for which it is given.

(2)	If the total number of shares of any class listed in the instrument of appointment is greater than the number of shares of said class registered in the name of said shareholder, the entire instrument of appointment will be null in respect to the shares of said class that was given by the shareholder.

(3)	A shareholder or proxy or representative for the vote, nay vote by virtue of some of the shares that are in his possession or for which he is serving as a proxy or representative, and he may vote by virtue of these shares in one manner and by virtue of some shares in another manner.

(i)	In a vote by joint holders of a share an instrument of appointment to a proxy shall be signed by the person who is authorized to vote as set forth in article 11(c)(1) above.

(j)	A shareholder who is incompetent may vote through his lawful guardians or another person appointed by a court, and they may vote for him through proxies or instruments of appointment as stated in the provisions of these articles.

27.	Voting instrument

(a)	A shareholder may vote in the general meeting and in meetings of a class of shares through a voting instrument in which the shareholder will specify the manner of his vote, on resolutions on topics that the law permits voting on them through a voting instrument, and for any other subject with the Board of Directors decides that a vote in the general meeting on a specific subject may also be adopted by way of a voting instrument.

(b)	A voting instrument in which a shareholder indicates the manner of his vote and which he completes as required, which reaches the Company by the final time established for such in the invitation to the general meeting, shall be considered as a presence in the general meeting for purposes of a quorum as set forth in article 22 above and for the purpose of counting the votes.

(c)	A voting instrument that is received by the Company as set forth in article 27(b) above, for a specific matter for which a vote was not taken in the general meeting, shall be considered as abstaining on the vote in that general meeting on the resolution for an adjourned meeting pursuant to the provisions of section 74 of the Companies Law, and it will be counted in the adjourned meeting that will be held pursuant to the provisions of 74 or 79 of the Companies Law.

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28.	Protocols

(a)	The Company shall keep protocols of the proceedings in the general meeting, and shall keep them in the office, for a period of at least seven years from the date of the general meeting.

(b)	A protocol signed by the chairman of the general meeting, constitutes conclusive proof of the contents therein.

29.	Meetings of a class

The provisions of articles 18-28 above shall apply, mutatis mutandis, on a meeting of shareholders of a class of shares, insofar as the Company must hold them.

Part Seven: The Board of Directors

30.	Members of the Board

(a)	The number of directors in the Company, shall be determined from time to time by a resolution of the annual general meeting, provided that the number of directors (including outside directors) shall not be less than five (5) directors and no more than eight (8) directors.

(b)	The directors, other than outside directors and until their maximum number as set forth in subsection (a) above, shall be elected by a regular resolution of the general meeting, and shall function in their capacity until his office is vacated or another director is chosen in his stead. A member of the Board whose term of office has ended, may be reelected.

(c)	In the Company, in addition to the outside director with accounting and financial expertise, directors with accounting and financial expertise in such number as determined by the Board of Directors of the Company from time to time.

(d)	The office of a director shall begin from the date of his appointment or a later date if the resolution of his appointment establishes such.

(e)	The Board of Directors is entitled at any time and from time to time to appoint any person as a director, provided that the number of directors does not exceed at any time the maximum number as specified above. A director who is so appointed, shall serve insofar as his office is not vacated in accordance with the provisions of article 35 herein.

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(f)	The Company will maintain in the office a register of directors and their alternates, if they have alternates pursuant to the provisions of article 34 herein, which will be open for inspection by any person.

(g)	Subject to the provisions of relevant law, all the activities and resolutions of the Board, a committee of the Board or a director who is acting by virtue of his office, as well as any act that is taken according to their instructions, shall be valid, even if it is discovered afterwards that there was a defect in the appointment of a director/directors or if all or one of them were unfit from serving as directors, as if each of them was appointed lawfully and as if they all had the necessary qualifications to be a member of the Board or committee.

31.	Restrictions on the appointment of directors

(a)	A candidate for director must disclose to his appointer if he was convicted in a judgment of an offense as described below, and five years have not yet passed since the judgment of conviction was issued or - in respect to sub article (3) herein - the period that was established by the court according to that sub article:

(1)	Offenses according to sections 290 to 297, 392, 415, 418 to 420 and 422 to 428, of the Penal Law, 5737 -1977, and according to sections 52c, 52d, 53(a) and 54 of the Securities Law;

(2)	A conviction in a foreign court for the offenses of bribery, fraud, corporate administrative offenses or insider trading; or

(3)	A conviction for another offense which the court holds that due to its nature, severity or circumstances, he is not fit to serve as a director in a public company, for the period that the court determines which shall not exceed five years from the date of the judgment.

(b)	A candidate for director in the Company will disclose if the administrative enforcement Board imposed on him any enforcement measures that prevent him from serving as a director of a public company or a private company which is a bonds company, and the period established by the administrative enforcement board in its decision has not yet passed.

(c)	A person convicted by a judgment of an offense enumerated in article 31(a) above shall not be appointed as a director, unless the period stated in said article passed (unless a court establishes otherwise as stated in section 226(b) of the Companies Law), and a person shall not be appointed as director if the administrative enforcement board imposed on him enforcement measures prohibiting him from serving as a director in a company, for a period determined by the Board.

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(d)	A director shall not be appointed if he is a minor, legally incompetent, or declared bankrupt so long as he has not been absolved.

(e)	A candidate for director who is one of the above in sub article (d) shall disclose this to the Company.

32.	Outside director

(a)	Two outside directors shall serve in the Company, who satisfy the conditions set forth in the Companies Law, who will be appointed by the general meeting in accordance with the provisions of the Companies Law.

(b)	At least one outside director shall serve in each committee that is entitled to exercise one of the authorities of a director.

(c)	The terms of office of an outside director shall be three years, and the Company may appoint him for two additional terms of three years each.

(d)	An outside director shall not be removed and his term of office shall not be stopped except according to the provisions of the Companies Law.

33.	Revoked.

34.	Alternate director

(a)	Subject to the provisions of the Companies Law, each director may appoint another as an alternate director and may revoke his appointment.

(b)	An appointment of an alternate director and the revocation of his appointment shall be done by written notice to the Company by the appointing director or in another manner as decided by the Board of Directors. The appointment will enter into effect upon receipt of the notice by the Company or a later date as stated in the notice.

(c)	An alternate director is the same as a director.

(d)	The appointment of an alternate does not negate the liability of the director for whom he is serving as alternate, and it will apply taking into account the circumstances of the situation, including the appointment of the alternate director and the term of his office.

(e)	The alternate director shall have all the authorities belonging to the director for whom is serving as the alternate. It is understood that the authorities of the alternate director shall not prejudice his authorities as director.

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(f)	An alternate director shall not be entitled to participate and vote in a meeting of the Board in which the director who appointed him participates.

(g)	An alternate director may be appointed as a member of the Board of Directors, who is already a director, provided that the candidate for alternate director for a member of a committee, does not serve on that same committee of the Board and if he is an alternate director for an outside director, the candidate must be an outside director with accounting and financial expertise or with professional ability, in accordance with the qualifications of the director for whom he is serving as an alternate.

(h)	The office of an alternate director or an attorney shall be vacated:

(1)	Automatically if the office of the director, for whom he is serving as the alternate, is vacated for any reason;

(2)	If the alternate director experiences any of the instances enumerated in article 35 herein or if for another reason established in the Companies Law he is not fit to serve as an alternate director; or

(3)	His appointment as an alternate director is cancelled by the person who so appointed him.

35.	Dismissal of a director

(a)	The office of director shall be automatically vacated upon the occurrence of each of the following instances:

(1)	Upon his death;

(2)	He is found to be legally or mentally incompetent or mentally ill.

(3)	He is declared to be bankrupt;

(4)	If he resigns by written notice to the Company as stated in article 35(b) herein;

(5)	If he is dismissed by a resolution of the general meeting as set forth in article 35(c) herein or is dismissed as stated in article 35(d) herein;

(6)	On the date of the issuance of the notice of a conviction for an offense as set forth in article 35(e) herein;

(7)	According to a decision by a court pursuant to the provisions of section 233 of the Companies Law;

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(8)	On the date of the notice about the imposition of enforcement measures by an administrative enforcement Board prohibiting him to serve as director of a public company or in the Company, as set forth in section 232a of the Companies Law; or

(9)	A condition needed pursuant to the Companies Law no longer exists in regard to the director in order for him to serve as director or a cause for the expiration of his term as director exists.

(b)	A director or an alternate director may resign by delivery of written notice to the Board of Directors, the chairman of the Board or the Company and his resignation shall enter into effect on the date the notice is delivered, unless another date is specified in the letter. A director or alternate director shall state the reasons for his resignation.

A notice received of the resignation of a director or an alternate director, shall be brought before the Board and the protocol of the first meeting convened after the resignation, shall record the fact of the resignation and the reasons given for it.

(c)	The general meeting may at any time dismiss a director, by a regular resolution, provided that the director is given a reasonable opportunity to bring his position before the general meeting.

(d)	If the Company becomes aware that a director or an alternate director was appointed contrary to the provisions of article 31(d) above (namely section 227(a) of the Companies Law) or contrary to the provisions of article 31(c) above (namely sections 226(a) and (al) and 226a of the Companies Law), or that the director violated the provisions of article 31(a) above (namely section 225 of the Companies Law), article 31(e) above (namely section 227(b) of the Companies Law), or the provisions of article 35€ herein (namely section 232 of the Companies Law), the Board must decide in the meeting of the Board convened right after it becomes aware of such, to end the service of said director, if it finds, that the stated conditions are present, and from the date of the resolution the service shall expire.

(e)	A director who is convicted of an offense as stated in articles 31(a) above shall notify the Company of such and his service will end on the date of the delivery of the notice, and he may not be re-appointed as director, unless the period in which the director may not serve has passed, as stated in article 31(c) above (namely section 226(a) and (al) of the Companies Law). If the administrative enforcement Board decides to impose on a person enforcement measures which prohibit him to serve as director in any public company or the Company, he will notify the Company and his term will expire on the date of the delivery of the notice, and he may not be reappointed as director, unless the period of the prohibition has passed as set forth in article 31(c) above (namely section 226a of the Companies Law).

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(f)	A director (including an outside director) who no longer meets a requirements pursuant to the Companies Law in order to serve as a director (including an outside director) or if a reason for his service as director to expire exists, he will notify of such immediately to the Company, and his service shall expire on the date of the delivery of said notice.

(f)	A director who violates the duty of disclosure pursuant to article 31(a) above (namely section 225 of the Companies Law), article 31(f) above (namely sections 227a and 245a of the Companies Law), article 31(e) above (namely section 227(b) of the Companies Law), or article 35(e) above (namely sections 232 and 232a of the Companies Law), shall be considered as someone who violated his fiduciary duty to the Company.

36.	Authorities of the Board of Directors

(a)	The Board shall delineate the policy of the Company and supervise the performance of the general manager and his activities, including the authorities listed in section 92(a) of the Companies Law.

(b)	The authorities of the Board of Directors pursuant to article 36(a) above may not be delegated to the general manager other than as set forth in article 10(b) above.

(c)	Without derogating from the authorities conferred on the Board of Directors pursuant to article 36(a) above and the rest of the authorities conferred on it by these articles, and without restricting or reducing in any manner these or any of the authorities, the Board of Directors shall have the following authorities:

(1)	To appoint a person or persons (incorporated or otherwise), to receive and hold in trust for the Company any property belonging to the Company or in which the Company has an interest, or for any other purpose, and to do or perform any activity, act or things needed in respect to any such trust, and to act to pay the salaries of the trustee or trustees;

(2)	To establish the authorized signatories of the Company for bills of exchange, promissory notes, receipts, endorsements, checks, dividend certificates, releases, contracts and other documents of any kind;

(3)	To appoint, and in its discretion, to remove or suspend a general manager, manager, secretary, clerk, employee or agent, whether if they are employed on a permanent or interim basis or for special services, as the Board of Directors sees fit from time to time, and to define their authorities and obligations and to set their salaries and wages and to demand guarantees, in the cases and in the amounts that the Board deems fit;

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(4)	To establish local management for the management of any of the businesses of the Company in a specific place in Israel or abroad, and to appoint any persons to be local managers and to determine their wages or to dismiss any of these people from their service, and from time to time and at any time delegate to any person who is so appointed any powers or authorities or discretion that is conferred at such time on the Board, and to authorize the members at that time in any local committee, all or some, to fill any vacancy in it and to act notwithstanding the vacancies;

Any such appointment or delegation may be done under the same terms and subject to the same conditions that the Board deems proper in accordance with the Companies Law, and the Board may at any time cancel any appointment or delegation or change them. The Board may authorize the persons to whom powers, authorities or discretion were delegated and which are conferred on them at such time, to delegate them, all of some, with a secondary delegation;

(5)	Subject to the provisions of relevant law, to appoint by power of attorney any person or persons to be the attorney or attorneys of the Company for the purposes and with the powers, authorities and discretion (which shall not exceed those given or conferred for use by the Board according to these articles or by law) for a period of time and subject to the same terms as the Board deems proper from time to time, and any such appointment may be given (if the Board sees fit to do so) to any local manager, or any Company or its members, its directors, agents or managers of any Company or firm or a person who is established by any Company or firm. Any such power of attorney may contain in it authorities for the protection or convenience of persons who come into contact or these attorneys as the Board deems fit;

(6)	To open, manager, defend, compromise, or neglect any legal proceedings on behalf of or against the Company or against its officials or related in another manner to its affairs and to compromise or extend the time for payment or defrayal of any debt owed or actions or demands by the Company or against it;

(7)	To deliver for arbitration any action or demand of the Company or against it;

(8)	To appoint on behalf of the Company an attorney or attorneys in Israel or abroad to represent the Company before any court, legal and quasi legal bodies, government offices or bodies, municipal or otherwise in Israel or abroad and to confer on such attorney the authorities that the Board feels proper to give, including the authority to delegate his authorities, in whole or in part, to another or others;

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(9)	Subject to the provisions of the law (including section 113 of the Companies Law) and these articles, to delegate to any person, firm, Company or group of persons as stated, the powers, authorities and discretion conferred on the Board of Directors;

(10)	The Board is entitled to exercise any authority of the Company which was not conferred by law or these articles to another organ of the Company.

37.	Assumption of authorities of the Board

(a)	The general meeting may assume authorities given to the Board for a specific matter, or for a specific time frame, that does not exceed the time required under the circumstances. The assumption of authorities shall be done after the Company adopts a resolution about the assumption in the general meeting.

(b)	If the Board cannot exercise its authorities and the exercise of any of its authorities is essential for the proper management of the Company, the general meeting may exercise it in its stead, so long as the Board is prevented from doing so, provided that the general meeting establishes, that in fact the Board cannot do so and that the exercise of the authority is essential as stated.

(c)	If the general meeting assumes authorities conferred by law on the Board, the shareholders shall have the rights, duties and liability applicable to the directors for the matter of the exercise of those authorities, mutatis mutandis, and, the provisions of chapters three, four and five of the Sixth Part of the Companies Law shall apply to them, taking into account their holdings in the Company, their participation in the meeting and the manner of their vote.

38.	The rights of a director

Subject to relevant law and the issuance of the required approvals, a director shall not be disqualified, because of his office, from holding another office in the Company or in any other company in which the Company is a shareholder, or in which it has another benefit or from entering into a contract with the Company, whether as a vendor or buyer or in another manner.

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39.	Chairman of the Board

(a)	The Board of Directors will choose, dismiss, with a normal majority of votes, one of the members of the Board to serve as chairman of the Board, and the provisions in articles 39(b) - (f) below will apply to him.

(b)	The term of service of the chairman of the Board shall be until a resolution of the Board of the termination of his service and appointment of another chairman in his stead. However, it is understood, that an outgoing chairman may be re-appointed as chairman.

(c)	If the service of a director is vacated for one of the instances listed in these articles and said director is the chairman of the Board, his appointment as chairman shall automatically expire, and another chairman shall be chosen in his stead.

(d)	The chairman of the Board shall set the agenda as set forth in article 41 herein and will preside over the meetings of the Board.

(e)	If the chairman of the Board of Directors is absent from a meeting 15 minutes from the designated time for the meeting or if he is unwilling to preside over the meeting, the Board of Directors shall elect one of its members to preside over the meeting and sign the protocol of the meeting. The chairman of the Board in such instance shall not have an extra or casting vote in any vote by the Board of Directors in the event of a tie vote.

(f)	The chairman of the Board may serve as the CEO of the Company, or exercise his authorities for periods that do not exceed three years each from the date of the resolution, subject to and in accordance with the provisions of section 121(c) of the Companies Law.

40.	Convening a meeting of the Board

(a)	The Board of Directors will convene for meetings pursuant to the needs of the Company and at least once every three months.

(b)	The Board will be convened according to one of the following methods:

(1)	The chairman is entitled to convene a meeting at any time.

(2)	In the following instances, the chairman of the Board will convene the Board without delay:

1.	A notice or report by the general manager to the chairman of the Board about any irregular matter that is material for the Company that requires an act by the Board; and

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2.	Notice by the auditor of the Company to the chairman of the Board that he became aware during the audit of material deficiencies in the accounting audit of the Company.

(2)	The chairman of the Board will convene the Board, at the demand of any of the directors at any time, including if a director becomes aware of a matter of the Company in which there may be an apparent violation of the law or may harm proper corporate governance, whereby he will act without delay to convene a meeting of the Board.

(c)	If a meeting of the Board is not convened within seven days from the date of the notice or report by the general manager or the auditor as stated in article 40(b)(2) above or from the date of the demand as set forth in article 40(b) (2) above, each of those listed above, may convene a meeting of the Board to discuss the subject specified in the demand, notice or report, as the case warrants, within at least two business days prior to the date of the meeting.

(d)	The Board may hold meetings through the use of any communications devices, provided that all the directors participating can hear each other simultaneously.

(e)	The Board may adopt resolutions even without an actual meeting (such as in writing, fax or email), provided that all the directors who are entitled to participate in the meeting and vote on the matter brought for a resolution agree to do so.

(f)	Resolutions adopted in the manner specified in subsection (e), shall be formalized in a protocol, including the resolution not to convene a meeting, and the protocol shall be signed by the chairman of the Board.

41.	Agenda

The agenda of Board meetings shall be set by the chairman of the Board and shall include:

(a)	Subjects set by the chairman of the Board;

(b)	Subjects that were set as set forth in article 40 above; and

(c)	Any subject that a director, the general manager and/or the auditor asks of the chairman of the Board, a reasonable time prior to the meeting, to include on the agenda.

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42.	Notice of a meeting of the Board of Directors

(a)	Notice of a meeting of the Board shall be delivered to all the directors at least seventy two (72) hours prior to the date designated for the meeting, unless all the directors gave prior written consent to convene the meeting within a shorter time frame, or in urgent cases - and with the consent of a majority of the directors - even without such notice.

(b)	Notice pursuant to article 42(a) above shall be delivered to the address of the director in Israel that was previously delivered to the Company by the director in writing and which shall state the date of the meeting and the location, and a reasonable description of all the subjects on the agenda. It is understood that the dispatch of such notice covers the liability of the Company and the director is solely responsible to update the Company about a change of his address for the purpose of the sending of such notices. A change of address of the director shall be done by him in writing provided that it is delivered a reasonable time prior to the date designated for a meeting of the Board of Directors.

43.	Quorum

(a)	A quorum for discussion in meetings of the Board shall be determined, from time to time, by the general meeting and until decided otherwise it shall be at least the presence of half of the directors, who serve at the time of the meeting, on their own or through alternates. The quorum shall be established at the start of each meeting of the Board and shall constitute a quorum for the entire duration of the meeting, for all the resolutions that are on the agenda, even in the case or cases where a quorum is not present during the continuation of the meeting.

(b)	If a half hour passes from the time designated for the start of the meeting of the Board and a quorum is not present, the meeting shall be adjourned for twenty four (24) hours exactly (after the original time designated for the meeting) or to another time set by the chairman of the Board (but in any case no earlier than twenty four (24) hours). The quorum at an adjourned meeting shall be the presence of at least two directors, who are serving at the time of the meeting, on their own or through an alternate. If the Board cannot act due to the absence of a quorum at the adjourned meeting, the general meeting may exercise the authorities of the Board for the purpose/s for which the meeting of the Board was convened and the provisions of article 37 above will apply.

(c)	Each duly convened meeting of the Board of Directors, in which a quorum is present, shall have all the authorities, powers of attorney and discretion given to it at such time, according to the provisions of the Company, to the Board of Directors or those exercised by it in general.

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(d)	If a specific member is not appointed to the Board or if the office of a director is vacated, the remaining directors may operate for all matters, so long as their number is not less than the minimum fixed in article 30(a) above. If the number is less than the minimum, they may not exercise their authorities according to these articles, except to convene a general meeting with an agenda to appoint additional directors or to establish a lower minimum of directors or to appoint additional directors themselves. The general meeting may decide not to approve acts of the directors when their number falls below the minimum number and to exercise on its own the authorities of the Board, until the number of directors again reaches the minimum as set forth in article 30(a) above.

44.	Voting on the Board

(a)	Each director shall have one vote in each vote on a resolution.

(b)	Resolutions of the Board shall be adopted by a regular majority of those present participating in the vote.

(c)	If the votes are tied in a Board meeting, the proposed resolution shall be considered as rejected.

(d)	Notwithstanding the aforesaid, resolutions on the subjects listed below shall not be adopted unless the subjects were on the agenda of the meeting that was duly convened, and there was no objection to the resolution by two or more of the members of the Board who participated in the meeting:

(1)	Entering into new fields of activity and the expansion of the geographical field of activity of the Company;

(2)	Investments in the field of activity of the Company (namely, not including investments in equipment) and the exercise of such investments;

(3)	The transfer of any of the subjects mentioned in sections (1) and (2) to the authority of committees of the Board;

(4)	Acquisition of Company shares, as defined in section 1 of the Companies Law, in a manner in which following the acquisition the Company will no longer be a public company, insofar as this resolution is brought for approval of the Board of the Company in accordance with the provisions of relevant law.

This majority shall apply also for resolutions on those subjects by committees of the Board and resolutions in subsidiaries of the Company, and resolutions in the committees of the Board and subsidiaries (1) shall be sent for a resolution of the Board; or (2) will be adopted only if the composition of the committee of the Board of Directors of the subsidiary is identical to the composition of the Board of Directors.

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(e)	A director (or alternate director) is entitled to vote on his own, in writing (inclusive of by fax or email) or verbally if the meeting takes place through means of communication where the directors who are participating can hear each other simultaneously.

45.	Protocols in a meeting of the Board

(a)	The Company will keep protocols of the proceedings in meetings of the Board and its committees and will keep them and the resolutions adopted without actual meetings of the Board, in the office for a period of seven years from the date of the meeting or adoption of the resolution, as the case warrants.

(b)	A protocol approved and signed by the director who presided over the meeting, shall serve as prima facie proof of its contents.

(c)	An announcement by the chairman of the Board, that a resolution was adopted unanimously or by a specific majority, or was rejected and a notation recorded in this matter in the protocol of the meeting of the Board, shall serve as prima facie proof of the authenticity of its contents, and it is not necessary to prove how many votes there were or how many were for or against the resolution.

46.	Defects in the convening of a meeting

(a)	A resolution adopted in a meeting of the Board that was convened without the prior conditions satisfied for its convening (hereinafter - "Defect in the Convening") may be revoked at the demand of each of the following:

(1)	A director who was present at the meeting, provided that he demanded that a resolution for which the defect was present not be adopted, prior to the adoption of the resolution; or

(2)	A director who was entitled to be invited to a meeting but was not present, within a reasonable time after he was informed about the adoption of the resolution and no later than the first Board meeting that was held after he was informed of the resolution;

It is understood that if there was a defect in the convening of the meeting related to the notice about the location of the meeting or its time, a director who came to the meeting may not, notwithstanding said defect, demand the revocation of the resolution.

(b)	The provisions of article 46(a) above shall not impair from the validity of an act done for the Company which was retroactively approved by the Board or if the party with whom the act was done did not know or could not have known about the irregularity or lack of authorization.

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47.	Committees of the Board

(a)	Subject to the provisions of section 112 of the Companies Law which prohibits the delegation of authorities and the provisions of these articles (including article 44(d) above), the Board may establish committees of the Board and appoint members from among the Board only to them (hereinafter: "Board Committee") and delegate all or some of its authorities to a Board committee. The Board may from time to time cancel the delegation of said authority,

Each committee that is so established must, when exercising its authorities, comply with all the regulations that are established by the Board of Directors.

(b)	A Board committee will report to the Board on a regular basis about its decisions or recommendations. Decisions or recommendations of a Board committee which requires the approval of the Board, will be brought to the attention of the directors a reasonable time prior to the deliberations on the Board.

(c)	The meetings of a Board committee and its management shall be in accordance with the provisions of procedures and management of meetings of the Board, as set forth in the provisions of these articles, mutatis mutandis, so long as they are appropriate and if they do not replace the instructions that are given by the Board according to this section.

(d)	A committee of the Board whose job is to provide counsel or recommendations to the Board can be comprised of a person who is not a member of the Board.

(e)	A resolution that is adopted or an act that is done by a committee of the Board, according to an authority that was delegated to it from the authorities of the Board, shall be the same as a resolution adopted or an act that was done by the Board. However, the Board may evoke any decision of a committee that it appointed, but such cancellation shall not harm the validity of a decision of a committee where the Company acted in accordance thereto with another person, who was not aware of the revocation.

Part Eight: Audit Committee

48.	Appointment of an audit committee

(a)	The Board of the Company shall appoint among its members an audit committee. The number of members of the audit committee shall be determined by the Board, from time to time provided that it shall not be less than three members and that all the outside directors will be members of the committee. The chairman of the Board and any director who is employed by the Company or by a controlling holder or by a corporation under the control of a controlling holder, a director who provides services, on a regular basis, to the Company, to a controlling holder in it or to a corporation under the control of a controlling holder, as well as a director whose main income is on the controlling holder, shall not be members of the audit committee. Likewise, a controlling holder or a relative thereof shall not be members of the audit committee.

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(b)	The audit committee shall choose one of its members who is an outside director to serve as chairman of the audit committee, by a resolution adopted by a regular majority of the audit committee present at such meeting.

(c)	The term of office of the chairman of the audit committee shall be until a resolution of the audit committee about the termination of his term and the appointment of a chairman for the audit committee in his stead. However, it is understood that a chairman of the audit committee who ended his term of service may be reappointed.

49.	Positions and work procedures of the audit committee

(a)	Subject to relevant law, the positions of the audit committee shall be as described in section 117 of the Companies Law.

(b)	The internal auditor of the Company shall receive notices about meetings of the audit committee and may participate in them. The internal auditor may ask the chairman of the audit committee to convene the committee to discuss a subject that he describes in his request, and the chairman of the audit committee will convene the meeting within a reasonable time from the request, if he sees a reason to do so.

(c)	A notice of a meeting of the audit committee, in which a subject related to the audit of the financial statements is raised, shall be delivered to the internal auditor who is entitled to participate in it.

(d)	Subject to the provisions of the Companies Law (including section 116a dealing with a quorum to deliberate and adopt resolutions in the audit committee and section 115(e) dealing with presence in meetings of the audit committee), the procedures of the meetings and activities of the audit committee and its management shall be in accordance with the provisions of the procedures and management of meetings of the Board of Directors, as described in these articles, mutatis mutandis, insofar as they are appropriate and insofar as they do not replace instructions given by the Board pursuant to this section.

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Part Nine: Exemption, indemnification and liability insurance

50.	Exemption and indemnification

(a)	The Company is entitled to exempt in advance an office holder from his liability, in whole or in part, for damage due to a breach of the duty of care to the Company, other than a breach of the duty of care in a distribution.

(b)	The Company may indemnify an office holder for an obligation or expense as described in paragraphs (1) - (6) herein, imposed on him following an act that he did by virtue of his being an office holder:

(1)	A monetary duty imposed on him or expended in favor of another person by a court judgment, including a judgment issued as a settlement or a ruling of an arbitrator that is ratified by a court;

(2)	Reasonable litigation costs, including legal fees, expended by the office holder following an investigation or proceeding that was conducted against him by the competent authority to carry out an investigation or proceeding, and which concluded without the filing of an indictment against him and without having imposed on him a monetary obligation as an alternative to a criminal proceeding, or which ended without an indictment against him but with the imposition of a monetary obligation as an alternative to a criminal proceeding for an offense that does not require proof of criminal intent or in connection to a monetary sanction;

The terms "conclusion of a proceeding without the filing of an indictment in a matter in which a criminal investigation was opened" and - "monetary obligation as an alternative to a criminal proceeding", in this article shall be attributed the meaning given to them by section 260(a)( la) of the Companies Law.

(3)	Reasonable litigation costs, including legal fees that the officer expended or which he was charged to pay by a court, in a proceeding filed against him by the Company or on its behalf or by another person, or in a criminal indictment for which he was acquitted, or an indictment for which he was convicted of a crime that does not require proof of criminal intent.

(4)	Other expenses expended in respect to an administrative proceeding that was conducted on his case, including reasonable litigation costs, including legal fees.

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For this purpose "an Administrative Proceeding" - a proceeding pursuant to Parts 8(3) (Imposition of a monetary sanction by the Securities Authority), 8(4) (Imposition of administrative enforcement measures by the Administrative Enforcement Committee), or 9(1) (An Arrangement to prevent proceedings or to halt proceedings that is predicated on conditions) of the Securities Law, as amended from time to time, and a proceeding according to Section D' of Chapter Four in Part Nine of the Companies Law and subject to any relevant law, any similar proceeding to these, by whatever name it is called.

(5)	Payment to a person injured by a violation as stated in section 52(54)(a)(l)(a) of the Securities Law.

(6)	Any other obligation or expense imposed on him or expended, following an act that he did by virtue of his being an officer in it, for which indemnification can be made according to the provisions of relevant law.

(c)	The Company may give indemnification in one of the following ways:

(1)	By giving an undertaking in advance to indemnify an office holder of the Company in each of the following (hereinafter: "Undertaking to Indemnify"):

(a)	As set forth in article 50(b)(1) above, provided that the undertaking for indemnification for a monetary obligation is limited to events which according to the Board of Directors are foreseeable in light of the Company's actual activity at the time of the giving of the undertaking for indemnification and for a sum or criteria that the Board of Directors establishes is reasonable under the circumstances, and where the undertaking for indemnification will state the events which the Board of Directors feel are foreseeable in light of the Company's actual activity at the time of the giving of the undertaking as well as the sum or the criteria which the Board establishes are reasonable under the circumstances.

(b)	As set forth in Articles 50(b)(2), 50(b)(3), 50(b)(4), 50(b)(5), and 50(b)(6).

(2)	To indemnify the office holder of the Company retroactively.

51.	Liability insurance

(a)	The Company may enter into a contract for liability insurance for an officer of the Company for a liability that will be imposed on said officer for an act taken by virtue of his being an officer in the Company, for each of the following:

(1)	A breach of the duty of care towards the Company or another person;

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(2)	Breach of a fiduciary duty against the Company provided that the officer acted in good faith and had reasonable grounds to assume that the action would not harm the welfare of the Company;

(3)	A monetary obligation that is imposed on him in favor of another person;

(4)	Other expenses expended by the office holder in respect to an administrative proceeding conducted in his case, including reasonable litigation expenses, including legal fees;

For this matter "Administrative Proceeding" - as defined in article 50(b)(4) above;

(5)	Payment to a victim of a breach as contemplated by section 52(54)(a)(l)(a) of the Securities Law;

(6)	Any additional obligation that may be insured by law.

(b)	In any case where the insurance contract will have coverage for the Company itself, the office holder shall have the preemptive right instead of the Company in receiving insurance compensation.

Part Ten: General Manager

52.	General Manager

(a)	A general manager of the Company will be appointed and dismissed according to a resolution adopted by the Board of Directors of the Company, and it may appoint more than one general manager, for a fixed period of time or without any time limitation, and it may from time to time dismiss or release him or them from their office and appoint another or others in his or their stead.

(b)	Subject to the provisions of an employment agreement between the general manager and the Company, the general manager is responsible for the ongoing management of the affairs of the Company as part of the policy set by the Board and subject to its instructions.

Subject to the provisions of the agreement between the general manager and the Company, the general manager will have all the authorities of management and implementation that were not conferred by law or these articles to another body of the Company, and he may be supervised by the Board, provided that if the general meeting enacts a new regulation it shall not be in his power to cancel or revoke the lawful validity of a deed done prior to such by the general meeting or in accordance with its instructions, which would have been valid if not for the new regulation that was enacted.

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(d)	Subject to the provisions of the law and articles 36(a) and 36(b) above, the Board of Directors may from time to time deliver and confer on the general manager at such time, some of those authorities by which it acts according to these articles, as it deems fit to manage the ordinary business of the Company and it may confer authorities for a period of time, and for certain purposes and needs for those times and under such conditions and restrictions as it deems fit as stated above.

(e)	The general manager must notify the chairman of the Board of Directors about any irregular matter that is material to the Company; if the Company does not have a chairman of the Board or if he is prevented from serving in such capacity, the general manager will notify all the directors.

(f)	Office holders of the Company, other than directors and the general manager (namely, a chief business manager, deputy to the general manager, legal advisor, any replacement as stated in the Company even if his title is different, and another manager subject directly to the general manager) shall be appointed and dismissed by the general manager, without derogating from the provisions of the Companies Law dealing with the approval of the terms of service and employment of an office holder.

53.	Removal of authorities from the general manager

The Board of Directors may instruct the general manager how to act for a specific matter; if the general manager does not satisfy the provision and/or the general manager is prevented from exercising his authorities, the Board of Directors may exercise the required authority to implement the instruction and/or to exercise his authorities in his stead.

Part Eleven: Management of the Company

54.	Registered office

(a)	The Company will maintain an office in Israel, to which any notice to the Company can be sent. Without derogating from the provisions of any law, the Company will keep in its registered office documents as set forth in section 124 of the Companies Law.

(b)	Delivery of a document to the Company shall be to the office as it is registered with the Companies Registrar at the time it is sent to the Company by mail.

(c)	A person who is entitled to inspect documents, is entitled to receive a copy of them for a fee that the Board or the general manager establishes.

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55.	Register of shareholders and register of material shareholders

(a)	The Company shall keep a register of shareholders and a register of material shareholders and will update the changes to them as soon as possible after it becomes aware of them.

(b)	The shareholder register and the material shareholder register shall be open for inspection by any person.

(c)	The details enumerated in section 130(a) of the Companies Law shall be recorded in the shareholder register.

(d)	The material shareholder register shall contain reports that the Company received pursuant to the Securities Law about the holdings of the material shareholders in Company shares.

(e)	The Company will keep all the records that are recorded in the shareholder register as set forth in article 55(c) above.

(f)	The shareholder register will be prima facie proof of the contents recorded in it.

(g)	In the case of a contradiction between the shareholder register and a share certificate, the shareholder register shall have more evidentiary value than that of the share certificate.

56.	Auditor

(a)	The Company will appoint an auditor who will audit the annual financial statements of the Company and give his opinion about them (hereinafter: "Audit Activity").

(b)	An auditor will be appointed at each annual meeting and shall serve in his capacity until the end of the following annual meeting; however, the general meeting may appoint an auditor who will serve in his position for a longer period of time, that shall not be longer than the end of the third annual meeting after the one in which he is appointed.

(c)	The Company may appoint a number of auditors to carry out the audit activity together.

(d)	If the office of the auditor is vacated and the Company does not have another auditor, the Board will convene a special meeting, as soon as possible, with the agenda of appointing an auditor.

57.	Expiration of the term of the auditor

(a)	The general meeting may terminate the service of the auditor.

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If the agenda of the Company includes the termination of the service of the auditor or the non-renewal of his service, the audit committee will bring its position before the general meeting, after affording the auditor a reasonable opportunity to bring his position before it.

(b)	If the Board becomes aware that there are dependent relationships pursuant to the provisions of section 160 of the Companies Law, it will notify the auditor without delay that he must act to cease such dependency immediately; if the dependency continues, the Board will convene a special meeting within a reasonable time period, with the agenda to terminate the service of the auditor.

(c)	The general meeting that is convened as set forth in article 57(b) above, shall decide on the termination of the service of the auditor; however, the general meeting may, after the auditor brings his position before it, decide not to accept the recommendation of the Board to end his service, if it finds that the auditor has no dependency in the Company.

(d)	The Board of Directors will give the auditor a reasonable opportunity to bring his position before the general meeting with the agenda of ending or not renewing his service, and for this purpose the auditor will be invited to participate in the general meeting.

(e)	If the auditor resigns for reasons that involve an interest for shareholders in the Company, the Board will notify the Company of such.

(f)	Without derogating from the provisions of relevant law, the Board of Directors will notify the shareholders about the reasons for the resignation of the auditor as it deems fit, and it may also give notice about its position in the matter.

58.	Wages of the auditor

The salary of the auditor for the audit activity and for additional services, shall be set by the Board of Directors, in accordance with the extent of the work, the duration of his employment and any additional relevant term related to his employment.

The Board will notify the general meeting about the wages of the auditor, and all matters related to his salary for additional services - also about the terms of contract with the auditor, including payments and undertakings of the Company towards the auditor.

For the purpose of this section - an accountant auditor - including a partner, employee or relative of the accountant and including a corporation under his control.

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(b)	The Company will not stipulate the payment of the fee of the auditor on terms that limit the manner of his performance of the audit activity or which make a connection between the results of the audit and his fees.

(c)	The Company or anyone on its behalf shall not indemnify, directly or indirectly, the auditor, for an obligation imposed on him due to a breach of his professional responsibility in providing services that must be provided by an accountant auditor by law, or following the violation of another duty imposed on him by law.

59.	Authorities, duties and responsibility of the accountant auditor

(a)	The auditor may at any time inspect documents of the Company required by him to perform his job and receive explanations about them.

(b)	The auditor may participate in any general meeting in which financial statements are submitted for which he conducted audit activity and any meeting of the Board which deliberates the approval of the financial statements, in meetings of the committee to inspect the financial statements and in meetings of the Board convened pursuant to article 40(b)(2)2 above; the Board of Directors will notify the auditor of the place and time of the general meeting or the Board or committee meeting for the examination of the financial statements.

(c)	If the auditor becomes aware during his audit activity about material defects in the accounting audit of the Company, he will notify the chairman of the Board of such.

60.	Internal auditor

(a)	The Board of Directors of the Company will appoint an internal auditor; the internal auditor will be appointed in accordance with the recommendation of the audit committee.

An internal auditor shall not be an interested party in the Company, an officer in the Company, a relative of any of the above, or the auditing accountant or his representative

(b)	The organizational supervisor over the internal auditor shall be the chairman of the Board, or whoever the Board of the Company determines from time to time.

(c)	The internal auditor will check, inter alia, the validity of the activities of the Company in respect to compliance with the law and proper corporate governance.

(d)	The term of service of the internal auditor shall not be terminated without his consent and he shall not be suspended, unless the Board decides on such after obtaining the position of the audit committee, and after giving the internal auditor a reasonable opportunity to state his position before the Board and before the audit committee.

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For this purpose, the quorum for the opening of a meeting of the Board shall not be less than a majority of the directors.

Part Twelve: Financial statements and signature

61.	Financial statements

The Company will keep accounts, and likewise will keep financial statements pursuant to the Securities Law.

62.	Stamp and signatory right

(a)	The Company may establish a stamp or rubber stamps for sealing documents.

(b)	The Board will determine the person or persons (even if they are not directors) who are authorized to sign on behalf of the Company, and their signatures together with the stamp of the Company or its printed name shall bind the Company, provided that he or they acted and signed within their authority or authorities.

Part Thirteen: Dividends and Bonus Shares

63.	Dividends and bonus shares

(a)	A resolution by the Company to distribute dividends or allocate bonus shares shall be adopted by the Board of Directors of the Company. The Board of the Company shall decide on the date for payment of the dividend.

(b)	In addition, the Board may, prior to offering a dividend, allocate from the profits of the Company, amounts, as it deems fit, as a reserve fund or funds as they establish, in the sole discretion of the Board of Directors, for unforeseeable needs or to equalize dividends with special dividends to correct, to improve or to maintain any property of the Company, and for many other types of purposes, as the Board, according to their absolute discretion, believes is beneficial for the affairs of the Company, and it may invest these allocated sums in investments that they feel are proper (other than in shares of the Company), and from time to time manage these investments or change them and use all or some of them for the benefit of the Company, and it may divide the reserve fund into special funds, as it deems fit, and use the fund or any part of it for the Company's business, without having to keep the monies separate from the rest of the assets of the Company.

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(c)	A Board of Directors which announces the distribution of dividends may decide that this dividend be paid in full or in part by distribution of certain assets, in particular by the distribution of fully paid up shares, bonds or a series of bonds of any other company, or in one or more of these methods.

(d)	In order to validate a resolution of the Board (including according to article 63(c) above), the Board may:

(1)	Resolve any difficulty that may arise in respect to the distribution of a dividend and/or allocation of bonus shares as it deems fit;

(2)	Issue partial certificates, including certificates for fractional shares or decide not to count fractions under a certain amount, or sell fractions and transfer their consideration to those eligible to receive them;

(3)	To establish for the distribution of a dividend and/or allocation of bonus shares the value of any specific asset;

(4)	To decide that payment in cash will be done for shareholders on the basis of the value that will be so established, or that parts the value of which are less than one shekel will not be taken into account in order to adjust the rights of all the parties;

(5)	To deposit such monies or specific assets with trustees against securities, for persons eligible to receive dividends and/or bonus shares or to a fund that was converted into capital;

(6)	If required, a proper contract will be drawn up and the Board may appoint a person to sign such contract on behalf of those eligible to receive dividends, bonus shares and/or fund converted into capital and such appointment will be valid; and/or

(7)	To make any other arrangement (in respect to the distribution of dividends and/or allocation of bonus shares), as the Board of Directors deems fit according to its sole discretion.

(e)	The Board of Directors may deduct and offset from any dividend, bonus or other monies that are due to be paid for shares held by a shareholder, whether or not he is the sole owner or holds the share jointly with others, all sums of money owed from him which he must defray on his own or jointly with any other person to the Company on account of calls for payment etc.

(f)	A shareholder shall not be entitled to a dividend if he has not delivered by the date designated for such, a bank account into which the relevant sums are to be transferred. Further, a shareholder is not entitled to change the bank account number a reasonable time (to be set by the Board) prior to the date for the actual distribution of the dividend by the Company.

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(g)	The Board may invest each dividend that is not claimed within one year from the announcement of its distribution or to use it in another manner for the benefit of the Company until it is claimed. The Company is not obligated to pay interest or linkage for an unclaimed dividend.

(h)	Shareholders entitled to a dividend, are shareholders as of the designated date for the distribution of the dividend as established in the resolution of the Board of Directors or by virtue thereof, and subject to the provisions of relevant law.

Part Fourteen: Notices and Dissolution

64.	Notices

Subject to the provisions of article 21 above (to wit notice of a meeting), the arrangement set forth in article 21 above shall apply:

(a)	The Company is entitled to deliver notice to any shareholder by personal delivery, by fax, by email or by dispatch by mail in a letter, prepaid envelope or packaging intended for the shareholder, to the address as delivered to the Company at the time of the allocation of the shares or transfer of the shares, unless said shareholder gave written notice of a change of his address (hereinafter: "Registered Address").

(b)	A shareholder shoes registered address is outside of Israel may, from time to time, give written notice to the Company about an address in Israel, and that address will be considered as his address for the delivery of notices - as stated above.

(c)	All notices regarding shares, to which persons are jointly entitled, shall be delivered to the person who appears first in the shareholder register, unless they deliver other instructions, and a notice sent as stated shall serve as sufficient notice to all these shareholders.

(d)	Any notice sent to a shareholder to his registered address, by Israel post to an address in Israel shall be considered as having been delivered three (3) business days from the day dispatch of the letter or envelope or other packaging containing the letter was delivered to the post office properly bearing the registered address of the recipient and delivered to the post office. A written certificate signed by the secretary or manager or other official of the Company that the letter, envelope or packaging containing the notice with the registered address was delivered to the post office as stated, shall serve as prima facie proof of the fact. Any notice sent by fax shall be considered as having been delivered one (1) day from the day it was sent, provided that confirmation of the dispatch of the fax is presented, and if hand delivered - at the time of delivery.

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(e)	A person who becomes eligible to a share by virtue of the law, a transfer or in any other manner, shall be copied on every notice for such share, that was duly delivered to the registered address of the shareholder (from whom the right to the share is derived) registered in the shareholder register.

(f)	Any notice or document sent by post to a shareholder or left at his registered address, then notwithstanding the fact that said shareholder died - and it does not matter if the Company knew of the death or not - shall be seen as having been duly delivered in respect to all the shares registered, whether if they were held by the same shareholder separately or jointly with other persons, until the other person will be registered in his place as the owner or the joint owner of the shares, and such delivery will be seen, for the purposes of these articles, as sufficient delivery of the notice or the document to the personal representative, or all persons, if any, jointly interested in the same shares. Without derogating from the foregoing generality, a notice to a shareholder shall be delivered also to persons who have a right to a share due to the death or bankruptcy of a shareholder or if the shareholder is a corporation - in the event of its receivership or dissolution, after the receiver or liquidator, as warranted, is registered as the shareholder in the shareholder register.

65.	Dissolution

(a)	Without derogating from the authority of the liquidator pursuant to section 334 of the Companies Ordinance and subject to special conditions, benefits and restrictions attached to shares of the Company, shares of the Company shall have equal rights regarding the return of the capital and participation in the distribution of surplus assets of the Company whether if the Company winds up voluntarily or whether in any other manner, after defrayal of all the obligations of the Company, its assets shall be distributed, among all the shareholders, proportionate to the nominal value of their shares without taking into account any premium paid on them.

(b)	For the purpose of article 65(a) above, a person who is entitled to shares but have not yet been allocated the shares, shall be considered as if the shares to which he is entitled were allocated to him prior to the dissolution, and that the amount paid on account of the nominal value of the shares has been paid up. In this case one who is entitled to the shares, is entitled to payment of an equal sum to the amount that he would have received in a dissolution if he would have held the shares of the Company on the eve of the adoption of the resolution of the dissolution, with a deduction of the price of the exercise that he would have had to pay if he would have exercised his right to the shares of the Company on the eve of the resolution of the dissolution.

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(c)	If the Company winds up and the property of the Company that is to be distributed among the members is not enough to return all the paid up capital, these assets will be distributed inasmuch as possible in a proportionate manner to the paid up capital, or which is considered paid up at the start of the dissolution, of the shares held by each of the members.

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Annex F

Form of Merger Escrow Agreement

ESCROW AGREEMENT

among

CELLECT BIOTECHNOLOGY LTD.,

MICHAEL MYERS, as Representative

and

THE BANK OF NEW YORK MELLON, as Escrow Agent

dated as of [__] 2021

ESCROW ACCOUNT NUMBER(S)	____________________________

TITLE(S) OF ACCOUNT(S)	____________________________

THIS ESCROW AGREEMENT dated as of [__], 2021 (this “Escrow Agreement”), by and among THE BANK OF NEW YORK MELLON, a New York banking corporation (the “Escrow Agent”), CELLECT BIOTECHNOLOGY LTD., an Israeli Company (the “Company”), and Michael Myers, as the representative (the “Representative”) of the parties listed on Exhibit A hereto (the “Quoin Lock-Up Signatories”). The Company and the Representative are individually herein referred to as an “Interested Party” and collectively as the “Interested Parties”.

PRELIMINARY STATEMENTS:

WHEREAS, on March 24, 2021, Quoin Pharmaceuticals, Inc. (“Quoin”), the Company and CellMSC, Inc. (“Merger Sub”) entered into that certain Agreement and Plan of Merger and Reorganization, as amended from time to time (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into Quoin (the “Merger”), with Quoin surviving the Merger as a wholly-owned subsidiary of the Company, which will be renamed Quoin Pharmaceuticals, Ltd. after the Merger;

WHEREAS, pursuant to the Merger Agreement, certain outstanding ordinary shares of the Company will be withheld from the merger consideration payable to the Quoin Lock-up Signatories, to be (i) released to the Quoin Lock-Up Signatories, (ii) released to the Company for cancellation and retirement, and/or (iii) released to shareholders of Cellect as of immediately prior to the effective time of the Merger (“Qualified Cellect Holders”), as in each case set forth in the Merger Agreement.

WHEREAS, the Company’s ordinary shares trade in the United States in the form of American Depositary Shares (the “Company ADSs”), each representing one hundred (100) ordinary shares, no par value per share, of Cellect;

WHEREAS, a copy of the Merger Agreement has been delivered to the Escrow Agent; and

WHEREAS, the Escrow Agent is willing to act as the Escrow Agent hereunder, and to hold the Escrow Shares in escrow account no[s]. [__], title: [__].

NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements contained herein, and intending to be legally bound hereby, the Interested Parties hereby appoint the Escrow Agent to act as, and the Escrow Agent hereby agrees to act as, escrow agent hereunder and to hold and distribute the Escrow Property (as defined herein) in accordance with and subject to the following Instructions and Terms and Conditions, and the parties hereby agree as follows:

I. INSTRUCTIONS:

1. Escrow Property.

(a) Simultaneously with the execution hereof, in accordance with the terms of the Merger Agreement, the Company shall issue the Dilution Escrow Shares (as defined in the Merger Agreement) and the Exchange Escrow Shares (as defined in the Merger Agreement, and together with the Dilution Escrow Shares, the “Escrow Shares”) on the books and records of the Transfer Agent for the benefit of the Quoin Lock-Up Signatories in the name of the Escrow Agent FBO Michael Myers as Representative. Such Escrow Shares shall be issued through The Depository Trust Company (“DTC”) Deposit or Withdrawal at Custodian (DWAC) to the Escrow Agent by The Bank of New York Mellon in its capacity as depositary of the Company ADSs (Transfer Agent), and the Company shall provide written notice to the Escrow Agent to accept such Escrow Shares. The Escrow Shares, plus all interest, dividends and other distributions, payments and earnings thereon and proceeds thereof, including any such distributions made as a result of a stock split, stock dividend, cash dividend, recapitalization, merger, asset purchase, sale of assets or similar transaction (collectively the “Distributions”) received by the Escrow Agent, less any property and/or funds distributed or paid in accordance with this Escrow Agreement, are collectively referred to herein as the “Escrow Property,” and shall be held by the Escrow Agent in escrow and disbursed in accordance with the terms and provisions of this Escrow Agreement. At any time any Escrow Shares are required to be released from the Escrow Property to the Quoin Lock-Up Signatories pursuant to this Escrow Agreement, any Distribution previously received by the Escrow Agent in respect of, or, in exchange for, such Escrow Shares shall be released from the Escrow Property as directed by the Representative.

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(b) The Escrow Property shall not be pledged as collateral or security by any Interested Party or any of his, her or its Affiliates (except as set forth in Section 4(b) of Part II – Terms and Conditions). The Escrow Agent shall hold and safeguard the Escrow Property until all amounts and property held therein have been released pursuant to Section 7. As used herein, “Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any general partner, limited partner, member, officer, director or manager of such Person and any venture capital or private equity fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person. For purposes of this definition, the terms “controls,” “controlled by,” or “under common control with” means the possession, direct or indirect, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise). As used herein, “Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity, trust, governmental body or other organization.

(c) The Company shall be entitled to exercise all voting rights with respect to any Escrow Shares that are held by the Escrow Agent until such time as the Escrow Agent receives pursuant to Section 3 below joint written instructions, in the form of Exhibit B hereto, from, and signed by both, the Interested Parties (the “Joint Written Instructions”), to release such Escrow Shares for delivery to such Investor.

(d) No fractional Escrow Shares shall be retained in or released from the Escrow Property pursuant to this Escrow Agreement. In connection with any release of Escrow Shares from the Escrow Property, the Company and the Representative shall mutually agree upon appropriate rounding procedures in order to avoid retaining in or releasing from the Escrow Property any fractional shares, and shall provide the Escrow Agent with written instructions regarding release amounts.

2. Investment and Reinvestment of Escrow Property. During the term of this Escrow Agreement, any cash that is part of the Escrow Property shall be invested and reinvested by the Escrow Agent (i) in accordance with the Joint Written Instructions provided to the Escrow Agent or (ii) in the absence of a Joint Written Instruction as to the investment or reinvestment of any Escrow Property, in the BNY Mellon Cash Reserve. The Escrow Agent shall have no liability for any loss sustained as a result of any investment selected as indicated in the previous sentence or made pursuant to the instructions of the Interested Parties, as a result of any liquidation of any investment prior to its maturity or for failure of the Interested Parties to give the Escrow Agent instructions to invest or reinvest the Escrow Property.

3. Distribution of Escrow Property. The Escrow Agent is directed to hold and distribute the Escrow Property in the following manner: Following the Final Reset Date (as referenced in Section 1.13 of the Merger Agreement), and upon the receipt of the Joint Written Instructions with respect to any release hereunder, the Escrow Agent shall promptly, and in any event no later than two (2) Trading Days (as defined below), after the receipt of such Joint Written Instructions1, transfer to the Quoin Lock-Up Signatories, the Qualified Cellect Holders or the Company, using the delivery instructions set forth in such Joint Written Instructions, an amount of Escrow Shares from the Escrow Property as directed in such Joint Written Instructions. The Escrow Agent will receive the Joint Written Instructions as to all share amounts to be disbursed and will not be responsible for any calculations. All Joint Written Instructions executed by the Representative and delivered to the Company by 5:00 p.m. New York City Time on a date following the Final Reset Date shall be promptly executed by the Company and delivered to the Escrow Agent on the same date. Notwithstanding anything contained in this Escrow Agreement to the contrary, for the avoidance of doubt, the Interested Parties acknowledge and agree that any of the time periods for delivery of documents and/or other items set forth in this Escrow Agreement, including, but not limited to, the time period for delivery of Escrow Shares are subject to delays resulting from health epidemics. As used herein, “Trading Day” means any day on which the Common Stock is traded on The Nasdaq Capital Market, or, if The Nasdaq Capital Market is not the principal trading market for the Common Stock on such day, then on the principal securities exchange or securities market on which the Common Stock is then traded.

_____________________________

1 NTD: Joint written instructions contemplated to require the Escrow Agent to deliver the Escrow Shares via the DTC free delivery / free receive system.

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4. Authorized Persons. Each of the Interested Parties shall, on the date of this Escrow Agreement, deliver to the other parties a certificate in the form of Schedule I-A hereto, with respect to the Company, and Schedule I-B hereto, with respect to the Representative, as to the incumbency and specimen signature of at least two (2) officers or other representatives of such party authorized to act for and give and receive notices, requests and instructions on behalf of such party in connection with this Escrow Agreement (each such officer or other representative, an “Authorized Person”). From time to time, an Interested Party may, by delivering to the other parties a revised certificate in the form of Schedule I-A or Schedule I-B, as applicable, change the information previously given, but each of the parties hereto shall be entitled to rely conclusively on the then-current schedule until receipt of a superseding schedule.

5. Facsimile/Email Instructions. Each of the Interested Parties hereby provides to the Escrow Agent and agrees with and accepts the authorizations, limitations of liability, indemnities, security procedure and other provisions set forth on Schedule II hereto in connection with the Escrow Agent’s reliance upon and compliance with instructions and directions sent by such parties via e-mail, facsimile and other similar unsecured electronic methods.

6. Addresses. Notices, instructions and other communications shall be sent to the Escrow Agent at The Bank of New York Mellon, Corporate Trust Administration, 240 Greenwich Street, New York, New York 10286, Attn.: /Phil Triolo, Vice President, email: Filippo.Triolo@bnymellon.com, , and to the Interested Parties as follows:

If to the Company:

Cellect Ltd.

23 Hata’as Street

Kfar Saba, Israel 44425

Attention: Shai Yarkoni, CEO

Email: shai@cellect.co

with a copy to:

Horn & Co. - Law Offices

Amot Investment Tower, 24 Floor

2 Weizmann Street,

Tel Aviv, Israel

Attention: Yuval Horn, Adv.

Email: yhorn@hornlaw.co.il

and:

Royer Cooper Cohen Braunfeld LLC

101 West Elm Street, Suite 400

Conshohocken, PA 19428

Attention: David Gitlin, Esq.

Email: DGitlin@rccblaw.com

and:

Quoin Pharmaceuticals, Inc.

42127 Pleasant Forest Court

Ashburn, VA 20148

Attention: Michael Myers, Ph.D.

Email: mmyers@quoinpharma.com

and:

Dentons US LLP

1221 Avenue of the Americas

New York, NY 10020-1089

Email: jeffrey.baumel@dentons.com, ilan.katz@dentons.com

Attention: Jeffrey A. Baumel, Esq., Ilan Katz, Esq.

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If to the Representative:

As set forth on Exhibit A

With a copy (for informational purposes only) to:

As set forth on Exhibit A

7. Release of Escrow Funds and Termination. Within five (5) Business Days following [__], 20262, the Escrow Agent shall distribute to the Company the Escrow Property, including all Escrow Shares and any Distributions, not otherwise distributed pursuant to Section 3 of this Part I – Instructions. This Escrow Agreement shall terminate upon the distribution or disbursement by the Escrow Agent of all Escrow Property in accordance with the terms hereof.

8. Covenant of the Escrow Agent. The Escrow Agent hereby agrees and covenants with the Interested Parties that it will perform all of its obligations under this Escrow Agreement and will not deliver custody or possession of any Escrow Property to anyone except pursuant to the express terms of this Escrow Agreement.

9. Compensation. In respect of the Escrow Agent’s services hereunder, the Company shall be obligated to pay the Escrow Agent the fees, expenses, charges and other amounts as set forth on the attached Schedule III. The Escrow Agent shall also be entitled to payment of any amounts to which the Escrow Agent is entitled under the indemnification provisions contained herein as set forth in Section 9 of Part II – Terms and Conditions.

II. TERMS AND CONDITIONS:

1. Escrow Agent’s Duties. The duties, responsibilities and obligations of the Escrow Agent shall be limited to those expressly set forth herein, and no duties, responsibilities or obligations shall be inferred or implied. The Escrow Agent shall not be subject to, nor required to comply with, nor required to inquire as to the performance of any obligation under, any other agreement between or among the Interested Parties (including the Merger Agreement) or to which any Interested Party is a party, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Escrow Agreement) from any Interested Party or any entity acting on its behalf. The Escrow Agent shall not be required to, and shall not, expend or risk any of its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder.

2. Agreement for Benefit of Parties. This Escrow Agreement is for the exclusive benefit of the parties hereto and their respective successors hereunder, and shall not be deemed to give, either express or implied, any legal or equitable right, remedy, or claim to any other entity or person whatsoever.

3. Escrow Agent’s Reliance on Orders, Etc. If at any time the Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects any Escrow Property (including, but not limited to, orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of any Escrow Property), the Escrow Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate; and if the Escrow Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Escrow Agent shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

_____________________________

2 NTD: To insert the date that is the five (5) year anniversary of the Closing Date (as defined in the Merger Agreement).

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4. The Escrow Agent.

(a) The Escrow Agent shall not be liable for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of gross negligence or willful misconduct on its part. In no event shall the Escrow Agent be liable (i) for acting in accordance with or relying upon (and shall be fully protected in relying upon) any instruction, notice, demand, certificate or document from any Interested Party, any entity acting on behalf of any Interested Party or any other person or entity which it reasonably believes to be genuine, (ii) for any indirect, consequential, punitive or special damages, even if advised of the possibility thereof, (iii) for the acts or omissions of its nominees, correspondents, designees, subagents or subcustodians selected by it in good faith, or (iv) for an amount in excess of the value of the Escrow Property.

(b) As security for the due and punctual performance of any and all of the Interested Parties’ obligations to the Escrow Agent hereunder, now or hereafter arising, the Interested Parties, individually and collectively, hereby pledge, assign and grant to the Escrow Agent a continuing security interest in, and a lien on and right of setoff against, the Escrow Property and all Distributions thereon, investments thereof or additions thereto (whether such additions are the result of deposits by the Company or the investment of the Escrow Property or otherwise). If any fees, expenses or costs incurred by, or any obligations owed to, the Escrow Agent hereunder are not promptly paid when due, the Escrow Agent may reimburse itself therefor from the Escrow Property, and may sell, convey or otherwise dispose of any Escrow Property for such purpose. The security interest and setoff rights of the Escrow Agent shall at all times be valid, perfected and enforceable by the Escrow Agent against the Interested Parties and all third parties in accordance with the terms of this Escrow Agreement.

(c) The Escrow Agent may consult with legal counsel at the expense of the Company as to any matter relating to this Escrow Agreement, and the Escrow Agent shall not incur any liability in acting in good faith in accordance with any advice from such counsel.

(d) The Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Escrow Agent (including, but not limited to, any act or provision of any present or future law or regulation or governmental authority, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility).

5. Collections. Unless otherwise specifically set forth herein, the Escrow Agent shall proceed as soon as practicable to collect any checks or other collection items at any time deposited hereunder. All such collections shall be subject to the Escrow Agent’s usual collection practices or terms regarding items received by the Escrow Agent for deposit or collection. The Escrow Agent shall not be required, or have any duty, to notify anyone of any payment or maturity under the terms of any instrument deposited hereunder, nor to take any legal action to enforce payment of any check, note or security deposited hereunder or to exercise any right or privilege which may be afforded to the holder of any such security.

6. Statements. The Escrow Agent shall provide to the Interested Parties statements (not less frequently than monthly) reflecting activity in the Escrow Account for the preceding period. No statement need be provided for periods in which no Escrow Account activity occurred. Each such statement shall be deemed to be correct and final upon receipt thereof by the Interested Parties unless the Escrow Agent is notified in writing to the contrary within thirty (30) Business Days of the date of such statement. A “Business Day” shall mean any day on which the Escrow Agent is open for business.

7. Limitation of Escrow Agent’s Responsibility. The Escrow Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement.

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8. Notices. Notices, instructions or other communications shall be in writing and shall be given to the address set forth in the “Addresses” provision herein (or to such other address as may be substituted therefor by written notification to the other parties). Notices to the Escrow Agent shall be deemed to be given when actually received by the Escrow Agent’s Escrow Unit. The Escrow Agent is authorized to comply with and rely upon any notices, instructions or other communications believed by it to have been sent or given by an Interested Party or by a person or persons authorized by an Interested Party, including persons identified on Authorized Persons schedules delivered pursuant to Section 4 of the Instructions. Whenever under the terms hereof the time for giving a notice or performing an act falls upon a Saturday, Sunday, or banking holiday, such time shall be extended to the next day on which the Escrow Agent is open for business.

9. Indemnity. The Interested Parties shall be jointly and severally liable for and shall reimburse and indemnify the Escrow Agent and hold the Escrow Agent and its affiliates, and the Escrow Agent’s and such affiliates’ respective directors, officers, employees, agents, successors and assigns, harmless from and against any and all claims, losses, liabilities, costs, disbursements, damages or expenses (including reasonable and documented attorneys’ fees and expenses and court costs) (collectively, “Losses”) arising from or in connection with or related to this Escrow Agreement or being the Escrow Agent hereunder (including but not limited to Losses incurred by the Escrow Agent in connection with its successful defense, in whole or in part, of any claim of gross negligence or willful misconduct on its part), provided, however, that nothing contained herein shall require the Escrow Agent to be indemnified for Losses caused by its gross negligence or willful misconduct. The Quoin Lock-Up Signatories agree not to bring or enact any suit against the Escrow Agent, its affiliates, or the Escrow Agent’s and such affiliates’ respective directors, officers, employees, agents, successors and assigns, except to the extent of the Escrow Agent’s gross negligence or willful misconduct.

10. Removal and Resignation of Escrow Agent; Successor Escrow Agent.

(a) The Interested Parties may remove the Escrow Agent at any time by giving to the Escrow Agent thirty (30) calendar days’ prior notice in writing signed by the Interested Parties. The Escrow Agent may resign at any time by giving thirty (30) calendar days’ prior written notice thereof.

(b) Within ten (10) calendar days after giving the foregoing notice of removal to the Escrow Agent or receiving the foregoing notice of resignation from the Escrow Agent, the Interested Parties shall jointly agree on and appoint a successor Escrow Agent. If a successor Escrow Agent has not accepted such appointment by the end of such thirty (30) day period, the Escrow Agent may, in its sole discretion, deliver the Escrow Property to the Company at the address provided herein or may apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent or for other appropriate relief, and thereafter be relieved of all further duties and obligations as Escrow Agent hereunder. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Escrow Agent in connection with such proceeding shall be paid by, and be deemed a joint and several obligation of, the Company.

(c) Upon receipt of the identity of the successor Escrow Agent, the Escrow Agent shall either deliver the Escrow Property then held hereunder to the successor Escrow Agent, less the amount of fees, costs and expenses or other obligations owed to the Escrow Agent, or hold such Escrow Property (or any portion thereof), pending distribution, until all such fees, costs and expenses or other obligations are paid.

(d) Upon delivery of the Escrow Property to the Company, or in accordance with the instructions of a court of competent jurisdiction pursuant to subclause (c) above, or to successor Escrow Agent, the Escrow Agent shall have no further duties, responsibilities or obligations hereunder.

11. Escrow Agent’s Obligations in the Event of Ambiguities, Conflicting Claims, Etc.

(a) In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by the Escrow Agent hereunder, the Escrow Agent may, in its sole discretion, refrain from taking any action other than retain possession of the Escrow Property, unless and until the Escrow Agent receives written instructions, signed by the Interested Parties, which eliminates such ambiguity or uncertainty.

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(b) In the event of any dispute between or conflicting claims by or among the Interested Parties and/or any other person or entity with respect to any Escrow Property, the Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Escrow Property so long as such dispute or conflict shall continue, and the Escrow Agent shall not be or become liable in any way to any Interested Party for failure or refusal to comply with such conflicting claims, demands or instructions. The Escrow Agent shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to the Escrow Agent, or (ii) the Escrow Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all Losses which it may incur by reason of so acting. The Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceeding shall be paid by, and shall be deemed a joint and several obligation of, the Company.

12. Governing Law; Jurisdiction; Waiver of Right to Trial by Jury. This Escrow Agreement shall be interpreted, construed, enforced and administered in accordance with the internal substantive laws (and not the choice of law rules) of the State of New York. Each Interested Party hereby submits to the personal jurisdiction of and each agrees that all proceedings relating hereto shall be brought in courts located within the City and State of New York or elsewhere as the Escrow Agent may select. Each Interested Party hereby waives the right to trial by jury and to assert counterclaims in any such proceedings. To the extent that in any jurisdiction any Interested Party may be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (whether before or after judgment) or other legal process, each such party hereby irrevocably agrees not to claim, and hereby waives, such immunity. Each Interested Party waives personal service of process and consents to service of process by certified or registered mail, return receipt requested, directed to it at the address last specified for notices hereunder, and such service shall be deemed completed ten (10) calendar days after the same is so mailed.

13. Amendments, Etc. Except as otherwise permitted herein, this Escrow Agreement may be modified only by a written amendment signed by all the parties hereto, and no waiver of any provision hereof shall be effective unless expressed in a writing signed by the party to be charged.

14. Remedies Cumulative. The rights and remedies conferred upon the parties hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies. The waiver of any right or remedy hereunder shall not preclude the subsequent exercise of such right or remedy.

15. Representations and Warranties. (a) Each of the Interested Parties represents and warrants (a) that this Escrow Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other debtor relief laws and that certain equitable remedies may not be available regardless of whether enforcement is sought in equity or at law, and (b) that the execution, delivery and performance of this Escrow Agreement by it do not and will not violate any applicable law or regulation.

(b) Each of the Interested Parties covenants and represents that neither it nor any of its affiliates, subsidiaries, directors or officers are the target or subject of any sanctions enforced by the US Government, (including, the Office of Foreign Assets Control of the US Department of the Treasury (“OFAC”)), the United Nations Security Council, the European Union, HM Treasury, or other relevant sanctions authority (collectively “Sanctions”).

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(c) Each of the Interested Parties covenants and represents that neither it nor any of its affiliates, subsidiaries, directors or officers will use any payments made pursuant to this Escrow Agreement, (i) to fund or facilitate any activities of or business with any person who, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business with any country or territory that is the target or subject of Sanctions, or (iii) in any other manner that will result in a violation of Sanctions by any person.

16. Illegality, Etc. The invalidity, illegality or unenforceability of any provision of this Escrow Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

17. Entire Agreement. This Escrow Agreement shall constitute the entire agreement of the parties with respect to the subject matter and supersedes all prior oral or written agreements in regard thereto.

18. Survival of Certain Provisions. Section 8 of the Instructions and Sections 8-9, 12 and 21-22 of the Terms and Conditions of this Escrow Agreement shall survive termination of this Escrow Agreement and/or the resignation or removal of the Escrow Agent.

19. Headings. The headings contained in this Escrow Agreement are for convenience of reference only and shall have no effect on the interpretation or operation hereof.

20. Counterparts. This Escrow Agreement may be executed by each of the parties hereto in any number of counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all such counterparts shall together constitute one and the same agreement.

21. Certain Tax Matters. Except as provided in paragraph 4(b) of the Terms and Conditions above, the Escrow Agent does not have any interest in the Escrowed Property but is serving as escrow holder only and having only possession thereof. The Company shall jointly and severally be obligated to and shall pay or reimburse the Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrowed Property incurred in connection herewith and shall jointly and severally indemnify and hold harmless the Escrow Agent for any amounts that it is obligated to pay in the way of such taxes. Any payments of income from this Escrow Account shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will provide the Escrow Agent with appropriate W-9 forms for tax I.D., number certifications, or W-8 forms for non-resident alien certifications, and will inform the Escrow Agent as to the proper allocation of income in respect of the Escrow Property for annual and periodic tax and other reporting purposes. It is understood that the Escrow Agent shall be responsible for income reporting only with respect to income earned on investment of funds which are a part of the Escrowed Property and is not responsible for any other reporting.

22. Patriot Act Compliance, Etc. In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering and the Customer Identification Program (“CIP”) requirements under the USA PATRIOT Act and its implementing regulations, pursuant to which the Escrow Agent must obtain, verify and record information that allows the Escrow Agent to identify customers (“Applicable Law”), the Escrow Agent is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Escrow Agent. Accordingly, each Interested Party agrees to provide to the Escrow Agent upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Escrow Agent to comply with Applicable Law, including, but not limited to, information as to name, physical address, tax identification number and other information that will help the Escrow Agent to identify and verify such Interested Party such as organizational documents, certificates of good standing, licenses to do business or other pertinent identifying information. Each Interested Party understands and agrees that the Escrow Agent cannot open the Escrow Account unless and until the Escrow Agent verifies the identities of the Interested Parties in accordance with its CIP.

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23. Information Sharing. The Bank of New York Mellon Corporation is a global financial organization that operates in and provides services and products to clients through its affiliates and subsidiaries located in multiple jurisdictions (the “BNY Mellon Group”). The BNY Mellon Group may (i) centralize in one or more affiliates and subsidiaries certain activities (the “Centralized Functions”), including audit, accounting, administration, risk management, legal, compliance, sales, product communication, relationship management, and the compilation and analysis of information and data regarding the Interested Parties (which, for purposes of this provision, includes the name and business contact information for the Interested Parties employees and representatives) and the accounts established pursuant to this Escrow Agreement (“Interested Parties Information”) and (ii) use third party service providers to store, maintain and process the Interested Parties Information (“Outsourced Functions”). Notwithstanding anything to the contrary contained elsewhere in this Escrow Agreement and solely in connection with the Centralized Functions and/or Outsourced Functions, the Interested Parties consent to the disclosure of, and authorize BNY Mellon to disclose, the Interested Parties Information to (i) other members of the BNY Mellon Group (and their respective officers, directors and employees) and to (ii) third-party service providers (but solely in connection with Outsourced Functions) who are required to maintain the confidentiality of the Interested Parties Information. In addition, the BNY Mellon Group may aggregate the Interested Parties Information with other data collected and/or calculated by the BNY Mellon Group, and the BNY Mellon Group will own all such aggregated data, provided that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies the Interested Parties Information with the Interested Parties specifically. The Interested Parties represent that the Interested Parties are authorized to consent to the foregoing and that the disclosure of the Interested Parties Information in connection with the Centralized Functions and/or Outsourced Functions does not violate any relevant data protection legislation. The Interested Parties also consent to the disclosure of the Interested Parties Information to governmental and regulatory authorities in jurisdictions where the BNY Mellon Group operates and otherwise as required by law.

24. Successors and Assigns of Escrow Agent. Any corporation or other company into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or other company resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any corporation or other company succeeding to the business of the Escrow Agent shall be the successor of the Escrow Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto, except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

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IN WITNESS WHEREOF, each of the parties has caused this Escrow Agreement to be executed by a duly authorized officer as of the day and year first written above.

CELLECT BIOTECHNOLOGY LTD.

By:
Name:
Title:

Michael myers, As Representative of the Quoin Lock-Up Signatories

THE BANK OF NEW YORK MELLON, as Escrow Agent

By:
Name:
Title:

Schedule I-A

Authorized Officers of Cellect

Name	Signature	Phone Number (office and mobile)
Michael Myers		(703) 980-4182

Denise Carter		(610) 662-4025

Schedule I-B

Representative

Name	Signature	Phone Number (office and mobile)
Michael Myers		(703) 980-4182

Denise Carter		(610) 662-4025

Schedule II

ELECTRONIC METHODS AUTHORIZATION, LIMITATION OF LIABILITY AND INDEMNITY

Interested Party Authorization, Limitation of Liability and Indemnity. Each Interested Party hereby authorizes the Escrow Agent and its affiliates (the “Bank”) to rely upon and comply with instructions and directions sent by it via e-mail, facsimile and other similar unsecured electronic methods (but excluding on-line communications systems covered by a separate agreement (such as the Bank’s CASH-Register Plus system) (“On-Line Communications Systems”)) (“Electronic Methods”) by persons believed by the Bank to be authorized to give instructions and directions on behalf of the Interested Party. Except as set forth below with respect to funds transfers, the Bank shall have no duty or obligation to verify or confirm that the person who sent such instructions or directions is, in fact, a person authorized to give instructions or directions on behalf of the Interested Party (other than to verify that the signature on a facsimile is the signature of a person authorized to give instructions and directions on behalf of the Interested Party); and the Bank shall have no liability for any losses, liabilities, costs or expenses incurred or sustained by the relevant Interested Party as a result of such reliance upon or compliance with such instructions or directions. Each Interested Party agrees to assume all risks arising out of the use of Electronic Methods to submit instructions and directions to the Bank, including without limitation the risk of the Bank acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Funds Transfer Security Procedures. With respect to any “funds transfer,” as defined in Article 4-A of the Uniform Commercial Code, the following security procedure will apply: An Interested Party’s payment instruction is to include the name and (in the case of a facsimile) signature of the person initiating the funds transfer request. If the name is listed as an Authorized Person on a certificate in the form of Schedule I hereto delivered pursuant to this Escrow Agreement, the Bank will confirm the instructions by telephone call to any person listed as an Authorized Person, who may be the same person who initiated the instruction. When calling back, the Bank will request from the relevant Interested Party’s staff member his or her name. If the name is listed in the Escrow Agent’s records as an Authorized Person, the Bank will confirm the instructions with respect to amount, names and numbers of accounts to be charged or credited and other relevant reference information. Where this Escrow Agreement contemplates joint payment instructions from the interested parties, the Escrow Agent shall call back both the Company and the Representative. Each Interested Party acknowledges that the Bank has offered such Interested Party other security procedures that are more secure and are commercially reasonable for such Interested Party, and that such Interested Party has nonetheless chosen the procedures described in this paragraph. Each Interested Party agrees to be bound by any payment order issued in its name, whether or not authorized, that is accepted by the Bank in accordance with the above procedures. When instructed to credit or pay a party by both name and a unique numeric or alpha-numeric identifier (e.g. ABA number or account number), the Bank, and any other bank participating in the funds transfer, may rely solely on the unique identifier, even if it identifies a party different than the party named. This applies to beneficiaries as well as any intermediary bank. Each Interested Party agrees to be bound by the rules of any funds transfer network used in connection with any payment order accepted by the Bank hereunder. The Escrow Agent shall not be obliged to make any payment or otherwise to act on any instruction notified to it under this Escrow Agreement if it is unable to validate the authenticity of the request by telephoning an Authorized Person who has not executed the relevant request or instruction of the relevant Interested Party. Payment or otherwise to act on any instruction by Authorized Person of the relevant Interested Party will be made by the Escrow Agent within three (3) Business Days (as defined in Section 6 of Part II – Terms and Conditions) after the Escrow Agent’s verification of instructions as set forth above.

Authorization. This authorization shall remain in full force and effect until the earlier of termination of this Escrow Agreement or the date it is canceled, revoked or amended by written notice received by the Escrow Agent; and replaces and supersedes any previous authorization from an Interested Party to the Bank relating to the giving of instructions by facsimile, e-mail or other similar Electronic Methods (but excluding On-Line Communications Systems) in relation to this Escrow Agreement, and is in addition to all other authorizations. Notwithstanding any revocation, cancellation or amendment of this authorization, any action taken by the Bank pursuant to this authorization prior to the Bank’s actual receipt and acknowledgement of a notice of revocation, cancellation or amendment shall not be affected by such notice.

Indemnity. The Company agrees to indemnify and hold harmless the Bank against any and all claims, losses, damages liabilities, judgments, costs and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) incurred or sustained by the Bank as a result of or in connection with the Bank’s reliance upon and compliance with instructions or directions given by the Company by Electronic Methods, provided, however, that such Losses have not arisen from the gross negligence or willful misconduct of the Bank, it being understood that the failure of the Bank to verify or confirm that the person giving the instructions or directions, is, in fact, an Authorized Person does not constitute gross negligence or willful misconduct.

Representation. Each of the Company and the Representative hereby represents and warrants to the Bank that this authorization is properly given and has been duly approved by its Board of Directors or, if not a corporation, by its equivalent.

Schedule III

(See Attached Fee Schedule)

Provided under separate cover and to be attached here in final version

Exhibit A

Quoin Lock-Up Signatories

Name	Pro Rata Interest in Escrow Shares	Number of Escrow Shares	Address, Facsimile Number and E-Mail	Legal Representative’s Address, Facsimile Number and E-Mail

Exhibit B

Form of Instructions

The Bank of New York Mellon

Corporate Trust Administration

240 Greenwich Street

New York, New York 10286

Attn.: Filippo.Triolo@bnymellon.com

Re. Joint Instructions

Ladies and Gentlemen:

Reference is made to the Escrow Agreement dated [__], 2021 (the “Escrow Agreement”), by and among THE BANK OF NEW YORK MELLON, a New York banking corporation (the “Escrow Agent”), CELLECT BIOTECHNOLOGY LTD., an Israeli company (“Cellect”), and Michael Myers as the representative of the Quoin Lock-Up Signatories (the “Representative”), entered into in connection with the Agreement and Plan of Merger and Reorganization, dated March 24, 2021, by and among Quoin Pharmaceuticals, Inc., Cellect, and CellMSC, Inc., as amended, supplemented or otherwise modified from time to time. Capitalized terms used and not defined herein shall have the meaning ascribed to such terms in the Escrow Agreement.

Pursuant to Section 3 of the Escrow Agreement, each of the undersigned hereby instructs you to disburse the Escrow Shares set forth on Annex A hereto via the DTC free delivery / free receive system in accordance with the instructions set forth on Annex A hereto no later than two Trading Days following the date of delivery to the Escrow Agent of this Joint Written Instructions.

These joint instructions may be executed by each of the parties hereto in any number of counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all such counterparts shall together constitute one and the same agreement.

THE COMPANY:	THE Representative:

By: _________________________ Name: ________________________ Title:_________________________	By: _________________________ Name: ________________________ Title:_________________________

Annex A

Recipient	Amount to be Disbursed	Account Information

Free delivery / free receive Instructions:

Please deliver _________ shares

(CUSIP: _________)

Trade Date: _________

Settlement Date: _________

Broker name: _________

DTC: _________

Account Name: _________

Account Number:_________

Annex G

Letter Agreement

March 24, 2021

To: Dr. Shai Yarkoni

33 Lamed-Hei street

Kfar-Saba 4439529

Israel

Letter of Agreement

Dear Shai,

In connection with your contribution to the contemplated Share Transfer Agreement between Cellect Biotechnology Ltd. (the “Company”) and EnCellX, Inc. (“NewCo”), and to NewCo’s continued success, the Company hereby undertakes to compensate you by way of bonus payment(s), in accordance with the following terms:

1.	You shall be entitled to a cash bonus (the “Bonus”) reflecting payments you would have received had you owned, upon incorporation of NewCo, common Shares equal to 40% of the capital stock of NewCo on a fully diluted basis. The Bonus will be payable with respect to any (i) dividend payment distributed by NewCo; or (ii) consideration received by the NewCo shareholders from a third party.

2.	In order to secure the Bonus, NewCo , shall issue such number of Common Shares constituting 40% of the issued and outstanding share capital on a fully diluted basis (the “Escrowed Securities”) on the name of Altshuler Shaham Trusts Ltd. (the “Escrow Agent”), in accordance with the terms and provisions stipulated in that certain Escrow Agreement, by and among the Company, NewCo and the Escrow Agent, attached hereto as Annex A (the “Escrow Agreement”).

3.	You hereby agree and acknowledge that (i) NewCo is not under any obligation to distribute dividends to its shareholders; and (ii) Company is not under any obligation to transfer to you funds it has not received from the Escrow Agent.

4.	All costs, expenses and taxes with respect to a Bonus payable to you under this agreement will be your sole responsibility. The Company or the Escrow Agent shall be entitled to withhold and set-off from payments any and all amounts as may be required from time to time under any applicable law.

5.	The Escrow Agent will vote with respect to the Escrowed Securities, together with the vote of Mr. Aditya Mohanty (the “Founder”). In addition, following the IPO of NewCo, if takes place, the Escrow Agent will sell the Escrowed Securities simultaneously and under the same terms as the Founder sold his securities of NewCo. For the avoidance of doubt, you shall not be entitled to any pre-emptive rights with respect to the Escrowed Securities.

6.	This agreement will survive the termination hereof and be in full force and effect until such time as the Escrow Agent has received consideration following the sale of the entire amount of Escrowed Securities in escrow, and such consideration was transferred to you under the terms hereof.

7.	The Representative under that certain Contingent Value Rights Agreement dated March 24, 2021 shall be entitled to review and verify the proper existence of the escrow mechanism under the Share Transfer Agreement.

8.	Other than permitted transfer to your successors and heirs, you shall neither assign any of your rights or obligations hereunder nor permit the same to be assigned by operation of law, except with the Company’s prior written consent.

9.	This agreement will be subject to Israeli law and the courts in the District of Tel-Aviv Yafo shall have exclusive jurisdiction with respect to any dispute arising out of or in connection with this Agreement.

If the above is acceptable to you, please confirm your acceptance of these terms and conditions with your signature in the space provided below.

Yours sincerely,
Cellect Biotechnology Ltd.

Signature:	/s/ Shai Yarkoni
Name:	Shai Yarkoni
Title:	CEO

Signature:	Abraham Nahmias
Name:	Abraham Nahmias
Title:	Chairman

Signature:	/s/ Eyal Leibovitz
Name:	Eyal Leibovitz
Title:	CFO]

Date:	March 24, 2021

Agreed and accepted:

Signature:	/s/ Shai Yarkoni
Name:	Shai Yarkoni
Date:	March 24, 2021

/s/ Adi Mohanty
EnCellX, Inc.

By:	Adi Mohanty
Date:	March 23, 2021

Signature:	/s/ Adi Mohanty
Name:	Adi Mohanty
Date:	March 23, 2021

Annex H

Share Transfer Agreement

AMENDED AND RESTATED SHARE TRANSFER AGREEMENT

THIS AMENDED AND RESTATED SHARE TRANSFER AGREEMENT (this “Agreement”) is made and entered into as of May 27, 2021 (the “Effective Date”), by and between EnCellX, Inc., a Delaware corporation (the “Purchaser”) and Cellect Biotechnology Ltd., an Israeli company (the “Seller”). The Purchaser and the Seller shall each be referred to in this Agreement as a “Party” and together as the “Parties”.

W I T N E S S E T H:

WHEREAS, the Seller is the sole legal and beneficial owner of Cellect Biotherapeutics Ltd. (company number 514625805) (the “Company”);

WHEREAS, the Purchaser wishes to purchase the entire share capital of the Company (the “Shares”) from the Seller and the Seller wishes to sell the Shares to the Purchaser such that, following such sale the Purchaser shall become the sole shareholder of the Company, upon the terms and subject to the conditions hereinafter set forth;

NOW THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, and intending to be legally bound hereby, the parties agree as follows:

1.                   Definitions

1.01           Whenever used in this Agreement with an initial capital letter, the terms defined in this Article 1, whether used in the singular or the plural, shall have the meanings specified below:

(a)                 “Affiliate” shall mean, with respect to either Party, any Person controlling, controlled by or under common control with, such Party. For purposes of this definition only, “control” of another Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. Without limiting the foregoing, control shall be deemed to exist when a Person (i) owns or directly controls fifty percent (50%) or more of the outstanding voting stock or other ownership interest of the other Entity, or (ii) possesses, directly or indirectly the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the other Entity.

(b)                “Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31, for so long as this Agreement is in effect.

(c)                 “Calendar Year” shall mean successive one-year periods beginning on January 1 and ending on December 31 for so long as this Agreement is in effect.

(d)                “Company IP Rights” means all Intellectual Property owned, licensed or controlled by the Company that is necessary or used in the business of the Company as presently conducted or as presently proposed to be conducted, including all patents owned, licensed or controlled by the Company and (i) all divisional, continuation, and continuation–in-part, continued prosecution applications, patents of addition or substitution of the foregoing applications and patents, (ii) all foreign equivalents of the foregoing patents and patent applications, (iii) all patents issuing from any of the foregoing applications, and (iv) all reissues, renewals, registrations, reexaminations, extensions or restorations of any of the foregoing patents.

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        (e)                 “Contract” shall, with respect to any Person, mean any written agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable law.

(f)                  “Effect” means any effect, change, event, circumstance, or development.

(g)                “Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

(h)                “End User” means the first Entity (including distributor), that is not the Group Entity or any Licensee, which is invoiced for any sales or other transfers of Products.

(i)                  “Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

(j)                  “EU Regulatory Approval” means an approval, license or authorization issued by the European Medicines Agency, or any successor agency, required for the commercial manufacture, marketing and sale of a Product in the European Union in accordance with applicable law.

(k)                “Exit Transaction” means a transaction in which (a) all or substantially all of the assets or outstanding equity interests in the Company, the Purchaser or any Affiliate of the Purchaser or of the Purchaser’s founders that has rights to the Product (each, a “Group Entity”), are sold or otherwise transferred, (b) the Group Entity is a party to a merger or consolidation in which the equity owners of the Group Entity immediately following such merger or consolidation do not continue to hold directly or indirectly a majority of the voting power and a majority of the equity ownership of the surviving Entity or (c) a change in ownership of more than 75% of Group Entity’s outstanding equity interests and voting power occurs..

(l)                  “First Commercial Sale” shall mean the first sale of a Product by a Group Entity, or a Licensee to an unaffiliated third party after (a) receipt of all governmental and other regulatory approvals required to market and sell the Product have been obtained in the country in which such Product is sold, and (b) the commencement of marketing efforts with respect to such Product. Sales for purposes of testing the Product and samples purposes shall not be deemed First Commercial Sale.

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(m)               “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization.

(n)                “Intellectual Property” means all intellectual property and proprietary rights arising under the laws of any jurisdiction in the world, including the following: (i) all patents and patent applications and any patents issuing therefrom, including all divisionals, continuations, substitutions, continuations-in-part, converted provisionals, continued prosecution applications, adjustments, re-examinations, reissues, additions, renewals, revalidations, extensions (including patent term extensions, and supplemental certificates and the like), registrations, pediatric exclusivity periods of any such patents and patent applications, and any and all foreign equivalents of the foregoing; (ii) registered and unregistered trademarks, service marks, trade dress, trade names, brand names, logos, slogans and internet domain names, social media identifiers and accounts, and registrations, applications for registration and renewals thereof, together with all of the goodwill associated with any of the foregoing; (iii) industrial designs and copyrights (including rights in software) and registrations, applications for registration, and renewals thereof; (iv) any discoveries, inventions (whether patentable or not), materials, information, data, designs, formulae, ideas, methods, models, assays, research plans, procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development) processes (including manufacturing processes, specifications and techniques), laboratory records, analytical and quality control data, trial data, case report forms, data analyses, reports or summaries and information contained in submissions to, and information from regulatory authorities, trade secrets and other proprietary business information, and (v) any process, method, composition of matter, article of manufacture, improvement or finding that is invented (whether patentable or not), including all rights, title and interest in and to (i)-(iv) above, or other intellectual property rights therein.

(o)                “License” shall mean any right granted, license given, or agreement entered into, by a Group Entity to or with any other Person, under or with respect to or permitting the development, manufacture, marketing, distribution and/or sale of Products or the underlying technology thereto or any part thereof, and any option to obtain or enter into such right, license, agreement or permission (regardless of the title given to such grant of rights).

(p)                “Licensee” shall mean any Person granted a License.

(q)                “Licensee Revenues” shall mean any payments or other consideration that the Group Entity receives, with the exception of payments upon sale on account of the sale of Products pursuant to a License, including without limitation license fees, license option fees, milestone payments, license maintenance fees, and equity, provided that in the event that the Group Entity receives non-monetary consideration in connection with a License, or in the case of transactions not at arm’s length, License Revenues shall be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business. Notwithstanding the foregoing, “Licensee Revenues” shall not include payments, funding or transfers specifically committed to and actually expended on the research or development of Products by the Group Entity in the framework of a License agreement.

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(r)                  “Net Sales” shall mean the gross amount invoiced by or on behalf of a Group Entity or Licensee (in each case, the “Invoicing Entity”) for the sales of Products to a third party who will be an End User of the Products, less the following: (a) customary trade, quantity, cash discounts, adjustments or discounts, to the extent actually allowed and taken; (b) amounts repaid or credited by reason of rejection or return or recall expenses; (c) any taxes or other governmental charges (value added tax and/or any similar sales tax) levied on the sale, use, delivery, which is imposed on the Invoicing Entity (as set out separately in the invoices, reflected in the Invoicing Entity's books, or otherwise substantiated in written documentation); and (d) reasonable freight and handling, supply chain services and/or logistical charges and fees; provided that in the event that an Invoicing Entity receives non-monetary consideration for any Products or in the case of transactions not at arm’s length between an Invoicing Entity and an End User, Net Sales shall be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business. Sales of Products by an Invoicing Entity to an Affiliate of such Invoicing Entity for resale by such Affiliate shall not be deemed Net Sales and Net Sales shall be determined based on the total amount invoiced on resale to an End User.

(s)                 “Person” means any individual, Entity or Governmental Body.

(t)                  “Product” shall mean Apograft, or any similar product which has been developed for improving Bone Marrow transplants for Hematological diseases. Under current name of Apograft or any future renaming done by purchaser or any of its Affiliates.

(u)                “Seller’s Net Cash” net cash reserves of Seller as of immediately prior to the Closing, excluding an amount of cash that is sufficient to cover (i) the aggregate amount of outstanding checks or bank transfers or similar transactions and (ii) any liabilities of Seller in connection with the routine operation of the Company that may become due and payable after the Closing after giving effect to this Agreement, including but not limited to the amounts set forth in Annex A attached hereto.

(v)                “US Regulatory Approval” means an approval, license or authorization issued by the U.S. Food and Drug Administration, or any successor agency, required for the commercial manufacture, marketing and sale of Products in the United States in accordance with applicable law.

(w)               “Payment Period” means the period which shall commence on the Effective Time (as such term is defined in the Merger Agreement) and end on the earlier to occur of: (i) ten (10) years thereafter; or (ii) the expiration of all patents for the Product in any country or region.

2.                   Transaction; Consideration

2.01           Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, the Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller, at the Closing, the Shares.

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2.02           Consideration. In consideration for the Shares, the Purchaser shall pay, or shall cause any Group Entity to pay, to the Seller, as follows:

(a)                 Payments upon Sale. The Purchaser shall pay the Seller an amount equal to 3.5% of all Net Sales of Products. Within 45 days of the end of each Calendar Quarter, the Purchaser shall remit to Seller all such payments due for the applicable Calendar Quarter. The payments set forth in this Section 2.02(a) will be payable during the Payment Period.

(b)                Milestone Payments. During the Payment Period, the Purchaser shall pay Seller the milestone payments set forth below subject to and contingent upon achievement by a Group Entity or a Licensee of the relevant milestone (the “Milestone Payments”). The Purchaser shall pay to Seller the Milestone Payments within 45 business days of achievement of the applicable milestone.

(i)                  Upon receipt by of the first US Regulatory Approval - an amount equal to $6,000,000, payable in cash;

(ii)                Upon receipt of the first EU Regulatory Approval - an amount equal to $6,000,000, payable in cash;

(c)                 Exit Fee. Upon consummation of an Exit Transaction, to occur commencing at the Effective Date and until February 28, 2023, the Purchaser shall pay, or shall cause Mr. Shai Yarkoni and Mr. Aditya Mohanty to pay Seller, a cash payment in an amount equal to 33.3% of the consideration due and distributable to Mr. Shai Yarkoni and Mr. Aditya Mohanty in connection with the applicable Exit Transaction; provided that in the event that such individuals receive non-monetary consideration or in the case of transactions not at arm’s length, the foregoing payment shall be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business.

(d)                License Fee. Subject to Section 2.02(f) below, Purchaser shall pay Seller an amount equal to 20% of all License Revenues that are received by a Group Entity beyond the first payment of $10,000,000, during the Payment Period, up to an aggregate amount of $16,000,000 (the “License Fee”). The Purchaser shall pay to Seller the License Fee payment within 45 days of receipt of the License Revenues.

(e)                 Mandatory Sale. In the event that Purchaser does not raise at least $3,000,000 within 12 months from the Closing, Purchaser will be engage an investment bank and initiate a process for the sale of the Company or its assets, with the net proceeds of such transaction being paid to the Seller within 45 days of receipt of such proceeds.

(f)                  Bonus Payment. The consideration for the sale of the Shares hereunder further includes a bonus payment to Dr. Shai Yarkoni, for his contribution to the contemplated transaction and to the continued success of the Purchaser, in an amount equal to the consideration that he would have received, had he been issued 40% of the Purchaser’s share capital on a fully diluted basis, upon incorporation of the Purchaser. Any dividend payments on account of such shares, or consideration received upon their sale, shall be paid by the Seller solely to Dr. Yarkoni and not to any other shareholder of the Seller. In order to secure such right, shares constituting 40% of the Purchaser’s share capital shall be held in escrow by Altshuler Shaham Trusts Ltd. and any consideration received with respect to such shares shall be transferred to the Seller in accordance with the terms of the Escrow Agreement (as defined below).

(g)                The Purchaser shall be entitled to deduct from the License Fee due and payable to the Seller any Milestone Payment(s) previously paid to the Seller under this Agreement.

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2.03           Reports; Payments; Records.

(a)                 Reports on Net Sales. Within thirty (30) days after the conclusion of each Calendar Quarter commencing during the Payment Period, the Purchaser shall deliver, or shall cause the Group Entity to deliver, to the Seller, reports on Net Sales, containing the following information:

(i)                  the gross amount invoiced for the Product sold by the Group Entities and Licensees during the applicable Calendar Quarter, separately itemized according to the Product, the Invoicing Entity, country of sale and indicating the currency of payment;

(ii)                a calculation of Net Sales for the applicable Calendar Quarter, separately itemized according to the Product, the Invoicing Entity, and including an itemized listing of applicable deductions;

(iii)              the total payments upon sale payable to the Seller in accordance with Section 2.02(a) above on Net Sales for the applicable Calendar Quarter, together with the exchange rates used for conversion. If no amounts are due to the Seller for Net Sales in any Calendar Quarter, the report shall so state.

(b)                Other Reports. In addition to the reports delivered pursuant to Section 2.03(a) above, the Purchaser shall notify, or shall cause the Group Entity to notify, the Seller in writing within seven (7) business days of the occurrence of any of the following events:

(i)                  First Commercial Sale; such notice shall describe the Product in respect of which such First Commercial Sale was made, the country in which such First Commercial Sale was made, and the date;

(ii)                the achievement of any of the milestones triggering a Milestone Payment as set forth in Section 2.02(b) above;

(iii)              The consummation of an Exit Transaction;

(iv)               The execution of a License. Licenses shall only be granted pursuant to written agreements, which shall be in compliance and not inconsistent with the terms and conditions of this Agreement, and will include all provisions necessary to ensure the Purchaser’s ability to perform its obligations under this Agreement.

(c)                 Payment Currency. Payments to the Seller with respect to Net Sales which are invoiced in United States Dollars, New Israeli Shekels, or Euro, shall be made in the same currency in which they are invoiced. All other payments due under this Agreement shall be payable in United States Dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the applicable Calendar Quarter. Such payments shall be without deduction of exchange, collection, or other charges.

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(d)                Records. The Purchaser shall maintain, and shall cause the Group Entities (who make, use, offer to sell, sell or import Products) and Licensees to maintain, complete and accurate records of Products that are made, used, marketed, offered for sale or sold, any amounts payable to the Seller in relation to such Products, which records shall contain reasonably sufficient information to permit the Seller to confirm the accuracy of any reports or notifications delivered to the Seller under Section 2.03(a)-(b) above. The relevant party shall retain such records relating to a given Calendar Quarter for at least seven (7) years after the conclusion of that Calendar Quarter. The Seller shall have the right, at its expense, to cause an independent third party certified public accountant firm (subject to executing a standard confidentiality agreement) to inspect and audit such relevant records during normal business hours for the sole purpose of verifying any reports and payments delivered under this Agreement. Such accountant shall not disclose to the Seller any information other than the final conclusions relating to the information relating to the accuracy of reports and payments delivered under this Agreement. The Parties shall reconcile any underpayment within thirty (30) days after the accountant delivers to both Parties the results of the audit. In the event that of any underpayment in excess of five percent (5%) in any Calendar Year, the audited party shall bear the full cost of such audit. The Seller may exercise its rights under this section only once every year per audited party and only with reasonable prior notice to the audited party. The Purchaser shall cause Group Entities and Licensees to fully comply with the terms of this Section and shall include the terms of this Section in its License agreements.

(e)                 Audited Report. The Purchaser shall furnish the Seller, and shall cause the Group Entities (who make, use, market, offer for sale or sell Products) and Licensees to furnish the Seller, within ninety (90) days after the signing of the Seller’s audited financials for the previous Calendar Year, commencing at the end of the Calendar Year of the First Commercial Sale, with a report, certified by an independent certified public accountant, relating to payments upon sale and other payments due to the Seller pursuant to this Agreement in respect to the previous Calendar Year.

(f)                  Late Payments. Any payments to be made under this Agreement that are not paid on or before the date such payments are due under this Agreement, shall bear interest at a compounded monthly rate of 0.75% calculated seven (7) days from the due date until the actual date of payment but not higher than the maximum rate allowed by applicable law.

(g)                Payment Method. Each payment due to Seller under this Agreement shall be paid by wire transfer of funds to Seller’s account in accordance with the account details to be provided by Seller.

(h)                Withholding and Similar Taxes. Each Party shall bear any taxes imposed on such Party in connection with the performance of this Agreement. All amounts to be paid to the Seller pursuant to this Agreement are exclusive of Value Added Tax. The Purchaser shall add value added tax, as required by law, to all such amounts. If applicable laws require that taxes be withheld from any amounts due to the Seller under this Agreement, the Purchaser shall (i) deduct these taxes from the remittable amount, (ii) pay the taxes to the proper taxing authority, and (iii) promptly deliver to the Seller a statement including the amount of tax withheld and justification therefore, and such other information as may be necessary for tax credit purposes.

3.             Execution; Closing

3.01           The closing (the “Closing”) of the purchase and sale of the Shares hereunder shall be held concurrently with the closing of the merger agreement between the Seller and Quoin Pharmaceuticals, Inc. to which this Agreement is attached as an exhibit (the “Merger Agreement”), but in any event no later than September 1, 2021, with such date being automatic extended by 30 days, unless either Party objects in writing at least three (3) days prior to such extension.

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3.02           At the Closing, the Seller shall deliver to the Purchaser:

(a)                 An executed Share Transfer Deed effectuating the transfer of the Shares from the Seller to the Purchaser;

(b)                Copies of all organizational and corporate documents of the Company currently in force, including Company’s current Articles of Association and Company’s shareholders register.

3.03           At the Closing, (a) all employees of Seller who are not employed directly by the Company (and any and all obligation to any such employees) will be transferred to the Company; (b) Seller will transfer a copy of the executed Contracts that the Company is a party to and remain in effect following the Closing; (c) Seller will transfer Seller’s Net Cash to the Company; and (d) Purchaser and the Company will assume and be fully and solely responsible for any all liabilities of the Company or the Purchaser and the operation of the Purchaser or the Company after the Closing (the “Assumed Liabilities”).

3.04           In the event that the Merger Agreement is terminated prior to the closing thereof, this Agreement shall also be terminated with no further force and effect.

4.                   Representations and Warranties of the Parties

4.01           The Purchaser represents and warrants to the Seller as of the Effective Date and as of the Closing, as follows:

(a)                 Existence and Power. The Purchaser is an Entity duly established and validly existing under the laws of Delaware and has all corporate powers and authorizations to carry on its business as now being conducted and to execute and deliver this Agreement and any ancillary documents and to consummate the transactions contemplated hereby.

(b)                Authorization. The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby are within its powers and have been duly authorized by all necessary partnership action on its part, to the extent applicable.

(c)                 Non-contravention. The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate, result in a breach of, or constitute a default under: (i) organizational documents of the Purchaser; (ii) any court ruling or decree, any decision of a quasi-judicial body or any administrative order or decision in any country concerning or applicable to the Purchaser; (iii) any agreement, obligation or restriction to which the Purchaser is a party; or (iv) any applicable law.

4.02           The Seller represents and warrants to the Purchaser as of the Effective Date and as of the Closing, as follows:

(a)                 Existence and Power. The Seller is an Entity duly established and validly existing under the laws of Israel and has all corporate powers and authorizations to carry on its business as now being conducted and to execute and deliver this Agreement and any ancillary documents and to consummate the transactions contemplated hereby.

(b)                Authorization. The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby are within its powers and have been duly authorized by all necessary partnership action on its part, to the extent applicable.

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(c)                 Non-contravention. The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate, result in a breach of, or constitute a default under: (i) organizational documents of the Seller; (ii) any court ruling or decree, any decision of a quasi-judicial body or any administrative order or decision in any country concerning or applicable to the Seller; (iii) any agreement, obligation or restriction to which the Seller is a party; or (iv) any applicable law.

5.             Escrow

In order to secure some of the Seller’s rights under this Agreement, Common Shares of the Purchaser, constituting 40% of the Purchaser’s share capital on a fully diluted basis as of its incorporation, shall be issued to and held by, Altshuler Shaham Trusts Ltd. under the terms set forth in the Escrow Agreement attached hereto as Schedule 5 (the “Escrow Agreement”).

6.             Miscellaneous

6.01           Survival of Representations and Warranties. The representations and warranties of the Parties contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall survive the Closing for a period of 12 months, and only the covenants that by their terms survive the Closing and this Article 6 shall survive the Closing.

6.02           Release of Liabilities. The Purchaser agrees to fully and unconditionally release and forever discharge the Seller from any and all liabilities of the Company that exist (known or unknown) as of immediately prior to the Effective Date and the Purchaser hereby agrees to indemnify and hold harmless the Seller and the Seller’s subsidiaries and its and their directors, employees and representatives from and against any and all debts, obligations, liabilities, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and reasonable expenses (including out of pocket costs of investigation and defense and reasonable attorneys’ fees and expenses) arising out of or resulting from any and all liabilities of the Company that exist (known or unknown) as of immediately prior to the Effective Date and the Assumed Liabilities.

6.03           Sole Remedy. Purchaser hereby agrees, on behalf of itself and its Affiliates, that its sole recourse for any breach of any representation, warranty or covenant of the Seller (if any) or any of its Affiliates that are contained or provided for in this Agreement, from and after the Effective Date, shall be to offset from any payment required to be made hereunder by Purchaser to Seller, the amount of any damages suffered by Purchaser as a result of any such representation, warranty or covenant of Seller and under no circumstance will Purchaser seek any damages against Seller or seek any equitable or other relief against Seller beyond the exercise of such setoff rights.

6.04           Termination. This Agreement shall be terminated and of no force or effect, and the parties hereto shall have no liability hereunder, upon receipt by the Seller of the last payment payable under Section 2.02 above.|

6.05           Notices. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be sent by facsimile, email or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to such party’s as such party shall notify each other party in writing.

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6.06           Amendments, Waivers and Remedies. Any provision of this Agreement may be amended, waived, or discharged (either prospectively or retroactively, and either generally or in a particular instance), by a written instrument signed by all the parties to this Agreement. No failure, delay or omission by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law, or otherwise afforded to any of the parties, shall be cumulative and not alternative.

6.07           Successors and Assigns. Except as otherwise expressly stated to the contrary herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns under law, heirs, executors, and administrators of the parties hereto and their respective successors and assigns.

6.08           Governing Law; Jurisdiction. This Agreement shall be governed by and construed according to the laws of the State of Delaware, without regard to the conflict of laws provision thereof. Any claim arising under or in connection with this Agreement shall be resolved exclusively in the appropriate court in the State of Delaware. Each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts and waives and agrees not to assert any objection to the jurisdiction or convenience thereof.

6.09           Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

6.10           Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

6.11           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

6.12           Heading, Preamble, and Annexes. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. The preamble and exhibits to this Agreement are an integral and inseparable part of this Agreement.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the Parties have signed this Agreement as of the Effective Date.

SELLER:

/s/ Shai Yarkoni
Name:	Shai Yarkoni
Title:	CEO

PURCHASER:

/s/ Aditya Mohanty
Name:	Aditya Mohanty
Title:	CEO

Acknowledged and agreed with respect to section 2.02(c) only:

/s/ Shai Yarkoni
Shai Yarkoni

/s/ Aditya Mohnty
Aditya Mohanty

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Annex A

1.	Costs and Expenses under the Escrow Agreement with Altshuler Shaham Trusts Ltd.

2.	Costs and expenses under the Escrow Agreement with the Representative (appointed under the CVR Agreement).

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 Annex I

Form of CVR Agreement

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [___], 2021 (the “Agreement”), is entered into by and among Cellect Biotechnology, Ltd., an Israeli company (the “Company”), Mr. Eyal Leibovitz (the “Representative”), and Computershare Trust Company, N.A., a federally chartered trust company (the “Rights Agent”).

PREAMBLE

WHEREAS, Quoin Pharmaceuticals, Inc., a Delaware corporation (“Quoin”), CellMSC, Inc., a Delaware corporation (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger and Reorganization dated as of March 24, 2021 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Quoin with Quoin surviving the merger as a subsidiary of the Company (the “Merger”);

WHEREAS, the Company has entered into a Share Transfer Agreement dated as of March 24, 2021, as amended and restated as of May 27, 2021 (the “Transfer Agreement”), pursuant to which EnCellX, Inc. (the “Buyer”) will acquire from the Company all of the issued and outstanding shares of Cellect Biotherapeutics Ltd., an Israeli company (“Subsidiary”), and Subsidiary will become a wholly owned subsidiary of Buyer;

WHEREAS, pursuant to the Transfer Agreement, and in accordance with the terms and conditions thereof, Buyer agreed to provide the Company the right to receive one or more contingent payments upon the achievement of certain milestones and occurrence of certain events as described in the Transfer Agreement;

WHEREAS, pursuant to the Merger Agreement, Quoin and the Company agreed to create and distribute to the Shareholders (as defined below) the contingent value rights (as hereinafter described) entitling the Holders (as defined below) to receive payments from the Company, as hereinafter described;

WHEREAS, the Company, the Buyer and the Escrow Agent (as such term is defined below) have entered into an Escrow Agreement dated as of [_______], 2021 (the “Escrow Agreement”), pursuant to which the Escrow Agent was appointed to deduct any applicable tax under the laws of the State of Israel, with respect to any payment made under the Transfer Agreement or this Agreement (the “Tax Deduction”); and

NOW, THEREFORE, in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the benefit of all Holders pro rata to their holdings in the Company as of the Record Date (as defined below), as follows:

Article 1
DEFINITIONS

Section 1.01            Definitions. The following terms shall have the meanings ascribed to them as follows:

“Acting Holders” means any Holder or Holders of at least fifty percent (50%) of the outstanding CVRs as set forth on the CVR Register.

“ADS” means the American Depositary Shares issued by the Depositary pursuant to the Deposit Agreement.

“ADS Holders” means the holders of ADS as of the Record Date.

“Affiliate” means with respect to any person, any other person that, directly or indirectly, controls, is controlled by or is under common control with such first person.

“Business Day” means any day other than a Saturday or a Sunday or day on which banks in the State of New York are authorized or obligated to be closed.

“Buyer Group” means Buyer, Subsidiary and any Affiliate of any of the foregoing, or any one of them (excluding for all purposes the Company).

“Consideration” means the net payment and fees payable by the Buyer Group to the Company under the Transfer Agreement.

“CVRs” means the rights of Holders to receive contingent cash payments pursuant to this Agreement.

“Deposit Agreement” means the Deposit Agreement dated as of July 28, 2016, among the Company, the Depositary and the Owners and Holders of American Depositary Shares issued thereunder.

“Depositary” means The Bank of New York Mellon, as Depositary under the Deposit Agreement.

“Effective Date” means the date on which the certificate of merger for the Merger is filed with the Secretary of State of the State of Delaware and deemed effective.

“Escrow Agent” means Altshuler Shaham Trusts Ltd.

“Exchange Act” means the U.S. Securities and Exchange Act of 1934, as amended, and the regulations promulgated thereby.

“Holder” means, at the relevant time, a person in whose name a CVR is registered in the CVR Register.

“Officer’s Certificate” means a certificate (i) signed by an authorized officer of the Company, in his or her capacity as such, and (ii) delivered to the Rights Agent.

“Permitted Transfer” means a transfer of one or more CVRs (i) by the Depositary to the ADS Holders, pro rata, upon the instruction of the Company pursuant to the Deposit Agreement (the “Initial Permitted Transfers”); (ii) upon death by will or intestacy; (iii) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iv) made pursuant to a court order; (v) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; and (vi) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner.

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“Record Date” means the end of trading on the date immediately prior to the Effective Date.

“Representative” means the representative of the Holders named in the preamble, until a successor Representative shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Representative” shall mean such successor Representative.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the regulations promulgated thereby.

“Shareholder” means each holder of Shares as of the Record Date.

“Shares” means the Company’s ordinary shares, no par value per share.

“Transaction Expenses” means (i) a one-time reimbursement in the amount of $10,000 to compensate the Company for the administrative costs of complying with this Agreement, (ii) all fees of the Rights Agent paid by the Company pursuant to this Agreement for the applicable year, (iii) any out-of-pocket transaction costs, fees or expenses (including any broker fees, finder’s fees, advisory fees, accountant or attorney’s fees and transfer or similar taxes imposed by any jurisdiction) incurred by the Company or any of its subsidiaries or Affiliates in connection with this Agreement or the Transfer Agreement and (iv) any taxes incurred or paid by the Company or any of its subsidiaries or Affiliates in connection with the this Agreement or the Transfer Agreement. To the extent any Transaction Expenses are incurred or paid in a currency other than U.S. dollars, the amount that was paid, as converted into U.S. dollars using the applicable exchange rate in effect for the date on which such amount was paid, as reported by The Wall Street Journal, shall be used in the calculation of the “Transaction Expenses”.

Article 2
CONTINGENT VALUE RIGHTS

Section 2.01            Holders of CVRs; Appointment of Rights Agent.

(a)               Each Shareholder shall be entitled to one CVR for each Share outstanding held by such Shareholder as of the Record Date.

(b)               The Company hereby appoints the Rights Agent to act as rights agent for the Company in accordance with the express terms and conditions (and no implied terms and conditions) set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

Section 2.02            Nontransferable. CVRs may not be sold, assigned, transferred, pledged, encumbered or transferred or disposed of in any other manner, in whole or in part, other than pursuant to a Permitted Transfer.

Section 2.03            No Certificate; Registration; Registration of Transfer; Change of Address.

(a)               CVRs shall not be evidenced by a certificate or other instrument.

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(b)            The Rights Agent shall keep a register (the “CVR Register”) for the purposes of (i) identifying the Holders of CVRs and (ii) registering CVRs and Permitted Transfers thereof.

(c)            The Company shall instruct the Depositary to make the Initial Permitted Transfers and to deliver to the Rights Agent a register identifying each of the ADS Holders of Record and the CVRs transferred to each ADS Holder of Record , in a form reasonably acceptable to the Rights Agent, and the Rights Agent shall register the ADS Holders of Record and their respective CVRs in the CVR Register.

(d)             Every request to transfer a CVR, other than the Initial Permitted Transfers, shall be subject to the conditions of this Section 2.03 (d). Subject to the restriction on transferability set forth in Section 2.02, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other requested documentation in form reasonably satisfactory to the Rights Agent, duly executed by the registered Holder or Holders thereof, or by the duly appointed legal representative, personal representative or survivor of such Holder or Holders, setting forth in reasonable detail the circumstances relating to the transfer, accompanied by a signature to be guaranteed by a guarantor institution which is a participant in a signature guarantee medallion program approved by the Securities Transfer Association. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement, register the transfer of the applicable CVRs in the CVR Register.

(e)            All duly transferred CVRs registered in the CVR Register shall be the valid obligations of the Company, evidencing the same right, and entitling the transferee to the same benefits and rights under this Agreement, as those held by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void ab initio. Any transfer or assignment of CVRs shall be without charge (other than the cost of any transfer tax) to the applicable Holder. The Rights Agent shall have no obligation to pay any such taxes or charges and the Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of such taxes or charges unless and until the Rights Agent is satisfied that all such taxes or charges have been paid. Any Tax Deduction shall be made solely by the Escrow Agent.

(f)             A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. Such written request must be duly executed by such Holder. Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CVR Register.

Section 2.04            No Voting, Dividends or Interest; No Equity or Ownership Interest in the Company.

(a)               CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable in respect of CVRs.

(b)               CVRs shall not represent any equity or ownership interest in the Company or any of its Affiliates.

Section 2.05            Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to the Company without consideration therefor. Nothing in this Agreement is intended to prohibit the Company from offering to acquire CVRs for consideration in its sole discretion.

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Article 3
THE RIGHTS AGENT

Section 3.01            Certain Duties and Responsibilities.

(a)               The Rights Agent shall not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of the willful misconduct, bad faith or gross negligence of the Rights Agent (in each case as determined by a court of competent jurisdiction). Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for any special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits) arising out of any act or failure to act hereunder. The aggregate liability of the Rights Agent with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Company to the Rights Agent as fees, but not including reimbursable expenses, during the twelve (12) months immediately preceding the event for which recovery from the Rights Agent is being sought. No provision of this Agreement shall require the Rights Agent to expend or risk its own funds, take any action that it believes would expose or subject it to expense or liability, or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

(b)               The Rights Agent shall be under no obligation to institute any action, suit or proceeding, or to take any other action likely to result in the incurrence of expenses by the Rights Agent, unless the Representative (on behalf of the Holders) shall furnish the Rights Agent with reasonable security and indemnity for any costs and expenses that may be incurred.

Section 3.02            Certain Rights of Rights Agent.

(a)               The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent.

(b)               The Rights Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in the absence of faith to be genuine and to have been signed or presented by the proper party or parties.

(c)               Whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may, in the absence of bad faith, gross negligence or willful misconduct (in each case, as determined by a final non-appealable order of a court of competent jurisdiction) on its part, rely upon the written direction of the Representative.

(d)               The Rights Agent may engage and consult with counsel of its selection and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in the absence of faith and in reliance thereon.

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(e)               Any permissive rights of the Rights Agent hereunder shall not be construed as a duty.

(f)                The Company agrees to indemnify, defend, protect, save and keep harmless the Rights Agent and its affiliates and their respective successors, assigns, directors, officers, managers, employees, agents, attorneys, accountants and experts (collectively, the “Indemnitees”), against any and all loss, liability, obligation, damage, fine, settlement, penalty, action, judgment, suit, cost, disbursement, proceeding, investigation, claim, demand or expense of any kind or nature whatsoever (including, without limitation, the reasonable fees and expenses of legal counsel and the costs and expenses of defending the Indemnitee against any claim of liability arising therefrom) (collectively, “Losses”) that may be imposed on, incurred by, or asserted against any Indemnitee, at any time, and in any way relating to, arising out of or in connection with the execution, delivery or performance of this Agreement, the enforcement of any rights or remedies in connection with this Agreement, and the payment, transfer or other application of funds pursuant to this Agreement, or as may arise by reason of any act, omission or error of the Indemnitee; provided, however, that no Indemnitee shall be entitled to be so indemnified, defended, protected, saved or kept harmless to the extent such Loss was caused by its own willful misconduct, bad faith or gross negligence (each as determined by a final, non-appealable judgment of a court of competent jurisdiction). The Company’s obligations under this Section 3.02(f) to indemnify the Rights Agent shall survive the resignation or removal of any Rights Agent and the termination of this Agreement. With the Company’s consent which shall not be unreasonably withheld, conditioned or delayed, the Rights Agent’s Loss may be satisfied from the Consideration and deducted from the amounts payable to the Holders hereunder.

(g)               In addition to the indemnification provided under Section 3.02(f), the Company agrees (i) to pay the fees of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder, as agreed upon in writing by the Rights Agent and the Company on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent promptly upon demand for all reasonable and documented out-of-pocket expenses, and other disbursements incurred in the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder, including all taxes (other than income, receipt, franchise or similar taxes) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement. With the Company’s consent, the Rights Agent’s fees and expenses may be satisfied from the Consideration and deducted from the amounts payable to the Holders hereunder.

(h)               The Rights Agent may perform any and all of its duties (i) itself (through its directors, officers, or employees) or (ii) through its agents, representatives, attorneys, custodians and/or nominees and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such agents, representatives, attorneys, custodians and/or nominees, absent gross negligence, bad faith or willful or intentional misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof.

(i)                 the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises.

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(j)                 In the event the Rights Agent reasonably believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Rights Agent hereunder, the Rights Agent may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to the Company or other Person or entity for refraining from taking such action, unless the Rights Agent receives written instructions signed by the Company which eliminate such ambiguity or uncertainty to the reasonable satisfaction of the Rights Agent.

(k)               Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other Person.

(l)                 The Rights Agent shall not incur any liability for not performing any act, duty, obligation or responsibility by reason of any occurrence beyond the control of the Rights Agent (including, without limitation, any act or provision of any present or future law or regulation or governmental authority, any act of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems or failure of any means of communication, labor difficulties, war, or civil disorder) or epidemic or pandemic

(m)             Whenever the Rights Agent shall deem it necessary or desirable that a fact or matter be proved or established prior to taking, suffering or omitting any action hereunder (including, without limitation, the identity of a Holder), the Rights Agent may rely upon an Officer's Certificate, and such Officer's Certificate shall be full and complete authorization and protection to the Rights Agent. The Rights Agent shall incur no liability for or in respect of any action taken, suffered or omitted by it absent willful misconduct, bad faith or gross negligence (each as determined by a final, non-appealable judgment of a court of competent jurisdiction) under the provisions of this Agreement in reliance on such Officer's Certificate. The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties and obligations hereunder from the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary of the Company, and to apply to such officer for advice or instructions in connection with its duties, and it shall not be liable and shall be indemnified for any action taken or suffered to be taken by it in accordance with instructions from such officer. The Rights Agent shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Company;

(n)               The Rights Agent shall not be subject to, nor be required to comply with, or determine if any person or entity has complied with, the Merger Agreement, the Transfer Agreement or any other agreement between or among the parties hereto, even though reference thereto may be made in this Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Agreement; and

(o)               The Company agrees that it shall perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged or delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

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The Company's obligations under Section 3.01 and this Section 3.02 shall survive the resignation or removal of any Rights Agent, the expiration of the CVRs and the termination of this Agreement.

Section 3.03            .Resignation and Removal; Appointment of Successor.

(a)               The Rights Agent may resign at any time by giving written notice thereof to the Company and the Holders specifying a date when such resignation shall take effect, which notice shall be sent at least 45 days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

(b)               The Company shall have the right to remove the Rights Agent at any time by a resolution of the Company’s board of directors specifying a date when such removal shall take effect. Notice of such removal shall be given by the Company to the Rights Agent, with a copy to the Representative, which notice shall be sent at least 45 days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

(c)               If the Rights Agent shall resign, be removed or become incapable of acting, the Company shall promptly appoint a qualified successor Rights Agent by a resolution of the Company’s board of directors. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 3.03(c) and Section 3.04, become the Rights Agent for all purposes hereunder.

(d)               Notwithstanding anything to the contrary in this Section 3.03, unless consented to in writing by the Representative, the Company shall not appoint as a successor Rights Agent any person that is not a stock transfer agent, paying agent or escrow agent of national reputation or the corporate trust department of a commercial bank.

Section 3.04            Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder shall, at or prior to such appointment, execute, acknowledge and deliver to the Company, the Representative and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the Rights Agent; provided that upon the request of the Company or the successor Rights Agent, such resigning or removed Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of such resigning or removed Rights Agent.

Article 4
COVENANTS

Section 4.01            List of Holders. The Company shall furnish or cause to be furnished to the Rights Agent and the Representative, in such form as the Company receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within 10 Business Days following the Effective Date.

Section 4.02            Payments. The Company shall deposit with the Escrow Agent any Consideration it receives from the Buyer Group pursuant to the terms of the Transfer Agreement, less any applicable Transaction Expenses, within ten (10) days of receipt of such Consideration. The Escrow Agent shall then deduct the Tax Deduction in accordance with the terms of the Escrow Agreement. Following such Tax Deduction, the Escrow Agent shall transfer the remaining amounts to the Rights Agent by wire transfer in accordance with the details provided in Schedule I, for further allocation to the Holders. The Rights Agent shall then allocate to the Holders the remaining Consideration within sixty (60) days of receipt of such amounts.

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Section 4.03            In addition to the Tax Deduction made by the Escrow Agent, the Company shall be entitled to deduct and withhold, or cause to be deducted or withheld, from each such payment otherwise payable pursuant to this Agreement, such amounts as the Company or any subsidiary of the Company is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or any provision of state, local or non-U.S. tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant governmental entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

Section 4.04           Payment of Transaction Expenses. The Company shall pay the Transaction Expenses when due and be reimbursed therefor from the Consideration it receives from the Buyer group.

Section 4.05            Transfer Agreement. The Company shall provide, at the request of the Representative, any and all reports received from the Buyer pursuant to, or in connection with, the Transfer Agreement, and the Company further agrees to enforce, at the request of the Representative, any and all provisions listed in Sections 2 of the Transfer Agreement. At the request of the Representative, Company will inform the Buyer that it has designated and authorized the Representative to enforce such rights on behalf of the Company.

Article 5
THE REPRESENTATIVE

Section 5.01            Appointment of the Representative. By accepting CVRs, the Holders hereby appoint, authorize and empower the Representative to be the exclusive representative, agent and attorney-in-fact of each Holder, with full power of substitution, to make all decisions and determinations and to act (or not act) and execute, deliver and receive all agreements, documents, instruments and consents on behalf of and as agent for each Holder at any time in connection with, and that may be necessary or appropriate to accomplish the intent and implement the provisions of this Agreement and to facilitate the consummation of the transactions contemplated hereby, including without limitation for purposes of (i) providing such notices to the Holders of any information it receives from the Company relating to the Consideration or the Rights Agent that such Representative deems appropriate, (ii) negotiating and settling, on behalf of the Holders, any dispute that arises under this Agreement after the Effective Date, (iii) confirming the satisfaction of the Company’s obligations under this Agreement, (iv) negotiating and settling matters with respect to the amounts to be paid to the Holders pursuant to this Agreement, and (v) representing the Holders in any actions, claims or rights to recourse provided herein.

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Section 5.02            Authority. The appointment of the Representative by the Holders pursuant to Section 5.01 is coupled with an interest and may not be revoked in whole or in part (including, without limitation, upon the death or incapacity of any Holder). Subject to the prior qualifications, such appointment shall be binding upon the heirs, executors, administrators, estates, personal representatives, officers, directors, security holders, successors and assigns of each Holder. All decisions of the Representative with respect to the transactions contemplated hereby shall be final and binding on all Holders. The Company and the Rights Agent shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Representative and any document executed by the Representative on behalf of any Holder and shall be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon by the Company. The Representative shall not be responsible for any loss suffered by, or liability of any kind to, the Holders arising out of any act done or omitted by the Representative in connection with the acceptance or administration of the Representative’s duties hereunder, unless such act or omission involves gross negligence or willful misconduct on the part of the Representative.

Section 5.03            Representative Liability.

(a)               The Representative shall be authorized and protected and shall not have any liability for, or in respect of any actions taken, suffered or omitted to be taken by it in connection with this Agreement and the exercise and performance of its duties hereunder, except to the extent such liability is a result of the willful misconduct, bad faith or gross negligence of the Representative (each as determined by a final, non-appealable judgment of a court of competent jurisdiction). No provision of this Agreement shall require the Representative to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(b)               The Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied duties, covenants or obligations shall be read into this Agreement against the Representative.

(c)               The Representative may rely and shall be authorized and protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, power of attorney, endorsement, affidavit, letter or other paper or document believed by it to be genuine and to have been signed or presented by an officer of the proper party or parties or upon any written instructions or statements from the Company or the Rights Agent with respect to any matter relating to its acting as Representative. The Representative shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder but as to which no notice was provided, and the Representative shall be fully protected and shall incur no liability for failing to take any action in connection therewith unless and until it has received such notice.

(d)               Whenever the Representative shall deem it necessary or desirable that any fact or matter be proved or established before taking, suffering or omitting any action hereunder, the Representative may request and rely upon an Officer’s Certificate from the Company with respect to such fact or matter; and such certificate shall be full and complete authorization and protection to the Representative and the Representative shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate. The Representative shall be fully authorized and protected in relying upon the most recent instructions received from the Company. In the event the Representative believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Representative hereunder, the Representative, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to the Company or any other person for refraining from taking such action, unless the Representative receives written instructions from the Company that eliminates such ambiguity or uncertainty to the satisfaction of the Representative.

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(e)               The Representative may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection to the Representative in respect of any action taken, suffered or omitted to be taken by it hereunder in reliance thereon in the absence of willful misconduct, bad faith or gross negligence on the part of the Representative (as determined by a final, non-appealable judgment of a court of competent jurisdiction).

(f)                The permissive rights of the Representative to do things enumerated in this Agreement shall not be construed as a duty.

(g)               The Representative shall not have any liability for or be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof; nor shall it be responsible for any breach by the Company of any covenant or failure by the Company to satisfy conditions contained in this Agreement.

(h)               The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required or requested by the Representative for the carrying out or performing by the Representative of its duties under this Agreement.

(i)                 The Representative may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Representative shall not be answerable or accountable for any act, omission, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company, to the Holders, the Rights Agent or any other person resulting from any such act, omission, default, neglect or misconduct, absent gross negligence or bad faith in the selection and continued employment thereof (which gross negligence or bad faith must be determined by a final, non-appealable judgment of a court of competent jurisdiction) and, in the event of arbitration or litigation in connection with the matters contemplated herein, the Representative may, but shall not be obligated to, engage and consult with tax experts, valuation firms and other experts and third parties that it, in its sole and absolute discretion, deems appropriate or necessary to enable it to discharge its duties hereunder.

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Section 5.04            Successor Representative.

(a)               The Representative and any successor Representative may resign and be discharged from its duties under this Agreement at any time by giving written notice thereof to the Company, specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) days before the date so specified.

(b)               The Acting Holders may remove the Representative or any successor Representative at any time by giving written notice thereof to the Representative specifying a date when such removal shall take effect, which notice shall be sent at least thirty (30) days before the date so specified. In the event that the Representative dies, becomes unable to perform his or her responsibilities hereunder or resigns or is removed from such position, the Acting Holders shall be authorized to and shall select another representative to fill such vacancy and such substituted representative shall be deemed to be the Representative for all purposes of this Agreement. The newly-appointed Representative shall notify the Company, the Rights Agent and any other appropriate person in writing of his or her appointment, provide evidence that the Acting Holders approved such appointment and provide appropriate contact information for purposes of this Agreement. The Company and the Rights Agent shall be entitled to rely upon, without independent investigation, the identity and validity of such newly-appointed Representative as set forth in such written notice. In the event that within thirty (30) days after the Representative dies, becomes unable to perform his or her responsibilities hereunder or resigns or is removed from such position and no successor Representative has been so selected, the Company shall cause the Rights Agent to notify the person holding the largest quantity of the outstanding CVRs (and who is not the Company or any Affiliate of the Company) that such person is the successor Representative, and shall be the successor Representative hereunder. If such person notifies the Rights Agent in writing that such person declines to serve, the Rights Agent shall forthwith notify the person holding the next-largest quantity of the outstanding CVRs (and who is not the Company or any Affiliate of the Company) that such next-largest-quantity person is the successor Representative, and such next-largest-quantity person shall be the successor Representative hereunder. The Holders are intended third party beneficiaries of this Section 5.06. If a successor Representative is not appointed pursuant to the preceding procedure within sixty (60) days after the Representative dies, becomes unable to perform his or her responsibilities hereunder or resigns or is removed from such position, the Company shall appoint a successor Representative.

Article 6
AMENDMENTS

Section 6.01            Amendments Without Consent of Holders.

(a)               The Company, the Representative and Rights Agent at any time or from time to time, without the consent of any of the Holders, may enter into one or more amendments hereto for any of the following purposes:

(i)                 to evidence the appointment of another person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;

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(ii)              to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Company shall determine to be for the protection of the Holders;

(iii)            to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; or

(iv)             as may be necessary or appropriate to ensure that CVRs are not subject to registration under the Securities Act or the Exchange Act.

(b)               Promptly after the execution by the parties of any amendment pursuant to the provisions of this Section 6.01, the Company shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as set forth on the CVR Register, setting forth in general terms the substance of such amendment.

Section 6.02            Amendments with Consent of Holders.

(a)               In addition to any amendments to this Agreement that may be made without the consent of any Holder or the Rights Agent pursuant to Section 6.01, with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Acting Holders, the Representative, the Company, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interests of the Holders.

(b)               Promptly after the execution by the parties of any amendment pursuant to the provisions of this Section 6.02, the Company shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as set forth on the CVR Register, setting forth in general terms the substance of such amendment.

Section 6.03            Execution of Amendments. In executing any amendment permitted by this Article 6, the Representative and the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon Officer’s Certificates of the Company stating that its execution of such amendment is authorized or permitted by this Agreement. No amendment to this Agreement shall be effective unless duly executed by the Rights Agent.

Section 6.04            Effect of Amendments. Upon the execution of any amendment under this Article 6, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

Article 7
MISCELLANEOUS

Section 7.01            Notices. All notices, requests and other communications to the parties hereunder shall be in writing (including facsimile transmission) and shall be delivered personally or sent by registered or certified mail, postage prepaid, or overnight courier:

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if to the Rights Agent, to:

Computershare Trust Company, N.A.

150 Royall Street

Canton, MA 02021

Attention: Client Services

Facsimile:

if to the Company, to:

Quoin Pharmaceuticals Ltd.

42127 Pleasant Forest Court

Ashburn, VA 20148

Attention: Michael Myers, Ph.D.

Email: mmyers@quoinpharma.com

with a copy to (which shall not constitute notice):

Dentons US LLP

1221 Avenue of the Americas

New York, NY 10020-1089

Email: jeffrey.baumel@dentons.com

ilan.katz@dentons.com

Attention: Jeffrey A. Baumel, Esq.

Ilan Katz, Esq.

if to the Representative, to:

29 Feinshtein street, Tel Aviv 6912324

if to the Escrow Agent, to:

Altshuler Shaham Trusts Ltd.

19A Habarzel St., Ramat Hachayal,

Tel Aviv 6971026, Israel

Attention: Leeyah Barak Abadi, Adv.

leeyahb@altshul.co.il

or to such other address or facsimile number as such party may hereafter specify for the purpose by written notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 7.02            Notice to Holders. All notices, requests and communications required to be given to the Holders shall be given (unless otherwise herein expressly provided) in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address set forth in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to the Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

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Section 7.03            Entire Agreement. This Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement.

Section 7.04            Successors and Assigns. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns. The Rights Agent may not assign this Agreement without the Company’s consent. Neither the Representative nor the Company may assign this Agreement without the prior written consent of the Acting Holders. Any attempted assignment of this Agreement or any of such rights in violation of this Section 7.04 shall be void and of no effect.

Section 7.05            Benefits of Agreement. Nothing in this Agreement, express or implied, shall give to any person (other than the parties hereto, the Holders and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto, the Holders and their permitted successors and assigns. The Holders shall have no rights hereunder except as are expressly set forth herein and in the Transfer Agreement.

Section 7.06            Governing Law. This Agreement and CVRs shall be governed by and construed in accordance with the laws of the State of Delaware without regards to its rules of conflicts of laws.

Section 7.07            Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Court of Chancery or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.01 shall be deemed effective service of process on such party.

Section 7.08            WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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Section 7.09            Severability Clause. In the event that any provision of this Agreement, or the application of any such provision to any person or set of circumstances, shall for any reason be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by applicable law. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible; provided, however, that if any such excluded provision shall materially and adversely affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to the Company.

Section 7.10            Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 7.11            Termination. This Agreement shall be terminated and of no force or effect, and the parties hereto shall have no liability hereunder, upon delivery to the Holders of their pro rata share of the last portion of the Consideration payable under the Transfer Agreement. Sections 3.01, 3.02, 5.03, 5.04 and Article 7, shall survive the expiration or termination of this Agreement.

Section 7.12            Construction.

(a)               For purposes of this Agreement, whenever the context requires: singular terms shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)               As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(c)               The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

Cellect Biotechnology, Ltd.

By:
Name:
Title:

Computershare Trust Company, N.A.

By:
Name:
Title:

Eyal Liebovitz,
As Representative
Title:

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Schedule I

Rights Agent Wire Transfer Details

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Annex J

Form of Altshuler Escrow Agreement

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Escrow Agreement”) is made as of [____], 2021, by and among Cellect Biotechnology Ltd. (“Cellect”), EnCellX, Inc. (“Company”) and Altshuler Shaham Trusts Ltd. (the “Escrow Agent”) (each of Cellect, Company, and the Escrow Agent, shall also be referred to as a “Party”, and collectively as the “Parties”). Capitalized terms not defined herein shall have the meanings assigned to them in the Share Transfer Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Cellect and Company entered into a certain Share Transfer Agreement dated March 24, 2021, (the “Share Transfer Agreement”), under which, , a portion of the consideration payable under the Share Transfer Agreement includes the economic benefits of ownership of securities of the Company; and

WHEREAS, Cellect further entered into a certain Contingent Value Rights Agreement dated March 24, 2021, by and among Cellect, the Representative and Computershare Trust Company, N.A. (the “Rights Agent”), in the form attached hereto as Exhibit A (the “CVR Agreement”), under which the Holders (as defined under the CVR Agreement) are entitled to receive one or more contingent payments upon the achievement of certain milestones and occurrence of certain events as further described in the Share Transfer Agreement; and

WHEREAS, in accordance with the terms of the CVR Agreement, Cellect obtained a tax ruling from the Israeli Tax Authority (the “ITA”) dated [________], 2021, in the form attached hereto as Exhibit B (the “Tax Ruling”); and

WHEREAS, Cellect and Dr. Shai Yarkoni entered into a certain Letter of Agreement dated March 24, 2021, with respect to a payment of a Bonus to Dr. Yarkoni (the “Letter of Agreement”); and

WHEREAS, in order to comply with the Tax Ruling, the Parties have agreed to enter into this Escrow Agreement and appoint the Escrow Agent as Escrow Agent hereunder; and

WHEREAS, the ITA approved the Escrow Agent, as a trustee under the Tax Ruling, and Escrow Agent acknowledges that it has certain obligations and responsibilities under the Tax Ruling.

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

1.	Appointment

1.1.	Securities Agent. The Escrow Agent is hereby appointed as a trustee under this Escrow Agreement and the Letter of Agreement for the purpose of holding the Escrowed Securities in trust on its behalf.

"Escrowed Securities" for the purpose hereof, shall mean such number of Common Shares of the Company, constituting 40% of the share capital of the Company on a fully diluted basis, as of the date of incorporation, to be issued by the Company on the name of the Escrow Agent for the benefit of Cellect.

1.2.	Paying Agent. The Escrow Agent is hereby further appointed as a trustee under this Escrow Agreement for the purpose of:

(a)	holding and administering any (i) dividend payment distributed by the Company with respect to the Escrowed Securities; (ii) consideration received by the shareholders of the Company from a third party for the sale of the Escrowed Securities and following the IPO of the Company (the “Escrowed Considerations”); and

(b)	tax deduction in accordance with the terms of the Tax Ruling, with respect to any payment made by the Company to the Holders pursuant to the CVR Agreement (the “CVRs Payments”). Following such deduction, the remaining amounts shall be transferred to the Rights Agent for further allocation to the applicable Holders, all under the terms of the CVR Agreement.

For the purpose hereof, Escrowed Considerations and the CVRs Payments shall be referred to together as, the “Payments”.

2.	Transfer of Escrowed Securities to Escrow Agent

2.1.	Subject to the terms and conditions of the Share Transfer Agreement and simultaneously with the Closing thereof, the Company shall deliver to the Escrow Agent validly executed share certificates covering the applicable Escrowed Securities which shall be deposited with the Escrow Agent the Escrowed Securities pursuant to and in accordance with the Tax Ruling and any other terms hereunder.

2.2.	In the event that any share dividend, rights issue, bonus shares or other securities are issued in respect to the Escrowed Securities in connection with any share combination or subdivision or any other similar recapitalization of the shares of Company, then such securities shall be considered as Escrowed Securities and shall be held by the Escrow Agent according to the terms of this Escrow Agreement.

3.	Release of Payments and Escrowed Securities

3.1.	Release of Payments.

3.1.1.	With respect to Escrowed Considerations - as soon as practicable (and no later than three (3) business days) following the receipt by the Escrow Agent from the Company of any cash Payments on account of the Escrowed Securities, such Payments shall be released to Cellect, by wire transfer of immediately available funds (subject to any permissible deductions specified herein or required by applicable law).

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With respect to the CVRs Payments - as soon as practicable (and no later than three (3) business days) following the receipt by the Escrow Agent from Cellect of any CVRs Payments, such CVRs Payments shall be released to the Rights Agent, by wire transfer of immediately available funds (subject to any permissible deductions specified herein or required by applicable law).

3.1.2.	The Escrow Agent undertakes, as required under Section 6.2.4.3 of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to the Seller at Future Dates) to withhold Israeli Taxes in connection with any payment made to the Escrow Agent with respect to Payments and that accordingly Cellect, and the Company are released from any withholding obligations and duties (the “Tax Withholding Certificate”).

3.1.3.	With respect to amounts payable to Cellect hereunder, such amounts shall be held, and retained by the Escrow Agent for a period of up to 30 days or such earlier date as requested in writing by Cellect or as otherwise required by the ITA (the “Withholding Drop Date”) (during which time neither the Company nor the Escrow Agent shall withhold any applicable tax on such Payments, except as provided below or as requested in writing by the ITA) and during which time Cellect may obtain a certificate or ruling issued by the ITA (A) determining the applicable rate of Israeli Taxes to be withheld from each of the Payments, or (B) providing any other instructions regarding the payment or withholding with respect to any applicable Payment (the “Qualified Withholding Certificate”). For this purpose, a certificate issued in accordance with the Tax Regulations regarding Withholding Tax from Assets and Services shall be considered as a Qualified Withholding Certificate. In the event that no later than three (3) business days prior to the Withholding Drop Date, Cellect submits to the Escrow Agent a Qualified Withholding Certificate, the Escrow Agent shall act in accordance with the provisions of such Qualified Withholding Certificate, subject to any deduction and withholding as may be required to be deducted and withheld under any provisions of state, local or foreign Tax Law. If Cellect (1) does not provide the Escrow Agent with such Qualified Withholding Certificate, no later than three (3) business days prior to the Withholding Drop Date, or (2) submits a written request to the Escrow Agent to release the Payment due to Cellect prior to the Withholding Drop Date and fails to submit a Qualified Withholding Certificate at or before such time, then the amount to be withheld and transferred to the ITA from the Payment due to Cellect shall be calculated according to the maximum applicable withholding rate determined by the Israeli law on the payment date, and the Escrow Agent shall pay to Cellect the balance of the payment due to Cellect that is not so withheld, subject to any deduction and withholding as may be required to be deducted and withheld under any provision of state, local or foreign applicable tax law (other than Israeli tax law).

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3.1.4.	With respect to amounts payable to the Rights Agent in connection with the CVR Payments - the amount to be withheld and transferred to the ITA from such CVR Payments shall be calculated according to the maximum applicable withholding rate determined by the Israeli law on the payment date, and the Escrow Agent shall pay to the Rights Agent the balance of the payment due to the Holders that is not so withheld, subject to any deduction and withholding as may be required to be deducted and withheld under any provision of state, local or foreign applicable tax law (other than Israeli tax law).

3.1.5.	In the event that the Escrow Agent receives a demand from the ITA to withhold any amount out of a Payment and transfer it to the ITA prior to the Withholding Drop Date, the Escrow Agent (x) shall notify Cellect of such matter promptly after receipt of such demand, and provide Cellect a reasonable time (but in no event less than 20 days, unless otherwise explicitly required by the ITA or under any applicable law) to attempt to delay such requirement or extend the period for complying with such requirement as evidenced by a written certificate, ruling or confirmation from the ITA, and (y) to the extent that any such certificate, ruling or confirmation is not timely provided by Cellect to the Escrow Agent, transfer to the ITA any amount so demanded, and such amounts shall be treated for all purposes of this Agreement as having been delivered and paid to Cellect or the Rights Agent, as applicable.

3.1.6.	As between the Parties, the Escrow Agent will be solely responsible to the ITA for any Taxes to be withheld under Israeli law, and Cellect and the Company are released from any withholding obligations and duties, including, but not limited to, as further set forth in any Qualified Withholding Certificate and in the Tax Withholding Certificate.

3.2.	Release of Escrowed Securities upon Sale or an IPO.

3.2.1.	In accordance with the provisions of this Escrow Agreement and the Tax Ruling, the Escrowed Securities may be released to a third party in connection with a sale transaction or following the IPO of the Company, all pursuant to the written instructions provided by the Company’s founder, Mr. Aditya Mohanty (the “Founder”), as set forth in Section 3.3 below and subject to the fulfillment of the Escrow Agent’s obligations to the ITA under the Tax Ruling and applicable law.

3.2.2.	The parties undertake to comply with the terms of the Tax Ruling in connection with the Escrowed Securities and accordingly provide the Escrow Agent with the necessary cash amount to cover the applicable tax liability set forth in the Tax Ruling within 5 days prior to time such amount is due according to the Tax Ruling. In the event that Cellect fails to provide the necessary cash amount to cover its tax liability under the Tax Ruling in the said timeline, the Escrow Agent shall be entitled, in its sole discretion, to exercise any Escrowed Security into shares of the Company, sell any number of the Escrowed Securities (or underlying shares) to cover the applicable tax liability (and exercise price, if applicable) or otherwise return the respective portion of the Escrowed Securities to the Company. Any cash amount so received or obtained by the Escrow Agent shall be remitted to the ITA according to the Tax Ruling.

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3.3.	The Escrow Agent shall not be required to release any portion of the Escrowed Securities or Payments under this Agreement, unless, prior thereto, it shall have received; (i) written instructions from Cellect or Founder, as applicable; and (ii) all documentation and all information from the applicable parties as specified in Exhibit C hereto.

3.4.	All Israeli Tax amounts required to be withheld under this Agreement shall be transferred to the ITA through the Escrow Agent’s withholding file. The Escrow Agent agrees to make all required reports to the ITA with respect to such transfers to the ITA.

4.	Voting Rights.

The Escrowed Securities and the rights attached thereto shall be voted in accordance with the vote or election of the Founder, as stipulated in the Irrevocable Proxy attached hereto as Exhibit D, to be granted by the Escrow Agent to the Founder.

5.	Term and Termination

5.1.	This Escrow Agreement shall be terminated and of no force or effect, and the Escrow Agent shall have no liability hereunder, upon the later of: (i) the sale of the entire Escrowed Securities in accordance with the terms hereof, the transfer of the respective tax amount to the ITA and the transfer of the remaining amount to Cellect; or (ii) delivery to the Rights Agent of the entire remaining amount (after tax deduction) of the last portion of the Consideration (as such term is defined in the CVR Agreement) payable to the Holders under the Share Transfer Agreement.

5.2.	The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving a written notice of the resignation to the Company, Cellect and the ITA, specifying a date upon which such resignation shall take effect, whereupon a successor escrow agent shall be appointed by the Company. In the event that no such replacement is appointed and notified to the Escrow Agent, then the Escrow Agent shall be entitled to appoint its successor and transfer the Escrowed Securities to such successor escrow agent following such time that such successor was approved by the Company and Cellect (not to unreasonably withhold its consent) and the ITA and provided further that such successor agrees to be bound by and subject to the terms hereof as if an original party hereto. Subject to the approval of the ITA, the Company shall be entitled at any time to replace the escrow agent hereunder and upon notice to the Escrow Agent, the Escrow Agent shall transfer the Escrowed Securities to such substitute escrow agent. No such transfer shall relieve the Escrow Agent of any obligations, liabilities or exemptions therefrom arising hereunder prior to such transfer.

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6.	Escrow Agent.

6.1.	The Escrow Agent shall hold and release or transfer the Escrowed Securities pursuant to the terms and conditions of this Escrow Agreement, the provisions of the Tax Ruling, in accordance with Israeli Tax Laws, regulations and rules, any other applicable Laws, and the occasional instructions of the ITA, as applicable, provided that in the event there is any inconsistency between the provisions of this Escrow Agreement and the provisions of the Tax Ruling or the instructions of the ITA, the provisions of the Tax Ruling or the instructions of the ITA, as the case may be, shall prevail.

6.2.	The Escrow Agent shall notify the Company and Cellect promptly after it receives any notice, demand or appeal from the ITA or any other third party in connection with the funds deposited therewith hereunder or any other matter in connection with this Agreement.

6.3.	The Escrow Agent undertakes to perform only such obligations as are expressly set forth in this Escrow Agreement or in the Tax Ruling, as may be amended from time to time.

6.4.	The Escrow Agent may act in reliance upon and shall incur no liability for or in respect of any action taken or omitted to be taken or anything suffered by it in reliance upon, any notice, instruction or request furnished to it hereunder and believed by the Escrow Agent in good faith to be genuine and to have been presented or signed by the proper Party or Parties or a representative thereof.

6.5.	The Escrow Agent shall hold and safeguard the Escrowed Securities and treat the Escrowed Securities with such degree of care as it treats its own similar property which shall be not less than reasonable care.

6.6.	Notwithstanding anything to the contrary contained herein, if the Escrow Agent shall be uncertain as to its duties or rights hereunder, shall receive any notice, advice, direction, or other document from any other party with respect to this Escrow Agreement which, in its opinion, is in conflict with any of the provisions of this Escrow Agreement, or should be advised that a dispute has arisen with respect to the ownership, or right of possession of the Escrowed Securities or any part thereof (or as to the delivery, non-delivery, or content of any notice, advice, direction or other document), the Escrow Agent shall be entitled (but not obligated), without liability to anyone, to refrain from taking any action other than to use its reasonable efforts to keep safely the Escrowed Securities in the escrow until the Escrow Agent shall be directed otherwise in writing by the other Parties hereto or by an order, decree or judgment of a court of competent jurisdiction which has been finally affirmed on appeal or which by lapse of time or otherwise is no longer subject to appeal, but the Escrow Agent shall be under no duty to institute or to defend any proceeding, although it may institute or defend such proceedings.

6.7.	The Escrow Agent may engage or be interested in any financial or other transaction with the Parties hereunder as freely as if it were not the Escrow Agent hereunder, other than with respect to the Escrowed Securities.

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6.8.	The Escrow Agent shall incur no liability whatsoever to the Company, Cellect or the ITA, for actions or inactions relating to the performance of its duties unless it has acted in bad faith or willful misconduct.

6.9.	The Company undertakes to pay the Escrow Agent a fee for its services hereunder in accordance with Exhibit E.

7.	Indemnification of Escrow Agent

The Company hereby agrees to indemnify the Escrow Agent for, and to hold it harmless against, any loss, liability, damage, costs or expense (including reasonable fees and expenses of legal counsel) which may be paid, incurred or suffered by the Escrow Agent or to which the Escrow Agent may become subject, arising from or out of, directly or indirectly, any claim or liability resulting from the Escrow Agent actions as Escrow Agent pursuant hereto; provided that such were not incurred or suffered by the Escrow Agent as a result of bad faith or willful misconduct on the part of the Escrow Agent.

8.	Miscellaneous.

8.1.	Titles and Subtitles. The titles, subtitles and descriptive headings used in this Agreement are inserted for convenience only and do not affect in any way the meaning or interpretation of this Escrow Agreement.

8.2.	Further Assurances. Each of the Parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Escrow Agreement and the intentions of the Parties as reflected thereby.

8.3.	Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without regard to the conflict of law provisions thereof. Any dispute arising under or in relation to this Escrow Agreement shall be exclusively resolved in the competent court situated in Tel Aviv, Israel, and each of the Parties hereby submits irrevocably to the exclusive jurisdiction of such court.

8.4.	Successors and Assigns; Assignment. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. Subject to the provisions of Section 5 hereof, none of the rights, privileges, or obligations set forth in, arising under, or created by this Escrow Agreement may be assigned or transferred without the prior consent in writing of Cellect, the Company, and the Escrow Agent.

8.5.	Entire Agreement; Amendment and Waiver. This Escrow Agreement and the schedules hereto constitute the full and entire understanding and agreement between the Parties with regard to the subject matters hereof and thereof, and replaces any prior agreement pertaining to the subject matter hereof. Any term of this Escrow Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of Cellect, the Company and the Escrow Agent.

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8.6.	Notices, etc. All notices and other communications required or permitted hereunder to be given to a Party to this Escrow Agreement shall be in writing and shall be telecopied or mailed by registered mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to such party's address as set forth next to such Party’s signature or at such other address as the party shall have furnished to each other party in writing in accordance with this provision. Any notice sent in accordance with this Section 8.6 shall be effective (i) if mailed, seven (7) days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if sent via facsimile or electronic mail, upon transmission and electronic confirmation of transmission or (if transmitted on a non-business day) on the first business day following transmission and electronic confirmation of transmission.

8.7.	Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any Party upon any breach or default under this Escrow Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any Party of any breach or default under this Escrow Agreement, or any waiver on the part of any Party of any provisions or conditions of this Escrow Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Escrow Agreement or by law or otherwise afforded to any of the Parties, shall be cumulative and not alternative.

8.8.	Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

8.9.	Counterparts. This Escrow Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the Parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

[Signature Pages to Follow]

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IN WITNESS WHEREOF the parties have signed this Escrow Agreement as of the date first hereinabove set forth.

Cellect Biotechnology Ltd.

By:
Title:

EnCellX, Inc.

By:
Title:

Altshuler Shaham Trusts Ltd.

By:
Title:

[Signature Page to Escrow Agreement]

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Exhibit A

CVR Agreement

10

Exhibit B

Tax Ruling

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Exhibit C

Required Information

Contact Information:

Full Name of Beneficiary: __________________________________________

Address: ___________________________________

Address for Delivery of Share Certificate(s):___________________________________

______________________________________________

_______________________________________________

Email: ______________________________

Fax: ________________________________

Telephone #1: ________________________

Telephone #2: ________________________

ID/Passport No./R.N.: ______________________________

Place of Birth/ Place of Incorporation: _____________________________________

Date of Birth/ Date of Incorporation: _____________________________________

Re Individual:

Place of Residency: _____________________________________

In addition, are you a U.S citizen / resident? Yes / NO

Wire Instructions:

Name of Bank:___________________________

Account No. ______________________________ in my name

Branch: (Branch No______)

ABA No. ____________________________

Swift No. ____________________________

IBAN# _______________________________

Currency: USD / NIS / Other: ________

Tax Withholding Exemption from the ITA? Yes / NO/180

o	Please attach a copy of your identification card (if an Israeli citizen) / passport /certificate of incorporation (including with respect to the controlling shareholders and until reached to the ultimate beneficial owners)

o	Please attach a bank account ownership confirmation (which could be either an official letter from the bank or a scanned copy of a canceled check)

o	Please attach*:

o	For an individual: W-8BEN / W-9;

o	For a legal entity: W-9 / W-8BEN-E / W-8IMY / W-8EXP / W-8ECI

*such forms can be downloaded from www.irs.gov

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Exhibit D

IRREVOCABLE PROXY

I, the undersigned, Altshuler Shaham Trusts Ltd., hereby irrevocably appoint Mr. Aditya Mohanty as my proxy to participate and vote (or abstain) for me and on my behalf as he, at his sole discretion, shall deem appropriate, on all matters at all meetings of shareholders (whether ordinary, extraordinary or otherwise), of EnCellx, Inc. (the "Company") or otherwise to execute any resolution in writing in lieu of such meeting, on behalf of all the shares of the Company held by the undersigned.

In addition and without derogating from the generality of the foregoing, I hereby authorize and grant power of attorney to Mr. Aditya Mohanty to sign any document as aforesaid and any affidavit or approval and/or to make and execute any undertaking in my name and on my behalf if Mr. Aditya Mohanty shall, at his sole discretion, deem that the document, affidavit or approval is necessary or desirable for purposes of any placement of securities of the Company (including lock-up arrangements and undertakings), for purposes of a merger of the Company with another entity, whether the Company is the surviving entity or not, for purposes of any reorganization or recapitalization of the Company, for purposes of any purchase or sale of assets or shares of the Company or for any other purpose.

This Irrevocable Proxy shall be in force and effect for as long as the undersigned hold shares of the Company. The expiration of this Irrevocable Proxy shall in no manner effect the validity of any vote, document (as aforesaid), affidavit or approval which has been taken, signed or given as aforesaid prior to the expiration hereof and in accordance herewith.

IN WITNESS WHEREOF, I have executed this Irrevocable Proxy on the [__] day of [_________], 2021.

___________________________

Altshuler Shaham Trusts Ltd.

By: ___________________

Date: _________________

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Exhibit E

Fee Schedule

The fees for services pursuant to this Agreement are as follows:

Annual fee: USD []

Variable Fees

Sell/Release commission: []% per execution

Processing fee including wire transfer within the Israeli banking system:

In NIS: [] NIS

In USD: [] USD

]

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Annex K

Form of Representative Agreement

REPRESENTATIVE AGREEMENT

This Representative Agreement (“Agreement”) dated as of the [_____], 2021, is by and between Eyal Leibovitz (the “Representative”), EnCellX, Inc., a Delaware corporation (the “Company”) and Cellect Biotechnology, Ltd., an Israeli company (“Cellect”).

WHEREAS	Cellect, the Representative and Computershare Ltd. have entered into a Contingent Value Rights Agreement dated as of March 24, 2021, in the form attached hereto as Annex A (the “CVR Agreement”);

WHEREAS	Cellect and the Company, have entered into an Amended and Restated Share Transfer Agreement dated as of May 27, 2021, in the form attached hereto as Annex B (the “STA”)

WHEREAS	Cellect, the Company and Shai Yarkoni have entered into a Letter of Agreement dated as of March 24, 2021, in the form attached hereto as Annex C (the “Letter of Agreement”) and in order to verify payments thereunder, the parties have also entered into an Escrow Agreement with Altshuler Shaham Trusts Ltd., (“Altshuler”);

WHEREAS	under the terms of CVR Agreement, the Holders (as such term is defined in the CVR Agreement) appointed the Representative to be the exclusive representative, agent and attorney-in-fact of each Holder;

WHEREAS	under the terms of the Letter of Agreement, the Representative shall supervise payment in accordance with Section 7 of the Letter of Agreement; and

WHEREAS	the Representative is willing to perform the duties set forth in the CVR Agreement and in the Letter of Agreement.

NOW, THEREFORE, in consideration for their mutual promises, agreements, covenants and undertakings set forth herein, the parties hereby agree as follows:

1.	Payments; Expenses.

1.1	The Company shall pay the Representative consideration of [$4,500 plus applicable value added tax] per calendar quarter effective as of the Effective Date (as such term is defined in the CVR Agreement),and shall reimburse the Representative for all reasonable out-of-pocket expenses and amounts incurred by the Representative in connection with the performance of his obligations under this Agreement (the “Fee”).

1.2	The Fee shall be paid 30 days following the receipt by the Company, at the beginning of each calendar quarter, of a duly issued invoice from the Representative in relation to the preceding quarter. Each payment shall be effected in US Dollars (the “Payment Date”).

1.3	Any delay of 15 days or more, from the Payment Date, will entitle the Representative, without derogating from any other remedy he is entitled to, to terminate the Agreement with 48 hours prior written notice, and acceptable 3% interest per month of delay.

2.	The Representative’s Undertakings

The Representative undertakes to (i) act in accordance with its responsibilities and tasks under the CVR Agreement; (ii) ensure that the provisions of the STA are being fulfilled; and (iii) act in accordance with its responsibilities under Section 7 of the Letter of Agreement. Without derogating from such agreements, the representative shall verify and confirm:

(a)	at least on a monthly basis, that the Company complies with all of its payment and reporting obligations set forth in the CVR Agreement and the STA;

(b)	upon any payment obligation relating to the holders of Common Shares of Company, instruct Altshuler and verify payment by Cellect of any amounts due to Dr. Yarkoni.

3.	Indemnification

3.1	Company agrees to indemnify the Representative for, and hold the Representative harmless against, any loss, liability, damage, judgment, fine, penalty, tax liability, claim, demand, suit, settlement, cost or expense (including, without limitation, fees and out-of-pocket expenses of legal counsel), incurred without willful misconduct, bad faith or gross negligence on the part of the Representative (the occurrence of each as determined by a final, non-appealable judgment of a court of competent jurisdiction), for any action taken, suffered or omitted to be taken by the Representative in connection with the Representative’s exercise or performance of its duties hereunder. For the avoidance of doubt, the Representative shall not be deemed to act in willful misconduct, bad faith or gross negligence or in breach of this Agreement, the CVR Agreement and the Letter of Agreement if it acts in accordance with the written instructions received from the Company and/or Cellect and/or Mr. Aditya Mohanty, as applicable (to the extent provided for herein).

3.2	The representative shall not be bound to perform any action that will create a financial liability for him or which, in his opinion, will create a financial liability for him unless he is satisfied that the financial liability is fully covered (and in his absolute discretion).

3.3	The Company hereby further fully and irrevocably releases and forever discharges Cellect and the Representative and irrevocably waives any and all right, claim, demand or cause of action it may have, now or in the future, of whatsoever kind or nature and howsoever caused, whether known or unknown at the date hereof, against Cellect and the Representative, based upon, arising out of or otherwise as a result or in connection with acting in accordance with the provisions of, or any instructions provided pursuant to, this Agreement.

3.4	The provisions of this section 3 shall survive the expiration of the CVR Agreement, the termination of the Letter of Agreement and the termination of this Agreement, the payment of any distributions made pursuant to the CVR Agreement and the Letter of Agreement, and the resignation, replacement, or removal of the Representative hereunder.

4.	Term and Termination.

4.1	This Agreement shall be come into force as of the Effective Date, as such term is defined in the CVR Agreement, and contingent the consummation thereof.

4.2	The Representative may resign at any time by giving written notice thereof to the Company and Cellect specifying a date when such resignation shall take effect, which notice shall be sent at least 30 days prior to the date so specified (or, if earlier, the appointment of the successor Representative).

4.3	The Acting Holders (as such term is defined in the CVR Agreement), may remove the Representative or any successor Representative, all in accordance with the terms of the CVR Agreement.

4.4	Other than under the circumstances stipulated above, this Agreement shall be terminated and of no force or effect, and the parties hereto shall have no liability hereunder, upon the later of (i) the termination of the CVR Agreement; or (ii) the termination of the Letter of Agreement.

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5.	Confidentiality.

The parties represent and warrant that they will keep the terms and conditions of this Agreement confidential and will not disclose it or provide a copy of this Agreement or any part thereof to any third person, unless and to the extent required by applicable law or in connection with a due diligence inquiry.

6.	Miscellaneous.

6.1	Entire Agreement. This Agreement, together with the exhibits and schedules attached hereto, constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and terminate and replace any previous agreements and/or arrangements between the parties relating thereto.

6.2	Headings. Heading to clauses are for convenience only and do not affect the interpretation of this Agreement.

6.3	Further Assurances. Each party agrees to execute and deliver all such additional documents, instruments and assurances and to perform such additional acts as may be necessary or appropriate to effectuate and perform all of the terms and conditions of this Agreement.

6.4	Amendment; Waiver. This Agreement may not be modified, altered or amended except by written instrument duly executed by all of the parties in writing, and no action or failure to act on the part of any party hereto shall be construed as a modification or amendment to, or a waiver of, any of the provisions of this Agreement.

6.5	Successors and Assigns; Assignment. This Agreement shall be binding upon the parties and shall inure to their respective successors and assigns. No party shall assign its rights or obligations under this Agreement without the prior written consent of the other party hereto, which consent may be withheld at any party’s sole discretion.

6.6	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to the rules respecting conflict of law. The Parties hereby irrevocably submit to the jurisdiction of the courts of Tel-Aviv in respect of any dispute or matter arising out of or connected with this Agreement.

6.7	Notices. Any notice required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed given to such party under this Agreement on the earliest of the following: (a) the date of personal delivery; (b) the first business day following transmission by email, with confirmation of transmission; (c) or when actually received, if earlier.

6.8	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then the remainder of this Agreement shall remain in full force and effect and shall be interpreted as if such provision was so excluded and shall be enforceable in accordance with its terms; It is the intent of the parties that if any provision is held to be illegal, invalid or unenforceable, there will be added in lieu thereof a provision as similar in terms to such provision as is possible to make such provision legal, valid and enforceable.

6.9	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

[The remainder of this page was intentionally left blank]

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth above.

Representative

Eyal Leibovitz

EnCellX, Inc.

Name:

Cellect Biotechnology, Ltd.

Name:

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Annex L

Section 262 of DGCL

§ 262. Appraisal rights

Effective: July 16, 2020

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) Repealed by 82 Laws 2020, ch. 256, § 15.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

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(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

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(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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PART II
INFORMATION NOT REQUIRED IN PROXY STATEMENT/PROSPECTUS

Item 20—Indemnification and Officers

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification, which ours do:

●	financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be reasonably foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (a) no indictment was filed against such office holder as a result of such investigation or proceeding; and (b) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction; and

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

Under the Companies Law and the Israeli Securities Law 5728-1968, or the Israeli Securities Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder; and

●	a financial liability imposed on the office holder in favor of a third party.

Under our articles of association, we may insure an office holder against the aforementioned liabilities as well as the following liabilities:

●	a breach of duty of care to the company or to a third party;

●	any other action against which we are permitted by law to insure an office holder;

●	expenses incurred and/or paid by the office holder in connection with an administrative enforcement procedure under any applicable law including the Efficiency of Enforcement Procedures in the Securities Authority Law (legislation amendments), 5771-2011, or the Efficiency of Enforcement Procedures, and the Israeli Securities Law, which we refer to as an Administrative Enforcement Procedure, and including reasonable litigation expenses and attorney fees; and

●	a financial liability in favor or a victim of a felony pursuant to Section 52ND of the Israeli Securities Law.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

●	a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising solely out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine, civil fine, administrative fine or ransom or levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders. See “—Approval of Related Party Transactions under Israeli Law.”

Our articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Companies Law and the Israeli Securities Law, including expenses incurred and/or paid by the office holder in connection with an Administrative Enforcement Procedure.

We have entered into agreements with each of our directors and executive officers exculpating them, to the fullest extent permitted by law and our articles of association, and undertaking to indemnify them to the fullest extent permitted by law and our articles of association. This indemnification will be limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

The maximum indemnification amount will be limited to an amount which shall not exceed 25% of our net assets based on our most recently audited or reviewed financial statements prior to actual payment of the indemnification amount. Such maximum amount is in addition to any amount paid (if paid) under insurance and/or by a third-party pursuant to an indemnification arrangement.

In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

We have obtained directors’ and officers’ liability insurance for the benefit of our office holders and intend to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Companies Law.

Item 21—Exhibits

(a)	Exhibit Index

A list of exhibits filed with this registration statement on Form F-4 is set forth on the Index to Exhibits and is incorporated herein by reference.

(b)	Financial Statements

The financial statements filed with this registration statement on Form F-4 are set forth on the Financial Statement Index and are incorporated herein by reference.

Item 22—Undertakings

(a)	The undersigned registrant hereby undertakes as follows:

(b)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(c)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(e)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(f)	That, for the purpose of determining liability under the Securities Act of 1933, to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(g)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(h)	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a proxy statement/prospectus statement which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering proxy statement/prospectus statement will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(i)	The undersigned registrant hereby undertakes as follows: that every proxy statement/prospectus (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(j)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(k)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(l)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

E.

Exhibit No.	Exhibit Description
1.1	Form of Underwriting Agreement (included as Exhibit 1.1 to our Registration Statement on Form F-1/A as filed with the Securities and Exchange Commission on July 22, 2016, and incorporated herein by reference).

1.2	Form of Underwriting Agreement (incorporated by reference to Exhibit 1.1 of the Registration Statement on Form F-1/A filed with the Securities and exchange Commission on February 7, 2019).

2.1	Agreement and Plan of Merger and Reorganization, dated as of March 24, 2021, by and among Cellect Biotechnology Ltd., CellMSC, Inc. and Quoin Pharmaceuticals, Inc. (incorporated by reference to Exhibit 10.1 of the Form 6-K filed with the SEC on March 24, 2021).

2.2**	Amended and Restated Share Transfer Agreement, dated May 27, by and between Cellect Biotechnology Ltd. and EnCellX Inc.

2.3	Securities Purchase Agreement, dated as of March 24, 2021, by and among Cellect Biotechnology Ltd., Quoin Pharmaceuticals, Inc. and the investors named on the Schedule of Buyers attached thereto (incorporated by reference to Exhibit 10.4 of the Form 6-K filed with the SEC on March 24, 2021).

2.4	Securities Purchase Agreement, dated as of March 24, 2021, by and among Quoin Pharmaceuticals, Inc. and the investors listed on the Schedule of Buyers attached thereto (incorporated by reference to Exhibit 10.6 of the Form 6-K filed with the SEC on March 24, 2021).

2.5**	Letter of Agreement among Cellect Biotechnology Ltd, Dr. Shai Yarkoni and EnCellX, Inc.

2.6**	Form of Representative Agreement among Cellect Biotechnology Ltd, Eyal Leibovitz, as Representative, and EnCellX, Inc.

3.1	Articles of Association of Cellect Biotechnology Ltd. (unofficial English translation from Hebrew original) (included as Exhibit 3.1 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on July 7, 2016, and incorporated herein by reference).

3.2	Certificate of Name Change of Cellect Biotechnology Ltd. (unofficial English translation from Hebrew original) (included as Exhibit 3.2 to our Registration Statement on Form F-1/A as filed with the Securities and Exchange Commission on July 25, 2016, and incorporated herein by reference).

4.1	Form of Deposit Agreement between Cellect Biotechnology Ltd., The Bank of New York Mellon as Depositary, and owners and holders from time to time of ADSs issued thereunder (included as Exhibit 4.1 to our Registration Statement on Form F-1/A as filed with the Securities and Exchange Commission on July 26, 2016, and incorporated herein by reference).

4.2	Specimen American Depositary Receipt (included in Exhibit 2.1)

4.3	Form of Warrant Agent Agreement (included as Exhibit 4.3 to our Registration Statement on Form F-1/A as filed with the Securities and Exchange Commission on July 26, 2016, and incorporated herein by reference).

4.4	Form of Underwriters’ Warrant (included as Exhibit 4.4 to our Registration Statement on Form F-1/A as filed with the Securities and Exchange Commission on July 26, 2016, and incorporated herein by reference).

4.5	Form of Securities Purchase Agreement for the September 2017 Financing (included as Exhibit 10.1 to our Report on Form 6-K as filed with the Securities and Exchange Commission on September 8, 2017, and incorporated herein reference).

4.6	Form of Warrant for the September 2017 Financing (included as Exhibit 10.2 to our Report on Form 6-K as filed with the Securities and Exchange Commission on September 8, 2017, and incorporated herein reference).

4.7	Form of Securities Purchase Agreement for the January 2018 Financing (included as Exhibit 10.1 to our Report on Form 6-K as filed with the Securities and Exchange Commission on January 31, 2018, and incorporated herein reference).

4.8	Form of Warrant for the January 2018 Financing (included as Exhibit 10.2 to our Report on Form 6-K as filed with the Securities and Exchange Commission on January 31, 2018, and incorporated herein reference).

4.9	Form of Warrant Agent Agreement dated between Cellect Biotechnology Ltd. and Computershare Inc., as warrant agent, including the form of Warrant (incorporated by reference to Exhibit 4.6 of the Registration Statement on Form F-1 filed with the Securities and exchange Commission on February 7, 2019).

4.10	Form of Pre-Funded Warrant Agent Agreement between Cellect Biotechnology Ltd. and Computershare Inc., as warrant agent, including the form of Pre-funded Warrant (incorporated by reference to Exhibit 4.7 of the Registration Statement on Form F-1 filed with the Securities and exchange Commission on February 7, 2019).

4.11	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 of the Form 6-K filed with the SEC on January 10, 2020).

4.12	Placement Agent Agreement, dated January 7, 2020 (incorporated by reference to Exhibit 10.2 of the Form 6-K filed with the SEC on January 10, 2020).

4.13	Form of Warrant Exercise Agreement (incorporated by reference to Exhibit 10.1 of the Form 6-K filed with the SEC on May 12, 2020).

4.14*	Form of Contingent Value Rights Agreement, by and among Cellect Biotechnology, Ltd., Eyal Leibovitz in the capacity of Representative and Computershare, Inc. in the capacity of Rights Agent.

4.15	Registration Rights Agreement, dated as of March 24, 2021, by and between Cellect Biotechnology Ltd. and the investors listed on the Schedule of Buyers attached thereto (incorporated by reference to Exhibit 10.5 of the Form 6-K filed with the SEC on March 24, 2021).

4.16	Form of Primary Warrants for the Purchase Agreement (incorporated by reference to Exhibit B to Exhibit 10.4 to the Form 6-K filed with the SEC on March 24, 2021).

5.1*	Legal Opinion of Doran, Tikotzky, Kantor, Gutman, Nass, Amit Gross & Co.

8.1**	Legal Opinion of Dentons US LLP

8.2**	Legal Opinion of Royer Cooper Cohen Braunfeld LLC

10.1	Founders Agreement dated June 1, 2011 between Kasbian Nuriel Chirich, Dr. Shai Yarkoni, and Dr. Nadir Askenasy (included as Exhibit 10.1 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on July 7, 2016, and incorporated herein by reference).

10.2	Chairman of the Board Agreement dated April 30, 2013 between Cellect Biotechnology Ltd. and Kasbian Nuriel Chirich (unofficial English translation from Hebrew original) (included as Exhibit 10.2 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on July 7, 2016, and incorporated herein by reference).

10.3	Employment Agreement dated April 30, 2013 between Cellect Biotechnology Ltd. and Dr. Shai Yarkoni (unofficial English translation from Hebrew original) (included as Exhibit 10.3 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on July 7, 2016, and incorporated herein by reference).

10.4	Cellect Biotechnology Ltd. 2014 Global Incentive Option Scheme (included as Exhibit 10.6 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on July 7, 2016, and incorporated herein by reference).

10.5	Amended and Restated Compensation Policy (included as Exhibit A to Exhibit 99.1 of our Report on Form 6-K as filed with the Securities and Exchange Commission on May 24, 2018, and incorporated herein by reference).

10.6	Amendment to Dr. Shai Yarkoni Employment Agreement dated July 24, 2016 between Cellect Biotherapeutics Ltd. and Dr. Shai Yarkoni (unofficial English translation from Hebrew original) (included as Exhibit 10.8 to our Registration Statement on Form F-1/A as filed with the Securities and Exchange Commission on July 25, 2016, and incorporated herein by reference).

10.7	Amendment to Kasbian Nuriel Chirich Employment Agreement dated July 24, 2016 between Cellect Biotherapeutics Ltd. and Kasbian Nuriel Chirich (unofficial English translation from Hebrew original) (included as Exhibit 10.9 to our Registration Statement on Form F-1/A as filed with the Securities and Exchange Commission on July 25, 2016, and incorporated herein by reference).

10.8	Form Indemnification and Release Instrument (included as Exhibit B to Exhibit 99.1 of our Report on Form 6-K as filed with the Securities and Exchange Commission on May 24, 2018, and incorporated herein by reference).

21.1**	Subsidiaries of Registrant

23.1**	Consent of Brightman Almagor Zohar & Co., Certified Public Accountants (Isr.), a firm in the Deloitte Global Network

23.2**	Consent of Kost Forer Gabbay & Kasierer, Certified Public Accountants (Isr.), a member of Ernst & Young Global

23.3**	Consent of Friedman LLP, Certified Public Accountants

23.4*	Consent of Doran, Tikotzky, Kantor, Gutman, Nass, Amit Gross& Co. (included in Exhibit 5.1)

23.5**	Consent of Dentons US LLP (included in Exhibit 8.1)

23.6**	Consent of Royer Cooper Cohen Braunfeld LLC (included in Exhibit 8.2)

24.1**	Power of Attorney (included in original signature page)

99.1**	Consent of Cassel Salpeter & Co., LLC

101**	Information formatted in Extensible Business Reporting Language (XBRL): (i) Consolidated Statement of Financial Position, (ii) Consolidated Statements of Comprehensive Loss, (iii) Statements of Changes in Equity (iv) the Consolidated Statements of Cash Flows, and (iv) Notes to Consolidated Financial Statements.

*  Filed herewith

** Previously filed

SIGNATURES

SIGNATURE OF REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kfar Saba, State of Israel, on August 10, 2021.

CELLECT BIOTECHNOLOGY LTD.

By:	/s/ Dr. Shai Yarkoni
Dr. Shai Yarkoni
Chief Executive Officer

Date: August 10, 2021

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature/Name	Title	Date

/s/ Shai Yarkoni Shai Yarkoni	Director and Chief Executive Officer (Principal Executive Officer)	August 10, 2021

* Eyal Leibovitz	Chief Financial Officer (Principal Financial and Accounting Officer)	August 10, 2021

* Abraham Nahmias	Chairman of the Board of Directors	August 10, 2021

* David Braun	Director	August 10, 2021

* Ronit Biran	Director	August 10, 2021

* Yali Sheffi	Director	August 10, 2021

*By:	/s/ Shai Yarkoni
Name: Shai Yarkoni Title: Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Cellect Biotechnology Ltd. has signed this registration statement in the city of Newark, the State of Delaware, August 10, 2021.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Authorized Representative